Form 10-K, Exhibit 13
PNC BANK CORP
filed 1994-03-17
CIK 713676

                                                                      EXHIBIT 13
Index to Financial Information                                                23

CORPORATE FINANCIAL REVIEW
1993 VERSUS 1992

24  Overview
24  Mergers and Acquisitions
25  Income Statement Review
27  Line of Business Results
30  Balance Sheet Review
31  Risk Management
37  Capital
38 Management's Report on the Financial Reporting Internal Control Structure 38 Report of Ernst & Young, Independent Auditors

CONSOLIDATED FINANCIAL STATEMENTS

39  Consolidated Balance Sheet
40  Consolidated Statement of Income
41  Consolidated Statement of Changes in Shareholders' Equity
42  Consolidated Statement of Cash Flows

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

43  Accounting Policies
45  Merger Agreement
45  Sears Mortgage Acquisition
46  Other Acquisitions and Divestitures
46  Cash Flows
47  Securities
48  Loans
48  Nonperforming Assets
49  Allowance for Credit Losses
49 Financial Instruments with Off-Balance-Sheet Risk and Concentrations of Credit Risk
51  Premises, Equipment and Leasehold Improvements
51  Mortgage Banking
51  Repurchase Agreements
52  Notes and Debentures
52  Shareholders' Equity
53  Employee Benefit Plans
55  Stock Option Plans
55  Income Taxes
56  Regulatory Matters
57  Litigation
57  Parent Company Financial Statements
59  Unused Lines of Credit
59  Fair Value of Financial Instruments

STATISTICAL INFORMATION

61  Selected Consolidated Financial Data
62  Selected Quarterly Financial Data
63  Analysis of Year-to-Year Changes in Net Interest Income
64  Average Consolidated Balance Sheet and Net Interest Analysis
66  Securities
68  Loan Portfolio
69  Nonperforming Assets
69  Past Due Loans
70  Allowance for Credit Losses
71  Maturity of Time Deposits of $100,000 or more
72  Borrowed Funds
72  Taxable-Equivalent Adjustment

MANAGEMENT'S DISCUSSION AND ANALYSIS
1992 VERSUS 1991

73  Mergers and Acquisitions
73  Common Stock Split
73  Income Statement Review
74  Balance Sheet Review

24                                   CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992


The Corporate Financial Review should be read in conjunction with the PNC Bank Corp. and subsidiaries ("Corporation") Consolidated Financial Statements beginning on page 39, the Statistical Information beginning on page 61 and Management's Discussion and Analysis beginning on page 73.

OVERVIEW

In 1993, the Corporation's strategic focus was on refining the line-of-business organizational structure; strategic growth through acquisitions and continued investment in targeted businesses; managing the revenue and expense relationship associated with the Corporation's mature businesses; and marketing the Corporation under a new unified identity with an emphasis on customer satisfaction.
    The economy experienced strong growth during the fourth quarter of 1993, following moderate growth for the first nine months. One of the lowest inflation levels in nearly two decades was experienced in 1993 and contributed to continued low short-term interest rates and a decline in long-term interest rates.
    Even though the economy did not gain significant momentum until the fourth quarter, the Corporation's financial performance continued to improve. Net interest income and noninterest income were higher, favorable asset quality trends continued and noninterest expenses remained relatively flat.
    Net income for 1993 was $725.9 million or $3.04 per fully diluted common share, compared with $426.9 million or $1.89 per share in 1992. Return on assets and return on common shareholders' equity were 1.44 percent and 18.40 percent, respectively, in 1993. The corresponding 1992 returns were .95 percent and 12.47 percent, respectively.
    Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," and changed its accounting method for certain intangible assets. Such assets are comprised primarily of purchased mortgage servicing rights. The cumulative effect of these changes reduced net income by $9.0 million and $10.4 million, respectively.
    The results for 1992 include the cumulative effect of adopting SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which reduced net income by $102.5 million.
    Income before the cumulative effect of the changes in accounting principles was $745.3 million, or $3.13 per share in 1993 compared with $529.4 million, or $2.34 per share in 1992. Return on assets and return on common shareholders' equity before the accounting changes were 1.48 percent and 18.89 percent, respectively, in 1993 compared with 1.18 percent and 15.03 percent in 1992.
    Management expects improved economic conditions in 1994 characterized by a modest increase in short- term interest rates and loan demand. Should economic conditions deteriorate or differ from management's expectations, the Corporation's financial performance may be adversely impacted.

MERGERS AND ACQUISITIONS

The Corporation continues to evaluate acquisition opportunities where management believes strategic growth potential exists. Key elements of the Corporation's acquisition process include a dedicated staff for evaluating and directing acquisitions, special management teams comprised of line-of-business managers to plan and execute due diligence activities and approval by a committee of senior executive officers, as well as the board of directors.
    Various valuation and financial models are used to assess the impact of potential acquisitions. These models are utilized in structuring the transactions and in planning for post-merger market, operational and financial integration. The post-merger plan includes actions to preserve or enhance the underlying economics of the transaction and is refined as new information becomes available. Subsequent to consummation, post-merger integration is monitored to determine if objectives, both qualitative and quantitative, are being achieved.
    On November 30, 1993, the Corporation consummated its acquisition of the Sears Mortgage Banking Group

CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992                                   25


("Sears Mortgage"), which consisted of Sears Mortgage Corporation, Sears Mortgage Securities Corporation and Sears Savings Bank. The purchase price was $328 million in cash and is subject to certain post-closing adjustments. Upon consummation, Sears Savings Bank was converted to a national banking association and renamed PNC Mortgage Bank, National Association ("PNC Mortgage"), and the other acquired entities became wholly-owned subsidiaries of PNC Mortgage.
    With this acquisition, the Corporation added consumer assets of $7.6 billion; a mortgage servicing portfolio approximating $27 billion, including $21 billion serviced for others; and a national residential mortgage production network consisting of 117 locations in 33 states. This acquisition will increase net interest income, noninterest income and the ratio of fee income to total revenue in 1994. The overhead ratio will increase due to higher relative operating expenses in the mortgage banking business. The net interest margin will narrow further in 1994 due to the full period impact of the acquisition and the maturity structure of the liabilities assumed relative to the assets acquired.
    During 1993, the Corporation also acquired The Massachusetts Company, Boston, Massachusetts and Gateway Fed Corporation, Cincinnati, Ohio for cash. The aggregate purchase price was $107 million and the combined assets of these companies totaled $1.4 billion at closing.
    On January 21, 1994, the Corporation consummated the acquisition of United Federal Bancorp, Inc. ("United"), State College, Pennsylvania for $156 million in cash. United's assets totaled $900 million at closing.
    In addition, the Corporation has a pending agreement to acquire First Eastern Corp. ("First Eastern"), Wilkes-Barre, Pennsylvania, which had total assets of $2.0 billion at December 31, 1993. The transaction has an indicated value of approximately $330 million and is subject to the approval of certain regulatory agencies and First Eastern's shareholders. Closing is currently anticipated in the second quarter of 1994.

INCOME STATEMENT REVIEW

INCOME STATEMENT HIGHLIGHTS
- -------------------------------------------------------------------------------------------------
                                                                                Change
Year ended December 31                                              -----------------------------
In millions                                   1993         1992      Amount               Percent
- -------------------------------------------------------------------------------------------------
Net interest income-
 taxable-equivalent
 basis                                      $1,869      $1,700       $  169                   9.9%
Provision for
 credit losses                                 204         324         (120)                (37.0)
Noninterest income                             945         887           58                   6.5
Noninterest expenses                         1,454       1,442           12                    .8
Income before cumulative
 effect of changes in
 accounting principles                         745         529          216                  40.8
Net income                                     726         427          299                  70.0
- -------------------------------------------------------------------------------------------------

NET INTEREST INCOME AND NET INTEREST MARGIN Net interest income is interest income, dividends and fees on earning assets, less interest expense incurred for funding sources used to support such assets. Earning assets primarily include loans and securities. Sources used to fund such assets include deposits, borrowed funds and capital. Net interest margin is net interest income on a fully taxable-equivalent basis as a percentage of average earning assets.
    On a fully taxable-equivalent basis, net interest income for 1993 increased $168.5 million, or 9.9 percent due to an increase in average earning assets.

VOLUME/RATE ANALYSIS
- -------------------------------------------------------------------------------
1993 versus 1992                             Increase/(Decrease)
                                             Due To Changes In:
                                       -------------------------------
In millions                            Volume      Rate    Rate/Volume    Total
- -------------------------------------------------------------------------------
Interest income                        $398     $(371)       $(48)      $  (21)
Interest expense                        184      (332)        (41)        (189)
Net interest income                     207       (34)         (4)         169
- -------------------------------------------------------------------------------

    The net interest margin narrowed during the year due to the reduced benefit of noninterest-bearing funds in the lower interest rate environment; the sale of higher coupon mortgage-backed securities to reduce prepayment risk; the issuance of longer-term liabilities to provide stability to funding costs; and the impact of the Sears Mortgage acquisition. Partially offsetting these factors was the impact of interest rate swaps, which were used to reduce exposure to changes in interest rates.

26                                   CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992


NET INTEREST MARGIN COMPARISON
- ---------------------------------------------------------------------------
Year ended December 31
Taxable-equivalent basis                                1993           1992
- ---------------------------------------------------------------------------
Book-basis yield on earning assets                      6.51%          7.46%
Effect of loan fees                                      .14            .16
Taxable-equivalent adjustment                            .08            .10
- ---------------------------------------------------------------------------
  Taxable-equivalent yield on earning assets            6.73           7.72
Rate on interest-bearing liabilities                    3.81           4.63
- ---------------------------------------------------------------------------
  Interest rate spread                                  2.92           3.09
Net benefit of interest rate swaps                       .43            .23
Net benefit of noninterest-bearing funds                 .60            .71
- ---------------------------------------------------------------------------
   Net interest margin                                  3.95%          4.03%
- ---------------------------------------------------------------------------

PROVISION FOR CREDIT LOSSES The provision for credit losses for 1993 was $203.9 million compared with $323.5 million in 1992. Continued improvement in economic conditions combined with management's ongoing efforts to improve asset quality resulted in lower nonperforming asset and charge-off levels, and a higher reserve coverage of nonperforming loans. The continued improvement in asset quality experienced over the past several years is expected to result in a lower provision in 1994.

NONINTEREST INCOME Excluding net securities gains, total noninterest income increased $64.3 million or 9.3 percent to $757.6 million in 1993. Net securities gains totaled $187.7 million in 1993 compared with $193.5 million in 1992.
   New business derived from strong investment performance and new product initiatives accounted for the increase in trust revenue. In 1992, gross revenue from an index-oriented investment advisory company was reported as trust income. In 1993, a portion of that company was sold and the Corporation's remaining share of the entity's net income is included in the other noninterest income category. Excluding the impact of this sale, trust revenue increased 7.9 percent. Trust assets totaled $114 billion at December 31, 1993 compared with $101 billion a year ago. The Corporation exercised discretionary investment authority over $33 billion of trust assets at December 31, 1993 compared with $31 billion a year ago.
   Mutual fund accounting and administrative services fees increased $12.6 million or 26.6 percent to $60.0 million in 1993 as a result of new business. This increase was partially offset by a decline in advisory fees derived from the level of managed money market mutual fund assets. Various administrative services are provided for mutual funds which totaled $79 billion at December 31, 1993, including $24 billion over which the Corporation exercised discretionary investment authority. The comparable December 31, 1992 amounts were $69 billion and $27 billion, respectively.
   Acquisitions, increased transaction volume related to new business and a change in fee structures accounted for the growth in deposit account and corporate services revenue. The Sears Mortgage acquisition accounted for the increase in loan servicing revenue.
   Within other services revenue, mortgage origination, brokerage and loan syndication fees increased $8.6 million, $7.3 million and $6.0 million, respectively. The Sears Mortgage acquisition accounted for 55 percent of the increase in mortgage origination fees.

NONINTEREST EXPENSES Staff expense increased 2.5 percent to $685.4 million. Higher compensation expense resulted from adding employees in targeted businesses, completing acquisitions, and merit pay increases. Despite the significant employee additions related to acquisitions and targeted businesses, average full-time equivalent employees only increased 4.8 percent in the comparison to 18,000. This amount includes the one-month impact of the Sears Mortgage acquisition, which was consummated on November 30, 1993 and added approximately 3,300 employees.
   The decline in employee benefits expense was primarily due to lower postretirement costs resulting from plan amendments. Pension and incentive savings plan costs were also lower. Pension expense is expected to significantly increase in 1994 due to a change in the discount rate used to compute the benefit obligation.

CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992                                   27



NONINTEREST INCOME
- ---------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                                                                        Change
                                                                                                      ---------------------
In thousands                                                               1993           1992        Amount        Percent
- ---------------------------------------------------------------------------------------------------------------------------
Investment management and trust
   Trust                                                              $ 184,286      $ 174,161      $ 10,125           5.8%
   Mutual funds                                                          89,563         85,952         3,611           4.2
- ------------------------------------------------------------------------------------------------------------
 Total investment management and trust                                  273,849        260,113        13,736           5.3
- ------------------------------------------------------------------------------------------------------------
Service charges, fees and commissions
   Deposit account and corporate services                               156,468        145,601        10,867           7.5
   Credit card and merchant services                                     55,529         54,887           642           1.2
   Letters of credit and acceptances                                     29,477         29,686          (209)          (.7)
   Loan servicing                                                        41,284         30,409        10,875          35.8
   Other services                                                       120,255         99,976        20,279          20.3
- ------------------------------------------------------------------------------------------------------------
   Total service charges, fees and commissions                          403,013        360,559        42,454          11.8
- ------------------------------------------------------------------------------------------------------------
Trading account profits                                                   6,785          1,717         5,068            NM
Net securities gains                                                    187,694        193,503        (5,809)         (3.0)
Other                                                                    73,908         70,884         3,024           4.3
- ------------------------------------------------------------------------------------------------------------
   Total                                                              $ 945,249      $ 886,776      $ 58,473           6.6%
- ---------------------------------------------------------------------------------------------------------------------------
NM-Not meaningful

   Acquisitions accounted for half of the increase in net occupancy and equipment expenses. The remainder of the increase was attributable to the full year impact of the consolidation of three data centers into a newly-constructed data processing and telecommunications center and the opening of full-service regional banking centers.
   Other noninterest expense declined 5.6 percent in the comparison to $473.5 million. A decline of $76.6 million in net foreclosed asset expense was partially offset by an increase in expenses related to acquisitions and the amortization of purchased mortgage servicing rights resulting from higher prepayment experience.

NONINTEREST EXPENSES
- ------------------------------------------------------------------------------
Year ended December 31                                            Change
                                                              ----------------
In thousands                        1993         1992         Amount   Percent
- ------------------------------------------------------------------------------
Compensation                  $  582,181   $  541,304       $ 40,877     7.6%
Employee benefits                103,207      127,099        (23,892)  (18.8)
- --------------------------------------------------------------------
   Total staff expense           685,388      668,403         16,985     2.5
Net occupancy                    115,354      104,407         10,947    10.5
Equipment                        113,954      102,153         11,801    11.6
Federal deposit insurance         65,488       65,629           (141)    (.2)
Other                            473,542      501,823        (28,281)   (5.6)
- --------------------------------------------------------------------
   Total                      $1,453,726   $1,442,415       $ 11,311      .8%
- ----------------------------------------------------------------------------

Line of Business Results

The management accounting process uses various methods of balance sheet and income statement allocations, transfers and assignments to evaluate the performance of various business units. Unlike financial accounting, there is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles. The following information is based on management accounting practices which conform to and support the management structure of the Corporation and is not necessarily comparable with similar information for any other financial institution. Designations, assignments, and allocations may change from time to time as management accounting systems are enhanced or product lines change. During 1993, certain methodologies were changed and, accordingly, results for 1992 are presented on a consistent basis.
   For management reporting purposes, the Corporation has designated four distinct lines of business: Corporate Banking, Retail Banking, Investment Management and Trust, and Investment Banking. Within these lines of business, management categorizes its businesses based on their mature or growth nature. The growth or targeted businesses include Cash Management, Mortgage Banking, Mutual

28                                  CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992



LINE OF BUSINESS RESULTS
- ------------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                                                                            Return on
                                    Earnings        Average Assets      Profit Margin          Overhead       Assigned Equity
                                 --------------     --------------      -------------       --------------    ----------------
Dollars in millions              1993      1992      1993      1992     1993      1992      1993      1992      1993      1992
- ------------------------------------------------------------------------------------------------------------------------------
Corporate Banking                $290      $162   $12,886   $12,646       42%       23%       34%       43%       17%        9%
Retail Banking                    311       262    27,489    24,959       22        21        63        62        21        20
Investment Management and Trust    69        69       480       389       23        24        64        63        53        58
Investment Banking                208       190     8,880     6,201       55        56        16        16        64        82
- -----------------------------------------------
 Total Lines of Business          878       683
Cumulative effect of
 accounting changes               (19)     (102)
Unallocated provision             (96)      (55)
Unallocated expenses              (37)      (99)
- -----------------------------------------------
 Total                           $726      $427
- ------------------------------------------------------------------------------------------------------------------------------

Funds and Securities Brokerage and Underwriting. Management believes these targeted businesses have attractive growth potential and continues to make significant investments in them. For the more mature business units, such as Corporate Banking and Consumer Banking, the emphasis is on managing the revenue and expense relationship to enhance profitability.
     The financial results presented in this section reflect each of these lines of business as if they operated on a stand-alone basis. Securities and borrowings have been assigned to the lines of business based on their net asset or liability position. The remaining securities and borrowings emanating from management of the Corporation's overall asset/liability position are included in Portfolio Management.
     Net income contributed by the lines of business totaled $878.0 million in 1993 compared with $683.1 million in 1992. These results exceeded reported consolidated net income by $152.2 million and $256.1 million, respectively, due to the cumulative effect of changes in accounting principles, the provision for credit losses in excess of specific reserve allocations and certain unassigned corporate expenses.
     Profit margin represents after-tax earnings expressed as a percentage of revenues. Revenues include net interest income on a fully-taxable equivalent basis and noninterest income. The overhead ratio is the percentage of noninterest expenses to revenues.
     Capital is assigned to each business unit based on management's assessment of inherent risk. Equity levels at independent companies that provide products and services similar to those provided by the respective business unit are also considered. Capital assignments are not equivalent to risk-based capital guidelines.

CORPORATE BANKING Corporate Banking provides financing, liquidity and cash management, and financial services to businesses and government entities. Corporate Banking includes: Large Corporate--customers having annual sales of more than $250 million; and Middle Market--annual sales of $5 to $250 million, including customers in certain specialized industries such as real estate, communications, healthcare, natural resources and leasing.
     Average loan growth during 1993 was modest. However, lending activity increased substantially during the fourth

CORPORATE BANKING
- ---------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                                                                          Return on
                                            Earnings            Profit Margin            Overhead            Assigned Equity
                                        ---------------        ---------------       ----------------       ----------------
Dollars in millions                     1993       1992        1993       1992       1993        1992       1993       1992
- ---------------------------------------------------------------------------------------------------------------------------
Large Corporate                        $  67       $ 61          47%        44%        38%         33%        19%        19%
Middle Market                            223        101          40         18         33          46         16          7
- -------------------------------------------------------
 Total                                 $ 290       $162          42         23         34          43         17          9
- ---------------------------------------------------------------------------------------------------------------------------

CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992                                   29


RETAIL BANKING
- ----------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                                                                          Return on
                                            Earnings            Profit Margin            Overhead            Assigned Equity
                                        ---------------        ---------------       ----------------       ----------------
Dollars in millions                     1993       1992        1993       1992       1993        1992       1993       1992
- ----------------------------------------------------------------------------------------------------------------------------
Consumer Banking                       $ 277       $215          22%        19%        62%         64%        22%        18%
Mortgage Banking                          34         47          20         34         70          46         18         33
- -------------------------------------------------------
 Total                                 $ 311       $262          22         21         63          62         21         20
- ----------------------------------------------------------------------------------------------------------------------------

quarter as a result of stronger economic growth. The increase in year-end outstandings was primarily in money market and short-term working capital loans that are typically repaid shortly after year end.
    During 1993, Corporate Banking benefited from a reduced provision for credit losses, lower collection costs related to problem assets and increased revenue from non-credit activities. Operating expenses did not increase from the prior year.
    Approximately 50 percent of the increase in Middle Market earnings was derived from real estate. This increase resulted from a reduction in the provision for credit losses, lower net foreclosed asset costs and higher gains on the disposition of real estate assets. Further reductions of nonperforming real estate assets are expected in 1994 which may require a reduction in overall reserve levels associated with problem real estate assets.
    The cash management business continued to grow as investments in technology provided for expanded electronic processing capabilities and enhanced customer service.

RETAIL BANKING Retail Banking provides lending, deposit, investment, payment systems access, and other financial services to consumers and small businesses. Retail Banking includes: Consumer Banking--all lending and deposit gathering services provided to individuals and small businesses; and Mortgage Banking--residential mortgage loans held in portfolio, and loan origination, acquisition and servicing activities.
    Increased loans and deposits contributed to higher earnings in 1993. The benefit provided to Consumer Banking for relatively low cost deposits also increased in the comparison. Consumer Banking's average loans increased by 6 percent during 1993, primarily due to acquisitions completed in the second half of 1992.
    Asset quality improvement led to a decline in the provision for credit losses. Operating expenses increased in 1993 due to acquisitions and system conversion costs related to enhancing and standardizing the retail distribution systems throughout the Corporation's markets.
    The decline in Mortgage Banking's earnings resulted from lower yields on loans and higher amortization of purchased mortgage servicing rights resulting from loan prepayments. Nonrecurring gains realized from sales of mortgages in 1992 also negatively impacted the comparison. These adverse impacts were partially offset by an increase in average loan outstandings.
    The acquisition of Sears Mortgage significantly changes the magnitude and characteristics of this business unit. Mortgage originations were $2.5 billion in 1993. On a combined basis, mortgage originations for 1993 would have been $13 billion. At December 31, 1993, the mortgage servicing portfolio totaled $36 billion, including $27 billion serviced for others.

INVESTMENT MANAGEMENT & TRUST
- ----------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                                                                          Return on
                                            Earnings            Profit Margin            Overhead            Assigned Equity
                                        ---------------        ---------------       ----------------       ----------------
Dollars in millions                     1993       1992        1993       1992       1993        1992       1993       1992
- ----------------------------------------------------------------------------------------------------------------------------
Trust                                   $ 45       $ 41          22%        22%        66%         67%        52%        52%
Mutual Funds                              24         28          25         30         61          54         54         71
- -------------------------------------------------------
 Total                                  $ 69       $ 69          23         24         64          63         53         58
- ----------------------------------------------------------------------------------------------------------------------------

30                                   CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992

INVESTMENT BANKING
- ---------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                                                                          Return on
                                            Earnings            Profit Margin            Overhead            Assigned Equity
                                        ---------------        ---------------       ----------------       ----------------
Dollars in Millions                     1993       1992        1993       1992       1993        1992       1993       1992
- ---------------------------------------------------------------------------------------------------------------------------
Portfolio Management                   $ 176       $169          60%        60%         7%         10%        69%        96%
Brokerage and Underwriting                32         21          37         35         43          47         48         37
- -------------------------------------------------------
 TOTAL                                 $ 208       $190          55         56         16          16         64         82
- ---------------------------------------------------------------------------------------------------------------------------

INVESTMENT MANAGEMENT AND TRUST INVESTMENT Management and Trust ("IM&T") provides investment advice, asset management, and administrative and custodial services to individuals, institutions and mutual funds. IM&T includes:
Trust--investment management and fiduciary services provided to individuals and non-profit institutions, pension and employee benefit plans, and corporations and Mutual Funds--products and services in support of mutual funds for other banks, brokerage houses, insurance companies and mutual fund complexes, including the PNC Family of Funds.
    Trust earnings increased 9.8 percent in the year-to-year comparison as a result of new business driven by strong investment performance and new product initiatives.
    Mutual Funds earnings declined by $4 million in 1993. Increased revenues from higher levels of accounting and administrative services were offset by a decline in advisory fees as the level of managed money market mutual fund assets declined year to year. Management also continued to invest heavily in this targeted business.

INVESTMENT BANKING Investment Banking includes the asset/liability management function, as well as underwriting, brokerage and direct investment services. Investment Banking includes: Portfolio Management--management of on- and off-balance sheet positions; and Brokerage and Underwriting--equity investments, corporate and public finance and brokerage services.
    Portfolio Management's earnings include the impact of securities gains and the interest rate spread on the securities portfolio not assigned to other lines of business. Net securities gains were $188 million in 1993 and $194 million in 1992. During the last two years, gains have been significantly higher than historical averages as certain mortgage-backed securities were sold in the higher prepayment environment. The year-to-year comparison benefited from higher asset levels resulting from leveraging the Corporation's capital position and a 24 percent reduction in operating expenses due to the continued centralization of the asset/liability management function.
    Fees from Brokerage and Underwriting increased 27 percent over the prior year. This increase was offset by additional expenses for personnel and marketing costs related to product distribution initiatives, as management continued to aggressively invest in this targeted business.
    Earnings for 1993 from the Corporation's private equity investment activities increased to $21 million compared with $9 million in 1992. At December 31, 1993, the private equity investment portfolio totaled $160 million.

BALANCE SHEET REVIEW

Total assets increased approximately $10.7 billion in the year-to-year comparison primarily as a result of acquisitions.
    During 1993, proceeds from sales, maturities and prepayments of securities were reinvested in shorter-term securities which management believes are less susceptible to prepayment risk. As a result, the weighted-average expected maturity of all securities was reduced to two years and 10 months at December 31, 1993 compared with three years and three months at December 31, 1992. In a rising interest rate environment, management currently does not anticipate that the expected maturity will increase significantly.

CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992                                  31


BALANCE SHEET HIGHLIGHTS
- -----------------------------------------------------------------------------
December 31                                                      Change
                                                           ------------------
In millions                             1993       1992      Amount   Percent
- -----------------------------------------------------------------------------
Assets
  Loans held for sale                $ 1,392    $   220    $  1,172     532.7%
  Securities
    available for sale                11,388      7,414       3,974      53.6
  Investment securities               11,672     13,327      (1,655)    (12.4)
  Loans, net of
    unearned income                   33,308     25,817       7,491      29.0
  Other                                4,320      4,602        (282)     (6.1)
- --------------------------------------------------------------------
    Total Assets                     $62,080    $51,380    $ 10,700      20.8%
Liabilities
  Deposits                           $33,115    $29,470    $  3,645      12.4%
  Borrowed funds                      11,662     11,811        (149)     (1.3)
  Notes and debentures                 9,585      4,297       5,288     123.1
  Other                                3,393      2,056       1,337      65.0
- -------------------------------------------------------------------
    Total liabilities                 57,755     47,634      10,121      21.2
Shareholders' Equity                   4,325      3,746         579      15.5
- -------------------------------------------------------------------
    Total liabilities and
    shareholders' equity             $62,080    $51,380    $ 10,700      20.8%
- -----------------------------------------------------------------------------

     Effective December 31, 1993, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As a result, $7.2 billion of investment securities were reclassified as available for sale. SFAS No. 115 requires that the after-tax net unrealized gain or loss on securities available for sale be reflected in shareholders' equity. At December 31, 1993, such net unrealized gains totaled $88 million.
     Deposits increased primarily as a result of acquisitions. Notes and debentures were higher in the comparison reflecting the Corporation's increased use of bank notes.

RISK MANAGEMENT

In the normal course of business, the Corporation is subject to credit, interest rate and liquidity risk. The Corporation's objective is to maximize profitability while maintaining acceptable levels of risk.
     Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from extending credit to customers as well as entering into certain financial instrument transactions.
     Interest rate risk represents the impact of repricing frequencies for assets, liabilities and off-balance-sheet positions. This risk includes prepayment risk associated with certain assets (e.g., mortgage-backed securities and consumer loans) and withdrawal characteristics of certain funding sources (e.g., demand, money market and savings deposits). Prepayment risk is defined as the receipt of assets in advance of expected repayments. Liquidity risk represents the inability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, as well as the demands of depositors and debtholders.

CREDIT RISK MANAGEMENT AND ADMINISTRATION CREDIT risk is inherent in the lending business. The Corporation seeks to manage credit risk through diversification, utilizing exposure limits to any single industry or customer, requiring collateral and selling participations to third parties. A certain amount of diversification occurs as a result of the distinct customer segments served by the Corporate Banking and Retail Banking lines of business.
     Credit Administration, which includes credit policy, loan review and loan workout, manages and monitors credit risk by promulgating and enforcing uniform credit polices and exercising centralized oversight, review and approval procedures. Credit Policy, at the direction of the board of directors, establishes uniform underwriting standards that set forth the criteria that must be met in extending credit.
     To assist in the consistent application of underwriting standards, credit officers work with lending officers in

32                                 CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992

LOANS
- -------------------------------------------------------------------------------------------------------------
December 31                                          1993                                1992
                                            ---------------------------     ---------------------------------
                                                             Unfunded                        Unfunded
In millions                                 Outstandings    Commitments     Outstandings    Commitments
- -------------------------------------------------------------------------------------------------------------
Commercial
  Manufacturing                                   $ 2,765      $  4,351          $ 2,757       $  3,784
  Retail/Wholesale                                  1,789         1,570            1,668          1,362
  Services                                          1,586         1,599            1,406            877
  Financial services                                  872         1,666              523          1,270
  Communications                                    1,337           732            1,274            771
  Real estate related                                 557           177              538            125
  Investment/Holding Co.                              454           264              671            635
  Other                                             3,103         3,089            2,148          2,272
- -------------------------------------------------------------------------------------------------------------
    Total commercial                               12,463        13,448           10,985         11,096
- -------------------------------------------------------------------------------------------------------------
Consumer
  Automobile                                        2,428                          2,282
  Home equity                                       2,238         1,360            1,926          1,044
  Student                                           1,103            27              990             18
  Credit card                                         725         3,065              727          2,763
  Other                                             2,031           214            2,025            242
- -------------------------------------------------------------------------------------------------------------
    Total consumer                                  8,525         4,666            7,950          4,067
- -------------------------------------------------------------------------------------------------------------
Real estate mortgage
  Residential                                       8,036         1,521            3,235            150
  Commercial                                          905             6              879              5
- -------------------------------------------------------------------------------------------------------------
    Total real estate mortgage                      8,941         1,527            4,114            155
- -------------------------------------------------------------------------------------------------------------
Real estate project
  Residential construction and development             70            72               68             57
  Commercial construction and development             280           221              277            195
  Medium-term financings
    Standing                                          875           142              883            124
    Other                                             505            68              727            106
- -------------------------------------------------------------------------------------------------------------
     Total real estate project                      1,730           503            1,955            482
- -------------------------------------------------------------------------------------------------------------
Other                                               1,871           400            1,105            556
Unearned income                                      (222)                          (292)
- -------------------------------------------------------------------------------------------------------------
  Total, net of unearned income                   $33,308      $ 20,544          $25,817       $ 16,356
- -------------------------------------------------------------------------------------------------------------

evaluating the creditworthiness of borrowers and structuring transactions. Credit decisions are made at the specific affiliate or market level. However, credit requests that are above certain limits or that involve exceptions to credit policies require additional corporate approvals.
    The Corporation uses a lender-initiated system of rating credits to provide timely credit quality information to management. Lenders assign risk ratings at inception with periodic updates thereafter. Loan review performs periodic reviews to determine adherence with credit policies, the propriety of risk ratings assigned to individual credits and the effectiveness of the credit management process. Adversely rated credits are included on a watchlist and reviewed monthly.
    Total commercial outstandings and unfunded commitments increased $3.8 billion to $25.9 billion at December 31, 1993, reflecting the higher level of lending activity during the fourth quarter which resulted primarily from stronger economic growth. The increase in year-end outstandings was primarily in money market and short-term working capital loans that are typically repaid shortly after year-end.

CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992                                 33


     Total consumer outstandings increased $575 million and residential mortgages increased $4.8 billion as a result of the Sears Mortgage acquisition.
     Residential construction and development loans rely upon unit sales of residential properties as the primary source of repayment. Medium-term financings have remaining terms up to five years. This category includes completed construction projects which are in the leasing phase, and tenant-occupied commercial and residential real estate which are dependent upon sale or permanent take-out for ultimate repayment of the loan. Medium-term financings collateralized by projects where rental income exceeds debt service and operating costs are classified as standing loans.
     Retail and office projects accounted for 32 percent and 25 percent, respectively, of total real estate project exposure at December 31, 1993. Multi-family and hotel/motel projects each accounted for 9 percent. No other project type accounted for more than 7 percent. Projects in the Corporation's primary markets, which include Delaware, Indiana, Kentucky, New Jersey, Ohio and Pennsylvania, accounted for 68 percent of the total outstandings. The southeast region of the United States accounted for 17 percent and no other geographic region accounted for more than 5 percent.
     Highly leveraged transactions (HLTs) are included in various commercial loan categories. Consistent with the federal bank regulators' uniform definition, HLTs include financing transactions involving the buyout, acquisition or recapitalization of an existing business and credits extended to highly leveraged industries.
     At December 31, 1993, HLT outstandings and unfunded commitments totaled $953 million and $186 million, respectively. The comparable December 31, 1992 amounts were $1.1 billion and $202 million, respectively. The communications, manufacturing and retail/wholesale industries accounted for 73 percent, 13 percent and 12 percent, respectively, of total HLT exposure at December 31, 1993. HLT outstandings represented 2.9 percent of total loans at December 31, 1993 compared with 4.3 percent at December 31, 1992. During 1993, $117 million of loans and $35 million of unfunded commitments were no longer classified as HLTs.
     At December 31, 1993, the Corporation had 60 customers with loans designated as HLT. The ten largest HLT outstandings and unfunded commitments totaled $485 million and $56 million, respectively, none of which were classified as nonperforming. During 1993, the Corporation originated and/or participated in $166 million of commitments to new HLT customers compared with $155 million in 1992. HLT loan fees recognized in income during 1993 totaled $4.4 million and deferred HLT loan fees totaled $4.9 million at December 31, 1993. The yield on the HLT portfolio, including loans classified as nonperforming, was 6.1 percent during 1993.

RISK ELEMENTS During 1993, asset quality continued to improve. Assuming modest economic growth and excluding the impact of acquisitions, management anticipates the favorable trends will continue during 1994.
     At December 31, 1993, $102 million of nonperforming loans were current as to principal and interest compared with $144 million at December 31, 1992. Nonperforming HLT loans totaled $25 million at December 31, 1993, compared with $41 million a year ago.

CHANGE IN NONPERFORMING ASSETS

In millions                                          1993          1992
- -----------------------------------------------------------------------
Balance at January 1                                $ 820       $ 1,084
- -----------------------------------------------------------------------
Transferred from accrual                              296           529
Acquisitions                                          104            57
Returned to performing                                (59)          (45)
Principal reductions                                 (306)         (370)
Sales                                                (131)         (124)
Charge-offs and valuation adjustments                (170)         (311)
- -----------------------------------------------------------------------
Balance at December 31                              $ 554       $   820
- -----------------------------------------------------------------------

34                                 CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992


NONPERFORMING ASSETS
- -----------------------------------------------------------------------
December 31
In millions                                          1993          1992
- -----------------------------------------------------------------------
Nonaccrual loans
  Commercial                                        $ 181       $   316
  Real estate project                                  91           185
  Real estate mortgage                                 84            28
- -----------------------------------------------------------------------
    Total nonaccrual loans                            356           529
- -----------------------------------------------------------------------
Restructured loans
  Commercial                                            6            11
  Real estate project                                  17            13
  Real estate mortgage                                  5             1
- -----------------------------------------------------------------------
    Total restructured loans                           28            25
- -----------------------------------------------------------------------
    Total nonperforming loans                         384           554
- -----------------------------------------------------------------------
Foreclosed assets
  Real estate project                                 108           223
  Other                                                62            43
- -----------------------------------------------------------------------
    Total foreclosed assets                           170           266
- -----------------------------------------------------------------------
    Total nonperforming assets                      $ 554       $   820
- -----------------------------------------------------------------------
Nonperforming loans to total loans                   1.15%         2.14%
Nonperforming assets to total
  loans and foreclosed assets                        1.65          3.14
Nonperforming assets to total assets                  .89          1.60
- -----------------------------------------------------------------------

     At December 31, 1993, office, retail, land and multi-family projects accounted for 70 percent of total nonperforming real estate project assets. The Corporation's primary markets accounted for 57 percent and the southeast region of the United States 31 percent of the total.
     Accruing loans contractually past due 90 days or more as to the payment of principal or interest totaled $135 million at December 31, 1993, compared with $192 million at December 31, 1992. Residential mortgage and other consumer loans of $116 million were included in the total at December 31, 1993, compared with $123 million at the prior year end.
     Loans not included in the past due, nonaccrual or restructured categories, but where known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms over the next six months totaled $121 million at December 31, 1993, all of which were current as to principal and interest payments.

ALLOWANCE FOR CREDIT LOSSES In determining the adequacy of the allowance for credit losses, the Corporation allocates reserves to specific problem loans based on a collectibility review and pools of watchlist and non-watchlist loans for various credit risk factors. The allocations to pools of loans are developed by risk rating and industry classification and are based on management's judgment concerning historical loss trends and other relevant factors. These factors may include, among others, local, regional, and national economic conditions; portfolio concentrations; the level of industry competition and consolidation; the impact of government regulation; and the possibility of technological obsolescence.
     Residential mortgage and consumer loan allocations are based on historical loss experience adjusted for portfolio activity and current trends.
     The allowance for credit losses was $972 million at December 31, 1993, representing 2.92 percent of total loans compared with $897 million and 3.47 percent a year ago. As a percentage of period-end nonperforming loans, the allowance for credit losses was 253 percent at December 31, 1993 compared with 162 percent at December 31, 1992.

CHARGE-OFFS AND RECOVERIES
- -----------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                          1993                               1992
                                                 ------------------------------------  --------------------------------------
                                                                                   Net                                    Net
In millions                                      Charge-offs  Recoveries   Charge-offs   Charge-offs  Recoveries  Charge-offs
- -----------------------------------------------------------------------------------------------------------------------------
Commercial                                             $ 101       $   41        $  60        $ 213      $  37      $ 176
Real estate project                                       60            4           56           39          1         38
Real estate mortgage                                       2                         2            2                     2
Consumer                                                  82           29           53           82         22         60
Other                                                      1                         1            7          2          5
- -----------------------------------------------------------------------------------------------------------------------------
  Total                                                $ 246       $   74       $  172        $ 343      $  62      $ 281
- -----------------------------------------------------------------------------------------------------------------------------
Net charge-offs as a percentage of average loans                                   .66%                              1.15%
- -----------------------------------------------------------------------------------------------------------------------------

CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992                                  35

    During 1993, $7 million of HLT credits were charged-off and $3 million of previously charged-off HLT loans were recovered. The comparable 1992 amounts were $46 million and $9 million, respectively.

ASSET/LIABILITY MANAGEMENT The primary objective of asset/liability management is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the Corporation's funding needs. To achieve this objective, asset/liability management uses a variety of investment alternatives, funding sources and off-balance-sheet instruments in managing the overall interest rate risk profile of the Corporation. ALCO policies include limits on the amounts of various financial instruments and types of funding, and the level of interest rate sensitivity. Asset/Liability management seeks to minimize the credit risk associated with its activities. This is primarily accomplished by entering into transactions with only a selected number of high quality institutions, establishing credit limits with counterparties and, where applicable, requiring segregated collateral.
         Interest rate sensitivity refers to the impact of changes in interest rates on net interest income. A dynamic income simulation model is used as the primary mechanism in assessing that impact. Various assumptions related to interest rates, mortgage prepayments, and loan and deposit growth are used in the model.
         The simulation model projects an increase in net interest income in management's most likely interest rate scenario over the next twelve months. At December 31, 1993, this scenario assumes a gradual increase in interest rates accompanied by a modest narrowing of the spread between the prime and federal funds rates. In addition, management develops interest rate scenarios with rates higher and lower than the most likely case based on rate movements that could occur given current and projected economic conditions. As of December 31, 1993, the model projected net interest income would decrease 2.0 percent if the Federal Funds rate and longer-term rates fell gradually by 100 and 150 basis points, respectively, over the next year. Similarly, it projected a 1.8 percent decrease if the Federal Funds rate and longer-term rates rose gradually by 250 and 230 basis points, respectively. These net interest income fluctuations from the most likely scenario are well within management's policy limits. These projections are based on current on- and off-balance-sheet positions and do not reflect actions management could take to mitigate the impact of changes in interest rates.

INTEREST RATE SENSITIVITY
- --------------------------------------------------------------------------------------------------------------------------------
December 31, 1993                                                              Rate Sensitive
                                                  ------------------------------------------------------------------
                                                       1 to          91 to         181 to       1 to 5        Beyond
In millions                                         90 Days       180 Days       365 Days        Years       5 Years       Total
- --------------------------------------------------------------------------------------------------------------------------------
Loans                                              $ 17,956        $  2,439      $  3,049     $   6,406     $   3,456   $  33,308
Securities                                            3,642           1,815         3,232        11,325         3,046      23,060
Other earning assets                                  2,250                                                                 2,250
Other assets                                            234                                                     3,228       3,462
- ---------------------------------------------------------------------------------------------------------------------------------
    Total assets                                   $ 24,082        $  4,254      $  6,281     $  17,733     $   9,730   $  62,080
- ---------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits                       $    547                                                 $   6,510   $   7,057
Interest-bearing deposits                             6,599           2,037         2,411         5,894         9,117      26,058
Borrowings                                            9,390           3,004         7,150           637         1,066      21,247
Other liabilities                                     2,062                                                     1,331       3,393
Shareholders' equity                                                                                            4,325       4,325
- ---------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity     $ 18,598        $  5,041      $  9,561     $   6,531     $  22,349   $  62,080
- ---------------------------------------------------------------------------------------------------------------------------------
Off-balance sheet items                            $ (8,221)       $     18      $  1,791     $   6,555     $    (143)
- ---------------------------------------------------------------------------------------------------------------------------------
    Interest rate sensitivity                      $ (2,737)       $   (769)     $ (1,489)    $  17,757     $ (12,762)
- ---------------------------------------------------------------------------------------------------------------------------------
    Cumulative gap                                 $ (2,737)       $ (3,506)     $ (4,995)    $  12,762
- ---------------------------------------------------------------------------------------------------------------------------------

36                                  CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992

    An interest rate sensitivity ("gap") analysis represents a point-in-time net position of assets, liabilities and off-balance-sheet instruments subject to repricing in specified time periods. The liability sensitivity of the cumulative one-year gap position was 8.6 percent of total earning assets at December 31, 1993. Gap analysis alone does not accurately measure the magnitude of changes in net interest income since changes in interest rates do not affect
all categories of assets, liabilities, and off-balance-sheet    positions
equally or simultaneously.
    The distribution in the Interest Rate Sensitivity table is based on a combination of maturities, call provisions, repricing frequencies, prepayment patterns and historical experience. Variable rate assets and liabilities are distributed based on the repricing frequency of the instrument.
    The Corporation enters into interest rate swaps to alter the maturity and repricing structure of the balance sheet ("hedge swaps") and as an intermediary for customers ("customer swaps"). At December 31, 1993 hedge swaps and customer swaps accounted for 83 percent and 3 percent, respectively, of the total notional amount of all interest rate swap, futures, forward and written option contracts.
    The notional amount of hedge and customer swaps totaled $11.8 billion and $490 million, respectively, at December 31, 1993. The corresponding December 31, 1992 amounts were $7.7 billion and $520 million, respectively. At December 31, 1993, credit risk related to all swaps totaled approximately $109 million with 92 percent collateralized by U.S. Government and agency securities.
    The majority of hedge swaps are indexed amortizing interest rate swaps where the Corporation receives payments based on fixed interest rates and makes payments based on a floating money market rate. Index swaps have remaining expected maturities that range from six months to two and one half years. If interest rates rise above a contractually specified level, the maturities of the index swaps will be extended. However, in management's current most likely interest rate scenario, these maturities will not extend significantly.
    During 1993, hedge swaps benefited net interest income by $203.3 million compared with $98.6 million in the corresponding 1992 period. At December 31, 1993, net deferred gains on terminated interest rate swaps totaled $22 million, which is being amortized over various remaining periods up to two years.
    Because the Corporation has an aggregate receive-fixed/pay-variable interest rate swap position, an increase in interest rates would reduce the benefit provided by such swaps. However, management would expect several factors to partially or entirely mitigate a decline in the benefit provided by such swaps. As interest rates increase, the Corporation will derive a greater benefit from existing long-term liabilities and noninterest-bearing sources of funds. Also, an increase in interest rates would likely be associated with higher levels of economic activity, providing opportunities for loan growth and higher fee income.

LIQUIDITY MANAGEMENT Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers as well as the demands of depositors and debtholders. Liquidity is managed through the coordination of the relative maturities of assets, liabilities and off-balance-sheet positions and is enhanced by the ability to raise funds in capital markets.
    Liquid assets consist of cash and due from banks, federal funds sold and resale agreements, interest-earning deposits with banks, trading account securities and securities available for sale. At December 31, 1993, such assets totaled $14.1 billion. Liquidity is also provided by securities that may be sold under agreements to repurchase, which totaled $8.2 billion at December 31, 1993. In addition, certain bank affiliates joined the Federal Home Loan Bank System in 1993.

CORPORATE FINANCIAL REVIEW 1993 VERSUS 1992                                   37

FUNDING SOURCES
- ------------------------------------------------------------------------------------------------------------------------------------
December 31
In millions                                                                                               1993                  1992
- ------------------------------------------------------------------------------------------------------------------------------------
Deposits
    Demand, savings and money market                                                                  $  18,621             $ 17,157
    Time                                                                                                 14,494               12,313
- ------------------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                                  33,115               29,470
Borrowed funds
    Repurchase agreements                                                                                 4,995                6,452
    Treasury, tax and loan                                                                                3,414                1,661
    Federal funds purchased                                                                               2,066                2,037
    Commercial paper                                                                                        514                  980
    Other                                                                                                   673                  681
- ------------------------------------------------------------------------------------------------------------------------------------
         Total borrowed funds                                                                            11,662               11,811
Notes and debentures                                                                                      9,585                4,297
- ------------------------------------------------------------------------------------------------------------------------------------
         Total                                                                                        $  54,362             $ 45,578
- ------------------------------------------------------------------------------------------------------------------------------------


         Brokered deposits are included in the certificates of deposit of $100,000 or more and other time categories. Such amounts totaled $4.1 billion at December 31, 1993 compared with $2.3 billion at December 31, 1992. Retail brokered deposits are issued or participated-out by brokers in denominations of $100,000 or less and are fully insured. Such deposits represented 63.7 percent of the total at December 31, 1993 and 13.1 percent a year ago. The increase relates entirely to retail brokered deposits assumed in the Sears Mortgage acquisition. These deposits are expected to decline in future periods as they mature and alternative funding sources are employed.
         Liquidity for the parent company and its nonbank affiliates is generated through the issuance of securities in public or private markets, lines of credit and dividends from subsidiaries. Under effective shelf registration statements at December 31, 1993, the Corporation has available $250 million of debt, $300 million of preferred stock and $550 million of securities that may be issued as either debt or preferred stock. Additionally, the Corporation has a $150 million unused committed line of credit. Funds obtained from any of these sources can be used for both bank and nonbank activities. In addition to current parent company funds, the funding for pending acquisitions may include the issuance of instruments that qualify as regulatory capital such as preferred stock or subordinated debt.

CAPITAL

The current economic and regulatory environment has placed an increased emphasis on capital strength. Acquisition capability, funding alternatives, new business activities, deposit insurance costs and the level and nature of expanded regulatory oversight depend in part on capital adequacy.

RISK-BASED CAPITAL AND LEVERAGE RATIOS
- ---------------------------------------------------------------------------------------------------------------------------------
December 31
Dollar amounts in millions                                                                              1993                 1992
- ---------------------------------------------------------------------------------------------------------------------------------
CAPITAL COMPONENTS
    Shareholders' equity                                                                            $   4,325             $ 3,746
    Goodwill                                                                                              (85)                (62)
    Net unrealized securities gains                                                                       (88)
- ---------------------------------------------------------------------------------------------------------------------------------
         Total Tier I risk-based capital                                                                4,152               3,684
    Subordinated debt                                                                                     554                 235
    Eligible allowance for credit losses                                                                  547                 458
- ---------------------------------------------------------------------------------------------------------------------------------
         Total risk-based capital                                                                   $   5,253             $ 4,377
- ---------------------------------------------------------------------------------------------------------------------------------
ASSETS
    Risk-weighted assets and off-
         balance-sheet instruments                                                                  $  43,380             $36,210
    Average tangible assets                                                                            52,923              48,374
- ---------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS
    Tier I risk-based capital                                                                            9.57%              10.17%
    Total risk-based capital                                                                            12.11               12.09
    Leverage                                                                                             7.85                7.62
- ---------------------------------------------------------------------------------------------------------------------------------


         The minimum regulatory capital ratios are 4.00 percent for Tier I,
8.00 percent for total risk-based and 3.00 percent for leverage. However, regulators may require higher capital levels when a bank's particular circumstances warrant.
         Capital ratios are expected to decline somewhat in 1994 as a result of including the Sears Mortgage assets for a full reporting period and consummating pending acquisitions.

38

MANAGEMENT'S REPORT ON THE FINANCIAL
REPORTING INTERNAL CONTROL STRUCTURE

PNC Bank Corp. is responsible for the preparation, integrity and fair presentation of its published financial statements. The consolidated financial statements included in this annual report have been prepared in accordance with generally accepted accounting principles and, as such, include judgments and estimates of management. PNC Bank Corp. also prepared the other information included in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.
         Management is responsible for establishing and maintaining an effective internal control structure over financial reporting. The internal control system is augmented by written policies and procedures and by audits performed by an internal audit staff which reports to the Audit Committee of the Board of Directors. Internal auditors monitor the operation of the internal control system and report findings to management and the Audit Committee, and corrective actions are taken to address identified control deficiencies and other opportunities for improving the system. The Audit Committee, composed solely of outside directors, provides oversight to the financial reporting process.
         There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.
         Management assessed PNC Bank Corp.'s internal control structure over financial reporting as of December 31, 1993. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that PNC Bank Corp. maintained an effective internal control system over financial reporting as of December 31, 1993.



/s/ THOMAS H. O'BRIEN                          /s/ WALTER E. GREGG, JR.
Thomas H. O'Brien                              Walter E. Gregg, Jr.
Chairman and                                   Executive Vice President
Chief Executive Officer


REPORT OF ERNST & YOUNG,
INDEPENDENT AUDITORS

Shareholders and Board of Directors

PNC Bank Corp.

We have audited the accompanying consolidated balance sheet of PNC Bank Corp. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of PNC Bank Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PNC Bank Corp. and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.
         As discussed in the Notes to Consolidated Financial Statements, in 1993 PNC Bank Corp. changed its method of accounting for certain investments in debt and equity securities, income taxes, and intangible assets, and in 1992 changed its method of accounting for postretirement benefits.

                                                           /s/ ERNST & YOUNG


Pittsburgh, Pennsylvania
February 11, 1994

CONSOLIDATED BALANCE SHEET                                                    39



- ----------------------------------------------------------------------------------------------
December 31
Dollars in millions, except par values                                     1993          1992
- ----------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                             $     1,817     $    2,117
Short-term investments                                                      856          1,165
Loans held for sale                                                       1,392            220
Securities available for sale, fair value of $7,552 in 1992              11,388          7,414
Investment securities, fair value of $11,716 and $13,430                 11,672         13,327
Loans, net of unearned income of $222 and $292                           33,308         25,817
Allowance for credit losses                                                (972)          (897)
- ----------------------------------------------------------------------------------------------
   Net loans                                                             32,336         24,920
Other                                                                     2,619          2,217
- ----------------------------------------------------------------------------------------------
   Total assets                                                     $    62,080     $   51,380
- ----------------------------------------------------------------------------------------------
LIABILITIES
Deposits
   Noninterest-bearing                                              $     7,057     $    5,890
   Interest-bearing                                                      26,058         23,580
- ----------------------------------------------------------------------------------------------
   Total deposits                                                        33,115         29,470
- ----------------------------------------------------------------------------------------------
Borrowed funds
   Federal funds purchased                                                2,066          2,037
   Repurchase agreements                                                  4,995          6,452
   Commercial paper                                                         514            980
   Other                                                                  4,087          2,342
- ----------------------------------------------------------------------------------------------
   Total borrowed funds                                                  11,662         11,811
- ----------------------------------------------------------------------------------------------
Notes and debentures                                                      9,585          4,297
Accrued expenses and other liabilities                                    3,393          2,056
- ----------------------------------------------------------------------------------------------
   Total liabilities                                                     57,755         47,634
- ----------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred stock--$1 par value
   Authorized: 17,663,791 and 17,854,291 shares
   Issued and outstanding: 983,233 and 1,498,041 shares                       1              1
   Aggregate liquidation value: $20 and $33
Common stock--$5 par value
   Authorized: 450,000,000 shares
   Issued: 234,994,196 and 232,574,794 shares                             1,175          1,163
Capital surplus                                                             450            425
Retained earnings                                                         2,715          2,263
Deferred ESOP benefit expense                                               (95)          (106)
Net unrealized securities gains                                              88
Common stock held in treasury at cost: 288,959 and 1,541 shares              (9)
- -----------------------------------------------------------------------------------------------
   Total shareholders' equity                                             4,325          3,746
- -----------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                       $    62,080     $   51,380
- -----------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.

40                                              CONSOLIDATED STATEMENT OF INCOME


- --------------------------------------------------------------------------------------------------------------------------------
Year ended December 31
In thousands, except per share data                                                            1993          1992           1991

- --------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans                                                                 $ 1,950,937    $ 1,964,248  $  2,537,128
Short-term investments                                                                       22,379         31,960        58,087
Securities                                                                                1,203,151      1,203,643     1,038,899
Other                                                                                        24,653         19,120        23,419

- --------------------------------------------------------------------------------------------------------------------------------
 Total interest income                                                                    3,201,120      3,218,971     3,657,533

- --------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                                                    742,772      1,063,422     1,727,765
Borrowed funds                                                                              362,995        352,162       398,779
Notes and debentures                                                                        266,320        146,095        95,791

- --------------------------------------------------------------------------------------------------------------------------------
 Total interest expense                                                                   1,372,087      1,561,679     2,222,335

- --------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                                                      1,829,033      1,657,292     1,435,198
Provision for credit losses                                                                 203,944        323,531       428,038

- --------------------------------------------------------------------------------------------------------------------------------
 Net interest income less provision for credit losses                                     1,625,089      1,333,761     1,007,160

- --------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Investment management and trust                                                             273,849        260,113       237,794
Service charges, fees and commissions                                                       403,013        360,559       359,578
Trading account profits                                                                       6,785          1,717         9,172
Net securities gains                                                                        187,694        193,503        63,454
Gains on sale of certain operations                                                                                       92,666
Other                                                                                        73,908         70,884        49,361

- --------------------------------------------------------------------------------------------------------------------------------
 Total noninterest income                                                                   945,249        886,776       812,025

- --------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES
Compensation                                                                                582,181        541,304       494,837
Employee benefits                                                                           103,207        127,099       103,870
Net occupancy                                                                               115,354        104,407       100,067
Equipment                                                                                   113,954        102,153        91,525
Federal deposit insurance                                                                    65,488         65,629        64,825
Other                                                                                       473,542        501,823       415,860

- --------------------------------------------------------------------------------------------------------------------------------
 Total noninterest expenses                                                               1,453,726      1,442,415     1,270,984

- --------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes and cumulative effect of changes in accounting principles     1,116,612        778,122       548,201
Applicable income taxes                                                                     371,349        248,682       158,415

- --------------------------------------------------------------------------------------------------------------------------------
 Income before cumulative effect of changes in accounting principles                        745,263        529,440       389,786
Cumulative effect of changes in accounting principles,
 net of tax benefit of $5,343 and $52,804                                                   (19,393)      (102,501)

- --------------------------------------------------------------------------------------------------------------------------------
 Net income                                                                             $   725,870    $   426,939   $   389,786

- --------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
 Primary before cumulative effect of changes in accounting principles                   $      3.14    $      2.36   $      1.97
 Cumulative effect of changes in accounting principles                                         (.08)          (.46)

- --------------------------------------------------------------------------------------------------------------------------------
 Primary                                                                                $      3.06    $      1.90   $      1.97

- --------------------------------------------------------------------------------------------------------------------------------
 Fully diluted before cumulative effect of changes in accounting principles             $      3.13    $      2.34   $      1.94
 Cumulative effect of changes in accounting principles                                         (.09)          (.45)

- --------------------------------------------------------------------------------------------------------------------------------
 Fully diluted                                                                          $      3.04    $      1.89   $      1.94

- --------------------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER COMMON SHARE                                                $     1.175    $      1.08   $      .795
AVERAGE COMMON SHARES OUTSTANDING
 Primary                                                                                    236,386        224,023       196,872
 Fully diluted                                                                              238,421        227,125       201,324

- --------------------------------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY                     41


- ------------------------------------------------------------------------------------------
                                                 Preferred    Common   Capital    Retained
Dollars in millions, except per share data           Stock     Stock   Surplus    Earnings
- ------------------------------------------------------------------------------------------
Balance at January 1, 1991                             $ 1    $  478    $  473     $ 1,778
- ------------------------------------------------------------------------------------------
Net income                                                                             390
Cash dividends declared
 Preferred stock                                                                        (3)
 Common stock                                                                         (153)
Deferred ESOP benefit expense
Purchase of stock (common 181,407)
Stock issued (common 11,861,295)
 Common stock                                                     52       377
 Dividend reinvestment and employee benefit plans                  7        29
 Conversion of preferred stock and debentures                                2
Marketable equity securities valuation adjustment                                        5
ESOP dividends tax benefit                                                               2
Net foreign currency translation adjustment                                             (3)
- ------------------------------------------------------------------------------------------
Balance at December 31, 1991                             1       537       881       2,016
- ------------------------------------------------------------------------------------------
Net income                                                                             427
Cash dividends declared
 Preferred stock                                                                        (3)
 Common stock                                                                         (235)
Deferred ESOP benefit expense
Purchase of stock (common 515,152)
Stock issued (common 9,479,414)
 Dividend reinvestment and employee benefit plans                 12        49
 Conversion of preferred stock and debentures                      2         2
 Acquisitions                                                     33        72          55
Transfer to reflect two-for-one stock split                      579      (579)
ESOP dividends tax benefit                                                               3
- ------------------------------------------------------------------------------------------
Balance at December 31, 1992                             1     1,163       425       2,263
- ------------------------------------------------------------------------------------------
Net income                                                                             726
Cash dividends declared
 Preferred stock                                                                        (2)
 Common stock                                                                         (275)
Deferred ESOP benefit expense
Purchase of stock (common 810,416)
Stock issued (common 2,419,402)
 Dividend reinvestment and employee benefit plans                 10        36
 Conversion of preferred stock and debentures                      2        (2)
Redemption of preferred stock                                               (9)
ESOP dividends tax benefit                                                               3
Net unrealized securities gains
- ------------------------------------------------------------------------------------------
Balance at December 31, 1993                           $ 1    $1,175    $  450     $ 2,715
- ------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.

- --------------------------------------------------------------------------------------------
                                                 Deferred ESOP     Net Unrealized   Treasury
Dollars in millions, except per share data     Benefit Expense   Securities Gains      Stock
- --------------------------------------------------------------------------------------------
Balance at January 1, 1991                              $ (130)
- --------------------------------------------------------------------------------------------
Net income
Cash dividends declared
 Preferred stock
 Common stock
Deferred ESOP benefit expense                               11
Purchase of stock (common 181,407)                                                      $ (7)
Stock issued (common 11,861,295)
 Common stock
 Dividend reinvestment and employee benefit plans                                          7
 Conversion of preferred stock and debentures
Marketable equity securities valuation adjustment
ESOP dividends tax benefit
Net foreign currency translation adjustment
- --------------------------------------------------------------------------------------------
Balance at December 31, 1991                              (119)
- --------------------------------------------------------------------------------------------
Net income
Cash dividends declared
 Preferred stock
 Common stock
Deferred ESOP benefit expense                               13
Purchase of stock (common 515,152)                                                       (13)
Stock issued (common 9,479,414)
 Dividend reinvestment and employee benefit plans                                         13
 Conversion of preferred stock and debentures
 Acquisitions
Transfer to reflect two-for-one stock split
ESOP dividends tax benefit
- --------------------------------------------------------------------------------------------
Balance at December 31, 1992                              (106)
- --------------------------------------------------------------------------------------------
Net income
Cash dividends declared
 Preferred stock
 Common stock
Deferred ESOP benefit expense                               11
Purchase of stock (common 810,416)                                                       (19)
Stock issued (common 2,419,402)
 Dividend reinvestment and employee benefit plans                                         10
 Conversion of preferred stock and debentures
Redemption of preferred stock
ESOP dividends tax benefit
Net unrealized securities gains                                            $88
- --------------------------------------------------------------------------------------------
Balance at December 31, 1993                            $  (95)            $88          $ (9)
- --------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.

42                                         CONSOLIDATED STATEMENT OF CASH FLOWS



- --------------------------------------------------------------------------------------------------------------------------------
Year ended December 31
In millions                                                                                    1993          1992           1991

- --------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                $     726     $     427     $      390
Adjustments to reconcile net income to net cash provided by operating activities
  Cumulative effect of changes in accounting principles                                          19           103
  Provision for credit losses                                                                   204           324            428
  Depreciation, amortization and accretion                                                      148           137             72
  Deferred income taxes                                                                         (61)          (36)            21
  Net securities gains                                                                         (188)         (214)           (70)
  Net gain on sales of assets                                                                   (16)          (23)          (118)
  Valuation adjustments on foreclosed assets, net of gains on sales                             (22)           50             40
Changes in
  Loans held for sale                                                                           (42)          117           (204)
  Trading account securities                                                                     20           202           (224)
  Interest receivable                                                                            (3)           12             77
  Interest payable                                                                              108                         (114)
  Other                                                                                          68          (189)           575
- --------------------------------------------------------------------------------------------------------------------------------
 Net cash provided by operating activities                                                      961           910            873
- --------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net change in
 Interest-earning deposits with banks                                                           283          (447)           350
 Federal funds sold and resale agreements                                                       241           951           (164)
 Loans                                                                                       (3,081)          945          1,670
Repayment
 Securities available for sale                                                                1,196           575
 Investment securities                                                                        7,773         5,712          2,117
Sales
 Securities available for sale                                                               16,659         7,976
 Investment securities                                                                           11           278          5,345
 Loans                                                                                           81           191            606
 Foreclosed assets                                                                              144            96             69
Purchases
 Securities available for sale                                                              (13,620)       (5,868)
 Investment securities                                                                      (11,839)      (13,101)        (9,447)
 Loans                                                                                         (433)         (213)           (19)
Net cash acquired (paid) in acquisitions/divestitures                                          (190)          (26)           181
Other                                                                                          (255)         (328)          (181)

- --------------------------------------------------------------------------------------------------------------------------------
  Net cash provided (used) by investing activities                                           (3,030)       (3,259)           527

- --------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net change in
 Noninterest-bearing deposits                                                                 1,137           529           (284)
 Interest-bearing deposits                                                                   (1,536)       (3,324)        (2,748)
 Federal funds purchased                                                                     (2,082)          457           (384)
Sale/issuance
 Repurchase agreements                                                                      163,675       165,563        175,353
 Commercial paper                                                                             5,221        10,253         12,697
 Other borrowed funds                                                                        48,310        35,391         34,925
 Notes and debentures                                                                         9,015           424            782
 Common stock                                                                                    53            74            471
Redemption/maturity
 Repurchase agreements                                                                     (165,133)     (162,994)      (176,468)
 Commercial paper                                                                            (5,687)       (9,831)       (12,569)
 Other borrowed funds                                                                       (46,565)      (33,588)       (33,107)
 Notes and debentures                                                                        (4,344)         (337)          (314)
Acquisition of treasury stock                                                                   (19)          (13)            (7)
Cash dividends paid to shareholders                                                            (276)         (239)          (207)
- --------------------------------------------------------------------------------------------------------------------------------
  Net cash provided (used) by financing activities                                            1,769         2,365         (1,860)
- --------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                                 (300)           16           (460)
 Cash and due from banks at beginning of year                                                 2,117         2,101          2,561
- --------------------------------------------------------------------------------------------------------------------------------
  Cash and due from banks at end of year                                                  $   1,817     $   2,117    $     2,101
- --------------------------------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    43

ACCOUNTING POLICIES

BUSINESS PNC Bank Corp. provides a full range of banking and related services through its subsidiaries to individual and corporate customers and is subject to intense competition from other financial services companies with respect to these services and customers. PNC Bank Corp. is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by such regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION The consolidated financial statements include the accounts of PNC Bank Corp. and its subsidiaries ("Corporation"), substantially all of which are wholly-owned. Such statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.
    In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from such estimates.

RECLASSIFICATIONS Certain prior period amounts have been reclassified to conform to reporting classifications utilized for the current reporting period. These reclassifications did not impact the Corporation's financial condition or results of operations.

SECURITIES Effective December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities are classified as investments and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and are carried at market value. Securities not classified as investment or trading are designated securities available for sale and carried at fair value with unrealized gains and losses reflected in shareholders' equity. Prior to the adoption of SFAS No. 115, securities available for sale were carried at the lower of cost or fair value.
    Gains and losses on sales of securities are generally computed on a specific security basis.

LOANS HELD FOR SALE Loans held for sale primarily consist of residential mortgages and are carried at the lower of cost or aggregate market value. Gains and losses on these loans are included in other noninterest income.

INTEREST RATE SWAPS, FINANCIAL FUTURES, FORWARDS AND OPTIONS Interest rate swaps, financial futures, forwards and options, except those designated as hedges, are valued at market, with realized and unrealized gains and losses included in trading account profits. Fees related to interest rate swap agreements entered into for customers are recognized in income over the term of the swap.
    To qualify for hedge accounting treatment, the hedging instrument must be associated with specific interest-bearing assets or liabilities, be designated and effective as a hedge and reduce exposure to interest rate risk. Interest accruals on interest rate swaps designated as hedges are recognized as adjustments to interest income or interest expense related to the hedged asset or liability. Gains and losses on financial futures, forwards and options designated as hedges are deferred and amortized over the remaining life of the hedged transaction.

LOANS Interest income with respect to loans is accrued on the principal amount outstanding, except for lease financing income and interest on certain consumer loans which are recognized over their respective terms using methods which approximate level yields. Significant loan fees are deferred and accreted to income over the respective lives of the loans.

44                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NONPERFORMING ASSETS Nonperforming assets are comprised of nonaccrual and restructured loans and foreclosed assets. Generally, a loan is classified as nonaccrual and the accrual of interest on such loan is discontinued when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed for 90 days or more, unless such loan is well secured and in the process of collection. When the accrual of interest is discontinued, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses. A loan is categorized as restructured if the original interest rate on such loan, repayment terms, or both, are restructured due to a deterioration in the financial condition of the borrower and it was not previously classified as nonaccrual. Nonperforming loans are generally not returned to performing status until the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.
         Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the borrower is perceived to have little or no equity in the collateral and the Corporation can reasonably anticipate proceeds for repayment only from the operation or sale of the collateral. Foreclosed assets are recorded at the lower of the related loan balance or market value of the collateral less estimated disposition costs at the date acquired. Subsequently, foreclosed assets are valued at the lower of the amount recorded at the date acquired or the then current market value less estimated disposition costs. Any gains or losses realized upon disposition of the property are reflected in income. Market values are estimated primarily based upon appraisals.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses is established through provisions for credit losses charged against income. Loans deemed to be uncollectible are charged against the allowance account. Subsequent recoveries, if any, are credited to the allowance account.
         The allowance is maintained at a level believed adequate by management to absorb estimated potential credit losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the credit portfolio considering past experience, current economic conditions, composition of the credit portfolio and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

DEPRECIATION AND AMORTIZATION Depreciation and amortization of premises and equipment are principally computed by the straight-line method over their estimated useful lives for financial reporting purposes and by accelerated methods for federal income tax purposes. Leasehold improvements are amortized over their estimated useful lives or their respective lease terms, whichever is shorter.

INTANGIBLE ASSETS Effective January 1, 1993, the Corporation changed its method of accounting for certain intangible assets, consisting primarily of purchased mortgage servicing rights. Such assets are accounted for at the lower of amortized cost or the estimated value of the discounted future net revenues on a disaggregated basis. Previously, future net revenues were not discounted for this purpose. The cumulative effect of the change decreased net income by $10.4 million.
         Intangible assets, which are included in other assets, are amortized using accelerated and straight-line methods over their respective estimated useful lives. Goodwill is amortized on a straight-line basis over periods ranging from 15 to 25 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    45

INCOME TAXES Effective January 1, 1993, the Corporation adopted SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the use of the liability method to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Previously, deferred income taxes were accounted for using the deferred method.
   As permitted by SFAS No. 109, the Corporation elected not to restate the financial statements of any prior periods. The cumulative effect of the change decreased net income by $9.0 million.

TREASURY STOCK The purchase of the Corporation's common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in-first-out basis.

EARNINGS PER COMMON SHARE Primary earnings per common share is calculated by dividing net income adjusted for preferred stock dividends declared by the sum of the weighted average number of shares of common stock outstanding and the number of shares of common stock which would be issued assuming the exercise of stock options during each period.
   Fully diluted earnings per common share is based on net income adjusted for interest expense, net of tax, on outstanding convertible debentures and dividends declared on nonconvertible preferred stock. The weighted average number of shares of common stock outstanding is increased by the assumed conversion of outstanding convertible preferred stock and convertible debentures from the beginning of the year or date of issuance, if later, and the number of shares of common stock which would be issued assuming the exercise of stock options. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

MERGER AGREEMENT

During 1993, the Corporation entered into an agreement to acquire for cash First Eastern Corp. ("First Eastern"), Wilkes-Barre, Pennsylvania, which reported total assets of $2.0 billion at December 31, 1993. The transaction has an indicated value of $330 million and is subject to the approval of certain regulatory agencies and First Eastern's shareholders. Closing is currently anticipated in the second quarter of 1994.

SEARS MORTGAGE ACQUISITION

On November 30, 1993, the Corporation consummated its acquisition of the Sears Mortgage Banking Group ("Sears Mortgage"), which consisted of Sears Mortgage Corporation, Sears Mortgage Securities Corporation and Sears Savings Bank. The transaction was recorded under the purchase method of accounting and the total assets of Sears Mortgage were $7.6 billion at closing. The purchase price was $328 million in cash and is subject to certain post-closing adjustments. Upon consummation, Sears Savings Bank was converted to a national banking association and renamed PNCMortgage Bank, National Association ("PNC Mortgage"), and the other acquired entities became wholly-owned subsidiaries of PNC Mortgage.
   The following table presents unaudited pro forma financial information for the Corporation and Sears Mortgage for the years ended December 31, 1993 and 1992, as if the acquisition had been effective on January 1, 1993, and January 1, 1992, respectively.

- -----------------------------------------------------------------------------------------------------------------------
Year ended December 31 (Unaudited)
(In millions, except per share data)                                                     1993                      1992
- -----------------------------------------------------------------------------------------------------------------------
Net interest income                                                                    $1,935                  $  1,823
Provision for credit losses                                                               204                       338
Noninterest income                                                                      1,143                     1,075
Noninterest expenses                                                                    1,710                     1,694
Income before cumulative effect of
  changes in accounting principles                                                        774                       590
- -----------------------------------------------------------------------------------------------------------------------
Earnings per common share before cumulative
  effect of changes in accounting principles
    Primary                                                                            $ 3.26                  $   2.63
    Fully diluted                                                                        3.25                      2.61
- -----------------------------------------------------------------------------------------------------------------------

46                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The 1993 information includes the Corporation's historical amounts for the year ended December 31, 1993, and Sears Mortgage's unaudited historical amounts for the eleven-months ended November 30, 1993. The 1992 information includes both entities' historical amounts for the year ended December 31, 1992. These historical amounts have been adjusted for the amortization of purchase accounting adjustments. The pro forma financial information may not be indicative of the results of operations that actually would have occurred, or that may be attained in the future, had the Corporation completed its acquisition of Sears Mortgage on the dates indicated. The purchase price paid at closing is subject to certain post-closing adjustments, which are not expected to have a material impact on the pro forma financial information.

OTHER ACQUISITIONS AND DIVESTITURES

During 1993, the Corporation acquired for cash the Massachusetts Company, Boston, Massachusetts and Gateway Fed Corporation, Cincinnati, Ohio. The aggregate purchase price was $107 million and the combined assets of these companies totaled $1.4 billion at closing. These transactions were recorded under the purchase method of accounting.
   On January 21, 1994, the Corporation consummated the acquisition of United Federal Bancorp, Inc. ("United"), State College, Pennsylvania, for $156 million in cash. The transaction was recorded under the purchase method of accounting and United's assets totaled $900 million at closing.
   During 1992, the Corporation completed the acquisitions of Pro Group, Inc., Bradford, Pennsylvania, The First National Pennsylvania Corporation ("FNP") in Erie, Pennsylvania, Sunrise Bancorp, Inc. ("Sunrise"), Fort Mitchell, Kentucky, CCNB Corporation ("CCNB"), Camp Hill, Pennsylvania, and Flagship Financial Corp. ("Flagship"), Jenkintown, Pennsylvania. These institutions contributed approximately $2.6 billion in assets on a net basis. Under the terms of the various agreements, the Corporation issued approximately 13.3 million shares of common stock and paid cash of approximately $45 million. The Sunrise and Flagship acquisitions were recorded under the purchase method of accounting. The Pro Group, Inc., FNP and CCNB acquisitions were accounted for on a pooling-of-interests basis, however, due to immateriality, prior period financial information has not been restated.
   During 1991, the Corporation acquired approximately $2.7 billion of selected assets and deposit liabilities of First Federal Savings and Loan Association of Pittsburgh and Future Federal Savings Bank of Louisville, Kentucky from the Resolution Trust Corporation. Additionally, the Corporation entered into a credit card processing agreement in which a substantial portion of the merchant processing portfolio and servicing rights were sold. This transaction resulted in a pre-tax gain of $13.3 million. During 1991, the Corporation completed the sale of four Ohio bank affiliates which resulted in a pre-tax gain of $79.3 million. The banks had total assets and deposits of $2.0 billion and $1.6 billion, respectively.

CASH FLOWS

For purposes of the statement of cash flows, the Corporation defines cash and due from banks as cash and cash equivalents. During 1993, 1992 and 1991, interest paid on deposits and other contractual debt obligations was $1.3 billion, $1.6 billion and $2.3 billion, respectively, and income taxes paid were $396.0 million, $257.3 million and $113.4 million, respectively. During both 1993 and 1992, $7.2 billion, of investment securities were transferred to available for sale. Loans transferred to foreclosed assets aggregated $24.5 million in 1993, $89.2 million in 1992 and $207.3 million in 1991.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    47

SECURITIES

Effective December 31, 1993, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under the new standard, investment securities are carried at amortized cost and securities available for sale are carried at fair value with the after-tax net unrealized gain or loss recorded in shareholders' equity. As a result of adopting SFAS No. 115, $7.2 billion of investment securities were reclassified as available for sale. At December 31, 1993, after-tax net unrealized gains totaled $88 million.

- -------------------------------------------------------------------------------------------------------------------------
                                                                                Unrealized
December 31, 1993                                 Amortized              ------------------------                    Fair
In millions                                            Cost              Gains             Losses                   Value
- -------------------------------------------------------------------------------------------------------------------------
Investment securities
  Debt securities
    U.S. Treasury                                  $      1                                                      $      1
    U.S. Government
      agencies and
      corporations                                   10,227             $    39               $ 32                 10,234
    State and municipal                                 389                  38                                       427
    Other                                               810                   3                  4                    809
  Corporate stocks                                      245                                                           245
- -------------------------------------------------------------------------------------------------------------------------
             Total                                 $ 11,672             $    80               $ 36               $ 11,716
- -------------------------------------------------------------------------------------------------------------------------
Securities available for sale
  Debt securities
    U.S. Treasury                                  $  2,402             $     2               $  2               $  2,402
    U.S. Government
      agencies and
      corporations                                    8,023                 114                 16                  8,121
    State and municipal                                   2                                                             2
    Other                                               788                  18                  4                    802
  Corporate stocks                                       36                  25                                        61
- -------------------------------------------------------------------------------------------------------------------------
             Total                                 $ 11,251             $   159               $ 22               $ 11,388
- -------------------------------------------------------------------------------------------------------------------------

   The carrying value of securities pledged to secure public and trust deposits, repurchase agreements and for other purposes was $12.2 billion.
   The following tables present the amortized cost and fair value of debt securities at December 31, 1993, by remaining contractual maturities. Based on the Corporation's current rate projections and historical experience, the weighted-average expected maturity of all collateralized mortgage obligations and mortgage-backed and asset-backed securities was two years and 11 months at December 31, 1993.

December 31, 1993                                                                   Amortized                              Fair
In millions                                                                              Cost                             Value
- -------------------------------------------------------------------------------------------------------------------------------
Investment securities
  One year or less                                                                  $      54                          $     54
  After one year through five years                                                       117                               125
  After five years through ten years                                                       64                                69
  After ten years                                                                         195                               219
  Collateralized mortgage obligations                                                  10,738                            10,741
  Asset-backed securities                                                                 259                               263
- -------------------------------------------------------------------------------------------------------------------------------
         Total                                                                       $ 11,427                           $11,471
- -------------------------------------------------------------------------------------------------------------------------------
Securities available for sale
  One year or less                                                                   $    538                           $   538
  After one year through five years                                                     1,872                             1,871
  After five years through ten years                                                       17                                18
  After ten years                                                                          53                                61
  Collateralized mortgage obligations                                                   2,949                             2,935
  Mortgage-backed securities                                                            5,739                             5,857
  Asset-backed securities                                                                  47                                47
- -------------------------------------------------------------------------------------------------------------------------------
         Total                                                                       $ 11,215                           $11,327
- -------------------------------------------------------------------------------------------------------------------------------

         Proceeds from the sale of securities available for sale were $16.7 billion in 1993 resulting in gross gains of $186.6 million and gross losses of $4.5 million.
         Proceeds from the sale of debt securities during 1992 and 1991 were $8.2 billion and $5.2 billion, respectively. As a result of such sales, gross gains of $198.1 million and $83.2 million, respectively, and gross losses of $.7 million and $4.9 million, respectively, were realized.

48

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- -----------------------------------------------------------------------------
December 31, 1992               Amortized          Unrealized            Fair
In millions                          Cost       Gains      Losses       Value
- -----------------------------------------------------------------------------
Investment securities
  Debt securities
      U.S. Treasury             $      37    $      1                $     38
      U.S. Government
         agencies and
         corporations              11,413         101    $     47      11,467
      State and municipal             558          26           1         583
      Other                         1,246           7           6       1,247
  Corporate stocks                     73          22                      95
- -----------------------------------------------------------------------------
         Total                   $ 13,327   $     157    $     54  $   13,430
- -----------------------------------------------------------------------------
Securities available for sale
  U.S. Treasury                  $  2,768    $     18   $       1    $  2,785
  U.S. Government
      agencies and
      corporations                  4,011         120                   4,131
  Other                               635           1                     636
- -----------------------------------------------------------------------------
         Total                   $  7,414     $   139       $   1   $   7,552
- -----------------------------------------------------------------------------


Loans

Loans are comprised of the following categories:

- -----------------------------------------------------------------
December 31
In millions                                      1993        1992
- -----------------------------------------------------------------
Commercial                                 $   12,463  $   10,985
Real estate project                             1,730       1,955
Real estate mortgage
  Residential                                   8,036       3,235
  Commercial                                      905         879
Consumer                                        8,525       7,950
Other                                           1,871       1,105
Unearned income                                  (222)       (292)
- -----------------------------------------------------------------
      Total, net of unearned income         $  33,308   $  25,817
- -----------------------------------------------------------------

   At December 31, 1993, $1.5 billion of loans were pledged to secure borrowings and for other purposes.
   Certain directors and executive officers of the Corporation and its significant subsidiaries as well as certain affiliates of these directors and officers were customers of and had loans with subsidiary banks in the ordinary course of business. All such loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility. The aggregate dollar amount of these loans was $313 million at December 31, 1993, and $216 million at December 31, 1992. During 1993, new loans of $262 million were funded and repayments totaled $165 million.


NONPERFORMING ASSETS

Nonaccrual loans, restructured loans and foreclosed assets were as follows:

- -----------------------------------------------------------------
December 31
In millions                                      1993        1992
- -----------------------------------------------------------------
Nonaccrual loans                              $   356     $   529
Restructured loans                                 28          25
- -----------------------------------------------------------------
      Total nonperforming loans                   384         554
Foreclosed assets                                 170         266
- -----------------------------------------------------------------
      Total nonperforming assets              $   554     $   820
- -----------------------------------------------------------------

   At December 31, 1993 and 1992, unfunded commitments to lend additional funds with respect to nonperforming assets totaled $41 million and $99 million, respectively. At December 31, 1993 and 1992, foreclosed assets are reported net of valuation allowances of $69 million and $99 million, respectively. In-substance foreclosures totaled $36 million at December 31, 1993 and $149 million at December 31, 1992. Gains on sales of foreclosed assets resulted in net foreclosed asset income of $27 million in 1993, which is included in other noninterest expenses. Net foreclosed asset expense totaled $50 million in 1992 and $39 million in 1991.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    49


      Related interest on nonperforming loans was as follows:

- -----------------------------------------------------------------
December 31
In thousands                         1993        1992        1991
- -----------------------------------------------------------------
Interest computed
  on original terms            $   33,891  $   53,362  $   85,563
Interest recognized                 6,296       6,136      20,663
- -----------------------------------------------------------------

ALLOWANCE FOR CREDIT LOSSES

The following table presents changes in the allowance for credit losses:

- ------------------------------------------------------------------
December 31
In millions                          1993        1992        1991
- -----------------------------------------------------------------
Balance at January 1            $     897   $     797   $     784
- -----------------------------------------------------------------
Charge-offs                          (246)       (343)       (446)
Recoveries                             74          62          48
- -----------------------------------------------------------------
  Net charge-offs                    (172)       (281)       (398)
- -----------------------------------------------------------------
Provision for credit losses           204         324         428
Acquisitions/divestitures              43          57         (17)
- -----------------------------------------------------------------
  Balance at December 31         $    972   $     897   $     797
- -----------------------------------------------------------------

   In May 1993, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," was issued with adoption required in 1995. Management does not expect the adoption of this standard to have a material impact on the Corporation's financial position or results of operations.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET
RISK AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business the Corporation is party to financial instrument transactions with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Corporation to reduce exposure to market risk. Financial instruments with off-balance-sheet risk involve, to varying degrees, credit and market risk in excess of the amount recognized in the balance sheet. Such instruments are subject to the Corporation's credit policies and procedures. The Corporation attempts to limit the potential exposure of off-balance-sheet transactions through diversification, utilizing exposure limits to any single industry or customer and selling participations to third parties. Collateral requirements and covenants, if necessary, are established based on management's credit assessment of the customer.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

- -----------------------------------------------------------------
December 31
In millions                                      1993        1992
- -----------------------------------------------------------------
Contract amount represents credit risk
  Commitments to extend credit              $  22,334  $   17,445
  Standby letters of credit                     3,808       3,760
  Commercial letters of credit                     97         146
Contract or notional amount exceeds
  the amount of credit risk
      Interest rate swaps                      12,302       8,206
      Foreign currency exchange contracts
         Commitments to purchase                  387         235
         Commitments to sell                      392         255
      Futures and forward contracts
         Commitments to purchase                               50
      Option contracts
         Written                                  555         227
         Purchased                                605         167
- -----------------------------------------------------------------

COMMITMENTS TO EXTEND CREDIT AND LOANS Commitments to extend credit represent contractual obligations to lend funds. Funding of approximately 34 percent of such commitments at December 31, 1993 is subject to the financial condition of the customer. Commitments to extend credit generally require payment of a fee by the customer and contain fixed expiration dates or other termination clauses and specified interest rates. At December 31, 1993 and 1992, commitments to extend credit included $1.8 billion and $1.9 billion, respectively, of participations and syndications which are primarily to financial institutions.
   The Corporation has purchased participations and originated loans in connection with highly leveraged transactions ("HLT") which are included in the commercial portfolio. HLT loans and unfunded commitments at December 31, 1993 and 1992, totaled $1.1 billion and

50                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


$1.3 billion, respectively. Communications was the largest category within total HLT credit facilities at both year ends.
    Loan outstandings and related unfunded commitments are primarily concentrated within affiliate markets which encompass Delaware, Indiana, Kentucky, New Jersey, Ohio and Pennsylvania. No specific industry concentration exceeded 10 percent of total outstandings and unfunded commitments.

LETTERS OF CREDIT STANDBY letters of credit commit the Corporation to make payments on behalf of customers when certain specified future events occur. Such instruments are typically issued to support obligations such as industrial revenue bonds, commercial paper, and bid or performance related contracts. Commercial letters of credit are used to facilitate customer trade transactions. At year-end 1993, the largest industry concentration within standby letters of credit was healthcare, which accounted for approximately 18 percent of the total. At December 31, 1993, maturities for standby letters of credit ranged from 1994 to 2003. At December 31, 1993 and 1992, standby letters of credit included $758 million and $748 million, respectively, of participations and syndications to others, and $3.2 billion and $2.9 billion, respectively, were issued to support medium- and long-term debt.

INTEREST RATE SWAPS Interest rate swaps are agreements between two parties to exchange periodic interest payments that are calculated on a notional principal amount. The Corporation enters into interest rate swaps to alter the maturity and repricing structure of the balance sheet ("hedge swaps") and as an intermediary for customers ("customer swaps"). Only the interest payments are exchanged, therefore, cash requirements and exposure to credit risk are significantly less than the notional principal amount.
    The Corporation seeks to minimize the credit risk associated with its interest rate swap activities. This is primarily accomplished by entering into transactions with only a selected number of high quality institutions, establishing credit limits with counterparties and, where applicable, requiring segregated collateral in the form of U.S. Government and agency securities. At December 31, 1993, credit exposure related to all swaps totaled $109 million and was 92 percent collateralized.

INTEREST RATE SWAPS

- ------------------------------------------------------------------------------------------------------------
                                           Gain Position                   Loss Position               Total
                                  ------------------------------------------------------
December 31, 1993                 Notional               Fair        Notional          Fair         Notional
In millions                          Value              Value           Value         Value            Value
- ------------------------------------------------------------------------------------------------------------
Hedge swaps
  Receive fixed                   $  7,904            $   153       $   2,715        $  (26)      $   10,619
  Pay fixed                                                             1,193           (86)           1,193
- ------------------------------------------------------------------------------------------------------------
                                     7,904                153           3,908          (112)          11,812
Customer swaps                         245                  3             245            (3)             490
- ------------------------------------------------------------------------------------------------------------
   Total                          $  8,149            $   156      $    4,153      $   (115)      $   12,302
- ------------------------------------------------------------------------------------------------------------


- ------------------------------------------------------------------------------------------------------------
                                           Gain Position                   Loss Position               Total
                                           ---------------------------------------------
December 31, 1992                 Notional               Fair        Notional          Fair         Notional
In millions                          Value              Value           Value         Value            Value
- ------------------------------------------------------------------------------------------------------------
Hedge swaps
  Receive fixed                  $   4,066            $   154       $   2,150       $   (35)       $   6,216
  Pay fixed                            589                                881           (13)           1,470
- ------------------------------------------------------------------------------------------------------------
                                     4,655                154           3,031           (48)           7,686
Customer swaps                         260                  7             260            (7)             520
- ------------------------------------------------------------------------------------------------------------
   Total                        $    4,915          $     161       $   3,291       $   (55)       $   8,206
- ------------------------------------------------------------------------------------------------------------

      The majority of hedge swaps are indexed amortizing interest rate swaps where the Corporation receives payments based on fixed interest rates and makes payments based on a floating money market rate. Index swaps have remaining expected maturities that range from six months to two and one half years. If interest rates rise above a contractually specified level, the maturities of the index swaps will be extended.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOREIGN CURRENCY EXCHANGE CONTRACTS Foreign currency exchange contracts involve the trading of one currency for another at specified rates and dates and are used to facilitate the management of fluctuations in foreign exchange rates. Such contracts are entered into on behalf of customers and are utilized by the Corporation to hedge against risk positions associated with asset/liability management and trading activities.

FUTURES AND FORWARDS CONTRACTS Futures contracts represent commitments to purchase or sell securities and other money market instruments at a specified date and price. Futures contract terms are standardized and are traded on organized exchanges. The exchange assumes the risk that a counterparty will not honor the contract and, therefore, generally requires margin payments to minimize such risk. Forward contracts are traded in over-the-counter markets and do not have standardized terms. Futures and forward contracts are utilized by the Corporation to hedge against risk positions associated with asset/liability management and trading activities. Counterparties to the Corporation's futures and forward contracts are primarily U.S. Government agencies and brokers and dealers in securities.

OPTION CONTRACTS Option contracts represent rights to purchase or sell securities or other money market instruments at a specified date and price at the option of the holder. The writer of the option contract receives a fee that conveys to the holder the right to put or call the underlying financial instrument. Option contracts are traded on organized exchanges or customized to meet the specialized needs of the counterparty.

PREMISES, EQUIPMENT AND
LEASEHOLD IMPROVEMENTS

Premises, equipment and leasehold improvements, stated at cost less accumulated depreciation and amortization, were as follows:

- ---------------------------------------------------------------------------
December 31
In millions                                             1993           1992
- ---------------------------------------------------------------------------
Land                                                  $   62         $   51
Buildings                                                364            291
Equipment                                                662            563
Leasehold improvements                                   127            117
- ---------------------------------------------------------------------------
                                                       1,215          1,022
Accumulated depreciation and amortization               (561)          (476)
- ---------------------------------------------------------------------------
      Net book value                                  $  654         $  546
- ---------------------------------------------------------------------------

      Depreciation and amortization expense on premises, equipment and leasehold improvements totaled $91.8 million in 1993, $76.9 million in 1992 and $69.7 million in 1991.
      Certain facilities and equipment are leased under agreements expiring at various dates until the year 2022. Substantially all such leases are accounted for as operating leases. Rental expense on such leases amounted to $61.8 million in 1993, $57.5 million in 1992 and $56.4 million in 1991.
      At December 31, 1993, required minimum annual rentals due on noncancelable leases having terms in excess of one year aggregated $307.1 million. Minimum annual rentals for each of the years 1994 through 1998 are $56.3 million, $46.6 million, $39.8 million, $30.8 million and $21.1 million, respectively.

MORTGAGE BANKING

At December 31, 1993, purchased mortgage servicing rights totaled $268 million compared with $44 million at December 31, 1992. Amortization expense during 1993 and 1992 totaled $17.1 million and $9.0 million, respectively.

REPURCHASE AGREEMENTS

Certain securities are sold under agreements to repurchase and are treated as financings. The obligation to repurchase such securities is reflected as a liability on the consolidated

52                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

balance sheet. The dollar amounts of securities underlying the agreements remain in the respective asset accounts.
    Repurchase agreement data, including accrued interest for securities sold, are presented below. All collateral is in the form of U.S. Treasury or U.S. Government agency securities.

- ---------------------------------------------------------------------------------------------------
December 31, 1993
Remaining Maturity                                  Securities Sold            Repurchase Liability
                                                ------------------------      ---------------------
Type of Security                                Carrying          Market                   Interest
In millions                                       Amount           Value      Amount           Rate
- ---------------------------------------------------------------------------------------------------
Next business day
    Treasury                                     $   144         $   144     $   143          2.63%
    Agency                                           353             355         220           2.44
4 to 30 days
    Treasury                                          47              47          47           2.76
    Agency                                           442             447         368           3.48
31 to 90 days
    Agency                                         1,042           1,053         972           3.52
Over 91 days to one year
    Agency                                         2,821           2,838       2,763           3.72
Over one year
    Treasury                                          67              67          57           7.82
    Agency                                           443             446         425           3.89
- ------------------------------------------------------------------------------------
       Total                                    $  5,359        $  5,397   $   4,995          3.63%
- --------------------------------------------------------------------------------------------------


NOTES AND DEBENTURES

- ------------------------------------------------------------------------
December 31
In millions                                         1993            1992
- ------------------------------------------------------------------------
BANKING SUBSIDIARIES
Bank notes                                       $ 7,000         $ 2,925
Federal Home Loan Bank                             1,045
Student Loan Marketing Association                   520             615
- ------------------------------------------------------------------------
   Total Banking Subsidiaries                      8,565           3,540
OTHER SUBSIDIARIES
Senior notes                                         150             150
Subordinated notes                                   550             100
ESOP borrowing                                       110             131
Other                                                210             376
- ------------------------------------------------------------------------
   Total Other Subsidiaries                        1,020             757
- ------------------------------------------------------------------------
   Total                                         $ 9,585         $ 4,297
- ------------------------------------------------------------------------

   During 1993, $200 million of 8.25% Notes Due 1996 were redeemed.
   Bank notes mature in 1994 and have various interest rates that range from
3.20 percent to 3.90 percent. The Federal Home Loan Bank advances have various maturities ranging from 1994 to 2002 and interest rates that range from 3.37 percent to 8.76 percent. The Student Loan Marketing Association obligations mature in 1994 and have various interest rates that range from 3.25 percent to
3.55 percent.
   The senior and subordinated notes were issued by PNC Funding Corp. and are not redeemable prior to maturity. Interest on the notes is payable semiannually, and the payment of principal and interest is unconditionally guaranteed by the parent company. The senior and subordinated notes have various maturities ranging from 1995 to 2003 and interest rates that range from
4.875 percent to 9.875 percent.
   The ESOP borrowing is unconditionally guaranteed by the parent company. During 1993, the ESOP borrowing was refinanced with a series of medium-term, fixed-rate notes with maturities that range from 1994 to 1999 and interest rates ranging from 4.76 percent to 5.48 percent. Interest expense on the borrowing was $4.9 million in 1993, $5.8 million in 1992 and $9.7 million in 1991.
   The other category includes convertible subordinated debentures, floating rate notes, capital notes, mortgage notes and various other borrowings, with rates ranging from 3.50 percent to 11.09 percent and various maturities extending through 2004.
   Notes and debentures have scheduled repayments for the years 1994 through 1998 of $7.7 billion, $716 million, $39 million, $22 million and $51 million, respectively.

SHAREHOLDERS' EQUITY

The Corporation has four outstanding series of preferred stock. During 1993, the Series E preferred stock was redeemed. The redemption/liquidation value and number of shares outstanding by series are as follows:

- ------------------------------------------------------------------------------------------------------
                                                   Redemption/
                                                   Liquidation                    Shares Outstanding
                                                                             --------------------------
December 31                                      Value Per Share             1993                  1992
- -------------------------------------------------------------------------------------------------------
$  1.80 Series A                                   $  40                   21,495                23,666
   1.80 Series B                                      40                    9,297                10,457
   1.60 Series C                                      20                  425,813               478,448
   1.80 Series D                                      20                  526,628               647,370
   2.60 Series E                                      27.75                                     338,100
- -------------------------------------------------------------------------------------------------------
     Total                                                                983,233             1,498,041
- -------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                  53


   Series A through D are cumulative and except for Series B, are redeemable at the option of the Corporation.
   Holders of preferred stock are entitled to a number of votes equal to the number of full shares of common stock into which such preferred stock is convertible. Preferred stockholders are entitled to the following conversion privileges: (i) one share of Series A or Series B is convertible into eight shares of common stock; and (ii) 2.4 shares of Series C or Series D are convertible into four shares of common stock.
   The Corporation has a dividend reinvestment and stock purchase plan. Shareholders of preferred stock and common stock may participate in the plan which provides that additional shares of common stock may be purchased with reinvested dividends and voluntary cash payments at market value. The following number of shares of common stock were purchased pursuant to such plan: 591,785 shares in 1993, 670,309 shares in 1992 and 565,127 shares in 1991.
   The Corporation had reserved approximately 19.0 million shares of common stock to be issued in connection with employee stock options and the conversion of certain debt and equity securities.

EMPLOYEE BENEFIT PLANS

The Corporation has an incentive savings plan ("ISP") in which employee contributions of up to 6 percent of base pay are matched. Additionally, the Corporation has an ESOP which covers all eligible participants of the ISP. The aggregate benefit expense of these plans was $4.9 million for 1993, $9.7 million for 1992 and $12.7 million for 1991.
   The shares purchased by the ESOP are used to match a portion of employee contributions to the ISP. Dividends received on shares held by the ESOP are used to service a portion of the principal and interest payments of the ESOP borrowing. During 1993, 1992 and 1991, dividends used for debt service totaled $8.5 million, $7.9 million and $5.8 million, respectively. The Corporation contributed $8.8 million in 1993, $9.5 million in 1992 and $9.4 million in 1991 to satisfy the additional debt service cost. Benefit expense is recognized based on a percentage of total debt service for the current year to total debt service over the life of the borrowing. This percentage is applied to the original principal balance to calculate the benefit expense, which totaled $2.5 million in 1993, $8.0 million in 1992 and $11.4 million in 1991.
   The Corporation sponsors a funded defined benefit pension plan covering substantially all employees. The plan provides pension benefits that are based on the average base salary for specified years of service prior to retirement. Pension contributions are made to the extent deductible under existing federal tax regulations. The Corporation also has an unfunded non-qualified supplemental defined benefit retirement plan covering certain employees, as defined in the plan.
   The following table sets forth the estimated funded status of defined benefit plans:

- ---------------------------------------------------------------------------
December 31
In millions                                                1993        1992
- ---------------------------------------------------------------------------
Actuarial present value of accumulated
  benefit obligation, including vested
  benefits of $280 and $203                              $  298       $ 218
- ---------------------------------------------------------------------------
Actuarial present value of projected
  benefit obligation for service
  rendered to date                                       $  402       $ 338
Less plan assets at fair value--primarily
  listed common stocks, U.S.
  Government and agency
  securities, and collective funds                         (289)       (288)
- ---------------------------------------------------------------------------
Unfunded projected benefit obligation
  in excess of projected plan assets                        113          50
Unrecognized net loss from past
  experience different from that
  assumed and effects of changes
  in assumptions                                           (108)        (52)
Unrecognized net asset                                       15          18
Unrecognized prior service cost                              (6)         (7)
- ---------------------------------------------------------------------------
Accrued pension cost included
  in other liabilities                                   $   14       $   9
- ---------------------------------------------------------------------------

54                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Net defined benefit plan costs include the following components:

- -------------------------------------------------------------------------------------------------
Year ended December 31
In thousands                                                   1993          1992            1991
- -------------------------------------------------------------------------------------------------
Service cost--benefits earned
  during the period                                      $   16,887    $   16,883     $    14,567
Interest cost on projected
  benefit obligation                                         19,611        24,577          19,338
Actual return on plan assets                                (34,837)      (18,204)        (54,487)
Net amortization and deferral                                 6,000        (8,823)         30,728
- -------------------------------------------------------------------------------------------------
  Net periodic pension costs                             $    7,661    $   14,433     $    10,146
- -------------------------------------------------------------------------------------------------

     Assumptions used in accounting for the plans were:

December 31                                                    1993          1992            1991
- -------------------------------------------------------------------------------------------------
Discount rate                                                  7.25%    6.00%-8.50%          8.50%
Rate of increase in
  compensation levels                                          5.18           5.68           5.68
Expected long-term
  rate of return on assets                                    10.00          10.00          10.00
- -------------------------------------------------------------------------------------------------

   The Corporation has an employee stock purchase plan which covers a maximum of five million shares of common stock of which 1,871,697 were available to be issued. Persons who have been continuously employed for at least one year are eligible to participate. Offering periods cover six months beginning June 1 and December 1 of each year. Common stock is purchased by participants at 85 percent of the lesser of fair market value on the first or last day of each offering period. During 1993, 276,517 shares were issued to participants at prices of $24.12 and $25.18 per share; 291,580 shares were issued in 1992 at prices of $17.80 and $21.68 per share; and 416,548 shares were issued in 1991 at prices of $9.41 and $15.62 per share. No charge to earnings is required with respect to such plan.
   In addition to providing pension benefits, the Corporation provides certain health care and life insurance benefits for retired employees. Effective January 1, 1992, the Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires the accrual of the expected cost of providing postretirement benefits to employees during the years that employees render service. The adoption of SFAS No. 106 resulted in a charge of $102.5 million.
   A reconciliation of the accrued postretirement benefit obligation is as follows:

- ---------------------------------------------------------------------------------
December 31
In millions                                                    1993          1992
- ---------------------------------------------------------------------------------
Accumulated postretirement benefit
  Retirees                                                   $   75        $   75
  Active employees                                                3            29
  Other active plan participants                                 39            65
- ---------------------------------------------------------------------------------
    Total accumulated postretirement obligation                 117           169
- ---------------------------------------------------------------------------------
Unrecognized prior service cost                                  66
Unrecognized net loss                                           (14)
- ---------------------------------------------------------------------------------
  Accrued postretirement benefit obligation                  $  169        $  169
- ---------------------------------------------------------------------------------

    Net periodic postretirement benefit costs include the following components:

- ---------------------------------------------------------------------------------
Year ended December 31
In thousands                                                    1993         1992
- ---------------------------------------------------------------------------------
Service cost-benefits earned during the period             $   1,467    $   5,483
Interest cost on accrued benefit obligation                    6,330       13,440
Amortization of prior service cost                            (4,306)
- ---------------------------------------------------------------------------------
    Net periodic postretirement benefit costs              $   3,491    $  18,923
- ---------------------------------------------------------------------------------

     Assumptions used in accounting for the plans were:

December 31                                                     1993         1992
- ---------------------------------------------------------------------------------
Discount rate                                                   7.25%   6.00-8.50%
Expected health care cost trend rate:
  Medical                                                      10.70        13.30
  Dental                                                        7.80         9.20
- ---------------------------------------------------------------------------------

   The health care cost trend rate declines until it stabilizes at 5.0 percent beginning 2001. A 1 percent increase in the health care trend rate would result in an increase of $113,000 and $470,000 in the service cost and interest cost components, respectively, and a $7.7 million increase in the accumulated postretirement benefit obligation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                   55


   Prior to the adoption of SFAS No. 106, the Corporation recognized benefit expense related to postretirement benefits on a cash basis. The expense of providing such benefits was $4.1 million in 1991.
   Effective January 1, 1993, the Corporation's postretirement benefit plan was amended to provide benefits limited to a fixed amount based on the employee's age and years of service. The plan amendments resulted in a $63.8 million reduction to the accrued postretirement benefit obligation. In accordance with SFAS No. 106, this reduction is amortized over the average service life of covered employees, which is currently 15 years.
   In November 1992, SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was issued with adoption required in 1994. The impact of this standard is not material to the Corporation's financial position or results of operations.
   In November 1993, Statement of Position No. 93-6, "Employers' Accounting for Employee Stock Option Plans," was issued with adoption required in 1994. Management does not expect the adoption of this statement to have a material impact on the Corporation's financial position or results of operations.

STOCK OPTION PLANS

The Corporation has a senior executive long-term incentive award plan ("Incentive Plan") that provides for the granting of incentive stock options, nonqualified options, stock appreciation rights ("SARs"), performance units, and incentive shares. In any given year the number of shares of common stock available for grants under the Incentive Plan may range from 1.5 percent to 3 percent of total issued shares of common stock, determined at the end of the preceding calendar year.
   Options are granted at exercise prices not less than the fair market value of common stock on the date of grant. Such options may not be exercised for twelve months after the date of grant. Payment of the option price may be in cash or shares of common stock valued at fair market value on the exercise date.
   The following table presents share data related to the Incentive Plan, a similar predecessor plan and other plans assumed in certain mergers. In accordance with the terms of plans assumed in certain mergers, option holders receive upon exercise, common stock in accordance with the relevant exchange ratio.

- ---------------------------------------------------------------------------------
                                                        Option Price
                                                    Per Common Share       Shares
- ---------------------------------------------------------------------------------
January 1, 1991                                         $6.47-$23.00    8,605,276
  Granted                                               11.38- 21.63    2,266,800
  SARs exercised                                                           (9,400)
  Options exercised                                      6.47- 21.11     (752,714)
  Terminated                                                             (206,260)
- ---------------------------------------------------------------------------------
December 31, 1991                                        6.47- 23.00    9,903,702
  Granted                                               12.31- 27.56    2,177,640
  SARs exercised                                                          (52,800)
  Options exercised                                      6.47- 21.63   (3,095,230)
  Terminated                                                              (48,300)
- ---------------------------------------------------------------------------------
December 31, 1992                                        6.47- 27.56    8,885,012
  Granted                                               29.50- 30.13    1,924,350
  SARs exercised                                                          (10,000)
  Options exercised                                      6.47- 27.56   (1,384,022)
  Terminated                                                              (68,609)
- ---------------------------------------------------------------------------------
December 31, 1993                                       $6.47-$30.13    9,346,731
- ---------------------------------------------------------------------------------

   At December 31, 1993, options for 7,411,803 shares of common stock were exercisable. Shares of common stock available for the granting of options under the Incentive Plan and the predecessor plan were as follows: 6,259,203 at December 31, 1993, 4,658,641 at December 31, 1992, and 703,500 at December 31,
1991.

INCOME TAXES

Effective January 1, 1993, the Corporation adopted SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method to account for deferred income taxes.

56                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Income taxes related to operations, the tax effect of securities transactions, and the current and deferred portions of income taxes were as follows:

- -------------------------------------------------------------------------------------------------
Year ended December 31
In thousands                                                    1993         1992            1991
- -------------------------------------------------------------------------------------------------
Operations                                                 $ 305,656    $ 175,887     $   134,602
Securities transactions
    Equity and other                                            (133)       5,680          (2,826)
    Debt                                                      65,826       67,115          26,639
- -------------------------------------------------------------------------------------------------
  Total                                                    $ 371,349    $ 248,682     $   158,415
- -------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------
Year ended December 31
In thousands                                                    1993         1992            1991
- -------------------------------------------------------------------------------------------------
Current
  Federal                                                  $ 419,986    $ 276,156     $   131,418
  State                                                       11,914        8,433           6,388
- -------------------------------------------------------------------------------------------------
    Total current                                            431,900      284,589         137,806
- -------------------------------------------------------------------------------------------------
Deferred
  Federal                                                    (58,044)     (36,777)         16,388
  State                                                       (2,507)         870           4,221
- -------------------------------------------------------------------------------------------------
    Total deferred                                           (60,551)     (35,907)         20,609
- -------------------------------------------------------------------------------------------------
    Total                                                  $ 371,349    $ 248,682     $   158,415
- -------------------------------------------------------------------------------------------------

   Significant components of the Corporation's deferred tax assets and liabilities are as follows:

- -------------------------------------------------------------------------------------------------
                                                                     December 31,      January 1,
In millions                                                                  1993            1993
- -------------------------------------------------------------------------------------------------
Deferred tax assets
  Allowance for credit losses                                               $ 321           $ 300
  Compensation and benefits                                                    81              73
  Foreclosed assets                                                            21              21
  Purchase accounting--deposits
    and other borrowings                                                       72
  Purchase accounting--other                                                   35
  Other                                                                        63              53
- -------------------------------------------------------------------------------------------------
    Total deferred tax assets                                                 593             447
- -------------------------------------------------------------------------------------------------
Deferred tax liabilities
  Leasing operations                                                          179             205
  Depreciation                                                                 18              23
  Net unrealized securities gains                                              48
  Purchase accountingloans                                                     97
  Other                                                                        24              13
- -------------------------------------------------------------------------------------------------
  Total deferred tax liabilities                                              366             241
- -------------------------------------------------------------------------------------------------
    Net deferred tax asset                                                  $ 227           $ 206
- -------------------------------------------------------------------------------------------------

   The components of deferred income taxes that result from timing differences in the recognition of revenues and expenses for tax and financial reporting purposes were as follows:

- -------------------------------------------------------------------------------------------------
Year ended December 31
In thousands                                                                 1992            1991
- -------------------------------------------------------------------------------------------------
Lease financing                                                          $  5,145       $  13,729
Provision for credit losses                                               (17,294)        (10,896)
Investment tax credit                                                        (106)           (167)
Alternative minimum tax                                                     6,040          36,918
Other--net                                                                (29,692)        (18,975)
- -------------------------------------------------------------------------------------------------
    Total deferred taxes (benefits)                                      $(35,907)      $  20,609
- -------------------------------------------------------------------------------------------------

   A reconciliation between the statutory and effective tax rates follows:

- -------------------------------------------------------------------------------------------------
Year ended December 31                                          1993         1992            1991
- -------------------------------------------------------------------------------------------------
Statutory tax rate                                              35.0%        34.0%           34.0%
Tax-exempt interest                                             (2.4)        (3.8)           (7.3)
State tax                                                         .5           .8             1.3
Other--net                                                        .2          1.0              .9
- -------------------------------------------------------------------------------------------------
    Effective tax rate                                          33.3%        32.0%           28.9%
- -------------------------------------------------------------------------------------------------

REGULATORY MATTERS

The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by such regulatory authorities. At any time, various bank and nonbank examinations are ongoing. Management promptly responds to all findings of regulators. None of the Corporation's bank and nonbank subsidiaries are subject to written regulatory agreements.
   The dividends that may be paid by subsidiary banks to the parent company are subject to certain legal limitations. Without regulatory approval, the amount available for payment of dividends by all subsidiary banks was $943 million at December 31, 1993. Dividends also may be impacted by capital needs, regulatory requirements and policies, and other factors as management deems relevant.
   Under federal law, generally no bank subsidiary may extend credit to the parent company or its nonbank subsidiaries on terms and under circumstances which are not substantially the same as comparable extensions of credit to nonaffiliates. No extension of credit may be made to the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                   57


parent company or a nonbank subsidiary which is in excess of 10 percent of the capital stock and surplus of such bank subsidiary or in excess of 20 percent of the capital and surplus of such bank subsidiary as to aggregate extensions of credit to the parent company and its subsidiaries. In certain circumstances, federal regulatory authorities may impose more restrictive limitations. Such extensions of credit, with limited exceptions, must be fully collateralized. The maximum amount available under statutory limitations for transfer from subsidiary banks to the parent company in the form of loans and dividends approximated 32 percent of consolidated net assets at December 31, 1993.
   Federal Reserve Board regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. During 1993, subsidiary banks maintained reserves which averaged $814 million.

LITIGATION

During 1993, the parties reached an agreement to settle a consolidated class action against the Corporation and certain present and former officer-directors, alleging purported violations of federal securities laws, and a shareholders' derivative suit against such officer-directors, alleging breach of fiduciary duty and waste of corporate assets. The settlement was approved by the court and both actions were dismissed with prejudice. The cost of settlement was covered by insurance and existing litigation reserves.
   In January 1992, a purported class action lawsuit was filed against PNC National Bank ("PNCNB"), a national bank subsidiary of the Corporation located in Wilmington, Delaware, alleging that PNCNB violated Pennsylvania statues in connection with certain fees charged on credit cards issued by PNCNB and seeking, among other things, unquantified compensatory and triple damages and injunctive relief. PNCNB has filed a motion for judgment on the pleadings, seeking dismissal of the suit. This case is one of several brought against a number of banks, challenging whether a credit card issuing bank can impose various types of fees allowed by the state where the issuer is located on cardholders residing in other states that allegedly limit or prohibit those fees.
   PNCNB is vigorously defending the lawsuit. The impact of the final disposition of this case cannot be assessed at the present time.
   The Corporation, in the normal course of business, is subject to various other pending and threatened lawsuits in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate that the ultimate aggregate liability, if any, arising out of such other lawsuits will have a material adverse effect on the Corporation's financial position.
   At the present time, management is not in a position to determine whether any pending or threatened litigation will have a material adverse effect on the Corporation's results of operations in any future reporting period.

PARENT COMPANY FINANCIAL STATEMENTS


BALANCE SHEET
- -------------------------------------------------------------------
December 31
In millions                                   1993             1992
- -------------------------------------------------------------------
ASSETS
Cash and due from banks                    $     1          $     3
Securities available for sale                  261              165
Investments in
  Bank subsidiaries                          4,268            3,543
  Nonbank subsidiaries                         320              293
Advances to subsidiary banks                     4                1
Goodwill                                        19               24
Other assets                                   103               34
- -------------------------------------------------------------------
    Total assets                           $ 4,976          $ 4,063
- -------------------------------------------------------------------
LIABILITIES
Dividends payable                                           $     1
Notes and debentures                       $     1                1
Nonbank affiliate borrowings                   360              130
Accrued expenses and other liabilities         290              185
- -------------------------------------------------------------------
    Total liabilities                          651              317
- -------------------------------------------------------------------
SHAREHOLDERS' EQUITY                         4,325            3,746
- -------------------------------------------------------------------
    Total liabilities and
    shareholders' equity                   $ 4,976          $ 4,063
- -------------------------------------------------------------------

58                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


STATEMENT OF INCOME
- -----------------------------------------------------------------------------------------
Year ended December 31
In thousands                                      1993             1992              1991
- -----------------------------------------------------------------------------------------
OPERATING REVENUE
Dividends from
  Bank subsidiaries                        $   335,125        $ 265,875       $   351,264
  Nonbank subsidiaries                          10,750            6,050            96,364
Interest income                                 10,436           15,409            11,001
Other income                                       781              240             1,434
- -----------------------------------------------------------------------------------------
    Total operating revenue                    357,092          287,574           460,063
- -----------------------------------------------------------------------------------------
OPERATING EXPENSES
Interest expense                                 4,924            4,135             7,802
Other expenses                                  55,989           84,006            22,096
- -----------------------------------------------------------------------------------------
    Total operating expenses                    60,913           88,141            29,898
- -----------------------------------------------------------------------------------------
Income before income taxes
  and equity in undistributed
  net income of subsidiaries                   296,179          199,433           430,165
Applicable income taxes
    (benefits)                                   1,895          (18,818)           (2,924)
- -----------------------------------------------------------------------------------------
Income before equity in
  undistributed net income
  of subsidiaries                              294,284          218,251           433,089
Net equity in undistributed
  net income (excess dividends)*
    Bank subsidiaries                          400,877          335,638            62,512
  Nonbank subsidiaries                          33,174          (24,449)         (105,815)
- -----------------------------------------------------------------------------------------
Income before cumulative
  effect of changes in
  accounting principles                        728,335          529,440           389,786
Cumulative effect of changes
  in accounting principles,
  net of tax benefit
  of $52,804 in 1992                            (2,465)        (102,501)
- -----------------------------------------------------------------------------------------
    Net income                             $   725,870        $ 426,939       $   389,786
- -----------------------------------------------------------------------------------------

* Amounts for 1993 include the cumulative effect of changes in accounting principles at the respective subsidiaries.



STATEMENT OF CASH FLOWS
- -----------------------------------------------------------------------------------------
Year ended December 31
In millions                                       1993             1992              1991
- -----------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                       $ 726            $ 427            $  390
Adjustments to reconcile
    net income to net cash
    provided by operating
    activities
  Cumulative effect of
    changes in accounting
    principles                                       2              103
  Equity in undistributed
    net earnings of
    subsidiaries                                  (434)            (311)               43
  Other                                            110               47               (29)
- -----------------------------------------------------------------------------------------
  Net cash provided by
    operating activities                           404              266               404
- -----------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net change in interest-
  earning deposits
  with subsidiary bank                              (4)               4                (5)
Net capital returned/
  (contributed) to subsidiaries                    173                1              (535)
Sales of securities
    available for sale                           2,674            2,956
Purchases of securities
    available for sale                          (2,770)          (2,874)
Cash paid in acquisitions                         (383)             (45)
Other                                              (87)             (22)             (107)
- -----------------------------------------------------------------------------------------
  Net cash provided (used)
    by investing activities                       (397)              20              (647)
- -----------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Borrowings from
  nonbank subsidiary                               250                                 72
Matured borrowings from
  nonbank subsidiary                                (9)              (5)              (86)
Acquisition of treasury stock                      (19)             (14)               (7)
Cash dividends paid to
  shareholders                                    (277)            (239)             (207)
Issuance of stock                                   46               74               471
Redemption of
  notes and debentures                                             (100)
- -----------------------------------------------------------------------------------------
  Net cash provided (used)
    by financing activities                         (9)            (284)              243
- -----------------------------------------------------------------------------------------
Increase (decrease) in cash
  and due from banks                                (2)               2
Cash and due from banks at
  beginning of year                                  3                1                 1
- -----------------------------------------------------------------------------------------
Cash and due from banks
  at end of year                                 $   1            $   3            $    1
- -----------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    59

   Commercial paper issued by PNC Funding Corp. is guaranteed by the parent company. During 1993, 1992 and 1991, the parent company received income tax refunds of $2.7 million, $16.8 million and $7.1 million, respectively. Such refunds represent the parent company's portion of consolidated income taxes. During 1993, 1992 and 1991, the parent company paid interest on contractual debt obligations of $4.9 million, $4.4 million and $7.9 million, respectively.


UNUSED LINES OF CREDIT

At December 31, 1993, the Corporation maintained a line of credit in the amount of $150 million, none of which was drawn. This line is available for general corporate purposes. The annual fee paid for the unused line is .25 percent.


FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information for financial instruments. SFAS No. 107 excludes certain assets such as real and personal property, leases, loan customer relationships, deposit customer intangibles, retail branch networks, fee-based businesses, trademarks and brand names. Accordingly, the aggregate of fair value amounts presented does not attempt to capture and does not represent the underlying value of the Corporation.
   SFAS No. 107 defines fair value as the estimated amount at which the financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. However, it is not management's intention to immediately dispose of a significant portion of such financial instruments, and the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.
   The fair value of securities is based primarily on quoted market prices. For substantially all other financial instruments, fair values have been estimated using discounted cash flow analyses, pricing models and other valuation techniques. These derived fair values are subjective in nature, involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly impact the derived fair value estimates.
   The following table represents the estimates of fair value of financial instruments:


FAIR VALUE OF FINANCIAL INSTRUMENTS
- -----------------------------------------------------------------------------------------------------------
December 31                                                 1993                              1992
                                                 ------------------------           -----------------------
                                                 Carrying            Fair           Carrying           Fair
In millions                                       Amount            Value            Amount           Value
- -----------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term assets                       $ 3,119          $  3,119         $  3,745         $ 3,745
Loans held for sale                                1,392             1,392              220             220
Securities                                        23,060            23,104           20,741          20,982
Net loans (excludes leases)                       31,679            32,185           24,290          25,067
LIABILITIES
Demand deposits                                   18,621            18,621           17,156          17,156
Time deposits                                     14,494            14,790           12,314          12,646
Short-term borrowings                             12,212            12,211           12,274          12,263
Notes and debentures                               9,585             9,598            4,297           4,330
OFF-BALANCE-SHEET
Commitments to extend credit                         (23)              (23)             (13)            (13)
Letters of credit                                    (30)              (30)             (49)            (49)
Interest rate swaps                                   31                41               44             106
- -----------------------------------------------------------------------------------------------------------

    The following methods and assumptions were used in estimating fair value amounts for financial instruments:


GENERAL For short-term financial instruments realizable in three months or less, the carrying amount reported in the balance sheet approximates fair value. Unless otherwise stated, the rates used to discount cash flows are based on market yield curves.

60                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CASH AND SHORT-TERM ASSETS The carrying amounts reported in the consolidated balance sheet for cash and short-term assets approximate those assets' fair values primarily due to their short-term nature. For purposes of this disclosure only, short-term assets include due from banks, interest-earning deposits with banks, federal funds sold and resale agreements, trading account securities, customers' acceptance liability and accrued interest receivable. Trading account securities are recorded at market value, therefore, the carrying amount is equal to fair value.

SECURITIES The fair value of investment securities and securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair value is estimated using the quoted market prices of comparable instruments.

NET LOANS AND LOANS HELD FOR SALE For demand and variable rate commercial and certain consumer loans that reprice quarterly, fair values are estimated by reducing carrying amounts by estimated credit loss factors. For other commercial loans, including nonaccrual loans, fair values are estimated using discounted cash flow analyses, with cash flows reduced by estimated credit loss factors and discount rates equal to rates currently charged by the Corporation for similar loans. In the case of nonaccrual loans, scheduled cash flows do not include interest payments.
   For automobile, home equity, student and credit card loans, fair values are determined by using internal pricing models. The models derive fair value by incorporating assumptions about prepayments, credit losses and servicing fees and costs and discounting the future net revenues at an appropriate risk rate of return. For credit cards and revolving home equity loans, this fair value does not include any amount for new loans or the related fees that will be generated from the existing customer relationships. The fair value of residential mortgages is estimated based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Due to their short-term nature, the carrying amount of loans held for sale approximates fair value.

DEPOSITS The carrying amounts for noninterest-bearing demand and interest-bearing, money market and savings deposits approximate fair values. For time deposits, fair values are based on the discounted value of scheduled cash flows. The discount rates used vary by instrument and are based on dealer quotes or rates currently offered for deposits with similar maturities.

SHORT-TERM BORROWINGS The carrying amounts of federal funds purchased, commercial paper, acceptances outstanding and accrued interest payable are considered fair value because of their short-term nature. Repurchase agreements and term federal funds purchased are valued using discounted cash flow analyses.

NOTES AND DEBENTURES The fair value of variable-rate notes and debentures is equivalent to carrying value. For fixed-rate notes and debentures, scheduled cash flows are discounted using rates for similar debt with the same maturities.

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT Fair values for commitments to extend credit and letters of credit are estimated based upon the amount of deferred fees and the creditworthiness of the counterparties.

FOREIGN CURRENCY EXCHANGE, FINANCIAL FUTURES, FORWARDS AND OPTION CONTRACTS These off-balance-sheet financial instruments are marked to market, therefore, the carrying amount approximates fair value. Such amounts are immaterial at December 31, 1993.

INTEREST RATE SWAPS The fair value of index interest rate swaps is based on dealer quotes. The fair value of all other swaps is the discounted value of the expected net cash flows. These fair values represent the estimated amounts that the Corporation would receive or pay to terminate the contracts, taking into account current interest rates

STATISTICAL INFORMATION                                                       61

SELECTED CONSOLIDATED FINANCIAL DATA
- ----------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                        1993           1992          1991          1990          1989
- ----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (In thousands)
Interest income                                          $3,201,120    $3,218,971    $3,657,533    $4,223,375    $4,064,440
Interest expense                                          1,372,087     1,561,679     2,222,335     2,874,118     2,758,385
Net interest income                                       1,829,033     1,657,292     1,435,198     1,349,257     1,306,055
Provision for credit losses                                 203,944       323,531       428,038       760,507       331,724
Noninterest income excluding net securities gains           757,555       693,273       748,571       634,108       547,093
Net securities gains                                        187,694       193,503        63,454        22,425        33,545
Noninterest expenses                                      1,453,726     1,442,415     1,270,984     1,215,858     1,069,705
Applicable income taxes  (benefits)                         371,349       248,682       158,415       (41,487)      107,824
Income before cumulative effect
of changes in accounting principles                         745,263       529,440       389,786        70,912       377,440
Cumulative effect of changes in accounting
  principles, net of tax benefit of $5,343 and $52,804      (19,393)     (102,501)
Net income                                                  725,870       426,939       389,786        70,912       377,440
PER COMMON SHARE DATA
Book value at year end                                       $18.34        $15.96        $15.27        $13.40        $14.83
Cash dividends declared                                       1.175         1.080          .795         1.060         1.030
Earnings
 Primary before cumulative effect
   of changes in accounting principles                      $  3.14      $   2.36       $  1.97       $   .37    $     1.99
 Cumulative effect of changes in accounting principles         (.08)         (.46)
- ----------------------------------------------------------------------------------------------------------------------------
   Primary                                                  $  3.06      $   1.90       $  1.97       $   .37    $     1.99
- ----------------------------------------------------------------------------------------------------------------------------
 Fully diluted before cumulative effect
   of changes in accounting principles                      $  3.13      $   2.34       $  1.94       $   .37    $     1.96
 Cumulative effect of changes in accounting principles         (.09)         (.45)
- ----------------------------------------------------------------------------------------------------------------------------
   Fully diluted                                            $  3.04      $   1.89       $  1.94       $   .37    $     1.96
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS
At December 31 (In millions)
Total assets                                               $ 62,080      $ 51,380      $ 44,892      $ 45,533      $ 45,661
Securities                                                   23,060        20,741        14,173        12,189        12,867
Loans, net of unearned income                                33,308        25,817        25,443        27,633        28,107
Deposits                                                     33,115        29,470        30,019        32,043        30,120
Borrowed funds                                               11,662        11,811         9,486         8,735        10,728
Notes and debentures                                          9,585         4,297         1,287         1,319           715
Shareholders  equity                                          4,325         3,745         3,317         2,601         2,830
SELECTED RATIOS
Return on average total assets                                 1.44%          .95%          .91%          .16%          .90%
Return on average common shareholders  equity                 18.40         12.47         14.02          2.46         13.60
Average shareholders  equity to average total assets           7.86          7.68          6.53          6.08          6.65
Dividend payout                                               37.98         55.54         39.60        298.03         51.42
Overhead                                                      51.66         55.76         55.11         57.84         53.63
- ----------------------------------------------------------------------------------------------------------------------------

62                                                       STATISTICAL INFORMATION

SELECTED QUARTERLY FINANCIAL DATA
- ------------------------------------------------------------------------------------------------
                                                                      1993
                                            ----------------------------------------------------
                                               Fourth          Third         Second        First
                                              Quarter        Quarter        Quarter      Quarter
- ------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (In thousands)
Interest income                             $ 815,201      $ 791,890      $ 800,476    $ 793,553
Interest expense                              353,487        333,908        344,830      339,862
Net interest income                           461,714        457,982        455,646      453,691
Provision for credit losses                    38,692         50,021         53,814       61,417
Noninterest income
   excluding net securities gains             202,926        191,691        187,818      175,120
Net securities gains                            3,404         72,513          6,616      105,161
Noninterest expenses                          375,649        345,914        345,148      387,015
Income before cumulative effect
   of changes in accounting principles        171,434        217,676        169,142      187,011
Cumulative effect of changes
   in accounting principles,
   net of tax benefit of $5,343 and $52,804                                              (19,393)
Net income                                    171,434        217,676        169,142      167,618
PER COMMON SHARE DATA
Book value at quarter end                     $ 18.34        $ 17.50        $ 16.84      $ 16.42
Earnings
 Primary before cumulative effect
   of changes in accounting principles          $ .72          $ .92          $ .71        $ .79
 Cumulative effect of changes
   in accounting principles                                                                 (.08)
- ------------------------------------------------------------------------------------------------
 Primary                                        $ .72          $ .92          $ .71        $ .71
- ------------------------------------------------------------------------------------------------
 Fully diluted before cumulative effect
   of changes in accounting principles          $ .72          $ .91          $ .71        $ .78
 Cumulative effect of changes
   in accounting principles                                                                 (.08)
- ------------------------------------------------------------------------------------------------
 Fully diluted                                  $ .72          $ .91          $ .71        $ .70
- ------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
HIGHLIGHTS (In millions)
Total assets                                 $ 53,010       $ 50,270       $ 50,152     $ 47,794
Securities                                     20,430         21,011         21,184       18,980
Loans, net of unearned income                  27,883         25,528         25,184       25,214
Deposits                                       29,762         27,813         28,091       28,090
Borrowed funds                                  9,453         10,437         11,485       10,149
Notes and debentures                            8,548          7,000          5,578        4,744
Shareholders  equity                            4,128          4,013          3,869        3,814
- ------------------------------------------------------------------------------------------------


SELECTED QUARTERLY FINANCIAL DATA
- ------------------------------------------------------------------------------------------------
                                                                      1992
                                            ----------------------------------------------------
                                               Fourth          Third         Second        First
                                              Quarter        Quarter        Quarter      Quarter
- ------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (In thousands)
Interest income                             $ 821,900      $ 796,441      $ 780,757    $ 819,873
Interest expense                              367,735        374,700        385,659      433,585
Net interest income                           454,165        421,741        395,098      386,288
Provision for credit losses                    63,060         69,865        100,186       90,420
Noninterest income
   excluding net securities gains             173,769        184,704        175,157      159,643
Net securities gains                           49,187         18,515         46,580       79,221
Noninterest expenses                          402,685        362,300        330,875      346,555
Income before cumulative effect
   of changes in accounting principles        143,542        132,845        127,578      125,475
Cumulative effect of changes
   in accounting principles,
   net of tax benefit of $5,343 and $52,804                                             (102,501)
Net income                                    143,542        132,845        127,578       22,974
PER COMMON SHARE DATA
Book value at quarter end                     $ 15.96        $ 15.76        $ 15.45      $ 15.12
Earnings
 Primary before cumulative effect
   of changes in accounting principles          $ .61          $ .59          $ .58        $ .57
 Cumulative effect of changes
   in accounting principles                                                                 (.47)
- ------------------------------------------------------------------------------------------------
 Primary                                        $ .61          $ .59          $ .58        $ .10
- ------------------------------------------------------------------------------------------------
 Fully diluted before cumulative effect
   of changes in accounting principles          $ .61          $ .59          $ .58        $ .57
 Cumulative effect of changes
   in accounting principles                                                                 (.47)
- ------------------------------------------------------------------------------------------------
 Fully diluted                                  $ .61          $ .59          $ .58        $ .10
- ------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
HIGHLIGHTS (In millions)
Total assets                                 $ 48,436       $ 45,087       $ 42,683     $ 42,727
Securities                                     19,595         17,533         15,062       14,381
Loans, net of unearned income                  25,048         24,158         24,234       24,636
Deposits                                       28,556         27,753         28,332       29,269
Borrowed funds                                 10,648          9,232          8,248        8,122
Notes and debentures                            4,630          3,862          1,960        1,313
Shareholders' equity                            3,644          3,472          3,343        3,282
- ------------------------------------------------------------------------------------------------

STATISTICAL INFORMATION                                                       63

ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME

- ------------------------------------------------------------------------------------------------
In thousands                                                        1993/1992
                                                      Increase/(Decrease) In Income/Expense
                                                               Due To Changes In:
                                           -----------------------------------------------------
                                                                              Rate/
Taxable-equivalent basis                       Volume           Rate         Volume        Total
- ------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Loans, net of unearned income
 Commercial                                $   30,928     $  (20,864)    $   (1,149)   $   8,915
 Real estate project                          (10,904)          (800)            40      (11,664)
 Real estate mortgage                          73,363        (50,332)       (10,554)      12,477
 Consumer                                      41,908        (54,223)        (2,498)     (14,813)
 Other                                         (4,427)        (6,358)           406      (10,379)
- ------------------------------------------------------------------------------------------------
    Total loans                               116,703       (125,052)        (7,115)     (15,464)
- ------------------------------------------------------------------------------------------------
Short-term investments                         (7,801)        (2,428)           629       (9,600)
Securities
 U.S. Treasury                                 60,982        (15,011)       (12,596)      33,375
 U.S. Government agencies
 and corporations                             212,412       (175,861)       (35,590)         961
 State and municipal                           (8,998)         1,188           (164)      (7,974)
 Corporate stocks                               2,912            328            267        3,507
 Other                                         (7,106)       (27,691)         3,337      (31,460)
- ------------------------------------------------------------------------------------------------
   Total securities                           274,875       (224,815)       (51,651)      (1,591)
- ------------------------------------------------------------------------------------------------
Other interest-earning assets                  10,511         (3,205)        (1,773)       5,533
- ------------------------------------------------------------------------------------------------
    Total interest-earning assets          $  397,940     $ (371,290)    $  (47,773)   $ (21,122)
- ------------------------------------------------------------------------------------------------
INTEREST-BEARING SOURCES OF FUNDS
Interest-bearing deposits
 Demand                                    $    9,064     $  (29,969)    $   (5,653)   $ (26,558)
 Savings                                        6,412        (27,536)        (3,483)     (24,607)
 Money market deposit accounts                 19,268        (69,551)        (8,322)     (58,605)
 Certificates of deposit
   of $100,000 or more                        (93,425)        (6,098)         2,633      (96,890)
 Other time                                     2,881        (94,597)        (1,092)     (92,808)
 In foreign offices                           (18,758)        (7,492)         5,068      (21,182)
- ------------------------------------------------------------------------------------------------
    Total interest-bearing deposits           (28,018)      (300,939)         8,307     (320,650)
- ------------------------------------------------------------------------------------------------
Borrowed funds
 Federal funds purchased
   and repurchase agreements                   (7,568)        (9,810)         1,140      (16,264)
 Repurchase agreements                         66,211        (15,071)        (5,012)      46,128
 Commercial paper                               4,163         (1,843)          (338)       1,982
 Other                                        (16,306)        (6,205)         1,498      (21,013)
- ------------------------------------------------------------------------------------------------
    Total borrowed funds                       50,673        (34,455)        (5,385)      10,833
- ------------------------------------------------------------------------------------------------
Notes and debentures                          175,485        (25,058)       (30,202)     120,225
- ------------------------------------------------------------------------------------------------
    Total sources on
     which interest is paid                $  184,414     $ (332,112)    $  (41,894)   $(189,592)
- ------------------------------------------------------------------------------------------------
Change in net interest income              $  207,464     $  (33,754)    $   (5,240)   $ 168,470
- ------------------------------------------------------------------------------------------------



ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME

- ------------------------------------------------------------------------------------------------
In thousands                                                        1992/1991
                                                      Increase/(Decrease) In Income/Expense
                                                               Due To Changes In:
                                           -----------------------------------------------------
                                                                              Rate/
Taxable-equivalent basis                       Volume           Rate         Volume        Total
- ------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Loans, net of unearned income
 Commercial                                $ (185,085)    $ (239,151)    $   39,817   $ (384,419)
 Real estate project                              812        (22,498)           (25)     (21,711)
 Real estate mortgage                         (76,071)       (18,851)         3,448      (91,474)
 Consumer                                      50,596       (117,462)        (7,759)     (74,625)
 Other                                         (3,816)        (9,624)           442      (12,998)
- ------------------------------------------------------------------------------------------------
    Total loans                              (232,447)      (388,138)        35,358     (585,227)
- ------------------------------------------------------------------------------------------------
Short-term investments                         (9,452)       (19,841)         3,210      (26,083)
Securities
 U.S. Treasury                                 11,006        (19,413)        (2,561)     (10,968)
 U.S. Government agencies
 and corporations                             405,810       (145,985)       (70,745)     189,080
 State and municipal                           (8,105)        (3,096)           292      (10,909)
 Corporate stocks                              (1,141)           639           (113)        (615)
 Other                                         12,966        (15,587)        (3,131)      (5,752)
- ------------------------------------------------------------------------------------------------
   Total securities                           417,715       (185,210)       (71,669)     160,836
- ------------------------------------------------------------------------------------------------
Other interest-earning assets                  (2,203)        (2,325)           230       (4,298)
- ------------------------------------------------------------------------------------------------
    Total interest-earning assets          $  194,299     $ (617,478)    $  (31,593)  $ (454,772)
- ------------------------------------------------------------------------------------------------
INTEREST-BEARING SOURCES OF FUNDS
Interest-bearing deposits
 Demand                                    $   14,663     $  (58,390)    $   (8,493)  $  (52,220)
 Savings                                       (7,361)       (52,094)         3,585      (55,870)
 Money market deposit accounts                 58,944        (79,928)       (22,250)     (43,234)
 Certificates of deposit
   of $100,000 or more                       (230,922)       (99,857)        45,476     (285,303)
 Other time                                  (106,416)      (143,141)        19,991     (229,566)
 In foreign offices                            13,850         (7,844)        (4,156)       1,850
- ------------------------------------------------------------------------------------------------
    Total interest-bearing deposits          (199,241)      (524,986)        59,884     (664,343)
- ------------------------------------------------------------------------------------------------
Borrowed funds
 Federal funds purchased
   and repurchase agreements                   (6,418)       (41,440)         2,022      (45,836)
 Repurchase agreements                        122,067        (67,553)       (44,407)      10,107
 Commercial paper                              11,860         (8,822)        (4,682)      (1,644)
 Other                                          3,660        (12,264)          (640)      (9,244)
- ------------------------------------------------------------------------------------------------
    Total borrowed funds                      128,169       (132,417)       (42,369)     (46,617)
- ------------------------------------------------------------------------------------------------
Notes and debentures                          115,885        (29,615)       (35,966)      50,304
- ------------------------------------------------------------------------------------------------
   Total sources on
     which interest is paid                $   46,419     $ (692,604)    $  (14,471)  $ (660,656)
- ------------------------------------------------------------------------------------------------
Change in net interest income              $   78,181     $  120,288     $    7,415   $  205,884
- ------------------------------------------------------------------------------------------------

64                                                       STATISTICAL INFORMATION

AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS
- -----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                                  1993                                    1992
                                                       ----------------------------------------   ----------------------------------
Taxable-equivalent basis                                Average                      Average       Average                 Average
Average balance in millions, interest in thousands     Balances        Interest    Yields/Rates   Balances    Interest  Yields/Rates
- -----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets
 Loans, net of unearned income
   Commercial                                        $   10,877    $    733,727       6.75%    $   10,432     $   724,812      6.95%
   Real estate project                                    1,845         128,252       6.95          2,001         139,916      6.99
   Real estate mortgage                                   4,390         357,911       8.15          3,621         345,434      9.54
   Consumer                                               7,974         697,261       8.74          7,531         712,074      9.46
   Other                                                    873          56,355       6.46            935          66,734      7.14
- -----------------------------------------------------------------------------------------------------------------------------------
     Total loans                                         25,959       1,973,506       7.60         24,520       1,988,970      8.11
- -----------------------------------------------------------------------------------------------------------------------------------
Short-term investments                                      575          22,551       3.92            759          32,151      4.24
Securities
 U.S. Treasury                                            2,294         106,147       4.63          1,248          72,772      5.83
 U.S. Government agencies and corporations               16,722       1,032,049       6.17         13,867       1,031,088      7.44
 State and municipal                                        474          47,352       9.99            566          55,326      9.78
 Corporate stocks                                           118           7,332       6.20             67           3,825      5.71
 Other                                                      795          27,032       3.40            905          58,492      6.46
- -----------------------------------------------------------------------------------------------------------------------------------
   Total securities                                      20,403       1,219,912       5.98         16,653       1,221,503      7.33
- -----------------------------------------------------------------------------------------------------------------------------------
Other interest-earning assets                               403          24,653       6.12            260          19,120      7.35
- -----------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets/interest income          47,340    $  3,240,622       6.85%        42,192     $ 3,261,744      7.73%
- -----------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets
 Allowance for credit losses                               (932)                                     (852)
 Cash and due from banks                                  1,967                                     1,748
 Other assets                                             1,946                                     1,656
- -----------------------------------------------------------------------------------------------------------------------------------
   Total assets                                      $   50,321                                $   44,744
- -----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS  EQUITY
Interest-bearing sources
 Interest-bearing deposits
    Demand                                           $    3,104    $     20,853        .67%    $    2,606     $    47,411      1.82%
    Savings                                               2,255          21,691        .95          1,981          46,298      2.34
   Money market deposit accounts                          5,873         109,669       1.87          5,269         168,274      3.19
   Certificates of deposit of $100,000 or more            2,214         125,877       5.69          3,811         222,767      5.85
   Other time                                             9,415         458,320       4.87          9,366         551,128      5.88
   In foreign offices                                       211           6,362       3.02            663          27,544      4.15
- -----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                     23,072         742,772       3.22         23,696       1,063,422      4.49
- -----------------------------------------------------------------------------------------------------------------------------------
Borrowed funds
 Federal funds purchased                                  1,639          49,890       3.04          1,851          66,154      3.57
 Repurchase agreements                                    6,944         242,916       3.50          5,197         196,788      3.79
 Commercial paper                                           691          22,830       3.30            576          20,848      3.62
 Other                                                    1,099          47,359       4.31          1,443          68,372      4.74
- -----------------------------------------------------------------------------------------------------------------------------------
    Total borrowed funds                                 10,373         362,995       3.50          9,067         352,162      3.88
- -----------------------------------------------------------------------------------------------------------------------------------
Notes and debentures                                      6,486         266,320       4.11          2,948         146,095      4.96
- -----------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
   sources/interest expense                              39,931    $  1,372,087       3.44%        35,711     $ 1,561,679      4.37%
- -----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing sources
 Demand and other noninterest-bearing deposits            5,370                                     4,780
 Accrued expenses and other liabilities                   1,063                                       817
 Shareholders' equity                                     3,957                                     3,436
- -----------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders  equity        $   50,321                                $   44,744
- -----------------------------------------------------------------------------------------------------------------------------------
Net interest rate spread                                                              3.41%                                    3.36%
Impact of noninterest-bearing sources                                                  .54                                      .67
- -----------------------------------------------------------------------------------------------------------------------------------
 Net interest income/margin on earning assets                      $  1,868,535       3.95%                   $ 1,700,065      4.03%
- -----------------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans are included in loans, net of unearned income. The impact of interest rate swaps is included in the interest income/expense and average yields/rates for commercial loans, U.S. Government agencies and corporation securities, all interest-bearing deposits, other borrowed funds and notes and debentures.

STATISTICAL INFORMATION                                                       65

- -----------------------------------------------------------------------------------------
                    1991                                          1990
 -----------------------------------------       ----------------------------------------
  Average                         Average        Average                         Average
  Balances         Interest   Yields/Rates       Balances       Interest     Yields/Rates
- -----------------------------------------------------------------------------------------
  $ 12,521       $1,109,231           8.86%      $ 14,327     $1,488,192            10.39%
     1,991          161,627           8.12          2,620        263,046            10.04
     4,384          436,908           9.97          2,824        294,813            10.44
     7,076          786,699          11.12          6,612        782,387            11.83
       982           79,732           8.12          1,484        142,578             9.61
- -----------------------------------------------------------------------------------------
    26,954        2,574,197           9.55         27,867      2,971,016            10.66
- -----------------------------------------------------------------------------------------
       906           58,234           6.43          1,145         97,353             8.50

     1,103           83,740           7.59          1,024         84,428             8.25
     9,358          842,008           9.00          9,894        919,990             9.30
       645           66,235          10.26            933         95,276            10.21
        90            4,440           4.96            181         15,057             8.30
       753           64,244           8.53          1,400        125,654             8.97
- -----------------------------------------------------------------------------------------
    11,949        1,060,667           8.88         13,432      1,240,405             9.23
- -----------------------------------------------------------------------------------------
       287           23,418           8.16            100         10,753            10.65
- -----------------------------------------------------------------------------------------
    40,096       $3,716,516           9.27%        42,544     $4,319,527            10.15%
- -----------------------------------------------------------------------------------------

      (823)                                          (584)
     1,822                                          1,965
     1,698                                          1,791
- -----------------------------------------------------------------------------------------
  $ 42,793                                       $ 45,716
- -----------------------------------------------------------------------------------------



  $  2,272         $ 99,631           4.39%      $  1,983        $92,890             4.68%
     2,135          102,168           4.78          1,753         89,574             5.11
     4,120          211,508           5.13          3,558        209,440             5.89
     6,983          508,070           7.28          9,863        815,102             8.26
    10,844          780,694           7.20          8,947        728,811             8.15
       431           25,694           5.97            317         37,270            11.77
- -----------------------------------------------------------------------------------------
    26,785        1,727,765           6.45         26,421      1,973,087             7.47
- -----------------------------------------------------------------------------------------

     1,964          111,990           5.68          2,343        194,227             8.29
     3,142          186,681           5.94          4,930        389,598             7.90
       377           22,492           5.96          1,101         89,165             8.10
     1,378           77,616           5.63          1,743        143,458             8.23
- -----------------------------------------------------------------------------------------
     6,861          398,779           5.81         10,117        816,448             8.07
- -----------------------------------------------------------------------------------------
     1,334           95,791           7.18            991         84,583             8.52
- -----------------------------------------------------------------------------------------

    34,980       $2,222,335           6.35%        37,529     $2,874,118             7.66%
- -----------------------------------------------------------------------------------------

     4,417                                          4,370
       601                                          1,037
     2,795                                          2,780
- -----------------------------------------------------------------------------------------
  $ 42,793                                       $ 45,716
- -----------------------------------------------------------------------------------------
                                      2.92%                                          2.49%
                                       .81                                            .91
- -----------------------------------------------------------------------------------------
                $1,494,181            3.73%                   $1,445,409             3.40%
- -----------------------------------------------------------------------------------------














 --------------------------------------------
                     1989
 --------------------------------------------
  Average                             Average
 Balances          Interest      Yields/Rates
- ---------------------------------------------
   13,928        $1,578,864            11.34%
    2,922           340,262             11.65
    2,163           230,278             10.65
    5,786           698,961             12.08
    1,740           175,642             10.09
- ---------------------------------------------
   26,539         3,024,007             11.39
- ---------------------------------------------
    1,622           169,618             10.46
    2,165           177,781              8.21
    5,438           501,789              9.23
    1,108           111,375             10.05
      164            13,745              8.37
    1,722           167,421              9.72
- ---------------------------------------------
   10,597           972,111              9.17
- ---------------------------------------------
       64             6,740             10.53
- ---------------------------------------------
   38,822        $4,172,476             10.75%
- ---------------------------------------------

     (528)
    1,991
    1,798
- ---------------------------------------------
   42,083
- ---------------------------------------------



    1,893          $ 90,624              4.79%
    1,664            83,375              5.01
    3,688           219,740              5.96
    8,641           758,382              8.78
    7,700           648,763              8.43
      862           106,885             12.41
- ---------------------------------------------
   24,448         1,907,769              7.80
- ---------------------------------------------

    2,891           271,398              9.39
    3,840           344,659              8.98
    1,161           104,169              8.97
      740            68,294              9.23
- ---------------------------------------------
    8,632           788,520              9.14
- ---------------------------------------------
      654            62,096              9.50
- ---------------------------------------------

   33,734        $2,758,385              8.18%
- ---------------------------------------------

    4,353
    1,198
    2,798
- ---------------------------------------------
   42,083
- ---------------------------------------------
                                         2.57%
                                         1.07
- ---------------------------------------------
                 $1,414,091              3.64%
- ---------------------------------------------

66                                                       STATISTICAL INFORMATION

SECURITIES

CARRYING VALUE OF SECURITIES
- ----------------------------------------------------------------------------------------------------------------------------
December 31
In millions                                                                               1993          1992           1991
- ---------------------------------------------------------------------------------------------------------------------------
Investment securities
 Debt securities
   U.S. Treasury                                                                     $      1       $     37       $    304
   U.S. Government agencies and corporations                                           10,227         11,413         10,958
   State and municipal                                                                    389            558            581
   Other                                                                                  810          1,246            717
 Corporate stocks                                                                         245             73             57
- ---------------------------------------------------------------------------------------------------------------------------
    Total investment securities                                                      $ 11,672       $ 13,327       $ 12,617
- ---------------------------------------------------------------------------------------------------------------------------
Securities available for sale
 Debt securities
   U.S. Treasury                                                                     $  2,402       $  2,768       $  1,462
   U.S. Government agencies and corporations                                            8,121          4,011             79
   State and municipal                                                                      2                            13
   Other                                                                                  802            635
 Corporate stocks                                                                          61                             1
- ---------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale                                              $ 11,388       $  7,414       $  1,555
- ---------------------------------------------------------------------------------------------------------------------------

At December 31, 1993, securities available for sale are carried at fair value.

STATISTICAL INFORMATION                                                       67

MATURITY DISTRIBUTION OF SECURITIES
- ------------------------------------------------------------------------------------------------------------------------
December 31,1993                                                After      After
In millions                                                 One Year  Five Years
                                               One Year      Through     Through        After     No Fixed
                                                or Less   Five Years   Ten Years    Ten Years     Maturity         Total
- ------------------------------------------------------------------------------------------------------------------------
Investment securities (Amortized Cost)
Debt securities
  U.S. Treasury                                  $    1                                                         $      1
  U.S. Government agencies and corporations                   $    1                               $10,226        10,227
  State and municipal                                22          110      $   62       $  195                        389
  Other                                              31            6           2                       771           810
Corporate stocks                                                                                       245           245
- ------------------------------------------------------------------------------------------------------------------------
    Total investment securities                  $   54       $  117      $   64       $  195      $11,242      $ 11,672
- ------------------------------------------------------------------------------------------------------------------------
Percent of total investment securities              .46%        1.00%        .55%        1.68%       96.31%       100.00%
Weighted average yield                             6.57        10.23       10.31        11.01         5.97          6.12
- ------------------------------------------------------------------------------------------------------------------------

Securities available for sale (Fair Value)
Debt securities
  U.S. Treasury                                  $  537       $1,845      $   16       $    4                   $  2,402
  U.S. Government agencies and corporations                       24           1                   $ 8,095         8,120
  State and municipal                                              1           1            1                          3
  Other                                               1            1                       56          744           802
  Corporate stock                                                                                       61            61
- ------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale          $  538       $1,871      $   18       $   61      $ 8,900      $ 11,388
- ------------------------------------------------------------------------------------------------------------------------
Percent of total securities available for sale     4.72%       16.43%        .16%         .54%       78.15%       100.00%
Weighted average yield                             3.19         4.33        6.41        18.29         6.23          5.82
- ------------------------------------------------------------------------------------------------------------------------

   Collateralized mortgage obligations and mortgage-backed and asset-backed securities are included in the No Fixed Maturity Category. Based on the Corporation's current rate projections and historical experience, the weighted-average expected maturity of all collateralized mortgage obligations and mortgage-backed and asset-backed securities was two years and 11 months at December 31, 1993. Weighted average yields are based on book value with effective yields weighted for the contractual maturity of each security. Tax-exempt securities have been adjusted to a taxable-equivalent basis using a federal income tax rate of 35 percent.

68                                                       STATISTICAL INFORMATION

LOAN PORTFOLIO

At December 31, 1990, approximately $1.2 billion of loans to individuals were reclassified from commercial loans to the consumer category. Balances at December 31, 1989, were not restated.

LOAN OUTSTANDINGS
- ---------------------------------------------------------------------------------------------------------------------------
December 31
In millions                                                    1993          1992          1991          1990          1989
- ---------------------------------------------------------------------------------------------------------------------------
Commercial                                                 $ 12,463       $10,985       $11,245       $12,713       $14,877
Real estate project                                           1,730         1,955         2,047         2,194         2,893
Real estate mortgage                                          8,941         4,114         3,763         3,041         2,562
Consumer                                                      8,525         7,950         7,458         8,933         6,686
Other                                                         1,871         1,105         1,349         1,476         1,799
- ---------------------------------------------------------------------------------------------------------------------------
   Total loans                                               33,530        26,109        25,862        28,357        28,817
   Less unearned income                                         222           292           419           724           710
- ---------------------------------------------------------------------------------------------------------------------------
   Total loans, net of unearned income                     $ 33,308       $25,817       $25,443       $27,633       $28,107
- ---------------------------------------------------------------------------------------------------------------------------

  The following table presents the maturity distribution and interest sensitivity of selected loan categories based on contractual terms.


LOAN MATURITIES AND INTEREST SENSITIVITY
- ---------------------------------------------------------------------------------------------------------------------------
December 31, 1993                                                        One Year   One Through         After
In millions                                                               or Less    Five Years    Five Years   Gross Loans
- ---------------------------------------------------------------------------------------------------------------------------
Commercial                                                                 $5,035        $4,664        $2,764       $12,463
Real estate project                                                           751           754           225         1,730
- ---------------------------------------------------------------------------------------------------------------------------
 Total                                                                     $5,786        $5,418        $2,989       $14,193
- ---------------------------------------------------------------------------------------------------------------------------
Loans with predetermined rate                                              $1,052        $1,054        $  561       $ 2,667
Loans with floating rate                                                    4,734         4,364         2,428        11,526
- ---------------------------------------------------------------------------------------------------------------------------
 Total                                                                     $5,786        $5,418        $2,989       $14,193
- ---------------------------------------------------------------------------------------------------------------------------

STATISTICAL INFORMATION                                                      69

NONPERFORMING ASSETS

Generally, a loan is classified as "nonaccrual" when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed for 90 days or more, unless such loan is well secured and in the process of collection. When interest accrual is discontinued, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged to the allowance for credit losses.
    A loan is categorized as "restructured" if the original interest rate on such loan, repayment terms, or both were restructured due to a deterioration in the financial condition of the borrower.

- ---------------------------------------------------------------------------------------------------------------------------
December 31
Assets in millions, interest in thousands                                 1993         1992      1991       1990       1989
- ---------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                        $  356       $  529    $  740     $  986     $  466
Restructured loans                                                          28           25        21         33         23
- ---------------------------------------------------------------------------------------------------------------------------
 Total nonperforming loans                                                 384          554       761      1,019        489
- ---------------------------------------------------------------------------------------------------------------------------
Foreclosed assets                                                          170          266       322        286         92
- ---------------------------------------------------------------------------------------------------------------------------
 Total nonperforming assets                                             $  554       $  820    $1,083     $1,305     $  581
- ---------------------------------------------------------------------------------------------------------------------------
Nonperforming loans to period-end loans                                   1.15%        2.14%     2.99%      3.69%      1.74%
Nonperforming assets to period-end loans and foreclosed assets            1.65         3.14      4.21       4.67       2.06
Nonperforming assets to total assets                                       .89         1.60      2.41       2.87       1.27
Interest computed on original terms                                   $ 33,891     $ 53,362  $ 85,563  $ 111,074   $ 70,947
Interest recognized                                                      6,296        6,136    20,663     52,908     18,223
- ---------------------------------------------------------------------------------------------------------------------------

PAST DUE LOANS

The following table presents information concerning accruing loans which are contractually past due 90 days or more as to principal or interest payments and excludes loans reported as either nonaccrual or restructured.

- ---------------------------------------------------------------------------------------------------------------------------
December 31
In millions                                                    1993          1992          1991          1990          1989
- ---------------------------------------------------------------------------------------------------------------------------
Past due loans                                                $ 135         $ 192         $ 139         $ 111         $ 115
- ---------------------------------------------------------------------------------------------------------------------------
Past due loans as a percentage of total loans                   .41%          .74%          .55%          .40%          .41%
- ----------------------------------------------------------------------------------------------------------------------------

70                                                      STATISTICAL INFORMATION

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is based on periodic evaluations of the loan portfolio by management. These evaluations consider, among other factors, historic losses within specific industries, current economic conditions, loan portfolio trends, specific credit reviews and estimates based on subjective factors.
    During 1993 and 1992, economic conditions improved, resulting in lower charge-offs and provision for credit losses. During 1991 and 1990, weaker economic conditions adversely impacted collateral valuations and affected some borrowers ability to repay loans. These adverse conditions resulted in higher provisions for credit losses. During 1989, additional provisions for credit losses were taken LDC loans.

SUMMARY OF LOAN LOSS EXPERIENCE
- ---------------------------------------------------------------------------------------------------------------------------
Year Ended December 31
In Millions                                                    1993          1992          1991          1990          1989
- ---------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                  $ 897         $ 797         $ 784         $ 616         $ 543
- ---------------------------------------------------------------------------------------------------------------------------
Acquisitions/divestitures                                        43            57           (17)
- ---------------------------------------------------------------------------------------------------------------------------
Amounts charged off
 Commercial                                                     101           213           243           216           104
 Real estate project                                             60            39            90           177            45
 Real estate mortgage                                             2             2             4             5             3
 Consumer                                                        82            82            99            79            60
 Other                                                            1             7            10           151            75
- ---------------------------------------------------------------------------------------------------------------------------
   Total loans charged off                                      246           343           446           628           287
- ---------------------------------------------------------------------------------------------------------------------------
Recoveries on amounts previously charged off
 Commercial                                                      41            37            20            11            10
 Real estate project                                              4             1             8             8             1
 Consumer                                                        29            22            18            14            12
 Other                                                                          2             2             3             5
- ---------------------------------------------------------------------------------------------------------------------------
   Total recoveries                                              74            62            48            36            28
- ---------------------------------------------------------------------------------------------------------------------------
   Net charge-offs                                              172           281           398           592           259
- ---------------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                     204           324           428           760           332
- ---------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                        $ 972         $ 897         $ 797         $ 784         $ 616
- ---------------------------------------------------------------------------------------------------------------------------
Total loans, net of unearned income
 Average                                                   $ 25,959      $ 24,520      $ 26,954      $ 27,867      $ 26,539
 At December 31                                              33,308        25,817        25,443        27,633        28,107
As a percent of average loans
 Net charge-offs                                                .66%         1.15%         1.48%         2.12%          .98%
 Provision for credit losses                                    .79          1.32          1.59          2.73          1.25
 Allowance for credit losses                                   3.74          3.66          2.96          2.82          2.32
Allowance as a percent of period-end
 Loans                                                         2.92          3.47          3.13          2.84          2.19
 Nonperforming loans                                         253.12        162.08        104.71         76.99        125.96
Allowance as a multiple of net charge-offs                     5.65x         3.19x         2.00x         1.32x         2.38x
- ---------------------------------------------------------------------------------------------------------------------------

STATISTICAL INFORMATION                                                      71

    During 1993, management revised its methodology for allocating the allowance for credit losses. The revisions had the effect of reclassifying certain previously unallocated reserves to loan categories. For purposes of this presentation, remaining unallocated reserves have been assigned to loan categories based on the relative specific allocation amounts. Prior year unallocated reserve amounts have been similarly assigned to loan categories.

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES
- ---------------------------------------------------------------------------------------------------------------------------
December 31
In millions                                                    1993          1992          1991          1990          1989
- ---------------------------------------------------------------------------------------------------------------------------
Commercial                                                    $ 467         $ 448          $432          $477          $164
Real estate project                                             216           285           230           171            58
Real estate mortgage                                            103            17            13            14             4
Consumer                                                        175           134           106           103            79
Other                                                            11            13            16            19           311
- ---------------------------------------------------------------------------------------------------------------------------
 Total                                                        $ 972         $ 897          $797          $784          $616
- ---------------------------------------------------------------------------------------------------------------------------


PERCENTAGE DISTRIBUTION OF ALLOWANCE ALLOCATION AND CATEGORIES OF LOANS AS A PERCENTAGE OF GROSS LOANS
- ---------------------------------------------------------------------------------------------------------------------------
                               1993                1992                 1991                1990                 1989
                       ------------------   -----------------    -----------------    ----------------    -----------------
December 31            Allowance    Loans   Allowance   Loans    Allowance   Loans    Allowance  Loans    Allowance   Loans
- ---------------------------------------------------------------------------------------------------------------------------
Commercial                  48.1%    37.2%      50.0%    42.1%      54.2%     43.5%      60.8%    44.8%      26.6%     51.6%
Real estate project         22.2      5.2       31.8      7.5       28.9       7.9       21.8      7.7        9.4      10.0
Real estate mortgage        10.6     26.7        1.9     15.8        1.6      14.6        1.8     10.7         .7       8.9
Consumer                    18.0     25.4       14.9     30.5       13.3      28.8       13.1     31.5       12.8      23.2
Other                        1.1      5.5        1.4      4.1        2.0       5.2        2.5      5.3       50.5       6.3
- ---------------------------------------------------------------------------------------------------------------------------
 Total                     100.0%   100.0%     100.0%   100.0%     100.0%    100.0%     100.0%   100.0%     100.0%    100.0%
- ---------------------------------------------------------------------------------------------------------------------------

MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

A majority of foreign deposits were in denominations of $100,000 or more. The table below provides maturities of domestic time deposits of $100,000 or more.

- ---------------------------------------------------------------------------------------------------------------------------
December 31, 1993                                                          Certificates        Other Time
In millions                                                                  of Deposit          Deposits             Total
- ---------------------------------------------------------------------------------------------------------------------------
Three months or less                                                      $     663,097        $   43,041        $  706,138
Over three through six months                                                   577,294            27,592           604,886
Over six through twelve months                                                  574,136            38,577           612,713
Over twelve months                                                            2,412,170           279,789         2,691,959
- ---------------------------------------------------------------------------------------------------------------------------
   Total                                                                  $   4,226,697        $  388,999        $4,615,696
- ---------------------------------------------------------------------------------------------------------------------------

72                                                       STATISTICAL INFORMATION

BORROWED FUNDS

Federal funds purchased represent overnight borrowings. Repurchase agreements generally have maturities of 18 months or less. At December 31, 1993, 1992 and 1991, $2.7 billion, $3.4 billion and $495 million, respectively, of repurchase agreements had original maturities which exceeded one year. Commercial paper is issued in maturities not to exceed nine months and is stated net of discount. Other borrowed funds consist primarily of term federal funds purchased and U.S. Treasury, tax and loan borrowings which are payable on demand.

- ---------------------------------------------------------------------------------------------------------------------------
                                                      1993                         1992                          1991
                                                ----------------              ----------------             ----------------
Dollars in millions                             Amount      Rate              Amount      Rate             Amount      Rate
- ---------------------------------------------------------------------------------------------------------------------------
Federal funds purchased
 Year-end balance                               $2,066   3.06%                $2,037   3.12%               $1,580    4.03%
 Average during year                             1,639   3.04                  1,851   3.57                 1,964    5.68
 Maximum month-end balance during year           3,662                         2,833                        2,592
Repurchase agreements
 Year-end balance                                4,995   3.61                  6,452   3.46                 3,884    4.20
 Average during year                             6,944   3.50                  5,197   3.79                 3,142    5.94
 Maximum month-end balance during year           8,917                         7,356                        4,520
Commercial paper
 Year-end balance                                  514   3.24                    980   3.57                   558    4.68
 Average during year                               691   3.30                    576   3.62                   377    5.96
 Maximum month-end balance during year           1,117                           980                          567
Other
 Year-end balance                                4,087   3.11                  2,342   3.49                 3,465    4.61
 Average during year                             1,099   4.31                  1,443   4.74                 1,378    5.63
 Maximum month-end balance during year           4,088                         3,377                        3,465
- -------------------------------------------------------------------------------------------------------------------------

TAXABLE-EQUIVALENT ADJUSTMENT

Interest income earned on certain loans, and obligations of states, municipalities and other public entities is not subject to federal income tax. In addition, certain interest expense incurred to fund these assets is not deductible for federal income tax purposes.
    In order to make pre-tax income and resultant yields comparable to taxable loans and investments, a taxable-equivalent adjustment, less the effect of disallowed interest expense, is added equally to interest income and to income tax expense, with no effect on after-tax income.
    The taxable-equivalent adjustment is shown in the table below based on a federal income tax rate of 35 percent for 1993 and 34 percent for all other years.

- ---------------------------------------------------------------------------------------------------------------------------
Year ended December 31
In thousands                                                   1993          1992          1991          1990          1989
- ---------------------------------------------------------------------------------------------------------------------------
Interest income book basis                              $ 3,201,120   $ 3,218,971   $ 3,657,533   $ 4,223,375    $4,064,440
Taxable-equivalent adjustment                                39,502        42,773        58,983        96,152       108,036
- ---------------------------------------------------------------------------------------------------------------------------
Interest income taxable-equivalent  basis                 3,240,622     3,261,744     3,716,516     4,319,527     4,172,476
Interest expense                                          1,372,087     1,561,679     2,222,335     2,874,118     2,758,385
- ---------------------------------------------------------------------------------------------------------------------------
Net interest income taxable-equivalent basis            $ 1,868,535   $ 1,700,065   $ 1,494,181   $ 1,445,409    $1,414,091
- ----------------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS 1992 VERSUS 1991                         73


MERGERS AND ACQUISITIONS

During 1992, PNC Bank Corp. completed the acquisitions of Pro Group, Inc., Bradford, Pennsylvania; The First National Pennsylvania Corporation, Erie, Pennsylvania; Sunrise Bancorp, Inc., Fort Mitchell, Kentucky; CCNB Corporation, Camp Hill, Pennsylvania; and Flagship Financial Corp., Jenkintown, Pennsylvania. These institutions added approximately $2.6 billion in assets. Under the terms of the various agreements, PNC Bank issued approximately 13.3 million shares of common stock and paid cash of approximately $45 million.
     In December of 1992, PNC Bank Corp. entered into a joint venture in automated teller machine ("ATM") and point-of-sale ("POS") transaction processing services with three other financial institutions. The new company, Electronic Payment Services, Inc. ("EPS"), is one of the largest processors of ATM and POS transactions in the United States. PNC Bank contributed its ATM and POS processing businesses and invested approximately $49 million in cash for 31 percent of EPS common stock.

COMMON STOCK SPLIT

On October 1, 1992, the Board of Directors approved a two-for-one split of the common stock which was effected in the form of a 100 percent stock dividend. Financial data has been restated for the impact of the two-for-one split of the common stock.

INCOME STATEMENT REVIEW

Net income for 1992 was $426.9 million or $1.89 per common share on a fully diluted basis, compared with $389.8 million or $1.94 in 1991. Return on assets and return on common shareholders' equity were .95 percent and 12.47 percent, respectively. This compares with .91 percent and 14.02 percent in 1991.
     The Corporation adopted SFAS No. 106 related to postretirement benefits in 1992. The adoption of SFAS No. 106 resulted in additional after-tax expense of $111.3 million or $.49 per common share on a fully diluted basis, consisting of a first quarter one-time charge of $102.5 million or $.45 per share and $2.2 million of additional operating expense in each quarter. Income before the cumulative effect of the change in accounting principle was $529.4 million, or $2.34 per common share on a fully diluted basis. On this basis, return on assets and return on common shareholders' equity were 1.18 percent and 15.03 percent, respectively.

NET INTEREST INCOME AND NET INTEREST MARGIN On a fully taxable-equivalent basis, net interest income for 1992 was $1.7 billion, an increase of $205.9 million, or 13.8 percent, from 1991. Total average earning assets increased $2.1 billion to $42.2 billion. A $4.7 billion increase in average securities was partially offset by a $2.4 billion decline in loans. In the declining rate environment, net interest income benefited from liabilities repricing more rapidly than earning assets. Additionally, funding costs were favorably impacted by interest rate swap hedging activity. The yield on interest- earning assets declined 154 basis points to 7.73 percent and the rate paid on interest-bearing sources of funds decreased 198 basis points to 4.37 percent. The net interest margin increased 30 basis points to 4.03 percent in 1992.
     Net average noninterest-bearing sources increased $1.4 billion in the comparison, in part as a result of the issuance of common stock and retention of earnings. Although these sources increased, lower average rates in 1992 reduced the favorable impact on net interest income provided by such funds.

PROVISION FOR CREDIT LOSSES The provision for credit losses was $323.5 million compared with $428.0 million in 1991. Consistent with the national trend, economic conditions in the markets served by the Corporation improved modestly in 1992. This factor combined with management's efforts to improve asset quality resulted in lower nonperforming asset and charge-off levels, and higher reserve coverage of nonperforming loans.

NONINTEREST INCOME Total noninterest income increased $74.8 million to $886.8 million in 1992. Noninterest

74                         MANAGEMENT'S DISCUSSION AND ANALYSIS 1992 VERSUS 1991


income for 1992 included net security gains of $214.1 million. Noninterest income for 1991 included $70.0 million in net security gains and $92.7 million in gains on the sale of four Ohio banks ("Ohio Banks") and a substantial portion of the merchant services processing portfolio.
     Investment management and trust income increased 9.4 percent to $260.1 million in 1992. The most significant growth occurred in mutual fund income, which increased 18.5 percent to $86.0 million and resulted from growth in asset volume. Trust revenue increased 5.3 percent to $174.2 million primarily from new business.
     Service charges, fees and commissions revenue totaled $360.6 million in 1992 and remained relatively level compared with 1991. An increase in deposit account and corporate service and loan servicing income was offset by a decline in credit card and merchant services revenue. The decline resulted from the sale of the merchant services processing portfolio. In addition, the comparison was negatively impacted by the sale of the Ohio Banks.

NONINTEREST EXPENSES Noninterest expenses increased $171.4 million to $1.4 billion. Despite the significant employee additions related to acquisitions and targeted businesses, overall staff levels were reduced through various cost savings initiatives, which involved consolidating, centralizing and outsourcing certain operational and support functions. Average full-time equivalent employees declined 3.3 percent in 1992. Compensation expense totaled $541.3 million in 1992, an increase of 9.4 percent, which resulted from accruals for displaced employees related to consolidations and acquisitions, staff additions in growth businesses and merit pay and incentive compensation.
     Employee benefit expense increased $23.2 million to $127.1 million in 1992. The change in accounting for postretirement benefits increased employee benefits expense by $14.8 million compared with the cash basis method of accounting used in 1991. Additionally, pension expense increased $6.5 million primarily due to a change in the discount rate reflecting the current interest rate environment.
     Net occupancy and equipment expenses increased 7.8 percent to $206.6 million in 1992 as a result of the consolidation of three data centers into a newly-constructed data processing and telecommunications center. Equipment and software purchased for this new facility resulted in higher levels of depreciation and software expenses. These increases were partially offset by a decline in equipment rentals and maintenance costs that resulted from closing the old data centers.
     The other category of noninterest expenses increased $86.0 million to $501.8 million. Significant components of this increase include a $20.0 million accrual for developing and implementing a common corporate identity and consolidating the Corporation's six Pennsylvania banks; $15.1 million of valuation adjustments and legal fees related to foreclosed asset and problem loan workout activities; and $14.7 million for outside services related to consolidation or outsourcing of certain operational and support functions. In addition, contributions and donations increased $10.4 million. The remainder of the increase reflects the net impact of acquisition and divestiture activities as well as various cost increases.


BALANCE SHEET REVIEW

Total assets at December 31, 1992, were $51.4 billion, a $6.5 billion increase from December 31, 1991. Total assets averaged $44.7 billion in 1992, compared with $42.8 billion in 1991.
     In part, the changes in the composition of the Corporation's balance sheet during 1992 reflected continued weakness in overall loan demand and the shifting of funding sources to longer-term liabilities with attractive rates.

LOANS Total loans were $25.8 billion at December 31, 1992, compared with $25.4 billion at December 31, 1991. Total loans averaged $24.5 billion in 1992, a decline of $2.4 billion from 1991. During 1992, the Corporation added approximately $1.7 billion in loans as a result of bank acquisitions, of which $1.2 billion were acquired in the fourth quarter. The increase in loan outstandings related to bank

MANAGEMENT'S DISCUSSION AND ANALYSIS 1992 VERSUS 1991                         75


acquisitions was mitigated by paydowns of loans resulting from the continuing reduction of debt throughout most sectors of the economy.
     Commercial loans declined 2.3 percent to $11.0 billion at December 31, 1992, as a result of weak demand in the current economic environment and from the Corporation's efforts to reduce exposure in certain segments of the portfolio. The addition of approximately $290 million of commercial loans obtained in acquisitions partially offset these declines.
     HLTs are included in various commercial loan categories. During 1992, the federal bank regulators revised their HLT delisting criteria and the December 31, 1992, amounts reflect such revisions. HLT outstandings represented 4.3 percent of total loans at December 31, 1992, compared with 6.6 percent at December 31, 1991. During 1992, $328 million of loans and $189 million of unfunded commitments were no longer classified as HLTs. Of such amounts, the revised HLT delisting criteria resulted in $131 million of loans and $89 million of commitments no longer being classified as HLTs.
     At December 31, 1992, the Corporation had 76 customers with loans designated as HLT. The 10 largest HLT outstandings and unfunded commitments totaled $417 million and $73 million, respectively, none of which were classified as nonperforming. During 1992, the Corporation originated and/or participated in $155 million of commitments to new HLT customers compared with $10 million in 1991. HLT loan fees recognized in income during 1992 totaled $10.9 million and deferred HLT loan fees totaled $3.7 million at December 31, 1992. The yield on the HLT portfolio, including loans classified as nonperforming, was 7.19 percent in 1992.
     At December 31, 1992, real estate project outstandings and unfunded commitments totaled $2.0 billion and $482 million, respectively. The comparable December 31, 1991, amounts were $2.0 billion and $477 million, respectively.
     Commercial mortgages totaled $879 million at December 31, 1992, compared with $783 million at December 31, 1991. Acquisitions added approximately $170 million to this category.
     Residential mortgages totaled $3.2 billion at December 31, 1992, compared with $2.9 billion at December 31, 1991. During 1992, the Corporation originated approximately $1.9 billion of residential mortgages, of which $1.4 billion were securitized and sold with servicing retained. Additionally, approximately $800 million of residential mortgages were obtained in acquisitions. These increases were partially offset by prepayment and refinancing activity.
     Consumer loans totaled $7.8 billion at December 31, 1992, an increase of
7.2 percent from December 31, 1991. The purchase of approximately $190 million of home equity loans primarily accounted for the increase.

RISK ELEMENTS Nonperforming assets totaled $820 million at December 31, 1992, compared with $1.1 billion at December 31, 1991. At December 31, 1992, nonperforming assets were comprised of $554 million of loans and $266 million of foreclosed assets. The comparable December 31, 1991, amounts were $761 million and $322 million, respectively.
     At December 31, 1992, $144 million of nonperforming loans were current as to principal and interest compared with $149 million at December 31, 1991. Nonperforming HLT loans totaled $41 million at December 31, 1992, compared with $82 million at December 31, 1991.
     Nonperforming real estate project assets totaled $421 million at December 31, 1992, and were comprised of $198 million of loans and $223 million of foreclosed real estate. The comparable December 31, 1991, amounts were $555 million, $270 million and $285 million, respectively.
     Accruing loans contractually past due 90 days or more as to the payment of principal or interest totaled $192 million at December 31, 1992, compared with $139 million at December 31, 1991. Residential mortgage and other consumer loans in the amount of $123 million were included in the total at December 31, 1992, compared with $83 million at December 31, 1991. Acquisitions completed in 1992 primarily contributed to the increase. Within the consumer category, student loans totaled $61 million at December 31, 1992, and $58 million at December 31, 1991.

76                         MANAGEMENT'S DISCUSSION AND ANALYSIS 1992 VERSUS 1991


ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses totaled $897 million at December 31, 1992, compared with $797 million a year ago. The allowance as a percentage of period-end loans was 3.47 percent at December 31, 1992, compared with 3.13 percent at December 31, 1991. The allowance as a percentage of nonperforming loans was 162.1 percent and 104.7 percent at December 31, 1992 and 1991, respectively.
     Net charge-offs were $281 million in 1992 compared with $398 million in 1991. As a percentage of average loans, net charge-offs were 1.15 percent and
1.48 percent in 1992 and 1991, respectively.
     During 1992 and 1991, HLT credits in the amount of $46 million and $49 million, respectively, were charged-off. Such charge-offs primarily related to credits in the communications and retail/wholesale categories. Recoveries in 1992 of previously charged-off HLT credits totaled $9 million compared with $8 million in 1991.

ASSET/LIABILITY MANAGEMENT In response to the declining interest rate environment in 1992, the Corporation reduced the overall interest rate and prepayment risk profile of the securities portfolio by selling high coupon fixed-rate mortgage-backed securities ("MBS") and reinvesting the proceeds primarily in shorter-term U.S. Treasury and adjustable rate MBS. The MBS acquired were primarily U.S. Government agency securities. As a result of this repositioning, the average expected life of the MBS portfolio was reduced to three years and one month at December 31, 1992 from five years and one month at the prior year end. Although yields on U.S. Treasury and shorter-term adjustable rate MBS are generally lower than longer-term fixed-rate MBS, prepayment risk is reduced.
     During 1992, the Corporation increased its use of interest rate swaps to manage overall interest rate sensitivity. The total notional amount of interest rate swaps increased to $7.7 billion at December 31, 1992, from $2.7 billion at December 31, 1991. The increase was primarily in index interest rate swaps in which the Corporation receives payments based on fixed interest rates. During 1992, swaps benefited net interest income by $98.6 million.

SECURITIES At December 31, 1992, securities totaled $20.7 billion and were comprised of $7.4 billion of securities available for sale and $13.3 billion of investment securities. The comparable December 31, 1991, amounts were $14.2 billion, $1.6 billion and $12.6 billion, respectively.

DEPOSITS Average deposits declined $2.7 billion in 1992 to $28.5 billion. Certificates of deposit of $100,000 or more declined $3.2 billion to $3.8 billion during 1992. This decline reflects management's use of lower cost funding sources such as unsecured bank notes and repurchase agreements.
     Brokered deposits are included in certificates of deposit of $100,000 or more and other time categories. Such amounts totaled $2.3 billion compared with $3.7 billion at December 31, 1991. Retail brokered deposits represented 13.1 percent of the total at December 31, 1992, and 8.9 percent at year-end 1991. Retail brokered deposits are issued or participated-out by brokers in denominations of $100,000 or less and are fully insured.

BORROWINGS Borrowed funds totaled $11.8 billion at December 31, 1992, an increase of $2.3 billion. Repurchase agreements increased $2.6 billion during 1992.
     Notes and debentures increased $3.0 million to $4.3 billion at December 31, 1992, primarily as a result of the issuance of bank notes.

CAPITAL Shareholders' equity totaled $3.7 billion at December 31, 1992, compared with $3.3 billion at December 31, 1991. Tier I and total risk-based capital ratios were 10.17 percent and 12.09 percent, respectively at December 31, 1992. The comparable December 31, 1991, amounts were 9.69 percent and 12.13 percent, respectively.

BANKS AND COMPANIES                                                           77



FULL-SERVICE BANKS

PNC Bank, N.A. (Pittsburgh, Philadelphia, Central PA, Northeast PA,
  Northwest PA, Southcentral PA)
PNC Bank, Indiana, Inc.
PNC Bank, Kentucky, Inc.
PNC Bank, Northern Kentucky, N.A.
PNC Bank, Ohio, N.A.
The Massachusetts Company, Inc.

The following bank will adopt the PNC Bank name during early 1994:
Bank of Delaware, Wilmington, DE


SPECIALIZED COMPANIES

BROKERAGE SERVICES AND SECURITIES UNDERWRITING
For Securities Underwriting,
Full-Service and Low-Cost Brokerage Services, Investment Banking and
  Advisory Services:
PNC Securities Corp
Pittsburgh, PA


CREDIT CARD SERVICES
PNC National Bank
Wilmington, DE


DIRECT INVESTMENT SERVICE
For Private Equity Investments:
PNC Equity Management Corp
Pittsburgh, PA


INTERNATIONAL BANKING SERVICES
PNC Bank International, New York
New York, NY


INVESTMENT MANAGEMENT SERVICES
For Investment Management:
PNC Investment Management & Research
Philadelphia, PA

For Value Oriented Institutional Investment Management:
PCM
Philadelphia, PA

For Institutional
Liquidity Management:
PIMC
Wilmington, DE

For Mutual Fund, Administration, Accounting and Shareholder Services:
PFPC Inc.
Wilmington, DE

For Investment Research for Financial Institutions:
PNC IIS
Philadelphia, PA

LEASING
PNC Leasing Corp
Pittsburgh, PA

PNC Leasing Corp., Kentucky
Louisville, KY

MORTGAGE SERVICES
PNC Mortgage Bank, N.A.
Pittsburgh, PA

PNC Mortgage Corp. of America
Vernon Hills, IL

PNC Mortgage Securities Corp.
Vernon Hills, IL

PNC Mortgage Company
Louisville, KY

TRUST SERVICES
In Florida:
PNC Trust Company of Florida, N.A.
Vero Beach and Tampa, FL

In New Jersey:
PNC Bank, New Jersey, N.A.
Cherry Hill, NJ

For Securities Clearing:
PNC Trust Company of New York
New York, NY

78                                                            BOARD OF DIRECTORS


ROBERT N. CLAY, 47 (1,2,5)
President, Clay Holding Company
(thoroughbred breeding)
Director since 1987

PATRICIA J. CLIFFORD,* 70 (1,4)
Volunteer Civic Leader
Director since 1979

WILLIAM G. COPELAND, 68 (1,4,5)
Chairman of the Board
Providentmutual Holding Company
(life insurance and financial services)
Director since 1989

GEORGE A. DAVIDSON, JR., 55 (1,4)
Chairman and Chief Executive Officer,
Consolidated Natural Gas Company
(public utility holding company)
Chairman, Nominating Committee
Director since 1988

C.G. GREFENSTETTE, 66 (1,2)
Chairman and Chief Executive Officer,
The Hillman Company
(diversified operations and investments)
Chairman, Audit Committee
Director since 1989

W. CRAIG McCLELLAND, 59 (2,3,4)
President and Chief Operating Officer,
Union Camp Corporation
(pulp and paper manufacturing)
Chairman, Loan and Investment Committee
Director since 1985

THOMAS MARSHALL, 65 (2,3,5)
Chairman and Chief Executive Officer,
Aristech Chemical Corporation
(chemicals)
Chairman, Personnel and
Compensation Committee
Director since 1989

DONALD I. MORITZ, 66 (1,2,5)
Chairman and Chief Executive Officer,
Equitable Resources, Inc.
(energy company - gas utility)
Director since 1985

THOMAS H. O'BRIEN, 57 (2)
Chairman and Chief Executive Officer
Director since 1983

JACKSON H. RANDOLPH, 63 (2,3,4)
Chairman, President and Chief Executive Officer,
The Cincinnati Gas & Electric Company
(public utility - gas and electric)
Director since 1988

JAMES E. ROHR, 45 (3)
President
Director since 1989

RODERIC H. ROSS, 63 (2,5)
Chairman, President and Chief Executive Officer,
Keystone State Life Insurance Company
(insurance company)
Director since 1979

VINCENT A. SARNI, 65 (3,4)
Chairman of the Executive Committee
Pittsburgh Baseball Associates
(professional baseball team)
Director since 1989

RICHARD P. SIMMONS, 62 (2,3,4)
Chairman and Chairman of the Executive Committee,
Allegheny Ludlum Corporation
(specialty metals)
Chairman, Executive Committee
Director since 1976

THOMAS J. USHER, 51 (1,5)
President, U.S. Steel Group
(steel industry)
Director since 1992

HELGE H. WEHMEIER, 51 (1,4)
President and Chief Executive Officer,
Miles Inc.
(healthcare, chemicals and imaging technologies)
Director since 1992



1 Audit Committee
2 Executive Committee
3 Loan & Investment Committee
4 Nominating Committee
5 Personnel & Compensation Committee


* not standing for re-election in 1994

EXECUTIVE MANAGEMENT                                                          79


THOMAS H. O'BRIEN, 57 (1,2)
Chairman and Chief Executive Officer
31 years of service

JAMES E. ROHR, 45 (1,2)
President
21 years of service

JOHN E. ALDEN, 52 (2)
Senior Vice President,
Marketing
10 years of service

SUSAN B. BOHN, 49 (2)
Senior Vice President,
Public Relations
8 years of service

RICHARD C. CALDWELL, 49 (1,2)
Executive Vice President,
Investment Management and Trust
3 years of service

DANIEL F. GILLIS, 53 (2)
Senior Vice President,
Human Resources
26 years of service

WALTER E. GREGG, JR., 52 (1,2)
Executive Vice President,
Finance and Administration
19 years of service

FREDERICK J. GRONBACHER, 51 (2)
Executive Vice President and Deputy Manager
Retail Banking
17 years of service

MICHAEL N. HARRELD, 49 (2)
President and Chief Executive Officer,
PNC Bank, Kentucky, Inc.
25 years of service

ROBERT L. HAUNSCHILD, 44 (1)
Senior Vice President,
Planning/Finance
3 years of service

JOE R. IRWIN, 58 (1,2)
Executive Vice President and
Chief Investment Officer
30 years of service

WILLIAM J. JOHNS, 46 (1)
Senior Vice President and Controller
19 years of service

EDWARD P. JUNKER III, 57 (1,2)
Vice Chairman
29 years of service

WALTER C. KLEIN, JR., 50 (2)
Executive Vice President,
PNC Mortgage Bank, N.A.
1 year of service

RALPH S. MICHAEL III, 39 (2)
President and Chief Executive Officer,
PNC Bank, Ohio, N.A.
14 years of service

CALVERT A. MORGAN, JR., 46 (2)
Chairman, President and Chief
Executive Officer, Bank of Delaware
23 years of service

LOUIS J. MYERS, 41 (2)
President and Chief Executive Officer,
PNC Bank, N.A., Northeast PA
11 years of service

THOMAS E. PAISLEY III, 46 (1,2)
Senior Vice President and Chairman,
Corporate Credit Policy Committee
22 years of service

CHARLES C. PEARSON, JR., 54 (2)
President and Chief Executive Officer,
PNC Bank, N.A., Central PA
1 year of service

JOHN V. PETRYCKI, 53 (2)
President and Chief Executive Officer,
PNC Bank, N.A., Southcentral PA
2 years of service

HELEN P. PUDLIN, 44 (1,2)
Senior Vice President,
General Counsel
4 years of service

BRUCE E. ROBBINS, 49 (1,2)
President and Chief Executive Officer,
PNC Bank, N.A., Pittsburgh
20 years of service

A. WILLIAM SCHENCK III, 50 (1,2)
Executive Vice President,
Retail Banking
24 years of service

TIMOTHY G. SHACK, 43 (2)
Senior Vice President
Operations and Data Processing
17 years of service

RICHARD L. SMOOT, 53 (1,2)
President and Chief Executive Officer,
PNC Bank, N.A., Philadelphia
7 years of service

HERBERT G. SUMMERFIELD, JR., 53 (1,2)
Executive Vice President,
Real Estate
23 years of service

WALTER L. WEST, 51 (1)
Treasurer
27 years of service

DAVID E. ZUERN, 44 (2)
President and Chief Executive Officer,
PNC Bank, N.A., Northwest PA
22 years of service




1 Executive Officer
2 Management Committee

80


SHAREHOLDER INFORMATION


STOCK PRICES/DIVIDENDS DECLARED The table below sets forth the range of high and low daily last sale prices for PNC Bank Corp. common stock and the respective dividends declared per common share by quarter.


- ----------------------------------------------------------------
                           Daily Sale Prices    Cash Dividends
                          High           Low          Declared
- ----------------------------------------------------------------
1993 Quarter
- ----------------------------------------------------------------
First                 $35.000        $27.000           $  .285
Second                 36.125         29.750              .285
Third                  32.750         28.500              .285
Fourth                 31.125         27.625              .320
- ----------------------------------------------------------------
Total                                                  $ 1.175
- ----------------------------------------------------------------
1992 Quarter
- ----------------------------------------------------------------
First                 $25.750        $23.375           $  .265
Second                 27.687         23.812              .265
Third                  27.250         23.937              .265
Fourth                 29.125         25.875              .285
- ----------------------------------------------------------------
Total                                                  $ 1.080
- ----------------------------------------------------------------

DIVIDEND POLICY Holders of PNC Bank Corp. common stock are entitled to receive dividends when declared by the board of directors out of funds legally available. The board presently intends to continue the policy of paying quarterly cash dividends. However, future dividends will depend upon earnings, the financial condition of PNC Bank Corp. and other factors including applicable government regulations and policies.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN PNC Bank Corp.'s dividend reinvestment and stock purchase plan enables shareholders of common and preferred stock to purchase additional shares of common stock conveniently and without paying brokerage commissions or service charges. A prospectus and enrollment card may be obtained by writing to PNC Bank Corp.'s Shareholder Relations Department at corporate headquarters.

[GRAPH]

CORPORATE INFORMATION

STOCK LISTING
PNC Bank Corp.'s common stock is traded on the New York Stock Exchange (NYSE) under the symbol PNC. At the close of business on February 8, 1994, there were 43,384 common shareholders of record.

REGISTRAR AND TRANSFER AGENT
Chemical Bank
Securityholder Relations Department
P.O. Box 24935, Church Street Station
New York, New York 10249
800-982-7652

ANNUAL SHAREHOLDERS' MEETING
All shareholders are invited to attend PNC Bank Corp.'s annual meeting on Tuesday, April 26, 1994, at 11 a.m., Eastern Standard Time on the 15th floor of One PNC Plaza, Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania.

INQUIRIES
Inquiries, comments or suggestions concerning PNC Bank Corp. are welcome.

Individual shareholders should contact:
Shareholder Relations at 800-843-2206.

Analysts and institutional investors should contact:
William H. Callihan, Vice President, Investor Relations at 412-762-8257.

CORPORATE HEADQUARTERS
PNC Bank Corp.
One PNC Plaza
Fifth Avenue and Wood Street
Pittsburgh, Pennsylvania 15265

FORM 10-K
The Annual Report on Form 10-K is filed with the Securities and Exchange Commission. Copies of this document, excluding exhibits, may be obtained without charge by writing to:
Walter E. Gregg, Jr., Executive Vice President, at corporate headquarters.

TRUST PROXY VOTING
Reports of 1993 non-routine proxy voting by PNC Bank Corp.'s trust divisions are available by writing to: William F. Strome, Senior Vice President, Deputy General Counsel, at corporate headquarters.

INQUIRIES
News media representatives and others seeking general information should contact: Jonathan Williams, Vice President, Media Relations, at 412-762-4550.

82                                                             GLOSSARY OF TERMS


BOOK VALUE PER COMMON SHARE The value of a share of common stock based on the values at which the assets are recorded on the balance sheet determined by dividing shareholders' equity excluding the liquidation value of preferred stock by the total number of common shares outstanding.

EARNING PER SHARE (EPS) The most common method of expressing a company's profitability. Its purpose is to indicate how effective an enterprise has been in using the resources provided by common shareholders. EPS is usually presented in two ways: primary EPS and fully diluted EPS. The computation of primary EPS includes other instruments which are equivalent to common stock. Fully diluted EPS includes all instruments which have the potential of causing additional shares of common stock to be issued.

FEE INCOME Income from fee-based services including investment management and trust fees, service charges on deposit accounts, loan servicing fees, transaction processing fees, credit card fees and other fees.

FORECLOSED ASSETS Property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure.

HIGHLY LEVERAGED TRANSACTIONS (HLT) Financing transactions which involve the buyout, acquisition or recapitalization of an existing business which causes the company's liabilities to increase significantly. HLTs also include credits to highly leveraged companies.

LEVERAGE RATIO A measure of the relationship between capital and total assets determined by dividing shareholders' equity less goodwill and unrealized securities gains by average tangible assets.

MARKET CAPITALIZATION The value assigned by the market to a company's worth determined by multiplying the number of outstanding shares by the current market price per share.

NET CHARGE-OFFS The amount charged to the allowance for credit losses less amounts recovered on loans and leases previously charged off.

NET INTEREST INCOME Interest income, loan fees and dividends on earning assets less the interest expense incurred for all sources of funds.

NONPERFORMING ASSETS Assets which are not currently accruing interest, interest is not being paid, or interest is being paid but the rate or terms were altered due to the deteriorated financial condition of the borrower. Nonperforming assets include nonaccrual loans, restructured loans and foreclosed assets.

OVERHEAD RATIO Noninterest expenses divided by the sum of net interest income, adjusted to a taxable-equivalent basis, and noninterest income. A measure of the relationship between operating expenses and revenues.

PROFIT MARGIN After-tax earnings expressed as a percentage of revenues. Revenues include net interest income on a fully taxable equivalent basis and noninterest income.

PROVISION FOR CREDIT LOSSES A charge to earnings to recognize that all loans will not be fully paid. The amount is determined based on such factors as the Corporation's actual loss experience, management's expectations of probable credit losses, as well as current economic trends.

RETURN ON AVERAGE ASSETS Net income as a percentage of average total assets. The basic yardstick of bank profitability, indicating how effectively assets are employed.

RETURN ON COMMON EQUITY Net income as a percentage of average common shareholders' equity. This ratio indicates how effectively common shareholders' equity capital is invested.

RISK-BASED CAPITAL RATIOS Regulatory measurements of capital adequacy. Guidelines set forth how capital is to be measured and how total assets, including certain off-balance-sheet items, are to be risk adjusted to reflect levels of credit risk.

SHAREHOLDERS' EQUITY The amount which represents the total investment in the Corporation by holders of common and preferred stock plus retained earnings.