Form 10-K, Exhibit 13
period 1994-12-31
PNC BANK CORP
filed 1995-03-31
CIK 713676

                                                                      EXHIBIT 13
Index to Financial Information                                                23

CORPORATE FINANCIAL REVIEW

20  1994 Versus 1993
20  Overview
21  Mergers and Acquisitions
21  Income Statement Review
26  Line of Business Results
32  Balance Sheet Review
37  Risk Management
43  1993 Versus 1992
43  Overview
43  Mergers and Acquisitions
43  Income Statement Review
44  Balance Sheet Review

REPORTS ON CONSOLIDATED FINANCIAL STATEMENTS

45 Management's Report on the Financial Reporting Internal Control Structure 45 Report of Ernst & Young LLP, Independent Auditors

CONSOLIDATED FINANCIAL STATEMENTS

46  Consolidated Balance Sheet
47  Consolidated Statement of Income
48  Consolidated Statement of Changes in Shareholders' Equity
49  Consolidated Statement of Cash Flows

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

50  Accounting Policies
53  Mergers and Acquisitions
53  Cash Flows
54  Securities
55  Loans and Commitments to Extend Credit
56  Nonperforming Assets
56  Allowance for Credit Losses
56  Premises, Equipment and Leasehold Improvements
57  Intangible Assets
57  Repurchase Agreements
57  Notes and Debentures
58  Shareholders' Equity
58  Financial Derivatives
60  Employee Benefit Plans
61  Stock Option Plan
62  Income Taxes
63  Regulatory Matters
63  Litigation
64  Parent Company Financial Statements
65  Unused Lines of Credit
65  Fair Value of Financial Instruments

STATISTICAL INFORMATION

67  Selected Consolidated Financial Data
68  Selected Quarterly Financial Data
69  Analysis of Year-to-Year Changes in Net Interest Income
70  Average Consolidated Balance Sheet and Net Interest Analysis
72  Securities
74  Loans
74  Nonperforming Assets
75  Past Due Loans
75  Allowance for Credit Losses
76  Maturity of Time Deposits of $100,000 or more
77  Borrowed Funds
77  Taxable-Equivalent Adjustment

20                                  CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993

The Corporate Financial Review should be read in conjunction with the PNC Bank Corp. and subsidiaries ("Corporation") Consolidated Financial Statements and Statistical Information included herein.

OVERVIEW

During 1994, the nation's real gross domestic product grew at a preliminary annual rate of 4.0 percent according to the United States Commerce Department. The Federal Reserve's monetary policies included aggressive increases in interest rates to reduce inflationary pressures associated with the economic expansion. Based on recent economic indicators, management expects economic growth to remain above average throughout the first half of 1995 accompanied by increases in interest rates.

In 1994, management's strategic focus was on reducing interest rate sensitivity and realigning the Corporation's balance sheet consistent with its operating strategies for the future. During the second half of 1994, the Corporation took actions to reduce its interest rate sensitivity. These actions included selling $4.5 billion of fixed-rate securities; entering into $5.0 billion notional value of pay-fixed interest rate swaps; and purchasing $5.5 billion notional value of interest rate caps. As a result, the Corporation substantially eliminated its liability sensitivity at one year and mitigated the impact of significantly higher interest rates on net interest income.

Net Income (in millions of dollars)

Data points for the graph of the Corporation's net income for the five years ended December 31, 1990 through 1994 follow:


                              BEFORE CUMULATIVE
                  NET        EFFECT OF ACCOUNTING
                INCOME            CHANGES
                ------       --------------------
1994            610.062
1993            725.870            745.263
1992            426.939            529.440
1991            389.786
1990             70.912




The Corporation's results of operations for 1994 reflect the impact of these actions. Net income for 1994 was $610.1 million, or $2.56 per fully diluted share, compared with $725.9 million, or $3.04 per share, in 1993. Income before accounting changes in the prior-year period was $745.3 million or $3.13 per fully diluted share. Excluding securities transactions in both periods and a restructuring and related charge in 1994, income before accounting changes was $729.2 million in 1994 compared with $623.3 million in 1993. Return on assets and return on common shareholders' equity were 1.00 percent and 14.10 percent, respectively, in 1994 compared with 1.44 percent and 18.40 percent in 1993. The corresponding 1993 returns before accounting changes were 1.48 percent and
18.89 percent.

Fully Diluted Earnings per Share (in dollars)

Data points for the graph of the Corporation's fully diluted earnings per share for the five years ended December 31, 1990 through 1994 follow:

                              BEFORE CUMULATIVE
                             EFFECT OF ACCOUNTING
                 EPS               CHANGES
                -----        --------------------
1994            2.56
1993            3.04                3.13
1992            1.89                2.34
1991            1.94
1990            0.37

The comparative results also reflect the impact of acquisitions completed during the periods, including PNC Mortgage (formerly Sears Mortgage Banking Group) completed on November 30, 1993. The results for 1993 included the cumulative effect of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a change in the method of accounting for certain intangible assets, primarily purchased mortgage servicing rights. The cumulative effect of these changes reduced net income by $9.0 million and $10.4 million, respectively.

The Corporation's balance sheet realignment is expected to include further reductions of the securities portfolio, certain low-spread loans and related wholesale funding through scheduled maturities and repayments. In connection with this downsizing, in January 1995 the board of directors authorized the purchase of up to 24 million common shares over a two-year period, or approximately 10 percent of shares outstanding at year-end 1994.

MERGERS AND ACQUISITIONS

The Corporation continues to evaluate acquisition opportunities where management believes strategic growth potential exists. Key elements of the Corporation's acquisition process include a dedicated staff for evaluating acquisitions, special management teams comprised of line of business managers to plan and execute due diligence activities and approval by a committee of senior executive officers, as well as the board of directors.

Various valuation and financial models are used to assess the impact of potential acquisitions. These models are utilized in structuring the transactions and in planning for post-acquisition market, operational and financial integration. The post-acquisition plan includes actions to preserve or enhance the underlying economics of the transaction and is refined as new information becomes available. Subsequent to consummation, post-acquisition integration is monitored to determine if objectives, both qualitative and quantitative, are being achieved.

On November 30, 1993, the Corporation completed its acquisition of PNC Mortgage. Post-closing purchase price adjustments were finalized in 1994 with no material impact. With this acquisition, the Corporation added mortgage-related assets of $7.6 billion; a mortgage servicing portfolio approximating $27 billion, including $21 billion serviced for others; and a national residential mortgage origination network. In 1994, the Corporation purchased a $10-billion residential mortgage servicing portfolio from the Associates Corporation of North America ("Associates").

During 1994, the Corporation completed the acquisitions of United Federal Bancorp, Inc. ("United Federal"), State College, Pennsylvania and First Eastern Corp. ("First Eastern"), Wilkes-Barre, Pennsylvania. The combined assets and deposits totaled $2.8 billion and $2.4 billion, respectively.



In addition, the Corporation entered into a definitive agreement to acquire BlackRock Financial Management, L.P. ("BlackRock"), a New York-based, fixed-income investment management firm with approximately $23 billion in assets under management. The purchase price is approximately $240 million in cash and notes and will be paid over a five year period. This acquisition will be recorded under the purchase method of accounting, and substantially all of the purchase price will be allocated to intangible assets. This transaction is expected to close in the first quarter of 1995, pending approval by shareholders of certain managed mutual funds.

The Corporation also announced agreements to acquire Indian River Federal Savings Bank ("Indian River"), Vero Beach, Florida, and Brentwood Financial Corporation ("Brentwood"), Cincinnati, Ohio. The aggregate purchase price approximates $33 million in cash. Combined assets and deposits totaled approximately $175 million and $140 million, respectively, at December 31, 1994. The acquisition of Indian River was completed in January 1995. Brentwood is expected to close in the first quarter of 1995.

22                                  CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993

INCOME STATEMENT REVIEW

INCOME STATEMENT HIGHLIGHTS
- - - -------------------------------------------------------------------------------------------------
                                                                                Change
Year ended December 31                                              -----------------------------
Dollars in millions                           1994         1993      Amount               Percent
- - - -------------------------------------------------------------------------------------------------
Net interest income,
 taxable-equivalent
 basis                                      $1,943      $1,869       $   74                   4.0%
Provision for
 credit losses                                  60         204         (144)                (70.6)
Noninterest income
 before securities
 transactions                                  958         757          201                  26.4
Net securities gains
 (losses)                                     (135)        188         (323)               (171.9)
Noninterest expense                          1,770       1,454          316                  21.7
Income before cumulative
 effect of changes in
 accounting principles                         610         745         (135)                (18.1)
Net income                                     610         726         (116)                (16.0)
- - - -------------------------------------------------------------------------------------------------


NET INTEREST INCOME AND NET INTERST MARGIN Net interest income is interest income, dividends and fees on earning assets, less interest expense incurred for funding sources. Earning assets primarily include loans and securities. Sources used to fund these assets include deposits, borrowed funds and shareholders' equity. Net interest margin is net interest income on a fully taxable-equivalent basis as a percentage of average earning assets.

NET INTEREST INCOME
- - - -------------------------------------------------------------------------------------------------
Year ended December 31                                                         Change
Taxable-equivalent basis                                            -----------------------------
Dollars in millions                           1994         1993      Amount               Percent
- - - -------------------------------------------------------------------------------------------------
Net interest income/
 expense before swaps:
 Interest income                            $3,767      $3,081       $ 686                   22.3%
 Loan fees                                      69          66           3                    4.5
 Taxable-equivalent
  adjustment                                    33          39          (6)                 (15.4)
- - - --------------------------------------------------------------------------
  Total interest income                      3,869       3,186         683                   21.4
 Interest expense                            2,027       1,520         507                   33.4
- - - --------------------------------------------------------------------------
  Net interest income
   before swaps                              1,842       1,666         176                   10.6
Effect of interest
 rate swaps on
 Interest income                                26          55         (29)                 (52.7)
 Interest expense                              (75)       (148)        (73)                 (49.3)
- - - --------------------------------------------------------------------------
  Total swaps                                  101         203        (102)                 (50.2)
- - - --------------------------------------------------------------------------
  Net interest income                       $1,943      $1,869       $  74                    4.0%
- - - -------------------------------------------------------------------------------------------------

On a fully taxable-equivalent basis, net interest income for 1994 increased $74.6 million, or 4.0 percent, due to a $9.8 billion increase in average earning assets, partially offset by the effect of higher rates paid on borrowings and lower benefit from interest rate swaps.

VOLUME/RATE ANALYSIS
- - - -------------------------------------------------------------------------------
1994 versus 1993                             Increase/(Decrease)
                                             Due To Changes In:
                                       -------------------------------
In millions                            Volume      Rate    Rate/Volume    Total
- - - -------------------------------------------------------------------------------
Interest income                        $663     $  14        $  6        $ 683
Interest expense                        356       120          31          507
Interest rate swaps                      42      (118)        (26)        (102)
Net interest income                     389      (256)        (59)          74
- - - -------------------------------------------------------------------------------

The net interest margin narrowed during the year due to the adverse impact of the rising interest rate environment throughout 1994. The narrower interest rate spread was primarily due to liabilities repricing faster than assets, narrowing interest spreads on loans and the impact of the PNC Mortgage acquisition. In addition, the net interest margin was negatively impacted by a reduced benefit from interest rate swaps. Management expects net interest income and net interest margin to decline in 1995 as a result of higher interest rates, competitive loan pricing, rising deposit and borrowing costs and the impact of certain actions taken in 1994 to reduce interest rate sensitivity. Net interest income is also expected to decline as a result of decreasing the securities portfolio, certain low-spread loans, and related wholesale funding.


NET INTEREST MARGIN
- - - --------------------------------------------------------------------------------------------
Year ended December 31                                                           Basis Point
Taxable-equivalent basis                                1994           1993           Change
- - - --------------------------------------------------------------------------------------------
Book-basis yield on earning assets                      6.58%          6.51%               7
Effect of loan fees                                      .12            .14               (2)
Taxable-equivalent adjustment                            .06            .08               (2)
- - - --------------------------------------------------------------------------------------------
  Taxable-equivalent yield on earning assets            6.76           6.73                3
  Rate on interest-bearing liabilities                  4.11           3.81               30
- - - --------------------------------------------------------------------------------------------
  Interest rate spread                                  2.65           2.92              (27)
Effect of:
  Noninterest-bearing sources                            .54            .54
  Interest rate swaps on
    Interest income                                      .06            .12               (6)
    Interest expense                                    (.15)          (.37)             (22)
- - - --------------------------------------------------------------------------------------------
   Total swaps                                           .21            .49              (28)
- - - --------------------------------------------------------------------------------------------
   Net interest margin                                  3.40%          3.95%             (55)
- - - --------------------------------------------------------------------------------------------

23                                  CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993



PROVISION FOR CREDIT LOSSES The provision for credit losses was $60.1 million in 1994 compared with $203.9 million a year ago. Stronger economic conditions combined with management's ongoing efforts to improve asset quality resulted in lower nonperforming assets and net charge-offs, and a higher reserve coverage of nonperforming loans. Based on the current risk profile of the loan portfolio and assuming economic trends continue, management does not expect to record a provision for credit losses in 1995.

NONINTEREST INCOME Noninterest income before securities transactions increased
26.4 percent to $957.6 million in 1994. Net securities losses totaled $134.9 million during 1994 compared with net gains of $187.7 million in 1993. Excluding securities transactions, noninterest income was 33.0 percent of total revenue in 1994 compared with 28.8 percent a year earlier. During 1994, this increase was primarily related to mortgage banking revenue associated with PNC Mortgage and the purchase of the Associates mortgage servicing portfolio. The pending acquisition of BlackRock will further expand fee-based revenues and is expected to increase this ratio in 1995.

Noninterest Income before Securities Transactions (in millions of dollars)

Data points for the graph of the Corporation's noninterest income before securities transactions for the five years ended December 31, 1990 through 1994 follow:

                  Noninterest
                    Income
                  -----------
1994                957,560
1993                757,555
1992                693,273
1991                748,571
1990                634,108


The 1991 amount excludes the gain on sale of certain operations.

NONINTEREST INCOME
- - - --------------------------------------------------------------------------------------------------------------------------
                                                                                                             Change
Year ended December 31                                                                                --------------------
Dollars in thousands                                                       1994           1993        Amount       Percent
- - - --------------------------------------------------------------------------------------------------------------------------
Investment management and trust
   Trust                                                              $ 194,060       $184,286     $   9,774           5.3%
   Mutual funds                                                          97,992         89,563         8,429           9.4
- - - ------------------------------------------------------------------------------------------------------------
     Total investment management and trust                              292,052        273,849        18,203           6.6
Service charges, fees and commissions
   Deposit account and corporate services                               164,220        156,468         7,752           5.0
   Credit card and merchant services                                     56,020         55,529           491            .9
   Brokerage                                                             35,539         37,989        (2,450)         (6.4)
   Corporate finance                                                     44,716         40,358         4,358          10.8
   Other services                                                        69,651         63,953         5,698           8.9
- - - ------------------------------------------------------------------------------------------------------------
     Total service charges, fees and commissions                        370,146        354,297        15,849           4.5
Mortgage banking
   Servicing                                                            121,776         34,365        87,411         254.4
   Sale of servicing                                                     60,573                       60,573            NM
   Marketing                                                             16,199         16,225           (26)          (.2)
- - - ------------------------------------------------------------------------------------------------------------
     Total mortgage banking                                             198,548         50,590       147,958         292.5
Other                                                                    96,814         78,819        17,995          22.8
- - - ------------------------------------------------------------------------------------------------------------
     Total noninterest income before
      securities transactions                                           957,560        757,555       200,005          26.4
Net securities gains (losses)                                          (134,919)       187,694      (322,613)       (171.9)
- - - ------------------------------------------------------------------------------------------------------------
     Total                                                            $ 822,641       $945,249     $(122,608)        (13.0%)
- - - --------------------------------------------------------------------------------------------------------------------------

NM-Not meaningful

Investment management and trust revenue increased 6.6 percent to $292.1 million due to strong sales activity. Revenue from new trust business was mitigated by the adverse effect on fees resulting from a decline in the valuation of assets managed. A 23 percent increase in mutual fund accounting and administrative fees was partially offset by a decline in fees resulting from a lower average level of managed assets. The BlackRock acquisition is expected to add approximately $23 billion in discretionary mutual fund assets, $14 billion of which are institutional funds, and approximately 20 percent to investment management and trust revenue on an annualized basis. The table below sets forth trust and mutual fund assets and the related revenue as of, and for the years ended, December 31, 1994 and 1993.


INVESTMENT MANAGEMENT AND TRUST
- - - ---------------------------------------------------------------------------------------------------------------------------------
                                                               Assets at December 31                              Revenue for the
                                      -----------------------------------------------------------------------       Year ended
                                         Discretionary           Nondiscretionary               Total               December 31
                                      -------------------------------------------------------------------------------------------
In millions                              1994        1993         1994         1993         1994         1993       1994     1993
- - - ---------------------------------------------------------------------------------------------------------------------------------
Personal and charitable               $22,598     $22,923     $  9,716     $ 11,773     $ 32,314     $ 34,696       $142     $134
Institutional                           3,991       9,758       72,355       69,412       76,346       79,170         52       50
- - - ---------------------------------------------------------------------------------------------------------------------------------
  Total trust                          26,589      32,681       82,071       81,185      108,660      113,866        194      184
Mutual funds                           25,990      24,343       77,919       54,257      103,909       78,600         98       90
- - - ---------------------------------------------------------------------------------------------------------------------------------
  Total                               $52,579     $57,024     $159,990     $135,442     $212,569     $192,466       $292     $274
- - - ---------------------------------------------------------------------------------------------------------------------------------

Approximately $4 billion of the decline in discretionary institutional trust assets is due to the sale of a substantial portion of the Corporation's interest in an investment advisory firm. The proprietary PNC Family of Funds are included in the discretionary mutual funds category. Assets in these funds totaled $5.3 billion at December 31, 1994 and were comprised of $4.3 billion in trust accounts, $700 million in institutional accounts and $300 million in retail accounts. Total assets in these funds were $3.4 billion at December 31, 1993. Nondiscretionary mutual fund assets increased due to the addition of $23.9 billion of assets under custody for a large brokerage house.

Service charges, fees and commissions increased $15.8 million, or 4.5 percent, to $370.1 million. Increased transaction volume related to acquisitions and new business accounted for the growth in deposit account and corporate services revenue. The decline in brokerage fees was attributable to lower transaction volume. Increased syndication and advisory activity accounted for the growth in corporate finance fees. Other service fees increased as a result of acquisitions, higher transaction activity and revised consumer loan fee schedules.


MORTGAGE SERVICING PORTFOLIO
- - - -------------------------------------------------------------
In millions                                  1994        1993
- - - -------------------------------------------------------------
Balance at January 1                      $35,527     $ 9,214
- - - -------------------------------------------------------------
  Originations                              6,387       3,468
  Acquisitions                             10,599      27,222
  Repayments                               (6,077)     (4,377)
  Sales                                    (5,470)
- - - -------------------------------------------------------------
    Balance at December 31                $40,966     $35,527
- - - -------------------------------------------------------------

Mortgage banking income increased $148.0 million to $198.5 million as a result of the PNC Mortgage acquisition and the purchase of the Associates mortgage servicing portfolio. During 1994, the Corporation funded $6.4 billion of residential mortgages, approximately 78 percent of which represented new financings. PNC Mortgage directly originated 73 percent of total volume in 1994. Although the rising interest rate environment in 1994 adversely impacted the volume of originations, the value of the

CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993                                 25

mortgage servicing portfolio increased as prepayments declined. At
December 31, 1994, the Corporation's mortgage servicing portfolio totaled $41.0 billion, including $30.0 billion serviced for others. The portfolio had a weighted-average coupon rate of 7.85 percent, an unamortized carrying value of $323 million and an estimated fair value of $506 million. Gains from sales of mortgage servicing totaled $60.6 million during 1994.


Other noninterest income increased $18.0 million primarily due to higher gains from sales of assets and income from venture capital activity.

NONINTEREST EXPENSE Noninterest expense totaled $1.8 billion in 1994 compared with $1.5 billion in the year-earlier period. The increase was primarily due to acquisitions and a $48.3 million charge for restructuring and related costs principally for the consolidation of existing telebanking centers and continued rationalization of the branch network. Excluding acquisitions and this charge, noninterest expense increased less than one percent in the comparison. Noninterest expense is not expected to increase in 1995 compared with 1994.


NONINTEREST EXPENSE
- - - ----------------------------------------------------------------------------
                                                                 Change
Year ended December 31                                      ----------------
Dollars in thousands                1994         1993       Amount   Percent
- - - ----------------------------------------------------------------------------
Compensation                  $  686,342   $  582,181       $104,161    17.9%
Employee benefits                149,330      103,207         46,123    44.7
- - - --------------------------------------------------------------------
   Total staff expense           835,672      685,388        150,284    21.9
Net occupancy                    147,713      115,354         32,359    28.1
Equipment                        132,724      113,954         18,770    16.5
Amortization of intangible
 assets                           82,237       31,589         50,648   160.3
Federal deposit insurance         73,902       65,488          8,414    12.8
Taxes other than income           44,227       36,070          8,157    22.6
Other                            453,260      405,883         47,377    11.7
- - - --------------------------------------------------------------------
   Total                      $1,769,735   $1,453,726       $316,009    21.7%
- - - ----------------------------------------------------------------------------

The overhead ratio was 64.0 percent in 1994 compared with 51.7 percent in 1993. Excluding securities transactions and the restructuring and related costs, the overhead ratio was 59.4 percent in 1994 compared with 55.4 percent a year earlier. The higher overhead ratio reflects the Corporation's increased emphasis on fee-based businesses including mortgage banking and treasury management which are more labor intensive and, accordingly, have lower profit margins.

During the fourth quarter of 1994, the Corporation announced plans to consolidate its telebanking centers located in seven markets into a new state-of-the-art center in Pittsburgh. In addition, the continuing rationalization of the retail delivery system will result in consolidation of certain branches. In connection with these initiatives, the Corporation recorded $17.9 million of staff expense, $12.0 million of net occupancy related to disposition of buildings and lease cancellations, $2.7 million of equipment, $2.4 million of intangible asset amortization, and $13.3 million of other expense.

Excluding the restructuring and related costs, staff expense increased 19.3 percent in the year-to-year comparison, primarily due to acquisitions in the mortgage banking and consumer banking businesses. Average full-time equivalent employees increased to approximately 21,000 for 1994 compared with approximately 18,000 in the year-earlier period. Pension expense totaled $32.5 million, an increase of $20.2 million due to a reduction in the discount rate used to calculate the pension obligation for 1994. The increase in the remaining noninterest expense categories was primarily due to acquisitions.

26                                  CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993


LINE OF BUSINESS RESULTS

The management accounting process uses various methods of balance sheet and income statement allocations, transfers and assignments to evaluate the performance of various business units. Unlike financial accounting, there is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles. The following information is based on management accounting practices which conform to and support the management structure of the Corporation and is not necessarily comparable with similar information for any other financial institution. Designations, assignments, and allocations may change from time to time as the management accounting system is enhanced and business or product lines change. During 1994, certain methodologies were changed and, accordingly, results for 1993 are presented on a consistent basis. These changes did not materially impact previously reported line of business results.

For management reporting purposes, the Corporation has designated four distinct lines of business: Corporate Banking, Retail Banking, Investment Management and Trust, and Investment Banking. The financial results presented in this section reflect each line of business as if it operated on a stand-alone basis. Securities or borrowings, and related interest rate spread, have been assigned to each line of business based on its net asset or liability position. Retail Banking and Investment Management and Trust are net generators of funds and, accordingly, were assigned securities, while Corporate Banking received an assignment of borrowings as a net asset generator. An assignment of securities is accompanied by an assignment of equity in accordance with the methodology described below. The remaining securities and borrowings, related interest rate spread, and securities transactions, are included in Portfolio Management within Investment Banking.


Direct earnings for each business unit reflect fully taxable-equivalent net interest and noninterest revenues and fully-absorbed costs associated with each unit's operating activities. The provision for credit losses is a charge or credit to earnings as appropriate to maintain specific reserves.

Capital is assigned to each business unit based on management's assessment of inherent risk. Equity levels at independent companies that provide products and services similar to those provided by the respective business unit are also considered. Capital assignments are not equivalent to risk-based capital guidelines and the total amount assigned may vary from consolidated shareholders' equity.

After-tax profit margin represents earnings expressed as a percentage of revenues. The overhead ratio is the percentage of noninterest expense to revenues. For purposes of these ratio computations, revenues include net interest income on a fully taxable-equivalent basis and noninterest income.

LINE OF BUSINESS HIGHLIGHTS
- - - ------------------------------------------------------------------------------------------------------------------------------
                                                       Average           After-Tax                               Return on
                                   Earnings         Balance Sheet      Profit Margin          Overhead        Assigned Equity
Year ended December 31          --------------     ---------------     -------------       --------------     ----------------
Dollars in millions              1994    1993        1994    1993       1994    1993        1994    1993        1994    1993
- - - ------------------------------------------------------------------------------------------------------------------------------
Corporate Banking                $292    $294     $14,759   $12,873      44%      42%       38%       34%       16%       17%
Retail Banking                    314     303      36,791    27,617      18       21        71        64        16        21
Investment Management and Trust    67      67         522       480      20       22        68        66        44        51
Investment Banking                 (6)    208      10,075     9,115      NM       55        NM        15        NM        65
- - - -------------------------------------------------------------------
 Total Lines of Business          667     872     $62,147   $50,085      24       31        64        50        16        24
Cumulative effect of
 accounting changes                       (19)
Unallocated provision             (37)    (96)
Other unallocated items           (20)    (31)     (1,251)      236
- - - -------------------------------------------------------------------
 Total                           $610    $726     $60,896   $50,321
- - - ------------------------------------------------------------------------------------------------------------------------------

NM-not meaningful

Earnings contributed by the lines of business totaled $667 million in 1994 compared with $872 million in 1993. These results exceeded reported consolidated net income by $57 million and $146 million, respectively, due to the cumulative effect of changes in accounting principles in 1993, provision for credit losses in excess of specific reserve allocations and certain unallocated revenue and expenses. Excluding securities transactions and the restructuring and related costs, earnings from the lines of business were $786 million and $750 million in 1994 and 1993, respectively, and returns on assigned equity were 18 percent and 21 percent, respectively.


Percent Contribution to Line of Business Earnings (percent)

Data points for the graph of the Corporation's percent contribution to line of business earnings for the two years ended December 31, 1993 and 1994 follow:


                                     1993      1994
                                     ----      ----
Corporate Banking                   33.72     43.77
Retail Banking                      34.75     47.08
Investment Management and Trust      7.68      9.15
Investment Banking                  23.85         0


28                                  CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993

CORPORATE BANKING Corporate Banking provides traditional financing, liquidity and treasury management, capital markets and other financial services to businesses and government entities. Corporate Banking includes: Large Corporate
- - - --customers having annual sales of more than $250 million; and Middle Market--
annual sales of $5 to $250 million, including customers in certain specialized industries such as real estate, communications, healthcare and natural resources.

Corporate Banking provided 44 percent of line of business earnings in 1994 compared with 34 percent in 1993. Direct earnings from this line of business increased $18 million, or 7.4 percent, in 1994 primarily due to the impact of improved asset quality.

Large Corporate generated a $1.1 billion, or 38.4 percent, increase in average loans, the majority of which was in short-term commercial and money market loans. The benefit of this additional volume was partially offset by narrower interest rate spreads. The return on assigned equity declined in the year-to-year comparison due to a higher assignment of capital associated with the growth in low-spread loans.

Middle Market direct earnings increased as the benefit of improved asset quality more than offset the effect of narrower interest rate spreads on loans.

Treasury Management services are provided to customers in both the Large Corporate and Middle Market sectors. Customers pay a fee, which is reported in noninterest income, or maintain deposit balances which provide net interest income. Revenue from treasury management amounted to $102 million and represented 16.5 percent of total Corporate Banking revenue in 1994 compared with 15.7 percent in 1993.


CORPORATE BANKING
- - - -----------------------------------------------------------------------------------------------------------------------------
                                             Large Corporate                Middle Market                      Total
Year ended December 31                     ------------------            -------------------             ------------------
Dollars in millions                         1994        1993              1994         1993               1994        1993
- - - -----------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                        $  111      $   93            $   383      $  413            $   494      $   506
Noninterest income                             43          30                 81          88                124          118
                                           ----------------------------------------------------------------------------------
  Total revenue                               154         123                464         501                618          624
Provision                                      (3)        (11)               (30)         23                (33)          12
Noninterest expense                            61          53                192         187                253          240
                                           ----------------------------------------------------------------------------------
  Pretax income                                96          81                302         291                398          372
Income taxes                                   31          27                105         101                136          128
                                           ----------------------------------------------------------------------------------
  Direct earnings                              65          54                197         190                262          244
After-tax impact of assigned assets/funds      10          12                 20          38                 30           50
                                           ----------------------------------------------------------------------------------
  Total earnings                           $   75      $   66            $   217      $  228            $   292      $   294
AVERAGE BALANCE SHEET
Loans                                      $4,017      $2,902            $ 9,914      $9,768            $13,931      $12,670
Other assets                                  742         111                 86          92                828          203
                                           ----------------------------------------------------------------------------------
  Total assets                             $4,759      $3,013            $10,000      $9,860            $14,759      $12,873
                                           ----------------------------------------------------------------------------------
Deposits                                   $  733      $  620            $ 1,845      $2,036            $ 2,578      $ 2,656
Assigned funds                              3,907       2,314              7,008       6,255             10,915        8,569
Other funds                                   119          79              1,147       1,569              1,266        1,648
                                           ----------------------------------------------------------------------------------
  Total funds                              $4,759      $3,013            $10,000      $9,860            $14,759      $12,873
                                           ----------------------------------------------------------------------------------
PERFORMANCE RATIOS
After-tax profit margin                        44%         47%                44%         41%                44%          42%
Overhead                                       36          38                 39          33                 38           34
Return on assigned equity                      16          19                 17          17                 16           17
- - - -----------------------------------------------------------------------------------------------------------------------------


CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993                                   29



RETAIL BANKING
- - - ------------------------------------------------------------------------------------------------------------------------
                                          Consumer Banking             Mortgage Banking                   Total
Year ended December 31                 ----------------------        ---------------------        ----------------------
Dollars in millions                       1994           1993           1994          1993           1994           1993
- - - ------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                    $   926        $   842        $   160        $   81        $ 1,086        $   923
Noninterest income                         214            209            228            68            442            277
- - - ------------------------------------------------------------------------------------------------------------------------
  Total revenue                          1,140          1,051            388           149          1,528          1,200
Provision                                   32             44              4             1             36             45
Noninterest expense                        879            789            312           127          1,191            916
- - - ------------------------------------------------------------------------------------------------------------------------
  Pretax income                            229            218             72            21            301            239
Income taxes                                81             76             25             7            106             83
- - - ------------------------------------------------------------------------------------------------------------------------
Direct earnings                            148            142             47            14            195            156
After-tax impact of
  Assigned assets/funds                    122            131             28            16            150            147
  Restructuring and related costs                                                                     (31)
- - - ------------------------------------------------------------------------------------------------------------------------
  Total earnings                       $   270        $   273        $    75        $   30        $   314        $   303
- - - ------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans                                  $11,369        $ 9,777        $ 8,925        $3,475        $20,294        $13,252
Assigned assets                         13,786         13,371                                      13,786         13,371
Other assets                               711            400          2,000           594          2,711            994
- - - ------------------------------------------------------------------------------------------------------------------------
  Total assets                         $25,866        $23,548        $10,925        $4,069        $36,791        $27,617
- - - ------------------------------------------------------------------------------------------------------------------------
Deposits                               $24,619        $22,789        $ 3,036        $  588        $27,655        $23,377
Assigned funds                             414            401          5,612         3,011          6,026          3,412
Other funds                                833            358          2,277           470          3,110            828
- - - ------------------------------------------------------------------------------------------------------------------------
  Total funds                          $25,866        $23,548        $10,925        $4,069        $36,791        $27,617
- - - ------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
After-tax profit margin                     20%            22%            17%           18%            18%            21%
Overhead                                    66             63             73            73             71             64
Return on assigned equity                   18             21             16            16             16             21
- - - ------------------------------------------------------------------------------------------------------------------------


RETAIL BANKING Retail Banking provides lending, deposit, investment, payment systems access, and other financial services to consumers and small businesses. Retail Banking includes: Consumer Banking -- all lending and deposit gathering services provided to individuals and small businesses; and Mortgage Banking -- residential mortgage loans held in portfolio, and loan origination, acquisition and servicing activities.

The earnings contribution from Retail Banking increased to 47 percent in 1994 from 35 percent a year ago. Total 1994 earnings were adversely impacted by a $31 million after-tax charge for restructuring and related costs principally for the consolidation of existing telebanking centers and continued rationalization of the branch network. Direct earnings from this line of business increased $39 million, or 25 percent, in 1994 as a result of a number of acquisitions, including PNC Mortgage, United Federal and First Eastern.

Within Consumer Banking, average loans increased 16.3 percent and average deposits increased 8.0 percent. A majority of this growth was attributable to acquisitions. The resulting higher net interest income as well as improved asset quality contributed to the increase in direct earnings.

The increase in Mortgage Banking direct earnings resulted from the acquisition of PNC Mortgage. This transaction added net interest income from mortgage-related assets as well as a sizeable mortgage servicing revenue stream. During 1994, the mortgage servicing portfolio increased $5.5 billion to $41.0 billion at December 31, 1994, including $30.0 billion serviced for others. The net growth in loans serviced resulted from the Associates transaction and internal origination activity which was partially offset by sales and repayments. Mortgage servicing totaling $5.5 billion was sold in 1994 which resulted in gains of $60.6 million.

30                                CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993


INVESTMENT MANAGEMENT AND TRUST Investment Management and Trust ("IM&T") provides investment advice, asset management, and administrative and custodial services to individuals, institutions and mutual funds. IM&T includes: Trust -- investment management and fiduciary services provided to individuals and non-profit institutions, pension and employee benefit plans, and corporations; and Mutual Funds -- products and services in support of mutual funds for other banks, brokerage houses, insurance companies and mutual fund complexes, including the PNC Family of Funds.

Investment Management and Trust contributed 9 percent of line of business earnings in 1994 compared with 7 percent a year ago. Direct earnings remained flat year-to-year as a 10 percent growth in fee revenue continued to be reinvested in the sales and marketing infrastructure and volume-related costs increased.

Trust direct earnings declined in the comparison as revenue growth from new business was more than offset by a decline in fees resulting from lower levels of managed assets and higher marketing and incentive expenses. The higher interest rate environment in 1994 adversely affected equity and bond market valuations and resulted in a 1.7 percent decline in the average composite market value of discretionary trust assets. Mutual Funds direct earnings increased $4.2 million in 1994 compared with the year-earlier period. Revenue increased due to higher managed funds, new accounting and administrative services business, and a gain from the sale of certain transfer agent services. This increased revenue was partially offset by the effect of increased marketing and volume-related costs.

INVESTMENT MANAGEMENT AND TRUST
- - - ------------------------------------------------------------------------------------------------------------------------
                                                Trust                     Mutual Funds                    Total
Year ended December 31                    -------------------           ------------------           -------------------
Dollars in millions                       1994           1993           1994          1993           1994           1993
- - - ------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                       $ 14           $ 16           $  6          $  6           $ 20           $ 22
Noninterest income                         193            186            110            90            303            276
- - - ------------------------------------------------------------------------------------------------------------------------
  Total revenue                            207            202            116            96            323            298
Noninterest expense                        152            140             71            59            223            199
- - - ------------------------------------------------------------------------------------------------------------------------
  Pretax income                             55             62             45            37            100             99
Income taxes                                19             22             17            13             36             35
- - - ------------------------------------------------------------------------------------------------------------------------
Direct earnings                             36             40             28            24             64             64
After-tax impact of assigned
 assets/funds                                2              2              1             1              3              3
- - - ------------------------------------------------------------------------------------------------------------------------
  Total earnings                          $ 38           $ 42           $ 29          $ 25           $ 67           $ 67
- - - ------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans                                     $ 72           $ 35           $ 42          $ 28           $114           $ 63
Assigned assets                            277            308             86            76            363            384
Other assets                                30             24             15             9             45             33
- - - ------------------------------------------------------------------------------------------------------------------------
  Total assets                            $379           $367           $143          $113           $522           $480
- - - ------------------------------------------------------------------------------------------------------------------------
Deposits                                  $277           $292           $ 90          $ 69           $367           $361
Assigned funds                               8              9              3             2             11             11
Other funds                                 94             66             50            42            144            108
- - - ------------------------------------------------------------------------------------------------------------------------
  Total funds                             $379           $367           $143          $113           $522           $480
- - - ------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
After-tax profit margin                     18%            21%            25%           26%            20%            22%
Overhead                                    72             68             60            61             68             66
Return on assigned equity                   39             49             52            55             44             51
- - - ------------------------------------------------------------------------------------------------------------------------

31                                CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993

INVESTMENT BANKING
- - - ------------------------------------------------------------------------------------------------------------------------
                                                                            Brokerage
                                        Portfolio Management            and Underwriting                 Total
Year ended December 31                -----------------------          -------------------        ----------------------
Dollars in millions                       1994           1993           1994          1993           1994           1993
- - - ------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                   $    370       $    401           $ (3)         $ (2)      $    367       $    399
Noninterest income before
 securities transactions                     6             15            105            85            111            100
Net securities gains (losses)             (136)           182                                        (136)           182
- - - ------------------------------------------------------------------------------------------------------------------------
  Total revenue                            240            598            102            83            342            681
Noninterest expense                         14             20             60            36             74             56
- - - ------------------------------------------------------------------------------------------------------------------------
  Pretax income                            226            578             42            47            268            625
Income taxes                                77            202             15            17             90            219
- - - ------------------------------------------------------------------------------------------------------------------------
Direct earnings                            149            376             27            30            176            406
After-tax impact of assigned
 assets/funds                             (182)          (199)                           1           (182)          (198)
- - - ------------------------------------------------------------------------------------------------------------------------
  Total earnings                      $    (33)      $    177           $ 27          $ 31       $     (6)      $    208
- - - ------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans                                 $  1,667       $  1,611           $ 30          $ 29       $  1,697       $  1,640
Assets assigned to other units         (14,142)       (13,755)                                    (14,142)       (13,755)
Other assets                            22,011         20,954            509           276         22,520         21,230
- - - ------------------------------------------------------------------------------------------------------------------------
  Total assets                        $  9,536       $  8,810           $539          $305       $ 10,075       $  9,115
- - - ------------------------------------------------------------------------------------------------------------------------
Deposits                              $  3,332       $  2,511                                    $  3,332       $  2,511
Funds assigned to other units          (16,850)       (11,847)                                    (16,850)       (11,847)
Other funds                             23,054         18,146           $539          $305         23,593         18,451
- - - ------------------------------------------------------------------------------------------------------------------------
  Total funds                         $  9,536       $  8,810           $539          $305       $ 10,075       $  9,115
- - - ------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
After-tax profit margin                     NM             61%            27%           37%            NM             55%
Overhead                                    NM              7             59            43             NM             15
Return on assigned equity                   NM             70             32            46             NM             65
- - - ------------------------------------------------------------------------------------------------------------------------

INVESTMENT BANKING Investment Banking includes the asset/liability management function, as well as underwriting, brokerage and direct investment services. Investment Banking includes: Portfolio Management -- management of the Corporation's on- and off-balance-sheet positions; and Brokerage and Underwriting -- venture capital investments, corporate and public finance and brokerage services.

Investment Banking's results for 1994 reflect the adverse impact of actions taken to reduce interest rate sensitivity. Portfolio Management incurred a net loss in 1994 primarily due to net securities losses of $135.9 million. The 1993 results included net securities gains of $182.0 million. Excluding securities transactions, Investment Banking's earnings were $82 million and $90 million, respectively, in the comparison.

Noninterest income generated by Brokerage and Underwriting increased 23.5 percent over the prior year due to growth in venture capital income and corporate finance fees. Increases in fees from underwriting of bond issues and commissions on mutual fund sales were more than offset by additional expenses for personnel and marketing costs related to brokerage product development and distribution initiatives.

Venture capital income from the Corporation's private equity investment activities amounted to $42.1 million in 1994 compared with $35.1 million last year. At December 31, 1994, the private equity investment portfolio totaled $185 million compared with $160 million a year ago.

CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993                                 32

BALANCE SHEET REVIEW

- - - -------------------------------------------------------------------------------
AVERAGE ASSETS                                                    Change
Year ended December 31                                     --------------------
Dollars in millions               1994          1993        Amount      Percent
- - - -------------------------------------------------------------------------------
Total assets                   $60,896       $50,321       $10,575         21.0%
Total earning assets            57,187        47,340         9,847         20.8
Loans, net of
  unearned income               33,511        25,959         7,552         29.1
Securities                      22,116        20,403         1,713          8.4%
- - - -------------------------------------------------------------------------------


The changes in average assets reflect the impact of acquisitions, increased loan demand and asset/liability management activities.

LOANS Average loans for 1994 increased 29.1 percent over 1993, to $33.5 billion. Acquisitions increased the loan portfolio primarily in the mortgage banking and consumer banking businesses. Excluding the impact of acquisitions, average loans increased 6.0 percent. The proportion of average loans to average earning assets increased to 58.6 percent in 1994 compared with 54.8 percent a year ago. Management expects this ratio to increase further in 1995 as a result of loan growth and a decline in the securities portfolio. However, management expects to reduce certain low-spread loans.

Average Loans to Average Earnings Assets (percent)

Data points for the graph of the Corporation's average loans to average earning assets for the five years ended December 31, 1990 through 1994 follow:


                          Percent
                          -------
1994                       58.60
1993                       54.84
1992                       58.12
1991                       67.22
1990                       65.50



The Corporation manages credit risk associated with its lending activities through portfolio diversification, underwriting policies and procedures, and loan monitoring practices. The portfolio composition remained substantially unchanged from year-end 1993 except for a moderate increase in the proportion of real estate mortgage loans and a moderate decrease in the proportion of commercial loans.

At December 31, 1994, loan outstandings and net unfunded commitments increased $8.3 billion, or 15.5 percent, since year-end 1993. Unfunded commitments are net of participations and syndications, primarily to financial institutions.

In addition, the Corporation issued $4.3 billion and $3.9 billion of letters of credit at December 31, 1994 and 1993, respectively, consisting primarily of standby letters of credit.

Total commercial loan outstandings remained relatively flat since year-end 1993. Total commercial unfunded commitments increased $5.5 billion, or 40.7 percent, in the comparison. The growth in commitments was broad based and attributable to increased economic activity.

Total real estate project exposure declined slightly in 1994. Retail and office projects accounted for 32 percent and 22 percent, respectively, of total real estate project exposure at December 31, 1994. Multi-family, hotel/motel and residential projects accounted for 10 percent, 10 percent and 9 percent, respectively. No other project type accounted for more than 4 percent. Projects in the Corporation's primary markets, which include Delaware, Indiana, Kentucky, New Jersey, Ohio and Pennsylvania, accounted for 73 percent of total outstandings. The southeast region of the United States accounted for 15 percent and no other geographic region accounted for more than 5 percent.

Real estate mortgage outstandings increased 17.9 percent primarily due to acquisitions and portfolio management strategies. Residential and commercial mortgages acquired in 1994 totaled $568 million and $288 million, respectively. As part of its overall asset/liability management strategy, the Corporation retains certain originated residential mortgage products in the loan portfolio. The remainder of its originations are securitized and retained for the securities portfolio or sold.

Consumer loan outstandings increased $662 million due to acquisitions. Excluding acquisitions, consumer loans increased approximately 3.6 percent, primarily in the home equity lending portfolio.

33                                 CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993

LOANS
- - - -------------------------------------------------------------------------------------------------------
                                                       1994                            1993
                                            ---------------------------     ---------------------------
December 31                                                Net Unfunded                    Net Unfunded
In millions                                 Outstandings    Commitments     Outstandings    Commitments
- - - -------------------------------------------------------------------------------------------------------
Commercial
  Manufacturing                                   $ 2,434       $ 6,011          $ 2,765        $ 4,351
  Retail/Wholesale                                  2,148         2,123            1,789          1,570
  Services providers                                1,534         1,384            1,050          1,055
  Communications
    Cable                                             691           215              735            157
    Telephone/cellular                                285           923              503            535
    Other                                             125            93               99             40
- - - -------------------------------------------------------------------------------------------------------
      Total communications                          1,101         1,231            1,337            732
  Financial services                                  691         2,502              872          1,666
  Real estate related                                 610           180              557            177
  Health care                                         606           958              536            544
  Public utilities                                    254         1,079              352            860
  Other                                             3,067         3,447            3,205          2,493
- - - -------------------------------------------------------------------------------------------------------
    Total commercial                               12,445        18,915           12,463         13,448
Real estate project
  Construction and development                        394           254              350            195
  Medium-term financings                            1,234            56            1,380             26
- - - -------------------------------------------------------------------------------------------------------
     Total real estate project                      1,628           310            1,730            221
Real estate mortgage
  Residential                                       9,283           769            8,036          1,521
  Commercial                                        1,261            19              905              6
- - - -------------------------------------------------------------------------------------------------------
    Total real estate mortgage                     10,544           788            8,941          1,527
Consumer
  Home equity                                       2,625         1,761            2,238          1,360
  Automobile                                        2,534                          2,428
  Student                                           1,258            30            1,103             27
  Credit card                                         817         3,423              725          3,065
  Other                                             1,953           330            2,031            214
- - - -------------------------------------------------------------------------------------------------------
    Total consumer                                  9,187         5,544            8,525          4,666
Other                                               1,843           917            1,871            400
Unearned income                                      (240)                          (222)
- - - -------------------------------------------------------------------------------------------------------
  Total, net of unearned income                   $35,407       $26,474          $33,308        $20,262
- - - -------------------------------------------------------------------------------------------------------


Percent Composition of Loan Portfolio (percent)

Data points for the graph of the Corpoation's percent composition of loan portfolio for the two years ended December 31, 1993 and 1994 follow:


                               1993            1994
                               ----            ----
Commercial                     37.17           34.91
Real Estate Project             5.16            4.57
Real Estate Mortgage           26.67           29.58
Consumer                       25.42           25.77
Other                           5.58            5.17
                              ------          ------
Total                         100.00          100.00

CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993                                34


SECURITIES At December 31, 1994, the investment securities and securities available for sale portfolios included $11.6 billion and $2.9 billion, respectively, of collateralized mortgage obligations and mortgage-backed securities. The characteristics of these investments include principal guarantees, primarily by U.S. Government agencies, marketability, and availability as collateral for additional liquidity. The expected lives of mortgage-related securities can vary as a result of changes in interest rates. The Corporation manages this risk through the use of an income simulation model as part of the asset/liability management process.

Other U.S. Government agency securities and asset-backed private placements represent AAA-rated, variable-rate instruments. The interest rates on these instruments float with various indices and are limited by periodic and maximum caps. These securities have an initial specified term at the end of which the maturity may be extended or called at the option of the issuer. Other debt securities consist primarily of private label collateralized mortgage obligations.

Securities represented 36.3 percent of earning assets at December 31, 1994 compared with 39.3 percent a year ago. During 1994, $13.1 billion of securities were sold at an after-tax loss of $87.7 million. Such sales included $2.7 billion of fixed-rate securities in the third quarter that were replaced with variable-rate assets. During the fourth quarter of 1994, $1.8 billion of fixed-rate securities were sold as part of management's actions to reduce further interest rate sensitivity and to reduce the size of the securities portfolio relative to earning assets. Management anticipates further reductions in the size of the securities portfolio during 1995 which will be accomplished through scheduled maturities and anticipated repayments in the most likely interest rate environment.



SECURITIES
- - - -------------------------------------------------------------------------------------------------------------------------------
                                                          1994                                            1993
                                         ---------------------------------------          -------------------------------------
                                                        Unrealized                                     Unrealized
December 31                              Amortized   ----------------       Fair          Amortized   -------------        Fair
In millions                                   Cost   Gains    Losses       Value               Cost   Gains  Losses       Value
- - - -------------------------------------------------------------------------------------------------------------------------------
Investment securities
  Debt securities
    U.S. Treasury                          $ 1,794            $   93     $ 1,701            $     1                     $     1
    U.S. Government agencies
     and corporations
       Mortgage-related                     10,920             1,025       9,895             10,227    $ 39     $32      10,234
       Other                                 1,000                28         972
    State and municipal                        348     $12         2         358                389      38                 427
    Asset-backed private placements          1,597                33       1,564
    Other debt
       Mortgage-related                        726                43         683                513               4         509
       Other                                   769                20         749                297       3                 300
  Other                                        310       1                   311                245                         245
- - - -------------------------------------------------------------------------------------------------------------------------------
     Total                                 $17,464     $13    $1,244     $16,233            $11,672    $ 80     $36     $11,716
- - - -------------------------------------------------------------------------------------------------------------------------------
Securities available for sale
  Debt securities
    U.S. Treasury                          $   401            $    8     $   393            $ 2,402    $  2     $ 2     $2,402
    U.S. Government agencies
     and corporations
       Mortgage-related                      2,161                69       2,092              7,998     114      15      8,097
       Other                                    25                 4          21                 25               1         24
    Other debt
       Mortgage-related                        749                17         732                691      18       4        705
       Other                                   117     $ 2                   119                 99                         99
  Corporate stocks and other                   105       1         6         100                 36      25                 61
- - - ------------------------------------------------------------------------------------------------------------------------------
     Total                                 $ 3,558     $ 3    $  104     $ 3,457            $11,251    $159     $22     $11,388
- - - -------------------------------------------------------------------------------------------------------------------------------

EXPECTED MATURITY DISTRIBUTION OF SECURITIES
- - - ----------------------------------------------------------------------------------------------------------------------
December 31                                                                1997 and                           Weighted
Dollars in millions                                1995         1996         Beyond         Total         Average Life
- - - ----------------------------------------------------------------------------------------------------------------------
Investment securities
  Debt securities
    U.S. Treasury                                                           $ 1,794       $ 1,794              4.1 yrs
    U.S. Government agencies and corporations
       Mortgage-related                          $2,042       $1,864          7,014        10,920              4.1 yrs
       Other                                                                  1,000         1,000              3.9 yrs
    State and municipal                              16                         332           348              9.2 yrs
    Asset-backed private placements                                           1,597         1,597              3.4 yrs
    Other debt
       Mortgage-related                             123          181            422           726              3.3 yrs
       Other                                        335          230            204           769              1.4 yrs
  Other                                                                         310           310                   NM
- - - ----------------------------------------------------------------------------------------------------------------------
       Total investment securities                2,516        2,275         12,673        17,464              3.9 yrs
Securities available for sale
  Debt securities
    U.S. Treasury                                   140          221             32           393              1.4 yrs
    U.S. Government agencies and corporations
       Mortgage-related                             328          269          1,495         2,092              5.1 yrs
       Other                                                                     21            21              3.1 yrs
    Other debt
       Mortgage-related                             132          130            470           732              3.8 yrs
       Other                                         17           17             85           119              8.1 yrs
  Corporate stocks and other                                                    100           100                   NM
- - - ----------------------------------------------------------------------------------------------------------------------
       Total securities available for sale          617          637          2,203         3,457              4.3 yrs
- - - ----------------------------------------------------------------------------------------------------------------------
       Total                                     $3,133       $2,912        $14,876       $20,921              4.0 yrs
- - - ----------------------------------------------------------------------------------------------------------------------
Percent of total                                   15.0%        13.9%          71.1%          100%
- - - ----------------------------------------------------------------------------------------------------------------------
Securities with interest rates that are:
  Fixed                                          $2,635       $2,499        $10,360       $15,494
  Variable                                       $  498       $  413        $ 4,516       $ 5,427
- - - ----------------------------------------------------------------------------------------------------------------------

NM-not meaningful


Securities available for sale are recorded at fair value in the consolidated balance sheet, and net unrealized gains or losses, net of tax, are reflected as an adjustment to shareholders' equity. The Corporation may sell such securities as part of the overall asset/liability management process should market or other factors warrant. Gains and losses from such transactions would be reflected in results of operations.

The table above sets forth the expected maturity distribution of the securities portfolio. Mortgage-related securities and other instruments are distributed based on expected weighted average lives determined by historical experience and assuming management's most likely interest rate environment.

The expected weighted average lives have extended compared with year-end 1993 as a result of slower prepayments in the higher rate environment.

36                                 CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993

AVERAGE FUNDING SOURCES
- - - -----------------------------------------------------------------------------------------------
                                                                                Change
Year ended December 31                                                 ------------------------
Dollars in millions             1994                1993               Amount           Percent
- - - -----------------------------------------------------------------------------------------------
Deposits                     $32,852             $28,442               $4,410              15.5%
Borrowed funds                11,375              10,373                1,002               9.7
Notes and debentures          11,288               6,486                4,802              74.0
Shareholders' equity           4,336               3,957                  379               9.6
- - - -----------------------------------------------------------------------------------------------

The changes in average funding sources reflect the impact of acquisitions and asset/liability management activities.

DEPOSITS Average deposits increased $4.4 billion, or 15.5 percent, compared with 1993 primarily due to acquisitions. The proportion of average noninterest-bearing sources supporting average earning assets was 13.8 percent in 1994 compared with 15.7 percent in the year-earlier period. This decline was primarily due to the PNC Mortgage acquisition which added $6.9 billion of earning assets.

FUNDING SOURCES
- - - ------------------------------------------------------------------------------------------------------------------------------------
December 31
In millions                                                                                               1994                  1993
- - - ------------------------------------------------------------------------------------------------------------------------------------
Deposits
    Demand, savings and money market                                                                    $19,313              $18,621
    Time                                                                                                 15,698               14,494
- - - ------------------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                                  35,011               33,115
- - - ------------------------------------------------------------------------------------------------------------------------------------
Borrowed funds
    Repurchase agreements                                                                                 3,785                4,995
    Treasury, tax and loan                                                                                1,989                3,414
    Federal funds purchased                                                                               2,181                2,066
    Commercial paper                                                                                      1,226                  514
    Other                                                                                                 2,427                  673
- - - ------------------------------------------------------------------------------------------------------------------------------------
         Total borrowed funds                                                                            11,608               11,662
- - - ------------------------------------------------------------------------------------------------------------------------------------
Notes and debentures
    Bank notes                                                                                            8,825                7,000
    Federal Home Loan Bank                                                                                1,347                1,045
    Other                                                                                                 1,582                1,540
- - - ------------------------------------------------------------------------------------------------------------------------------------
         Total notes and debentures                                                                      11,754                9,585
- - - ------------------------------------------------------------------------------------------------------------------------------------
         Total                                                                                          $58,373              $54,362
- - - ------------------------------------------------------------------------------------------------------------------------------------



Total deposits at December 31, 1994 increased $1.9 billion, or 5.7 percent, since year-end 1993 as increases from acquired deposits were partially offset by lower brokered and other deposits. Brokered deposits, which are primarily included in time deposits, totaled $2.8 billion at December 31, 1994 compared with $4.1 billion at December 31, 1993. These deposits are expected to decline further as they mature and alternative funding sources are employed. Retail brokered deposits are issued or participated-out by brokers in denominations of $100,000 or less. Such deposits represented 77.2 percent of the total at December 31, 1994 compared with 63.7 percent at year-end 1993.

BORROWED FUNDS Borrowed funds decreased $54 million from year-end 1993. In addition, during 1994 certain repurchase agreements and treasury, tax and loan borrowings were replaced with short-term borrowings primarily consisting of commercial paper and term Federal funds purchased.

NOTES AND DEBENTURES Average notes and debentures increased $4.8 billion as bank notes and Federal Home Loan Bank advances were used as lower cost alternatives to other funding sources. Notes and debentures increased
$2.2 billion since year-end 1993. During 1994, the Corporation issued
$5.2 billion of variable-rate, unsecured bank notes with maturities of one year, $3.6 billion of fixed-rate, unsecured bank notes with maturities ranging from three to six months, and $200 million of subordinated debentures due in 2004.

Management believes the Corporation has sufficient liquidity to meet its obligations to customers, debtholders and others. The impact of replacing maturing liabilities is reflected in the income simulation model used in the Corporation's overall asset/liability management process. At December 31, 1994, the model assumed rising interest rates and a resulting higher cost of replacement funding.

CAPITAL Management continues to place an emphasis on capital strength. Acquisition capability, funding alternatives, new business activities, deposit insurance costs, and the level and nature of expanded regulatory oversight depend in large part on a banking institution's capital strength. The minimum regulatory capital ratios are 4.00 percent for Tier I, 8.00 percent for total risk-based and 3.00 percent for leverage. However, regulators may require higher capital levels when a bank's particular circumstances warrant. To be classified as well capitalized, regulators require capital ratios of 6.00 percent for Tier I, 10.00 percent for total risk-based and 5.00 percent for leverage. At December 31, 1994, the capital position of each bank affiliate was classified as well capitalized.

37                                 CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993


RISK-BASED CAPITAL AND CAPITAL RATIOS
- - - ---------------------------------------------------------------------------------------------------------------------------------
December 31
Dollar in millions                                                                                      1994                 1993
- - - ---------------------------------------------------------------------------------------------------------------------------------
CAPITAL COMPONENTS
    Shareholders' equity                                                                              $ 4,394            $  4,325
    Goodwill                                                                                             (373)                (85)
    Net unrealized securities (gains) loses                                                               119                 (88)
- - - ---------------------------------------------------------------------------------------------------------------------------------
         Total Tier I risk-based capital                                                                4,140               4,152
    Subordinated debt                                                                                     752                 554
    Eligible allowance for credit losses                                                                  605                 547
- - - ---------------------------------------------------------------------------------------------------------------------------------
         Total risk-based capital                                                                     $ 5,497             $ 5,253
- - - ---------------------------------------------------------------------------------------------------------------------------------
ASSETS
    Risk-weighted assets and off-
         balance-sheet instruments                                                                    $48,007             $43,380
    Average tangible assets                                                                            62,842              52,923
- - - ---------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS
    Tier I risk-based capital                                                                            8.62%               9.57%
    Total risk-based capital                                                                            11.45               12.11
    Leverage                                                                                             6.59                7.85
- - - ---------------------------------------------------------------------------------------------------------------------------------


A net decline in Tier I and leverage capital ratios is expected in 1995 primarily due to the pending acquisition of BlackRock.

In January 1995, the board of directors approved a stock repurchase program which authorizes the Corporation to purchase up to 24 million additional common shares over the next two years. The share repurchase program is not expected to materially affect capital ratios. The Corporation maintains its capital positions primarily through the issuance of debt and equity instruments, its dividend policy and retained earnings. During 1994, the Corporation retained capital of $302.9 million.

The double leverage ratio indicates the degree to which debt has been utilized to acquire or capitalize subsidiary companies, including banking affiliates. This ratio was 111.0 percent at December 31, 1994 compared with 101.8 percent a year ago. The increase during 1994 was due to acquisitions.



RISK MANAGEMENT

In the normal course of business, the Corporation is subject to various types of risk, including interest rate, credit, and liquidity risk. The Corporation's objective is to maximize profitability while maintaining acceptable levels of risk.

Interest rate risk is the sensitivity of net interest income and the market value of financial instruments to the magnitude, direction and frequency of changes in interest rates. Interest rate risk results from various repricing frequencies and the maturity structure of assets, liabilities, and off-balance-sheet positions.

Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from extending credit to customers, purchasing securities, and entering into certain off-balance-sheet financial instruments.

Liquidity risk represents the inability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, as well as the obligations to depositors and debtholders.

ASSET/LIABILITY Asset/liability management uses a variety of investments, funding sources and off-balance-sheet instruments in managing the overall interest rate risk profile of the Corporation. Asset/liability management minimizes the credit risk associated with its activities, primarily by entering into transactions with only a select number of high-quality institutions, establishing credit limits with counterparties and, where applicable, requiring segregated collateral.

A dynamic income simulation model is the primary mechanism used in assessing the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, size and composition of the balance sheet, maturities of on- and off-balance-sheet instruments and other rate-influenced variables. These assumptions are applied to all current on- and off-balance sheet positions and are updated periodically to reflect changing conditions. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates.

38                                 CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993


Actual results may differ from simulated results due to various factors including timing, magnitude and frequency of interest rate changes, the relationship or spread between various rates, changes in market conditions, loan pricing and deposit sensitivity, asset/liability management strategies and mergers or acquisitions.

Several economic measures such as growth in the manufacturing sector, a lower unemployment rate, a decline in the dollar's exchange rates and a rise in industrial commodities prices continue to indicate potential inflationary pressures. Based on recent economic indicators, management expects economic growth to remain above average throughout the first half of 1995 and that the Federal Reserve will continue to respond by raising the Federal funds rate during this period.

The following table sets forth average interest rates for the periods indicated including management's most likely interest rate environment and the industry consensus as reported in the Blue Chip Financial Forecasts.



AVERAGE INTEREST RATES                                             Industry
                                         Most Likely Environment  Consensus
                                         -----------------------     Fourth
                            December         June     December      Quarter
                                1994         1995         1995         1995
- - - ---------------------------------------------------------------------------
Federal funds                   5.50%        6.50%        6.50%        6.70%
3-month LIBOR                   6.38         6.85         6.90         7.00
5-year U.S. Treasury Note       7.78         8.00         7.80         7.80
Spread between 5-year
  U.S. Treasury Note
  and Federal funds              228bp        150bp        130bp        110bp
- - - ---------------------------------------------------------------------------


In the most likely interest rate environment, net interest income is expected to decline by approximately 21 percent in 1995 compared with full-year 1994. The expected decline in net interest income is primarily due to the impact of interest rate swaps, narrowing loan spreads and higher deposit and borrowing costs. These results also include the impact of actions taken by management during the latter part of 1994 to reduce the adverse impact of interest rates above the most likely interest rate environment. Such actions included the purchase of interest rate caps with a notional value of $5.5 billion, entering into pay-fixed interest rate swaps with a notional value of $5.0 billion and the sale of $4.5 billion of fixed-rate securities. The model also reflects the impact of management's plans to reduce further the securities portfolio, through scheduled maturities and repayments, and to repurchase common stock. These actions are expected to reduce net interest income in 1995 by approximately $124 million.

If interest rates are 100 basis points higher than management's most likely interest rate environment, the simulation model projects net interest income in 1995 would decline from the most likely scenario by 4 percent. Conversely, if interest rates are 100 basis points lower, net interest income would exceed the most likely scenario by 4 percent.

In addition to the income simulation model, management performs an interest rate sensitivity ("gap") analysis which represents a point-in-time net position of assets, liabilities and off-balance-sheet instruments subject to repricing in specified time periods. Gap analysis alone does not accurately measure the magnitude of changes in net interest income since changes in interest rates do not impact all categories of assets, liabilities and off-balance-sheet instruments equally or simultaneously. The liability sensitivity of the cumulative one-year gap position was 1.5 percent of total earning assets at December 31, 1994, compared with 17.4 percent at September 30, 1994, and 8.6 percent a year ago. The actions taken by management in the second half of 1994 substantially eliminated the one-year cumulative liability sensitive position of the Corporation in the most likely interest rate environment.

39                                 CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993

The distribution in the Interest Rate Sensitivity table is based on a combination of maturities, call provisions, repricing frequencies, prepayment patterns and historical experience and management's most likely interest rate environment. Variable-rate assets and liabilities are distributed based on the repricing frequency of the instrument.


INTEREST RATE SENSITIVITY (GAP) ANALYSIS
- - - ----------------------------------------------------------------------------------------------------------------------------------
                                                                                Rate Sensitive
                                        ------------------------------------------------------------------------------------------
December 31, 1994                            1 to         91 to        181 to       1 to 2       2 to 5        Beyond
In millions                               90 Days      180 Days      365 Days        Years        Years       5 Years        Total
- - - ----------------------------------------------------------------------------------------------------------------------------------
Loans                                     $17,986       $ 2,275        $3,246       $2,981      $ 5,238      $  3,681      $35,407
Securities                                  4,043         1,447         2,582        2,527        7,149         3,173       20,921
Other earning assets                        1,296                                                                            1,296
Other assets                                2,359            13            31           54          161         3,903        6,521
- - - ----------------------------------------------------------------------------------------------------------------------------------
    Total assets                          $25,684       $ 3,735        $5,859       $5,562      $12,548      $ 10,757      $64,145
- - - ----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits              $   865                      $   17                                $  6,110      $ 6,992
Interest-bearing deposits                   8,421       $ 2,169         3,069       $2,384      $ 2,425         9,551       28,019
Borrowings                                 18,608         3,100           362           66          202         1,024       23,362
Other liabilities                              27                                                               1,351        1,378
Shareholders' equity                                                                                            4,394        4,394
- - - ----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
    shareholders' equity                  $27,921       $ 5,269        $3,448       $2,450      $ 2,627      $ 22,430      $64,145
- - - ----------------------------------------------------------------------------------------------------------------------------------
Off-balance-sheet items                      (476)          503           449          291         (623)         (144)
- - - ----------------------------------------------------------------------------------------------------------------------------------
    Interest rate sensitivity              (2,713)       (1,031)        2,860        3,403        9,298      $(11,817)
- - - ----------------------------------------------------------------------------------------------------------------------------------
    Cumulative gap                        $(2,713)      $(3,744)       $ (884)      $2,519      $11,817
- - - ----------------------------------------------------------------------------------------------------------------------------------


FINANCIAL DERIVATIVES The Corporation uses off-balance-sheet financial derivatives as part of its overall asset/liability management process. The majority of such instruments consist of interest rate swaps, interest rate caps, and forward contracts, which are used to manage interest rate risk.

Interest rate swaps are agreements with a counterparty to exchange periodic interest payments that are calculated on a notional principal amount. Interest rate swaps, including those with index-amortizing characteristics, are used to alter the repricing structure of interest-bearing assets or liabilities.

Interest rate caps are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate exceeds a defined cap rate applied to a notional amount.

Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The Corporation uses forward contracts to manage interest rate risk associated with its mortgage banking activities. Commitments to purchase and sell forward contracts totaled $16 million and $350 million, respectively, at year-end 1994. Substantially all contracts mature within 90 days.

Financial derivatives involve, to varying degrees, interest rate and credit risk in excess of the amount recognized in the balance sheet. The Corporation manages overall interest rate risk, including that related to financial derivatives, as part of its asset/liability management process. Financial derivatives are also subject to the Corporation's credit policies and procedures.

INTEREST RATE SWAPS AND CAPS
- - - ----------------------------------------------------------------------------------------------------------------------------
                                          Gain Position                      Loss Position
                                     ---------------------------------------------------------                   Total
In millions                          Notional          Fair             Notional          Fair                Notional
December 31, 1994                       Value         Value                Value         Value                   Value
- - - ----------------------------------------------------------------------------------------------------------------------------
Interest rate swaps
  Receive-fixed                       $   119      $      4              $11,375     $    (772)                $11,494
  Pay-fixed                             5,060            26                  658           (19)                  5,718
- - - ----------------------------------------------------------------------------------------------------------------------------
    Total swaps                         5,179            30               12,033          (791)                 17,212
Interest rate caps                      5,500           132                                                      5,500
- - - ----------------------------------------------------------------------------------------------------------------------------
  Total                               $10,679      $    162              $12,033     $    (791)                $22,712
- - - ----------------------------------------------------------------------------------------------------------------------------
December 31, 1993
Interest rate swaps
  Receive-fixed                       $ 7,904      $    153              $ 2,715     $     (26)                $10,619
  Pay-fixed                                                                1,193           (86)                  1,193
- - - ----------------------------------------------------------------------------------------------------------------------------
    Total                             $ 7,904      $    153              $ 3,908     $    (112)                $11,812
- - - ----------------------------------------------------------------------------------------------------------------------------

40                                 CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993

Substantially all receive-fixed swaps are index amortizing and are primarily associated with commercial loans and deposits. The Corporation receives payments based on fixed interest rates and makes payments based on floating money market indices, primarily 1-month and 3-month LIBOR. The notional values of the receive-fixed swaps amortize on predetermined dates and in predetermined amounts based on market movements of the designated index, which are primarily 3-year U.S. Treasury constant maturities and 3-month LIBOR. The Corporation's swaps do not contain leverage or any similar features.

The Corporation's pay-fixed interest rate swaps are associated with collateralized mortgage and U.S. Treasury obligations in the investment securities portfolio. The Corporation receives payments based on floating money market indices, primarily 3-month LIBOR, and pays fixed interest rates. Substantially all pay-fixed swaps mature by the end of 1998.


INTEREST RATE SWAPS AND CAPS ACTIVITY
- - - ----------------------------------------------------------------------------------------------------------------------------
Notional value                    January 1                             Maturities/                             December 31
In millions                            1994          Additions         Amortization         Terminations               1994
- - - ----------------------------------------------------------------------------------------------------------------------------
Interest rate swaps
  Receive-fixed                 $    10,619        $     3,200        $     (2,321)          $       (4)        $    11,494
  Pay-fixed                           1,193              5,000                (270)                (205)              5,718
Interest rate caps                                       5,500                                                        5,500
- - - ----------------------------------------------------------------------------------------------------------------------------
  Total                         $    11,812        $    13,700        $     (2,591)          $     (209)        $    22,712
- - - ----------------------------------------------------------------------------------------------------------------------------



In November 1994, the Corporation paid a $129.6 million premium for interest rate caps with a notional value of $5.5 billion associated with collateralized mortgage obligations in the investment securities portfolio. The caps require the counterparty to pay the Corporation the excess of 3-month LIBOR over a specified cap rate, currently 6.00 percent, computed quarterly based on the notional value of the contracts. At December 31, 1994, 3-month LIBOR was 6.50 percent. The cap rate adjusts to 6.50 percent at the end of 1995 and the contracts expire at the end of 1997. The agreements limit the amount payable to the Corporation to 150 basis points over the cap rate. The effect of these caps is to modify the interest rate characteristics of certain fixed-rate collateralized mortgage obligations to be variable within certain ranges.

Only the interest payments and the premium on the agreements are exchanged; therefore, cash requirements and exposure to credit risk are significantly less than the notional principal amount. The Corporation seeks to minimize the credit risk associated with its interest rate swap and cap activities primarily by entering into transactions with only a select number of high-quality institutions, establishing credit limits with counterparties and, where applicable, requiring segregated collateral or bilateral netting agreements. At December 31, 1994, credit exposure related to interest rate swaps and caps totaled $48 million and was 47 percent collateralized.



During 1994, interest rate swaps benefited net interest income by $100.7 million compared with $203.3 million in 1993. Based on its most likely interest rate environment, and as reflected in the results of the simulation model, management expects interest rate swaps and caps will adversely impact net interest income in 1995.

The following table sets forth the maturity distribution of the notional value of interest rate swaps and the associated weighted average interest rates on swaps maturing in the respective year, assuming management's most likely interest rate environment. Variable rates paid or received are subject to change as the underlying index floats with changes in the market.




MATURITY DISTRIBUTION OF INTEREST RATE SWAPS BASED ON MANAGEMENTS MOST LIKELY
INTEREST RATE ENVIRONMENT

- - - ----------------------------------------------------------------------------------------------------------------------------
                                                                                             1999 and
Dollars in millions                    1995          1996          1997          1998          Beyond          Total
- - - ----------------------------------------------------------------------------------------------------------------------------
Receive-fixed
  Notional value                  $   1,282       $   481     $   4,243     $   4,461       $   1,027     $   11,494
  Weighted average fixed
    interest rate received             6.27%         5.87%         5.81%         5.29%           5.22%          5.61%
  Weighted average variable
    interest rate paid                 6.65          7.04          6.87          7.06            7.10           6.95
Pay-fixed
  Notional value                  $     320       $  1.65     $   1,040     $   4,050       $     143     $    5,718
  Weighted average variable
  rate received                        6.38          6.88          7.10          7.10            7.10           7.05
  Weighted average fixed interest
  rate paid                            5.15          7.50          7.90          7.93            9.59           7.80
- - - ----------------------------------------------------------------------------------------------------------------------------

41                                 CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993

LIQUIDITY MANAGEMENT Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, demands of depositors and debtholders, and invest in other strategic initiatives. Liquidity is managed through the coordination of the relative maturities of assets, liabilities and off-balance-sheet positions and is enhanced by the ability to raise funds in capital markets.

Liquid assets consist of cash and due from banks, short-term investments, loans held for sale and securities available for sale. At December 31, 1994, such assets totaled $7.3 billion. Liquidity is also provided by residential mortgages and mortgage-related securities which may be used as collateral for funds obtained through the Federal Home Loan Bank system or, with respect to mortgage-related securities, sold under agreements to repurchase. At December 31, 1994, approximately $5.2 billion and $1.3 billion of residential mortgages and mortgage-related securities, respectively, were available for collateral for borrowings from the Federal Home Loan Bank system. Alternatively, mortgage-related securities may be used as collateral for securities sold under agreements to repurchase. The planned reduction in the securities portfolio and related wholesale funding sources is not expected to materially affect overall liquidity.

Liquidity for the parent company and its affiliates is also generated through the issuance of securities in public or private markets, lines of credit and dividends from subsidiaries. Under effective shelf registration statements at December 31, 1994, the Corporation had available $140 million of debt, $300 million of preferred stock and $350 million of securities that may be issued as either debt or preferred stock. Additionally, the Corporation had a $300 million unused committed line of credit. Funds obtained from any of these sources can be used for both bank and nonbank activities. In addition to current parent company funds, the funding for pending or potential acquisitions may include the issuance of instruments that qualify as regulatory capital, such as preferred stock or subordinated debt.

CREDIT RISK MANAGEMENT AND ADMINISTRATION Credit risk is inherent in the lending business. The Corporation seeks to manage credit risk through diversification, utilizing exposure limits to any single industry or customer, requiring collateral and selling participations to third parties.

Credit Administration, which includes credit policy, loan review and loan workout, manages and monitors credit risk by promulgating and enforcing uniform credit polices and exercising centralized oversight, review and approval procedures. Credit Policy, at the direction of the board of directors, establishes uniform underwriting standards that set forth the criteria that are used in extending credit.

To assist in the consistent application of underwriting standards, credit officers work with lending officers in evaluating the creditworthiness of borrowers and structuring transactions. Credit decisions are made at the specific affiliate or market level. However, credit requests that are above certain limits or that involve exceptions to credit policies require additional corporate approvals.

ASSET QUALITY During 1994, nonperforming assets declined $108 million reflecting continued improvement in overall asset quality. Excluding the impact of the First Eastern acquisition, total nonperforming assets declined $165 million when compared with year-end 1993.


NONPERFORMING ASSETS
- - - -----------------------------------------------------------------------
December 31
Dollars in millions                                  1994          1993
- - - -----------------------------------------------------------------------
Nonaccrual loans
  Commercial                                        $ 177         $ 181
  Real estate project                                  68            91
  Real estate mortgage                                 65            84
- - - -----------------------------------------------------------------------
    Total nonaccrual loans                            310           356
- - - -----------------------------------------------------------------------
Restructured loans                                      9            28
- - - -----------------------------------------------------------------------
    Total nonperforming loans                         319           384
- - - -----------------------------------------------------------------------
Foreclosed assets
  Real estate project                                  75           108
  Real estate mortgage                                 25            42
  Other                                                27            20
- - - -----------------------------------------------------------------------
    Total foreclosed assets                           127           170
- - - -----------------------------------------------------------------------
    Total                                           $ 446         $ 554
- - - -----------------------------------------------------------------------
Nonperforming loans to total loans                    .90%         1.15%
Nonperforming assets to total
  loans and foreclosed assets                        1.25          1.65
Nonperforming assets to total assets                  .69           .89
- - - -----------------------------------------------------------------------

42                                 CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993


The following table sets forth the changes in nonperforming assets during 1994 and 1993.

CHANGE IN NONPERFORMING ASSETS

In millions                                          1994          1993
- - - -----------------------------------------------------------------------
Balance at January 1                                $ 554       $   820
- - - -----------------------------------------------------------------------
Transferred from accrual                              348           296
Acquisitions                                           69           104
Returned to performing                                (61)          (59)
Principal reductions                                 (266)         (306)
Sales                                                (103)         (131)
Charge-offs and valuation adjustments                 (95)         (170)
- - - -----------------------------------------------------------------------
Balance at December 31                              $ 446       $   554
- - - -----------------------------------------------------------------------




At December 31, 1994, $62 million of nonperforming loans were current as to principal and interest compared with $102 million at December 31, 1993. Office, retail and land projects accounted for 70 percent of total nonperforming real estate project assets at December 31, 1994. The Corporation's primary markets accounted for 59 percent of total nonperforming real estate project assets. The southeast region of the United States and metropolitan Washington D.C. area accounted for 27 percent and 9 percent, respectively.

Nonperforming Assets (in millions of dollars)

Data points for the graph of the Corporation's nonperforming assets for the five years ended December 31, 1990 through 1994 follow:

                          Nonperforming
                              Assets
                          --------------
1994                            446
1993                            554
1992                            820
1991                          1,083
1990                          1,305



Accruing loans contractually past due 90 days or more as to the payment of principal or interest totaled $148 million at December 31, 1994 compared with $135 million a year ago. Residential mortgages and student loans totaling $50 million and $36 million, respectively, were included in the total at December 31, 1994 compared with $55 million and $41 million, respectively, at year-end 1993.

Loans not included in past due, nonaccrual or restructured categories, but where known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms over the next six months, totaled $111 million at December 31, 1994. A total of $71 million of these loans were current as to principal and interest payments.

ALLOWANCE FOR CREDIT LOSSES In determining the adequacy of the allowance for credit losses, the Corporation allocates reserves to specific problem loans based on a collectibility review and pools of watchlist and non-watchlist loans for various credit risk factors. The allocations to pools of loans are developed by risk rating and industry classification and are based on management's judgment concerning historical loss trends and other relevant factors. These factors may include, among others, local, regional and national economic conditions; portfolio concentrations; the level of industry competition and consolidation; and the impact of government regulation.

Residential mortgage and consumer loan allocations are based on historical loss experience adjusted for portfolio activity and current economic conditions.

The allowance for credit losses totaled $1.0 billion at December 31, 1994 compared with $972 million at December 31, 1993. The allowance as a percentage of period-end loans and nonperforming loans was 2.83 percent and 314.2 percent, respectively, at December 31, 1994. The comparable year-end 1993 amounts were
2.92 percent and 253.1 percent, respectively. The allowance for credit losses is expected to decline during 1995.


CHARGE-OFFS AND RECOVERIES
- - - --------------------------------------------------------------------------------------------------------
In millions                                                                        Net        Percent of
Year ended December 31, 1994                     Charge-offs   Recoveries  Charge-offs     Average Loans
- - - --------------------------------------------------------------------------------------------------------
Commercial                                              $ 61          $38         $ 23               .19%
Real estate project                                       20            2           18              1.07
Real estate mortgage                                      21            3           18               .19
Consumer                                                  68           32           36               .41
- - - --------------------------------------------------------------------------------------
  Total                                                 $170          $75         $ 95               .29%
- - - --------------------------------------------------------------------------------------------------------
Year ended December 31, 1993
Commercial                                              $ 92          $37         $ 55               .51%
Real estate project                                       60            2           58              3.14
Real estate mortgage                                      15            3           12               .27
Consumer                                                  79           32           47               .59
- - - --------------------------------------------------------------------------------------
  Total                                                 $246          $74         $172               .66%
- - - --------------------------------------------------------------------------------------------------------



The 1994 charge-off and recovery levels reflected the continued improvement in overall asset quality and the Corporation's loan workout efforts.

43                                 CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993

OVERVIEW

Net income for 1993 was $725.9 million, or $3.04 per fully diluted common share, compared with $426.9 million, or $1.89 per share in 1992. Return on assets and return on common shareholder's equity were 1.44 percent and 18.40 percent, respectively, in 1993. The corresponding 1992 returns were .95 percent and 12.47 percent, respectively.

Effective January 1, 1993, the Corporation adopted SFAS No. 109 and changed its accounting method for certain intangible assets. Such assets are comprised primarily of purchased mortgage servicing rights. The cumulative effect of these changes reduced net income by $9.0 million and $10.4 million, respectively.

The Corporation adopted SFAS No. 106 related to postretirement benefits in 1992. The adoption of SFAS No. 106 resulted in additional after-tax expense of $111.3 million, or $.49 per fully diluted share, consisting of a first-quarter one-time charge of $102.5 million, or $.45 per share and $2.2 million of additional operating expense in each quarter. Income before the cumulative effect of the changes in accounting principles was $745.3 million, or $3.13 per share in 1993 compared with $529.4 million, or $2.34 per share in 1992. Return on assets and return on common shareholders' equity before the accounting changes were 1.48 percent and 18.89 percent, respectively, in 1993 compared with 1.18 percent and 15.03 percent in 1992.

MERGERS AND ACQUISITIONS

On November 30, 1993, the Corporation consummated its acquisition of PNC Mortgage. In addition, during 1993 the Corporation acquired PNC Bank, New England (formerly The Massachusetts Company, Inc.), Boston, Massachusetts and Gateway Fed Corporation, Cincinnati, Ohio.

INCOME STATEMENT REVIEW

NET INTEREST INCOME AND NET INTEREST MARGIN On a fully taxable-equivalent basis, net interest income for 1993 increased $168.5 million, or 9.9 percent, to $1.9 billion due to an increase in average earning assets.

The net interest margin for 1993 was 3.95 percent compared with 4.03 percent in 1992. The net interest margin narrowed during the year due to the reduced benefit of noninterest-bearing funds in the lower interest rate environment; the sale of higher coupon mortgage-backed securities to reduce prepayment risk; the issuance of longer-term liabilities to provide stability to funding costs; and the impact of the PNC Mortgage acquisition. Partially offsetting these factors was the impact of interest rate swaps.

PROVISION FOR CREDIT LOSSES The provision for credit losses for 1993 was $203.9 million compared with $323.5 million in 1992. Continued improvement in economic conditions combined with management's ongoing efforts to improve asset quality resulted in lower nonperforming asset and charge-off levels, and a higher reserve coverage of nonperforming loans.

NONINTEREST INCOME Excluding net securities gains, total noninterest income increased $64.3 million, or 9.3 percent to $757.6 million in 1993. Net securities gains totaled $187.7 million in 1993 compared with $193.5 million in 1992.


Trust revenue increased 5.8 percent to $184.3 million in the comparison primarily due to new business. Trust assets totaled $114 billion at December 31, 1993 compared with $101 billion in 1992. The Corporation exercised discretionary investment authority over $33 billion of trust assets at December 31, 1993 compared with $31 billion a year ago.

Mutual fund accounting and administrative services fees increased $12.6 million, or 26.6 percent to $60.0 million in 1993 as a result of new business. This increase was partially offset by a decline in advisory fees derived from the level of managed money market mutual fund assets. Various administrative services are provided for mutual funds which totaled $79 billion at December 31, 1993, including $24 billion over which the Corporation exercised discretionary investment authority. The comparable December 31, 1992 amounts were $69 billion and $27 billion, respectively.

44                                 CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993

Mortgage origination, brokerage and loan syndication fees increased $8.6 million, $7.3 million and $6.0 million, respectively.

NONINTEREST EXPENSE Staff expense increased 2.5 percent during 1993 to $685.4 million. Higher compensation expense resulted from adding employees in strategic businesses, acquisitions, and merit pay increases. Average full-time equivalent employees increased 4.8 percent in the comparison to approximately 18,000.

The decline in employee benefits expense was primarily due to lower postretirement costs resulting from plan amendments. Pension and incentive savings plan costs were also lower.

Acquisitions accounted for half of the increase in net occupancy and equipment expenses, which totaled $115.4 million and $114.0 million, respectively, in 1993 compared with $104.4 million and $102.2 million in 1992. The remainder of the increase was attributable to the full-year impact of the consolidation of three data centers into a newly-constructed data processing and telecommunications center and the opening of full-service regional banking centers.

Other noninterest expense declined 8.6 percent in the comparison to $442.0 million. A decline of $76.6 million in net foreclosed asset expense was partially offset by an increase in expenses related to acquisitions. Amortization of intangible assets increased $13.3 million, primarily within the amortization of purchased mortgage servicing rights resulting from higher prepayment experience in the lower interest rate environment.

BALANCE SHEET REVIEW

Total assets increased approximately $10.7 billion to $62.1 billion at December 31, 1993 in the year-to-year comparison primarily as a result of acquisitions.

Total commercial loans outstanding and unfunded commitments increased $3.8 billion to $25.9 billion at December 31, 1993, reflecting the higher level of lending activity during the fourth quarter which resulted primarily from stronger economic growth.

Total consumer loans outstanding increased $575 million to $8.5 billion, at December 31, 1993, and residential mortgages increased $4.8 billion to $8.0 billion as a result of the PNC Mortgage acquisition.

Securities totaled $23.1 billion at December 31, 1993 compared with $20.7 billion a year earlier. The increase in the portfolio was primarily due to acquisitions.

Deposits increased $3.6 billion to $33.1 billion in the year-to-year comparison. Demand, savings and money market deposits increased $1.5 billion and time deposits increased $2.2 billion during 1993.

Borrowed funds totaled $11.7 billion at December 31, 1993 compared with $11.8 billion at year-end 1992. Notes and debentures increased $5.3 billion to $9.6 billion at December 31, 1993. The increase was primarily due to issuance of $4.1 billion of bank notes.

ASSET QUALITY During 1993, asset quality continued to improve. Nonperforming assets totaled $554 million at December 31, 1993 compared with $820 million at year end 1992.

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

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses was $972 million at December 31, 1993, representing 2.92 percent of total loans compared with $897 million and 3.47 percent a year ago. As a percentage of period-end nonperforming loans, the allowance for credit losses was 253.1 percent at December 31, 1993 compared with 162.1 percent at December 31, 1992.

CAPITAL Shareholders' equity totaled $4.3 billion at December 31, 1993, compared with $3.7 billion at December 31, 1992. The Corporation's leverage ratio totaled 7.85 percent and 7.62 percent at December 31, 1993 and 1992, respectively. Tier I and total risk-based capital ratios were 9.57 percent and
12.11 percent, respectively, at December 31, 1993. The comparable December 31, 1992 ratios were 10.17 percent and 12.09 percent, respectively.

45                          REPORTS ON CONSOLIDATED FINANCIAL STATEMENTS


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

Management assessed PNC Bank Corp.'s internal control structure over financial reporting as of December 31, 1994. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that PNC Bank Corp. maintained an effective internal control system over financial reporting as of December 31, 1994.



/s/ THOMAS H. O'BRIEN                          /s/ ROBERT L. HAUNSCHILD
Thomas H. O'Brien                              Senior Vice President and
Chairman and                                   Chief Financial Officer
Chief Executive Officer


REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

Shareholders and Board of Directors
PNC Bank Corp.

We have audited the accompanying consolidated balance sheet of PNC Bank Corp. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of PNC Bank Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PNC Bank Corp. and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in the Notes to Consolidated Financial Statements, in 1993 PNC Bank Corp. changed its method of accounting for certain investments in debt and equity securities, income taxes, and intangible assets, and in 1992 changed its method of accounting for postretirement benefits.



Pittsburgh, Pennsylvania
January 27, 1995

46                                  CONSOLIDATED BALANCE SHEET


- - - ----------------------------------------------------------------------------------------------
December 31
Dollars in millions, except par values                                     1994         1993
- - - ----------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                 $ 2,592        $ 1,817
Short-term investments                                                      809            856
Loans held for sale                                                         487          1,392
Securities available for sale.                                            3,457         11,388
Investment securities, fair value of $16,233 and $11,716                 17,464         11,672
Loans, net of unearned income of $240 and $222                           35,407         33,308
Allowance for credit losses                                              (1,002)          (972)
- - - ----------------------------------------------------------------------------------------------
   Net loans                                                             34,405         32,336
- - - ----------------------------------------------------------------------------------------------
Other                                                                     4,931          2,619
- - - ----------------------------------------------------------------------------------------------
   Total assets                                                         $64,145        $62,080
- - - ----------------------------------------------------------------------------------------------
LIABILITIES
Deposits
   Noninterest-bearing                                                  $ 6,992        $ 7,057
   Interest-bearing                                                      28,019         26,058
- - - ----------------------------------------------------------------------------------------------
   Total deposits                                                        35,011         33,115
- - - ----------------------------------------------------------------------------------------------
Borrowed funds
   Federal funds purchased                                                2,181          2,066
   Repurchase agreements                                                  3,785          4,995
   Commercial paper                                                       1,226            514
   Other                                                                  4,416          4,087
- - - ----------------------------------------------------------------------------------------------
   Total borrowed funds                                                  11,608         11,662
- - - ----------------------------------------------------------------------------------------------
Notes and debentures                                                     11,754          9,585
Accrued expenses and other liabilities                                    1,378          3,393
- - - ----------------------------------------------------------------------------------------------
   Total liabilities                                                     59,751         57,755
- - - ----------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred stock--$1 par value
   Authorized: 17,601,524 and 17,663,791 shares
   Issued and outstanding: 920,966 and 983,233 shares                         1              1
   Aggregate liquidation value: $19 and $20
Common stock--$5 par value
   Authorized: 450,000,000 shares
   Issued: 236,063,418 and 234,994,196 shares                             1,180          1,175
Capital surplus                                                             462            450
Retained earnings                                                         3,018          2,715
Deferred ESOP benefit expense                                               (83)           (95)
Net unrealized securities gains                                            (119)            88
Common stock held in treasury at cost: 2,814,910 and 288,959 shares         (65)            (9)
- - - ----------------------------------------------------------------------------------------------
   Total shareholders' equity                                             4,394          4,325
- - - ----------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                           $64,145        $62,080
- - - ----------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF INCOME                                             47


- - - ---------------------------------------------------------------------------------------------------------------------------------
Year ended December 31
In thousands, except per share data                                                            1994           1993           1992
- - - ---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans                                                                  $2,479,093     $1,950,937     $1,964,248
Securities                                                                                1,290,998      1,203,151      1,203,643
Other                                                                                        91,721         47,032         51,080
- - - ---------------------------------------------------------------------------------------------------------------------------------
 Total interest income                                                                    3,861,812      3,201,120      3,218,971
- - - ---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                                                    935,876        742,772      1,063,422
Borrowed funds                                                                              499,252        362,995        352,162
Notes and debentures                                                                        517,078        266,320        146,095
- - - ---------------------------------------------------------------------------------------------------------------------------------
 Total interest expense                                                                   1,952,206      1,372,087      1,561,679
- - - ---------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                                                      1,909,606      1,829,033      1,657,292
Provision for credit losses                                                                  60,123        203,944        323,531
- - - ---------------------------------------------------------------------------------------------------------------------------------
 Net interest income less provision for credit losses                                     1,849,483      1,625,089      1,333,761
- - - ---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Investment management and trust                                                             292,052        273,849        260,113
Service charges, fees and commissions                                                       370,146        354,297        330,317
Mortgage banking                                                                            198,548         50,590         30,476
Net securities gains (losses)                                                              (134,919)       187,694        193,503
Other                                                                                        96,814         78,819         72,367
- - - ---------------------------------------------------------------------------------------------------------------------------------
 Total noninterest income                                                                   822,641        945,249        886,776

NONINTEREST EXPENSES
Staff expense                                                                               835,672        685,388        668,403
Net occupancy and equipment                                                                 280,437        229,308        206,560
Amortization of intangibles                                                                  82,237         31,589         18,294
Federal deposit insurance                                                                    73,902         65,488         65,629
Other                                                                                       497,487        441,953        483,529
- - - ---------------------------------------------------------------------------------------------------------------------------------
 Total noninterest expenses                                                               1,769,735      1,453,726      1,442,415
- - - ---------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes and cumulative effect of changes in accounting principles       902,389      1,116,612        778,122
Applicable income taxes                                                                     292,327        371,349        248,682
- - - ---------------------------------------------------------------------------------------------------------------------------------
 Income before cumulative effect of changes in accounting principles                        610,062        745,263        529,440
Cumulative effect of changes in accounting principles,
 net of tax benefit of $5,343 and $52,804                                                                  (19,393)      (102,501)
- - - ---------------------------------------------------------------------------------------------------------------------------------
 Net income                                                                              $  610,062     $  725,870     $  426,939
- - - ---------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
 Primary before cumulative effect of changes in accounting principles                    $     2.57     $     3.14     $     2.36
 Cumulative effect of changes in accounting principles                                                        (.08)          (.46)
- - - ---------------------------------------------------------------------------------------------------------------------------------
 Primary                                                                                 $     2.57     $     3.06     $     1.90
- - - ---------------------------------------------------------------------------------------------------------------------------------
 Fully diluted before cumulative effect of changes in accounting principles              $     2.56     $     3.13     $     2.34
 Cumulative effect of changes in accounting principles                                                        (.09)          (.45)
- - - ---------------------------------------------------------------------------------------------------------------------------------
 Fully diluted                                                                           $     2.56     $     3.04     $     1.89
- - - ---------------------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER COMMON SHARE                                                 $     1.31     $    1.175     $     1.08
AVERAGE COMMON SHARES OUTSTANDING
 Primary                                                                                    236,610        236,386        224,023
 Fully diluted                                                                              238,448        238,421        227,125
- - - ---------------------------------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.

48                    CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


- - - -----------------------------------------------------------------------------------------------------------------
                                                 Preferred    Common   Capital    Retained
Dollars in millions, except per share data           Stock     Stock   Surplus    Earnings       Other      Total
- - - -----------------------------------------------------------------------------------------------------------------
Balance at January 1, 1992                              $1    $  537     $ 881      $2,016      $(119)     $3,316
- - - -----------------------------------------------------------------------------------------------------------------
Net income                                                                             427                    427
Cash dividends declared                                                               (238)                  (238)
Deferred ESOP benefit expense                                                                      13          13
Treasury shares
  Purchased (515,152)                                                                             (13)        (13)
  Issued (513,953)                                                                                 13          13
Common stock issued (9,479,414)                                   47       123          55                    225
  Acquisitions                                                    33        72          55                    160
  Other                                                           14        51                                 65
Transfer to reflect two-for-one stock split                      579      (579)
ESOP dividends tax benefit                                                               3                      3
- - - ------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                             1     1,163       425       2,263       (106)      3,746
- - - ------------------------------------------------------------------------------------------------------------------
Net income                                                                             726                    726
Cash dividends declared                                                               (277)                  (277)
Deferred ESOP benefit expense                                                                      11          11
Treasury shares
  Purchased (810,416)                                                                             (19)        (19)
  Issued (522,998)                                                                                 10          10
Common stock issued (2,419,402)                                   12        34                                 46
Redemption of preferred stock                                               (9)                                (9)
ESOP dividends tax benefit                                                               3                      3
Net unrealized securities gains                                                                    88          88
- - - -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                             1     1,175       450       2,715        (16)      4,325
- - - -------------------------------------------------------------------------------------------------------------------
Net income                                                                             610                    610
Cash dividends declared                                                               (309)                  (309)
Deferred ESOP benefit expense                                                                      12          12
Treasury shares
  Purchased (3,678,141)                                                                           (89)        (89)
  Issued (1,152,190)                                                                               33          33
Common stock issued (1,069,222)                                    5         9                                 14
ESOP dividends tax benefit                                                               2                      2
Stock options tax benefit                                                    3                                  3
Net unrealized securities losses                                                                 (207)       (207)
- - - -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                            $1    $1,180     $ 462      $3,018      $(267)     $4,394
- - - -------------------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS                                         49




- - - --------------------------------------------------------------------------------------------------------------------------------
Year ended December 31
In millions                                                                                    1994          1993           1992

- - - --------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                $     610     $     726      $     427
Adjustments to reconcile net income to net cash provided by operating activities
  Cumulative effect of changes in accounting principles                                                        19            103
  Provision for credit losses                                                                    60           204            324
  Depreciation, amortization and accretion                                                      246           148            137
  Deferred income taxes                                                                          32           (61)           (36)
  Net securities (gains) losses                                                                 135          (188)          (194)
  Net gain on sales of assets                                                                   (61)          (16)           (43)
  Valuation adjustments on assets, net of gains on sales                                        (13)          (22)            50
Changes in
  Loans held for sale                                                                           957           (42)           117
  Other                                                                                        (462)          193             25
- - - --------------------------------------------------------------------------------------------------------------------------------
 Net cash provided by operating activities                                                    1,504           961            910
- - - --------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net change in loans                                                                          (1,284)       (3,081)           945
Repayment
 Securities available for sale                                                                2,100         1,196            575
 Investment securities                                                                        3,016         7,784          5,712
Sales
 Securities available for sale                                                               11,282        16,659          7,976
 Investment securities                                                                                                       278
 Loans                                                                                          567            81            191
 Foreclosed assets                                                                              113           144             96
Purchases
 Securities available for sale                                                               (9,616)      (13,620)        (5,868)
 Investment securities                                                                       (7,794)      (11,839)       (13,101)
 Loans                                                                                          (29)         (433)          (213)
Net cash paid for acquisitions                                                                 (475)         (190)           (26)
Other                                                                                           180           269            176

- - - --------------------------------------------------------------------------------------------------------------------------------
  Net cash used by investing activities                                                      (1,940)       (3,030)        (3,259)

- - - --------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net change in
 Noninterest-bearing deposits                                                                  (393)        1,137            529
 Interest-bearing deposits                                                                      (63)       (1,536)        (3,324)
 Federal funds purchased                                                                        111        (2,082)           457
Sale/issuance
 Repurchase agreements                                                                      125,322       163,675        165,563
 Commercial paper                                                                             5,621         5,221         10,253
 Other borrowed funds                                                                       110,292        48,310         35,391
 Notes and debentures                                                                         9,627         9,015            424
 Common stock                                                                                    45            53             74
Redemption/maturity
 Repurchase agreements                                                                     (126,531)      (165,133)     (162,994)
 Commercial paper                                                                            (4,909)        (5,687)       (9,831)
 Other borrowed funds                                                                      (109,957)       (46,565)      (33,588)
 Notes and debentures                                                                        (7,555)        (4,344)         (337)
Net acquisition of treasury stock                                                               (90)           (19)          (13)
Cash dividends paid to shareholders                                                            (309)          (276)         (239)
- - - --------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                                                   1,211          1,769         2,365
- - - --------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                                  775           (300)           16
 Cash and due from banks at beginning of year                                                 1,817          2,117         2,101
- - - --------------------------------------------------------------------------------------------------------------------------------
  Cash and due from banks at end of year                                                  $   2,592      $   1,817     $   2,117
- - - --------------------------------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                   50

ACCOUNTING POLICIES

BUSINESS PNC Bank Corp. provides a full range of banking and related financial services through its subsidiaries to individual and corporate customers and is subject to intense competition from other financial services companies with respect to these services and customers. PNC Bank Corp. is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by such regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION The consolidated financial statements include the accounts of PNC Bank Corp. and its subsidiaries ("Corporation"), substantially all of which are wholly owned. Such statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain prior period amounts have been reclassified to conform to reporting classifications utilized for the current reporting period. These reclassifications did not impact the Corporation's financial condition or results of operations.

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

SECURITIES Effective December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities are classified as investments and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and are carried at market value. Securities not classified as investments or trading are designated as securities available for sale and carried at fair value with unrealized gains and losses refiected in shareholders' equity. As a result of adopting SFAS No. 115, $7.2 billion of investment securities were reclassified as available for sale on December 31, 1993.

Gains and losses on sales of securities available for sale are generally computed on a specific security basis and recognized in results of operations.

LOANS Interest income with respect to loans is accrued on the principal amount outstanding, except for lease financing income and interest on certain consumer loans which are recognized over their respective terms using methods which approximate level yields. Significant loan fees are deferred and accreted to income over the respective lives of the loans.

NONPERFORMING ASSETS Nonperforming assets are comprised of nonaccrual and restructured loans and foreclosed assets. Generally, a loan is classified as nonaccrual and the accrual of interest on such loan is discontinued when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed for 90 days or more, unless the loan is well secured and in the process of collection. When the accrual of interest is discontinued, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses. A loan is categorized as restructured if the original interest rate on such loan, repayment terms, or both, are restructured due to a deterioration in the financial condition of the borrower and it was not previously classified as nonaccrual. Nonperforming loans are generally not returned to performing status until the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

51                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. These assets are recorded at the lower of the related loan balance or market value of the collateral less estimated disposition costs at the date acquired. Subsequently, foreclosed assets are valued at the lower of the amount recorded at the date acquired or the then current market value less estimated disposition costs. Any gains or losses realized upon disposition of the property are refiected in income. Market values are estimated primarily based upon appraisals.

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

INTANGIBLE ASSETS Effective January 1, 1993, the Corporation changed its method of accounting for certain identifiable intangible assets, consisting primarily of purchased mortgage servicing rights. Such assets are accounted for at the lower of amortized cost or the estimated value of the discounted future net revenues on a disaggregated basis. Previously, future net revenues were not discounted for this purpose. The cumulative effect of the change decreased net income by $10.4 million.

Intangible assets, which are included in other assets, are amortized using accelerated and straight-line methods over their respective estimated useful lives. Goodwill is amortized on a straight-line basis over periods ranging from 15 to 25 years.

DEPRECIATION AND AMORTIZATION Depreciation and amortization of premises and equipment are principally computed using the straight-line method over their estimated useful lives for financial reporting purposes and by accelerated methods for federal income tax purposes. Leasehold improvements are amortized over their estimated useful lives or their respective lease terms, whichever is shorter.

FINANCIAL DERIVATIVES The Corporation uses off-balance-sheet financial derivatives as part of its overall asset/liability management process. The majority of such instruments consist of interest rate swaps, interest rate caps, and forward contracts, which are used to manage interest rate exposure.


Interest rate swaps, including swaps with index-amortizing characteristics, are agreements with a counterparty to exchange periodic interest payments that are calculated on a notional principal amount. Interest rate swaps that are used to alter the repricing structure of interest-bearing assets or liabilities are accounted for under the accrual method. To qualify for such accounting, the swaps must be designated to interest-bearing assets or liabilities and alter their interest rate characteristics (such as from fixed to variable, variable to fixed, or one variable index to another) over the expected term of the swap agreements or the designated instruments, whichever is shorter. Under this method, the net amount payable or receivable from interest rate swaps is accrued as an adjustment to interest income or expense of the designated instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                   52

Changes in fair value of interest rate swaps accounted for under the accrual method are not refiected in the accompanying financial statements. Realized gains and losses on terminated interest rate swaps are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the shorter of the remaining original life of the agreements or the designated instruments.

Interest rate caps are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate exceeds a defined cap rate applied to a notional amount. Interest rate caps must be designated to interest-bearing assets or liabilities and modify their interest rate characteristics (such as modifying a fixed-rate asset to a floating-rate asset when rates exceed the defined cap rate) over the term of the cap agreement or the designated instruments, whichever is shorter. Premiums on interest rate caps are deferred and amortized over the life of the agreement as an adjustment to interest income or interest expense of the designated instruments. Unamortized premiums are included in other assets. Payments received on interest rate caps are recognized under the accrual method as an adjustment to interest income or expense of the designated instruments. Changes in fair value of interest rate caps accounted for under the accrual method are not reflected in the accompanying financial statements.

Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The Corporation uses forward contracts to manage interest rate risk associated with its mortgage banking activities. Realized gains and losses on mandatory and optional delivery forward commitments are recorded as other income in the period settlement occurs. Unrealized gains or losses are considered in the lower of cost or market valuation of loans held for sale.

In addition, the Corporation enters into foreign currency exchange contracts to accommodate customers. The fair value of such activity is recorded in other assets. Realized and unrealized gains and losses are included in other income.

INCOME TAXES Effective January 1, 1993, the Corporation adopted SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and law that will be in effect when the differences are expected to reverse. Previously, deferred income taxes were accounted for using the deferred method.


As permitted by SFAS No. 109, the Corporation elected not to restate the financial statements of any prior periods. The cumulative effect of the change decreased net income in 1993 by $9.0 million.

TREASURY STOCK The purchase of the Corporation's common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.

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

53                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MERGERS AND ACQUISITIONS

In 1994, the Corporation completed the acquisition of United Federal Bancorp, Inc., State College, Pennsylvania, and First Eastern Corp., Wilkes-Barre, Pennsylvania, for a total of $486 million in cash. The combined assets and deposits totaled $2.8 billion and $2.4 billion, respectively, at closing. The Corporation also completed the acquisition of a $10-billion residential mortgage servicing portfolio from the Associates Corporation of North America for $117 million in cash. These transactions were accounted for under the purchase accounting method.

The Corporation also entered into a definitive agreement to acquire BlackRock Financial Management, L.P., a New York-based, fixed-income investment management firm with approximately $23 billion in assets under management. The purchase price is approximately $240 million in cash and notes and will be paid over five years. The acquisition will be accounted for under the purchase accounting method. This transaction is expected to close in the first quarter 1995, pending approval of shareholders of certain managed mutual funds.

In the third quarter of 1994, the Corporation announced agreements to acquire Brentwood Financial Corporation ("Brentwood"), Cincinnati, Ohio, and Indian River Federal Savings Bank ("Indian River"), Vero Beach, Florida. The aggregate purchase price approximates $33 million in cash. The combined assets and deposits totaled approximately $175 million and $140 million, respectively, at December 31, 1994. The acquisition of Indian River was completed in January 1995 and, upon consummation, it was renamed PNC Bank, FSB. Brentwood is expected to close in the first quarter of 1995.

On November 30, 1993, the Corporation completed its acquisition of PNC Mortgage (formerly Sears Mortgage Banking Group) for $328 million in cash. During the third quarter of 1994, the post-closing purchase price adjustments were finalized with no material impact. The transaction was recorded under the purchase method of accounting, and the total assets of PNC Mortgage were $7.6 billion at closing.

During 1993, the Corporation acquired for cash PNC Bank, New England (formerly The Massachusetts Company, Inc.), Boston, Massachusetts, and Gateway Fed Corporation, Cincinnati, Ohio. The aggregate purchase price was $107 million and the combined assets of these companies totaled $1.4 billion at closing. These transactions were recorded under the purchase method of accounting.

CASH FLOWS

For purposes of the statement of cash flows, the Corporation defines cash and due from banks as cash and cash equivalents. During 1994, 1993 and 1992, interest paid on deposits and other contractual debt obligations was $1.9 billion, $1.3 billion and $1.6 billion, respectively, and income taxes paid were $382.7 million, $396.0 million and $257.3 million, respectively. During 1994, $2.7 billion of securities available for sale were reclassified to investment securities. Loans transferred to foreclosed assets aggregated $57.6 million in 1994, $24.5 million in 1993 and $89.2 million in 1992. In addition, in connection with acquisitions completed during 1994, the Corporation acquired assets of $2.8 billion and assumed liabilities of $2.7 billion. The cash paid totaled $603 million and the Corporation received $128 million in cash and due from banks in connection with these acquisitions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                   54

SECURITIES

The following table sets forth the securities portfolio at December 31, 1994 and 1993.

Proceeds from the sale of securities available for sale were $13.1 billion and $16.7 billion in 1994 and 1993, respectively. Gross gains on such sales were $62.1 million and $186.6 million and gross losses were $197.0 million and $4.5 million.

Proceeds from the sale of debt securities during 1992 were $8.2 billion, resulting in gross gains of $198.1 million, and gross losses of $.7 million. At December 31, 1994, $1.8 billion of amounts receivable from the sale of securities is included in other assets.

The carrying value of securities pledged to secure public and trust deposits, repurchase agreements and for other purposes at December 31, 1994, was $12.1 billion.


- - - --------------------------------------------------------------------------------------------------------------------------------
                                                  1994                                                  1993
                             ---------------------------------------------         ---------------------------------------------
                                                Unrealized                                            Unrealized
December 31,                  Amortized      -----------------        Fair          Amortized      -----------------        Fair
In millions                        Cost      Gains      Losses       Value               Cost      Gains      Losses       Value
- - - --------------------------------------------------------------------------------------------------------------------------------
Investment securities
  Debt securities
    U.S. Treasury               $ 1,794                 $   93      $ 1,701           $     1                            $     1
    U.S. Government
      agencies and
      corporations
      Mortgage-related           10,920                  1,025        9,895            10,227       $ 39        $32       10,234
      Other                       1,000                     28          972
  State and municipal               348         $12          2          358               389         38                     427
    Asset-backed private
      placements                  1,597                     33        1,564
    Other debt
      Mortgage-related              726                     43          683               513                     4          509
      Other                         769                     20          749               297          3                     300
  Other                             310           1                     311               245                                245
- - - --------------------------------------------------------------------------------------------------------------------------------
             Total              $17,464         $13     $1,244      $16,233           $11,672       $ 80        $36      $11,716
- - - --------------------------------------------------------------------------------------------------------------------------------
Securities available for sale
  Debt securities
    U.S. Treasury               $   401                 $    8      $   393           $ 2,402       $  2        $ 2      $ 2,402
    U.S. Government
      agencies and
      corporations
      Mortgage-related            2,161                     69        2,092             7,998        114         15        8,097
      Other                          25                      4           21                25                     1           24
    Other debt
     Mortgage-related               749                     17          732               691         18          4          705
     Other                          117         $ 2                     119                99                                 99
  Corporate stocks and other        105           1          6          100                36         25                      61
- - - --------------------------------------------------------------------------------------------------------------------------------
             Total              $ 3,558         $ 3     $  104      $ 3,457           $11,251       $159        $22      $11,388
- - - --------------------------------------------------------------------------------------------------------------------------------

55                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the amortized cost and fair value of debt securities at December 31, 1994 by remaining contractual maturities. Based on historical experience and management's most likely interest rate environment, the weighted average expected maturity of all mortgage-related and asset-backed securities was approximately 4 years at December 31, 1994.

December 31, 1994                                                                   Amortized                              Fair
In millions                                                                              Cost                             Value
- - - -------------------------------------------------------------------------------------------------------------------------------
Investment securities
Debt securities
  One year or less                                                                    $    17                           $    18
  After one year through five years                                                     1,889                             1,797
  After five years through ten years                                                       69                                71
  After ten years                                                                         180                               185
  U.S. Government agency debt                                                           1,000                               972
  Mortgage-related securities                                                          11,646                            10,578
  Asset-backed securities                                                               2,353                             2,301
Other                                                                                     310                               311
- - - -------------------------------------------------------------------------------------------------------------------------------
         Total                                                                        $17,464                           $16,233
- - - -------------------------------------------------------------------------------------------------------------------------------
Securities available for sale
Debt securities
  One year or less                                                                    $   151                           $   151
  After one year through five years                                                       251                               242
  After five years through ten years                                                       16                                15
  After ten years                                                                          57                                61
  U.S. Government agency debt                                                              25                                21
  Mortgage-related securities                                                           2,910                             2,824
  Asset-backed securities                                                                  43                                43
Corporate stocks and other                                                                105                               100
- - - -------------------------------------------------------------------------------------------------------------------------------
         Total                                                                        $ 3,558                           $ 3,457
- - - -------------------------------------------------------------------------------------------------------------------------------



LOANS AND COMMITMENTS TO EXTEND CREDIT

Loans and commitments to extend credit were as follows:

- - - ------------------------------------------------------------------------------------------
                                              1994                       1993
                                   -----------------------      -------------------------
                                                       Net                            Net
                                               Underfunded                    Underfunded
December 31                             Out-          Com-            Out-           Com-
In millions                        standings      mitments       standings       mitments
- - - -----------------------------------------------------------------------------------------
Commercial                           $12,445       $18,915         $12,463        $13,448
Real estate project                    1,628           310           1,730            221
Real estate mortgage
  Residential                          9,283           769           8,036          1,521
  Commercial                           1,261            19             905              6
Consumer                               9,187         5,544           8,525          4,666
Other                                  1,843           917           1,871            400
Unearned income                         (240)                         (222)
- - - -----------------------------------------------------------------------------------------
    Total, net of unearned income    $35,407       $26,474         $33,308        $20,262
- - - -----------------------------------------------------------------------------------------

At December 31, 1994, $1.9 billion of loans were pledged to secure borrowings and for other purposes.

Certain directors and executive officers of the Corporation and its significant subsidiaries as well as certain affiliated companies of these directors and officers were customers of and had loans with subsidiary banks in the ordinary course of business. All such loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility. The aggregate dollar amounts of these loans were $340 million and $313 million at December 31, 1994 and 1993, respectively. During 1994, new loans of $211 million were funded, and repayments totaled $184 million.

Commitments to extend credit represent arrangements to lend funds and generally require payment of a fee by the customer and contain fixed expiration dates or other termination clauses and specified interest rates. Commitments to extend credit are net of participations and syndications, primarily to financial institutions, totaling $2.5 billion and $1.8 billion at December 31, 1994 and 1993, respectively.

Loan outstandings and related unfunded commitments are primarily concentrated within affiliate markets, which include Delaware, Indiana, Kentucky, New Jersey, Ohio and Pennsylvania. No specific industry concentration exceeded 8 percent of total outstandings and unfunded commitments.

Letters of credit totaled $4.3 billion and $3.9 billion at December 31, 1994 and 1993, respectively and consist primarily of standby letters of credit which commit the Corporation to make payments on behalf of customers when certain specified future events occur. Such instruments are typically issued to support obligations such as industrial revenue bonds, commercial paper, and bid or performance related contracts. At year-end 1994, the largest industry concentration within standby letters of credit was healthcare, which accounted for approximately 20 percent of the total. Maturities for standby letters of credit ranged from 1995 to 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                  56


At December 31, 1994 and 1993, standby letters of credit included $539 million and $758 million, respectively, of participations and syndications to others, and $3.0 billion and $3.2 billion, respectively, to support medium- and long-term debt.


NONPERFORMING ASSETS

Nonaccrual restructured loans, and foreclosed assets were as follows:

- - - -----------------------------------------------------------------
December 31
In millions                                      1994        1993
- - - -----------------------------------------------------------------
Nonaccrual loans                                 $310        $356
Restructured loans                                  9          28
- - - -----------------------------------------------------------------
      Total nonperforming loans                   319         384
Foreclosed assets                                 127         170
- - - -----------------------------------------------------------------
      Total nonperforming assets                 $446        $554
- - - -----------------------------------------------------------------


      Related interest on nonperforming loans was as follows:

- - - -----------------------------------------------------------------
Year ended December 31
In thousands                         1994        1993        1992
- - - -----------------------------------------------------------------
Interest computed
  on original terms               $31,490     $33,891     $53,362
Interest recognized                 5,523       6,296       6,136
- - - -----------------------------------------------------------------

At December 31, 1994 and 1993, unfunded commitments to lend additional funds with respect to nonperforming assets totaled $7 million and $41 million, respectively. At December 31, 1994 and 1993, foreclosed assets are reported net of valuation allowances of $39 million and $69 million, respectively. Gains on sales of foreclosed assets resulted in net foreclosed asset income of $18 million and $27 million in 1994 and 1993, respectively, and is included in other noninterest expense. Net foreclosed asset expense totaled $50 million in 1992.


ALLOWANCE FOR CREDIT LOSSES

The following table presents changes in the allowance for credit losses:

- - - ------------------------------------------------------------------
In millions                          1994        1993        1992
- - - -----------------------------------------------------------------
Balance at January 1               $  972       $ 897       $ 797
- - - -----------------------------------------------------------------
Charge-offs                          (170)       (246)       (343)
Recoveries                             75          74          62
- - - -----------------------------------------------------------------
  Net charge-offs                     (95)       (172)       (281)
- - - -----------------------------------------------------------------
Provision for credit losses            60         204         324
Acquisitions                           65          43          57
- - - -----------------------------------------------------------------
  Balance at December 31           $1,002       $ 972       $ 897
- - - -----------------------------------------------------------------

The Corporation will adopt SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995. Management does not expect the adoption of the standard to have a material impact on the Corporation's financial position or results of operations.

PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Premises, equipment and leasehold improvements, stated at cost less accumulated depreciation and amortization, were as follows:


- - - ---------------------------------------------------------------------------
December 31
In millions                                             1994           1993
 ---------------------------------------------------------------------------
Land                                                  $   63         $   62
Buildings                                                393            364
Equipment                                                745            662
Leasehold improvements                                   129            127
- - - ---------------------------------------------------------------------------
                                                       1,330          1,215
Accumulated depreciation and amortization               (627)          (561)
- - - ---------------------------------------------------------------------------
      Net book value                                  $  703         $  654
- - - ---------------------------------------------------------------------------



Depreciation and amortization expense on premises, equipment and leasehold improvements totaled $102.5 million in 1994, $91.8 million in 1993 and $76.9 million in 1992.

Certain facilities and equipment are leased under agreements expiring at various dates until the year 2022. Substantially all such leases are accounted for as operating leases. Rental expense on such leases amounted to $80.6 million in 1994, $61.8 million in 1993 and $57.5 million in 1992.

57                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1994, required minimum annual rentals due on noncancelable leases having terms in excess of one year aggregated $294.9 million. Minimum annual rentals for each of the years 1995 through 1999 are $54.7 million, $46.8 million, $35.8 million, $25.6 million and $20.5 million, respectively.


INTANGIBLE ASSETS

Intangible assets, net of amortization, consisted of the following:



- - - ---------------------------------------------------------------------------
December 31
In millions                                             1994           1993
 ---------------------------------------------------------------------------
Goodwill                                                $361           $ 78
Purchased mortgage servicing rights                      323            264
Other                                                      5              7
- - - ---------------------------------------------------------------------------
  Total                                                 $689           $349
- - - ---------------------------------------------------------------------------


REPURCHASE AGREEMENTS

Certain securities are sold under agreements to repurchase and are treated as financings. The obligation to repurchase such securities is refiected as a liability on the consolidated balance sheet. The dollar amounts of securities underlying the agreements remain in the respective asset accounts.


- - - ---------------------------------------------------------------------------------------------------
Remaining Maturity by                                 Securities Sold                Repurchase
Type of Security                                 ------------------------      ---------------------
December 31, 1994                                Carrying          Market                   Interest
In millions                                       Amount           Value      Amount           Rate
- - - ---------------------------------------------------------------------------------------------------
Next business day
    Treasury                                      $1,005          $  981      $  962           5.74%
    Agency                                           641             587         531           4.64
4 to 30 days
    Treasury                                          45              44          44           5.43
    Agency                                           177             163         160           5.87
31 to 90 days
    Treasury                                          23              23          22           5.58
    Agency                                         1,190           1,084       1,035           5.60
Over 91 days to one year
    Agency                                         1,149           1,029         979           5.81
Over one year
    Treasury                                          27              26          21           7.82
    Agency                                            32              31          31           6.45
- - - ------------------------------------------------------------------------------------
       Total                                      $4,289          $3,968      $3,785           5.59%
- - - ---------------------------------------------------------------------------------------------------


NOTES AND DEBENTURES

Notes and debentures consisted of the following:

- - - ------------------------------------------------------------------------
December 31
In millions                                         1994            1993
- - - ------------------------------------------------------------------------
Banking Subsidiaries
  Bank notes                                     $ 8,825          $7,000
  Federal Home Loan Bank                           1,384           1,045
  Student Loan Marketing Association                 500             520
- - - ------------------------------------------------------------------------
   Total Banking Subsidiaries                     10,709           8,565
Other Subsidiaries
  Senior notes                                       164             150
  Subordinated notes                                 746             550
  ESOP borrowing                                     110             110
  Other                                               25             210
- - - ------------------------------------------------------------------------
   Total Other Subsidiaries                        1,045           1,020
- - - ------------------------------------------------------------------------
   Total                                         $11,754          $9,585
- - - ------------------------------------------------------------------------



Bank notes mature in 1995 and have various interest rates that range from 3.50 percent to 5.90 percent. Obligation to the Federal Home Loan Bank have various maturities ranging from 1995 to 2002 and interest rates that range from 2.90 percent to 8.76 percent. The Student Loan Marketing Association obligations mature in 1995 and have various interest rates that range from 4.97 percent to
6.08 percent.

The senior and subordinated notes were issued by PNC Funding Corp and are not redeemable prior to maturity. Interest on the notes is payable semiannually, and the payment of principal and interest is unconditionally guaranteed by the parent company. The senior and subordinated notes have various maturities ranging from 1995 to 2004 and interest rates that range from 4.88 percent to
9.88 percent.

The ESOP borrowing is unconditionally guaranteed by the parent company and consists of a series of medium-term, fixed-rate notes with maturities that range from 1995 to 2000 and interest rates ranging from 3.75 percent to 5.43 percent. Interest expense on the borrowing was $5.4 million in 1994, $4.9 million in 1993 and $5.8 million in 1992.

Notes and debentures have scheduled repayments for the years 1995 through 1999 and thereafter of $10.3 billion, $59 million, $44 million, $69 million, and $1.3 billion, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT                                   58

SHAREHOLDERS  EQUITY

The redemption/liquidation value and number of shares outstanding by series of the Corporation's preferred stock are as follows:


- - - ------------------------------------------------------------------------------------------------------
                                                   Redemption/
                                                   Liquidation                    Shares Outstanding
                                                                             --------------------------
December 31                                      Value Per Share                1994               1993
- - - -------------------------------------------------------------------------------------------------------
$  1.80 Series A                                     $40                      19,348             21,495
   1.80 Series B                                      40                       7,425              9,297
   1.60 Series C                                      20                     393,089            425,813
   1.80 Series D                                      20                     501,104            526,628
- - - -------------------------------------------------------------------------------------------------------
     Total                                                                   920,966            983,233
- - - -------------------------------------------------------------------------------------------------------

Series A through D are cumulative and except for Series B, are redeemable at the option of the Corporation.

Holders of preferred stock are entitled to a number of votes equal to the number of full shares of common stock into which such preferred stock is convertible. Holders of preferred stock are entitled to the following conversion privileges: (i) one share of Series A or Series B is convertible into eight shares of common stock; and (ii) 2.4 shares of Series C or Series D are convertible into four shares of common stock.

The Corporation has a dividend reinvestment and stock purchase plan. Holders of preferred stock and common stock may participate in the plan which provides that additional shares of common stock may be purchased at market value with reinvested dividends and voluntary cash payments. The following number of shares of common stock were purchased by shareholders pursuant to such plan:
785,631 shares in 1994; 591,785 shares in 1993; 670,309 shares in 1992.

The Corporation had reserved approximately 18.2 million common shares to be issued in connection with employee stock options and the conversion of certain debt and equity securities.

FINANCIAL DERIVATIVES

As part of asset/liability management, the Corporation uses off-balance-sheet financial derivatives to manage interest rate risk. Financial derivatives with off-balance-sheet risk involve, to varying degrees, interest rate and credit risk in excess of the amount recognized in the balance sheet. The Corporation manages interest rate risk, including that of financial derivatives, as part of its overall asset/liability management process. Policies and procedures, including established risk tolerance limits, net interest income simulations and interest rate sensitivity analyses are used to manage interest rate risk. Financial derivatives are also subject to the Corporation's credit policies and procedures.

INTEREST RATE SWAPS AND CAPS The table below sets forth the interest rate swap and cap portfolios and related fair values at year-end 1994 and 1993.

- - - ------------------------------------------------------------------------------------------------------------
                                           Gain Position                   Loss Position
                                  ---------------------------------------------------------            Total
In millions                       Notional               Fair        Notional          Fair         Notional
December 31, 1994                    Value              Value           Value         Value            Value
- - - ------------------------------------------------------------------------------------------------------------
Interest rate swaps
  Receive fixed                    $   119               $  4         $11,375         $(772)         $11,494
  Pay fixed                          5,060                 26             658           (19)           5,718
- - - ------------------------------------------------------------------------------------------------------------
     Total swaps                     5,179                 30          12,033          (791)          17,212
Interest rate caps                   5,500                132                                          5,500
- - - ------------------------------------------------------------------------------------------------------------
   Total                            10,679                162          12,033          (791)          22,712
- - - ------------------------------------------------------------------------------------------------------------
December 31, 1993
Interest rate swaps
  Receive fixed                    $ 7,904               $153         $ 2,715         $ (26)         $10,619
  Pay fixed                                                             1,193           (86)           1,193
- - - ------------------------------------------------------------------------------------------------------------
   Total                           $ 7,904               $153         $ 3,908         $(112)         $11,812
- - - ------------------------------------------------------------------------------------------------------------

Substantially all receive-fixed swaps are index amortizing and primarily are associated with commercial loans and interest-bearing deposits. The associated deposits include time deposits and interest-bearing transaction accounts, such as demand and money market. Historical data indicate there is a fixed-rate component to the rates paid on transaction accounts. Receive-fixed interest rate swaps convert this fixed-rate component to a variable rate.

The notional values of index-amortizing swaps amortize on predetermined dates and in predetermined amounts based on market movements of the designated index, which are primarily 3-year U.S. Treasury constant maturities and 3-month LIBOR. Periodically, the Corporation receives payments based on fixed interest rates and makes payments based on fioating money market indices, primarily 1-month and 3-month LIBOR, calculated on the notional amounts.

The Corporation's pay-fixed interest rate swaps are associated with collateralized mortgage and U.S. Treasury obligations in the investment securities portfolio. The Corporation receives payments based on floating money market indices, primarily 3-month LIBOR, and pays fixed interest rates. Substantially all pay-fixed swaps mature in 1998. The Corporation's swaps do not contain leverage or any similar features.

59                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth interest rates on interest rate swaps as of December 31, 1994. The weighted average variable interest rates set forth below represent the rates at year-end 1994. Such variable rates are subject to change as the underlying index floats with changes in the market.

MATURITY DISTRIBUTION OF INTEREST RATE SWAPS
BASED ON INTEREST RATES AT DECEMBER 31, 1994

- - - ------------------------------------------------------------------------------------------------------------
                                                                                       1999 and
Dollars in millions                      1995        1996        1997        1998        Beyond        Total
- - - ------------------------------------------------------------------------------------------------------------
Received-fixed
  Notional value                       $1,827       $ 961      $3,384      $4,422         $ 900      $11,494
  Weighted average fixed interest
    rate received                        6.18%       5.94%       5.74%       5.29%         5.18%        5.61%
  Weighted average variable
    interest rate paid                   6.41        6.38        6.13        6.38          6.50         6.32
Pay-fixed
  Notional value                       $  320       $ 165      $1,040      $4,050         $ 143      $ 5,718
  Weighted average variable interest
    rate received                        6.03%       6.24%       6.50%       6.50%         6.50%        6.47%
  Weighted average fixed
    interest rate paid                   5.15        7.50        7.90        7.93          9.59         7.80
- - - ------------------------------------------------------------------------------------------------------------

In November 1994, the Corporation paid a $129.6 million premium for interest rate caps with a notional value of $5.5 billion. The interest rate caps are associated with collateralized mortgage obligations in the investment securities portfolio. The caps require the counterparty to pay the Corporation the excess of 3-month LIBOR over a specified cap rate, currently 6.00 percent, computed quarterly based on the notional value of the contracts. At December 31, 1994, 3-month LIBOR was 6.50 percent. The cap rate adjusts to 6.50 percent at the end of 1995 and the contracts expire at the end of 1997. The agreements limit the amount payable to the Corporation to 150 basis points over the specified cap rate. The effect of these caps is to modify the interest rate characteristics of certain fixed-rate collateralized mortgage obligations to be variable within certain ranges.

Only the interest payments and the premium on the agreements are exchanged; therefore, cash requirements and exposure to credit risk are significantly less than the notional principal amount. The Corporation seeks to minimize the credit risk associated with its interest rate swap and cap activities primarily by entering into transactions with only a selected number of high-quality institutions, establishing credit limits with counterparties and, where applicable, requiring segregated collateral or bilateral netting agreements. At December 31, 1994, credit exposure related to interest rate swaps and caps totaled $48 million and was 47 percent collateralized.

FORWARD CONTRACTS The following table sets forth the notional value of forward contracts at December 31, 1994 and 1993.


- - - ------------------------------------------------------------------
December 31
In millions                            1994                   1993
- - - ------------------------------------------------------------------
Commitments to purchase                $ 16                 $  224
Commitments to sell                     350                  1,799
- - - ------------------------------------------------------------------


The Corporation uses forward contracts to manage interest rate risk positions associated with certain mortgage banking activities. Forward contracts are traded in over-the-counter markets and do not have standardized terms. Counterparties to the Corporation's forward contracts are primarily U.S. Government agencies and brokers and dealers in mortgage-backed securities. In the event the counterparty is unable to meet its contractual obligations, the Corporation may be exposed to selling or purchasing mortgage loans at prevailing market prices. Substantially all forward contracts mature within 90 days of origination.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                 60

EMPLOYEE BENEFIT PLANS

INCENTIVE SAVINGS PLAN The Corporation sponsors an incentive savings plan ("ISP") covering substantially all employees. Under the ISP, employee contributions of up to 6 percent of base pay, subject to Internal Revenue Service limitations, are matched with shares of the Corporation's common stock. Contributions are matched primarily by shares of common stock held by the Corporation's ESOP.

The Corporation makes annual contributions to the ESOP equal to the debt service requirements on the ESOP borrowing less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. During 1994, 1993 and 1992, dividends used for debt service totaled $9.5 million, $8.5 million and $7.9 million, respectively. To satisfy additional debt service requirements, the Corporation contributed $7.6 million in 1994, $8.8 million in 1993, and $9.5 million in 1992.

As the ESOP borrowing is repaid, shares are allocated to employees who made contributions during the year based on the proportion of annual debt service to total debt service. The Corporation includes all ESOP shares as common shares outstanding in its earnings per share computation. The components of ESOP shares are as follows:

- - - ---------------------------------------------------------------------------
December 31
In thousands                                                           1994
- - - ---------------------------------------------------------------------------
Allocated shares                                                      1,956
Shares released for allocation                                          673
Unallocated shares                                                    4,617
Shares retired during year                                             (126)
- - - ---------------------------------------------------------------------------
  Total ESOP shares                                                   7,120
- - - ---------------------------------------------------------------------------

Compensation expense related to the portion of the ISP contributions matched with ESOP shares is determined based on the number of ESOP shares allocated. Compensation expense related to the ESOP and ISP plans was $8.4 million for 1994, $4.9 million for 1993 and $9.7 million for 1992.

The Corporation has adopted the provisions of Statement of Position No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans," for ESOP shares acquired subsequent to December 31, 1992.

DEFINED BENEFIT PLANS The Corporation sponsors a funded defined benefit pension plan covering substantially all employees. The plan provides pension benefits that are based on the average base salary for specified years of service prior to retirement. Pension contributions are made to the extent deductible under existing federal tax regulations. The Corporation also has an unfunded non-qualified supplemental defined benefit retirement plan covering certain employees, as defined in the plan.

The following table sets forth the estimated funded status of defined benefit plans:


- - - ---------------------------------------------------------------------------
December 31
In millions                                                1994        1993
- - - ---------------------------------------------------------------------------
Actuarial present value of accumulated
  benefit obligation, including vested
  benefits of $235 and $280                               $ 253       $ 298
- - - ---------------------------------------------------------------------------
Actuarial present value of projected
  benefit obligation for service
  rendered to date                                        $ 333       $ 402
Less plan assets at fair value--primarily
  listed common stocks, U.S.
  Government and agency
  securities, and collective funds                         (302)       (289)
- - - ---------------------------------------------------------------------------
Unfunded projected benefit obligation
  in excess of projected plan assets                         31         113
Unrecognized net loss from past
  experience different from that
  assumed and effects of changes
  in assumptions                                             (9)       (108)
Unrecognized net asset                                       14          15
Unrecognized prior service cost                              (6)         (6)
- - - ---------------------------------------------------------------------------
Accrued pension cost included
  in other liabilities                                    $  30       $  14
- - - ---------------------------------------------------------------------------



     Net periodic defined benefit plan costs include the following components:

- - - ----------------------------------------------------------------------------------------------
Year ended December 31
In thousands                                                1994          1993            1992
- - - ----------------------------------------------------------------------------------------------
Service cost-benefits earned
  during the period                                         $ 23          $ 17            $ 17
Interest cost on projected
  benefit obligation                                          27            20              25
Actual return on plan assets                                  (2)          (35)            (18)
Net amortization and deferral                                (26)            6              (9)
- - - ----------------------------------------------------------------------------------------------
  Net periodic pension costs                                $ 22          $  8            $ 15
- - - ----------------------------------------------------------------------------------------------

61                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Assumptions used in accounting for the plans were:

December 31                                                 1994           1993           1992
- - - ----------------------------------------------------------------------------------------------
Discount rate                                               8.75%          7.25%        6-8.50%
Rate of increase in
  compensation levels                                       5.00           5.18           5.68
Expected long-term
  rate of return on assets                                 10.00          10.00          10.00
- - - ----------------------------------------------------------------------------------------------

In addition to providing pension benefits, the Corporation provides certain health care and life insurance benefits for retired employees.

A reconciliation of the accrued postretirement benefit obligation is as follows:

- - - ---------------------------------------------------------------------------------
December 31
In millions                                                    1994          1993
- - - ---------------------------------------------------------------------------------
Accumulated postretirement benefit
  Retirees                                                     $ 98          $ 75
  Other
    Fully eligible participants                                   1             3
    Other active participants                                    35            39
- - - ---------------------------------------------------------------------------------
    Total accumulated postretirement obligation                 134           117
- - - ---------------------------------------------------------------------------------
Unrecognized prior service cost                                  62            66
Unrecognized net loss                                           (19)          (14)
- - - ---------------------------------------------------------------------------------
  Accrued postretirement benefit obligation
    included in other liabilities                              $177          $169
- - - ---------------------------------------------------------------------------------

    Net periodic postretirement benefit costs include the following components:

- - - ---------------------------------------------------------------------------------
Year ended December 31
In millions                                                     1994         1993
- - - ---------------------------------------------------------------------------------
Service cost-benefits earned during the period                   $ 2          $ 2
Interest cost on accrued benefit obligation                       10            6
Amortization of prior service cost                                (3)          (4)
- - - ---------------------------------------------------------------------------------
    Net periodic postretirement benefit costs                    $ 9          $ 4
- - - ---------------------------------------------------------------------------------

     Assumptions used in accounting for the plan were:

- - - ---------------------------------------------------------------------------------
December 31                                                     1994         1993
- - - ---------------------------------------------------------------------------------
Discount rate                                                   8.75%        7.25%
Expected health care cost trend rate:
  Medical                                                       9.10        10.70
  Dental                                                        7.40         7.80
- - - ---------------------------------------------------------------------------------

The health care cost trend rate declines until it stabilizes at 6.00 percent beginning 1999. A 1 percent increase in the health care trend rate would result in an increase of $259,000 and $826,000 in the service cost and interest cost components, respectively, and a $10.7 million increase in the accumulated postretirement benefit obligation.

The net periodic postretirement benefit costs for 1992 were $19 million. Effective January 1, 1993, the Corporation's postretirement benefit plan was amended to provide benefits limited to a fixed amount based on the employee's age and years of service. The plan amendments resulted in a $63.8 million reduction to the accrued postretirement benefit obligation. In accordance with SFAS No. 106, this reduction is amortized over the average service life of covered employees, which is currently 15 years.

The Corporation has an employee stock purchase plan which covers a maximum of
5.2 million shares of common stock of which 1.5 million were available to be issued. Persons who have been continuously employed for at least one year are eligible to participate. Offering periods cover six months beginning June 1 and December 1 of each year. Common stock is purchased by participants at 85 percent of the lesser of fair market value on the first or last day of each offering period. During 1994, 403,692 shares were issued to participants at prices of $17.64 and $24.76 per share; 276,517 shares were issued in 1993 at prices of $24.12 and $25.18 per share; and 291,580 shares were issued in 1992 at prices of $17.80 and $21.68 per share. No charge to earnings is required with respect to such noncompensatory plan.

STOCK OPTION PLAN

The Corporation has a senior executive long-term incentive award plan ("Incentive Plan") that provides for the granting of incentive stock options, nonqualified options, stock appreciation rights ("SARs"), performance units, and incentive shares. In any given year, the number of shares of common stock available for grants under the Incentive Plan may range from 1.5 percent to 3 percent of total issued shares of common stock, determined at the end of the preceding calendar year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                   61

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



- - - ---------------------------------------------------------------------------------
                                                        Option Price
                                                    Per Common Share       Shares
- - - ---------------------------------------------------------------------------------
January 1, 1992                                         $6.47-$23.00    9,903,702
Granted                                                 12.31- 27.56    2,177,640
  SARs exercised                                                          (52,800)
  Options exercised                                      6.47- 21.63   (3,095,230)
  Terminated                                                              (48,300)
- - - ---------------------------------------------------------------------------------
December 31, 1992                                        6.47- 27.56    8,885,012
Granted                                                 29.50- 30.13    1,924,350
  SARs exercised                                                          (10,000)
  Options exercised                                      6.47- 27.56   (1,384,022)
  Terminated                                                              (68,609)
- - - ---------------------------------------------------------------------------------
December 31, 1993                                        6.47- 30.13    9,346,731
Granted                                                 21.75- 29.75    2,159,200
  Options exercised                                      6.47- 27.56     (649,132)
  Terminated                                                             (134,250)
- - - ---------------------------------------------------------------------------------
December 31, 1994                                       $6.47-$30.13   10,722,549
- - - ---------------------------------------------------------------------------------



At December 31, 1994, options for 8,569,399 shares of common stock were exercisable. Shares of common stock available for the granting of options under the Incentive Plan and the predecessor plans were as follows: 6,997,455 at December 31, 1994, 6,259,203 at December 31, 1993, and 4,658,641 at December
31, 1992.

INCOME TAXES

Income taxes related to operations, the tax effect of securities transactions, and the current and deferred portions of income taxes were as follows:


- - - --------------------------------------------------------------------------------------------------
Year ended December 31
In thousands                                                    1994         1993            1992
- - - --------------------------------------------------------------------------------------------------
Operations                                                  $339,549       $305,656       $175,887
Securities transactions
    Equity and other                                           7,123           (133)         5,680
    Debt                                                     (54,345)        65,826         67,115
- - - --------------------------------------------------------------------------------------------------
    Total                                                   $292,327       $371,349       $248,682
- - - --------------------------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------------------------
Year ended December 31
In thousands                                                    1994           1993           1992
- - - --------------------------------------------------------------------------------------------------
Current
  Federal                                                   $246,044       $419,986       $276,156
  State                                                       14,493         11,914          8,433
- - - --------------------------------------------------------------------------------------------------
    Total current                                            260,537        431,900        284,589
- - - --------------------------------------------------------------------------------------------------
Deferred
  Federal                                                     29,578        (58,044)       (36,777)
  State                                                        2,212         (2,507)           870
- - - --------------------------------------------------------------------------------------------------
    Total deferred                                            31,790        (60,551)       (35,907)
- - - --------------------------------------------------------------------------------------------------
    Total                                                   $292,327       $371,349       $248,682
- - - --------------------------------------------------------------------------------------------------

   Significant components of the Corporation's deferred tax assets and liabilities are as follows:

- - - -------------------------------------------------------------------------------------------------
December 31
In millions                                                                  1994            1993
- - - -------------------------------------------------------------------------------------------------
Deferred tax assets
  Allowance for credit losses                                                $316            $321
  Compensation and benefits                                                    90              81
  Foreclosed assets                                                            11              21
  Net unrealized securities losses                                             55
  Purchased net operating loss and
    ATM carryforwards                                                          16
  Purchase accounting--deposits
    and other borrowings                                                       60              72
    Purchase accounting--other                                                 22              35
  Other                                                                        67              63
- - - -------------------------------------------------------------------------------------------------
    Total deferred tax assets                                                 637             593
- - - -------------------------------------------------------------------------------------------------
Deferred tax liabilities
  Leasing                                                                     199             179
  Depreciation                                                                 25              18
  Net unrealized securities gains                                                              48
  Purchase accounting-loans and losses                                         48              97
  Other                                                                        10              24
- - - -------------------------------------------------------------------------------------------------
  Total deferred tax liabilities                                              282             366
- - - -------------------------------------------------------------------------------------------------
    Net deferred tax asset                                                   $355            $227
- - - -------------------------------------------------------------------------------------------------


The purchased net operating loss carryforwards expire in 2008 and 2009 and the alternative minimum tax ("AMT") can be carried forward indefinitely.

63                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The components of deferred income taxes that result from timing differences in the recognition of revenues and expenses for tax and financial reporting purposes were as follows:

- - - -----------------------------------------------------------------------------------
Year ended December 31
In thousands                                                                 1992
- - - -----------------------------------------------------------------------------------
Lease financing                                                          $  5,145
Provision for credit losses                                               (17,294)
Investment tax credit                                                        (106)
Alternative minimum tax                                                     6,040
Other-net                                                                 (29,692)
- - - ----------------------------------------------------------------------------------
    Total deferred taxes benefits                                        $(35,907)
- - - ----------------------------------------------------------------------------------

   A reconciliation between the statutory and effective tax rates follows:

- - - -------------------------------------------------------------------------------------------------
Year ended December 31                                          1994         1993            1992
- - - -------------------------------------------------------------------------------------------------
Statutory tax rate                                              35.0%        35.0%           34.0%
Tax-exempt interest                                             (2.6)        (2.4)           (3.8)
State tax                                                        1.2          0.5             0.8
Other--net                                                      (1.2)         0.2             1.0
- - - -------------------------------------------------------------------------------------------------
    Effective tax rate                                          32.4%        33.3%           32.0%
- - - -------------------------------------------------------------------------------------------------

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

The dividends that may be paid by subsidiary banks to the parent company are subject to certain legal limitations. Without regulatory approval, the amount available for payment of dividends by all subsidiary banks was $948 million at December 31, 1994. Dividends also may be impacted by capital needs, regulatory requirements and policies, and other factors deemed relevant.

Under federal law, generally no bank subsidiary may extend credit to the parent company or its nonbank subsidiaries on terms and under circumstances which are not substantially the same as comparable extensions of credit to nonaffiliates. No extension of credit may be made to the parent company or a nonbank subsidiary which is in excess of 10 percent of the capital stock and surplus of such bank subsidiary or in excess of 20 percent of the capital and surplus of such bank subsidiary as to aggregate extensions of credit to the parent company and its subsidiaries. In certain circumstances, federal regulatory authorities may impose more restrictive limitations. Such extensions of credit, with limited exceptions, must be fully collateralized. The maximum amount available under statutory limitations for transfer from subsidiary banks to the parent company in the form of loans and dividends approximated 33 percent of consolidated net assets at December 31, 1994.

Federal Reserve Board regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. During 1994, subsidiary banks maintained reserves which averaged $910 million.

LITIGATION

Four consolidated purported class action lawsuits have been filed against the Corporation and certain officers, alleging disclosure violations of federal securities laws and seeking, among other things, unquantified damages on behalf of purchasers of the Corporation's securities during specified portions of 1994. Management believes there are meritorious defenses to these lawsuits and intends to defend them vigorously. Management believes that the final disposition will not be material to the Corporation's financial position.

A purported class action lawsuit was filed in 1992 against PNC National Bank ("PNCNB"), alleging certain credit card fees violated Pennsylvania law and seeking, among other things, unquantified compensatory and triple damages and injunctive relief. The federal district court denied plaintiff's motion to remand the case to state court and dismissed the lawsuit, holding that Pennsylvania law is preempted by federal banking laws. Plaintiff has appealed, and PNCNB is vigorously defending the district court's decision. The impact of the final disposition of the lawsuit cannot be predicted at the present time. In certain cases not involving PNCNB, a Pennsylvania intermediate state appellate court has held that the application of Pennsylvania law to certain credit card fees, when charged to Pennsylvania residents, is not preempted by federal banking laws. Further appellate review is being sought in those cases.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                  64


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



PARENT COMPANY FINANCIAL STATEMENTS


BALANCE SHEET
- - - -------------------------------------------------------------------
December 31
In millions                                   1994             1993
- - - -------------------------------------------------------------------
ASSETS
Cash and due from banks                     $    7           $    1
Securities available for sale                  108              261
Investments in
  Bank subsidiaries                          4,816            4,268
  Nonbank subsidiaries                         285              320
Advances to subsidiary banks                    12                4
Other assets                                    92              122
- - - -------------------------------------------------------------------
    Total assets                            $5,320           $4,976
- - - -------------------------------------------------------------------
LIABILITIES
Notes and debentures                        $    1           $    1
Nonbank affiliate borrowings                   679              360
Accrued expenses and other liabilities         246              290
- - - -------------------------------------------------------------------
    Total liabilities                          926              651
- - - -------------------------------------------------------------------
SHAREHOLDERS' EQUITY                         4,394            4,325
- - - -------------------------------------------------------------------
    Total liabilities and
     shareholders' equity                   $5,320           $4,976
- - - -------------------------------------------------------------------


STATEMENT OF INCOME
- - - -----------------------------------------------------------------------------------------
Year ended December 31
In thousands                                      1994             1993              1992
- - - -----------------------------------------------------------------------------------------
OPERATING REVENUE
Dividends from
  Bank subsidiaries                           $357,605         $335,125        $ 265,875
  Nonbank subsidiaries                          54,600           10,750            6,050
Interest income                                  8,542           10,436           15,409
Other income                                       979              781              240
- - - ----------------------------------------------------------------------------------------
    Total operating revenue                    421,726          357,092          287,574
- - - ----------------------------------------------------------------------------------------
OPERATING EXPENSES
Interest expense                                31,026            4,924            4,135
Other expenses                                  27,754           55,989           84,006
- - - ----------------------------------------------------------------------------------------
    Total operating expenses                    58,780           60,913           88,141
- - - ----------------------------------------------------------------------------------------
Income before income taxes
  and equity in undistributed
  net income of subsidiaries                   362,946          296,179          199,433
Applicable income taxes
    (benefits)                                 (36,344)           1,895          (18,818)
- - - ----------------------------------------------------------------------------------------
Income before equity in
  undistributed net income
  of subsidiaries                              399,290          294,284          218,251
Net equity in undistributed
  net income (excess dividends)*
    Bank subsidiaries                          215,438          400,877          335,638
  Nonbank subsidiaries                          (4,666)          33,174          (24,449)
- - - ----------------------------------------------------------------------------------------
Income before cumulative
  effect of changes in
  accounting principles                        610,062          728,335          529,440
Cumulative effect of changes
  in accounting principles,
  net of tax benefit
  of $52,804 in 1992                                             (2,465)        (102,501)
- - - ----------------------------------------------------------------------------------------
    Net income                                $610,062         $725,870        $ 426,939
- - - ----------------------------------------------------------------------------------------


* Amounts for 1993 include the cumulative effect of changes in accounting principles at the respective subsidiaries.


65                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


STATEMENT OF CASH FLOWS
- - - -----------------------------------------------------------------------------------------
Year ended December 31
In millions                                       1994              1993            1992
- - - -----------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                     $   610           $   726         $   427
Adjustments to reconcile
    net income to net cash
    provided by operating
    activities
  Cumulative effect of
    changes in accounting
    principles                                                         2             103
  Equity in undistributed
    net earnings of
    subsidiaries                                  (211)             (434)           (311)
  Other                                             (3)               93              41
- - - ----------------------------------------------------------------------------------------
  Net cash provided by
    operating activities                           396               387             260
- - - ---------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net decreaase in interest-
  earning deposits
  with subsidiary bank                              (8)               (4)              4
Net capital returned/
  (contributed) to subsidiaries                     (6)              173               1
Sales of securities
    available for sale                           2,158             2,674           2,956
Purchases of securities
    available for sale                          (2,005)           (2,770)         (2,874)
Cash paid in acquisitions                         (503)             (383)            (45)
Other                                               (2)              (87)            (22)
- - - ----------------------------------------------------------------------------------------
  Net cash provided (used)
    by investing activities                       (366)             (397)             20
- - - ----------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Borrowings from
  nonbank subsidiary                               330               250
Acquisition of treasury stock                      (90)              (19)            (13)
Cash dividends paid to
  shareholders                                    (309)             (276)           (239)
Issuance of stock                                   45                53              74
Redemption of
  notes and debentures                                                              (100)
- - - ----------------------------------------------------------------------------------------
  Net cash provided (used)
    by financing activities                        (24)                8            (278)
- - - ----------------------------------------------------------------------------------------
Increase (decrease) in cash
  and due from banks                                 6                (2)              2
Cash and due from banks at
  beginning of year                                  1                 3               1
- - - ----------------------------------------------------------------------------------------
Cash and due from banks
  at end of year                               $     7           $     1         $     3
- - - -----------------------------------------------------------------------------------------

Commercial paper and all other debt issued by PNC Funding Corp is guaranteed by the parent company. In addition, in connection with certain affiliates' mortgage servicing operations, the parent company has committed to maintain such affiliates' net worth above minimum requirements.

During 1994, 1993 and 1992, the parent company received income tax refunds of $23.4 million, $24.8 million and $16.8 million, respectively. Such refunds represent the parent company's portion of consolidated income taxes. During 1994, 1993 and 1992, the parent company paid interest on contractual debt obligations of $28.5 million, $.1 million and $4.4 million, respectively.

UNUSED LINES OF CREDIT

At December 31, 1994, the Corporation maintained a line of credit in the amount of $300 million, none of which was drawn. This line is available for general corporate purposes. The annual fee paid for the unused line is .13 percent.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table sets forth the carrying value and estimated fair value of financial instruments:



FAIR VALUE OF FINANCIAL INSTRUMENTS
- - - -----------------------------------------------------------------------------------------------------------
                                                            1994                              1993
                                                 ------------------------           -----------------------
December 31                                     Carrying              Fair         Carrying            Fair
In millions                                       Amount             Value           Amount           Value
- - - -----------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term assets                       $ 3,865          $  3,865         $  3,119         $ 3,119
Securities                                        20,921            19,690           23,060          23,104
Loans held for sale                                  487               487            1,392           1,392
Net loans (excludes leases)                       33,603            33,397           31,679          32,185
LIABILITIES
Demand deposits                                   19,313            19,313           18,621          18,621
Time deposits                                     15,698            15,499           14,494          14,790
Borrowed funds                                    12,106            12,097           12,212          12,211
Notes and debentures                              11,754            11,684            9,585           9,598
OFF-BALANCE-SHEET
Commitments to extend credit                         (16)              (16)             (23)            (23)
Letters of credit                                    (12)              (12)             (30)            (30)
Interest rate swaps                                  (40)             (761)              31              41
Interest rate caps                                   130               132
- - - -----------------------------------------------------------------------------------------------------------

Certain assets are excluded from the above table including real and personal property, leases, loan customer relationships, deposit customer intangibles, retail branch networks, fee-based businesses, such as mortgage banking and asset management, trademarks and brand names. Accordingly, the aggregate of fair value amounts presented does not attempt to capture and does not represent the underlying value of the Corporation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                   65

Fair value is defined as the estimated amount at which the financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. However, it is not management's intention to immediately dispose of a significant portion of such financial instruments, and the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.

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

CASH AND SHORT-TERM ASSETS The carrying amounts reported in the consolidated balance sheet for cash and short-term assets approximate those assets' fair values primarily due to their short-term nature. For purposes of this disclosure only, short-term assets include due from banks, interest-earning deposits with banks, federal funds sold and resale agreements, the trading account customers' acceptance liability and accrued interest receivable.

SECURITIES The fair value of investment securities and securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair value is estimated using the quoted market prices of comparable instruments.

NET LOANS AND LOANS HELD FOR SALE For demand and variable-rate commercial and certain consumer loans that reprice quarterly, fair values are estimated by reducing carrying amounts by estimated credit loss factors. For other commercial loans, including nonaccrual loans, fair values are estimated using discounted cash flow analyses, with cash flows reduced by estimated credit loss factors and discount rates equal to rates currently charged by the Corporation for similar loans. In the case of nonaccrual loans, scheduled cash flows do not include interest payments.

For automobile, home equity, student and credit card loans, fair values are determined by using internal pricing models. The models derive fair value by incorporating assumptions about prepayments, credit losses and servicing fees and costs and discounting the future net revenues at an appropriate risk rate of return. For credit cards and revolving home equity loans, this fair value does not include any amount for new loans or the related fees that will be generated from the existing customer relationships. The fair value of residential mortgages is estimated based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Loans held for sale are reported at the lower of cost or market value in the consolidated balance sheet. For purposes of this disclosure only, the carrying value approximates fair value.

DEPOSITS The carrying amounts for noninterest-bearing demand and interest-bearing, money market and savings deposits approximate fair values. For time deposits, fair values are based on the discounted value of scheduled cash flows. The discount rates used vary by instrument and are based on dealer quotes or rates currently offered for deposits with similar maturities.

BORROWED FUNDS The carrying amounts of federal funds purchased, commercial paper, acceptances outstanding and accrued interest payable are considered fair value because of their short-term nature. Repurchase agreements and term federal funds purchased are valued using discounted cash flow analyses.

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

INTEREST RATE SWAPS AND CAPS The fair value of index amortizing interest rate swaps and interest rate caps is based on dealer quotes. The fair value of other swaps is the discounted value of the expected net cash flows. These fair values represent the estimated amounts that the Corporation would receive or pay to terminate the contracts, taking into account current interest rates.

STATISTICAL INFORMATION                                                   67

SELECTED CONSOLIDATED FINANCIAL DATA
- - - ----------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                         1994          1993          1992          1991          1990
- - - ----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (In thousands)
Interest income                                          $3,861,812    $3,201,120    $3,218,971    $3,657,533    $4,223,375
Interest expense                                          1,952,206     1,372,087     1,561,679     2,222,335     2,874,118
Net interest income                                       1,909,606     1,829,033     1,657,292     1,435,198     1,349,257
Provision for credit losses                                  60,123       203,944       323,531       428,038       760,507
Noninterest income excluding net securities
  gains/losses                                              957,560       757,555       693,273       748,571       634,108
Net securities gains(losses)                               (134,919)      187,694       193,503        63,454        22,425
Noninterest expenses                                      1,769,735     1,453,726     1,442,415     1,270,984     1,215,858
Applicable income taxes (benefits)                          292,327       371,349       248,682       158,415       (41,487)
Income before cumulative effect
 of changes in accounting principles                        610,062       745,263       529,440       389,786        70,912
Cumulative effect of changes in accounting
  principles, net of tax benefit of $5,343 and $52,804                    (19,393)     (102,501)
Net income                                                  610,062       725,870       426,939       389,786        70,912
PER COMMON SHARE DATA
Book value
  As reported                                            $    18.76    $    18.34    $    15.96    $    15.27    $    13.40
  Excluding net unrealized securities gains/losses            19.26         17.96         15.96         15.27         13.40
Cash dividends declared                                       1.310         1.175         1.080          .795         1.060
Earnings
 Primary before cumulative effect
   of changes in accounting principles                         2.57          3.14          2.36          1.97           .37
 Cumulative effect of changes in accounting principles                       (.08)         (.46)
- - - ----------------------------------------------------------------------------------------------------------------------------
   Primary                                                     2.57          3.06          1.90          1.97           .37
- - - ----------------------------------------------------------------------------------------------------------------------------
 Fully diluted before cumulative effect
   of changes in accounting principles                         2.56          3.13          2.34          1.94           .37
 Cumulative effect of changes in accounting principles                       (.09)         (.45)
- - - ----------------------------------------------------------------------------------------------------------------------------
   Fully diluted                                               2.56          3.04          1.89          1.94           .37
- - - ----------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS  (In millions)
December 31
Total assets                                             $   64,145    $   62,080    $   51,380    $   44,892    $   45,533
Securities                                                   20,921        23,060        20,741        14,173        12,189
Loans, net of unearned income                                35,407        33,308        25,817        25,443        27,633
Deposits                                                     35,011        33,115        29,470        30,019        32,043
Borrowed funds                                               11,608        11,662        11,811         9,486         8,735
Notes and debentures                                         11,754         9,585         4,297         1,287         1,319
Shareholders  equity                                          4,394         4,325         3,745         3,317         2,601
SELECTED RATIOS
Return on average total assets                                 1.00%         1.44%          .95%          .91%          .16%
Return on average common shareholders' equity                 14.10         18.40         12.47         14.02          2.46
Average shareholders' equity to average total assets           7.12          7.86          7.68          6.53          6.08
Dividend payout                                               50.60         37.98         55.54         39.60        298.03
Overhead                                                      63.99         51.66         55.76         55.11         57.84
- - - ----------------------------------------------------------------------------------------------------------------------------

68                                                       STATISTICAL INFORMATION

SELECTED QUARTERLY FINANCIAL DATA
- - - ------------------------------------------------------------------------------------------------
                                                                      1994
                                            ----------------------------------------------------
                                               Fourth          Third         Second        First
                                              Quarter        Quarter        Quarter      Quarter
- - - ------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
(In thousands)
Interest income                             $1,024,145     $1,007,569      $934,994     $895,104
Interest expense                               599,794        512,614       442,035      397,763
Net interest income                            424,351        494,955       492,959      497,341
Provision for credit losses                                    10,078        25,030       25,015
Noninterest income
   excluding net securities gains/losses       225,775        275,301       228,325      228,159
Net securities gains (losses)                 (121,024)       (44,202)          (85)      30,392
Noninterest expense                            488,681        435,913       418,295      426,846
Income before cumulative effect
   of changes in accounting principles          28,530        187,998       187,845      205,689
Cumulative effect of changes
   in accounting principles,
   net of tax benefit of $5,343
Net income                                      28,530        187,998       187,845      205,689

PER COMMON SHARE DATA
Book value:
  As reported                               $    18.76     $    18.87      $  18.37     $  18.14
  Excluding net unrealized securities
    gains/losses                                 19.26          19.46         19.02        18.53
Earnings
 Primary before cumulative effect
   of changes in accounting principles             .12            .79           .79          .87
 Cumulative effect of changes
   in accounting principles
 Primary                                           .12            .79           .79          .87
- - - ------------------------------------------------------------------------------------------------
 Fully diluted before cumulative effect
   of changes in accounting principles             .12            .79           .79          .86
 Cumulative effect of changes
   in accounting principles
 Fully diluted                                     .12            .79           .79          .86
- - - ------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
HIGHLIGHTS (In millions)
Total assets                                $   62,952     $   61,988      $ 59,625     $ 58,966
Securities                                      22,923         22,422        21,859       21,328
Loans, net of unearned income                   34,955         34,494        32,531       32,023
Deposits                                        33,409         33,982        32,252       31,737
Borrowed funds                                  11,642         11,346        10,967       11,543
Notes and debentures                            12,593         11,358        11,030       10,142
Shareholders' equity                             4,386          4,360         4,268        4,330
- - - ------------------------------------------------------------------------------------------------

SELECTED QUARTERLY FINANCIAL DATA
- - - ------------------------------------------------------------------------------------------------
                                                                      1993
                                            ----------------------------------------------------
                                               Fourth          Third         Second        First
                                              Quarter        Quarter        Quarter      Quarter
- - - ------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
(In thousands)
Interest income                             $ 815,201      $ 791,890      $ 800,476    $ 793,553
Interest expense                              353,487        333,908        344,830      339,862
Net interest income                           461,714        457,982        455,646      453,691
Provision for credit losses                    38,692         50,021         53,814       61,417
Noninterest income
   excluding net securities gains/losses      202,926        191,691        187,818      175,120
Net securities gains (losses)                   3,404         72,513          6,616      105,161
Noninterest expense                           375,649        345,914        345,148      387,015
Income before cumulative effect
   of changes in accounting principles        171,434        217,676        169,142      187,011
Cumulative effect of changes
   in accounting principles,
   net of tax benefit of $5,343                                                          (19,393)
Net income                                    171,434        217,676        169,142      167,618
PER COMMON SHARE DATA
Book value:
  As reported                               $   18.34      $   17.50      $   16.84    $   16.42
  Excluding net unrealized securities
    gains/losses                                17.96          17.50          16.84        16.42
Earnings
 Primary before cumulative effect
   of changes in accounting principles            .72            .92            .71          .79
 Cumulative effect of changes
   in accounting principles                                                                 (.08)
 Primary                                          .72            .92            .71          .71
- - - ------------------------------------------------------------------------------------------------
 Fully diluted before cumulative effect
   of changes in accounting principles            .72            .91            .71          .78
 Cumulative effect of changes
   in accounting principles                                                                 (.08)
 Fully diluted                                    .72            .91            .71          .70
- - - ------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
HIGHLIGHTS (In millions)
Total assets                                $  53,010      $  50,270      $  50,152    $  47,794
Securities                                     20,428         21,011         21,184       18,980
Loans, net of unearned income                  27,883         25,528         25,184       25,214
Deposits                                       29,762         27,813         28,091       28,090
Borrowed funds                                  9,453         10,410         11,485       10,149
Notes and debentures                            8,548          7,027          5,578        4,744
Shareholders'  equity                           4,128          4,013          3,869        3,814
- - - ------------------------------------------------------------------------------------------------

STATISTICAL INFORMATION                                                      69

ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME

- - - -----------------------------------------------------------------------------------------------------
                                                                   1994/1993
                                                      Increase/(Decrease) in Income/Expense
                                                               Due To Changes In:
                                           ----------------------------------------------------------
Taxable-equivalent basis                                                     Rate/
In thousands                                Volume           Rate           Volume           Total
- - - -----------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Short-term investments                     $  9,134        $   6,268       $  2,540         $ 17,942
Mortgages held for sale                      20,824            2,071          1,824           24,719
Securities
  U.S. Treasury                              42,503            3,441          1,565           47,509
  U.S. Government agencies
    and corporations                        (12,278)         (25,179)           175          (37,282)
  State and municipal                       (10,889)           1,801           (429)          (9,517)
  Other debt                                 45,221           18,334          9,425           72,980
  Corporate stocks and other                 11,284             (271)          (444)          10,569
- - - ----------------------------------------------------------------------------------------------------
    Total securities                        102,437          (16,322)        (1,856)          84,259
- - - ----------------------------------------------------------------------------------------------------
Loans, net of unearned income
  Commercial                               $ 79,245        $  51,122       $  6,441         $136,808
  Real estate project                       (10,981)          20,295         (1,717)           7,597
  Real estate mortgage                      418,992          (50,046)       (58,507)         310,439
  Consumer                                   70,619          (31,099)        (3,379)          36,141
  Other                                      37,920           (1,833)        (1,234)          34,853
- - - ----------------------------------------------------------------------------------------------------
    Total loans                             573,952          (36,343)       (11,771)         525,838
- - - ----------------------------------------------------------------------------------------------------
Other interest-earning assets                   977              598            380            1,955
- - - ----------------------------------------------------------------------------------------------------
    Total interest-earning assets          $674,520        $ (14,202)      $ (5,605)        $654,713
- - - ----------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Interest-bearing deposits
  Demand                                   $  2,345        $  20,176       $  2,206         $ 24,727
  Savings                                     1,682           12,628            698           15,008
  Money market                               12,884           39,349          4,656           56,889
  Other time                                 73,744          (18,606)        (2,606)          52,532
  Deposits in foreign offices                25,972            3,545         14,431           43,948
- - - ----------------------------------------------------------------------------------------------------
    Total interest-bearing deposits         114,149           69,216          9,739          193,104
- - - ----------------------------------------------------------------------------------------------------
Borrowed funds
  Federal funds purchased                    35,750           21,635         15,370           72,755
  Repurchase agreements                     (66,185)          44,442        (11,725)         (33,468)
  Commercial paper                           12,573            9,052          5,004           26,629
  Other                                      57,582            5,715          7,044           70,341
- - - ----------------------------------------------------------------------------------------------------
    Total borrowed funds                     35,070           92,320          8,867          136,257
- - - ----------------------------------------------------------------------------------------------------
Notes and debentures                        197,362           30,484         22,912          250,758
- - - ----------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities     $321,606        $ 207,641       $ 50,872         $580,119
- - - ----------------------------------------------------------------------------------------------------
Change in net interest income              $388,957        $(255,636)      $(58,727)        $ 74,594
- - - ----------------------------------------------------------------------------------------------------


ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME

- - - -----------------------------------------------------------------------------------------------------
                                                                    1993/1992
                                                      Increase/(Decrease) in Income/Expense
                                                               Due To Changes In:
                                           ----------------------------------------------------------
Taxable-equivalent basis                                                      Rate/
In thousands                                 Volume           Rate           Volume           Total
- - - -----------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Short-term investments                     $ (7,801)       $  (2,428)       $    629       $  (9,600)
Mortgages held for sale                       8,962           (2,504)         (1,311)          5,147
Securities
  U.S. Treasury                              60,982          (15,011)        (12,596)         33,375
  U.S. Government agencies
    and corporations                        139,315         (177,498)        (22,894)        (61,077)
  State and municipal                        (8,998)           1,188            (164)         (7,974)
  Other debt                                 54,950          (12,399)        (11,973)         30,578
  Corporate stocks and other                  2,912              328             267           3,507
- - - ----------------------------------------------------------------------------------------------------
    Total securities                        274,875         (224,815)        (51,651)         (1,591)
- - - ----------------------------------------------------------------------------------------------------
Loans, net of unearned income
  Commercial                               $ 30,928        $ (20,864)       $ (1,149)      $   8,915
  Real estate project                       (10,904)            (800)             40         (11,664)
  Real estate mortgage                       73,363          (50,332)        (10,554)         12,477
  Consumer                                   41,908          (54,223)         (2,498)        (14,813)
  Other                                      (4,427)          (6,358)            406         (10,379)
- - - ----------------------------------------------------------------------------------------------------
    Total loans                             116,703         (125,052)         (7,115)        (15,464)
- - - ----------------------------------------------------------------------------------------------------
Other interest-earning assets                 1,165             (395)           (384)            386
- - - ----------------------------------------------------------------------------------------------------
    Total interest-earning assets          $397,940        $(371,290)       $(47,772)      $ (21,122)
- - - ----------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Interest-bearing deposits
  Demand                                   $  9,064        $ (29,969)       $ (5,653)      $ (26,558)
  Savings                                     6,412          (27,536)         (3,483)        (24,607)
  Money market                               19,268          (69,551)         (8,322)        (58,605)
  Other time                                (90,868)        (112,005)         13,175        (189,698)
  Deposits in foreign offices               (18,758)          (7,492)          5,068         (21,182)
- - - ----------------------------------------------------------------------------------------------------
    Total interest-bearing deposits         (28,018)        (300,939)          8,307        (320,650)
- - - ----------------------------------------------------------------------------------------------------
Borrowed funds
  Federal funds purchased                    (7,568)          (9,810)          1,114         (16,264)
  Repurchase agreements                      66,211          (15,071)         (5,012)         46,128
  Commercial paper                            4,163           (1,843)           (338)          1,982
  Other                                     (16,306)          (6,205)          1,498         (21,013)
- - - ----------------------------------------------------------------------------------------------------
    Total borrowed funds                     50,673          (34,455)         (5,385)         10,833
- - - ----------------------------------------------------------------------------------------------------
Notes and debentures                        175,485          (25,058)        (30,202)        120,225
- - - ----------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                          $184,414        $(332,112)       $(41,894)      $(189,592)
- - - ----------------------------------------------------------------------------------------------------
Change in net interest income              $207,464        $ (33,754)       $ (5,240)      $ 168,470
- - - ----------------------------------------------------------------------------------------------------

70                                                       STATISTICAL INFORMATION

AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS
- - - ----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                            1994                                       1993
Taxable-equivalent basis                        ---------------------------------------    ---------------------------------------
Average balance in millions,                     Average                        Average     Average                        Average
interest in thousands                           Balances        Interest   Yields/Rates    Balances        Interest   Yields/Rates
- - - ----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets
  Short-term investments                         $   808      $   40,493           5.01%    $   575      $   22,551           3.92%
  Mortgages held for sale                            667          47,832           7.18         351          23,113           6.59
  Securities
    U.S. Treasury                                  3,212         153,656           4.78       2,294         106,147           4.63
    U.S. Government agencies and corporations     15,538         934,431           6.01      15,737         971,713           6.17
    State and municipal                              365          37,835          10.37         474          47,352           9.99
    Other debt                                     2,701         160,348           5.94       1,780          87,368           4.91
    Corporate stocks and other                       300          17,901           5.97         118           7,332           6.20
- - - ----------------------------------------------------------------------------------------------------------------------------------
      Total securities                            22,116       1,304,171           5.90      20,403       1,219,912           5.98
- - - ----------------------------------------------------------------------------------------------------------------------------------
  Loans, net of unearned income
    Commercial                                    12,051         870,535           7.22      10,877         733,727           6.75
    Real estate project                            1,687         135,849           8.05       1,845         128,252           6.95
    Real estate mortgage                           9,531         668,350           7.01       4,390         357,911           8.15
    Consumer                                       8,782         733,402           8.35       7,974         697,261           8.74
    Other                                          1,460          91,208           6.25         873          56,355           6.46
- - - ----------------------------------------------------------------------------------------------------------------------------------
      Total loans, net of unearned income         33,511       2,499,344           7.46      25,959       1,973,506           7.60
- - - ----------------------------------------------------------------------------------------------------------------------------------
    Other interest-earning assets                     85           3,495           4.12          52           1,540           2.96
- - - ----------------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets/
       interest income                            57,187       3,895,335           6.82      47,340       3,240,622           6.85
- - - ----------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets
  Allowance for credit losses                     (1,013)                                      (932)
  Cash and due from banks                          2,168                                      1,967
  Other assets                                     2,554                                      1,946
- - - ----------------------------------------------------------------------------------------------------------------------------------
    Total assets                                 $60,896                                    $50,321
- - - ----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS'  EQUITY
Interest-bearing liabilities
  Interest-bearing deposits
    Demand                                       $ 3,454          45,580           1.32       3,104          20,853            .67
    Savings                                        2,432          36,699           1.51       2,255          21,691            .95
    Money market                                   6,562         166,558           2.54       5,873         109,669           1.87
    Other time                                    13,098         636,729           4.86      11,629         584,197           5.02
    Deposits in foreign offices                    1,071          50,310           4.70         211           6,362           3.02
- - - ----------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits             26,617         935,876           3.52      23,072         742,772           3.22
- - - ----------------------------------------------------------------------------------------------------------------------------------
  Borrowed funds
    Federal funds purchased                        2,815         122,645           4.36       1,639          49,890           3.04
    Repurchase agreements                          5,053         209,448           4.14       6,944         242,916           3.50
    Commercial paper                               1,072          49,459           4.61         691          22,830           3.30
    Other                                          2,435         117,700           4.83       1,099          47,359           4.31
- - - ----------------------------------------------------------------------------------------------------------------------------------
      Total borrowed funds                        11,375         499,252           4.39      10,373         362,995           3.50
- - - ----------------------------------------------------------------------------------------------------------------------------------
Notes and debentures                              11,288         517,078           4.58       6,486         266,320           4.11
- - - ----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities/
 interest expense                                 49,280       1,952,206           3.96      39,931       1,372,087           3.44
- - - ----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities and
  shareholders' equity
  Demand and other noninterest-bearing
   deposits                                        6,235                                      5,370
  Accrued expenses and other liabilities           1,045                                      1,063
    Shareholders' equity                           4,336                                      3,957
- - - ----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
     shareholders'  equity                       $60,896                                    $50,321
- - - ----------------------------------------------------------------------------------------------------------------------------------
Interest rate spread including interest
 rate swaps                                                                        2.86                                       3.41
    Impact of noninterest-bearing liabilities                                      0.54                                        .54
- - - ----------------------------------------------------------------------------------------------------------------------------------
    Net interest income/margin on
     earning assets                                           $1,943,129           3.40%                 $1,868,535           3.95%
- - - ----------------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans are included in loans, net of unearned income. The impact of interest rate swaps is included in the interest income/expense and average yields/rates for commercial loans, U.S. Government agencies and corporation securities, all interest-bearing deposits, other borrowed funds and notes and debentures.

STATISTICAL INFORMATION                                                       71

- - - ----------------------------------------------------------------------------------------------------------------------------------
                  1992                                          1991                                         1990
 ---------------------------------------       --------------------------------------       --------------------------------------
   Average                       Average        Average                       Average        Average                       Average
  Balances       Interest   Yields/Rates       Balances       Interest   Yields/Rates       Balances       Interest   Yields/Rates
- - - ----------------------------------------------------------------------------------------------------------------------------------
   $   759     $   32,151           4.24%       $   906     $   58,234           6.43%       $ 1,145     $   97,353           8.50%
       234         17,966           7.66            125         12,051           9.66             82          9,317          11.32

     1,248         72,772           5.83          1,103         83,740           7.59          1,024         84,428           8.25
    13,867      1,032,790           7.45          9,358        842,008           9.00          9,894        919,990           9.30
       566         55,326           9.78            645         66,235          10.26            933         95,276          10.21
       905         56,790           6.28            753         64,244           8.53          1,400        125,654           8.97
        67          3,825           5.71             90          4,440           4.96            181         15,057           8.30
- - - ----------------------------------------------------------------------------------------------------------------------------------
    16,653      1,221,503           7.33         11,949      1,060,667           8.88         13,432      1,240,405           9.23
- - - ----------------------------------------------------------------------------------------------------------------------------------

    10,432        724,812           6.95         12,521      1,109,231           8.86         14,327      1,488,192          10.39
     2,001        139,916           6.99          1,991        161,627           8.12          2,620        263,046          10.04
     3,621        345,434           9.54          4,384        436,908           9.97          2,824        294,813          10.44
     7,531        712,074           9.46          7,076        786,699          11.12          6,612        782,387          11.83
       935         66,734           7.14            982         79,732           8.12          1,484        142,578           9.61
- - - ----------------------------------------------------------------------------------------------------------------------------------
    24,520      1,988,970           8.11         26,954      2,574,197           9.55         27,867      2,971,016          10.66
- - - ----------------------------------------------------------------------------------------------------------------------------------
        26          1,154           4.48            162         11,367           6.99             18          1,436           7.82
- - - ----------------------------------------------------------------------------------------------------------------------------------
    42,192      3,261,744           7.73         40,096      3,716,516           9.27         42,544      4,319,527          10.15
- - - ----------------------------------------------------------------------------------------------------------------------------------

      (852)                                        (823)                                        (584)
     1,748                                        1,822                                        1,965
     1,656                                        1,698                                        1,791
- - - ----------------------------------------------------------------------------------------------------------------------------------
   $44,744                                      $42,793                                      $45,716
- - - ----------------------------------------------------------------------------------------------------------------------------------



   $ 2,606         47,411           1.82        $ 2,272         99,631           4.39        $ 1,983         92,890           4.68
     1,981         46,298           2.34          2,135        102,168           4.78          1,753         89,574           5.11
     5,269        168,274           3.19          4,120        211,508           5.13          3,558        209,440           5.89
    13,177        773,895           5.87         17,827      1,288,764           7.23         18,810      1,543,913           8.21
       663         27,544           4.15            431         25,694           5.97            317         37,270          11.77
- - - ----------------------------------------------------------------------------------------------------------------------------------
    23,696      1,063,422           4.49         26,785      1,727,765           6.45         26,421      1,973,087           7.47
- - - ----------------------------------------------------------------------------------------------------------------------------------
     1,851         66,154           3.57          1,964        111,990           5.68          2,343        194,227           8.29
     5,197        196,788           3.79          3,142        186,681           5.94          4,930        389,598           7.90
       576         20,848           3.62            377         22,492           5.96          1,101         89,165           8.10
     1,443         68,372           4.74          1,378         77,616           5.63          1,743        143,458           8.23
- - - ----------------------------------------------------------------------------------------------------------------------------------
     9,067        352,162           3.88          6,861        398,779           5.81         10,117        816,448           8.07
- - - ----------------------------------------------------------------------------------------------------------------------------------
     2,948        146,095           4.96          1,334         95,791           7.18            991         84,583           8.52
- - - ----------------------------------------------------------------------------------------------------------------------------------
    35,711      1,561,679           4.37         34,980      2,222,335           6.35         37,529      2,874,118           7.66
- - - ----------------------------------------------------------------------------------------------------------------------------------


     4,780                                        4,417                                        4,370
       817                                          601                                        1,037
     3,436                                        2,795                                        2,780
- - - ----------------------------------------------------------------------------------------------------------------------------------
   $44,744                                      $42,793                                      $45,716
- - - ----------------------------------------------------------------------------------------------------------------------------------
                                    3.36                                         2.92                                         2.49
                                    0.67                                         0.81                                         0.91
- - - ----------------------------------------------------------------------------------------------------------------------------------
               $1,700,065           4.03%                   $1,494,181           3.73%                   $1,445,409           3.40%
- - - ----------------------------------------------------------------------------------------------------------------------------------

72                                                       STATISTICAL INFORMATION

SECURITIES

CARRYING VALUE OF SECURITIES
- - - ----------------------------------------------------------------------------------------------------------------------------
December 31
In millions                                                                               1994           1993          1992
- - - ---------------------------------------------------------------------------------------------------------------------------
Investment securities
 Debt securities
   U.S. Treasury                                                                      $ 1,794        $     1        $    37
   U.S. Government agencies and corporations                                           11,920         10,227         11,413
   State and municipal                                                                    348            389            558
   Asset-backed private placements                                                      1,597        $              $
   Other debt                                                                           1,495            810          1,246
 Corporate stocks and other                                                               310            245             73
- - - ---------------------------------------------------------------------------------------------------------------------------
    Total investment securities                                                       $17,464        $11,672        $13,327
- - - ---------------------------------------------------------------------------------------------------------------------------
Securities available for sale
 Debt securities
   U.S. Treasury                                                                      $   393        $ 2,402        $ 2,768
   U.S. Government agencies and corporations                                            2,113          8,121          4,011
   Other debt                                                                             851            804            635
 Corporate stocks and other                                                               100             61
- - - ---------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale                                               $ 3,457        $11,388        $ 7,414
- - - ---------------------------------------------------------------------------------------------------------------------------

At December 31, 1994 and 1993, securities available for sale are carried at fair value.

STATISTICAL INFORMATION                                                      73

CONTRACTUAL MATURITY DISTRIBUTION OF SECURITIES
- - - ------------------------------------------------------------------------------------------------------------------------
                                                               After       After
                                                            One Year  Five Years
December 31, 1994                              One Year      Through     Through        After     No Fixed
Dollars in millions                             or Less   Five Years   Ten Years    Ten Years     Maturity         Total
- - - ------------------------------------------------------------------------------------------------------------------------
Investment securities (Amortized Cost)
Debt securities
  U.S. Treasury                                               $1,794                                             $ 1,794
  U.S. Government agencies and corporations                                                        $11,920        11,920
  State and municipal                            $   16           88      $   64       $  180                        348
  Asset-backed private placements                                                                    1,597         1,597
  Other debt                                          1            7           5                     1,482         1,495
Corporate stocks and other                                                                             310           310
- - - ------------------------------------------------------------------------------------------------------------------------
    Total investment securities                  $   17       $1,889      $   69       $  180      $15,309       $17,464
- - - ------------------------------------------------------------------------------------------------------------------------
Percent of total investment securities              .10%       10.81%        .40%        1.03%       87.66%       100.00%
Weighted average yield                            10.43         5.35       10.46        10.75         6.17          6.14
- - - ------------------------------------------------------------------------------------------------------------------------

Securities available for sale
Debt securities
  U.S. Treasury                                  $  140       $  236      $   13       $    4                    $   393
  U.S. Government agencies and corporations                                                        $ 2,113         2,113
  Other debt                                         11            6           2           57          775           851
Corporate stocks and other                                                                             100           100
- - - ------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale          $  151       $  242      $   15       $   61      $ 2,988       $ 3,457
- - - ------------------------------------------------------------------------------------------------------------------------
Percent of total securities available for sale     4.37%        7.00%        .43%        1.76%       86.44%       100.00%
Weighted average yield                             5.43         5.73        6.25         7.66         6.19          6.15
- - - ------------------------------------------------------------------------------------------------------------------------

   Collateralized mortgage obligations and mortgage-backed and asset-backed securities are included in the No Fixed Maturity Category. Based on management's most likely interest rate environment and historical experience, the weighted-average expected maturity of all collateralized mortgage obligations and mortgage-backed and asset-backed securities was 4 years at December 31, 1994. Weighted average yields are based on book value with effective yields weighted for the contractual maturity of each security. Tax-exempt securities have been adjusted to a taxable-equivalent basis using a federal income tax rate of 35 percent.

74                                                       STATISTICAL INFORMATION

LOANS


LOAN OUTSTANDINGS
- - - ---------------------------------------------------------------------------------------------------------------------------
December 31
In millions                                                   1994           1993          1992          1991          1990
- - - ---------------------------------------------------------------------------------------------------------------------------
Commercial                                                 $12,445        $12,463       $10,985       $11,245       $12,713
Real estate project                                          1,628          1,730         1,955         2,047         2,194
Real estate mortgage                                        10,544          8,941         4,114         3,763         3,041
Consumer                                                     9,187          8,525         7,950         7,458         8,933
Other                                                        1,843          1,871         1,105         1,349         1,476
- - - ---------------------------------------------------------------------------------------------------------------------------
   Total loans                                              35,647         33,530        26,109        25,862        28,357
   Less unearned income                                        240            222           292           419           724
- - - ---------------------------------------------------------------------------------------------------------------------------
   Total loans, net of unearned income                     $35,407        $33,308       $25,817       $25,443       $27,633
- - - ---------------------------------------------------------------------------------------------------------------------------

  The following table presents the maturity distribution and interest sensitivity of selected loan categories based on contractual terms.


LOAN MATURITIES AND INTEREST SENSITIVITY
- - - ---------------------------------------------------------------------------------------------------------------------------
December 31, 1994                                                        One Year   One Through         After
In millions                                                               or Less    Five Years    Five Years   Gross Loans
- - - ---------------------------------------------------------------------------------------------------------------------------
Commercial                                                                 $5,387        $4,805        $2,253       $12,445
Real estate project                                                           520           877           231         1,628
- - - ---------------------------------------------------------------------------------------------------------------------------
 Total                                                                     $5,907        $5,682        $2,484       $14,073
- - - ---------------------------------------------------------------------------------------------------------------------------
Loans with predetermined rate                                              $  932        $1,206        $  235       $ 2,373
Loans with floating rate                                                    4,975         4,476         2,249        11,700
- - - ---------------------------------------------------------------------------------------------------------------------------
 Total                                                                     $5,907        $5,682        $2,484       $14,073
- - - ---------------------------------------------------------------------------------------------------------------------------



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

- - - ----------------------------------------------------------------------------------------------------------------------------
December 31
Assets in millions, interest in thousands                                1994          1993         1992      1991       1990
- - - -----------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                      $   310       $   356      $   529   $   740   $    986
Restructured loans                                                          9            28           25        21         33
- - - -----------------------------------------------------------------------------------------------------------------------------
   Total nonperforming loans                                              319           384          554       761      1,019
- - - -----------------------------------------------------------------------------------------------------------------------------
Foreclosed assets                                                         127           170          266       322        286
- - - -----------------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets                                         $   446       $   554      $   820   $ 1,083   $  1,305
- - - -----------------------------------------------------------------------------------------------------------------------------
Nonperforming loans to period-end loans                                   .90%         1.15%        2.14%     2.99%      3.69
Nonperforming assets to period-end loans and foreclosed assets           1.25          1.65         3.14      4.21       4.67
Nonperforming assets to total assets                                      .69           .89         1.60      2.41       2.87
Interest computed on original terms                                   $31,490       $33,891      $53,362   $85,563   $111,074
Interest recognized                                                     5,523         6,296        6,136    20,663     52,908
- - - -----------------------------------------------------------------------------------------------------------------------------

75                                                     STATISTICAL INFORMATION

PAST DUE LOANS

The following table presents information concerning accruing loans which are contractually past due 90 days or more as to principal or interest payments and excludes loans reported as either nonaccrual or restructured.

- - - ---------------------------------------------------------------------------------------------------------------------------
December 31
Dollars in millions                                           1994           1993          1992          1991          1990
- - - ----------------------------------------------------------------------------------------------------------------------------
Past due loans                                                $148           $135          $192          $139          $111
- - - ----------------------------------------------------------------------------------------------------------------------------
As a percentage of total loans, net of unearned income         .42%           .41%          .74%          .55%          .40%
- - - ----------------------------------------------------------------------------------------------------------------------------




ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is based on periodic evaluations of the loan portfolio by management. These evaluations consider, among other factors, historic losses within specific industries, current economic conditions, loan portfolio trends, specific credit reviews and estimates based on subjective factors.

    During 1994 and 1993, economic conditions improved, resulting in lower charge-offs and provision for credit losses. During 1991 and 1990, weaker economic conditions adversely impacted collateral valuations and affected some borrowers ability to repay loans. These adverse conditions resulted in higher provisions for credit losses.

SUMMARY OF LOAN LOSS EXPERIENCE
- - - ---------------------------------------------------------------------------------------------------------------------------
Year Ended December 31
Dollars In millions                                        1994           1993           1992           1991           1990
- - - ---------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                            $   972        $   897        $   797        $   784        $   616
- - - ---------------------------------------------------------------------------------------------------------------------------
Acquisitions/divestitures                                    65             43             57            (17)
- - - ---------------------------------------------------------------------------------------------------------------------------
Amounts charged off
 Commercial                                                  61             92            212            241            214
 Real estate project                                         20             60             39             90            166
 Real estate mortgage                                        21             15              3              6             18
 Consumer                                                    67             78             82             99             79
 Other                                                        1              1              7             10            151
- - - ---------------------------------------------------------------------------------------------------------------------------
   Total loans charged off                                  170            246            343            446            628
- - - ---------------------------------------------------------------------------------------------------------------------------
Recoveries on amounts previously charged off
 Commercial                                                  38             37             37             20              6
 Real estate project                                          2              2              1              5              6
 Real estate mortgage                                         3              3                             3              7
 Consumer                                                    31             29             22             18             14
 Other                                                        1              3              2              2              3
- - - ---------------------------------------------------------------------------------------------------------------------------
   Total recoveries                                          75             74             62             48             36
- - - ---------------------------------------------------------------------------------------------------------------------------
   Net charge-offs                                           95            172            281            398            592
- - - ---------------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                  60            204            324            428            760
- - - ---------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                  $ 1,002        $   972        $   897        $   797        $   784
- - - ---------------------------------------------------------------------------------------------------------------------------
Total loans, net of unearned income
 Average                                                $33,511        $25,959        $24,520        $26,954        $27,867
 At December 31                                          35,407         33,308         25,817         25,443         27,633
As a percent of average loans
 Net charge-offs                                            .29%           .66%          1.15%          1.48%          2.12%
 Provision for credit losses                                .18            .79           1.32           1.59           2.73
 Allowance for credit losses                               2.99           3.74           3.66           2.96           2.82
Allowance as a percent of period-end
 Loans                                                     2.83           2.92           3.47           3.13           2.84
 Nonperforming loans                                     314.17         253.12         162.08         104.71          76.99
Allowance as a multiple of net charge-offs                10.55x          5.65x          3.19x          2.00x          1.32x
- - - ---------------------------------------------------------------------------------------------------------------------------

STATISTICAL INFORMATION                                                     76


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

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES
- - - ---------------------------------------------------------------------------------------------------------------------------------
December 31
In millions                                                          1994          1993          1992          1991          1990
- - - ---------------------------------------------------------------------------------------------------------------------------------
Commercial                                                         $  512          $467          $448          $432          $477
Real estate project                                                   179           216           285           230           171
Real estate mortgage                                                  138           103            17            13            14
Consumer                                                              143           175           134           106           103
Other                                                                  30            11            13            16            19
- - - ---------------------------------------------------------------------------------------------------------------------------------
   Total                                                           $1,002          $972          $897          $797          $784
- - - ---------------------------------------------------------------------------------------------------------------------------------


PERCENTAGE DISTRIBUTION OF ALLOWANCE ALLOCATION AND CATEGORIES OF LOANS AS A PERCENTAGE OF GROSS LOANS
- - - ---------------------------------------------------------------------------------------------------------------------------------
                                  1994                    1993                1992                 1991                1990
                           ------------------     -----------------    -----------------   -----------------   -----------------

December 31                Allowance    Loans     Allowance   Loans    Allowance   Loans   Allowance   Loans   Allowance   Loans
- - - ---------------------------------------------------------------------------------------------------------------------------------
Commercial                      51.1%    34.9%         48.1%   37.2%        50.0%   42.1%       54.2%   43.5%       60.8%    44.8%
Real estate project             17.8      4.6          22.2     5.2         31.8     7.5        28.9     7.9        21.8      7.7
Real estate mortgage            13.8     29.6          10.6    26.7          1.9    15.8         1.6    14.6         1.8     10.7
Consumer                        14.3     25.8          18.0    25.4         14.9    30.5        13.3    28.8        13.1     31.5
Other                            3.0      5.1           1.1     5.5          1.4     4.1         2.0     5.2         2.5      5.3
- - - ---------------------------------------------------------------------------------------------------------------------------------
   Total                       100.0%   100.0%        100.0%  100.0%      100.0%   100.0%      100.0%  100.0%      100.0%   100.0%
- - - ---------------------------------------------------------------------------------------------------------------------------------

MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

A majority of foreign deposits were in denominations of $100,000 or more. The table below provides maturities of domestic time deposits of $100,000 or more.

- - - ---------------------------------------------------------------------------------------------------------------------------------
December 31, 1994                                                                Certificates        Other Time
In millions                                                                        of Deposit          Deposits             Total
- - - ---------------------------------------------------------------------------------------------------------------------------------
Three months or less                                                               $  376,217          $ 62,854        $  439,071
Over three through six months                                                         198,695            80,918           279,613
Over six through twelve months                                                        234,431            78,768           313,199
Over twelve months                                                                  1,557,204           437,361         1,994,565
- - - ---------------------------------------------------------------------------------------------------------------------------------
   Total                                                                           $2,366,547          $659,901        $3,026,448
- - - ---------------------------------------------------------------------------------------------------------------------------------

77                                                       STATISTICAL INFORMATION

BORROWED FUNDS

Federal funds purchased represent overnight borrowings. Repurchase agreements generally have maturities of 18 months or less. At December 31, 1994, 1993 and 1992, $51 million, $2.7 billion and $3.4 billion, respectively, of repurchase agreements had original maturities which exceeded one year. Commercial paper is issued in maturities not to exceed nine months and is stated net of discount. Other borrowed funds consist primarily of term federal funds purchased and U.S. Treasury, tax and loan borrowings which are payable on demand.

- - - ---------------------------------------------------------------------------------------------------------------------------
                                                      1994                         1993                          1992
                                                ----------------              ----------------             ----------------
Dollars in millions                             Amount      Rate              Amount      Rate             Amount      Rate
- - - ---------------------------------------------------------------------------------------------------------------------------
Federal funds purchased
 Year-end balance                               $2,181      5.89%             $2,066      3.06%             $2,037     3.12%
 Average during year                             2,815      4.36               1,639      3.04               1,851     3.57
 Maximum month-end balance during year           4,675                         3,662                         2,833
Repurchase agreements
 Year-end balance                                3,785      5.62               4,995      3.61               6,452     3.46
 Average during year                             5,053      4.14               6,944      3.50               5,197     3.79
 Maximum month-end balance during year           6,431                         8,917                         7,356
Commercial paper
 Year-end balance                                1,226      5.71                 514      3.24                 980     3.57
 Average during year                             1,072      4.61                 691      3.30                 576     3.62
 Maximum month-end balance during year           1,861                         1,117                           980
Other
 Year-end balance                                4,416      5.46               4,087      3.11               2,342     3.49
 Average during year                             2,435      4.83               1,099      4.31               1,443     4.74
 Maximum month-end balance during year           5,571                         4,088                         3,377
- - - ---------------------------------------------------------------------------------------------------------------------------

TAXABLE-EQUIVALENT ADJUSTMENT

Interest income earned on certain loans, and obligations of states, municipalities and other public entities is not subject to federal income tax. In addition, certain interest expense incurred to fund these assets is not deductible for federal income tax purposes.
    In order to make pre-tax income and resultant yields comparable to taxable loans and investments, a taxable-equivalent adjustment, less the effect of disallowed interest expense, is added equally to interest income and to income tax expense, with no effect on after-tax income.
    The taxable-equivalent adjustment is shown in the table below based on a federal income tax rate of 35 percent for 1994 and 1993, and 34 percent for all other years.

- - - ---------------------------------------------------------------------------------------------------------------------------
Year ended December 31
In thousands                                                  1994          1993          1992          1991           1990
- - - ---------------------------------------------------------------------------------------------------------------------------
Interest income, book basis                             $3,861,812    $3,201,120    $3,218,971    $3,657,533     $4,223,375
Taxable-equivalent adjustment                               33,523        39,502        42,773        58,983         96,152
- - - ---------------------------------------------------------------------------------------------------------------------------
Interest income, taxable-equivalent  basis               3,895,335     3,240,622     3,261,744     3,716,516      4,319,527
Interest expense                                         1,952,206     1,372,087     1,561,679     2,222,335      2,874,118
- - - ---------------------------------------------------------------------------------------------------------------------------
Net interest income, taxable-equivalent basis           $1,943,129    $1,868,535    $1,700,065    $1,494,181     $1,445,409
- - - ---------------------------------------------------------------------------------------------------------------------------