Form 10-K, Exhibit 13
period 1995-12-31
PNC BANK CORP
filed 1996-03-27
CIK 713676

                                                                      EXHIBIT 13

Index to Financial Information

CORPORATE FINANCIAL REVIEW

1995 VERSUS 1994
23  Overview
23  Mergers and Acquisitions
24  Income Statement Review
27  Balance Sheet Review
31  Financial Derivatives
35  Line of Business Results
39  Risk Management
1994 VERSUS 1993
43  Overview
43  Mergers and Acquisitions
43  Income Statement Review
44  Balance Sheet Review

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

50  Accounting Policies
53  Mergers and Acquisitions
53  Cash Flows
54  Securities
55  Loans and Commitments to Extend Credit
56  Nonperforming Assets
56  Allowance for Credit Losses
56  Premises, Equipment and Leasehold Improvements
57  Intangible Assets and Mortgage Servicing Rights
57  Notes and Debentures
58  Shareholders' Equity
58  Financial Derivatives
62  Special Charges
62  Employee Benefit Plans
64  Incentive Plans
65  Income Taxes
65  Regulatory Matters
66  Litigation
66  Other Financial Information
68  Unused Line of Credit
69  Fair Values of Financial Instruments

STATISTICAL INFORMATION

71  Selected Consolidated Financial Data
72  Selected Quarterly Financial Data
73  Analysis of Year-to-Year Changes in Net Interest Income
74  Average Consolidated Balance Sheet and Net Interest Analysis
76  Securities
77  Loans
78  Nonperforming Assets
78  Past Due Loans
79  Allowance for Credit Losses
80  Maturity of Time Deposits of $100,000 or More
81  Borrowed Funds
81  Taxable-Equivalent Adjustment

CORPORATE FINANCIAL REVIEW 1995 VERSUS 1994


The merger between PNC Bank Corp. and Midlantic Corporation ("Midlantic") was completed on December 31, 1995 and accounted for as a pooling of interests. Accordingly, all financial information has been restated as if the companies were combined for all periods presented.

The Corporate Financial Review should be read in conjunction with the PNC Bank Corp. and subsidiaries ("Corporation") Consolidated Financial Statements and Statistical Information included herein.

OVERVIEW

Net income for 1995 totaled $408.1 million, or $1.19 per fully diluted share, compared with $883.9 million, or $2.52 per fully diluted share, for 1994. Returns on average assets and average common shareholders' equity for 1995 were
 .54 percent and 7.05 percent, respectively. The 1995 results include $380.2 million of after-tax charges recorded in connection with the Midlantic merger and actions taken to reposition the Corporation's balance sheet. Excluding these charges, 1995 earnings were $788.3 million, or $2.29 per fully diluted share. On this basis, returns on average assets and average common shareholders' equity were 1.05 percent and 13.67 percent, respectively.

The financial results for 1995 include the impact of several major initiatives. The Midlantic and Chemical Bank New Jersey ("Chemical") transactions moved the Corporation into the second and third largest retail deposit market share positions in Philadelphia and New Jersey, respectively. The in-market nature of these transactions is expected to generate substantial economies by reducing costs associated with overlapping and duplicative operations and provide opportunities to enhance revenues through marketing of the Corporation's products and services to a new customer base. The acquisitions also provided a more stable consumer deposit funding base, reducing the need for wholesale funding, and added attractive middle-market and consumer assets.

The Corporation accelerated and substantially completed the balance sheet repositioning begun in the latter half of 1994. The securities portfolio and related reliance on wholesale funding were significantly reduced. At year-end 1995, securities represented 23.7 percent of earning assets compared with 33.9 percent at the end of 1994. Wholesale funding, which includes brokered and foreign deposits, borrowed funds and certain notes and debentures, was reduced to 28.2 percent of total sources of funds compared with 35.9 percent a year ago. In addition, the Corporation terminated $15.1 billion notional value of financial derivative contracts.

Asset management capabilities were strengthened with the acquisition of BlackRock Financial Management, L.P.
("BlackRock"), which brought extensive fixed-income investment management capabilities to the Corporation.

The Corporation continued to invest in operating platforms and alternative retail delivery systems. The National Financial Services Center, a state-of-the-art telebanking center, strengthened the Corporation's ability to deliver cost-effective services and products. In addition, strategic alliances designed to leverage delivery capabilities were implemented in the credit card and merchant processing businesses. In January 1996, an agreement was entered into with the American Automobile Association to offer financial services and products to the organization's 34 million members. These services and products will be offered nationally and leverage the Corporation's alternative delivery capabilities.

MERGERS AND ACQUISITIONS

On December 31, 1995, Midlantic, a bank holding company with $13.6 billion in assets, merged with the Corporation. Each outstanding share of Midlantic common stock was converted into 2.05 shares of the Corporation's common stock. Approximately 112 million shares of the Corporation's common stock were issued in connection with the merger. The transaction was accounted for as a pooling of interests.

On October 6, 1995, the Corporation acquired Chemical's franchise in southern and central New Jersey with total assets of $3.2 billion and retail core deposits of $2.7 billion. No nonperforming assets were acquired. The Corporation paid
$492 million in cash and the transaction was accounted for under the purchase method.

In February 1995, the Corporation acquired BlackRock, a
New York-based, fixed-income investment management firm with approximately $25 billion in assets under management at closing. The Corporation paid $71 million in cash and issued $169 million of unsecured notes and accounted for the transaction under the purchase method.

CORPORATE FINANCIAL REVIEW 1995 VERSUS 1994


INCOME STATEMENT REVIEW

INCOME STATEMENT HIGHLIGHTS
Year ended December 31
                                                               Change
                                                          -------------------
Dollars in millions              1995         1994        Amount      Percent
-----------------------------------------------------------------------------
Net interest income
  (taxable-equivalent basis)      $2,189       $2,530       $(341)      (13.5)%
Provision for credit losses            6           84         (78)      (92.9)
Noninterest income before
  net securities losses            1,241        1,181          60         5.1
Net securities losses               (280)        (142)       (138)      (97.2)
Noninterest expense before
  special charges                  2,209        2,190          19          .9
Special charges                      260           48         212          NM
Net income                           408          884        (476)      (53.8)
-----------------------------------------------------------------------------

NM - not meaningful

NET INTEREST INCOME Net interest income is the difference between interest income and interest expense. The level and volatility of interest rates affect interest received or paid on assets, liabilities and off-balance-sheet financial instruments and, as a result, impact net interest income.

NET INTEREST INCOME

Year ended December 31
Taxable-equivalent basis
                                                                    Change
                                                               ------------------
Dollars in millions                   1995         1994        Amount     Percent
---------------------------------------------------------------------------------
Interest income/expense
 before financial derivatives
 Interest income                       $5,224       $4,600       $ 624       13.6%
 Loan fees                                 82           83          (1)      (1.2)
 Taxable-equivalent adjustment             47           38           9       23.7
                                       -------------------------------
  Total interest income                 5,353        4,721         632       13.4
 Interest expense                       2,979        2,320         659       28.4
                                       -------------------------------
  Net interest income before
   financial derivatives                2,374        2,401         (27)      (1.1)
Effect of financial derivatives on
  Interest income                        (157)          41        (198)    (482.9)
  Interest expense                         28          (88)        116      131.8
                                       -------------------------------
    Total effect of financial
      derivatives                        (185)         129        (314)    (243.4)
                                       -------------------------------
    Net interest income                $2,189       $2,530       $(341)     (13.5)
---------------------------------------------------------------------------------

Taxable-equivalent net interest income totaled $2.2 billion in 1995 compared with $2.5 billion a year earlier. The net interest margin, the ratio of taxable-equivalent net interest income to average earning assets, was 3.15 percent compared with 3.64 percent in 1994. In the year-to-year comparison, interest income increased due to higher loan volume and yields, partially offset by a reduction in the securities portfolio. The growth in interest income was offset by higher expense on deposits and borrowings, which was primarily due to higher interest rates. During 1995, net interest income and margin were adversely impacted by interest rate swaps and caps. During the fourth quarter of 1995, the Corporation terminated $5.1 billion notional value of pay-fixed interest rate swaps and $5.5 billion notional value of interest rate caps. Such actions substantially reduced the adverse impact of these instruments on net interest income and margin. Management expects these actions to favorably impact net interest income and margin in 1996 compared with 1995.

NET INTEREST MARGIN

Year ended December 31                                            Basis Point
Taxable-equivalent basis                          1995       1994      Change
-----------------------------------------------------------------------------
Book-basis yield on earning assets                7.51%      6.63%      88 bp
Effect of loan fees                                .12        .12
Taxable-equivalent adjustment                      .07        .05        2
                                                  ---------------------------
Taxable-equivalent yield on earning assets        7.70       6.80       90
Rate on interest-bearing liabilities              5.06       3.96      110
                                                  ---------------------------
Interest rate spread                              2.64       2.84      (20)
    Noninterest-bearing sources                    .78        .59       19
                                                  ---------------------------
    Net interest margin before
      financial derivatives                       3.42       3.43       (1)
Effect of financial derivatives on
    Interest income                               (.23)       .06      (29)
    Interest expense                               .04       (.15)      19
                                                  ---------------------------
      Total effect of financial derivatives       (.27)       .21      (48)
                                                  ---------------------------
        Net interest margin                       3.15%      3.64%     (49)bp
-----------------------------------------------------------------------------

PROVISION FOR CREDIT LOSSES The provision for credit losses totaled $6.0 million in 1995 compared with $83.5 million in 1994 reflecting improved asset quality during the year. Based on the current risk profile of the loan portfolio, management does not expect to record a provision for credit losses during 1996. Should the risk profile of the loan portfolio or the economy deteriorate, asset quality may be adversely impacted and a provision for credit losses may be required.

NONINTEREST INCOME Noninterest income before net securities losses totaled $1.2 billion in 1995, a 5.1 percent increase compared with the prior year. Excluding net securities losses, noninterest income was 36.2 percent of total revenue in 1995 compared with 31.8 percent a year earlier.

NONINTEREST INCOME

Year ended December 31                                            Change
                                                              ---------------
Dollars in millions                      1995       1994      Amount  Percent
-----------------------------------------------------------------------------
Investment management and trust
  Trust                                $  266       $223       $43       19.3%
  Mutual funds                            154        112        42       37.5
                                       ---------------------------
    Total investment management and
     trust                                420        335        85       25.4
Service fees
  Deposit                                 240        242        (2)       (.8)
  Credit card and merchant                 47         60       (13)     (21.7)
  Corporate finance                        53         50         3        6.0
  Brokerage                                42         34         8       23.5
  Consumer                                 52         44         8       18.2
  Insurance                                25         22         3       13.6
  Other                                    36         38        (2)      (5.3)
                                       ---------------------------
    Total service fees                    495        490         5        1.0
Mortgage banking
  Servicing                               120        122        (2)      (1.6)
  Sale of servicing                        34         61       (27)     (44.3)
  Marketing                                33         16        17      106.3
                                       ---------------------------
    Total mortgage banking                187        199       (12)      (6.0)
Other                                     139        157       (18)     (11.4)
                                       ---------------------------
    Total noninterest income before
     securities losses                  1,241      1,181        60        5.1
Net securities losses                    (280)      (142)     (138)     (97.2)
                                       ---------------------------
    Total                              $  961     $1,039     $ (78)      (7.5)
-----------------------------------------------------------------------------

During 1995, investment management and trust revenue increased $84.8 million, or 25.4 percent, to $420.2 million. BlackRock contributed $57.1 million of the increase, and the remainder was attributable to new business and an increase in the value of administered assets. The following table sets forth investment management and trust revenue generated by line of business.

INVESTMENT MANAGEMENT AND TRUST REVENUE BY LINE OF BUSINESS

Year ended December 31
In millions                                      1995         1994
-------------------------------------------------------------------
Trust
  Consumer Banking                               $172         $159
  Corporate Banking                                51           52
  Asset Management                                 43           12
                                                 ------------------
    Total trust                                   266          223
Mutual funds
  Asset Management                                154          112
                                                 ------------------
    Total                                        $420         $335
-------------------------------------------------------------------

At December 31, 1995, assets under administration totaled $282 billion, of which $96 billion were discretionary. The comparable amounts at year-end 1994 were $221 billion and $57 billion, respectively. The BlackRock acquisition added approximately $25 billion of discretionary assets at closing.

Service fees increased $4.9 million in 1995 compared with a year ago. Deposit services revenue declined as corporate customers used compensating balances in lieu of paying service charges. The decline in credit card and merchant services fees reflects the impact of agreements with third parties to provide certain administrative, marketing, data processing and customer support services for the Corporation's credit card business. Excluding the effect of these agreements, credit card and merchant services fees increased $5.8 million or 9.7 percent in the year-to-year comparison.

During 1995, corporate finance fees increased 6.0 percent reflecting higher syndication volume. Brokerage fee income increased 23.5 percent due to higher transaction volumes.

Consumer fee income, which includes revenue from automated teller machines ("ATM"), safe deposit services, and other sources, increased $8.1 million, or 18.2 percent. The increase was primarily due to higher ATM usage. Insurance revenue increased 13.6 percent due to higher annuity sales.

During 1995, mortgage banking revenue decreased $11.9 million to $186.6 million primarily due to lower gains from servicing sales. Marketing gains increased due to a change in the method of accounting for the value of originated mortgage servicing rights ("MSR"). In 1995, the Corporation adopted new accounting guidance which provides for the immediate recognition of the value of originated MSR. In 1995, the Corporation recorded gains from originated MSR totaling
$37.1 million.

CORPORATE FINANCIAL REVIEW 1995 VERSUS 1994


During 1995, other income totaled $138.7 million, a decrease of $18.2 million compared with the prior year. A gain of $11.2 million, included in other noninterest income, from instruments used to hedge the economic value of MSR was offset by a $10.9 million MSR impairment charge included in noninterest expense. Excluding the mortgage-related hedge gain, other income decreased $29.4 million, primarily due to nonrecurring gains in 1994 from Midlantic's sales of assets held for accelerated disposition.

Net securities losses totaled $279.7 million in 1995 and were primarily associated with actions taken in the fourth quarter of 1995 to accelerate the Corporation's balance sheet repositioning begun in the latter half of 1994. Approximately $6.0 billion of securities were sold at a loss of $61.3 million. In connection with the sales, losses totaling $228.2 million were recognized on terminated pay-fixed interest rate swaps designated to such securities. During 1994, net securities losses totaled $141.6 million.

NONINTEREST EXPENSE Noninterest expense before special charges increased .9 percent, or $19.0 million, in 1995. The increase reflects lower deposit insurance premiums, successful acquisition integration and continued emphasis on developing alternative lower-cost delivery systems and rationalizing the traditional branch delivery system. Excluding the impact of acquisitions, special charges and the benefit of lower deposit insurance premiums, noninterest expense decreased 1.8 percent in the comparison.

NONINTEREST EXPENSE
                                                                 Change
Year ended December 31                                     ------------------
Dollars in millions                1995         1994       Amount     Percent
-----------------------------------------------------------------------------
Compensation                      $  863       $  838       $ 25         3.0%
Employee benefits                    202          203         (1)        (.5)
                                  -------------------------------
  Total staff expense              1,065        1,041         24         2.3
Net occupancy                        180          180
Equipment                            166          154         12         7.8
Intangible asset and MSR
 amortization                        115           86         29        33.7
Federal deposit insurance             58          102        (44)      (43.1)
Taxes other than income               53           48          5        10.4
Other                                572          579         (7)       (1.2)
                                  -------------------------------
Total noninterest expense
 before special charges            2,209        2,190         19          .9
Special charges                      260           48        212          NM
                                  -------------------------------
  Total                           $2,469       $2,238       $231        10.3%
-----------------------------------------------------------------------------

NM - Not meaningful

Staff expense increased 2.3 percent in the year-to-year comparison due to acquisitions. Excluding acquisitions, staff expense decreased 2.1 percent.

Amortization of intangible assets and MSR increased $28.4 million due to the BlackRock and Chemical acquisitions and MSR impairment.

The decline in Federal deposit insurance reflects a reduction in the Bank Insurance Fund premium. Approximately $5.3 billion of the Corporation's deposits insured by the Savings Association Insurance Fund ("SAIF") continue to be assessed a higher rate. There are several proposals for legislative action to address recapitalization of the SAIF including a significant one-time assessment. Management currently cannot predict the outcome of these proposals or the effect, if any, on the Corporation.

In connection with the Midlantic merger, the Corporation recorded special charges of $260 million consisting of $89 million to eliminate duplicate operations and facilities, $42 million for employee severance and related costs, $49 million for professional services and various other costs incidental to the merger and $80 million for termination of an interest rate cap position.

In 1994, the Corporation recorded special charges totaling $48 million in connection with the consolidation of seven telebanking centers and rationalization of retail delivery systems.

INCOME TAX EXPENSE Income tax expense totaled $219.0 million in 1995 compared with $318.5 million in 1994. The effective tax rates were 34.9 percent and 26.3 percent in 1995 and 1994, respectively. The lower effective tax rate in 1994 was primarily due to a $106.8 million benefit from the realization of Midlantic's previously unrecognized deferred tax assets. Income tax expense for 1995 included a $15.0 million writedown of state deferred tax assets related to the Midlantic merger.

BALANCE SHEET REVIEW

BALANCE SHEET HIGHLIGHTS
                                                                Change
December 31                                               -------------------
In millions                       1995         1994        Amount     Percent
-----------------------------------------------------------------------------
Assets                          $73,404      $77,461      $(4,057)     (5.2)%
Earning assets                   66,772       69,751       (2,979)     (4.3)
Loans, net of unearned income    48,653       44,043        4,610      10.5
Securities                       15,839       23,670       (7,831)    (33.1)
Deposits                         46,899       45,818        1,081       2.4
Borrowed funds                    8,665       12,193       (3,528)    (28.9)
Notes and debentures             10,398       12,127       (1,729)    (14.3)
Shareholders' equity              5,768        5,727           41        .7
-----------------------------------------------------------------------------

In 1995, the Corporation substantially reduced the securities portfolio and level of related wholesale funding and, with the Midlantic and Chemical acquisitions, significantly increased retail core deposit liabilities. Selected balance sheet composition ratios are set forth in the following table.

BALANCE SHEET COMPOSITION
December 31                                                1995         1994
-----------------------------------------------------------------------------
Loans to earning assets                                    72.9%        63.1%
Securities to earning assets                               23.7         33.9
Loans to deposits                                         103.7         96.1
Deposits to total sources of funds                         63.9         59.1
Deposits to interest-bearing liabilities                   84.9         76.0
Wholesale funds to total sources of funds                  28.2         35.9
-----------------------------------------------------------------------------

Total assets and earning assets were $73.4 billion and $66.8 billion, respectively, at December 31, 1995 compared with $77.5 billion and $69.8 billion at year-end 1994. The declines reflect the securities portfolio downsizing partially offset by loan growth. The securities portfolio declined $7.8 billion to $15.8 billion at December 31, 1995, and loans totaled $48.7 billion at year-end 1995, compared with $44.0 billion a year ago.

LOANS During 1995, loans increased $4.6 billion, or 10.5 percent. The ratio of loans to earning assets increased to 72.9 percent at year-end 1995 compared with 63.1 percent a year ago. Excluding purchase acquisitions, average loans increased
4.8 percent, primarily due to consumer and residential mortgage loan growth. The Corporation's focus with respect to the loan portfolio was to increase the proportion of such loans to total loans and to change the composition to improve overall returns on invested capital.

LOANS
December 31
In millions                                            1995           1994
-----------------------------------------------------------------------------
Consumer
  Home equity                                        $ 4,541         $ 3,896
  Automobile                                           4,236           3,508
  Student                                              1,512           1,311
  Credit card                                          1,004             838
  Other                                                2,246           2,298
                                                     ------------------------
    Total consumer                                    13,539          11,851
Residential mortgage                                  11,689           9,746
Commercial
  Manufacturing                                        3,363           3,148
  Retail/Wholesale                                     3,148           2,828
  Service providers                                    2,402           2,174
  Communications                                       1,083           1,239
  Financial services                                   1,082             911
  Real estate related                                  1,291           1,154
  Health care                                          1,028             729
  Public utilities                                       335             310
  Other                                                3,080           3,052
                                                     ------------------------
    Total commercial                                  16,812          15,545
Commercial real estate
  Commercial mortgage                                  2,775           2,837
  Medium-term financings                               1,250           1,432
  Construction and development                           889             794
                                                     ------------------------
    Total commercial real estate                       4,914           5,063
Other                                                  2,102           2,223
Unearned income                                         (403)           (385)
                                                     ------------------------
    Total loans, net of unearned income              $48,653         $44,043
-----------------------------------------------------------------------------

Consumer loan outstandings increased 14.2 percent to $13.5 billion at December 31, 1995. The growth in consumer loans was primarily due to initiatives to increase the Corporation's credit card business and the impact of acquisitions. These increases were partially offset by reductions in the indirect automobile portfolio.

Residential mortgages increased 19.9 percent. As part of the mortgage banking business, the Corporation retained for portfolio certain originated mortgages, generally adjustable rate mortgages with fixed initial terms of three, five, seven or ten years. The remainder of originations were securitized and sold, generally with servicing rights retained.

Excluding the impact of initiatives to reduce certain low-spread loans, total commercial loan outstandings increased approximately $2.0 billion from year-end 1994.

CORPORATE FINANCIAL REVIEW 1995 VERSUS 1994

Commercial real estate exposure decreased slightly since year-end 1994. Medium-term financings and construction and development loans primarily consist of retail and office, multi-family, hotel/motel and residential projects. Approximately 82 percent of total commercial real estate outstandings are located in the Corporation's primary markets with the remaining projects geographically dispersed throughout the United States.

LOAN PORTFOLIO COMPOSITION
December 31
Percent of gross loans                          1995      1994
--------------------------------------------------------------
Consumer                                        27.6%     26.7%
Residential mortgage                            23.8      21.9
Commercial                                      34.3      35.0
Commercial real estate                          10.0      11.4
Other                                            4.3       5.0
                                               ---------------
    Total                                      100.0%    100.0%
--------------------------------------------------------------


Unfunded commitments represent agreements to lend funds under specified terms provided no violations of specified contractual conditions exist. Most commercial commitments expire unfunded and, therefore, cash requirements are substantially less than the total commitment. Unfunded commitments are net of participations and syndications. Growth in commercial unfunded commitments during 1995 was broad based and totaled $3.5 billion, or 16.8 percent. In addition, the Corporation had letters of credit outstanding totaling $4.5 billion and $4.6 billion at December 31, 1995 and December 31, 1994, respectively, primarily consisting of standby letters of credit.


NET UNFUNDED COMMITMENTS TO EXTEND CREDIT
December 31
In millions                                     1995      1994
--------------------------------------------------------------
Consumer                                     $ 7,335   $ 6,050
Residential mortgage                             554       769
Commercial                                    24,282    20,794
Commercial real estate                           751       669
Other                                            892       917
                                             -----------------
    Total                                    $33,814   $29,199
--------------------------------------------------------------

SECURITIES During 1995, the Corporation reduced the size of the securities portfolio relative to earning assets. The securities portfolio was reduced by $7.8 billion to $15.8 billion at December 31, 1995, and represented 23.7 percent of earning assets, compared with 33.9 percent a year ago. At year-end 1995, all securities were classified as available for sale. Securities classified as available for sale may be sold as part of the overall asset/liability management process.
Realized gains and losses resulting from such sales would be reflected in the results of operations and would include the fair value of associated financial derivatives.

In connection with implementing new accounting guidance issued in November 1995, the Corporation reassessed the classifications of investment securities. All securities previously classified as held to maturity were reclassified to the available-for-sale portfolio. The reclassifications were accounted for at fair value and included the fair value of associated financial derivatives.

Subsequent to reclassifying the securities portfolio, to accelerate the balance sheet repositioning begun in the latter half of 1994, the Corporation sold $1.9 billion of U.S. Treasury securities and $4.1 billion of collateralized mortgage obligations at a loss of $61.3 million. In connection with the sales, losses totaling $228.2 million were recognized on terminated pay-fixed interest rate swaps with a notional value of $5.1 billion that were designated to such securities.

At December 31, 1995, the securities portfolio included $6.2 billion of collateralized mortgage obligations and $2.4 billion of mortgage-backed securities. The characteristics of these investments include principal guarantees, primarily by U.S. Government agencies, and marketability. Expected lives of such securities can vary as interest rates change. In a declining interest rate environment, prepayments on the underlying mortgages may accelerate and, therefore, shorten the expected lives. Conversely, expected lives would lengthen in a rising interest rate environment. The Corporation monitors the impact of this risk through the use of an income simulation model as part of the asset/liability management process.

Other U.S. Government agencies securities and asset-backed private placements represent AAA-rated, variable-rate instruments. The interest rates on these instruments float with various indices and are limited by periodic and maximum caps. These securities have an initial specified term. At the end of the initial term the maturity may be extended or the security may be called at the option of the issuer. Other mortgage-related debt securities consist primarily of private label collateralized mortgage obligations.

SECURITIES
                                                          1995                                            1994
                                         ---------------------------------------          -------------------------------------
                                                        Unrealized                                     Unrealized
December 31                              Amortized   ----------------       Fair          Amortized   -------------        Fair
In millions                                   Cost   Gains    Losses       Value               Cost   Gains  Losses       Value
-------------------------------------------------------------------------------------------------------------------------------
Securities available for sale
  Debt securities
    U.S. Treasury                          $ 3,211    $ 69               $ 3,280             $  671             $ 8      $  663
    U.S. Government agencies
     and corporations
       Mortgage related                      7,510      24       $75       7,459              2,161              69       2,092
       Other                                 1,030       5         1       1,034                 25               4          21
    State and municipal                        343      25         1         367                  8               1           7
    Asset-backed private placement           1,597       7                 1,604
    Other debt
       Mortgage related                      1,121       2        10       1,113                749              17         732
       Other                                   525       3         3         525                149      $2       5         146
  Corporate stocks and other                   455       4         2         457                133       2       6         129
                                           ------------------------------------------------------------------------------------
       Total securities
        available for sale                  15,792     139        92      15,839              3,896       4     110       3,790
Investment securities
  Debt securities
    U.S. Treasury                                                                             3,317             121       3,196
    U.S. Government agencies
     and corporations
       Mortgage related                                                                      11,795       1   1,088      10,708
       Other                                                                                  1,000              28         972
    State and municipal                                                                         360      12       2         370
    Asset-backed private placement                                                            1,597              33       1,564
    Other debt
       Mortgage related                                                                         726              43         683
       Other                                                                                    775              20         755
  Other                                                                                         310       1                 311
                                                                                            -----------------------------------
       Total investment securities                                                           19,880      14   1,335      18,559
                                           ------------------------------------------------------------------------------------
         Total securities                  $15,792    $139       $92     $15,839            $23,776     $18  $1,445     $22,349
-------------------------------------------------------------------------------------------------------------------------------


At December 31, 1995, $6.1 billion notional value of interest rate swaps and caps were associated with securities available for sale. The fair value of securities available for sale at year-end 1995 set forth above includes unrealized gains of $6 million on related derivatives. No financial derivatives were designated to securities available for sale at year-end 1994. Interest rate swaps and caps with a notional value of $11.1 billion, fair value of $204 million and carrying value of $130 million were designated to investment securities at December
31, 1994. The fair value of these derivatives is not included in the values set forth above.


SECURITIES EXPECTED MATURITY DISTRIBUTION
Year ended December 31                               Amortized
In millions                                               Cost
--------------------------------------------------------------
1996                                                    $6,590
1997                                                     2,619
1998 and beyond                                          6,583
                                                       -------
Total                                                  $15,792
--------------------------------------------------------------


The expected weighted average life of the securities portfolio was 2 years and 8 months at December 31, 1995 compared with 3 years and 11 months at year-end 1994.

CORPORATE FINANCIAL REVIEW 1995 VERSUS 1994


FUNDING SOURCES During 1995, the use of wholesale funding, which includes brokered and foreign deposits, borrowed funds and certain notes and debentures, was reduced. At December
31, 1995, the ratio of wholesale funding to total sources of funds was 28.2 percent compared with 35.9 percent a year ago. The ratio of deposits to total sources of funds increased to
63.9 percent compared with 59.1 percent a year ago. The composition of the Corporation's funding sources will vary depending on management's evaluation of the most cost-effective funding alternatives.


FUNDING SOURCES
December 31
In millions                                     1995      1994
--------------------------------------------------------------
Deposits
  Demand, savings and money market           $27,145   $27,079
  Time                                        18,661    16,125
  Foreign                                      1,093     2,614
                                             -----------------
    Total deposits                            46,899    45,818
Borrowed funds
  Federal funds purchased                      3,817     2,219
  Repurchase agreements                        2,851     4,302
  Commercial paper                               753     1,226
  Treasury, tax and loan                         567     1,989
  Other                                          677     2,457
                                             -----------------
    Total borrowed funds                       8,665    12,193
Notes and debentures
  Bank notes                                   6,256     8,825
  Federal Home Loan Bank                       2,393     1,384
  Other                                        1,749     1,918
                                             -----------------
    Total notes and debentures                10,398    12,127
                                             -----------------
      Total funding sources                  $65,962   $70,138
--------------------------------------------------------------


DEPOSITS During 1995, total deposits increased $1.1 billion, or
2.4 percent. A $2.5 billion increase in time deposits was partially offset by a $1.5 billion decrease in foreign deposits. The Chemical acquisition added $2.7 billion of deposits in the fourth quarter of 1995.

Brokered deposits totaled $2.3 billion at December 31, 1995 compared with $2.8 billion at December 31, 1994. Retail brokered deposits, which are issued or participated-out by brokers in denominations of $100,000 or less, represented
77.8 percent of total brokered deposits at December 31, 1995 compared with 76.8 percent at year-end 1994.

BORROWED FUNDS AND NOTES AND DEBENTURES Total borrowed funds and notes and debentures decreased $5.3 billion from year-end 1994 primarily due to the balance sheet repositioning.

Management believes the Corporation has sufficient liquidity to meet its obligations to customers, debtholders and others.
The impact of maturing liabilities is reflected in the income simulation model used in the Corporation's overall asset/liability management process.

CAPITAL Acquisition capability, funding alternatives, new business activities, deposit insurance costs, and the level and nature of expanded regulatory oversight depend, in large part, on a financial institution's capital strength. The Corporation manages its capital position primarily through the issuance of debt and equity instruments, treasury stock activities, dividend policies and retained earnings.


RISK-BASED CAPITAL AND CAPITAL RATIOS
December 31
Dollars in millions                             1995      1994
--------------------------------------------------------------
CAPITAL COMPONENTS
  Shareholders' equity                       $ 5,768   $ 5,727
  Goodwill and other intangibles                (980)     (458)
  Net unrealized securities (gains) losses       (26)      122
                                             -----------------
      Tier I risk-based capita                 4,762     5,391
  Subordinated debt                            1,370     1,025
  Eligible allowance for credit losses           750       727
                                             -----------------
      Total risk-based capital               $ 6,882   $ 7,143
                                             -----------------
ASSETS
  Risk-weighted assets and off-
   balance-sheet instruments                 $59,539   $57,578
  Average tangible assets                     74,756    75,883
                                             -----------------
CAPITAL RATIOS
  Tier I risk-based capital                     8.00%     9.36%
  Total risk-based capital                     11.56     12.41
  Leverage                                      6.37      7.10
--------------------------------------------------------------


The minimum regulatory capital ratios are 4.00 percent for Tier I, 8.00 percent for total risk-based and 3.00 percent for leverage. However, regulators may require higher capital levels when a bank's particular circumstances warrant. To be classified as well capitalized, regulators require capital ratios of 6.00 percent for Tier I, 10.00 percent for total risk-based and 5.00 percent for leverage. At December 31, 1995, the Corporation and each of its bank affiliates were classified as well capitalized. Tier I risk-based capital declined during 1995 primarily due to an increase in acquisition-related intangibles.

During 1995, the Corporation repurchased 6.5 million common shares pursuant to a stock repurchase plan authorized by the board of directors in January 1995. The Corporation has not repurchased any shares since the initiation of the Midlantic merger due to constraints associated with the pooling of interests method of accounting. Future share repurchases, if any, are dependent on a number of additional factors including capital adequacy, level of future earnings, balance sheet growth and alternative capital reinvestment opportunities.

FINANCIAL DERIVATIVES

FINANCIAL DERIVATIVES The Corporation uses a variety of off-balance-sheet financial derivatives as part of its overall interest rate risk management process and to manage risk associated with mortgage banking activities.

During 1995, the notional value of financial derivatives was reduced by $9.8 billion. In connection with asset and liability management objectives, the Corporation terminated $4.6 billion notional value of receive-fixed index amortizing interest rate swaps and $5.1 billion notional value pay-fixed interest rate swaps. In connection with the Midlantic merger, the Corporation terminated a $5.5 billion notional value interest rate cap position that reduced exposure to higher interest rates within a specified range. The terminated caps were replaced with contracts that reduce exposure to rates above a specified rate without limitation.


FINANCIAL DERIVATIVES ACTIVITY
                                                                   January 1                 Maturities/               December 31
In millions                                                             1995    Additions   Amortization  Terminations        1995
----------------------------------------------------------------------------------------------------------------------------------
  Interest rate risk management
    Interest rate swaps
      Receive-fixed index amortizing                                 $11,400                    $ (3,624)     $ (4,565)    $ 3,211
      Received-fixed                                                   2,644      $ 1,639         (1,498)                    2,785
      Pay-fixed                                                        6,317        3,700         (2,320)       (5,068)      2,629
      Basis swaps                                                        300          465                                      765
    Interest rate caps                                                 5,500        5,515             (5)       (5,500)      5,510
    Eurodollar futures                                                              2,500         (2,500)
                                                                     -------------------------------------------------------------
      Total interest rate risk management                             26,161       13,819         (9,947)      (15,133)     14,900
  Mortgage banking activities
    Commitments to purchase forward contracts - originations              16        2,637         (2,222)                      431
    Commitments to sell forward contracts - originations                 350        4,702         (4,301)                      751
    Interest rate floors- MSR                                                         500                                      500
    Receive-fixed interest rate swaps - MSR                                           125                                      125
                                                                     -------------------------------------------------------------
      Total mortgage banking activities                                  366        7,964         (6,523)                    1,807
                                                                     -------------------------------------------------------------
        Total financial derivatives                                  $26,527      $21,783       $(16,470)    $(15,133)     $16,707
----------------------------------------------------------------------------------------------------------------------------------

CORPORATE FINANCIAL REVIEW 1995 VERSUS 1994


Financial derivatives involve, to varying degrees, interest rate and credit risk in excess of the amount recognized in the balance sheet, but less than the notional amount of the contract. For interest rate swaps, caps and floors, only periodic cash payments and, with respect to caps and floors, premiums, are exchanged; therefore, cash requirements and exposure to credit risk are significantly less than the notional value. The Corporation manages these risks as part of its asset/liability management process and through the Corporation's credit policies and procedures. The Corporation seeks to minimize credit risk by entering into transactions with only a select number of high-quality institutions, establishing credit limits, requiring bilateral-netting agreements, and in certain instances, segregated collateral. At December 31, 1995, credit exposure related to interest rate swaps and caps totaled $32.7 million.

Interest rate swaps are agreements to exchange fixed and floating interest rate payments calculated on a notional principal amount. The floating rate is based on a money market index, primarily short-term LIBOR indices. The notional values of receive-fixed index amortizing swaps amortize on predetermined dates and in predetermined amounts based on market movements of the designated index.
Basis swaps are agreements under which both the receive and pay portion of the contract are based on a variable index. The Corporation's swaps do not contain leverage or any similar features. For interest rate risk management purposes, the Corporation uses interest rate swaps to convert fixed-rate assets or liabilities to floating-rate instruments, convert floating-rate assets or liabilities to fixed-rate instruments, or convert floating-rate instruments from one index to another.

Interest rate caps and floors are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate exceeds or is less than a defined rate applied to a notional amount. These contracts can also include a contractually specified limit of such rate differentials under which payment is required. In connection with interest rate risk management activities, interest rate caps and floors are used to convert fixed-rate assets or liabilities to variable-rate instruments or convert variable-rate assets or liabilities to fixed-rate instruments above or below contractually specified rates.

In connection with mortgage banking activities, the Corporation uses interest rate swaps and floors and other financial instruments primarily to hedge the economic value of MSR.

Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The Corporation uses forward contracts to manage risk positions associated with certain mortgage banking activities. Forward contracts are traded in over-the-counter markets and do not have standardized terms. Counterparties to the Corporation's forward contracts are primarily U.S. Government agencies and brokers and dealers in mortgage-backed securities. In the event the counterparty is unable to meet its contractual obligations, the Corporation may be exposed to selling or purchasing mortgage loans at prevailing market prices. Substantially all forward contracts mature within 90 days of origination.

The following table sets forth the maturity distribution and weighted average interest rates of financial derivatives used for interest rate risk management. The expected maturity distribution of receive-fixed index amortizing swaps is based on implied forward rates. Weighted average interest rates paid or received represent contractual interest rates in effect on December 31, 1995 and expected rates based on implied forward rates.

The expected weighted average maturity of receive-fixed index amortizing swaps shortened to 7 months at December
31, 1995, compared with 2 years and 10 months at year-end
1994, reflecting the impact of terminations, amortization and lower interest rates. Should interest rates increase, the maturity of such swaps would extend. Subsequent to year-end 1995, the Corporation terminated $2.1 billion of receive-fixed index amortizing swaps resulting in a loss of $5.3 million. The loss was deferred and will be amortized over the remaining life of the contracts.


MATURITY DISTRIBUTION OF FINANCIAL DERIVATIVES
                                                                Weighted Average Rates
                                                    ------------------------------------------------
                                                                                 Expected Based on
                                                    At December 31, 1995       Implied Forward Rates
                                                    ------------------------------------------------
December 31, 1995                     Notional
Dollars in millions                      Value      Paid      Received             Paid     Received
----------------------------------------------------------------------------------------------------
Interest rate swaps
  Receive fixed index amortizing
   1996                                 $3,169      5.90%         5.25%            5.34%        5.25%
   1997                                     42      5.96          5.54             5.15         5.54
                                        ------
     Total                              $3,211      5.90          5.25             5.34         5.25
                                        ------------------------------------------------------------
  Receive fixed
   1996                                 $1,855      5.89%         5.88%            5.31%        5.88%
   1997                                    280      5.92          6.18             5.21         6.18
   1998                                    575      5.84          7.01             5.27         7.01
   1999 and beyond                          75      5.85          7.00             5.54         7.00
                                        ------
     Total                              $2,785      5.88          6.17             5.30         6.17
                                        ------------------------------------------------------------
  Pay-fixed
   1996                                 $1,515      5.77%         5.68%            5.77%        5.32%
   1997                                    989      5.04          5.81             5.04         5.19
   1998                                     50      8.28          5.88             8.28         5.31
   1999 and beyond                          75      9.43          5.94             9.43         5.60
                                        ------
     Total                              $2,629      5.65          5.74             5.65         5.28
                                        ------------------------------------------------------------
  Basis swaps
   1996                                 $  765      5.84%         5.63%            5.59%        5.21%
                                        ------------------------------------------------------------
  Interest rate caps
   1996                                 $   10        NM            NM               NM           NM
   1997                                  5,500        NM            NM               NM           NM
                                        ------
     Total                              $5,510
----------------------------------------------------------------------------------------------------

NM - Not meaningful

Interest rate caps with a notional value of $5.5 billion require the counterparty to pay the Corporation the excess, if any, of 3-month LIBOR over the specified cap rate. At December 31, 1995, 3-month LIBOR was 5.63 percent and the specified cap rate was 6.50 percent.


CORPORATE FINANCIAL REVIEW 1995 VERSUS 1994

FINANCIAL DERIVATIVES
December 31, 1995
                                                                                           Weighted Average Rates
                                                                            Notional       ----------------------  Estimated
Dollars in millions                                                            Value         Paid     Received    Fair Value
----------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
  Asset rate conversion
    Interest rate swaps
      Pay fixed designated to
        Securities                                                           $   599         4.68%        5.87%        $  6
        Commercial loans                                                         290         8.01         5.87          (24)
      Receive-fixed index amortizing designated to commercial loans            2,471         5.90         5.23          (14)
      Receive fixed designated to
        Commercial loans                                                         975         5.89         6.31           19
        Short-term investments                                                   200         5.84         7.23            9
      Basis swaps designated to commercial real estate loans                     300         5.96         5.85
    Interest rate caps designated to
      Securities                                                               5,500           NM           NM            6
      Mortgage loans                                                              10           NM           NM
                                                                             -------                                   ----
        Total asset rate conversion                                           10,345                                      2
  Liability rate conversion
    Interest rate swaps
      Pay fixed designated to
        Other borrowings                                                       1,125         5.68         5.60           (5)
        Bank notes                                                               600         5.41         5.79
        Deposits                                                                  15         4.98         5.94
      Receive-fixed index amortizing designated to deposits                      740         5.93         5.32           (4)
      Receive fixed designated to
        Certificates of deposit                                                  625         5.94         5.76            7
        Bank notes                                                               650         5.85         5.90           14
        Other borrowings                                                         330         5.82         6.37           13
        Deposit notes                                                              5         5.93         8.48
      Basis swaps designated to bank notes                                       465         5.76         5.49            8
                                                                             -------                                   ----
        Total liability rate conversion                                        4,555                                     33
                                                                             -------                                   ----
          Total interest rate risk management                                 14,900                                     35
Mortgage banking activities
    Commitments to purchase forward contracts - originations                     431           NM           NM
    Commitments to sell forward contracts - originations                         751           NM           NM           (4)
    Interest rate floors - MSR                                                   500           NM           NM            9
    Receive-fixed interest rate swaps - MSR                                      125           NM           NM            7
                                                                             -------                                   ----
      Total mortgage banking                                                   1,807                                     12
                                                                             -------                                   ----
          Total financial derivatives                                        $16,707                                   $ 47
----------------------------------------------------------------------------------------------------------------------------

NM - not meaningful

The floating rate portion of interest rate contracts is based on money-market indices. As a percent of notional value, 71 percent were based on 3-month LIBOR, 19 percent on 1-month LIBOR and the remainder on other short-term indices.

Interest rate caps with a notional value of $5.5 billion require the counterparty to pay the Corporation the excess, if any, of 3-month LIBOR over the specified cap rate. At December 31, 1995, 3-month LIBOR was 5.63 percent and the specified cap rate was 6.50 percent

LINE OF BUSINESS RESULTS

The management accounting process uses various methods of balance sheet and income statement allocations, transfers and assignments to evaluate the performance of various business units. Unlike financial accounting, there is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles. The following information is based on management accounting practices which conform to and support the management structure of the Corporation and is not necessarily comparable with similar information for any other financial services institution. Designations, assignments and allocations may change from time to time as the management accounting system is enhanced and business or product lines change.

In 1995, the Corporation realigned its line of business management structure along customer segments. The principal change was segregating the trust business, previously managed separately, into the corporate and consumer banking organizations. In addition, consistent with the Corporation's strategic focus and balance sheet realignment, asset/liability management has been redefined as a support function for the core lines of business. Results for 1994 are presented on a basis consistent with this new management reporting structure.

For management reporting purposes, the Corporation has designated five lines of business: Consumer Banking, Corporate Banking, Real Estate Banking, Mortgage Banking and Asset Management. The financial results presented in this section reflect each line of business as if it operated on a stand-alone basis. Securities or borrowings, and related interest rate spread, have been assigned to each line of business based on its net asset or liability position. In 1995, Consumer Banking was a generator of funds and, accordingly, was assigned securities, while the other lines of business received an assignment of borrowings as net asset generators.
An assignment of securities is accompanied by an assignment of equity in accordance with the methodology described below. The interest rate spread on the remaining securities, the impact of financial derivatives used for interest rate risk management and securities transactions are excluded from line of business results and are reported separately in asset/liability management activities.

Capital is assigned to each business unit based on management's assessment of inherent risks and equity levels at independent companies that provide similar products and services. Capital assignments are not equivalent to regulatory capital guidelines and the total amount assigned may vary from consolidated shareholders' equity.

After-tax profit margin represents earnings expressed as a percentage of revenue. The overhead ratio is the percentage of noninterest expense to revenue. For purposes of these ratio computations, revenue includes net interest income on a fully taxable-equivalent basis and noninterest income.

Total earnings contributed by the lines of business were $820 million in 1995 compared with $894 million in 1994. The decline primarily resulted from an increase in Corporate Banking's allocated provision for credit losses which was a credit in the prior year. Line of business earnings differed from reported consolidated net income in both years due to asset/liability management activities, differences between specific reserve allocations to the lines of business and the consolidated provision for credit losses, special charges and certain unallocated revenues and expenses. The decline in earnings from asset/liability management activities was primarily due to actions taken to reposition the balance sheet.


LINE OF BUSINESS HIGHLIGHTS

                                                Average                                                         Return on
Year ended December 31                       Balance Sheet               Revenue               Earnings     Assigned Capital
                                          ----------------------------------------------------------------------------------
Dollars in millions                         1995        1994         1995       1994         1995     1994       1995   1994
----------------------------------------------------------------------------------------------------------------------------
Consumer Banking                           $37,240     $36,052       $2,043     $1,926       $420     $384       21%     20%
Corporate Banking                           16,193      15,728          788        827        236      301       12      16
Real Estate Banking                          3,896       4,032          185        237         79      109       13      17
Mortgage Banking                            12,379      10,751          374        408         49       69        8      13
Asset Management                               344         246          193        142         36       31       38      49
                                           ---------------------------------------------------------------
  Total lines of business                   70,052      66,809        3,583      3,540        820      894       16      18
Asset/liability management activities        4,261       6,566         (458)        (7)      (335)     (18)
Unallocated provision                                                                          71      (28)
Special charges                                                                              (192)     (31)
Other unallocated items                        818         987           24         36         44       67
                                           ----------------------------------------------------------------
  Total                                    $75,131     $74,362       $3,149     $3,569       $408     $884        7      16
----------------------------------------------------------------------------------------------------------------------------

CORPORATE FINANCIAL REVIEW 1995 VERSUS 1994


CONSUMER BANKING Consumer Banking provides lending, deposit, personal trust, brokerage, investment, payment system access and other financial services to individuals and small businesses. Services are provided through a network of community banking offices, alternative delivery systems such as the National Financial Services Center and ATMs and regional banking centers offering a wide array of products at one location. Consumer Banking includes: Private Banking-- affluent consumers and charitable organizations with specialized banking requirements; and Community Banking-- small business customers having annual sales of up to $5 million and all other consumers who use traditional branch and direct banking services.

The earnings contribution from Consumer Banking increased to 51 percent in 1995 from 43 percent a year ago. Earnings from Private Banking increased in 1995 as the benefit from loan growth, new trust business and higher brokerage fees more than offset expense growth from marketing activities in this sector. Community Banking earnings increased in 1995 as the result of higher net interest income associated with loan growth and a $28 million pretax gain on the sale of certain branches partially offset by expenses associated with establishing the National Financial Services Center.


CONSUMER BANKING
                             Private Banking       Community Banking             Total
Year ended December 31     ----------------------------------------------------------------
Dollars in millions          1995       1994       1995        1994        1995        1994
-------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income        $   82     $   75    $ 1,420     $ 1,375     $ 1,502     $ 1,450
Noninterest income            217        195        324         281         541         476
                           ----------------------------------------------------------------
  Total revenue               299        270      1,744       1,656       2,043       1,926
Provision                       1                    65          39          66          39
Noninterest expense           213        194      1,102       1,094       1,315       1,288
                           ----------------------------------------------------------------
  Pretax earnings              85         76        577         523         662         599
Income taxes                   31         27        211         188         242         215
                           ----------------------------------------------------------------
  Earnings                 $   54     $   49    $   366   $     335     $   420        $384
                           ----------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans                      $1,927     $1,507    $13,455     $12,345     $15,382     $13,852
Assigned assets                                  20,752      21,392      20,752      21,392
Other assets                  426        435        680         373       1,106         808
                           ----------------------------------------------------------------
  Total assets             $2,353     $1,942    $34,887     $34,110     $37,240     $36,052
                           ----------------------------------------------------------------
Net deposits               $1,456     $1,251    $32,785     $32,122     $34,241     $33,373
Assigned funds                167        153                                167         153
Other funds                   494        333        326         284         820         617
Assigned equity               236        205      1,776       1,704       2,012       1,909
                           ----------------------------------------------------------------
  Total funds              $2,353     $1,942    $34,887     $34,110     $37,240     $36,052
                           ----------------------------------------------------------------
PERFORMANCE RATIOS
After-tax profit margin        18%        18%        21%         20%         21%         20%
Overhead                       71         72         63          66          64          67
Return on assigned equity      23         23         21          20          21          20
-------------------------------------------------------------------------------------------

CORPORATE BANKING
                             Large Corporate         Middle Market         Equity Management           Total
Year ended December 31     ---------------------------------------------------------------------------------------
Dollars in millions          1995       1994       1995        1994        1995        1994       1995        1994
------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income        $  110     $  130    $   439     $   437        $ (4)       $ (3)   $   545     $   564
Noninterest income             61         72        149         148          33          43        243         263
                           ---------------------------------------------------------------------------------------
  Total revenue               171        202        588         585          29          40        788         827
Provision                                            43          (4)                                43          (4)
Noninterest expense            85         84        294         282           3           3        382         369
                           ---------------------------------------------------------------------------------------
  Pretax earnings              86        118        251         307          26          37        363         462
Income taxes                   27         39         91         109           9          13        127         161
                           ---------------------------------------------------------------------------------------
  Earnings                 $   59     $   79    $   160     $   198        $ 17        $ 24    $   236     $   301
                           ---------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans                      $4,212     $4,437    $11,330     $10,604        $ 31        $ 37    $15,573     $15,078
Other assets                  106        163        357         341         157         146        620         650
                           ---------------------------------------------------------------------------------------
  Total assets             $4,318     $4,600    $11,687     $10,945        $188        $183    $16,193     $15,728
                           ---------------------------------------------------------------------------------------
Net deposits               $  505     $  522    $ 1,655     $ 1,646                            $ 2,160     $ 2,168
Assigned funds              3,313      3,487      8,203       7,425        $115        $110     11,631      11,022
Other funds                    23         51        444         582          17          19        484         652
Assigned equity               477        540      1,385       1,292          56          54      1,918       1,886
                           ---------------------------------------------------------------------------------------
  Total funds              $4,318     $4,600    $11,687     $10,945        $188        $183    $16,193     $15,728
                           ---------------------------------------------------------------------------------------
PERFORMANCE RATIOS
After-tax profit margin        35%        39%        27%         34%         58%         60%        30%         36%
Overhead                       50         42         50          48          11           7         49          45
Return on assigned equity      12         15         12          15          30          45         12          16
------------------------------------------------------------------------------------------------------------------


CORPORATE BANKING Corporate Banking provides traditional and asset-based financing, liquidity and treasury management, corporate and employee benefit trust, capital markets, direct investment, leasing and other financial services to businesses and governmental entities. It serves customers within the Corporation's primary markets, as well as from a network of offices located in major U.S. cities. Corporate Banking includes: Large Corporate -- customers having annual sales of more than $250 million; Middle Market -- customers with annual sales of $5 million to $250 million and those in certain specialized industries such as communications, health care, natural resources, metals, public finance, financial services and automobile dealer finance; and Equity Management -- private equity investments.


Corporate Banking provided 29 percent of line of business earnings in 1995 compared with 34 percent in 1994. Large Corporate earnings declined in the comparison due to a decrease in average loans and the impact of a $15 million pretax benefit recorded in 1994 from resolution of a problem asset. Average loans declined primarily due to initiatives to reduce certain low-spread loans. Middle Market earnings declined as the benefit of an increase in average loans was more than offset by an increase in the allocated provision for credit losses and narrower spreads on loans. A provision was allocated in 1995 primarily due to loan growth compared with a credit provision in 1994 that resulted from a significant reduction of problem assets. The contribution from Equity Management declined in 1995 as a result of lower venture capital income.

CORPORATE FINANCIAL REVIEW 1995 VERSUS 1994


REAL ESTATE BANKING
Year ended December 31
Dollars in millions                             1995      1994
--------------------------------------------------------------
INCOME STATEMENT
Net interest income                           $  168    $  178
Noninterest income                                17        59
                                              ----------------
  Total revenue                                  185       237
Provision                                                   (1)
Noninterest expense                               66        73
                                              ----------------
  Pretax earnings                                119       165
Income taxes                                      40        56
                                              ----------------
  Earnings                                    $   79    $  109
                                              ----------------
AVERAGE BALANCE SHEET
Loans                                         $3,957    $4,140
Other assets                                     (61)     (108)
                                              ----------------
  Total assets                                $3,896    $4,032
                                              ----------------
Net deposits                                  $  159    $  130
Assigned funds                                 3,131     3,120
Other funds                                       (7)      142
Assigned equity                                  613       640
                                              ----------------
  Total funds                                 $3,896    $4,032
                                              ----------------
PERFORMANCE RATIOS
After-tax profit margin                           43%       46%
Overhead                                          36        31
Return on assigned equity                         13        17
--------------------------------------------------------------


REAL ESTATE BANKING Real Estate Banking provides lending, deposit, treasury management, syndication, commercial mortgage-backed securitizations and other noncredit services to small, middle market and large customers. Real Estate Banking services are provided to customers seeking short- and intermediate-term credit for construction, acquisition and holding of commercial or residential real estate projects.

Real Estate Banking provided 10 percent of line of business earnings in 1995 compared with 12 percent in 1994. Earnings declined in the comparison due to lower loan volume and nonrecurring gains in 1994 on Midlantic's sales of assets held for accelerated disposition.


MORTGAGE BANKING
Year ended December 31
Dollars in millions                              1995      1994
---------------------------------------------------------------
INCOME STATEMENT
Net interest income                           $   164   $   201
Noninterest income                                210       207
                                              -----------------
  Total revenue                                   374       408
Provision                                           6         6
Noninterest expense                               291       298
                                              -----------------
  Pretax earnings                                  77       104
Income taxes                                       28        35
                                              -----------------
  Earnings                                    $    49   $    69
                                              -----------------
AVERAGE BALANCE SHEET
Loans                                         $10,651   $ 8,748
Other assets                                    1,728     2,003
                                              -----------------
  Total assets                                $12,379   $10,751
                                              -----------------
Net deposits                                  $ 2,637   $ 2,973
Assigned funds                                  8,121     6,178
Other funds                                     1,035     1,086
Assigned equity                                   586       514
                                              -----------------
  Total funds                                 $12,379   $10,751
                                              -----------------
PERFORMANCE RATIOS
After-tax profit margin                            13%       17%
Overhead                                           78        73
Return on assigned equity                           8        13
---------------------------------------------------------------


MORTGAGE BANKING Mortgage Banking activities include acquisition, origination, securitization and servicing of residential mortgages, as well as retention of selected loans in the portfolio.

Mortgage Banking contributed 6 percent of line of business earnings in 1995 compared with 8 percent a year ago.
Mortgage Banking continued to operate in a competitive environment characterized by significantly reduced loan origination volumes. Earnings declined in 1995 as the benefit of an increase in portfolio loans was more than offset by narrower loan spreads and lower gains from sales of servicing.


MORTGAGE SERVICING PORTFOLIO
In millions                                     1995      1994
--------------------------------------------------------------
January 1                                    $40,389   $34,768
  Originations                                 5,423     6,437
  Acquisitions                                   364    10,599
  Repayments                                  (4,751)   (5,945)
  Sales                                       (4,126)   (5,470)
                                             -----------------
    December 31                              $37,299   $40,389
--------------------------------------------------------------

During 1995, the Corporation funded $5.4 billion of residential mortgages of which 81 percent represented new financing. The comparable amounts were $6.4 billion and 78 percent, respectively, in 1994. At December 31, 1995, the Corporation's mortgage servicing portfolio totaled $37.3 billion, had a weighted-average coupon rate of 7.98 percent and an estimated fair value of $419 million. The servicing portfolio included $25.1 billion serviced for others with a MSR carrying value of $268 million. If interest rates decline and the rate of prepayment increases, the underlying servicing fee income stream and related MSR fair value would be reduced. The Corporation seeks to manage this risk by using certain off-balance-sheet financial derivatives and on-balance-sheet instruments whose values move in the opposite direction of MSR value changes. A gain of $11.2 million, included in noninterest income, from instruments used to hedge the economic value of MSR was offset by a $10.9 million MSR impairment charge included in noninterest expense.

ASSET MANAGEMENT Asset Management provides trust and mutual fund investment management, strategy, research and asset servicing for institutional and family wealth customers.
It serves customers through one unified money management organization.


ASSET MANAGEMENT
Year ended December 31
Dollars in millions                             1995      1994
--------------------------------------------------------------
INCOME STATEMENT
Net interest income                             $ (4)     $  8
Noninterest income                               197       134
                                                --------------
  Total revenue                                  193       142
Provision
Noninterest expense                              135        93
                                                --------------
  Pretax earnings                                 58        49
Income taxes                                      22        18
                                                --------------
  Earnings                                      $ 36      $ 31
                                                --------------
AVERAGE BALANCE SHEET
Loans                                           $ 68      $105
Assigned assets                                            113
Other assets                                     276        28
                                                --------------
  Total assets                                  $344      $246
                                                --------------
Net deposits                                    $127      $142
Assigned funds                                    88
Other funds                                       33        41
Assigned equity                                   96        63
                                                --------------
  Total funds                                   $344      $246
                                                --------------
PERFORMANCE RATIOS
After-tax profit margin                           19%       22%
Overhead                                          70        65
Return on assigned equity                         38        49
--------------------------------------------------------------


Asset Management contributed 4 percent of line of business earnings in 1995 compared with 3 percent a year ago. Asset
Management earnings increased due to the impact of BlackRock, new business and an increase in the value of managed assets.

During 1995, assets under administration increased by $60.9 billion to $282.4 billion at December 31, 1995. The BlackRock acquisition added approximately $25 billion in discretionary assets, including $15 billion of institutional funds and $10 billion of mutual funds. At year-end 1995, the composition of discretionary assets under administration was 47 percent fixed income, 27 percent money market, 24 percent equity and 2 percent other.


ASSETS UNDER ADMINISTRATION
December 31                                               Non-
In billions                    Discretionary     Discretionary      Total
-------------------------------------------------------------------------
1995

Personal and charitable                  $30              $ 15       $ 45
Institutional                             24                41         65
Mutual funds                              42               130        172
                                         --------------------------------
  Total                                  $96              $186       $282
-------------------------------------------------------------------------

1994

Personal and charitable                  $25              $ 11       $ 36
Institutional                              4                75         79
Mutual funds                              28                78        106
                                         --------------------------------
  Total                                  $57              $164       $221
-------------------------------------------------------------------------


RISK MANAGEMENT

The Corporation's ordinary course of business involves varying degrees of risk taking, the most significant of which are credit, liquidity and interest rate risk. To manage these risks, the Corporation has risk management processes designed to provide for risk identification, measurement, monitoring and control.

CREDIT RISK MANAGEMENT Credit risk represents the possibility that a customer or counterparty may not perform in accordance with contractual terms. Credit risk is inherent in the financial services business and results from extending credit to customers, purchasing securities, and entering into certain off-balance-sheet financial derivative transactions. The Corporation seeks to manage credit risk through diversification, utilizing exposure limits to any single industry or customer, requiring collateral and selling participations to third parties.

Credit Administration, which includes credit policy, loan review and loan workout, manages and monitors credit risk by promulgating and enforcing uniform credit policies and exercising centralized oversight, review and approval procedures. Credit Policy, at the

CORPORATE FINANCIAL REVIEW 1995 VERSUS 1994


direction of the board of directors, establishes uniform underwriting standards that set forth the criteria used in extending credit.

To support consistent application of underwriting standards, credit officers work with lending officers in evaluating the creditworthiness of borrowers and structuring transactions. Credit decisions are made at the specific affiliate or market level. However, credit requests above certain limits or that involve exceptions to credit policies require additional corporate approvals.

NONPERFORMING ASSETS During 1995, nonperforming assets declined $221 million reflecting continued improvement in asset quality. The following tables outline nonperforming assets by category and set forth the changes in nonperforming assets during 1995 and 1994.


NONPERFORMING ASSETS
December 31
Dollars in millions                             1995      1994
--------------------------------------------------------------
Nonaccrual loans
  Commercial                                    $118      $219
  Commercial real estate
    Commercial mortgage                          108       103
    Real estate project                           45        98
  Consumer                                        10        20
  Residential mortgage                            54        56
                                                --------------
    Total nonaccrual loans                       335       496
Restructured loans                                23        69
                                                --------------
    Total nonperforming loans                    358       565
Foreclosed assets
  Commercial real estate                         105       117
  Residential mortgage                            24        21
  Other                                           49        54
                                                --------------
    Total foreclosed assets                      178       192
                                                --------------
      Total nonperforming assets                $536      $757
                                                --------------
Nonperforming loans to loans                     .74%     1.28%
Nonperforming assets to loans and
 foreclosed assets                              1.10      1.71
Nonperforming assets to assets                   .73       .98
--------------------------------------------------------------


CHANGE IN NONPERFORMING ASSETS
In millions                                     1995      1994
--------------------------------------------------------------
January 1                                      $ 757    $1,124
Transferred from accrual                         399       536
Acquisitions                                      14        69
Returned to performing                           (97)     (131)
Principal reductions                            (315)     (450)
Sales                                           (111)     (205)
Charge-offs and valuation adjustments           (111)     (186)
                                               ---------------
  December 31                                  $ 536    $  757
--------------------------------------------------------------


At December 31, 1995, $88.7 million of nonperforming loans were current as to principal and interest compared with $89.8 million at December 31, 1994. Office, retail and land projects accounted for 76.0 percent of total nonperforming real estate project assets at December 31, 1995. The Corporation's primary markets accounted for 62.0 percent of total nonperforming real estate project assets. The southeast region of the United States and metropolitan Washington D.C. area accounted for 16.6 percent and 7.0 percent, respectively.


ACCRUING LOANS CONTRACTUALLY PAST DUE 90 DAYS OR MORE
                                                 Amount       Percent of Loans
December 31                                  ---------------------------------
Dollars in millions                          1995      1994    1995       1994
------------------------------------------------------------------------------
Consumer
  Student                                    $ 44      $ 37    2.90%      2.84%
  Other                                        51        31     .44        .31
                                             --------------
    Total consumer                             95        68     .72        .60
Residential mortgage                           63        52     .54        .53
Commercial                                     22        21     .13        .14
Commercial real estate                         45        34     .92        .68
                                             --------------
  Total                                      $225      $175     .46        .40
------------------------------------------------------------------------------


Loans not included in past due, nonaccrual or restructured categories, but where known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms over the next six months, totaled $176 million at December 31, 1995.

ALLOWANCE FOR CREDIT LOSSES In determining the adequacy of the allowance for credit losses, the Corporation allocates reserves to specific problem loans based on discounted cash flow analyses or collateral valuations for impaired loans and to pools of watchlist and non-watchlist loans. The allocations to pools of loans are developed by risk rating and industry classifications and are based on management's judgment concerning historical loss trends and other relevant factors. These factors may include, among others, local, regional and national economic conditions, portfolio concentrations, industry competition and consolidation, and the impact of government regulation. Consumer loan allocations are based on historical loss experience adjusted for portfolio activity and current economic conditions.

The allowance for credit losses totaled $1.3 billion at December 31, 1995 compared with $1.4 billion at December
31, 1994. The allowance as a percentage of period-end loans and nonperforming loans was 2.59 percent and 351.7 percent, respectively, at December 31, 1995. The comparable year-end
1994 amounts were 3.07 percent and

239.3 percent, respectively. Net charge-offs were .29 percent of total loans in 1995 compared with .40 percent in 1994. Management expects net charge-offs to increase modestly in 1996.


CHARGE-OFFS AND RECOVERIES

                                                                   Percent
                                                           Net          of
Year ended December 31         Charge-                  Charge-    Average
Dollars in millions               offs    Recoveries      offs       Loans
--------------------------------------------------------------------------
1995
Consumer                          $109          $ 41      $ 68         .57%
Residential mortgage                10             2         8         .07
Commercial                          84            49        35         .22
Commercial real estate              37            15        22         .44
                                  ----------------------------
  Total                           $240          $107      $133         .29
--------------------------------------------------------------------------

1994
Consumer                          $ 93          $ 41      $ 52         .46%
Residential mortgage                16             1        15         .17
Commercial                         116            59        57         .38
Commercial real estate              64            19        45         .87
                                  ----------------------------
  Total                           $289          $120      $169         .40
--------------------------------------------------------------------------

LIQUIDITY Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and demands of depositors and debtholders, and invest in strategic initiatives. Liquidity risk represents the likelihood the Corporation would be unable to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, as well as the obligations to depositors and debtholders. Liquidity is managed through the coordination of the relative maturities of assets, liabilities and off-balance-sheet positions and is enhanced by the ability to raise funds in capital markets through direct borrowing or securitization of assets such as automobile and credit card loans.

During 1995, cash and due from banks increased $267 million to $3.7 billion compared with an increase of $882 million during the prior year. Net cash provided by operating activities decreased $718 million in the comparison, primarily due to an increase in loans held for sale associated with the Corporation's mortgage banking activities. Cash provided by investing activities increased to $7.0 billion compared with $1.3 billion used a year ago reflecting the Corporation's reduction of the securities portfolio. Net cash used by financing activities totaled $7.9 billion in 1995 compared with $311 million provided a year earlier as the Corporation reduced wholesale liabilities.

Liquid assets consist of cash and due from banks, short-term investments, loans held for sale and securities available for sale. At December 31, 1995, such assets totaled $21.8 billion of which $7.6 billion was pledged as collateral. Liquidity is also provided by residential mortgages which may be used as collateral for funds obtained through the Federal Home Loan
Bank system. At December 31, 1995, approximately $5.3 billion of residential mortgages were available as collateral for borrowings from the Federal Home Loan Bank system. The reduction in the securities portfolio and related wholesale funding sources is not expected to materially affect overall liquidity.

Liquidity for the parent company and its affiliates is also generated through the issuance of securities in public or private markets, lines of credit and dividends from subsidiaries. Under effective shelf registration statements at December 31, 1995, the Corporation had available $140 million of debt, $300 million of preferred stock and $350 million of securities that may be issued as either debt or preferred stock. In addition, the Corporation had a $300 million unused committed line of credit. Funds obtained from any of these sources can be used for both bank and nonbank activities.

Management believes the Corporation has sufficient liquidity to meet its current obligations to customers, debtholders and others. The impact of replacing liabilities is reflected in the income simulation model used in the Corporation's overall asset/liability management process.

INTEREST RATE RISK Interest rate risk arises primarily through the Corporation's normal business activities of extending loans and taking deposits. Many factors, including economic and financial conditions, general movements in market interest rates, and consumer preferences, affect the spread between interest earned on assets and interest paid on liabilities. Financial derivatives, primarily interest rate swaps, caps and floors, are used to alter the interest rate characteristics of assets and liabilities. For example, receive-fixed interest rate swaps effectively convert variable-rate assets to fixed-rate assets.

In managing interest rate risk, the Corporation seeks to minimize the reliance on a particular interest rate scenario as a source of earnings. Accordingly, wholesale activities, including securities, funding, financial derivatives and capital markets activities, are used in managing core business exposures within specified guidelines. Interest rate risk is centrally managed by asset and liability (A&L) management.
Senior management and Board of Directors' committees oversee A&L management and periodically review interest rate risk exposures.

CORPORATE FINANCIAL REVIEW 1995 VERSUS 1994


A number of measures are used to monitor and manage interest rate risk, including income simulation and interest sensitivity (gap) analyses. In addition, the Corporation is in the process of developing longer-term measures of interest rate sensitivity including duration of equity and equity at risk. Such models are designed to estimate the impact on the value of equity resulting from changes in interest rates and supplement the simulation model and gap analyses.

An income simulation model is the primary tool used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates. Key assumptions employed in the model include prepayment speeds on mortgage-related assets, cash flows and maturities of financial instruments, changes in market conditions, loan volumes and pricing, deposit sensitivity, customer preferences, and management's financial and capital plans. These assumptions are inherently uncertain and, as a result, the model can not precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income.

The Corporation's guidelines provide that net interest income should not decrease by more than 3 percent if interest rates gradually increase or decrease from current rates by 100 basis points over a twelve month period. At December 31, 1995, based on the results of the simulation model, the Corporation was within these guidelines. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

Additional interest rate scenarios are modeled to address a wider range of rate movement, yield curve, term structure and basis risk exposures. Depending on market conditions and other inherent risks, these scenarios may be modeled more or less frequently. Such analyses are used as supplemental measurements only and limits have not been established.

The Corporation also employs interest sensitivity (gap) analysis to assess interest rate risk. A gap analysis represents a point-in-time net position of assets, liabilities and off-balance-sheet instruments subject to repricing in specified time periods. The Corporation's limit for the cumulative one-year gap position is 10 percent. A cumulative asset-sensitive gap position indicates assets are expected to reprice more quickly than liabilities. Alternatively, a cumulative liability-sensitive gap position indicates liabilities are expected to reprice more quickly than assets. The cumulative one-year gap position was
7.0 percent asset sensitive at December 31, 1995. During
January 1996, to reduce exposure to declining rates, the Corporation added receive-fixed interest rate swaps with a term of two years which converted assets from variable rates to fixed rates. As a result, the asset sensitivity of the cumulative one-year gap position was reduced to 3.8 percent.
Gap analysis alone does not accurately measure the magnitude of changes in net interest income since changes in interest rates over time do not impact all categories of assets, liabilities and off-balance-sheet instruments equally or simultaneously.


INTEREST RATE SENSITIVITY (GAP) ANALYSIS

December 31, 1995                       1 to          91 to         181 to          1 to 2        2 to 5          Beyond
In millions                          90 Days       180 Days       365 Days           Years         Years         5 Years      Total
-----------------------------------------------------------------------------------------------------------------------------------
Assets
  Loans                              $23,970         $3,089         $4,039          $4,665       $ 7,550         $ 5,340    $48,653
  Securities                           4,958            789          2,346           2,100         3,987           1,659     15,839
  Other earning assets                 2,279                                                                                  2,279
  Other assets                           443             22             44              84           292           5,748      6,633
                                     ----------------------------------------------------------------------------------------------
    Total assets                     $31,650         $3,900         $6,429          $6,849       $11,829         $12,747    $73,404
                                     ----------------------------------------------------------------------------------------------
Liabilities and shareholders' equity
  Noninterest-bearing deposits       $ 1,416                                                                     $ 9,291    $10,707
  Interest-bearing deposits           11,892         $3,126         $3,548          $2,694       $ 2,477          12,455     36,192
  Borrowings                          14,766            929            886             208           453           1,821     19,063
  Other liabilities                      122                                                                       1,552      1,674
  Shareholders' equity                                                                                             5,768      5,768
                                     ----------------------------------------------------------------------------------------------
    Total liabilities and
     shareholders' equity            $28,196         $4,055         $4,434          $2,902        $2,930         $30,887    $73,404
                                     ----------------------------------------------------------------------------------------------
Off-balance-sheet items              $(2,120)        $1,085           $429             $96          $529            $(19)
                                     -----------------------------------------------------------------------------------
  Interest rate sensitivity           $1,334           $930         $2,424          $4,043        $9,428        $(18,159)
                                     -----------------------------------------------------------------------------------
  Cumulative gap                      $1,334         $2,264         $4,688          $8,731       $18,159
-----------------------------------------------------------------------------------------------------------------------------------

CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993


OVERVIEW

Net income for 1994 was $883.9 million, or $2.52 per fully diluted share, compared with $898.5 million, or $2.60 per share, for 1993. Return on average assets and return on average common shareholders' equity were 1.19 percent and
16.09 percent, respectively, in 1994 compared with 1.40 percent and 18.55 percent, respectively, in 1993.

Effective January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 112,
"Employers' Accounting for Postemployment Benefits." SFAS
No. 112 requires accrual of a liability for benefits to be paid to former or inactive employees after employment, but before retirement. The cumulative effect of the change in accounting decreased net income by $7.5 million or, $.02 per fully diluted share.

Effective January 1, 1993, the Corporation adopted SFAS No.
109, "Accounting for Income Taxes," and changed its accounting method for certain intangible assets. The combined effect of these changes increased net income by $19.6 million, or $.06 per fully diluted share.

Income before the cumulative effect of the changes in accounting principles was $891.5 million or $2.54 per fully diluted share, in 1994 compared with $878.9, or $2.54 per fully diluted share, in 1993.


MERGERS AND ACQUISITIONS

During 1994, the Corporation acquired First Eastern Corp.,
Wilkes-Barre, Pennsylvania, and United Federal Bancorp,
Inc., State College, Pennsylvania. The acquisitions added assets and deposits of $2.8 billion and $2.4 billion, respectively.

In November 1993, the Corporation acquired PNC Mortgage.
This acquisition added mortgage-related assets of $7.6 billion and a mortgage servicing portfolio totaling $27 billion, including $21 billion serviced for others. In June 1994, the Corporation purchased a $10 billion residential mortgage servicing portfolio from the Associates Corporation of North America.


INCOME STATEMENT REVIEW

During 1994, taxable-equivalent net interest income represented 68.2 percent of total revenue before net securities transactions compared with 71.8 percent in 1993. Noninterest income before net securities transactions represented 31.8 percent of total revenue in 1994 and 28.2 percent in 1993.


INCOME STATEMENT HIGHLIGHTS
                                                               Change
Year ended December 31                                    -------------------
Dollars in millions              1994         1993        Amount      Percent
-----------------------------------------------------------------------------
Net interest income
 (taxable-equivalent
 basis)                        $2,530       $2,391        $ 139           5.8%
Provision for credit losses        84          350         (266)        (76.0)
Noninterest income
 before securities
 transactions                   1,181          941          240          25.5
Net securities gains
 (losses)                        (142)         195         (337)       (172.8)
Noninterest expense
 before special charges         2,190        1,985          205          10.3
Special charges                    48                        48            NM
Net income                        884          898          (14)         (1.6)
-----------------------------------------------------------------------------

NM - not meaningful


NET INTEREST INCOME On a fully taxable-equivalent basis, net interest income for 1994 increased $139.5 million, or 5.8 percent, primarily due to a $9.4 billion increase in average earning assets partially offset by a narrower interest rate spread.


NET INTEREST INCOME
Year ended December 31                                          Change
Taxable-equivalent basis                                  -------------------
Dollars in millions              1994         1993        Amount      Percent
-----------------------------------------------------------------------------
Interest income/expense
 before financial
 derivatives
  Interest income              $4,600       $3,852        $ 748          19.4%
  Loan fees                        83           80            3           3.8
  Taxable-equivalent
   adjustment                      38           51          (13)        (25.5)
                               --------------------------------
    Total interest income       4,721        3,983          738          18.5
  Interest expense              2,320        1,857          463          24.9
                               --------------------------------
  Net interest income
   before financial
   derivatives                  2,401        2,126          275          12.9
Effect of financial
 derivatives on
  Interest income                  41           91          (50)        (54.9)
  Interest expense                (88)        (174)          86          49.4
                               --------------------------------
    Total effect of
     financial derivatives        129          265         (136)        (51.3)
                               --------------------------------
    Net interest income        $2,530       $2,391        $ 139           5.8
-----------------------------------------------------------------------------

CORPORATE FINANCIAL REVIEW 1994 VERSUS 1993


The 1994 net interest margin narrowed to 3.64 percent compared with 3.99 percent in 1993 as deposit and borrowings costs increased more rapidly than loan yields. In addition, the narrower margin reflects the impact of actions begun in the latter half of 1994 to reposition the balance sheet and to reduce interest rate sensitivity.

PROVISION FOR CREDIT LOSSES The provision for credit losses was $83.5 million and $350.2 million in 1994 and 1993, respectively. Continued improvement in economic conditions, combined with management's ongoing efforts to improve asset quality, resulted in lower nonperforming asset and charge-off levels, and a higher reserve coverage of nonperforming loans.

NONINTEREST INCOME Noninterest income before securities transactions increased $239.7 million, or 25.5 percent, to $1.2 billion in 1994. Investment management and trust revenue increased $20.0 million, or 6.4 percent, due to an increase in new business partially offset by a decline in the value of managed assets. Mortgage banking income increased $148.0 million to $198.5 million as a result of the PNC Mortgage acquisition and the purchase of the Associates mortgage servicing portfolio.

Other noninterest income increased $57.9 million to $156.9 million due to gains from Midlantic's sales of assets held for accelerated disposition totaling $32.3 million, sales of other assets, and higher venture capital income.

Net securities losses totaled $141.6 million in 1994 compared with net securities gains of $194.7 million in 1993. During 1994, securities were sold in connection with initiatives to downsize the securities portfolio and to reduce interest rate sensitivity.

NONINTEREST EXPENSE Noninterest expense totaled $2.2 billion in 1994 compared with $2.0 billion in 1993. The increase was primarily due to acquisitions and a $48.3 million special charge related to the consolidation of telebanking centers and rationalization of the retail branch network.

Staff expense totaled $1.0 billion in 1994 compared with $901.2 million in 1993. The increase was primarily due to acquisitions in the mortgage banking and consumer banking businesses. Average full-time equivalent employees increased
13.5 percent.

Net occupancy and equipment expense increased $32.8 million and intangible amortization increased $48.4 million primarily attributable to acquisitions. Other noninterest expense decreased 3.0 percent to $626.2 million primarily due to lower foreclosed asset expense.


BALANCE SHEET REVIEW

Total assets increased $1.4 billion to $77.5 billion at December 31, 1994 primarily due to acquisitions.

Total consumer and residential mortgage loans increased $2.0 billion primarily due to acquisitions and portfolio management strategies. Commercial loans outstanding were $15.5 billion at December 31, 1994 and 1993. Total commercial real estate loans were $5.1 and $5.2 billion at December 31, 1994 and December 31, 1993, respectively.

Securities totaled $23.7 billion at December 31, 1994 compared with $25.5 billion at December 31, 1993. Securities represented 33.9 percent of earning assets at December 31, 1994 compared with 35.8 percent at the prior year end. The reduction reflects management's actions to reduce the size of the securities portfolio and to reduce interest rate sensitivity.

Deposits increased $1.1 billion to $45.8 billion in the year-to-year comparison as increases from acquired deposits were partially offset by lower brokered and time deposits.

Borrowed funds totaled $12.2 billion at December 31, 1994 compared with $12.3 billion at December 31, 1993. During
1994, certain repurchase agreements and treasury, tax and loan borrowings were replaced with commercial paper and term Federal funds purchased.

ASSET QUALITY During 1994, asset quality continued to improve.
Nonperforming assets totaled $757 million at December 31, 1994 compared with $1.1 billion at year-end 1993.

Accruing loans contractually past due 90 days or more as to the payment of principal or interest totaled $175 million at December 31, 1994 compared with $171 million at December
31, 1993. Residential mortgage and student loans of $52 million and $37 million were included in the total at December 31, 1994 compared with $61 million and $42 million, respectively, at year-end 1993.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses was $1.4 billion at December 31, 1994 and 1993, representing
3.07 percent of total loans at December 31, 1994 compared with 3.26 percent at year-end 1993. As a percentage of period-end nonperforming loans, the allowance for credit losses was
239.3 percent at December 31, 1994 compared with 160.3 percent at year-end 1993.

CAPITAL Shareholders' equity totaled $5.7 billion and $5.4 billion at December 31, 1994 and 1993, respectively, and the leverage ratio was 7.10 percent and 7.69 percent in the comparison. Tier I and total risk-based capital ratios were 9.36 percent and 12.41 percent, respectively, at December 31, 1994. The comparable December 31, 1993 ratios were 9.75 percent and 12.55 percent.

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

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and circumvention or overriding of controls.
Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.

Management assessed PNC Bank Corp.'s internal control structure over financial reporting as of December 31, 1995.
This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Based on this assessment, management believes that PNC
Bank Corp. maintained an effective internal control system over financial reporting as of December 31, 1995.

/s/ THOMAS H. O'BRIEN          /s/ ROBERT L. HAUNSCHILD
---------------------          -------------------------
Thomas H. O'Brien              Robert L. Haunschild
Chairman and                   Senior Vice President and
Chief Executive Officer        Chief Financial Officer

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS


Shareholders and Board of Directors
PNC Bank Corp.

We have audited the accompanying consolidated balance sheet of PNC Bank Corp. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of PNC Bank Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PNC Bank Corp. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes to Consolidated Financial Statements,
PNC Bank Corp. changed its method of accounting for mortgage servicing rights in 1995, postemployment benefits in 1994, and income taxes and intangible assets in 1993.


                                        /s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
February 8, 1996

CONSOLIDATED BALANCE SHEET


December 31
Dollars in millions, except par values                        1995         1994
-------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                    $ 3,679      $ 3,412
Short-term investments                                       1,611        1,550
Loans held for sale                                            659          487
Securities available for sale                               15,839        3,790
Investment securities, fair value of $18,559                             19,880
Loans, net of unearned income of $403 and $385              48,653       44,043
  Allowance for credit losses                               (1,259)      (1,352)
                                                           --------------------
  Net loans                                                 47,394       42,691
Other                                                        4,222        5,651
                                                           --------------------
  Total assets                                             $73,404      $77,461
                                                           --------------------

LIABILITIES
Deposits
  Noninterest-bearing                                      $10,707       $9,840
  Interest-bearing                                          36,192       35,978
                                                           --------------------
    Total deposits                                          46,899       45,818
Borrowed funds
  Federal funds purchased                                    3,817        2,219
  Repurchase agreements                                      2,851        4,302
  Commercial paper                                             753        1,226
  Other                                                      1,244        4,446
                                                           --------------------
    Total borrowed funds                                     8,665       12,193
Notes and debentures                                        10,398       12,127
Other                                                        1,674        1,596
                                                           --------------------
  Total liabilities                                         67,636       71,734

SHAREHOLDERS' EQUITY
Preferred stock                                                  1           51
Common stock - $5 par value
  Authorized: 450,000,000 shares
  Issued: 340,863,348 and 343,820,327 shares                 1,704        1,719
Capital surplus                                                545          692
Retained earnings                                            3,571        3,535
Deferred benefit expense                                       (79)         (83)
Net unrealized securities gains (losses)                        26         (122)
Common stock held in treasury at cost: 2,814,910 shares                     (65)
                                                           --------------------
  Total shareholders' equity                                 5,768        5,727
                                                           --------------------
  Total liabilities and shareholders' equity               $73,404      $77,461
--------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF INCOME


Year ended December 31
In thousands, except per share data                                                   1995                1994                1993
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans                                                         $3,742,877          $3,188,611          $2,641,910
Securities                                                                       1,282,929           1,407,104           1,295,067
Other                                                                              123,625             127,432              85,794
                                                                                --------------------------------------------------
  Total interest income                                                          5,149,431           4,723,147           4,022,771
INTEREST EXPENSE
Deposits                                                                         1,551,816           1,159,242           1,005,658
Borrowed funds                                                                     834,654             514,133             360,288
Notes and debentures                                                               621,092             557,778             316,998
                                                                                --------------------------------------------------
  Total interest expense                                                         3,007,562           2,231,153           1,682,944
                                                                                --------------------------------------------------
  Net interest income                                                            2,141,869           2,491,994           2,339,827
Provision for credit losses                                                          6,000              83,458             350,249
                                                                                --------------------------------------------------
  Net interest income less provision for credit losses                           2,135,869           2,408,536           1,989,578
NONINTEREST INCOME
Investment management and trust                                                    420,160             335,315             315,308
Service fees                                                                       494,649             489,785             475,919
Mortgage banking                                                                   186,617             198,548              50,590
Net securities gains (losses)                                                     (279,694)           (141,582)            194,699
Other                                                                              138,687             156,934              99,082
                                                                                --------------------------------------------------
  Total noninterest income                                                         960,419           1,039,000           1,135,598
NONINTEREST EXPENSE
Staff expense                                                                    1,065,057           1,040,926             901,198
Net occupancy and equipment                                                        346,064             333,633             300,811
Intangible asset and MSR amortization                                              114,671              86,297              37,923
Federal deposit insurance                                                           57,669             102,309              99,329
Other                                                                              625,889             626,155             645,428
Special charges                                                                    259,926              48,300
                                                                                --------------------------------------------------
  Total noninterest expense                                                      2,469,276           2,237,620           1,984,689
                                                                                --------------------------------------------------
  Income before income taxes and cumulative effect of changes in accounting
    principles                                                                     627,012           1,209,916           1,140,487
Applicable income taxes                                                            218,952             318,460             261,539
                                                                                --------------------------------------------------
Income before cumulative effect of changes in accounting principles                408,060             891,456             878,948
Cumulative effect of changes in accounting principles, net of tax benefits of
 $4,598 and $5,343                                                                                      (7,528)             19,569
                                                                                --------------------------------------------------
  Net income                                                                    $  408,060          $  883,928          $  898,517
                                                                                --------------------------------------------------
EARNINGS PER COMMON SHARE
Primary before cumulative effect of changes in accounting principles                 $1.19               $2.56               $2.56
Cumulative effect of changes in accounting principles                                                     (.02)                .06
                                                                                --------------------------------------------------
  Primary                                                                            $1.19               $2.54               $2.62
                                                                                --------------------------------------------------
Fully diluted before cumulative effect of changes in accounting principles           $1.19               $2.54               $2.54
Cumulative effect of changes in accounting principles                                                     (.02)                .06
                                                                                --------------------------------------------------
  Fully diluted                                                                      $1.19               $2.52               $2.60
                                                                                --------------------------------------------------
CASH DIVIDENDS DECLARED PER COMMON SHARE                                             $1.40               $1.31              $1.175
                                                                                --------------------------------------------------
AVERAGE COMMON SHARES OUTSTANDING
Primary                                                                            339,134             345,214             340,819
Fully diluted                                                                      344,922             350,218             346,187
----------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                                           Preferred      Common       Capital      Retained
Dollars in million, except per share data                      Stock       Stock       Surplus      Earnings      Other      Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993                                      $ 51      $1,636         $ 599        $2,363      $(106)    $4,543
Net income                                                                                               898                   898
Cash dividends declared (PNC-$1.175 per share)                                                          (277)                 (277)
Common stock issued (14,437,783 shares)                                       72            84                                 156
Common stock issued for preferred stock dividend
  (335,290 shares)                                                             2             2            (4)
Preferred stock redeemed                                                                    (9)                                 (9)
Tax benefit of ESOP plans                                                                                  3                     3
Deferred benefit expense                                                                                             11         11
Treasury stock activity                                                                                              (9)        (9)
Net unrealized securities gains                                                                                      88         88
                                                                 -----------------------------------------------------------------
  Balance at December 31, 1993                                    51       1,710           676         2,983        (16)     5,404

Net income                                                                                               884                   884
Cash dividends declared (PNC-$1.31, Midlantic-$.62
  per share)                                                                                            (333)                 (333)
Common stock issued (1,796,092 shares)                                         9            12                                  21
Common stock issued for preferred stock dividend
  (73,341 shares)                                                                            1            (1)
Tax benefit of ESOP and stock option plans                                                   3             2                     5
Deferred benefit expense                                                                                             12         12
Treasury stock activity                                                                                             (56)       (56)
Net unrealized securities losses                                                                                   (210)      (210)
                                                                 -----------------------------------------------------------------
  Balance at December 31, 1994                                    51       1,719           692         3,535       (270)     5,727

Net income                                                                                               408                   408
Cash dividends declared (PNC-$1.40, Midlantic-$.96
  per share)                                                                                            (386)                 (386)
Common stock issued (4,532,108 shares)                                        23            (8)                                 15
Preferred stock redeemed                                         (50)                                                          (50)
Treasury stock activity                                                                      5                     (119)      (114)
Midlantic merger - treasury stock issued                                     (38)         (146)                     184
Tax benefit of ESOP and stock option plans                                                   2            14                    16
Deferred benefit expense                                                                                              4          4
Net unrealized securities gains                                                                                     148        148
                                                                 -----------------------------------------------------------------
  Balance at December 31, 1995                                  $  1      $1,704         $ 545        $3,571       $(53)    $5,768
----------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS



Year ended December 31
In millions                                                                                    1995          1994           1993
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                $    408      $     884      $     898
Adjustments to reconcile net income to net cash provided by operating activities
  Cumulative effect of changes in accounting principles                                                         8            (20)
  Provision for credit losses                                                                    6             84            350
  Provision for OREO losses                                                                                     6             66
  Depreciation, amortization and accretion                                                     296            252            139
  Deferred income taxes                                                                        128              6           (133)
  Net securities (gains) losses                                                                280            142           (195)
  Net gain on sales of assets                                                                  (77)          (104)           (20)
  Valuation adjustments                                                                        (15)           (13)           (22)
Changes in
  Loans held for sale                                                                         (172)           957            (42)
  Other                                                                                        266           (384)           211
                                                                                          --------------------------------------
    Net cash provided by operating activities                                                1,120          1,838          1,232

INVESTING ACTIVITIES
Net change in loans                                                                         (2,021)        (1,279)        (2,736)
Repayment
  Securities available for sale                                                              1,791          2,746          1,196
  Investment securities                                                                      1,944          3,478          9,278
Sales
  Securities available for sale                                                              7,983         12,318         17,239
  Loans                                                                                        160            575             86
  Foreclosed assets                                                                            125            178            284
Purchases
  Securities available for sale                                                             (3,409)       (11,116)       (13,620)
  Investment securities                                                                       (161)        (8,754)       (14,208)
  Loans                                                                                       (702)           (29)          (433)
Bulk sales of loans and OREO                                                                     6            235            221
Net cash received (paid) for acquisitions/divestitures                                          49           (475)          (175)
Other                                                                                        1,270            856             87
                                                                                          --------------------------------------
    Net cash provided (used) by investing activities                                         7,035         (1,267)        (2,781)

FINANCING ACTIVITIES
Net change in
  Noninterest-bearing deposits                                                                 272           (385)         1,165
  Interest-bearing deposits                                                                 (2,134)          (851)        (2,533)
  Federal funds purchased                                                                    1,595            114         (2,098)
Sale/issuance
  Repurchase agreements                                                                     74,102        125,322        163,998
  Commercial paper                                                                           4,376          5,621          5,221
  Other borrowed funds                                                                      99,245        110,292         48,310
  Notes and debentures                                                                      11,990          9,627          9,016
  Common stock                                                                                  88             53            162
Redemption/maturity
  Repurchase agreements                                                                    (75,553)      (126,624)      (165,133)
  Commercial paper                                                                          (4,849)        (4,909)        (5,687)
  Other borrowed funds                                                                    (102,446)      (109,957)       (46,569)
  Notes and debentures                                                                     (13,901)        (7,569)        (4,394)
  Preferred stock                                                                              (50)
Net acquisition of treasury stock                                                             (236)           (90)           (19)
Cash dividends paid to shareholders                                                           (387)          (333)          (276)
                                                                                          --------------------------------------
    Net cash provided (used) by financing activities                                        (7,888)           311          1,163
                                                                                          --------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                                 267            882           (386)
  Cash and due from banks at beginning of year                                               3,412          2,530          2,916
                                                                                          --------------------------------------
    Cash and due from banks at end of year                                                $  3,679      $   3,412      $   2,530
================================================================================================================================
CASH PAID FOR
  Interest                                                                                $  3,102      $   2,201      $   1,592
  Income taxes                                                                                 122            403            311
NONCASH ITEMS
  Increase (decrease) in securities available for sale                                      18,078         (2,745)
  Increase (decrease) in investment securities                                             (18,078)         2,745
  Transfers from loans to other assets                                                          99            151            369
--------------------------------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 ACCOUNTING POLICIES

BUSINESS PNC Bank Corp. provides a broad range of banking and related financial services through its subsidiaries to consumers, small businesses and corporate customers and is subject to intense competition from other financial services companies with respect to these services and customers. PNC
Bank Corp. is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by certain regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION The consolidated financial statements include the accounts of PNC Bank Corp.
and its subsidiaries ("Corporation"), substantially all of which are wholly owned. Such statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. The merger between PNC Bank Corp. and Midlantic Corporation ("Midlantic" or "MC") was completed on December 31, 1995 and accounted for as a pooling of interests. Accordingly, all financial information has been restated as if the companies were combined for all periods presented.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results will differ from such estimates and such differences may be material to the financial statements.

LOANS HELD FOR SALE Loans held for sale primarily consist of residential mortgages and are carried at the lower of cost or aggregate market value. Gains and losses on these loans are included in mortgage banking income.

SECURITIES Securities are classified as investments and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and are carried at market value. Gains and losses on trading securities are included in other income. Securities not classified as investments or trading are designated as securities available for sale and carried at fair value with unrealized gains and losses reflected in shareholders' equity. Gains and losses on sales of securities available for sale are generally computed on a specific security basis and recognized in results of operations.

LOANS Interest income with respect to loans is accrued on the principal amount outstanding, except for lease financing income and interest on certain consumer loans which are recognized over their respective terms using methods which approximate the level yield method. Significant loan fees are deferred and accreted to interest income over the respective lives of the loans.

NONPERFORMING ASSETS Nonperforming assets are comprised of nonaccrual and restructured loans and foreclosed assets. Generally, a loan is classified as nonaccrual and the accrual of interest is discontinued when it is determined the collection of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loan is well secured and in the process of collection. When interest accrual is discontinued, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in the prior year, if any, is charged against the allowance for credit losses. A loan is categorized as restructured if the original interest rate, repayment terms, or both, are restructured due to a deterioration in the financial condition of the borrower and it was not previously classified as nonaccrual. Nonperforming loans are generally not returned to performing status until the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. These assets are recorded at the lower of the related loan balance or market value of the collateral less estimated disposition costs at the date acquired. Subsequently, foreclosed assets are valued at the lower of the amount recorded at acquisition date or the then current market value less estimated disposition costs. Any gains or losses realized upon disposition of the property are reflected in income. Market values are estimated primarily based upon appraisals.

Interest collected on impaired loans is recognized on the cash basis or cost recovery method.

ALLOWANCE FOR CREDIT LOSSES Effective January 1, 1995, the
Corporation adopted Statement of Financial Accounting
Standards ("SFAS") No. 114, "Accounting by Creditors for
Impairment of a Loan," as amended. Under this Standard, the Corporation estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repay-ment is expected to come from the sale or operation of such collateral. For purposes of this Standard, nonaccrual and restructured commercial and commercial real estate loans are considered to be impaired. Prior to 1995, credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral.

The allowance for credit losses is established through provisions for credit losses charged against income. Loans deemed to be uncollectible are charged against the allowance account.

The allowance is maintained at a level believed by management to be sufficient to absorb estimated potential credit losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the credit portfolio and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of expected future cash flows on impaired loans, which may be susceptible to significant change. The allowance for credit losses on impaired loans pursuant to SFAS No. 114 is one component of the methodology for determining the allowance for credit losses. The remaining components of the allowance for credit losses provide for estimated losses on consumer loans and residential mortgages, and general amounts for historical loss experience, uncertainties in estimating losses and inherent risks in the various credit portfolios.

INTANGIBLE ASSETS AND MORTGAGE SERVICING RIGHTS Effective
January 1, 1993, the Corporation changed its method of accounting for certain identifiable intangible assets, consisting primarily of purchased mortgage servicing rights. Such assets are accounted for at the lower of amortized cost or the estimated value of the discounted future net revenues on a disaggregated basis. Previously, future net revenues were not discounted for this purpose. The cumulative effect of the change decreased net income by $10.4 million, or $.03 per fully diluted share.

In 1995, the Corporation adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," on a prospective basis as required by the Standard. SFAS No. 122 provides for the recognition of originated mortgage servicing rights ("OMSR") retained for loans sold by allocating total costs incurred between the loan and the servicing rights based on their relative fair values. Previously, the value of OMSR was not recognized as an asset when the related loan was sold.
Mortgage servicing rights ("MSR") are amortized in proportion to, and over the period of, estimated net servicing income. To determine the fair value of MSR, the Corporation estimates the present value of future cash flows incorporating numerous assumptions including servicing income, cost of servicing, discount rates, prepayment speeds and default rates.

SFAS No. 122 also requires establishment of a valuation allowance for the excess of the carrying amount of capitalized
MSR over estimated fair value. For purposes of measuring impairment, MSR are disaggregated and stratified on predominant risk characteristics, primarily loan type, interest rate and investor type.

The after-tax amount of OMSR recognized in 1995 was $24.1 million, or $.07 per fully diluted share.

Intangible assets, which are included in other assets, are amortized using accelerated and straight-line methods over their respective estimated useful lives. Goodwill is amortized on a straight-line basis over periods ranging from 15 to 25 years.

DEPRECIATION AND AMORTIZATION For financial reporting purposes, premises and equipment are depreciated principally using the straight-line method over the estimated useful lives of the assets. Accelerated methods are used for federal income tax purposes. Leasehold improvements are amortized over their estimated useful lives or their respective lease terms, whichever is shorter.

FINANCIAL DERIVATIVES The Corporation uses off-balance-sheet financial derivatives as part of the overall asset/liability management process and in mortgage banking activities. Substantially all such instruments are used to manage risk related to changes in interest rates. Financial derivatives primarily consist of interest rate swaps, caps and floors, and futures and forward contracts.

Interest rate swaps, including swaps with index-amortizing characteristics, are agreements with a counterparty to exchange periodic interest payments calculated on a notional principal amount. Interest rate swaps used to alter the repricing structure of interest-bearing assets or liabilities are accounted for under the accrual method. To qualify for such accounting, the swaps must be designated to interest-bearing assets or liabilities and alter their interest rate characteristics (such as from fixed to variable, variable to fixed, or one variable index to another) over the expected term of the swap agreements or the designated instruments, whichever is shorter. Under this method, the net amount payable or receivable from interest rate swaps is accrued as an adjustment to interest income or expense of the designated instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Changes in fair value of interest rate swaps accounted for under the accrual method are not reflected in the accompanying financial statements unless designated to an instrument accounted for at fair value. Realized gains and losses on terminated interest rate swaps are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the shorter of the remaining original life of the agreements or the designated instruments. If the designated instruments are disposed of, the fair value of the interest rate swap or unamortized deferred gains or losses are included in the determination of the gain or loss on the disposition of such instruments. Interest rate swaps not qualifying for accrual accounting are marked to market in the results of operations.

Interest rate caps and floors are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate is higher or lower than a defined rate applied to a notional amount. To qualify for accrual accounting, interest rate caps and floors must be designated to interest-bearing assets or liabilities and modify their interest rate characteristics (such as modifying a fixed-rate asset to a floating-rate asset when rates exceed the defined cap rate) over the term of the agreement or the designated instruments, whichever is shorter. Premiums on interest rate caps and floors are deferred and amortized over the life of the agreement as an adjustment to interest income or interest expense of the designated instruments.
Unamortized premiums are included in other assets. Payments received on interest rate caps and floors are recognized under the accrual method as an adjustment to interest income or expense of the designated instruments. Changes in fair value of interest rate caps accounted for under the accrual method are not reflected in the accompanying financial statements unless designated to an instrument accounted for at fair value.

Upon termination of an interest rate cap or floor, any losses, measured by the difference between the unamortized premium and fair value, would be recognized immediately in the results of operations. Any gains resulting from such terminations would be deferred and amortized as an adjustment to interest income or expense of the designated instruments over the shorter of the remaining life of the interest rate contract or the designated instrument. If the designated instruments are disposed of, any unrealized gains associated with the interest rate caps or floors or unamortized deferred gains, are included in the determination of the gain or loss on the disposition of such instruments. Interest rate caps or floors not qualifying for accrual accounting are marked to market in the results of operations.

Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The Corporation uses forward contracts primarily to manage risk associated with its mortgage banking activities. Realized gains and losses on mandatory and optional delivery forward commitments are recorded in mortgage banking income in the period settlement occurs. Unrealized gains or losses are considered in the lower of cost or market valuation of loans held for sale.

Futures contracts are used to hedge interest rate risk. To qualify for hedge accounting, the futures contract must be designated as a hedge of an asset, liability, firm commitment or anticipated transaction that is probable of occurring and whose significant terms have been identified. Such instruments must expose the Corporation to interest rate risk and the futures contract must reduce such risk. Under hedge accounting, gains and losses on futures contracts are deferred and included in the carrying value of related assets and liabilities. The deferred gains and losses are amortized as a yield adjustment over the expected life of the hedged instrument. If the hedged instruments are disposed of, the unamortized deferred gains or losses are included in the determination of the gain/loss on the disposition of such instruments.

In addition, the Corporation enters into foreign currency exchange contracts to accommodate customers. The fair value of such activity is recorded in other assets. Realized and unrealized gains and losses are included in other income.

INCOME TAXES Effective January 1, 1993, the Corporation adopted SFAS No. 109, "Accounting for Income Taxes," which requires the liability method to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and law that will be in effect when the differences are expected to reverse. Previously, deferred income taxes were accounted for using the deferred method. The cumulative effect of the change increased 1993 net income by $29.9 million, or $.09 per fully diluted share.

POSTEMPLOYMENT BENEFITS Effective January 1, 1994, the Corporation adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires accrual of a liability for benefits to be paid to former or inactive employees after employment, but before retirement. The cumulative effect of the change in accounting decreased net income by $7.5 million, or $.02 per fully diluted share. Prior to 1994, the Corporation accounted for postemployment benefits on a cash basis.

STOCK OPTIONS Employee stock options are accounted for under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees". Stock options are granted at exercise prices not less than the fair market value of common stock on the date of grant. Under APB No. 25, no compensation expense is recognized pursuant to the Corporation's stock option plans.

TREASURY STOCK The Corporation records common stock purchased for treasury at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.

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


NOTE 2 MERGERS AND ACQUISITIONS

On December 31, 1995, Midlantic merged with the
Corporation. Each share of Midlantic common stock outstanding was converted into 2.05 shares of the Corporation's common stock. The Corporation issued approximately 112 million shares of common stock and cash in lieu of fractional shares in connection with the merger. The transaction was accounted for as a pooling of interests and, accordingly, all financial information has been restated as if the entities were combined for all prior periods.

The following table sets forth separate company financial information immediately prior to the merger and, accordingly, such information does not include special charges related to the merger.


Year ended December 31, 1995
In millions                             PNC        Midlantic
------------------------------------------------------------
Net interest income                  $1,502             $640
Net income                              367              233
------------------------------------------------------------


On October 6, 1995, the Corporation acquired Chemical New
Jersey Holdings, Inc., and its wholly-owned subsidiary Chemical Bank New Jersey, N.A. ("Chemical") consisting of 81 branches in southern and central New Jersey with total assets of $3.2 billion and retail core deposits of $2.7 billion. The Corporation paid $492 million in cash and the transaction was accounted for under the purchase method.

In February 1995, the Corporation acquired BlackRock
Financial Management, L.P., a New York-based, fixed-income investment management firm with approximately $25 billion in assets under management at closing. The Corporation paid
$71 million in cash and issued $169 million of unsecured notes. The transaction was accounted for under the purchase method.

During 1994, the Corporation acquired United Federal
Bancorp, Inc., State College, Pennsylvania, and First Eastern
Corp., Wilkes-Barre, Pennsylvania. The acquisitions added assets and deposits of $2.8 billion and $2.4 billion, respectively. The Corporation paid $486 million and accounted for the acquisitions under the purchase method.


NOTE 3 CASH FLOWS

For the statement of cash flows, the Corporation defines cash and due from banks as cash and cash equivalents.

The table below sets forth information pertaining to acquisitions and divestitures which affect cash flows.


Year ended December 31
In millions                               1995      1994       1993
-------------------------------------------------------------------
Assets acquired                         $3,932    $3,197     $8,896
Liabilities assumed                      3,230     2,594      8,477
Cash paid                                  661       603        419
Cash and due from banks received           710       128        244
-------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 SECURITIES

                                                  1995                                                  1994
                             ---------------------------------------------         ---------------------------------------------
                                                Unrealized                                            Unrealized
December 31                   Amortized      -----------------        Fair          Amortized      -----------------        Fair
In millions                        Cost      Gains      Losses       Value               Cost      Gains      Losses       Value
--------------------------------------------------------------------------------------------------------------------------------

Securities available for sale
  Debt securities
    U.S. Treasury               $ 3,211        $ 69                 $ 3,280           $   671                $    8      $   663
    U.S. Government
     agencies and
     corporations
      Mortgage-related            7,510          24      $75          7,459             2,161                    69        2,092
      Other                       1,030           5        1          1,034                25                     4           21
    State and municipal             343          25        1            367                 8                     1            7
    Asset-backed private
     placement                    1,597           7                   1,604
    Other debt
      Mortgage-related            1,121           2       10          1,113               749                    17          732
      Other                         525           3        3            525               149       $ 2           5          146
  Corporate stocks and other        455           4        2            457               133         2           6          129
                                ------------------------------------------------------------------------------------------------
     Total securities
      available for sale         15,792         139       92         15,839             3,896         4         110        3,790
Investment securities
  Debt securities
    U.S. Treasury                                                                       3,317                   121        3,196
    U.S. Government
     agencies and
     corporations
      Mortgage-related                                                                 11,795         1       1,088       10,708
      Other                                                                             1,000                    28          972
  State and municipal                                                                     360        12           2          370
    Asset-backed private
     placements                                                                         1,597                    33        1,564
    Other debt
      Mortgage-related                                                                    726                    43          683
      Other                                                                               775                    20          755
  Other                                                                                   310         1                      311
                                                                                      ------------------------------------------
     Total investment
      securities                                                                       19,880        14       1,335       18,559
                                ------------------------------------------------------------------------------------------------
          Total securities      $15,792        $139      $92        $15,839           $23,776       $18      $1,445      $22,349
--------------------------------------------------------------------------------------------------------------------------------

In connection with implementing accounting guidance issued in November 1995, the Corporation reassessed its investment securities' classifications. All securities previously classified as held to maturity were reclassified to the available-for-sale portfolio. The reclassifications were accounted for at fair value and included the fair value of associated financial derivatives. Subsequently, to accelerate the balance sheet repositioning begun in the latter half of 1994, the Corporation sold $1.9 billion of U.S. Treasury securities and $4.1 billion of collateralized mortgage obligations at a loss of $61.3 million. In connection with the sales, losses totaling $228.2 million, included in net securities losses, were recognized on terminated pay-fixed interest rate swaps with a notional value of $5.1 billion that were designated to such securities.

At December 31, 1995, $6.1 billion notional value of interest rate swaps and caps were associated with securities available for sale. The fair value of securities available for sale at year-end 1995 set forth above includes unrealized gains of $6 million on related derivatives. No financial derivatives were designated to securities available for sale at year-end 1994. Interest rate swaps and caps with a notional value of $11.1 billion, fair value of $204 million and carrying value of $130 million were designated to investmentsecurities at December 31, 1994. The fair value of these derivatives is not included in the values set forth above.

The following table presents the amortized cost and fair value of debt securities at December 31, 1995 by remaining contractual maturity. Based on expected prepayment rates and historical experience, the expected weighted average maturity of U.S. Government agency debt and mortgage-related and asset-backed securities was approximately 2 years and 10 months at December 31, 1995.


December 31, 1995                                                                   Amortized                              Fair
In millions                                                                              Cost                             Value
-------------------------------------------------------------------------------------------------------------------------------
  One year or less                                                                    $ 1,985                           $ 1,989
  After one year through five years                                                     1,327                             1,394
  After five years through ten years                                                       87                                93
  After ten years                                                                         254                               267
  U.S. Government agency debt                                                           1,030                             1,034
  Mortgage-related securities                                                           8,631                             8,572
  Asset-backed securities                                                               2,023                             2,033
                                                                                      -----------------------------------------
         Total                                                                        $15,337                           $15,382
-------------------------------------------------------------------------------------------------------------------------------

Information relating to sales of securities, including the effects of related financial derivatives, is set forth in the following table:

Year ended December 31                                                                  Gross                            Gross
In millions                                            Proceeds                         Gains                            Losses
-------------------------------------------------------------------------------------------------------------------------------
1995                                                   $ 8,125                       $ 11.9                              $291.6
1994                                                    14,147                         65.1                               206.7
1993                                                    17,250                        199.7                                 5.0
-------------------------------------------------------------------------------------------------------------------------------


The carrying value of securities pledged to secure public and trust deposits, repurchase agreements and for other purposes at December 31, 1995 was $7.6 billion.

NOTE 5 LOANS AND COMMITMENTS TO EXTEND CREDIT

Loans and commitments to extend credit were as follows:

                                            1995                         1994
                                   -----------------------      -------------------------
                                                       Net                            Net
                                                  Unfunded                    Underfunded
December 31                             Out-          Com-            Out-           Com-
In millions                         standing      mitments        standing       mitments
-----------------------------------------------------------------------------------------
Consumer                             $13,539       $ 7,335         $11,851        $ 6,050
Residential mortgage                  11,689           554           9,746            769
Commercial                            16,812        24,282          15,545         20,794
Commercial real estate
  Commercial mortgage                  2,775             9           2,837             20
  Real estate project                  2,139           742           2,226            649
Other                                  2,102           892           2,223            917
Unearned income                         (403)                         (385)
                                     ----------------------------------------------------
    Total, net of unearned income    $48,653       $33,814         $44,043        $29,199
-----------------------------------------------------------------------------------------


Commitments to extend credit represent arrangements to lend funds provided there is no violation of specified contractual conditions. Such amounts are net of participations and syndications, primarily to financial institutions, totaling $4.2 billion and $2.5 billion at December 31, 1995 and 1994, respectively. Commercial commitments generally have fixed expiration dates, may require payment of a fee, and contain termination clauses in the event of deterioration in the customer's credit quality. Most commercial commitments expire unfunded, and therefore cash requirements are substantially less than the total commitment. Consumer commitments are primarily for home equity and credit card lines.

Loan outstandings and related unfunded commitments are concentrated within affiliate markets, which include Delaware, Indiana, Kentucky, New Jersey, Ohio and Pennsylvania. At
December 31, 1995, no specific industry concentration exceeded 5 percent of total outstandings and unfunded commitments.

Letters of credit totaled $4.5 billion and $4.6 billion at December 31, 1995 and 1994, respectively, and consist primarily of standby letters of credit which commit the Corporation to make payments on behalf of customers when certain specified future events occur. Such instruments are typically issued to support industrial revenue bonds, commercial paper, and bid or performance related contracts. At year-end 1995, the largest industry concentration within standby letters of credit was healthcare, which accounted for approximately 18 percent of the total. Maturities for standby letters of credit ranged from 1996 to 2020.

At December 31, 1995, $475 million of loans were pledged to secure borrowings and for other purposes.

Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as certain affiliated companies of these directors and officers, were customers of and had loans with subsidiary banks in the ordinary course of business. All such loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility. The aggregate dollar amounts of these loans were $379 million and $436 million at December 31, 1995 and 1994, respectively. During 1995, new loans of $657 million were funded, and repayments totaled $714 million.

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 NONPERFORMING ASSETS


Nonperforming assets are comprised of nonaccrual and restructured loans, and foreclosed assets. These assets were as follows:

December 31
In millions                              1995            1994
-------------------------------------------------------------
Nonaccrual loans                         $335            $496
Restructured loans                         23              69
                                       ----------------------
        Total nonperforming loans         358             565
Foreclosed assets                         178             192
                                       ----------------------
        Total nonperforming assets       $536            $757
-------------------------------------------------------------


Interest on nonperforming loans was as follows:

Year ended December 31
In millions                       1995        1994       1993
-------------------------------------------------------------
Interest computed on
  original terms                   $36         $54        $74
Interest recognized                 10          14         19
-------------------------------------------------------------


At December 31, 1995 and 1994, unfunded commitments to lend additional funds with respect to nonperforming assets totaled $4 million and $14 million, respectively. At December
31, 1995 and 1994, foreclosed assets are reported net of valuation allowances of $37 million and $52 million, respectively. Gains on sales of foreclosed assets resulted in net foreclosed asset income of $11 million and $15 million in 1995 and 1994, respectively. Net foreclosed asset expense totaled $42 million in 1993. Net foreclosed asset income or expense is included in other noninterest expense.

NOTE 7 ALLOWANCE FOR CREDIT LOSSES

The following table presents changes in the allowance for credit losses:

In millions                       1995        1994       1993
-------------------------------------------------------------
January 1                       $1,352      $1,372     $1,568
Charge-offs                       (240)       (289)      (707)
Recoveries                         107         120        119
                               ------------------------------
  Net charge-offs                 (133)       (169)      (588)
Provision for credit losses          6          84        350
Acquisitions                        34          65         42
                               ------------------------------
  December 31                   $1,259      $1,352     $1,372
-------------------------------------------------------------


Information with respect to impaired loans and the related allowance determined in accordance with SFAS No. 114 is set forth below.

In millions                                              1995
-------------------------------------------------------------
December 31
  Impaired loans
    With a related allowance for credit losses           $154
    Without a related allowance for credit losses         143
                                                        -----
      Total impaired loans                               $297
                                                        -----
  Allowance for credit losses                            $ 29
Year ended December 31
  Average impaired loans                                 $365
  Interest income recognized                                6
-------------------------------------------------------------


NOTE 8 PREMISES, EQUIPMENT AND
LEASEHOLD IMPROVEMENTS

Premises, equipment and leasehold improvements, stated at cost less accumulated depreciation and amortization, were as follows:

December 31
In millions                                   1995       1994
-------------------------------------------------------------
Land                                       $   101     $   87
Buildings                                      553        538
Equipment                                    1,069        949
Leasehold improvements                         186        175
                                           ------------------
                                             1,909      1,749
Accumulated depreciation and
  amortization                              (1,002)      (899)
                                           ------------------
  Net book value                           $   907     $  850
-------------------------------------------------------------


Depreciation and amortization expense on premises, equipment and leasehold improvements totaled $134.7 million in 1995, $124.1 million in 1994 and $115.7 million in 1993.

Certain facilities and equipment are leased under agreements expiring at various dates until the year 2066. Substantially all such leases are accounted for as operating leases. Rental expense on such leases amounted to $95.0 million in 1995, $96.7 million in 1994 and $79.5 million in 1993.

At December 31, 1995 and 1994, required minimum annual rentals due on noncancelable leases having terms in excess of one year aggregated $478.3 million and $364.2 million, respectively. Minimum annual rentals for each of the years 1996 through 2000 are $77.5 million, $67.3 million, $53.1 million, $45.9 million and $37.6 million, respectively.

NOTE 9 INTANGIBLE ASSETS AND MORTGAGE
SERVICING RIGHTS


Intangible assets and MSR, net of amortization, and, with respect to mortgage servicing rights, allowances for impairment, consisted of the following:

December 31
In millions                                             1995           1994
 ---------------------------------------------------------------------------
Goodwill and other                                      $ 997          $476
Mortgage servicing rights                                 268           303
                                                       --------------------
  Total                                                $1,265          $779
---------------------------------------------------------------------------

At December 31, 1995, the fair value of capitalized MSR and the allowance for impairment totaled $328.7 million and $10.9 million, respectively. Amortization of MSR totaled $71.5 million, $63.1 million and $17.1 million in 1995, 1994 and 1993, respectively.

In March 1995, SFAS No. 121, "Accounting for the
Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," was issued. This Standard requires that long-lived assets and certain identifiable intangible assets, such as goodwill, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is measured based on the present value of expected future cash flows from the asset and its eventual disposition. Management expects to adopt this Standard effective January 1, 1996 and such adoption is not expected to have a material impact on financial position or results of operations.

NOTE 10 NOTES AND DEBENTURES


Notes and debentures consist of the following:


December 31
In millions                                         1995            1994
------------------------------------------------------------------------
Bank notes                                       $ 6,256         $ 8,825
Federal Home Loan Bank                             2,393           1,384
Subordinated notes                                 1,359           1,019
Senior notes                                           2             164
Student Loan Marketing Association                                   500
ESOP                                                 101             110
Other                                                287             125
                                                 -----------------------
  Total                                          $10,398         $12,127
------------------------------------------------------------------------

Substantially all bank notes mature in 1996 and have various interest rates that range from 5.23 percent to 6.63 percent. Obligations to the Federal Home Loan Bank have various maturities ranging from 1996 to 2002 and interest rates that range from 1.25 percent to 8.76 percent. The Student Loan Marketing Association obligations matured in 1995 and had various interest rates that ranged from 4.97 percent to 6.08 percent.

Senior and subordinated notes are not redeemable prior to maturity. Interest is payable semiannually, and the payment of principal and interest is unconditionally guaranteed by the parent company. The senior and subordinated notes have various maturities ranging from 1997 to 2008 and interest rates that range from 6.13 percent to 10.55 percent.

Subordinated notes totaling $200 million are to be exchanged at maturity for common stock or perpetual preferred stock of the Corporation having a market value equal to the principal amount of the notes or, upon satisfaction of certain conditions, the Corporation may elect to repay the notes in cash.

Subordinated notes totaling $67.7 million are convertible into common stock at a conversion price of $23.41 per share. The debentures are redeemable by the Corporation at a price equal to 100.8 percent of principal amount and at prices declining to par value on or after July 1, 1996.

The Employee Stock Ownership Plan ("ESOP") borrowing is unconditionally guaranteed by the parent company and consists of a series of medium-term, fixed-rate notes with maturities that range from 1996 to 2000 and interest rates ranging from 4.25 percent to 5.43 percent. Interest expense on the borrowing was $5.0 million in 1995, $5.4 million in 1994 and $4.9 million in 1993.

Notes and debentures have scheduled repayments for the years
1996 through 2000 and thereafter of $7.8 billion, $394
million, $152 million, $290 million, $70 million, and $1.6 billion, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 SHAREHOLDERS' EQUITY

Information related to the Corporation's preferred stock is as follows:



                                                                                 Shares Outstanding
                                          Redemption/Liquidation             --------------------------
December 31                                      Value Per Share                1995               1994
-------------------------------------------------------------------------------------------------------
Authorized
$1 par value                                                              17,529,342         17,601,524
 No par value                                                                                40,000,000
Issued and outstanding
$1.80 Series A                                      $ 40                      17,846             19,348
 1.80 Series B                                        40                       4,752              7,425
 1.60 Series C                                        20                     356,347            393,089
 1.80 Series D                                        20                     469,839            501,104
 MC - Series A (no par value)                        100                                        500,000
                                                                          -----------------------------
     Total                                                                   848,784          1,420,966
-------------------------------------------------------------------------------------------------------

Series A through D are cumulative and except for Series B, are redeemable at the option of the Corporation. During 1995, the MC-Series A preferred stock was redeemed.

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

The Corporation has a dividend reinvestment and stock purchase plan. Holders of preferred stock and common stock may participate in the plan which provides that additional shares of common stock may be purchased at market value with reinvested dividends and voluntary cash payments. The following numbers of shares of common stock were purchased by shareholders pursuant to such plan: 1,177,481 shares in 1995; 877,639 shares in 1994; and 591,785 shares in 1993.

The Corporation had reserved approximately 20.3 million common shares to be issued in connection with certain employee benefit plans and the conversion of certain debt and equity securities.

The following table sets forth purchases and issuances of the Corporation's common stock held in treasury.

TREASURY STOCK ACTIVITY


Shares in thousands, dollars in millions         Shares               Amount
----------------------------------------------------------------------------
January 1, 1993                                      (3)
  Shares purchased                                 (819)               $ (19)
  Shares issued                                     533                   10
                                                ----------------------------
December 31, 1993                                  (289)                  (9)
  Shares purchased                               (3,684)                 (89)
  Shares issued                                   1,158                   33
                                                ----------------------------
December 31, 1994                                (2,815)                 (65)
  Shares purchased                              (10,252)                (236)
  Shares issued                                   5,578                  117
  Midlantic merger - shares issued                7,489                  184
                                                ----------------------------
December 31, 1995                                     -                $   -
----------------------------------------------------------------------------

NOTE 12 FINANCIAL DERIVATIVES

The Corporation uses a variety of off-balance-sheet financial derivatives as part of its overall interest rate risk management process and to manage risk associated with mortgage banking activities.

Financial derivatives involve, to varying degrees, interest rate and credit risk in excess of the amount recognized in the balance sheet but less than the notional amount of the contract. For interest rate swaps, caps and floors, only periodic cash payments and, with respect to caps and floors, premiums, are exchanged; therefore, cash requirements and exposure to credit risk are significantly less than the notional value. The Corporation manages these risks as part of its asset/liability management process and through the Corporation's credit policies and procedures. The Corporation seeks to minimize the credit risk by entering into transactions with only a select number of high-quality institutions, establishing credit limits, requiring bilateral-netting agreements, and, in certain instances, segregated collateral.

Receive-fixed interest rate swaps are primarily designated to securities available for sale, commercial loans, interest-bearing deposits, and borrowed funds. Interest-bearing deposits include time deposits and transaction accounts, such as demand and money market. Historical data indicate there is a fixed-rate component to the rates paid on transaction accounts. Receive-fixed interest rate swaps convert this fixed component to a variable rate.

The notional value of index-amortizing interest rate swaps amortize on predetermined dates and in predetermined amounts based on market movements of the designated indices, which are pri-marily 3-year U.S. Treasury constant maturities and 3-month LIBOR. Periodically, the Corporation receives payments based on fixed interest rates and makes payments based on floating money market indices, primarily 1-month and 3-month LIBOR, calculated on the notional amounts.

The following tables set forth the notional value of financial derivatives at December 31, 1995 and 1994, related weighted average interest rates and estimated fair values.

FINANCIAL DERIVATIVES                                                                     Weighted Average Rates
December 31, 1995                                                        Notional     -----------------------------    Estimated
Dollars in millions                                                         Value          Paid        Received       Fair  Value
----------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
  Asset rate conversion
    Interest rate swaps
      Pay fixed designated to
        Securities                                                         $   599          4.68%          5.87%           $  6
        Commercial loans                                                       290          8.01           5.87             (24)
      Receive-fixed index amortizing designated to commercial loans          2,471          5.90           5.23             (14)
      Receive fixed designated to
        Commercial loans                                                       975          5.89           6.31              19
        Short-term investments                                                 200          5.84           7.23               9
      Basis swaps designated to commercial real estate loans                   300          5.96           5.85
    Interest rate caps designated to
      Securities                                                             5,500            NM             NM               6
      Mortgage loans                                                            10            NM             NM
                                                                           -------                                         ----
        Total asset rate conversion                                         10,345                                            2

Liability rate conversion
    Interest rate swaps
      Pay fixed designated to
        Other borrowings                                                     1,125          5.68           5.60              (5)
        Bank notes                                                             600          5.41           5.79
        Deposits                                                                15          4.98           5.94
      Receive-fixed index amortizing designated to deposits                    740          5.93           5.32              (4)
      Receive fixed designated to
        Certificates of deposit                                                625          5.94           5.76               7
        Bank notes                                                             650          5.85           5.90              14
        Other borrowings                                                       330          5.82           6.37              13
        Deposit notes                                                            5          5.93           8.48
      Basis swaps designated to bank notes                                     465          5.76           5.49               8
                                                                           -------                                         ----
        Total liability rate conversion                                      4,555                                           33
                                                                           -------                                         ----
          Total interest rate risk management                               14,900                                           35
Mortgage banking activities
    Commitments to purchase forward contracts - originations                   431            NM             NM
    Commitments to sell forward contracts - originations                       751            NM             NM              (4)
    Interest rate floors - MSR                                                 500            NM             NM               9
    Receive-fixed interest rate swaps - MSR                                    125            NM             NM               7
                                                                           -------                                         ----
        Total mortgage banking                                               1,807                                           12
                                                                           -------                                         ----
          Total financial derivatives                                      $16,707                                         $ 47
----------------------------------------------------------------------------------------------------------------------------------

NM - not meaningful


The floating rate portion of interest rate contracts is based on money-market indices. As a percent of notional value, 71 percent were based on 3-month LIBOR, 19 percent on 1-month LIBOR and the remainder on other short-term indices.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


FINANCIAL DERIVATIVES                                                                     Weighted Average Rates
December 31, 1994                                                        Notional     -----------------------------    Estimated
Dollars in millions                                                         Value          Paid        Received       Fair  Value
----------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
  Asset rate conversion
    Interest rate swaps
      Pay fixed designated to
        Securities                                                        $ 5,649          7.53%         3.91%           $  72
        Commercial loans and mortgages                                        303          8.87          6.05              (14)
      Receive-fixed index amortizing designated to commercial loans         6,950          6.36          5.54             (498)
      Receive fixed designated to commercial loans                          1,625          5.85          5.56              (38)
      Basis swaps designated to long-term commercial real estate loans        300          5.96          6.04               (3)
    Interest rate caps designated to securities                             5,500            NM            NM              132
                                                                          -------                                        -----
        Total asset rate conversion                                        20,327                                         (349)
  Liability rate conversion
    Interest rate swaps
      Pay fixed designated to
        Overnight and other borrowings                                        350          5.94          6.16               (3)
        Deposits                                                               15          4.98          6.13
      Receive-fixed index amortizing designated to
        Deposits                                                            3,950          6.14          5.69             (238)
        Certificates of deposit                                               500          5.76          5.29              (36)
      Receive-fixed index amortizing designated to
        Certificates of deposit                                             1,010          5.76          5.75              (19)
        Deposits                                                                9          6.13          8.65
                                                                          -------                                        -----
        Total liability rate conversion                                     5,834                                         (296)
Mortgage banking activities
    Commitments to purchase forward contracts - originations                   16            NM            NM
    Commitments to sell forward contracts - originations                      350            NM            NM
                                                                          -------
        Total mortgage banking                                                366
                                                                          -------                                        -----
        Total financial derivatives                                       $26,527                                        $(645)
----------------------------------------------------------------------------------------------------------------------------------

NM - not meaningful

The floating rate portion of interest rate contracts is based on money-market indices. As a percent of notional value, 83 percent were based on 3-month LIBOR, 13 percent on 1-month LIBOR and the remainder on other short-term indices.


The Corporation's pay-fixed interest rate and basis swaps are primarily used to alter the repricing characteristics of overnight and other short term borrowings. With respect to pay-fixed swaps, the Corporation receives payments based on floating money market indices, primarily 3-month LIBOR, and pays fixed interest rates. Basis swaps convert variable rate borrowings from one variable index to another. The
Corporation's swaps do not contain leverage or any similar features.

The Corporation uses a combination of on-balance-sheet instruments and financial derivatives to manage risk associated with its mortgage banking activities. The inherent risk affecting the value of MSR is the potential for the related mortgages to prepay, thereby eliminating the underlying servicing fee income stream. Prepayment is primarily related to declining interest rates. In 1995, the Corporation entered into a combination of interest rate floors and receive-fixed interest rate swaps designed to reduce this risk. If interest rates decrease, the value of the interest rate swaps and floors should increase and the value of the related MSR should decline.

Forward contracts are used to manage risk positions associated with mortgage origination activities. Substantially all forward contracts mature within 90 days of origination. Forward contracts are traded in over-the-counter markets and do not have standardized terms. Counterparties to the Corporation's forward contracts are primarily U.S. Government agencies and brokers and dealers in mortgage-backed securities. In the event the counterparty is unable to meet its contractual obligations, the Corporation may be exposed to selling or purchasing mortgage loans at prevailing market prices.

FAIR VALUES OF FINANCIAL DERIVATIVES

                                            Positive            Negative      Total
December 31                      Notional       Fair   Notional     Fair   Notional
In millions                         Value      Value      Value    Value      Value
-----------------------------------------------------------------------------------
1995
  Interest rate swaps             $ 4,249       $ 77    $ 5,141    $ (48)   $ 9,390
  Interest rate caps                5,510          6                          5,510
  Mortgage banking activities         769         16      1,038       (4)     1,807
                                  -------------------------------------------------
      Total                       $10,528       $ 99    $ 6,179    $ (52)   $16,707
-----------------------------------------------------------------------------------
1994
  Interest rate swaps             $ 5,878       $ 80    $14,783    $(857)   $20,661
  Interest rate caps                5,500        132                          5,500
  Mortgage banking activities         366                                       366
                                  -------------------------------------------------
      Total mortgage banking      $11,744       $212    $14,783    $(857)   $26,527
-----------------------------------------------------------------------------------

The following table sets forth the maturity distribution and weighted average interest rates of financial derivatives used for interest rate risk management. The maturity distribution of receive-fixed index amortizing swaps is based on implied forward rates. Weighted average interest rates paid or received represent contractual interest rates in effect on December 31, 1995 and expected rates based on implied forward rates.


MATURITY DISTRIBUTION OF FINANCIAL DERIVATIVES

                                                                        Weighted Average Rates
                                                        -----------------------------------------------------
                                                                                          Expected Based on
                                                           At December 31, 1995         Implied Forward Rates
December 31, 1995                        Notional       -----------------------------------------------------
Dollars in millions                         Value         Paid         Received         Paid         Received
-------------------------------------------------------------------------------------------------------------
Interest rate swaps
  Receive fixed index amortizing
    1996                                   $3,169         5.90%            5.25%        5.34%            5.25%
    1997                                       42         5.96             5.54         5.15             5.54
                                           ------
      Total                                $3,211         5.90             5.25         5.34             5.25
                                           ------------------------------------------------------------------
  Receive fixed
    1996                                   $1,855         5.89%            5.88%        5.31%            5.88%
    1997                                      280         5.92             6.18         5.21             6.18
    1998                                      575         5.84             7.01         5.27             7.01
    1999 and beyond                            75         5.85             7.00         5.54             7.00
                                           ------
      Total                                $2,785         5.88             6.17         5.30             6.17
                                           ------------------------------------------------------------------
  Pay-fixed
    1996                                   $1,515         5.77%            5.68%        5.77%            5.32%
    1997                                      989         5.04             5.81         5.04             5.19
    1998                                       50         8.28             5.88         8.28             5.31
    1999 and beyond                            75         9.43             5.94         9.43             5.60
                                           ------
      Total                                $2,629         5.65             5.74         5.65             5.28
                                           ------------------------------------------------------------------
  Basis swaps
    1996                                   $  765         5.84%            5.63%        5.59%            5.21%
                                           ------------------------------------------------------------------
  Interest rate caps
    1996                                   $   10           NM               NM           NM               NM
    1997                                    5,500           NM               NM           NM               NM
                                           ------
      Total                                $5,510
-------------------------------------------------------------------------------------------------------------

NM - Not meaningful

Interest rate caps with a notional value of $5.5 billion require the counterparty to pay the Corporation the excess, if any, of 3-month LIBOR over the specified cap rate. At December 31, 1995, 3-month LIBOR was 5.63 percent and the specified cap rate was 6.50 percent.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


During 1995, $4.6 billion notional value of index amortizing receive-fixed interest rate swaps and $5.1 billion notional value of pay-fixed interest rate swaps were terminated. The loss on the index amortizing swaps was deferred and is being amortized as an adjustment to interest income or expense of the designated instruments. At December 31, 1995, the unamortized loss was $6.1 million and will be amortized over a weighted-average remaining period of 6 months. Losses totaling $228.2 million on terminated pay-fixed swaps associated with securities sold are included in net securities losses.

In connection with the Midlantic merger, $5.5 billion notional value of interest rate caps that reduced exposure to higher interest rates within a specified range were terminated at a loss of $79.9 million. The interest rate cap was terminated as part of the realignment of the combined asset and liability position of the Corporation taking into account the interest rate risk profile of Midlantic. The amount is included as a component of special charges. Concurrently, the Corporation purchased
$5.5 billion notional value interest rate caps that require the counterparty to pay the Corporation the excess, if any, of 3-month LIBOR over a specified cap rate without limitation, currently 6.50 percent, computed quarterly based on the notional value of the contracts. At December 31, 1995, 3-month LIBOR was 5.63 percent. The contracts expire during the third and fourth quarters of 1997.

At December 31, 1995, credit exposure related to interest rate swaps and caps totaled $32.7 million.

NOTE 13 SPECIAL CHARGES

In connection with the Midlantic merger, the Corporation recorded special charges totaling $260 million in 1995. These charges represent estimated costs of integrating and consolidating branch networks, back office and administrative facilities, professional services and the cost to terminate an interest rate cap position.

Branch network integration and consolidation will begin during the first half of 1996 with the closing or consolidation of overlapping and unprofitable facilities and operations.
Consolidation of the back office and administrative facilities is expected to begin later in 1996.


SPECIAL CHARGES
Year ended December 31
In millions                                  1995        1994
-------------------------------------------------------------
Staff related                                $ 42        $ 18
Net occupancy                                  72          12
Equipment                                      17           2
Professional services                          31
Other                                          18          16
Interest rate cap termination                  80
                                            -----------------
  Total special charges                      $260         $48
-------------------------------------------------------------

Special charges in 1994 were for costs to consolidate the Corporation's telebanking centers and rationalization of the retail branch networks.

NOTE 14 EMPLOYEE BENEFIT PLANS

INCENTIVE SAVINGS PLANS The Corporation sponsors incentive savings plans covering substantially all employees. Under the plans, employee contributions up to 3 percent or 6 percent of base pay, subject to Internal Revenue Service limitations, are matched with cash or shares of the Corporation's common stock. Contributions for one of the plans are matched primarily by shares of common stock held by the Corporation's ESOP.

The Corporation makes annual contributions to the ESOP equal to the debt service requirements on the ESOP borrowing less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. During 1995, 1994 and 1993, dividends used for debt service totaled $9.9 million, $9.5 million and $8.5 million, respectively. To satisfy additional debt service requirements, the Corporation contributed $8.5 million in 1995, $7.6 million in 1994 and $8.8 million in 1993.

As the ESOP borrowing is repaid, shares are allocated to employees who made contributions during the year based on the proportion of annual debt service to total debt service. The
Corporation includes all ESOP shares as common shares outstanding in its earnings per share computation. The components of ESOP shares are as follows:

Year end December 31
In thousands                                 1995        1994
-------------------------------------------------------------
Allocated shares                            2,503       1,956
Shares released for allocation                792         673
Unallocated shares                          3,825       4,617
Shares retired during year                   (238)       (126)
                                          -------------------
    Total ESOP shares                       6,882       7,120
-------------------------------------------------------------

Compensation expense related to the portion of contributions matched with ESOP shares is determined based on the number of ESOP shares allocated. Compensation expense related to these plans was $18.1 million for 1995, $12.7 million for 1994 and $6.8 million for 1993.

DEFINED BENEFIT PLANS The Corporation sponsors funded defined benefit pension plans covering substantially all employees. The plans provide pension benefits that are based on the average base salary for specified years of service prior to retirement. Pension contributions are made to the extent deductible under existing federal tax regulations. The Corporation also has unfunded non-qualified supplemental defined benefit retirement plans covering certain employees as defined in the plans.

The following table sets forth the estimated funded status of defined benefit plans:

December 31
In millions                                  1995        1994
-------------------------------------------------------------
Accumulated benefit obligation
  Vested                                     $550        $428
  Nonvested                                    35          22
                                             ----        ----
    Accumulated benefit obligation            585         450
  Effect of future compensation levels        149         103
                                             ----        ----
Projected benefit obligation for services
  rendered to date                            734         553
Plan assets at fair value, primarily listed
  common stocks, U.S. Government and
  agency securities, and collective funds     644         561
                                             ----        ----
Plan assets (greater) less than projected
  benefit obligation                           90          (8)
Unrecognized net gain (loss) due to
  experience different from assumptions
  and the effect of changes in
  assumptions                                 (62)         15
Unrecognized net asset                         26          30
Unrecognized prior service cost               (19)        (22)
                                              ---------------
  Accrued pension cost                        $35         $15
-------------------------------------------------------------

Net periodic defined benefit plan costs include the following components:


Year ended December 31
In millions                            1995     1994     1993
-------------------------------------------------------------
Service cost - benefits earned
  during the period                   $  24     $ 29     $ 23
Interest cost on projected benefit
  obligation                             49       44       37
Actual return on plan assets           (112)      (9)     (63)
Net amortization and deferral            60      (42)      11
                                     ------------------------
  Net periodic pension costs          $  21     $ 22     $  8
-------------------------------------------------------------

Assumptions used to measure the projected benefit obligation and the expected return on assets included in net periodic pension costs are set forth in the following table.

December 31                1995           1994          1993
-------------------------------------------------------------
Discount                   7.15%     8.75/8.50%     7.25/7.50%
Increase in compensation
  levels                   4.75      5.00/5.00      5.18/5.00
Expected long-term
  return on assets         9.50     10.00/8.50     10.00/8.50
-------------------------------------------------------------

In addition to providing pension benefits, the Corporation provides certain health care and life insurance benefits for retired employees ("postretirement benefits") through various plans. A reconciliation of the accrued postretirement benefit obligation is as follows:


December 31
In millions                                  1995        1994
-------------------------------------------------------------
Accumulated postretirement benefit
 obligation
  Retirees                                   $156        $143
  Active employees                              8           6
  Other active plan participants               59          47
                                             ----------------
  Total accumulated postretirement
    obligation                                223         196
Unrecognized prior service cost credit         56          62
Unrecognized net loss                         (27)         (7)
                                             ----------------
  Accrued postretirement benefit obligation  $252        $251
-------------------------------------------------------------

Net periodic postretirement benefit costs include the following components:

Year ended December 31
In millions                        1995       1994       1993
-------------------------------------------------------------
Service cost - benefits earned
  during period                     $ 3        $ 3        $ 3
Interest cost on benefit
  obligation                         15         15         11
Amortization of prior service
  cost                               (4)        (3)        (3)
                                    ---        ---        ---
  Net periodic
    postretirement benefit
    costs                           $14        $15        $11
-------------------------------------------------------------

Assumptions used in accounting for the plans were:

December 31                 1995           1994          1993
-------------------------------------------------------------
Discount rate               7.15%     8.75/8.00%     7.25/7.00%
Expected health care
  cost trend rate
  Medical                   7.50      9.10/5.00     10.70/5.00
  Dental                    7.00           7.40           7.80
--------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The health care cost trend rate declines until it stabilizes at 5.0 percent beginning 2001. A one percent increase in the health care trend rate would result in an increase of $255 thousand and $1.0 million in the service cost and interest cost components, respectively, and a $12.8 million increase in the accumulated postretirement benefit obligation.

In connection with the Midlantic merger, the Corporation conformed Midlantic's accounting policy for postretirement benefits. As a result, a cumulative effect adjustment of $45.8 million net of tax was recorded, effective January 1, 1992. This change increased net income by $2.3 million for each of the three years in the period ended December 31, 1995.

The Corporation has an employee stock purchase plan which covers a maximum of 5.2 million shares of common stock of which 1.0 million were available to be issued. Persons who have been continuously employed for at least one year are eligible to participate. Offering periods cover six months beginning June 1 and December 1 of each year. Common stock is purchased by participants at 85 percent of the lesser of fair market value on the first or last day of each offering period. No charge to earnings is required with respect to such noncompensatory plan. Shares issued pursuant to this plan were as follows:

Year ended December 31          Shares         Prices Per Share
---------------------------------------------------------------
1995                            463,907       $17.32 and $22.95
1994                            403,692       $17.64 and $24.76
1993                            276,517       $24.12 and $25.18
---------------------------------------------------------------

NOTE 15 INCENTIVE PLANS

The Corporation has a senior executive long-term incentive award plan ("Incentive Plan") that provides for the granting of incentive stock options, nonqualified options, stock appreciation rights ("SARs"), performance units and incentive shares. In any given year, the number of shares of common stock available for grants under the Incentive Plan may range from 1.5 percent to 3 percent of total issued shares of common stock, determined at the end of the preceding calendar year. Options are granted at exercise prices not less than the fair market value of common stock on the date of grant. Such options are exercisable twelve months from the date of grant. Payment of the option price may be in cash or shares of common stock at fair market value on the exercise date.

The following table presents share data related to the Incentive
Plan, a similar predecessor plan and other plans assumed in certain mergers.


                                 Option Price per
Shares in thousands                  Common Share          Shares
-----------------------------------------------------------------
January 1, 1993                   $ 1.59 - $27.56          13,380
  Granted                          29.25 -  30.13           1,930
  SARs exercised                                              (10)
  Options exercised                 1.59 -  27.56          (1,561)
  Terminated                                                 (235)
                                                           ------
December 31, 1993                   1.59 -  30.13          13,504
  Granted                          13.81 -  29.75           4,454
  SARs exercised                                              (73)
  Options exercised                 1.59 -  27.56          (1,127)
  Terminated                                                 (172)
                                                           ------
December 31, 1994                   1.59 -  30.13          16,586
  Granted                          16.46 -  29.06             157
  Options exercised                 1.59 -  29.25          (2,996)
  Terminated                                                 (420)
  Options exchanged for PNC
   stock in connection with
   Midlantic merger                                        (3,457)
                                                           ------
December 31, 1995                 $11.38 - $29.88           9,840
-----------------------------------------------------------------

At December 31, 1995, options for 9,729,070 shares of common stock were exercisable. Shares of common stock available for the granting of options under the Incentive Plan and the predecessor plans were as follows: 10,225,990 at December 31, 1995, 13,094,887 at December 31, 1994 and
12,967,457 at December 31, 1993.

During 1995, incentive share awards for 323,000 shares of restricted common stock were granted under the Incentive
Plan to certain executive officers. Such shares will be earned when market prices of the Corporation's common stock equal or exceed specified levels for defined periods.
Any shares issued will be forfeited if the named executive officer leaves the Corporation's employ within two years after the applicable performance condition has been satisfied. During
1995, compensation expense recognized with respect to incentive share awards was $1.2 million.

NOTE 16 INCOME TAXES

Income taxes related to operations, the tax effect of securities transactions, and the current and deferred portions of income taxes were as follows:


Year ended December 31
In millions                     1995            1994            1993
--------------------------------------------------------------------
Operations                      $317            $365            $193
Securities transactions
  Equity and other                                10               1
  Debt                          (98)             (57)             68
                                ------------------------------------
    Total                       $219            $318            $262
--------------------------------------------------------------------



Year ended December 31
In millions                     1995            1994            1993
--------------------------------------------------------------------
Current
  Federal                       $ 77            $293            $381
  State                           14              19              14
                                ------------------------------------
    Total current                 91             312             395
Deferred
  Federal                         84              44            (112)
  State                           44             (38)            (21)
                                ------------------------------------
    Total deferred               128               6            (133)
                                ------------------------------------
    Total                       $219            $318            $262
--------------------------------------------------------------------

Significant components of deferred tax assets and liabilities are as follows:

December 31
In millions                                     1995            1994
--------------------------------------------------------------------
Deferred tax assets
  Allowance for credit losses                   $413            $462
  Compensation and benefits                      113             116
  Foreclosed assets                               12              24
  Net unrealized securities losses                                44
  Net operating loss and AMT
    carryforwards                                 23              85
  Purchase accounting - deposits and
    other borrowings                              32              60
  Purchase accounting-other                       27              22
  Other                                          120              87
                                                --------------------
    Total deferred tax assets                    740             900
Deferred tax liabilities
  Leasing                                        218             203
  Depreciation                                    37              34
  Net unrealized securities gains                 19
  Purchase accounting - loans and leases          45              48
  Other                                           47              34
                                                --------------------
    Total deferred tax liabilities               366             319
                                                --------------------
      Net deferred tax asset                    $374            $581
--------------------------------------------------------------------

At December 31, 1995, the Corporation had net operating loss carryforwards totaling $12.5 million which expire in 2008 and 2009, and $18.7 million of alternative minimum tax ("AMT") credit carryforwards. The AMT credit can be carried forward indefinitely.

A reconciliation between the statutory and effective tax rates follows:

Year ended December 31          1995            1994            1993
--------------------------------------------------------------------
Statutory tax rate              35.0%           35.0%           35.0%
State taxes                      6.0             2.2              .8
Tax-exempt interest             (4.5)           (2.2)           (3.0)
Goodwill                         1.7             1.8             1.2
Deferred tax valuation
  allowance reduction                           (8.8)           (9.6)
Other, net                      (3.3)           (1.7)           (1.5)
                                ------------------------------------
  Effective tax rate            34.9%           26.3%           22.9%
--------------------------------------------------------------------

NOTE 17 REGULATORY MATTERS

The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by such regulatory authorities. At any time, various bank and nonbank examinations are ongoing. Neither the Corporation nor any of its subsidiaries is subject to written regulatory agreements.

Dividends that may be paid by subsidiary banks to the parent company are subject to certain legal limitations. Without regulatory approval, the amount available for payment of dividends by all subsidiary banks was $650 million at December 31, 1995. Dividends also may be impacted by capital needs, regulatory requirements and policies, and other factors deemed relevant.

Under federal law, generally no bank subsidiary may extend credit to the parent company or its nonbank subsidiaries on terms and under circumstances which are not substantially the same as comparable extensions of credit to nonaffiliates. No extension of credit may be made to the parent company or a nonbank subsidiary which is in excess of 10 percent of the capital stock and surplus of such bank subsidiary as to aggregate extensions of credit to the parent company and its subsidiaries. In certain circumstances, federal regulatory authorities may impose more restrictive limitations. Such extensions of credit, with limited exceptions, must be fully collateralized. The maximum amount available under statutory limitations for transfer from subsidiary banks to the parent company in the form of loans and dividends approximated 23 percent of consolidated net assets at December 31, 1995.

NOTES TO CONSOLIDTED FINANCIAL STATEMENTS


Federal Reserve Board regulations require depository institutions to maintain cash reserves with the Federal Reserve
Bank. During 1995, subsidiary banks maintained reserves which averaged $1.1 billion.

NOTE 18 LITIGATION

A consolidated purported class action complaint is pending against the Corporation and certain officers, alleging violations of federal securities laws and common law relating to disclosures and seeking, among other things, unquantified damages on behalf of purchasers of the Corporation's securities during specified portions of 1994. Management believes there are meritorious defenses to this consolidated lawsuit and intends to defend it vigorously. Management believes that the final disposition will not be material to the Corporation's financial position.

A purported class action lawsuit was filed in 1992 against PNC National Bank ("PNCNB"), alleging that certain credit card fees charged to Pennsylvania cardholders violated
Pennsylvania law and seeking, among other things, unquantified compensatory and triple damages and injunctive relief. The federal district court dismissed the lawsuit, holding that Pennsylvania law is preempted by federal banking laws.
The court of appeals, after initially holding that there was no federal court jurisdiction and remanded the case to state court, has vacated its opinion and granted a rehearing. The case against PNCNB is one of a number of similar cases pending against several credit card issuers. The United States Supreme Court is reviewing one such case, the outcome of which will affect the lawsuit against PNCNB. The impact of the final disposition of the lawsuit brought against PNCNB cannot be assessed at this time.

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


NOTE 19 OTHER FINANCIAL INFORMATION

Summarized financial information of the parent company is as follows:

PARENT COMPANY ONLY
BALANCE SHEET

December 31
In millions                                        1995            1994
-----------------------------------------------------------------------
ASSETS
Cash and due from banks                         $    2          $    7
Securities available for sale                       48             108
Investments in
  Bank subsidiaries                              6,735           6,551
  Nonbank subsidiaries                             240             291
Advances to subsidiary banks                         8              12
Other assets                                       115             116
                                                ----------------------
    Total assets                                $7,148          $7,085
                                                ----------------------
LIABILITIES
Notes and debentures                            $  368          $  374
Nonbank affiliate borrowings                       701             679
Accrued expenses and other liabilities             311             305
                                                ----------------------
    Total liabilities                            1,380           1,358


SHAREHOLDERS' EQUITY                             5,768           5,727
                                                ----------------------
    Total liabilities and shareholders'
      equity                                    $7,148          $7,085
----------------------------------------------------------------------


Notes and debentures have scheduled repayments of $200 million in 1999 and $168 million in 2001 and thereafter.

Commercial paper and all other debt issued by PNC Funding
Corp. is guaranteed by the parent company. In addition, in connection with certain affiliates' mortgage servicing operations, the parent company has committed to maintain such affiliates' net worth above minimum requirements.

In connection with the Midlantic merger, notes and debentures of Midlantic in the aggregate principal amount of $368 million have been jointly and severally assumed by the parent company and its wholly-owned subsidiary, PNC Bancorp, Inc.

PARENT COMPANY ONLY
STATEMENT OF INCOME

Year ended December 31
In thousands                             1995            1994             1993
------------------------------------------------------------------------------
OPERATING REVENUE
Dividends from
    Bank subsidiaries                $446,928        $379,362         $358,110
    Nonbank subsidiaries               24,903          55,507           11,708
Interest income                         3,396           8,542           10,436
Other income                              273             979              781
                                     -----------------------------------------
    Total operating revenue           475,500         444,390          381,035

OPERATING EXPENSE
Interest expense                       73,381          65,478           41,309
Other expense                          32,938          28,169           56,440
                                     -----------------------------------------
    Total operating expense           106,319          93,647           97,749
Income before income taxes
  and equity in undistributed
  net income of subsidiaries          369,181         350,743          283,286
Applicable income tax
  benefits                            (35,309)        (48,547)         (23,556)
                                     -----------------------------------------
Income before equity in
  undistributed net income
  of subsidiaries                     404,490         399,290          306,842
Net equity in undistributed
  net income (excess
  dividends)*
    Bank subsidiaries                 (18,968)        478,441          566,710
    Nonbank subsidiaries               22,538           6,197           39,988
                                     -----------------------------------------
Income before cumulative
  effect of changes in
  accounting principles               408,060         883,928          913,540
Cumulative effect of changes
  in accounting principles                                             (15,023)
                                     -----------------------------------------
     Net income                      $408,060        $883,928         $898,517
------------------------------------------------------------------------------

*Amounts for 1994 and 1993 include the cumulative effect of changes in accounting principles at the respective subsidiaries.


PARENT COMPANY ONLY
STATEMENT OF CASH FLOWS

Year ended December 31
In millions                             1995            1994            1993
------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                             $ 408         $   884         $   898
Adjustments to reconcile net income
  to net cash provided by operating
  activities
  Cumulative effect of changes in
    accounting principles                                                 15
  Equity in undistributed net
    earnings of subsidiaries              (3)           (485)           (606)
  Other                                   10              (4)             78
                                       -------------------------------------
  Net cash provided by operating
    activities                           415             395             385
INVESTING ACTIVITIES
Net change in interest-earning
  deposits with subsidiary bank            4              (8)             (4)
Net capital returned from
  subsidiaries                           548              25             116
Securities available for sale
  Sales                                  646           2,158           2,674
  Purchases                             (586)         (2,005)         (2,770)
Cash paid in acquisitions               (527)           (503)           (383)
Other                                     (2)             (2)            (87)
                                       -------------------------------------
  Net cash provided (used) by
    investing activities                  83            (335)           (454)
FINANCING ACTIVITIES
Borrowings from nonbank
  subsidiary                             275             330             250
Redemption of preferred stock            (50)
Acquisition of treasury stock           (236)            (90)            (19)
Cash dividends paid to shareholders     (387)           (333)           (276)
Issuance of stock                         88              53             162
Repayment of long-term debt             (193)            (14)            (50)
                                       -------------------------------------
  Net cash provided (used) by
    financing activities                (503)            (54)             67
                                       -------------------------------------
Increase (decrease) in cash and due
  from banks                              (5)              6              (2)
Cash and due from banks at
  beginning of year                        7               1               3
                                       -------------------------------------
Cash and due from banks at end of
  year                                 $   2          $    7         $     1
------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


During 1995, 1994 and 1993, the parent company received income tax refunds of $20.4 million, $23.4 million and $24.8 million, respectively. Such refunds represent the parent company's portion of consolidated income taxes. During 1995, 1994 and 1993, the parent company paid interest on contractual debt obligations of $68.0 million, $63.3 million and $38.4 million, respectively.

Summarized financial information for PNC Bancorp, Inc. and subsidiaries is as follows:

PNC BANCORP. INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

December 31
In millions                                1995             1994
----------------------------------------------------------------
ASSETS
Cash and due from banks                 $ 3,678         $ 3,414
Securities                               15,683          23,493
Loans, net of unearned income            48,583          43,911
  Allowance for credit losses            (1,259)         (1,311)
                                        -----------------------
  Net loans                              47,324          42,600
Other assets                              6,053           7,191
                                        -----------------------
  Total assets                          $72,738         $76,698
                                        -----------------------
LIABILITIES
Deposits                                $47,024         $46,686
Borrowed funds                            8,093          11,110
Notes and debentures                      9,726          11,280
Other liabilities                         1,167           1,071
                                        -----------------------
  Total liabilities                      66,010          70,147
SHAREHOLDER'S EQUITY                      6,728           6,551
                                        -----------------------
  Total liabilities and shareholder's
    equity                              $72,738         $76,698
                                        -----------------------

PNC BANCORP. INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

Year ended December 31
In millions                                1995            1994           1993
------------------------------------------------------------------------------
Interest income                         $ 5,117         $ 4,687        $ 3,987
Interest expense                          2,941           2,173          1,647
                                        --------------------------------------
  Net interest income                     2,176           2,514          2,340
Provision for credit losses                  20              84            350
                                        --------------------------------------
  Net interest income less
    provision for credit losses           2,156           2,430          1,990
Noninterest income                          871             921          1,042
Noninterest expense                       2,409           2,184          1,917
                                        --------------------------------------
  Income before income taxes and
    cumulative effect of changes
    in accounting principles                618           1,167          1,115
Applicable income taxes                     217             320            247
                                        --------------------------------------
  Income before cumulative
    effect of changes in
    accounting principles                   401             847            868
Cumulative effect of changes
  in accounting principles                                   (7)            34
                                        --------------------------------------
  Net income                             $  401          $  840         $  902
------------------------------------------------------------------------------

NOTE 20 UNUSED LINE OF CREDIT

At December 31, 1995, the Corporation maintained a line of credit in the amount of $300 million, none of which was drawn. This line is available for general corporate purposes. The annual fee paid for the unused line is .13 percent.

NOTE 21 FAIR VALUES OF FINANCIAL INSTRUMENTS

The following tables set forth the carrying value and estimated fair value of financial instruments:


                                                              1995                                            1994
                                          -----------------------------------------------------------------------------------------
                                                                 Related Financial                                 Related Fiancial
                                                                   Derivatives                                       Derivatives
-----------------------------------------------------------------------------------------------------------------------------------
December 31                               Carrying      Fair     Carrying     Fair         Carrying      Fair     Carrying     Fair
In millions                                 Amount     Value       Amount    Value           Amount     Value       Amount    Value
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments            $ 5,826   $ 5,826                  $  9           $ 5,923  $ 5,923
Securities                                  15,839    15,839         $  6       12            23,670   22,349         $130    $ 204
Loans  held for sale                           659       659                                     487      487
Net loans (excludes leases)                 46,372    46,384          (14)     (19)           41,509   41,359          (27)    (553)

LIABILITIES
Demand deposits                             27,145    27,145            2       (4)           27,079   27,079                  (238)
Time deposits                               19,754    20,025                     7            18,739   18,533                   (55)
Borrowed funds                               9,125     9,133                     8            12,718   12,709                    (3)
Notes and debentures                        10,398    10,574                    22            12,127   12,061

OFF-BALANCE-SHEET
Commitments to extend credit                   (32)      (48)                                    (23)     (25)
Letters of credit                              (12)      (14)                                    (12)     (13)
Interest rate swaps and floors                  16        16
-----------------------------------------------------------------------------------------------------------------------------------


Real and personal property, lease financings, loan customer relationships, deposit customer intangibles, retail branch networks, fee-based businesses, such as asset management, mortgage banking and brokerage, trademarks and brand names are excluded from the amounts set forth above.
Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

Fair value is defined as the estimated amount at which the financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. However, it is not management's intention to immediately dispose of a significant portion of such financial instruments, and unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.

The fair value of securities is based primarily on quoted market prices. For substantially all other financial instruments, fair values were estimated using discounted cash flow analyses, pricing models and other valuation techniques.
These derived fair values are subjective in nature, involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly impact the derived fair value estimates.

The following methods and assumptions were used in estimating fair value amounts for financial instruments:

GENERAL For short-term financial instruments realizable in three months or less, the carrying amount reported in the balance sheet approximates fair value. Unless otherwise stated, the rates used in discounted cash flow analyses are based on market yield curves.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH AND SHORT-TERM INVESTMENTS The carrying amounts reported in the consolidated balance sheet for cash and short-term investments approximate those assets' fair values primarily due to their short-term nature. For purposes of this disclosure only, short-term investments include due from banks, interest-earning deposits with banks, federal funds sold and resale agreements, trading securities, customer's acceptance liability, accrued interest receivable and loans held for accelerated disposition.

SECURITIES The fair value of investment securities and securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair value is estimated using the quoted market prices of comparable instruments.

NET LOANS AND LOANS HELD FOR SALE For demand and variable-rate commercial and certain consumer loans that reprice at least quarterly, fair values are estimated by reducing carrying amounts by estimated credit loss factors. For other commercial loans, including nonaccrual loans, fair values are estimated using discounted cash flow analyses, with cash flows reduced by estimated credit loss factors and discount rates equal to rates currently charged by the Corporation for similar loans. In the case of nonaccrual loans, scheduled cash flows exclude interest payments.

For automobile, home equity, student and credit card loans, fair values are determined by using internal pricing models incorporating assumptions about prepayment rates, credit losses and servicing fees and costs and discounting the future net revenues at an appropriate risk-weighted rate of return. For credit cards and revolving home equity loans, this fair value does not include any amount for new loans or the related fees that will be generated from the existing customer relationships. The fair value of residential mortgages was estimated based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Loans held for sale are reported at the lower of cost or market value in the consolidated balance sheet. For purposes of this disclosure only, the carrying value approximates fair value.

DEPOSITS The carrying amounts of noninterest-bearing demand and interest-bearing, money market and savings deposits approximate fair values. For time deposits, fair values are based on the discounted value of scheduled cash flows. The discount rates used vary by instrument and are based on dealer quotes or rates currently offered for deposits with similar maturities.

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

UNFUNDED LOAN COMMITMENTS AND LETTER OF CREDIT Fair values for commitments to extend credit and letters of credit are estimated based upon the amount of deferred fees and the creditworthiness of the counterparties.

FINANCIAL DERIVATIVES The fair value of index-amortizing interest rate swaps, caps and floors is based on dealer quotes.
The fair value of other interest rate swaps is the discounted value of the expected net cash flows. These fair values represent the estimated amounts the Corporation would receive or pay to terminate the contracts, taking into account current interest rates.

STATISTICAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL DATA
The merger between PNC Bank Corp. and Midlantic Corporation was completed on December 31, 1995 and accounted for as a pooling of interests. Accordingly, all financial information has been restated as if the companies were combined for all periods presented.

Year ended December 31                            1995               1994               1993               1992               1991
----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (In thousands)
Interest income                             $5,149,431         $4,723,147         $4,022,771         $4,281,178         $5,399,913
Interest expense                             3,007,562          2,231,153          1,682,944          2,103,691          3,327,114
                                            --------------------------------------------------------------------------------------
Net interest income                          2,141,869          2,491,994          2,339,827          2,177,487          2,072,799
Provision for credit losses                      6,000             83,458            350,249            493,830          1,152,431
Noninterest income before net
  securities gains/losses                    1,240,113          1,180,582            940,899            930,885            995,822
Net securities gains (losses)                 (279,694)          (141,582)           194,699            246,256             60,564
Noninterest expense                          2,469,276          2,237,620          1,984,689          2,072,804          2,015,332
                                            --------------------------------------------------------------------------------------
Income (loss) before income taxes and
  cumulative effect of changes in
  accounting principles                        627,012          1,209,916          1,140,487            787,994            (38,578)
Applicable income taxes                        218,952            318,460            261,539            251,526            114,939
                                            --------------------------------------------------------------------------------------
Income (loss) before cumulative effect
  of changes in accounting principles          408,060            891,456            878,948            536,468           (153,517)
Cumulative effect of changes in accounting
  principles, net of tax benefits of
  $4,598, $5,343 and $77,458                                       (7,528)            19,569           (148,287)
                                            --------------------------------------------------------------------------------------
Net income (loss)                           $  408,060         $  883,928         $  898,517         $  388,181         $ (153,517)
                                            --------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Book value
  As reported                                   $16.87             $16.59             $15.61             $13.63             $13.51

  Excluding net unrealized securities
    gains/losses                                 16.79              16.95              15.35              13.63              13.51
Cash dividends declared                           1.40               1.31               1.175              1.08                .795
Earnings (loss)
  Primary before cumulative effect of
    changes in accounting principles             $1.19              $2.56              $2.56              $1.72              $(.58)
  Cumulative effect of changes in
    accounting principles                                            (.02)               .06               (.48)
                                            --------------------------------------------------------------------------------------
    Primary                                      $1.19              $2.54              $2.62              $1.24              $(.58)
                                            --------------------------------------------------------------------------------------
  Fully diluted before cumulative effect
    of changes in accounting principles          $1.19              $2.54              $2.54              $1.70              $(.58)

  Cumulative effect of changes in
    accounting principles                                            (.02)               .06               (.47)
                                            --------------------------------------------------------------------------------------
    Fully diluted                                $1.19              $2.52              $2.60              $1.23              $(.58)
                                            --------------------------------------------------------------------------------------

BALANCE SHEET HIGHLIGHTS
(December 31, in millions)
Total assets                                   $73,404            $77,461            $76,012            $65,802            $63,024
Securities                                      15,839             23,670             25,496             22,849             16,805
Loans, net of unearned income                   48,653             44,043             42,113             35,943             38,762
Deposits                                        46,899             45,818             44,703             42,030             46,109
Borrowed funds                                   8,665             12,193             12,336             12,182             10,074
Notes and debentures                            10,398             12,127              9,972              4,734              1,751
Shareholders' equity                             5,768              5,727              5,404              4,543              4,044


SELECTED RATIOS
Return on average total assets                     .54%              1.19%              1.40%               .64%              (.24)%
Return on average shareholders' equity            7.05              16.09              18.55               9.38              (4.30)
Average common shareholders' equity to
  average total assets                            7.64               7.34               7.52               6.67               5.79
Dividend payout                                  94.76              37.42              30.79              61.72             (95.29)
Overhead                                         78.42              62.69              56.28              60.66              62.51
----------------------------------------------------------------------------------------------------------------------------------

STATISTICAL INFORMATION


SELECTED QUARTERLY FINANCIAL DATA

The merger between PNC Bank Corp. and Midlantic Corporation was completed on December 31, 1995 and accounted for as a pooling of interests. Accordingly, the unaudited selected quarterly financial data has been restated as if the companies were combined for all periods presented.



                                                           1995                                         1994
                                  -----------------------------------------------------------------------------------------------
                                       Fourth       Third      Second       First      Fourth       Third      Second       First
                                      Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter
                                  -----------------------------------------------------------------------------------------------
SUMMARY OF
OPERATIONS
(In thousands)
Interest income                    $1,300,002  $1,293,509  $1,294,643  $1,261,277  $1,249,571  $1,228,631  $1,146,856  $1,098,089
Interest expense                      747,254     766,490     771,821     721,997     674,297     581,562     509,880     465,414
                                  -----------------------------------------------------------------------------------------------
Net interest income                   552,748     527,019     522,822     539,280     575,274     647,069     636,976     632,675
Provision for credit losses             1,500       1,500       1,500       1,500        (433)     14,863      35,857      33,171
Noninterest income before net
  securities gains (losses)            312,244     338,282     305,284     284,303     276,346     324,671     303,377     276,188
Net securities gains (losses)        (288,958)         44       7,966       1,254    (124,313)    (44,202)     (4,722)     31,655
Noninterest expense                   825,827     547,435     542,663     553,351     604,206     550,087     536,512     546,815
                                  -----------------------------------------------------------------------------------------------
Income (loss) before income taxes
  and cumulative effect of change
  in accounting principle            (251,293)    316,410     291,909     269,986     123,534     362,588     363,262     360,532
Applicable income taxes (benefits)    (75,116)    105,673      97,956      90,439      17,206      97,771     102,565     100,918
                                  -----------------------------------------------------------------------------------------------
Income (loss) before cumulative
  effect of change in accounting
  principle                          (176,177)    210,737     193,953     179,547     106,328     264,817     260,697     259,614
Cumulative effect of change in
  accounting principle, net of
  tax benefit of $4,598                                                                                                    (7,528)
                                  -----------------------------------------------------------------------------------------------
Net income (loss)                   $(176,177)   $210,737    $193,953    $179,547    $106,328    $264,817    $260,697    $252,086
                                  -----------------------------------------------------------------------------------------------
PER COMMON SHARE
DATA
Book value:
  As reported                          $16.87      $17.55      $17.24      $16.90      $16.59      $16.49      $15.96      $15.60
  Excluding net unrealized
    securities gains/losses             16.79       17.67       17.35       17.10       16.95       16.90       16.41       15.87
Earnings (losses)
  Primary before cumulative
    effect of change in
    accounting principle                $(.52)       $.62        $.57        $.52        $.30        $.76        $.75        $.75
  Cumulative effect of change
    in accounting principle                                                                                                  (.02)
                                  -----------------------------------------------------------------------------------------------
  Primary                               $(.52)       $.62        $.57        $.52        $.30        $.76        $.75        $.73
                                  -----------------------------------------------------------------------------------------------
  Fully diluted before
    cumulative effect of
    change in accounting
    principle                           $(.52)       $.62        $.56        $.52        $.30        $.76        $.74        $.74
  Cumulative effect of change
    in accounting principle                                                                                                  (.02)
                                  -----------------------------------------------------------------------------------------------
  Fully diluted                         $(.52)       $.62        $.56        $.52        $.30        $.76        $.74        $.72
                                  -----------------------------------------------------------------------------------------------
AVERAGE BALANCE
SHEET
HIGHLIGHTS (In millions)
Total assets                          $75,707     $75,266     $75,343     $74,841     $76,102     $75,287     $73,174     $72,863
Securities                             19,450      22,045      23,137      23,984      25,351      24,460      23,981      23,605
Loans, net of unearned income          48,304      45,646      44,765      43,710      43,717      43,741      41,778      41,022
Deposits                               46,216      45,077      44,365      43,667      44,193      44,936      43,399      43,193
Borrowed funds                         11,511      14,016      14,140      13,902      12,102      11,862      11,612      12,260
Notes and debentures                   10,637       8,829       9,586      10,109      12,966      11,731      11,404      10,519
Shareholders' equity                    5,893       5,802       5,727       5,710       5,687       5,588       5,419       5,430
---------------------------------------------------------------------------------------------------------------------------------


ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME


                                                                  1995/1994                                1994/1993
                                                 ---------------------------------------------------------------------------------
                                                    Increase/(Decrease) in Income/Expense    Increase/(Decrease) in Income/Expense
                                                             Due to Changes in:                         Due to changes in:
Taxable-equivalent basis
In thousands                                          Volume          Rate         Total        Volume          Rate         Total
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNINGS ASSETS
Short-term investments                              $(37,146)      $29,512       $(7,634)         $434       $14,457       $14,891
Loans held for sale                                   (1,693)        4,790         3,097        23,469         3,299        26,768
Securities
  U.S. Treasury                                      (11,828)       19,995         8,167        46,394        11,240        57,634
  U.S. Government agencies and corporations         (170,403)      (55,167)     (225,570)        2,079       (24,867)      (22,788)
  State and municipal                                   (813)       (2,139)       (2,952)      (11,420)        1,221       (10,199)
  Other debt                                          67,100        29,296        96,396        52,173        21,030        73,203
  Corporate stocks and other                            (797)        3,031         2,234        10,504                      10,504
                                                 ---------------------------------------------------------------------------------
    Total securities                                (131,303)        9,578      (121,725)      119,462       (11,108)      108,354
Loans, net of unearned income
  Consumer                                            70,864        77,886       148,750       106,245       (35,861)       70,384
  Residential mortgage                               146,315        58,135       204,450       347,196       (53,075)      294,121
  Commercial                                          50,719       109,077       159,796        67,451        57,570       125,021
  Commercial real estate                             (13,394)       55,004        41,610       (51,389)       59,552         8,163
  Other                                              (18,661)       24,278         5,617        30,004        10,063        40,067
                                                 ---------------------------------------------------------------------------------
    Total loans, net of unearned income              237,040       323,183       560,223       534,184         3,572       537,756
Other interest-earning assets                            569           252           821           180          (274)          (94)
                                                 ---------------------------------------------------------------------------------
    Total interest-earning assets                     $7,476      $427,306      $434,782      $645,395       $42,280      $687,675
                                                 ---------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Interest-bearing deposits
  Demand and money market                           $(27,425)     $103,549       $76,124       $14,070       $53,383       $67,453
  Savings                                             (6,539)       24,656        18,117         5,038        10,298        15,336
  Other time                                          69,376       158,703       228,079        36,207        (9,462)       26,745
  Deposits in foreign offices                         51,161        19,093        70,254        38,598         5,452        44,050
                                                 ---------------------------------------------------------------------------------
    Total interest-bearing deposits                   24,344       368,230       392,574        89,747        63,837       153,584
Borrowed funds
  Federal funds purchased                             13,670        50,302        63,972        44,850        27,994        72,844
  Repurchase agreements                               43,183       126,782       169,965       (64,566)       40,395       (24,171)
  Commercial paper                                   (17,781)       12,101        (5,680)       15,482        11,147        26,629
  Other                                               27,933        64,331        92,264        54,610        23,933        78,543
                                                 ---------------------------------------------------------------------------------
    Total borrowed funds                              66,999       253,522       320,521        43,194       110,651       153,845
Notes and debentures                                 (99,086)      162,400        63,314       228,641        12,139       240,780
                                                 ---------------------------------------------------------------------------------
  Total interest-bearing liabilities                  10,572       765,837       776,409       313,990       234,219       548,209
                                                 ---------------------------------------------------------------------------------
Change in net interest income                         $3,870     $(345,497)    $(341,627)     $359,168     ($219,702)     $139,466
----------------------------------------------------------------------------------------------------------------------------------


Changes attributable to rate/volume are prorated into rate and volume components. Average balances are based on amortized historical cost (excluding SFAS 115 adjustments to fair value).

STATISTICAL INFORMATION


AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS




                                                                     1995                                     1994
                                                 ---------------------------------------------------------------------------------
Year ended December 31
Taxable-equivalent basis
Average balances in millions,                       Average                    Average       Average                    Average
interest in thousands                              Balances        Interest  Yields/Rates   Balances        Interest  Yields/Rates
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets
  Short-term investments                           $ 1,034       $   68,570       6.63%      $ 1,721       $   76,204       4.43%
  Loans held for sale                                  725           54,361       7.50           749           51,264       6.84
  Securities
    U.S. Treasury                                    4,179          216,323       5.18         4,421          208,156       4.71
    U.S. Government agencies and corporations       13,527          766,116       5.66        16,494          991,686       6.01
    State and municipal                                363           35,596       9.81           371           38,548      10.40
    Other debt                                       3,757          259,291       6.90         2,742          162,895       5.94
    Corporate stocks and others                        314           21,646       6.89           327           19,412       5.93
                                                   ------------------------                  ------------------------
    Total securities                                22,140        1,298,972       5.87        24,355        1,420,697       5.83
  Loans, net of unearned income
    Consumer                                        12,013        1,078,420       8.98        11,192          929,670       8.31
    Residential mortgage                            10,812          807,848       7.47         8,806          603,398       6.85
    Commercial                                      15,852        1,284,993       8.11        15,185        1,125,197       7.41
    Commercial real estate                           5,014          472,423       9.42         5,171          430,813       8.33
    Other                                            1,933          129,602       6.70         2,245          123,985       5.52
                                                 ---------------------------                ---------------------------
    Total loans, net of unearned income             45,624        3,773,286       8.27        42,599        3,213,063       7.54
    Other interest-earning assets                       12              884       7.40             3               63       3.18
                                                 ---------------------------                ---------------------------
    Total interest-earning assets/interest income   69,535        5,196,073       7.47        69,427        4,761,291       6.86
Noninterest-earning assets
  Allowance for credit losses                       (1,319)                                   (1,391)
  Cash and due from banks                            3,044                                     2,951
  Other assets                                       3,871                                     3,375
                                                 ------------                             ------------
    Total assets                                   $75,131                                   $74,362
                                                 ---------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Interest-bearing deposits
    Demand and money market                        $12,254          356,893       2.91       $13,481          280,769       2.08
    Savings                                          3,732           89,448       2.40         4,081           71,331       1.75
    Other time                                      17,758          984,440       5.54        16,353          756,361       4.63
    Deposits in foreign offices                      1,974          121,035       6.13         1,083           50,781       4.69
                                                 ---------------------------                ---------------------------
    Total interest-bearing deposits                 35,718        1,551,816       4.34        34,998        1,159,242       3.31
  Borrowed funds
    Federal funds purchased                          3,142          188,103       5.99         2,850          124,131       4.35
    Repurchase agreements                            6,514          398,003       6.11         5,576          228,038       4.09
    Commercial paper                                   737           43,779       5.94         1,072           49,459       4.61
    Other                                            2,993          204,769       6.84         2,462          112,505       4.57
                                                 ---------------------------                ---------------------------
    Total borrowed funds                            13,386          834,654       6.24        11,960          514,133       4.30
  Notes and debentures                               9,790          621,092       6.34        11,662          557,778       4.78
                                                 ---------------------------                ---------------------------
Total interest-bearing
  liabilities/interest expense                      58,894        3,007,562       5.10        58,620        2,231,153       3.81
Noninterest-bearing liabilities and
  shareholders' equity
  Demand and other noninterest-bearing deposits      9,112                                     8,939
  Accrued expenses and other liabilities             1,341                                     1,272
  Shareholders' equity                               5,784                                     5,531
                                                 ------------                              ------------
    Total liabilities and shareholders' equity     $75,131                                  $ 74,362
                                                 ---------------------------------------------------------------------------------
Interest rate spread                                                              2.37                                      3.05
    Impact of noninterest-bearing liabilities                                      .78                                       .59
                                                               -------------------------------------------------------------------
    Net interest income/margin on earning assets                 $2,188,511       3.15%                    $2,530,138       3.64%
----------------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans are included in loans, net of unearned income. The impact of financial derivatives used in interest rate risk management is included in the interest income/expense and average yields/rates of the related assets and liabilities.


                    1993                                         1992                                        1991
----------------------------------------------------------------------------------------------------------------------------------
   Average                      Average        Average                    Average          Average                     Average
  Balances       Interest    Yields/Rates     Balances       Interest   Yields/Rates      Balances       Interest    Yields/Rates
----------------------------------------------------------------------------------------------------------------------------------
   $ 1,709     $   61,313       3.59%          $ 1,498     $   58,940       3.93%          $ 1,979    $   126,221       6.38%
       402         24,496       6.10               258         18,915       7.33               249         17,952       7.21

     3,425        150,522       4.40             3,307        204,127       6.17             3,065        236,662       7.72
    16,460      1,014,474       6.16            14,288      1,066,101       7.46             9,750        876,519       8.99
       481         48,747      10.14               716         70,748       9.89               947         98,634      10.42
     1,818         89,692       4.93               976         61,539       6.31               865         73,963       8.55
       150          8,908       5.93               108          5,598       5.18               160          7,432       4.63
---------------------------                 ---------------------------                 ---------------------------
    22,334      1,312,343       5.88            19,395      1,408,113       7.26            14,787      1,293,210       8.75

     9,924        859,286       8.66             9,586        907,111       9.46             9,939      1,095,354      11.02
     3,834        309,277       8.07             3,182        311,083       9.78             3,893        411,904      10.58
    14,257      1,000,176       7.02            15,035      1,054,014       7.01            19,093      1,698,677       8.90
     5,838        422,650       7.24             7,263        508,837       7.01             9,100        746,615       8.20
     1,688         83,918       4.97             1,207         76,574       6.34             1,295         99,374       7.67
---------------------------                 ---------------------------                 ---------------------------
    35,541      2,675,307       7.53            36,273      2,857,619       7.88            43,320      4,051,924       9.35
         1            157      20.68                 2            205       8.99                38          5,466      14.26
---------------------------                 ---------------------------                 ---------------------------
    59,987      4,073,616       6.79            57,426      4,343,792       7.56            60,373      5,494,773       9.10

    (1,510)                                     (1,663)                                     (1,665)
     2,757                                       2,637                                       2,911
     2,819                                       2,613                                       2,937
------------                                ------------                                ------------
   $64,053                                     $61,013                                     $64,556
----------------------------------------------------------------------------------------------------------------------------------


   $12,685        213,316       1.68           $12,545        371,299       2.96           $11,763        594,714       5.06
     3,760         55,995       1.49             3,434         96,139       2.80             3,917        188,950       4.82
    15,571        729,616       4.69            18,578      1,051,088       5.66            26,680      1,928,832       7.23
       222          6,731       3.03               676         28,050       4.15               452         27,069       6.00
---------------------------                 ---------------------------                 ---------------------------
    32,238      1,005,658       3.12            35,233      1,546,576       4.39            42,812      2,739,565       6.40

     1,686         51,287       3.04             1,917         68,460       3.57             2,102        121,183       5.76
     7,263        252,209       3.47             5,606        209,933       3.74             3,726        219,062       5.88
       691         22,830       3.30               576         20,848       3.62               379         22,658       5.97
     1,128         33,962       3.01             1,494         54,927       3.68             1,562         86,739       5.55
---------------------------                 ---------------------------                 ---------------------------
    10,768        360,288       3.35             9,593        354,168       3.69             7,769        449,642       5.79
     6,882        316,998       4.61             3,391        202,947       5.98             1,795        137,907       7.68
---------------------------                 ---------------------------                 ---------------------------
    49,888      1,682,944       3.37            48,217      2,103,691       4.36            52,376      3,327,114       6.35

     7,986                                       7,539                                       7,464
     1,293                                       1,104                                         888
     4,886                                       4,153                                       3,828
------------                                ------------                                ------------
   $64,053                                     $61,013                                     $64,556
----------------------------------------------------------------------------------------------------------------------------------
                                3.42                                        3.20                                        2.75
                                 .57                                         .70                                         .84
             --------------------------                  --------------------------                  --------------------------
               $2,390,672       3.99%                      $2,240,101       3.90%                      $2,167,659       3.59%
----------------------------------------------------------------------------------------------------------------------------------


STATISTICAL INFORMATION


SECURITIES

CARRYING VALUE OF SECURITIES
December 31

In millions                                       1995        1994        1993
--------------------------------------------------------------------------------
Securities available for sale
  Debt securities
    U.S. Treasury                               $ 3,280     $   663     $ 2,402
    U.S. Government agencies and corporations
      Mortgage related                            7,459       2,092       8,097
      Other                                       1,034          21          24
    State and municipal                             367           7           2
      Asset-backed private placements             1,604
    Other
      Mortgage related                            1,113         732         705
      Other                                         525         146          97
  Corporate stocks and other                        457         129          61
                                                -------------------------------
    Total securities available for sale          15,839       3,790      11,388
Investment securities
  Debt securities
    U.S. Treasury                                           $ 3,317     $ 1,280
    U.S. Government agencies and corporations
      Mortgage related                                       11,795      11,311
      Other                                                   1,000
    State and municipal                                         360         394
    Asset-backed private placements                           1,597
    Other
      Mortgage related                                          726         513
      Other                                                     775         339
  Other                                                         310         271
                                                            -------------------
    Total investment securities                              19,880      14,108
                                                -------------------------------
    Total securities                            $15,839     $23,670     $25,496
-------------------------------------------------------------------------------

CONTRACTUAL MATURITY DISTRIBUTION OF SECURITIES

                                                                       After      After
                                                                    One Year Five Years
December 31, 1995                                     One Year       Through    Through       After       No Fixed
Dollars in millions                                    or Less    Five Years  Ten Years   Ten Years       Maturity          Total
---------------------------------------------------------------------------------------------------------------------------------
Securities available for sale
Debt securities
  U.S. Treasury                                         $1,948        $1,314        $18                                   $ 3,280
  U.S. Government agencies and corporations
    Mortgage-related                                                                                       $ 7,459          7,459
    Other                                                    5                                               1,029          1,034
  State and municipal                                       37            75         68        $187                           367
  Asset-backed private placements                                                                            1,604          1,604
  Other debt
    Mortgage-related                                                                                         1,113          1,113
    Other                                                    4             5          7          80            429            525
Other                                                                                                          457            457
                                                        -------------------------------------------------------------------------
  Total securities available for sale                   $1,994        $1,394        $93        $267        $12,091        $15,839
                                                        -------------------------------------------------------------------------
Percent of total securities available for sale           12.59%         8.80%       .59%       1.69%         76.33%        100.00%
Weighted average yield                                    5.01          7.46       9.67        9.89           6.43           6.42
---------------------------------------------------------------------------------------------------------------------------------

The table above sets forth the contractual maturity distribution of the securities portfolio at December 31, 1995. U.S.
Government agency debt and mortgage-backed and asset-backed securities are included in the No Fixed Maturity category. Based on expected prepayment rates and historical experience, the weighted average expected maturity of such securities was approximately 2 years and 10 months at December 31, 1995.

Weighted average yields are based on historical cost with effective yields weighted for the contractual maturity of each security. Tax-exempt securities have been adjusted to a taxable-equivalent basis using a federal income tax rate of 35 percent. At December 31, 1995, $6.1 billion notional value of interest rate swaps and caps designated to the securities portfolio altered the contractual weighted average yield from
6.42 percent to 6.45 percent.

LOANS

December 31
In millions                                   1995          1994          1993          1992          1991
----------------------------------------------------------------------------------------------------------
Consumer                                   $13,539       $11,851       $10,940       $ 9,585       $ 9,881
Residential mortgage                        11,689         9,746         8,611         3,577         3,737
Commercial                                  16,812        15,545        15,521        14,766        16,445
Commercial real estate                       4,914         5,063         5,169         6,503         7,685
Other                                        2,102         2,223         2,231         1,900         1,643
                                           ---------------------------------------------------------------
  Total loans                               49,056        44,428        42,472        36,331        39,391
    Unearned income                           (403)         (385)         (359)         (388)         (629)
                                           ---------------------------------------------------------------
    Loans, net of unearned income          $48,653       $44,043       $42,113       $35,943       $38,762
----------------------------------------------------------------------------------------------------------

STATISTICAL INFORMATION


LOAN MATURITIES AND INTEREST SENSITIVITY

December 31, 1995              One Year  One Through        After         Gross
In millions                     or Less   Five Years   Five Years         Loans
-------------------------------------------------------------------------------
Commercial                       $6,197       $7,448       $3,167       $16,812
Real estate project                 601        1,152          386         2,139
                                 ----------------------------------------------
  Total                          $6,798       $8,600       $3,553       $18,951
                                 ----------------------------------------------
Loans with predetermined rate    $  963       $1,858       $  673       $ 3,494
Loans with floating rate          5,835        6,742        2,880        15,457
                                 ----------------------------------------------
  Total                          $6,798       $8,600       $3,553       $18,951
-------------------------------------------------------------------------------

At December 31, 1995, $4.0 billion of interest rate swaps designated to commercial and commercial real estate loans altered the interest rate characteristics of such loans. The impact of the interest rate swaps is not reflected in the table above.

NONPERFORMING ASSETS

Generally, a loan is classified as nonaccrual when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed for 90 days or more, unless such loan is well secured and in the process of collection. When interest accrual is discontinued, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged to the allowance for credit losses. A loan is categorized as restructured if the original interest rate on such loan, repayment terms, or both were restructured due to a deterioration in the financial condition of the borrower.

December 31
Dollars in millions                                                               1995       1994       1993       1992       1991
----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                                  $335       $496     $  656     $1,620     $2,431
Restructured loans                                                                  23         69        200        185         21
                                                                                  ------------------------------------------------
  Total nonperforming loans                                                        358        565        856      1,805      2,452
Foreclosed assets                                                                  178        192        268        436        443
                                                                                  ------------------------------------------------
  Total nonperforming assets                                                      $536       $757     $1,124     $2,241     $2,895
                                                                                  ------------------------------------------------
Nonperforming loans to period-end loans                                            .74%      1.28%      2.03%      5.02%      6.33%
Nonperforming assets to period-end loans and foreclosed assets                    1.10       1.71       2.65       6.16       7.38
Nonperforming assets to total assets                                               .73        .98       1.48       3.41       4.59
Interest computed on original terms                                               $ 36       $ 54     $   74     $  150     $  260
Interest recognized                                                                 10         14         19         19         40
----------------------------------------------------------------------------------------------------------------------------------

PAST DUE LOANS

The following table presents information concerning accruing loans which are contractually past due 90 days or more as to principal or interest payments and excludes loans reported as either nonaccrual or restructured.

December 31
In millions                                                       1995      1994      1993      1992      1991
--------------------------------------------------------------------------------------------------------------
Past due loans                                                    $225      $175      $171      $237      $272
As a percentage of total loans, net of unearned income             .46%      .40%      .41%      .66%      .70%
--------------------------------------------------------------------------------------------------------------

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is based on periodic evaluations of the loan portfolio by management. These evaluations consider, among other factors, historic losses within specific industries, current economic conditions, loan portfolio trends, specific credit reviews and estimates based on subjective factors.

During 1995 and 1994, stronger economic conditions combined with management's ongoing efforts to improve asset quality resulted in lower nonperforming assets and net charge-offs, and a higher reserve coverage of nonperforming loans.

SUMMARY OF LOAN LOSS EXPERIENCE

Year ended December 31
Dollars in  millions                    1995     1994     1993     1992     1991
--------------------------------------------------------------------------------
Balance at beginning of year         $1,352   $1,372   $1,568   $1,645   $1,526
Charge-offs
  Consumer                              107       92      102      111      139
  Residential mortgage                   10       16        8        4        7
  Commercial                             84      116      168      339      555
  Commercial real estate
    Commercial mortgage                  23       15       49       23       58
    Real estate project                  14       37      186      210      272
  Other                                   2        1        1        8       12
                                     ------------------------------------------
    Total loans charged off             240      277      514      695    1,043
Recoveries
  Consumer                               39       40       36       31       28
  Residential mortgage                    2        1        1
  Commercial                             49       59       56       66       43
  Commercial real estate
    Commercial mortgage                   9        5        4        1        4
    Real estate project                   6       10        8        7        7
  Other                                   2        1        3        2        2
                                     ------------------------------------------
    Total recoveries                    107      116      108      107       84
                                     ------------------------------------------
    Net charge-offs                     133      161      406      588      959
Net charge-offs on bulk loan
 sales and assets held for
 accelerated disposition                          (8)    (182)
Provision for credit losses               6       84      350      495    1,152
Acquisitions/divestitures                34       65       42       16      (74)
                                     ------------------------------------------
Balance at end of year               $1,259   $1,352   $1,372   $1,568   $1,645
                                     ------------------------------------------
Allowance as a percent of
  period-end
    Loans                              2.59%    3.07%    3.26%    4.36%    4.24%
    Nonperforming loans              351.68   239.29   160.28    86.87    67.09
As a percent of average loans
    Net charge-offs including bulk
     loan sales and assets held
     for accelerated disposition        .29      .40     1.65     1.62     2.21
    Net charge-offs excluding
     bulk loan sales and assets
     held for accelerated
     disposition                        .29      .38     1.14     1.62     2.21
    Provision for credit losses         .01      .20      .99     1.36     2.66
    Allowance for credit losses        2.76     3.17     3.86     4.32     3.80
Allowance as a multiple of net
 charge-offs including bulk loan
 sales and assets held for
 accelerated disposition               9.47x    8.00x    2.33x    2.67x    1.72x
Allowance as a multiple of net
 charge-offs excluding bulk loan
 sales and assets held for
 accelerated disposition               9.47     8.40     3.38     2.67     1.72
-------------------------------------------------------------------------------

STATISTICAL INFORMATION

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


ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

December 31
In millions                        1995      1994      1993      1992      1991
-------------------------------------------------------------------------------
Commercial                       $  585    $  603    $  572    $  643    $  912
Commercial real estate              332       419       498       746       569
Consumer                            203       184       202       153       139
Residential mortgage                112       116        86         8         5
Other                                27        30        14        18        20
                                 ----------------------------------------------
  Total                          $1,259    $1,352    $1,372    $1,568    $1,645
-------------------------------------------------------------------------------

The following table presents the percentage distribution of the allocation of allowance for credit losses and the categories of loans as a percentage of gross loans.

                            1995                  1994                  1993                    1992                    1991
                     --------------------------------------------------------------------------------------------------------------
December 31          Allowance   Loans     Allowance   Loans     Allowance    Loans      Allowance    Loans      Allowance    Loans
-----------------------------------------------------------------------------------------------------------------------------------
Commercial               46.5%   34.3%         44.6%   35.0%         41.7%     36.5%          41.0%    40.7%         55.4%    41.7%
Commercial real
  estate                 26.4    10.0          31.0    11.4          36.3      12.2           47.6     17.9          34.6     19.5
Consumer                 16.1    27.6          13.6    26.7          14.7      25.7            9.8     26.4           8.5     25.1
Residential mortgage      8.9    23.8           8.6    21.9           6.3      20.3             .5      9.8            .3      9.5
Other                     2.1     4.3           2.2     5.0           1.0       5.3            1.1      5.2           1.2      4.2
                     --------------------------------------------------------------------------------------------------------------
  Total                 100.0%  100.0%        100.0%  100.0%        100.0%    100.0%         100.0%   100.0%        100.0%   100.0%
-----------------------------------------------------------------------------------------------------------------------------------

MATURITY OF TIME DEPOSITS OF $100,000
OR MORE

A majority of foreign deposits were in denominations of $100,000 or more. The table below provides maturities of domestic item deposits of $100,000 or more.


December 31, 1995                  Certificates        Other Time
In millions                          of Deposit          Deposits         Total
-------------------------------------------------------------------------------
Three months or less                     $  744              $107        $  851
Over three through six months               262                53           315
Over six through twelve months              187               123           310
Over twelve months                        1,219               157         1,376
                                         --------------------------------------
  Total                                  $2,412              $440        $2,852
-------------------------------------------------------------------------------

BORROWED FUNDS

Federal funds purchased represent overnight borrowings. Repurchase agreements generally have maturities of 18 months or less. At December 31, 1995, 1994, and 1993, $361 million, $51 million and $2.7 billion, respectively, of repurchase agreements had original maturities which exceeded one year. Commercial paper is issued in maturities not to exceed nine months and is stated net of discount.

Other borrowed funds consist primarily of term federal funds purchased and U.S. Treasury, tax and loan borrowings which are payable on demand. At December 31, 1995 and 1994, $1.5 billion and $350 million, respectively, notional value of interest rate swaps were designated to borrowed funds. The effect of these swaps is not included in the rates set forth in the table.


                                                       1995                    1994                     1993
                                                  ----------------------------------------------------------------

Dollars in millions                               Amount     Rate         Amount     Rate          Amount     Rate
------------------------------------------------------------------------------------------------------------------
Federal funds purchased
  Year-end balance                                $3,817     5.29%        $2,219     5.88%         $2,101     3.06%
  Average during year                              3,142     5.99          2,850     4.35           1,686     3.04
  Maximum month-end balance during year            6,446                   4,706                    3,711

Repurchase agreements
  Year-end balance                                 2,851     5.89          4,302     5.59           5,604     3.56
  Average during year                              6,514     6.11          5,576     4.09           7,263     3.47
  Maximum month-end balance during year            7,981                   6,971                    9,256

Commercial paper
  Year-end balance                                   753     5.74          1,226     5.71             514     3.24
  Average during year                                737     5.94          1,072     4.61             691     3.30
  Maximum month-end balance during year            1,207                   1,861                    1,117

Other
  Year-end balance                                 1,244     5.63          4,446     5.46           4,117     3.11
  Average during year                              2,993     6.84          2,462     4.57           1,128     3.01
  Maximum month-end balance during year            4,134                   5,601                    6,027
------------------------------------------------------------------------------------------------------------------

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

The taxable-equivalent adjustment shown in the table below is based on a federal income tax rate of 35 percent for 1995, 1994 and 1993, and 34 percent for all other years.

Year ended December 31
In thousands                                            1995            1994            1993            1992            1991
----------------------------------------------------------------------------------------------------------------------------
Interest income, book basis                       $5,149,431      $4,723,147      $4,022,771      $4,281,178      $5,399,913
Taxable-equivalent adjustment                         46,642          38,144          50,845          62,614          94,860
                                                  --------------------------------------------------------------------------
Interest income taxable-equivalent basis           5,196,073       4,761,291       4,073,616       4,343,792       5,494,773
Interest expense                                   3,007,562       2,231,153       1,682,944       2,103,691       3,327,114
                                                  --------------------------------------------------------------------------
Net interest income, taxable-equivalent basis     $2,188,511      $2,530,138      $2,390,672      $2,240,101      $2,167,659
----------------------------------------------------------------------------------------------------------------------------

COMMON STOCK PRICES/DIVIDENDS DECLARED

The table below sets forth by quarter the range of high and low sale prices for PNC Bank Corp. common stock and the cash dividends declared per common share.

                                                            Cash Dividends
1995 QUARTER                   High           Low                 Declared
-----------------------------------------------------------------------------
First                       $25.750       $21.125                     $.35
Second                       28.125        24.250                      .35
Third                        28.625        23.625                      .35
Fourth                       32.375        26.125                      .35
                                                            ----------------
  Total                                                              $1.40
-----------------------------------------------------------------------------

1994 QUARTER
-----------------------------------------------------------------------------
First                       $29.875       $25.250                     $.32
Second                       31.625        26.125                      .32
Third                        30.000        25.625                      .32
Fourth                       26.375        20.000                      .35
                                                            ----------------
  Total                                                              $1.31
-----------------------------------------------------------------------------

REGISTRAR AND TRANSFER AGENT

Chemical Bank
85 Challenger Road
Overpeck Center
Ridgefield Park, NJ 07660
800-982-7652

TO EXCHANGE MIDLANTIC STOCK CERTIFICATES

Midlantic Bank, N.A.
Metro Park Plaza
P.O. Box 600
Edison, NJ 08818
Attn: Corporate Securities Services
908-205-4517

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

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The PNC Bank Corp. dividend reinvestment and stock purchase plan enables holders of common and preferred stock to purchase additional shares of common stock conveniently and without paying brokerage commissions or service charges. A prospectus and enrollment card may be obtained by writing to Shareholder Relations at corporate headquarters.