Form 10-K, Exhibit 13
period 1996-12-31
PNC BANK CORP
filed 1997-03-21
CIK 713676

                                                                      EXHIBIT 13
Excerpts From 1996 Annual Report to Shareholders

Corporate
     FINANCIAL REVIEW 1996 versus 1995


This Corporate Financial Review should be read in conjunction with the PNC Bank Corp. and subsidiaries ("Corporation" or "PNC Bank") Consolidated Financial Statements and Statistical Information included herein.

OVERVIEW

PNC BANK CORP. The Corporation is one of the largest diversified financial services companies in the United States and operates five lines of business:
Consumer Banking, Corporate Banking, Real Estate Banking, Mortgage Banking and Asset Management. Each line of business focuses on specific customer segments and offers financial products and services in PNC Bank's primary geographic locations in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky and nationally through retail distribution networks and alternative delivery channels.

On December 31, 1995, Midlantic Corporation ("Midlantic"), a bank holding company with $13.6 billion in assets, merged with the Corporation. Each outstanding share of Midlantic common stock was converted into 2.05 shares of PNC Bank's common stock. Approximately 112 million shares were issued in connection with the merger. The transaction was accounted for as a pooling of interests and accordingly all financial data prior to January 1, 1996 has been restated as if the entities were combined for all such prior periods.

SUMMARY FINANCIAL RESULTS Net income for 1996 was $992 million or $2.87 per fully diluted share compared with $408 million and $1.19 per fully diluted share in 1995. These results reflect continued progress in implementing strategic initiatives including: completion of the balance sheet repositioning to reduce wholesale leverage; solid growth from fee-based businesses; successful integration of the Midlantic acquisition; and the initiation of share repurchases in the second half of 1996.

The 1996 results include a $22 million after-tax charge for a special one-time deposit insurance assessment mandated by Congress to recapitalize the Savings Association Insurance Fund ("SAIF"). In 1995, $380 million of after-tax charges were recorded in connection with the Midlantic merger and actions taken to reposition the balance sheet. The following table sets forth a summary of financial results for 1996 and 1995 showing the impact of these charges.

                                           --------------------
Year ended December 31                        1996        1995
---------------------------------------------------------------
AS REPORTED
Net income (in millions)                      $992        $408
Fully diluted earnings per common share       2.87        1.19
Return on
   Average common shareholders' equity       17.18%       7.05%
   Average assets                             1.40         .54

EXCLUDING NONRECURRING CHARGES
Earnings (in millions)                      $1,015        $788
Fully diluted earnings per common share       2.94        2.29
Return on
   Average common shareholders' equity       17.58%      13.67%
   Average assets                             1.43        1.05
---------------------------------------------------------------

Taxable-equivalent net interest income increased 13.2% to $2.5 billion and net interest margin widened 68 basis points to 3.83% for 1996. These increases were primarily due to loan growth, the October 1995 Chemical Bank, New Jersey ("Chemical") acquisition and changes in balance sheet composition.

Noninterest income before securities transactions increased 10.7% to $1.4 billion for 1996. The increase was broad-based, led by strong growth in asset management, mutual fund processing, deposit services, treasury management, brokerage and corporate finance.

Operating expenses totaled $2.3 billion in 1996 compared with $2.5 billion in 1995. Excluding the SAIF assessment in 1996 and one-time charges taken in 1995, the efficiency ratio improved to 58.8% for 1996 compared with 64.3% a year ago. This improvement reflects cost savings associated with the Midlantic integration, cost control strategies and lower Bank Insurance Fund premiums.

At December 31, 1996, total assets were $73.3 billion. Average earning assets declined $4.8 billion during 1996 to $64.7 billion primarily due to reductions in securities partially offset by the Chemical acquisition, loan growth and credit card portfolio purchases. Average loans increased $3.5 billion in 1996 to $49.1 billion, representing 75.9% of average earning assets compared with 65.6% a year ago. Excluding the Chemical acquisition and purchased credit card portfolios, average loans increased 3.7%.

Asset quality and coverage ratios remained strong. Net charge-offs for 1996 were .33% of average loans compared with .29% for 1995. The allowance for credit losses as a percent of nonperforming loans and total loans was 334% and 2.25%, respectively, at December 31, 1996 compared with 352% and 2.59% a year ago.

PNC Bank aggressively pursued capital management initiatives in the second half of 1996. The Corporation repurchased 22.7 million shares of common stock and the common stock dividend was increased 5.7%. The Corporation also issued $300 million of preferred stock and $350 million of trust preferred capital securities to reduce the overall cost of equity. The proceeds from these issuances are being used for share repurchases.

The Midlantic acquisition was the largest merger transaction executed by PNC Bank and, at the time of the merger announcement, was the sixth largest in banking history. This transaction, along with the Chemical acquisition, created a unique opportunity to accelerate the balance sheet realignment, increase the base of stable core deposits and significantly expand PNC Bank's position in the strategically important Philadelphia and New Jersey markets. The major goal for 1996 was to successfully integrate these acquisitions and achieve the financial objectives stated at the time of the Midlantic merger announcement. These objectives included increasing earnings per share to $2.87 in 1996, improving net interest margin and balance sheet composition, and generating cost savings through merger integration of $81 million in 1996. These objectives were all accomplished. Earnings per share were $2.87 in 1996, and $2.94, excluding the SAIF charge. Net interest margin widened 68 basis points to 3.83% and cost savings of approximately $110 million were generated through aggressive execution of the integration plan. These accomplishments positioned PNC Bank to accelerate AAA-related initiatives as cost savings and excess capital are available for reinvestment in this growth opportunity.

Management believes the Corporation is well positioned to achieve continued increases in earnings per share in 1997. Revenue growth is anticipated from consumer initiatives, primarily AAA-related, and continued expansion of fee-based businesses. Expenses are expected to increase primarily due to investments associated with the nationwide rollout of services to AAA members. Management expects modest loan loss provisions for 1997 and anticipates earnings per share will continue to benefit from additional common share repurchases.

BUSINESS STRATEGIES Financial services providers are challenged by intense competition. Loan pricing and credit standards are under competitive pressure as lenders seek to deploy capital and a broader range of borrowers have access to capital markets. Traditional deposit activities are subject to pricing pressures and customer migration as the competition for consumer investment dollars intensifies among banks and other financial services companies. In this environment, PNC Bank's strategies are focused on investing in businesses with growth opportunities, aggressively managing capital and generating appropriate returns from traditional spread businesses by managing leverage and reducing delivery costs.

In Consumer Banking, which contributed 49% of total line of business earnings in 1996, changes in consumer preferences and technological advancements are transforming the way consumer products and services are delivered. Traditional delivery channels, such as retail branches, are being reduced and replaced with more technologically-advanced, cost-efficient means such as telebanking, automated teller machines ("ATM") and on-line banking through personal computers. Investments in alternative delivery channels allow PNC Bank to reduce costs and expand the geographic scope of the Corporation's markets.

Corporate
     FINANCIAL REVIEW 1996 versus 1995


The AAA agreement gives PNC Bank the exclusive right to offer a wide range of financial products and services to the organization's 34 million members nationwide. Substantially all of the products will be offered through alternative delivery channels thereby leveraging the existing technology infrastructure.

In Corporate Banking, PNC Bank is focused on developing fee-based products and services as alternatives to traditional balance sheet leverage. These include syndication, treasury management, interest rate risk management and capital markets. Fee-based products and services are targeted to industries such as health care, communications, energy, metals and mining and financial institutions. Total fee-based revenues in Corporate Banking increased 27.9% in 1996 reflecting these targeted initiatives. Corporate Banking also provides a full range of leasing and commercial finance products as alternatives to traditional financings.

PNC Bank is a recognized industry leader in treasury management providing collection, disbursement, information management and investment management services. Treasury management emphasizes the use of technology to facilitate electronic commerce and improve productivity and customer service.

PNC Bank's Asset Management business, with $109 billion in assets under management, is among the largest in the country. It is the second largest U.S. bank manager of mutual funds and one of the largest mutual fund service providers. Asset Management's initiatives focus on expanding product marketing and distribution channels and leveraging mutual fund processing capabilities. The mutual fund processing business specializes in providing institutional customers with custom designed products and custody, transfer agent, accounting and administrative services.

Compass Capital Funds(SM) ("Compass"), PNC Bank's proprietary mutual fund family, with approximately $11 billion in assets, provide institutional and individual investors with a full range of equity, bond and money market investment options. The funds are offered throughout the Corporation's retail branch network and marketed nationally through agreements with over 70 brokerage firms. Growth in Compass assets benefited from strong performance relative to respective benchmarks. Of the sixteen funds currently ranked by Morningstar, nine have received a four or five star rating.

Real Estate Banking has consistently been a leading provider of credit services to the real estate industry. This line of business is challenged by competitive lending pressures and disintermediation as nonbank competitors increasingly enter the market. In this environment, Real Estate Banking is focused on enhancing financial performance through business cycles by reducing reliance on balance sheet leverage, expanding fee-based revenue and enhancing distribution capabilities. Targeted growth areas include treasury management, loan syndication, commercial mortgage-backed securitizations and private debt placements.

Mortgage banking remains a highly-fragmented, commodity-based business requiring an efficient infrastructure and increasingly higher volumes. To remain competitive and produce appropriate returns, the Mortgage Banking line of business is focused on reducing costs by consolidating back office operations and utilizing technology to enhance origination and operating platform efficiencies. Mortgage Banking continues to expand origination capabilities by leveraging the Corporation's distribution network and private banking capabilities and by expanding the retail distribution network in certain geographic regions.

FORWARD-LOOKING STATEMENTS PNC Bank has made, and may continue to make, various forward-looking statements with respect to earnings per share, costs savings related to the Midlantic acquisition, the AAA agreement, credit quality, corporate objectives and other financial and business matters. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from forward-looking statements.

In addition to factors previously disclosed by the Corporation and factors identified elsewhere herein, the following factors, among others, could cause actual results to differ materially from such forward-looking statements: continued pricing pressures on loan and deposit products; success and timing of business strategies; extent and timing of capital management actions; competition; changes in economic conditions; the extent and timing of actions of the Federal Reserve Board; continued customer disintermediation; customers' acceptance of PNC Bank's products and services; and the extent and timing of legislative and regulatory actions and reforms.

LINE OF BUSINESS REVIEW

The management accounting process uses various methods of balance sheet and income statement allocations and transfers to evaluate the performance of various business units. Unlike financial accounting, there is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles. The following information is based on management accounting practices which conform to and support PNC Bank's management structure and is not necessarily comparable with similar information for any other financial services institution. Allocations and transfers may change from time to time as the management accounting system is enhanced and business or product lines change.

The Corporation operates five lines of business: Consumer Banking, Corporate Banking, Real Estate Banking, Mortgage Banking and Asset Management. Line of business results presented herein reflect each line of business as if it operated on a stand-alone basis. Securities or borrowings, and related interest rate spread, have been assigned to each line of business based on the net asset or liability position. Consumer Banking was a net generator of funds and, accordingly, was assigned securities, while the other lines of business received an assignment of borrowings as net asset generators.

Capital is assigned to each business unit based on management's assessment of inherent risks and equity levels at independent companies that provide similar products and services. Capital assignments are not equivalent to regulatory capital guidelines and the total amount assigned will vary from consolidated shareholders' equity.

Total line of business results differ from consolidated results primarily due to asset/liability management activities, the provision for credit losses and certain nonrecurring and unallocated items.

Asset/liability management activities reflect the residual of the assignment of wholesale assets and liabilities to the lines of business. In addition, securities transactions and the impact of financial derivatives used for interest rate risk management are included in this adjustment. The line of business provision for credit losses is a charge or credit to earnings to reflect current loss experience. Nonrecurring and other items primarily consist of the one-time SAIF assessment in 1996 and merger related special charges in 1995.


LINE OF BUSINESS

                                         -----------------------------------------------------------------------------------------
                                                                                                                      Return on
                                           Average Assets               Revenue               Earnings           Assigned Capital
                                         -----------------------------------------------------------------------------------------
Year ended December 31- dollars in          1996       1995        1996        1995        1996        1995       1996       1995
millions
----------------------------------------------------------------------------------------------------------------------------------
Consumer Banking                         $39,197    $37,213      $2,217      $2,021        $462        $431         21%         21%
Corporate Banking                         16,930     16,182         769         731         266         237         13          13
Real Estate Banking                        3,802      3,886         181         192          89          88         15          14
Mortgage Banking                          13,387     12,385         401         401          63          48         10           9
Asset Management                             587        449         314         255          58          43         34          33
-------------------------------------------------------------------------------------------------------------
   Total line of business                 73,903     70,115       3,882       3,600         938         847         17          16
Asset/liability management activities     (3,492)     4,213         (41)       (464)        (35)       (341)
Unallocated provision                                                                        89          64
Nonrecurring and other items                 396        803          33          13                    (162)
-------------------------------------------------------------------------------------------------------------
   Total consolidated                    $70,807    $75,131      $3,874      $3,149        $992        $408         17           7
-----------------------------------------------------------------------------------------------------------------------------------

Corporate
     FINANCIAL REVIEW 1996 versus 1995

CONSUMER BANKING

                                                ------------------------------------------------------------------------------
                                                   Community Banking           Private Banking                  Total
                                                ------------------------------------------------------------------------------
Year ended December 31- dollars in millions         1996        1995          1996           1995          1996        1995
------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                               $1,503      $1,403           $93            $78        $1,596      $1,481
Noninterest income                                   365         322           256            218           621         540
                                                ------------------------------------------------------------------------------
   Total revenue                                   1,868       1,725           349            296         2,217       2,021
Provision for credit losses                          121          65             1              1           122          66
Noninterest expense                                1,145       1,069           242            212         1,387       1,281
                                                ------------------------------------------------------------------------------
   Pretax earnings                                   602         591           106             83           708         674
Income taxes                                         207         213            39             30           246         243
                                                ------------------------------------------------------------------------------
   Earnings                                         $395        $378           $67            $53          $462        $431
------------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCE SHEET
Loans                                            $15,214     $13,479        $2,340         $1,903       $17,554     $15,382
Assigned assets                                   20,324      20,742                                     20,324      20,742
Other assets                                         912         664           407            425         1,319       1,089
                                                ------------------------------------------------------------------------------
   Total assets                                  $36,450     $34,885        $2,747         $2,328       $39,197     $37,213
                                                ------------------------------------------------------------------------------

Net deposits                                     $34,299     $32,783        $1,621         $1,456       $35,920     $34,239
Assigned funds                                                                 175            143           175         143
Other funds                                          231         326           678            495           909         821
Assigned capital                                   1,920       1,776           273            234         2,193       2,010
                                                ------------------------------------------------------------------------------
   Total funds                                   $36,450     $34,885        $2,747         $2,328       $39,197     $37,213
------------------------------------------------------------------------------------------------------------------------------

PERFORMANCE RATIOS
After-tax profit margin                               21%         22%          19%            18%            21%         21%
Efficiency                                            62          62           69             72             63          63
Return on assigned capital                            21          21           24             22             21          21
------------------------------------------------------------------------------------------------------------------------------


The Consumer Banking line of business includes: Community Banking which serves small business customers and all other consumers who use traditional branch and direct banking services; and Private Banking which provides affluent customers with personal and charitable trust, brokerage and specialized retail banking financial services.

Consumer Banking earnings accounted for 49% of total line of business earnings in 1996 compared with 51% a year ago. Earnings increased $31 million or 7% reflecting 10% growth in revenue offset by a higher allocated provision for credit losses and an 8% increase in expenses. The provision for credit losses increased $56 million primarily due to credit card portfolio growth and the impact of the Chemical acquisition. Noninterest expense increased primarily due to the Chemical acquisition and investments in AAA-related initiatives. Average loans in the Consumer Bank increased 14% in the comparison. Excluding the Chemical acquisition average loans increased 6%. Consumer loan growth primarily consisted of credit cards including purchased AAA-affinity portfolios, higher education lending and mortgages in the Private Bank.

Earnings from Community Banking increased 4% in the comparison to $395 million in 1996 due to revenue growth driven by an increase in average earning assets and growth in deposit service fees. Higher revenue levels offset higher expenses associated with the Chemical acquisition and AAA-related initiatives. Private Banking earnings increased 26% primarily due to new trust business and higher brokerage revenue. Return on assigned capital increased to 24% compared with 22% a year ago.

In January 1996, an agreement was reached with AAA to exclusively offer financial products and services to the organization's 34 million members nationwide. The agreement provides for an initial term of ten years, with two five-year renewal options. A full range of consumer products and services will be offered including credit card, automobile, student, home equity and residential mortgage loans, as well as deposit accounts and money market mutual funds. These products and services will be marketed in conjunction with AAA and will be delivered primarily through the Corporation's direct banking channels. In connection with this agreement, the Corporation acquired five AAA-affinity credit card portfolios totaling $1.6 billion at a premium of $249 million and assumed the operation of an affinity card service center. In 1997, the Corporation expects to aggressively market products and services to AAA members, primarily credit card related. Due to the incentives and costs associated with these initiatives, expenses are expected to exceed related revenues in 1997.

CORPORATE BANKING

--------------------------------------------------------------------------------------------------------------------------
                                  Middle Market          Large Corporate        Equity Management             Total
--------------------------------------------------------------------------------------------------------------------------
Year ended December 31-          1996        1995        1996        1995       1996         1995        1996        1995
dollars in millions
--------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income              $416        $438         $113        $107        $(3)       $(4)        $526        $541
Noninterest income                119         105           52          51         72         34          243         190
                             ---------------------------------------------------------------------------------------------
   Total revenue                  535         543          165         158         69         30          769         731
Provision for credit loses         (4)         35            4          (2)                                            33
Noninterest expense               251         255           91          76          7          4          349         335
                             ---------------------------------------------------------------------------------------------
   Pretax earnings                288         253           70          84         62         26          420         363
Income taxes                      113          91           19          26         22          9          154         126
                             ---------------------------------------------------------------------------------------------
   Earnings                      $175        $162          $51         $58        $40        $17         $266        $237
--------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCE SHEET
Loans                         $11,571     $11,336       $4,401      $4,202        $49        $31      $16,021     $15,569
Other assets                      557         361          168          95        184        157          909         613
                             ---------------------------------------------------------------------------------------------
   Total assets               $12,128     $11,697       $4,569      $4,297       $233       $188      $16,930     $16,182
                             ---------------------------------------------------------------------------------------------

Net deposits                   $1,555      $1,557         $490        $453                             $2,045      $2,010
Assigned funds                  8,568       8,332        3,565       3,360       $139       $115       12,272      11,807
Other funds                       566         444                       20         26         17          592         481
Assigned capital                1,439       1,364          514         464         68         56        2,021       1,884
                             ---------------------------------------------------------------------------------------------
   Total funds                $12,128     $11,697       $4,569      $4,297       $233       $188      $16,930     $16,182
                             ---------------------------------------------------------------------------------------------

PERFORMANCE RATIOS
After-tax profit margin            33%         30%          31%         37%        58%        57%          35%         32%
Efficiency                         47          47           55          48         11         12           45          46
Return on assigned capital         12          12           10          13         59         30           13          13
--------------------------------------------------------------------------------------------------------------------------


The Corporate Banking line of business includes: Middle Market which serves customers with annual sales of $5 million to $250 million and those in certain specialized industries; Large Corporate which serves customers with annual sales of more than $250 million; and Equity Management which makes venture capital investments.

Corporate Banking contributed 28% of total line of business earnings in both 1996 and 1995. Earnings increased $29 million or 12% primarily due to higher venture capital gains and a lower allocated provision. Net interest income declined in the comparison as narrower lending spreads more than offset the impact from a $452 million increase in average loans. Excluding venture capital gains, Corporate Banking fee-based revenue increased 10% due to expanded treasury management and corporate finance activities. Treasury management continues to produce revenue growth exceeding national averages. Revenues increased 18% over 1995.

Middle Market earnings increased 8% in the comparison as a lower allocated provision resulting from improved asset quality more than offset a decline in revenue driven by narrower lending spreads. Fee-based revenue increased primarily due to treasury management services. Large Corporate earnings declined primarily due to operating expenses reflecting investments in expanded treasury management and capital markets initiatives. Equity Management earnings increased $23 million due to higher venture capital gains.

Corporate Banking traditionally relies on balance sheet leverage to generate returns. Traditional spread-based lending requires high capital levels and is under intense competition from banks and nonbanks seeking opportunities to extend credit in a market with narrowing spreads. In this environment, PNC Bank aggressively manages capital to generate more appropriate returns employing various techniques such as measuring risk-adjusted customer profitability and using off-balance-sheet financing alternatives. This line of business is also focused on expanding fee-based revenue by developing products and services as alternatives to spread-based lending.

Management expects revenue in this line of business to be generated increasingly from fee-based sources such as treasury management, corporate finance and capital markets. Corporate Banking's capital markets capabilities continue to be expanded to meet the changing needs of customers. The Corporation has also expanded product capabilities in the merger and acquisition advisory, private placement, interest rate risk management and leasing product areas. Investments in syndication capabilities contributed to a 28% increase in the number, nearly doubling the par value, of agented transactions underwritten. This resulted in a 56% increase in related fee revenue.

Corporate
     FINANCIAL REVIEW 1996 versus 1995

REAL ESTATE BANKING

                                         --------------------
Year ended December 31-
dollars in millions                         1996        1995
-------------------------------------------------------------
INCOME STATEMENT
Net interest income                         $167        $174
Noninterest income                            14          18
                                         --------------------
   Total revenue                             181         192
Provision for credit losses                    2
Noninterest expense                           39          60
                                         --------------------
   Pretax earnings                           140         132
Income taxes                                  51          44
                                         --------------------
   Earnings                                  $89         $88
                                         --------------------

AVERAGE BALANCE SHEET
Loans                                     $3,901      $3,957
Other assets                                 (99)        (71)
                                         --------------------
   Total assets                           $3,802      $3,886
                                         --------------------

Net deposits                                $167        $159
Assigned funds                             3,013       3,122
Other funds                                   18          (6)
Assigned capital                             604         611
                                         --------------------
   Total funds                            $3,802      $3,886
-------------------------------------------------------------

PERFORMANCE RATIOS
After-tax profit margin                       49%         46%
Efficiency                                    22          31
Return on assigned capital                    15          14
-------------------------------------------------------------

Real Estate Banking serves national, regional and local real estate developers, owners, property managers and mortgage bankers by providing credit and non-credit services, mortgage securitization, private debt placements and treasury management services.

Real Estate Banking contributed 10% of total line of business earnings in 1996 and 1995. Earnings were consistent in the comparison as a decline in revenue, attributable to narrower lending spreads, was mitigated by gains from disposition of foreclosed assets and a decline in workout expenses related to lower levels of nonperforming assets.

Real Estate Banking has traditionally been driven by balance sheet leverage and required significant levels of assigned capital. A key initiative in this line of business is to alter the business mix to reduce leverage and improve returns by expanding fee-based services such as treasury management, interest rate risk management and debt placement activities. PNC Bank is one of the largest real estate loan syndicators in the U.S., having a leading role in over $1.5 billion of syndication volume in 1996.

MORTGAGE BANKING

                                       ----------------------
Year ended December 31-
dollars in millions                       1996         1995
-------------------------------------------------------------
INCOME STATEMENT
Net interest income                       $211         $161
Noninterest income                         190          240
                                       ----------------------
   Total revenue                           401          401
Provision for credit losses                 12            6
Noninterest expense                        288          319
                                       ----------------------
   Pretax earnings                         101           76
Income taxes                                38           28
                                       ----------------------
   Earnings                                $63          $48
-------------------------------------------------------------

AVERAGE BALANCE SHEET
Loans                                  $11,169      $10,632
Other assets                             2,218        1,753
                                      -----------------------
   Total assets                        $13,387      $12,385
                                      -----------------------

Net deposits                            $2,277       $2,637
Assigned funds                           8,898        8,135
Other funds                              1,563        1,053
Assigned capital                           649          560
                                      -----------------------
   Total funds                         $13,387      $12,385
-------------------------------------------------------------

PERFORMANCE RATIOS
After-tax profit margin                     16%          12%
Efficiency                                  72           80
Return on assigned capital                  10            9
-------------------------------------------------------------

Mortgage Banking activities include acquisition, origination, securitization and servicing of residential mortgages, as well as retention of selected loans in the portfolio.

Mortgage Banking contributed 7% of total line of business earnings in 1996 compared with 6% in 1995. Earnings increased $15 million or 31% due to a reduction in operating expenses. Net interest income increased 31% to $211 million in 1996 primarily due to a $537 million increase in portfolio loans and wider spreads. Noninterest income from mortgage origination and servicing activities declined $50 million primarily due to lower sales of servicing rights. Noninterest expense declined $31 million or 10% reflecting benefits from consolidating back office operations, and utilizing technology to enhance loan origination and servicing and lower amortization of mortgage servicing rights ("MSR"). Mortgage Banking results reflect the impact of significant noncash expense items such as MSR amortization. Excluding the effect of these items, cash returns currently exceed the Corporation's required return for this line of business.

 The Mortgage Banking business continues to be affected by intense competition. In this environment, PNC Bank continues to pursue several strategic objectives including the use of advanced, cost-effective technologies, leveraging processing, underwriting and servicing capabilities and entering into alliances with third parties to expand the reach of the distribution network.


MORTGAGE SERVICING PORTFOLIO

                                      -----------------------
In millions                               1996         1995
-------------------------------------------------------------
January 1                                $37,299      $40,389
   Originations                            5,614        5,423
   Purchases                               3,737          364
   Repayments                             (6,075)      (4,751)
   Sales                                  (1,032)      (4,126)
                                      -----------------------
     December 31                         $39,543      $37,299
-------------------------------------------------------------

During 1996, the Corporation funded $5.6 billion of residential mortgages with 70% representing new financings. The comparable amounts were $5.4 billion and 81%, respectively, in 1995.

At December 31, 1996, PNC Bank's mortgage servicing portfolio totaled $39.5 billion, had a weighted-average coupon of 7.93% and an estimated fair value of $449 million. The servicing portfolio included $27.3 billion of loans serviced for others. Capitalized MSR totaled $313 million at December 31, 1996.

The value of MSR is affected, in part, by changes in interest rates. If interest rates decline and the rate of prepayment increases, the underlying servicing fees and related MSR fair value would be reduced. In a period of rising interest rates, a converse relationship would exist. The Corporation seeks to manage this risk by using financial instruments whose values move in the opposite direction of MSR value changes.


ASSET MANAGEMENT

                                                         -----------------------------------------------------------
                                                             Investment         Mutual Fund
                                                             Management          Processing             Total
                                                         -----------------------------------------------------------
Year ended December 31- dollars in millions                1996      1995     1996      1995      1996       1995
--------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Advisory and processing fee income                         $188      $156     $119       $94      $307       $250
Net interest income                                          (1)       (2)       8         7         7          5
                                                         -----------------------------------------------------------
   Total revenue                                            187       154      127       101       314        255
Operating expenses                                          141       122       80        64       221        186
                                                         -----------------------------------------------------------
   Pretax earnings                                           46        32       47        37        93         69
Income taxes                                                 17        12       18        14        35         26
                                                         -----------------------------------------------------------
   Earnings                                                 $29       $20      $29       $23       $58        $43
--------------------------------------------------------------------------------------------------------------------

PERFORMANCE RATIOS
After-tax profit margin                                      16%       13%      23%       22%       19%        17%
Efficiency                                                   75        79       63        64        70         73
Return on assigned capital                                   26        24       50        47        34         33
--------------------------------------------------------------------------------------------------------------------

The Asset Management line of business includes: Investment Management and Mutual Fund Processing. Investment Management provides liquidity, fixed income, and equity advisory services to institutional, family wealth and retail clients. It also performs wholesale marketing activities for Compas Capital Funds(SM), PNC Bank's proprietary mutual funds. Mutual Fund Processing provides accounting, administration, transfer and custody services to financial institutions and integrated banking services to the brokerage community.

Asset Management contributed 6% of total line of business earnings in 1996 compared with 5% in 1995. Earnings increased $15 million or 35% due to significant fee income growth. Advisory and processing fee income increased 23% due to an increase in assets under administration driven by new business, appreciation in value and the acquisition of BlackRock Financial Management, L.P. ("BlackRock"). Noninterest expense increased primarily due to the BlackRock acquisition and incremental costs associated with servicing new business.

Assets under administration increased $48 billion in the comparison to $330 billion at December 31, 1996. Managed assets totaled $109 billion at December 31, 1996 compared with $96 billion a year ago. At December 31, 1996, the composition of managed assets under administration was 45% fixed income, 28% liquidity management and 27% equity.

Corporate
     FINANCIAL REVIEW 1996 versus 1995

At December 31, 1996, PFPC, Inc., the Corporation's mutual fund processing operation, provided third party services for $130 billion in accounting/administration assets, $200 billion in custody assets, 4.3 million shareholder accounts and 1.6 million checking and credit/debit card accounts. The comparable amounts a year ago were $96 billion, $162 billion, 3.6 million and 1.2 million, respectively. Mutual fund services revenue increased 26% despite a consolidating market reflecting responsiveness to the existing client base, product innovation, and a new business development.

The generation of new managed asset business resulted, in part, from the strong performance of investment products relative to respective benchmarks. During 1996, BlackRock's marketing of institutional management capabilities resulted in the addition of over $11 billion in new business. CastleInternational, the Corporation's recently created international equity manager in Edinburgh, Scotland, manages over $1.6 billion of assets.

Revenue from investment management and mutual fund processing is included in Asset Management. Revenue from marketing asset management products and services to consumers is included in the Consumer Banking line of business. The following table sets forth revenue and earnings included in each line of business.

ASSET MANAGEMENT REVENUE AND EARNINGS
                             -------------------------
Year ended December 31 -             Revenue
                             -------------------------
in millions                     Fees  Other    Total    Earnings
----------------------------------------------------------------
1996
Asset Management                $302    $12     $314       $58
Consumer Banking                 195     11      206        42
                               ---------------------------------
   Total                        $497    $23     $520      $100
----------------------------------------------------------------

1995
Asset Management                $245    $10     $255       $43
Consumer Banking                 175     12      187        38
                               ---------------------------------
   Total                        $420    $22     $442       $81
----------------------------------------------------------------

Asset Management revenue is primarily affected by the volume of new business, the value of assets managed or serviced, investment performance and financial market conditions. Revenue may be positively affected by strong investment performance or improving financial markets. Conversely, declining performance or deteriorating financial markets may adversely affect revenue.

CONSOLIDATED INCOME STATEMENT REVIEW

INCOME STATEMENT HIGHLIGHTS

                              ---------------------------------
 Year ended December 31 - in       1996      1995     Change
   millions
---------------------------------------------------------------
 Net interest income
   (taxable-equivalent basis)    $2,479    $2,189       $290
 Provision for credit losses                    6         (6)
 Noninterest income before
   net securities gains/losses    1,373     1,240        133
 Net securities gains (losses)       22      (280)       302
 Noninterest expense before
   special charges                2,312     2,209        103
 Special charges                              260       (260)
 Income taxes                       535       219        316
 Net income                         992       408        584
---------------------------------------------------------------

NET INTEREST INCOME Net interest income is the difference between interest income and interest expense. The level and volatility of interest rates affect interest received or paid on assets, liabilities and off-balance-sheet financial instruments and, as a result, impact net interest income.

NET INTEREST INCOME ANALYSIS

                                    ----------------------------------------------------------------------------------------
Taxable-equivalent basis                    Average Balances         Interest Income/Expense         Average Yields/Rates
                                    ----------------------------------------------------------------------------------------
Year ended December 31 -
dollars in millions                    1996      1995    Change      1996     1995    Change        1996      1995    Change
----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
   Securities                        $13,550   $22,140   $(8,590)    $864   $1,409     $(545)       6.38%     6.36%     2 bp
   Loans, net of unearned income      49,116    45,624     3,492    3,985    3,822       163        8.11      8.38     (27)
   Other interest-earning assets       2,059     1,771       288      135      122        13        6.54      6.89     (35)
                                    ------------------------------------------------------------
     Total interest-earning assets/
       interest income                64,725    69,535    (4,810)   4,984    5,353      (369)       7.69      7.70      (1)
Noninterest-earning assets             6,082     5,596       486
                                    -------------------------------
     Total assets                    $70,807   $75,131   $(4,324)
-------------------------------------------------------------------
Interest-bearing liabilities
   Interest-bearing deposits         $35,217   $35,718     $(501)   1,428    1,528      (100)       4.05      4.28     (23)
   Borrowed funds                      6,654    13,386    (6,732)     381      834      (453)       5.73      6.23     (50)
   Notes and debentures               11,660     9,790     1,870      685      617        68        5.88      6.31     (43)
                                    ------------------------------------------------------------
     Total interest-bearing
       liabilities/ interest expense  53,531    58,894    (5,363)   2,494    2,979      (485)       4.66      5.06     (40)
                                                                   ---------------------------------------------------------
Noninterest-bearing liabilities and
   shareholders' equity               17,276    16,237     1,039
                                    ------------------------------
     Total liabilities and
       shareholders' equity          $70,807   $75,131   $(4,324)
------------------------------------------------------------------
Interest rate spread                                                2,490    2,374       116        3.03      2.64      39
Impact of noninterest-bearing sources                                                                .81       .78       3
                                                                                                ----------------------------
   Net interest margin before
     financial derivatives                                                                          3.84      3.42      42
Effect of financial derivatives on
   Interest income                                                    (11)    (157)      146        (.01)     (.23)     22
   Interest expense                                                             28       (28)                  .04      (4)
                                                                   ---------------------------------------------------------
     Total effect of financial derivatives                            (11)    (185)      174        (.01)     (.27)     26
                                                                   ---------------------------------------------------------
     Net interest income                                           $2,479   $2,189      $290        3.83%     3.15%     68 bp
----------------------------------------------------------------------------------------------------------------------------


Taxable-equivalent net interest income increased $290 million or 13.2%. The net interest margin widened 68 basis points to 3.83% for 1996 compared with 3.15% in the prior year. Net interest income and margin increases reflect the benefits of the Chemical acquisition and changes in balance sheet composition including a lower cost of financial derivatives used for interest rate risk management. Total interest income declined $369 million primarily due to the decline in securities and lower yields on loans, partially offset by a $3.5 billion increase in average loans. The cost of interest-bearing liabilities declined $485 million due to a reduction in higher-cost wholesale funds, an increase in the proportion of retail deposits to total sources of funds and lower rates in the comparison. The cost of financial derivatives used in interest rate risk management declined $174 million.

Net interest income and margin depend on a number of factors including the volume and composition of earning assets and related yields as well as associated funding costs. In 1996, loans comprised 75.9% of average earning assets. Accordingly, loan growth and the related yields earned have a significant impact on net interest income. During 1996, loan growth was modest and yields declined reflecting competitive pricing pressure. Management expects these conditions to continue. Funding cost is affected by the composition of and rates paid on various funding sources. During 1996, average deposits comprised 63.7% of the Corporation's total sources of funding with the remainder comprised of wholesale funding obtained at prevailing market rates. The ability to attract and retain deposits will continue to be affected by competition and customer preferences for higher yielding products, such as mutual funds.

Corporate
     FINANCIAL REVIEW 1996 versus 1995

NONINTEREST INCOME

                                                 Change
                             ---------------------------------
Year ended December 31 -
dollars in millions            1996   1995   Amount    Percent
--------------------------------------------------------------
Asset management and trust
   Asset management            $104    $73    $31         42.5%
   Mutual fund                  179    154     25         16.2
   Trust                        214    193     21         10.9
                             ------------------------
     Total asset
       management and
       trust                    497    420     77         18.3
Service fees
   Deposit                      289    240     49         20.4
   Corporate finance             65     53     12         22.6
   Consumer services             64     52     12         23.1
   Brokerage                     54     42     12         28.6
   Credit card and
     merchant services           30     47    (17)       (36.2)
   Insurance                     30     25      5         20.0
   Other                         34     36     (2)        (5.6)
                             ------------------------
     Total service fees         566    495     71         14.3
Mortgage banking
   Servicing                    119    120     (1)         (.8)
   Marketing                     24     33     (9)       (27.3)
   Sale of servicing             11     34    (23)       (67.6)
                             ------------------------
     Total mortgage banking     154    187    (33)       (17.6)
Other                           156    138     18         13.0
                             ------------------------
Total noninterest income
   before securities
   gains/losses               1,373  1,240    133         10.7
Net securities gains (losses)    22   (280)   302           NM
                             ------------------------
   Total                     $1,395   $960   $435         45.3%
--------------------------------------------------------------

NM - not meaningful

Noninterest income before securities transactions totaled $1.4 billion in 1996, an increase of 10.7% compared with the prior year. This growth reflects the Corporation's continuing emphasis on expanding fee-based revenue led by significant increases in asset management, mutual fund processing, deposit services, treasury management, brokerage and corporate finance.

The decline in credit card and merchant services reflects the impact of alliances entered in 1995 with third parties to provide certain administrative, marketing, data processing and customer support services for these businesses. Generally, the third parties receive fee-based revenues and incur operating costs associated with offering such services. In July 1996, the Corporation canceled one such agreement and paid a termination fee of $4 million. The costs and fee income associated with services provided under that agreement are reflected in the results of operations after the termination date.

NONINTEREST EXPENSE

                                                 Change
                            ----------------------------------
Year ended December 31 -
dollars in millions            1996   1995   Amount    Percent
--------------------------------------------------------------
Compensation                   $930    $863   $67          7.8%
Employee benefits               180     202   (22)       (10.9)
                            ----------------------------------
   Total staff expense        1,110   1,065    45          4.2
Net occupancy                   197     180    17          9.4
Equipment                       172     166     6          3.6
Intangible asset and
   MSR amortization             117     115     2          1.7
Taxes other than income          53      53
Federal deposit
   insurance                     41      58   (17)       (29.3)
SAIF assessment                  35            35           NM
Other                           587     572    15          2.6
                            ----------------------------------
Total noninterest expense
   before special charges     2,312   2,209   103          4.7
Special charges                         260  (260)          NM
                            ----------------------------------
   Total                     $2,312  $2,469 $(157)        (6.4)%
--------------------------------------------------------------

NM - not meaningful

Noninterest expense before special charges increased $103 million or 4.7% primarily due to the Chemical acquisition, incentive compensation and the one-time SAIF assessment. Excluding the SAIF assessment and one-time charges, the efficiency ratio improved to 58.8% compared with 64.3% a year ago.

Compensation expense increased primarily due to acquisitions and incentive compensation in fee-based businesses including asset management and brokerage. Average FTEs totaled 25,020 in 1996 compared with 25,450 a year ago. Lower staff levels from the integration of Midlantic and Chemical and from reductions in the branch network were partially offset by additions to support initiatives in telebanking and Asset Management.

Conversion of Midlantic's products and systems were completed in 1996 with cost savings ahead of expectations. Management continues to believe annual cost savings from the consolidation or elimination of overlapping facilities and operations will exceed the original estimate of $150 million beginning in 1997. However, these savings are expected to be offset by investments in AAA and related credit card initiatives.

The Corporation recorded a pre-tax charge in 1996 of $35.1 million for a special one-time assessment mandated by Congress to recapitalize the SAIF. The legislation also included provisions that will result in a modest reduction in future annual deposit insurance costs.

BALANCE SHEET REVIEW

AVERAGE BALANCE SHEET HIGHLIGHTS

                                                 Change
                         -------------------------------------
Year ended December 31 -
dollars in millions          1996     1995    Amount   Percent
--------------------------------------------------------------
Assets                    $70,807   $75,131  $(4,324)    (5.8)%
Earning assets             64,725    69,535   (4,810)    (6.9)
Loans, net of
   unearned income         49,116    45,624    3,492      7.7
Securities                 13,550    22,140   (8,590)   (38.8)
Deposits                   45,117    44,830      287       .6
Borrowed funds              6,654    13,386   (6,732)   (50.3)
Notes and debentures       11,660     9,790    1,870     19.1
Shareholders' equity        5,828     5,784       44       .8
--------------------------------------------------------------

Average assets and earning assets were $70.8 billion and $64.7 billion, respectively, in 1996 compared with $75.1 billion and $69.5 billion, respectively, a year ago. The decline was due to the planned securities portfolio reduction partially offset by loan growth and the Chemical acquisition. Securities to earning assets declined to 20.9% from 31.8% in the prior year.

Average loans increased $3.5 billion or 7.7% to $49.1 billion for the year ended December 31, 1996 and represented 75.9% of earning assets in 1996 compared with 65.6% a year ago. Excluding the Chemical acquisition, loans increased 4.0% in the comparison.

AVERAGE LOANS

 ended December 31 -
dollars in millions              1996       1995       Change
                         -------------------------------------
 Consumer                       $13,357    $12,013       11.2%
 Residential mortgage            12,049     10,812       11.4
 Commercial                      17,150     15,852        8.2
 Commercial real estate           4,763      5,014       (5.0)
 Other                            1,797      1,933       (7.0)
                         -------------------------------------
   Total, net of unearned
     income                     $49,116    $45,624        7.7
--------------------------------------------------------------

Average deposits increased slightly to $45.1 billion in 1996 compared with a year ago. The Chemical acquisition added $2.7 billion of retail core deposits. The ratio of deposits to sources of funds increased to 63.7% compared with 59.7% a year ago. During 1996, the ratio of wholesale funding to total sources of funds decreased to 27.5% compared with 34.1% a year ago.

YEAR-END BALANCE SHEET HIGHLIGHTS

                                                 Change
                         -------------------------------------
December 31 -
dollars in millions          1996     1995   Amount    Percent
--------------------------------------------------------------
Assets                    $73,260  $73,404    $(144)     (.2)%
Loans, net of
   unearned income         51,798   48,653    3,145      6.5
Securities                 11,917   15,839   (3,922)   (24.8)
Deposits                   45,676   46,899   (1,223)    (2.6)
Borrowed funds              7,860    8,665     (805)    (9.3)
Notes and debentures       11,744   10,398    1,346     12.9
Shareholders' equity        5,869    5,768      101      1.8
--------------------------------------------------------------

Total assets were $73.3 billion at December 31, 1996 compared with $73.4 billion at year-end 1995. The decline was primarily due to a reduced securities portfolio offset by loan growth.

LOANS

                                      -----------------------
December 31 - in millions                   1996         1995
-------------------------------------------------------------
Consumer
   Home equity                             $4,569      $4,541
   Automobile                               3,731       4,236
   Credit card                              2,776       1,004
   Student                                  1,725       1,512
   Other                                    2,067       2,246
                                      -----------------------
     Total consumer                        14,868      13,539
Residential mortgage                       12,703      11,689
Commercial
   Manufacturing                            3,718       3,363
   Retail/Wholesale                         3,243       3,148
   Service providers                        2,359       2,402
   Real estate related                      1,452       1,291
   Communications                           1,239       1,083
   Financial services                         708       1,082
   Health care                              1,207       1,028
   Other                                    4,136       3,415
                                      -----------------------
     Total commercial                      18,062      16,812
Commercial real estate
   Mortgage                                 2,467       2,775
   Medium-term financing                    1,312       1,250
   Construction and development               845         889
                                      -----------------------
     Total commercial real estate           4,624       4,914
Lease financing and other                   1,926       2,102
Unearned income                              (385)       (403)
                                      -----------------------
   Total, net of unearned income          $51,798     $48,653
-------------------------------------------------------------

Loans outstanding increased $3.1 billion from year-end 1995 to $51.8 billion at December 31, 1996. Loan portfolio composition remained relatively consistent in the comparison except for an increase in the credit card portfolio attributable to AAA-related initiatives. The portfolio is geographically diversified among numerous industries and types of businesses.

Corporate
     FINANCIAL REVIEW 1996 versus 1995


Unfunded commercial commitments, net of participations and syndications, totaled $27.1 billion and $24.3 billion at December 31, 1996 and 1995. Unfunded consumer commitments increased $14.7 billion to $22.0 billion primarily due to home equity and credit card lines. Commercial commitments generally have fixed expiration dates, may require payment of a fee, and contain termination clauses in the event the customer's credit quality deteriorates. Based on the Corporation's historical experience, approximately 50% to 75% of consumer and most commercial commitments expire unfunded, and therefore cash requirements are substantially less than the total commitment.

SECURITIES

                        --------------------------------------
                               1996                1995
                        --------------------------------------
December 31 - in        Amortized     Fair  Amortized     Fair
millions                     Cost    Value       Cost    Value
--------------------------------------------------------------
Debt securities
   U.S. Treasury and
    government agencies    $3,238    $3,237   $4,241    $4,314
   Mortgage-backed          6,301     6,176    8,631     8,566
   Asset-backed             1,609     1,615    2,023     2,032
   State and municipal        218       227      343       367
   Other debt                 100       105       99        97
Corporate stocks and other    554       557      455       457
Associated derivatives                                       6
--------------------------------------------------------------
   Total                  $12,020   $11,917  $15,792   $15,839
--------------------------------------------------------------

The securities portfolio declined $3.9 billion from year-end 1995 to $11.9 billion at December 31, 1996, reflecting the impact of management's actions to reduce reliance on investment activities and related wholesale funding. The expected weighted-average life of the securities portfolio was 2 years and 11 months at December 31, 1996 compared with 2 years and 8 months at year-end 1995.

Securities classified as available for sale may be sold as part of the overall asset/liability management process. Realized gains and losses resulting from such sales would be reflected in the results of operations and would include gains or losses on associated financial derivatives. During 1996, $6.8 billion of securities were sold, primarily U.S. Treasury, mortgage-backed and asset-backed private placement securities. Including the effect of terminated associated financial derivatives, the transactions resulted in a net gain of $22 million. In 1995, $8.0 billion of securities were sold and associated financial derivatives were terminated at a combined net loss of $280 million.

The securities portfolio included collateralized mortgage obligations and mortgage-backed securities with a fair value of $5.0 billion and $1.2 billion, respectively, at December 31, 1996. The characteristics of these securities include principal guarantees, primarily by U.S. Government agencies, and marketability. Expected lives of such securities can vary as interest rates change. In a rising interest rate environment, prepayments on the underlying mortgage securities may slow and lengthen the expected lives. Conversely, expected lives would shorten in a declining interest rate environment. The Corporation monitors the impact of this risk through the use of an income simulation model as part of the asset/liability management process.

At December 31, 1996 and 1995, $5.5 billion and $6.1 billion, respectively, notional value of financial derivatives were associated with securities available for sale.

FUNDING SOURCES

                                        -----------------------
December 31 - in millions                     1996        1995
---------------------------------------------------------------
Deposits
   Demand, savings and money market        $27,027      $27,145
   Time                                     17,803       18,661
   Foreign                                     846        1,093
                                        -----------------------
     Total deposits                         45,676       46,899
Borrowed funds
   Federal funds purchased                   2,797        3,817
   Treasury, tax and loan                    2,288          567
   Commercial paper                            976          753
   Repurchase agreements                       645        2,851
   Other                                     1,154          677
                                        -----------------------
     Total borrowed funds                    7,860        8,665
Notes and debentures
   Bank notes                                7,905        6,256
   Federal Home Loan Bank                    2,192        2,393
   Other                                     1,647        1,749
                                        -----------------------
     Total notes and debentures             11,744       10,398
                                        -----------------------
       Total                               $65,280      $65,962
---------------------------------------------------------------

Total deposits decreased 2.6% to $45.7 billion at December 31, 1996 compared with $46.9 billion at year-end 1995. Time deposits declined $858 million as consumers sought more attractive yields from alternative investments.

Total borrowed funds declined $805 million while notes and debentures increased $1.3 billion in the comparison reflecting initiatives to reposition the balance sheet. The change in composition of these categories reflects actions to utilize the most cost-effective alternatives.

CAPITAL
RISK-BASED CAPITAL

                                      -----------------------
December 31 - dollars in millions           1996         1995
-------------------------------------------------------------
Capital components
   Shareholders' equity
     Common                               $5,553       $5,751
     Preferred                               316           17
   Trust preferred securities                350
   Goodwill and other                     (1,003)        (980)
   Net unrealized securities (gains)
     losses                                   67          (26)
                                      -----------------------
     Tier I risk-based capital             5,283        4,762
   Subordinated debt                       1,343        1,370
   Eligible allowance for credit losses      801          750
                                      -----------------------
     Total risk-based capital             $7,427       $6,882
                                      -----------------------
Assets
   Risk-weighted assets and
     off-balance-sheet instruments       $63,761      $59,539
   Average tangible assets                68,597       74,756
                                      -----------------------
Capital ratios
   Tier I risk-based                        8.29%        8.00%
   Total risk-based                        11.65        11.56
   Leverage                                 7.70         6.37
-------------------------------------------------------------

The access to and cost of funding new business initiatives including acquisitions, deposit insurance costs, and the level and nature of expanded regulatory oversight depend, in large part, on a financial institution's capital strength. The minimum regulatory capital ratios are 4% for Tier I, 8% for total risk-based and 3% for leverage. However, regulators may require higher capital levels when a bank's particular circumstances warrant. To be classified as well capitalized, regulators require capital ratios of at least 6% for Tier I, 10% for total risk-based and 5% for leverage. At December 31, 1996, the Corporation and each bank subsidiary were classified as well capitalized.

The Corporation manages the capital position through balance sheet size and composition, issuance of debt and equity instruments, treasury stock activities, dividend policies and retained earnings. During 1996, the capital position of the Corporation was aggressively managed to redeploy excess capital generated from business operations and reduce the cost of regulatory capital.

PNC Bank repurchased 22.7 million shares of common stock during 1996. In August 1996, the board of directors authorized the purchase of up to 10 million common shares before the end of 1996. That program was completed. In October 1996 and December 1996, the Corporation issued $300 million of nonconvertible preferred stock and $350 million of 7.95% mandatorily redeemable capital securities, respectively. These issuances qualify as Tier I capital and reduce the overall cost of equity. The proceeds of these issuances are being used for additional common stock purchases.

All purchases under the January 1995 board authorized 24 million share repurchase program were discontinued with the initiation of the Midlantic merger in July 1995. During the second quarter of 1996, the board of directors formally rescinded that plan.

RISK MANAGEMENT

The Corporation's ordinary course of business involves varying degrees of risk taking, the most significant of which are credit, liquidity and interest rate risk. To manage these risks, PNC Bank has risk management processes designed to provide for risk identification, measurement, monitoring and control.

CREDIT RISK MANAGEMENT Credit risk represents the possibility a customer or counterparty may not perform in accordance with contractual terms. Credit risk is inherent in the financial services business and results from extending credit to customers, purchasing securities and entering into certain off-balance-sheet financial derivative transactions. The Corporation seeks to manage credit risk through diversification, limiting exposure to any single industry or customer, requiring collateral and selling participations to third parties.

Credit Administration, which includes credit policy, loan review and loan workout, manages and monitors credit risk by establishing and enforcing uniform credit policies and exercising centralized oversight, review and approval procedures. Credit Policy, at the direction of the board of directors, establishes uniform underwriting standards that set forth the criteria used in extending credit.

To support consistent application of underwriting standards, credit officers work with lending officers in evaluating the creditworthiness of borrowers and structuring transactions. Credit decisions are made at the specific affiliate or market level. However, credit requests above certain limits or that involve exceptions to credit policies require additional corporate approvals.

NONPERFORMING ASSETS

                                          -------------------
December 31 - dollars in millions             1996       1995
-------------------------------------------------------------
Nonaccrual loans
   Commercial                                 $156       $118
   Commercial real estate
     Mortgage                                  109        108
     Project                                    25         45
   Consumer                                      6         10
   Residential mortgage                         51         54
                                          -------------------
     Total nonaccrual loans                    347        335
Restructured loans                               2         23
                                          -------------------
     Total nonperforming loans                 349        358
Foreclosed assets
   Commercial real estate                       71        105
   Residential mortgage                         22         24
   Other                                        17         49
                                          -------------------
     Total foreclosed assets                   110        178
                                          -------------------
     Total nonperforming assets               $459       $536
                                          -------------------
Nonperforming loans to loans                   .67%       .74%
Nonperforming assets to loans and
   foreclosed assets                           .88       1.10
Nonperforming assets to assets                 .63        .73
-------------------------------------------------------------

Corporate
     FINANCIAL REVIEW 1996 versus 1995

Nonperforming assets declined $77 million since year-end 1995 to $459 million at December 31, 1996. Lower foreclosed assets and restructured loans were partially offset by an increase in nonaccrual loans. At December 31, 1996, $80 million of nonperforming loans were current as to principal and interest compared with $89 million at December 31, 1995.

CHANGE IN NONPERFORMING ASSETS

                                         --------------------
In millions                                  1996        1995
-------------------------------------------------------------
January 1                                    $536        $757
Transferred from accrual                      447         399
Acquisitions                                               14
Returned to performing                        (40)        (97)
Principal reductions                         (277)       (315)
Sales                                        (134)       (111)
Charge-offs and valuation adjustments         (73)       (111)
                                         --------------------
   December 31                               $459        $536
-------------------------------------------------------------

ACCRUING LOANS PAST DUE 90 DAYS OR MORE

                      ---------------------------------------
                            Amount          Percent of Loans
December 31 -         ---------------------------------------
dollars in millions      1996     1995        1996       1995
-------------------------------------------------------------
Consumer
   Guaranteed
     student              $51      $44        2.95%      2.90%
   Credit cards            43        8        1.56        .83
   Other                   46       43         .45        .40
                      ---------------------
     Total consumer       140       95         .96        .72
Residential mortgage       58       63         .46        .54
Commercial                 34       22         .19        .13
Commercial real estate     12       45         .26        .92
                      ---------------------
   Total                 $244     $225         .47        .46
-------------------------------------------------------------

Loans not included in past due, nonaccrual or restructured categories, but where known information about possible credit problems causes management to be uncertain of the borrower's ability to comply with existing repayment terms over the next six months totaled $151 million at December 31, 1996.

ALLOWANCE FOR CREDIT LOSSES In determining the adequacy of the allowance for credit losses, the Corporation makes allocations to specific problem loans based on discounted cash flow analyses or collateral valuations for impaired loans and to pools of watchlist and nonwatchlist loans for various credit risk factors. Allocations to loan pools are developed by risk rating and industry classifications and based on management's judgment concerning historical loss trends and other relevant factors. These factors may include, among others, local, regional and national economic conditions, portfolio concentrations, industry competition and consolidation, and the impact of government regulation. Consumer and residential mortgage loan allocations are based on historical loss experience adjusted for portfolio activity and current economic conditions.

ALLOWANCE FOR CREDIT LOSSES

                                           ------------------
In millions                                    1996      1995
-------------------------------------------------------------
January 1                                    $1,259    $1,352
Charge-offs                                    (247)     (240)
Recoveries                                       83       107
                                           ------------------
   Net charge-offs                             (164)     (133)
Provision for credit losses                                 6
Acquisitions                                     71        34
                                           ------------------
   December 31                               $1,166    $1,259
-------------------------------------------------------------

The 1996 allowance added from acquisitions relates to AAA-affinity credit card portfolio purchases. The allowance as a percent of nonperforming loans and period-end loans was 334% and 2.25%, respectively, at December 31, 1996. The comparable 1995 amounts were 352% and 2.59%, respectively.

CHARGE-OFFS AND RECOVERIES

                         ----------------------------------------
                                                Net    Percent of
Year ended December 31-   Charge-             Charge-    Average
dollars in millions        offs   Recoveries   offs       Loans
-----------------------------------------------------------------
1996
Consumer
   Credit card               $66       $7       $59      5.06%
   Other                     101       35        66       .54
                         ------------------------------
     Total consumer          167       42       125       .94
Residential mortgage           9        2         7       .06
Commercial                    53       29        24       .14
Commercial real estate        18       10         8       .17
                         ------------------------------
   Total                    $247      $83      $164       .33
-----------------------------------------------------------------

1995
Consumer
   Credit card               $31       $6       $25      2.87%
   Other                      78       35        43       .39
                         ------------------------------
     Total consumer          109       41        68       .57
Residential mortgage          10        2         8       .07
Commercial                    84       49        35       .22
Commercial real estate        37       15        22       .44
                         ------------------------------
   Total                    $240     $107      $133       .29
-----------------------------------------------------------------

Consumer net charge-offs increased $57 million in the comparison primarily due to an increase in credit card charge-offs and the Chemical acquisition. The credit card portfolio increased $1.8 billion during the year to $2.8 billion at December 31, 1996 in connection with AAA-related and other Consumer Banking initiatives.

PROVISION FOR CREDIT LOSSES Favorable economic conditions during 1996 and 1995, combined with management's ongoing attention to asset quality, resulted in lower nonperforming assets and strong coverage ratios. The Corporation did not record a provision for credit losses in 1996. Credit card growth and portfolio acquisitions are expected to increase consumer charge-offs and are likely to result in provisions for credit losses in 1997.

LIQUIDITY Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, demands of depositors and debtholders, and invest in strategic initiatives. Liquidity risk represents the likelihood the Corporation would be unable to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers or obligations to depositors and debtholders. Liquidity is managed through the coordination of the relative maturities of assets, liabilities and off-balance-sheet positions and is enhanced by the ability to raise funds in capital markets through direct borrowing or securitization of assets such as mortgage, automobile and credit card loans. The ability to raise funds in the capital markets depends on market conditions, capital considerations, credit ratings and investor demand, among other factors.

Liquid assets consist of cash and due from banks, short-term investments, loans held for sale and securities available for sale. At December 31, 1996, such assets totaled $17.6 billion, of which $7.5 billion was pledged as collateral. Liquidity is also provided by residential mortgages which may be used as collateral for funds obtained through the Federal Home Loan Bank ("FHLB") system. At December 31, 1996, approximately $6.5 billion of residential mortgages were available as collateral for borrowings from the FHLB.

During 1996, cash and due from banks increased $337 million to $4.0 billion compared with an increase of $267 million during 1995. Net cash provided by operating activities decreased $910 million in the comparison. Cash provided by investing activities decreased to $1.6 billion compared with $7.0 billion provided a year ago. Net cash used by financing activities totaled $1.4 billion in 1996 compared with $7.9 billion used a year earlier.

The principal source of parent company revenue and cash flow is dividends from subsidiary banks. PNC Bancorp, Inc. is a wholly-owned subsidiary of the parent company and is the holding company for all bank subsidiaries. There are legal limitations on the ability of bank subsidiaries to pay dividends and make other distributions to PNC Bancorp, Inc. and in turn the parent company. Without regulatory approval, the amount available for dividend payments to PNC Bancorp, Inc. by all bank subsidiaries was $512 million at December 31, 1996. Dividends may also be impacted by capital needs, regulatory requirements and policies, and other factors.

Liquidity for the parent company and subsidiaries is also generated through the issuance of securities in public or private markets and lines of credit. The Corporation had available $140 million of debt and $350 million that may be issued as either debt or preferred stock under effective shelf registration statements at December 31, 1996. In addition, the Corporation had a $500 million unused committed line of credit. Funds obtained from any of these sources can be used for both bank and nonbank activities.

Management believes the Corporation has sufficient liquidity to meet current obligations to borrowers, depositors, debtholders and others. The impact of replacing maturing liabilities is reflected in the income simulation model used in the Corporation's overall asset/liability management process.

INTEREST RATE RISK Interest rate risk arises primarily through the Corporation's normal business activities of extending loans and taking deposits. Many factors, including economic and financial conditions, general movements in market interest rates, and consumer preferences, affect the spread between interest earned on assets and interest paid on liabilities. Financial derivatives, primarily interest rate swaps and purchased interest rate caps and floors, are used to alter the interest rate characteristics of assets and liabilities. For example, receive-fixed interest rate swaps effectively convert variable-rate assets to fixed-rate assets.

In managing interest rate risk, the Corporation seeks to minimize the reliance on a particular interest rate scenario as a source of earnings. Accordingly, wholesale activities including securities, funding, financial derivatives and capital markets activities are used in managing core business exposures within specified guidelines. Interest rate risk is centrally managed by asset and liability ("A&L") management. Senior management and Board of Directors' committees oversee A&L management and periodically review interest rate risk exposures.

Corporate
     FINANCIAL REVIEW 1996 versus 1995

A number of measures are used to monitor and manage interest rate risk, including income simulation and interest sensitivity (gap) analyses. In addition, the Corporation supplements these models with longer-term measures of interest rate sensitivity including duration of equity and equity at risk. Such models are designed to estimate the impact on the value of equity resulting from changes in interest rates and supplement the simulation model and gap analyses.

An income simulation model is the primary tool used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates. Key assumptions employed in the model include prepayment speeds on mortgage-related assets, cash flows and maturities of financial instruments, changes in market conditions, loan volumes and pricing, deposit sensitivity, customer preferences, and management's financial and capital plans. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

The Corporation's guidelines provide that net interest income should not decrease by more than 3% if interest rates gradually increase or decrease from current rates by 100 basis points over a twelve-month period. Based on the results of the simulation model, the Corporation was within these guidelines at December 31, 1996.

Additional interest rate scenarios are modeled to address a wider range of rate movement, yield curve, term structure and basis risk exposures. Depending on market conditions and other inherent risks, these scenarios may be modeled more or less frequently. Such analyses are used as supplemental measurements only and limits have not been established.

A gap analysis represents a point-in-time net position of assets, liabilities and off-balance-sheet financial derivatives used for interest rate risk management subject to repricing in specified time periods. Gap analysis does not accurately measure the magnitude of changes in net interest income since changes in interest rates over time do not impact all categories of assets, liabilities and off-balance-sheet instruments equally or simultaneously. A cumulative asset-sensitive gap position indicates assets are expected to reprice more quickly than liabilities. Alternatively, a cumulative liability-sensitive gap position indicates liabilities are expected to reprice more quickly than assets. The Corporation's limit for the cumulative one-year gap position is 10%. At December 31, 1996, the cumulative liability sensitivity of the one-year gap position was 2.1%.

INTEREST RATE SENSITIVITY (GAP) ANALYSIS

                    --------------------------------------------
December 31, 1996 -  3 Months  4 to 12  1 to 2   2 to 5  After 5
in millions          or Less    Months   Years    Years    Years
----------------------------------------------------------------
Loans                $25,083   $6,968   $5,188   $8,628   $5,931
Securities             1,862    1,921    2,780    3,656    1,698
Other earning assets   1,714        3        2        4        1
Other assets           1,719      100      132      395    5,475
                    --------------------------------------------
   Total assets      $30,378   $8,992   $8,102  $12,683  $13,105
----------------------------------------------------------------
Noninterest-bearing
   deposits           $1,752                              $9,185
Interest-bearing
   deposits           11,924   $7,567   $2,378   $1,939   10,931
Borrowings            17,058      518       93      658    1,277
Other liabilities        469                               1,292
Trust preferred
   securities                                                350
Equity                                                     5,869
                    --------------------------------------------
   Total liabilities
     and equity      $31,203   $8,085   $2,471   $2,597  $28,904
Off-balance-sheet
   items                (978)    (467)  (1,011)   2,331      125
                    --------------------------------------------
Interest rate
   sensitivity       $(1,803)    $440   $4,620  $12,417 $(15,674)
----------------------------------------------------------------
Cumulative gap       $(1,803) $(1,363)  $3,257  $15,674
----------------------------------------------------------------


FINANCIAL DERIVATIVES

A variety of off-balance-sheet financial derivatives are used as part of the overall interest rate risk management process to manage interest rate risk inherent in the Corporation's line of business activities. Interest rate swaps and purchased interest rate caps and floors are the primary instruments used for these purposes. Interest rate swaps are agreements to exchange fixed and floating interest rate payments calculated on a notional principal amount. The floating rate is based on a money market index, primarily short-term LIBOR indices. Purchased interest rate caps and floors are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate exceeds or is less than a defined rate applied to a notional amount, respectively. Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. Such contracts are used to manage risk positions associated with certain mortgage banking activities.

Financial derivatives involve, to varying degrees, interest rate and credit risk in excess of the amount recognized in the balance sheet, but less than the notional amount of the contract. For interest rate swaps, caps and floors, only periodic cash payments and, with respect to caps and floors, premiums, are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional value.

The following table sets forth changes in off-balance-sheet financial derivatives used for interest rate risk management and mortgage banking activities during 1996. Weighted-average maturity is based on contractual terms.

FINANCIAL DERIVATIVES ACTIVITY
                                         -----------------------------------------------------------------------------------
                                                                                                                  Weighted-
                                                                                                                    Avg.
1996-dollars in millions                    January 1     Additions    Maturities Terminations  December 31       Maturity
----------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
   Interest rate swaps
     Receive fixed                             $2,785        $7,802       $(1,890)     $(1,750)      $6,947   1 yr., 7 mo.
     Receive-fixed index amortizing             3,211                      (1,038)      (2,117)          56  1 yr., 10 mo.
     Pay fixed                                  2,629           409        (1,288)      (1,148)         602  2 yr., 11 mo.
     Basis swaps                                  765           335          (765)                      335         10 mo.
   Interest rate caps                           5,510           315           (12)                    5,813         11 mo.
   Interest rate floors                                       2,500                                   2,500  1 yr., 11 mo.
                                         -----------------------------------------------------------------------------------
     Total interest rate risk management       14,900        11,361        (4,993)      (5,015)      16,253   1 yr., 5 mo.
   Mortgage banking activities
     Forward contracts
       Commitments to purchase loans              431         3,944        (3,980)                      395          2 mo.
       Commitments to sell loans                  751         5,959        (5,816)                      894          2 mo.
     Interest rate floors - MSR                   500         1,350                       (800)       1,050   4 yr., 9 mo.
   Receive-fixed interest rate swaps -  MSR       125                                     (125)
                                         -----------------------------------------------------------------------------------
     Total mortgage banking activities          1,807        11,253        (9,796)        (925)       2,339
                                         -----------------------------------------------------------------------------------
       Total                                  $16,707       $22,614      $(14,789)     $(5,940)     $18,592
----------------------------------------------------------------------------------------------------------------------------


The following table sets forth by designated assets and liabilities the notional value and the estimated fair value of financial derivatives used for interest rate risk management and mortgage banking activities. Weighted-average interest rates presented are based on contractual rates at year-end 1996 and rates expected to be in effect based on the implied forward yield curve.

FINANCIAL DERIVATIVES

                                                   -------------------------------------------------------------------------
                                                     Notional  Estimated        Contractual Rate        Forward Yield Curve
                                                   -------------------------------------------------------------------------
December 31, 1996 - dollars in millions                Value   Fair Value      Paid      Received        Paid      Received
----------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
   Asset rate conversion
     Interest rate swaps (1)
       Receive fixed designated to loans               $6,020      $100        5.56%         5.94%        5.88%         5.94%
       Pay fixed designated to loans                      552       (15)       7.36          5.54         7.36          6.17
     Interest rate caps designated to (2)
       Securities                                       5,500                    NM            NM           NM            NM
       Loans                                              313         2          NM            NM           NM            NM
     Interest rate floors designated to loans (3)       2,500         3          NM            NM           NM            NM
                                                   --------------------------
         Total asset rate conversion                   14,885        90
   Liability rate conversion
     Interest rate swaps (1)
       Receive fixed designated to interest-bearing
         liabilities                                      983         9        5.56          6.12         5.88          6.12
       Pay fixed designated to notes and debentures        50                  5.63          5.67         5.63          5.68
       Basis swaps designated to notes and debentures     335         3        5.56          5.49         5.67          5.66
                                                   --------------------------
         Total liability rate conversion                1,368        12
                                                   --------------------------
           Total interest rate risk management         16,253       102
Mortgage banking activities
   Forward contracts
     Commitments to purchase loans                        395        (1)         NM           NM            NM            NM
     Commitments to sell loans                            894                    NM           NM            NM            NM
   Interest rate floors - MSR                           1,050        10          NM           NM            NM            NM
                                                   --------------------------
     Total mortgage banking activities                  2,339         9
                                                   --------------------------
       Total financial derivatives                    $18,592      $111
----------------------------------------------------------------------------------------------------------------------------

(1) The floating rate portion of interest rate contracts is based on money-market indices. As a percent of notional value, 51% were based on 3-month LIBOR, 45% on 1-month LIBOR and the remainder on other short-term indices.

(2) Interest rate caps with notional values of $5.783 billion and $30 million require the counterparty to pay the Corporation the excess, if any, of 3-month LIBOR over a weighted-average strike of 6.49% and 1-month LIBOR over 6.75% , respectively. At December 31, 1996, 3-month LIBOR was 5.56% and 1-month LIBOR was 5.50%.

(3) Interest rate floors with notional values of $2.5 billion and $1.1 billion require the counterparty to pay the Corporation the excess, if any, weighted-average strike of 4.92% over 3-month LIBOR and weighted-average strike of 5.88% over 10-year CMT. At December 31, 1996, 3-month LIBOR was 5.56% and 10-year CMT was 6.43%.

NM - not meaningful

Corporate
     FINANCIAL REVIEW 1995 versus 1994


OVERVIEW

Net income for 1995 totaled $408 million, or $1.19 per fully diluted share, compared with $884 million, or $2.52 per fully diluted share for 1994. Returns on average common shareholders' equity and average assets for 1995 were 7.05% and .54%, respectively, compared with 1.19% and 16.09%, respectively, in 1994. The 1995 results include $380 million of after-tax charges recorded in connection with the Midlantic merger and actions taken to reposition the Corporation's balance sheet. Excluding these charges, 1995 earnings were $788 million, or $2.29 per fully diluted share. On this basis, returns on average common shareholders' equity and average assets were 13.67% and 1.05%, respectively.

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

INCOME STATEMENT REVIEW

INCOME STATEMENT HIGHLIGHTS
-------------------------------------------------------------
 Year ended December 31 - in millions    1995    1994  Change
-------------------------------------------------------------
 Net interest income                   $2,189  $2,530   $(341)
   (taxable-equivalent basis)
 Provision for credit losses                6      84     (78)
 Noninterest income before net
   securities losses                    1,240   1,181      59
 Net securities losses                   (280)   (142)   (138)
 Noninterest expense before special
   charges                              2,209   2,190      19
 Special charges                          260      48     212
 Income taxes                             219     318     (99)
 Net income                               408     884    (476)
-------------------------------------------------------------


NET INTEREST INCOME Taxable-equivalent net interest income totaled $2.2 billion in 1995 compared with $2.5 billion for 1994. The net interest margin narrowed to 3.15% in 1995 compared with 3.64% in 1994. Interest income increased due to higher loan volume and yields, partially offset by a reduction in the securities portfolio. The growth in interest income was offset by higher expense on deposits and borrowings in the comparison, which was primarily due to higher interest rates. During 1995, net interest income and margin were adversely impacted by interest rate swaps and caps.

PROVISION FOR CREDIT LOSSES The provision for credit losses was $6 million and $84 million in 1995 and 1994, respectively. Continued improvement in economic conditions, combined with management's ongoing efforts to improve asset quality, resulted in lower nonperforming asset and charge-off levels, and a higher reserve coverage of nonperforming loans in the year-to-year comparison.

NONINTEREST INCOME Noninterest income before securities transactions increased $59 million to $1.2 billion in 1995. Asset management and trust revenue increased $85 million or 25.4% due to the BlackRock acquisition, new business and an increase in the value of administered assets.

Service fees increased $5 million in 1995 to $495 million, primarily reflecting higher corporate finance fees and consumer fees partially offset by a decline in credit card and merchant service fees. During 1995, mortgage banking revenue decreased $12 million to $187 million primarily due to lower gains from servicing sales.

Other noninterest income decreased $19 million to $138 million in 1995. Nonrecurring gains in 1994 from Midlantic's sale of assets held for accelerated disposition were partially offset in the comparison by a gain from instruments used to hedge the economic value of MSR in 1995.

Net securities losses totaled $280 million in 1995 compared with $142 million in 1994. Securities were sold and related financial derivatives were terminated in connection with initiatives to downsize the securities portfolio and to reduce interest rate sensitivity.

NONINTEREST EXPENSE Noninterest expense before special charges increased less than 1% in 1995 reflecting lower deposit insurance premiums, successful acquisition integration and emphasis on developing alternative lower-cost delivery systems and continued rationalization of the traditional branch delivery system. Staff expense totaled $1.1 billion in 1995 compared with $1.0 billion in 1994. Amortization of intangible assets and MSR increased $29 million due to the BlackRock and Chemical acquisitions and MSR impairment. The decline in federal deposit insurance reflects a reduction in the Bank Insurance Fund premium.

In connection with the Midlantic merger, the Corporation recorded special charges of $260 million in 1995 for elimination of duplicate operations and facilities, employee severance, professional services, termination of an interest rate cap position and various other costs. In 1994, the Corporation recorded special charges totaling $48 million in connection with the consolidation of seven telebanking centers and rationalization of retail delivery systems.

INCOME TAX EXPENSE Income tax expense totaled $219 million in 1995 compared with $318 million in 1994. The effective tax rates were 34.9% and 26.3% in 1995 and 1994, respectively. The lower effective tax rate in 1994 was primarily due to a $107 million benefit from the realization of Midlantic's previously unrecognized deferred tax assets. Income tax expense for 1995 included a $15 million write-down of state deferred tax assets related to the Midlantic merger.

BALANCE SHEET REVIEW

Total assets and earning assets were $73.4 billion and $66.8 billion, respectively, at December 31, 1995 compared with $77.5 billion and $69.8 billion at year-end 1994. In 1995, the Corporation substantially reduced the securities portfolio and reliance on related wholesale funding and, with the Midlantic and Chemical acquisitions, significantly increased retail core deposit liabilities.

LOANS During 1995, loans increased $4.6 billion or 10.5% and the ratio of loans to earning assets increased to 72.9% at year-end 1995 compared with 63.1% at December 31, 1994. Excluding purchase acquisitions, average loans increased 4.8% primarily due to consumer and residential mortgage loan growth. Consumer loan outstandings increased 14.2% due to initiatives to increase the Corporation's credit card business and the impact of acquisitions. Residential mortgages increased 19.9% during 1995 as the Corporation retained for portfolio certain originated mortgages, generally adjustable rate mortgages with fixed initial terms of three, five, seven or ten years. Commercial loans outstanding were $16.8 billion at December 31, 1995 and $15.5 billion at December 31, 1994. Total commercial real estate loans were $4.9 billion and $5.1 billion at December 31, 1995 and 1994, respectively.

SECURITIES During 1995, the Corporation reduced the size of the securities portfolio relative to earning assets. The securities portfolio was reduced by $7.8 billion to $15.8 billion at December 31, 1995 and represented 23.7% of earning assets compared with 33.9% at the prior year-end.

The following table presents carrying values of securities at year-end 1995 and 1994. Securities available for sale are presented at fair value and investment securities are reported at amortized cost.

SECURITIES

                            ---------------------------------
                              Available  Investment
December 31 - in millions      for Sale  Securities     Total
-------------------------------------------------------------
1995
U.S. Treasury and
   government agencies           $4,314                $4,314
Mortgage-backed securities        8,566                 8,566
Asset-backed securities           2,032                 2,032
State and municipal                 367                   367
Other debt                           97                    97
Corporate stocks and other          457                   457
Associated derivatives                6                     6
                            ---------------------------------
   Total                        $15,839               $15,839
                            ---------------------------------
1994
U.S. Treasury and
   government agencies             $684     $4,317     $5,001
Mortgage-backed securities        2,824     12,521     15,345
Asset-backed securities                      1,597      1,597
State and municipal                   7        360        367
Other debt                          146        775        921
Corporate stocks and other          129        310        439
                            ---------------------------------
   Total                         $3,790    $19,880    $23,670
-------------------------------------------------------------

Corporate
     FINANCIAL REVIEW 1995 versus 1994


The following table sets forth by designated assets and liabilities the notional value and the estimated fair value of financial derivatives used for interest rate risk management and mortgage banking activities. Weighted-average interest rates presented are based on contractual rates at year-end 1995.

FINANCIAL DERIVATIVES

                                                                              ----------------------------------------------
                                                                                Notional     Estimated     Contractual Rates
                                                                              ----------------------------------------------
December 31, 1995 - dollars in millions                                           Value    Fair Value      Paid     Received
----------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
  Asset rate conversion
    Interest rate swaps
      Receive-fixed index amortizing designated to commercial loans               $2,471         $(14)       5.90%      5.23%
      Receive fixed designated to commercial loans and short-term investments      1,175           28        5.88       6.47
      Pay fixed designated to securities and commercial loans                        889          (18)       5.77       5.87
      Basis swaps designated to commercial loans                                     300                     5.96       5.85
    Interest rate caps designated to securities and mortgage loans                 5,510            6         NM         NM
                                                                              ---------------------------
        Total asset rate conversion                                               10,345            2
  Liability rate conversion
    Interest rate swaps
      Pay fixed designated to interest-bearing liabilities                         1,740           (5)       5.58       5.67
      Receive fixed designated to interest-bearing liabilities                     1,610           34        5.88       5.95
      Receive-fixed index amortizing designated to deposits                          740           (4)       5.93       5.32
      Basis swaps designated to bank notes                                           465            8        5.76       5.49
                                                                              ---------------------------
        Total liability rate conversion                                            4,555           33
                                                                              ---------------------------
          Total interest rate risk management                                     14,900           35
Mortgage banking activities
    Forward contracts
      Commitments to purchase loans                                                  431                      NM         NM
      Commitments to sell loans                                                      751           (4)        NM         NM
    Interest rate floors - MSR                                                       500            9         NM         NM
    Receive-fixed interest rate swaps - MSR                                          125            7         NM         NM
                                                                              ---------------------------
        Total mortgage banking                                                     1,807           12
                                                                              ---------------------------
        Total financial derivatives                                              $16,707          $47
----------------------------------------------------------------------------------------------------------------------------

NM  -  not meaningful

FUNDING SOURCES Deposits increased $1.1 billion to $46.9 billion in the year-to-year comparison as an increase in time deposits was partially offset by a decrease in foreign deposits. Borrowed funds totaled $8.7 billion at December 31, 1995 compared with $12.2 billion at the end of 1994 reflecting the balance sheet repositioning.

ASSET QUALITY During 1995, asset quality continued to improve. Nonperforming assets totaled $536 million at December 31, 1995 compared with $767 million at year-end 1994. Accruing loans contractually past due 90 days or more as to the payment of principal or interest totaled $225 million at December 31, 1995 compared with $175 million at December 31, 1994. Other consumer loans, residential mortgage and commercial real estate of $51 million, $63 million and $45 million, respectively, were included in the total at December 31, 1995 compared with $31 million, $52 million and $34 million, respectively, at year-end 1994.

The allowance for credit losses totaled $1.3 billion at December 31, 1995 compared with $1.4 billion at December 31, 1994. The allowance as a percentage of period-end loans and nonperforming loans was 2.59% and 352%, respectively, at the end of 1995. The comparable year-end 1994 amounts were 3.07% and 239%, respectively.

CAPITAL Shareholders' equity totaled $5.8 billion and $5.7 billion at December 31, 1995 and 1994, respectively, and the leverage ratio was 6.37% and 7.10% in the comparison. Tier I and total risk-based capital ratios were 8.00% and 11.56%, respectively, at December 31, 1995. The comparable December 31, 1994 ratios were 9.36% and 12.41%.

Reports on
     CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT'S REPORT ON THE FINANCIAL
REPORTING INTERNAL CONTROL STRUCTURE

PNC Bank Corp. is responsible for the preparation, integrity and fair presentation of its published financial statements. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include judgments and estimates of management. PNC Bank Corp. also prepared the other information included in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

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

Management assessed PNC Bank Corp.'s internal control structure over financial reporting as of December 31, 1996. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that PNC Bank Corp. maintained an effective internal control system over financial reporting as of December 31, 1996.


/s/ THOMAS H. O'BRIEN               /s/ ROBERT L. HAUNSCHILD
-------------------------           ---------------------------
Thomas H. O'Brien                   Robert L. Haunschild
Chairman and                        Senior Vice President and
Chief Executive Officer             Chief Financial Officer


REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

Shareholders and Board of Directors
PNC Bank Corp.

We have audited the accompanying consolidated balance sheet of PNC Bank Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of PNC Bank Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PNC Bank Corp. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Notes to Consolidated Financial Statements, PNC Bank Corp. changed its method of accounting for mortgage servicing rights in 1995 and postemployment benefits in 1994.


/s/ ERNST & YOUNG LLP
-------------------------
Pittsburgh, Pennsylvania
January 24, 1997

Consolidated

     STATEMENT OF INCOME

                                                                           -------------------------------------------------------
Year ended December 31- dollars in millions, except per share data                  1996               1995               1994
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans                                                           $3,943             $3,743             $3,189
Securities                                                                           859              1,283              1,407
Other                                                                                136                123                128
                                                                           -------------------------------------------------------
   Total interest income                                                           4,938              5,149              4,724

INTEREST EXPENSE
Deposits                                                                           1,428              1,552              1,160
Borrowed funds                                                                       381                834                514
Notes and debentures                                                                 685                621                558
                                                                           -------------------------------------------------------
   Total interest expense                                                          2,494              3,007              2,232
                                                                           -------------------------------------------------------
   Net interest income                                                             2,444              2,142              2,492
Provision for credit losses                                                                               6                 84
                                                                           -------------------------------------------------------
   Net interest income less provision for credit losses                            2,444              2,136              2,408

NONINTEREST INCOME
Asset management and trust                                                           497                420                335
Service fees                                                                         566                495                490
Mortgage banking                                                                     154                187                199
Net securities gains (losses)                                                         22               (280)              (142)
Other                                                                                156                138                157
                                                                           -------------------------------------------------------
   Total noninterest income                                                        1,395                960              1,039

NONINTEREST EXPENSE
Staff expense                                                                      1,110              1,065              1,041
Net occupancy and equipment                                                          369                346                334
Intangible asset and MSR amortization                                                117                115                 86
Federal deposit insurance                                                             41                 58                102
Other                                                                                675                625                627
Special charges                                                                                         260                 48
                                                                           -------------------------------------------------------
   Total noninterest expense                                                       2,312              2,469              2,238
                                                                           -------------------------------------------------------
Income before income taxes and cumulative effect of change in
   accounting principle                                                            1,527                627              1,209
Applicable income taxes                                                              535                219                318
                                                                           -------------------------------------------------------
Income before cumulative effect of change in accounting
   principle                                                                         992                408                891
Cumulative effect of change in accounting principle, net of
   tax benefits of $5                                                                                                       (7)
                                                                           -------------------------------------------------------
   Net income                                                                       $992               $408               $884
----------------------------------------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE
Primary before cumulative effect of change in accounting principle                 $2.90              $1.19              $2.56
Cumulative effect of change in accounting principle                                                                       (.02)
                                                                           -------------------------------------------------------
   Primary                                                                         $2.90              $1.19              $2.54
                                                                           -------------------------------------------------------
Fully diluted before cumulative effect of change in accounting principle           $2.87              $1.19              $2.54
Cumulative effect of change in accounting principle                                                                       (.02)
                                                                           -------------------------------------------------------
   Fully diluted                                                                   $2.87              $1.19              $2.52
----------------------------------------------------------------------------------------------------------------------------------

CASH DIVIDENDS DECLARED PER COMMON SHARE                                           $1.42              $1.40              $1.31
----------------------------------------------------------------------------------------------------------------------------------

AVERAGE COMMON SHARES OUTSTANDING
Primary                                                                      340,245,928        339,134,028        345,214,539
Fully diluted                                                                345,354,469        344,921,810        350,218,169
----------------------------------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.

Consolidated
     BALANCE SHEET


                                                                                                        -------------------------
December 31 - dollars in millions, except par values                                                          1996         1995
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                                     $4,016       $3,679
Short-term investments                                                                                         774        1,611
Loans held for sale                                                                                            941          659
Securities available for sale                                                                               11,917       15,839
Loans, net of unearned income of $385 and $403                                                              51,798       48,653
   Allowance for credit losses                                                                              (1,166)      (1,259)
                                                                                                        -------------------------
   Net loans                                                                                                50,632       47,394
Other                                                                                                        4,980        4,222
                                                                                                        -------------------------
   Total assets                                                                                            $73,260      $73,404
---------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Deposits
   Noninterest-bearing                                                                                     $10,937      $10,707
   Interest-bearing                                                                                         34,739       36,192
                                                                                                        -------------------------
   Total deposits                                                                                           45,676       46,899
Borrowed funds
   Federal funds purchased                                                                                   2,797        3,817
   Repurchase agreements                                                                                       645        2,851
   Commercial paper                                                                                            976          753
   Other                                                                                                     3,442        1,244
                                                                                                        -------------------------
   Total borrowed funds                                                                                      7,860        8,665
Notes and debentures                                                                                        11,744       10,398
Other                                                                                                        1,761        1,674
                                                                                                        -------------------------
   Total liabilities                                                                                        67,041       67,636
                                                                                                        -------------------------

Mandatorily redeemable capital securities of subsidiary trust                                                  350

SHAREHOLDERS' EQUITY
Preferred stock                                                                                                  7            1
Common stock - $5 par value
   Authorized: 450,000,000 shares
   Issued: 345,154,238 and 340,863,348 shares                                                                1,726        1,704
Capital surplus                                                                                                939          545
Retained earnings                                                                                            4,075        3,571
Deferred benefit expense                                                                                       (60)         (79)
Net unrealized securities gains (losses)                                                                       (67)          26
Common stock held in treasury at cost: 21,036,195 shares                                                      (751)
                                                                                                        -------------------------
   Total shareholders' equity                                                                                5,869        5,768
                                                                                                        -------------------------
   Total liabilities and shareholders' equity                                                              $73,260      $73,404
---------------------------------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.

Consolidated
     STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                                   ---------------------------------------------------------------------------------
                                                     Preferred        Common        Capital      Retained
Dollars in million, except per share data                Stock         Stock        Surplus      Earnings        Other        Total
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994                                 $51        $1,710          $676         $2,983         $(16)      $5,404
Net income                                                                                            884                       884
Cash dividends declared
   Common (PNC-$1.31, Midlantic-$.62 per share)                                                      (327)                     (327)
   Preferred                                                                                           (6)                       (6)
Common stock issued (1,796,092 shares)                                     9            12                                       21
Common stock issued for preferred stock dividends
   (73,341 shares)                                                                       1             (1)
Tax benefit of ESOP and stock option plans                                               3              2                         5
Deferred benefit expense                                                                                            12           12
Treasury stock activity                                                                                            (56)         (56)
Net unrealized securities losses                                                                                  (210)        (210)
------------------------------------------------------------------------------------------------------------------------------------
   Balance at December 31, 1994                             51         1,719           692          3,535         (270)       5,727

Net income                                                                                            408                       408
Cash dividends declared
   Common (PNC-$1.40, Midlantic-$.96 per share)                                                      (383)                     (383)
   Preferred                                                                                           (3)                       (3)
Common stock issued (4,532,108 shares)                                    23            (8)                                      15
Preferred stock redeemed                                   (50)                                                                 (50)
Treasury stock activity                                                                  5                        (119)        (114)
Midlantic merger - treasury stock issued                                 (38)         (146)                        184
Tax benefit of ESOP and stock option plans                                               2             14                        16
Deferred benefit expense                                                                                             4            4
Net unrealized securities gains                                                                                    148          148
------------------------------------------------------------------------------------------------------------------------------------
   Balance at December 31, 1995                              1         1,704           545          3,571          (53)       5,768

Net income                                                                                            992                       992
Cash dividends declared
   Common ($1.42 per share)                                                                          (482)                     (482)
   Preferred                                                                                           (6)                       (6)
Common stock issued (4,290,890 shares)                                    22            74                                       96
Preferred stock issued (6,000,000 shares)                    6                         290                                      296
Treasury stock activity                                                                  1             (1)        (751)        (751)
Tax benefit of ESOP and stock option plans                                              29              1                        30
Deferred benefit expense                                                                                            19           19
Net unrealized securities losses                                                                                   (93)         (93)
------------------------------------------------------------------------------------------------------------------------------------
   Balance at December 31, 1996                             $7        $1,726          $939         $4,075        $(878)      $5,869
------------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated
     STATEMENT OF CASH FLOWS


                                                                                      ----------------------------------------------
Year ended December 31- in millions                                                          1996            1995             1994
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                   $992           $408              $884
Adjustments to reconcile net income to net cash provided by operating activities
   Provision for credit losses                                                                                 6                84
   Net securities (gains) losses                                                              (22)           280               142
   Depreciation, amortization and accretion                                                   290            296               252
   Net gain on sales of assets                                                                (89)           (77)             (104)
   Valuation adjustments                                                                       (9)           (15)              (13)
   Deferred income taxes                                                                      190            128                 6
   Cumulative effect of change in accounting principle                                                                           7
Change in
   Loans held for sale                                                                       (282)          (172)              957
   Other                                                                                     (860)           266              (377)
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                                210          1,120             1,838

INVESTING ACTIVITIES
Purchases of securities available for sale                                                 (9,063)        (3,409)          (11,116)
Sales of securities available for sale                                                      6,789          7,983            12,318
Repayment of securities available for sale                                                  6,045          1,791             2,746
Purchases of investment securities                                                                          (161)           (8,754)
Repayment of investment securities                                                                         1,944             3,478
Net change in loans                                                                        (1,657)        (2,021)           (1,279)
Purchases of
   Credit card portfolios                                                                  (1,822)
   Other loans                                                                               (683)          (702)              (29)
Sales of
   Loans                                                                                      671            160               575
   Foreclosed assets                                                                          151            125               178
Bulk sales of loans and OREO                                                                                   6               235
Net cash received (paid) for acquisitions/divestitures                                        460             49              (475)
Other                                                                                         664          1,270               856
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) by investing activities                                       1,555          7,035            (1,267)

FINANCING ACTIVITIES
Net change in
   Noninterest-bearing deposits                                                               221            272              (385)
   Interest-bearing deposits                                                               (1,919)        (2,134)             (851)
   Federal funds purchased                                                                 (1,020)         1,595               114
Issuance (repayment) of
   Repurchase agreements                                                                   70,626         74,102           125,322
   Repurchase agreements                                                                  (72,832)       (75,553)         (126,624)
   Commercial paper                                                                         3,439          4,376             5,621
   Commercial paper                                                                        (3,216)        (4,849)           (4,909)
   Other borrowed funds                                                                    88,842         99,245           110,292
   Other borrowed funds                                                                   (86,644)      (102,446)         (109,957)
   Notes and debentures                                                                    12,180         11,990             9,627
   Notes and debentures                                                                   (10,814)       (13,901)           (7,569)
Issuance of
   Capital securities                                                                         350
   Preferred stock                                                                            296
   Common stock                                                                               120             88                53
Redemption of preferred stock                                                                                (50)
Acquisition of treasury stock                                                                (569)          (236)              (90)
Cash dividends paid                                                                          (488)          (387)             (333)
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) by financing activities                                      (1,428)        (7,888)              311
                                                                                      ----------------------------------------------
INCREASE IN CASH AND DUE FROM BANKS                                                           337            267               882
     Cash and due from banks at beginning of year                                           3,679          3,412             2,530
                                                                                      ----------------------------------------------
     Cash and due from banks at end of year                                                $4,016         $3,679            $3,412
------------------------------------------------------------------------------------------------------------------------------------
CASH PAID FOR
     Interest                                                                              $2,636         $3,102            $2,201
     Income taxes                                                                             193            122               403
NONCASH ITEMS
     Increase (decrease) in securities available for sale                                                 18,078            (2,745)
     Increase (decrease) in investment securities                                                        (18,078)            2,745
     Transfers from loans to other assets                                                      76             99               151
------------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Notes to
     CONSOLIDATED FINANCIAL STATEMENTS


BUSINESS PNC Bank Corp. is one of the largest financial services organizations in the United States with banking subsidiaries in Pennsylvania, New Jersey, Delaware, Ohio, Kentucky, Indiana, Massachusetts and Florida. The Corporation's major businesses include consumer banking, corporate banking, mortgage banking, real estate banking and asset management. PNC Bank Corp. is subject to intense competition from other financial services companies with respect to these businesses and is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by certain regulatory authorities.

NOTE 1 ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION The consolidated financial statements include the accounts of PNC Bank Corp. and its subsidiaries ("Corporation" or "PNC Bank"), substantially all of which are wholly owned. Such statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported. Actual results will differ from such estimates and such differences may be material to the financial statements.

LOANS HELD FOR SALE Loans held for sale primarily consist of residential mortgages and are carried at the lower of cost or aggregate market value. Gains and losses on sales of loans held for sale are included in the results of operations.

SECURITIES Securities are classified as investments and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account, carried at market value and classified as short-term investments. Gains and losses on trading securities are included in other income. Securities not classified as investments or trading are designated as securities available for sale and carried at fair value with unrealized gains and losses, net of income taxes, reflected in shareholders' equity. Gains and losses on sales of securities available for sale are computed on a specific security basis and recognized in the results of operations.

LOANS Loans are stated at the principal amounts outstanding, net of unearned income. Interest income with respect to loans is accrued on the principal amount outstanding, except for lease financing income and interest on certain consumer loans which are recognized over their respective terms using methods which approximate the level yield method. Significant loan fees are deferred and accreted to interest income over the respective lives of the loans.

NONPERFORMING ASSETS Nonperforming assets are comprised of nonaccrual and restructured loans and foreclosed assets. Generally, loans other than consumer are classified as nonaccrual and the accrual of interest is discontinued when it is determined the collection of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loan is well secured and in the process of collection. When interest accrual is discontinued, accrued but uncollected interest credited to income in the current year is reversed and unpaid interest accrued in the prior year, if any, is charged against the allowance for credit losses. Consumer loans are generally charged off when payments are past due 180 days.

A loan is categorized as restructured if the original interest rate, repayment terms, or both, are restructured due to a deterioration in the financial condition of the borrower and the loan was not previously classified as nonaccrual. Nonperforming loans are generally not returned to performing status until the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and ultimate collection of the total contractual principal and interest is no longer in doubt.

Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. These assets are recorded at the lower of the related loan balance or market value of the collateral less estimated disposition costs at the date acquired. Market values are estimated primarily based upon appraisals. Subsequently, foreclosed assets are valued at the lower of the amount recorded at acquisition date or the then current market value less estimated disposition costs. Gains or losses realized upon disposition of such property are reflected in the results of operations.

Interest collected on impaired loans is recognized on the cash basis or cost recovery method.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses is a reserve for estimated credit losses established through provisions charged against income. Loans deemed to be uncollectible are charged against the allowance account.

The allowance is maintained at a level believed by management to be sufficient to absorb estimated potential credit losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the credit portfolio and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including, among others, the amounts and timing of expected future cash flows on impaired loans, estimated losses on consumer loans and residential mortgages, and general amounts for historical loss experience, economic conditions, uncertainties in estimating losses and inherent risks in the various credit portfolios, all of which may be susceptible to significant change. Pursuant to Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended, impaired loans, consisting of nonaccrual and restructured commercial and commercial real estate loans, are considered in the methodology for determining the allowance for credit losses. Impaired loans are generally evaluated based on the present value of expected future cash flows or the fair value of the underlying collateral if principal repayment is expected to come from the sale or operation of such collateral.

ASSET TRANSFERS AND SERVICING OF FINANCIAL ASSETS In 1995, the Corporation adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," on a prospective basis as required by the Standard. SFAS No. 122 provides for the recognition of originated mortgage servicing rights ("OMSR") for loans sold by allocating total costs incurred between the loan and the servicing rights based on their relative fair values. Previously, the value of OMSR was not recognized as an asset when the related loan was sold. Mortgage servicing rights ("MSR") are amortized in proportion to estimated net servicing income. To determine the fair value of MSR, the Corporation estimates the present value of future cash flows incorporating numerous assumptions including servicing income, cost of servicing, discount rates, prepayment speeds and default rates.

A valuation allowance is maintained for the excess, if any, of the carrying amount of capitalized MSR over estimated fair value. For purposes of measuring impairment, MSR are disaggregated and stratified on predominant risk characteristics, primarily loan type, interest rate and investor type.

In June 1996, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," was issued, effective for transactions entered into after December 31, 1996. This Standard establishes rules distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 expands the treatment of MSR to all servicing assets. Management does not expect this Standard to have a material impact on the Corporation's financial position or results of operations.

GOODWILL AND OTHER INTANGIBLE ASSETS Goodwill is amortized on a straight-line basis over periods ranging from 15 to 25 years. Other intangible assets are amortized using accelerated and straight-line methods over their respective estimated useful lives. On a periodic basis, management reviews goodwill and other intangible assets and evaluates events or changes in circumstances that may indicate impairment in the carrying amount of such assets. In such instances, the Corporation measures impairment on a discounted future cash flow basis.

DEPRECIATION AND AMORTIZATION For financial reporting purposes, premises and equipment are depreciated principally using the straight-line method over the estimated useful lives of the assets ranging from 5 to 40 years. Accelerated methods are used for federal income tax purposes. Leasehold improvements are amortized over their estimated useful lives or their respective lease terms, whichever is shorter.

FINANCIAL DERIVATIVES The Corporation uses off-balance-sheet financial derivatives as part of the overall asset/liability management process and in mortgage banking activities. Substantially all such instruments are used to manage risk related to changes in interest rates. Financial derivatives primarily consist of interest rate swaps, purchased interest rate caps and floors, and forward contracts.

Interest rate swaps are agreements with a counterparty to exchange periodic interest payments calculated on a notional principal amount. Purchased interest rate caps and floors are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate is higher or lower than a defined rate applied to a notional amount, respectively.

Interest rate swaps, caps and floors that modify the interest rate characteristics (such as from fixed to variable, variable to fixed, or one variable index to another) of designated interest-bearing assets or liabilities are accounted for under the accrual method. Under this method, the net amount payable or receivable from the derivative contract is accrued as an adjustment to interest income or expense of the designated instrument. Premiums on contracts are deferred and amortized over the life of the agreement as an adjustment to interest income or interest expense of the designated instruments. Unamortized premiums are included in other assets.

Changes in fair value of financial derivatives accounted for under the accrual method are not reflected in the financial results. Realized gains and losses, except losses on terminated interest rate caps and floors, are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the shorter of the remaining original life of the agreements or the designated instruments. Losses on terminated interest rate caps and floors are recognized immediately in the results of operations. If the designated instruments are disposed of, the fair value of the associated derivative contract and any unamortized deferred gains or losses are

Notes to
     CONSOLIDATED FINANCIAL STATEMENTS


included in the determination of gain or loss on the disposition of such instruments. Contracts not qualifying for accrual accounting are marked to market in the financial statements.

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

PNC Bank also enters into financial derivative transactions to facilitate customer needs primarily consisting of interest rate swaps, caps and foreign exchange contracts. The Corporation mitigates the interest rate risk of customer derivatives by entering into offsetting positions with third parties. Customer derivative positions and offsetting positions with third parties are recorded at their estimated fair values, and adjustments to fair values are included in the results of operations.

INCOME TAXES Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

POSTEMPLOYMENT BENEFITS Effective January 1, 1994, the Corporation adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires accrual of a liability for benefits to be paid to former or inactive employees after employment, but before retirement. The cumulative effect of the change in accounting decreased net income by $7 million, or $.02 per fully diluted share. Prior to 1994, the Corporation accounted for postemployment benefits on a cash basis.

STOCK-BASED COMPENSATION SFAS No. 123 "Accounting for Stock Based Compensation," effective January 1, 1996, requires the Corporation to either record compensation expense or provide additional disclosures with respect to stock awards and stock option grants made after December 31, 1994. The accompanying Notes to Consolidated Financial Statements include the disclosures required by SFAS No. 123. No compensation expense is recognized pursuant to the Corporation's stock option plans under SFAS No. 123 which is consistent with prior treatment under APB No. 25.

TREASURY STOCK The Corporation records common stock purchased for treasury at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.

EARNINGS PER COMMON SHARE Primary earnings per common share is calculated by dividing net income adjusted for preferred stock dividends declared by the sum of the weighted-average number of shares of common stock outstanding and the number of shares of common stock which would be issued assuming the exercise of stock options during each period.

Fully diluted earnings per common share is based on net income adjusted for interest expense, net of tax, on outstanding convertible debentures and dividends declared on nonconvertible preferred stock. The weighted-average number of shares of common stock outstanding is increased by the assumed conversion of outstanding convertible preferred stock and convertible debentures from the beginning of the year or date of issuance, if later, and the number of shares of common stock which would be issued assuming the exercise of stock options. Such adjustments to net income and the weighted-average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

NOTE 2 MERGERS AND ACQUISITIONS

On December 31, 1995, Midlantic Corporation ("Midlantic") merged with the Corporation. Each share of Midlantic common stock outstanding was converted into 2.05 shares of the Corporation's common stock. The Corporation issued approximately 112 million shares of common stock and cash in lieu of fractional shares in connection with the merger. The transaction was accounted for as a pooling of interests and, accordingly, all financial data prior to January 1, 1996 has been restated as if the entities were combined for all such prior periods.

On October 6, 1995, the Corporation acquired Chemical New Jersey Holdings, Inc., and its wholly-owned subsidiary, Chemical Bank New Jersey, N.A. ("Chemical") consisting of 81 branches in southern and central New Jersey with total assets of $3.2 billion and retail core deposits of $2.7 billion. The Corporation paid $492 million in cash and the transaction was accounted for under the purchase method.

In February 1995, the Corporation acquired BlackRock Financial Management L.P., a New York-based, fixed-income investment management firm with approximately $25 billion in assets under management at closing. The Corporation paid $71 million in cash and issued $169 million of unsecured notes. The transaction was accounted for under the purchase method.

NOTE 3 CASH FLOWS

For the statement of cash flows, the Corporation defines cash and due from banks as cash and cash equivalents.

The following table sets forth information pertaining to acquisitions and divestitures which affect cash flows.

                                       -----------------------------
Year ended December 31 - in millions      1996      1995       1994
--------------------------------------------------------------------
Assets acquired                           $538     $3,932    $3,197
Liabilities assumed                        501      3,230     2,594
Cash paid                                   37        661       603
Cash and due from banks received           497        710       128
--------------------------------------------------------------------


NOTE 4  SECURITIES

The following table sets forth information pertaining to the securities portfolio:

                                     ----------------------------------------------------------------------------------------------
                                                         1996                                             1995
                                     ----------------------------------------------------------------------------------------------
                                                         Unrealized                                      Unrealized
                                      Amortized    --------------------      Fair   Amortized      ----------------------     Fair
December 31 - in millions                  Cost      Gains       Losses     Value        Cost        Gains       Losses       Value
-----------------------------------------------------------------------------------------------------------------------------------
Securities available for sale
   Debt securities
     U.S. Treasury, government
       agencies and corporations         $3,238        $20          $21    $3,237      $4,241          $74           $1      $4,314
     Mortgage-backed                      6,301         13          138     6,176       8,631           20           85       8,566
     Asset-backed                         1,609          7            1     1,615       2,023            9                    2,032
     State and municipal                    218          9                    227         343           25            1         367
     Other debt                             100          7            2       105          99            1            3          97
     Associated derivatives                                                                              6                        6
                                     ----------------------------------------------------------------------------------------------
       Total debt securities             11,466         56          162    11,360      15,337          135           90      15,382
   Corporate stocks and other               554          3                    557         455            4            2         457
                                     ----------------------------------------------------------------------------------------------
     Total securities available for
         sale                           $12,020        $59         $162   $11,917     $15,792         $139          $92     $15,839
-----------------------------------------------------------------------------------------------------------------------------------


At December 31, 1996 and 1995, $5.5 billion and $6.1 billion, respectively, notional value of interest rate swaps and caps were associated with securities available for sale. In connection with implementing accounting guidance issued in November 1995, the Corporation reassessed its investment securities' classifications. All securities previously classified as held to maturity were reclassified to the available-for-sale portfolio. The reclassifications were accounted for at fair value and included the fair value of associated financial derivatives. Subsequently, the Corporation sold $1.9 billion of U.S. Treasury securities and $4.1 billion of collateralized mortgage obligations and terminated associated pay-fixed interest rate swaps totaling $5.1 billion notional value at a $289 million loss.

The following table presents the amortized cost, fair value and weighted-average yield of debt securities at December 31, 1996 by remaining contractual maturity.

CONTRACTUAL MATURITY OF DEBT SECURITIES

                       ------------------------------------------------------
December 31, 1996 -        Within      1 to       5 to   After 10
dollars in millions        1 Year   5 Years   10 Years      Years     Total
-----------------------------------------------------------------------------
U.S. Treasury and
   government agencies       $835    $2,214       $186         $3    $3,238
Mortgage-backed                 6         1        119      6,175     6,301
Asset-backed                             78        293      1,238     1,609
State and municipal            25        44         74         75       218
Other debt                      1         7          7         85       100
                       ------------------------------------------------------
   Total                     $867    $2,344       $679     $7,576   $11,466
-----------------------------------------------------------------------------
Fair value                   $865    $2,355       $675     $7,465   $11,360
Weighted-average yield       5.14%     5.70%      7.00%      6.63%     6.35%
-----------------------------------------------------------------------------

Notes to
     CONSOLIDATED FINANCIAL STATEMENTS

Based on current interest rates and expected prepayment speeds, the weighted-average expected maturity of mortgage-backed and asset-backed securities was approximately 3 years and 3 months at December 31, 1996.

Weighted-average yields are based on historical cost with effective yields weighted for the contractual maturity of each security. At December 31, 1996, $5.5 billion notional value of interest rate caps designated to the securities portfolio altered the contractual weighted-average yield from 6.35% to 6.32%.

The carrying value of securities pledged to secure public and trust deposits, repurchase agreements and for other purposes at December 31, 1996 was $7.5 billion.

Information relating to security sales, including the effects of related financial derivatives, is set forth in the following table:

                           ------------------------------------
Year ended December 31 -                   Gross        Gross
in millions                  Proceeds      Gains       Losses
---------------------------------------------------------------
1996                           $6,789        $39          $17
1995                            8,125         12          292
1994                           14,147         65          207
---------------------------------------------------------------


NOTE 5 LOANS AND COMMITMENTS TO EXTEND CREDIT

Loans outstanding were as follows:

                                                                       -------------------------------------------------------------
December 31 - in millions                                                   1996        1995         1994         1993        1992
------------------------------------------------------------------------------------------------------------------------------------
Consumer                                                                 $14,868     $13,539      $11,851      $10,940      $9,585
Residential mortgage                                                      12,703      11,689        9,746        8,611       3,577
Commercial                                                                18,062      16,812       15,545       15,521      14,766
Commercial real estate                                                     4,624       4,914        5,063        5,169       6,503
Other                                                                      1,926       2,102        2,223        2,231       1,900
                                                                       -------------------------------------------------------------
   Total loans                                                            52,183      49,056       44,428       42,472      36,331
   Unearned income                                                          (385)       (403)        (385)        (359)       (388)
                                                                       -------------------------------------------------------------
   Total loans, net of unearned income                                   $51,798     $48,653      $44,043      $42,113     $35,943
------------------------------------------------------------------------------------------------------------------------------------


During the fourth quarter of 1996, the Corporation acquired AAA-affinity credit card portfolios totaling $1.6 billion for a premium of $249 million. Loan outstandings and unfunded commitments are concentrated in PNC Bank's primary geographic markets, which include Pennsylvania, New Jersey, Delaware, Ohio, Kentucky, Indiana, Massachusetts and Florida. At December 31, 1996, no specific industry concentration exceeded 3% of total outstandings and unfunded commitments.

NET UNFUNDED COMMITMENTS

                                           ---------------------
December 31 - in millions                       1996       1995
----------------------------------------------------------------
Consumer                                     $22,045     $7,335
Residential mortgage                             511        554
Commercial                                    27,087     24,282
Commercial real estate
   Commercial mortgage                            11          9
   Real estate project                           753        742
Other                                            849        892
                                           ---------------------
   Total                                     $51,256    $33,814
----------------------------------------------------------------


Commitments to extend credit represent arrangements to lend funds provided there is no violation of specified contractual conditions. Commitments are reported net of participations, assignments and syndications, primarily to financial institutions, totaling $4.4 billion and $4.2 billion at December 31, 1996 and 1995, respectively. Consumer commitments are primarily for home equity and credit card lines. Commercial commitments generally have fixed expiration dates, may require payment of a fee, and contain termination clauses in the event the customer's credit quality deteriorates. Based on the Corporation's historical experience, approximately 50% to 75% of consumer and most commercial commitments expire unfunded, and therefore cash requirements are substantially less than the total commitment.

Net outstanding letters of credit totaled $4.5 billion and $4.0 billion at December 31, 1996 and 1995, respectively, and consist primarily of standby letters of credit which commit the Corporation to make payments on behalf of customers when certain specified future events occur. Such instruments are typically issued to support industrial revenue bonds, commercial paper, and bid or performance related contracts. At year-end 1996, the largest industry concentration within standby letters of credit was health care, which accounted for approximately 15% of the total. Maturities for standby letters of credit ranged from 1997 to 2011.

At December 31, 1996, $421 million of loans were pledged to secure borrowings and for other purposes.

Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as certain affiliated companies of these directors and officers, were customers of and had loans with subsidiary banks in the ordinary course of business. All such loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility. The aggregate dollar amounts of these loans were $265 million and $379 million at December 31, 1996 and 1995, respectively. During 1996, new loans of $144 million were funded, and repayments totaled $258 million.


NOTE 6 NONPERFORMING ASSETS

The following table sets forth nonperforming assets and related information:

                                                                                  -------------------------------------------------
December 31 - dollars in millions                                                    1996      1995      1994     1993       1992
-----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                                     $347      $335      $496     $656     $1,620
Restructured loans                                                                      2        23        69      200        185
                                                                                  -------------------------------------------------
   Total nonperforming loans                                                          349       358       565      856      1,805
                                                                                  -------------------------------------------------
Foreclosed assets                                                                     110       178       192      268        436
Assets held for accelerated disposition                                                                    10      158
                                                                                  -------------------------------------------------
   Total nonperforming assets                                                        $459      $536      $767   $1,282     $2,241
                                                                                  -------------------------------------------------

Nonperforming loans to period-end loans                                               .67%      .74%     1.28%    2.03%      5.02%
Nonperforming assets to period-end loans, foreclosed assets and
    assets held for accelerated disposition                                           .88      1.10      1.73     3.01       6.16
Nonperforming assets to total assets                                                  .63       .73       .99     1.69       3.41
                                                                                  -------------------------------------------------

Interest on nonperforming loans
   Computed on original terms                                                         $35       $36       $54      $74       $150
   Recognized                                                                          10        10        14       19         19
                                                                                  -------------------------------------------------

Past due loans
   Accruing loans past due 90 days and more                                          $244      $225      $175     $171       $237
   As a percentage of total loans, net of unearned income                             .47%      .46%      .40%     .41%       .66%
-----------------------------------------------------------------------------------------------------------------------------------


The Corporation has no material commitments as of December 31, 1996 to extend credit to customers whose outstanding loans are nonperforming.

At December 31, 1996 and 1995, foreclosed assets are reported net of valuation allowances of $19 million and $37 million, respectively. Gains on sales of foreclosed assets resulted in net foreclosed asset income of $9 million, $11 million and $15 million in 1996, 1995 and 1994, respectively. Net foreclosed asset income or expense is included in other noninterest expense.

NOTE 7 ALLOWANCE FOR CREDIT LOSSES

Changes in the allowance for credit losses were as follows:

                                  -------------------------------
In millions                          1996       1995       1994
-----------------------------------------------------------------
January 1                          $1,259     $1,352     $1,372
Charge-offs                          (247)      (240)      (289)
Recoveries                             83        107        120
                                  -------------------------------
   Net charge-offs                   (164)      (133)      (169)
Provision for credit losses                        6         84
Acquisitions                           71         34         65
                                  -------------------------------
   December 31                     $1,166     $1,259     $1,352
-----------------------------------------------------------------


Impaired loans totaled $292 million and $297 million at December 31, 1996 and 1995, respectively. Impaired loans totaling $190 million and $154 million at the end of 1996 and 1995, respectively, had a corresponding specific allowance for credit losses of $53 million and $29 million. The average balance of impaired loans was $313 million in 1996 and $365 million in 1995. Interest income recognized on impaired loans totaled $5 million and $6 million in 1996 and 1995, respectively.

NOTE 8 PREMISES, EQUIPMENT AND
LEASEHOLD IMPROVEMENTS

Premises, equipment and leasehold improvements, stated at cost less accumulated depreciation and amortization, were as follows:

                                            --------------------
December 31 - in millions                     1996        1995
----------------------------------------------------------------
Land                                           $95        $101
Buildings                                      518         553
Equipment                                      996       1,069
Leasehold improvements                         172         186
                                            --------------------
                                             1,781       1,909
Accumulated depreciation and amortization     (916)     (1,002)
                                            --------------------
   Net book value                             $865        $907
----------------------------------------------------------------

Notes to
     CONSOLIDATED FINANCIAL STATEMENTS


Depreciation and amortization expense on premises, equipment and leasehold improvements totaled $143 million in 1996, $135 million in 1995 and $124 million in 1994.

Certain facilities and equipment are leased under agreements expiring at various dates until the year 2025. Substantially all such leases are accounted for as operating leases. Rental expense on such leases amounted to $90 million in 1996, $95 million in 1995 and $97 million in 1994.

At December 31, 1996 and 1995, required minimum annual rentals due on noncancelable leases having terms in excess of one year aggregated $436 million and $478 million, respectively. Minimum annual rentals for each of the years 1997 through 2001 are $69 million, $57 million, $49 million, $39 million and $35 million, respectively.

NOTE 9 GOODWILL AND OTHER

Goodwill and other amortizable assets consisted of the following:

                                            -----------------
December 31 - in millions                     1996      1995
-------------------------------------------------------------
Goodwill                                      $953      $960
Mortgage servicing rights                      313       268
Purchased credit cards                         322
Other                                           34        37
                                            -----------------
   Total                                    $1,622    $1,265
-------------------------------------------------------------

At December 31, 1996, the fair value of capitalized MSR was $398 million.

Amortization of goodwill and other assets was as follows:

                                       -----------------------
Year ended December 31 - in millions     1996    1995    1994
--------------------------------------------------------------
Goodwill                                  $54     $39     $21
Mortgage servicing rights                  56      71      63
Purchased credit cards                      3
Other                                       4       5       2
                                       -----------------------
   Total                                 $117    $115     $86
--------------------------------------------------------------


NOTE 10 DEPOSITS

The aggregate amount of time deposits with a denomination greater than $100,000 was $4.9 billion and $3.9 billion at December 31, 1996 and 1995, respectively. Remaining contractual maturities of time deposits are $13.3 billion, $2.3 billion, $1.0 billion, $1.0 billion and $1.0 billion for the years 1997 through 2001 and thereafter, respectively.

NOTE 11 NOTES AND DEBENTURES

Notes and debentures consisted of the following:

                                            -------------------
December 31 - in millions                       1996      1995
---------------------------------------------------------------
Bank notes                                    $7,905    $6,256
Federal Home Loan Bank                         2,192     2,393
Senior notes                                     100       100
Subordinated notes                             1,357     1,361
ESOP                                              88       101
Other                                            102       187
                                            -------------------
   Total                                     $11,744   $10,398
---------------------------------------------------------------


Substantially all bank notes mature in 1997 and have various interest rates that range from 4.88% to 5.90%. Obligations to the Federal Home Loan Bank have various maturities ranging from 1997 to 2002 and interest rates that range from 1.25% to 8.76%. Senior and subordinated notes consisted of the following:

December 31, 1996 -
dollars in millions        Stated Rate        Maturity     Outstanding
-----------------------------------------------------------------------
Senior                 9.25% to 10.50%    1997 to 1999           $100
Subordinated
   Nonconvertible     6.125% to 10.55%    1998 to 2005          1,294
   Convertible          8.25% to 8.50%    2005 to 2010             63
                                                              ---------
     Total                                                     $1,357
-----------------------------------------------------------------------

Notes and debentures have scheduled repayments for the years 1997 through 2001 and thereafter of $8.0 billion, $1.7 billion, $292 million, $59 million and $1.7 billion, respectively.

NOTE 12 CAPITAL SECURITIES OF SUBSIDIARY TRUST

Mandatorily Redeemable Capital Securities of Subsidiary Trust ("Capital Securities") represent preferred beneficial interests in the assets of PNC Institutional Capital Trust A ("Trust"). The Trust holds certain 7.95% junior subordinated debentures due December 15, 2026 issued by a bank subsidiary of the Corporation. Distributions on the Capital Securities will be payable at an annual rate of 7.95% of the stated liquidation amount of $1,000 per Capital Security, payable semiannually. Cash distributions on the Capital Securities are made to the extent interest on the debentures is received by the Trust. In the event of certain changes or amendments to regulatory requirements or federal tax rules, the Capital Securities are redeemable in whole. Otherwise, the Capital Securities are generally redeemable in whole or in part on or after December 15, 2006, at a declining redemption price ranging from 103.975% to 100% of the liquidation amount. On or after December 15, 2016, the Capital Securities may be redeemed at 100% of the liquidation amount.

NOTE 13 SHAREHOLDERS' EQUITY

Information related to preferred stock is as follows:

                         Liquidation
                     Value per Share          Shares Outstanding
-----------------------------------------------------------------
December 31                                   1996          1995
-----------------------------------------------------------------
Authorized
   $1 par value                         17,452,764    17,529,342
Issued and outstanding
   Series A                     $40         16,479        17,846
   Series B                      40          4,667         4,752
   Series C                      20        327,013       356,347
   Series D                      20        441,805       469,839
   Series F                      50      6,000,000
                                       --------------------------
    Total                                6,789,964       848,784
-----------------------------------------------------------------


Series A through D are cumulative and, except for Series B, are redeemable at the option of the Corporation. Annual dividends on Series A, B and D preferred stock total $1.80 per share and Series C total $1.60 per share. Holders of Series A through D preferred stock are entitled to a number of votes equal to the number of full shares of common stock into which such preferred stock is convertible. Series A through D preferred stock have the following conversion privileges: (i) one share of Series A or Series B is convertible into eight shares of common stock; and (ii) 2.4 shares of Series C or Series D are convertible into four shares of common stock.

On October 9, 1996, the Corporation issued 6 million shares of nonconvertible, nonvoting Series F preferred stock totaling $300 million. Noncumulative dividends are payable quarterly commencing December 31, 1996 through September 30, 2001 at 6.05%. Thereafter, the dividend rate will be indexed to certain market indices; however, the rate paid will not be less than 6.55% or greater than 12.55%. The Series F preferred stock is redeemable in whole until September 29, 2001 in the event of certain amendments to the Internal Revenue Code relating to the dividend received deduction at a declining redemption price from $52.50 to $50.50 per share. After September 29, 2001, the Series F preferred stock may be redeemed, in whole or in part, at $50 per share.

The Corporation has a dividend reinvestment and stock purchase plan. Holders of preferred stock and common stock may participate in the plan which provides that additional shares of common stock may be purchased at market value with reinvested dividends and voluntary cash payments. Common stock purchased pursuant to such plan were: 1,097,597 shares in 1996; 1,177,481 shares in 1995; and 877,639 shares in 1994.

The Corporation had reserved approximately 28.7 million common shares to be issued in connection with certain stock plans and the conversion of certain debt and equity securities.

The following table sets forth purchases and issuances of common stock held in treasury.

TREASURY STOCK ACTIVITY

                                            ---------------------
Shares in thousands, dollars in millions      Shares     Amount
-----------------------------------------------------------------
January 1, 1994                                  289         $9
  Shares purchased                             3,684         89
  Shares issued                               (1,158)       (33)
                                            ---------------------
December 31, 1994                              2,815         65
  Shares purchased                            10,252        236
  Shares issued                               (5,578)      (117)
  Midlantic merger                            (7,489)      (184)
                                            ---------------------
December 31, 1995                                ---        ---
  Shares purchased                            22,731        802
  Shares issued                               (1,695)       (51)
                                            ---------------------
December 31, 1996                             21,036       $751
-----------------------------------------------------------------

NOTE 14 FINANCIAL DERIVATIVES
FAIR VALUE OF FINANCIAL DERIVATIVES

                                                                    ---------------------------------------------------------------
                                                                                  Positive                 Negative         Total
                                                                     Notional         Fair      Notional       Fair      Notional
December 31 - in millions                                               Value        Value         Value      Value         Value
-----------------------------------------------------------------------------------------------------------------------------------
1996
   Interest rate swaps                                                 $7,290         $112          $650       $(15)       $7,940
   Interest rate caps                                                   5,813            2                                  5,813
   Interest rate floors                                                 2,500            3                                  2,500
   Mortgage banking activities                                          1,853           10           486         (1)        2,339
                                                                    ---------------------------------------------------------------
     Total                                                            $17,456         $127        $1,136       $(16)      $18,592
-----------------------------------------------------------------------------------------------------------------------------------

1995
   Interest rate swaps                                                 $4,249          $77        $5,141       $(48)       $9,390
   Interest rate caps                                                   5,510            6                                  5,510
   Mortgage banking activities                                            769           16         1,038         (4)        1,807
                                                                    ---------------------------------------------------------------
     Total                                                            $10,528          $99        $6,179       $(52)      $16,707
-----------------------------------------------------------------------------------------------------------------------------------

Notes to
     CONSOLIDATED FINANCIAL STATEMENTS


The Corporation uses a variety of off-balance-sheet financial derivatives as part of its overall interest rate risk management process and to manage risk associated with mortgage banking activities. Financial derivatives involve, to varying degrees, interest rate and credit risk in excess of the amount recognized in the balance sheet but less than the notional amount of the contract. For interest rate swaps and purchased interest rate caps and floors, only periodic cash payments and, with respect to such caps and floors, premiums, are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional value. The Corporation manages these risks as part of its asset/liability management process and through credit policies and procedures. The Corporation seeks to minimize the credit risk by entering into transactions with only a select number of high-quality institutions, establishing credit limits, requiring bilateral-netting agreements, and, in certain instances, segregated collateral.

The Corporation uses interest rate swaps and purchased caps and floors to modify the interest rate characteristics of designated interest-bearing assets or liabilities from fixed to variable, variable to fixed, or one variable index to another. At December 31, 1996, $9.4 billion of interest rate swaps, caps and floors were designated to loans and $5.5 billion of interest rate caps were designated to securities. During 1996, derivative contracts modified the average effective yield on interest-earning assets from 7.69% to 7.68%. At December 31, 1996, $1.4 billion of interest rate swaps were designated to interest-bearing liabilities. The average rate on interest-bearing liabilities was not effected by financial derivative contracts during 1996.

PNC Bank uses a combination of on-balance-sheet instruments and financial derivatives to manage risk associated with its mortgage banking activities. The inherent risk affecting the value of MSR is the potential for the related mortgages to prepay, thereby eliminating the underlying servicing fee income stream.

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

At December 31, 1996, $19 million of net deferred losses on terminated derivative contracts are being amortized as an adjustment to net interest income over a weighted-average remaining period of 17 months. During 1996, gains on terminated derivative contracts of $7 million were recognized in connection with the sale of securities.

In connection with the Midlantic merger, $5.5 billion notional value of interest rate caps that reduced exposure to higher interest rates within a specified range were terminated at a loss of $80 million. The termination was part of the realignment of the combined asset and liability position of the Corporation taking into account the interest rate risk profile of Midlantic. The loss is included as a component of special charges. Concurrently, the Corporation purchased $5.5 billion notional value interest rate caps that require the counterparty to pay the Corporation the excess, if any, of 3-month LIBOR over a specified cap rate without limitation, currently 6.50%, computed quarterly based on the notional value of the contracts. At December 31, 1996, 3-month LIBOR was 5.56%. The contracts expire during the third and fourth quarters of 1997.

At December 31, 1996 and 1995, the Corporation's exposure to credit losses with respect to financial derivatives was not material.


NOTE 15 SPECIAL CHARGES

In connection with the Midlantic merger, the Corporation recorded special charges totaling $260 million in 1995. These charges represented estimated costs of integrating and consolidating branch networks, back office and administrative facilities, professional services and the cost to terminate an interest rate cap position as part of realigning the interest rate risk profile of the combined companies.

                                ---------------------------------------
                                  Balance at               Balance at
1996 - in millions                 January 1   Incurred   December 31
-----------------------------------------------------------------------
Staff related                            $42        $40            $2
Net occupancy                             72         63             9
Equipment                                 17         17
Professional services                     31         31
Other                                     18         18
Interest rate cap termination             80         80
                                  -------------------------------------
   Total                                $260       $249           $11
-----------------------------------------------------------------------

Special charges in 1994 were for costs to consolidate the Corporation's telebanking centers and rationalization of the retail branch networks.

NOTE 16 EMPLOYEE BENEFIT PLANS

INCENTIVE SAVINGS PLANS The Corporation sponsors incentive saving plans covering substantially all employees. Under the plans, employee contributions up to 3% or 6% of base pay, subject to Internal Revenue Code limitations, are matched with cash or shares of PNC Bank common stock. Contributions for one of the plans are matched primarily by shares of PNC Bank common stock held by the Corporation's ESOP.

The Corporation makes annual contributions to the ESOP equal to the debt service requirements on the ESOP borrowing less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. Dividends used for debt service totaled $10 million in each of the years 1996, 1995 and 1994. To satisfy additional debt service requirements, PNC Bank contributed $11 million in 1996, $9 million in 1995 and $8 million in 1994.

As the ESOP borrowing is repaid, shares are allocated to employees who made contributions during the year based on the proportion of annual debt service to total debt service. The Corporation includes all ESOP shares as common shares outstanding in the earnings per share computation. Components of ESOP shares are:

As of or for the year ended             ---------------------
December 31 - in thousands                  1996       1995
-------------------------------------------------------------
Shares
   Unallocated                             3,184      3,825
   Allocated shares                        3,057      2,503
   Shares released for allocation            851        792
   Shares retired                           (495)      (238)
                                        ---------------------
     Total                                 6,597      6,882
-------------------------------------------------------------


Compensation expense related to the portion of contributions matched with ESOP shares is determined based on the number of ESOP shares allocated. Compensation expense related to these plans was $9 million for 1996, $18 million for 1995 and $13 million for 1994.

PENSION PLANS The Corporation sponsors defined benefit pension plans covering substantially all employees. The plans provide pension benefits that are based on the average base salary for specified years of service prior to retirement. Pension contributions are made to the extent deductible under existing federal tax rules. The Corporation also has unfunded nonqualified supplemental defined benefit retirement plans covering certain employees as defined in the plans.

The following table sets forth the estimated status of defined benefit plans:

                                                  ------------------
December 31 - in millions                          1996      1995
--------------------------------------------------------------------
Benefit obligation
  Vested                                           $580      $550
  Nonvested                                          25        35
                                                  ------------------
  Accumulated benefit obligation                    605       585
  Effect of future compensation levels              123       149
                                                  ------------------
Projected benefit obligation for services
  rendered to date                                  728       734
Plan assets at fair value, primarily
  listed common stocks, U.S. Government
  and agency securities, and collective funds       713       644
                                                  ------------------
Plan assets less than projected benefit
  obligation                                         15        90
Unrecognized net gain (loss) due to
  experience different from assumptions
  and the effects of changes in assumptions          10       (62)
Unrecognized net asset                               20        26
Unrecognized prior service cost                     (12)      (19)
                                                  ------------------
  Accrued pension cost                              $33       $35
--------------------------------------------------------------------

The components of pension expense were as follows:

                                       -----------------------------
Year ended December 31 - in millions       1996      1995     1994
--------------------------------------------------------------------
Service cost for benefits earned
   during the period                        $32       $24      $29
Interest cost on projected
   benefit obligations                       50        49       44
Actual return on plan assets                (93)     (112)      (9)
Net amortization and deferral                29        60      (42)
                                       -----------------------------
   Net periodic pension costs               $18       $21      $22
--------------------------------------------------------------------

Assumptions used to measure the projected benefit obligation and the expected return on assets included in net periodic pension costs are set forth in the following table.

                                      ------------------------------
December 31                             1996     1995         1994
--------------------------------------------------------------------
Discount rate                           7.70%     7.15%   8.75/8.50%
Increase in compensation levels         4.75      4.75    5.00/5.00
Expected long-term return on assets     9.50      9.50   10.00/8.50
--------------------------------------------------------------------

Notes to
     CONSOLIDATED FINANCIAL STATEMENTS


POSTRETIREMENT BENEFIT PLANS PNC Bank also provides certain health care and life insurance benefits for retired employees ("postretirement benefits") through various plans. A reconciliation of the accrued postretirement benefit obligation is as follows:

                                             -------------------
December 31 - in millions                       1996      1995
----------------------------------------------------------------
Accumulated postretirement benefit
   Retirees                                     $160      $156
   Active employees                                6         8
   Other active plan participants                 45        59
                                             -------------------
   Total accumulated postretirement
     obligation                                  211       223
Unrecognized prior service cost credit            56        56
Unrecognized net loss                            (16)      (27)
                                             -------------------
   Accrued postretirement benefit
     obligation                                 $251      $252
----------------------------------------------------------------


The components of postretirement benefit expense are as follows:

                                         ---------------------------
Year ended December 31 - in millions      1996      1995     1994
--------------------------------------------------------------------
Service cost for benefits earned
   during the period                        $3        $3       $3
Interest cost on projected
   benefit obligations                      14        15       15
Amortization of prior service cost          (4)       (4)      (3)
                                        ----------------------------
   Net postretirement benefit expense      $13       $14       $15
--------------------------------------------------------------------

Assumptions used in accounting for the plans were:

                              ----------------------------------
December 31                      1996      1995           1994
----------------------------------------------------------------
Discount rate                    7.70%     7.15%     8.75/8.00%
Expected health care cost
   trend rate
     Medical                     7.00      7.50      9.10/5.00
     Dental                      6.60      7.00           7.40
----------------------------------------------------------------

The health care cost trend rate declines until it stabilizes at 5.2% beginning in 2001. A one percent increase in the health care cost trend rate from that assumed would not have a material impact on projected service and interest rate costs or the accumulated postretirement obligation.

NOTE 17 STOCK-BASED COMPENSATION PLANS

The Corporation has a senior executive long-term incentive award plan ("Incentive Plan") that provides for the granting of incentive stock options, nonqualified options, stock appreciation rights ("SAR"), performance units and incentive shares. In any given year, the number of shares of common stock available for grant under the Incentive Plan may range from 1.5% to 3% of total issued shares of common stock determined at the end of the preceding calendar year.

STOCK OPTIONS Options are granted at exercise prices not less than the market value of common stock on the date of grant and are exercisable twelve months after the grant date. Payment of the option price may be in cash or shares of common stock at market value on the exercise date. The following table presents stock option data related to the Incentive Plan, a similar predecessor plan and other plans assumed in certain mergers.

                        -------------------------------
                                  Per Option
                        -------------------------------------------
                                         Weighted-Average
Shares in thousands     Exercise Price    Exercise Price    Shares
-------------------------------------------------------------------
January 1, 1994         $1.59 - $30.13        $17.96        13,504
   Granted              13.81 -  29.75         17.79         4,454
   SAR exercised                               13.57           (73)
   Options exercised     1.59 -  27.56         14.39        (1,127)
   Terminated            8.70 -  24.24         21.60          (172)
                                                            --------
December 31, 1994        1.59 -  30.13         18.14        16,586
   Granted              16.46 -  29.06         25.25           127
   Options exercised     1.59 -  29.25         13.20        (2,996)
   Terminated            6.10 -  30.13         20.97          (420)
   Options exchanged
     for PNC stock
     in connection
     with Midlantic
     merger                                     8.33        (3,457)
                                                           ---------
December 31, 1995       11.38 -  29.88         23.00         9,840
   Granted              31.13 -  37.31         31.23         2,697
   SAR exercised                               19.13            (7)
   Options exercised    11.38 -  29.25         21.05        (3,258)
   Terminated           21.75 -  31.13         27.75          (242)
                                                           ---------
December 31, 1996      $11.38 - $37.31        $26.03         9,030
-------------------------------------------------------------------


At December 31, 1996, the weighted-average remaining contractual life of outstanding options was 6 years, 11 months and options for 6,393,402 shares of common stock were exercisable at a weighted-average price of $23.90 per share. The grant-date fair value of options granted in 1996 was $7.32 per option. Shares of common stock available for the granting of options under the Incentive Plan and the predecessor plans were: 10,225,900 at December 31, 1996, 10,314,610 at December 31, 1995, and 13,094,887 at December 31, 1994.

INCENTIVE SHARE AWARDS In 1995, 323,000 incentive shares of common stock were awarded to certain senior executives pursuant to the Incentive Plan. Issuance of such incentive shares was subject to the market price of PNC Bank's common stock equaling or exceeding specified levels for defined periods. These requirements were met on September 16, 1996 and November 1, 1996, and 151,350 shares of restricted common stock were issued on both dates. The restricted period ends two years after the issue date. During the restricted period the recipient receives dividends and can vote the shares. If the recipient leaves the Corporation's employ within the restricted period, the shares will be forfeited. Net forfeitures totaled 20,300 shares. Compensation expense recognized for incentive share awards was $3 million and $1 million in 1996 and 1995, respectively.

EMPLOYEE STOCK PURCHASE PLAN The Corporation's employee stock purchase plan ("ESPP") covers a maximum of 5.2 million shares of common stock, of which 614 thousand shares were available to be issued. Persons who have been continuously employed for at least one year are eligible to participate. Participants purchase the Corporation's common stock at 85% of the lesser of fair market value on the first or last day of each offering period. No charge to earnings is recorded with respect to the ESPP. Shares issued pursuant to the ESPP were as follows:

                                ----------------------------------
Year ended December 31             Shares        Price Per Share
------------------------------------------------------------------
1996                              389,738     $25.29 and  $25.82
1995                              463,907      17.32 and   22.95
1994                              403,692      17.64 and   24.76
------------------------------------------------------------------


The following table sets forth pro forma net income and earnings per share as if compensation expense was recognized for stock options and the ESPP in accordance with SFAS No. 123.

PRO FORMA NET INCOME AND EPS

                                        -----------------------
                                          Reported   Pro forma
----------------------------------------------------------------
Net income (in millions)
   1996                                       $992        $980
   1995                                        408         407
Fully diluted earnings per share
   1996                                      $2.87       $2.84
   1995                                       1.19        1.19
----------------------------------------------------------------


For purposes of computing pro forma results PNC Bank estimated the fair value of stock options and ESPP using the Black-Scholes option pricing model. Black-Scholes is predominantly used to value traded options which differ from PNC Bank's options. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Therefore, the pro forma results are, of a necessity, estimates of results of operations as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods. The following assumptions were used in the option pricing model for purposes of estimating pro forma results. The dividend yield represents average yields over the previous three-year period.

                                        -----------------------
Year ended December 31                      1996         1995
---------------------------------------------------------------
Risk free interest rate                       5.3%        6.4%
Dividend yield                                4.7         4.3
Volatility                                   32.1        32.3
Expected life                               6 yrs.      6 yrs.
---------------------------------------------------------------


NOTE 18 INCOME TAXES

The components of income taxes were as follows:

Year ended December 31 -       ---------------------------------
in millions                       1996        1995        1994
----------------------------------------------------------------
Current
   Federal                        $297         $77        $293
   State                            48          14          19
                               ---------------------------------
     Total current                 345          91         312
Deferred
   Federal                         172          84          44
   State                            18          44         (38)
                               ---------------------------------
     Total deferred                190         128           6
                               ---------------------------------
     Total                        $535        $219        $318
----------------------------------------------------------------

Significant components of deferred tax assets and liabilities are as follows:

                                            -------------------
December 31 - in millions                      1996      1995
---------------------------------------------------------------
Deferred tax assets
   Allowance for credit losses                 $382      $413
   Compensation and benefits                    120       113
   Net unrealized securities losses              38
   Net operating loss and AMT
     carryforwards                                         23
   Purchase accounting - deposits and
     other borrowings                            27        32
   Purchase accounting - other                             27
   Foreclosed assets                             10        12
   Other                                         51       120
                                            -------------------
     Total deferred tax assets                  628       740
Deferred tax liabilities
   Leasing                                      247       218
   Depreciation                                  45        37
   Purchase accounting - loans and leases        28        45
   Net unrealized securities gains                         19
   Other                                         72        47
                                            -------------------
     Total deferred tax liabilities             392       366
                                            -------------------
     Net deferred tax asset                    $236      $374
---------------------------------------------------------------

Notes to
     CONSOLIDATED FINANCIAL STATEMENTS


A reconciliation between the statutory and effective tax rates follows:

                                      -----------------------------
Year ended December 31                   1996      1995      1994
-------------------------------------------------------------------
Statutory tax rate                       35.0%     35.0%     35.0%
Increases (decreases) resulting from
   State taxes                            2.8       6.0       2.2
   Tax-exempt interest                   (1.7)     (4.5)     (2.2)
   Goodwill                                .9       1.7       1.8
   Valuation allowance reduction                             (8.8)
   Other, net                            (2.0)     (3.3)     (1.7)
                                      -----------------------------
     Effective tax rate                  35.0%     34.9%     26.3%
-------------------------------------------------------------------

NOTE 19 REGULATORY MATTERS

The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by such regulatory authorities. Neither the Corporation nor any of its subsidiaries is subject to written regulatory agreements.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on PNC Bank's financial statements. The Corporation's capital amounts and classification are also subject to qualitative judgments by regulatory agencies about components, risk weightings, and other factors.

The following table sets forth regulatory capital ratios for the Corporation and PNC Bank, N.A., an indirect wholly-owned subsidiary.

REGULATORY CAPITAL

                          -------------------------------------
                                 Amount             Ratios
As of December 31 -       -------------------------------------
dollars in millions          1996     1995     1996      1995
---------------------------------------------------------------
Risk-based capital
   Tier I
     PNC Bank Corp.        $5,283   $4,762     8.29%     8.00%
     PNC Bank, N.A.         3,848    3,899     7.52      8.60
   Total
     PNC Bank Corp.         7,427    6,882    11.65     11.56
     PNC Bank, N.A.         5,343    4,966    10.44     10.94
Leverage
     PNC Bank Corp.         5,283    4,762     7.70      6.37
     PNC Bank, N.A.         3,848    3,899     7.09      6.88
---------------------------------------------------------------


Regulatory quantitative measures to ensure capital adequacy require the Corporation to maintain minimum ratios of Tier I and total capital to risk-weighted assets of 4% and 8%, respectively, and Tier I capital to average assets (leverage) of 3%. To be classified as well capitalized, regulators require capital ratios of 6% for Tier I, 10% for total risk-based and 5% for leverage. As of the most recent notification from federal regulators, the Corporation and each of its subsidiaries were categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would change the Corporation's category.

Dividends that may be paid by subsidiary banks to the parent company are subject to certain legal limitations and also may be impacted by capital needs, regulatory requirements and policies, and other factors deemed relevant. Without regulatory approval, the amount available for payment of dividends by all subsidiary banks was $512 million at December 31, 1996.

Under federal law, generally no bank subsidiary may extend credit to the parent company or its nonbank subsidiaries on terms and under circumstances which are not substantially the same as comparable extensions of credit to nonaffiliates. No extension of credit may be made to the parent company or a nonbank subsidiary which is in excess of 10% of the capital stock and surplus of such bank subsidiary or in excess of 20% of the capital and surplus of such bank subsidiary as to aggregate extensions of credit to the parent company and its subsidiaries. In certain circumstances, federal regulatory authorities may impose more restrictive limitations. Such extensions of credit, with limited exceptions, must be fully collateralized. The maximum amount available under statutory limitations for transfer from subsidiary banks to the parent company in the form of loans and dividends approximated 20% of consolidated net assets at December 31, 1996.

Federal Reserve Board regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. During 1996, subsidiary banks maintained reserves which averaged $741 million.

NOTE 20 LITIGATION

A consolidated class action complaint is pending against the Corporation and certain officers, alleging violations of federal securities laws and common law relating to disclosures and seeking, among other things, unquantified damages on behalf of purchasers of the Corporation's securities during specified portions of 1994. Management believes that there are meritorious defenses to this consolidated lawsuit and intends to defend it vigorously. Management believes that the final disposition will not be material to the Corporation's financial position.

The Corporation, in the normal course of business, is subject to various other pending and threatened lawsuits in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate aggregate liability, if any, arising out of such other lawsuits will have a material adverse effect on the Corporation's financial position.

At the present time, management is not in a position to determine whether any pending or threatened litigation will have a material adverse effect on the Corporation's results of operations in any future reporting period.

NOTE 21 OTHER FINANCIAL INFORMATION

Summarized financial information of the parent company is as follows:

PARENT COMPANY ONLY
BALANCE SHEET

                                          ---------------------
December 31 - in millions                      1996       1995
---------------------------------------------------------------
ASSETS
Cash and due from banks                          $4         $2
Securities available for sale                   602         48
Investments in
   Bank subsidiaries                          6,078      6,735
   Nonbank subsidiaries                         276        240
Advances to subsidiary banks                      9          8
Other assets                                    118        115
                                          ----------------------
     Total assets                            $7,087     $7,148
                                          ----------------------

LIABILITIES
Notes and debentures                           $363       $368
Nonbank affiliate borrowings                    332        701
Accrued expenses and other liabilities          523        311
                                          ----------------------
     Total liabilities                        1,218      1,380

SHAREHOLDERS' EQUITY                          5,869      5,768
                                          ----------------------
     Total liabilities and
       shareholders' equity                  $7,087     $7,148
---------------------------------------------------------------


Notes and debentures have scheduled repayments of $200 million in 1999, $100 million in 2001 and $63 million thereafter.

Commercial paper and all other debt issued by PNC Funding Corp., a wholly-owned subsidiary, is guaranteed by the parent company. In addition, in connection with certain affiliates' mortgage servicing operations, the parent company has committed to maintain such affiliates' net worth above minimum requirements.

PARENT COMPANY ONLY
STATEMENT OF INCOME

                                      -------------------------------
Year ended December 31 - in millions     1996       1995       1994
---------------------------------------------------------------------
OPERATING REVENUE
Dividends from
   Bank subsidiaries                     $924       $447       $379
   Nonbank subsidiaries                    32         25         55
Interest income                             7          4          9
Other income                                1                     1
                                      -------------------------------
     Total operating revenue              964        476        444

OPERATING EXPENSE
Interest expense                           56         73         65
Other expense                              38         33         28
                                      -------------------------------
     Total operating expense               94        106         93
Income before income taxes and
   equity in undistributed net
   income of subsidiaries                 870        370        351
Applicable income tax benefits            (30)       (35)       (48)
                                      -------------------------------
Income before equity in
   undistributed net income of
   subsidiaries                           900        405        399
Net equity in undistributed
   net income (excess
   dividends)*
   Bank subsidiaries                       63        (19)       479
   Nonbank subsidiaries                    29         22          6
                                      -------------------------------
     Net income                          $992       $408       $884
---------------------------------------------------------------------

* Amounts for 1994 include the cumulative effect of changes in accounting principles at the respective subsidiaries.

Notes to
     CONSOLIDATED FINANCIAL STATEMENTS


PARENT COMPANY ONLY
STATEMENT OF CASH FLOWS

Year ended December 31 - in millions       1996        1995       1994
------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                 $992        $408       $884
Adjustments to reconcile
   net income to net cash
   provided by operating
   activities
     Equity in
       undistributed net
       earnings of
       subsidiaries                         (92)         (3)      (485)
     Other                                   (6)         10         (4)
                                    ------------------------------------
   Net cash provided by
     operating activities                   894         415        395
INVESTING ACTIVITIES
Net change in
   interest-earning deposits
   with subsidiary bank                      (1)          4         (8)
Net capital returned from
   subsidiaries                             657         594         25
Securities available for sale
   Sales                                  1,296         646      2,158
   Purchases                             (1,850)       (586)    (2,005)
Cash paid in acquisitions                              (527)      (503)
Other                                                    (2)        (2)
                                    -----------------------------------
   Net cash provided (used)
     by investing activities                102         129       (335)
FINANCING ACTIVITIES
Borrowings from nonbank
   subsidiary                                           275        330
Repayments on borrowings
   from nonbank subsidiary                 (353)       (239)
Redemption of preferred stock                           (50)
Acquisition of treasury stock              (569)       (236)       (90)
Cash dividends paid to
   shareholders                            (488)       (387)      (333)
Issuance of stock                           416          88         53
Repayment of notes and
   debentures                                                      (14)
                                    ------------------------------------
   Net cash used by
     financing activities                  (994)       (549)       (54)
                                    ------------------------------------
Increase (decrease) in cash
   and due from banks                         2          (5)         6
Cash and due from banks at
   beginning of year                          2           7          1
                                    ------------------------------------
Cash and due from banks at
   end of year                               $4          $2         $7
------------------------------------------------------------------------

During 1996, 1995 and 1994, the parent company received income tax refunds of $3 million, $20 million and $23 million, respectively. Such refunds represent the parent company's portion of consolidated income taxes. During 1996, 1995 and 1994, the parent company paid interest expense of $60 million, $68 million and $63 million, respectively.

In connection with the Midlantic merger, notes and debentures of Midlantic in the aggregate principal amount of $362 million have been jointly and severally assumed by the parent company and its wholly-owned subsidiary, PNC Bancorp, Inc.

Summarized financial information for PNC Bancorp, Inc. and subsidiaries is as follows:

PNC BANCORP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

                                          ----------------------
December 31 - in millions                      1996       1995
----------------------------------------------------------------
ASSETS
Cash and due from banks                      $4,022     $3,678
Securities                                   11,210     15,683
Loans, net of unearned income                51,736     48,583
  Allowance for credit losses                (1,166)    (1,259)
                                          ----------------------
  Net loans                                  50,570     47,324
Other assets                                  5,988      6,053
                                          ----------------------
  Total assets                              $71,790    $72,738
                                          ----------------------

LIABILITIES
Deposits                                    $46,290    $47,024
Borrowed funds                                6,951      8,093
Notes and debentures                         11,126      9,726
Other liabilities                             1,364      1,167
                                          ----------------------
  Total liabilities                          65,731     66,010
                                          ----------------------

SHAREHOLDER'S EQUITY                          6,059      6,728
                                          ----------------------
  Total liabilities and shareholder's
     equity                                 $71,790    $72,738
----------------------------------------------------------------

PNC BANCORP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

                                        ---------------------------------
Year ended December 31 - in millions         1996       1995       1994
-------------------------------------------------------------------------
Interest income                            $4,903     $5,117     $4,687
Interest expense                            2,404      2,941      2,173
                                        ---------------------------------
  Net interest income                       2,499      2,176      2,514
Provision for credit losses                               20         84
                                        ---------------------------------
  Net interest income less
    provision for credit losses             2,499      2,156      2,430
Noninterest income                          1,249        871        921
Noninterest expense                         2,230      2,409      2,184
                                        ---------------------------------
  Income before income taxes
    and cumulative effect of
    change in accounting
    principle                               1,518        618      1,167
Applicable income taxes                       539        217        320
                                        ---------------------------------
  Income before cumulative
    effect of change in
    accounting principle                      979        401        847
Cumulative effect of change
   in accounting principle                                           (7)
                                        ---------------------------------
  Net income                                 $979       $401       $840
-------------------------------------------------------------------------

NOTE 22 UNUSED LINE OF CREDIT

At December 31, 1996, the Corporation maintained a line of credit in the amount of $500 million, none of which was drawn. This line is available for general corporate purposes and expires in 2000.

NOTE 23 FAIR VALUE OF FINANCIAL INSTRUMENTS

                               ----------------------------------------
                                       1996                1995
                               ----------------------------------------
                                Carrying     Fair    Carrying     Fair
In millions                       Amount    Value      Amount    Value
-----------------------------------------------------------------------
ASSETS
Cash and short-term assets        $5,412   $5,412      $5,826   $5,826
Securities                        11,917   11,917      15,839   15,839
Loans held for sale                  941      941         659      659
Net loans (excludes leases)       49,281   50,212      46,372   46,384

LIABILITIES
Demand deposits                   27,030   27,030      27,145   27,145
Time deposits                     18,646   18,654      19,754   20,025
Borrowed funds                     8,168    8,168       9,125    9,133
Notes and debentures              11,744   11,802      10,398   10,574

OFF-BALANCE-SHEET
Commitments to extend
   credit                            (14)     (14)        (32)     (48)
Letters of credit                     (4)      (4)        (12)     (14)
Financial derivatives used for
   Interest rate risk
     management                       81      102          (6)      35
   Mortgage banking
     activities                       11        9          16       12
-----------------------------------------------------------------------


Real and personal property, lease financings, loan customer relationships, deposit customer intangibles, retail branch networks, fee-based businesses, such as asset management, mortgage banking and brokerage, trademarks and brand names are excluded from the amounts set forth above. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

Fair value is defined as the estimated amount at which the financial instrument could be exchanged in a current transaction between willing parties, or other than in a forced or liquidation sale. However, it is not management's intention to immediately dispose of a significant portion of such financial instruments, and unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.

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

The following methods and assumptions were used in estimating fair value amounts for financial instruments.

GENERAL For short-term financial instruments realizable in three months or less, the carrying amount reported in the consolidated balance sheet approximates fair value. Unless otherwise stated, the rates used in discounted cash flow analyses are based on market yield curves.

CASH AND SHORT-TERM ASSETS The carrying amounts reported in the consolidated balance sheet for cash and short-term investments approximate those assets' fair values primarily due to their short-term nature. For purposes of this disclosure only, short-term assets include due from banks, interest-earning deposits with banks, federal funds sold and resale agreements, trading securities, customer's acceptance liability and accrued interest receivable.

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

Notes to
     CONSOLIDATED FINANCIAL STATEMENTS


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

FINANCIAL DERIVATIVES The fair value of interest rate swaps are estimated based on the discounted value of the expected net cash flows. The fair value of other derivative instruments is based on dealer quotes. These fair values represent the estimated amounts the Corporation would receive or pay to terminate the contracts, taking into account current interest rates.

Statistical
     INFORMATION


SELECTED CONSOLIDATED FINANCIAL DATA

                                                             -----------------------------------------------------------------------
Year ended December 31 - dollars in millions, except
per share data                                                     1996          1995          1994           1993            1992
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                                                  $4,938        $5,149        $4,724         $4,023          $4,281
Interest expense                                                  2,494         3,007         2,232          1,683           2,103
                                                             -----------------------------------------------------------------------
Net interest income                                               2,444         2,142         2,492          2,340           2,178
Provision for credit losses                                                         6            84            350             494
Noninterest income before net securities gains/losses             1,373         1,240         1,181            941             931
Net securities gains (losses)                                        22          (280)         (142)           195             246
Noninterest expense                                               2,312         2,469         2,238          1,985           2,073
                                                             -----------------------------------------------------------------------
Income before income taxes and cumulative effect of
   changes in accounting principles                               1,527           627         1,209          1,141             788
Applicable income taxes                                             535           219           318            262             252
                                                             -----------------------------------------------------------------------
Income before cumulative effect of changes in
   accounting principles                                            992           408           891            879             536
Cumulative effect of changes in accounting principles,
   net of tax benefits of $5, $5 and $77                                                         (7)            20            (148)
                                                             -----------------------------------------------------------------------
Net income                                                         $992          $408          $884           $899            $388
------------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Book value
   As reported                                                   $17.13        $16.87        $16.59         $15.61          $13.63
   Excluding net unrealized securities gains/losses               17.34         16.79         16.95          15.35           13.63
Cash dividends declared                                            1.42          1.40          1.31          1.175            1.08
Earnings
   Primary before cumulative effect of changes in
     accounting principles                                        $2.90         $1.19         $2.56          $2.56           $1.72
   Cumulative effect of changes in accounting principles                                       (.02)           .06            (.48)
                                                             -----------------------------------------------------------------------
   Primary                                                        $2.90         $1.19         $2.54          $2.62           $1.24
                                                             -----------------------------------------------------------------------
   Fully diluted before cumulative effect of changes in
     accounting principles                                        $2.87         $1.19         $2.54          $2.54           $1.70
   Cumulative effect of changes in accounting principles                                       (.02)           .06            (.47)
                                                             -----------------------------------------------------------------------
     Fully diluted                                                $2.87         $1.19         $2.52          $2.60           $1.23
------------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET HIGHLIGHTS (At December 31)
Total assets                                                    $73,260       $73,404       $77,461        $76,012         $65,802
Securities                                                       11,917        15,839        23,670         25,496          22,849
Loans, net of unearned income                                    51,798        48,653        44,043         42,113          35,943
Deposits                                                         45,676        46,899        45,818         44,703          42,030
Borrowed funds                                                    7,860         8,665        12,193         12,336          12,182
Notes and debentures                                             11,744        10,398        12,127          9,972           4,734
Shareholders' equity                                              5,869         5,768         5,727          5,404           4,543

SELECTED RATIOS
Return on
   Average common shareholders' equity                            17.18%         7.05%        16.09%         18.55%           9.38%
   Average assets                                                  1.40           .54          1.19           1.40             .64
Average common shareholders' equity to average assets              8.11          7.64          7.34           7.52            6.67
Dividend payout                                                   48.89         94.76         37.42          30.79           61.72
Efficiency                                                        59.68         78.42         62.69          56.28           60.66
------------------------------------------------------------------------------------------------------------------------------------

Statistical
     INFORMATION


SELECTED QUARTERLY FINANCIAL DATA

                                 ---------------------------------------------------------------------------------------------------
                                                        1996                                           1995
                                 ---------------------------------------------------------------------------------------------------
Quarter - dollars in millions,        Fourth      Third       Second       First      Fourth       Third        Second        First
except per share data
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                       $1,223     $1,217       $1,243      $1,255      $1,300      $1,293        $1,295       $1,261
Interest expense                         605        608          633         648         747         766           772          722
                                 ---------------------------------------------------------------------------------------------------
Net interest income                      618        609          610         607         553         527           523          539
Provision for credit losses                                                                1           2             1            2
Noninterest income before net
   securities gains/losses               381        341          333         318         312         338           305          285
Net securities gains (losses)              7          8            4           3        (289)                        8            1
Noninterest expense                      586        596          564         566         826         547           543          553
                                 ---------------------------------------------------------------------------------------------------
Income (loss) before income
   taxes                                 420        362          383         362        (251)        316           292          270
Applicable income taxes                  148        128          135         124         (75)        105            98           91
                                 ---------------------------------------------------------------------------------------------------
Net income (loss)                       $272       $234         $248        $238       $(176)       $211          $194         $179
------------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Book value
   As reported                        $17.13     $17.23       $17.07      $16.88      $16.87      $17.55        $17.24       $16.90
   Excluding net unrealized
     securities gains/losses           17.34      17.58        17.49       17.16       16.79       17.67         17.35        17.10
Earnings (losses)
   Primary                               .80        .69          .72         .69        (.52)        .62           .57          .52
   Fully diluted                         .79        .68          .72         .69        (.52)        .62           .56          .52
------------------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCE SHEET
HIGHLIGHTS
Total assets                         $69,536    $69,546      $72,440     $71,733     $75,707     $75,266       $75,343      $74,841
Securities                            11,569     13,097       14,740      14,818      19,450      22,045        23,137       23,984
Loans, net of unearned income         49,973     48,713       49,191      48,625      48,304      45,646        44,765       43,710
Deposits                              44,832     44,716       45,379      45,553      46,216      45,077        44,365       43,667
Borrowed funds                         5,493      5,510        7,816       7,823      11,511      14,016        14,140       13,902
Notes and debentures                  11,617     12,048       11,904      11,068      10,637       8,829         9,586       10,109
Shareholders' equity                   6,017      5,766        5,767       5,764       5,893       5,802         5,727        5,710
------------------------------------------------------------------------------------------------------------------------------------

ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME

                                                   ---------------------------------------------------------------------------------
                                                                  1996/1995                                 1995/1994
                                                   ---------------------------------------------------------------------------------
                                                    Increase/(Decrease) in Income/Expense     Increase/(Decrease) in Income/Expense
                                                             Due to Changes in:                         Due to Changes in:
                                                   ----------------------------------------- ---------------------------------------
Taxable-equivalent basis - in millions                Volume          Rate          Total        Volume         Rate         Total
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Loans held for sale                                      $27           $(3)           $24           $(2)          $4            $2
Securities
   U.S. Treasury, government agencies and
     corporations                                       (453)          106           (347)         (179)         (39)         (218)
   Other debt                                            (70)           (5)           (75)           67           29            96
   Other                                                  (6)           (4)           (10)           (1)           1
                                                   ---------------------------------------------------------------------------------
     Total securities                                   (541)          109           (432)         (131)           9          (122)
Loans, net of unearned income
   Credit card                                            41             2             43            21            2            23
   Other consumer                                         89           (19)            70            55           70           125
     Total consumer                                      121            (8)           113            70           78           148
   Residential mortgage                                   92            (2)            90           147           58           205
   Commercial                                            103           (50)            53            51          109           160
   Commercial real estate                                (23)          (26)           (49)          (14)          55            41
   Other                                                  (9)           (2)           (11)          (18)          24             6
                                                   ---------------------------------------------------------------------------------
     Total loans, net of unearned income                 284           (88)           196           237          323           560
Other interest-earning assets                             (6)           (5)           (11)          (36)          30            (6)
                                                   ---------------------------------------------------------------------------------
     Total interest-earning assets                     $(366)         $143          $(223)           $7         $427          $434
                                                   ---------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Interest-bearing deposits
   Demand and money market                               $10          $(35)          $(25)         $(27)        $103           $76
   Savings                                                (7)          (14)           (21)           (6)          25            19
   Other time                                             30           (33)            (3)           69          158           227
   Deposits in foreign offices                           (63)          (12)           (75)           51           19            70
                                                   ---------------------------------------------------------------------------------
     Total interest-bearing deposits                     (22)         (102)          (124)           24          368           392
Borrowed funds
   Federal funds purchased                               (34)          (18)           (52)           14           50            64
   Repurchase agreements                                (247)          (41)          (288)           43          127           170
   Commercial paper                                      (11)           (3)           (14)          (17)          12            (5)
   Other                                                 (98)           (1)           (99)           27           64            91
                                                   ---------------------------------------------------------------------------------
     Total borrowed funds                               (390)          (63)          (453)           67          253           320
Notes and debentures                                     112           (48)            64           (99)         162            63
                                                   ---------------------------------------------------------------------------------
   Total interest-bearing liabilities                   (263)         (250)          (513)           10          765           775
                                                   ---------------------------------------------------------------------------------
     Change in net interest income                     $(159)         $449           $290            $4        $(345)        $(341)
------------------------------------------------------------------------------------------------------------------------------------

Changes attributable to rate/volume are prorated into rate and volume components.

Statistical
     INFORMATION


AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS

                                                     -------------------------------------------------------------------------------
Year ended December 31 -                                              1996                                    1995
                                                     -------------------------------------------------------------------------------
Taxable-equivalent basis                               Average                     Average     Average                      Average
Dollars in millions                                   Balances     Interest   Yields/Rates    Balances     Interest    Yields/Rates
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets
   Loans held for sale                                  $1,095          $78           7.09%       $725          $54            7.50%
   Securities
     U.S. Treasury, government agencies and
       corporations                                     10,225          635           6.21      17,706          982            5.55
     Other debt                                          2,719          184           6.78       3,757          259            6.90
     Other                                                 606           48           7.91         677           58            8.46
                                                      -----------------------                 ----------------------
     Total securities                                   13,550          867           6.40      22,140        1,299            5.87
   Loans, net of unearned income
     Consumer
       Credit card                                       1,165          163          13.94         871          120           13.76
       Other consumer                                   12,192        1,028           8.43      11,142          958            8.60
                                                      -----------------------                 ----------------------
          Total consumer                                13,357        1,191           8.91      12,013        1,078            8.98
     Residential mortgage                               12,049          898           7.45      10,812          808            7.47
     Commercial                                         17,150        1,338           7.80      15,852        1,285            8.11
     Commercial real estate                              4,763          423           8.88       5,014          472            9.42
     Other                                               1,797          119           6.63       1,933          130            6.70
                                                      -----------------------                 ----------------------
      Total loans, net of unearned income               49,116        3,969           8.08      45,624        3,773            8.27
     Other interest-earning assets                         964           59           6.12       1,046           70            6.64
                                                      -----------------------                 ----------------------
      Total interest-earning assets/interest income     64,725        4,973           7.68      69,535        5,196            7.47
Noninterest-earning assets
   Allowance for credit losses                          (1,197)                                 (1,319)
   Cash and due from banks                               3,163                                   3,044
   Other assets                                          4,116                                   3,871
                                                      ----------                              ---------
     Total assets                                      $70,807                                 $75,131
                                                      ----------                              ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
   Interest-bearing deposits
     Demand and money market                           $12,619          332           2.63     $12,254          357            2.91
     Savings                                             3,445           69           2.02       3,732           90            2.40
     Other time                                         18,307          981           5.36      17,758          984            5.54
     Deposits in foreign offices                           846           46           5.44       1,974          121            6.13
                                                      -----------------------                 ----------------------
      Total interest-bearing deposits                   35,217        1,428           4.06      35,718        1,552            4.34
   Borrowed funds
     Federal funds purchased                             2,530          136           5.40       3,142          188            5.99
     Repurchase agreements                               2,030          110           5.41       6,514          398            6.11
     Commercial paper                                      550           30           5.49         737           44            5.94
     Other                                               1,544          105           6.77       2,993          204            6.84
                                                      -----------------------                 -----------------------
     Total borrowed funds                                6,654          381           5.73      13,386          834            6.24
Notes and debentures                                    11,660          685           5.87       9,790          621            6.34
                                                      -----------------------                 -----------------------
Total interest-bearing liabilities/interest expense     53,531        2,494           4.66      58,894        3,007            5.10
Noninterest-bearing liabilities and shareholders'
equity
   Demand and other noninterest-bearing deposits         9,900                                   9,112
   Accrued expenses and other liabilities                1,529                                   1,341
   Minority interest-capital securities of subsidiary       19
   Shareholders' equity                                  5,828                                   5,784
                                                      ----------                              ----------
     Total liabilities and shareholders' equity        $70,807                                 $75,131
                                                      ------------------------------------------------------------------------------
Interest rate spread                                                                  3.02                                     2.37
     Impact of noninterest-bearing liabilities                                         .81                                      .78
                                                                   -------------------------              --------------------------
     Net interest income/margin on earning assets                    $2,479           3.83%                  $2,189            3.15%
------------------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans are included in loans, net of unearned income. The impact of financial derivatives used in interest rate risk management is included in the interest income/expense and average yields/rates of the related assets and liabilities. Average balances are based on amortized historical cost (excluding SFAS No. 115 adjustments to fair value).

------------------------------------------------------------------------------------------------------------------------------------
                  1994                                         1993                                       1992
------------------------------------------------------------------------------------------------------------------------------------
  Average                        Average       Average                       Average        Average                         Average
 Balances       Interest    Yields/Rates      Balances      Interest    Yields/Rates       Balances      Interest      Yields/Rates
------------------------------------------------------------------------------------------------------------------------------------
     $749            $52            6.84%         $402           $25            6.10%          $258           $19              7.33%


   20,915          1,200            5.74        19,885         1,165            5.86         17,595         1,270              7.22
    2,742            163            5.94         1,818            90            4.93            976            62              6.31
      698             58            8.30           631            58            9.14            824            76              9.27
--------------------------                  --------------------------                   --------------------------
   24,355          1,421            5.83        22,334         1,313            5.88         19,395         1,408              7.26


      720             97           13.50           682            94           13.74            670           115             17.21
   10,472            833            7.95         9,242           765            8.28          8,916           792              8.88
--------------------------                  --------------------------                   --------------------------
   11,192            930            8.31         9,924           859            8.66          9,586           907              9.46
    8,806            603            6.85         3,834           309            8.07          3,182           311              9.78
   15,185          1,125            7.41        14,257         1,000            7.02         15,035         1,054              7.01
    5,171            431            8.33         5,838           423            7.24          7,263           509              7.01
    2,245            124            5.52         1,688            84            4.97          1,207            76              6.34
--------------------------                  --------------------------                   --------------------------
   42,599          3,213            7.54        35,541         2,675            7.53         36,273         2,857              7.88
    1,724             76            4.42         1,710            61            3.59          1,500            59              3.94
--------------------------                  --------------------------                   --------------------------
   69,427          4,762            6.86        59,987         4,074            6.79         57,426         4,343              7.56

   (1,391)                                      (1,510)                                      (1,663)
    2,951                                        2,757                                        2,637
    3,375                                        2,819                                        2,613
-----------                                 ------------                                 ------------
  $74,362                                      $64,053                                      $61,013
-----------                                 ------------                                 ------------


  $13,481            281            2.08       $12,685           213            1.68        $12,545           371              2.96
    4,081             71            1.75         3,760            56            1.49          3,434            96              2.80
   16,353            757            4.63        15,571           730            4.69         18,578         1,051              5.66
    1,083             51            4.69           222             7            3.03            676            28              4.15
--------------------------                  --------------------------                  ---------------------------
   34,998          1,160            3.31        32,238         1,006            3.12         35,233         1,546              4.39

    2,850            124            4.35         1,686            51            3.04          1,917            68              3.57
    5,576            228            4.09         7,263           252            3.47          5,606           210              3.74
    1,072             49            4.61           691            23            3.30            576            21              3.62
    2,462            113            4.57         1,128            34            3.01          1,494            55              3.68
--------------------------                  --------------------------                  ---------------------------
   11,960            514            4.30        10,768           360            3.35          9,593           354              3.69
   11,662            558            4.78         6,882           317            4.61          3,391           203              5.98
--------------------------                  --------------------------                  ---------------------------
   58,620          2,232            3.81        49,888         1,683            3.37         48,217         2,103              4.36

    8,939                                        7,986                                        7,539
    1,272                                        1,293                                        1,104

    5,531                                        4,886                                        4,153
-----------                                 -----------                                 ------------
  $74,362                                      $64,053                                      $61,013
-----------------------------------------------------------------------------------------------------------------------------------
                                    3.05                                        3.42                                           3.20
                                     .59                                         .57                                            .70
                 -------------------------                  --------------------------                 ----------------------------
                  $2,530            3.64%                     $2,391            3.99%                    $2,240                3.90%
------------------------------------------------------------------------------------------------------------------------------------

Statistical
     INFORMATION

LOANS

LOAN MATURITIES AND INTEREST SENSITIVITY

                       ------------------------------------------
December 31, 1996 -     1 Year   1 Through    After 5      Gross
in millions            or Less     5 Years      Years      Loans
-----------------------------------------------------------------
Commercial              $7,216      $7,280     $3,566    $18,062
Real estate project        953         858        346      2,157
                       ------------------------------------------
   Total                $8,169      $8,138     $3,912    $20,219
-----------------------------------------------------------------
Loans with
   predetermined rate   $1,804      $1,922       $785     $4,511
Loans with floating
   rate                  6,365       6,216      3,127     15,708
                       ------------------------------------------
   Total                $8,169      $8,138     $3,912    $20,219
-----------------------------------------------------------------


At December 31, 1996, $9.4 billion of interest rate swaps, caps and floors designated to commercial and commercial real estate loans altered the interest rate characteristics of such loans. The impact of the interest rate swaps is not reflected in the table above.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is based on periodic evaluations of the credit portfolio by management. These evaluations consider, among other factors, historic losses within specific industries, current economic conditions, loan portfolio trends, specific credit reviews and estimates based on subjective factors. During 1996, 1995 and 1994, stronger economic conditions combined with management's ongoing efforts to improve asset quality resulted in lower nonperforming assets and a higher reserve coverage of nonperforming loans.

SUMMARY OF LOAN LOSS EXPERIENCE

                                                               ---------------------------------------------------------------------
Year ended December 31 - dollars in millions                        1996           1995           1994          1993          1992
------------------------------------------------------------------------------------------------------------------------------------
Allowance at beginning of year                                    $1,259         $1,352         $1,372        $1,568        $1,645
Charge-offs
   Consumer                                                          166            107             92           102           111
   Residential mortgage                                                9             10             16             8             4
   Commercial                                                         52             84            116           168           339
   Commercial real estate
     Commercial mortgage                                              10             23             15            49            23
     Real estate project                                               8             14             37           186           210
   Other                                                               2              2              1             1             8
                                                               ---------------------------------------------------------------------
     Total loans charged off                                         247            240            277           514           695
Recoveries
   Consumer                                                           41             39             40            36            31
   Residential mortgage                                                2              2              1             1
   Commercial                                                         28             49             59            56            66
   Commercial real estate
     Commercial mortgage                                               6              9              5             4             1
     Real estate project                                               4              6             10             8             7
   Other                                                               2              2              1             3             2
                                                               ---------------------------------------------------------------------
     Total recoveries                                                 83            107            116           108           107
                                                               ---------------------------------------------------------------------
     Net charge-offs                                                 164            133            161           406           588
Net charge-offs on bulk loan sales and assets held for
   accelerated disposition                                                                          (8)         (182)
Provision for credit losses                                                           6             84           350           495
Acquisitions/divestitures                                             71             34             65            42            16
                                                               ---------------------------------------------------------------------
     Allowance at end of year                                     $1,166         $1,259         $1,352        $1,372        $1,568
                                                               ---------------------------------------------------------------------
Allowance as a percent of period-end
     Loans                                                          2.25%          2.59%          3.07%         3.26%         4.36%
     Nonperforming loans                                          334.40         351.68         239.29        160.28         86.87
As a percent of average loans
     Net charge-offs including bulk loan sales and assets
       held for accelerated disposition                              .33            .29            .40          1.65          1.62
     Net charge-offs excluding bulk loan sales and assets
       held for accelerated disposition                              .33            .29            .38          1.14          1.62
     Provision for credit losses                                                    .01            .20           .99          1.36
     Allowance for credit losses                                    2.37           2.76           3.17          3.86          4.32
Allowance as a multiple of net charge-offs including bulk
   loan sales and assets held for accelerated disposition           7.11x          9.47x          8.00x         2.33x         2.67x
Allowance as a multiple of net charge-offs excluding bulk
   loan sales and assets held for accelerated disposition           7.11           9.47           8.40          3.38          2.67
------------------------------------------------------------------------------------------------------------------------------------

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES *

                        ------------------------------------------------------------------------------------------------------------
December 31 -                  1996                  1995                  1994                  1993                  1992
                        ------------------------------------------------------------------------------------------------------------
dollars in millions      Allowance    Loans    Allowance    Loans    Allowance    Loans    Allowance    Loans    Allowance    Loans
------------------------------------------------------------------------------------------------------------------------------------
Commercial                    $606     34.9%        $585     34.3%        $603     35.0%        $572     36.5%        $643     40.7%
Commercial real estate         173      8.9          332     10.0          419     11.4          498     12.2          746     17.9
Consumer                       280     28.7          203     27.6          184     26.7          202     25.7          153     26.4
Residential mortgage            80     24.5          112     23.8          116     21.9           86     20.3            8      9.8
Other                           27      3.0           27      4.3           30      5.0           14      5.3           18      5.2
                        ------------------------------------------------------------------------------------------------------------
   Total                    $1,166    100.0%      $1,259    100.0%    $1,352      100.0%      $1,372    100.0%      $1,568    100.0%
------------------------------------------------------------------------------------------------------------------------------------

* For purposes of this presentation, unallocated reserves have been assigned to loan categories based on the relative specific allocation amounts.


TIME DEPOSITS OF $100,000 OR MORE

Time deposits in foreign offices totaled $843 million, substantially all of which are in denominations of $100,000 or more. The following table sets forth remaining maturities of domestic time deposits of $100,000 or more.

DOMESTIC TIME DEPOSITS OF $100,000 OR MORE

                                  ------------------------------------
                                   Certificates  Other Time
December 31, 1996 - in millions     of Deposit     Deposits    Total
----------------------------------------------------------------------
Three months or less                    $1,473           $1   $1,474
Over three through six months              491                   491
Over six through twelve months             617            1      618
Over twelve months                       1,427           66    1,493
                                  ------------------------------------
   Total                                $4,008          $68    $4,076
----------------------------------------------------------------------


BORROWED FUNDS

Federal funds purchased represent overnight borrowings. Repurchase agreements generally have maturities of 18 months or less. At December 31, 1996, 1995, and 1994, $58 million, $361 million and $51 million, respectively, of repurchase agreements had original maturities which exceeded one year. Commercial paper is issued in maturities not to exceed nine months and is stated net of discount. Other borrowed funds consist primarily of term federal funds purchased and U.S. Treasury, tax and loan borrowings which are payable on demand. At December 31, 1996 and 1995, $11 million and $1.5 billion, respectively, notional value of interest rate swaps were designated to borrowed funds. The effect of these swaps is not included in the rates set forth in the table.

BORROWED FUNDS

                                                             ---------------------------------------------------------------------
                                                                    1996                    1995                    1994
                                                             ---------------------------------------------------------------------
Dollars in millions                                            Amount       Rate       Amount       Rate       Amount        Rate
----------------------------------------------------------------------------------------------------------------------------------
Federal funds purchased
   Year-end balance                                            $2,797       6.25%      $3,817       5.29%      $2,219        5.88%
   Average during year                                          2,530       5.36        3,142       5.96        2,850        4.35
   Maximum month-end balance during year                        4,468                   6,446                   4,706
Repurchase agreements
   Year-end balance                                               645       5.54        2,851       5.89        4,302        5.59
   Average during year                                          2,030       5.44        6,514       6.12        5,576        4.09
   Maximum month-end balance during year                        3,363                   7,981                   6,971
Commercial paper
   Year-end balance                                               976       5.34          753       5.74        1,226        5.71
   Average during year                                            550       5.49          737       5.94        1,072        4.61
   Maximum month-end balance during year                          976                   1,207                   1,861
Other
   Year-end balance                                             3,442       5.21        1,244       5.63        4,446        5.46
   Average during year                                          1,544       6.77        2,993       6.83        2,462        4.57
   Maximum month-end balance during year                        3,558                   4,134                   5,601
----------------------------------------------------------------------------------------------------------------------------------

Corporate
     INFORMATION


CORPORATE HEADQUARTERS

PNC Bank Corp.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania  15222-2707

STOCK LISTING

PNC Bank Corp. common stock is traded on the New York Stock Exchange ("NYSE") under the symbol PNC. At the close of business on February 10, 1997, there were 65,857 common shareholders of record.

INQUIRIES

Individual shareholders should contact: Shareholder Relations at 800-843-2206 or the PNC Bank Hotline at 800-982-7652.

Analysts and institutional investors should contact:
William H. Callihan, Vice President, Investor Relations, at 412-762-8257.

News media representatives and others seeking general information should contact: Jonathan Williams, Vice President, Media Relations, at 412-762-4550.

FORM 10-K

The Annual Report on Form 10-K is filed with the Securities and Exchange Commission. Copies, excluding certain exhibits, may be obtained without charge by writing to Glenn Davies, Vice President, Financial Reporting, at corporate headquarters or to gdavies@usaor.net on the Internet. Requests may also be directed to (412) 762-1553.

TRUST PROXY VOTING

Reports of 1996 nonroutine proxy voting by the trust divisions of PNC Bank Corp. are available by writing to Thomas R. Moore, Vice President and Assistant Corporate Secretary, at corporate headquarters.

ANNUAL SHAREHOLDERS MEETING

All shareholders are invited to attend the PNC Bank Corp. annual meeting on Tuesday, April 22, 1997, at 11 a.m., Eastern Standard Time, on the 15th floor of One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania.

COMMON STOCK PRICES/DIVIDENDS DECLARED

The table below sets forth by quarter the range of high, low and quarter-end closing sale prices for PNC Bank Corp. common stock and the cash dividends declared per common share.

                                                          Cash
                                                     Dividends
1996 Quarter          High         Low       Close    Declared
---------------------------------------------------------------
First              $32.625     $28.375     $30.750        $.35
Second              31.500      28.375      29.750         .35
Third               33.875      27.500      33.375         .35
Fourth              39.750      33.125      37.625         .37
                                                        -------
   Total                                                 $1.42
---------------------------------------------------------------

1995 Quarter
---------------------------------------------------------------
First              $25.750     $21.125     $24.375        $.35
Second              28.125      24.250      26.375         .35
Third               28.625      23.625      27.875         .35
Fourth              32.375      26.125      32.250         .35
                                                        -------
   Total                                                 $1.40
---------------------------------------------------------------

REGISTRAR AND TRANSFER AGENT

The Chase Manhattan Bank
P.O. Box 590
Ridgefield Park, New Jersey  07660
800-982-7652

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


76