Form 10-K405, Exhibit 13
period 1997-12-31
PNC BANK CORP
filed 1998-03-23
CIK 713676

                                                                      EXHIBIT 13

FINANCIAL
      REVIEW 1997 VERSUS 1996

This Financial Review should be read in conjunction with PNC Bank Corp. and subsidiaries' ("Corporation" or "PNC Bank") Consolidated Financial Statements and Statistical Information included herein.


OVERVIEW

PNC BANK CORP.   The Corporation is one of the largest diversified financial services companies in the United States and operates seven lines of business:
National Consumer Banking, Regional Community Banking, Private Banking, Secured Lending, Asset Management and Servicing, Corporate Banking and Mortgage Banking. Financial products and services are customized for specific customer segments and offered nationally and in PNC Bank's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio, Kentucky, Indiana, Massachusetts and Florida.

SUMMARY FINANCIAL RESULTS   Net income for 1997 was $1.052 billion or $3.28 per
diluted share compared with $992 million and $2.88, respectively, a year ago. Returns on average common shareholders' equity and average assets were 20.01% and 1.49% compared with 17.18% and 1.40%, respectively, in 1996. Results for 1996 include a $22 million after-tax charge to recapitalize the Savings Association Insurance Fund ("SAIF"). Excluding the SAIF assessment, earnings for 1996 totaled $1.015 billion or $2.94 per diluted share. On this basis, returns on average common shareholders' equity and average assets were 17.58% and 1.43%, respectively.
   Earnings are impacted by noncash expenses associated with purchase acquisitions. Excluding the impact of goodwill and other amortization related to purchase transactions, diluted earnings per share for 1997 and 1996 were $3.51 and $3.04, respectively.
   Total revenue for 1997 increased 11.8% compared with the same period in 1996 primarily due to noninterest income growth. Noninterest income increased to $1.808 billion for 1997, a 29.6% increase over 1996 reflecting significant growth in nearly all categories of noninterest revenue. Noninterest income represented 42% of total revenue compared with 36% in 1996. Taxable-equivalent net interest income increased $45 million for 1997 and the net interest margin widened 11 basis points to 3.94% compared with 3.83% in the prior year. These increases resulted from a higher-yielding earning asset mix which offset the impact of spread compression, change in deposit mix and lower average deposit levels.
   The provision for credit losses was $70 million for 1997. No provision was recorded in the prior year.
   Operating expenses increased $303 million to $2.615 billion largely due to $187 million of incremental costs associated with AAA Financial Services and credit card-related initiatives. The efficiency ratio, computed excluding distributions on capital securities from expense, was 59.4% for 1997 compared with 59.6% a year ago.
   Total assets were $75.1 billion at December 31, 1997 compared to $73.3 billion at December 31, 1996. Average earning assets declined $708 million in the year-to-year comparison to $64.0 billion as loan growth was more than offset by securities portfolio reductions. Average loans grew 7.7% to $52.9 billion, a $3.8 billion increase from the prior year. Loans represented 82.6% of average earning assets compared with 75.9% a year ago. Growth in credit cards, residential mortgages and middle market commercial loans more than offset downsizing of the indirect automobile lending portfolio and the impact of loan securitizations. Average securities declined $4.8 billion to $8.8 billion or 13.7% of average earning assets. Asset quality and coverage ratios remained strong. The ratio of nonperforming assets to loans and foreclosed assets was
 .61% at December 31, 1997 compared with .88% at December 31, 1996. The allowance for credit losses was 352% of nonperforming loans and 1.79% of total loans at December 31, 1997 compared to 334% and 2.25%, respectively, a year ago. Net charge-offs were .51% of average loans in 1997 compared with .33% in 1996. The increase in net charge-offs was primarily associated with higher credit card outstandings. Shareholders' equity totaled $5.4 billion at December 31, 1997.
The leverage ratio was 7.30% and Tier I and total risk-based capital ratios were 7.43% and 11.11%, respectively. As part of the Corporation's capital management initiatives, 29.3 million shares of common stock were repurchased during 1997.

BUSINESS STRATEGIES Financial services providers today are challenged by intense competition, changing customer demands, increased pricing pressures and the ongoing impact of deregulation. Traditional loan and deposit activities face particularly challenging competitive pressures as both banks and nonbanks compete for customers with access to a broad array of banking, investment and capital markets products. Many of these traditional businesses have moderate growth expectations and require significant capital to support balance sheet leverage that entails credit and interest rate risk.

                                PNC BANK CORP.

   PNC Bank has responded to these challenges by transitioning to an organization comprised of autonomous lines of business with highly focused customer segments. This approach provides the basis for developing differentiated businesses capable of competing in today's environment where banks and other financial service providers seek the same customers.
   The Corporation has focused on altering the business mix and investing in specialized financial services businesses including asset management, mutual fund servicing, private banking, treasury management and capital markets. These businesses are largely fee-based, less capital intensive and have superior growth outlooks on a national scale. More meaningful contributions from these businesses, coupled with disciplined management of traditional banking activities, expansion of national distribution capabilities and reduction of our wholesale leverage activities have allowed PNC Bank to significantly improve the composition of the earnings stream.
   NATIONAL CONSUMER BANKING offers a full range of consumer products and services through technologically advanced cost efficient channels. National Consumer Banking's focus is on delivering convenient value-added financial services nationally by expanding direct marketing and through establishing affinity relationships such as those with AAA and mall owners nationwide.
   REGIONAL COMMUNITY BANKING offers a full range of products and services to small business and retail customers within PNC Bank's geographic footprint. Regional Community Banking's focus is on employing information and customer knowledge to identify and meet consumer preferences for traditional and automated products and services through retail branches and automated distribution channels.
   PRIVATE BANKING offers personalized investment management, brokerage, personal trust, estate planning and traditional banking services to the affluent. Services are provided by teams of highly qualified specialists working together to provide trusted advice and creative financial solutions.
   SECURED LENDING is engaged in commercial real estate banking, business credit and equipment leasing activities.
   Real estate banking provides comprehensive credit and noncredit services to a broad base of clients including commercial and residential developers, investors, mortgage bankers and property management companies. On January 28, 1998, PNC Bank announced a definitive agreement to acquire the assets of Midland Loan Services, L.P. ("Midland"), one of the largest commercial loan servicers in the nation.
   Business credit offers asset-based lending, syndication and treasury management services within the PNC Bank primary geographic markets and nationally. Leasing provides equipment lease financing for a wide range of customers and is focused on growth from the existing PNC Bank corporate customer base and national markets. ASSET MANAGEMENT AND SERVICING includes the BlackRock organization which offers a full range of fixed income, domestic and international equity and liquidity products; PFPC Inc., the Corporation's mutual fund servicing business; HAWTHORN, a PNC Company, which serves the ultra-affluent market, and PNC Bank's institutional trust business. BlackRock represents the recent integration of PNC Bank's investment advisory and asset management capabilities under a single organization and brand. This integration provides the opportunity to grow into one of the largest asset managers in the country, leveraging the BlackRock Financial Management reputation as an established world-class fixed income manager. BlackRock's initiatives focus on expanding marketing and delivery channels for a full range of institutional and retail investment products. PFPC Inc., the Corporation's mutual fund servicing business, specializes in providing institutional money managers, brokerage firms, pension managers and insurance companies with custom designed products including accounting and administration, transfer agent and custody services. PFPC is the second largest mutual fund accounting agent and the third largest full-service transfer agent in the United States and is focused on domestic and international expansion. CORPORATE BANKING provides a full range of credit, capital markets and treasury management products and services to large and mid-size businesses, institutions and government entities. Client relationship teams possessing specific expertise focus on the individual customer needs to provide customized service. Teams of specialists also focus on specific industry segments, including communications, dealer finance, health care and public finance, large corporate, financial institutions, energy, metals and mining and emerging growth. MORTGAGE BANKING is focused on efficiently delivering high quality mortgage originations and servicing, and expanding nonmortgage product offerings including second mortgages, home equity lines of credit, credit cards and insurance products.

                                PNC BANK CORP.

FINANCIAL
      REVIEW 1997 VERSUS 1996


LINE OF BUSINESS REVIEW

Financial results for PNC Bank's lines of business are derived from the Corporation's management accounting system. Line of business information is based on management accounting practices which conform to and support PNC Bank's current management structure and is not necessarily comparable with similar information for any other financial services institution.
   The management accounting process uses various balance sheet and income statement allocations and transfers to measure business unit performance. Allocations and transfers change from time to time as the management accounting system is enhanced and business or product lines change. There is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles.
   The financial results presented herein reflect each line of business as if operated on a stand-alone basis. Securities or borrowings and related interest rate spreads have been assigned to the lines of business based on their net asset or liability position.
   Capital is assigned to each business unit based on management's assessment of inherent risks and equity levels at independent companies providing similar products and services. Capital assignments are not equivalent to regulatory capital guidelines and the total capital assigned will differ from consolidated shareholders' equity.
   Total line of business financial results differ from consolidated financial results primarily due to eliminations, different provision for credit loss methodologies and corporate and other unassigned items. Eliminations offset transactions between the lines of business which primarily relate to assigned securities or borrowings. Corporate administration and other unassigned include net securities gains, certain holding company expenses and other items not allocated in the management accounting process.

                                                                                                           Return on
                                                     Average Assets        Revenue         Earnings     Assigned Capital
                                                  ------------------  ---------------  ---------------  -------------------
Year ended December 31 - dollars in millions           1997    1996    1997     1996     1997    1996     1997    1996
---------------------------------------------------------------------------------------------------------------------------
National Consumer Banking                           $10,311  $8,219     $650    $380      $25     $54        4%     10%
Regional Community Banking                           35,188  35,839    1,627   1,667      416     425       28      28
Private Banking                                       2,527   2,396      398     352       89      71       27      23
Secured Lending                                       5,937   5,864      247     210      134      95       30      21
Asset Management and Servicing                          749     616      421     332       84      61       35      30
Corporate Banking                                    16,120  15,298      737     673      229     218       18      18
Mortgage Banking                                     10,388   9,289      421     340       54      29       15       9
                                                  ----------------------------------------------------
   Total lines of business                           81,220  77,521    4,501   3,954    1,031     953       21      21
Eliminations                                        (14,237)(10,782)    (222)   (217)    (112)    (79)
Provision for credit losses                                                               105      66
Corporate administration and other unassigned         3,661   4,068       53     137       28      52
                                                  ----------------------------------------------------
   Total consolidated                               $70,644 $70,807   $4,332  $3,874   $1,052    $992       19      17
---------------------------------------------------------------------------------------------------------------------------

                                  PNC BANK CORP.

NATIONAL CONSUMER BANKING

Year ended December 31 - dollars
in millions                               1997      1996
----------------------------------------------------------
INCOME STATEMENT
Net interest income                       $385      $261
Noninterest income                         265       119
                                       -----------------
   Total revenue                           650       380
Provision for credit losses                227        92
Noninterest expense                        383       201
                                       -----------------
   Pretax earnings                          40        87
Income taxes                                15        33
                                       -----------------
   Earnings                                $25       $54
                                       -----------------
AVERAGE BALANCE SHEET
Loans                                   $9,581    $7,877
Other assets                               730       342
                                       -----------------
   Total assets                        $10,311    $8,219
                                       -----------------
Net deposits                               $36       $24
Assigned funds and other liabilities     9,610     7,648
Assigned capital                           665       547
                                       -----------------
   Total funds                         $10,311    $8,219
                                       -----------------
PERFORMANCE RATIOS
After-tax profit margin                      4%       14%
Efficiency                                  59        53
Return on assigned capital                   4        10
-----------------------------------------------------------

National Consumer Banking is strategically positioned to capitalize on consumer acceptance of mass marketed financial services and electronic delivery. Management's objective is to improve longer-term returns on assigned capital by emphasizing revenue growth in higher yielding products such as credit cards and education loans and mass marketing a full range of products and services through the most technologically advanced cost efficient channels. Credit card, automobile, student, home equity and residential mortgage loans, as well as deposit accounts and money market mutual funds will be marketed in conjunction with AAA and other national initiatives.
   The Corporation's exclusive marketing agreement with AAA, entered in 1996, marked the first major step in building a national consumer business. Continuing to build national scale during 1997, the Mall V.I.P.SM Visa(R) card was introduced in conjunction with top mall owners in the country. These alliances provide unique opportunities to access customers nationwide. The education lending business has grown through innovative affinity relationships with groups such as the Association of Independent California Colleges and Universities. National Consumer Banking has also focused on expansion of electronic delivery employing debit cards, offsite ATMs and online banking. Through affinity relationships and technology, PNC Bank delivers products in locations across the country providing convenient customer access.
   Significant start-up investments in long-term initiatives produced positive momentum during 1997. Total revenue grew 71% and noninterest income increased to 41% of total revenue compared with 31% in 1996. Noninterest income grew 123% or $146 million principally due to loan securitization income, increased credit card fees and higher electronic banking income.
   Net interest income increased 48% or $124 million over 1996 driven by higher loan outstandings and a change in loan portfolio mix. Average loans increased 22% as growth in wider spread credit card loans exceeded declines in lower yielding indirect auto loans and education loans. Credit card loans increased $2.4 billion due to AAA and other marketing initiatives. Indirect auto loans declined consistent with the strategic decision to reduce loans with unattractive returns. Education loans declined as a result of $1 billion of student loan securitizations.
   National Consumer Banking accounted for 3% of line of business earnings in 1997 compared with 6% in 1996. Earnings declined $29 million or 54% due to costs associated with national business expansion. Noninterest expense increased $182 million largely driven by higher marketing and credit card processing costs, acquired portfolio premium amortization and interchange fees. In addition to the impact on earnings from marketing and other expansion costs, net interest income is adversely affected until credit card rate incentives offered during introductory periods expire and yields earned are reset to market rates. The AAA initiative reduced earnings by $57 million in 1997.
   The provision for credit losses increased $135 million and was directly related to a larger proportion of credit card loans which have inherently higher charge-offs.

                                 PNC BANK CORP.

FINANCIAL
      REVIEW 1997 VERSUS 1996


REGIONAL COMMUNITY BANKING

Year ended December 31 - dollars
in millions                               1997     1996
--------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                     $1,348    $1,387
Noninterest income                         279       280
                                       -----------------
   Total revenue                         1,627     1,667
Provision for credit losses                 26        21
Noninterest expense                        930       960
                                       -----------------
   Pretax earnings                         671       686
Income taxes                               255       261
                                       -----------------
   Earnings                               $416      $425
                                       -----------------
AVERAGE BALANCE SHEET
Loans                                   $9,078    $8,637
Assigned assets and other assets        26,110    27,202
                                       -----------------
   Total assets                        $35,188   $35,839
                                       -----------------
Net deposits                           $33,570   $34,188
Other liabilities                          134       151
Assigned capital                         1,484     1,500
                                       -----------------
   Total funds                         $35,188   $35,839
                                       -----------------
PERFORMANCE RATIOS
After-tax profit margin                     26%       26%
Efficiency                                  57        58
Return on assigned capital                  28        28
--------------------------------------------------------------------------------

Regional Community Banking is focused on efficiently employing the traditional branch delivery system while expanding less capital intensive, technologically advanced alternative delivery systems. Many Community Banking customers still prefer more traditional delivery channels but increasingly demand convenience and choice among products and services. To address this transition, the Regional Community Bank was reorganized along specific customer segments.
   Consumers' demands for convenient high value products and services coupled with intense competitive pressures continue to shrink net interest spreads. Consumers are migrating from traditional deposit accounts toward higher return products such as money market accounts. In addition, niche competitors exert pricing pressure. As consumer preferences change, the challenge is to offer the proper products and maintain the appropriate balance of resources between the traditional branch structure and technologically advanced delivery channels.
   Regional Community Banking earned $416 million accounting for 40% of line of business earnings in 1997 compared with 45% a year ago. Earnings declined $9 million primarily due to a $39 million or 3% reduction in net interest income attributable to a modest decline in deposit levels and customer migration to higher cost money market deposit products. Noninterest income was essentially flat as a 9% increase in deposit service fees offset the impact of branch consolidation.
   Noninterest expense declined $30 million due to expense reduction associated with consolidating branch locations and the transfer of activity from traditional branches to alternative delivery channels. The increase in the provision for credit losses was due to higher outstandings.

PRIVATE BANKING

Year ended December 31 - dollars
in millions                               1997      1996
--------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                       $113       $97
Noninterest income                         285       255
                                       -----------------
   Total revenue                           398       352
Provision for credit losses                  4         1
Noninterest expense                        251       237
                                       -----------------
   Pretax earnings                         143       114
Income taxes                                54        43
                                       -----------------
   Earnings                                $89       $71
                                       -----------------
AVERAGE BALANCE SHEET
Loans                                   $2,468    $2,340
Other assets                                59        56
                                       -----------------
   Total assets                         $2,527    $2,396
                                       -----------------
Net deposits                            $1,661    $1,501
Assigned funds and other liabilities       542       592
Assigned capital                           324       303
                                       -----------------
   Total funds                          $2,527    $2,396
                                       -----------------
PERFORMANCE RATIOS
After-tax profit margin                     22%       20%
Efficiency                                  63        67
Return on assigned capital                  27        23
--------------------------------------------------------------------------------

Private Banking offers investment management, full service brokerage, financial planning and traditional trust and banking services. Private Banking's objective is to be the financial "advisor of choice" in the growing affluent market, providing a full range of high quality customized predominantly fee-based investment products and services.
   Private Banking earned $89 million in 1997 accounting for 9% of total line of business earnings and representing a 25% increase over 1996.
   Total revenue grew $46 million reflecting double digit growth in noninterest and net interest income. Noninterest income increased $30 million in 1997 due to increased investment management, trust, and brokerage assets under administration driven by new business and market value appreciation. Assets under administration increased $9 billion to $59 billion at December 31, 1997. Net interest income increased due to loan and deposit growth.
   Noninterest expense increased due to the addition of sales and service personnel, higher incentive compensation commensurate with revenue growth and infrastructure development and technology investment costs.

                                 PNC BANK CORP.

SECURED LENDING

Year ended December 31 - dollars
in millions                               1997      1996
--------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                       $195      $181
Noninterest income                          52        29
                                       -----------------
   Total revenue                           247       210
Provision for credit losses                (38)
Noninterest expense                         82        62
                                       -----------------
   Pretax earnings                         203       148
Income taxes                                69        53
                                       -----------------
   Earnings                               $134       $95
                                       -----------------
AVERAGE BALANCE SHEET
Loans                                   $5,853    $5,667
Other assets                                84       197
                                       -----------------
   Total assets                         $5,937    $5,864
                                       -----------------
Net deposits                              $787      $637
Assigned funds and other liabilities     4,698     4,766
Assigned capital                           452       461
                                       -----------------
   Total funds                          $5,937    $5,864
                                       -----------------
PERFORMANCE RATIOS
After-tax profit margin                     54%       45%
Efficiency                                  33        30
Return on assigned capital                  30        21
--------------------------------------------------------------------------------

Secured Lending includes PNC Bank's activities in commercial real estate, business credit and equipment leasing. Secured Lending's objective is to establish a significant national presence in each of these businesses providing product and advisory services focused on expanding fee-based revenues.
     Real estate banking is a relationship-driven, full service provider of financial products including capital markets financing and operational services. Real estate banking serves regional and national customers including commercial and residential developers, investors, mortgage bankers and property management companies. PNC Bank's real estate experience extends across all major property types throughout the U.S.
     Targeted strategic growth areas include commercial mortgage origination, securitization and servicing, loan syndications, private debt placements and treasury management. Consistent with this strategy, on January 28, 1998, PNC Bank announced a definitive agreement to acquire the assets of Midland, one of the largest commercial real estate loan servicers in the nation. Midland is a technology-based firm specializing in the origination, securitization and servicing of commercial real estate assets.
     This transaction provides important competitive advantages for PNC Bank as more real estate customers demand sophisticated, technology-driven services and increased access to capital markets. The Corporation anticipates this transaction will close in the second quarter of 1998.
     Business credit provides asset-based lending, syndication and treasury management services. In 1997 several commercial finance groups were combined to provide the platform to streamline operations and pursue national expansion opportunities.
     Leasing provides equipment lease financing to a wide range of businesses, industries and institutions and also provides product support for PNC Bank's capital markets activities.
     Secured Lending contributed 13% of total line of business earnings in 1997 compared with 10% in 1996. Earnings increased $39 million or 41% in the comparison as a result of higher revenue and continued improvement in credit quality.
     Consistent with Secured Lending's objectives, noninterest income increased 79% in 1997 and represented 21% of total revenue compared to 14% in 1996. Noninterest income grew $23 million in 1997 primarily due to capital markets distribution activities and treasury management fees.
     Noninterest expense increased $20 million in 1997 primarily due to increased personnel and delivery costs associated with expanding capital markets capabilities.

                                 PNC BANK CORP.

FINANCIAL
      REVIEW 1997 VERSUS 1996


ASSET MANAGEMENT AND SERVICING

                                                              Asset                Mutual Fund
                                                           Management               Servicing                Total
                                                    -------------------     -------------------   --------------------
Year ended December 31 - dollars in millions            1997       1996        1997        1996        1997       1996
---------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Advisory, processing and other fee income               $265       $203        $143        $121        $408       $324
Net interest income                                        6         (1)          7           9          13          8
                                                    -----------------------------------------------------------------------
   Total revenue                                         271        202         150         130         421        332
Operating expenses                                       190        154          95          80         285        234
                                                    -----------------------------------------------------------------------
   Pretax earnings                                        81         48          55          50         136         98
Income taxes                                              31         18          21          19          52         37
                                                    -----------------------------------------------------------------------
   Earnings                                              $50        $30         $34         $31         $84        $61
                                                    -----------------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans                                                    $52        $31         $61         $58        $113        $89
Assigned assets and other assets                         536        421         100         106         636        527
                                                    -----------------------------------------------------------------------
   Total assets                                         $588       $452        $161        $164        $749       $616
                                                    -----------------------------------------------------------------------
Net deposits                                            $388       $295         $63         $82        $451       $377
Other liabilities                                         37         26          17          14          54         40
Assigned capital                                         163        131          81          68         244        199
                                                    -----------------------------------------------------------------------
   Total funds                                          $588       $452        $161        $164        $749       $616
                                                    -----------------------------------------------------------------------
PERFORMANCE RATIOS
After-tax profit margin                                   19%        15%         22%         23%         20%        18%
Efficiency                                                70         76          64          62          68         71
Return on assigned capital                                31         23          41          44          35         30
---------------------------------------------------------------------------------------------------------------------------

Asset Management and Mutual Fund Servicing comprise the Asset Management and Servicing line of business which contributed 8% of total line of business earnings in 1997 compared with 6% in 1996. Earnings increased $23 million or 38% in the comparison. Fee income increased 26% due to an increase in managed assets and assets under administration driven by new business and market appreciation. Operating expenses increased primarily due to incremental costs associated with servicing new business and higher compensation commensurate with revenue growth.
   Assets under administration by PFPC Inc., the Corporation's mutual fund servicing operation, increased $76 billion or 23% in the year-to-year comparison to $406 billion at December 31, 1997. Managed assets totaled $137 billion at December 31, 1997, a 26% increase compared with a year ago.

COMPOSITION OF MANAGED ASSETS

December 31                               1997      1996
--------------------------------------------------------------------------------
Fixed income                                43%       45%
Equity                                      28        27
Liquidity management                        29        28
--------------------------------------------------------------------------------

Asset Management includes BlackRock, HAWTHORN and PNC Bank's institutional trust business and provides a full range of high quality investment advisory and asset management services to individuals and institutions.
   BlackRock manages in excess of $108 billion of assets for individual and institutional investors. Domestic and international equities, global fixed income, money markets and risk management advisory services are included in the product base. BlackRock is also pursuing growth of technology-related businesses, through which institutional clients are offered BlackRock's risk management capabilities.
   BlackRock is currently the second largest U.S. bank manager of mutual funds. BlackRock's proprietary mutual fund family, with approximately $35 billion in assets, provides institutional and individual investors with a full range of equity, bond and money market investment options.
   HAWTHORN, created in 1997 through the combination of PNC Bank's family wealth management unit and Stolper & Co., provides institutional investment-level advisory services to the ultra-affluent. HAWTHORN has $10.6 billion in assets under management and an additional $6.3 billion under administration and custody.

                                 PNC BANK CORP.
                                       36

   Asset Management earnings increased $20 million or 67% over the prior year led by strong revenue growth. Revenue increased $69 million or 34% due to new business and market appreciation while operating expenses increased $36 million or 23%.
   PFPC Inc., the Corporation's mutual fund servicing operation, specializes in providing mutual fund complexes with tailored services including accounting and administration, transfer agent and custody services.
   PFPC Inc. had double digit growth in assets and accounts serviced during 1997 leading to 15% revenue growth. Operating expenses increased $15 million due to higher compensation expense commensurate with revenue growth and increased investments in technology and facilities associated with business expansion.
   PFPC's assets and accounts serviced were as follows:

December 31                               1997      1996
--------------------------------------------------------------------------------
Assets (billions)
   Custody                                $223      $200
   Accounting/administration               182       130
--------------------------------------------------------------------------------
Accounts (millions)
   Shareholder                             4.6       4.3
   Checking and credit/debit card          2.1       1.6
--------------------------------------------------------------------------------

Revenue from investment management and mutual fund servicing is included in Asset Management and Servicing. Revenue from marketing asset management products and services to consumers is included primarily in the Private Banking line of business. The following table sets forth revenue and earnings from asset management products and services included in each line of business.

Year ended December 31 - in millions   Revenue  Earnings
--------------------------------------------------------------------------------
1997
Asset Management and Servicing            $421       $84
Private Banking                            224        55
                                        ----------------
   Total                                  $645      $139
--------------------------------------------------------------------------------

1996
Asset Management and Servicing            $332       $61
Private Banking                            200        47
                                        ----------------
   Total                                  $532      $108
--------------------------------------------------------------------------------

Asset Management and Servicing revenue is primarily affected by the volume of new business, the value of assets managed and serviced, investment performance and financial market conditions. Revenue may be positively affected by strong investment performance or improving financial markets. Conversely, declining performance or deteriorating financial markets may have an adverse effect on revenue.

Corporate Banking

Year ended December 31 - dollars
in millions                               1997      1996
--------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                       $450      $444
Noninterest income                         287       229
                                       ---------------------
   Total revenue                           737       673
Provision for credit losses                  5       (17)
Noninterest expense                        363       339
                                       ---------------------
   Pretax earnings                         369       351
Income taxes                               140       133
                                       ---------------------
   Earnings                               $229      $218
                                       ---------------------
AVERAGE BALANCE SHEET
Loans                                  $15,201   $14,487
Other assets                               919       811
                                       ---------------------
   Total assets                        $16,120   $15,298
                                       ---------------------
Net deposits                            $2,211    $2,230
Assigned funds and other liabilities    12,643    11,864
Assigned capital                         1,266     1,204
                                       ---------------------
   Total funds                         $16,120   $15,298
                                       ---------------------
PERFORMANCE RATIOS
After-tax profit margin                     31%       32%
Efficiency                                  49        50
Return on assigned capital                  18        18
--------------------------------------------------------------------------------

Corporate Banking provides specialized credit, capital markets and treasury management products and services and includes PNC Bank's equity management business which makes venture capital investments.
   The ongoing pressure on leverage related products has led to significantly more emphasis on altering the revenue composition through growth of noncredit revenue such as treasury management and capital markets. The strategic focus for Corporate Banking is on developing and delivering a comprehensive range of higher margin fee-based products and services.
   Corporate Banking contributed $229 million or 22% of total 1997 line of business earnings representing an $11 million or 5% increase over 1996 earnings. Total revenue increased 10% or $64 million to $737 million reflecting noninterest income growth of 25%. Noninterest income represented 39% of 1997 revenue compared to 34% in 1996.
   Net interest income increased $6 million or 1% to $450 million in 1997 as the impact of higher loan volumes exceeded the impact of lower net interest spreads resulting from continued competitive pricing pressure. Average loans increased $714 million or 5% over the prior year with the most significant increase occurring in the middle market portfolios.
   Noninterest income was $287 million for 1997, a $58 million increase over the prior year primarily due to a $27 million increase in venture capital income and a $22 million increase

                                 PNC BANK CORP.

FINANCIAL
      REVIEW 1997 VERSUS 1996


in capital markets fees. Noninterest income for 1997 includes capital markets fees of $71 million, venture capital revenue of $98 million and treasury management fees and other income of $118 million. Treasury management revenue does not reflect the total compensation for these services due to the acceptance of compensating balances in lieu of cash payments.
   Noninterest expense in 1997 was $363 million, a $24 million or 7% increase over 1996. This increase reflects a 6% increase in full-time equivalent personnel and increased incentive compensation, primarily related to increased noncredit revenue.

MORTGAGE BANKING

Year ended December 31 - dollars
in millions                               1997      1996
--------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                       $137      $119
Noninterest income                         284       221
                                       -----------------
   Total revenue                           421       340
Provision for credit losses                  5         5
Noninterest expense                        329       289
                                       -----------------
   Pretax earnings                          87        46
Income taxes                                33        17
                                       -----------------
   Earnings                                $54       $29
                                       -----------------
AVERAGE BALANCE SHEET
Loans                                   $7,836    $7,289
Other assets                             2,552     2,000
                                       -----------------
   Total assets                        $10,388    $9,289
                                       -----------------
Net deposits                              $621      $618
Assigned funds and other liabilities     9,402     8,343
Assigned capital                           365       328
                                       -----------------
   Total funds                         $10,388    $9,289
                                       -----------------
PERFORMANCE RATIOS
After-tax profit margin                     13%        8%
Efficiency                                  78        85
Return on assigned capital                  15         9
--------------------------------------------------------------------------------

Mortgage Banking activities include origination, securitization and servicing of residential mortgages, as well as retention of selected loans in the portfolio.
   Mortgage Banking contributed 5% of total line of business earnings in 1997 compared with 3% in 1996. Earnings increased $25 million to $54 million for 1997 primarily due to higher origination and securitization activity. Net interest income increased $18 million or 15% in 1997 as a result of higher loan portfolio volume offsetting lower spreads.
   Noninterest expense increased $40 million in 1997 reflecting a $15 million increase in volume-related expenses and a $25 million increase in mortgage servicing rights ("MSR") amortization expense.
   MSR value and amortization are affected by changes in interest rates. If interest rates decline and the rate of prepayment increases, the underlying servicing fees and related MSR value would also decline. In a period of rising interest rates, a converse relationship would exist. The Corporation seeks to manage this risk by using financial instruments whose values move in the opposite direction of MSR value changes.
   Mortgage Banking's results include servicing revenue and the impact from securities and interest rate floors used to hedge the value of MSR in noninterest income, while MSR amortization is reflected in noninterest expense. The following table reflects the components of net mortgage banking revenue.

MORTGAGE BANKING REVENUE

Year ended December 31 - dollars
in millions                               1997      1996
--------------------------------------------------------------------------------
Servicing                                 $160      $155
MSR amortization                           (81)      (56)
Hedging activities                          18        (6)
                                          --------------
   Net servicing revenue                    97        93
Origination and securitization              98        60
Other                                        8        12
                                          --------------
   Net mortgage banking revenue           $203      $165
--------------------------------------------------------------------------------

During 1997, Mortgage Banking funded $6.1 billion of residential mortgages with 70% representing retail originations. The comparable amounts were $5.6 billion and 64%, respectively, in 1996. At December 31, 1997, the mortgage servicing portfolio totaled $40.7 billion, including $31.7 billion of loans serviced for others, had a weighted-average coupon of 7.94% and an estimated fair value of $474 million. Capitalized MSR totaled $377 million at December 31, 1997 compared with $313 million a year ago.

MORTGAGE SERVICING PORTFOLIO

In millions                               1997      1996
--------------------------------------------------------------------------------
January 1                              $39,543   $37,299
   Originations                          6,136     5,614
   Purchases                             1,917     3,737
   Repayments                           (6,734)   (6,075)
   Sales                                  (161)   (1,032)
                                       -----------------
      December 31                      $40,701   $39,543
--------------------------------------------------------------------------------

                                 PNC BANK CORP.

FORWARD-LOOKING STATEMENTS

PNC Bank has made, and may continue to make, various forward-looking statements with respect to earnings per share, AAA Financial Services, credit quality, interest rate and market risk, corporate objectives, revenue composition and growth, Year 2000, BlackRock, Midland and other financial and business matters. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which change over time, and the Corporation assumes no duty to update forward-looking statements. Actual results could differ materially from forward-looking statements.
   In addition to factors previously disclosed by the Corporation and those identified elsewhere in this Financial Review and in the Corporation's Annual Report, the following factors, among others, could cause actual results to differ materially from forward-looking statements: continued pricing pressures on loan and deposit products; success and timing of AAA and other business initiatives and strategies; competition; changes in economic conditions; continued customer disintermediation; customers' acceptance of PNC Bank's products and services; and the extent and timing of technological advancement, capital management actions, actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

CONSOLIDATED INCOME STATEMENT REVIEW

INCOME STATEMENT HIGHLIGHTS

Year ended December 31 -
in millions                      1997       1996     Change
--------------------------------------------------------------------------------
Net interest income
   (taxable-equivalent basis)  $2,524     $2,479        $45
Provision for credit losses        70                    70
Noninterest income before
   net securities gains         1,759      1,373        386
Net securities gains               49         22         27
Noninterest expense             2,615      2,312        303
Income taxes                      566        535         31
Net income                      1,052        992         60
--------------------------------------------------------------------------------

Taxable-equivalent net interest income increased to $2.524 billion for 1997, a $45 million increase over 1996. The net interest margin widened 11 basis points to 3.94% compared with 3.83% in the prior year. These increases resulted from a higher-yielding earning asset mix which offset the impact of spread compression, change in deposit mix and lower average deposit levels. Average securities declined $4.8 billion to $8.8 billion for 1997 while average loans increased $3.8 billion to $52.9 billion.

                                 PNC BANK CORP.

FINANCIAL
      REVIEW 1997 VERSUS 1996


NET INTEREST INCOME ANALYSIS
                                               Average Balances       Interest Income/Expense     Average Yields/Rates
                                          ------------------------   -------------------------------------------------
Taxable-equivalent basis
Year ended December 31 - dollars
in millions                                 1997     1996   Change     1997    1996   Change        1997    1996   Change
---------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
   Securities                             $8,774  $13,550  $(4,776)    $546    $867    $(321)       6.22%    6.40% (18)bp
   Loans, net of unearned income
      Consumer                            11,224   12,192     (968)     953   1,028      (75)       8.49     8.43    6
      Credit card                          3,558    1,165    2,393      459     163      296       12.92    13.94 (102)
      Residential mortgage                13,105   12,049    1,056      976     898       78        7.45     7.45
      Commercial                          19,089   17,727    1,362    1,500   1,388      112        7.86     7.83    3
      Commercial real estate               4,060    4,186     (126)     358     373      (15)       8.82     8.92  (10)
      Other                                1,871    1,797       74      130     119       11        6.94     6.63   31
                                         ---------------------------------------------------
      Total loans, net
      of unearned income                  52,907   49,116    3,791    4,376   3,969      407        8.27     8.08   19
   Other interest-earning assets           2,336    2,059      277      158     137       21        6.75     6.64   11
                                         ---------------------------------------------------
      Total interest-earning assets/
         interest income                  64,017   64,725     (708)   5,080   4,973      107        7.93     7.68   25
Noninterest-earning assets                 6,627    6,082      545
                                         -------------------------
      Total assets                       $70,644  $70,807    $(163)
                                         -------------------------
Interest-bearing liabilities
   Deposits
      Demand and money market            $13,477  $12,619     $858      391     332       59        2.90     2.63   27
      Savings                              2,852    3,445     (593)      57      69      (12)       1.97     2.02   (5)
      Other time                          17,441   18,307     (866)     948     981      (33)       5.44     5.36    8
      Deposits in foreign offices          1,094      846      248       61      46       15        5.58     5.44   14
                                         ---------------------------------------------------
      Total interest-bearing deposits     34,864   35,217     (353)   1,457   1,428       29        4.18     4.06   12
   Borrowed funds                         18,594   18,314      280    1,099   1,066       33        5.91     5.82    9
                                         ---------------------------------------------------
      Total interest-bearing
         liabilities/
         interest expense                 53,458   53,531      (73)   2,556   2,494       62        4.78     4.66   12
                                                                      -----------------------------------------------------
Noninterest-bearing liabilities,
   capital securities
   and shareholders' equity               17,186   17,276      (90)
                                         -------------------------
      Total liabilities and
         shareholders' equity            $70,644  $70,807    $(163)
                                         -------------------------
Interest rate spread                                                                                3.15     3.02   13
Impact of noninterest-bearing sources                                                                .79      .81   (2)
                                                                                                    -----------------------
      Net interest income/margin                                     $2,524  $2,479      $45        3.94%    3.83%  11 bp
---------------------------------------------------------------------------------------------------------------------------

Changes in net interest income and margin result from the interaction between the volume and composition of earning assets, related yields and associated funding costs. Accordingly, portfolio size, composition and related yields earned can have a significant impact on net interest income and margin.
   In 1997, average loans comprised 82.6% of average earning assets compared to 75.9% for 1996. A higher percentage of loans in the earning asset base coupled with growth in higher yielding asset categories, predominantly credit card, contributed positively to net interest income and margin. These positive impacts were partially offset by declining spreads primarily attributable to competitive pressures on certain loan and deposit products. Funding cost is affected by the composition of and rates paid on various funding sources. Average deposits comprised 63.0% and 63.7% of PNC Bank's total sources of funding for the years ended December 31, 1997 and 1996, respectively, with the remainder primarily comprised of wholesale funding obtained at prevailing market rates.
   Management anticipates modest balance sheet growth and continuation of the challenging competitive environment through 1998.

PROVISION FOR CREDIT LOSSES   The provision for credit losses was $70 million in
1997. No provision was recorded in the prior year. PNC Bank's loan portfolio is comprised of an increasingly larger proportion of consumer loans, primarily credit cards, which have inherently higher charge-offs. Accordingly, management anticipates the Corporation will continue to record higher provisions for credit losses in 1998.

                                 PNC BANK CORP.

NONINTEREST INCOME

                                               Change
Year ended December 31 -                  -----------------
dollars in millions        1997    1996   Amount    Percent
--------------------------------------------------------------------------------
Asset management
   Asset management
      and trust            $462    $378      $84      22.2%
   Mutual fund servicing    141     119       22      18.5
                         -----------------------
      Total asset
         management         603     497      106      21.3
Service fees
   Deposit                  317     289       28       9.7
   Credit card and
      merchant services      93      30       63        NM
   Corporate finance and
      capital markets        83      65       18      27.7
   Consumer services         75      64       11      17.2
   Brokerage                 54      54
   Insurance                 40      30       10      33.3
   Other                     50      34       16      47.1
                         -----------------------
      Total service fees    712     566      146      25.8
Mortgage banking            156     154        2       1.3
Other                       288     156      132      84.6
                         -----------------------
Total noninterest
   income before net
   securities gains       1,759   1,373      386      28.1
Net securities gains         49      22       27        NM
                         -----------------------
   Total                 $1,808  $1,395     $413      29.6%
--------------------------------------------------------------------------------
NM - not meaningful

Noninterest income before net securities gains totaled $1.759 billion in 1997, a $386 million or 28.1% increase compared with 1996. Net securities gains were $49 million in 1997 including $17 million associated with mortgage banking activities.
   Strong asset management and service fee growth reflects the strategic emphasis on expanding fee-based revenue. Asset management benefited from new business and market appreciation. Service fees exhibited strong growth in nearly all categories. Deposit fees increased $28 million due to a revised fee structure implemented during 1996 and higher treasury management revenue. Credit card and merchant services fees increased $63 million, reflecting credit card portfolio growth largely due to acquisitions to build scale in National Consumer Banking and the July 1996 termination of a third party alliance.
   Mortgage banking revenue grew primarily due to higher income from origination and securitization activities exceeding an $8 million decline in gains from the sale of servicing. Mortgage originations were $6.1 billion in 1997 compared with $5.6 billion in 1996.
   Other noninterest income increased in the comparison primarily due to a $27 million increase in venture capital income and asset securitization income of $55 million.

NONINTEREST EXPENSE

                                               Change
Year ended December 31 -                  ------------------
dollars in millions        1997    1996   Amount     Percent
--------------------------------------------------------------------------------
Staff expense
   Compensation          $1,016    $930      $86       9.2%
   Employee benefits        192     180       12       6.7
                         -----------------------
      Total staff expense 1,208   1,110       98       8.8
Net occupancy               189     197       (8)     (4.1)
Equipment                   180     172        8       4.7
Goodwill amortization        53      54       (1)     (1.9)
Other amortization          121      63       58      92.1
Taxes other than income      57      53        4       7.5
Distributions on
   capital securities        43       1       42        NM
Other                       764     662      102      15.4
                         -----------------------
   Total                 $2,615  $2,312     $303      13.1%
--------------------------------------------------------------------------------
NM - not meaningful

Noninterest expense increased $303 million to $2.615 billion in 1997 primarily due to $187 million of incremental costs associated with AAA and credit card-related national consumer initiatives. Higher incentive compensation commensurate with revenue growth and the cost of trust preferred capital securities also contributed to the increase. Excluding AAA and credit card-related national consumer initiatives and the cost of trust preferred capital securities, noninterest expense increased $74 million or 3%. Average full-time equivalent employees totaled 24,639 in 1997 compared with 25,020 in 1996. The efficiency ratio was 59.4% compared with 59.6% a year ago.

YEAR 2000 The Corporation has been working to prepare its computer systems and applications for the year 2000. This process involves reviewing, modifying and replacing existing hardware and software as necessary and communicating with external service providers and customers to assure they are addressing their year 2000 issues. The Corporation is also assessing the potential for systems of third parties such as vendors, customers, governmental entities and others to impact the Corporation's business operations.
   Given the Corporation's common technology infrastructure, management estimates the review and modification of its computer systems and applications will be substantially completed by December 31, 1998. The expected total cost to become year 2000 compliant is approximately $30 million which is being expensed as incurred. Failure of the Corporation or third parties to correct year 2000 issues could cause disruption of operations resulting in increased operating costs. In addition, to the extent customers' financial positions are weakened as a result of year 2000 issues, credit quality could be affected.

                                 PNC BANK CORP.

FINANCIAL
      REVIEW 1997 VERSUS 1996


BALANCE SHEET REVIEW

Total assets increased $1.9 billion since year-end 1996 primarily due to increases in loans, loans held for sale and short-term investments partially offset by a reduction in the securities portfolio.

YEAR-END BALANCE SHEET HIGHLIGHTS

December 31 - in millions        1997       1996  Change
--------------------------------------------------------------------------------
Assets                        $75,120    $73,260  $1,860
Earning assets                 66,688     65,439   1,249
Loans, net of unearned income  54,245     51,798   2,447
Securities                      8,522     11,917  (3,395)
Deposits                       47,649     45,676   1,973
Borrowed funds                 19,622     19,604      18
Shareholders' equity            5,384      5,869    (485)
--------------------------------------------------------------------------------

LOANS   Loans outstanding increased $2.4 billion from year-end 1996 to $54.2 billion at December 31, 1997. Loan portfolio composition continues to be geographically diversified among numerous industries and types of businesses and reflects growth in the Corporation's core businesses, national consumer initiatives and the impact of acquisitions. As the Corporation's businesses evolve, the loan portfolio is expected to remain diversified. The credit card portfolio increased 38.0% due to AAA and other marketing initiatives. Growth in residential mortgages and commercial loans was partially offset by reductions in indirect automobile lending and $1.0 billion of student loan securitizations. Management anticipates modest loan portfolio growth in 1998.

LOANS

December 31 - in millions                 1997      1996
--------------------------------------------------------------------------------
Consumer
   Home equity                          $4,848    $4,569
   Automobile                            3,221     3,731
   Credit card                           3,830     2,776
   Student                               1,223     1,725
   Other                                 1,913     2,067
                                       -----------------
      Total consumer                    15,035    14,868
Residential mortgage                    12,785    12,703
Commercial
   Manufacturing                         3,838     3,770
   Retail/Wholesale                      3,575     3,369
   Service providers                     2,497     2,464
   Real estate related                   2,047     1,527
   Communications                        1,154     1,239
   Health care                           1,504     1,277
   Financial services                    1,027       717
   Other                                 4,347     4,225
                                       -----------------
      Total commercial                  19,989    18,588
Commercial real estate
   Mortgage                              1,848     1,941
   Real estate project                   2,126     2,157
                                       -----------------
      Total commercial real estate       3,974     4,098
Lease financing and other                2,874     1,926
Unearned income                           (412)     (385)
                                       -----------------
   Total, net of unearned income       $54,245   $51,798
--------------------------------------------------------------------------------

Unfunded commercial commitments, net of participations and syndications, totaled $29.7 billion and $27.1 billion at December 31, 1997 and 1996, respectively. Unfunded credit card commitments increased $2.9 billion to $16.4 billion. Commercial commitments generally have fixed expiration dates, may require payment of a fee, and contain termination clauses in the event the customer's credit quality deteriorates. Based on the Corporation's historical experience, most commitments expire unfunded and therefore cash requirements are substantially less than the total commitment.

                                 PNC BANK CORP.

SECURITIES   The securities portfolio declined $3.4 billion from year-end 1996 to $8.5 billion at December 31, 1997. The expected weighted-average life of the securities portfolio was 2 years and 9 months at December 31, 1997 compared with 2 years and 11 months at year-end 1996.

SECURITIES AVAILABLE FOR SALE

                                1997              1996
                        --------------------------------------------------------
December 31 -           Amortized   Fair  Amortized    Fair
in millions                  Cost  Value       Cost   Value
--------------------------------------------------------------------------------
Debt securities
   U.S. Treasury and
      government
      agencies             $1,102 $1,105     $3,238  $3,237
   Mortgage-backed          4,672  4,623      6,301   6,176
   Asset-backed             2,079  2,083      1,609   1,615
   State and municipal        170    177        218     227
   Other debt                  34     33        100     105
Corporate stocks
   and other                  501    501        554     557
                        -----------------------------------
   Total                   $8,558 $8,522    $12,020 $11,917
--------------------------------------------------------------------------------

Securities available for sale may be sold as part of the overall asset/liability management process. Realized gains and losses are reflected in the results of operations and include gains or losses on associated financial derivatives. During 1997, $10.2 billion of securities were sold at a $49 million net gain.
   The securities portfolio includes collateralized mortgage obligations and other mortgage-backed securities. These securities are marketable and generally guaranteed, primarily by U.S. government agencies. Expected lives of such securities can vary as interest rates change. In a rising interest rate environment, prepayments on the underlying mortgage securities may slow and lengthen the expected lives. Conversely, expected lives would shorten in a declining interest rate environment. The Corporation monitors the impact of this risk through the use of an income simulation model as part of the asset/liability management process.
   The notional value of financial derivatives designated to securities available for sale was $5.5 billion at December 31, 1996. The net fair value of such financial derivatives, which is reflected in the preceding table, was less than $1 million. These contracts matured during 1997 and no financial derivatives were designated to securities available for sale at December 31, 1997.

FUNDING SOURCES   Deposits increased 4.3% to $47.6 billion at December 31, 1997 compared with $45.7 billion at year-end 1996 while borrowed funds remained relatively unchanged. Deposits increased primarily due to an increase in short-term foreign deposits. During 1997, the Corporation diversified its funding base by initiating a $2.5 billion Euro medium-term bank note program. The Corporation issued approximately $514 million of bank notes under this program.

FUNDING SOURCES

December 31 - in millions                 1997      1996
--------------------------------------------------------------------------------
Deposits
   Demand, savings and money market    $27,475   $27,027
   Time                                 17,125    17,803
   Foreign                               3,049       846
                                       -----------------
      Total deposits                    47,649    45,676
Borrowed funds
   Bank notes and senior debt            9,826     8,093
   Federal funds purchased               3,632     3,933
   Repurchase agreements                   714       645
   Other borrowed funds                  3,753     5,576
   Subordinated debt                     1,697     1,357
                                       -----------------
      Total borrowed funds              19,622    19,604
                                       -----------------
         Total                         $67,271   $65,280
--------------------------------------------------------------------------------

CAPITAL   The access to and cost of funding new business initiatives including acquisitions, deposit insurance costs, ability to pay dividends and the level and nature of regulatory oversight depend, in large part, on a financial institution's capital strength. The minimum regulatory capital ratios are 4% for Tier I risk-based, 8% for total risk-based and 3% for leverage. However, regulators may require higher capital levels when particular circumstances warrant. To qualify as well capitalized, regulators require banks to maintain capital ratios of at least 6% for Tier I, 10% for total risk-based and 5% for leverage.
   At December 31, 1997, the Corporation and each bank subsidiary met the well capitalized capital ratio requirements.

                                 PNC BANK CORP.

FINANCIAL
      REVIEW 1997 VERSUS 1996


RISK-BASED CAPITAL

December 31 - dollars in millions         1997      1996
--------------------------------------------------------------------------------
Capital components
   Shareholders' equity
      Common                            $5,069    $5,553
      Preferred                            315       316
   Trust preferred capital securities      650       350
   Goodwill and other                     (949)   (1,003)
   Net unrealized securities losses         23        67
                                       -----------------
      Tier I risk-based capital          5,108     5,283
   Subordinated debt                     1,666     1,343
   Eligible allowance
      for credit losses                    861       801
                                       -----------------
      Total risk-based capital          $7,635    $7,427
                                       -----------------
Assets
   Risk-weighted assets and
      off-balance-sheet instruments    $68,756   $63,761
   Average tangible assets              69,948    68,597
                                       -----------------
Capital ratios
   Tier I risk-based                      7.43%     8.29%
   Total risk-based                      11.11     11.65
   Leverage                               7.30      7.70
--------------------------------------------------------------------------------

The capital position is managed through balance sheet size and composition, issuance of debt and equity instruments, treasury stock activities, dividend policies and retention of earnings.
   In May 1997, the Corporation issued $300 million of 8.315% mandatorily redeemable capital securities which qualify as Tier I capital. In July 1997, the Corporation issued $350 million of 6 7/8% subordinated notes that qualify as Tier II capital.
   In the fourth quarter of 1996, the Corporation issued $300 million of nonconvertible preferred stock and $350 million of 7.95% mandatorily redeemable capital securities. These issuances qualify as Tier I capital.
   During 1997, PNC Bank repurchased 29.3 million shares of common stock. In April 1997, the Corporation's board of directors authorized the repurchase of up to 15 million shares of common stock through March 31, 1998. At December 31, 1997 approximately 3.6 million shares remain under this authorization.

RISK MANAGEMENT

In the normal course of business, the Corporation assumes various types of risk, the most significant of which are credit, liquidity and interest rate risk. Market risk is also inherent in the Corporation's business operations. Market risk is the risk of loss associated with adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. To manage these risks, PNC Bank has risk management processes designed to provide for risk identification, measurement, monitoring and control.

CREDIT RISK   Credit risk represents the possibility that a customer or
counterparty may not perform in accordance with contractual terms. Credit risk is inherent in the financial services business and results from extending credit to customers, purchasing securities and entering into off-balance-sheet financial derivative transactions. The Corporation seeks to manage credit risk through diversification, limiting exposure to any single industry or customer and requiring collateral or selling participations to third parties.
   The Corporation, through its credit management process, manages and monitors credit risk by establishing uniform credit policies and exercising centralized oversight, review and approval procedures. Credit Policy, at the direction of the board of directors, establishes underwriting standards that set forth the criteria used in extending credit.
   To support consistent application of underwriting standards, credit officers work with lending officers in evaluating the creditworthiness of borrowers and structuring transactions. Credit decisions are made at the line of business or market level. However, credit requests above certain limits or that involve exceptions to certain policies require additional corporate approvals.

NONPERFORMING ASSETS

December 31 - dollars in millions         1997      1996
--------------------------------------------------------------------------------
Nonaccrual loans
   Commercial                             $128      $156
   Commercial real estate
      Mortgage                              84       109
      Real estate project                   10        25
   Consumer                                 10         6
   Residential mortgage                     44        51
                                         ---------------
      Total nonaccrual loans               276       347
Restructured loans                                     2
                                         ---------------
      Total nonperforming loans            276       349
Foreclosed assets
   Commercial real estate                   27        71
   Residential mortgage                     21        22
   Other                                     9        17
                                         ---------------
      Total foreclosed assets               57       110
                                         ---------------
      Total nonperforming assets          $333      $459
                                         ---------------
Nonperforming loans to loans               .51%      .67%
Nonperforming assets to loans and
   foreclosed assets                       .61       .88
Nonperforming assets to asset              .44       .63
--------------------------------------------------------------------------------

                                 PNC BANK CORP.

At December 31, 1997, $34 million of nonperforming loans were current as to principal and interest compared with $80 million at December 31, 1996.

CHANGE IN NONPERFORMING ASSETS


In millions                               1997      1996
---------------------------------------------------------------
January 1                                 $459      $536
Transferred from accrual                   308       447
Returned to performing                     (26)      (40)
Principal reductions                      (230)     (277)
Sales                                      (99)     (134)
Charge-offs and valuation adjustments      (79)      (73)
                                      -------------------------
   December 31                            $333      $459
---------------------------------------------------------------




ACCRUING LOANS
PAST DUE 90 DAYS OR MORE


                              Amount       Percent of Loans
December 31 -              -------------   ------------------
dollars in millions        1997    1996     1997     1996
-------------------------------------------------------------
Consumer
   Guaranteed student       $26     $51     2.32%    2.95%
   Credit card               69      43     1.80     1.56
   Other                     32      46      .33      .45
                         ----------------
      Total consumer        127     140      .87      .96
Residential mortgage         60      58      .47      .46
Commercial                   78      34      .39      .19
Commercial real estate       23      12      .59      .29
                         ----------------
   Total                   $288    $244      .53      .47
-------------------------------------------------------------




Loans not included in past due, nonaccrual or restructured categories, but where known information about possible credit problems causes management to be uncertain of the borrower's ability to comply with existing repayment terms over the next six months totaled $41 million at December 31, 1997.

ALLOWANCE FOR CREDIT LOSSES In determining the adequacy of the allowance for credit losses, the Corporation makes allocations to specific problem loans based on discounted cash flow analyses or collateral valuations for impaired loans and to pools of watchlist and nonwatchlist loans for various credit risk factors. Allocations to loan pools are developed by risk rating and industry classifications and based on management's judgment concerning historical loss trends and other relevant factors. These factors may include, among others, local, regional and national economic conditions, portfolio concentrations, industry competition and consolidation and the impact of government regulation. Consumer and residential mortgage loan allocations are based on historical loss experience adjusted for portfolio activity and current economic conditions.

ALLOWANCE FOR CREDIT LOSSES


In millions                               1997      1996
---------------------------------------------------------
January 1                               $1,166    $1,259
Charge-offs                               (385)     (247)
Recoveries                                 113        83
                                     --------------------
   Net charge-offs                        (272)     (164)
Provision for credit losses                 70
Acquisitions                                 8        71
                                     --------------------
   December 31                            $972    $1,166
---------------------------------------------------------




The allowance as a percent of nonperforming loans and period-end loans was 352% and 1.79%, respectively, at December 31, 1997. The comparable 1996 amounts were 334% and 2.25%.

CHARGE-OFFS AND RECOVERIES


Year ended                                              Net   Percent of
December 31 -               Charge-                 Charge-      Average
dollars in millions            offs  Recoveries        offs        Loans
------------------------     ------------------------------------------
1997
Consumer                       $107         $37         $70          .62%
Credit card                     208          25         183         5.14
Residential mortgage              9           1           8          .06
Commercial                       49          38          11          .06
Commercial real estate           12          12
                               -----------------------------
   Total                       $385        $113        $272          .51
------------------------------------------------------------------------
1996
Consumer                       $101         $35         $66          .54%
Credit card                      66           7          59         5.06
Residential mortgage              9           2           7          .06
Commercial                       53          29          24          .14
Commercial real estate           18          10           8          .19
                               ----------------------------
   Total                       $247         $83        $164          .33
------------------------------------------------------------------------

Credit card net charge-offs increased $124 million in the comparison primarily due to higher outstandings associated with purchased portfolios.

                                 PNC BANK CORP.

FINANCIAL
   REVIEW 1997 VERSUS 1996



LIQUIDITY RISK Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and demands of depositors and debtholders and to invest in strategic initiatives. Liquidity risk represents the possibility the Corporation would be unable to generate cash or otherwise obtain funds at reasonable rates to satisfy such obligations or investments in strategic initiatives. Liquidity risk is managed through the coordination of the expected maturities of assets, liabilities and off-balance-sheet positions and is enhanced by the ability to raise funds in capital markets through direct borrowing or asset securitizations. The ability to raise funds in the capital markets depends, among other factors, on credit ratings, market conditions, capital considerations and investor demand.
   Liquid assets consist of cash and due from banks, short-term investments, loans held for sale and securities available for sale. At December 31, 1997, such assets totaled $16.7 billion, with $4.5 billion pledged as collateral for borrowing, trust and other commitments. Liquidity is also provided by residential mortgages which may be used as collateral for funds obtained through the Federal Home Loan Bank ("FHLB") system. At December 31, 1997, approximately $5.9 billion of residential mortgages were available as collateral for borrowings from the FHLB.
   During 1997, cash and due from banks increased $287 million to $4.3 billion compared with an increase of $337 million in 1996. Net cash used by operating activities totaled $41 million in 1997 compared with $210 million provided a year earlier. The funding of loan originations resulted in a $48 million use of cash by investing activities in 1997. Investing activities provided cash of $1.6 billion in 1996. Net cash provided by financing activities totaled $376 million compared with $1.4 billion used a year earlier.
   The principal source of parent company revenue and cash flow is dividends from subsidiary banks. PNC Bancorp, Inc. is a wholly-owned subsidiary of the parent company and is the holding company for all bank subsidiaries. There are legal limitations on the ability of bank subsidiaries to pay dividends and make other distributions to PNC Bancorp, Inc. and in turn the parent company. Without regulatory approval, the amount available for dividend payments to PNC Bancorp, Inc. by all bank subsidiaries was $237 million at December 31, 1997. Dividends may also be impacted by capital needs, regulatory requirements, corporate policies, contractual restrictions and other factors.
   Liquidity for the parent company and subsidiaries is also generated through the issuance of securities in public or private markets and lines of credit. In July 1997, PNC Bank issued $350 million of subordinated notes. The Corporation also has unused capacity under effective shelf registration statements of approximately $1.4 billion of debt and equity securities. In addition, the Corporation had a $500 million unused line of credit.
   Management believes the Corporation has sufficient liquidity to meet current obligations to borrowers, depositors, debtholders and others. The impact of replacing maturing liabilities is reflected in the income simulation model used in the overall asset/liability management process.

INTEREST RATE RISK   Interest rate risk arises primarily through the
Corporation's core business activities of extending loans and taking deposits. Many factors, including economic and financial conditions, movements in market interest rates and consumer preferences, affect the spread between interest earned on assets and interest paid on liabilities. In managing interest rate risk, the Corporation seeks to minimize its reliance on a particular interest rate scenario as a source of earnings, while maximizing net interest income and net interest margin. To achieve these objectives, the Corporation uses securities purchases and sales, long-term and short-term funding vehicles, financial derivatives and other capital markets instruments.
   Interest rate risk is centrally managed by Asset and Liability ("A&L") Management. The Corporation actively measures and monitors all components of interest rate risk including term structure or repricing risk, yield curve or nonparallel rate shift risk, basis risk and options risk. Senior management's Corporate Asset & Liability Committee ("ALCO") provides strategic direction to A&L Management and, in doing so, reviews capital markets activities and interest rate risk exposures. The Finance Committee of the Board of Directors, which meets quarterly, is responsible for overseeing the Corporation's interest rate risk management process.
   The Corporation measures and manages both the short-term and long-term effects of changing interest rates. A net interest income simulation model is used to measure the sensitivity of net interest income to changing interest rates over the next twenty-four month period; and an economic value of equity model is used to measure the sensitivity of the value of existing on- and off-balance sheet positions to changing interest rates.
   The income simulation model is the primary tool used to measure the direction and magnitude of changes in net interest income resulting from changes in interest rates. Forecasting net interest income and its sensitivity to changes in interest rates requires that the Corporation make assumptions about the volume and characteristics of new business and the behavior of existing positions. These business assumptions are based on the Corporation's experience, line of business plans and published industry experience with input by key line of business managers. Any significant changes in major assumptions are reviewed by Corporate ALCO. This review includes an assessment of the motivation for the change and its effect on the simulated results. Key assumptions employed in the model include prepayment speeds on mortgage-related assets and consumer loans, loan


                                 PNC BANK CORP.

volumes and pricing, deposit volumes and pricing, the expected life and repricing characteristics of nonmaturity loans and deposits and management's financial and capital plans.
   Because these assumptions are inherently uncertain, the model cannot precisely estimate net interest income or precisely predict the effect of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes, the difference between actual experience and the assumed volume and characteristics of new business and the behavior of existing positions, and changes in market conditions and management strategies, among other factors.
   The Corporation's interest rate risk management policies provide that net interest income should not decrease by more than 3% if interest rates gradually increase or decrease from current rates by 100 basis points over a twelve-month period. Over the course of 1997, the Corporation's interest rate risk exposures were consistently within policy limits. At December 31, 1997, if interest rates were to increase by 100 basis points over the next twelve months, net interest income would decline by 0.8%. If interest rates were to decrease by 100 basis points over the next twelve months there would be no effect on net interest income.
   The Corporation models additional interest rate scenarios covering a wider range of rate movements to identify yield curve, term structure and basis risk exposures. These scenarios are developed based on historical rate relationships or management's expectations regarding the future direction and level of interest rates. Depending on market conditions and other factors, these scenarios may be modeled more or less frequently. Such analyses are used in conjunction with the income simulation model and economic value of equity model to identify inherent risk and develop appropriate strategies.
   The Corporation measures the sensitivity of the value of its balance sheet and off-balance sheet positions to movements in interest rates using an economic value of equity sensitivity model. The model computes the value of all current on- and off-balance sheet positions under a range of instantaneous interest rate changes. The resulting change in the value of equity is the measure of overall long-term interest rate risk inherent in the Corporation's existing on- and off-balance sheet positions. The Corporation uses the economic value of equity model to complement the income simulation modeling process.
   Economic value of equity sensitivities are periodically reported to Corporate ALCO and the Finance Committee of the Board of Directors. Based on the results of the economic value of equity model at December 31, 1997, if interest rates were to increase by 100 basis points, the economic value of existing on- and off-balance sheet positions would increase by 0.02% of assets. If interest rates were to decrease by 100 basis points, the economic value of existing on- and off-balance sheet positions would decline by 0.16% of assets.

MARKET RISK   PNC Bank's market risk is predominantly related to interest rate risk associated with normal loan and deposit taking. Market risk associated with trading, capital markets and foreign exchange activities is managed using a value-at-risk approach that combines interest rate risk, foreign exchange rate risk, spread risk and volatility risk. Exposure is measured as the maximum loss due to a two standard deviation one day move. The combined year-end value-at-risk of all trading operations was less than $300 thousand.
   Most of PNC Bank's trading activities are designed to provide capital markets services for Corporate Banking and Private Banking customers. While some market risk exposure is a necessary outgrowth of providing services to customers, the performance of PNC Bank's trading operations is predominantly based on providing value-added services to our customers and not on positioning the Corporation's portfolio for gains from market movements.

                                 PNC BANK CORP.

FINANCIAL
   REVIEW 1997 VERSUS 1996


FINANCIAL DERIVATIVES

A variety of off-balance-sheet financial derivatives are used as part of the overall interest rate risk management process to manage interest rate risk inherent in the Corporation's line of business activities. Interest rate swaps and purchased interest rate caps and floors are the primary instruments used for these purposes. Interest rate swaps are agreements to exchange fixed and floating interest rate payments calculated on a notional principal amount. The floating rate is based on a money market index, primarily short-term LIBOR indices. Purchased interest rate caps and floors are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate exceeds or is less than a defined rate applied to a notional amount, respectively.
   Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. Such contracts are primarily used to manage risk positions associated with certain mortgage banking activities.
   Financial derivatives involve, to varying degrees, interest rate and credit risk in excess of the amount recognized in the balance sheet, but less than the notional amount of the contract. For interest rate swaps, caps and floors, only periodic cash payments and, with respect to caps and floors, premiums, are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional value.
   The following table sets forth changes in off-balance-sheet financial derivatives used for interest rate risk management and mortgage banking activities during 1997.




FINANCIAL DERIVATIVES ACTIVITY


                                                                                                                       Weighted-
                                                                                                                         Average
1997 - dollars in millions                 January 1    Additions   Maturities Terminations  December 31                Maturity
---------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
   Interest rate swaps
      Receive fixed                           $7,003       $2,304      $(1,357)     $(3,630)      $4,320             2 yr. 0 mo.
      Pay fixed                                  602                      (154)                      448             2 yr. 3 mo.
      Basis swaps                                335          981         (305)                    1,011             5 yr. 3 mo.
   Interest rate caps                          5,813          372       (5,643)                      542             3 yr. 8 mo.
   Interest rate floors                        2,500        1,146           (1)                    3,645             1 yr. 6 mo.
                                             -----------------------------------------------------------
      Total interest rate risk management     16,253        4,803       (7,460)      (3,630)       9,966             2 yr. 3 mo.
Mortgage banking activities
   Forward contracts
      Commitments to purchase loans              395       10,171       (8,914)                    1,652                   2 mo.
      Commitments to sell loans                  894       10,115       (9,674)                    1,335                   2 mo.
   Interest rate floors - MSR                  1,050          670                      (250)       1,470             4 yr. 2 mo.
                                             -----------------------------------------------------------
   Total mortgage banking activities           2,339       20,956      (18,588)        (250)       4,457
                                             -----------------------------------------------------------
      Total                                  $18,592      $25,759     $(26,048)     $(3,880)     $14,423
---------------------------------------------------------------------------------------------------------------------------------


During 1997, financial derivatives used in interest rate risk management reduced net interest income by $14 million compared with an $11 million reduction in the prior year.

                                 PNC BANK CORP.

     The following table sets forth by designated assets and liabilities the notional value and the estimated fair value of financial derivatives used for interest rate risk management and mortgage banking activities. Weighted-average interest rates presented are those expected to be in effect based on the implied forward yield curve.




FINANCIAL DERIVATIVES


                                                                                                      Forward Yield Curve
                                                                      Notional    Estimated           -------------------
December 31, 1997 - dollars in millions                                  Value   Fair Value           Paid        Received
---------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
   Asset rate conversion
      Interest rate swaps(1)
         Receive fixed designated to loans                              $3,170          $64            5.79%         6.45%
         Pay fixed designated to loans                                     427          (10)           7.30          5.89
         Basis swaps designated to other earning assets                    336            2            5.77          5.99
      Interest rate caps designated to loans(2)                            542            4              NM            NM
      Interest rate floors designated to loans(3)                        3,645            4              NM            NM
                                                                      ----------------------
            Total asset rate conversion                                  8,120           64
   Liability rate conversion
      Interest rate swaps(1)
         Receive fixed designated to interest-bearing liabilities        1,150           37            5.88          6.31
         Pay fixed designated to borrowed funds                             21            3            5.47          6.38
         Basis swaps designated to borrowed funds                          675            1            5.96          5.99
                                                                      ----------------------
            Total liability rate conversion                              1,846           41
                                                                      ----------------------
               Total interest rate risk management                       9,966          105
Mortgage banking activities
   Forward contracts
      Commitments to purchase loans                                      1,652           (1)             NM            NM
      Commitments to sell loans                                          1,335           (5)             NM            NM
   Interest rate floors - MSR(3)                                         1,470           26              NM            NM
                                                                      ----------------------
      Total mortgage banking activities                                  4,457           20
                                                                      ----------------------
         Total financial derivatives                                   $14,423         $125
---------------------------------------------------------------------------------------------------------------------------


(1) The floating rate portion of interest rate contracts is based on money-market indices. As a percent of notional value, 67% were based on 1-month LIBOR, 28% on 3-month LIBOR and the remainder on other short-term indices.
(2) Substantially all interest rate caps require the counterparty to pay the Corporation the excess, if any, of 3-month LIBOR over a weighted-average strike of 6.32%.
(3) Interest rate floors with notional values of $3.5 billion and $1.5 billion require the counterparty to pay the Corporation the excess, if any, of the weighted-average strike of 5.16% over 3-month LIBOR and the weighted-average strike of 5.91% over 10-year CMT, respectively.
At December 31, 1997, 3-month LIBOR was 5.81% and 10-year CMT was 5.75%.
NM - not meaningful


CUSTOMER-RELATED DERIVATIVES   To accommodate customer needs, PNC Bank enters
into financial derivatives transactions primarily consisting of interest rate swaps, caps, floors and foreign exchange contracts. Risk exposure from customer positions is managed through transactions with other dealers. These positions are recorded at estimated fair value and changes in value are included in the results of operations. The opposing schedule sets forth information relating to positions associated with customer derivatives.


                                              Positive        Negative
                                 Notional         Fair            Fair        Net Asset
December 31, 1997 - in millions     Value        Value           Value      (Liability)
---------------------------------------------------------------------------------------
Interest rate
   Swaps                           $3,518        $  15          $  (14)          $    1
   Caps/floors
      Sold                          1,340                           (4)              (4)
      Purchased                     1,215            4                                4
Foreign exchange                    1,700           23             (23)
Other                                 734            1              (1)
                                  ------------------------------------------------------
Total                              $8,507        $  43          $  (42)          $    1
----------------------------------------------------------------------------------------


                                 PNC BANK CORP.

FINANCIAL
   REVIEW 1996 VERSUS 1995


OVERVIEW

Net income for 1996 totaled $992 million or $2.88 per diluted share compared with $408 million or $1.19, respectively, in 1995. Returns on average common shareholders' equity and average assets for 1996 were 17.18% and 1.40%, respectively, compared with 7.05% and 0.54%, respectively, in 1995. The 1996 results include a $22 million after-tax charge to recapitalize the SAIF. Excluding the SAIF assessment, earnings for 1996 totaled $1.015 billion or $2.94 per diluted share. On this basis, returns on average common shareholders' equity and average assets were 17.58% and 1.43%, respectively. The 1995 results include $380 million of after-tax charges recorded in connection with the Midlantic Corporation ("Midlantic") merger and actions taken to reposition the Corporation's balance sheet. Excluding these charges, 1995 earnings were $788 million or $2.30 per diluted share.

INCOME STATEMENT REVIEW

INCOME STATEMENT HIGHLIGHTS


Year ended December 31 - in millions   1996           1995          Change
----------------------------------------------------------------------------
Net interest income
   (taxable-equivalent basis)         $2,479         $2,189            $290
Provision for credit losses                               6              (6)
Noninterest income before net
   securities gains (losses)           1,373          1,240             133
Net securities gains (losses)             22           (280)            302
Noninterest expense before
   special charges                     2,312          2,209             103
Special charges                                         260            (260)
Income taxes                             535            219             316
Net income                               992            408             584
-----------------------------------------------------------------------------




NET INTEREST INCOME    Taxable-equivalent net interest income totaled $2.479
billion in 1996 compared with $2.189 billion for 1995. The net interest margin widened to 3.83% in 1996 compared with 3.15% in 1995. These increases were primarily due to loan growth, the October 1995 Chemical Bank, New Jersey acquisition and changes in balance sheet composition.

PROVISION FOR CREDIT LOSSES    Favorable economic conditions during 1996 and
1995, combined with management's ongoing attention to asset quality, resulted in lower nonperforming assets and strong coverage ratios. The Corporation did not record a provision for credit losses in 1996 compared with a provision of $6 million in 1995.

NONINTEREST INCOME   Noninterest income before securities transactions increased
$133 million to $1.373 billion in 1996. Asset management and trust revenue increased $77 million or 18.3% due to new business and an increase in the value of assets under administration.
   Service fees increased $71 million in 1996 to $566 million, primarily reflecting growth in deposit services, treasury management, brokerage and corporate finance. During 1996, mortgage banking revenue decreased $33 million to $154 million primarily due to lower servicing sales.
   Other noninterest income increased $18 million to $156 million in 1996 primarily due to higher venture capital income.
   Net securities gains totaled $22 million in 1996 compared with losses of $280 million in 1995. During 1995, securities were sold and related financial derivatives were terminated in connection with initiatives to downsize the securities portfolio and to reduce interest rate sensitivity.

NONINTEREST EXPENSE   Noninterest expense before special charges increased $103
million or 4.7% in 1996 primarily due to purchase acquisitions consummated during 1995, incentive compensation and the one-time assessment to recapitalize the SAIF. Compensation expense increased primarily due to acquisitions and incentive compensation in fee-based businesses including asset management and brokerage.
   In connection with the Midlantic merger, the Corporation recorded special charges of $260 million in 1995 for elimination of duplicate operations and facilities, employee severance, professional services, termination of an interest rate cap position and various other costs.



                                 PNC BANK CORP.

BALANCE SHEET REVIEW

Total assets and earning assets were $73.3 billion and $65.4 billion, respectively, at December 31, 1996 compared with $73.4 billion and $66.8 billion at year-end 1995. The decline was primarily due to a reduced securities portfolio offset by loan growth.

LOANS   Loans outstanding increased $3.1 billion from year-end 1995 to $51.8 billion at December 31, 1996. Loan portfolio composition remained relatively consistent in the comparison except for an increase in the credit card portfolio attributable to AAA-related initiatives.

SECURITIES   The securities portfolio declined $3.9 billion from year-end 1995 to $11.9 billion at December 31, 1996, reflecting the impact of management's actions to reduce reliance on investment activities and related wholesale funding.
   The following table presents the amortized cost and fair value of securities available for sale at year-end 1996 and 1995.

SECURITIES AVAILABLE FOR SALE


                                       1996                          1995
                             -------------------------------------------------------
December 31 -               Amortized           Fair       Amortized            Fair
in millions                      Cost          Value            Cost           Value
------------------------------------------------------------------------------------
Debt securities
   U.S. Treasury and
      government
      agencies                $ 3,238        $ 3,237         $ 4,241         $ 4,314
   Mortgage-backed              6,301          6,176           8,631           8,566
   Asset-backed                 1,609          1,615           2,023           2,032
   State and municipal            218            227             343             367
   Other debt                     100            105              99              97
Corporate stocks
   and other                      554            557             455             457
Associated derivatives                                                            6
                             -------------------------------------------------------
   Total                      $12,020        $11,917         $15,792         $15,839
------------------------------------------------------------------------------------



FUNDING SOURCES   Deposits decreased $1.2 billion to $45.7 billion compared with
$46.9 billion at year-end 1995. Time deposits declined $858 million as consumers sought more attractive yields from alternative investments. Borrowed funds totaled $19.6 billion at December 31, 1996 compared with $19.1 billion at the end of 1995.

ASSET QUALITY    The allowance for credit losses totaled $1.2 billion at
December 31, 1996 compared with $1.3 billion at December 31, 1995.

ASSET QUALITY


December 31 - in millions                      1996         1995
------------------------------------------------------------------
Nonperforming assets                           $459         $536
Accruing loans past due 90 days or more
   Consumer                                      97           87
   Credit card                                   43            8
   Residential mortgage                          58           63
   Commercial                                    34           22
   Commercial real estate                        12           45
                                             --------------------
      Total                                    $244         $225
                                             --------------------
Allowance as a percent of period-end
   Loans                                       2.25%        2.59%
   Nonperforming loans                       334.40       351.68
------------------------------------------------------------------



CAPITAL   Shareholders' equity totaled $5.9 billion and $5.8 billion at December
31, 1996 and 1995, respectively, and the leverage ratio was 7.70% and 6.37% in the comparison. Tier I and total risk-based capital ratios were 8.29% and 11.65%, respectively, at December 31, 1996. The comparable December 31, 1995 ratios were 8.00% and 11.56%, respectively.


                                 PNC BANK CORP.

FINANCIAL
      REVIEW 1996 VERSUS 1995


The following table sets forth by designated assets and liabilities the notional value and the estimated fair value of financial derivatives used for interest rate risk management and mortgage banking activities. Weighted-average interest rates presented are those expected to be in effect based on the implied forward yield curve at December 31, 1996.


FINANCIAL DERIVATIVES

                                                                                                     Forward Yield Curve
                                                                      Notional    Estimated         ----------------------
December 31, 1996 - dollars in millions                                  Value   Fair Value           Paid        Received
---------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
   Asset rate conversion
      Interest rate swaps(1)
         Receive fixed designated to loans                              $6,020         $100            5.88%         5.94%
         Pay fixed designated to loans                                     552          (15)           7.36          6.17
      Interest rate caps designated to(2)
         Securities                                                      5,500                           NM            NM
         Loans                                                             313            2              NM            NM
      Interest rate floors designated to loans(3)                        2,500            3              NM            NM
                                                                      ---------------------
            Total asset rate conversion                                 14,885           90
   Liability rate conversion
      Interest rate swaps(1)
         Receive fixed designated to interest-bearing liabilities          983            9            5.88          6.12
         Pay fixed designated to borrowed funds                             50                         5.63          5.68
         Basis swaps designated to borrowed funds                          335            3            5.67          5.66
                                                                      ---------------------
            Total liability rate conversion                              1,368           12
                                                                      ---------------------
               Total interest rate risk management                      16,253          102
Mortgage banking activities
   Forward contracts
      Commitments to purchase loans                                        395           (1)             NM            NM
      Commitments to sell loans                                            894                           NM            NM
   Interest rate floors - MSR(3)                                         1,050           10              NM            NM
                                                                      ---------------------
      Total mortgage banking activities                                  2,339            9
                                                                      ---------------------
         Total financial derivatives                                   $18,592         $111
---------------------------------------------------------------------------------------------------------------------------


(1) The floating rate portion of interest rate contracts is based on money-market indices. As a percent of notional value, 51% were based on 3-month LIBOR, 45% on 1-month LIBOR and the remainder on other short-term indices.
(2) Interest rate caps with notional values of $5.783 billion and $30 million require the counterparty to pay the Corporation the excess, if any, of 3-month LIBOR over a weighted-average strike of 6.49% and 1-month LIBOR over 6.75%, respectively.
(3) Interest rate floors with notional values of $2.5 billion and $1.05 billion require the counterparty to pay the Corporation the excess, if any, of the weighted-average strike of 4.92% over 3-month LIBOR and the weighted-average strike of 5.88% over 10-year CMT.
At December 31, 1996, 1-month LIBOR was 5.50%, 3-month LIBOR was 5.56% and
    10-year CMT was 6.43%.
NM - not meaningful

                                 PNC BANK CORP.
                                       52

REPORTS ON
      CONSOLIDATED FINANCIAL STATEMENTS



MANAGEMENT'S REPORT


PNC Bank Corp. is responsible for the preparation, integrity and fair presentation of its published financial statements. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include judgments and estimates of management. PNC Bank Corp. also prepared the other information included in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.
   Management is responsible for establishing and maintaining effective internal control over financial reporting. The internal control system is augmented by written policies and procedures and by audits performed by an internal audit staff which reports to the Audit Committee of the Board of Directors. Internal auditors monitor the operation of the internal control system and report findings to management and the Audit Committee, and corrective actions are taken to address identified control deficiencies and other opportunities for improving the system. The Audit Committee, composed solely of outside directors, provides oversight to the financial reporting process.
   There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.
   Management assessed PNC Bank Corp.'s internal control over financial reporting as of December 31, 1997. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that PNC Bank Corp. maintained an effective internal control system over financial reporting as of December 31, 1997.


/s/ Thomas H. O'Brien                    /s/ Robert L. Haunschild
-----------------------------            ---------------------------------------
Thomas H. O'Brien                        Robert L. Haunschild
Chairman and                             Senior Vice President and
Chief Executive Officer                  Chief Financial Officer


REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
PNC BANK CORP.

We have audited the accompanying consolidated balance sheet of PNC Bank Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of PNC Bank Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PNC Bank Corp. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
January 23, 1998

                                  PNC BANK CORP.

CONSOLIDATED
      STATEMENT OF INCOME

Year ended December 31 - dollars in millions, except per share data           1997              1996              1995
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans                                                     $4,354            $3,943            $3,743
Securities                                                                     540               859             1,283
Other                                                                          157               136               123
                                                                            -----------------------------------------------
   Total interest income                                                     5,051             4,938             5,149
                                                                            -----------------------------------------------

INTEREST EXPENSE
Deposits                                                                     1,457             1,428             1,552
Borrowed funds                                                               1,099             1,066             1,455
                                                                            -----------------------------------------------
   Total interest expense                                                    2,556             2,494             3,007
                                                                             ----------------------------------------------
   Net interest income                                                       2,495             2,444             2,142
Provision for credit losses                                                     70                                   6
                                                                            -----------------------------------------------
   Net interest income less provision for credit losses                      2,425             2,444             2,136
                                                                            -----------------------------------------------

NONINTEREST INCOME
Asset management and trust                                                     603               497               420
Service fees                                                                   712               566               495
Mortgage banking                                                               156               154               187
Net securities gains (losses)                                                   49                22              (280)
Other                                                                          288               156               138
                                                                            -----------------------------------------------
   Total noninterest income                                                  1,808             1,395               960
                                                                            -----------------------------------------------

NONINTEREST EXPENSE
Staff expense                                                                1,208             1,110             1,065
Net occupancy and equipment                                                    369               369               346
Amortization                                                                   174               117               115
Other                                                                          821               715               683
Distributions on capital securities                                             43                 1
Special charges                                                                                                    260
                                                                            -----------------------------------------------
   Total noninterest expense                                                 2,615             2,312             2,469
                                                                            -----------------------------------------------
Income before income taxes                                                   1,618             1,527               627
Income taxes                                                                   566               535               219
                                                                            -----------------------------------------------
   Net income                                                               $1,052              $992              $408
                                                                            -----------------------------------------------

EARNINGS PER COMMON SHARE
Basic                                                                        $3.33             $2.91             $1.20
Diluted                                                                       3.28              2.88              1.19

CASH DIVIDENDS DECLARED PER COMMON SHARE                                      1.50              1.42              1.40

AVERAGE COMMON SHARES OUTSTANDING (in thousands)
Basic                                                                      310,147           338,568           336,455
Diluted                                                                    316,221           344,576           343,868
---------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.


                                  PNC BANK CORP.
                                       54

CONSOLIDATED
      BALANCE SHEET

December 31 - dollars in millions, except par value                                             1997              1996
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                       $4,303            $4,016
Short-term investments                                                                         1,526               774
Loans held for sale                                                                            2,324               941
Securities available for sale                                                                  8,522            11,917
Loans, net of unearned income of $412 and $385                                                54,245            51,798
   Allowance for credit losses                                                                  (972)           (1,166)
                                                                                             ------------------------------
   Net loans                                                                                  53,273            50,632
Other                                                                                          5,172             4,980
                                                                                             ------------------------------
   Total assets                                                                              $75,120           $73,260
                                                                                             ------------------------------

LIABILITIES
Deposits
   Noninterest-bearing                                                                       $10,158           $10,937
   Interest-bearing                                                                           37,491            34,739
                                                                                             ------------------------------
      Total deposits                                                                          47,649            45,676
Borrowed funds
   Bank notes and senior debt                                                                  9,826             8,093
   Federal funds purchased                                                                     3,632             3,933
   Repurchase agreements                                                                         714               645
   Other borrowed funds                                                                        3,753             5,576
   Subordinated debt                                                                           1,697             1,357
                                                                                             ------------------------------
      Total borrowed funds                                                                    19,622            19,604
Other                                                                                          1,815             1,761
                                                                                             ------------------------------
   Total liabilities                                                                          69,086            67,041

Mandatorily redeemable capital securities of subsidiary trusts                                   650               350

SHAREHOLDERS' EQUITY
Preferred stock                                                                                    7                 7
Common stock - $5 par value
   Authorized: 450,000,000 shares
   Issued: 348,447,600 and 345,154,238 shares                                                  1,742             1,726
Capital surplus                                                                                1,042               939
Retained earnings                                                                              4,641             4,075
Deferred benefit expense                                                                         (41)              (60)
Net unrealized securities losses                                                                 (23)              (67)
Common stock held in treasury at cost: 48,017,641 and 21,036,195 shares                       (1,984)             (751)
                                                                                             ------------------------------
   Total shareholders' equity                                                                  5,384             5,869
                                                                                             ------------------------------
   Total liabilities, capital securities and shareholders' equity                            $75,120           $73,260
===========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.



                                  PNC BANK CORP.
                                       55

CONSOLIDATED
 STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                           Preferred       Common      Capital     Retained
Dollars in millions, except per share data     Stock        Stock      Surplus     Earnings        Other         Total
---------------------------------------------------------------------------------------------------------------------------

Balance at January 1, 1995                       $51       $1,719         $692       $3,535        $(270)       $5,727
Net income                                                                              408                        408
Cash dividends declared
   Common (PNC - $1.40, Midlantic -
   $.96 per share)                                                                     (383)                      (383)
   Preferred                                                                             (3)                        (3)
Common stock issued (4,532,108 shares)                         23           (8)                                     15
Preferred stock redeemed                         (50)                                                              (50)
Treasury stock activity                                                      5                      (119)         (114)
Midlantic merger - treasury stock issued                      (38)        (146)                      184
Tax benefit of ESOP and stock option plans                                   2           14                         16
Deferred benefit expense                                                                               4             4
Net unrealized securities gains                                                                      148           148
                                               --------------------------------------------------------------------------
   Balance at December 31, 1995                    1        1,704          545        3,571          (53)        5,768
                                               --------------------------------------------------------------------------

Net income                                                                              992                        992
Cash dividends declared
   Common                                                                              (482)                      (482)
   Preferred                                                                             (6)                        (6)
Common stock issued (4,290,890 shares)                         22           74                                      96
Preferred stock issued (6,000,000 shares)          6                       290                                     296
Treasury stock activity                                                      1           (1)        (751)         (751)
Tax benefit of ESOP and stock option plans                                  29            1                         30
Deferred benefit expense                                                                              19            19
Net unrealized securities losses                                                                     (93)          (93)
                                               --------------------------------------------------------------------------
   Balance at December 31, 1996                    7        1,726          939        4,075         (878)        5,869
                                               --------------------------------------------------------------------------

Net income                                                                            1,052                      1,052
Cash dividends declared
   Common                                                                              (469)                      (469)
   Preferred                                                                            (19)                       (19)
Common stock issued (3,293,362 shares)                         16           57                                      73
Treasury stock activity                                                     19                    (1,233)       (1,214)
Tax benefit of ESOP and stock option plans                                  27            2                         29
Deferred benefit expense                                                                              19            19
Net unrealized securities gains                                                                       44            44
                                               --------------------------------------------------------------------------
   Balance at December 31, 1997                   $7       $1,742       $1,042       $4,641      $(2,048)       $5,384
===========================================================================================================================


See accompanying Notes to Consolidated Financial Statements.


                                  PNC BANK CORP.
                                       56

CONSOLIDATED
      STATEMENT OF CASH FLOWS

Year ended December 31 - in millions                                          1997              1996              1995
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                  $1,052              $992              $408
Adjustments to reconcile net income to net cash provided
   (used) by operating activities
   Provision for credit losses                                                  70                                   6
   Depreciation, amortization and accretion                                    346               290               296
   Deferred income taxes                                                       133               190               128
   Net securities (gains) losses                                               (49)              (22)              280
   Net gain on sales of assets                                                (179)              (89)              (77)
   Valuation adjustments                                                        (3)               (9)              (15)
Change in
   Loans held for sale                                                      (1,383)             (282)             (172)
   Other                                                                       (28)             (860)              266
                                                                            -----------------------------------------------
      Net cash provided (used) by operating activities                         (41)              210             1,120
                                                                            -----------------------------------------------

INVESTING ACTIVITIES
Net change in loans                                                         (5,182)           (1,657)           (2,021)
Repayment
   Securities available for sale                                             2,014             6,045             1,791
   Investment securities                                                                                         1,944
Purchases
   Securities available for sale                                            (8,725)           (9,063)           (3,409)
   Investment securities                                                                                          (161)
   Credit card portfolios                                                     (202)           (1,822)
   Other loans                                                                (332)             (683)             (702)
Sales
   Securities available for sale                                            10,223             6,789             7,983
   Loans                                                                     2,863               671               160
   Foreclosed assets                                                           116               151               125
Net cash received for acquisitions/divestitures                                                  460                49
Other                                                                         (823)              664             1,276
                                                                            -----------------------------------------------
      Net cash provided (used) by investing activities                         (48)            1,555             7,035
                                                                            -----------------------------------------------

FINANCING ACTIVITIES
Net change in
   Noninterest-bearing deposits                                               (779)              221               272
   Interest-bearing deposits                                                 2,766            (1,919)           (2,134)
   Federal funds purchased                                                    (301)             (541)             (125)
Sale/issuance
   Repurchase agreements                                                    84,315            70,626            74,102
   Bank notes and senior debt                                                9,125             8,197             7,946
   Other borrowed funds                                                     99,469            88,663            98,786
   Subordinated debt                                                           350                                 344
   Capital securities                                                          300               350
   Preferred stock                                                                               296
   Common stock                                                                155               120                88
Repayment/maturity
   Repurchase agreements                                                   (84,246)          (72,832)          (75,553)
   Bank notes and senior debt                                               (7,390)           (6,561)          (10,686)
   Other borrowed funds                                                   (101,368)          (86,991)         (100,250)
   Subordinated debt                                                                                                (5)
Redemption of preferred stock                                                                                      (50)
Acquisition of treasury stock                                               (1,532)             (569)             (236)
Cash dividends paid                                                           (488)             (488)             (387)
                                                                            -----------------------------------------------
      Net cash provided (used) by financing activities                         376            (1,428)           (7,888)
                                                                            -----------------------------------------------

INCREASE IN CASH AND DUE FROM BANKS                                            287               337               267
      Cash and due from banks at beginning of year                           4,016             3,679             3,412
                                                                            -----------------------------------------------
      Cash and due from banks at end of year                                $4,303            $4,016            $3,679
                                                                            -----------------------------------------------

CASH PAID FOR
      Interest                                                              $2,569            $2,636            $3,102
      Income taxes                                                             418               193               122

NONCASH ITEMS
      Increase in securities available for sale                                                                 18,078
      Decrease in investment securities                                                                        (18,078)
      Transfers from loans to other assets                                      71                76                99
===========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.


                                  PNC BANK CORP.
                                       57

NOTES TO
 CONSOLIDATED FINANCIAL STATEMENTS

BUSINESS PNC Bank Corp. ("Corporation" or "PNC Bank") is one of the largest diversified financial services organizations in the United States. The Corporation's major businesses include National Consumer Banking, Regional Community Banking, Private Banking, Secured Lending, Asset Management and Servicing, Corporate Banking and Mortgage Banking. Financial products and services are customized for specific customer segments and offered nationally and in PNC Bank's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio, Kentucky, Indiana, Massachusetts and Florida. PNC Bank is subject to intense competition from other financial services companies with respect to these businesses and is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by certain regulatory authorities.


NOTE 1 ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION The consolidated financial statements include the accounts of PNC Bank and its subsidiaries, substantially all of which are wholly owned. Such statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated.
   In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported. Actual results will differ from such estimates and such differences may be material to the financial statements.

LOANS HELD FOR SALE Loans held for sale primarily consist of residential mortgages and are carried at the lower of cost or aggregate market value. Gains and losses on sales of loans held for sale are included in noninterest income.

SECURITIES Securities are classified as investments and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account, carried at market value and classified as short-term investments. Gains and losses on trading securities are included in other income. Securities not classified as investments or trading are designated as securities available for sale and carried at fair value with unrealized gains and losses, net of income taxes, reflected in shareholders' equity. Gains and losses on sales of securities available for sale are computed on a specific security basis and included in noninterest income.

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

NONPERFORMING ASSETS Nonperforming assets are comprised of nonaccrual and restructured loans and foreclosed assets. Generally, loans other than consumer are classified as nonaccrual and the accrual of interest is discontinued when it is determined the collection of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loan is well secured and in the process of collection. When interest accrual is discontinued, accrued but uncollected interest credited to income in the current year is reversed and unpaid interest accrued in the prior year, if any, is charged against the allowance for credit losses. Consumer loans are generally charged off when payments are past due 180 days.
   A loan is categorized as restructured if the original interest rate or repayment terms are restructured due to a deterioration in the financial condition of the borrower.
   Nonperforming loans are generally not returned to performing status until the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and collection of the contractual principal and interest is no longer doubtful.
   Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. These assets are recorded on the date acquired at the lower of the related loan balance or market value of the collateral less estimated disposition costs. Market values are estimated primarily based upon appraisals. Subsequently, foreclosed assets are valued at the lower of the amount recorded at acquisition date or the then current market value less estimated disposition costs. Gains or losses realized upon disposition of such property are reflected in other expense.
   Impaired loans consist of nonaccrual and restructured commercial and commercial real estate loans. Interest collected on these loans is recognized on the cash basis or cost recovery method.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses is a reserve for estimated credit losses established through provisions charged against income. Loans deemed to be uncollectible are charged against the allowance and recoveries of previously charged-off loans are credited to the allowance.
   The allowance is maintained at a level believed by management to be sufficient to absorb estimated potential credit losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the credit portfolio and other relevant factors. This evaluation is inherently

                                 PNC BANK CORP.

subjective as it requires material estimates, including, among others, the amounts and timing of expected future cash flows on impaired loans, estimated losses on consumer loans and residential mortgages, and general amounts for historical loss experience, economic conditions, uncertainties in estimating losses and inherent risks in the various credit portfolios, all of which may be susceptible to significant change. Impaired loans are generally evaluated based on the present value of expected future cash flows or the fair value of the underlying collateral if principal repayment is expected to come from the sale or operation of such collateral.

SERVICING OF FINANCIAL ASSETS Originated servicing rights for loans sold are recognized by allocating total costs incurred between the loan and the servicing rights based on their relative fair values. Purchased servicing rights are recorded at cost. Servicing rights are amortized in proportion to estimated net servicing income. To determine the fair value of servicing rights, the Corporation estimates the present value of future cash flows incorporating numerous assumptions including servicing income, cost of servicing, discount rates, prepayment speeds and default rates.
   A valuation allowance is maintained for the excess, if any, of the carrying amount of capitalized servicing rights over estimated fair value. For purposes of measuring impairment, servicing rights are disaggregated and stratified based on predominant risk characteristics, primarily loan type, interest rate and investor type.

GOODWILL AND OTHER Goodwill is amortized on a straight-line basis over periods ranging from 15 to 25 years. Other amortizable assets are reduced using accelerated and straight-line methods over their respective estimated useful lives. On a periodic basis, management reviews goodwill and other amortizable assets and evaluates events or changes in circumstances that may indicate impairment in the carrying amount of such assets. In such instances, impairment, if any, is measured on a discounted future cash flow basis.

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

FINANCIAL DERIVATIVES The Corporation uses off-balance-sheet financial derivatives as part of the overall asset/liability management process, in mortgage banking activities and in providing risk management services to customers. Substantially all such instruments are used to manage risk related to changes in interest rates. Financial derivatives primarily consist of interest rate swaps, purchased interest rate caps and floors, forward contracts and foreign exchange contracts.
   Interest rate swaps are agreements with a counterparty to exchange periodic interest payments calculated on a notional principal amount. Purchased interest rate caps and floors are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate is higher or lower than a defined rate applied to a notional amount.
   Interest rate swaps, caps and floors that modify the interest rate characteristics (such as from fixed to variable, variable to fixed, or one variable index to another) of designated interest-bearing assets or liabilities are accounted for under the accrual method. The net amount payable or receivable from the derivative contract is accrued as an adjustment to interest income or interest expense of the designated instrument. Premiums on contracts are deferred and amortized over the life of the agreement as an adjustment to interest income or interest expense of the designated instruments. Unamortized premiums are included in other assets. Changes in fair value of financial derivatives accounted for under the accrual method are not reflected in the financial results. Realized gains and losses, except losses on terminated interest rate caps and floors, are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the shorter of the remaining original life of the agreements or the designated instruments. Losses on terminated interest rate caps and floors are recognized immediately in the results of operations. If the designated instruments are disposed of, the fair value of the associated derivative contract and any unamortized deferred gains or losses are included in the determination of gain or loss on the disposition of such instruments. Contracts not qualifying for accrual accounting are marked to market.
   Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The Corporation uses forward contracts primarily to manage risk associated with its mortgage banking activities. Realized gains and losses on mandatory and optional delivery forward commitments are recorded in mortgage banking income in the period settlement occurs. Unrealized gains or losses are considered in the lower of cost or market valuation of loans held for sale.
   To accommodate customer needs, PNC Bank also enters into financial derivative transactions primarily consisting of interest rate swaps, caps, floors and foreign exchange contracts. Interest rate risk exposure from customer positions is


                                 PNC BANK CORP.
                                       59

NOTES TO
  CONSOLIDATED FINANCIAL STATEMENTS

managed through transactions with other dealers. These positions are recorded at estimated fair value and changes in value are included in other income.

FOREIGN CURRENCY TRANSLATION The Corporation has foreign currency exposures for loans and deposits denominated in foreign currencies. These exposures are managed by entering into currency swaps and currency forward contracts. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the balance sheet date exchange rate. Resulting gains or losses are included in the results of operations. Derivatives designated as hedges are accounted for using the deferral method of accounting. Derivatives not qualifying for deferral accounting are marked to market.

INCOME TAXES Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

STOCK OPTIONS For stock options granted at exercise prices not less than the fair market value of common stock on the date of grant, no compensation expense is recognized.

EARNINGS PER COMMON SHARE Effective December 31, 1997, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." The provisions of SFAS No. 128 required replacement of the previously reported primary and fully diluted earnings per share amounts with basic and diluted earnings per share for all periods presented.
   Basic earnings per common share is calculated by dividing net income adjusted for preferred stock dividends declared by the weighted-average number of shares of common stock outstanding.
   Diluted earnings per common share is based on net income adjusted for interest expense, net of tax, on outstanding convertible debentures and dividends declared on nonconvertible preferred stock. The weighted-average number of shares of common stock outstanding is increased by the assumed conversion of outstanding convertible preferred stock and convertible debentures from the beginning of the year or date of issuance, if later, and the number of shares of common stock which would be issued assuming the exercise of stock options. Such adjustments to net income and the weighted-average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

RECENT ACCOUNTING PRONOUNCEMENTS In December 1996, SFAS No. 127 "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued. This statement defers certain provision of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," related to repurchase agreements, securities lending and other similar transactions until January 1, 1998.
   SFAS No. 130, "Reporting Comprehensive Income," is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes net income and all other changes in shareholders' equity except those resulting from investments and distributions to owners.
   SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," is effective for financial statements for periods beginning after December 15, 1997. This Statement requires financial and descriptive information about an entity's operating segments to be included in the annual financial statements.
   These standards, when implemented, are not expected to materially impact the reported financial position or results of operations of the Corporation.


NOTE 2 MERGERS AND ACQUISITIONS

On December 31, 1995, Midlantic Corporation ("Midlantic") merged with the Corporation. Each share of Midlantic common stock outstanding was converted into
2.05 shares of the Corporation's common stock. The Corporation issued approximately 112 million shares of common stock and cash in lieu of fractional shares in connection with the merger. In connection with the merger, PNC Bank recorded $260 million of special charges for integration and consolidation and to realign the interest rate risk profile of the combined companies. The transaction was accounted for as a pooling of interests.


NOTE 3 CASH FLOWS

For the statement of cash flows, cash and cash equivalents are defined as cash and due from banks.

The following table sets forth information pertaining to acquisitions and divestitures which affect cash flows.

Year ended December 31 - in millions        1996    1995
----------------------------------------------------------
Assets acquired                             $538  $3,932
Liabilities assumed                          501   3,230
Cash paid                                     37     661
Cash and due from banks received             497     710
==========================================================

The Corporation did not have acquisition or divestiture activity which affected 1997 cash flows.

                                  PNC BANK CORP.

NOTE 4 SECURITIES AVAILABLE FOR SALE

                                                                 1997                                1996
---------------------------------------------------------------------------------------------------------------------------
                                               Amortized      Unrealized      Fair  Amortized     Unrealized      Fair
                                                            --------------                      --------------
December 31 - in millions                           Cost    Gains   Losses   Value       Cost   Gains   Losses   Value
---------------------------------------------------------------------------------------------------------------------------
Debt securities
   U.S. Treasury and government agencies          $1,102       $4       $1  $1,105     $3,238     $20      $21  $3,237
   Mortgage-backed                                 4,672        4       53   4,623      6,301      13      138   6,176
   Asset-backed                                    2,079        5        1   2,083      1,609       7        1   1,615
   State and municipal                               170        7              177        218       9              227
   Other debt                                         34                 1      33        100       7        2     105
                                                 --------------------------------------------------------------------------
      Total debt securities                        8,057       20       56   8,021     11,466      56      162  11,360
Corporate stocks and other                           501        3        3     501        554       3              557
                                                  -------------------------------------------------------------------------
      Total securities available for sale         $8,558      $23      $59  $8,522    $12,020     $59     $162 $11,917
===========================================================================================================================



At December 31, 1996, $5.5 billion notional value of interest rate caps were designated to securities available for sale. These contracts matured during 1997 and no financial derivatives were designated to securities available for sale at December 31, 1997.
   The following table presents the amortized cost, fair value and weighted-average yield of debt securities at December 31, 1997 by remaining contractual maturity.

CONTRACTUAL MATURITY OF DEBT SECURITIES


December 31, 1997 -     Within         1 to        5 to     After 10
dollars in millions     1 Year      5 Years    10 Years        Years        Total
-------------------------------------------------------------------------------------
U.S. Treasury and
   government
   agencies               $96         $536         $467           $3       $1,102
Mortgage-backed                          1          155        4,516        4,672
Asset-backed                           125           80        1,874        2,079
State and
   municipal               30           25           59           56          170
Other debt                  2            7           10           15           34
                       -------------------------------------------------------------
   Total                 $128         $694         $771       $6,464       $8,057
                       -------------------------------------------------------------
Fair value               $128         $695         $774       $6,424       $8,021
Weighted-average
   yield                 6.52%        6.19%        6.37%        6.19%        6.22%
=====================================================================================


Based on current interest rates and expected prepayment speeds, the weighted-average expected maturity of mortgage-backed and asset-backed securities was approximately 2 years and 6 months at December 31, 1997.
   Weighted-average yields are based on historical cost with effective yields weighted for the contractual maturity of each security.
   The carrying value of securities pledged to secure public and trust deposits, repurchase agreements and for other purposes at December 31, 1997 was $4.5 billion.
   Information relating to security sales, including the effects of related financial derivatives, is set forth in the following table:

Year ended December 31 -                   Gross   Gross
in millions                    Proceeds    Gains  Losses
--------------------------------------------------------
1997                            $10,223      $59     $10
1996                              6,789       39      17
1995                              8,125       12     292
========================================================




                                  PNC BANK CORP.

NOTES TO
  CONSOLIDATED FINANCIAL STATEMENTS




NOTE 5 LOANS AND COMMITMENTS TO EXTEND CREDIT

Loans outstanding were as follows:

December 31 - in millions                      1997       1996    1995     1994    1993
--------------------------------------------------------------------------------------------
Consumer                                    $11,205    $12,092 $12,535  $11,013 $10,214
Credit card                                   3,830      2,776   1,004      838     726
Residential mortgage                         12,785     12,703  11,689    9,746   8,611
Commercial                                   19,989     18,588  17,446   16,347  16,163
Commercial real estate                        3,974      4,098   4,280    4,261   4,527
Other                                         2,874      1,926   2,102    2,223   2,231
--------------------------------------------------------------------------------------------
   Total loans                               54,657     52,183  49,056   44,428  42,472
   Unearned income                             (412)      (385)   (403)    (385)   (359)
--------------------------------------------------------------------------------------------
   Total loans, net of unearned income      $54,245    $51,798 $48,653  $44,043 $42,113
============================================================================================




In connection with the Corporation's alliance with AAA, credit card portfolios totaling $1.6 billion and $178 million were purchased during 1996 and 1997, respectively.
   Loan outstandings and unfunded commitments are concentrated in PNC Bank's primary geographic markets. At December 31, 1997, no specific industry concentration exceeded 4% of total outstandings and unfunded commitments.

NET UNFUNDED COMMITMENTS

December 31 - in millions                 1997      1996
--------------------------------------------------------
Consumer                                $3,363    $3,741
Credit card                             16,385    13,505
Residential mortgage                     2,144       511
Commercial                              29,707    27,087
Commercial real estate                   1,167       764
Other                                    1,019       849
                                       -----------------
   Total                               $53,785   $46,457
========================================================



Commitments to extend credit represent arrangements to lend funds provided there is no violation of specified contractual conditions. Commercial commitments are reported net of participations, assignments and syndications, primarily to financial institutions, totaling $5.9 billion and $4.4 billion at December 31, 1997 and 1996, respectively. Commitments generally have fixed expiration dates, may require payment of a fee, and contain termination clauses in the event the customer's credit quality deteriorates. Based on the Corporation's historical experience, most commitments expire unfunded and therefore cash requirements are substantially less than the total commitment.
   Net outstanding letters of credit totaled $4.7 billion and $4.5 billion at December 31, 1997 and 1996, respectively, and consist primarily of standby letters of credit which commit the Corporation to make payments on behalf of customers when certain specified future events occur. Such instruments are typically issued to support industrial revenue bonds, commercial paper, and bid or performance related contracts. At year-end 1997, the largest industry concentration within standby letters of credit was health care, which accounted for approximately 16% of the total. Maturities for standby letters of credit ranged from 1998 to 2020.
   At December 31, 1997, $1.8 billion of loans were pledged to secure borrowings and for other purposes.
   Certain directors and executive officers of the Corporation and its subsidiaries, as well as certain affiliated companies of these directors and officers, were customers of and had loans with subsidiary banks in the ordinary course of business. All such loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility. The aggregate dollar amounts of these loans were $95 million and $265 million at December 31, 1997 and 1996, respectively.



                                  PNC BANK CORP.
                                       62

NOTE 6 NONPERFORMING ASSETS

The following table sets forth nonperforming assets and related information:

December 31 - in millions                                                     1997       1996    1995     1994    1993
---------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                              $276       $347    $335     $496    $656
Restructured loans                                                                          2      23       69     200
                                                                              ---------------------------------------------
   Total nonperforming loans                                                   276        349     358      565     856
                                                                              ---------------------------------------------
Foreclosed assets                                                               57        110     178      192     268
Assets held for accelerated disposition                                                                     10     158
                                                                              ---------------------------------------------
   Total nonperforming assets                                                 $333       $459    $536     $767  $1,282
                                                                              ---------------------------------------------
Nonperforming loans to period-end loans                                        .51%       .67%    .74%    1.28%   2.03%
Nonperforming assets to period-end loans, foreclosed assets and
   assets held for accelerated disposition                                     .61        .88    1.10     1.73    3.01
Nonperforming assets to total assets                                           .44        .63     .73      .99    1.69
                                                                              ---------------------------------------------
Interest on nonperforming loans
   Computed on original terms                                                  $31        $35     $36      $54     $74
   Recognized                                                                    6         10      10       14      19
                                                                              ---------------------------------------------
Past due loans
   Accruing loans past due 90 days and more                                   $288       $244    $225     $175    $171
   As a percentage of total loans, net of unearned income                      .53%       .47%    .46%     .40%    .41%
===========================================================================================================================

The Corporation had no material commitments as of December 31, 1997 to extend credit to customers whose outstanding loans are nonperforming.
   At December 31, 1997 and 1996, foreclosed assets are reported net of valuation allowances of $13 million and $19 million, respectively. Gains on sales of foreclosed assets resulted in net foreclosed asset income of $160 thousand, $9 million and $11 million in 1997, 1996 and 1995, respectively. Net foreclosed asset income or expense is included in other noninterest expense.


NOTE 7 ALLOWANCE FOR CREDIT LOSSES

Changes in the allowance for credit losses were as follows:


In millions                      1997       1996    1995
---------------------------------------------------------
January 1                      $1,166     $1,259  $1,352
Charge-offs                      (385)      (247)   (240)
Recoveries                        113         83     107
                             ----------------------------
   Net charge-offs               (272)      (164)   (133)
Provision for credit losses        70                  6
Acquisitions                        8         71      34
                             ----------------------------
   December 31                   $972     $1,166  $1,259
---------------------------------------------------------

Impaired loans totaled $228 million and $292 million at December 31, 1997 and 1996, respectively. Impaired loans totaling $151 million and $190 million at the end of 1997 and 1996, respectively, had a corresponding specific allowance for credit losses of $38 million and $53 million. The average balance of impaired loans was $271 million in 1997, $313 million in 1996 and $365 million in 1995. Interest income recognized on impaired loans totaled $2 million, $5 million and $6 million in 1997, 1996 and 1995, respectively.

NOTE 8 PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Premises, equipment and leasehold improvements, stated at cost less accumulated depreciation and amortization, were as follows:

December 31 - in millions                 1997      1996
--------------------------------------------------------
Land                                       $95       $95
Buildings                                  504       518
Equipment                                1,133       996
Leasehold improvements                     172       172
                                        ----------------
                                         1,904     1,781
Accumulated depreciation
   and amortization                     (1,010)     (916)
                                        ----------------
      Net book value                      $894      $865
========================================================

Depreciation and amortization expense on premises, equipment and leasehold improvements totaled $148 million in 1997, $143 million in 1996 and $135 million in 1995.
                                 PNC BANK CORP.
                                       63

NOTES TO
  CONSOLIDATED FINANCIAL STATEMENTS


   Certain facilities and equipment are leased under agreements expiring at various dates until the year 2025. Substantially all such leases are accounted for as operating leases. Rental expense on such leases amounted to $88 million in 1997, $90 million in 1996 and $95 million in 1995.
   At December 31, 1997 and 1996, required minimum annual rentals due on noncancelable leases having terms in excess of one year aggregated $629 million and $436 million, respectively. Minimum annual rentals for each of the years 1998 through 2002 are $70 million, $74 million, $67 million, $60 million and $55 million, respectively.


NOTE 9 GOODWILL AND OTHER

Goodwill and other amortizable assets, net of amortization, consisted of the following:

December 31 - in millions                 1997      1996
--------------------------------------------------------
Goodwill                                  $898      $953
Mortgage servicing rights                  377       313
Purchased credit cards                     320       322
Other                                       37        34
                                        ----------------
   Total                                $1,632    $1,622
--------------------------------------------------------




At December 31, 1997, the fair value of capitalized mortgage servicing rights ("MSR") was $389 million.

Amortization of goodwill and other amortizable assets was as follows:

Year ended December 31 -
in millions                        1997      1996    1995
----------------------------------------------------------
Goodwill                            $53        $54     $39
Mortgage servicing rights            81         56      71
Purchased credit cards               34          3
Other                                 6          4       5
                                   -----------------------
   Total                           $174       $117    $115
----------------------------------------------------------



NOTE 10 DEPOSITS

The aggregate amount of time deposits with a denomination greater than $100,000 was $7.0 billion and $4.9 billion at December 31, 1997 and 1996, respectively. Remaining contractual maturities of time deposits are $14.3 billion, $3.3 billion, $835 million, $351 million and $1.4 billion for the years 1998 through 2002 and thereafter, respectively.


NOTE 11 BORROWED FUNDS

Most bank notes mature in 1998 and have interest rates that range from 5.22% to 6.50%. Obligations to the Federal Home Loan Bank have maturities ranging from 1998 to 2017 and interest rates that range from 1.25% to 7.91%. Subordinated notes totaling $55 million are convertible into common stock at a conversion price of $23.41 per share. Senior and subordinated notes consisted of the following:

December 31, 1997 -
dollars in millions                Stated Rate        Maturity     Outstanding
------------------------------------------------------------------------------
Senior                            4.93% to  9.25%    1998 to 2000        $170
Subordinated
   Nonconvertible                6.125% to 10.55%    1998 to 2007       1,642
   Convertible                              8.25%    2008 to 2010          55
                                                                       -------
      Total                                                            $1,867
-----------------------------------------------------------------------------

Borrowed funds have scheduled repayments for the years 1998 through 2002 and thereafter of $14.5 billion, $683 million, $60 million, $206 million and $4.2 billion, respectively.


NOTE 12 CAPITAL SECURITIES OF
SUBSIDIARY TRUSTS

Mandatorily Redeemable Capital Securities of Subsidiary Trusts ("Capital Securities") include preferred beneficial interests in the assets of PNC Institutional Capital Trust A ("Trust A") and PNC Institutional Capital Trust B ("Trust B"). Trust A, formed in December 1996, holds $350 million aggregate principal amount of certain 7.95% junior subordinated debentures, issued by PNC Bank, N.A., a subsidiary of the Corporation, due December 15, 2026. Trust B, formed in May 1997, holds $300 million aggregate principal amount of certain 8.315% junior subordinated debentures due May 15, 2027, issued by the Corporation. Cash distributions on the Capital Securities are made to the extent interest on the debentures is received by the Trusts. In the event of certain changes or amendments to regulatory requirements or federal tax rules, the Capital Securities are redeemable in whole. Otherwise, Trust A Capital Securities are generally redeemable in whole or in part after December 15, 2006 at a declining redemption price ranging from 103.975% to 100% of par on or after December 15, 2016. Trust B Capital Securities are generally redeemable in whole or in part after May 15, 2017 at a declining redemption price ranging from 104.175% to 100% of par on or after May 15, 2017.


                                 PNC BANK CORP.
                                       64

NOTE 13 SHAREHOLDERS' EQUITY

Information related to preferred stock is as follows:


                                       Shares Outstanding
                   Liquidation         ------------------
December 31    Value per Share          1997        1996
---------------------------------------------------------
Authorized
   $1 par value                   17,393,707  17,452,764
Issued and outstanding
   Series A                $40        15,364      16,479
   Series B                 40         4,384       4,667
   Series C                 20       304,939     327,013
   Series D                 20       406,220     441,805
   Series F                 50     6,000,000   6,000,000
                                 -----------------------
      Total                        6,730,907   6,789,964
--------------------------------------------------------




Series A through D are cumulative and, except for Series B, are redeemable at the option of the Corporation. Annual dividends on Series A, B and D preferred stock total $1.80 per share and Series C preferred stock total $1.60 per share. Holders of Series A through D preferred stock are entitled to a number of votes equal to the number of full shares of common stock into which such preferred stock is convertible. Series A through D preferred stock have the following conversion privileges: (i) one share of Series A or Series B is convertible into eight shares of common stock; and (ii) 2.4 shares of Series C or Series D are convertible into four shares of common stock.
   The Series F preferred stock is nonconvertible and nonvoting. Noncumulative dividends are payable quarterly through September 30, 2001 at a rate of 6.05%. Thereafter, the dividend rate will be indexed to certain market indices; however, the rate paid will not be less than 6.55% or greater than 12.55%. The Series F preferred stock is redeemable in whole until September 29, 2001 in the event of certain amendments to the Internal Revenue Code relating to the dividend received deduction at a declining redemption price from $52.50 to $50.50 per share. After September 29, 2001, the Series F preferred stock may be redeemed, in whole or in part, at $50 per share.
   PNC Bank has a dividend reinvestment and stock purchase plan. Holders of preferred stock and common stock may participate in the plan which provides that additional shares of common stock may be purchased at market value with reinvested dividends and voluntary cash payments. Common shares purchased pursuant to this plan were: 765,760 shares in 1997; 1,097,597 shares in 1996; and 1,177,481 shares in 1995.
   The Corporation had reserved approximately 26.6 million common shares to be issued in connection with certain stock plans and the conversion of certain debt and equity securities.
   The following table sets forth purchases and issuances of common stock held in treasury.

TREASURY STOCK ACTIVITY

Shares in thousands, dollars in millions  Shares  Amount
----------------------------------------------------------
January 1, 1995                            2,815     $65
   Shares purchased                       10,252     236
   Shares issued                          (5,578)   (117)
   Midlantic merger                       (7,489)   (184)
                                         ----------------
December 31, 1995                              --     --
   Shares purchased                       22,731     802
   Shares issued                          (1,695)    (51)
                                         ----------------
December 31, 1996                         21,036     751
   Shares purchased                       29,323   1,303
   Shares issued                          (2,341)    (70)
                                         ----------------
December 31, 1997                         48,018  $1,984
----------------------------------------------------------




NOTE 14 REGULATORY MATTERS

The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by such regulatory authorities. Neither the Corporation nor any of its subsidiaries is subject to written regulatory agreements.
   Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on PNC Bank's financial position. The Corporation's capital amounts and classification are also subject to qualitative judgments by regulatory agencies about components, risk weightings, and other factors.




                                 PNC BANK CORP.
                                       65

NOTES TO
  CONSOLIDATED FINANCIAL STATEMENTS

   The following table sets forth regulatory capital ratios for PNC Bank and the Corporation's only significant bank subsidiary, PNC Bank, N.A.

REGULATORY CAPITAL

                           Amount             Ratios
December 31 -          ----------------------------------
dollars in millions      1997    1996       1997    1996
---------------------------------------------------------
Risk-based capital
   Tier I
      PNC Bank Corp.   $5,108  $5,283        7.43%   8.29%
      PNC Bank, N.A.    4,865   3,848        7.53    7.52
   Total
      PNC Bank Corp.    7,635   7,427       11.11   11.65
      PNC Bank, N.A.    6,786   5,343       10.50   10.44
Leverage
      PNC Bank Corp.    5,108   5,283        7.30    7.70
      PNC Bank, N.A.    4,865   3,848        7.45    7.09
-------------------------------------------------------------

Regulatory quantitative measures to ensure capital adequacy require the Corporation to maintain minimum ratios of Tier I and total capital to risk-weighted assets of 4% and 8%, respectively, and Tier I capital to average assets (leverage) of 3%. To qualify as well capitalized, regulators require capital ratios of 6% for Tier I, 10% for total risk-based and 5% for leverage. As of the most recent notification from federal regulators, the Corporation and each of its bank subsidiaries met the well capitalized ratio requirements under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would change the Corporation's category.
   Dividends that may be paid by subsidiary banks to the parent company are subject to certain legal limitations and also may be impacted by capital needs, regulatory requirements, corporate policies, contractual restrictions and other factors. Without regulatory approval, the amount available for payment of dividends by all subsidiary banks was $237 million at December 31, 1997.
   Under federal law, generally no bank subsidiary may extend credit to the parent company or its nonbank subsidiaries on terms and under circumstances which are not substantially the same as comparable extensions of credit to nonaffiliates. No extension of credit may be made to the parent company or a nonbank subsidiary which is in excess of 10% of the capital stock and surplus of such bank subsidiary or in excess of 20% of the capital and surplus of such bank subsidiary as to aggregate extensions of credit to the parent company and its subsidiaries. In certain circumstances, federal regulatory authorities may impose more restrictive limitations. Such extensions of credit, with limited exceptions, must be fully collateralized. The maximum amount available under statutory limitations for transfer from subsidiary banks to the parent company in the form of loans and dividends approximated 17% of consolidated net assets at December 31, 1997.
   Federal Reserve Board regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. During 1997, subsidiary banks maintained reserves which averaged $208 million.

NOTE 15 FINANCIAL DERIVATIVES

FAIR VALUE OF FINANCIAL DERIVATIVES

                                             Positive            Negative     Total
                                    Notional     Fair   Notional     Fair  Notional
December 31 - in millions              Value    Value      Value    Value     Value
-----------------------------------------------------------------------------------
1997
   Interest rate swaps                $4,849     $106       $930     $(10)   $5,779
   Interest rate caps                    542        4                           542
   Interest rate floors                3,500        6        145       (1)    3,645
   Mortgage banking activities         1,470       26      2,987       (6)    4,457
                                     ----------------------------------------------
      Total                          $10,361     $142     $4,062     $(17)  $14,423
-----------------------------------------------------------------------------------
1996
   Interest rate swaps                $7,290     $112       $650     $(15)  $ 7,940
   Interest rate caps                  5,813        2                         5,813
   Interest rate floors                2,500        3                         2,500
   Mortgage banking activities         1,853       10        486       (1)    2,339
                                     ----------------------------------------------
      Total                          $17,456     $127     $1,136     $(16)  $18,592
-----------------------------------------------------------------------------------

                                 PNC BANK CORP.
                                       66

    The Corporation uses a variety of off-balance-sheet financial derivatives as part of its overall interest rate risk management process and to manage risk associated with mortgage banking activities. Financial derivatives involve, to varying degrees, interest rate and credit risk in excess of the amount recognized in the balance sheet but less than the notional amount of the contract. For interest rate swaps and purchased interest rate caps and floors, only periodic cash payments and, with respect to such caps and floors, premiums, are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional value. The Corporation manages these risks as part of its asset/liability management process and through credit policies and procedures. The Corporation seeks to minimize the credit risk by entering into transactions with only a select number of high-quality institutions, establishing credit limits, requiring bilateral-netting agreements, and, in certain instances, segregated collateral.
   The Corporation uses interest rate swaps and purchased caps and floors to modify the interest rate characteristics of designated interest-bearing assets or liabilities from fixed to variable, variable to fixed, or one variable index to another. At December 31, 1997, $7.8 billion of interest rate swaps, caps and floors were designated to loans. No financial derivatives were designated to securities available for sale at December 31, 1997. During 1997, derivative contracts modified the average effective yield on interest-earning assets from 7.96% to 7.93%. At December 31, 1997, $1.8 billion of interest rate swaps were designated to interest-bearing liabilities. During 1997, derivative contracts modified the average rate on interest-bearing liabilities from 4.79% to 4.78%.
   PNC Bank uses a combination of on-balance-sheet instruments and financial derivatives to manage risk associated with its mortgage banking activities. The inherent risk affecting the value of MSR is the potential for the related mortgages to prepay, thereby eliminating the underlying servicing fee income stream. Generally, derivatives used to hedge the value of MSR have been marked to market and included in trading gains or losses.
   Forward contracts are used to manage risk positions associated with mortgage origination activities. Substantially all forward contracts mature within 90 days of origination. Forward contracts are traded in over-the-counter markets and do not have standardized terms. Counterparties to the Corporation's forward contracts are primarily U.S. government agencies and brokers and dealers in mortgage-backed securities. In the event the counterparty is unable to meet its contractual obligations, the Corporation may be exposed to selling or purchasing mortgage loans at prevailing market prices.
   At December 31, 1997 and 1996, the Corporation's exposure to credit losses with respect to financial derivatives was not material.

CUSTOMER-RELATED DERIVATIVES The following schedule sets forth information relating to positions associated with customer-related derivatives.

                                            Positive      Negative
                               Notional         Fair          Fair    Net Asset
December 31, 1997 - in millions   Value        Value         Value   (Liability)
--------------------------------------------------------------------------------
Interest rate
   Swaps                         $3,518          $15          $(14)          $1
   Caps/floors
      Sold                        1,340                         (4)          (4)
      Purchased                   1,215            4                          4
Foreign exchange                  1,700           23           (23)
Other                               734            1            (1)
                                ------------------------------------------------
   Total                         $8,507          $43          $(42)          $1
--------------------------------------------------------------------------------





NOTE 16 EMPLOYEE BENEFIT PLANS

INCENTIVE SAVINGS PLANS The Corporation sponsors incentive savings plans covering substantially all employees. Under the plans, employee contributions up to 6% of bi-weekly compensation, as defined in the plans, subject to Internal Revenue Code limitations, are matched with cash or shares of PNC Bank common stock. Contributions to the plans are matched primarily by shares of PNC Bank common stock held by the Corporation's ESOP.
   The Corporation makes annual contributions to the ESOP equal to the debt service requirements on the ESOP borrowing less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. Dividends used for debt service totaled $10 million in each of the years 1997, 1996 and 1995. To satisfy additional debt service requirements, PNC Bank contributed $13 million in 1997, $11 million in 1996 and $9 million in 1995.

                                 PNC BANK CORP.
                                       67

NOTES TO
  CONSOLIDATED FINANCIAL STATEMENTS

   As the ESOP borrowing is repaid, shares are allocated to employees who made contributions during the year based on the proportion of annual debt service to total debt service. The Corporation includes all ESOP shares as common shares outstanding in the earnings per share computation. Components of ESOP shares are:

As of or for the year ended
December 31 - in thousands                1997      1996
--------------------------------------------------------
Shares
   Unallocated                           2,237     3,184
   Allocated                             3,413     3,057
   Released for allocation                 947       851
   Retired                                (458)     (495)
                                       -----------------
      Total                              6,139     6,597
--------------------------------------------------------




Compensation expense related to the portion of contributions matched with ESOP shares is determined based on the number of ESOP shares allocated. Compensation expense related to these plans was $11 million for 1997, $9 million for 1996 and $18 million for 1995.

PENSION PLANS The Corporation has a noncontributory, defined benefit pension plan covering substantially all employees. Retirement benefits are based on salary levels and length of service. Pension contributions are based on an actuarially determined amount necessary to fund total benefits payable to plan participants.

   The following table sets forth the estimated status of the defined benefit plan:

December 31 - in millions                                       1997       1996
----------------------------------------------------------------------------------
Benefit obligation
   Vested                                                       $618        $545
   Nonvested                                                      18          19
                                                               ------------------
   Accumulated benefit obligation                                636         564
   Effect of future compensation levels                          118         113
                                                               ------------------
Projected benefit obligation for
   services rendered to date                                     754         677
Plan assets at fair value, primarily listed
   common stocks, U.S. government and
   agency securities, and collective funds                       773         713
                                                               ------------------
Plan assets in excess of projected benefit obligation            (19)        (36)
Unrecognized net gain due to experience
   different from assumptions and the effects
   of changes in assumptions                                      25          26
Unrecognized net asset                                            16          23
Unrecognized prior service cost                                   (6)         (8)
                                                               ------------------
   Accrued pension cost                                          $16          $5
----------------------------------------------------------------------------------



The components of net periodic pension cost were as follows:

Year ended December 31 - in millions               1997        1996        1995
-------------------------------------------------------------------------------
Service cost for benefits earned
   during the period                                $29         $30         $23
Interest cost on projected benefit
   obligations                                       53          46          45
Actual return on plan assets                       (117)        (93)       (112)
Net amortization and deferral                        46          27          58
                                                  -----------------------------
   Net periodic pension costs                       $11         $10         $14
-------------------------------------------------------------------------------

Assumptions used to measure the projected benefit obligation and the expected return on assets included in net periodic pension costs are set forth in the following table.

Year ended December 31                  1997       1996    1995
-----------------------------------------------------------------
Discount rate                           7.20%      7.70%   7.15%
Increase in compensation levels         4.50       4.75    4.75
Expected long-term return on assets     9.50       9.50    9.50
-----------------------------------------------------------------

The Corporation also maintains nonqualified supplemental retirement plans for certain employees. All retirement benefits provided under these plans are unfunded and any payments to plan participants are made by the Corporation. At December 31, 1997 and 1996 approximately $32 million and $27 million, respectively, were included in other liabilities. Benefit expense related to these plans was $8 million for 1997, $8 million for 1996 and $6 million for 1995.

POSTRETIREMENT BENEFIT PLANS The Corporation also provides certain health care and life insurance benefits for retired employees ("postretirement benefits") through various plans. A reconciliation of the accrued postretirement benefit obligation is as follows:

December 31 - in millions                                     1997         1996
--------------------------------------------------------------------------------
Accumulated postretirement benefit
   Retirees                                                   $162         $160
   Active employees                                              6            6
   Other active plan participants                               45           45
                                                             ------------------
   Total accumulated postretirement obligation                 213          211
Unrecognized prior service cost credit                          49           56
Unrecognized net loss                                          (12)         (16)
                                                             ------------------
   Accrued postretirement benefit obligation                  $250         $251
--------------------------------------------------------------------------------

                                 PNC BANK CORP.
                                       68

The components of postretirement benefit expense are as follows:

Year ended December 31 - in millions                1997        1996        1995
--------------------------------------------------------------------------------
Service cost for benefits earned
   during the period                                  $2          $3          $3
Interest cost on projected benefit
   obligations                                        16          14          15
Amortization of prior service cost                    (4)         (4)         (4)
                                                   -----------------------------
   Net postretirement benefit expense                $14         $13         $14
--------------------------------------------------------------------------------



Assumptions used in accounting for the postretirement benefit plans were:

December 31                                        1997        1996        1995
-------------------------------------------------------------------------------
Discount rate                                      7.20%       7.70%       7.15%
Expected health care cost trend rate
   Medical                                         6.50        7.00        7.50
   Dental                                          6.20        6.60        7.00
-------------------------------------------------------------------------------


The health care cost trend rate declines until it stabilizes at 4.7% beginning in 2001. A one percent increase in the health care cost trend rate from that assumed would not have a material impact on projected service and interest costs or the accumulated postretirement obligation.


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


                                                   Per Option
                                     ---------------------------------
                                                          Weighted-
                                                            Average
Shares in thousands                  Exercise Price  Exercise Price     Shares
---------------------------------------------------------------------------------
January 1, 1995                      $1.59 - $30.13        $  18.14        16,586
   Granted                            16.46 - 29.06           25.25           127
   Exercised                           1.59 - 29.25           13.20        (2,996)
   Terminated                          6.10 - 30.13           20.97          (420)
   Options exchanged
      for stock -
      Midlantic merger                                         8.33        (3,457)
                                                                         --------
December 31, 1995                     11.38 - 29.88           23.00         9,840
   Granted                            31.13 - 37.31           31.23         2,697
   Exercised                          11.38 - 29.25           21.05        (3,258)
   SAR exercised                                              19.13            (7)
   Terminated                         21.75 - 31.13           27.75          (242)
                                                                        ---------
December 31, 1996                     11.38 - 37.31           26.03         9,030
   Granted                            43.31 - 43.75           43.75         2,912
   Exercised                          11.38 - 31.13           24.10        (2,969)
   SAR exercised                                              17.13            (4)
   Terminated                         21.75 - 43.75           41.32          (178)
                                                                        ---------
December 31, 1997                     11.38 - 43.75           32.25         8,791
---------------------------------------------------------------------------------


At December 31, 1997, the weighted-average remaining contractual life of outstanding options was 7 years, 3 months and options for 6,023,474 shares of common stock were exercisable at a weighted-average price of $26.97 per share. The grant-date fair value of options granted in 1997 was $9.24 per option. Shares of common stock available for the granting of options under the Incentive Plan and the predecessor plans were: 9,012,899 at December 31, 1997, 9,723,541 at December 31, 1996, and 10,314,610 at December 31, 1995.

INCENTIVE SHARE AWARDS In 1997 and 1995, 313,000 and 323,000 incentive shares of common stock, respectively, were granted to certain senior executives pursuant to the Incentive Plan. Issuance of such incentive shares is subject to the market price of PNC Bank's common stock equaling or exceeding specified levels for defined periods. At December 31, 1997 the shares granted in 1997 had not met the specified levels required for issuance. The requirements for the shares granted in 1995 were met on September 16, 1996 and November 4, 1996, and 302,700 shares of restricted common stock were issued. The restricted period ends two years after the issue date. During the restricted period the recipient receives dividends and can vote the shares. If the recipient leaves the Corporation within the restricted period, the shares will be forfeited. Forfeitures totaled 20,300 shares through December 31, 1997. Compensation expense recognized for incentive share awards was $6 million, $3 million and $1 million in 1997, 1996 and 1995, respectively.

                                 PNC BANK CORP.

NOTES TO
  CONSOLIDATED FINANCIAL STATEMENTS


EMPLOYEE STOCK PURCHASE PLAN The Corporation's employee stock purchase plan ("ESPP") has approximately 4.2 million shares available for issuance. Persons who have been continuously employed for at least one year are eligible to participate. Participants purchase the Corporation's common stock at 85% of the lesser of fair market value on the first or last day of each offering period. No charge to earnings is recorded with respect to the ESPP. Shares issued pursuant to the ESPP were as follows:

Year ended December 31         Shares                  Price Per Share
-----------------------------------------------------------------------
1997                          367,494                $33.15 and $35.49
1996                          389,738                 25.29 and  25.82
1995                          463,907                 17.32 and  22.95
------------------------------------------------------------------------



The following table sets forth pro forma net income and earnings per share as if compensation expense was recognized for stock options and the ESPP.

PRO FORMA NET INCOME AND EPS

                                                     Pro
Year ended December 31                 Reported    forma
-----------------------------------------------------------
Net income (in millions)
   1997                                  $1,052   $1,035
   1996                                     992      980
   1995                                     408      407
Diluted earnings per share
   1997                                   $3.28    $3.23
   1996                                    2.88     2.84
   1995                                    1.19     1.19
------------------------------------------------------------



For purposes of computing pro forma results PNC Bank estimated the fair value of stock options and ESPP shares using the Black-Scholes option pricing model. Black-Scholes is predominantly used to value traded options which differ from PNC Bank's options. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods. The following assumptions were used in the option pricing model for purposes of estimating pro forma results. The dividend yield represents average yields over the previous three-year period.

Year ended December 31              1997      1996    1995
-------------------------------------------------------------
Risk-free interest rate             6.2%       5.3%    6.4%
Dividend yield                      4.9        4.7     4.3
Volatility                         27.6       32.1    32.3
Expected life                     6 yrs.     6 yrs.  6 yrs.
---------------------------------------------------------------

NOTE 18 INCOME TAXES

The components of income taxes were as follows:

Year ended December 31 - in millions          1997          1996           1995
--------------------------------------------------------------------------------
Current
   Federal                                    $380           $297           $ 77
   State                                        53             48             14
                                              ----------------------------------
      Total current                            433            345             91
Deferred
   Federal                                     126            172             84
   State                                         7             18             44
                                              ----------------------------------
      Total deferred                           133            190            128
                                              ----------------------------------
      Total                                   $566           $535           $219
--------------------------------------------------------------------------------

Significant components of deferred tax assets and liabilities are as follows:

December 31 - in millions                 1997      1996
----------------------------------------------------------
Deferred tax assets
   Allowance for credit losses            $336      $382
   Compensation and benefits               134       120
   Net unrealized securities losses         12        38
   Other                                    28        88
                                        ------------------
      Total deferred tax assets            510       628
Deferred tax liabilities
   Leasing                                 284       247
   Depreciation                             37        45
   Other                                   112       100
                                        ------------------
      Total deferred tax liabilities       433       392
                                        ------------------
      Net deferred tax asset               $77      $236
----------------------------------------------------------

A reconciliation between the statutory and effective tax rates follows:

Year ended December 31                1997       1996    1995
----------------------------------------------------------------
Statutory tax rate                    35.0%      35.0%   35.0%
Increases (decreases) resulting from
   State taxes                         2.4        2.8     6.0
   Tax-exempt interest                (1.1)      (1.7)   (4.5)
   Goodwill                             .8         .9     1.7
   Other                              (2.1)      (2.0)   (3.3)
                                    ----------------------------
      Effective tax rate              35.0%      35.0%   34.9%
-----------------------------------------------------------------

                                 PNC BANK CORP.

NOTE 19 EARNINGS PER SHARE

The following table sets forth basic and diluted earnings per share calculations.

Year ended December 31 - in thousands, except per share data                  1997        1996      1995
-------------------------------------------------------------------------------------------------------------
CALCULATION OF BASIC EARNINGS PER COMMON SHARE
Net income                                                              $1,052,468    $992,226  $408,060
Less: Preferred dividends declared                                          19,457       5,480     3,327
                                                                        -------------------------------------
Net income applicable to basic earnings per common share                $1,033,011    $986,746  $404,733
                                                                        -------------------------------------
Basic weighted-average common shares outstanding                           310,147     338,568   336,455
                                                                        -------------------------------------
   Basic Earnings Per Common Share                                           $3.33       $2.91     $1.20
                                                                        -------------------------------------

CALCULATION OF DILUTED EARNINGS PER COMMON SHARE
Net income                                                              $1,052,468    $992,226  $408,060
Add: Interest expense on convertible debentures (net of tax)                 3,006       3,416     3,842
Less: Dividends declared on nonconvertible preferred stock                  18,150       4,084     1,813
                                                                        -------------------------------------
Net income applicable to diluted earnings per common share              $1,037,324    $991,558  $410,089
                                                                        -------------------------------------
Basic weighted-average common shares outstanding                           310,147     338,568   336,455

Weighted-average common shares to be issued using average
 market price and assuming:
   Conversion of preferred stock Series A and B                                163         173       198
   Conversion of preferred stock Series C and D                              1,237       1,321     1,431
   Conversion of debentures                                                  2,449       2,790     3,105
   Exercise of stock options                                                 1,914       1,610     2,679
   Incentive share awards                                                      311         114
                                                                        -------------------------------------
Diluted weighted-average common shares outstanding                         316,221     344,576   343,868
                                                                        -------------------------------------
   Diluted Earnings Per Common Share                                         $3.28       $2.88     $1.19
=============================================================================================================



NOTE 20 LITIGATION

A consolidated class action complaint is pending against the Corporation and certain officers, alleging violations of federal securities laws and common law relating to disclosures and seeking, among other things, unquantified damages on behalf of purchasers of the Corporation's securities during specified portions of 1994. The parties have reached an agreement in principle to settle this action, which is subject to documentation and court approval. The proposed settlement will not have a material impact on the Corporation's financial position or results of operations.
   The Corporation, in the normal course of business, is subject to various other pending and threatened lawsuits in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate aggregate liability, if any, arising out of such other lawsuits will have a material adverse effect on the Corporation's financial position. At the present time, management is not in a position to determine whether any such pending or threatened litigation will have a material adverse effect on the Corporation's results of operations in any future reporting period.


NOTE 21 OTHER FINANCIAL INFORMATION

Summarized financial information of the parent company is as follows:

PARENT COMPANY ONLY
BALANCE SHEET

December 31 - in millions                                        1997        1996
----------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                            $1          $4
Securities available for sale                                      68         602
Investments in
   Bank subsidiaries                                            6,192       6,078
   Nonbank subsidiaries                                           386         276
Advances to subsidiary banks                                        8           9
Other assets                                                      133         118
                                                               ------------------
   Total assets                                                $6,788      $7,087
                                                               ------------------
LIABILITIES
Borrowed funds                                                   $355        $363
Nonbank affiliate borrowings                                      738         332
Accrued expenses and other liabilities                            311         523
                                                               ------------------
   Total liabilities                                            1,404       1,218
                                                               ------------------
SHAREHOLDERS' EQUITY                                            5,384       5,869
                                                               ------------------
   Total liabilities and shareholders' equity                  $6,788      $7,087
=================================================================================

                                 PNC BANK CORP.
                                       71

NOTES TO
  CONSOLIDATED FINANCIAL STATEMENTS

Borrowed funds have scheduled repayments of $200 million in 1999, $100 million in 2001 and $55 million thereafter.

Commercial paper and all other debt issued by PNC Funding Corp., a wholly-owned subsidiary, is guaranteed by the parent company. In addition, in connection with certain affiliates' mortgage servicing operations, the parent company has committed to maintain such affiliates' net worth above minimum requirements.

PARENT COMPANY ONLY
STATEMENT OF INCOME

Year ended December 31 -
in millions                      1997      1996     1995
--------------------------------------------------------
OPERATING REVENUE
Dividends from
   Bank subsidiaries             $852       $924    $447
   Nonbank subsidiaries             9         32      25
Interest income                    14          7       4
Other income                        2          1
                                ------------------------
      Total operating revenue     877        964     476
                                ------------------------
OPERATING EXPENSE
Interest expense                   76         56      73
Other expense                      11         38      33
                                ------------------------
      Total operating expense      87         94     106
                                ------------------------
Income before income taxes and
   equity in undistributed net
   income of subsidiaries         790        870     370
Income tax benefits               (32)       (30)    (35)
                                -------------------------
Income before equity in
   undistributed net income
   of subsidiaries                822        900     405
Net equity in undistributed
   net income (excess dividends)
   Bank subsidiaries              144         63     (19)
   Nonbank subsidiaries            86         29      22
                               -------------------------
      Net income               $1,052       $992    $408
--------------------------------------------------------



PARENT COMPANY ONLY
STATEMENT OF CASH FLOWS

Year ended December 31 - in millions             1997          1996          1995
---------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                     $1,052          $992          $408
Adjustments to reconcile net
   income to net cash provided
   by operating activities
      Equity in undistributed net
         earnings of subsidiaries                (230)          (92)           (3)
      Other                                        19            (6)           10
                                              -----------------------------------
   Net cash provided by
      operating activities                        841           894           415
                                              -----------------------------------
INVESTING ACTIVITIES
Net change in interest-earning
   deposits with subsidiary bank                    1            (1)            4
Net capital returned from subsidiaries             57           657           594
Securities available for sale
   Sales                                        3,321         1,296           646
   Purchases                                   (2,787)       (1,850)         (586)
Cash paid in acquisitions                                                    (527)
Other                                              (8)                         (2)
                                              -----------------------------------
   Net cash provided by
      investing activities                        584           102           129
                                               ----------------------------------
FINANCING ACTIVITIES
Borrowings from nonbank subsidiary                656                         275
Repayments on borrowings from
   nonbank subsidiary                            (222)         (353)         (239)
Redemption of preferred stock                                                 (50)
Acquisition of treasury stock                  (1,532)         (569)         (236)
Cash dividends paid to shareholders              (488)         (488)         (387)
Issuance of stock                                 155           416            88
Other                                               3
                                              ------------------------------------
   Net cash used by
      financing activities                     (1,428)         (994)         (549)
                                               ----------------------------------
Increase (decrease) in cash and
   due from banks                                  (3)            2            (5)
Cash and due from banks at
   beginning of year                                4             2             7
                                               ----------------------------------
Cash and due from banks at
   end of year                                     $1            $4            $2
---------------------------------------------------------------------------------

During 1997, 1996 and 1995, the parent company received income tax refunds of $35 million, $39 million and $20 million, respectively. Such refunds represent the parent company's portion of consolidated income taxes. During 1997, 1996 and 1995, the parent company paid interest expense of $65 million, $60 million and $68 million, respectively.

                                 PNC BANK CORP.
                                       72

   In connection with the Midlantic merger, borrowed funds of Midlantic in the aggregate principal amount of $355 million at December 31, 1997 were jointly and severally assumed by the parent company and its wholly-owned subsidiary, PNC Bancorp, Inc.
   Summarized financial information for PNC Bancorp, Inc. and subsidiaries is as follows:

PNC BANCORP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

December 31 - in millions                 1997      1996
--------------------------------------------------------
ASSETS
Cash and due from banks                 $4,302    $4,022
Securities                               8,276    11,210
Loans, net of unearned income           54,126    51,736
   Allowance for credit losses            (971)   (1,166)
                                       -----------------
   Net loans                            53,155    50,570
Other assets                             8,144     5,988
                                       -----------------
   Total assets                        $73,877   $71,790
LIABILITIES
Deposits                               $47,766   $46,290
Borrowed funds                          18,437    18,077
Other liabilities                        1,145     1,014
                                       -----------------
   Total liabilities                    67,348    65,381
Mandatorily redeemable capital
   securities of subsidiary trust          350       350
SHAREHOLDERS' EQUITY                     6,179     6,059
                                       -----------------
   Total liabilities, capital securities
      and shareholders' equity         $73,877   $71,790
--------------------------------------------------------




PNC BANCORP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

Year ended December 31 -
in millions                      1997       1996    1995
----------------------------------------------------------
Interest income                $5,005     $4,903  $5,117
Interest expense                2,466      2,404   2,941
                              ----------------------------
Provision for credit losses        70                 20
                              ----------------------------
   Net interest income less
      provision for
      credit losses             2,469      2,499   2,156
Noninterest income              1,596      1,249     871
Noninterest expense             2,520      2,230   2,409
                              ----------------------------
Income before income taxes      1,545      1,518     618
Income taxes                      556        539     217
                              ----------------------------
   Net income                    $989       $979    $401
----------------------------------------------------------




NOTE 22 UNUSED LINE OF CREDIT

At December 31, 1997, the Corporation maintained a line of credit in the amount of $500 million, none of which was drawn. This line is available for general corporate purposes and expires in 2000.


NOTE 23 FAIR VALUE OF FINANCIAL INSTRUMENTS

                                                        1997                        1996
                                            --------------------------------------------------------
                                              Carrying         Fair         Carrying         Fair
December 31 - in millions                       Amount        Value           Amount        Value
----------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term assets                     $6,346         $6,346       $  5,412       $  5,412
Securities available for sale                   8,522          8,522         11,917         11,917
Loans held for sale                             2,324          2,324            941            941
Net loans (excludes leases)                    51,409         52,983         49,281         50,212
LIABILITIES
Demand deposits                                27,478         27,478         27,030         27,030
Time deposits                                  20,171         20,236         18,646         18,654
Borrowed funds                                 19,913         20,061         19,912         19,970
OFF-BALANCE-SHEET
Commitments to
   extend credit                                  (14)           (14)           (14)           (14)
Letters of credit                                  (9)            (9)            (4)            (4)
Financial derivatives used for
   Interest rate risk
      management                                   59            105             81            102
   Mortgage banking
      activities                                   26             20             11              9
Customer-related derivatives                        1              1
----------------------------------------------------------------------------------------------------

Real and personal property, lease financings, loan customer relationships, deposit customer intangibles, retail branch networks, fee-based businesses, such as asset management, mortgage banking and brokerage, trademarks and brand names are excluded from the amounts set forth above. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
   Fair value is defined as the estimated amount at which a financial instrument could be exchanged in a current transaction between willing parties, or other than in a forced or liquidation sale. However, it is not management's intention to immediately dispose of a significant portion of such financial instruments, and unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows. The derived fair values are subjective in nature, involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly impact the derived fair value estimates.



                                 PNC BANK CORP.
                                       73

NOTES TO
  CONSOLIDATED FINANCIAL STATEMENTS


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

SECURITIES The fair value of securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair value is estimated using the quoted market prices of comparable instruments.

NET LOANS AND LOANS HELD FOR SALE Fair values are estimated based on the discounted value of expected net cash flows incorporating assumptions about prepayment rates, credit losses and servicing fees and costs. For credit cards and revolving home equity loans, this fair value does not include any amount for new loans or the related fees that will be generated from the existing customer relationships. In the case of nonaccrual loans, scheduled cash flows exclude interest payments. For purposes of this disclosure only, the carrying value of loans held for sale approximates fair value.

DEPOSITS The carrying amounts of noninterest-bearing demand and interest-bearing, money market and savings deposits approximate fair values. For time deposits, fair values are estimated based on the discounted value of expected net cash flows taking into account current interest rates.

BORROWED FUNDS The carrying amounts of federal funds purchased, commercial paper, acceptances outstanding and accrued interest payable are considered fair value because of their short-term nature. For all other borrowed funds, fair values are estimated based on the discounted value of expected net cash flows taking into account current interest rates.

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



                                 PNC BANK CORP.
                                       74

STATISTICAL
      INFORMATION


SELECTED CONSOLIDATED FINANCIAL DATA

Year ended December 31 - dollars in millions, except per
share data                                                      1997         1996        1995         1994         1993
---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                                               $5,051       $4,938      $5,149       $4,724       $4,023
Interest expense                                               2,556        2,494       3,007        2,232        1,683
                                                            ---------------------------------------------------------------
Net interest income                                            2,495        2,444       2,142        2,492        2,340
Provision for credit losses                                       70                        6           84          350
Noninterest income before net securities gains (losses)        1,759        1,373       1,240        1,181          941
Net securities gains (losses)                                     49           22        (280)        (142)         195
Noninterest expense                                            2,615        2,312       2,469        2,238        1,985
                                                            ---------------------------------------------------------------
Income before income taxes and cumulative effect of
   changes in accounting principles                            1,618        1,527         627        1,209        1,141
Income taxes                                                     566          535         219          318          262
                                                            ---------------------------------------------------------------
Income before cumulative effect of changes in
   accounting principles                                       1,052          992         408          891          879
Cumulative effect of changes in accounting principles,
   net of tax benefits of $5 in 1994 and $5 in 1993                                                     (7)          20
                                                            ---------------------------------------------------------------
Net income                                                    $1,052         $992        $408         $884         $899
                                                            ---------------------------------------------------------------

PER COMMON SHARE DATA
Book value                                                    $16.87       $17.13      $16.87       $16.59       $15.61
Cash dividends declared                                         1.50         1.42        1.40         1.31        1.175
Earnings
   Basic before cumulative effect of changes in
   accounting principles                                       $3.33        $2.91       $1.20        $2.58        $2.59
   Cumulative effect of changes in accounting principles                                              (.02)         .06
                                                            ---------------------------------------------------------------
      Basic                                                    $3.33        $2.91       $1.20        $2.56        $2.65
                                                            ---------------------------------------------------------------
   Diluted before cumulative effect of changes in
    accounting principles                                      $3.28        $2.88       $1.19        $2.54        $2.54
   Cumulative effect of changes in accounting principles                                              (.02)         .06
                                                            ---------------------------------------------------------------
      Diluted                                                  $3.28        $2.88       $1.19        $2.52        $2.60
                                                            ---------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS (At December 31)
Total assets                                                 $75,120      $73,260     $73,404      $77,461      $76,012
Securities                                                     8,522       11,917      15,839       23,670       25,496
Loans, net of unearned income                                 54,245       51,798      48,653       44,043       42,113
Deposits                                                      47,649       45,676      46,899       45,818       44,703
Borrowed funds                                                19,622       19,604      19,063       24,320       22,308
Shareholders' equity                                           5,384        5,869       5,768        5,727        5,404

SELECTED RATIOS
Return on
   Average common shareholders' equity                         20.01%       17.18%       7.05%       16.09%       18.55%
   Average assets                                               1.49         1.40         .54         1.19         1.40
Average common shareholders' equity to average assets           7.31         8.11        7.64         7.34         7.52
Dividend payout                                                45.39        48.89       94.76        37.42        30.79
Efficiency (excludes distributions on capital securities)      59.36        59.64       78.42        62.69        56.28
------------------------------------------------------------------------------------------------------------------------


                                 PNC BANK CORP.
                                       75

STATISTICAL
     INFORMATION

SELECTED QUARTERLY FINANCIAL DATA

Quarter - dollars in millions,                       1997                                         1996
                                   ----------------------------------------------------------------------------------------
except per share data                Fourth     Third    Second      First       Fourth     Third    Second      First
---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                      $1,281     $1,271      $1,257     $1,242     $1,223     $1,217     $1,243     $1,255
Interest expense                        649        651         644        612        605        608        633        648
                                   --------------------------------------------------------------------------------------
Net interest income                     632        620         613        630        618        609        610        607
Provision for credit losses              25         20          15         10
Noninterest income before
   net securities gains (losses)        482        448         420        409        381        341        333        318
Net securities gains (losses)            22         (2)         13         16          7          8          4          3
Noninterest expense                     701        639         639        636        586        596        564        566
                                   --------------------------------------------------------------------------------------
Income before income taxes              410        407         392        409        420        362        383        362
Income taxes                            145        145         133        143        148        128        135        124
                                   --------------------------------------------------------------------------------------
Net income                             $265       $262        $259       $266       $272       $234       $248       $238
                                   --------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Book value                           $16.87     $16.92      $16.51     $16.45     $17.13     $17.23     $17.07     $16.88
Earnings
   Basic                                .86        .84         .82        .81        .80        .69        .73        .70
   Diluted                              .85        .83         .81        .80        .79        .68        .72        .69

AVERAGE BALANCE SHEET
Total assets                        $70,869    $70,581     $70,821    $70,301    $69,536    $69,546    $72,440    $71,733
Securities                            7,769      8,216       9,055     10,089     11,569     13,097     14,740     14,818
Loans, net of unearned income        53,663     53,202      52,813     51,922     49,973     48,713     49,191     48,625
Deposits                             44,580     44,606      44,814     44,133     44,832     44,716     45,379     45,553
Borrowed funds                       18,624     18,484      18,675     18,594     17,110     17,558     19,720     18,891
Shareholders' equity                  5,414      5,381       5,360      5,758      6,017      5,766      5,767      5,764
--------------------------------------------------------------------------------------------------------------------------




                                 PNC BANK CORP.
                                       76

ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME

                                                                  1997/1996                         1996/1995
                                                      ---------------------------------------------------------------------
                                                        Increase/(Decrease) in Income/    Increase/(Decrease) in Income/
                                                          Expense Due to Changes in:        Expense Due to Changes in:
                                                      ---------------------------------------------------------------------
Taxable-equivalent basis - in millions                   Volume       Rate     Total       Volume      Rate      Total
---------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Loans held for sale                                         $23         $3       $26          $27       $(3)       $24
Securities
   U.S. Treasury, government agencies and corporations     (247)       (24)     (271)        (453)      106       (347)
   Other debt                                               (41)        (4)      (45)         (70)       (5)       (75)
   Other                                                     (2)        (3)       (5)          (6)       (4)       (10)
                                                          -----------------------------------------------------------------
      Total securities                                     (297)       (24)     (321)        (541)      109       (432)
Loans, net of unearned income
   Consumer                                                 (82)         7       (75)          89       (19)        70
   Credit card                                              309        (13)      296           41         2         43
   Residential mortgage                                      78                   78           92        (2)        90
   Commercial                                               107          5       112           92       (51)        41
   Commercial real estate                                   (11)        (4)      (15)         (11)      (26)       (37)
   Other                                                      5          6        11           (9)       (2)       (11)
                                                          -----------------------------------------------------------------
      Total loans, net of unearned income                   312         95       407          284       (88)       196
Other interest-earning assets                                (3)        (2)       (5)          (6)       (5)       (11)
                                                          -----------------------------------------------------------------
      Total interest-earning assets                        $(54)      $161      $107        $(366)     $143      $(223)
                                                          -----------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Interest-bearing deposits
   Demand and money market                                  $23        $36       $59          $10      $(35)      $(25)
   Savings                                                  (11)        (1)      (12)          (7)      (14)       (21)
   Other time                                               (47)        14       (33)          30       (33)        (3)
   Deposits in foreign offices                               14          1        15          (63)      (12)       (75)
                                                          -----------------------------------------------------------------
      Total interest-bearing deposits                       (14)        43        29          (22)     (102)      (124)
Borrowed funds
   Bank notes and senior debt                                56         13        69          103       (33)        70
   Federal funds purchased                                  (18)         5       (13)        (113)      (31)      (144)
   Repurchase agreements                                    (66)        (1)      (67)        (247)      (41)      (288)
   Other borrowed funds                                      40         (7)       33          (33)      (26)       (59)
   Subordinated debt                                         12         (1)       11           29         3         32
                                                          -----------------------------------------------------------------
      Total borrowed funds                                   16         17        33         (289)     (100)      (389)
                                                          -----------------------------------------------------------------
   Total interest-bearing liabilities                        (3)        65        62         (263)     (250)      (513)
                                                          -----------------------------------------------------------------
      Change in net interest income                        $(27)       $72       $45        $(159)     $449       $290
---------------------------------------------------------------------------------------------------------------------------

Changes attributable to rate/volume are prorated into rate and volume components.




                                  PNC BANK CORP.
                                       77

STATISTICAL
      INFORMATION

AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS

Year ended December 31 -                                       1997                                    1996
                                                  -------------------------------------------------------------------------
Taxable-equivalent basis                           Average                    Average    Average                   Average
Dollars in millions                               Balances  Interest       Yields/Rates  Balances  Interest     Yields/Rates
---------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest-earning assets
   Loans held for sale                              $1,417      $104            7.31%      $1,095       $78            7.09%
   Securities
      U.S. Treasury, government
       agencies and  corporations                    6,101       364            5.97       10,225       635            6.21
      Other debt                                     2,094       139            6.62        2,719       184            6.78
      Other                                            579        43            7.45          606        48            7.91
                                                --------------------                   --------------------
      Total securities                               8,774       546            6.22       13,550       867            6.40
   Loans, net of unearned income
      Consumer                                      11,224       953            8.49       12,192     1,028            8.43
      Credit card                                    3,558       459           12.92        1,165       163           13.94
      Residential mortgage                          13,105       976            7.45       12,049       898            7.45
      Commercial                                    19,089     1,500            7.86       17,727     1,388            7.83
      Commercial real estate                         4,060       358            8.82        4,186       373            8.92
      Other                                          1,871       130            6.94        1,797       119            6.63
                                                --------------------                   --------------------
      Total loans, net of unearned income           52,907     4,376            8.27       49,116     3,969            8.08
   Other interest-earning assets                       919        54            5.88          964        59            6.12
                                                --------------------                   --------------------
      Total interest-earning
        assets/interest income                      64,017     5,080            7.93       64,725     4,973            7.68
Noninterest-earning assets
   Allowance for credit losses                      (1,077)                                (1,197)
   Cash and due from banks                           2,920                                  3,163
   Other assets                                      4,784                                  4,116
                                                  --------                               --------
      Total assets                                 $70,644                                $70,807
                                                  --------                               --------

LIABILITIES, CAPITAL SECURITIES AND
   SHAREHOLDERS' EQUITY
Interest-bearing liabilities
   Interest-bearing deposits
      Demand and money market                      $13,477       391            2.90      $12,619       332            2.63
      Savings                                        2,852        57            1.97        3,445        69            2.02
      Other time                                    17,441       948            5.44       18,307       981            5.36
      Deposits in foreign offices                    1,094        61            5.58          846        46            5.44
                                                --------------------                   --------------------
      Total interest-bearing deposits               34,864     1,457            4.18       35,217     1,428            4.06
   Borrowed funds
      Bank notes and senior debt                     9,130       523            5.72        8,139       454            5.57
      Federal funds purchased                        2,834       158            5.57        3,157       171            5.41
      Repurchase agreements                            812        43            5.36        2,030       110            5.41
      Other borrowed funds                           4,304       256            5.96        3,630       223            6.14
      Subordinated debt                              1,514       119            7.87        1,358       108            7.98
                                                --------------------                   --------------------
      Total borrowed funds                          18,594     1,099            5.91       18,314     1,066            5.82
                                                --------------------                   --------------------
      Total interest-bearing
       liabilities/interest
       expense                                      53,458     2,556            4.78       53,531     2,494            4.66
Noninterest-bearing liabilities
        and shareholders' equity
   Demand and other noninterest-bearing deposits     9,670                                  9,900
   Accrued expenses and other liabilities            1,501                                  1,529
   Mandatorily redeemable capital securities of
       subsidiary trusts                               537                                     19
   Shareholders' equity                              5,478                                  5,828
                                                  --------                               --------
      Total liabilities, capital
        securities and shareholders' equity        $70,644                                $70,807
                                                  -------------------------------------------------------------------------
Interest rate spread                                                            3.15                                   3.02
      Impact of noninterest-bearing liabilities                                  .79                                    .81
                                                             -----------------------                -----------------------
      Net interest income/margin on earning assets            $2,524            3.94%                $2,479            3.83%
---------------------------------------------------------------------------------------------------------------------------


Nonaccrual loans are included in loans, net of unearned income. The impact of financial derivatives used in interest rate risk management is included in the interest income/expense and average yields/rates of the related assets and liabilities. Average balances of securities are based on amortized historical cost (excluding SFAS No. 115 adjustments to fair value).

                                 PNC BANK CORP.
                                       78

Year ended December 31 -                                            1995                                   1994
                                                        ----------------------------------------------------------------------------
Taxable-equivalent basis                                Average                    Average     Average                     Average
Dollars in millions                                     Balances   Interest   Yields/Rates    Balances  Interest        Yields/Rates
------------------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest-earning assets
   Loans held for sale                                   $725        $54            7.50%        $749       $52            6.84%
   Securities
      U.S. Treasury, government agencies and
        corporations                                   17,706        982            5.55       20,915     1,200            5.74
      Other debt                                        3,757        259            6.90        2,742       163            5.94
      Other                                               677         58            8.46          698        58            8.30
                                                    --------------------                   --------------------
      Total securities                                 22,140      1,299            5.87       24,355     1,421            5.83
   Loans, net of unearned income
      Consumer                                         11,142        958            8.60       10,472       833            7.95
      Credit card                                         871        120           13.76          720        97           13.50
      Residential mortgage                             10,812        808            7.47        8,806       603            6.85
      Commercial                                       16,562      1,347            8.13       15,926     1,183            7.43
      Commercial real estate                            4,304        410            9.54        4,430       373            8.41
      Other                                             1,933        130            6.70        2,245       124            5.52
                                                    --------------------                   --------------------
      Total loans, net of unearned income              45,624      3,773            8.27       42,599     3,213            7.54
   Other interest-earning assets                        1,046         70            6.64        1,724        76            4.42
                                                    --------------------                   --------------------
      Total interest-earning assets/interest income    69,535      5,196            7.47       69,427     4,762            6.86
Noninterest-earning assets
   Allowance for credit losses                         (1,319)                                 (1,391)
   Cash and due from banks                              3,044                                   2,951
   Other assets                                         3,871                                   3,375
                                                     --------                                --------
      Total assets                                    $75,131                                 $74,362
                                                     --------                                --------

LIABILITIES, CAPITAL SECURITIES AND
   SHAREHOLDERS' EQUITY
Interest-bearing liabilities
   Interest-bearing deposits
      Demand and money market                         $12,254        357            2.91      $13,481       281            2.08
      Savings                                           3,732         90            2.40        4,081        71            1.75
      Other time                                       17,758        984            5.54       16,353       757            4.63
      Deposits in foreign offices                       1,974        121            6.13        1,083        51            4.69
                                                    --------------------                   --------------------
      Total interest-bearing deposits                  35,718      1,552            4.34       34,998     1,160            3.31
   Borrowed funds
      Bank notes and senior debt                        6,326        384            6.07        8,513       376            4.42
      Federal funds purchased                           5,200        315            6.06        3,573       162            4.53
      Repurchase agreements                             6,514        398            6.11        5,576       228            4.09
      Other borrowed funds                              4,138        282            6.81        5,021       231            4.59
      Subordinated debt                                   998         76            7.64          939        75            8.02
                                                    --------------------                   --------------------
      Total borrowed funds                             23,176      1,455            6.28       23,622     1,072            4.54
                                                    --------------------                   --------------------
      Total interest-bearing liabilities/interest
       expense                                         58,894      3,007            5.10       58,620     2,232            3.81
Noninterest-bearing liabilities and shareholders'
  equity
   Demand and other noninterest-bearing deposits        9,112                                   8,939
   Accrued expenses and other liabilities               1,341                                   1,272
   Mandatorily redeemable capital securities of
        subsidiary trusts
   Shareholders' equity                                 5,784                                   5,531
                                                     --------                                --------
      Total liabilities, capital securities and
        shareholders' equity                          $75,131                                 $74,362
                                                     --------------------------------------------------------------------------
Interest rate spread                                                                2.37                                   3.05
      Impact of noninterest-bearing liabilities                                      .78                                    .59
                                                                  ----------------------                 ----------------------
      Net interest income/margin on earning assets                $2,189            3.15%                $2,530            3.64%

-------------------------------------------------------------------------------------------------------------------------------




Year ended December 31 -                                           1993
                                                      -----------------------------------------
Taxable-equivalent basis                               Average                  Average
Dollars in millions                                   Balances   Interest    Yields/Rates
-----------------------------------------------------------------------------------------------

ASSETS
INTEREST-EARNING ASSETS
   Loans held for sale                                  $402        $25            6.10%
   Securities
      U.S. Treasury, government agencies and
        corporations                                  19,885      1,165            5.86
      Other debt                                       1,818         90            4.93
      Other                                              631         58            9.14
                                                    -------------------
      Total securities                                22,334      1,313            5.88
   Loans, net of unearned income
      Consumer                                         9,242        765            8.28
      Credit card                                        682         94           13.74
      Residential mortgage                             3,834        309            8.07
      Commercial                                      14,781      1,041            7.05
      Commercial real estate                           5,314        382            7.18
      Other                                            1,688         84            4.97
                                                    -------------------
      Total loans, net of unearned income             35,541      2,675            7.53
   Other interest-earning assets                       1,710         61            3.59
                                                    -------------------
      Total interest-earning assets/interest income   59,987      4,074            6.79
Noninterest-earning assets
   Allowance for credit losses                        (1,510)
   Cash and due from banks                             2,757
   Other assets                                        2,819
                                                    --------
      Total assets                                   $64,053
                                                    --------

LIABILITIES, CAPITAL SECURITIES AND
   SHAREHOLDERS' EQUITY
Interest-bearing liabilities
   Interest-bearing deposits
      Demand and money market                        $12,685        213            1.68
      Savings                                          3,760         56            1.49
      Other time                                      15,571        730            4.69
      Deposits in foreign offices                        222          7            3.03
                                                    -------------------
      Total interest-bearing deposits                 32,238      1,006            3.12
   Borrowed funds
      Bank notes and senior debt                       5,177        209            4.03
      Federal funds purchased                          1,844         57            3.09
      Repurchase agreements                            7,263        252            3.47
      Other borrowed funds                             2,696        102            3.79
      Subordinated debt                                  670         57            8.50
                                                    -------------------
      Total borrowed funds                            17,650        677            3.84
                                                    -------------------
      Total interest-bearing liabilities/interest
       expense                                        49,888      1,683            3.37
Noninterest-bearing liabilities and shareholders'
  equity
   Demand and other noninterest-bearing deposits       7,986
   Accrued expenses and other liabilities              1,293
   Mandatorily redeemable capital securities of
       subsidiary trusts
   Shareholders' equity                                4,886
                                                    --------
      Total liabilities, capital securities and
        shareholders' equity                         $64,053
                                                  --------------------------------------
Interest rate spread                                                               3.42
      Impact of noninterest-bearing liabilities                                     .57
                                                                 ----------------------
      Net interest income/margin on earning assets               $2,391            3.99%

--------------------------------------------------------------------------------------------


                                  PNC BANK CORP.
                                       79

STATISTICAL
      INFORMATION



LOAN MATURITIES AND INTEREST SENSITIVITY

December 31, 1997 -                   1 Year   1 Through     After 5      Gross
in millions                          or Less     5 Years       Years      Loans
--------------------------------------------------------------------------------
Commercial                            $7,264      $8,524      $4,201     $19,989
Real estate project                      947         894         285       2,126
                                     -------------------------------------------
   Total                              $8,211      $9,418      $4,486     $22,115
                                     -------------------------------------------
Loans with
   predetermined rate                 $1,155      $1,705        $789      $3,649
Loans with floating rate               7,056       7,713       3,697      18,466
                                     -------------------------------------------
   Total                              $8,211      $9,418      $4,486     $22,115
--------------------------------------------------------------------------------


At December 31, 1997, $7.8 billion of interest rate swaps, caps and floors designated to commercial and commercial real estate loans altered the interest rate characteristics of such loans. The impact of the interest rate swaps is not reflected in the previous table.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses is based on periodic evaluations of the credit portfolio by management. These evaluations consider, among other factors, historic losses within specific industries, current economic conditions, loan portfolio trends, specific credit reviews and estimates based on subjective factors. During 1997, 1996 and 1995, stronger economic conditions combined with management's ongoing efforts to improve asset quality resulted in lower nonperforming assets and a higher reserve coverage of nonperforming loans.

SUMMARY OF LOAN LOSS EXPERIENCE


Year ended December 31 - dollars in millions                 1997         1996         1995         1994          1993
---------------------------------------------------------------------------------------------------------------------------
Allowance at beginning of year                             $1,166       $1,259       $1,352       $1,372        $1,568
Charge-offs
   Consumer                                                   104          100           76           72            80
   Credit card                                                208           66           31           20            22
   Residential mortgage                                         9            9           10           16             8
   Commercial                                                  48           52           84          116           168
   Commercial real estate
      Commercial mortgage                                       8           10           23           15            49
      Real estate project                                       4            8           14           37           186
   Other                                                        4            2            2            1             1
                                                          -----------------------------------------------------------------
      Total charge-offs                                       385          247          240          277           514
Recoveries
   Consumer                                                    36           34           33           34            30
   Credit card                                                 25            7            6            6             6
   Residential mortgage                                         1            2            2            1             1
   Commercial                                                  38           28           49           59            56
   Commercial real estate
      Commercial mortgage                                      10            6            9            5             4
      Real estate project                                       2            4            6           10             8
   Other                                                        1            2            2            1             3
                                                          -----------------------------------------------------------------
      Total recoveries                                        113           83          107          116           108
                                                          -----------------------------------------------------------------
      Net charge-offs                                         272          164          133          161           406
Net charge-offs on bulk loan sales and assets
   held for accelerated disposition                                                                   (8)         (182)
Provision for credit losses                                    70                         6           84           350
Acquisitions/divestitures                                       8           71           34           65            42
                                                          -----------------------------------------------------------------
   Allowance at end of year                                  $972       $1,166       $1,259       $1,352        $1,372
                                                          -----------------------------------------------------------------
Allowance as a percent of period-end
   Loans                                                     1.79%        2.25%         2.59%       3.07%         3.26%
   Nonperforming loans                                     351.79       334.40        351.68      239.29        160.28
As a percent of average loans
   Net charge-offs including bulk loan sales
      and assets held for accelerated disposition             .51          .33           .29         .40          1.65
   Net charge-offs excluding bulk loan sales
      and assets held for accelerated disposition             .51          .33           .29         .38          1.14
   Provision for credit losses                                .13                        .01         .20           .99
   Allowance for credit losses                               1.84         2.37          2.76        3.17          3.86
Allowance as a multiple of net charge-offs including bulk
   loan sales and assets held for accelerated disposition    3.57x        7.11x         9.47x       8.00x         2.33x
Allowance as a multiple of net charge-offs excluding bulk
   loan sales and assets held for accelerated disposition    3.57         7.11          9.47        8.40          3.38
---------------------------------------------------------------------------------------------------------------------------




                                  PNC BANK CORP.

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

The following table presents the allocation of allowance for credit losses and the categories of loans as a percentage of total loans.

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES*

                                          1997                        1996                    1995
                            ---------------------------------------------------------------------------------------
December 31 -                                 LOANS TO                      Loans to                   Loans to
dollars in millions            ALLOWANCE   TOTAL LOANS       Allowance   Total Loans    Allowance   Total Loans
-------------------------------------------------------------------------------------------------------------------
Commercial                          $406          36.9%           $606          35.9%        $585          34.5%

Commercial real estate               141           7.3             173           7.9          332          10.1

Consumer                             107          20.7             139          23.3          158          25.8

Credit card                          258           7.0             141           5.4           45           2.1

Residential mortgage                  42          23.6              80          24.5          112          24.0

Other                                 18           4.5              27           3.0           27           3.5
                            ---------------------------------------------------------------------------------------
  Total                             $972         100.0%         $1,166         100.0%      $1,259         100.0%
===================================================================================================================



                                          1994                        1993
                            ----------------------------------------------------------
December 31 -                                 Loans to                      Loans to
dollars in millions            Allowance   Total Loans       Allowance   Total Loans
--------------------------------------------------------------------------------------
Commercial                          $603          35.3%           $572          36.9%

Commercial real estate               419          11.5             498          12.3

Consumer                             157          25.0             175          24.2

Credit card                           27           1.9              27           1.7

Residential mortgage                 116          22.1              86          20.5

Other                                 30           4.2              14           4.4
                            ----------------------------------------------------------
  Total                           $1,352         100.0%         $1,372         100.0%
======================================================================================

* For purposes of this presentation, unallocated reserves have been assigned to loan categories based on the relative specific allocation amounts.

TIME DEPOSITS OF $100,000 OR MORE

Time deposits in foreign offices totaled $3.0 billion, substantially all of which are in denominations of $100,000 or more. The following table sets forth remaining maturities of domestic time deposits of $100,000 or more.

DOMESTIC TIME DEPOSITS OF $100,000 OR MORE

                                                           Other
                                      Certificates          Time
December 31, 1997 - in millions         of Deposit      Deposits       Total
------------------------------------------------------------------------------
Three months or less                        $1,488            $5      $1,493

Over three through six months                  433             2         435

Over six through twelve months                 616                       616

Over twelve months                           1,351            33       1,384
                                        --------------------------------------
   Total                                    $3,888           $40      $3,928
==============================================================================

SHORT-TERM BORROWINGS

Most bank notes mature in 1998. Federal funds purchased include overnight borrowings and term federal funds, which are payable on demand. Repurchase agreements generally have maturities of 18 months or less. Other short-term borrowings consist primarily of U.S. Treasury, tax and loan borrowings which are payable on demand and commercial paper which is issued in maturities not to exceed nine months. At December 31, 1997 and 1996, $997 million and $487 million, respectively, notional value of interest rate swaps were designated to borrowed funds. The effect of these swaps is not included in the rates set forth in the table.

SHORT-TERM BORROWINGS

                                                          1997                           1996                        1995
                                             -------------------------------------------------------------------------------------
Dollars in millions                              Amount         Rate             Amount         Rate         Amount         Rate
----------------------------------------------------------------------------------------------------------------------------------
Bank notes
     Year-end balance                            $9,656         5.75%            $7,905         5.46%        $6,256         5.86%
     Average during year                          8,959         5.68              7,947         5.52          6,091         6.01
     Maximum month-end balance during year       10,391                           9,041                       7,075
Federal funds purchased
     Year-end balance                             3,632         6.30              3,933         6.00          4,474         5.39
     Average during year                          2,834         5.57              3,157         5.41          5,200         6.06
     Maximum month-end balance during year        4,459                           4,837                       7,413
Repurchase agreements
     Year-end balance                               714         6.03                645         5.54          2,851         5.89
     Average during year                            812         5.36              2,030         5.41          6,514         6.11
     Maximum month-end balance during year          946                           3,363                       7,981
Other
     Year-end balance                               946         5.81              3,282         5.19          1,340         5.53
     Average during year                          1,671         6.57              1,466         6.79          1,671         7.20
     Maximum month-end balance during year        2,574                           3,395                       3,057
----------------------------------------------------------------------------------------------------------------------------------


                                 PNC BANK CORP.

CORPORATE
  INFORMATION

CORPORATE HEADQUARTERS
PNC Bank Corp.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

INTERNET INFORMATION
Information on PNC Bank Corp.'s financial results and its products and services is available on the Internet at www.pncbank.com.

STOCK LISTING
PNC Bank Corp. common stock is traded on the New York Stock Exchange ("NYSE") under the symbol PNC. At the close of business on February 1, 1998, there were 64,247 common shareholders of record.

FINANCIAL INFORMATION
The Annual Report on Form 10-K is filed with the Securities and Exchange Commission ("SEC"). Copies of this document and other filings, including Exhibits thereto, may be obtained:

   Electronically at the SEC's home page at www.sec.gov.

   By writing to Michelle Sentner, Assistant Vice President,
   Financial Reporting, at corporate headquarters.

   By calling 412-762-1553 or via e-mail to financial.reporting@pncbank.com.

INQUIRIES
For Financial Services call 1-800-4-BANKER. Individual shareholders should contact: Shareholder Relations at 800-843-2206 or the PNC Bank Hotline at 800-982-7652.

Analysts and institutional investors should contact: William H. Callihan, Vice President, Investor Relations, at 412-762-8257.

News media representatives and others seeking general information should contact: Jonathan Williams, Vice President, Media Relations, at 412-762-4550.

TRUST PROXY VOTING
Reports of 1997 nonroutine proxy voting by the trust divisions of PNC Bank Corp. are available by writing to Thomas R. Moore, Vice President and Assistant Corporate Secretary, at corporate headquarters.

ANNUAL SHAREHOLDERS MEETING
All shareholders are invited to attend the PNC Bank Corp. annual meeting on Tuesday, April 28, 1998, at 11 a.m., Eastern Standard Time, on the 15th floor of One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania.

COMMON STOCK PRICES/DIVIDENDS DECLARED
The table below sets forth by quarter the range of high, low and quarter-end closing sale prices for PNC Bank Corp. common stock and the cash dividends declared per common share.

                                                               Cash
                                                          Dividends
1997 QUARTER         High         Low        Close         Declared
-------------------------------------------------------------------
First             $45.000     $36.500      $40.000             $.37
Second             44.750      37.375       41.750              .37
Third              49.750      41.125       48.813              .37
Fourth             58.750      42.875       56.938              .39
                                                           --------
   Total                                                      $1.50
-------------------------------------------------------------------

1996 Quarter
-------------------------------------------------------------------
First             $32.625     $28.375      $30.750             $.35
Second             31.500      28.375       29.750              .35
Third              33.875      27.500       33.375              .35
Fourth             39.750      33.125       37.625              .37
                                                           --------
   Total                                                      $1.42
-------------------------------------------------------------------

REGISTRAR AND TRANSFER AGENT
The Chase Manhattan Bank
P.O. Box 590
Ridgefield Park, New Jersey 07660
800-982-7652

DIVIDEND POLICY

Holders of PNC Bank Corp. common stock are entitled to receive dividends when declared by the board of directors out of funds legally available. The board presently intends to continue the policy of paying quarterly cash dividends. However, future dividends will depend upon earnings, the financial condition of PNC Bank Corp. and other factors including applicable government regulations and policies and contractual restrictions.

DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN

The PNC Bank Corp. dividend reinvestment and stock purchase plan enables holders of common and preferred stock to purchase additional shares of common stock conveniently and without paying brokerage commissions or service charges. A prospectus and enrollment card may be obtained by writing to Shareholder Relations at corporate headquarters.

                                 PNC BANK CORP.
                                       82