Form 10-K, Exhibit 13
period 1998-12-31
PNC BANK CORP
filed 1999-03-25
CIK 713676

                                                                      Exhibit 13


FINANCIAL REVIEW

SELECTED CONSOLIDATED FINANCIAL DATA

Year ended December 31 - dollars in millions,
except per share data                                     1998           1997           1996          1995           1994
---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                                          $5,313        $5,051         $4,938         $5,149        $4,724
Interest expense                                          2,740         2,556          2,494          3,007         2,232
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                       2,573         2,495          2,444          2,142         2,492
Provision for credit losses                                 225            70                             6            84
Noninterest income before net securities
 gains (losses)                                           2,503         1,806          1,409          1,269         1,218
Net securities gains (losses)                               120            49             22           (280)         (142)
Noninterest expense                                       3,261         2,662          2,348          2,498         2,275
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                1,710         1,618          1,527            627         1,209
Income taxes                                                595           566            535            219           318
---------------------------------------------------------------------------------------------------------------------------
Net income                                               $1,115        $1,052           $992           $408          $891
---------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Earnings
   Basic                                                  $3.64         $3.33          $2.91          $1.20         $2.58
   Diluted                                                 3.60          3.28           2.88           1.19          2.54
Book value                                                18.86         16.87          17.13          16.87         16.59
Cash dividends declared                                    1.58          1.50           1.42           1.40          1.31
---------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS (At December 31)
Total assets                                            $77,207       $75,120        $73,260        $73,404       $77,461
Earning assets                                           69,027        66,688         65,439         66,772        69,751
Loans, net of unearned income                            57,650        54,245         51,798         48,653        44,043
Securities available for sale                             7,074         8,522         11,917         15,839        23,670
Deposits                                                 47,496        47,649         45,676         46,899        45,818
Borrowed funds                                           20,946        19,622         19,604         19,063        24,320
Shareholders' equity                                      6,043         5,384          5,869          5,768         5,727
Common shareholders' equity                               5,729         5,069          5,553          5,751         5,658
---------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on
   Average common shareholders' equity                    20.81%        20.01%         17.18%          7.05%        16.09%
   Average assets                                          1.49          1.49           1.40            .54          1.19
Net interest margin                                        3.85          3.94           3.83           3.15          3.64
Noninterest income to total revenue                       50.23         42.36          36.60          31.12         29.84
After-tax profit margin                                   21.35         24.02          25.37          12.84         24.71
Efficiency*                                               54.76         56.07          56.95          75.24         60.70
Leverage                                                   7.28          7.30           7.70           6.37          7.10
Common shareholders' equity to assets                      7.42          6.75           7.58           7.83          7.30
Dividend payout                                           43.43         45.39          48.89          94.76         37.42
---------------------------------------------------------------------------------------------------------------------------

1994 net income and earnings per share exclude the negative impact of changes in accounting principles of $7 million or $.02 per share.

*Excluding amortization, distributions on capital securities and mortgage banking hedging activities

                                                                     PNC BANK 39

FINANCIAL REVIEW 1998 VERSUS 1997


This Financial Review should be read in conjunction with the PNC Bank Corp. and subsidiaries' ("Corporation" or "PNC Bank") Consolidated Financial Statements and Statistical Information included herein.

OVERVIEW

PNC BANK CORP.

The Corporation is one of the largest diversified financial services companies in the United States operating retail banking, asset management and wholesale businesses that provide products and services nationally and in PNC Bank's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky.

     Financial services providers today are challenged by intense competition, changing customer demands, increased pricing pressures and the ongoing impact of deregulation. Traditional loan and deposit activities face particularly challenging competitive pressures as both banks and nonbanks compete for customers with access to a broad array of banking, investment and capital markets products.

     PNC Bank has responded to these challenges by transitioning to an organization managed as separate businesses with highly focused customer segments. This approach provides the basis for differentiated businesses capable of competing in today's environment where banks and other financial service providers seek the same customers.

     The Corporation has altered its business mix by investing in specialized financial services businesses, including asset management, mutual fund servicing, investment advisory, mortgage banking and corporate services. These businesses are largely fee-based, less capital intensive and provide growth opportunities on a national scale. More meaningful contributions from these businesses, coupled with disciplined management of traditional banking activities, have allowed PNC Bank to significantly improve the composition of its revenue stream.

     Pursuant to this strategy, the Corporation completed a number of acquisitions and divestitures in 1998. Acquisitions included Midland Loan Services, L.P. ("Midland"), a commercial mortgage servicer; the asset-based finance business of BTM Capital Corp., including a $600 million portfolio of asset-based loans and loan commitments; Hilliard-Lyons, Inc. ("Hilliard Lyons"), a retail brokerage and investment management firm; and $26 billion of residential mortgage servicing. The Corporation sold its corporate trust and escrow business and $821 million of non-affinity, non-relationship credit card accounts.

     Also, in the fourth quarter the Corporation agreed to sell its remaining credit card business, which previously was a significant component of PNC National Consumer Bank. This transaction is expected to close in the first quarter of 1999, subject to regulatory approval, and to result in a substantial gain. Upon completion of the credit card divestiture, the balance of the activities comprising PNC National Consumer Bank will be combined with PNC Regional Community Bank.

SUMMARY FINANCIAL RESULTS

Consolidated net income for 1998 was $1.115 billion compared with $1.052 billion a year ago. Diluted earnings per share increased 10% to $3.60 for 1998 from $3.28 in 1997. Earnings from PNC Advisors, PNC Mortgage, BlackRock and PFPC Worldwide each grew in excess of 21% compared with the prior year. Returns on average common shareholders' equity and average assets were 20.81% and 1.49% compared with 20.01% and 1.49%, respectively, a year ago.

     Total revenue for 1998 increased $843 million or 19% compared with the prior year primarily due to noninterest income growth. Noninterest income increased $768 million to $2.623 billion for 1998 driven by 32% growth in fee-based revenue. Noninterest income represented 50% of total revenue in 1998 compared with 42% in 1997. Taxable-equivalent net interest income increased $75 million in 1998 primarily due to a $3.4 billion increase in average earning assets. The net interest margin narrowed to 3.85% compared with 3.94% in the prior year primarily due to a change in balance sheet composition.

     The provision for credit losses was $225 million in 1998 compared with $70 million in the prior year. Net charge-offs were .80% of average loans in 1998 compared with .51% a year ago. The increase in the net charge-off ratio was primarily associated with credit cards and a single credit in the health care industry.

     Noninterest expense increased $599 million to $3.261 billion in 1998 primarily due to higher amortization of residential mortgage servicing rights ("MSR"), incentive compensation commensurate with revenue growth, the impact of acquisitions and consumer banking initiatives. The efficiency ratio, which excludes amortization, distributions on capital securities and mortgage banking hedging activities, improved to 54.8% in 1998 from 56.1% a year ago.

     Total assets were $77.2 billion at December 31, 1998, compared with $75.1 billion at December 31, 1997. Shareholders' equity totaled $6.0 billion at December 31, 1998, compared with $5.4 billion at December 31, 1997. The leverage ratio was 7.28% and Tier I and total risk-based capital ratios were 7.80% and 11.16%, respectively, at December 31, 1998.

     The ratio of nonperforming assets to total loans and foreclosed assets was .58% at December 31, 1998, and .61% at December 31, 1997. The allowance for credit losses was 255% of nonperforming loans and 1.31% of total loans at December 31, 1998, compared with 352% and 1.79%, respectively, at December 31, 1997.

40 PNC BANK

REVIEW OF BUSINESSES

Business results are based on PNC Bank's management accounting practices. There is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles; therefore, PNC Bank's results are not necessarily comparable with similar information for any other financial services institution. Financial results are presented as if each business operated on a stand-alone basis, in accordance with the Corporation's current management structure.

     Several organizational and business changes were made during 1998 as part of the Corporation's operating strategy. In the second quarter of 1998, the Asset Management and Mutual Fund Servicing business was divided into two distinct businesses (BlackRock and PFPC Worldwide) and the institutional trust business and Hawthorn were realigned with PNC Advisors (previously Private Banking). Financial results for 1998 and 1997 are presented consistent with this structure.

     In December 1998, management made the decision to exit the credit card business by entering into an agreement to sell the Corporation's credit card subsidiary, including remaining credit card receivables. This transaction is expected to close in the first quarter of 1999, subject to regulatory approval, and to result in a substantial gain. Also, in December the Corporation sold its non-affinity, non-relationship credit card accounts and its corporate trust and escrow business resulting in net gains of $76 million. The impact of these divested businesses as well as the benefit from the sale of an 18% equity interest in BlackRock to its management in 1998 is included in Other.

     The management accounting process uses various balance sheet and income statement assignments and transfers to measure performance of the businesses. Methodologies change from time to time as management accounting practices are enhanced and businesses change. Securities or borrowings and related net interest income are assigned based on the net asset or liability position of each business. Capital is assigned based on management's assessment of inherent risks and equity levels at independent companies providing similar products and services. Support areas not directly aligned with the businesses are allocated primarily based on the utilization of these services.

     Total business financial results differ from consolidated financial results primarily due to differences between management accounting practices and generally accepted accounting principles, divested businesses, eliminations and unassigned items, the impact of which is reflected in Other.

RESULTS OF BUSINESSES

                                                                                            RETURN ON
                                                EARNINGS             REVENUE         ASSIGNED CAPITAL         AVERAGE ASSETS
Year ended December 31 -                      -------------      ---------------     ----------------       -----------------
dollars in millions                           1998     1997      1998       1997     1998        1997       1998         1997
-----------------------------------------------------------------------------------------------------------------------------
PNC Regional Bank
   PNC Regional Community Bank                $428     $372      $1,680   $1,599        30%      26%       $35,060   $35,134
   PNC National Consumer Bank                   27       54         284      325         6       12          7,131     7,351
Asset Management
   PNC Advisors                                124       96         537      456        29       27          2,690     2,537
   BlackRock                                    44       28         288      166        27       23            272       256
   PFPC Worldwide                               40       33         191      148        45       46            213       152
Wholesale
   PNC Corporate Bank                          177      213         737      692        15       19         15,557    14,754
   PNC Secured Finance                         112      140         306      263        18       26          9,356     6,635
   PNC Mortgage                                 57       34         405      311        17       10         12,127    10,240
-----------------------------------------------------------------------------------                    ----------------------
   Total businesses                          1,009      970       4,428    3,960        22       22         82,406    77,059
Other                                          106       82         794      419                            (7,780)   (6,415)
-----------------------------------------------------------------------------------                    ----------------------
   Total consolidated                       $1,115   $1,052      $5,222   $4,379        21       20        $74,626   $70,644
-----------------------------------------------------------------------------------                    ----------------------


                                                                     PNC BANK 41

FINANCIAL REVIEW 1998 VERSUS 1997


PNC REGIONAL COMMUNITY BANK

Year ended December 31 -
dollars in millions
                                           1998      1997
----------------------------------------------------------
INCOME STATEMENT
Net interest income                      $1,299    $1,318
Noninterest income                          381       281
----------------------------------------------------------
   Total revenue                          1,680     1,599
Provision for credit losses                  40        33
Noninterest expense                         931       945
----------------------------------------------------------
   Pretax earnings                          709       621
Income taxes                                281       249
----------------------------------------------------------
   Earnings                                $428      $372
----------------------------------------------------------
AVERAGE BALANCE SHEET
Loans
   Consumer                              $5,239    $4,949
   Commercial                             2,648     2,079
   Residential mortgage                   1,279     1,249
   Other                                    175       386
----------------------------------------------------------
     Total loans                          9,341     8,663
Assigned assets and other assets         25,719    26,471
----------------------------------------------------------
   Total assets                         $35,060   $35,134
----------------------------------------------------------
Net deposits
   Noninterest-bearing demand            $4,895    $4,805
   Interest-bearing demand                4,057     3,985
   Money market                           7,295     6,452
   Savings                                2,557     2,791
   Certificates                          14,684    15,541
----------------------------------------------------------
     Total net deposits                  33,488    33,574
Other liabilities                           134       140
Assigned capital                          1,438     1,420
----------------------------------------------------------
   Total funds                          $35,060   $35,134
----------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital                   30%       26%
Noninterest income to total revenue          23        18
After-tax profit margin                      25        23
Efficiency                                   53        57
----------------------------------------------------------

PNC Regional Community Bank provides financial products and services to small business and retail customers within PNC Bank's geographic footprint. PNC Regional Community Bank utilizes a sophisticated information database to identify consumer preferences for products and services and the delivery channel of choice.

Consumers are increasingly demanding the convenience of multiple delivery channels and choice among high-value products and services. As consumer preferences have changed, PNC Regional Community Bank has focused on offering desired products and balancing resources between traditional branches and technologically-advanced delivery channels.


PNC REGIONAL COMMUNITY BANK

-------------------------------------------------------
                    97          57%
                    98          53%
-------------------------------------------------------
EFFICIENCY RATIO


     PNC Regional Community Bank contributed 42% of total business earnings in 1998 compared with 38% in 1997. Earnings of $428 million in 1998 included $86 million of pretax gains on the sales of branches in Western Pennsylvania, Kentucky and Indiana that were partially offset by one-time costs related to consumer delivery initiatives. Excluding these items, earnings increased $29 million or 8% and performance ratios improved due to strategies designed to respond to changing customer preferences while improving the effectiveness and efficiency of the delivery system. As a result of these strategies, noninterest expense before the one-time costs in 1998 declined $54 million or 6% compared with the prior year. Net interest income declined in the current year due to the impact of branch sales and the lower interest rate environment.

     PNC Regional Community Bank engages in lending activities that are affected by economic and financial market conditions. An economic slowdown could have an adverse impact on results of operations.



42 PNC BANK

PNC NATIONAL CONSUMER BANK

Year ended December 31 -
dollars in millions                        1998      1997
----------------------------------------------------------
INCOME STATEMENT
Net interest income                        $164      $160
Noninterest income                          120       165
----------------------------------------------------------
   Total revenue                            284       325
Provision for credit losses                  36        44
Noninterest expense                         205       195
----------------------------------------------------------
   Pretax earnings                           43        86
Income taxes                                 16        32
----------------------------------------------------------
   Earnings                                 $27       $54
----------------------------------------------------------
AVERAGE BALANCE SHEET
Loans
   Dealer finance                        $4,770    $5,257
   Education                              1,149     1,252
   Other                                    792       432
----------------------------------------------------------
     Total loans                          6,711     6,941
Other assets                                420       410
----------------------------------------------------------
   Total assets                          $7,131    $7,351
----------------------------------------------------------
Net deposits                               $313       $83
Assigned funds and other liabilities      6,392     6,835
Assigned capital                            426       433
----------------------------------------------------------
   Total funds                           $7,131    $7,351
----------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital                    6%       12%
Noninterest income to total revenue          42        51
After-tax profit margin                      10        17
Efficiency                                   71        59
----------------------------------------------------------

PNC National Consumer Bank provides consumer products and services nationwide through affinity relationships.

     In prior periods PNC Bank's credit card business was a significant component of PNC National Consumer Bank. In the fourth quarter of 1998, the Corporation agreed to sell its credit card business, and accordingly its results have been excluded from PNC National Consumer Bank in both periods presented. Upon completion of this transaction, which is expected to close in the first quarter of 1999, subject to regulatory approval, PNC National Consumer Bank will be combined with PNC Regional Community Bank. The combined business will continue to leverage the alternative consumer delivery capabilities and distribute consumer products through affinity relationships developed by PNC National Consumer Bank.

     PNC National Consumer Bank contributed 3% of total business earnings in 1998 and 6% in the prior year. Earnings decreased in the year-to-year comparison due to $64 million pretax of securitization and other gains recorded in 1997.

     In 1998, PNC National Consumer Bank continued to invest in marketing, infrastructure and technology to support the distribution of non-credit card products through AAA Financial Services. During 1999, infrastructure development will be completed and management will continue to pursue actions designed to improve the results of the AAA initiative.

     The Corporation owns approximately 20% of Electronic Payment Services, Inc. ("EPS"), a privately-held company specializing in account access services. On March 1, 1999, Concord EFS, Inc. and EPS merged resulting in a substantial gain for the Corporation.

PNC ADVISORS

Year ended December 31 - dollars in millions      1998      1997
----------------------------------------------------------------
INCOME STATEMENT
Net interest income                               $125      $115
Noninterest income
   Investment management and trust                 319       273
   Brokerage                                        78        61
   Other                                            15         7
-----------------------------------------------------------------
     Total noninterest income                      412       341
-----------------------------------------------------------------
   Total revenue                                   537       456
Provision for credit losses                          3         3
Noninterest expense                                333       297
-----------------------------------------------------------------
   Pretax earnings                                 201       156
Income taxes                                        77        60
-----------------------------------------------------------------
   Earnings                                       $124       $96
-----------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans
   Residential mortgage                           $999    $1,054
   Consumer                                        936       850
   Commercial                                      614       498
   Other                                            45        70
-----------------------------------------------------------------
     Total loans                                 2,594     2,472
Other assets                                        96        65
-----------------------------------------------------------------
   Total assets                                 $2,690    $2,537
-----------------------------------------------------------------
Net deposits                                    $2,218    $1,953
Assigned funds and other liabilities                51       230
Assigned capital                                   421       354
-----------------------------------------------------------------
   Total funds                                  $2,690    $2,537
-----------------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital                          29%       27%
Noninterest income to total revenue                 77        75
After-tax profit margin                             23        21
Efficiency                                          62        65
-----------------------------------------------------------------

PNC Advisors offers personalized investment management, brokerage, personal trust, estate planning and traditional banking services to affluent individuals; investment management services to wealthy individuals through Hawthorn; and investment management, trust and administrative services to pensions, 401(k) plans and charitable organizations through its institutional trust group.

     PNC Advisors strives to be the financial "advisor of choice" in the growing affluent market, providing a full range of high quality, customized and predominantly fee-based investment products and services.

                                                                     PNC BANK 43

FINANCIAL REVIEW 1998 VERSUS 1997

Consistent with this objective, in December 1998, the Corporation completed the acquisition of Hilliard Lyons, a retail brokerage and investment management firm with 90 offices in 13 Midwestern and Southeastern states. Hilliard Lyons has focused on delivering brokerage services and investment management expertise to affluent clients. The acquisition of Hilliard Lyons will enable PNC Advisors to expand the retail distribution of capital markets products and provide customers with a wider range of highly-regarded investment products.

     PNC Advisors contributed 12% of total business earnings in 1998 compared with 10% in 1997. Earnings of $124 million in 1998 increased $28 million or 29% from the prior year driven by revenue growth.


PNC ADVISORS

-------------------------------------------------------
                    97        $456
                    98        $537
-------------------------------------------------------
TOTAL REVENUE (in millions)


     Revenue growth was primarily driven by noninterest income that increased $71 million or 21% from the prior year. The increase was due to higher assets under management resulting from new business and market appreciation as well as higher brokerage income primarily from Hilliard Lyons. The year-to-year increase in noninterest expense of $36 million resulted from the acquisition of Hilliard Lyons as well as expenditures made to support revenue growth and continuing investments in asset management technology.


ASSETS UNDER MANAGEMENT*

December 31 - in billions                  1998      1997
----------------------------------------------------------
Personal trust                              $39       $35
Hawthorn                                     13        11
Institutional trust                           7         6
Hilliard Lyons                                5
----------------------------------------------------------
   Total                                    $64       $52
----------------------------------------------------------

*Assets under management do not include brokerage assets administered.

Assets under management increased to $64 billion at December 31, 1998, due to new business, market appreciation and Hilliard Lyons.

     Brokerage assets administered by PNC Advisors increased $26 billion to $34 billion at December 31, 1998, primarily due to the acquisition of Hilliard Lyons.

     PNC Advisors' revenue is primarily affected by the volume of new business, the value of assets managed, investment performance and financial market conditions. Revenue may be positively affected by strong investment performance or improving financial markets. Conversely, declining performance or deteriorating financial markets may have an adverse effect on results of operations.

BLACKROCK

Year ended December 31 - dollars in millions      1998     1997
----------------------------------------------------------------
INCOME STATEMENT
Revenue                                          $288      $166
Operating expense                                 209       117
----------------------------------------------------------------
   Pretax earnings                                 79        49
Income taxes                                       35        21
----------------------------------------------------------------
   Earnings                                       $44       $28
----------------------------------------------------------------
AVERAGE BALANCE SHEET
Total assets                                     $272      $256
----------------------------------------------------------------
Liabilities                                      $110      $134
Assigned capital                                  162       122
----------------------------------------------------------------
   Total funds                                   $272      $256
----------------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital                         27%       23%
After-tax profit margin                            15        17
Efficiency                                         69        64
----------------------------------------------------------------

BlackRock, one of the largest asset managers in the country, offers fixed income, domestic and international equity and liquidity investment products. The Corporation has leveraged BlackRock's technology-based risk management capabilities and financial management reputation as an established fixed income manager by combining PNC Bank's investment advisory and asset management capabilities under a single organization and brand. BlackRock is focused on expanding marketing and delivery channels for a wide range of institutional and retail investment products.

     BlackRock contributed 4% of total business earnings in 1998 compared with 3% a year ago. Earnings of $44 million in 1998 increased 57% from the prior year primarily driven by revenue growth related to new business and market appreciation. Revenue increased $122 million or 73% due to a 26% increase in assets under management and higher performance fees. The increase in operating expense in the year-to-year comparison supported revenue growth.

     At December 31, 1998, BlackRock managed $132 billion of assets for individual and institutional investors, of which 89% were invested in fixed income and liquidity funds that historically have been less volatile than equity funds.

44 PNC BANK

ASSETS UNDER MANAGEMENT

December 31 - in billions                  1998      1997
----------------------------------------------------------
Fixed income                                $68       $53
Liquidity                                    50        40
Equity and other                             14        12
----------------------------------------------------------
   Total assets under management           $132      $105
----------------------------------------------------------
Proprietary mutual funds
   BlackRock Funds                          $24       $15
   Provident Institutional Funds             26        20
----------------------------------------------------------
     Total proprietary mutual funds         $50       $35
----------------------------------------------------------

BlackRock's proprietary mutual fund family, with approximately $50 billion in assets, provides individual investors with a full range of equity, bond and money market investment products. At December 31, 1998, BlackRock was the fifth-largest bank manager of mutual funds in the United States.


BLACKROCK

-------------------------------------------------------
                    97         $105
                    98         $132
-------------------------------------------------------
ASSETS UNDER MANAGEMENT (in billions)


     BlackRock's revenue is primarily affected by the volume of new business, the value of assets managed, investment performance and financial market conditions. Revenue may be positively affected by strong investment performance or improving financial markets. Conversely, declining performance or deteriorating financial markets may have an adverse effect on results of operations.

PFPC WORLDWIDE

Year ended December 31 - dollars in millions      1998     1997
----------------------------------------------------------------
INCOME STATEMENT
Revenue                                          $191      $148
Operating expense                                 127        95
----------------------------------------------------------------
   Pretax earnings                                 64        53
Income taxes                                       24        20
----------------------------------------------------------------
   Earnings                                       $40       $33
================================================================
AVERAGE BALANCE SHEET
Total assets                                     $213      $152
----------------------------------------------------------------
Net deposits                                     $106       $63
Other liabilities                                  18        17
Assigned capital                                   89        72
----------------------------------------------------------------
   Total funds                                   $213      $152
----------------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital                         45%       46%
After-tax profit margin                            21        22
Efficiency                                         66        64
----------------------------------------------------------------


     PFPC Worldwide ("PFPC"), the Corporation's global fund servicing operation, provides a wide range of accounting, administration, transfer agency, custody, securities lending and integrated banking transaction services to pension and money fund managers, mutual funds, partnerships, brokerage firms, insurance companies and banks. PFPC is the second-largest full service accounting agent and the fourth-largest transfer agent to mutual funds in the United States. Continued growth of the Dublin, Ireland operation has expanded PFPC's global presence.


PFPC WORLDWIDE

-------------------------------------------------------
                    97         $148
                    98         $191
-------------------------------------------------------
REVENUE (in millions)


     PFPC contributed 4% of total business earnings in 1998 and 3% in 1997. Earnings of $40 million in 1998 increased $7 million or 21% in the year-to-year comparison, driven by new business and existing client growth. Revenue of $191 million in 1998 increased $43 million or 29% from the prior year due to the higher level of assets serviced by PFPC. Accounting/administration assets serviced increased $70 billion or 38% in 1998 to $252 billion at year end, while custody assets increased 36% to $315 billion at December 31, 1998. Operating expense increased in the year-to-year comparison to support revenue growth and investments in technology and infrastructure associated with business expansion.

ASSETS SERVICED

December 31 - in billions                  1998      1997
----------------------------------------------------------
Custody                                    $315      $232
Accounting/administration                   252       182
----------------------------------------------------------

PFPC's revenue is primarily affected by the number and value of customer accounts serviced and financial market conditions. Revenue may be positively affected by increasing customer account values or improving financial markets. Conversely, declining customer account values or deteriorating financial markets may have an adverse effect on results of operations.


                                                                     PNC BANK 45

FINANCIAL REVIEW 1998 VERSUS 1997


PNC CORPORATE BANK

Year ended December 31 - dollars in millions       1998      1997
-----------------------------------------------------------------
INCOME STATEMENT
Credit-related revenue                             $337      $311
Noncredit revenue
   Treasury management                              207       202
   Venture capital                                   93       100
   Capital markets                                   76        63
   Other                                             24        16
-----------------------------------------------------------------
     Total noncredit revenue                        400       381
-----------------------------------------------------------------
   Total revenue                                    737       692
Provision for credit losses                         102         4
Noninterest expense                                 359       357
-----------------------------------------------------------------
   Pretax earnings                                  276       331
Income taxes                                         99       118
-----------------------------------------------------------------
   Earnings                                        $177      $213
-----------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans
   Middle market                                 $5,191    $5,028
   Specialized industries                         4,742     4,125
   Large corporate                                4,181     4,371
   Other                                            426       333
-----------------------------------------------------------------
     Total loans                                 14,540    13,857
Other assets                                      1,017       897
-----------------------------------------------------------------
   Total assets                                 $15,557   $14,754
-----------------------------------------------------------------
Net deposits                                     $2,533    $2,173
Assigned funds and other liabilities             11,877    11,474
Assigned capital                                  1,147     1,107
-----------------------------------------------------------------
   Total funds                                  $15,557   $14,754
-----------------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital                           15%       19%
Noncredit revenue to total revenue                   54        55
After-tax profit margin                              24        31
Efficiency                                           48        51
-----------------------------------------------------------------

PNC Corporate Bank provides credit, treasury management and capital markets products and services to large and mid-sized businesses, institutions and government entities. Teams of specialists focus on specific segments, including large corporate, middle market, communications, health care, public finance, energy, metals and mining and emerging growth.

     The ongoing pressure on credit-related product margins has led to more emphasis on altering the revenue composition through growth of noncredit revenue such as treasury management and capital markets. The strategic focus for PNC Corporate Bank is on developing and delivering a comprehensive range of higher margin, fee-based products and services and improving the returns on credit-related products.

     PNC Corporate Bank contributed 18% of total business earnings in 1998 compared with 22% a year ago. Earnings of $177 million in 1998 declined $36 million from the prior year due to a higher provision for credit losses that was partially offset by higher credit-related and capital markets revenue. The increase in the provision primarily related to credit exposure to certain bankrupt affiliates of the Allegheny Health, Education and Research Foundation ("AHERF") that was substantially charged off. Management anticipates a lower provision for credit losses in 1999.


PNC CORPORATE BANK

-------------------------------------------------------
                    97         $692
                    98         $737
-------------------------------------------------------
TOTAL REVENUE (in millions)


     Total revenue of $737 million in 1998 increased $45 million or 7% from the prior year. Credit-related revenue primarily represents net interest income from loans and increased 8% in the year-to-year comparison. Noncredit revenue, which includes noninterest income and the benefit of compensating balances in lieu of fees, increased $19 million or 5% compared with 1997 driven by growth in treasury management, capital markets and other income. The increase in noncredit revenue reflected strategies designed to expand fee-based services. In the fourth quarter of 1998, PNC Corporate Bank obtained regulatory approval for Tier II powers that will enable PNC Bank to participate in corporate debt and limited equity underwriting, thereby offering capital markets customers a more complete range of financing and investment products.

     PNC Corporate Bank engages in lending, venture capital and capital markets activities, all of which are impacted by economic and financial market conditions. Accordingly, a decline in the capital markets or an economic slowdown could adversely impact asset quality and results of operations.



46 PNC BANK

PNC SECURED FINANCE

Year ended December 31 - dollars in millions      1998      1997
-----------------------------------------------------------------
INCOME STATEMENT
Net interest income                               $224      $209
Noninterest income
   Commercial mortgage servicing                    40
   Origination and securitization                   (4)
-----------------------------------------------------------------
     Commercial mortgage banking                    36
   Corporate services                               21        17
   Other                                            25        37
-----------------------------------------------------------------
     Total noninterest income                       82        54
-----------------------------------------------------------------
   Total revenue                                   306       263
Provision for credit losses                        (15)      (37)
Noninterest expense                                156        86
-----------------------------------------------------------------
   Pretax earnings                                 165       214
Income taxes                                        53        74
-----------------------------------------------------------------
   Earnings                                       $112      $140
-----------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans
   Commercial -- real estate related            $3,149    $1,619
   Commercial real estate                        2,986     3,064
   Business credit                               1,339       967
   Leasing                                       1,108       889
-----------------------------------------------------------------
     Total loans                                 8,582     6,539
Commercial mortgages held for sale                 181
Other assets                                       593        96
-----------------------------------------------------------------
   Total assets                                 $9,356    $6,635
-----------------------------------------------------------------
Net deposits                                    $1,019      $803
Assigned funds and other liabilities             7,709     5,284
Assigned capital                                   628       548
-----------------------------------------------------------------
   Total funds                                  $9,356    $6,635
-----------------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital                          18%       26%
Noninterest income to total revenue                 27        21
After-tax profit margin                             37        53
Efficiency                                          42        32
-----------------------------------------------------------------

PNC Secured Finance is engaged in commercial real estate finance, including loan origination, securitization and servicing through Midland, asset-based financing through PNC Business Credit and equipment leasing within PNC Bank's primary geographic markets and nationally.

     The commercial real estate finance group provides comprehensive services to a broad base of clients including commercial and residential developers, investors, mortgage bankers and property management companies. PNC Business Credit is among the top ten firms in the United States in asset-based financing, providing asset-based lending, syndication and treasury management services. Leasing provides equipment lease financing to a wide range of customers and is focused on growth from PNC Bank's existing corporate customer base and in national markets.

     PNC Secured Finance made several investments in 1998 to provide additional revenue growth opportunities, reflecting its strategy to increase noninterest income and expand nationally.

     In April 1998, PNC Bank acquired Midland, one of the nation's largest servicers of commercial mortgages. The acquisition of Midland provides important competitive advantages as more real estate customers demand sophisticated, technology-driven services and increased access to capital markets. Midland greatly expanded PNC Bank's real estate financial services capabilities, which now include origination, securitization, servicing, investment advisory and risk management.

     Also, in April the Corporation acquired the asset-based finance business of BTM Capital Corp. The purchase included a $600 million portfolio of asset-based loans and loan commitments and regional sales offices furthering PNC Bank's strategy of becoming a national provider of these services.

     In July 1998, PNC Bank acquired The Arcand Company, subsequently renamed Columbia Housing Partners ("Columbia"). Columbia is a leading tax credit syndicator, principally engaged in the origination and distribution of affordable housing limited partnerships.

     PNC Secured Finance contributed 11% of total business earnings in 1998 compared with 14% in the prior year. Earnings of $112 million in 1998 decreased $28 million from the prior year primarily due to a lower benefit from improving asset quality and the impact of the Midland acquisition.

     Noninterest income as a percentage of total revenue increased to 27% in 1998 from 21% in 1997, mainly due to $40 million of commercial mortgage servicing revenue from Midland, reflecting the strategy to invest in fee-based businesses.


PNC SECURED FINANCE

-------------------------------------------------------
                    97         21%
                    98         27%
-------------------------------------------------------
NONINTEREST INCOME TO TOTAL REVENUE



                                                                     PNC BANK 47

FINANCIAL REVIEW 1998 VERSUS 1997

COMMERCIAL MORTGAGE SERVICING PORTFOLIO

In billions                                           1998
-----------------------------------------------------------
January 1                                             $--
Acquisition                                            26
Additions                                              13
Purchases                                               7
Repayments                                             (7)
-----------------------------------------------------------
   December 31                                        $39
-----------------------------------------------------------

At December 31, 1998, the commercial mortgage servicing portfolio totaled $39 billion, substantially all of which was serviced for others.

PNC MORTGAGE

Year ended December 31 - dollars in millions      1998      1997
------------------------------------------------------------------
INCOME STATEMENT
Net mortgage banking revenue
   Residential mortgage servicing                 $209      $159
   Origination and securitization                  192        97
   Sales of servicing and other                      9         7
   MSR amortization                               (309)      (81)
   Hedging activities                              165        18
------------------------------------------------------------------
     Net mortgage banking revenue                  266       200
Net interest income                                139       111
------------------------------------------------------------------
   Total revenue                                   405       311
Operating expense                                  309       255
------------------------------------------------------------------
   Pretax earnings                                  96        56
Income taxes                                        39        22
------------------------------------------------------------------
   Earnings                                        $57       $34
------------------------------------------------------------------
AVERAGE BALANCE SHEET
Residential mortgage loans                      $6,872    $7,680
Residential mortgages held for sale              2,935     1,393
Securities available for sale                    1,250       458
Mortgage servicing rights and other assets       1,070       709
------------------------------------------------------------------
   Total assets                                $12,127   $10,240
------------------------------------------------------------------
Escrow deposits                                   $905      $603
Assigned funds and other liabilities            10,884     9,304
Assigned capital                                   338       333
------------------------------------------------------------------
   Total funds                                 $12,127   $10,240
------------------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital                          17%       10%
Net mortgage banking revenue to total revenue       66        64
After-tax profit margin                             14        11
Efficiency                                          55        66
------------------------------------------------------------------


     PNC Mortgage originates, purchases and services residential mortgages. PNC Mortgage focuses on expanding retail and correspondent distribution channels, increasing the residential mortgage servicing portfolio and expanding sales of related products, including second mortgages, home equity lines of credit and insurance. In addition, PNC Mortgage securitizes and sells residential mortgages as private-label, mortgage-backed securities and performs master servicing of those securities for investors through PNC Mortgage Securities Corp.

     PNC Mortgage contributed 6% of total business earnings in 1998 compared with 4% in 1997. Earnings of $57 million in 1998 increased $23 million from the prior year primarily due to higher business volumes.

     Revenue and expense growth during 1998 resulted from higher loan origination volume and a larger servicing portfolio. MSR amortization increased $228 million in the year-to-year comparison, reflecting significant refinance activity and the larger servicing portfolio. Hedging activities largely offset the impact of refinance activity on MSR amortization.


PNC MORTGAGE

-------------------------------------------------------
                    97         $41
                    98         $62
-------------------------------------------------------
RESIDENTIAL MORTGAGES SERVICED (in billions)


     During 1998, PNC Mortgage funded $12 billion of residential mortgages, with 63% representing retail originations. The comparable amounts were $6 billion and 70%, respectively, in 1997. The year-to-year increase in originations reflected the combination of higher refinance activity and initiatives to expand retail and correspondent origination capabilities. Purchases in 1998 included $16 billion of servicing portfolio acquisitions and $10 billion of contractual flow purchases. With these purchases, PNC Mortgage became the nation's 11th-largest servicer of residential mortgages.


48 PNC BANK

RESIDENTIAL MORTGAGE SERVICING PORTFOLIO

In billions                                1998      1997
----------------------------------------------------------
January 1                                   $41       $40
Originations                                 12         6
Purchases                                    26         2
Repayments                                  (16)       (7)
Sales                                        (1)
----------------------------------------------------------
   December 31                              $62       $41
----------------------------------------------------------

At December 31, 1998, the residential mortgage servicing portfolio totaled $62 billion, including $54 billion of loans serviced for others, with a weighted-average coupon of 7.67%. In addition, the master servicing portfolio grew 106% to $26 billion at December 31, 1998. Capitalized MSR totaled $768 million at December 31, 1998, and had an estimated fair value of $840 million.

     MSR value and amortization are affected by changes in interest rates. If interest rates decline and the rate of prepayment increases, the underlying servicing fees and related MSR value also would decline. In a period of rising interest rates, a converse relationship would exist. The Corporation seeks to manage this risk by using financial instruments as hedges designed to move in the opposite direction of MSR value changes.

FORWARD-LOOKING STATEMENTS

PNC Bank has made, and may continue to make, various written and oral forward-looking statements with respect to financial performance and other financial and business matters. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which change over time and the Corporation assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements.

     In addition to factors previously disclosed by the Corporation and those identified elsewhere in this Financial Review and in the Corporation's Annual Report, the following factors, among others, could cause actual results to differ materially from forward-looking statements: the inability of the Corporation or others to remediate year 2000 concerns in a timely fashion; continued pricing pressures on loan and deposit products; increased credit risk; the success and timing of business initiatives and strategies, several of which are in early stages and therefore susceptible to greater uncertainty than more mature businesses; competition; the ability to realize cost savings or revenues and implement integration plans associated with acquisitions and divestitures; changes in global and domestic economic conditions generally and in local markets in which the Corporation conducts business; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; continued customer disintermediation; customers' acceptance of PNC Bank's products and services; and the impact, extent and timing of technological changes, capital management activities, actions of the Federal Reserve Board and legislative and regulatory actions and reforms.



                                                                     PNC BANK 49

FINANCIAL REVIEW 1998 VERSUS 1997

CONSOLIDATED INCOME STATEMENT REVIEW

NET INTEREST INCOME ANALYSIS

                                                  AVERAGE BALANCES          INTEREST INCOME/EXPENSE          AVERAGE YIELDS/RATES
Taxable-equivalent basis                      -----------------------       -----------------------          ---------------------
Year ended December 31 - dollars in millions  1998      1997   Change       1998     1997    Change          1998     1997  Change
----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
   Loans held for sale                       $3,371   $1,417   $1,954        $233    $104     $129           6.91%    7.31% (40)bp
   Securities available for sale              7,374    8,774   (1,400)        430     546     (116)          5.83     6.22  (39)
   Loans, net of unearned income
     Consumer (excluding credit card)        11,073   11,291     (218)        940     958      (18)          8.49     8.48    1
     Credit card                              3,849    3,558      291         538     459       79          13.98    12.92  106
     Residential mortgage                    12,496   13,105     (609)        905     976      (71)          7.24     7.45  (21)
     Commercial                              22,773   19,014    3,759       1,794   1,494      300           7.88     7.86    2
     Commercial real estate                   3,279    4,068     (789)        277     359      (82)          8.45     8.82  (37)
     Other                                    2,223    1,871      352         157     130       27           7.06     6.94   12
---------------------------------------------------------------------------------------------------
     Total loans, net of unearned income     55,693   52,907    2,786       4,611   4,376      235           8.28     8.27    1
   Other                                      1,001      919       82          65      54       11           6.49     5.88   61
---------------------------------------------------------------------------------------------------
     Total interest-earning assets/
       interest income                       67,439   64,017    3,422       5,339   5,080      259           7.92     7.93   (1)
Noninterest-earning assets                    7,187    6,627      560
---------------------------------------------------------------------
     Total assets                           $74,626  $70,644   $3,982
---------------------------------------------------------------------
Interest-bearing liabilities
   Deposits
     Demand and money market                $14,820  $13,477   $1,343         439     391       48           2.96     2.90    6
     Savings                                  2,620    2,852     (232)         51      57       (6)          1.95     1.97   (2)
     Other time                              17,206   17,441     (235)        929     948      (19)          5.40     5.44   (4)
     Deposits in foreign offices                935    1,094     (159)         52      61       (9)          5.56     5.58   (2)
---------------------------------------------------------------------------------------------------
     Total interest-bearing deposits         35,581   34,864      717       1,471   1,457       14           4.13     4.18   (5)
   Borrowed funds                            21,809   18,594    3,215       1,269   1,099      170           5.82     5.91   (9)
---------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities/
       interest expense                      57,390   53,458    3,932       2,740   2,556      184           4.77     4.78   (1)
                                                                     ------------------------------------------------------------
Noninterest-bearing liabilities, capital
   securities and shareholders' equity       17,236   17,186       50
---------------------------------------------------------------------
     Total liabilities, capital securities
       and shareholders' equity             $74,626  $70,644   $3,982
---------------------------------------------------------------------
Interest rate spread                                                                                         3.15     3.15
Impact of noninterest-bearing sources                                                                         .70      .79   (9)
                                                                                                    ------------------------------
     Net interest income/margin                                            $2,599  $2,524      $75           3.85%    3.94%  (9)bp
----------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME

Changes in net interest income and margin result from the interaction between the volume and composition of earning assets, related yields and associated funding costs. Accordingly, portfolio size, composition and related yields earned and funding costs can have a significant impact on net interest income and margin.

     Taxable-equivalent net interest income increased $75 million to $2.599 billion in 1998 compared with $2.524 billion in 1997. The net interest margin narrowed to 3.85% in 1998 compared with 3.94% in the prior year.

     The increase in net interest income was due to a $3.4 billion increase in average earning assets which more than offset a narrower net interest margin resulting from a change in balance sheet composition. Average loans grew 5.3% to $55.7 billion in 1998, a $2.8 billion increase from the prior year. Growth in commercial and home equity loans more than offset a decline in commercial and residential mortgages and credit card and automobile loans. Loans represented 83% of average earning assets in 1998 and 1997. Average loans held for sale increased $2.0 billion in the year-to-year comparison, reflecting higher residential and commercial mortgage originations and acquisitions.

     Average securities available for sale decreased $1.4 billion and represented 11% of average earning assets in 1998 compared with 14% a year ago.

     Average deposits comprised 60% and 63% of PNC Bank's total sources of funding in 1998 and 1997, respectively, with the remainder primarily comprised of wholesale funding obtained at prevailing market rates.

     Management anticipates a decline in balance sheet outstandings and a narrowing of net interest margin due to the pending credit card sale and continued downsizing of certain loan portfolios in 1999.


50 PNC BANK

PROVISION FOR CREDIT LOSSES

The provision for credit losses was $225 million in 1998 compared with $70 million in the prior year. Management anticipates the Corporation will cover net charge-offs beginning in the first quarter of 1999.

DETAILS OF NONINTEREST INCOME

                                                          CHANGE
Year ended December 31 -                             -----------------
dollars in millions                  1998     1997    AMOUNT    PERCENT
-----------------------------------------------------------------------
Asset management                     $626     $462     $164       35.5%
Mutual fund servicing                 182      141       41       29.1
Service charges on deposits           203      203
Consumer services
   Credit card                        129       93       36       38.7
   Brokerage                           75       54       21       38.9
   Insurance                           49       40        9       22.5
   Other                              137      125       12        9.6
-----------------------------------------------------------
     Total                            390      312       78       25.0
Corporate services
   Capital markets                     52       48        4        8.3
   Commercial mortgage
     servicing                         38                38         NM
   Other                              167      150       17       11.3
-----------------------------------------------------------
     Total                            257      198       59       29.8
Mortgage banking
   Residential mortgage
     servicing                        160      116       44       37.9
   Origination                         79       47       32       68.1
   Marketing                          111       47       64      136.2
   Sales of servicing                   7        3        4      133.3
-----------------------------------------------------------
     Total                            357      213      144       67.6
Net securities gains                  120       49       71      144.9
Other                                 488      277      211       76.2
-----------------------------------------------------------
   Total                           $2,623   $1,855     $768       41.4
------------------------------------------------------------------------

NM - Not meaningful


NONINTEREST INCOME

Noninterest income was $2.623 billion in 1998 compared with $1.855 billion in 1997. Asset management, mutual fund servicing, consumer services, corporate services and mortgage banking revenues each grew 25% or more compared with the prior year. Noninterest income for 1998 included $162 million of net gains from the sale of the corporate trust and escrow business, branch sales and the sale of non-affinity, non-relationship credit cards. These items were primarily offset by a higher than anticipated provision for credit losses, one-time costs related to consumer banking initiatives and valuation adjustments on certain market-sensitive asset positions. Mortgage banking hedging activities resulted in $104 million of net securities gains and $61 million of other gains in 1998 that largely offset an increase in residential MSR amortization.

     Asset management fees increased 36% from 1997 primarily due to new business, market appreciation and performance fees. Assets under management increased 27% to $174 billion at December 31, 1998, compared with $137 billion a year ago. Mutual fund servicing fees grew 29% in 1998 resulting from an increase in assets serviced. At December 31, 1998, custody and accounting/administration services were provided for $315 billion and $252 billion of mutual fund assets, respectively. The comparable amounts were $232 billion and $182 billion, respectively, a year ago.

     Consumer services revenue increased $78 million or 25% in 1998 compared with 1997 primarily due to an increase in credit card and brokerage accounts. In 1999, Hilliard Lyons is expected to add approximately $135 million to brokerage revenue while credit card fees will decrease approximately $95 million due to the pending sale of the credit card business. Fees for corporate services, which include treasury management, capital markets and commercial mortgage servicing, increased 30% to $257 million in 1998 resulting from the Midland acquisition and higher treasury management and capital markets fees.

     Mortgage banking revenue grew $144 million or 68% in 1998 from the prior year primarily due to significant mortgage refinance activity and higher servicing income resulting from servicing portfolio acquisitions. Residential mortgage originations totaled $12 billion in 1998 compared with $6 billion in 1997.

     Net securities gains were $120 million in 1998, including $104 million resulting from MSR hedging activities, compared with $49 million in 1997. The year-to-year increase in other noninterest income was primarily due to the net gains from divestitures and other gains from MSR hedging activities.

DETAILS OF NONINTEREST EXPENSE

                                                        CHANGE
Year ended December 31 -                           ------------------
dollars in millions               1998     1997    AMOUNT     PERCENT
---------------------------------------------------------------------
Staff expense
   Compensation                 $1,220   $1,049     $171       16.3%
   Employee benefits               196      192        4        2.1
--------------------------------------------------------
     Total                       1,416    1,241      175       14.1
Net occupancy and
   equipment
   Net occupancy                   204      189       15        7.9
   Equipment                       205      180       25       13.9
--------------------------------------------------------
     Total                         409      369       40       10.8
Amortization
   Mortgage servicing rights       321       81      240      296.3
   Goodwill                         68       53       15       28.3
   Other                            43       40        3        7.5
--------------------------------------------------------
     Total                         432      174      258      148.3
Marketing                           96       70       26       37.1
Distributions on
   capital securities               60       43       17       39.5
Other                              848      765       83       10.8
--------------------------------------------------------
   Total                        $3,261   $2,662     $599       22.5
---------------------------------------------------------------------


                                                                     PNC BANK 51

FINANCIAL REVIEW 1998 VERSUS 1997

NONINTEREST EXPENSE

Noninterest expense of $3.261 billion in 1998 increased $599 million from the prior year primarily due to higher MSR amortization of $240 million, incentive compensation commensurate with revenue growth in fee-based businesses, the impact of acquisitions and consumer banking initiatives. Average full-time equivalent employees totaled approximately 25,500 in 1998 compared with 24,600 in the prior year, an increase of 3.7% mainly due to acquisitions.

CONSOLIDATED BALANCE SHEET REVIEW

LOANS

Loans outstanding increased $3.4 billion from year-end 1997 to $57.7 billion at December 31, 1998. Growth in commercial and home equity loans more than offset a decline in commercial and residential mortgages and credit card and automobile loans. The increase in commercial loans was primarily in real estate related, specialized lending and middle market. Management anticipates a decline in the loan portfolio in 1999 primarily due to the pending sale of credit cards and continued downsizing of certain portfolios.

DETAILS OF LOANS

December 31 - in millions                  1998      1997
----------------------------------------------------------
Consumer (excluding credit card)
   Home equity                           $5,731    $4,848
   Automobile                             2,444     3,221
   Education                              1,196     1,223
   Other                                  1,609     1,913
----------------------------------------------------------
     Total consumer                      10,980    11,205
Credit card                               2,958     3,830
Residential mortgage                     12,265    12,785
Commercial
   Manufacturing                          5,336     3,838
   Retail/wholesale                       4,452     3,575
   Service providers                      3,263     2,497
   Real estate related                    3,093     2,047
   Communications                         1,529     1,154
   Health care                            1,136     1,504
   Financial services                     2,928     1,027
   Other                                  3,445     4,347
----------------------------------------------------------
     Total commercial                    25,182    19,989
Commercial real estate
   Mortgage                               1,398     1,848
   Real estate project                    2,051     2,126
----------------------------------------------------------
     Total commercial real estate         3,449     3,974
Lease financing and other                 3,370     2,874
Unearned income                            (554)     (412)
----------------------------------------------------------
     Total, net of unearned income      $57,650   $54,245
----------------------------------------------------------

The loan portfolio remained relatively consistent in the comparison and the composition continued to be geographically diversified among numerous industries and types of businesses.

SECURITIES AVAILABLE FOR SALE

The securities portfolio declined $1.4 billion from year-end 1997 to $7.1 billion at December 31, 1998. The expected weighted-average life of the securities portfolio increased to 5 years and 3 months at December 31, 1998, compared with 2 years and 9 months a year ago due to the purchase of U.S. Treasury and government agency securities with maturities of 10 years or more used to economically hedge MSR.

DETAILS OF SECURITIES AVAILABLE FOR SALE

                                   1998                1997
                          ---------------------------------------
December 31 -             AMORTIZED     FAIR  AMORTIZED      FAIR
in millions                    COST    VALUE       COST     VALUE
-----------------------------------------------------------------
Debt securities
   U.S. Treasury and
     government
     agencies                 $2,781   $2,754    $1,102    $1,105
   Mortgage-backed             2,942    2,936     4,672     4,623
   Asset-backed                  709      708     2,079     2,083
   State and municipal           122      128       170       177
   Other debt                     33       31        34        33
Corporate stocks
   and other                     542      517       501       501
-----------------------------------------------------------------
   Total                      $7,129   $7,074    $8,558    $8,522
-----------------------------------------------------------------

Securities available for sale may be sold as part of the overall asset and liability management process. Realized gains and losses are reflected in the results of operations and include gains or losses on associated financial derivatives. Unrealized gains and losses are reflected in other comprehensive income. No financial derivatives were designated to securities available for sale at December 31, 1998 or December 31, 1997.


52 PNC BANK

FUNDING SOURCES

Total funding sources increased $1.2 billion to $68.4 billion at December 31, 1998. Increases in transaction deposit accounts and other borrowed funds were mostly offset by decreases in foreign deposits and federal funds purchased. This change in funding composition resulted in a strengthening of liquidity as 48% of wholesale liabilities had a maturity beyond one year at December 31, 1998, compared with 29% at December 31, 1997. During 1998, the Corporation continued to expand funding sources by issuing approximately $800 million of bank notes under the Euro medium-term bank note program.

DETAILS OF FUNDING SOURCES

December 31 - in millions                  1998      1997
----------------------------------------------------------
Deposits
   Demand, savings and money market     $29,359   $27,475
   Time                                  17,774    17,125
   Foreign                                  363     3,049
----------------------------------------------------------
     Total deposits                      47,496    47,649
Borrowed funds
   Federal funds purchased                  390     3,632
   Repurchase agreements                  1,669       714
   Bank notes and senior debt            10,384     9,826
   Other borrowed funds                   6,722     3,753
   Subordinated debt                      1,781     1,697
----------------------------------------------------------
     Total borrowed funds                20,946    19,622
----------------------------------------------------------
       Total                            $68,442   $67,271
----------------------------------------------------------


CAPITAL

The access to and cost of funding new business initiatives including acquisitions, ability to pay dividends, deposit insurance costs, and the level and nature of regulatory oversight depend, in large part, on a financial institution's capital strength. At December 31, 1998, the Corporation and each bank subsidiary were considered well capitalized based on regulatory capital ratio requirements.

RISK-BASED CAPITAL

December 31 - dollars in millions                     1998      1997
---------------------------------------------------------------------
Capital components
   Shareholders' equity
     Common                                        $ 5,729    $5,069
     Preferred                                         314       315
   Trust preferred capital securities                  850       650
   Goodwill and other                               (1,383)     (949)
   Net unrealized securities losses                     36        23
---------------------------------------------------------------------
     Tier I risk-based capital                       5,546     5,108
   Subordinated debt                                 1,641     1,666
   Eligible allowance for credit losses                753       861
---------------------------------------------------------------------
     Total risk-based capital                       $7,940    $7,635
---------------------------------------------------------------------
Assets
   Risk-weighted assets and
     off-balance-sheet instruments                 $71,146   $68,756
   Average tangible assets                          76,135    69,948
---------------------------------------------------------------------
Capital ratios
   Tier I risk-based                                  7.80%     7.43%
   Total risk-based                                  11.16     11.11
   Leverage                                           7.28      7.30
---------------------------------------------------------------------

The capital position is managed through balance sheet size and composition, issuance of debt and equity instruments, treasury stock activities, dividend policies and retention of earnings.

     In 1998, the Corporation issued $200 million of trust preferred capital securities that qualify as Tier I risk-based capital and $140 million of subordinated debt that qualifies as Tier II risk-based capital. The Corporation also called $39 million of convertible subordinated debentures at par that were converted into common stock.

     During 1998, PNC Bank repurchased 6.5 million shares of common stock. On February 18, 1999, the Board of Directors authorized the Corporation to purchase up to 15 million shares of common stock through February 28, 2000. This new program replaces the prior program that was rescinded.



                                                                     PNC BANK 53

FINANCIAL REVIEW 1998 VERSUS 1997

RISK MANAGEMENT

In the normal course of business, the Corporation assumes various types of risk, the most significant of which are credit, liquidity, interest rate and market risk. To manage these risks, PNC Bank has risk management processes designed to provide for risk identification, measurement, monitoring and control.


CREDIT RISK

Credit risk represents the possibility that a borrower or counterparty may not perform in accordance with contractual terms. Credit risk is inherent in the financial services business and results from extending credit to customers, purchasing securities and entering into off-balance-sheet financial derivative transactions. The Corporation seeks to manage credit risk through, among other things, diversification, limiting exposure to any single industry or customer, requiring collateral or selling participations to third parties and purchasing credit-related derivatives.

NONPERFORMING ASSETS

December 31 - dollars in millions       1998         1997
----------------------------------------------------------
Nonaccrual loans
   Commercial                           $188         $128
   Residential mortgage                   51           44
   Commercial real estate
     Mortgage                             22           84
     Real estate project                  28           10
   Consumer                                6           10
----------------------------------------------------------
     Total nonaccrual loans              295          276
----------------------------------------------------------
Foreclosed assets
   Residential mortgage                   17           21
   Commercial real estate                 15           27
   Other                                   5            9
----------------------------------------------------------
     Total foreclosed assets              37           57
----------------------------------------------------------
     Total nonperforming assets         $332         $333
----------------------------------------------------------
Nonperforming loans to total loans       .51%         .51%
Nonperforming assets to total loans
   and foreclosed assets                 .58          .61
Nonperforming assets to total assets     .43          .44
----------------------------------------------------------

Nonperforming assets include nonaccrual loans and foreclosed assets and totaled $332 million at December 31, 1998, compared with $333 million at December 31, 1997.


CHANGE IN NONPERFORMING ASSETS

In millions                             1998         1997
----------------------------------------------------------
January 1                               $333         $459
Transferred from accrual                 377          308
Returned to performing                   (12)         (26)
Principal reductions                    (175)        (230)
Sales                                    (58)         (99)
Charge-offs and valuation adjustments   (133)         (79)
----------------------------------------------------------
   December 31                          $332         $333
----------------------------------------------------------

The amount of nonperforming loans that were current as to principal and interest was $28 million at December 31, 1998, and $34 million at December 31, 1997. There were no troubled debt restructured loans outstanding as of either year end.



ACCRUING LOANS PAST DUE 90 DAYS OR MORE

                              AMOUNT          PERCENT OF LOANS
December 31-              -------------       ----------------
dollars in millions       1998     1997        1998     1997
--------------------------------------------------------------
Consumer (excluding
   credit card)
   Guaranteed education    $23      $26        1.92%    2.32%
   Other                    38       32         .39      .32
------------------------------------------
     Total consumer         61       58         .56      .52
Credit card                 63       69        2.13     1.80
Residential mortgage        55       60         .45      .47
Commercial                  56       77         .22      .39
Commercial real estate      32       23         .93      .58
Other                        1        1         .04      .04
------------------------------------------
   Total                  $268     $288         .46      .53
------------------------------------------

Loans not included in nonaccrual or past due categories, but where known information about possible credit problems causes management to be uncertain of the borrower's ability to comply with existing repayment terms over the next six months, totaled $77 million at December 31, 1998.

ALLOWANCE FOR CREDIT LOSSES

In determining the adequacy of the allowance for credit losses, the Corporation makes allocations to specific problem commercial, commercial real estate and other loans based on discounted cash flow analyses or collateral valuations for impaired loans and to pools of watchlist and nonwatchlist loans for various credit risk factors. Allocations to loan pools are developed by business segment and risk rating and are based on historical loss trends and management's judgment concerning those trends and other relevant factors. These factors may include, among others, actual versus estimated losses, current regional and national economic conditions, business segment and portfolio concentrations, industry competition and consolidation and the impact of government regulations. Credit card, other consumer and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current economic conditions.

     While PNC Bank's commercial and consumer pool reserve methodologies strive to reflect all risk factors, there continues to be a certain element of risk arising in part from, but not limited to, potential for estimation or judgmental errors, charge-off volatility, rapid declines in the credit quality of assets arising from such factors as fraud,


54 PNC BANK
portfolio management risks, or sudden economic shifts. Unallocated reserves provide coverage for such risks. While allocations are made to specific loans and pools of loans, the total reserve is available for all credit losses.

     Senior management's Reserve Adequacy Committee provides oversight for the allowance evaluation process including quarterly evaluations, and methodology and estimation changes. The results of the evaluations are reported to the Credit Committee of the Board of Directors.

     The increase in the provision for credit losses in 1998 and the evaluation of the allowance for credit losses as of December 31, 1998, reflect changes in loan portfolio composition, changes in asset quality and the impact of actions taken to exit the credit card business. The unallocated portion of the allowance for credit losses represented 22% of the total allowance and .29% of total loans at December 31, 1998, compared with 15% and .27%, respectively, at December 31, 1997.

ROLLFORWARD OF ALLOWANCE FOR CREDIT LOSSES

In millions                                1998      1997
----------------------------------------------------------
January 1                                  $972    $1,166
Charge-offs                                (524)     (385)
Recoveries                                   77       113
----------------------------------------------------------
   Net charge-offs                         (447)     (272)
Provision for credit losses                 225        70
Acquisitions                                  3         8
----------------------------------------------------------
   December 31                             $753      $972
----------------------------------------------------------

The allowance as a percent of nonperforming loans and total loans was 255% and 1.31%, respectively, at December 31, 1998. The comparable year-end 1997 amounts were 352% and 1.79%, respectively.

CHARGE-OFFS AND RECOVERIES

Year ended                                    NET   PERCENT OF
December 31 -        CHARGE-              CHARGE-      AVERAGE
dollars in millions     OFFS  RECOVERIES     OFFS        LOANS
---------------------------------------------------------------
1998
Consumer (excluding
   credit card)          $83         $34      $49          .44%
Credit card              297          17      280         7.27
Residential mortgage       7           1        6          .05
Commercial               122          20      102          .45
Commercial real estate     8           3        5          .15
Other                      7           2        5          .22
--------------------------------------------------
   Total                $524         $77     $447          .80
===============================================================
1997
Consumer (excluding
   credit card)         $104         $36      $68          .60%
Credit card              208          25      183         5.14
Residential mortgage       9           1        8          .06
Commercial                48          38       10          .05
Commercial real estate    12          12
Other                      4           1        3          .16
--------------------------------------------------
   Total                $385        $113     $272          .51
===============================================================

The increase in net charge-offs and net charge-offs as a percent of average loans in the year-to-year comparison was primarily associated with credit cards and AHERF. Net charge-offs from credit cards will be eliminated following the pending sale of this business. The actual level of net charge-offs and the provision for credit losses in future periods can be affected by many business and economic factors and may differ from current or historical experience.

LIQUIDITY RISK

Liquidity represents an institution's ability to obtain funds at reasonable rates to satisfy commitments to borrowers, demands of depositors and debtholders and to invest in strategic initiatives. Liquidity risk is centrally managed by Asset and Liability Management.

     Key factors affecting the Corporation's liquidity include the availability and distribution of funding by type and maturity, asset quality, current and future earnings expectations, market factors, and management and business outlooks and strategies.

     Liquidity risk management includes consideration of the Corporation's ability to raise funds in the capital markets through asset securitizations or sales. The ability to raise funds in the capital markets depends on credit ratings, market conditions, capital considerations, investor demand and other factors.

     Liquid assets consist of short-term investments, loans held for sale and securities available for sale. At December 31, 1998, such assets totaled $11 billion, with $4.3 billion pledged as collateral for borrowing, trust and other commitments. Liquidity is also provided by residential mortgages which may be used as collateral for funds obtained through the Federal Home Loan Bank ("FHLB") system. At December 31, 1998, approximately $3.3 billion of residential mortgages were available as collateral for borrowings from the FHLB.

     Liquidity for the parent company and subsidiaries is also generated through the issuance of securities in public or private markets and lines of credit and through asset securitizations and sales. At December 31, 1998, the Corporation had unused capacity under effective shelf registration statements of approximately $1.3 billion of debt and equity securities and $400 million of trust preferred capital securities.

     Management believes the Corporation has sufficient liquidity to meet current obligations to borrowers, depositors, debtholders and others. The impact of replacing maturing liabilities is reflected in the income simulation model used in the overall asset and liability management process.


                                                                     PNC BANK 55

FINANCIAL REVIEW 1998 VERSUS 1997


INTEREST RATE RISK

Interest rate risk arises primarily through the Corporation's core business activities of extending loans and accepting deposits. Many factors, including economic and financial conditions, movements in market interest rates and consumer preferences, affect the spread between interest earned on assets and interest paid on liabilities. In managing interest rate risk, the Corporation seeks to minimize its reliance on a particular interest rate scenario as a source of earnings, while maximizing net interest income and net interest margin. To achieve these objectives, the Corporation uses securities purchases and sales, long-term and short-term funding, financial derivatives and other capital markets instruments.

     Interest rate risk is centrally managed by Asset and Liability Management. The Corporation actively measures and monitors components of interest rate risk including term structure or repricing risk, yield curve or nonparallel rate shift risk, basis risk and options risk. Senior management's Corporate Asset and Liability Committee provides strategic direction to Asset and Liability Management and, in doing so, reviews capital markets activities and interest rate risk exposures. The Finance Committee of the Board of Directors is responsible for overseeing the Corporation's interest rate risk management process.

     The Corporation measures and manages both the short-term and long-term effects of changing interest rates. A net interest income simulation model is used to measure the sensitivity of net interest income to changing interest rates over the next twenty-four month period; and an economic value of equity model is used to measure the sensitivity of the value of existing on-balance-sheet and off-balance-sheet positions to changing interest rates.

     The income simulation model is the primary tool used to measure the direction and magnitude of changes in net interest income resulting from changes in interest rates. Forecasting net interest income and its sensitivity to changes in interest rates requires that the Corporation make assumptions about the volume and characteristics of new business and the behavior of existing positions. These business assumptions are based on the Corporation's experience, business plans and published industry experience. Key assumptions employed in the model include prepayment speeds on mortgage-related assets and consumer loans, loan volumes and pricing, deposit volumes and pricing, the expected life and repricing characteristics of nonmaturity loans and deposits, and management's financial and capital plans.

     Because these assumptions are inherently uncertain, the model cannot precisely estimate net interest income or precisely predict the effect of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes, the difference between actual experience and the assumed volume and characteristics of new business and behavior of existing positions, and changes in market conditions and management strategies, among other factors.

     The Corporation's interest rate risk management policies provide that net interest income should not decrease by more than 3% if interest rates gradually increase or decrease from current rates by 100 basis points over a twelve-month period. Over the course of 1998, the Corporation's interest rate risk exposures were within policy limits. At December 31, 1998, if interest rates were to gradually increase by 100 basis points over the next twelve months, the model indicates that net interest income would decrease by 0.7%. If interest rates were to gradually decrease by 100 basis points over the next twelve months, the model indicates that net interest income would increase by 0.4%.

     The Corporation models additional interest rate scenarios covering a wider range of rate movements to identify yield curve, term structure and basis risk exposures. These scenarios are developed based on historical rate relationships or management's expectations regarding the future direction and level of interest rates. Depending on market conditions and other factors, these scenarios may be modeled more or less frequently. Such analyses are used in conjunction with the net interest income simulation model and economic value of equity model to identify inherent risk and develop appropriate strategies.

     The Corporation measures the sensitivity of the value of its on-balance-sheet and off-balance-sheet positions to movements in interest rates using an economic value of equity sensitivity model. The model computes the value of all current on-balance-sheet and off-balance-sheet positions under a range of instantaneous interest rate changes. The resulting change in the value of equity is the measure of overall long-term interest rate risk inherent in the Corporation's existing on-balance-sheet and off-balance-sheet positions. The Corporation uses the economic value of equity model to complement the net interest income simulation modeling process.

     The Corporation's risk management policies provide that the change in economic value of equity should not decline by more than 1.5% of the book value of assets for a 200 basis point instantaneous increase or decrease in interest rates.

     Based on the results of the economic value of equity model at December 31, 1998, if interest rates were to instantaneously increase by 200 basis points, the economic value of existing on-balance-sheet and off-balance-sheet positions would decline by 0.4% of assets. If interest rates were to instantaneously decrease by 200 basis points, the economic value of existing on-balance-sheet and off-balance-sheet positions would decline by 0.24% of assets.


56 PNC BANK

MARKET RISK

Most of PNC Bank's trading activities are designed to provide capital markets services for customers of PNC Corporate Bank, PNC Secured Finance and PNC Advisors. The performance of PNC Bank's trading operations is predominantly based on providing services to customers and not on positioning the Corporation's portfolio for gains from market movements.

     Market risk associated with trading, capital markets and foreign exchange activities is managed using a value-at-risk approach that combines interest rate risk, foreign exchange rate risk, spread risk and volatility risk. Exposure is measured as the potential loss due to a two standard deviation, one-day move. The combined year-end 1998 value-at-risk of all trading operations was less than $600 thousand.

FINANCIAL DERIVATIVES

A variety of off-balance-sheet financial derivatives are used as part of the overall risk management process to manage interest rate, market and credit risk inherent in the Corporation's business activities. Interest rate swaps and purchased interest rate caps and floors are the primary instruments used for interest rate risk management. Interest rate swaps are agreements to exchange fixed and floating interest rate payments calculated on a notional principal amount. The floating rate is based on a money market index, primarily short-term LIBOR indices. Purchased interest rate caps and floors are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate exceeds or is less than a defined rate applied to a notional amount, respectively.

     Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. Such contracts are primarily used to manage risk positions associated with certain mortgage banking activities.

     Credit-related derivatives provide, for a fee, an assumption of a portion of the credit risk associated with the underlying financial instruments. Such contracts are primarily used to manage credit risk and regulatory capital associated with commercial lending activities.

     Financial derivatives involve, to varying degrees, interest rate, market and credit risk in excess of the amount on the balance sheet, but less than the notional amount of the contract. For interest rate swaps, caps and floors, only periodic cash payments and, with respect to caps and floors, premiums, are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional value.

     In 1998, financial derivatives used in interest rate risk management increased net interest income by $18 million compared with a $14 million decrease in the prior year.

     The following table sets forth changes in the notional value of off-balance-sheet financial derivatives used for risk management during 1998.

FINANCIAL DERIVATIVES ACTIVITY

                                                                                                                     WEIGHTED-
                                                                                                                       AVERAGE
1998 - dollars in millions                    JANUARY 1    ADDITIONS   MATURITIES TERMINATIONS  DECEMBER 31           MATURITY
------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
   Interest rate swaps
     Receive fixed                               $4,320       $7,805      $(2,047)     $(2,915)      $7,163       2 yr. 9 mo.
     Pay fixed                                      448          301         (100)        (636)          13       1 yr.
     Basis swaps                                  1,011        1,330          (67)                    2,274       3 yr. 7 mo.
   Interest rate caps                               542          314         (129)          (5)         722       4 yr. 5 mo.
   Interest rate floors                           3,645        3,494       (2,100)      (3,100)       1,939       1 yr. 7 mo.
-----------------------------------------------------------------------------------------------------------
       Total interest rate risk management        9,966       13,244       (4,443)      (6,656)      12,111
Mortgage banking activities
   Residential
     Forward contracts
       Commitments to purchase loans              1,652       20,055      (20,421)                    1,286       2 mo.
       Commitments to sell loans                  1,335       29,655      (27,742)                    3,248       2 mo.
       Options                                       58          866         (717)                      207       2 mo.
     Interest rate floors - MSR                   1,470        5,225                    (1,820)       4,875       4 yr. 1 mo.
-----------------------------------------------------------------------------------------------------------
       Total residential                          4,515       55,801      (48,880)      (1,820)       9,616
   Commercial                                                    909                      (252)         657       9 yr. 1 mo.
-----------------------------------------------------------------------------------------------------------
       Total mortgage banking activities          4,515       56,710      (48,880)      (2,072)      10,273
Credit-related activities
   Credit default swaps                                        4,305          (50)                    4,255       2 yr. 9 mo.
-----------------------------------------------------------------------------------------------------------
       Total                                    $14,481      $74,259     $(53,373)     $(8,728)     $26,639
------------------------------------------------------------------------------------------------------------------------------


                                                                     PNC BANK 57

FINANCIAL REVIEW 1998 VERSUS 1997


     The following table sets forth by designated assets and liabilities the notional value and the estimated fair value of financial derivatives used for risk management. Weighted-average interest rates presented are those expected to be in effect based on the implied forward yield curve at December 31, 1998.


FINANCIAL DERIVATIVES

                                                                                                   WEIGHTED-AVERAGE INTEREST RATES
                                                                        NOTIONAL    ESTIMATED      -------------------------------
December 31, 1998 - dollars in millions                                    VALUE   FAIR VALUE            PAID        RECEIVED
----------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
   Asset rate conversion
     Interest rate swaps(1)
       Receive fixed designated to loans                                  $5,550          $83            5.06%          5.49%
       Pay fixed designated to loans                                           5                         6.23           4.98
       Basis swaps designated to other earning assets                        300            4            4.78           5.17
     Interest rate caps designated to loans(2)                               722            6              NM             NM
     Interest rate floors designated to loans(3)                           1,939           (9)             NM             NM
----------------------------------------------------------------------------------------------
         Total asset rate conversion                                       8,516           84
   Liability rate conversion
     Interest rate swaps(1)
       Receive fixed designated to:
         Interest-bearing deposits                                           150           10            5.23           6.65
         Borrowed funds                                                    1,463           60            5.12           5.83
       Pay fixed designated to borrowed funds                                  8            1            7.22           5.58
       Basis swaps designated to borrowed funds                            1,974            9            5.09           5.09
----------------------------------------------------------------------------------------------
         Total liability rate conversion                                   3,595           80
----------------------------------------------------------------------------------------------
           Total interest rate risk management                            12,111          164
Mortgage banking activities
   Residential
     Forward contracts
       Commitments to purchase loans                                       1,286            4              NM             NM
       Commitments to sell loans                                           3,248            4              NM             NM
       Options                                                               207            5              NM             NM
     Interest rate floors - MSR(3)                                         4,875           53              NM             NM
----------------------------------------------------------------------------------------------
         Total residential                                                 9,616           66
   Commercial
         Pay fixed swaps                                                     657           (2)           5.42           5.34
----------------------------------------------------------------------------------------------
         Total mortgage banking activities                                10,273           64
Credit-related activities
   Credit default swaps                                                    4,255           (2)             NM             NM
----------------------------------------------------------------------------------------------
         Total financial derivatives                                     $26,639         $226
----------------------------------------------------------------------------------------------------------------------------------

(1) The floating rate portion of interest rate contracts is based on money-market indices. As a percent of notional value, 33% were based on 1-month LIBOR, 63% on 3-month LIBOR and the remainder on other short-term indices.
(2) Interest rate caps with notional values of $248 million, $209 million and $257 million require the counterparty to pay the excess, if any, of 3-month LIBOR over a weighted-average strike of 6.19%, 1-month LIBOR over a weighted-average strike of 5.85% and Prime over a weighted-average strike of 8.77%, respectively. At December 31, 1998, 3-month LIBOR was 5.07%, 1-month LIBOR was 5.06% and Prime was 7.8%.
(3) Interest rate floors with notional values of $1.5 billion, $1.7 billion and $3.2 billion require the counterparty to pay the Corporation the excess, if any, of the weighted-average strike of 5.01% over 3-month LIBOR, the weighted-average strike of 5.19% over 10-year CMT and the weighted-average strike of 4.99% over 10-year CMS, respectively. At December 31, 1998, 3-month LIBOR was 5.07%, 10-year CMT was 4.65% and 10-year CMS was 5.47%.
NM - Not meaningful



58 PNC BANK

OTHER DERIVATIVES

To accommodate customer needs, PNC Bank enters into customer-related financial derivative transactions primarily consisting of interest rate swaps, caps, floors and foreign exchange contracts. Risk exposure from customer positions is managed through transactions with other dealers.

     Additionally, the Corporation enters into other derivatives transactions for risk management purposes. These positions are recorded at estimated fair value and changes in value are included in results of operations.

OTHER DERIVATIVES

                                             POSITIVE    NEGATIVE
                                   NOTIONAL      FAIR        FAIR    NET ASSET
December 31, 1998 - in millions       VALUE     VALUE       VALUE   (LIABILITY)
-------------------------------------------------------------------------------
Customer-related
   Interest rate
     Swaps                          $11,040      $ 69       $ (89)        $(20)
     Caps/floors
       Sold                           2,844                   (19)         (19)
       Purchased                      2,589        20                       20
   Foreign exchange                   2,108        33         (27)           6
   Other                                457         7          (8)          (1)
-------------------------------------------------------------------------------
   Total customer-related            19,038       129        (143)         (14)
Other                                   709         1                        1
-------------------------------------------------------------------------------
   Total other derivatives          $19,747      $130       $(143)        $(13)
-------------------------------------------------------------------------------


The following table sets forth by designated assets and liabilities the notional value and the estimated fair value of financial derivatives used for risk management. Weighted-average interest rates presented are those expected to be in effect based on the implied forward yield curve at December 31, 1997.

FINANCIAL DERIVATIVES

                                                                                               WEIGHTED-AVERAGE INTEREST RATES
                                                                        NOTIONAL    ESTIMATED  -------------------------------
December 31, 1997 - dollars in millions                                    VALUE   FAIR VALUE         PAID          RECEIVED
------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
   Asset rate conversion
     Interest rate swaps(1)
       Receive fixed designated to loans                                  $3,170          $64            5.79%          6.45%
       Pay fixed designated to loans                                         427          (10)           7.30           5.89
       Basis swaps designated to other earning assets                        336            2            5.77           5.99
     Interest rate caps designated to loans(2)                               542            4              NM             NM
     Interest rate floors designated to loans(3)                           3,645            4              NM             NM
----------------------------------------------------------------------------------------------
         Total asset rate conversion                                       8,120           64
   Liability rate conversion
     Interest rate swaps(1)
       Receive fixed designated to interest-bearing liabilities            1,150           37            5.88           6.31
       Pay fixed designated to borrowed funds                                 21            3            5.47           6.38
       Basis swaps designated to borrowed funds                              675            1            5.96           5.99
----------------------------------------------------------------------------------------------
         Total liability rate conversion                                   1,846           41
----------------------------------------------------------------------------------------------
           Total interest rate risk management                             9,966          105
Mortgage banking activities
   Forward contracts
     Commitments to purchase loans                                         1,652           (1)             NM             NM
     Commitments to sell loans                                             1,335           (5)             NM             NM
     Options                                                                  58            2              NM             NM
   Interest rate floors - MSR(3)                                           1,470           26              NM             NM
----------------------------------------------------------------------------------------------
     Total mortgage banking activities                                     4,515           22
----------------------------------------------------------------------------------------------
       Total financial derivatives                                       $14,481         $127
------------------------------------------------------------------------------------------------------------------------------

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


                                                                     PNC BANK 59

FINANCIAL REVIEW 1998 VERSUS 1997


YEAR 2000 READINESS

The Corporation has been working since 1995 to prepare its computer systems and applications to meet the year 2000 challenge. This process involves reviewing, modifying and replacing existing hardware, software and embedded chip technology systems, as necessary, and communicating with external service providers and customers regarding their addressing of year 2000 issues. The Corporation is also assessing the year 2000 preparedness of third parties such as vendors, customers, governmental entities and others.

     As of December 31, 1998, approximately 96% of the Corporation's MIS-supported mainframe, mid-range and PC client-server systems had been tested and returned to production as year 2000 ready. Approximately 96% of the Corporation's non-PC related hardware and systems software had also been tested and determined to be year 2000 ready as of that date. At year-end 1998, the Corporation had also substantially completed an organization-wide assessment of year 2000 issues relating to its mission critical systems which utilize embedded chip technologies. No significant problems have been identified to date with respect to embedded chip technology systems.

     The Corporation has substantially completed its assessment of the year 2000 preparedness of its identified mission critical service providers. The Corporation has not to date identified any material problems associated with its mission critical service providers.

     The year 2000 issue may also have an adverse impact on the operations and financial condition of the Corporation's borrowers. PNC Bank periodically compiles and updates year 2000 profiles for certain of its largest lending relationships for the purpose of assessing their overall risks. Determination of these risks is based upon an assessment of such borrowers' vulnerability to year 2000 issues, resources and capacity, adequacy of year 2000 readiness plans, remediation costs and state of remediation. This information is compiled and analyzed periodically to determine the possible year 2000 impact on the loan portfolio and allowance for credit losses. Based on the Corporation's current assessment of the information it has received to date, management believes the year 2000 issue will not have a material impact on the quality of the loan portfolio. The Corporation will continue to review and assess the year 2000 preparedness of its borrowers during 1999.

     During the spring of 1999, PNC Bank plans to conduct fully integrated testing of its systems and applications to determine whether its mission critical application systems will perform in coordination with one another. The mission critical applications systems will be tested on year 2000-ready hardware and software using dates of December 31, 1999, January 3, 2000, February 29, 2000, and additional dates, if determined to be appropriate. The Corporation also intends to conduct testing during 1999 with those mission critical vendors that provide systems-related services.

     The estimated total cost to become year 2000 compliant, which is being expensed as incurred, is approximately $30 million. Through December 31, 1998, the Corporation had expensed approximately $21 million related to the year 2000 effort. Expenses incurred for year 2000 readiness efforts comprised less than 5% of the Corporation's total technology-related costs in 1998 and are not expected to exceed 2% of technology-related expenses in 1999. No significant outlays have been made to replace existing systems solely for year 2000 compliance reasons. The costs and the timetable in which the Corporation plans to complete its year 2000 readiness activities are based on management's best estimates, which were derived using numerous assumptions of future events including the continued availability of certain resources, third party preparedness and other factors. The Corporation can make no guarantee that these estimates will be achieved, and actual results could differ from such plans.

     Contingency plans have been completed for those systems that were not tested and returned to production by October 31, 1998, and for those critical service providers who either are not expected to be year 2000 ready by March 31, 1999, or did not respond to requests for year 2000 readiness information. Contingency plans are being developed for mission critical end-user computing applications that were not tested by December 15, 1998. In addition, business continuity plans are being reviewed and strengthened to address year 2000 implications. This effort is expected to be completed by March 31, 1999. The Corporation will continue to review all contingency plans during 1999 and modify them when necessary or appropriate. Certain critical service provider and systems contingency plans will be tested during 1999.

     PNC Bank's year 2000 remedial efforts and contingency plans are also subject to oversight and regulation by certain federal bank regulatory authorities.

     It is not possible to predict with certainty all of the adverse effects that could result from a failure of the Corporation or of third parties to become fully year 2000 compliant or whether such effects could have a material impact on the Corporation. However, if the Corporation were to fail to correct internal year 2000 problems, or if one or more of its third party providers are unable due to year 2000 issues to provide services required by the Corporation, a disruption of operations, resulting in increased operating costs and other adverse effects, could result. Such disruptions could include a temporary inability to process transactions and delays in providing services. In addition, to the extent customers' financial positions are weakened due to year 2000 issues, credit quality could be adversely affected.


60 PNC BANK

FINANCIAL REVIEW
1997 VERSUS 1996


OVERVIEW

Consolidated net income for 1997 totaled $1.052 billion or $3.28 per diluted share compared with $992 million or $2.88, respectively, in 1996. Returns on average common shareholders' equity and average assets for 1997 were 20.01% and 1.49% compared with 17.18% and 1.40%, respectively, in 1996. The 1996 results include a $22 million after-tax charge to recapitalize the Savings Association Insurance Fund ("SAIF"). Excluding the SAIF assessment, earnings for 1996 totaled $1.015 billion or $2.94 per diluted share. On this basis, returns on average common shareholders' equity and average assets were 17.58% and 1.43%, respectively.


CONSOLIDATED INCOME STATEMENT REVIEW

NET INTEREST INCOME

Taxable-equivalent net interest income was $2.524 billion in 1997, a $45 million increase over 1996. The net interest margin widened 11 basis points to 3.94% compared with 3.83% in 1996. These increases resulted from a higher-yielding earning asset mix which offset the impact of spread compression, change in deposit mix and lower average deposit levels.

PROVISION FOR CREDIT LOSSES

The provision for credit losses was $70 million in 1997. No provision was recorded in the prior year. During 1997, PNC Bank's loan portfolio was comprised of a larger proportion of consumer loans, primarily credit cards, which had inherently higher charge-offs.

NONINTEREST INCOME

Noninterest income before net securities gains totaled $1.806 billion in 1997, a $397 million or 28% increase compared with 1996. Net securities gains were $49 million in 1997 including $17 million associated with mortgage banking hedging activities.

     Strong asset management and consumer services growth reflected the strategic emphasis on expanding fee-based revenue. Asset management and mutual fund servicing benefited from new business and market appreciation. Service charges on deposits increased $16 million due to a revised fee structure implemented during 1996. Consumer services revenue exhibited strong growth in nearly all categories. Fees for corporate services increased due to higher treasury management fees. Credit card fees increased $63 million, reflecting credit card portfolio growth largely due to acquisitions.

     Mortgage banking revenue grew primarily due to higher income from origination and securitization activities which were partially offset by an $8 million decline in gains from sales of servicing. Other noninterest income increased over 1996 levels primarily due to asset securitization income of $55 million and a $27 million increase in venture capital income.

NONINTEREST EXPENSE

Noninterest expense increased $314 million to $2.662 billion in 1997 primarily due to $187 million of incremental costs associated with AAA and credit card-related national consumer banking initiatives. Higher incentive compensation commensurate with revenue growth and the cost of trust preferred capital securities also contributed to the increase. Excluding AAA and credit card-related national consumer banking initiatives and the cost of trust preferred capital securities, noninterest expense increased $74 million or 3%. Average full-time equivalent employees totaled 24,600 in 1997 compared with 25,000 in 1996. The efficiency ratio was 56.1% compared with 57.0% in the prior year.


                                                                     PNC BANK 61

FINANCIAL REVIEW 1997 VERSUS 1996


CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $75.1 billion at December 31, 1997, compared with $73.3 billion at December 31, 1996. The increase was primarily due to increases in loans, loans held for sale and short-term investments partially offset by a reduction in securities available for sale.

LOANS

Loans outstanding increased $2.4 billion from year-end 1996 to $54.2 billion at December 31, 1997. Loan portfolio composition continued to be geographically diversified among industries and types of businesses and reflected growth in the Corporation's core businesses, credit cards and the impact of acquisitions. Growth in residential mortgages and commercial loans was partially offset by reductions in indirect automobile lending and $1 billion of student loan securitizations.

SECURITIES AVAILABLE FOR SALE

The securities portfolio declined $3.4 billion from year-end 1996 to $8.5 billion at December 31, 1997. The expected weighted-average life of the securities portfolio was 2 years and 9 months at December 31, 1997 compared with 2 years and 11 months at year-end 1996.

FUNDING SOURCES

Deposits increased 4.3% to $47.6 billion at December 31, 1997, compared with $45.7 billion at year-end 1996 while borrowed funds remained relatively unchanged. Deposits increased primarily due to an increase in short-term foreign deposits. During 1997, the Corporation diversified its funding base by initiating a $2.5 billion Euro medium-term bank note program. The Corporation had issued approximately $514 million of bank notes under this program at December 31, 1997.

ASSET QUALITY

The ratio of nonperforming assets to total loans and foreclosed assets was .61% and .88% at December 31, 1997 and 1996, respectively. The allowance for credit losses was 352% of nonperforming loans and 1.79% of total loans at December 31, 1997, compared with 334% and 2.25% at December 31, 1996, respectively. Net charge-offs were .51% of average loans in 1997 compared with .33% in 1996. The increase was primarily associated with higher credit card outstandings.

CAPITAL

Shareholders' equity totaled $5.4 billion and $5.9 billion at December 31, 1997 and 1996, respectively, and the leverage ratio was 7.30% and 7.70% in the comparison. Tier I and total risk-based capital ratios were 7.43% and 11.11%, respectively, at December 31, 1997. The comparable December 31, 1996 ratios were 8.29% and 11.65%, respectively.



62 PNC BANK

REPORTS ON CONSOLIDATED FINANCIAL STATEMENTS


MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

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

     Management is responsible for establishing and maintaining effective internal control over financial reporting. The internal control system is augmented by written policies and procedures and by audits performed by an internal audit staff which reports to the Audit Committee of the Board of Directors. Internal auditors test the operation of the internal control system and report findings to management and the Audit Committee, and corrective actions are taken to address identified control deficiencies and other opportunities for improving the system. The Audit Committee, composed solely of outside directors, provides oversight to the financial reporting process.

     There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

     Management assessed PNC Bank Corp.'s internal control over financial reporting as of December 31, 1998. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that PNC Bank Corp. maintained an effective internal control system over financial reporting as of December 31, 1998.


/s/ Thomas H. O'Brien                   /s/ Robert L. Haunschild
-----------------------                 -------------------------
Thomas H. O'Brien                       Robert L. Haunschild
Chairman and                            Senior Vice President and
Chief Executive Officer                 Chief Financial Officer



REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


SHAREHOLDERS AND BOARD OF DIRECTORS
PNC BANK CORP.

We have audited the accompanying consolidated balance sheet of PNC Bank Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of PNC Bank Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PNC Bank Corp. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ ERNST & YOUNG LLP
------------------------
Pittsburgh, Pennsylvania
January 22, 1999


                                                                     PNC BANK 63

CONSOLIDATED STATEMENT OF INCOME


Year ended December 31 - in millions, except per share data                 1998                1997                 1996
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans                                                   $4,590              $4,354               $3,943
Securities available for sale                                                425                 540                  859
Other                                                                        298                 157                  136
--------------------------------------------------------------------------------------------------------------------------
   Total interest income                                                   5,313               5,051                4,938
==========================================================================================================================

INTEREST EXPENSE
Deposits                                                                   1,471               1,457                1,428
Borrowed funds                                                             1,269               1,099                1,066
--------------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                  2,740               2,556                2,494
--------------------------------------------------------------------------------------------------------------------------
   Net interest income                                                     2,573               2,495                2,444
Provision for credit losses                                                  225                  70
--------------------------------------------------------------------------------------------------------------------------
   Net interest income less provision for credit losses                    2,348               2,425                2,444
==========================================================================================================================

NONINTEREST INCOME
Asset management                                                             626                 462                  378
Mutual fund servicing                                                        182                 141                  119
Service charges on deposits                                                  203                 203                  187
Consumer services                                                            390                 312                  211
Corporate services                                                           257                 198                  168
Mortgage banking                                                             357                 213                  189
Net securities gains                                                         120                  49                   22
Other                                                                        488                 277                  157
--------------------------------------------------------------------------------------------------------------------------
   Total noninterest income                                                2,623               1,855                1,431
==========================================================================================================================

NONINTEREST EXPENSE
Staff expense                                                              1,416               1,241                1,135
Net occupancy and equipment                                                  409                 369                  369
Amortization                                                                 432                 174                  117
Marketing                                                                     96                  70                   63
Distributions on capital securities                                           60                  43                    1
Other                                                                        848                 765                  663
--------------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                               3,261               2,662                2,348
==========================================================================================================================
Income before income taxes                                                 1,710               1,618                1,527
Income taxes                                                                 595                 566                  535
--------------------------------------------------------------------------------------------------------------------------
   Net income                                                             $1,115              $1,052                 $992
==========================================================================================================================

EARNINGS PER COMMON SHARE
Basic                                                                      $3.64               $3.33                $2.91
Diluted                                                                     3.60                3.28                 2.88

CASH DIVIDENDS DECLARED PER COMMON SHARE                                    1.58                1.50                 1.42

AVERAGE COMMON SHARES OUTSTANDING
Basic                                                                      300.8               310.1                338.6
Diluted                                                                    305.1               316.2                344.6
--------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.





64 PNC BANK

CONSOLIDATED BALANCE SHEET


December 31 - in millions, except par value                                                     1998                 1997
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                       $2,534               $4,303
Short-term investments                                                                         1,014                1,526
Loans held for sale                                                                            3,226                2,324
Securities available for sale                                                                  7,074                8,522
Loans, net of unearned income of $554 and $412                                                57,650               54,245
   Allowance for credit losses                                                                  (753)                (972)
--------------------------------------------------------------------------------------------------------------------------
   Net loans                                                                                  56,897               53,273
Goodwill and other amortizable assets                                                          2,548                1,632
Other                                                                                          3,914                3,540
--------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                              $77,207              $75,120
==========================================================================================================================

LIABILITIES
Deposits
   Noninterest-bearing                                                                        $9,943              $10,158
   Interest-bearing                                                                           37,553               37,491
--------------------------------------------------------------------------------------------------------------------------
     Total deposits                                                                           47,496               47,649
Borrowed funds
   Federal funds purchased                                                                       390                3,632
   Repurchase agreements                                                                       1,669                  714
   Bank notes and senior debt                                                                 10,384                9,826
   Other borrowed funds                                                                        6,722                3,753
   Subordinated debt                                                                           1,781                1,697
--------------------------------------------------------------------------------------------------------------------------
     Total borrowed funds                                                                     20,946               19,622
Other                                                                                          1,874                1,815
--------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                          70,316               69,086
--------------------------------------------------------------------------------------------------------------------------

Mandatorily redeemable capital securities of subsidiary trusts                                   848                  650

SHAREHOLDERS' EQUITY
Preferred stock                                                                                    7                    7
Common stock - $5 par value
   Authorized: 450.0 shares
   Issued: 352.8 and 348.4 shares                                                              1,764                1,742
Capital surplus                                                                                1,250                1,042
Retained earnings                                                                              5,262                4,641
Deferred benefit expense                                                                         (36)                 (41)
Accumulated other comprehensive loss                                                             (43)                 (23)
Common stock held in treasury at cost: 49.1 and 48.0 shares                                   (2,161)              (1,984)
--------------------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                                  6,043                5,384
--------------------------------------------------------------------------------------------------------------------------
   Total liabilities, capital securities and shareholders' equity                            $77,207              $75,120
--------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.



                                                                     PNC BANK 65

CONSOLIDATED STATEMENT OF
SHAREHOLDERS' EQUITY


                                                                                        ACCUMULATED
                                                                                              OTHER
                                     PREFERRED      COMMON    CAPITAL    RETAINED     COMPREHENSIVE
In millions                              STOCK       STOCK    SURPLUS    EARNINGS     INCOME (LOSS)     OTHER       TOTAL
--------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1996                  $1      $1,704       $545      $3,571               $26      $(79)     $5,768
Net income                                                                    992                                     992
Net unrealized securities losses                                                                (93)                  (93)
--------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                               899
--------------------------------------------------------------------------------------------------------------------------
Cash dividends declared
   Common                                                                    (482)                                   (482)
   Preferred                                                                   (6)                                     (6)
Common stock issued (4.3 shares)                        22         74                                                  96
Preferred stock issued (6.0 shares)          6                    290                                                 296
Treasury stock activity
   (21.0 net shares purchased)                                      1          (1)                       (751)       (751)
Tax benefit of ESOP and
   stock option plans                                              29           1                                      30
Deferred benefit expense                                                                                   19          19
--------------------------------------------------------------------------------------------------------------------------
   Balance at December 31, 1996              7       1,726        939       4,075               (67)     (811)      5,869
==========================================================================================================================

Net income                                                                  1,052                                   1,052
Net unrealized securities gains                                                                  44                    44
--------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                             1,096
--------------------------------------------------------------------------------------------------------------------------
Cash dividends declared
   Common                                                                    (469)                                   (469)
   Preferred                                                                  (19)                                    (19)
Common stock issued (3.3 shares)                        16         57                                                  73
Treasury stock activity
   (27.0 net shares purchased)                                     19                                  (1,233)     (1,214)
Tax benefit of ESOP and
   stock option plans                                              27           2                                      29
Deferred benefit expense                                                                                   19          19
--------------------------------------------------------------------------------------------------------------------------
   Balance at December 31, 1997              7       1,742      1,042       4,641               (23)   (2,025)      5,384
==========================================================================================================================

Net income                                                                  1,115                                   1,115
Net unrealized securities losses                                                                (13)                  (13)
Minimum pension liability adjustment                                                             (7)                   (7)
--------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                             1,095
--------------------------------------------------------------------------------------------------------------------------
Cash dividends declared
   Common                                                                    (476)                                   (476)
   Preferred                                                                  (19)                                    (19)
Common stock issued (4.4 shares)                        22         99                                                 121
Treasury stock activity
   (1.1 net shares purchased)                                      90                                    (177)        (87)
Tax benefit of ESOP and
   stock option plans                                              19           1                                      20
Deferred benefit expense                                                                                    5           5
--------------------------------------------------------------------------------------------------------------------------
   BALANCE AT DECEMBER 31, 1998             $7      $1,764     $1,250      $5,262              $(43)  $(2,197)     $6,043
--------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.



66 PNC BANK

CONSOLIDATED STATEMENT OF CASH FLOWS


Year ended December 31 - in millions                                        1998                 1997                1996
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                $1,115               $1,052                $992
Adjustments to reconcile net income to net cash (used) provided by operating activities
   Provision for credit losses                                               225                   70
   Depreciation, amortization and accretion                                  632                  346                 290
   Deferred income taxes                                                     170                  133                 190
   Net securities gains                                                     (120)                 (49)                (22)
   Net gains on sales of assets                                             (328)                (179)                (89)
Change in
   Loans held for sale                                                    (1,331)              (1,383)               (282)
   Other                                                                    (649)                 (31)               (869)
--------------------------------------------------------------------------------------------------------------------------
     Net cash (used) provided by operating activities                       (286)                 (41)                210
==========================================================================================================================

INVESTING ACTIVITIES
Net change in loans                                                       (6,031)              (5,182)             (1,657)
Repayment of securities available for sale                                 2,120                2,014               6,045
Sales
   Securities available for sale                                          12,779               10,223               6,789
   Loans                                                                   3,030                2,863                 671
   Foreclosed assets                                                          69                  116                 151
Purchases
   Securities available for sale                                         (13,342)              (8,725)             (9,063)
   Loans                                                                    (129)                (534)             (2,505)
Net cash (paid) received for acquisitions/divestitures                    (1,031)                                     460
Other                                                                       (241)                (823)                664
--------------------------------------------------------------------------------------------------------------------------
     Net cash (used) provided by investing activities                     (2,776)                 (48)              1,555
==========================================================================================================================

FINANCING ACTIVITIES
Net change in
   Noninterest-bearing deposits                                             (215)                (779)                221
   Interest-bearing deposits                                                 696                2,766              (1,919)
   Federal funds purchased                                                (3,242)                (301)               (541)
Sale/issuance
   Repurchase agreements                                                 112,108               84,315              70,626
   Bank notes and senior debt                                              9,229                9,125               8,197
   Other borrowed funds                                                   98,534               99,469              88,663
   Subordinated debt                                                         140                  350
   Capital securities                                                        198                  300                 350
   Preferred stock                                                                                                    296
   Common stock                                                              123                  155                 120
Repayment/maturity
   Repurchase agreements                                                (111,153)             (84,246)            (72,832)
   Bank notes and senior debt                                             (8,672)              (7,390)             (6,561)
   Other borrowed funds                                                  (95,616)            (101,368)            (86,991)
Acquisition of treasury stock                                               (342)              (1,532)               (569)
Cash dividends paid                                                         (495)                (488)               (488)
--------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) by financing activities                      1,293                  376              (1,428)
==========================================================================================================================
(Decrease) increase in cash and due from banks                            (1,769)                 287                 337
     Cash and due from banks at beginning of year                          4,303                4,016               3,679
--------------------------------------------------------------------------------------------------------------------------
     Cash and due from banks at end of year                               $2,534               $4,303              $4,016
==========================================================================================================================
CASH PAID FOR
     Interest                                                             $2,727               $2,569              $2,636
     Income taxes                                                            397                  418                 193

NONCASH ITEMS
     Transfers from loans held for sale to loans                             429
     Transfers from loans to other assets                                     44                   71                  76
     Conversion of debt to equity                                             55                    7
--------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.




                                                                     PNC BANK 67

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


BUSINESS

PNC Bank Corp. ("Corporation" or "PNC Bank") is one of the largest diversified financial services organizations in the United States operating retail banking, asset management and wholesale businesses that provide financial products and services nationally and in PNC Bank's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky. PNC Bank is subject to intense competition from other financial services companies with respect to these businesses and is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those authorities.


NOTE 1 ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of PNC Bank and its subsidiaries, most of which are wholly owned. Such statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated.

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported. Actual results will differ from such estimates and the differences may be material to the consolidated financial statements.

LOANS HELD FOR SALE

Loans held for sale primarily consist of residential and commercial mortgages and are carried at the lower of cost or aggregate market value. Gains and losses on sales of loans held for sale are included in noninterest income.

SECURITIES

Securities are classified as investments and carried at amortized cost if management has the intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account, carried at market value and classified as short-term investments. Gains and losses on trading securities are included in noninterest income. Securities not classified as investments or trading are designated as securities available for sale and carried at fair value with unrealized gains and losses, net of income taxes, reflected in accumulated other comprehensive income. Gains and losses on sales of securities available for sale are computed on a specific security basis and included in noninterest income.

LOANS

Loans are stated at the principal amounts outstanding, net of unearned income. Interest income with respect to loans is accrued on the principal amount outstanding, except for lease financing income which is recognized over its respective terms using methods which approximate the level yield method. Significant loan fees are deferred and accreted to interest income over the respective lives of the loans.

LOAN SECURITIZATIONS

The Corporation sells mortgage and other loans through secondary market securitizations. The Corporation receives a fee for servicing the securitized loans. Securitized loans are removed from the balance sheet and the Corporation records a servicing asset and a corresponding gain or loss on sale. Certain estimates are inherent in determining the fair value of servicing assets and are subject to change.

NONPERFORMING ASSETS

Nonperforming assets are comprised of nonaccrual loans, troubled debt restructurings and foreclosed assets. Generally, loans other than credit card and other consumer are classified as nonaccrual when it is determined that the collection of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loans are well secured and in the process of collection. When interest accrual is discontinued, accrued but uncollected interest credited to income in the current year is reversed and unpaid interest accrued in the prior year, if any, is charged against the allowance for credit losses. Consumer loans are generally charged off when payments are past due 120 days and credit cards are charged off when payments are past due 180 days.

     A loan is categorized as a troubled debt restructuring in the year of restructuring if a concession is granted to the borrower due to a deterioration in the financial condition of the borrower.

     Nonperforming loans are generally not returned to performing status until the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and collection of the contractual principal and interest is no longer doubtful.

     Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. These assets are recorded on the date

68 PNC BANK
acquired at the lower of the related loan balance or market value of the collateral less estimated disposition costs. Market values are estimated primarily based on appraisals. Subsequently, foreclosed assets are valued at the lower of the amount recorded at acquisition date or the current market value less estimated disposition costs. Gains or losses realized from disposition of such property are reflected in noninterest expense.

     Impaired loans consist of nonaccrual commercial and commercial real estate loans and troubled debt restructurings. Interest collected on these loans is recognized on the cash basis or cost recovery method.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is established through provisions charged against income. Loans deemed to be uncollectible are charged against the allowance and recoveries of previously charged-off loans are credited to the allowance.

     The allowance is maintained at a level believed by management to be sufficient to absorb estimated potential credit losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the credit portfolio and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including, among others, the amounts and timing of expected future cash flows on impaired loans, estimated losses on credit card and other consumer loans and residential mortgages, and general amounts for historical loss experience, economic conditions, uncertainties in estimating losses and inherent risks in the various credit portfolios, all of which may be susceptible to significant change. In determining the adequacy of the allowance for credit losses, the Corporation makes allocations to specific problem commercial, commercial real estate and other loans based on discounted cash flow analyses or collateral valuations for impaired loans and to pools of watchlist and nonwatchlist loans for various credit risk factors. Allocations to loan pools are developed by business segment and risk rating and are based on historical loss trends and management's judgment concerning those trends and other relevant factors. These factors may include, among others, actual versus estimated losses, current regional and national economic conditions, business segment portfolio concentrations, industry competition and consolidation and the impact of government regulations. Credit card, other consumer and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current economic conditions.

     While PNC Bank's commercial and consumer loan pool reserve methodologies strive to reflect all risk factors, there continues to be a certain element of risk arising in part from, but not limited to, potential for estimation or judgmental errors, charge-off volatility, rapid declines in the credit quality of assets arising from such factors as fraud, portfolio management risks, or sudden economic shifts. Unallocated reserves provide coverage for such risks. While allocations are made to specific loans and pools of loans, the reserve is available for all credit losses.

SERVICING OF FINANCIAL ASSETS

Servicing rights retained in a sale or securitization of loans are recorded by allocating the previous carrying amount of the loans sold or securitized to the relative fair values of the assets retained and sold. Purchased servicing rights are recorded at cost. Servicing rights are amortized in proportion to estimated net servicing income. To determine the fair value of servicing rights, the Corporation estimates the present value of future cash flows incorporating numerous assumptions including cost of servicing, discount rates, prepayment speeds and default rates.

     A valuation allowance is maintained for the excess, if any, of the carrying amount of capitalized servicing rights over estimated fair value.

GOODWILL AND OTHER AMORTIZABLE ASSETS

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

SOFTWARE COSTS

Effective January 1, 1998, the Corporation adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Qualifying software costs are capitalized and amortized over the estimated useful life of the software. Prior to the adoption of SOP 98-1, software costs were expensed as incurred. Restatement of prior year financial statements was not permitted. The adoption of SOP 98-1 did not have a material impact on the Corporation's financial position or results of operations.


                                                                     PNC BANK 69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TREASURY STOCK

The Corporation records common stock purchased for treasury at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.

FINANCIAL DERIVATIVES

The Corporation uses off-balance-sheet financial derivatives as part of the overall asset and liability management process and in mortgage banking activities. Substantially all such instruments are used to manage risk related to changes in interest rates. Financial derivatives primarily consist of interest rate swaps, purchased interest rate caps and floors, forward contracts and credit default swaps.

     Interest rate swaps are agreements with a counterparty to exchange periodic interest payments calculated on a notional principal amount. Purchased interest rate caps and floors are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate is higher or lower than a defined rate applied to a notional amount.

     Interest rate swaps, caps and floors that modify the interest rate characteristics (such as from fixed to variable, variable to fixed, or one variable index to another) of designated interest-bearing assets or liabilities are accounted for under the accrual method. The net amount payable or receivable from the derivative contract is accrued as an adjustment to interest income or interest expense of the designated instrument. Premiums on contracts are deferred and amortized over the life of the agreement as an adjustment to interest income or interest expense of the designated instruments. Unamortized premiums are included in other assets. Changes in fair value of financial derivatives accounted for under the accrual method are not reflected in results of operations. Realized gains and losses, except losses on terminated interest rate caps and floors, are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the shorter of the remaining original life of the agreements or the designated instruments. Losses on terminated interest rate caps and floors are recognized immediately in results of operations. If the designated instruments are disposed of, the fair value of the associated derivative contracts and any unamortized deferred gains or losses are included in the determination of gain or loss on the disposition of such instruments. Contracts not qualifying for accrual accounting are marked to market.

     Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The Corporation uses forward contracts primarily to manage risk associated with its mortgage banking activities. Realized gains and losses on mandatory and optional delivery forward commitments are recorded in noninterest income in the period settlement occurs. Unrealized gains or losses are considered in the lower of cost or market valuation of loans held for sale.

     To accommodate customer needs, PNC Bank also enters into financial derivative transactions primarily consisting of interest rate swaps, caps, floors and foreign exchange contracts. Interest rate risk exposure from customer positions is managed through transactions with other dealers. These positions are recorded at estimated fair value and changes in value are included in noninterest income.

     Additionally, the Corporation enters into other derivative transactions for risk management purposes that do not qualify for accrual accounting. These transactions are recorded at estimated fair value and changes in value are included in noninterest income.

     Credit-related derivatives are entered into to manage credit risk and regulatory capital associated with commercial lending activities. If the credit-related derivative qualifies for hedge accounting treatment, the premium paid to enter the credit-related derivative is recorded in other assets and is deferred and amortized to noninterest expense over the life of the agreement. Changes in the fair value of credit-related derivatives qualifying for hedge accounting treatment are not reflected in the Corporation's financial position and have no impact on results of operations.

     If the credit-related derivative does not qualify for hedge accounting treatment or if the Corporation is the seller of credit protection, the credit-related derivative is marked to market with gains or losses included in noninterest income.

FOREIGN CURRENCY TRANSLATION

The Corporation has foreign currency exposures for loans and deposits denominated in foreign currencies. These exposures are managed by entering into currency swaps and currency forward contracts. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the balance sheet date exchange rate. Resulting gains or losses are included in results of operations. Derivatives designated as hedges are accounted for using the deferral method of accounting. Derivatives not qualifying for deferral accounting are marked to market.

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

70 PNC BANK

EARNINGS PER COMMON SHARE

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

RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," is required to be adopted in years beginning after June 15, 1999, although early adoption is permitted. The Corporation expects to adopt the new statement effective January 1, 2000. This statement requires the Corporation to recognize all financial derivatives on the balance sheet at fair value. Derivatives that do not qualify as hedges must be adjusted to fair value through results of operations. If the derivative is a hedge as defined by the statement, changes in the fair value of derivatives will be either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through results of operations or recognized in other comprehensive income until the hedged item is recognized in results of operations based on the nature of the hedge. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Management has not yet determined what effect this statement will have on the financial position and results of operations of the Corporation.

     SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" (an amendment of SFAS No. 65), is effective January 1, 1999, although early application is permitted. This statement requires the Corporation to classify all mortgage-backed securities or other interests in the form of a security retained after a securitization of mortgage loans held for sale based on its ability and intent to sell or hold those investments. Any retained mortgage-backed securities that the Corporation commits to sell before or during the securitization process must be classified as trading securities. At the time of implementation, this standard permits a one-time reclassification of mortgage-backed securities and other beneficial interests retained after the securitization of mortgage loans held for sale from the trading category. Management does not believe that this statement will have a material impact on the financial position and results of operations of the Corporation.


NOTE 2 ACQUISITIONS AND DIVESTITURES

In April 1998, the Corporation completed the acquisitions of Midland Loan Services, L.P., one of the nation's largest servicers of commercial mortgages, and the asset-based finance business of BTM Capital Corp., including a $600 million portfolio of asset-based loans and loan commitments. In July 1998, the Corporation completed the acquisition of The Arcand Company, subsequently renamed Columbia Housing Partners, a leading tax credit syndicator principally engaged in the origination and distribution of affordable housing limited partnerships. In December 1998, the Corporation acquired Hilliard-Lyons, Inc. ("Hilliard Lyons"), a retail brokerage firm with 90 offices in 13 Midwestern and Southeastern states.

     In December, PNC Bank sold its corporate trust and escrow business to Chase Manhattan Trust Company, N.A. and $821 million of non-affinity, non-relationship credit card accounts to a subsidiary of Metris Companies, Inc. The Corporation also entered into a definitive agreement to sell its remaining credit card business of approximately $2.9 billion of outstanding receivables and 3.3 million accounts, including PNC National Bank, Wilmington, Delaware, to MBNA Corporation. This transaction, expected to close in the first quarter of 1999 subject to regulatory approvals, is anticipated to result in a substantial gain.


NOTE 3 CASH FLOWS

For the statement of cash flows, cash and cash equivalents are defined as cash and due from banks.

     The following table sets forth information pertaining to acquisitions and divestitures which affect cash flows.


Year ended December 31 - in millions       1998      1996
----------------------------------------------------------
Assets acquired                          $1,007      $538
Liabilities assumed (divested)             (322)      501
Cash paid                                 1,184        37
Cash and due from banks received            153       497
----------------------------------------------------------


The Corporation did not have acquisition or divestiture activity which affected 1997 cash flows.


                                                                     PNC BANK 71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 SECURITIES AVAILABLE FOR SALE

                                                                1998                                    1997
                                               ------------------------------------    ------------------------------------
                                                             UNREALIZED                              UNREALIZED
                                               AMORTIZED   --------------      FAIR    AMORTIZED   --------------      FAIR
December 31 - in millions                           COST   GAINS   LOSSES     VALUE         COST   GAINS   LOSSES     VALUE
---------------------------------------------------------------------------------------------------------------------------
Debt securities
  U.S. Treasury and government agencies           $2,781     $10     $(37)   $2,754       $1,102     $ 4     $ (1)   $1,105
  Mortgage-backed                                  2,942       5      (11)    2,936        4,672       4      (53)    4,623
  Asset-backed                                       709       1       (2)      708        2,079       5       (1)    2,083
  State and municipal                                122       6                128          170       7                177
  Other debt                                          33               (2)       31           34               (1)       33
---------------------------------------------------------------------------------------------------------------------------
    Total debt securities                          6,587      22      (52)    6,557        8,057      20      (56)    8,021
Corporate stocks and other                           542      10      (35)      517          501       3       (3)      501
---------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale           $7,129     $32     $(87)   $7,074       $8,558     $23     $(59)   $8,522
---------------------------------------------------------------------------------------------------------------------------


No financial derivatives were designated to securities available for sale at December 31, 1998 and 1997.

     The following table presents the amortized cost, fair value and weighted-average yield of debt securities at December 31, 1998 by remaining contractual maturity.

CONTRACTUAL MATURITY OF DEBT SECURITIES

December 31, 1998 -        WITHIN       1 TO          5 TO    AFTER 10
dollars in millions        1 YEAR    5 YEARS      10 YEARS       YEARS     TOTAL
---------------------------------------------------------------------------------
U.S. Treasury and
   government agencies        $40       $299        $2,440      $    2    $2,781
Mortgage-backed                 2          8           197       2,735     2,942
Asset-backed                              10            20         679       709
State and municipal             9         22            35          56       122
Other debt                      1          8             9          15        33
---------------------------------------------------------------------------------
   Total                      $52       $347        $2,701      $3,487    $6,587
---------------------------------------------------------------------------------
Fair value                    $52       $346        $2,677      $3,482    $6,557
Weighted-average yield       5.20%      5.10%         5.45%       6.11%     5.78%
---------------------------------------------------------------------------------


Based on current interest rates and expected prepayment speeds, the weighted-average expected maturity of mortgage-backed and asset-backed securities was 2 years and 6 months and 2 years and 4 months, respectively, at December 31, 1998.

     Weighted-average yields are based on historical cost with effective yields weighted for the contractual maturity of each security.

     The carrying value of securities pledged to secure public and trust deposits, repurchase agreements and for other purposes was $4.3 billion at December 31, 1998.

     Information relating to security sales is set forth in the following table:



                                                    GROSS    GROSS
Year ended December 31 - in millions    PROCEEDS    GAINS   LOSSES
-------------------------------------------------------------------
1998                                     $12,779     $124      $ 4
1997                                      10,223       59       10
1996                                       6,789       39       17
-------------------------------------------------------------------


NOTE 5 LOANS AND COMMITMENTS TO EXTEND CREDIT

Loans outstanding were as follows:

December 31 - in millions                                 1998        1997        1996        1995        1994
---------------------------------------------------------------------------------------------------------------
Consumer (excluding credit card)                       $10,980     $11,205     $12,092     $12,535     $11,013
Credit card                                              2,958       3,830       2,776       1,004         838
Residential mortgage                                    12,265      12,785      12,703      11,689       9,746
Commercial                                              25,182      19,989      18,588      17,446      16,347
Commercial real estate                                   3,449       3,974       4,098       4,280       4,261
Other                                                    3,370       2,874       1,926       2,102       2,223
---------------------------------------------------------------------------------------------------------------
  Total loans                                           58,204      54,657      52,183      49,056      44,428
  Unearned income                                         (554)       (412)       (385)       (403)       (385)
---------------------------------------------------------------------------------------------------------------
  Total loans, net of unearned income                  $57,650     $54,245     $51,798     $48,653     $44,043
---------------------------------------------------------------------------------------------------------------


Loan outstandings and unfunded commitments are concentrated in PNC Bank's primary geographic markets. At December 31, 1998, no specific industry concentration exceeded 4% of total outstandings and unfunded commitments.


72 PNC BANK

NET UNFUNDED COMMITMENTS

December 31 - in millions                  1998          1997
--------------------------------------------------------------
Consumer (excluding credit card)        $ 3,695       $ 3,363
Credit card                              14,794        16,385
Residential mortgage                      2,756         2,144
Commercial                               32,923        29,707
Commercial real estate                    1,078         1,167
Other                                       652         1,019
--------------------------------------------------------------
   Total                                $55,898       $53,785
--------------------------------------------------------------


Commitments to extend credit represent arrangements to lend funds provided there is no violation of specified contractual conditions. Commercial commitments are reported net of participations, assignments and syndications, primarily to financial institutions, totaling $5.9 billion at December 31, 1998 and 1997. Commitments generally have fixed expiration dates, may require payment of a fee, and contain termination clauses in the event the customer's credit quality deteriorates. Based on the Corporation's historical experience, most commitments expire unfunded, and therefore cash requirements are substantially less than the total commitment.

     Net outstanding letters of credit totaled $4.7 billion at December 31, 1998 and 1997, and consist primarily of standby letters of credit which commit the Corporation to make payments on behalf of customers when certain specified future events occur. Such instruments are typically issued to support industrial revenue bonds, commercial paper, and bid- or performance-related contracts. At year-end 1998, the largest industry concentration within standby letters of credit was health care, which accounted for approximately 14% of the total. Maturities for standby letters of credit ranged from 1999 to 2020.

     At December 31, 1998, $2.5 billion of loans were pledged to secure borrowings and for other purposes.

     Certain directors and executive officers of the Corporation and its subsidiaries, as well as certain affiliated companies of these directors and officers, were customers of and had loans with subsidiary banks in the ordinary course of business. All such loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility. The aggregate dollar amounts of these loans were $28 million and $95 million at December 31, 1998 and 1997, respectively.


NOTE 6 NONPERFORMING ASSETS

The following table sets forth nonperforming assets and related information:

December 31 - dollars in millions                                          1998      1997      1996      1995      1994
------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                           $295      $276      $347      $335      $496
Troubled debt restructured loans                                                                  2        23        69
------------------------------------------------------------------------------------------------------------------------
  Total nonperforming loans                                                 295       276       349       358       565
------------------------------------------------------------------------------------------------------------------------
Foreclosed assets                                                            37        57       110       178       192
Assets held for accelerated disposition                                                                              10
------------------------------------------------------------------------------------------------------------------------
  Total non performing assets                                              $332      $333      $459      $536      $767
------------------------------------------------------------------------------------------------------------------------
Nonperforming loans to total loans                                          .51%      .51%      .67%      .74%     1.28%
Nonperforming assets to total loans,
  foreclosed assets and assets held for accelerated disposition             .58       .61       .88      1.10      1.73
Nonperforming assets to total assets                                        .43       .44       .63       .73       .99
------------------------------------------------------------------------------------------------------------------------
Interest on nonperforming loans
  Computed on original terms                                                $25       $31       $35       $36       $54
  Recognized                                                                  6         6        10        10        14
------------------------------------------------------------------------------------------------------------------------
Past due loans
  Accruing loans past due 90 days or more                                  $268      $288      $244      $225      $175
  As a percentage of total loans, net of unearned income                    .46%      .53%      .47%      .46%      .40%
------------------------------------------------------------------------------------------------------------------------


     The Corporation had no material commitments as of December 31, 1998 to extend credit to customers whose outstanding loans are nonperforming.

     At December 31, 1998 and 1997, foreclosed assets are reported net of valuation allowances of $10 million and $13 million, respectively. Gains on sales of foreclosed assets resulted in net foreclosed asset income of $3 million, $160 thousand, and $9 million in 1998, 1997 and 1996, respectively.


                                                                    PNC BANK 73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 ALLOWANCE FOR CREDIT LOSSES

Changes in the allowance for credit losses were as follows:

In millions                  1998          1997      1996
----------------------------------------------------------
January 1                    $972        $1,166    $1,259
Charge-offs                  (524)         (385)     (247)
Recoveries                     77           113        83
----------------------------------------------------------
   Net charge-offs           (447)         (272)     (164)
Provision for credit losses   225            70
Acquisitions                    3             8        71
----------------------------------------------------------
   December 31               $753          $972    $1,166
----------------------------------------------------------


Impaired loans totaled $238 million and $228 million at December 31, 1998 and 1997, respectively. Impaired loans totaling $141 million and $151 million at the end of 1998 and 1997, respectively, had a corresponding specific allowance for credit losses of $35 million and $38 million. The average balance of impaired loans was $223 million in 1998, $271 million in 1997 and $313 million in 1996. Interest income recognized on impaired loans totaled $1 million, $2 million and $5 million in 1998, 1997 and 1996, respectively.


NOTE 8 PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Premises, equipment and leasehold improvements, stated at cost less accumulated depreciation and amortization, were as follows:

December 31 - in millions                           1998        1997
---------------------------------------------------------------------
Land                                                 $90         $95
Buildings                                            498         504
Equipment                                          1,168       1,133
Leasehold improvements                               198         172
---------------------------------------------------------------------
                                                   1,954       1,904
Accumulated depreciation and amortization         (1,030)     (1,010)
---------------------------------------------------------------------
   Net book value                                   $924        $894
---------------------------------------------------------------------


Depreciation and amortization expense on premises, equipment and leasehold improvements totaled $159 million in 1998, $148 million in 1997 and $143 million in 1996.

     Certain facilities and equipment are leased under agreements expiring at various dates until the year 2071. Substantially all such leases are accounted for as operating leases. Rental expense on such leases amounted to $112 million in 1998, $88 million in 1997 and $90 million in 1996.

     At December 31, 1998 and 1997, required minimum annual rentals due on noncancelable leases having terms in excess of one year aggregated $685 million and $629 million, respectively. Minimum annual rentals for each of the years 1999 through 2003 are $99 million, $92 million, $83 million, $71 million and $53 million, respectively.


NOTE 9 GOODWILL AND OTHER AMORTIZABLE ASSETS

Goodwill and other amortizable assets, net of amortization, consisted of the following:

December 31 - in millions                          1998       1997
-------------------------------------------------------------------
Goodwill                                         $1,347        $898
Mortgage servicing rights
   Residential                                      768         377
   Commercial                                       117
Purchased credit cards                              292         320
Other                                                24          37
-------------------------------------------------------------------
   Total                                         $2,548      $1,632
-------------------------------------------------------------------


Amortization of goodwill and other amortizable assets was as follows:

Year ended December 31 - in millions       1998      1997     1996
-------------------------------------------------------------------
Goodwill                                    $68       $53      $54
Mortgage servicing rights
   Residential                              309        81       56
   Commercial                                12
Purchased credit cards                       36        34        3
Other                                         7         6        4
-------------------------------------------------------------------
   Total                                   $432      $174     $117
-------------------------------------------------------------------


NOTE 10 DEPOSITS

The aggregate amount of time deposits with a denomination greater than $100,000 was $6.0 billion and $7.0 billion at December 31, 1998 and 1997, respectively. Remaining contractual maturities of time deposits for the years 1999 through 2003 and thereafter are $14.8 billion, $1.4 billion, $464 million, $362 million and $1.1 billion respectively.

NOTE 11 BORROWED FUNDS

Over 50% of bank notes mature in 1999 and have interest rates that range from 4.79% to 6.50%. Obligations to the Federal Home Loan Bank have maturities ranging from 1999 to 2018 and interest rates that range from 1.00% to 7.91%. In May 1998, the Corporation called $39 million of 8.25% convertible subordinated debentures at par. Prior to the redemption date, these debentures were converted into common stock at a conversion price of $23.41. Senior and subordinated notes consisted of the following:


December 31, 1998 -                        STATED
dollars in millions      OUTSTANDING         RATE           MATURITY
---------------------------------------------------------------------
Senior                         $150     5.18-9.25%         1999-2000
Subordinated
   Nonconvertible             1,781    6.13-10.55%         1999-2008
---------------------------------------------------------------------
     Total                   $1,931
---------------------------------------------------------------------


Borrowed funds have scheduled repayments for the years 1999 through 2003 and thereafter of $10.8 billion, $3.0 billion, $.7 billion, $2.6 billion and $3.8 billion, respectively.

74 PNC BANK

NOTE 12 CAPITAL SECURITIES OF SUBSIDIARY TRUSTS

Mandatorily Redeemable Capital Securities of Subsidiary Trusts ("Capital Securities") include preferred beneficial interests in the assets of PNC Institutional Capital Trust A, Trust B and Trust C. Trust A, formed in December 1996, holds $350 million of 7.95% junior subordinated debentures, due December 15, 2026, and redeemable after December 15, 2006, at a declining redemption price ranging from 103.975% to par on or after December 15, 2016. Trust B, formed in May 1997, holds $300 million of 8.315% junior subordinated debentures due May 15, 2027, and redeemable after May 15, 2007, at a declining redemption price ranging from 104.1575% to par on or after May 15, 2017. Trust C, formed in June 1998, holds $200 million of junior subordinated debentures due June 1, 2028, bearing interest at a floating rate per annum equal to 3-month LIBOR plus 57 basis points. The rate in effect at December 31, 1998, was 5.831%. Trust C Capital Securities are redeemable on or after June 1, 2008, at par. Cash distributions on the Capital Securities are made to the extent interest on the debentures is received by the Trusts. In the event of certain changes or amendments to regulatory requirements or federal tax rules, the Capital Securities are redeemable in whole.

NOTE 13 SHAREHOLDERS' EQUITY

Information related to preferred stock is as follows:


                                                    SHARES OUTSTANDING
December 31 -                      LIQUIDATION      ------------------
Shares in thousands            VALUE PER SHARE        1998      1997
-----------------------------------------------------------------------
Authorized
   $1 par value                                     17,352    17,394
Issued and outstanding
   Series A                                $40          13        15
   Series B                                 40           5         5
   Series C                                 20         284       305
   Series D                                 20         388       406
   Series F                                 50       6,000     6,000
-----------------------------------------------------------------------
     Total                                           6,690     6,731
-----------------------------------------------------------------------


Series A through D are cumulative and, except for Series B, are redeemable at the option of the Corporation. Annual dividends on Series A, B and D preferred stock total $1.80 per share and on Series C preferred stock total $1.60 per share. Holders of Series A through D preferred stock are entitled to a number of votes equal to the number of full shares of common stock into which such preferred stock is convertible. Series A through D preferred stock have the following conversion privileges: (i) one share of Series A or Series B is convertible into eight shares of common stock; and (ii) 2.4 shares of Series C or Series D are convertible into four shares of common stock.

     The Series F preferred stock is nonconvertible and nonvoting. Noncumulative dividends are payable quarterly through September 30, 2001, at a rate of 6.05% and, thereafter, indexed to certain market indices at rates not less than 6.55% or greater than 12.55%. The Series F preferred stock is redeemable until September 29, 2001, in the event of certain amendments to the Internal Revenue Code at a declining redemption price from $51.50 to $50.50 per share. After September 29, 2001, the Series F preferred stock may be redeemed at $50 per share.

     PNC Bank has a dividend reinvestment and stock purchase plan. Holders of preferred stock and common stock may participate in the plan which provides that additional shares of common stock may be purchased at market value with reinvested dividends and voluntary cash payments. Common shares purchased pursuant to this plan were 596,179 shares in 1998, 765,760 shares in 1997, and 1,097,597 shares in 1996.

     At December 31, 1998, the Corporation had reserved approximately 20.1 million common shares to be issued in connection with certain stock plans and the conversion of certain debt and equity securities.


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



                                                                    PNC BANK 75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The following table sets forth regulatory capital ratios for PNC Bank and the Corporation's only significant bank subsidiary, PNC Bank, N.A.


REGULATORY CAPITAL

                                         AMOUNT             RATIOS
                                     --------------     --------------
December 31 - dollars in millions    1998      1997     1998      1997
-----------------------------------------------------------------------
Risk-based capital
   Tier I
     PNC Bank Corp.                $5,546    $5,108     7.80%     7.43%
     PNC Bank, N.A.                 5,102     4,865     7.73      7.53
   Total
     PNC Bank Corp.                 7,940     7,635    11.16     11.11
     PNC Bank, N.A.                 7,038     6,786    10.66     10.50
Leverage
     PNC Bank Corp.                 5,546     5,108     7.28      7.30
     PNC Bank, N.A.                 5,102     4,865     7.21      7.45
-----------------------------------------------------------------------


The access to and cost of funding new business initiatives including acquisitions, ability to pay dividends, deposit insurance costs, and the level and nature of regulatory oversight depend, in large part, on a financial institution's capital strength. The minimum regulatory capital ratios are 4% for Tier I risk-based, 8% for total risk-based and 3% for leverage. However, regulators may require higher capital levels when particular circumstances warrant. To qualify as well capitalized, regulators require banks to maintain capital ratios of at least 6% for Tier I, 10% for total risk-based and 5% for leverage. At December 31, 1998, the Corporation and each bank subsidiary met the well capitalized capital ratio requirements.

     Dividends that may be paid by subsidiary banks to the parent company are subject to certain legal limitations and also may be impacted by capital needs, regulatory requirements, corporate policies, contractual restrictions and other factors. Without regulatory approval, the amount available for payment of dividends by all subsidiary banks was $952 million at December 31, 1998.

     Under federal law, generally no bank subsidiary may extend credit to the parent company or its nonbank subsidiaries on terms and under circumstances which are not substantially the same as comparable extensions of credit to nonaffiliates. No extension of credit may be made to the parent company or a nonbank subsidiary which is in excess of 10% of the capital stock and surplus of such bank subsidiary or in excess of 20% of the capital and surplus of such bank subsidiary as to aggregate extensions of credit to the parent company and its subsidiaries. In certain circumstances, federal regulatory authorities may impose more restrictive limitations. Such extensions of credit, with limited exceptions, must be fully collateralized. The maximum amount available under statutory limitations for transfer from subsidiary banks to the parent company in the form of loans and dividends approximated 27% of consolidated net assets at December 31, 1998.

     Federal Reserve Board regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. During 1998, subsidiary banks maintained reserves which averaged $186 million.


NOTE 15 FINANCIAL DERIVATIVES

FAIR VALUE OF FINANCIAL DERIVATIVES

                                                 POSITIVE              NEGATIVE
                                       NOTIONAL      FAIR   NOTIONAL       FAIR
December 31 -  in millions                VALUE     VALUE      VALUE      VALUE
--------------------------------------------------------------------------------
1998
Interest rate
   Swaps                                 $6,915      $177     $2,535       $(10)
   Caps                                     722         6
   Floors                                 1,500                  439         (9)
--------------------------------------------------------------------------------
Total interest rate
   risk management                        9,137       183      2,974        (19)
Mortgage banking activities               9,367        74        906        (10)
Credit default swaps                                           4,255         (2)
--------------------------------------------------------------------------------
   Total                                $18,504      $257     $8,135       $(31)
================================================================================
1997
Interest rate
   Swaps                                 $4,849      $106       $930       $(10)
   Caps                                     542         4
   Floors                                 3,500         6        145         (1)
--------------------------------------------------------------------------------
Total interest rate
   risk management                        8,891       116      1,075        (11)
Mortgage banking activities               1,528        28      2,987         (6)
--------------------------------------------------------------------------------
   Total                                $10,419      $144     $4,062       $(17)
--------------------------------------------------------------------------------


The Corporation uses a variety of off-balance-sheet financial derivatives as part of its overall interest rate risk management process and to manage risk associated with mortgage banking activities. Financial derivatives involve, to varying degrees, interest rate and credit risk in excess of the amount recognized on the balance sheet but less than the notional amount of the contract. For interest rate swaps and purchased interest rate caps and floors, only periodic cash payments and, with respect to such caps and floors, premiums are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional value. The Corporation manages these risks as part of its asset and liability management process and through credit policies and procedures. The Corporation seeks to minimize the credit risk by entering into transactions with only a select number of high-quality institutions, establishing credit limits, requiring bilateral-netting agreements, and, in certain instances, segregated collateral.


76 PNC BANK

     The Corporation uses interest rate swaps and purchased caps and floors to modify the interest rate characteristics of designated interest-bearing assets or liabilities from fixed to variable, variable to fixed, or one variable index to another. At December 31, 1998, $8.2 billion of interest rate swaps, caps and floors were designated to loans. No financial derivatives were designated to securities available for sale at December 31, 1998. During 1998, derivative contracts modified the average effective yield on interest-earning assets from 7.90% to 7.92%. At December 31, 1998, $3.6 billion of interest rate swaps were designated to interest-bearing liabilities. During 1998, derivative contracts modified the average rate on interest-bearing liabilities from 4.78% to 4.77%.

     PNC Bank uses a combination of on-balance-sheet instruments and financial derivatives to manage risk associated with its mortgage banking activities. The inherent risk affecting the value of MSR is the potential for the related mortgages to prepay, thereby eliminating the underlying servicing fee income stream. Generally, derivatives used to hedge the value of MSR have been marked to market and included in noninterest income.

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

     During 1998, the Corporation entered into a credit default swap to manage credit risk and regulatory capital associated with commercial lending activities.

     At December 31, 1998 and 1997, the Corporation's exposure to credit losses with respect to financial derivatives was not material.

OTHER DERIVATIVES

The following schedule sets forth information relating to positions associated with customer-related and other derivatives.

                                         POSITIVE   NEGATIVE           NET
                               NOTIONAL      FAIR       FAIR         ASSET
December 31 - in millions         VALUE     VALUE      VALUE   (LIABILITY)
---------------------------------------------------------------------------
1998
Customer-related
   Interest rate
     Swaps                      $11,040       $69       $(89)         $(20)
     Caps/floors
       Sold                       2,844                  (19)          (19)
       Purchased                  2,589        20                       20
   Foreign exchange               2,108        33        (27)            6
   Other                            457         7         (8)           (1)
---------------------------------------------------------------------------
     Total customer-related      19,038       129       (143)          (14)
Other                               709         1                        1
---------------------------------------------------------------------------
     Total                      $19,747      $130      $(143)         $(13)
===========================================================================
1997
Customer-related
   Interest rate
     Swaps                       $3,518       $15       $(14)           $1
     Caps/floors
       Sold                       1,340                   (4)           (4)
       Purchased                  1,215         4                        4
   Foreign exchange               1,700        23        (23)
   Other                            734         1         (1)
---------------------------------------------------------------------------
     Total                       $8,507       $43       $(42)           $1
---------------------------------------------------------------------------


NOTE 16 EMPLOYEE BENEFIT PLANS

INCENTIVE SAVINGS PLANS

The Corporation sponsors incentive savings plans covering substantially all employees. Under the plans, employee contributions up to 6% of biweekly compensation, as defined in the plans, subject to Internal Revenue Code limitations, are matched. Contributions to the plans are matched primarily by shares of PNC Bank common stock held by the Corporation's employee stock ownership plan ("ESOP").

     The Corporation makes annual contributions to the ESOP equal to the debt service requirements on the ESOP borrowing less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. Dividends used for debt service totaled $9 million in 1998 and $10 million in 1997 and 1996. To satisfy additional debt service requirements, PNC Bank contributed $7 million in 1998, $13 million in 1997 and $11 million in 1996.


                                                                     PNC BANK 77

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As the ESOP borrowing is repaid, shares are allocated to employees who made contributions during the year based on the proportion of annual debt service to total debt service. The Corporation includes all ESOP shares as common shares outstanding in the earnings per share computation. Components of ESOP shares are:

As of or for the year ended
December 31 - in thousands                 1998      1997
----------------------------------------------------------
Shares
   Unallocated                            1,353     2,237
   Allocated                              3,772     3,413
   Released for allocation                1,014       947
   Retired                                 (536)     (458)
----------------------------------------------------------
     Total                                5,603     6,139
----------------------------------------------------------


Compensation expense related to the portion of contributions matched with ESOP shares is determined based on the number of ESOP shares allocated. Compensation expense related to these plans was $9 million for 1998, $11 million for 1997 and $9 million for 1996.

PENSION PLANS

The Corporation has a noncontributory, defined benefit pension plan covering most employees. Retirement benefits are based on certain compensation levels, age and length of service. Pension contributions are based on an actuarially determined amount necessary to fund total benefits payable to plan participants. The Corporation also maintains nonqualified supplemental retirement plans for certain employees. All retirement benefits provided under these plans are unfunded and any payments to plan participants are made by the Corporation.

     Plan amendments encompassing covered compensation, determination of benefits, eligibility and interest rates used to calculate certain distributions from the plans were implemented during 1998. The Corporation also offered an enhanced voluntary retirement program to certain employees in the defined benefit plan meeting specific age and service requirements. These special termination benefits increased pension cost by $10 million in 1998.

     A reconciliation of the changes in benefit obligation and plan assets for the defined benefit and supplemental plans is as follows:

In millions                                                    1998        1997
--------------------------------------------------------------------------------
Benefit obligation at beginning of year                        $812        $728
   Service cost                                                  28          29
   Interest cost                                                 58          58
   Plan amendments                                              (16)
   Special termination benefits                                  10
   Actuarial loss                                                82          57
   Benefits paid                                               (108)        (60)
--------------------------------------------------------------------------------
Benefit obligation at end of year                              $866        $812
--------------------------------------------------------------------------------
Fair value of plan assets at beginning of year                 $773        $713
   Actual return on plan assets                                  88         117
   Employer contribution                                          5           3
   Benefits paid                                               (108)        (60)
--------------------------------------------------------------------------------
Fair value of plan assets at end of year                       $758        $773
--------------------------------------------------------------------------------
Funded status                                                  $108         $39
   Unrecognized net actuarial (loss) gain                       (51)          5
   Unrecognized prior service cost                                6         (11)
   Unrecognized net transition asset                             10          15
--------------------------------------------------------------------------------
Net amount recognized                                           $73         $48
--------------------------------------------------------------------------------
Accrued pension cost                                            $73         $48
   Additional minimum liability                                  15
   Intangible asset                                              (4)
   Accumulated other comprehensive loss                         (11)
--------------------------------------------------------------------------------
Net amount recognized on the balance sheet                      $73         $48
--------------------------------------------------------------------------------


At December 31, 1998, the defined benefit plan's accumulated benefit obligation of $765 million exceeded the fair value of plan assets of $758 million. The nonqualified supplemental retirement plans had an accumulated benefit obligation of $67 million and $48 million as of December 31, 1998 and 1997, respectively.

     Plan assets consist primarily of listed common stocks, U.S. government and agency securities and collective funds. Plan assets are managed by BlackRock and include no common stock of the Corporation.

     The components of net periodic pension cost were as follows:

Year ended December 31                               1998       1997       1996
--------------------------------------------------------------------------------
Service cost                                          $28        $29        $32
Interest cost                                          58         58         53
Expected return on plan assets                        (71)       (66)       (62)
Transition amount amortization                         (5)        (5)        (6)
Special termination benefits                           10
Amortization of prior service cost                      1          2          2
Recognized net actuarial loss                           1          1          1
Curtailment gain                                                             (3)
--------------------------------------------------------------------------------
   Net periodic pension cost                          $22        $19        $17
--------------------------------------------------------------------------------



78 PNC BANK

Weighted-average assumptions were as follows:

Year ended December 31           1998     1997     1996
--------------------------------------------------------
Discount rate                    6.75%    7.20%    7.70%
Rate of compensation increase    4.50     4.50     4.75
Expected return on plan assets   9.50     9.50     9.50
--------------------------------------------------------


POSTRETIREMENT BENEFIT PLANS

The Corporation also provides certain health care and life insurance benefits for retired employees ("postretirement benefits") through various plans. During 1998, additional health care options were offered to certain of the Corporation's retirees aged 65 years and over. A reconciliation of the accrued postretirement benefit obligation is as follows:

In millions                                   1998      1997
-------------------------------------------------------------
Benefit obligation at beginning of year       $213      $211
   Service cost                                  2         2
   Interest cost                                14        16
   Plan amendments                             (31)
   Actuarial loss (gain)                         6        (1)
   Participant contributions                     3         3
   Benefits paid                               (20)      (18)
-------------------------------------------------------------
Benefit obligation at end of year             $187      $213
-------------------------------------------------------------
Funded status                                 $187      $213
Unrecognized actuarial loss                    (17)      (12)
Unrecognized prior service cost                 75        49
-------------------------------------------------------------
Net amount recognized on the balance sheet    $245      $250
-------------------------------------------------------------


The components of postretirement benefit cost were as follows:

Year ended December 31 - in millions       1998      1997     1996
-------------------------------------------------------------------
Service cost                                 $2        $2       $3
Interest cost                                14        16       14
Amortization of prior service cost           (6)       (4)      (4)
Recognized net actuarial loss                                    1
Curtailment gain                                                (1)
-------------------------------------------------------------------
   Net postretirement benefit cost          $10       $14      $13
-------------------------------------------------------------------


Weighted-average assumptions were as follows:

December 31                       1998        1997      1996
-------------------------------------------------------------
Discount rate                     6.75%       7.20%     7.70%
Expected health care cost
   trend rate
     Medical                      5.45        6.50      7.00
     Dental                       5.25        6.20      6.60
-------------------------------------------------------------


     The health care cost trend rate declines until it stabilizes at 4.25% beginning in 2001. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

Year ended December 31, 1998 - in millions      INCREASE       DECREASE
-------------------------------------------------------------------------
Effect on total of service and interest cost          $1            $(1)
Effect on postretirement benefit obligation           10            (12)
-------------------------------------------------------------------------


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

STOCK OPTIONS

Options are granted at exercise prices not less than the market value of common stock on the date of grant and are mainly exercisable twelve months after the grant date. Payment of the option price may be in cash or shares of common stock at market value on the exercise date. The following table presents stock option data related to the Incentive Plan, a similar predecessor plan and other plans assumed in certain mergers.


                                       PER OPTION
                             -------------------------------
                                                   WEIGHTED-
                                                     AVERAGE
Shares in thousands          EXERCISE PRICE   EXERCISE PRICE         SHARES
----------------------------------------------------------------------------
January 1, 1996               $11.38-$29.88           $23.00          9,840
   Granted                      31.13-37.31            31.23          2,697
   Exercised                    11.38-29.25            21.05         (3,258)
   SAR exercised                                       19.13             (7)
   Terminated                   21.75-31.13            27.75           (242)
----------------------------------------------------------------------------
December 31, 1996               11.38-37.31            26.03          9,030
   Granted                      43.31-43.75            43.75          2,912
   Exercised                    11.38-31.13            24.10         (2,969)
   SAR exercised                                       17.13             (4)
   Terminated                   21.75-43.75            41.32           (178)
----------------------------------------------------------------------------
December 31, 1997               11.38-43.75            32.25          8,791
   Granted                      43.66-66.00            55.17          3,449
   Exercised                    11.38-43.75            31.26         (2,449)
   Terminated                   43.75-54.72            52.35           (225)
----------------------------------------------------------------------------
December 31, 1998               11.38-66.00            40.30          9,566
----------------------------------------------------------------------------

At December 31, 1998, the weighted-average remaining contractual life of outstanding options was 7 years and 4 months and options for 6,293,092 shares of common stock were exercisable at a weighted-average price of $32.55 per share. The grant-date fair value of options granted in 1998 was $8.74 per option. During 1998, options for 118,000 shares of common stock were granted with an exercise price in excess of the market value on the date of grant. Shares of


                                                                     PNC BANK 79

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


common stock available for the granting of options under the Incentive Plan and the predecessor plans were 10,584,683 at December 31, 1998, 9,012,899 at December 31, 1997, and 9,723,541 at December 31, 1996.

INCENTIVE SHARE AWARDS

In 1998 and 1997, 241,500 and 313,000 incentive shares of common stock, respectively, were granted to certain senior executives pursuant to the Incentive Plan. Issuance of such incentive shares is subject to the market price of PNC Bank's common stock equaling or exceeding specified levels for defined periods. The restricted period ends two years after the issue date. During the restricted period, the recipient receives dividends and can vote the shares. If the recipient leaves the Corporation within the restricted period, the shares will be forfeited. During 1998, forfeitures totaled 8,000 shares. At December 31, 1998, the shares granted in 1998 had not met the specified levels required for issuance. The requirements for the shares granted in 1997 were met on April 6, 1998. As a result of exceeding performance targets, 112.5% of the remaining 1997 shares, or 343,125 shares of restricted common stock were issued. Compensation expense recognized for incentive share awards was $15 million, $6 million and $3 million in 1998, 1997 and 1996, respectively.

EMPLOYEE STOCK PURCHASE PLAN

The Corporation's employee stock purchase plan ("ESPP") has approximately 3.9 million shares available for issuance. Persons who have been continuously employed for at least one year are eligible to participate. Participants purchase the Corporation's common stock at 85% of the lesser of fair market value on the first or last day of each offering period. No charge to earnings is recorded with respect to the ESPP. Shares issued pursuant to the ESPP were as follows:

Year ended December 31         SHARES                   PRICE PER SHARE
------------------------------------------------------------------------
1998                          315,097                 $43.83 and $48.34
1997                          367,494                  33.15 and  35.49
1996                          389,738                  25.29 and  25.82
------------------------------------------------------------------------


The following table sets forth pro forma net income and diluted earnings per share as if compensation expense was recognized for stock options and the ESPP.


PRO FORMA NET INCOME AND DILUTED EPS

Year ended December 31                REPORTED  PRO FORMA
---------------------------------------------------------
Net income (in millions)
   1998                                 $1,115     $1,099
   1997                                  1,052      1,035
   1996                                    992        980

Diluted earnings per share
   1998                                  $3.60      $3.54
   1997                                   3.28       3.23
   1996                                   2.88       2.84
---------------------------------------------------------


For purposes of computing pro forma results, PNC Bank estimated the fair value of stock options and ESPP shares using the Black-Scholes option pricing model. Black-Scholes is predominantly used to value traded options which differ from PNC Bank's options. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods. The following assumptions were used in the option pricing model for purposes of estimating pro forma results. The dividend yield represents average yields over the previous three-year period.

Year ended December 31           1998        1997      1996
------------------------------------------------------------
Risk-free interest rate           5.5%        6.2%      5.3%
Dividend yield                    4.4         4.9       4.7
Volatility                       19.9        27.6      32.1
Expected life                   6 yrs.     6 yrs.    6 yrs.
------------------------------------------------------------


NOTE 18 INCOME TAXES

The components of income taxes were as follows:

Year ended December 31 - in millions            1998          1997         1996
--------------------------------------------------------------------------------
Current
   Federal                                      $368          $380          $297
   State                                          57            53            48
--------------------------------------------------------------------------------
     Total current                               425           433           345

Deferred
   Federal                                       167           126           172
   State                                           3             7            18
--------------------------------------------------------------------------------
     Total deferred                              170           133           190
--------------------------------------------------------------------------------
     Total                                      $595          $566          $535
--------------------------------------------------------------------------------


Significant components of deferred tax assets and liabilities are as follows:


December 31 - in millions                  1998      1997
----------------------------------------------------------
Deferred tax assets
   Allowance for credit losses             $269      $336
   Compensation and benefits                163       134
   Net unrealized securities losses           5        12
   Other                                     75        28
----------------------------------------------------------
     Total deferred tax assets              512       510
Deferred tax liabilities
   Leasing                                  418       284
   Depreciation                              39        37
   Other                                    130       112
----------------------------------------------------------
     Total deferred tax liabilities         587       433
----------------------------------------------------------
     Net deferred tax (liability) asset    $(75)      $77
----------------------------------------------------------


80 PNC BANK

A reconciliation between the statutory and effective tax rates follows:

Year ended December 31                       1998           1997           1996
--------------------------------------------------------------------------------
Statutory tax rate                           35.0%          35.0%          35.0%
Increases (decreases) resulting from
  State taxes                                 2.3            2.4            2.8
  Tax-exempt interest                        (1.0)          (1.1)          (1.7)
  Goodwill                                     .8             .8             .9
  Other                                      (2.3)          (2.1)          (2.0)
--------------------------------------------------------------------------------
    Effective tax rate                       34.8%          35.0%          35.0%
--------------------------------------------------------------------------------


NOTE 19 EARNINGS PER SHARE

The following table sets forth basic and diluted earnings per share calculations.

Year ended December 31 - in thousands,except per share data                                          1998           1997        1996
------------------------------------------------------------------------------------------------------------------------------------
CALCULATION OF BASIC EARNINGS PER COMMON SHARE
Net income                                                                                     $1,115,178     $1,052,468    $992,226
Less: Preferred dividends declared                                                                 19,363         19,457       5,480
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to basic earnings per common share                                       $1,095,815     $1,033,011    $986,746
------------------------------------------------------------------------------------------------------------------------------------
Basic weighted-average common shares outstanding                                                  300,761        310,147     338,568
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share                                                                     $3.64          $3.33       $2.91
------------------------------------------------------------------------------------------------------------------------------------

CALCULATION OF DILUTED EARNINGS PER COMMON SHARE
Net income                                                                                     $1,115,178     $1,052,468    $992,226
Add: Interest expense on convertible debentures (net of tax)                                          880          3,006       3,416
Less: Dividends declared on nonconvertible preferred stock                                         18,150         18,150       4,084
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to diluted earnings per common share                                     $1,097,908     $1,037,324    $991,558
------------------------------------------------------------------------------------------------------------------------------------
Basic weighted-average common shares outstanding                                                  300,761        310,147     338,568
Weighted-average common shares to be issued using average market price and assuming:
  Conversion of preferred stock Series A and B                                                        148            163         173
  Conversion of preferred stock Series C and D                                                      1,145          1,237       1,321
  Conversion of debentures                                                                            761          2,449       2,790
  Exercise of stock options                                                                         1,846          1,914       1,610
  Incentive share awards                                                                              486            311         114
------------------------------------------------------------------------------------------------------------------------------------
Diluted weighted-average common shares outstanding                                                305,147        316,221     344,576
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                                                                   $3.60          $3.28       $2.88
------------------------------------------------------------------------------------------------------------------------------------


                                                                     PNC BANK 81

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 SEGMENT REPORTING

PNC Bank operates eight major businesses engaged in retail banking, asset management and wholesale banking activities: PNC Regional Community Bank, PNC National Consumer Bank, PNC Advisors, BlackRock, PFPC Worldwide, PNC Corporate Bank, PNC Secured Finance and PNC Mortgage.

     Business results presented are based on PNC Bank's management accounting practices and the Corporation's current management structure.

     The management accounting process uses various balance sheet and income statement assignments and transfers to measure performance of the businesses. Securities or borrowings and related net interest income are assigned based on the net asset or liability position of each business. Capital is assigned based on management's assessment of inherent risks and equity levels at independent companies providing similar products and services. Support areas not directly aligned with the businesses are allocated primarily based on utilization of these services.

     Total business financial results differ from consolidated financial results primarily due to differences between management accounting practices and generally accepted accounting principles, divested businesses, eliminations and unassigned items, the impact of which is reflected in Other.

BUSINESS SEGMENT PRODUCTS AND SERVICES

PNC Regional Community Bank offers a wide range of deposit and credit products to consumers and small business owners through traditional branches, supermarket sales offices, on-line banking, telephone banking, automated teller machines and small business banking operations.

     PNC National Consumer Bank's products include automobile, student, home equity and residential mortgage loans, as well as deposit accounts and money market mutual funds.

     PNC Advisors offers personalized investment management, brokerage services, personal trust, estate planning and traditional banking services for the affluent; investment management services for the ultra-affluent and institutional trust services.

     BlackRock offers fixed income, domestic and international equity and liquidity investment products.

     PFPC Worldwide provides a wide range of accounting, administration, transfer agency, custody, securities lending and integrated banking transaction services to pension and money fund managers, mutual funds, partnerships, brokerage firms, insurance companies and banks.

     PNC Corporate Bank provides specialized credit, capital markets and treasury management products and services to large and mid-sized businesses, institutions and government agencies and includes the equity management business which makes private equity investments.

     PNC Secured Finance is engaged in commercial real estate finance, including loan origination, securitization and servicing, asset-based financing and equipment leasing.

     PNC Mortgage activities primarily include origination and servicing of residential mortgages. In addition, PNC Mortgage securitizes and sells residential mortgages as private-label, mortgage-backed securities and performs master servicing of those securities for investors.


82 PNC BANK

RESULTS OF BUSINESS

                               PNC       PNC
                          REGIONAL  NATIONAL                                         PNC       PNC
Year ended December 31 - COMMUNITY  CONSUMER       PNC                  PFPC   CORPORATE   SECURED        PNC                  TOTAL
in millions                   BANK      BANK  ADVISORS  BLACKROCK  WORLDWIDE        BANK   FINANCE   MORTGAGE    OTHER  CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
1998
INCOME STATEMENT
Net interest income         $1,299      $164      $125       $(3)         $8        $429      $224       $139      $214       $2,599
Noninterest income             381       120       412       291         183         308        82        266       580        2,623
------------------------------------------------------------------------------------------------------------------------------------
  Total revenue              1,680       284       537       288         191         737       306        405       794        5,222
Provision for credit
 losses                         40        36         3                               102       (15)         3        56          225
Noninterest expense            931       205       333       209         127         359       156        306       635        3,261
------------------------------------------------------------------------------------------------------------------------------------
  Pretax earnings              709        43       201        79          64         276       165         96       103        1,736
Income taxes                   281        16        77        35          24          99        53         39        (3)         621
------------------------------------------------------------------------------------------------------------------------------------
  Earnings                    $428       $27      $124       $44         $40        $177      $112        $57      $106       $1,115
====================================================================================================================================
Inter-segment revenue           $4                            $6                    $(13)      $11        $33      $(41)
====================================================================================================================================
Average assets             $35,060    $7,131    $2,690      $272        $213     $15,557    $9,356    $12,127   $(7,780)     $74,626
====================================================================================================================================
1997
INCOME STATEMENT
Net interest income         $1,318      $160      $115       $(7)         $6        $404      $209       $111      $208       $2,524
Noninterest income             281       165       341       173         142         288        54        200       211        1,855
------------------------------------------------------------------------------------------------------------------------------------
  Total revenue              1,599       325       456       166         148         692       263        311       419        4,379
Provision for credit
 losses                         33        44         3                                 4       (37)         5        18           70
Noninterest expense            945       195       297       117          95         357        86        250       320        2,662
------------------------------------------------------------------------------------------------------------------------------------
  Pretax earnings              621        86       156        49          53         331       214         56        81        1,647
Income taxes                   249        32        60        21          20         118        74         22        (1)         595
------------------------------------------------------------------------------------------------------------------------------------
  Earnings                    $372       $54       $96       $28         $33        $213      $140        $34       $82       $1,052
====================================================================================================================================
Inter-segment revenue           $1        $2       $(2)       $3                    $(12)      $10        $34      $(36)
====================================================================================================================================
Average assets             $35,134    $7,351    $2,537      $256        $152     $14,754    $6,635    $10,240   $(6,415)     $70,644
====================================================================================================================================


                          REGIONAL  NATIONAL                           MUTUAL
Year ended December 31 - COMMUNITY  CONSUMER  PRIVATE        ASSET       FUND  CORPORATE   SECURED   MORTGAGE                  TOTAL
in millions                BANKING   BANKING  BANKING   MANAGEMENT  SERVICING    BANKING   LENDING    BANKING    OTHER  CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
1996
INCOME STATEMENT
Net interest income         $1,387      $261       $97       $(1)         $9        $444      $181       $119      $(18)      $2,479
Noninterest income             280       119       255       203         121         229        29        221       (62)       1,395
------------------------------------------------------------------------------------------------------------------------------------
  Total revenue              1,667       380       352       202         130         673       210        340       (80)       3,874
Provision for credit
 losses                         21        92         1                               (17)                   5      (102)
Noninterest expense            960       201       237       154          80         339        62        289       (10)       2,312
------------------------------------------------------------------------------------------------------------------------------------
  Pretax earnings              686        87       114        48          50         351       148         46        32        1,562
Income taxes                   261        33        43        18          19         133        53         17        (7)         570
------------------------------------------------------------------------------------------------------------------------------------
  Earnings                    $425       $54       $71       $30         $31        $218       $95        $29       $39         $992
====================================================================================================================================
Inter-segment revenue           $1                            $3                     $(3)       $3        $26      $(30)
====================================================================================================================================
Average assets             $35,839    $8,219    $2,396      $452        $164     $15,298    $5,864     $9,289   $(6,714)     $70,807
====================================================================================================================================


     The results of the credit card business, which is being divested, and the corporate trust and escrow business, which was sold in 1998 as well as the benefit from the sale of an 18% equity interest to BlackRock management in 1998 are included in Other in 1998 and 1997. The remainder of Other represents the impact of asset and liability management, eliminations, reclassifications and unassigned items.

     PNC Bank's credit card business was previously a significant component of PNC National Consumer Bank. In the first quarter of 1999, upon the anticipated completion of the credit card divestiture, PNC National Consumer Bank will be combined with PNC Regional Community Bank.

     The amounts presented for 1996 represent a previous organization structure and are not comparable with 1998 and 1997 results. The restatement of 1996 business results is not practicable due to limitations in the management accounting system and process.


                                                                     PNC BANK 83

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 21 COMPREHENSIVE INCOME

Effective January 1, 1998, the Corporation adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established new rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized gains or losses on securities available for sale and minimum pension liability adjustments to be included in other comprehensive income. Prior to the adoption of SFAS No. 130, unrealized gains or losses were reported separately in shareholders' equity. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130. The income tax effects allocated to each component of other comprehensive income (loss) are as follows:

                                             BEFORE-TAX     TAX BENEFIT     NET-OF-TAX
December 31 - in millions                        AMOUNT       (EXPENSE)         AMOUNT
--------------------------------------------------------------------------------------
1998
Unrealized securities losses                      $(42)             $15          $(27)
Less: Reclassification adjustment
  for losses realized in net income                (22)               8           (14)
--------------------------------------------------------------------------------------
Net unrealized securities losses                   (20)               7           (13)
Minimum pension liability adjustment               (11)               4            (7)
--------------------------------------------------------------------------------------
Other comprehensive loss                          $(31)             $11          $(20)
======================================================================================
1997
Net unrealized securities gains                    $68             $(24)          $44
--------------------------------------------------------------------------------------
Other comprehensive income                         $68             $(24)          $44
======================================================================================
1996
Net unrealized securities losses                 $(124)             $31          $(93)
--------------------------------------------------------------------------------------
Other comprehensive loss                         $(124)             $31          $(93)
--------------------------------------------------------------------------------------


The accumulated balances related to each component of other comprehensive loss are as follows:

December 31 - in millions               1998         1997
----------------------------------------------------------
Net unrealized securities losses        $(36)        $(23)
Minimum pension liability adjustment      (7)
----------------------------------------------------------
Accumulated other comprehensive loss    $(43)        $(23)
----------------------------------------------------------


NOTE 22 LITIGATION

The Corporation and persons to whom the Corporation may have indemnification obligations, in the normal course of business, are subject to various pending and threatened lawsuits in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not at the present time anticipate the ultimate aggregate liability, if any, arising out of such lawsuits will have a material adverse effect on the Corporation's financial position. At the present time, management is not in a position to determine whether any such pending or threatened litigation will have a material adverse effect on the Corporation's results of operations in any future reporting period.

NOTE 23 OTHER FINANCIAL INFORMATION

Summarized financial information of the parent company is as follows:


PARENT COMPANY ONLY
BALANCE SHEET

December 31 - in millions                                       1998        1997
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                           $1          $1
Interest-earning deposits with subsidiary bank                     9           8
Securities available for sale                                     27          68
Investments in:
   Bank subsidiaries                                           6,737       6,192
   Nonbank subsidiaries                                          740         386
Other assets                                                     164         133
--------------------------------------------------------------------------------
   Total assets                                               $7,678      $6,788
--------------------------------------------------------------------------------
LIABILITIES
Borrowed funds                                                  $300        $355
Nonbank affiliate borrowings                                   1,006         738
Accrued expenses and other liabilities                           329         311
--------------------------------------------------------------------------------
   Total liabilities                                           1,635       1,404
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                           6,043       5,384
   Total liabilities and shareholders' equity                 $7,678      $6,788
--------------------------------------------------------------------------------


Borrowed funds have scheduled repayments of $200 million in 1999 and $100 million in 2001.

     Commercial paper and all other debt issued by PNC Funding Corp., a wholly-owned subsidiary, is guaranteed by the parent company. In addition, in connection with certain affiliates' mortgage servicing operations, the parent company has committed to maintain such affiliates' net worth above minimum requirements.


84 PNC BANK

PARENT COMPANY ONLY
STATEMENT OF INCOME

Year ended December 31 - in millions             1998         1997         1996
--------------------------------------------------------------------------------
OPERATING REVENUE

Dividends from:
   Bank subsidiaries                             $774         $852         $924
   Nonbank subsidiaries                            21            9           32
Interest income                                     5           14            7
Noninterest income                                  1            2            1
--------------------------------------------------------------------------------
     Total operating revenue                      801          877          964
--------------------------------------------------------------------------------
OPERATING EXPENSE

Interest expense                                   92           76           56
Other expense                                       7           11           38
--------------------------------------------------------------------------------
     Total operating expense                       99           87           94
--------------------------------------------------------------------------------
Income before income tax benefits
   and equity in undistributed
   net income of subsidiaries                     702          790          870

Income tax benefits                               (35)         (32)         (30)
--------------------------------------------------------------------------------
Income before equity in undistributed
   net income of subsidiaries                     737          822          900

Net equity in undistributed net
   income (excess dividends):
   Bank subsidiaries                              312          144           63
   Nonbank subsidiaries                            66           86           29
--------------------------------------------------------------------------------
     Net income                                $1,115       $1,052         $992
--------------------------------------------------------------------------------



PARENT COMPANY ONLY
STATEMENT OF CASH FLOWS

Year ended December 31 - in millions             1998         1997          1996
--------------------------------------------------------------------------------
OPERATING ACTIVITIES

Net income                                     $1,115       $1,052         $992

Adjustments to reconcile net income to net
   cash provided by operating activities:
   Equity in undistributed net earnings
      of subsidiaries                            (378)        (230)         (92)
   Other                                           14           19           (6)
--------------------------------------------------------------------------------
   Net cash provided by operating activities      751          841          894
--------------------------------------------------------------------------------
INVESTING ACTIVITIES

Net change in interest-earning
   deposits with subsidiary bank                                 1           (1)
Net capital (contributed to)
   returned from subsidiaries                    (261)          57          657
Securities available for sale
   Sales                                        1,170        3,321        1,296
   Purchases                                   (1,129)      (2,787)      (1,850)
Cash paid in acquisitions                         (83)
Other                                             (17)          (8)
--------------------------------------------------------------------------------
   Net cash (used) provided by
     investing activities                        (320)         584          102
--------------------------------------------------------------------------------
FINANCING ACTIVITIES

Borrowings from nonbank subsidiary                297          656
Repayments on borrowings from nonbank
   subsidiary                                     (14)        (222)        (353)
Acquisition of treasury stock                    (342)      (1,532)        (569)
Cash dividends paid to shareholders              (495)        (488)        (488)
Issuance of stock                                 123          155          416
Other                                                            3
--------------------------------------------------------------------------------
   Net cash used by financing activities         (431)      (1,428)        (994)
--------------------------------------------------------------------------------
(Decrease) increase in cash and due from banks                  (3)           2
Cash and due from banks at beginning of year        1            4            2
--------------------------------------------------------------------------------
Cash and due from banks at end of year             $1           $1           $4
--------------------------------------------------------------------------------


During 1998, 1997 and 1996, the parent company received net income tax refunds of $42 million, $35 million and $39 million, respectively. Such refunds represent the parent company's portion of consolidated income taxes. During 1998, 1997 and 1996, the parent company paid interest of $95 million, $65 million and $60 million, respectively.


                                                                     PNC BANK 85

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In connection with the 1995 Midlantic merger, borrowed funds of Midlantic in the aggregate principal amount of $300 million at December 31, 1998, were jointly and severally assumed by the parent company and its wholly-owned subsidiary, PNC Bancorp, Inc.

     Summarized financial information for PNC Bancorp, Inc. and subsidiaries is as follows:

PNC BANCORP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

December 31 - in millions                                                          1998      1997
-------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                          $2,527    $4,302
Securities                                                                        6,868     8,276
Loans, net of unearned income                                                    57,282    54,126
   Allowance for credit losses                                                     (753)     (971)
-------------------------------------------------------------------------------------------------
   Net loans                                                                     56,529    53,155
Other assets                                                                      9,261     8,144
-------------------------------------------------------------------------------------------------
   Total assets                                                                 $75,185   $73,877
-------------------------------------------------------------------------------------------------
LIABILITIES
Deposits                                                                        $47,578   $47,766
Borrowed funds                                                                   19,402    18,437
Other liabilities                                                                 1,130     1,145
-------------------------------------------------------------------------------------------------
   Total liabilities                                                             68,110    67,348
Mandatorily redeemable capital securities of subsidiary trust                       350       350
SHAREHOLDERS' EQUITY                                                              6,725     6,179
-------------------------------------------------------------------------------------------------
   Total liabilities, capital securities and shareholders' equity               $75,185   $73,877
-------------------------------------------------------------------------------------------------


PNC BANCORP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

Year ended December 31 - in millions          1998         1997      1996
--------------------------------------------------------------------------
Interest income                             $5,261       $5,005    $4,903
Interest expense                             2,638        2,466     2,404
--------------------------------------------------------------------------
   Net interest income                       2,623        2,539     2,499
Provision for credit losses                    225           70
--------------------------------------------------------------------------
   Net interest income less
   provision for credit losses               2,398        2,469     2,499
Noninterest income                           2,405        1,596     1,249
Noninterest expense                          3,127        2,520     2,230
--------------------------------------------------------------------------
Income before income taxes                   1,676        1,545     1,518
Income taxes                                   597          556       539
--------------------------------------------------------------------------
   Net income                               $1,079         $989      $979
--------------------------------------------------------------------------


NOTE 24 UNUSED LINE OF CREDIT

At December 31, 1998, the Corporation maintained a line of credit in the amount of $500 million, none of which was drawn. This line is available for general corporate purposes and expires in 2002.


NOTE 25 FAIR VALUE OF FINANCIAL INSTRUMENTS

                                           1998                    1997
                                   --------------------    ---------------------
                                   CARRYING        FAIR    CARRYING        FAIR
December 31 - in millions            AMOUNT       VALUE      AMOUNT       VALUE
--------------------------------------------------------------------------------
ASSETS
Cash and short-term assets           $3,946      $3,946      $6,346      $6,346
Securities available for sale         7,074       7,074       8,522       8,522
Loans held for sale                   3,226       3,226       2,324       2,324
Net loans (excludes leases)          54,442      56,535      51,409      52,983
Mortgage servicing rights               885         982         377         389

LIABILITIES
Demand deposits                      29,359      29,359      27,478      27,478
Time deposits                        18,137      18,291      20,171      20,236
Borrowed funds                       21,094      21,362      19,913      20,061

OFF-BALANCE-SHEET
Commitments to extend credit            (17)        (17)        (14)        (14)
Letters of credit                       (15)        (15)         (9)         (9)
Financial derivatives used for
   Interest rate risk management         76         164          59         105
   Mortgage banking activities           51          64          26          22
   Credit-related activities             (1)         (2)
Other derivatives                       (13)        (13)          1           1
--------------------------------------------------------------------------------

Real and personal property, lease financings, loan customer relationships, deposit customer intangibles, retail branch networks, fee-based businesses, such as asset management, mortgage banking and brokerage, trademarks and brand names are excluded from the amounts set forth above. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

     Fair value is defined as the estimated amount at which a financial instrument could be exchanged in a current transaction between willing parties, or other than in a forced or liquidation sale. However, it is not management's intention to immediately dispose of a significant portion of such financial instruments, and unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows. The derived fair values are subjective in nature, involve uncertainties and significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly impact the derived fair value estimates.


86 PNC BANK

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

SECURITIES AVAILABLE FOR SALE

The fair value of securities available for sale is based on quoted market prices, where available. If quoted market prices are not available, fair value is estimated using the quoted market prices of comparable instruments.

NET LOANS AND LOANS HELD FOR SALE

Fair values are estimated based on the discounted value of expected net cash flows incorporating assumptions about prepayment rates, credit losses and servicing fees and costs. For credit cards and revolving home equity loans, this fair value does not include any amount for new loans or the related fees that will be generated from the existing customer relationships. In the case of nonaccrual loans, scheduled cash flows exclude interest payments. The carrying value of loans held for sale approximates fair value.

MORTGAGE SERVICING RIGHTS

The fair value of mortgage servicing rights is estimated based on the present value of future cash flows.


DEPOSITS

The carrying amounts of noninterest-bearing demand and interest-bearing money market and savings deposits approximate fair values. For time deposits, fair values are estimated based on the discounted value of expected net cash flows taking into account current interest rates.

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

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT

Fair values for commitments to extend credit and letters of credit are estimated based on the amount of deferred fees and the creditworthiness of the counterparties.


FINANCIAL AND OTHER DERIVATIVES

The fair value of interest rate swaps is estimated based on the discounted value of the expected net cash flows. The fair value of other derivative instruments is based on dealer quotes. These fair values represent the estimated amounts the Corporation would receive or pay to terminate the contracts, taking into account current interest rates.

NOTE 26 SUBSEQUENT EVENT (UNAUDITED)

The Corporation owns approximately 20% of Electronic Payment Services, Inc. ("EPS"), a privately-held company specializing in account access services. On March 1, 1999, Concord EFS, Inc. and EPS merged resulting in a substantial gain for the Corporation.



                                                                     PNC BANK 87

STATISTICAL INFORMATION

SELECTED QUARTERLY FINANCIAL DATA

                                                                 1998                                    1997
Quarter - dollars in millions,                -------------------------------------   ----------------------------------------
except per share data                          FOURTH     THIRD    SECOND     FIRST    FOURTH     THIRD     SECOND     FIRST
------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                                $1,354    $1,354    $1,314    $1,291    $1,281    $1,271     $1,257    $1,242
Interest expense                                  695       708       683       654       649       651        644       612
------------------------------------------------------------------------------------------------------------------------------
Net interest income                               659       646       631       637       632       620        613       630
Provision for credit losses                       115        45        35        30        25        20         15        10
Noninterest income before net
   securities gains (losses)                      754       625       608       516       497       461        431       417
Net securities gains (losses)                      43        51         3        23        22        (2)        13        16
Noninterest expense                               896       843       781       741       716       652        650       644
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                        445       434       426       405       410       407        392       409
Income taxes                                      160       153       146       136       145       145        133       143
------------------------------------------------------------------------------------------------------------------------------
Net income                                       $285      $281      $280      $269      $265      $262       $259      $266
------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Book value                                     $18.86    $18.21    $17.64    $17.20    $16.87    $16.92     $16.51    $16.45
Earnings
   Basic                                          .93       .92       .92       .88       .86       .84        .82       .81
   Diluted                                        .92       .91       .90       .87       .85       .83        .81       .80

AVERAGE BALANCE SHEET
Total assets                                  $77,377   $75,290   $73,632   $72,141   $70,869   $70,581    $70,821   $70,301
Securities available for sale                   7,323     7,073     7,323     7,784     7,769     8,216      9,055    10,089
Loans, net of unearned income                  57,366    55,938    55,348    54,083    53,663    53,202     52,813    51,922
Deposits                                       46,250    44,522    44,169    44,630    44,580    44,606     44,814    44,133
Borrowed funds                                 22,723    22,642    21,844    19,989    18,624    18,484     18,675    18,594
Shareholders' equity                            5,800     5,646     5,476     5,398     5,414     5,381      5,360     5,758
------------------------------------------------------------------------------------------------------------------------------




88 PNC BANK

ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME

                                                                     1998/1997                              1997/1996
                                                      -------------------------------------   -------------------------------------
                                                      INCREASE/(DECREASE) IN INCOME/EXPENSE   INCREASE/(DECREASE) IN INCOME/EXPENSE
                                                                 DUE TO CHANGES IN:                       DUE TO CHANGES IN:
                                                      -------------------------------------   -------------------------------------
Taxable-equivalent basis - in millions                   VOLUME       RATE        TOTAL       VOLUME        RATE        TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Loans held for sale                                       $135         $(6)        $129          $23          $3          $26
Securities available for sale
   U.S. Treasury, government agencies
     and corporations                                      (67)        (25)         (92)        (247)        (24)        (271)
   Other debt                                              (12)         (5)         (17)         (41)         (4)         (45)
   Other                                                    (2)         (5)          (7)          (2)         (3)          (5)
-----------------------------------------------------------------------------------------------------------------------------------
     Total securities available for sale                   (83)        (33)        (116)        (297)        (24)        (321)
Loans, net of unearned income
   Consumer (excluding credit card)                        (19)          1          (18)         (76)          6          (70)
   Credit card                                              40          39           79          309         (13)         296
   Residential mortgage                                    (44)        (27)         (71)          78                       78
   Commercial                                              296           4          300          101           5          106
   Commercial real estate                                  (68)        (14)         (82)         (10)         (4)         (14)
   Other                                                    25           2           27            5           6           11
-----------------------------------------------------------------------------------------------------------------------------------
     Total loans, net of unearned income                   230           5          235          312          95          407
Other                                                        5           6           11           (3)         (2)          (5)
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets                        $265         $(6)        $259         $(54)       $161         $107
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Interest-bearing deposits
   Demand and money market                                 $40          $8          $48          $23         $36          $59
   Savings                                                  (5)         (1)          (6)         (11)         (1)         (12)
   Other time                                              (12)         (7)         (19)         (47)         14          (33)
   Deposits in foreign offices                              (9)                      (9)          14           1           15
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                        31         (17)          14          (14)         43           29
Borrowed funds
   Federal funds purchased                                 (17)         (2)         (19)         (18)          5          (13)
   Repurchase agreements                                    38          (6)          32          (66)         (1)         (67)
   Bank notes and senior debt                               86          (4)          82           56          13           69
   Other borrowed funds                                     56          (2)          54           40          (7)          33
   Subordinated debt                                        22          (1)          21           12          (1)          11
-----------------------------------------------------------------------------------------------------------------------------------
     Total borrowed funds                                  187         (17)         170           16          17           33
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities                     $189         $(5)        $184          $(3)        $65          $62
-----------------------------------------------------------------------------------------------------------------------------------
     Change in net interest income                        $134        $(59)         $75         $(27)        $72          $45
-----------------------------------------------------------------------------------------------------------------------------------

Changes attributable to rate/volume are prorated into rate and volume components.


                                                                     PCN BANK 89

STATISTICAL INFORMATION

AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS

                                                                 1998                                    1997
Year ended December 31 -                           ----------------------------------------------------------------------------
Taxable-equivalent basis                            AVERAGE                    AVERAGE     AVERAGE                     AVERAGE
Dollars in millions                                BALANCES    INTEREST   YIELDS/RATES    BALANCES     INTEREST   YIELDS/RATES
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets
   Loans held for sale                               $3,371        $233           6.91%     $1,417         $104           7.31%
   Securities available for sale
     U.S. Treasury, government agencies
       and corporations                               4,910         272           5.54       6,101          364           5.97
     Other debt                                       1,913         122           6.38       2,094          139           6.62
     Other                                              551          36           6.53         579           43           7.45
-----------------------------------------------------------------------                    --------------------
       Total securities available for sale            7,374         430           5.83       8,774          546           6.22
   Loans, net of unearned income
     Consumer (excluding credit card)                11,073         940           8.49      11,291          958           8.48
     Credit card                                      3,849         538          13.98       3,558          459          12.92
     Residential mortgage                            12,496         905           7.24      13,105          976           7.45
     Commercial                                      22,773       1,794           7.88      19,014        1,494           7.86
     Commercial real estate                           3,279         277           8.45       4,068          359           8.82
     Other                                            2,223         157           7.06       1,871          130           6.94
-----------------------------------------------------------------------                    --------------------
       Total loans, net of unearned income           55,693       4,611           8.28      52,907        4,376           8.27
   Other                                              1,001          65           6.49         919           54           5.88
-----------------------------------------------------------------------                    --------------------
     Total interest-earning assets/interest
      income                                         67,439       5,339           7.92      64,017        5,080           7.93
Noninterest-earning assets
   Allowance for credit losses                         (863)                                (1,077)
   Cash and due from banks                            2,227                                  2,920
   Other assets                                       5,823                                  4,784
-----------------------------------------------------------                                -------
     Total assets                                   $74,626                                $70,644
-----------------------------------------------------------                                -------

LIABILITIES, CAPITAL SECURITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
   Interest-bearing deposits
     Demand and money market                        $14,820         439           2.96     $13,477          391           2.90
     Savings                                          2,620          51           1.95       2,852           57           1.97
     Other time                                      17,206         929           5.40      17,441          948           5.44
     Deposits in foreign offices                        935          52           5.56       1,094           61           5.58
-----------------------------------------------------------------------                    --------------------
       Total interest-bearing deposits               35,581       1,471           4.13      34,864        1,457           4.18
   Borrowed funds
     Federal funds purchased                          2,526         139           5.50       2,834          158           5.57
     Repurchase agreements                            1,592          75           4.71         812           43           5.36
     Bank notes and senior debt                      10,657         605           5.68       9,130          523           5.72
     Other borrowed funds                             5,235         310           5.92       4,304          256           5.96
     Subordinated debt                                1,799         140           7.78       1,514          119           7.87
-----------------------------------------------------------------------                    --------------------
       Total borrowed funds                          21,809       1,269           5.82      18,594        1,099           5.91
-----------------------------------------------------------------------                    --------------------
     Total interest-bearing liabilities/
          interest expense                           57,390       2,740           4.77      53,458        2,556           4.78
Noninterest-bearing liabilities and
   shareholders' equity
   Demand and other noninterest-bearing deposits      9,315                                  9,670
   Accrued expenses and other liabilities             1,578                                  1,501
   Mandatorily redeemable capital securities
     of subsidiary trusts                               762                                    537
   Shareholders' equity                               5,581                                  5,478
-----------------------------------------------------------                                -------
     Total liabilities, capital securities and
       shareholders' equity                         $74,626                                $70,644
-------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                                              3.15                                    3.15
     Impact of noninterest-bearing sources                                         .70                                     .79
-------------------------------------------------------------------------------------------------------------------------------
     Net interest income/margin                                  $2,599           3.85%                  $2,524           3.94%
-------------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans are included in loans, net of- unearned income. The impact of financial derivatives used in interest rate risk management is included in the interest income/expense and average yields/rates of the related assets and liabilities. Average balances of securities available for sale are based on amortized historical cost (excluding SFAS No. 115 adjustments to fair value).


90 PNC BANK

               1996                                      1995                                      1994
------------------------------------------------------------------------------------------------------------------------------
   Average                    Average      Average                      Average      Average                      Average
  Balances   Interest    Yields/Rates     Balances     Interest    Yields/Rates     Balances     Interest    Yields/Rates
------------------------------------------------------------------------------------------------------------------------------


    $1,095        $78            7.09%        $725          $54            7.50%        $749          $52            6.84%


    10,225        635            6.21       17,706          982            5.55       20,915        1,200            5.74
     2,719        184            6.78        3,757          259            6.90        2,742          163            5.94
       606         48            7.91          677           58            8.46          698           58            8.30
---------------------                      --------------------                      --------------------
    13,550        867            6.40       22,140        1,299            5.87       24,355        1,421            5.83

    12,192      1,028            8.43       11,142          958            8.60       10,472          833            7.95
     1,165        163           13.94          871          120           13.76          720           97           13.50
    12,049        898            7.45       10,812          808            7.47        8,806          603            6.85
    17,727      1,388            7.83       16,562        1,347            8.13       15,926        1,183            7.43
     4,186        373            8.92        4,304          410            9.54        4,430          373            8.41
     1,797        119            6.63        1,933          130            6.70        2,245          124            5.52
---------------------                      --------------------                      --------------------
    49,116      3,969            8.08       45,624        3,773            8.27       42,599        3,213            7.54
       964         59            6.12        1,046           70            6.64        1,724           76            4.42
---------------------                      --------------------                      --------------------
    64,725      4,973            7.68       69,535        5,196            7.47       69,427        4,762            6.86

    (1,197)                                 (1,319)                                   (1,391)
     3,163                                   3,044                                     2,951
     4,116                                   3,871                                     3,375
----------                                 -------                                   -------
   $70,807                                 $75,131                                   $74,362
----------                                 -------                                   -------




   $12,619        332            2.63      $12,254          357            2.91      $13,481          281            2.08
     3,445         69            2.02        3,732           90            2.40        4,081           71            1.75
    18,307        981            5.36       17,758          984            5.54       16,353          757            4.63
       846         46            5.44        1,974          121            6.13        1,083           51            4.69
---------------------                      --------------------                      --------------------
    35,217      1,428            4.06       35,718        1,552            4.34       34,998        1,160            3.31

     3,157        171            5.41        5,200          315            6.06        3,573          162            4.53
     2,030        110            5.41        6,514          398            6.11        5,576          228            4.09
     8,139        454            5.57        6,326          384            6.07        8,513          376            4.42
     3,630        223            6.14        4,138          282            6.81        5,021          231            4.59
     1,358        108            7.98          998           76            7.64          939           75            8.02
---------------------                      --------------------                      --------------------
    18,314      1,066            5.82       23,176        1,455            6.28       23,622        1,072            4.54
---------------------                      --------------------                      --------------------
    53,531      2,494            4.66       58,894        3,007            5.10       58,620        2,232            3.81


     9,900                                   9,112                                     8,939
     1,529                                   1,341                                     1,272

        19
     5,828                                   5,784                                     5,531
----------                                 -------                                   -------
   $70,807                                 $75,131                                   $74,362
------------------------------------------------------------------------------------------------------------------------------
                                 3.02                                      2.37                                      3.05
                                  .81                                       .78                                       .59
------------------------------------------------------------------------------------------------------------------------------
               $2,479            3.83%                   $2,189            3.15%                   $2,530            3.64%
------------------------------------------------------------------------------------------------------------------------------


                                                                     PNC BANK 91

STATISTICAL INFORMATION


LOAN MATURITIES AND INTEREST SENSITIVITY

December 31, 1998 -         1 YEAR   1 THROUGH   AFTER 5      GROSS
in millions                OR LESS     5 YEARS     YEARS      LOANS
---------------------------------------------------------------------
Commercial                  $9,750     $11,949    $3,483    $25,182
Real estate project          1,169         723       159      2,051
---------------------------------------------------------------------
   Total                   $10,919     $12,672    $3,642     $27,233
---------------------------------------------------------------------
Loans with
   Predetermined rate         $634      $1,671      $860     $3,165
   Floating rate            10,285      11,001     2,782     24,068
---------------------------------------------------------------------
   Total                   $10,919     $12,672    $3,642     $27,233
---------------------------------------------------------------------

At December 31, 1998, $8.0 billion of interest rate swaps, caps and floors designated to commercial and commercial real estate loans altered the interest rate characteristics of such loans, the impact of which is not reflected in the previous table.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is based on periodic evaluations of the credit portfolio by management. These evaluations consider, among other factors, historic losses within specific industries, current economic conditions, loan portfolio trends, specific credit reviews and estimates based on subjective factors.

SUMMARY OF LOAN LOSS EXPERIENCE

Year ended December 31 - dollars in millions                     1998         1997         1996         1995         1994
----------------------------------------------------------------------------------------------------------------------------
Allowance at beginning of year                                   $972       $1,166       $1,259       $1,352       $1,372
Charge-offs
   Consumer (excluding credit card)                                83          104          100           76           72
   Credit card                                                    297          208           66           31           20
   Residential mortgage                                             7            9            9           10           16
   Commercial                                                     122           48           52           84          116
   Commercial real estate
     Commercial mortgage                                            6            8           10           23           15
     Real estate project                                            2            4            8           14           37
   Other                                                            7            4            2            2            1
----------------------------------------------------------------------------------------------------------------------------
     Total charge-offs                                            524          385          247          240          277
Recoveries
   Consumer (excluding credit card)                                34           36           34           33           34
   Credit card                                                     17           25            7            6            6
   Residential mortgage                                             1            1            2            2            1
   Commercial                                                      20           38           28           49           59
   Commercial real estate
     Commercial mortgage                                            2           10            6            9            5
     Real estate project                                            1            2            4            6           10
   Other                                                            2            1            2            2            1
----------------------------------------------------------------------------------------------------------------------------
     Total recoveries                                              77          113           83          107          116
----------------------------------------------------------------------------------------------------------------------------
     Net charge-offs                                              447          272          164          133          161
Net charge-offs on bulk loan sales and assets held for
   accelerated disposition                                                                                             (8)
Provision for credit losses                                       225           70                         6           84
Acquisitions/divestitures                                           3            8           71           34           65
----------------------------------------------------------------------------------------------------------------------------
     Allowance at end of year                                    $753         $972       $1,166       $1,259       $1,352
----------------------------------------------------------------------------------------------------------------------------
Allowance as a percent of period-end
     Loans                                                       1.31%        1.79%        2.25%        2.59%        3.07%
     Nonperforming loans                                       255.25       351.79       334.40       351.68       239.29
As a percent of average loans
     Net charge-offs                                              .80          .51          .33          .29          .40
     Provision for credit losses                                  .40          .13                       .01          .20
     Allowance for credit losses                                 1.35         1.84         2.37         2.76         3.17
Allowance as a multiple of net charge-offs                       1.68x        3.57x        7.11x        9.47x        8.00x
----------------------------------------------------------------------------------------------------------------------------


92 PNC BANK

The following table presents the allocation of allowance for credit losses and the categories of loans as a percent of total loans. For purposes of this presentation, the unallocated portion of the allowance for credit losses has been assigned to loan categories based on the relative specific and pool allocation amounts. At December 31, 1998, an assignment of unallocated allowance was not made to credit cards as a result of the pending sale of this business.

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                               1998                1997                  1996                1995                   1994
------------------------------------------------------------------------------------------------------------------------------------

December 31 -                      LOANS TO              LOANS TO              LOANS TO              LOANS TO              LOANS TO
dollars in millions   ALLOWANCE TOTAL LOANS ALLOWANCE TOTAL LOANS ALLOWANCE TOTAL LOANS ALLOWANCE TOTAL LOANS ALLOWANCE TOTAL LOANS
------------------------------------------------------------------------------------------------------------------------------------
Consumer (excluding
   credit card)             $74        19.0%     $107        20.7%     $139       23.3%      $158        25.8%     $157        25.0%
Credit card                 136         5.1       258         7.0       141        5.4         45         2.1        27         1.9
Residential mortgage          8        21.3        42        23.6        80       24.5        112        24.0       116        22.1
Commercial                  446        43.7       406        36.9       606       35.9        585        34.5       603        35.3
Commercial real estate       59         6.0       141         7.3       173        7.9        332        10.1       419        11.5
Other                        30         4.9        18         4.5        27        3.0         27         3.5        30         4.2
------------------------------------------------------------------------------------------------------------------------------------
   Total                   $753       100.0%     $972       100.0%   $1,166      100.0%    $1,259       100.0%   $1,352       100.0%
------------------------------------------------------------------------------------------------------------------------------------

TIME DEPOSITS OF $100,000 OR MORE

Time deposits in foreign offices totaled $363 million, substantially all of which are in denominations of $100,000 or more. The following table sets forth remaining maturities of domestic time deposits of $100,000 or more.

                                   CERTIFICATES     OTHER TIME
December 31, 1998 - in millions      OF DEPOSIT       DEPOSITS   TOTAL
-------------------------------------------------------------------------

Three months or less                     $2,331        $4       $2,335
Over three through six months               808                    808
Over six through twelve months            1,488        29        1,517
Over twelve months                          970                    970
-------------------------------------------------------------------------
   Total                                 $5,597       $33       $5,630
-------------------------------------------------------------------------

SHORT-TERM BORROWINGS

Over 50% of bank notes mature in 1999. Federal funds purchased include overnight borrowings and term federal funds, which are payable on demand. Repurchase agreements generally have maturities of 18 months or less. Other short-term borrowings consist primarily of U.S. Treasury, tax and loan borrowings which are payable on demand and commercial paper which is issued in maturities not to exceed nine months. At December 31, 1998 and 1997, $3.4 billion and $997 million, respectively, notional value of interest rate swaps were designated to borrowed funds. The effect of these swaps is included in the rates set forth in the table.


SHORT-TERM BORROWINGS
                                                       1998                   1997                    1996
---------------------------------------------------------------------------------------------------------------------
Dollars in millions                              Amount     Rate        Amount      Rate        Amount       Rate
---------------------------------------------------------------------------------------------------------------------
Federal funds purchased
   Year-end balance                                $390     5.17%       $3,632      6.30%       $3,933       6.00%
   Average during year                            2,526     5.50         2,834      5.57         3,157       5.41
   Maximum month-end balance during year          3,139                  4,459                   4,837
Repurchase agreements
   Year-end balance                               1,669     3.47           714      6.03           645       5.54
   Average during year                            1,592     4.71           812      5.36         2,030       5.41
   Maximum month-end balance during year          2,015                    946                   3,363
Bank notes
   Year-end balance                               8,924     5.29         9,656      5.75         7,905       5.46
   Average during year                            9,485     5.63         8,959      5.68         7,947       5.52
   Maximum month-end balance during year         10,698                 10,391                   9,041
Other
   Year-end balance                                 513     4.16           946      5.81         3,282       5.19
   Average during year                            1,047     5.84         1,671      5.65         1,466       5.21
   Maximum month-end balance during year          2,069                  2,574                   3,395
---------------------------------------------------------------------------------------------------------------------


                                                                     PNC BANK 93

CORPORATE INFORMATION


CORPORATE HEADQUARTERS

PNC Bank Corp.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

STOCK LISTING

PNC Bank Corp. common stock is traded on the New York Stock Exchange ("NYSE") under the symbol PNC. At the close of business on February 1, 1999, there were 64,045 common shareholders of record.

INTERNET INFORMATION

Information on PNC Bank Corp.'s financial results and its products and services is available on the Internet at www.pncbank.com.

FINANCIAL INFORMATION

The Annual Report on Form 10-K is filed with the Securities and Exchange Commission ("SEC"). Copies of this document and other filings, including Exhibits thereto, may be obtained electronically at the SEC's home page at www.sec.gov. Copies also may be obtained by writing to Lynn F. Evans, Director of Financial Reporting, at corporate headquarters, or by calling (412) 762-1553 or via e-mail to financial.reporting@pncbank.com.

INQUIRIES

For financial services call 1-800-4-BANKER. Individual shareholders should contact Shareholder Relations at (800) 843-2206 or the PNC Bank Hotline at (800) 982-7652.

     Analysts and institutional investors should contact William H. Callihan, Vice President, Investor Relations, at (412) 762-8257 or via e-mail at invrela@pncmail.com.

     News media representatives and others seeking general information should contact Jonathan Williams, Vice President, Media Relations, at (412) 762-4550 or via e-mail at jonathan.williams@pncbank.com.

TRUST PROXY VOTING

Reports of 1998 nonroutine proxy voting by the trust divisions of PNC Bank Corp. are available by writing to Thomas R. Moore, Vice President and Corporate Secretary, at corporate headquarters.

ANNUAL SHAREHOLDERS MEETING

All shareholders are invited to attend the PNC Bank Corp. annual meeting on Tuesday, April 27, 1999, at 11 a.m., Eastern Standard Time, on the 15th floor of One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania.

COMMON STOCK PRICES/DIVIDENDS DECLARED

The table below sets forth by quarter the range of high and low sale and quarter-end closing prices for PNC Bank Corp. common stock and the cash dividends declared per common share.

                                                                  CASH
                                                             DIVIDENDS
1998 Quarter                  HIGH        LOW      CLOSE      DECLARED
------------------------------------------------------------------------
First                      $61.625    $49.500    $59.938          $.39
Second                      66.750     53.813     53.875           .39
Third                       60.000     41.625     45.000           .39
Fourth                      54.625     38.750     54.000           .41
------------------------------------------------------------------------
   Total                                                         $1.58
------------------------------------------------------------------------

                                                                  CASH
                                                             DIVIDENDS
1997 Quarter                  HIGH        LOW      CLOSE      DECLARED
------------------------------------------------------------------------
First                      $45.000    $36.500    $40.000          $.37
Second                      44.750     37.375     41.750           .37
Third                       49.750     41.125     48.813           .37
Fourth                      58.750     42.875     56.938           .39
-----------------------------------------------------------------------
   Total                                                         $1.50
-----------------------------------------------------------------------

DIVIDEND POLICY

Holders of PNC Bank Corp. common stock are entitled to receive dividends when declared by the Board of Directors out of funds legally available. The Board presently intends to continue the policy of paying quarterly cash dividends. However, future dividends will depend on earnings, the financial condition of PNC Bank Corp. and other factors including applicable government regulations and policies and contractual restrictions.

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


94 PNC BANK