Form 10-K405, Exhibit 13
period 1999-12-31
PNC FINANCIAL SERVICES GROUP INC
filed 2000-03-27
CIK 713676

                                                               Exhibit 13

FINANCIAL REVIEW CONTENTS






                                FINANCIAL REVIEW


                                35   Selected Consolidated Financial Data

                                36   Overview

                                37   Forward-Looking Statements

                                38   Review of Businesses

                                39   PNC Bank - Regional Banking

                                40   PNC Bank - Corporate Banking

                                41   PNC Secured Finance

                                42   PNC Mortgage

                                43   PNC Advisors

                                44   BlackRock

                                45   PFPC

                                46   Consolidated Income Statement Review

                                48   Consolidated Balance Sheet Review

                                50   Risk Management

                                53   Financial Derivatives

                                56   1998 versus 1997

                                57   Year 2000

                                                                     Exhibit 13


 FINANCIAL REVIEW

 SELECTED CONSOLIDATED FINANCIAL DATA

 YEAR ENDED DECEMBER 31
 DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA                    1999          1998          1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
 SUMMARY OF OPERATIONS
 Interest income ........................................    $4,921        $5,313        $5,051        $4,938        $5,149
 Interest expense .......................................     2,488         2,740         2,556         2,494         3,007
---------------------------------------------------------------------------------------------------------------------------
 Net interest income  ...................................     2,433         2,573         2,495         2,444         2,142
 Provision for credit losses ............................       163           225            70                           6
 Noninterest income before net securities gains (losses).     2,723         2,286         1,735         1,353         1,198
 Net securities gains (losses) ..........................        22            16            40            22          (280)
 Noninterest expense ....................................     3,124         2,940         2,582         2,292         2,427
---------------------------------------------------------------------------------------------------------------------------
 Income before income taxes .............................     1,891         1,710         1,618         1,527           627
 Income taxes ...........................................       627           595           566           535           219
---------------------------------------------------------------------------------------------------------------------------
 Net income .............................................    $1,264        $1,115        $1,052          $992          $408
---------------------------------------------------------------------------------------------------------------------------
 PER COMMON SHARE DATA
 Earnings
   Basic ................................................     $4.19         $3.64         $3.33         $2.91         $1.20
   Diluted ..............................................      4.15          3.60          3.28          2.88          1.19
   Cash* ................................................      4.42          3.82          3.45          3.04          1.31
 Book value .............................................     19.23         18.86         16.87         17.13         16.87
 Cash dividends declared ................................      1.68          1.58          1.50          1.42          1.40
 *EXCLUDES AMORTIZATION OF GOODWILL.
---------------------------------------------------------------------------------------------------------------------------
 BALANCE SHEET HIGHLIGHTS (At December 31)
 Total assets ...........................................   $75,413       $77,207       $75,120       $73,260       $73,404
 Earning assets .........................................    64,671        69,027        66,688        65,439        66,772
 Loans, net of unearned income ..........................    50,046        57,650        54,245        51,798        48,653
 Securities available for sale ..........................     7,611         7,074         8,522        11,917        15,839
 Loans held for sale ....................................     5,798         3,226         2,324           941           659
 Deposits ...............................................    46,668        47,496        47,649        45,676        46,899
 Borrowed funds..........................................    19,347        20,946        19,622        19,604        19,063
 Shareholders' equity ...................................     5,946         6,043         5,384         5,869         5,768
 Common shareholders' equity ............................     5,633         5,729         5,069         5,553         5,751
---------------------------------------------------------------------------------------------------------------------------
 SELECTED RATIOS
 Return on
   Average common shareholders' equity ..................     22.41%        20.81%        20.01%        17.18%         7.05%
   Average assets .......................................      1.69          1.49          1.49          1.40           .54
 Net interest margin ....................................      3.68          3.85          3.94          3.83          3.15
 Noninterest income to total revenue ....................     52.79         46.97         41.29         35.68         29.55
 Efficiency** ...........................................     54.82         54.76         56.07         56.95         75.24
 Leverage ...............................................      6.61          7.28          7.30          7.70          6.37
 Common shareholders' equity to assets ..................      7.47          7.42          6.75          7.58          7.83
 Dividend payout.........................................     40.22         43.43         45.39         48.89         94.76
===========================================================================================================================

 ** EXCLUDES AMORTIZATION, DISTRIBUTIONS ON CAPITAL SECURITIES AND
    MORTGAGE BANKING HEDGING ACTIVITIES.

34|35

FINANCIAL REVIEW

This Financial Review should be read in conjunction with The PNC Financial Services Group, Inc. and subsidiaries' ("Corporation" or "PNC") Consolidated Financial Statements and Statistical Information included herein.

OVERVIEW

THE PNC FINANCIAL SERVICES GROUP, INC.

The Corporation is one of the largest diversified financial services companies in the United States operating regional banking, wholesale banking and asset management businesses that provide products and services nationally and in PNC's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky.

     Financial services organizations today are challenged to demonstrate that they can generate sustainable and consistent earnings growth in an increasingly competitive and volatile environment. PNC has responded to these challenges by transitioning to a diversified national financial services organization driven by businesses that are increasingly national in scope and less balance sheet dependent. Increasing contributions from fee-based businesses including asset management, processing and private banking have enhanced PNC's revenue and earnings mix. In addition, the Corporation seeks to enhance consolidated value by leveraging technology, information, branding, marketing and financial resources across all businesses.

     As a result of these strategies, the financial characteristics of PNC have changed significantly over the last few years. Since 1996, PNC has become significantly less dependent on balance sheet leverage and related net interest income. Revenue growth over the past three years has been generated through core noninterest income that has grown more than 20% compounded annually while the balance sheet and net interest income were essentially flat. Core diluted earnings per share grew 11% compounded annually over the same time period. Core performance ratios also improved as noninterest income to total revenue grew from 36% in 1996 to 51% in 1999 and returns on equity and assets increased from 17.18% and 1.40% in 1996 to 21.24% and 1.60%, respectively, in 1999.

     As part of this ongoing transition, during 1999 the Corporation implemented a number of initiatives designed to improve the risk and return characteristics of its lending businesses. These include the sale of the credit card business, exiting certain non-strategic wholesale lending businesses and continued downsizing of the indirect automobile lending portfolio.

     At the same time, PNC has taken aggressive steps to build on asset management and processing businesses including the completion of the acquisition of First Data Investor Services Group ("ISG").

     The combination of ISG with PFPC, the Corporation's investment servicing subsidiary, creates one of the nation's leading full-service processors for pooled investment products. The acquisition was one cent dilutive to the Corporation's earnings per share in 1999 and is anticipated to be four cents dilutive in 2000. On a cash basis, ISG is expected to be substantially accretive to earnings per share in 2000.

     Additionally, in October 1999, BlackRock, Inc., PNC's investment management subsidiary, completed an initial public offering ("IPO") for approximately 14% of the equity ownership of BlackRock. PNC continues to own approximately 70% of BlackRock's stock after the IPO.

SUMMARY FINANCIAL RESULTS

Full year 1999 earnings were $1.264 billion or $4.15 per diluted share and included one-time gains that were partially offset by the cost of certain strategic initiatives. Cash earnings per diluted share, which excludes goodwill amortization, were $4.42 for 1999, a 16% increase compared with 1998.

     Core earnings were $1.199 billion or $3.93 per diluted share, a 9% increase compared with 1998. On a core basis, return on average common shareholders' equity was 21.24% and return on average assets was 1.60% compared with 20.81% and 1.49%, respectively, in the prior year. Core cash earnings per share were $4.21 for 1999, a 10% increase compared with 1998.

     The following table summarizes one-time gains and the cost of certain strategic initiatives and reconciles reported to core earnings for full year 1999:


YEAR ENDED DECEMBER 31, 1999
IN MILLIONS, EXCEPT PER SHARE DATA       PRETAX     AFTER-TAX    PER SHARE
--------------------------------------------------------------------------
Reported earnings ....................   $1,891      $1,264        $4.15
   Gain on sale of credit card
     business ........................     (193)       (125)        (.41)
   Gain on sale of equity
     interest in Electronic
     Payment Services, Inc. ..........      (97)        (63)        (.21)
   BlackRock IPO gain ................      (64)        (59)        (.20)
   Branch gains ......................      (27)        (17)        (.06)
   Gain on sale of Concord EFS,
     Inc. stock, net of PNC Bank
     Foundation contribution .........      (11)        (16)        (.05)
   Wholesale lending
     repositioning ...................      195         126          .42
   Costs related to efficiency
     initiatives .....................       98          64          .21
   Write-down of an equity
     investment ......................       28          18          .06
   Mall ATM buyout ...................       12           7          .02
--------------------------------------------------------------------------
Core earnings ........................   $1,832      $1,199        $3.93
==========================================================================

Total revenue for 1999 on a reported basis was $5.178 billion, a $303 million increase compared with the prior year. Noninterest income of $2.745 billion for 1999 increased $443 million or 19% compared with 1998 primarily due to strong growth in fee-based services. Noninterest income grew to 53% of total revenue for 1999 compared with 47% in 1998. The ISG acquisition is expected to further increase noninterest income to 60% of total revenue by the end of 2000.

     The increase in noninterest income more than offset the decline in net interest income that resulted from the sale of the credit card business. Excluding the impact of credit cards, net interest income for 1999 increased $111 million or 5% and the net interest margin widened four basis points compared with the prior year.

     The provision for credit losses was $163 million for 1999 and fully covered net charge-offs of $161 million for the year. Net charge-offs for 1999 were .30% of average loans compared with .80% in 1998. The year-to-year decrease was primarily due to the sale of the credit card business in the first quarter of 1999. Excluding credit cards, net charge-offs were .20% of average loans for 1999 compared with .32% in 1998.

     Noninterest expense was $3.124 billion for 1999 compared with $2.940 billion in 1998. The increase supported revenue growth in fee-based businesses. The efficiency ratio of 54.8% for 1999 remained consistent with 1998 reflecting a continued focus on improving returns in traditional businesses.

     Overall asset quality characteristics remained stable during 1999. The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was .61% at December 31, 1999 and .55% at December 31, 1998. Nonperforming assets were $338 million at December 31, 1999 compared with $332 million at December 31, 1998. The allowance for credit losses was $674 million and represented 225% of nonaccrual loans and 1.35% of period-end loans at December 31, 1999. The comparable ratios were 255% and 1.31%, respectively, at December 31, 1998.

FORWARD-LOOKING STATEMENTS

This report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to financial performance and other financial and business matters. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "position" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which change over time, and the Corporation assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements.

     In addition to factors previously disclosed by the Corporation and those identified elsewhere herein, the following factors, among others, could cause actual results to differ materially from forward-looking statements: increased credit risk; the introduction, withdrawal, success and timing of business initiatives and strategies; changes in competitive conditions; the inability to sustain revenue and earnings growth; the inability to realize cost savings or revenues and implement integration plans associated with acquisitions and divestitures; changes in economic conditions, interest rates and financial and capital markets; inflation; changes in investment performance; customer disintermediation; customer borrowing, repayment, investment and deposit practices; customer acceptance of PNC products and services; the inability of the Corporation or others to remediate year 2000 concerns; and the impact, extent and timing of technological changes, capital management activities, actions of the Federal Reserve Board and legislative and regulatory actions and reforms.





36|37

FINANCIAL REVIEW

REVIEW OF BUSINESSES

PNC operates seven major businesses engaged in regional banking, wholesale banking and asset management activities: PNC Bank - Regional Banking, PNC Bank - Corporate Banking, PNC Secured Finance, PNC Mortgage, PNC Advisors, BlackRock and PFPC.

     Business results are based on PNC's management accounting practices and the Corporation's current management structure. There is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles; therefore, PNC's results are not necessarily comparable with similar information for any other financial services institution. Financial results are presented as if each business operated on a stand-alone basis.

     The management accounting process uses various balance sheet and income statement assignments and transfers to measure performance of the businesses. Methodologies change from time to time as management accounting practices are enhanced and businesses change. Securities or borrowings and related net interest income are assigned based on the net asset or liability position of each business. Capital is assigned based on management's assessment of inherent risks and equity levels at independent companies providing similar products and services. Support areas not directly aligned with the businesses are allocated primarily based on the utilization of services.

     Total business financial results differ from consolidated financial results primarily due to differences between management accounting practices and generally accepted accounting principles, divested and exited businesses, equity management activities, minority interests, eliminations and unassigned items, the impact of which is reflected in Other.

     Wholesale lending businesses designated for exit in PNC Bank - Corporate Banking and PNC Secured Finance are included in Other. Total outstandings and exposure designated for exit during 1999 in wholesale lending totaled $3.7 billion and $10.5 billion, respectively.


RESULTS OF BUSINESSES


                                                                                            Return on
                                                      Earnings           Revenue *        Assigned Capital       Average Assets
--------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31 - DOLLARS IN MILLIONS       1999    1998       1999      1998        1999   1998           1999      1998
--------------------------------------------------------------------------------------------------------------------------------
PNC Bank - Regional Banking.....................   $641    $582     $2,307    $2,317          22%    20%       $39,513   $38,848
Wholesale
   PNC Bank - Corporate Banking.................    127      56        408       351          22     11          8,417     7,564
   PNC Secured Finance..........................    114      60        281       178          24     16          6,701     5,477
   PNC Mortgage.................................     62      35        421       339          14     10          6,906     5,350
------------------------------------------------------------------------------------                            ----------------
     Total wholesale............................    303     151      1,110       868          20     12         22,024    18,391
Asset Management................................
   PNC Advisors.................................    147     119        738       489          27     30          3,353     2,731
   BlackRock....................................     59      36        381       339          36     41            448       441
   PFPC.........................................     45      38        257       191          40     41            308       229
------------------------------------------------------------------------------------                            ----------------
     Total asset management.....................    251     193      1,376     1,019          30     34          4,109     3,401
------------------------------------------------------------------------------------                            ----------------
   Total businesses.............................  1,195     926      4,793     4,204          23     19         65,646    60,640
Other...........................................      4     189        208       697                             9,174    13,986
------------------------------------------------------------------------------------                            ----------------
   Total consolidated-core **...................  1,199   1,115      5,001     4,901          21     21         74,820    74,626
Gain on sale of credit card business............    125                193
Gain on sale of equity interest in
   Electronic Payment Services, Inc.............     63                 97
BlackRock IPO gain..............................     59                 64
Branch gains....................................     17                 27
Gain on sale of Concord stock, net of
   PNC Bank Foundation contribution.............     16                 41
Wholesale lending repositioning.................   (126)              (195)
Costs related to efficiency initiatives.........    (64)
Write-down of an equity investment..............    (18)               (28)
Mall ATM buyout.................................     (7)
------------------------------------------------------------------------------------                            ----------------
   Total consolidated-reported.................. $1,264  $1,115     $5,200    $4,901          22     21        $74,820   $74,626
================================================================================================================================

*    TAXABLE-EQUIVALENT BASIS

** 1998 CORE RESULTS INCLUDE $162 MILLION OF NET GAINS FROM THE SALE OF THE CORPORATE TRUST AND ESCROW BUSINESS, BRANCH SALES AND THE SALE OF A CREDIT CARD PORTFOLIO. THESE ITEMS WERE PRIMARILY OFFSET BY A HIGHER-THAN-ANTICIPATED PROVISION FOR CREDIT LOSSES RELATED TO A SINGLE CREDIT IN THE HEALTH CARE INDUSTRY, ONE-TIME COSTS RELATED TO CONSUMER BANKING INITIATIVES, VALUATION ADJUSTMENTS ON CERTAIN MARKET-SENSITIVE ASSET POSITIONS AND MERGER AND ACQUISITION INTEGRATION COSTS.

PNC BANK - REGIONAL BANKING


YEAR ENDED DECEMBER 31 - DOLLARS IN MILLIONS    1999      1998
--------------------------------------------------------------
INCOME STATEMENT
Net interest income ........................  $1,728    $1,706
Noninterest income .........................     579       611
--------------------------------------------------------------
   Total revenue ...........................   2,307     2,317
Provision for credit losses ................      59        65
Noninterest expense ........................   1,215     1,291
--------------------------------------------------------------
   Pretax earnings .........................   1,033       961
Income taxes ...............................     392       379
--------------------------------------------------------------
   Earnings ................................    $641      $582
--------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans
   Consumer ................................  $8,753    $9,737
   Commercial ..............................   9,452     8,998
   Residential mortgage ....................   9,876     9,717
   Other ...................................   3,061     2,852
--------------------------------------------------------------
     Total loans ...........................  31,142    31,304
Assigned assets and other assets ...........   8,371     7,544
--------------------------------------------------------------
   Total assets ............................ $39,513   $38,848
--------------------------------------------------------------
Deposits
   Noninterest-bearing demand ..............  $6,235    $6,546
   Interest-bearing demand .................   4,961     4,241
   Money market ............................   9,311     7,421
   Savings .................................   2,337     2,589
   Certificates ............................  13,338    14,778
--------------------------------------------------------------
     Total net deposits ....................  36,182    35,575
Other liabilities ..........................     363       354
Assigned capital ...........................   2,968     2,919
--------------------------------------------------------------
   Total funds ............................. $39,513   $38,848
--------------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital .................      22%       20%
Noninterest income to total revenue ........      25        26
Efficiency .................................      51        54
==============================================================

PNC Bank - Regional Banking ("Regional Banking") provides credit, deposit, branch-based brokerage and electronic banking products and services to retail customers as well as credit, leasing, treasury management and capital markets products and services to mid-sized and small businesses primarily within PNC's geographic footprint.

     Regional Banking is focused on driving sustainable revenue growth while aggressively managing the revenue/expense relationship. Regional Banking utilizes knowledge-based marketing capabilities to analyze customer demographic information, transaction histories and delivery preferences to develop customized banking packages focused on improving customer satisfaction and profitability.

     Regional Banking has also invested heavily in building a sales culture and infrastructure while improving efficiency. Capital investments have been redistributed strategically with a greater proportion going towards the development of alternative delivery capabilities consistent with customer preferences.

     Regional Banking contributed 54% of total business earnings for 1999 compared with 63% for 1998. Earnings increased $59 million or 10% to $641 million for 1999 and the return on assigned capital and efficiency ratios improved. Excluding the impact of $86 million of branch gains and $40 million of costs related to consumer delivery initiatives in 1998, earnings increased 16%.

     Revenue increased $76 million to $2.307 billion for 1999 compared with the prior year, excluding the impact of the branch gains in 1998. The increase was primarily due to growth in deposits and fee-based services. Consumer loans declined primarily due to the continued downsizing of the indirect automobile lending portfolio and the decision to sell student loans in repayment. Partially offsetting the decrease in consumer loans was a 5% increase in commercial loans due to strong growth in middle market lending. More valuable transaction deposits increased $2.0 billion while higher rate certificates of deposit decreased in the year-to-year comparison primarily reflecting the impact of strategic marketing initiatives.

     Excluding the impact of costs related to consumer delivery initiatives in 1998, noninterest expense decreased 3% for 1999 compared with the prior year reflecting the continued focus on operating efficiency.

     Regional Banking engages in credit and deposit activities that are affected by, among other things, economic and financial market conditions. Accordingly, changes in the economy or financial markets could impact asset quality and results of operations.


38|39

FINANCIAL REVIEW
----------------

PNC BANK - CORPORATE BANKING

YEAR ENDED DECEMBER 31 - DOLLARS IN MILLIONS     1999      1998
---------------------------------------------------------------
INCOME STATEMENT
Credit-related revenue ......................    $160      $143
Noncredit revenue ...........................     248       208
---------------------------------------------------------------
   Total revenue ............................     408       351
Provision for credit losses .................       9        84
Noninterest expense .........................     203       183
---------------------------------------------------------------
   Pretax earnings ..........................     196        84
Income taxes ................................      69        28
---------------------------------------------------------------
   Earnings .................................    $127       $56
---------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans
   Specialized industries ...................  $3,720    $3,391
   Large corporate ..........................   2,532     2,340
   Other ....................................     451       366
---------------------------------------------------------------
     Total loans ............................   6,703     6,097
Other assets ................................   1,714     1,467
---------------------------------------------------------------
   Total assets .............................  $8,417    $7,564
---------------------------------------------------------------
Net deposits ................................  $2,793    $2,509
Assigned funds and other liabilities ........   5,035     4,525
Assigned capital ............................     589       530
---------------------------------------------------------------
   Total funds ..............................  $8,417    $7,564
---------------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital ..................      22%       11%
Noncredit revenue to total revenue ..........      61        59
Efficiency ..................................      49        51
===============================================================

PNC Bank - Corporate Banking ("Corporate Banking") provides specialized credit, capital markets and treasury management products and services to corporations, institutions and government entities primarily within PNC's geographic footprint.

The strategic focus for Corporate Banking is to reduce historical reliance on balance sheet leverage and to emphasize higher-margin noncredit products and services, especially treasury management and capital markets.

     Corporate Banking made the decision to exit certain non-strategic wholesale lending businesses during 1999. These activities are excluded from business results in both periods.

     Corporate Banking contributed 11% of total business earnings for 1999 compared with 6% in the prior year. Earnings of $127 million for 1999 more than doubled in the comparison with 1998.

     Total revenue of $408 million for 1999 increased $57 million or 16% compared with 1998. Credit-related revenue increased 12% in the year-to-year comparison driven by higher loans in selected segments that have attractive risk/return characteristics. Noncredit revenue, which includes noninterest income and the benefit of compensating balances received in lieu of fees, was $248 million for 1999, a $40 million or 19% increase compared with the prior year primarily driven by growth in treasury management and capital markets fees. Noncredit revenue comprised 61% of total revenue in 1999 reflecting the emphasis on sales of fee-based products.

     The higher provision for credit losses in 1998 related to exposure to a single health care relationship.

     Treasury management and capital markets products offered through Corporate Banking are sold by several businesses across the Corporation and related revenue is included in the results of those businesses. Consolidated revenue from treasury management was $264 million for 1999, a 15% increase compared with 1998. Consolidated revenue from capital markets was $109 million for 1999, a 20% increase compared with the prior year.

     Corporate Banking engages in credit and capital markets activities that are impacted by, among other things, economic and financial market conditions. Accordingly, changes in the economy or financial markets could impact asset quality and results of operations.

PNC SECURED FINANCE


YEAR ENDED DECEMBER 31 - DOLLARS IN MILLIONS       1999      1998
-----------------------------------------------------------------
INCOME STATEMENT
Net interest income ............................   $164      $122
Noninterest income
   Net commercial mortgage banking .............     64        26
   Corporate finance ...........................     31        18
   Other .......................................     22        12
-----------------------------------------------------------------
     Total noninterest income ..................    117        56
-----------------------------------------------------------------
   Total revenue ...............................    281       178
Provision for credit losses ....................     (8)       (8)
Noninterest expense ............................    147       106
-----------------------------------------------------------------
   Pretax earnings .............................    142        80
Income taxes ...................................     28        20
-----------------------------------------------------------------
   Earnings ....................................   $114       $60
-----------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans
   Commercial - real estate related ............ $1,791    $1,124
   Commercial real estate ......................    981     1,138
   Business credit .............................  1,726     1,339
   Leasing .....................................  1,032       726
   Other .......................................    282       348
-----------------------------------------------------------------
     Total loans ...............................  5,812     4,675
Commercial mortgages held for sale .............    135       181
Other assets ...................................    754       621
-----------------------------------------------------------------
   Total assets ................................ $6,701    $5,477
-----------------------------------------------------------------
Deposits .......................................   $341      $142
Assigned funds and other liabilities ...........  5,891     4,952
Assigned capital ...............................    469       383
-----------------------------------------------------------------
   Total funds ................................. $6,701    $5,477
-----------------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital .....................     24%       16%
Noninterest income to total revenue ............     42        31
Efficiency .....................................     42        48
=================================================================

PNC Secured Finance, serving corporate clients nationwide, is engaged in commercial real estate finance, business credit, and equipment lease financing.

     Over the past several years, through customer segmentation and strategic acquisitions, commercial real estate finance has redeployed capital historically assigned to lending activities in PNC's primary geographic markets to fee-based businesses focused on loan servicing and securitization on a national basis.

     In 1998, PNC Secured Finance acquired Midland Loan Services, one of the nation's largest servicers of commercial mortgage-backed securities, and Columbia Housing Partners, one of the nation's largest originators of investments in affordable housing.

     At the end of 1999, the decision was made to exit the cyclical mortgage warehouse lending business and certain non-strategic commercial real estate portfolios. These activities are excluded from business results in both periods.

     PNC Secured Finance also continued the strategy to expand business credit and equipment leasing. Consistent with this strategy, PNC Secured Finance increased its business credit marketing presence to fifteen locations, while maintaining centralized collateral monitoring and loan approval.

     PNC Secured Finance contributed 9% of total business earnings for 1999 compared with 6% in the prior year.

     Net interest income of $164 million for 1999 increased $42 million or 34% compared with the prior year. The increase was driven by loan growth within business credit, equipment lease financing and commercial real estate related lending.

     Noninterest income of $117 million for 1999 increased to 42% of total revenue. The increase was primarily due to higher commercial mortgage securitization and servicing revenue and fee income from affordable housing equity placements, as well as the comparative impact of valuation adjustments recorded in 1998.

     Noninterest expense increased in the year-to-year comparison to support revenue growth.

COMMERCIAL MORTGAGE SERVICING PORTFOLIO

IN BILLIONS                                1999      1998
---------------------------------------------------------
January 1 ..............................    $39
Acquisitions/additions .................     17       $39
Repayments/transfers ...................    (11)
---------------------------------------------------------
   December 31 .........................    $45       $39
---------------------------------------------------------

At December 31, 1999 the commercial mortgage servicing portfolio was $45 billion, a 15% increase compared with December 31, 1998.

     PNC Secured Finance engages in credit and capital markets activities that are impacted by, among other things, economic and financial market conditions. Accordingly, changes in the economy or financial markets could impact asset quality and results of operations.



40|41

FINANCIAL REVIEW
----------------

PNC MORTGAGE

YEAR ENDED DECEMBER 31 - DOLLARS IN MILLIONS           1999      1998
---------------------------------------------------------------------
INCOME STATEMENT
Net mortgage banking revenue
   Residential mortgage servicing .................    $350      $212
   Origination and securitization .................     172       186
   MSR amortization, net of
     servicing hedge ..............................    (190)     (144)
---------------------------------------------------------------------
     Net mortgage banking revenue .................     332       254
Net interest income ...............................      89        85
---------------------------------------------------------------------
   Total revenue ..................................     421       339
Operating expense .................................     318       280
---------------------------------------------------------------------
   Pretax earnings ................................     103        59
Income taxes ......................................      41        24
---------------------------------------------------------------------
   Earnings .......................................     $62       $35
---------------------------------------------------------------------
AVERAGE BALANCE SHEET
Residential mortgages held for sale ...............  $2,594    $2,935
Securities available for sale .....................   2,470     1,245
Mortgage servicing rights and
   other assets ...................................   1,842     1,170
---------------------------------------------------------------------
   Total assets ...................................  $6,906    $5,350
---------------------------------------------------------------------
Escrow deposits ...................................  $1,151    $1,002
Assigned funds and other liabilities ..............   5,306     4,000
Assigned capital ..................................     449       348
---------------------------------------------------------------------
   Total funds ....................................  $6,906    $5,350
---------------------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital ........................      14%       10%
Net mortgage banking revenue to
   total revenue ..................................      79        75
Efficiency ........................................      52        58
=====================================================================


PNC Mortgage originates, purchases and services residential mortgages and related products. PNC Mortgage also acquires and securitizes residential mortgages as private-label, mortgage-backed securities and performs the master servicing of those securities for investors.

     PNC Mortgage's strategic focus is on expanding sales of a broader array of financial products while leveraging its technology platform and servicing capabilities to manage the revenue/expense relationship for traditional mortgage products.

     PNC Mortgage contributed 5% of total business earnings for 1999 compared with 4% for 1998. Earnings nearly doubled in the comparison primarily due to lower amortization, improved efficiency and the impact of a larger servicing portfolio. The efficiency ratio improved significantly as PNC Mortgage continued to leverage its technology platform and servicing capabilities.

     During 1999, PNC Mortgage funded $20 billion of residential mortgages, with 36% consisting of retail originations. The comparable amounts were $22 billion and 35%, respectively, in 1998. Production volume for 1999 consisted of $7 billion of originated loans and $13 billion of mortgages acquired through correspondent and contractual flow agreements. The corresponding amounts for 1998 were $8 billion and $14 billion, respectively.


RESIDENTIAL MORTGAGE SERVICING PORTFOLIO


IN BILLIONS                                1999      1998
---------------------------------------------------------
January 1 ...............................   $62       $41
   Production volume ....................    20        22
   Acquisitions .........................     8        16
   Repayments ...........................   (15)      (16)
   Sales ................................              (1)
---------------------------------------------------------
                  DECEMBER 31 ...........   $75       $62
=========================================================


At December 31, 1999, the residential mortgage servicing portfolio totaled $75 billion. Loans included in this portfolio that were serviced for others totaled $67 billion and had a weighted-average coupon of 7.53%. Capitalized residential mortgage servicing rights ("MSR") totaled $1.6 billion at December 31, 1999, and had an estimated fair value of $1.8 billion. The master servicing portfolio grew 33% to $35 billion at December 31, 1999.

     Securities available for sale increased $1.2 billion in 1999 compared with the prior year and are used in managing the interest rate risk associated with the mortgage servicing portfolio.

     The value of MSR and related amortization are affected by changes in interest rates. If interest rates decline and the rate of prepayments increases, the underlying servicing fees and related MSR value also would decline. In a period of rising interest rates, a converse relationship would be expected. PNC Mortgage seeks to manage this risk by using financial instruments as hedges designed to move in the opposite direction of expected MSR value changes. Changes in interest rates also can affect the level of mortgage originations that generally are expected to decline as interest rates increase and increase as interest rates decline.

PNC ADVISORS

-----------------------------------------------------------------
YEAR ENDED DECEMBER 31 - DOLLARS IN MILLIONS       1999      1998
-----------------------------------------------------------------
INCOME STATEMENT
Net interest income ...........................    $130      $121
Noninterest income
   Investment management and trust ............     388       324
   Brokerage ..................................     149        31
   Other ......................................      71        13
-----------------------------------------------------------------
     Total noninterest income .................     608       368
-----------------------------------------------------------------
   Total revenue ..............................     738       489
Provision for credit losses ...................       7         1
Noninterest expense ...........................     494       296
-----------------------------------------------------------------
   Pretax earnings ............................     237       192
Income taxes ..................................      90        73
-----------------------------------------------------------------
   Earnings ...................................    $147      $119
-----------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans
   Residential mortgage .......................    $959      $967
   Consumer ...................................     940       936
   Commercial .................................     631       614
   Other ......................................     389        44
-----------------------------------------------------------------
     Total loans ..............................   2,919     2,561
Other assets ..................................     434       170
-----------------------------------------------------------------
   Total assets ...............................  $3,353    $2,731
-----------------------------------------------------------------
Deposits ......................................  $2,164    $2,300
Assigned funds and other liabilities ..........     641        36
Assigned capital ..............................     548       395
-----------------------------------------------------------------
   Total funds ................................  $3,353    $2,731
-----------------------------------------------------------------
PERFORMANCE RATIOS
Return on assigned capital ....................      27%       30%
Noninterest income to total revenue ...........      82        75
Efficiency ....................................      66        60
=================================================================

PNC Advisors offers customized investment management, high-end brokerage, personal trust, estate planning and traditional banking services to affluent and wealthy individuals, and investment management, trust and administrative services to pensions, 401(k) plans and charitable organizations.

     PNC Advisors strives to be the "financial advisor of choice" in the growing affluent market, providing a full range of high-quality, customized and predominantly fee-based investment products and services. In 1998, the Corporation acquired Hilliard-Lyons, Inc. ("Hilliard Lyons"), a firm primarily focused on delivering brokerage services and investment advice to affluent clients. PNC Advisors is expanding the Hilliard Lyons brand and organization throughout PNC's geographic footprint, which includes several of the nation's wealthiest metropolitan areas.

     PNC Advisors contributed 12% of total business earnings for 1999 compared with 13% in the prior year. Earnings of $147 million for 1999 increased $28 million or 24% compared with 1998.

     Revenue increased $249 million or 51% for 1999 compared with the prior year. The increase was due to higher brokerage revenue resulting from the Hilliard Lyons acquisition and higher investment management and trust revenue primarily resulting from new business. The year-to-year increase in noninterest expense and the efficiency ratio, as well as the lower return on assigned capital, was due to the impact of Hilliard Lyons.



ASSETS UNDER MANAGEMENT*

DECEMBER 31 - IN BILLIONS                  1999      1998
------------------------------------------------------------
Personal investment management
   and trust ............................   $60       $57
Institutional trust                          11         7
------------------------------------------------------------
   Total ................................   $71       $64
============================================================

 * ASSETS UNDER MANAGEMENT DO NOT INCLUDE BROKERAGE ASSETS ADMINISTERED.


At December 31, 1999, PNC Advisors managed $71 billion of assets, an 11% increase compared with the prior year primarily due to new business. Brokerage assets administered by PNC Advisors increased $4 billion in the year-to-year comparison to $27 billion at December 31, 1999, primarily due to increased asset gathering at Hilliard Lyons.

     PNC Advisors' revenue is affected by, among other things, the volume of new business, the value of assets managed, investment performance and financial market conditions. Revenue may be positively affected by growth in new business, increasing values of assets managed, strong investment performance and improving financial markets. Conversely, a decline in new business, declining values of assets managed, declining investment performance and deteriorating financial markets may have an adverse effect on results of operations.



42|43

FINANCIAL REVIEW

BLACKROCK


YEAR ENDED DECEMBER 31 - DOLLARS IN MILLIONS              1999     1998
------------------------------------------------------------------------
INCOME STATEMENT
Advisory and administrative fees ..................      $ 362     $325
Other income ......................................         19       14
------------------------------------------------------------------------
   Total revenue ..................................        381      339
Operating expense .................................        260      250
Goodwill amortization .............................         10       10
------------------------------------------------------------------------
   Operating income ...............................        111       79
Interest expense ..................................          8       11
------------------------------------------------------------------------
   Pretax earnings ................................        103       68
Income taxes ......................................         44       32
------------------------------------------------------------------------
   Earnings .......................................      $  59     $ 36
------------------------------------------------------------------------
PERIOD-END BALANCE SHEET
Goodwill ..........................................      $ 194     $204
Other assets ......................................        254      237
------------------------------------------------------------------------
   Total assets ...................................      $ 448     $441
------------------------------------------------------------------------
Borrowings ........................................      $  28     $197
Other liabilities .................................        139      138
Shareholders' equity ..............................        281      106
------------------------------------------------------------------------
   Total funds ....................................      $ 448     $441
------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average equity ..........................         36%      41%
Operating margin* .................................         37       30
Diluted earnings per share ........................      $1.04     $.66
========================================================================
*EXCLUDES THE IMPACT OF BAI AND AFFILIATE FUND ADMINISTRATION AND SERVICING
 COSTS.


BlackRock manages assets for institutions and individuals through a variety of fixed income, liquidity, equity and alternative investment products, including BlackRock's flagship fund families.

    BlackRock completed an IPO in October 1999 representing approximately a 14% equity interest. Management anticipates that having its own public currency will assist BlackRock in attracting and retaining the highest quality professionals and support its long-term growth objectives.

    BlackRock contributed 5% of total business earnings for 1999 compared with 4% a year ago. Earnings of $59 million for 1999 increased 67% compared with the prior year primarily due to strong growth in advisory and administrative fees resulting from new asset management mandates that accounted for the majority of the $34 billion or 26% increase in assets under management. Total revenue for 1999 increased $110 million or 39% compared with the prior year, excluding performance fees in both years associated with BlackRock Asset Investors ("BAI"), a pooled investment fund that was liquidated in the third quarter of 1999. The growth in revenue was strong across all product categories, particularly fixed income separate accounts that increased primarily due to significant new business. The increase in operating expense in the year-to-year comparison supported revenue growth.

    At December 31, 1999, BlackRock managed $165 billion of assets for individual and institutional investors.

ASSETS UNDER MANAGEMENT


DECEMBER 31 - IN BILLIONS                  1999     1998
----------------------------------------------------------
Separate Accounts
   Fixed income* .......................   $ 75     $ 53
   Liquidity ...........................     21       14
   Equity ..............................      3        2
----------------------------------------------------------
     Subtotal ..........................     99       69
Mutual Funds
   Fixed income ........................     13       14
   Liquidity ...........................     37       36
   Equity ..............................     16       12
----------------------------------------------------------
     Subtotal ..........................     66       62
----------------------------------------------------------
Total assets under management ..........   $165     $131
----------------------------------------------------------
Proprietary mutual funds
   BlackRock Funds .....................   $ 27     $ 24
   Provident Institutional Funds .......     26       25
----------------------------------------------------------
     Total proprietary mutual funds ....   $ 53     $ 49
==========================================================

* INCLUDES ALTERNATIVE INVESTMENT PRODUCTS.


BlackRock's revenue is affected by, among other things, the volume of new business, the value of assets managed, investment performance and financial market conditions. Revenue may be positively affected by growth in new business, increasing values of assets managed, strong investment performance and improving financial markets. Conversely, a decline in new business, declining values of assets managed, declining investment performance and deteriorating financial markets may have an adverse effect on results of operations.

    BlackRock's common stock is listed on the New York Stock Exchange under the symbol BLK. Additional information about BlackRock is available in its filings with the Securities and Exchange Commission ("SEC") and may be obtained electronically at the SEC's home page at www.sec.gov.

PFPC

YEAR ENDED DECEMBER 31 - DOLLARS IN MILLIONS            1999         1998
-------------------------------------------------------------------------
INCOME STATEMENT
Revenue ..........................................      $257         $191
Operating expense ................................       185          131
-------------------------------------------------------------------------
   Pretax earnings ...............................        72           60
Income taxes .....................................        27           22
-------------------------------------------------------------------------
   Earnings ......................................      $ 45         $ 38
-------------------------------------------------------------------------
AVERAGE BALANCE SHEET
Total assets .....................................      $308         $229
-------------------------------------------------------------------------
Other liabilities ................................      $196         $137
Assigned capital .................................       112           92
-------------------------------------------------------------------------
   Total funds ...................................      $308         $229
-------------------------------------------------------------------------
PERFORMANCE RATIOS
Return On Assigned Capital .......................        40%          41%
Operating margin .................................        28           31
Efficiency .......................................        70           68
=========================================================================

PFPC, the Corporation's global fund services subsidiary, provides a wide range of processing services to the investment management community. PFPC provides customized services to clients in the United States and to the global funds marketplace through its Dublin, Ireland operation.

    On December 1, 1999, PFPC acquired First Data Investor Services Group ("ISG"), one of the nation's leading providers of back-office services to mutual funds and retirement plans. The transaction was valued at $1.1 billion and accounted for as a purchase. The acquisition adds key related businesses, as well as retirement plan servicing, to PFPC's expanding operations.

    PFPC contributed 4% of total business earnings for 1999 and 1998. Earnings increased $7 million or 18% to $45 million for 1999. Excluding the net impact of ISG, earnings increased 26% in the year-to-year comparison.

    Revenue increased $66 million to $257 million for 1999, of which $24 million was attributable to the one-month impact of ISG. The remaining increase was driven by new business, existing client growth and market appreciation. Operating expense increased in the year-to-year comparison due to the impact of ISG and to support revenue growth and infrastructure costs associated with business expansion.

    At December 31, 1999, PFPC provided accounting/ administration services for $412 billion of mutual fund and other pooled assets, a 63% increase compared with December 31, 1998, primarily due to the impact of ISG. PFPC provided custody services for $388 billion of assets at December 31, 1999, an increase of 23% compared with December 31, 1998.


ASSETS SERVICED

DECEMBER 31 - IN BILLIONS        1999        1998
-------------------------------------------------
Accounting/administration .....  $412        $252
Custody .......................   388         315
=================================================

PFPC's revenue is affected by, among other things, the number and value of customer accounts serviced and financial market conditions. Revenue may be positively affected by increasing customer accounts and account values serviced or improving financial markets. Conversely, declining customer accounts and account values serviced or deteriorating financial markets may have an adverse effect on results of operations.


44|45

FINANCIAL REVIEW


CONSOLIDATED INCOME STATEMENT REVIEW
NET INTEREST INCOME ANALYSIS


TAXABLE-EQUIVALENT BASIS                            AVERAGE BALANCES        INTEREST INCOME/EXPENSE          AVERAGE YIELDS/RATES
                                                 --------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31 -- DOLLARS IN MILLIONS    1999     1998   CHANGE      1999     1998   CHANGE          1999    1998  CHANGE
---------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
   Loans held for sale ......................  $3,986   $3,371     $615      $291     $233      $58          7.30%   6.91%    39bp
   Securities available for sale ............   8,554    7,374    1,180       487      430       57          5.70    5.83    (13)
   Loans, net of unearned income
     Consumer ...............................  10,314   11,073     (759)      844      940      (96)         8.18    8.49    (31)
     Credit card ............................     672    3,849   (3,177)      100      538     (438)        14.88   13.98     90
     Residential mortgage ...................  12,451   12,496      (45)      871      905      (34)         7.00    7.24    (24)
     Commercial .............................  23,084   22,773      311     1,792    1,794       (2)         7.76    7.88    (12)
     Commercial real estate .................   3,362    3,279       83       265      277      (12)         7.88    8.45    (57)
     Other ..................................   3,096    2,223      873       222      157       65          7.17    7.06     11
----------------------------------------------------------------------------------------------------
     Total loans, net of
        unearned income .....................  52,979   55,693   (2,714)    4,094    4,611     (517)         7.73    8.28    (55)
   Other ....................................   1,117    1,001      116        71       65        6          6.36    6.49    (13)
----------------------------------------------------------------------------------------------------
     Total interest-earning assets/
        interest income .....................  66,636   67,439     (803)    4,943    5,339     (396)         7.42    7.92    (50)
Noninterest-earning assets ..................   8,184    7,187      997
-----------------------------------------------------------------------
     Total assets ........................... $74,820  $74,626     $194
-----------------------------------------------------------------------
Interest-bearing liabilities
   Deposits
     Demand and money market ................ $17,698  $14,820   $2,878       493      439       54          2.79    2.96    (17)
     Savings ................................   2,390    2,620     (230)       39       51      (12)         1.63    1.95    (32)
     Other time .............................  15,734   17,206   (1,472)      793      929     (136)         5.04    5.40    (36)
     Deposits in foreign offices ............     872      935      (63)       44       52       (8)         5.05    5.56    (51)
----------------------------------------------------------------------------------------------------
     Total interest-bearing deposits ........  36,694   35,581    1,113     1,369    1,471     (102)         3.73    4.13    (40)
   Borrowed funds ...........................  20,594   21,809   (1,215)    1,119    1,269     (150)         5.43    5.82    (39)
----------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities/
     interest expense .......................  57,288   57,390     (102)    2,488    2,740     (252)         4.34    4.77    (43)
                                                                            -----------------------------------------------------
Noninterest-bearing liabilities,
   capital securities and
   shareholders' equity .....................  17,532   17,236      296
-----------------------------------------------------------------------
     Total liabilities, capital
        securities and
        shareholders' equity ................ $74,820  $74,626     $194
-----------------------------------------------------------------------
Interest rate spread ........................                                                                3.08    3.15     (7)
Impact of noninterest-bearing
   sources ..................................                                                                 .60     .70    (10)
                                                                                                             --------------------
     Net interest income/margin .............                              $2,455   $2,599    $(144)         3.68%   3.85%   (17)bp
=================================================================================================================================

NET INTEREST INCOME

Changes in net interest income and margin result from the interaction between the volume and composition of earning assets, related yields and associated funding costs. Accordingly, portfolio size, composition and related yields earned and funding costs can have a significant impact on net interest income and margin.

    Taxable-equivalent net interest income was $2.455 billion for 1999, a $144 million decrease compared with 1998. The net interest margin was 3.68% for 1999 compared with 3.85% in the prior year. These declines were primarily due to the sale of the credit card business in the first quarter of 1999. Excluding the credit card business, net interest income for 1999 increased $111 million or 5% and the net interest margin widened four basis points compared with the prior year. The increases were primarily due to higher commercial and other loans that resulted from strong growth in middle market lending and the strategic expansion of secured and equipment lease financing. The decrease in consumer loans was due to the continued downsizing of the indirect automobile lending portfolio and the decision to sell student loans in repayment. Excluding indirect automobile loans and student loans, consumer loans increased 5% due to strong growth in home equity loans. Loans represented 80% of average earning assets for 1999 compared with 83% for the prior year. Average loans held for sale increased $615 million in the year-to-year comparison, reflecting the decision to exit certain non-strategic wholesale lending businesses during 1999. Average securities available for sale increased $1.2 billion compared with the prior year and represented 13% of average earning assets for 1999 compared with 11% a year ago. The increase was due to securities purchased as part of PNC Mortgage's risk management strategies.

    Funding cost is affected by the volume and composition of funding sources as well as related rates paid thereon. Average deposits comprised 61% and 60% of total sources of funds for 1999 and 1998, respectively, with the remainder primarily comprised of wholesale funding obtained at prevailing market rates. Average demand and money market deposits increased $2.9 billion or 19% to $17.7 billion for 1999 primarily reflecting the impact of strategic marketing initiatives while savings and certificates decreased in the year-to-year comparison.


PROVISION FOR CREDIT LOSSES

The provision for credit losses was $163 million in 1999 compared with $225 million in the prior year. Net charge-offs were $161 million or .30% of average loans for 1999 compared with $447 million or .80%, respectively, in 1998. The decreases were primarily due to the sale of the credit card business in the first quarter of 1999. Excluding credit cards, net charge-offs were .20% of average loans for 1999 compared with .32% in 1998.


NONINTEREST INCOME

Noninterest income was $2.745 billion for 1999 and represented 53% of total revenue compared with $2.302 billion and 47%, respectively, in 1998. The increases were primarily due to strong growth in fee-based businesses.

    Asset management fees of $681 million for 1999 increased $143 million or 26% compared with 1998, excluding performance fees associated with BAI, a pooled investment fund that was liquidated in the third quarter of 1999, and revenue from the corporate trust business that was sold in the fourth quarter of 1998. Assets under management increased to approximately $213 billion at December 31, 1999 compared with $174 billion at December 31, 1998.

    Mutual fund servicing fees of $251 million for 1999 increased $69 million or 38% compared with 1998 of which $30 million was attributable to the one-month impact of the ISG acquisition. The remaining increase was primarily due to new business and existing client growth as well as market appreciation.

    Service charges on deposits of $207 million remained consistent with the prior year.

    Brokerage income of $219 million in 1999 increased $128 million compared with 1998 primarily due to the acquisition of Hilliard Lyons.

    Other consumer services revenue of $236 million for 1999 decreased $63 million compared with 1998 due to the sale of the credit card business in the first quarter of 1999.

    The decrease in corporate services revenue primarily reflected the impact of $195 million of valuation adjustments in 1999 associated with the exit of certain non-strategic wholesale lending businesses. Excluding valuation adjustments in both years, corporate services revenue was $328 million and $275 million for 1999 and 1998, respectively, a 19% increase primarily due to growth in commercial mortgage banking, capital markets and treasury management fees.

    Net residential mortgage banking revenue of $272 million for 1999 increased $60 million or 28% compared with the prior year primarily due to a larger servicing portfolio.

    Equity management income was $100 million for 1999 and $96 million for 1998. Both years benefited from strong equity market conditions.

    Net securities gains for 1999 were $22 million and included a $41 million gain from the sale of Concord EFS, Inc. stock partially offset by a $28 million write-down of an equity investment in Friedman Billings Ramsey Group, Inc.

    Sale of subsidiary stock of $64 million in 1999 reflects the gain from the BlackRock IPO.

    Other noninterest income included a $193 million gain from the sale of the credit card business in the first quarter of 1999. Also included in other noninterest income was a $97 million gain from the sale of an equity interest in Electronic Payment Services Inc. ("EPS") and $27 million of gains from the sale of twelve branches in Western Pennsylvania. During 1998, other noninterest income included a $97 million gain from the sale of the corporate trust business, $86 million of branch gains and a $21 million loss from the sale of a credit card portfolio. Excluding these items, other noninterest income increased $73 million in the comparison primarily due to the Hilliard Lyons acquisition.


NONINTEREST EXPENSE

Noninterest expense was $3.124 billion for 1999 compared with $2.940 billion in 1998. The increase was primarily to support revenue growth in fee-based businesses. On a comparable basis, noninterest expense increased $120 million or 4% excluding $98 million of costs related to efficiency initiatives (compensation -- $22 million, net occupancy -- $35 million, equipment -- $38 million and other -- $3 million), a $30 million contribution to the PNC Bank Foundation and $12 million of expense associated with the buyout of PNC's mall ATM marketing representative from 1999. For 1998, $55 million of costs related to consumer banking initiatives and $21 million of merger and acquisition integration costs were excluded from the comparison. The efficiency ratio of 54.8% for 1999 remained consistent with 1998 reflecting a continued focus on improving returns in traditional businesses. Average full-time equivalent employees were relatively consistent in the year-to-year comparison and totaled approximately 25,600 and 25,500 in 1999 and 1998, respectively.


46|47

FINANCIAL REVIEW


CONSOLIDATED
BALANCE SHEET REVIEW


LOANS

Loans outstanding of $50.0 billion at December 31, 1999 decreased $7.7 billion from year-end 1998 primarily due to the impact of strategies designed to reduce balance sheet leverage in lower-return businesses. During 1999, the Corporation sold the credit card business, decided to sell education loans in repayment and continued the downsizing of the indirect automobile lending portfolio. In the first quarter of 1999, the decision was made to exit certain non-strategic wholesale lending businesses. Additional actions were taken in the fourth quarter of 1999 to further reduce exposure to wholesale lending businesses and exit the mortgage warehouse lending business. Total outstandings and exposure designated for exit during 1999 totaled $3.7 billion and $10.5 billion, respectively. At December 31, 1999, the remaining outstandings and exposure associated with this initiative totaled $2.9 billion and $7.7 billion, respectively.


DETAILS OF LOANS

DECEMBER 31 - IN MILLIONS                   1999        1998
-------------------------------------------------------------
Consumer
   Home equity ......................   $  6,068     $ 5,731
   Automobile .......................      1,691       2,444
   Education ........................         85       1,196
   Other ............................      1,513       1,609
-------------------------------------------------------------
     Total consumer .................      9,357      10,980
Credit card .........................                  2,958
Residential mortgage ................     12,869      12,265
Commercial
   Manufacturing ....................      5,355       5,336
   Retail/wholesale .................      4,301       4,452
   Service providers ................      3,208       3,263
   Real estate related ..............      2,862       3,093
   Communications ...................      1,370       1,529
   Health care ......................        772       1,136
   Financial services ...............      1,300       2,928
   Other ............................      2,300       3,445
-------------------------------------------------------------
     Total commercial ...............     21,468      25,182
Commercial real estate
   Mortgage .........................        761       1,398
   Real estate project ..............      1,969       2,051
-------------------------------------------------------------
   Total commercial real estate            2,730       3,449
Lease financing .....................      3,663       2,978
Other ...............................        683         392
Unearned income .....................       (724)       (554)
-------------------------------------------------------------
   Total, net of unearned income ....   $ 50,046     $57,650
=============================================================

Loan portfolio composition continued to be geographically diversified among numerous industries and types of businesses.


SECURITIES AVAILABLE FOR SALE

The securities available for sale portfolio increased $537 million from December 31, 1998 to $7.6 billion at December 31, 1999. Total securities used in mortgage banking risk management were $1.7 billion at December 31, 1999. Portfolio securities represented 8% of total assets at December 31, 1999. The expected weighted-average life of the portfolio securities increased to 4 years and 7 months at December 31, 1999 compared with 2 years and 8 months at year-end 1998.


DETAILS OF SECURITIES AVAILABLE FOR SALE


                                                      AMORTIZED        FAIR
DECEMBER 31 - IN MILLIONS                                  COST       VALUE
---------------------------------------------------------------------------
1999
PORTFOLIO SECURITIES
Debt securities
   U.S. Treasury and government agencies ..........      $  411      $  400
   Mortgage-backed ................................       3,918       3,769
   Asset-backed ...................................       1,051       1,027
   State and municipal ............................         134         131
   Other debt .....................................          40          39
Corporate stocks and other ........................         590         594
---------------------------------------------------------------------------
   Total ..........................................      $6,144      $5,960
===========================================================================
MORTGAGE BANKING RISK
MANAGEMENT
Debt securities
   U.S. Treasury and government agencies ..........      $1,791      $1,587
   Mortgage-backed ................................          68          64
---------------------------------------------------------------------------
TOTAL .............................................      $1,859      $1,651
---------------------------------------------------------------------------
     Total securities available for sale ..........      $8,003      $7,611
===========================================================================

1998
PORTFOLIO SECURITIES
Debt securities
   U.S. Treasury and government agencies ..........      $  152      $  152
   Mortgage-backed ................................       2,942       2,936
   Asset-backed ...................................         709         708
   State and municipal ............................         122         128
   Other debt .....................................          33          31
Corporate stocks and other ........................         542         517
---------------------------------------------------------------------------
   Total ..........................................      $4,500      $4,472
===========================================================================
MORTGAGE BANKING RISK
MANAGEMENT
Debt securities
   U.S. Treasury and government agencies ..........      $2,629      $2,602
---------------------------------------------------------------------------
   Total ..........................................      $2,629      $2,602
---------------------------------------------------------------------------
     Total securities available for sale ..........      $7,129      $7,074
===========================================================================

FUNDING SOURCES

Total funding sources were $66.0 billion at December 31, 1999, a decrease of $2.4 billion compared with December 31, 1998, primarily resulting from reduced wholesale funding related to the credit card business that was sold in the first quarter of 1999.

    While total demand, savings and money market deposits decreased approximately $700 million in the year-to-year comparison, money market deposits individually increased more than $600 million reflecting strategic marketing initiatives in regional banking. Time deposits decreased $3.0 billion primarily due to a decrease in higher rate certificates of deposit.

    During 1999, the Corporation issued $250 million of 6.13% subordinated notes. Additionally, the Corporation issued $300 million of 6.95% notes, $300 million of 7.00% notes and $400 million of 7.50% subordinated notes to fund the ISG acquisition.

DETAILS OF FUNDING SOURCES


DECEMBER 31 - IN MILLIONS                          1999              1998
-------------------------------------------------------------------------
Deposits
   Demand, savings and money market ......      $28,689           $29,359
   Time ..................................       14,786            17,774
   Foreign ...............................        3,193               363
-------------------------------------------------------------------------
     Total deposits ......................       46,668            47,496
Borrowed funds
   Federal funds purchased ...............        1,281               390
   Repurchase agreements .................        1,122             1,669
   Bank notes and senior debt ............        6,975            10,384
   Other borrowed funds ..................        7,642             6,722
   Subordinated debt .....................        2,327             1,781
-------------------------------------------------------------------------
     Total borrowed funds ................       19,347            20,946
-------------------------------------------------------------------------
       Total .............................      $66,015           $68,442
=========================================================================

CAPITAL

The access to and cost of funding new business initiatives including acquisitions, ability to pay dividends, deposit insurance costs, and the level and nature of regulatory oversight depend, in large part, on a financial institution's capital strength. At December 31, 1999, the Corporation and each bank subsidiary were considered well capitalized based on regulatory capital ratio requirements.


RISK-BASED CAPITAL

DECEMBER 31 - DOLLARS IN MILLIONS                  1999              1998
-------------------------------------------------------------------------
Capital components
   Shareholders' equity
     Common ..............................       $5,633            $5,729
     Preferred ...........................          313               314
   Trust preferred capital securities ....          848               848
   Goodwill and other ....................       (2,318)           (1,381)
   Net unrealized securities losses ......          255                36
-------------------------------------------------------------------------
     Tier I risk-based capital ...........        4,731             5,546
   Subordinated debt .....................        2,040             1,641
   Eligible allowance for credit losses ..          667               753
-------------------------------------------------------------------------
     Total risk-based capital ............       $7,438            $7,940
=========================================================================
Assets
   Risk-weighted assets and
     off-balance-sheet instruments .......      $67,118           $71,146
   Average tangible assets ...............       71,617            76,135
=========================================================================
Capital ratios
   Tier I risk-based .....................         7.05%             7.80%
   Total risk-based ......................        11.08             11.16
   Leverage ..............................         6.61              7.28
=========================================================================

The capital position is managed through balance sheet size and composition, issuance of debt and equity instruments, treasury stock activities, dividend policies and retention of earnings.

    During 1999, PNC repurchased 13.5 million shares of common stock. On February 17, 2000, the Board of Directors authorized the Corporation to purchase up to 10 million shares of common stock through February 28, 2001. This new program replaces the prior program that was rescinded.



48|49

FINANCIAL REVIEW


RISK MANAGEMENT

In the normal course of business, the Corporation assumes various types of risk, the most significant of which are credit, liquidity, interest rate and market risk. To manage these risks, PNC has risk management processes designed to provide for risk identification, measurement, monitoring and control.


CREDIT RISK

Credit risk represents the possibility that a borrower or counterparty may not perform in accordance with contractual terms. Credit risk is inherent in the financial services business and results from extending credit to customers, purchasing securities and entering into off-balance-sheet financial derivative transactions. The Corporation seeks to manage credit risk through, among others, diversification, limiting exposure to any single industry or customer, requiring collateral or selling participations to third parties and purchasing credit-related derivatives.


NONPERFORMING ASSETS

DECEMBER 31 - DOLLARS IN MILLIONS               1999           1998
-------------------------------------------------------------------
Nonaccrual loans
   Commercial ...............................   $220           $188
   Residential mortgage .....................     56             51
   Commercial real estate
     Real estate project ....................     13             28
     Mortgage ...............................      8             22
   Consumer .................................      2              6
-------------------------------------------------------------------
     Total nonaccrual loans .................    299            295
Foreclosed and other assets
   Residential mortgage .....................     12             17
   Commercial real estate ...................      5             15
   Other ....................................     22              5
-------------------------------------------------------------------
     Total foreclosed and other assets ......     39             37
-------------------------------------------------------------------
     Total nonperforming assets .............   $338           $332
===================================================================
Nonaccrual loans to total loans .............    .60%           .51%
Nonperforming assets to total
   loans, loans held for sale and
   foreclosed assets ........................    .61            .55
Nonperforming assets to total assets ........    .45            .43
===================================================================

    The above table excludes $13 million of equity management assets at December 31, 1999 carried at fair value.

    The amount of nonperforming loans that were current as to principal and interest was $42 million at December 31, 1999 and $28 million at December 31, 1998. There were no troubled debt restructured loans outstanding as of either period end.

CHANGE IN NONPERFORMING ASSETS

IN MILLIONS                      1999          1998
---------------------------------------------------
January 1 ....................   $332          $333
Transferred from accrual .....    418           377
Returned to performing .......    (11)          (12)
Principal reductions .........   (268)         (175)
Sales ........................    (49)          (58)
Charge-offs and other ........    (84)         (133)
---------------------------------------------------
   December 31 ...............   $338          $332
===================================================


ACCRUING LOANS PAST DUE 90 DAYS OR MORE


                                AMOUNT             PERCENT OF LOANS
DECEMBER 31                  -------------         ----------------
DOLLARS IN MILLIONS          1999     1998         1999       1998
-------------------------------------------------------------------
CONSUMER
   Education ...............           $23                    1.92%
   Other ...................  $25       38          .27%       .39
--------------------------------------------
       Total consumer          25       61          .27        .56
Credit card ................            63                    2.13
Residential mortgage .......   34       53          .26        .43
Commercial .................   30       56          .14        .22
Commercial real estate .....    5       32          .18        .93
Other ......................    2        1          .05        .04
--------------------------------------------
   Total ...................  $96     $266          .19        .46
===================================================================

Education loans were excluded from the above table in 1999 due to the decision to sell student loans in repayment. Also, credit cards declined due to the sale of the credit card business in 1999.

    Loans not included in nonaccrual or past due categories, but where information about possible credit problems causes management to be uncertain about the borrower's ability to comply with existing repayment terms over the next six months, totaled $95 million at December 31, 1999.

ALLOWANCE FOR CREDIT LOSSES

In determining the adequacy of the allowance for credit losses, the Corporation makes specific allocations to impaired loans and to pools of watchlist and nonwatchlist loans for various credit risk factors. Allocations to loan pools are developed by business segment and risk rating and are based on historical loss trends and management's judgment concerning those trends and other relevant factors. Those factors may include, among others, actual versus estimated losses, current regional and national economic conditions, business segment and portfolio concentrations, industry competition and consolidation, and the impact of government regulations. Consumer and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current economic conditions.

    While PNC's commercial and consumer pool reserve methodologies strive to reflect all risk factors, there continues to be a certain element of risk associated with, but not limited to, potential estimation or judgmental errors. Unallocated reserves provide coverage for such risks. While allocations are made to specific loans and pools of loans, the total reserve is available for all credit losses.

    Senior management's Reserve Adequacy Committee provides oversight for the allowance evaluation process including quarterly evaluations, and methodology and estimation changes. The results of the evaluations are reported to the Credit Committee of the Board of Directors.

    The provision for credit losses in 1999 and the evaluation of the allowance for credit losses as of December 31, 1999 reflected changes in loan portfolio composition, changes in asset quality, the impact of selling the credit card business, the decision to exit certain wholesale lending businesses and downsize the indirect automobile lending portfolio. The unallocated portion of the allowance for credit losses at December 31, 1999 represented 20% of the total allowance and .27% of total loans compared with 22% and .29%, respectively, at December 31, 1998.

ROLLFORWARD OF ALLOWANCE FOR CREDIT LOSSES


IN MILLIONS                          1999          1998
----------------------------------------------------------
January 1 ......................    $ 753         $ 972
Charge-offs ....................     (216)         (524)
Recoveries .....................       55            77
----------------------------------------------------------
   Net charge-offs .............     (161)         (447)
Provision for credit losses ....      163           225
Sale of credit card business ...      (81)
Acquisitions ...................                      3
----------------------------------------------------------
   December 31 .................    $ 674         $ 753
==========================================================

The allowance as a percent of nonaccrual loans and period-end loans was 225% and 1.35%, respectively, at December 31, 1999. The comparable year-end 1998 amounts were 255% and 1.31%, respectively.

CHARGE-OFFS AND RECOVERIES

                                                         NET      PERCENT OF
YEAR ENDED DECEMBER 31     CHARGE-                   CHARGE-         AVERAGE
DOLLARS IN MILLIONS           OFFS    RECOVERIES        OFFS           LOANS
------------------------------------------------------------------------------
1999
Consumer ...................  $ 63           $25        $ 38             .37%
Credit card ................    60             2          58            8.63
Residential mortgage .......     8             1           7             .06
Commercial .................    72            22          50             .22
Commercial real estate .....     4             4
Other ......................     9             1           8             .26
----------------------------------------------------------------
   Total ...................  $216           $55        $161             .30
==============================================================================
1998
Consumer ...................  $ 83           $34        $ 49             .44%
Credit card ................   297            17         280            7.27
Residential mortgage .......     7             1           6             .05
Commercial .................   122            20         102             .45
Commercial real estate .....     8             3           5             .15
Other ......................     7             2           5             .22
----------------------------------------------------------------
   Total ...................  $524           $77        $447             .80
==============================================================================

The actual level of net charge-offs and the provision for credit losses in future periods can be affected by many business and economic factors and may differ from current or historical experience.

LIQUIDITY RISK

Liquidity represents the Corporation's ability to obtain cost-effective funding to meet the needs of customers, as well as the Corporation's financial obligations. Liquidity is centrally managed by Asset and Liability Management, with oversight provided by the Corporate Asset and Liability Committee and the Finance Committee of the Board of Directors.

    Access to capital markets funding sources is a key factor affecting liquidity management. Access to such markets is in part based on the Corporation's credit ratings, which are influenced by a number of factors including capital ratios, credit quality, and earnings. Additional factors that impact liquidity include the maturity structure of existing assets, liabilities, and off-balance-sheet positions, the level of liquid investment securities and loans available for sale and the Corporation's ability to securitize various types of loans.

    Liquidity can also be provided through the sale of liquid assets, which consist of short-term investments, loans held for sale and securities available for sale as well as alternative forms of borrowing including Federal funds purchased, repurchase agreements and debt issuances. At December 31, 1999, such assets totaled $14.6 billion with $4.2 billion pledged as collateral for borrowing, trust and other commitments. Funding can also be obtained through secured advances from the Federal Home Loan Bank ("FHLB") system, of which PNC is a member. These borrowings are generally secured by residential mortgages. At December 31, 1999, approximately $6.3 billion of residential mortgages were available as collateral for borrowings from the FHLB.

     Liquidity for the parent company and subsidiaries is also generated through the issuance of securities in public or private markets and lines of credit and through asset securitizations and sales. During 1999, the Corporation issued $1.3 billion of senior and subordinated debt. At December 31, 1999, the Corporation had unused capacity under effective shelf registration statements of approximately $1.5 billion of debt and equity securities and $400 million of trust preferred capital securities. In addition, the Corporation has an unused line of credit of $500 million.

    The principal source of parent company revenue and cash flow is dividends from subsidiary banks. PNC Bancorp, Inc. is a wholly-owned subsidiary of the parent company and is the holding company for all bank subsidiaries. There are legal limitations on the ability of bank subsidiaries to pay dividends and make other distributions to PNC Bancorp, Inc. and in turn the parent company. Without regulatory approval, the amount available for dividend payments to PNC Bancorp, Inc. by all bank subsidiaries was $489 million at December 31, 1999. Dividends may also be impacted by capital needs, regulatory requirements, corporate policies, contractual restrictions and other factors.


50|51

FINANCIAL REVIEW

    Management believes the Corporation has sufficient liquidity to meet current obligations to borrowers, depositors, debt holders and others. The impact of replacing maturing liabilities is reflected in the income simulation model in the overall asset and liability management process.

INTEREST RATE RISK

Interest rate risk arises primarily through the Corporation's traditional business activities of extending loans and accepting deposits. Many factors, including economic and financial conditions, movements in market interest rates and consumer preferences, affect the spread between interest earned on assets and interest paid on liabilities. In managing interest rate risk, the Corporation seeks to minimize its reliance on a particular interest rate scenario as a source of earnings, while maximizing net interest income and net interest margin. To achieve these objectives, the Corporation uses securities purchases and sales, long-term and short-term funding, financial derivatives and other capital markets instruments.

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

    The Corporation measures and manages both the short-term and long-term effects of changing interest rates. An income simulation model is used to measure the sensitivity of net interest income to changing interest rates over the next twenty-four month period. An economic value of equity model is used to measure the sensitivity of the value of existing on-balance-sheet and off-balance-sheet positions to changing interest rates.

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

    The Corporation's interest rate risk management policies provide that net interest income should not decrease by more than 3% if interest rates gradually increase or decrease from current rates by 100 basis points over a twelve-month period. At December 31, 1999, if interest rates were to gradually increase by 100 basis points over the next twelve months, the model indicates that net interest income would decrease by .9%. If interest rates were to gradually decrease by 100 basis points over the next twelve months, the model indicates that net interest income would increase by 1.2%.

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

    The Corporation measures the sensitivity of the value of its on-balance-sheet and off-balance-sheet positions to movements in interest rates using an economic value of equity model. The model computes the value of all current on-balance-sheet and off-balance-sheet positions under a range of instantaneous interest rate changes. The resulting change in the value of equity is the measure of overall long-term interest rate risk inherent in the Corporation's existing on-balance-sheet and off-balance-sheet positions. The Corporation uses the economic value of equity model to complement the net interest income simulation modeling process.

    The Corporation's risk management policies provide that the change in economic value of equity should not decline by more than 1.5% of the book value of assets for a 200 basis point instantaneous increase or decrease in interest rates. Based on the results of the economic value of equity model at December 31, 1999, if interest rates were to instantaneously increase by 200 basis points, the economic value of existing on-balance-sheet and off-balance-sheet positions would decline by 1.00% of assets. If interest rates were to instantaneously decrease by 200 basis points, the economic value of existing on-balance-sheet and off-balance-sheet positions would increase by .3% of assets.

MARKET RISK

Most of PNC's trading activities are designed to provide capital markets services for customers of PNC Bank - Corporate Banking, PNC Secured Finance and PNC Advisors. The performance of PNC's trading operations is predominantly based on providing services to customers and not on positioning the Corporation's portfolio for gains from market movements.

     Market risk associated with trading, capital markets and foreign exchange activities is managed using a value-at-risk approach that combines interest rate risk, foreign exchange rate risk, spread risk and volatility risk. Exposure is measured as the potential loss due to a two standard deviation, one-day move. The combined period-end value-at-risk of all trading operations using this measurement was less than $850 thousand at December 31, 1999.

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

     Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. Such contracts are primarily used to manage risk positions associated with certain mortgage banking and student lending activities.

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

     During 1999, financial derivatives used in interest rate risk management increased net interest income by $43 million compared with an $18 million increase in the prior year.

     The following table sets forth changes in the notional value of off-balance-sheet financial derivatives used for risk management during 1999.



FINANCIAL DERIVATIVES ACTIVITY

                                                                                                                       WEIGHTED-
                                                                                                                       AVERAGE
1999 - DOLLARS IN MILLIONS                          JANUARY 1    ADDITIONS   MATURITIES  TERMINATIONS  DECEMBER 31     MATURITY
-----------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
   Interest rate swaps
     Receive fixed ...............................    $ 7,163     $  1,400     $   (650)     $  (500)      $ 7,413   2 yrs. 6 mos
     Pay fixed ...................................         13            4          (12)                         5   1 yr.
     Basis swaps .................................      2,274                      (624)                     1,650   3 yrs. 6 mos
   Interest rate caps ............................        722                      (220)         (28)          474   4 yrs.
   Interest rate floors ..........................      1,939        3,000       (1,602)         (26)        3,311   2 yrs. 5 mos
--------------------------------------------------------------------------------------------------------------------
        Total interest rate risk management ......     12,111        4,404       (3,108)        (554)       12,853
Mortgage banking risk management
   Residential
     Forward contracts
        Commitments to purchase loans ............      1,286       29,709      (30,691)                       304          2 mos.
        Commitments to sell loans ................      3,248       36,995      (39,049)                     1,194          2 mos.
        Options ..................................        207          890       (1,001)                        96          2 mos.
     Options - MSR ...............................      4,875        4,025         (525)        (700)        7,675   3 yrs. 11 mos.
--------------------------------------------------------------------------------------------------------------------
        Total residential ........................      9,616       71,619      (71,266)        (700)        9,269
Commercial - interest rate swaps .................        657        1,431          (88)      (1,357)          643   7 yrs. 1 mo.
--------------------------------------------------------------------------------------------------------------------
        Total mortgage banking risk management ...     10,273       73,050      (71,354)      (2,057)        9,912
Student lending activities
   Forward contracts .............................                     681                                     681   1 yr.  4 mos.
Credit-related activities
   Credit default swaps ..........................      4,255           60                                   4,315   2 yrs. 5 mos.
--------------------------------------------------------------------------------------------------------------------
        Total ....................................    $26,639     $ 78,195     $(74,462)     $(2,611)      $27,761
==================================================================================================================================




52|53

FINANCIAL REVIEW

The following table sets forth, by designated assets and liabilities, the notional value and the estimated fair value of financial derivatives used for risk management. Weighted-average interest rates presented are those expected to be in effect based on the implied forward yield curve at December 31, 1999.


FINANCIAL DERIVATIVES

                                                                                   WEIGHTED-AVERAGE INTEREST RATES
                                                          NOTIONAL    ESTIMATED    -------------------------------
DECEMBER 31, 1999 - DOLLARS IN MILLIONS                      VALUE   FAIR VALUE           PAID       RECEIVED
-------------------------------------------------------------------------------------------------------------------
Interest rate risk management
   Asset rate conversion
     Interest rate swaps(1)
        Receive fixed designated to loans ............     $ 5,550        $(48)           6.53%        5.49%
        Basis swaps designated to other
          earning assets .............................         226           3            6.44         6.72
     Interest rate caps designated to loans(2) .......         474          12              NM           NM
     Interest rate floors designated to loans(3) .....       3,311                          NM           NM
-------------------------------------------------------------------------------
          Total asset rate conversion ................       9,561         (33)
   Liability rate conversion
     Interest rate swaps(1)
        Receive fixed designated to:
          Interest-bearing deposits ..................         150          (2)           6.85         6.65
          Borrowed funds .............................       1,713         (23)           6.75         6.24
        Pay fixed designated to borrowed funds .......           5           1            6.09         7.04
        Basis swaps designated to borrowed funds .....       1,424           7            6.70         6.71
-------------------------------------------------------------------------------
          Total liability rate conversion ............       3,292         (17)
-------------------------------------------------------------------------------
             Total interest rate risk management .....      12,853         (50)
Mortgage banking risk management
   Residential
     Forward contracts
        Commitments to purchase loans ................         304           6              NM           NM
        Commitments to sell loans ....................       1,194           2              NM           NM
        Options ......................................          96           1              NM           NM
     Options - MSR ...................................       7,675          19              NM           NM
-------------------------------------------------------------------------------
          Total residential ..........................       9,269          28
   Commercial
     Pay fixed interest rate swaps
        designated to securities(1) ..................         144           3            7.16         6.08
     Pay fixed interest rate swaps
         designated to loans(1) ......................         499          48            5.49         7.05
-------------------------------------------------------------------------------
          Total commercial ...........................         643          51
-------------------------------------------------------------------------------
             Total mortgage banking risk management ..       9,912          79
Student lending activities
   Forward contracts .................................         681                          NM           NM
Credit-related activities
   Credit default swaps ..............................       4,315          (4)             NM           NM
-------------------------------------------------------------------------------
     Total financial derivatives .....................     $27,761        $ 25
===================================================================================================================

(1) THE FLOATING RATE PORTION OF INTEREST RATE CONTRACTS IS BASED ON MONEY-MARKET INDICES. AS A PERCENT OF NOTIONAL VALUE, 27% WERE BASED ON 1-MONTH LIBOR, 70% ON 3-MONTH LIBOR AND THE REMAINDER ON OTHER SHORT-TERM INDICES.

(2) INTEREST RATE CAPS WITH NOTIONAL VALUES OF $142 MILLION, $129 MILLION AND $199 MILLION REQUIRE THE COUNTERPARTY TO PAY THE CORPORATION THE EXCESS, IF ANY, OF 3-MONTH LIBOR OVER A WEIGHTED-AVERAGE STRIKE OF 6.16%, 1-MONTH LIBOR OVER A WEIGHTED-AVERAGE STRIKE OF 5.72% AND PRIME OVER A WEIGHTED-AVERAGE STRIKE OF 8.76%, RESPECTIVELY. AT DECEMBER 31, 1999, 3-MONTH LIBOR WAS 6.00%, 1-MONTH LIBOR WAS 5.82% AND PRIME WAS 8.50%.

(3) INTEREST RATE FLOORS WITH NOTIONAL VALUES OF $3.0 BILLION, $3.8 BILLION AND $3.2 BILLION REQUIRE THE COUNTERPARTY TO PAY THE CORPORATION THE EXCESS, IF ANY, OF THE WEIGHTED-AVERAGE STRIKE OF 4.63% OVER 3-MONTH LIBOR, THE WEIGHTED-AVERAGE STRIKE OF 5.08% OVER 10-YEAR CMT AND THE WEIGHTED-AVERAGE STRIKE OF 4.99% OVER 10-YEAR CMS, RESPECTIVELY. AT DECEMBER 31, 1999, 3-MONTH LIBOR WAS 6.00%, 10-YEAR CMT WAS 6.45% AND 10-YEAR CMS WAS 7.18%.

NM - NOT MEANINGFUL

OTHER DERIVATIVES

To accommodate customer needs, PNC enters into customer-related financial derivative transactions primarily consisting of interest rate swaps, caps, floors and foreign exchange contracts. Risk exposure from customer positions is managed through transactions with other dealers.

    Additionally, the Corporation enters into other derivative transactions for risk management purposes. These positions are recorded at estimated fair value and changes in value are included in results of operations.

OTHER DERIVATIVES                       AT DECEMBER 31, 1999                        1999
                          ---------------------------------------------------  -----------
                                       POSITIVE      NEGATIVE            NET     AVERAGE
                          NOTIONAL         FAIR          FAIR          ASSET        FAIR
IN MILLIONS                  VALUE        VALUE         VALUE    (LIABILITY)       VALUE
-----------------------------------------------------------------------------  -----------
Customer-related
   Interest rate
     Swaps .............   $17,103         $110         $(116)         $(6)        $(13)
     Caps/floors
       Sold ............     3,440                        (25)         (25)         (20)
       Purchased .......     3,337           22                         22           18
   Foreign exchange ....     3,310           47           (36)          11            7
   Other ...............     2,161           22            (9)          13            3
-----------------------------------------------------------------------------  -----------
   Total customer-
     related ...........    29,351          201          (186)          15           (5)
Other ..................     1,238            6                          6            4
-----------------------------------------------------------------------------  -----------
   Total other
     derivatives .......   $30,589         $207         $(186)         $21          $(1)
=============================================================================  ===========

The following table sets forth, by designated assets and liabilities, the notional value and the estimated fair value of financial derivatives used for risk management. Weighted-average interest rates presented are those expected to be in effect based on the implied forward yield curve at December 31, 1998.


FINANCIAL DERIVATIVES


                                                                                                WEIGHTED-AVERAGE INTEREST RATES
                                                                     NOTIONAL     ESTIMATED     -------------------------------
DECEMBER 31, 1998 - DOLLARS IN MILLIONS                                 VALUE    FAIR VALUE          PAID           RECEIVED
------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
   Asset rate conversion
     Interest rate swaps(1)
        Receive fixed designated to loans ......................       $5,550          $83            5.06%            5.49%
        Pay fixed designated to loans ..........................            5                         6.23             4.98
        Basis swaps designated to other earning assets .........          300            4            4.78             5.17
     Interest rate caps designated to loans(2) .................          722            6              NM               NM
     Interest rate floors designated to loans(3) ...............        1,939           (9)             NM               NM
--------------------------------------------------------------------------------------------
          Total asset rate conversion ..........................        8,516           84
   Liability rate conversion
     Interest rate swaps(1)
        Receive fixed designated to:
          Interest-bearing deposits ............................          150           10            5.23             6.65
          Borrowed funds .......................................        1,463           60            5.12             5.83
        Pay fixed designated to borrowed funds .................            8            1            7.22             5.58
        Basis swaps designated to borrowed funds ...............        1,974            9            5.09             5.09
--------------------------------------------------------------------------------------------
          Total liability rate conversion ......................        3,595           80
--------------------------------------------------------------------------------------------
               Total interest rate risk management .............       12,111          164
Mortgage banking risk management
   Residential
     Forward contracts
        Commitments to purchase loans ..........................        1,286            4              NM              NM
        Commitments to sell loans ..............................        3,248            4              NM              NM
        Options ................................................          207            5              NM              NM
     Interest rate floors - MSR(3) .............................        4,875           53              NM              NM
--------------------------------------------------------------------------------------------
          Total residential ....................................        9,616           66
   Commercial
          Pay fixed swaps ......................................          657           (2)           5.42             5.34
--------------------------------------------------------------------------------------------
          Total mortgage banking risk management ...............       10,273           64
Credit-related activities
   Credit default swaps ........................................        4,255           (2)             NM              NM
--------------------------------------------------------------------------------------------
          Total financial derivatives ..........................      $26,639         $226
================================================================================================================================

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

 NM - NOT MEANINGFUL


54/55

FINANCIAL REVIEW

1998 VERSUS 1997
CONSOLIDATED INCOME
STATEMENT REVIEW


OVERVIEW

Consolidated net income for 1998 was $1.115 billion compared with $1.052 billion in 1997. Diluted earnings per share increased 10% to $3.60 for 1998 compared with $3.28 in 1997. Returns on average common shareholders' equity and average assets were 20.81% and 1.49% for 1998 compared with 20.01% and 1.49%, respectively, in 1997.


NET INTEREST INCOME

Taxable-equivalent net interest income increased $75 million to $2.599 billion in 1998 compared with $2.524 billion in 1997. The net interest margin narrowed to 3.85% in 1998 compared with 3.94% in the prior year. The increase in net interest income was primarily due to a $3.4 billion increase in average earning assets, which more than offset a narrower net interest margin resulting from a change in balance sheet composition.


PROVISION FOR CREDIT LOSSES

The provision for credit losses was $225 million in 1998 compared with $70 million in 1997. Net charge-offs were .80% of average loans in 1998 compared with .51% in 1997. The increase in the net charge-off ratio was primarily associated with credit cards and a single credit in the health care industry.


NONINTEREST INCOME

Noninterest income was $2.302 billion in 1998 compared with $1.775 billion in 1997. Asset management, mutual fund servicing, brokerage, other consumer services, corporate services and mortgage banking revenues each grew 24% or more compared with the prior year. Noninterest income for 1998 included $162 million of net gains from the sale of the corporate trust and escrow business, branch sales and the sale of a credit card portfolio as well as the negative impact of $30 million of valuation adjustments on certain market-sensitive asset positions.

     Asset management fees of $626 million for 1998 increased 35% compared with 1997 primarily due to new business, market appreciation and performance fees. Assets under management increased 27% to $174 billion at December 31, 1998, compared with $137 billion at December 31, 1997. Mutual fund servicing fees of $182 million for 1998 increased 29% compared with 1997 resulting from an increase in assets serviced. At December 31, 1998, custody and accounting/administration services were provided for $315 billion and $252 billion of mutual fund assets, respectively. The comparable amounts were $232 billion and $182 billion, respectively, at December 31, 1997.

     Brokerage income was $91 million for 1998, a $21 million increase compared with 1997, primarily due to an increase in brokerage accounts.

     Other consumer services revenue of $299 million for 1998 increased $57 million or 24% compared with 1997 primarily due to an increase in credit card accounts. Corporate services revenue of $245 million for 1998 increased 24% compared with 1997 resulting from the Midland acquisition and higher treasury management and capital markets fees, partially offset by $30 million of valuation adjustments.

     Net residential mortgage banking revenue of $212 million in 1998 increased $60 million or 39% compared with the prior year primarily due to significant mortgage refinance activity and higher servicing income resulting from servicing portfolio acquisitions. Residential mortgage production volume, including both retail and correspondent activity totaled $22 billion in 1998 compared with $6 billion in 1997.

     Net securities gains were $16 million in 1998 compared with $40 million in 1997. The year-to-year increase in other noninterest income was primarily due to the net gains from the sale of the corporate trust and escrow business, branches and a credit card portfolio in 1998.


NONINTEREST EXPENSE

Noninterest expense of $2.940 billion in 1998 increased $358 million compared with the prior year primarily to support revenue growth in fee-based businesses, the impact of acquisitions and consumer banking initiatives. Average full-time equivalent employees totaled approximately 25,500 in 1998 compared with 24,600 in the prior year, an increase of 4% mainly due to acquisitions.

CONSOLIDATED BALANCE SHEET
REVIEW

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


SECURITIES AVAILABLE FOR SALE

The securities available for sale portfolio declined $1.4 billion from year-end 1997 to $7.1 billion at December 31, 1998. The expected weighted-average life of the securities portfolio increased to 5 years and 3 months at December 31, 1998, compared with 2 years and 9 months at December 31, 1997, due to the purchase of U.S. Treasury and government agency securities with maturities of 10 years or more used as part of PNC's risk management strategies.


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


ASSET QUALITY

The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was .55% at December 31, 1998, and .59% at December 31, 1997. Nonperforming assets were $332 million at December 31, 1998, compared with $333 million at December 31, 1997. The allowance for credit losses was 255% of nonperforming loans and 1.31% of total loans at December 31, 1998, compared with 352% and 1.79%, respectively, at December 31, 1997.


CAPITAL

Shareholders' equity totaled $6.0 billion and $5.4 billion at December 31, 1998 and 1997, respectively, and the leverage ratio was 7.28% and 7.30% in the comparison. Tier I and total risk-based capital ratios were 7.80% and 11.16%, respectively, at December 31, 1998. The comparable December 31, 1997 ratios were 7.43% and 11.11%, respectively.


YEAR 2000

During 1999, the Corporation completed the process of preparing for the year 2000 date change event. This process involved reviewing, modifying and replacing existing hardware, software and embedded chip technology systems, as necessary. The Corporation also assessed the year 2000 preparedness of third parties such as vendors, customers, governmental entities and others. Contingency plans, subject to oversight and regulation by certain federal bank regulatory authorities, for year 2000 issues were maintained. Business continuity plans were reviewed and strengthened to address year 2000 implications.

     The estimated total cumulative cost to become year 2000 ready through December 31, 1999, which has been expensed as incurred, was approximately $24 million. Expenses incurred for year 2000 readiness efforts did not exceed one percent of technology-related expenses in 1999. No significant outlays were made to replace existing systems solely for year 2000 reasons.


     The Corporation to date has not encountered any materially significant problems associated with its mission critical systems or service providers as a result of the date change event.

     Unanticipated issues associated with the year 2000 date change event could still occur that may have an adverse impact on the financial condition and results of operations of the Corporation, its customers and service providers. To the extent that customers' financial positions are weakened due to year 2000 issues, credit quality could be adversely affected. It is not possible to predict with certainty all of the adverse effects that could result from a failure of third parties to address year 2000 issues or whether such effects could have a material adverse impact on the Corporation.



56|57

TABLE OF CONTENTS

REPORTS ON CONSOLIDATED
FINANCIAL STATEMENTS

59  Management's
    Responsibility for
    Financial Reporting

59  Report of Ernst &
    Young LLP,
    Independent Auditors



CONSOLIDATED FINANCIAL STATEMENTS

60  Consolidated
    Statement of Income

61  Consolidated Balance
    Sheet

62  Consolidated
    Statement of
    Shareholders' Equity

63  Consolidated
    Statement of Cash
    Flows



NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

64  Note 1 - Accounting
    Policies

67  Note 2 - Acquisitions
    and Divestitures

67  Note 3 - Sale of
    Subsidiary Stock

68  Note 4 - Cash Flows

68  Note 5 - Trading
    Activities

68  Note 6 - Securities
    Available for Sale

69  Note 7 - Loans and
    Commitments to
    Extend Credit

70  Note 8 - Nonperforming
    Assets

71  Note 9 - Allowance for
    Credit Losses

71  Note 10 - Premises,
    Equipment and
    Leasehold Improvements

71  Note 11 - Goodwill and
    Other Amortizable
    Assets

72  Note 12 - Residential
    Mortgage Banking
    Activities

72  Note 13 - Deposits

72  Note 14 - Borrowed
    Funds

72  Note 15 - Capital
    Securities of Subsidiary
    Trusts

73  Note 16 - Shareholders'
    Equity

73  Note 17 - Regulatory
    Matters

74  Note 18- Financial
    Derivatives

75  Note 19 - Employee
    Benefit Plans

77  Note 20 - Stock-Based
    Compensation Plans

78  Note 21 - Income Taxes

78  Note 22 - Earnings
    Per Share

79  Note 23 - Segment
    Reporting

81  Note 24 - Comprehensive
    Income

81  Note 25 - Litigation

81  Note 26 - Fair Value of
    Financial Instruments

82  Note 27 - Other
    Financial Information

83  Note 28 - Unused Line
    of Credit



STATISTICAL INFORMATION

84  Selected Quarterly
    Financial Data

85  Analysis of Year-to-
    Year Changes in Net
    Interest Income

86  Average Consolidated
    Balance Sheet and Net
    Interest Analysis

88  Allowance for Credit
    Losses

89  Short-Term Borrowings

89  Loan Maturities and
    Interest Sensitivity

89  Time Deposits of
    $100,000 or More

REPORTS ON CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT'S RESPONSIBILITY
FOR FINANCIAL REPORTING

The PNC Financial Services Group, Inc. is responsible for the preparation, integrity and fair presentation of its published financial statements. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, as such, include judgments and estimates of management. The PNC Financial Services Group, Inc. also prepared the other information included in the Annual Report and is responsible for its accuracy and consistency with the consolidated financial statements.

    Management is responsible for establishing and maintaining effective internal control over financial reporting. The internal control system is augmented by written policies and procedures and by audits performed by an internal audit staff, which reports to the Audit Committee of the Board of Directors. Internal auditors test the operation of the internal control system and report findings to management and the Audit Committee, and corrective actions are taken to address identified control deficiencies and other opportunities for improving the system. The Audit Committee, composed solely of outside directors, provides oversight to the financial reporting process.

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

    Management assessed The PNC Financial Services Group, Inc.'s internal control over financial reporting as of December 31, 1999. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control.Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that The PNC Financial Services Group, Inc. maintained an effective internal control system over financial reporting as of December 31, 1999.



/s/ Thomas H. O'Brien            /s/ Robert L. Haunschild
-------------------------        ----------------------------
Thomas H. O'Brien                Robert L. Haunschild
Chairman and                     Senior Vice President and
Chief Executive Officer          Chief Financial Officer





REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

Shareholders and Board of Directors
The PNC Financial Services Group, Inc.

We have audited the accompanying consolidated balance sheet of The PNC Financial Services Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of The PNC Financial Services Group, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The PNC Financial Services Group, Inc. and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP
----------------------------
Pittsburgh, Pennsylvania
January 20, 2000


58|59

CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31 - IN MILLIONS, EXCEPT PER SHARE DATA                         1999              1998             1997
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
 Loans and fees on loans.....................................................     $4,077            $4,590           $4,354
 Securities available for sale...............................................        483               425              540
 Other.......................................................................        361               298              157
---------------------------------------------------------------------------------------------------------------------------
     Total interest income...................................................      4,921             5,313            5,051
===========================================================================================================================
 INTEREST EXPENSE
 Deposits....................................................................      1,369             1,471            1,457
 Borrowed funds..............................................................      1,119             1,269            1,099
---------------------------------------------------------------------------------------------------------------------------
     Total interest expense..................................................      2,488             2,740            2,556
---------------------------------------------------------------------------------------------------------------------------
     Net interest income.....................................................      2,433             2,573            2,495
 Provision for credit losses.................................................        163               225               70
---------------------------------------------------------------------------------------------------------------------------
     Net interest income less provision for credit losses....................      2,270             2,348            2,425
===========================================================================================================================
 NONINTEREST INCOME
 Asset management ...........................................................        681               626              462
 Mutual fund servicing.......................................................        251               182              141
 Service charges on deposits.................................................        207               203              203
 Brokerage...................................................................        219                91               70
 Other consumer services.....................................................        236               299              242
 Corporate services..........................................................        133               245              198
 Net residential mortgage banking............................................        272               212              152
 Equity management...........................................................        100                96               98
 Net securities gains .......................................................         22                16               40
 Sale of subsidiary stock ...................................................         64
 Other.......................................................................        560               332              169
---------------------------------------------------------------------------------------------------------------------------
     Total noninterest income................................................      2,745             2,302            1,775
===========================================================================================================================
 NONINTEREST EXPENSE
 Staff expense...............................................................      1,535             1,416            1,241
 Net occupancy...............................................................        249               204              189
 Equipment...................................................................        245               205              180
 Amortization ...............................................................         93               111               94
 Marketing...................................................................         75                96               70
 Distributions on capital securities.........................................         65                60               43
 Other.......................................................................        862               848              765
---------------------------------------------------------------------------------------------------------------------------
     Total noninterest expense...............................................      3,124             2,940            2,582
---------------------------------------------------------------------------------------------------------------------------
 Income before income taxes..................................................      1,891             1,710            1,618
 Income taxes................................................................        627               595              566
---------------------------------------------------------------------------------------------------------------------------
     Net income..............................................................     $1,264            $1,115           $1,052
===========================================================================================================================
 EARNINGS PER COMMON SHARE
 Basic.......................................................................      $4.19             $3.64            $3.33
 Diluted.....................................................................       4.15              3.60             3.28

 CASH DIVIDENDS PER COMMON SHARE.............................................       1.68              1.58             1.50

 AVERAGE COMMON SHARES OUTSTANDING
 Basic.......................................................................      296.9             300.8            310.1
 Diluted.....................................................................      300.0             305.1            316.2
===========================================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED BALANCE SHEET

DECEMBER 31 - IN MILLIONS, EXCEPT PAR VALUE                                         1999              1998
-----------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and due from banks.....................................................     $3,097            $2,534
 Short-term investments......................................................      1,148             1,014
 Loans held for sale.........................................................      5,798             3,226
 Securities available for sale...............................................      7,611             7,074
 Loans, net of unearned income of $724 and $554..............................     50,046            57,650
     Allowance for credit losses.............................................       (674)             (753)
-----------------------------------------------------------------------------------------------------------
     Net loans...............................................................     49,372            56,897
 Goodwill and other amortizable assets.......................................      4,123             2,548
 Other.......................................................................      4,264             3,914
-----------------------------------------------------------------------------------------------------------
     Total assets............................................................    $75,413           $77,207
===========================================================================================================
 LIABILITIES

 Deposits
   Noninterest-bearing.......................................................     $8,441            $9,943
   Interest-bearing..........................................................     38,227            37,553
-----------------------------------------------------------------------------------------------------------
     Total deposits..........................................................     46,668            47,496

 Borrowed funds
   Federal funds purchased...................................................      1,281               390
   Repurchase agreements.....................................................      1,122             1,669
   Bank notes and senior debt................................................      6,975            10,384
   Other borrowed funds......................................................      7,642             6,722
   Subordinated debt.........................................................      2,327             1,781
-----------------------------------------------------------------------------------------------------------
     Total borrowed funds....................................................     19,347            20,946
 Other.......................................................................      2,604             1,874
-----------------------------------------------------------------------------------------------------------
     Total liabilities.......................................................     68,619            70,316
===========================================================================================================
 Mandatorily redeemable capital securities of subsidiary trusts..............        848               848

 SHAREHOLDERS' EQUITY
 Preferred stock.............................................................          7                 7
 Common stock - $5 par value
   Authorized: 450 shares
   Issued: 353 shares........................................................      1,764             1,764
 Capital surplus.............................................................      1,276             1,250
 Retained earnings...........................................................      6,006             5,262
 Deferred benefit expense....................................................        (17)              (36)
 Accumulated other comprehensive loss........................................       (267)              (43)
 Common stock held in treasury at cost: 60 and 49 shares.....................     (2,823)           (2,161)
-----------------------------------------------------------------------------------------------------------
     Total shareholders' equity..............................................      5,946             6,043
-----------------------------------------------------------------------------------------------------------
     Total liabilities, capital securities and shareholders' equity..........    $75,413           $77,207
===========================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

60|61

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


                                                                                        Accumulated
                                                                                              Other
                                         PREFERRED  Common      Capital     Retained  Comprehensive
IN MILLIONS                                STOCK     Stock      Surplus     Earnings           Loss       Other       Total
---------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1997 ..............    $7      $1,726        $939       $4,075           $(67)      $(811)     $5,869
Net income ..............................                                      1,052                                  1,052
Net unrealized securities gains..........                                                        44                      44
---------------------------------------------------------------------------------------------------------------------------
   Comprehensive income .................                                                                             1,096
---------------------------------------------------------------------------------------------------------------------------
 Cash dividends declared
   Common ...............................                                       (469)                                  (469)
   Preferred ............................                                        (19)                                   (19)
 Common stock issued (3.3 shares)........                16          57                                                  73
 Treasury stock activity
   (27.0 net shares purchased)...........                            19                                  (1,233)     (1,214)
 Tax benefit of ESOP and
   stock option plans....................                            27            2                                     29
 Deferred benefit expense ...............                                                                    19          19
---------------------------------------------------------------------------------------------------------------------------
   BALANCE AT DECEMBER 31, 1997..........     7       1,742       1,042        4,641            (23)     (2,025)      5,384

 Net income .............................                                      1,115                                  1,115
 Net unrealized securities losses .......                                                       (13)                    (13)
 Minimum pension liability adjustment....                                                        (7)                     (7)
---------------------------------------------------------------------------------------------------------------------------
   Comprehensive income .................                                                                             1,095
---------------------------------------------------------------------------------------------------------------------------
 Cash dividends declared
   Common ...............................                                       (476)                                  (476)
   Preferred.............................                                        (19)                                   (19)
 Common stock issued (4.4 shares)........                22          99                                                 121
 Treasury stock activity
   (1.1 net shares purchased) ...........                            90                                    (177)        (87)
 Tax benefit of ESOP and
   stock option plans ...................                            19            1                                     20
 Deferred benefit expense ...............                                                                     5           5
---------------------------------------------------------------------------------------------------------------------------
   BALANCE AT DECEMBER 31, 1998..........     7       1,764       1,250        5,262            (43)     (2,197)      6,043

 Net income .............................                                      1,264                                  1,264
 Net unrealized securities losses .......                                                      (219)                   (219)
 Minimum pension liability adjustment....                                                        (5)                     (5)
---------------------------------------------------------------------------------------------------------------------------
   Comprehensive income .................                                                                             1,040
---------------------------------------------------------------------------------------------------------------------------
 Cash dividends declared
   Common ...............................                                       (501)                                  (501)
   Preferred.............................                                        (19)                                   (19)
 Treasury stock activity
   (11.0 net shares purchased) ..........                            13                                    (662)       (649)
 Tax benefit of ESOP and
   stock option plans ...................                            13                                                  13
 Deferred benefit expense ...............                                                                    19          19
---------------------------------------------------------------------------------------------------------------------------
   BALANCE AT DECEMBER 31, 1999..........    $7      $1,764      $1,276       $6,006          $(267)    $(2,840)     $5,946
===========================================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENT OF CASH FLOWS

 YEAR ENDED DECEMBER 31 - IN MILLIONS                                               1999              1998             1997
---------------------------------------------------------------------------------------------------------------------------
 OPERATING ACTIVITIES
 Net income.................................................................      $1,264            $1,115           $1,052
 Adjustments to reconcile net income to net cash provided (used)
     by operating activities
   Provision for credit losses .............................................         163               225               70
   Depreciation, amortization and accretion ................................         327               632              346
   Deferred income taxes ...................................................         204               170              133
   Net securities losses (gains) ...........................................          93              (120)             (49)
   Net gains on sales of assets ............................................        (554)             (328)            (179)
   Valuation adjustments ...................................................         195                30
 Change in
   Loans held for sale .....................................................         613            (1,331)          (1,383)
   Other ...................................................................        (445)             (679)             (31)
---------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) by operating activities .......................      1,860              (286)             (41)
===========================================================================================================================
 INVESTING ACTIVITIES
 Net change in loans ........................................................        (11)           (6,031)          (5,182)
 Repayment of securities available for sale .................................      1,306             2,120            2,014
 Sales
   Securities available for sale ............................................      9,620            12,779           10,223
   Loans ....................................................................        648             3,030            2,863
   Foreclosed assets.........................................................         39                69              116
 Purchases
   Securities available for sale ............................................    (10,997)          (13,342)          (8,725)
   Loans ....................................................................       (363)             (129)            (534)
 Net cash received (paid) for acquisitions/divestitures .....................      1,854            (1,031)
 Other......................................................................        (139)             (241)            (823)
---------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) by investing activities .......................      1,957            (2,776)             (48)
===========================================================================================================================
 FINANCING ACTIVITIES
 Net change in
   Noninterest-bearing deposits .............................................     (1,478)             (215)            (779)
   Interest-bearing deposits ................................................      1,037               696            2,766
   Federal funds purchased ..................................................        891            (3,242)            (301)
 Sale/issuance
   Repurchase agreements ....................................................    139,175           112,108           84,315
   Bank notes and senior debt ...............................................      2,416             9,229            9,125
   Other borrowed funds .....................................................     35,997            98,534           99,469
   Subordinated debt ........................................................        650               140              350
   Capital securities .......................................................                          198              300
   Common stock .............................................................        141               123              155
 Repayment/maturity
   Repurchase agreements ....................................................   (139,722)         (111,153)         (84,246)
   Bank notes and senior debt ...............................................     (5,827)           (8,672)          (7,390)
   Other borrowed funds .....................................................    (35,107)          (95,616)        (101,368)
   Subordinated debt ........................................................       (104)
 Acquisition of treasury stock ..............................................       (803)             (342)          (1,532)
 Cash dividends paid ........................................................       (520)             (495)            (488)
---------------------------------------------------------------------------------------------------------------------------
     Net cash (used) provided by financing activities .......................     (3,254)            1,293              376
===========================================================================================================================
 INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                      563            (1,769)             287
     Cash and due from banks at beginning of year ...........................      2,534             4,303            4,016
---------------------------------------------------------------------------------------------------------------------------
     Cash and due from banks at end of year..................................     $3,097            $2,534           $4,303
===========================================================================================================================
 CASH PAID FOR
     Interest................................................................     $2,484            $2,727           $2,569
     Income taxes ...........................................................        289               397              418
 NONCASH ITEMS
     Transfer (to) from loans held for sale (from) to loans .................     (3,378)              429
     Transfers from loans to other assets....................................         40                44               71
     Conversion of debt to equity ...........................................                           55                7
===========================================================================================================================

 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


62|63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


BUSINESS

The PNC Financial Services Group, Inc. ("Corporation" or "PNC") is one of the largest diversified financial services companies in the United States operating regional banking, wholesale banking and asset management businesses that provide financial products and services nationally and in PNC's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky. PNC is subject to intense competition from other financial services companies with respect to these businesses and is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those authorities.

NOTE 1 ACCOUNTING POLICIES
BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of PNC and its subsidiaries, most of which are wholly owned. Such statements have been prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform with the current year presentation.

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported. Actual results will differ from such estimates and the differences may be material to the consolidated financial statements.


LOANS HELD FOR SALE

Loans held for sale are carried at the lower of cost or aggregate market value. Gains and losses on sales of loans held for sale are included in noninterest income.


SECURITIES

Securities purchased with the intention of recognizing short-term profits are placed in the trading account, carried at market value and classified as short-term investments. Gains and losses on trading securities are included in noninterest income. Securities not classified as trading are designated as securities available for sale and carried at fair value with unrealized gains and losses, net of income taxes, reflected in accumulated other comprehensive income or loss. Gains and losses on sales of securities available for sale are computed on a specific security basis and included in noninterest income.


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


NONPERFORMING ASSETS

Nonperforming assets are comprised of nonaccrual loans, troubled debt restructurings and foreclosed assets. Generally, loans other than consumer are classified as nonaccrual when it is determined that the collection of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loans are well secured and in the process of collection. When interest accrual is discontinued, accrued but uncollected interest credited to income in the current year is reversed and unpaid interest accrued in the prior year, if any, is charged against the allowance for credit losses. Consumer loans are generally charged off when payments are past due 120 days.

     A loan is categorized as a troubled debt restructuring in the year of restructuring if a concession is granted to the borrower due to a deterioration in the financial condition of the borrower.

     Nonperforming loans are generally not returned to performing status until the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and collection of the contractual principal and interest is no longer doubtful.

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

     The allowance is maintained at a level believed by management to be sufficient to absorb estimated probable credit losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the credit portfolio and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including, among others, the amounts and timing of expected future cash flows on impaired loans, estimated losses on consumer loans and residential mortgages, and general amounts for historical loss experience, economic conditions, uncertainties in estimating losses and inherent risks in the various credit portfolios, all of which may be susceptible to significant change. In determining the adequacy of the allowance for credit losses, the Corporation makes specific allocations to impaired loans and to pools of watchlist and nonwatchlist loans for various credit risk factors. Allocations to loan pools are developed by business segment and risk rating and are based on historical loss trends and management's judgment concerning those trends and other relevant factors. These factors may include, among others, actual versus estimated losses, current regional and national economic conditions, business segment portfolio concentrations, industry competition and consolidation, and the impact of government regulations. Consumer and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current economic conditions.

     While PNC's commercial and consumer pool reserve methodologies strive to reflect all risk factors, there continues to be a certain element of risk associated with, but not limited to, potential estimation or judgmental errors. Unallocated reserves provide coverage for such risks. While allocations are made to specific loans and pools of loans, the total reserve is available for all credit losses.


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


EQUITY MANAGEMENT ASSETS

Equity management assets are included in other assets. These investments are carried at estimated fair value with changes in fair value recognized in equity management income.


GOODWILL AND OTHER AMORTIZABLE ASSETS

Goodwill is amortized on a straight-line basis over periods ranging from 15 to 25 years. Other amortizable assets are amortized using accelerated or straight-line methods over their respective estimated useful lives. On a periodic basis, management reviews goodwill and other amortizable assets and evaluates events or changes in circumstances that may indicate impairment in the carrying amount of such assets. In such instances, impairment, if any, is measured on a discounted future cash flow basis.


DEPRECIATION AND AMORTIZATION

For financial reporting purposes, premises and equipment are depreciated principally using the straight-line method over the estimated useful lives ranging from one to 39 years. Accelerated methods are used for federal income tax purposes. Leasehold improvements are amortized over their estimated useful lives or their respective lease terms, whichever is shorter.


REPURCHASE AND RESALE AGREEMENTS

Repurchase and resale agreements are treated as collateralized financing transactions and are carried at the amounts that the securities will be subsequently reacquired or resold, including accrued interest, as specified in the respective agreements. The Corporation's policy is to take possession of securities purchased under agreements to resell. The market value of securities to be repurchased and resold is monitored, and additional collateral is obtained where appropriate to protect against credit exposure.


TREASURY STOCK

The Corporation records common stock purchased for treasury at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.


FINANCIAL DERIVATIVES

The Corporation uses off-balance-sheet financial derivatives as part of the overall asset and liability management process, for mortgage banking risk management and to manage credit risk. Substantially all such instruments are used to manage risk related to changes in interest rates. Financial deriva-tives primarily consist of interest rate swaps, purchased interest rate caps and floors, forward contracts and credit default swaps.


64|65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Interest rate swaps are agreements with a counterparty to exchange periodic interest payments calculated on a notional principal amount. Purchased interest rate caps and floors are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate is higher or lower than a defined rate applied to a notional amount.

     Interest rate swaps, caps and floors that modify the interest rate characteristics (such as from fixed to variable, variable to fixed, or one variable index to another) of designated interest-bearing assets or liabilities are accounted for under the accrual method. The net amount payable or receivable from the derivative contract is accrued as an adjustment to interest income or interest expense of the designated instrument. Premiums on contracts are deferred and amortized over the life of the agreement as an adjustment to interest income or interest expense of the designated instruments. Unamortized premiums are included in other assets. Changes in fair value of financial derivatives accounted for under the accrual method are not reflected in results of operations. Realized gains and losses, except losses on terminated interest rate caps and floors, are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the shorter of the remaining original life of the agreements or the designated instruments. Losses on terminated interest rate caps and floors are recognized immediately in the results of operations. If the designated instruments are disposed of, the fair value of the associated derivative contracts and any unamortized deferred gains or losses are included in the determination of gain or loss on the disposition of such instruments. Contracts not qualifying for accrual accounting are marked to market with gains or losses included in noninterest income.

     Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The Corporation uses forward contracts primarily to manage risk associated with its residential mortgage banking and student lending activities. Realized gains and losses on mandatory and optional delivery forward commitments are recorded in noninterest income in the period settlement occurs. Unrealized gains or losses are considered in the lower of cost or market valuation of loans held for sale.

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

     To accommodate customer needs, PNC also enters into financial derivative transactions primarily consisting of interest rate swaps, caps, floors and foreign exchange contracts. Interest rate risk exposure from customer positions is managed through transactions with other dealers. These positions are recorded at estimated fair value and changes in value are included in noninterest income.

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

RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133" (an amendment of SFAS No. 133), issued in June 1999, defers the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," until fiscal years beginning after June 15, 2000. The Corporation expects to adopt SFAS No. 133, as amended by SFAS No. 137, effective January 1, 2001, the statement's effective date. The impact of adopting the provisions of this statement on PNC's financial position and results of operations is currently not estimable and will depend on the financial position of the Corporation and the nature and purpose of the derivative instruments in place as of the effective date.

     SFAS No. 133 was originally required to be adopted in years beginning after June 15, 1999, although early adoption is permitted. This statement requires the Corporation to recognize all financial derivatives on the balance sheet at fair value. Derivatives that do not qualify as hedges must be adjusted to fair value through results of operations. If the derivative is a hedge as defined by the statement, changes in the fair value of derivatives will be either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through results of operations or recognized in other comprehensive income until the hedged item is recognized in results of operations based on the nature of the hedge. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

NOTE 2 ACQUISITIONS AND
DIVESTITURES

On December 1, 1999, the Corporation completed the acquisition of First Data Investor Services Group, Inc. ("ISG") one of the nation's leading providers of processing services for pooled investment products that include mutual fund and retirement plans. The acquisition of ISG was for $1.1 billion in cash and is being accounted for under the purchase method of accounting. ISG's financial results are included in the Corporation's financial results beginning on the acquisition date. Goodwill of approximately $1 billion was recorded in connection with the acquisition and is being amortized on a straight-line basis over 25 years. Other customer-based intangibles of approximately $147 million are being amortized on a straight-line basis over 10 years.

     The following financial information presents combined results of PNC and ISG as if the acquisition had occurred as of January 1, 1999 and 1998:


                                             (UNAUDITED)
YEAR ENDED DECEMBER 31                      PROFORMA PNC
IN MILLIONS, EXCEPT PER SHARE DATA         1999      1998
---------------------------------------------------------
Net interest income ..................   $2,374    $2,500
Provision for credit losses ..........      163       225
Noninterest income ...................    3,088     2,639
Noninterest expense ..................    3,413     3,217
---------------------------------------------------------
   Income before income taxes ........    1,886     1,697
Income taxes .........................      625       589
---------------------------------------------------------
   Net income ........................   $1,261    $1,108
---------------------------------------------------------
Diluted earnings per common share ....    $4.14     $3.58
=========================================================

The proforma financial information includes only those actions to be completed on or prior to the closing date and excludes revenue enhancements, one-time costs and expense savings, which could result from the integration of ISG into PNC's operations.

     In March 1999, the Corporation completed the sale of its credit card business, which represented approximately $2.9 billion of outstandings and 3.3 million accounts, including PNC National Bank, Wilmington, Delaware. This transaction resulted in a $193 million pretax gain.

NOTE 3 SALE OF SUBSIDIARY STOCK

PNC recognizes as income the gain from the sale of stock in its subsidiaries. The gain is the difference between PNC's basis in the stock and the proceeds per share received. PNC provides applicable taxes on the gain.

     In October 1999, BlackRock, Inc. ("BlackRock"), a majority-owned investment management subsidiary of the Corporation, issued nine million shares of class A common stock at $14.00 per share in an initial public offering. Prior to the public offering PNC and BlackRock's management owned approximately 82% and 18%, respectively, of BlackRock's outstanding common stock. Proceeds from the sale were approximately $115 million and resulted in PNC recording a pretax gain in the amount of $64 million or $59 million after tax. Subsequent to the public offering, PNC and BlackRock's management owned approximately 70% and 16%, respectively.



66|67

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 CASH FLOWS

For the statement of cash flows, cash and cash equivalents are defined as cash and due from banks.

     The following table sets forth information pertaining to acquisitions and divestitures which affect cash flows:


YEAR ENDED DECEMBER 31 - IN MILLIONS       1999      1998
----------------------------------------------------------
Assets (divested) acquired ..........   $(2,062)   $1,007
Liabilities divested ................      (208)     (322)
Cash paid ...........................     1,407     1,184
Cash and due from banks received ....     3,261       153
==========================================================

The Corporation did not have acquisition or divestiture activity which affected 1997 cash flows.


NOTE 5 TRADING ACTIVITIES

PNC engages in trading activities as part of risk management strategies and for "market making" in equity securities. Additionally, PNC participates in derivatives and foreign exchange trading as an accommodation to customers.

     Net trading income in 1999, 1998, and 1997 totaled $7 million, $87 million and $23 million, respectively, and was included in noninterest income as follows:


IN MILLIONS                        1999    1998      1997
----------------------------------------------------------
Net residential mortgage banking
   Risk management .............  $(66)     $61       $10
Other income
   Securities trading ..........    48        3         1
   Derivatives trading .........     8       11         2
   Foreign exchange ............    17       12        10
----------------------------------------------------------
Net trading income                  $7      $87       $23
==========================================================

NOTE 6 SECURITIES AVAILABLE FOR SALE

                                                                  UNREALIZED
                                                            -----------------------
DECEMBER 31 - IN MILLIONS                AMORTIZED COST        GAINS        LOSSES    FAIR VALUE
----------------------------------------------------------------------------------------------------
1999 PORTFOLIO SECURITIES
Debt securities
   U.S. Treasury and government agencies ....      $411                       $(11)         $400
   Mortgage-backed ..........................     3,918          $2           (151)        3,769
   Asset-backed .............................     1,051                        (24)        1,027
   State and municipal ......................       134           2             (5)          131
   Other debt ...............................        40                         (1)           39
----------------------------------------------------------------------------------------------------
     Total debt securities ..................     5,554           4           (192)        5,366
   Corporate stocks and other ...............       590           9             (5)          594
----------------------------------------------------------------------------------------------------
     Total ..................................     6,144          13           (197)        5,960
====================================================================================================
1999 MORTGAGE BANKING RISK MANAGEMENT
Debt securities
   U.S. Treasury and government agencies ....     1,791                       (204)        1,587
   Mortgage-backed ..........................        68                         (4)           64
----------------------------------------------------------------------------------------------------
     Total ..................................     1,859                       (208)        1,651
----------------------------------------------------------------------------------------------------
       Total securities available for sale ..    $8,003         $13          $(405)       $7,611
====================================================================================================
1998 PORTFOLIO SECURITIES
Debt securities
   U.S. Treasury and government agencies ....      $152          $2            $(2)         $152
   Mortgage-backed ..........................     2,942           5            (11)        2,936
   Asset-backed .............................       709           1             (2)          708
   State and municipal ......................       122           6                          128
   Other debt ...............................        33                         (2)           31
----------------------------------------------------------------------------------------------------
     Total debt securities ..................     3,958          14            (17)        3,955
   Corporate stocks and other ...............       542          10            (35)          517
----------------------------------------------------------------------------------------------------
     Total ..................................     4,500          24            (52)        4,472
====================================================================================================
1998 MORTGAGE BANKING RISK MANAGEMENT
Debt securities
   U.S. Treasury and government agencies ....     2,629           8            (35)        2,602
----------------------------------------------------------------------------------------------------
     Total ..................................     2,629           8            (35)        2,602
====================================================================================================
       Total securities available for sale ..    $7,129         $32           $(87)       $7,074
====================================================================================================
1997 PORTFOLIO SECURITIES
Debt securities
   U.S. Treasury and government agencies ....      $658          $3            $(1)         $660
   Mortgage-backed ..........................     4,627           4            (45)        4,586
   Asset-backed .............................     2,079           5             (1)        2,083
   State and municipal ......................       170           7                          177
   Other debt ...............................        34                         (1)           33
----------------------------------------------------------------------------------------------------
     Total debt securities ..................     7,568          19            (48)        7,539
   Corporate stocks and other ...............       501           3             (3)          501
----------------------------------------------------------------------------------------------------
     Total ..................................     8,069          22            (51)        8,040
====================================================================================================
1997 MORTGAGE BANKING RISK MANAGEMENT
Debt securities
   U.S. Treasury and government agencies ....       444           1                          445
   Mortgage-backed ..........................        45                         (8)           37
----------------------------------------------------------------------------------------------------
     Total ..................................       489           1             (8)          482
====================================================================================================
       Total securities available for sale ..    $8,558         $23           $(59)       $8,522
====================================================================================================

The securities available for sale portfolio increased $537 million from December 31, 1998 to $7.6 billion at December 31, 1999. Total securities used in mortgage banking risk management were $1.7 billion at December 31, 1999. Portfolio securities represented 8% of total assets at December 31, 1999. The expected weighted-average life of the portfolio securities increased to 4 years and 7 months at December 31, 1999, compared with 2 years and 8 months at year-end 1998. The expected weighted-average life of total securities available for sale increased to 5 years and 7 months at December 31, 1999, compared with 5 years and 3 months at year-end 1998.

     Net securities gains were $22 million in 1999 and included a $41 million gain from the sale of Concord EFS, Inc. ("Concord") stock, partially offset by a $28 million write-down of an equity investment in Friedman, Billings, Ramsey Group, Inc. ("FBR").

     Net securities gains in 1998 and 1997 were $16 million and $40 million, respectively. Net securities losses of $118 million in 1999 and net securities gains of $104 million and $9 million, respectively, in 1998 and 1997, related to residential mortgage banking risk management strategies were reported in net residential mortgage banking revenue. Net securities gains of $3 million in 1999 related to commercial mortgage banking activities were included in corporate services revenue.

     Information relating to security sales is set forth in the following table:


YEAR ENDED DECEMBER 31                 GROSS    GROSS
IN MILLIONS                 PROCEEDS   GAINS   LOSSES   TAXES
--------------------------------------------------------------
1999 .....................    $9,640     $69     $162    $(33)
1998 .....................    12,779     124        4      42
1997 .....................    10,223      59       10      17
==============================================================
The carrying value of securities pledged to secure public and trust deposits, repurchase agreements and for other purposes was $4.2 billion at December 31, 1999.

The following table presents the amortized cost, fair value and weighted-average yield of debt securities at December 31, 1999 by remaining contractual maturity.

CONTRACTUAL MATURITY OF DEBT SECURITIES


DECEMBER 31, 1999             WITHIN      1 TO     5 TO AFTER 10
IN MILLIONS                   1 YEAR   5 YEARS 10 YEARS    YEARS    TOTAL
---------------------------------------------------------------------------
PORTFOLIO SECURITIES
U.S. Treasury and
   government agencies .....    $18       $356      $36       $1      $411
   Mortgage-backed .........      1          3      286    3,628     3,918
   Asset-backed ............                 2        7    1,042     1,051
   State and
     municipal .............     10         16       36       72       134
   Other debt ..............      2         11       11       16        40
---------------------------------------------------------------------------
     Total .................    $31       $388     $376   $4,759    $5,554
===========================================================================
   Fair value ..............    $31       $380     $362   $4,593    $5,366
   Weighted-average
     yield .................   6.06%      6.06%    6.11%    6.26%     6.23%
===========================================================================
MORTGAGE BANKING RISK MANAGEMENT
U.S. Treasury and
   government agencies .....                     $1,791             $1,791
   Mortgage-backed .........                                 $68        68
---------------------------------------------------------------------------
     Total .................                     $1,791      $68    $1,859
===========================================================================
   Fair value ..............                     $1,587      $64    $1,651
   Weighted-average
     yield .................                       5.59%    5.52%     5.59%
===========================================================================
       Total debt
         securities ........    $31       $388   $2,167   $4,827    $7,413
---------------------------------------------------------------------------
     Total fair value.......    $31       $380   $1,949   $4,657    $7,017
     Weighted-average
       yield ...............   6.06%      6.06%    5.68%    6.25%     6.07%
===========================================================================
Based on current interest rates and expected prepayment speeds, the total weighted-average expected maturity of mortgage-backed and asset-backed securities was 4 years and 11 months and 3 years and 11 months, respectively, at December 31, 1999. Weighted-average yields are based on historical cost with effective yields weighted for the contractual maturity of each security.


NOTE 7 LOANS AND COMMITMENTS TO EXTEND CREDIT

Loans outstanding were as follows:

DECEMBER 31 - IN MILLIONS                         1999           1998           1997           1996           1995
--------------------------------------------------------------------------------------------------------------------
Consumer ...............................        $9,357        $10,980        $11,205        $12,092        $12,535
Credit card ............................                        2,958          3,830          2,776          1,004
Residential mortgage ...................        12,869         12,265         12,785         12,703         11,689
Commercial .............................        21,468         25,182         19,989         18,588         17,446
Commercial real estate .................         2,730          3,449          3,974          4,098          4,280
Lease financing ........................         3,663          2,978          2,224          1,641          1,236
Other ..................................           683            392            650            285            866
--------------------------------------------------------------------------------------------------------------------
   Total loans .........................        50,770         58,204         54,657         52,183         49,056
   Unearned income .....................          (724)          (554)          (412)          (385)          (403)
--------------------------------------------------------------------------------------------------------------------
     Total loans, net of unearned income       $50,046        $57,650        $54,245        $51,798        $48,653
====================================================================================================================


68|69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Loan outstandings and related unfunded commitments are concentrated in PNC's primary geographic markets. At December 31, 1999, no specific industry concentration exceeded 6% of total outstandings and unfunded commitments.


NET UNFUNDED COMMITMENTS


DECEMBER 31 - IN MILLIONS                  1999      1998
----------------------------------------------------------
Consumer .........................       $4,603    $3,664
Credit card ......................                 14,794
Residential mortgage .............          648     2,756
Commercial .......................       23,953    28,842
Commercial real estate ...........           38     1,022
Other ............................        1,649       468
----------------------------------------------------------
   Total .........................      $30,891   $51,546
==========================================================

Commitments to extend credit represent arrangements to lend funds provided there is no violation of specified contractual conditions. Commercial commitments are reported net of participations, assignments and syndications, primarily to financial institutions, totaling $7.2 billion and $5.9 billion at December 31, 1999 and 1998, respectively. Commitments generally have fixed expiration dates, may require payment of a fee, and contain termination clauses in the event the customer's credit quality deteriorates. Based on the Corporation's historical experience, most commitments expire unfunded, and therefore cash requirements are substantially less than the total commitment. Unfunded commitments related to loans designated for exit totaling $4.8 billion at December 31, 1999 are excluded from the above table.

     Net outstanding letters of credit totaled $4.6 billion and $4.7 billion at December 31, 1999 and 1998, respectively, and consisted primarily of standby letters of credit, which commit the Corporation to make payments on behalf of customers when certain specified future events occur. Such instruments are typically issued to support industrial revenue bonds, commercial paper, and bid or performance related contracts. At year-end 1999, the largest industry concentration within standby letters of credit was to government entities, which accounted for approximately 9% of the total. Maturities for standby letters of credit ranged from 2000 to 2020.

     At December 31, 1999, $9.3 billion of loans were pledged to secure borrowings and for other purposes.

     Certain directors and executive officers of the Corporation and its subsidiaries, as well as certain affiliated companies of these directors and officers, were customers of and had loans with subsidiary banks in the ordinary course of business. All such loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility. The aggregate dollar amounts of these loans were $27 million and $28 million at December 31, 1999 and 1998, respectively. During 1999, new loans of $15 million were funded and repayments totaled $16 million.



NOTE 8 NONPERFORMING ASSETS

The following table sets forth nonperforming assets and related information:

DECEMBER 31 - DOLLARS IN MILLIONS                     1999        1998        1997        1996        1995
---------------------------------------------------------------------------------------------------------------
Nonaccrual loans ..............................       $299        $295        $276        $347        $335
Troubled debt restructured loans ..............                                              2          23
---------------------------------------------------------------------------------------------------------------
   Total nonperforming loans ..................        299         295         276         349         358
---------------------------------------------------------------------------------------------------------------
Foreclosed and other assets ...................         39          37          57         110         178
---------------------------------------------------------------------------------------------------------------
   Total nonperforming assets* ................       $338        $332        $333        $459        $536
---------------------------------------------------------------------------------------------------------------
Nonperforming loans to total loans ............        .60%        .51%        .51%        .67%        .74%
Nonperforming assets to total loans, loans held
   for sale and foreclosed assets .............        .61         .55         .59         .87        1.08
Nonperforming assets to total assets ..........        .45         .43         .44         .63         .73
---------------------------------------------------------------------------------------------------------------
Interest on nonperforming loans
   Computed on original terms .................        $28         $25         $31         $35         $36
   Recognized .................................         11           6           6          10          10
---------------------------------------------------------------------------------------------------------------
Past due loans
   Accruing loans past due 90 days or more ....        $96        $266        $288        $244        $225
   As a percentage of total loans .............        .19%        .46%        .53%        .47%        .46%
===============================================================================================================

*THE ABOVE TABLE EXCLUDES $13 MILLION OF EQUITY MANAGEMENT ASSETS AT DECEMBER 31, 1999 CARRIED AT FAIR VALUE.

NOTE 9 ALLOWANCE FOR CREDIT LOSSES

Changes in the allowance for credit losses were as follows:

IN MILLIONS                       1999     1998      1997
----------------------------------------------------------
January 1 .....................    $753     $972    $1,166
Charge-offs ...................    (216)    (524)     (385)
Recoveries ....................      55       77       113
----------------------------------------------------------
   Net charge-offs ............    (161)    (447)     (272)
Provision for credit losses ...     163      225        70
----------------------------------------------------------
Sale of credit card business ..     (81)
Acquisitions ..................                3         8
----------------------------------------------------------
   December 31 ................    $674     $753      $972
==========================================================

Impaired loans totaling $241 million and $238 million at December 31, 1999 and 1998, respectively, had a corresponding specific allowance for credit losses of $60 million and $53 million. The average balance of impaired loans was $243 million in 1999, $223 million in 1998, and $271 million in 1997. There was no interest income recognized on impaired loans in 1999. Interest income recognized on impaired loans in 1998 and 1997 was $1 million and $2 million, respectively.


NOTE 10 PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Premises, equipment and leasehold improvements, stated at cost less accumulated depreciation and amortization, were as follows:

DECEMBER 31 - IN MILLIONS                  1999      1998
----------------------------------------------------------
Land ...............................        $83       $90
Buildings ..........................        427       498
Equipment ..........................      1,402     1,168
Leasehold improvements .............        214       198
----------------------------------------------------------
   Total ...........................      2,126     1,954
----------------------------------------------------------
Accumulated depreciation
   and amortization ................     (1,198)   (1,030)
----------------------------------------------------------
     Net book value ................       $928      $924
==========================================================

Depreciation and amortization expense on premises, equipment and leasehold improvements totaled $209 million in 1999, $159 million in 1998 and $148 million in 1997.

     Certain facilities and equipment are leased under agreements expiring at various dates until the year 2071. Substantially all such leases are accounted for as operating leases. Rental expense on such leases amounted to $151 million in 1999, $112 million in 1998 and $88 million in 1997.

     At December 31, 1999 and 1998, required minimum annual rentals due on noncancelable leases having terms in excess of one year aggregated $796 million and $685 million, respectively. Minimum annual rentals for each of the years 2000 through 2004 are $116 million, $115 million, $106 million, $89 million and $76 million, respectively.

     During 1999, PNC made the decision to sell various branches and office buildings. Buildings that were designated for sale, but not sold during 1999 are classified as held for sale. Initial write-downs were recorded in noninterest expense and generally reflected the difference between book value and appraised value less selling costs. Write-downs totaled $35 million and subsequent net gains from disposals totaled $8 million in 1999. It is anticipated that properties remaining in held for sale will be sold during 2000.


NOTE 11 GOODWILL AND OTHER AMORTIZABLE ASSETS

Goodwill and other amortizable assets, net of amortization, consisted of the following:


DECEMBER 31 - IN MILLIONS                  1999      1998
----------------------------------------------------------
Goodwill ............................    $2,239    $1,347
Purchased credit cards ..............                 292
Customer-related intangibles ........       165        20
Mortgage servicing rights
   Residential ......................     1,594       772
   Commercial .......................       125       117
----------------------------------------------------------
Total ...............................    $4,123    $2,548
==========================================================

Amortization of goodwill and other amortizable assets was as follows:

YEAR ENDED DECEMBER 31 - IN MILLIONS      1999     1998      1997
-----------------------------------------------------------------
Goodwill .............................     $81      $68       $53
Purchased credit cards ...............       6       36        34
Other ................................       6        7         7
-----------------------------------------------------------------
   Total .............................      93      111        94
Mortgage servicing rights
   Residential .......................       6      309        80
   Commercial ........................      20       12
-----------------------------------------------------------------
   Total .............................    $119     $432      $174
=================================================================


70|71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 RESIDENTIAL MORTGAGE BANKING ACTIVITIES

The following table presents the components of net residential mortgage banking income:

YEAR ENDED DECEMBER 31 - IN MILLIONS       1999      1998     1997
-------------------------------------------------------------------
Mortgage servicing .....................   $288     $167      $119
Originations and securitization ........    172      190        94
MSR amortization, net of
   servicing hedge .....................   (188)    (145)      (61)
-------------------------------------------------------------------
Net residential mortgage banking
   income ..............................   $272     $212      $152
===================================================================

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The outstanding balances of residential mortgage loans serviced for others were $67 billion, $54 billion and $32 billion at December 31, 1999, 1998, and 1997, respectively.

     The following table summarizes the changes in capitalized mortgage loan servicing rights:

IN MILLIONS                           1999     1998      1997
--------------------------------------------------------------
Balance at beginning of year......    $980     $413      $333
   Originations...................     260      226       104
   Purchases......................     568      488        37
   Sales..........................              (17)
   Amortization...................    (213)    (130)      (61)
--------------------------------------------------------------
   Total..........................   1,595      980       413
   Less: Valuation allowance......       1      208        29
--------------------------------------------------------------
Net balance at end of year........  $1,594     $772      $384
==============================================================


The fair value of capitalized residential mortgage servicing rights at December 31, 1999 was approximately $1.8 billion. The estimated fair value of the residential servicing rights was determined by stratifying the portfolio by fixed rate versus variable rate, government guaranteed loans versus non-government guaranteed loans and using market interest rates.

     The following table summarizes the changes in the valuation allowance for capitalized residential mortgage servicing rights:

IN MILLIONS                                     1999     1998      1997
------------------------------------------------------------------------
Balance at beginning of year ..............     $208      $29       $10
   (Reduction of) provision for
   capitalized residential mortgage
   servicing rights in excess of
   fair value .............................     (207)     179        19
------------------------------------------------------------------------
Balance at end of year ....................       $1     $208       $29
------------------------------------------------------------------------


NOTE 13 DEPOSITS

The aggregate amount of time deposits with a denomination greater than $100,000 was $6.8 billion and $6.0 billion at December 31, 1999 and 1998, respectively. Remaining contractual maturities of time deposits for the years 2000 through 2004 and thereafter are $14 billion, $2.1 billion, $670 million, $181 million and $1.0 billion, respectively.

NOTE 14 BORROWED FUNDS

Approximately 58.1% of bank notes mature in 2000 and have interest rates that range from 3.66% to 6.61%. Obligations to the Federal Home Loan Bank have maturities ranging from 2000 to 2018 and interest rates that range from 1.00% to 7.91%. Senior and subordinated notes consisted of the following:

DECEMBER 31, 1999
DOLLARS IN MILLIONS      OUTSTANDING      STATED RATE          MATURITY
------------------------------------------------------------------------
Senior .................        $621      5.43 - 7.00%      2000 - 2004
Subordinated
   Nonconvertible ......       2,327      6.13 - 9.88%      2001 - 2009
     Total .............      $2,948
========================================================================

Borrowed funds have scheduled repayments for the years 2000 through 2004 and thereafter of $10.8 billion, $.7 billion, $3.0 billion, $2.8 billion and $2.0 billion, respectively.


NOTE 15 CAPITAL SECURITIES OF SUBSIDIARY TRUSTS

Mandatorily Redeemable Capital Securities of Subsidiary Trusts ("Capital Securities") include preferred beneficial interests in the assets of PNC Institutional Capital Trust A, Trust B and Trust C. Trust A, formed in December 1996, holds $350 million of 7.95% junior subordinated debentures, due December 15, 2026, and redeemable after December 15, 2006, at a declining redemption price ranging from 103.975% to par on or after December 15, 2016. Trust B, formed in May 1997, holds $300 million of 8.315% junior subordinated debentures due May 15, 2027, and redeemable after May 15, 2007, at a declining redemption price ranging from 104.1575% to par on or after May 15, 2017. Trust C, formed in June 1998, holds $200 million of junior subordinated debentures due June 1, 2028, bearing interest at a floating rate per annum equal to 3-month LIBOR plus 57 basis points. The rate in effect at December 31, 1999 was 6.68%. Trust C Capital Securities are redeemable on or after June 1, 2008, at par. Cash distributions on the Capital Securities are made to the extent interest on the debentures is received by the Trusts. In the event of certain changes or amendments to regulatory requirements or federal tax rules, the Capital Securities are redeemable in whole.

NOTE 16 SHAREHOLDERS' EQUITY

Information related to preferred stock is as follows:

                                                    SHARES OUTSTANDING
DECEMBER 31                      LIQUIDATION        ------------------
SHARES IN THOUSANDS          VALUE PER SHARE           1999     1998
----------------------------------------------------------------------
Authorized
   $1 par value ...............                      17,300    17,352
Issued and outstanding
   Series A ...................          $40             12        13
   Series B ...................           40              3         5
   Series C ...................           20            255       284
   Series D ...................           20            367       388
   Series F ...................           50          6,000     6,000
----------------------------------------------------------------------
     Total ....................                       6,637     6,690
======================================================================

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

     The Series F preferred stock is nonconvertible and nonvoting, except in limited circumstances. Noncumulative dividends are payable quarterly through September 30, 2001, at a rate of 6.05% and, thereafter, indexed to certain market indices at rates not less than 6.55% or greater than 12.55%. The Series F preferred stock is redeemable until September 29, 2001, in the event of certain amendments to the Internal Revenue Code, at a declining redemption price from $51.50 to $50.50 per share. After September 29, 2001, the Series F preferred stock may be redeemed at $50 per share.

     The Corporation has a dividend reinvestment and stock purchase plan. Holders of preferred stock and common stock may participate in the plan, which provides that additional shares of common stock may be purchased at market value with reinvested dividends and voluntary cash payments. Common shares purchased pursuant to this plan were: 567,266 shares in 1999; 596,179 shares in 1998 and 765,760 shares in 1997.

     At December 31, 1999, the Corporation had reserved approximately 16.5 million common shares to be issued in connection with certain stock plans and the conversion of certain debt and equity securities.


NOTE 17 REGULATORY MATTERS

The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by such regulatory authorities. Neither the Corporation nor any of its subsidiaries is subject to written regulatory agreements.

     Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on PNC's financial position and results of operations. The Corporation's capital amounts and classification are also subject to qualitative judgments by regulatory agencies about components, risk weightings and other factors.

     The following table sets forth regulatory capital ratios for PNC and the Corporation's only significant bank subsidiary, PNC Bank, N.A.:


REGULATORY CAPITAL

                                 AMOUNT             RATIOS
DECEMBER 31                 ----------------    -------------
DOLLARS IN MILLIONS           1999     1998      1999    1998
--------------------------------------------------------------
RISK-BASED CAPITAL
   Tier I
     PNC .................  $4,731   $5,546      7.05%   7.80%
     PNC Bank, N.A. ......   4,746    5,102      7.69    7.73
   Total
     PNC .................   7,438    7,940     11.08   11.16
     PNC Bank, N.A. ......   6,815    7,038     11.04   10.66
Leverage
     PNC .................   4,731    5,546      6.61    7.28
     PNC Bank, N.A. ......   4,746    5,102      7.13    7.21
==============================================================

The access to and cost of funding new business initiatives including acquisitions, ability to pay dividends, deposit insurance costs, and the level and nature of regulatory oversight depend, in large part, on a financial institution's capital strength. The minimum regulatory capital ratios are 4% for Tier I risk-based, 8% for total risk-based and 3% for leverage. However, regulators may require higher capital levels when particular circumstances warrant. To qualify as well capitalized, regulators require banks to maintain capital ratios of at least 6% for Tier I, 10% for total risk-based and 5% for leverage. At December 31, 1999, the Corporation and each bank subsidiary met the well capitalized capital ratio requirements.

     Dividends that may be paid by subsidiary banks to the parent company are subject to certain legal limitations and also may be impacted by capital needs, regulatory requirements, corporate policies, contractual restrictions and other factors. Without regulatory approval, the amount available for payment of dividends by all subsidiary banks was $489 million at December 31, 1999.


72|73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Under federal law, generally no bank subsidiary may extend credit to the parent company or its nonbank subsidiaries on terms and under circumstances which are not substantially the same as comparable extensions of credit to nonaffiliates. No extension of credit may be made to the parent company or a nonbank subsidiary which is in excess of 10% of the capital stock and surplus of such bank subsidiary or in excess of 20% of the capital and surplus of such bank subsidiary as to aggregate extensions of credit to the parent company and its subsidiaries. In certain circumstances, federal regulatory authorities may impose more restrictive limitations. Such extensions of credit, with limited exceptions, must be fully collateralized. The maximum amount available under statutory limitations for transfer from subsidiary banks to the parent company in the form of loans and dividends approximated 18% of consolidated net assets at December 31, 1999.

     Federal Reserve Board regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. During 1999, subsidiary banks maintained reserves which averaged $156 million.


NOTE 18 FINANCIAL DERIVATIVES

FAIR VALUE OF FINANCIAL DERIVATIVES


                                       POSITIVE              NEGATIVE
DECEMBER 31                 NOTIONAL       FAIR   NOTIONAL       FAIR
IN MILLIONS                    VALUE      VALUE      VALUE      VALUE
-----------------------------------------------------------------------
1999
Interest rate
   Swaps ................     $3,666        $46     $5,402      $(108)
   Caps .................        474         12
   Floors ...............      3,000          1        311         (1)
-----------------------------------------------------------------------
Total interest rate
   risk management ......      7,140         59      5,713       (109)
Mortgage banking
   risk management ......      8,747         80      1,165         (1)
Forward contracts .......        681
Credit default swaps ....         60                 4,255         (4)
-----------------------------------------------------------------------
   Total ................    $16,628       $139    $11,133      $(114)
=======================================================================

1998
Interest rate
   Swaps ................     $6,915       $177     $2,535       $(10)
   Caps .................        722          6
   Floors ...............      1,500                   439         (9)
-----------------------------------------------------------------------
Total interest rate
   risk management ......      9,137        183      2,974        (19)
Mortgage banking
   risk management ......      9,367         74        906        (10)
Credit default swaps ....                            4,255         (2)
-----------------------------------------------------------------------
   Total ................    $18,504       $257     $8,135       $(31)
=======================================================================

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

     The Corporation uses interest rate swaps and purchased caps and floors to modify the interest rate characteristics of designated interest-bearing assets or liabilities from fixed to variable, variable to fixed, or one variable index to another. At December 31, 1999, $9.8 billion of interest rate swaps, caps and floors were designated to loans. At December 31, 1999, $144 million of financial derivatives were designated to securities available for sale. During 1999, derivative contracts modified the average effective yield on interest-earning assets from 7.38% to 7.42%. At December 31, 1999, $3.3 billion of interest rate swaps were designated to interest-bearing liabilities. During 1999, derivative contracts modified the average rate on interest-bearing liabilities from 4.36% to 4.34%.

     PNC uses a combination of on-balance-sheet instruments and financial derivatives to manage risk associated with its mortgage banking activities. The inherent risk affecting the value of MSR is the potential for the related mortgages to prepay, thereby eliminating the underlying servicing fee income stream. Generally, derivatives used to hedge the value of MSR have been marked to market with gains or losses included in noninterest income.

     Forward contracts are used to manage risk positions associated with mortgage origination and student lending activities. Substantially all forward contracts mature within 90 days of origination. Forward contracts are traded in over-the-counter markets and do not have standardized terms. Counterparties to the Corporation's forward contracts are primarily U.S. government agencies and brokers and dealers in mortgage-backed securities. In the event the counterparty is unable to meet its contractual obligations, the Corporation may be exposed to selling or purchasing mortgage loans at prevailing market prices. Unrealized gains or losses are considered in the lower of cost or market valuation of loans held for sale.

     Credit default swaps are used to manage credit risk and regulatory capital associated with commercial lending activities.

     At December 31, 1999 and 1998, the Corporation's exposure to credit losses with respect to financial derivatives was not material.

OTHER DERIVATIVES

The following schedule sets forth information relating to positions associated with customer-related and other derivatives:

                                         AT DECEMBER 31
                              --------------------------------------------------
                                       POSITIVE   NEGATIVE         NET  AVERAGE
                              NOTIONAL     FAIR       FAIR       ASSET    FAIR
IN MILLIONS                      VALUE    VALUE      VALUE (LIABILITY)    VALUE
--------------------------------------------------------------------------------
1999
Customer-related
   Interest rate
     Swaps ...............     $17,103     $110      $(116)      $(6)     $(13)
     Caps/floors
       Sold ..............       3,440                 (25)      (25)      (20)
       Purchased .........       3,337       22                   22        18
   Foreign exchange ......       3,310       47        (36)       11         7
   Other .................       2,161       22         (9)       13         3
--------------------------------------------------------------------------------
   Total customer-related       29,351      201       (186)       15        (5)

Other ....................       1,238        6                    6         4
--------------------------------------------------------------------------------
   Total other derivatives     $30,589     $207      $(186)      $21       $(1)
================================================================================

1998
Customer-related
   Interest rate
     Swaps ...............     $11,040      $69       $(89)     $(20)     $(10)
   Caps/floors
     Sold ................       2,844                 (19)      (19)       (9)
     Purchased ...........       2,589       20                   20        11
   Foreign exchange ......       2,108       33        (27)        6         3
   Other .................         457        7         (8)       (1)
--------------------------------------------------------------------------------
   Total customer-related       19,038      129       (143)      (14)       (5)
Other ....................         709        1                    1         1
--------------------------------------------------------------------------------
   Total other derivatives     $19,747     $130      $(143)     $(13)      $(4)
--------------------------------------------------------------------------------


NOTE 19 EMPLOYEE
BENEFIT PLANS

INCENTIVE SAVINGS PLANS

The Corporation sponsors incentive savings plans covering substantially all employees. Under the plans, employee contributions up to 6% of biweekly compensation, as defined in the plans, subject to Internal Revenue Code limitations, are matched. Contributions to the plans are matched primarily by shares of PNC common stock held by the Corporation's employee stock ownership plan ("ESOP").

     The Corporation makes annual contributions to the ESOP that are at least equal to the debt service requirements on the ESOP's borrowings less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. Dividends used for debt service totaled $9 million in 1999 and 1998 and $10 million in 1997. To satisfy additional debt service requirements, PNC contributed $9 million in 1999, $7 million in 1998 and $13 million in 1997.

     As the ESOP's borrowings are repaid, shares are allocated to employees who made contributions during the year based on the proportion of annual debt service to total debt service. The Corporation includes all ESOP shares as common shares outstanding in the earnings per share computation. Components of ESOP shares are:


AS OF OR FOR THE YEAR ENDED
DECEMBER 31 - IN THOUSANDS                 1999      1998
-----------------------------------------------------------
Shares
   Unallocated .......................      712     1,353
   Allocated .........................    4,251     3,772
   Released for allocation ...........      652     1,014
   Retired ...........................     (587)     (536)
-----------------------------------------------------------
     Total ...........................    5,028     5,603
===========================================================
Compensation expense related to the portion of contributions matched with ESOP shares is determined based on the number of ESOP shares allocated. Compensation expense related to these plans was $21 million for 1999.

PENSION PLANS

The Corporation has a noncontributory, defined benefit pension plan covering most employees. Retirement benefits are derived from a cash balance formula that uses certain compensation levels, age and length of service. Pension contributions are based on an actuarially determined amount necessary to fund total benefits payable to plan participants. The Corporation also maintains nonqualified supplemental retirement plans for certain employees. All retirement benefits provided under these plans are unfunded and any payments to plan participants are made by the Corporation.

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


74|75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A reconciliation of the changes in benefit obligation and plan assets for the defined benefit and supplemental plans is as follows:

DECEMBER 31 - IN MILLIONS                        1999     1998
-----------------------------------------------------------------
Benefit obligation at beginning of year .....    $866     $812
   Service cost .............................      24       28
   Interest cost ............................      60       58
   Plan amendments ..........................              (16)
   Special termination benefits .............               10
   Actuarial loss ...........................     (39)      82
   Benefits paid ............................     (71)    (108)
-----------------------------------------------------------------
Benefit obligation at end of year ...........    $840     $866
=================================================================

Fair value of plan assets at beginning
     of year ................................    $758     $773
   Actual return on plan assets .............     147       88
   Employer contribution ....................     105        5
   Benefits paid ............................     (71)    (108)
-----------------------------------------------------------------
Fair value of plan assets at end of year ....    $939     $758
=================================================================

Funded status ...............................     $99    $(108)
   Unrecognized net actuarial (gain) loss ...     (60)      51
   Unrecognized prior service cost ..........      (6)      (6)
   Unrecognized net transition asset ........      (4)     (10)
-----------------------------------------------------------------
Net amount recognized .......................     $29     $(73)
=================================================================

Accrued pension cost ........................     $29     $(73)
   Additional minimum liability .............     (22)     (15)
   Intangible asset .........................       3        4
   Accumulated other comprehensive loss .....      19       11
-----------------------------------------------------------------
Net amount recognized on the
   balance sheet ............................     $29     $(73)
=================================================================

The nonqualified supplemental retirement plan had an accrued benefit liability of $46 million at December 31, 1999 and $42 million at December 31, 1998.

     The nonqualified supplemental retirement plans had an accumulated benefit obligation of $68 million and $67 million at December 31, 1999 and 1998, respectively.

     Plan assets primarily consist of listed common stocks, U.S. government and agency securities and collective funds. Plan assets are managed by BlackRock and do not include common stock of the Corporation.

     The components of net periodic pension cost were as follows:

YEAR ENDED DECEMBER 31 - IN MILLIONS       1999     1998      1997
---------------------------------------------------------------------
Service cost .........................      $24      $28       $29
Interest cost ........................       58       58        58
Expected return on plan
   assets ............................      (75)     (71)      (66)
Transition amount
   amortization ......................       (5)      (5)       (5)
Special termination benefits .........                10
Amortization of prior
   service cost ......................       (1)       1         2
Recognized net actuarial loss ........        2        1         1
---------------------------------------------------------------------
   Net periodic pension cost .........       $3      $22       $19
=====================================================================

Weighted-average assumptions were as follows:

YEAR ENDED DECEMBER 31                        1999      1998     1997
-----------------------------------------------------------------------
Discount rate .......................         7.75%     6.75%    7.20%
Rate of compensation increase .......         4.50      4.50     4.50
Expected return on plan assets ......         9.50      9.50     9.50
=======================================================================

POSTRETIREMENT BENEFIT PLANS
The Corporation also provides certain health care and life insurance benefits for retired employees ("postretirement benefits") through various plans. During 1998, additional health care options were offered to certain of the Corporation's retirees aged 65 years and over. A reconciliation of the accrued postretirement benefit obligation is as follows:


DECEMBER 31 - IN MILLIONS                      1999      1998
----------------------------------------------------------------
Benefit obligation at beginning of year ...    $187      $213
   Service cost ...........................       2         2
   Interest cost ..........................      12        14
   Plan amendments ........................               (31)
   Actuarial loss .........................      13         6
   Participant contributions ..............       3         3
   Benefits paid ..........................     (19)      (20)
----------------------------------------------------------------
Benefit obligation at end of year .........    $198      $187
================================================================

Funded status .............................   $(198)    $(187)
Unrecognized actuarial loss ...............      30        17
Unrecognized prior service cost ...........     (69)      (75)
----------------------------------------------------------------
Net amount recognized on the
   balance sheet ..........................   $(237)    $(245)
================================================================

The components of postretirement benefit cost were as follows:

YEAR ENDED DECEMBER 31 - IN MILLIONS       1999     1998      1997
--------------------------------------------------------------------
Service cost ..........................      $2       $2        $2
Interest cost .........................      12       14        16
Amortization of prior
   service cost .......................      (6)      (6)       (4)
--------------------------------------------------------------------
   Net postretirement
      benefit cost ....................      $8      $10       $14
====================================================================

Weighted-average assumptions were as follows:


DECEMBER 31                             1999     1998      1997
----------------------------------------------------------------
Discount rate ......................    7.75%    6.75%     7.20%
Expected health care cost trend rate
   Medical pre-65 ..................    7.00     5.45      6.50
   Medical post-65 .................    8.00     5.45      6.50
   Dental ..........................    7.00     5.25      6.20
================================================================

The health care cost trend rate declines until it stabilizes at 5.25% beginning in 2005. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


YEAR ENDED DECEMBER 31, 1999 - IN MILLIONS    INCREASE   DECREASE
--------------------------------------------------------------------
Effect on total service and
   interest cost ...........................        $1       $(1)
Effect on postretirement
   benefit obligation ......................         9        (9)
--------------------------------------------------------------------

NOTE 20 STOCK-BASED
COMPENSATION PLANS

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

STOCK OPTIONS

Options are granted at exercise prices not less than the market value of common stock on the date of grant. Options granted in 1999 are exercisable in one-third increments on the first, second and third anniversaries after the grant date. Options granted in prior years are mainly exercisable twelve months after the grant date. Payment of the option price may be in cash or shares of common stock at market value on the exercise date. The following table presents stock option data related to the Incentive Plan, a similar predecessor plan and other plans assumed in certain mergers:


                             PER OPTION    WEIGHTED-
                           --------------    AVERAGE
                                            EXERCISE
SHARES IN THOUSANDS        EXERCISE PRICE      PRICE  SHARES
---------------------------------------------------------------
January 1, 1997 ........   $11.38 -$37.31     $26.03    9,030
   Granted .............    43.31 - 43.75      43.75    2,912
   Exercised ...........    11.38 - 31.13      24.10   (2,969)
   SAR exercised .......                       17.13       (4)
   Terminated ..........    21.75 - 43.75      41.32     (178)
                                                      ---------
December 31, 1997 ......    11.38 - 43.75      32.25    8,791
   Granted .............    43.66 - 66.00      55.17    3,449
   Exercised ...........    11.38 - 43.75      31.26   (2,449)
   Terminated ..........    43.75 - 54.72      52.35     (225)
                                                      ---------
December 31, 1998 ......    11.38 - 66.00      40.30    9,566
   Granted .............    50.47 - 76.00      51.62    3,585
   Exercised ...........    11.38 - 54.72      33.89   (1,856)
   Terminated ..........    21.75 - 55.59      51.65     (246)
                                                      ---------
December 31, 1999 ......   $11.38 -$76.00     $44.79   11,049
===============================================================

At December 31, 1999, the weighted-average remaining contractual life of outstanding options was 7 years and 4 months and options for 7,682,745 shares of common stock were exercisable at a weighted-average price of $42.05 per share. The grant-date fair value of options granted in 1999 was $10.15 per option. Options for 82,000 and 118,000 shares of common stock were granted with an exercise price in excess of the market value on the date of grant in 1999 and 1998, respectively. Shares of common stock available for the granting of options under the Incentive Plan and the predecessor plans were: 10,584,683 at December 31, 1999 and 1998, and 9,012,899 at December 31, 1997.


INCENTIVE SHARE AWARDS

In 1999, there were no incentive share awards granted. In 1998, 241,500 incentive shares of common stock were granted to certain senior executives pursuant to the Incentive Plan. Issuance of such incentive shares is subject to the market price of PNC's common stock equaling or exceeding specified levels for defined periods. The restricted period ends two years after the issue date. During the restricted period, the recipient receives dividends and can vote the shares. If the recipient leaves the Corporation within the restricted period, the shares will be forfeited. There were no forfeitures in 1999 and there were 8,000 shares forfeited in 1998. At December 31, 1999, the shares granted in 1998 had not met the specified levels required for issuance. The requirements for the shares granted in 1997 were met on April 6, 1998. As a result of exceeding performance targets, 112.5% of the remaining 1997 shares, or 343,125 shares of restricted common stock were issued. Compensation expense recognized for incentive share awards was $12 million, $15 million and $6 million in 1999, 1998 and 1997, respectively.


EMPLOYEE STOCK PURCHASE PLAN

The Corporation's employee stock purchase plan ("ESPP") has approximately 3.5 million shares available for issuance. Persons who have been continuously employed for at least one year are eligible to participate. Participants purchase the Corporation's common stock at 85% of the lesser of fair market value on the first or last day of each offering period. No charge to earnings is recorded with respect to the ESPP. Shares issued pursuant to the ESPP were as follows:


YEAR ENDED DECEMBER 31         SHARES        PRICE PER SHARE
--------------------------------------------------------------
1999 ......................   406,740      $43.99 AND  $47.39
1998 ......................   315,097       43.83 and   48.34
1997 ......................   367,494       33.15 and   35.49
===============================================================

The following table sets forth pro forma net income and diluted earnings per share as if compensation expense was recognized for stock options and the ESPP.


PRO FORMA NET INCOME AND EPS

YEAR ENDED DECEMBER 31                 REPORTED PRO FORMA
------------------------------------------------------------
Net income (in millions)
   1999 ............................     $1,264    $1,243
   1998 ............................      1,115     1,099
   1997 ............................      1,052     1,035
------------------------------------------------------------
Diluted earnings per share
   1999 ............................      $4.15     $4.08
   1998 ............................       3.60      3.54
   1997 ............................       3.28      3.23
------------------------------------------------------------

For purposes of computing pro forma results, PNC estimated the fair value of stock options and ESPP shares using the Black-Scholes option pricing model. Black-Scholes is predominantly used to value traded options which differ from PNC's options.

76|77

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

YEAR ENDED DECEMBER 31               1999      1998       1997
---------------------------------------------------------------
Risk-free interest rate ........      5.2%      5.5%       6.2%
Dividend yield .................      3.6       4.4        4.9
Volatility .....................     22.1      19.9       27.6
Expected life ..................   6 YRS.    6 yrs.     6 yrs.
===============================================================


NOTE 21 INCOME TAXES

The components of income taxes were as follows:


YEAR ENDED DECEMBER 31 - IN MILLIONS       1999     1998      1997
---------------------------------------------------------------------
Current
   Federal .........................       $384     $368      $380
   State ...........................         39       57        53
---------------------------------------------------------------------
      Total current ................        423      425       433
Deferred
   Federal .........................        209      167       126
   State ...........................         (5)       3         7
---------------------------------------------------------------------
      Total deferred ...............        204      170       133
---------------------------------------------------------------------
      Total ........................       $627     $595      $566
=====================================================================

Significant components of deferred tax assets and liabilities are as follows:


DECEMBER 31 - IN MILLIONS                  1999      1998
-----------------------------------------------------------
Deferred tax assets
   Allowance for credit losses ..........  $247      $269
   Compensation and benefits ............   132       163
   Net unrealized securities losses .....   130         5
   Other ................................   175        75
-----------------------------------------------------------
     Total deferred tax assets ..........   684       512
Deferred tax liabilities
   Leasing ..............................   548       418
   Depreciation .........................    29        39
   Other ................................   199       130
-----------------------------------------------------------
     Total deferred tax liabilities .....   776       587
-----------------------------------------------------------
     Net deferred tax liability .........   $92       $75
===========================================================

A reconciliation between the statutory and effective tax rates follows:

YEAR ENDED DECEMBER 31                   1999     1998      1997
-----------------------------------------------------------------
Statutory tax rate ................      35.0%    35.0%     35.0%
Increases (decreases) resulting from
   State taxes ....................       1.2      2.3       2.4
   Tax-exempt interest ............       (.7)    (1.0)     (1.1)
   Goodwill .......................        .9       .8        .8
   Other ..........................      (3.2)    (2.3)     (2.1)
-----------------------------------------------------------------
      Effective tax rate ..........      33.2%    34.8%     35.0%
=================================================================


NOTE 22 EARNINGS PER SHARE
The following table sets forth basic and diluted earnings per share calculations:

YEAR ENDED DECEMBER 31 - IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA                          1999           1998           1997
-----------------------------------------------------------------------------------------------------------------------------------
CALCULATION OF BASIC EARNINGS PER COMMON SHARE
Net income .........................................................................         $1,264         $1,115         $1,052
Less: Preferred dividends declared .................................................             19             19             19
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to basic earnings per common share ...........................         $1,245         $1,096         $1,033
------------------------------------------------------------------------------------------------------------------------------------
Basic weighted-average common shares outstanding (IN THOUSANDS) ....................        296,886        300,761        310,147
------------------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Common Share ....................................................          $4.19          $3.64          $3.33
====================================================================================================================================

CALCULATION OF DILUTED EARNINGS PER COMMON SHARE
Net income .........................................................................         $1,264         $1,115         $1,052
Add: Interest expense on convertible debentures (net of tax) .......................                             1              3
Less: Dividends declared on nonconvertible preferred stock .........................             18             18             18
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to diluted earnings per common share .........................         $1,246         $1,098         $1,037
====================================================================================================================================

Basic weighted-average common shares outstanding (IN THOUSANDS) ....................        296,886        300,761        310,147
Weighted-average common shares to be issued using average market price and assuming:
   Conversion of preferred stock Series A and B ....................................            131            148            163
   Conversion of preferred stock Series C and D ....................................          1,072          1,145          1,237
   Conversion of debentures ........................................................             24            761          2,449
   Exercise of stock options .......................................................          1,529          1,846          1,914
   Incentive share awards ..........................................................            383            486            311
------------------------------------------------------------------------------------------------------------------------------------
Diluted weighted-average common shares outstanding (IN THOUSANDS) ..................        300,025        305,147        316,221
------------------------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Common Share ..................................................          $4.15          $3.60          $3.28
====================================================================================================================================

NOTE 23 SEGMENT REPORTING

PNC operates seven major businesses engaged in regional banking, wholesale banking and asset management activities: PNC Bank-Regional Banking, PNC Bank-Corporate Banking, PNC Secured Finance, PNC Mortgage, PNC Advisors, BlackRock, and PFPC.

     Business results presented are based on PNC's management accounting practices and the Corporation's current management structure.

     The management accounting process uses various balance sheet and income statement assignments and transfers to measure performance of the businesses. Methodologies change from time to time as management accounting practices are enhanced and businesses change. Securities or borrowings and related net interest income are assigned based on the net asset or liability position of each business. Capital is assigned based on management's assessment of inherent risks and equity levels at independent companies providing similar products and services. Support areas not directly aligned with the businesses are allocated primarily based on the utilization of services.

     Total business financial results differ from consolidated financial results primarily due to differences between management accounting practices and generally accepted accounting principles, divested and exited businesses, equity management activities, minority interests, eliminations and unassigned items, the impact of which is reflected in Other.

     The following changes were made in the first quarter of 1999 to the presentation of business results: PNC Bank - Regional Banking reflects the combination of PNC Regional Community Bank and PNC National Consumer Bank. Branch-based brokerage activities (previously included in PNC Advisors), the middle market customer segment (previously included in PNC Bank - Corporate Banking) and regional real estate lending and leasing activities in PNC's geographic footprint (previously included in PNC Secured Finance) were also combined with PNC Bank - Regional Banking. Additionally, residential mortgages (previously included in PNC Mortgage) were realigned with PNC Bank - Regional Banking. Certain non-strategic wholesale lending businesses designated for exit (previously included in PNC Bank - Corporate Banking and PNC Secured Finance) as well as equity management activities (previously included in PNC Bank - Corporate Banking) are included in Other. Total outstandings and exposure designated for exit during 1999 in wholesale lending totaled $3.7 billion and $10.5 billion, respectively.

     Financial results for 1999, 1998 and 1997 are presented consistent with this structure.


BUSINESS SEGMENT PRODUCTS AND SERVICES

PNC Bank - Regional Banking provides credit, deposit, branch-based brokerage and electronic banking products and services to retail customers as well as credit, leasing, treasury management and capital markets products and services to mid-sized and small businesses primarily within PNC's geographic footprint.

     PNC Bank - Corporate Banking provides specialized credit, capital markets and treasury management products and services to corporations, institutions and government entities primarily within PNC's geographic footprint.

     PNC Secured Finance, serving corporate clients nationwide, is engaged in commercial real estate finance, business credit, and equipment lease financing.

     PNC Mortgage originates, purchases and services residential mortgages and related products. PNC Mortgage also acquires and securitizes residential mortgages as private-label, mortgage-backed securities and performs the master servicing of those securities for investors.

     PNC Advisors offers customized investment management, high-end brokerage services, personal trust, estate planning and traditional banking services to affluent and wealthy individuals, and investment management, trust and administrative services to pensions, 401(k) plans and charitable organizations.

     BlackRock manages assets for institutions and individuals through a variety of fixed income, liquidity, equity and alternative investment products, including BlackRock's flagship fund families.

     PFPC, the Corporation's global fund services subsidiary, provides a wide range of processing services to the investment management community.








78|79

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RESULTS OF BUSINESSES

                                 PNC BANK   PNC BANK       PNC
YEAR ENDED DECEMBER 31           REGIONAL  CORPORATE   SECURED       PNC        PNC                                           TOTAL
IN MILLIONS                       BANKING    BANKING   FINANCE  MORTGAGE   ADVISORS  BLACKROCK     PFPC         OTHER           PNC
-----------------------------------------------------------------------------------------------------------------------------------
1999
INCOME STATEMENT
Net interest income* ........      $1,728       $219      $164       $89       $130        $(8)      $6          $127       $2,455
Noninterest income ..........         579        189       117       332        608        381      251           288        2,745
-----------------------------------------------------------------------------------------------------------------------------------
   Total revenue ............       2,307        408       281       421        738        373      257           415        5,200
Provision for credit losses .          59          9        (8)                   7                                96          163
Depreciation and amortization          91         13        22        11         14         18       10           123          302
Other noninterest expense ...       1,124        190       125       307        480        252      175           169        2,822
-----------------------------------------------------------------------------------------------------------------------------------
   Pretax earnings ..........       1,033        196       142       103        237        103       72            27        1,913
Income taxes ................         392         69        28        41         90         44       27           (42)         649
-----------------------------------------------------------------------------------------------------------------------------------
   Earnings .................        $641       $127      $114       $62       $147        $59      $45           $69       $1,264
===================================================================================================================================
Inter-segment revenue .......         $30       $(42)      $13       $36         $8        $84                  $(129)
===================================================================================================================================
Average assets ..............     $39,513     $8,417    $6,701    $6,906     $3,353       $448     $308        $9,174      $74,820
===================================================================================================================================

1998
INCOME STATEMENT
Net interest income* ........      $1,706       $200      $122       $85       $121       $(11)      $8          $368       $2,599
Noninterest income ..........         611        151        56       254        368        339      183           340        2,302
-----------------------------------------------------------------------------------------------------------------------------------
   Total revenue ............       2,317        351       178       339        489        328      191           708        4,901
Provision for credit losses .          65         84        (8)                   1                                83          225
Depreciation and amortization         104         12        16        11          6         13        6           102          270
Other noninterest expense ...       1,187        171        90       269        290        247      125           291        2,670
-----------------------------------------------------------------------------------------------------------------------------------
   Pretax earnings ..........         961         84        80        59        192         68       60           232        1,736
Income taxes ................         379         28        20        24         73         32       22            43          621
-----------------------------------------------------------------------------------------------------------------------------------
   Earnings .................        $582        $56       $60       $35       $119        $36      $38          $189       $1,115
===================================================================================================================================
Inter-segment revenue .......         $18       $(27)      $10       $33         $1         $6                   $(41)
===================================================================================================================================
Average assets ..............     $38,848     $7,564    $5,477    $5,350     $2,731       $441     $229       $13,986      $74,626
===================================================================================================================================

1997
INCOME STATEMENT
Net interest income* ........      $1,606       $152      $108       $50       $106       $(17)      $7          $512       $2,524
Noninterest income ..........         518        135        45       189        289        206      142           251        1,775
-----------------------------------------------------------------------------------------------------------------------------------
Total revenue ...............       2,124        287       153       239        395        189      149           763        4,299
Provision for credit losses .          59         12         9                    3                               (13)          70
Depreciation and amortization         103         11         1         9          5         12        4            97          242
Other noninterest expense ...       1,174        173        49       207        249        138       94           256        2,340
-----------------------------------------------------------------------------------------------------------------------------------
   Pretax earnings ..........         788         91        94        23        138         39       51           423        1,647
Income taxes ................         310         28        28         9         53         17       20           130          595
-----------------------------------------------------------------------------------------------------------------------------------
   Earnings .................        $478        $63       $66       $14        $85        $22      $31          $293       $1,052
===================================================================================================================================
Inter-segment revenue .......         $13       $(21)      $10       $34                    $2                   $(38)
===================================================================================================================================
Average assets ..............     $38,939     $7,043    $3,606    $2,577     $2,575       $336     $164       $15,404      $70,644
===================================================================================================================================
*TAXABLE-EQUIVALENT BASIS

     Gains in 1999 from the sales of the credit card business, an equity interest in Electronic Payment Services, Inc., the BlackRock IPO, Concord stock and branches totaling $422 million are included in Other. Also in 1999, valuation adjustments associated with exiting certain non-strategic wholesale lending businesses totaling $195 million, costs related to efficiency initiatives of $98 million, a contribution to the PNC Bank Foundation of $30 million, the write-down of an equity investment in FBR of $28 million and expense associated with the buyout of PNC's mall ATM representative of $12 million are included in Other.

     The results of the credit card business through the first quarter of 1999, the corporate trust and escrow business in 1998 and 1997, minority interests, equity management activities, the impact of asset and liability management, eliminations, reclassifications and unassigned items comprise the remainder of Other.

NOTE 24 COMPREHENSIVE INCOME

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


                                       BEFORE-TAX  TAX BENEFIT  NET-OF-TAX
DECEMBER 31 - IN MILLIONS                  AMOUNT    (EXPENSE)      AMOUNT
----------------------------------------------------------------------------
1999
Unrealized securities losses .........      $(363)       $127        $(236)
Less: Reclassification
   adjustment for losses realized
   in net income .....................        (26)          9          (17)
----------------------------------------------------------------------------
Net unrealized securities
   losses ............................       (337)        118         (219)
Minimum pension liability
   adjustment ........................         (8)          3           (5)
----------------------------------------------------------------------------
Other comprehensive loss .............      $(345)       $121        $(224)
============================================================================

1998
Unrealized securities losses .........       $(42)        $15         $(27)
Less: Reclassification adjustment
   for losses realized
   in net income .....................        (22)          8          (14)
----------------------------------------------------------------------------
Net unrealized securities
   losses ............................        (20)          7          (13)
Minimum pension liability
   adjustment ........................        (11)          4           (7)
----------------------------------------------------------------------------
Other comprehensive loss .............       $(31)        $11         $(20)
============================================================================

1997
Net unrealized securities
   gains .............................        $68        $(24)         $44
----------------------------------------------------------------------------
Other comprehensive income ...........        $68        $(24)         $44
============================================================================

The accumulated balances related to each component of other comprehensive loss are as follows:


DECEMBER 31 - IN MILLIONS                  1999      1998
----------------------------------------------------------
Net unrealized securities losses........  $(255)     $(36)
Minimum pension liability adjustment....    (12)       (7)
----------------------------------------------------------
Accumulated other comprehensive loss....  $(267)     $(43)
==========================================================


NOTE 25 LITIGATION

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

NOTE 26 FAIR VALUE OF FINANCIAL INSTRUMENTS

                                           1999                 1998
                                  ------------------------------------------
                                  CARRYING       FAIR  CARRYING      FAIR
DECEMBER 31 - IN MILLIONS           AMOUNT      VALUE    AMOUNT     VALUE
----------------------------------------------------------------------------
ASSETS
Cash and short-term
   assets ....................      $4,570     $4,570    $3,946    $3,946
Securities available
   for sale ..................       7,611      7,611     7,074     7,074
Loans held for sale ..........       5,798      5,798     3,226     3,226
Net loans (EXCLUDES LEASES) ..      46,414     46,767    54,442    56,535
Mortgage servicing rights ....       1,719      1,897       889       982

LIABILITIES
Demand, savings and
   money market deposits .....      28,689     28,689    29,359    29,359
Time deposits ................      17,979     17,890    18,137    18,291
Borrowed funds ...............      19,507     19,582    21,094    21,362

OFF-BALANCE-SHEET
Commitments
   to extend credit ..........          (5)        (5)      (17)      (17)
Letters of credit ............          (9)        (9)      (15)      (15)
Financial derivatives used for
   Interest rate
     risk management .........          75        (50)       76       164
   Mortgage banking
     risk management .........          18         79        51        64
   Credit-related
     activities ..............                     (4)       (1)       (2)
   Customer/other
     derivatives .............          21         21       (13)      (13)
============================================================================


Real and personal property, lease financing, loan customer relationships, deposit customer intangibles, retail branch networks, fee-based businesses, such as asset management, mortgage banking and brokerage, trademarks and brand names are excluded from the amounts set forth above. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

     Fair value is defined as the estimated amount at which a financial instrument could be exchanged in a current

80|81

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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


DEPOSITS

The carrying amounts of noninterest-bearing demand and interest-bearing money market and savings deposits approximate fair values. For time deposits, including foreign deposits, fair values are estimated based on the discounted value of expected net cash flows taking into account current interest rates.


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


FINANCIAL AND OTHER DERIVATIVES

The fair value of derivatives is estimated based on the discounted value of the expected net cash flows. These fair values represent the estimated amounts the Corporation would receive or pay to terminate the contracts, taking into account current interest rates.

NOTE 27 OTHER FINANCIAL
INFORMATION

Summarized financial information of the parent company is as follows:

PARENT COMPANY ONLY
STATEMENT OF INCOME

YEAR ENDED DECEMBER 31 - IN MILLIONS       1999     1998      1997
----------------------------------------------------------------------
OPERATING REVENUE
Dividends from:
   Bank subsidiaries .................   $1,139     $774      $852
   Nonbank subsidiaries ..............       80       21         9
Interest income ......................        9        5        14
Noninterest income ...................        4        1         2
----------------------------------------------------------------------
      Total operating revenue ........    1,232      801       877
======================================================================

OPERATING EXPENSE
Interest expense .....................       86       92        76
Other expense ........................       52        7        11
----------------------------------------------------------------------
      Total operating expense ........      138       99        87
----------------------------------------------------------------------
Income before income taxes and
   equity in undistributed
   net income of subsidiaries ........    1,094      702       790
Income tax benefits ..................      (47)     (35)      (32)
----------------------------------------------------------------------
Income before equity in
   undistributed net income
   of subsidiaries ...................    1,141      737       822
Net equity in undistributed
   net income
   (excess dividends):
   Bank subsidiaries .................       (7)     312       144
   Nonbank subsidiaries ..............      130       66        86
----------------------------------------------------------------------
      Net income                         $1,264   $1,115    $1,052
======================================================================


PARENT COMPANY ONLY
BALANCE SHEET

DECEMBER 31 - IN MILLIONS                       1999      1998
---------------------------------------------------------------
ASSETS
Cash and due from banks ....................                $1
Short-term investments with subsidiary
   banks ...................................     $16         9
Securities available for sale                               27
Investments in:
   Bank subsidiaries .......................   6,016     6,737
   Nonbank subsidiaries ....................     734       740
Other assets ...............................     154       164
---------------------------------------------------------------
     Total assets ..........................  $6,920    $7,678
===============================================================

LIABILITIES
Borrowed funds .............................    $100      $300
Nonbank affiliate borrowings ...............     613     1,006
Accrued expenses and other liabilities .....     261       329
---------------------------------------------------------------
     Total liabilities .....................     974     1,635
---------------------------------------------------------------
SHAREHOLDERS' EQUITY .......................   5,946     6,043
---------------------------------------------------------------
     Total liabilities and shareholders'
        equity .............................  $6,920    $7,678
===============================================================


At December 31, 1999, borrowed funds are scheduled for repayment in 2001.

     Commercial paper and all other debt issued by PNC Funding Corp., a wholly-owned subsidiary, is guaranteed by the parent company. In addition, in connection with certain affiliates' mortgage servicing operations, the parent company has committed to maintain such affiliates' net worth above minimum requirements.

     During 1999, 1998 and 1997, the parent company received net income tax refunds of $44 million, $42 million and $35 million, respectively. Such refunds represent the parent company's portion of consolidated income taxes. During 1999, 1998 and 1997, the parent company paid interest of $96 million, $95 million and $65 million, respectively.


PARENT COMPANY ONLY
STATEMENT OF CASH FLOWS



YEAR ENDED DECEMBER 31 - IN MILLIONS    1999           1998           1997
------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income .......................    $1,264         $1,115         $1,052
Adjustments to reconcile net
   income to net cash provided
   by operating activities:
     Equity in undistributed
       net earnings of
       subsidiaries ..............      (123)          (378)          (230)
      Other ......................       (14)            19             19
------------------------------------------------------------------------------
   Net cash provided by
      operating activities .......     1,127            756            841
------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net change in short-term
   investments with subsidiary
      bank .......................        (7)                            1
Net capital returned from
   (contributed to)
      subsidiaries ...............       631           (261)            57
Securities available for sale
   Sales .........................     1,592          1,170          3,321
   Purchases .....................    (1,565)        (1,129)        (2,787)
Cash paid in acquisitions ........        (2)           (83)
Other ............................       (17)           (22)            (8)
------------------------------------------------------------------------------
   Net cash provided (used)
      by investing activities            632           (325)           584
------------------------------------------------------------------------------
FINANCING ACTIVITIES
Borrowings from nonbank
   subsidiary ....................       687            297            656
Repayments on borrowings from
   nonbank subsidiary ............    (1,080)           (14)          (222)
Acquisition of treasury
   stock .........................      (803)          (342)        (1,532)
Cash dividends paid
   to shareholders ...............      (520)          (495)          (488)
Issuance of stock ................       141            123            155
Repayments on borrowings .........      (200)
Other ............................        15                             3
------------------------------------------------------------------------------
Net cash used by financing
   activities ....................    (1,760)          (431)        (1,428)
------------------------------------------------------------------------------
Decrease in cash and
   due from banks ................        (1)                           (3)
Cash and due from banks at
   beginning of year .............        $1              1              4
------------------------------------------------------------------------------
Cash and due from banks
   at end of year ................                       $1             $1
==============================================================================

NOTE 28 UNUSED LINE OF CREDIT

At December 31, 1999, the Corporation maintained a line of credit in the amount of $500 million, none of which was drawn. This line is available for general corporate purposes and expires in 2002.


82|83

STATISTICAL INFORMATION

SELECTED QUARTERLY FINANCIAL DATA

                                                               1999                                       1998
                                              ----------------------------------------  -----------------------------------------
QUARTER - DOLLARS IN MILLIONS,
EXCEPT PER SHARE DATA                         FOURTH      THIRD     SECOND      FIRST    FOURTH      THIRD     SECOND      FIRST
---------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income ....................          $1,215     $1,212     $1,204     $1,290    $1,354     $1,354     $1,314     $1,291
Interest expense ...................             641        618        597        632       695        708        683        654
---------------------------------------------------------------------------------------------------------------------------------
Net interest income ................             574        594        607        658       659        646        631        637
Provision for credit losses ........              30         30         25         78       115         45         35         30
Noninterest income before
   net securities (losses) gains ...             721        649        622        731       696        528        569        493
Net securities (losses) gains ......             (22)         2         42                    2          1                    13
Noninterest expense ................             810        724        767        823       797        696        739        708
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .........             433        491        479        488       445        434        426        405
Income taxes .......................             129        171        164        163       160        153        146        136
---------------------------------------------------------------------------------------------------------------------------------
Net income .........................            $304       $320       $315       $325      $285       $281       $280       $269
=================================================================================================================================

PER COMMON SHARE DATA
Book value .........................          $19.23     $18.90     $18.40     $18.78    $18.86     $18.21     $17.64     $17.20
Earnings
   Basic ...........................            1.02       1.07       1.04       1.06       .93        .92        .92        .88
   Diluted .........................            1.01       1.06       1.03       1.05       .92        .91        .90        .87
   Cash* ...........................            1.09       1.12       1.10       1.11       .98        .97        .96        .91
 *EXCLUDES AMORTIZATION OF GOODWILL.
=================================================================================================================================

AVERAGE BALANCE SHEET
Total assets .......................         $73,548    $73,763    $75,060    $76,958   $77,377    $75,290    $73,632    $72,141
Securities available for sale ......           8,211      8,803      9,437      7,755     7,323      7,073      7,323      7,784
Loans, net of unearned income ......          51,070     51,746     52,479     56,695    57,366     55,938     55,348     54,083
Deposits ...........................          44,455     44,899     45,470     46,416    46,250     44,522     44,169     44,630
Borrowed funds .....................          20,029     20,242     20,544     21,584    22,723     22,642     21,844     19,989
Shareholders' equity ...............           5,904      5,732      5,873      5,975     5,800      5,646      5,476      5,398
=================================================================================================================================

ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME

                                                            1999/1998                                 1998/1997
                                             -------------------------------------    -------------------------------------
                                             INCREASE/(DECREASE) IN INCOME/EXPENSE    INCREASE/(DECREASE) IN INCOME/EXPENSE
                                                       DUE TO CHANGES IN:                       DUE TO CHANGES IN:
TAXABLE-EQUIVALENT BASIS-- IN MILLIONS         VOLUME         RATE        TOTAL          VOLUME         RATE        TOTAL
---------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Loans held for sale ....................          $44           $14           $58          $135          $(6)         $129
Securities available for sale
   U.S. Treasury, government agencies
   and corporations ....................          (25)          (18)          (43)          (67)         (25)          (92)
   Other debt ..........................           96            (2)           94           (12)          (5)          (17)
   Other ...............................            8            (2)            6            (2)          (5)           (7)
                                                                      -------------                             -------------
     Total securities available for sale           67           (10)           57           (83)         (33)         (116)
Loans, net of unearned income
   Consumer ............................          (63)          (33)          (96)          (19)           1           (18)
   Credit card .........................         (471)           33          (438)           40           39            79
   Residential mortgage ................           (3)          (31)          (34)          (44)         (27)          (71)
   Commercial ..........................           25           (27)           (2)          296            4           300
   Commercial real estate ..............            7           (19)          (12)          (68)         (14)          (82)
   Other ...............................           63             2            65            25            2            27
                                                                      -------------                             -------------
     Total loans, net of unearned income         (219)         (298)         (517)          230            5           235
Other ..................................            7            (1)            6             5            6            11
                                                                      -------------                             -------------
     Total interest-earning assets .....          (63)         (333)        $(396)          265           (6)         $259
                                                                      =============                             =============

INTEREST-BEARING LIABILITIES
Interest-bearing deposits
   Demand and money market .............           80           (26)          $54            40            8           $48
   Savings .............................           (4)           (8)          (12)           (5)          (1)           (6)
   Other time ..........................          (76)          (60)         (136)          (12)          (7)          (19)
   Deposits in foreign offices .........           (4)           (4)           (8)           (9)                        (9)
                                                                      -------------                             -------------
     Total interest-bearing deposits ...           45          (147)         (102)           31          (17)           14
Borrowed funds
   Federal funds purchased .............          (45)          (10)          (55)          (17)          (2)          (19)
   Repurchase agreements ...............           13           (13)                         38           (6)           32
   Bank notes and senior debt ..........         (116)          (32)         (148)           86           (4)           82
   Other borrowed funds ................           69           (30)           39            56           (2)           54
   Subordinated debt ...................           19            (5)           14            22           (1)           21
                                                                      -------------                             -------------
     Total borrowed funds ..............          (68)          (82)         (150)          187          (17)          170
                                                                      -------------                             -------------
   Total interest-bearing liabilities ..           (5)         (247)        $(252)          189           (5)         $184
                                                                      -------------                             -------------
     Change in net interest income .....          (31)         (113)        $(144)          134          (59)          $75
                                                                      =============                             =============

CHANGES ATTRIBUTABLE TO RATE/VOLUME ARE PRORATED INTO RATE AND VOLUME
COMPONENTS.



84|85

STATISTICAL INFORMATION


ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is based on periodic evaluations of the credit portfolio by management. These evaluations consider, among other factors, historic losses within specific industries, current economic conditions, loan portfolio trends, specific credit reviews and estimates based on subjective factors.


SUMMARY OF LOAN LOSS EXPERIENCE


YEAR ENDED DECEMBER 31 - DOLLARS IN MILLIONS          1999           1998            1997            1996            1995
-----------------------------------------------------------------------------------------------------------------------------
Allowance at beginning of year .............          $753           $972          $1,166          $1,259          $1,352
Charge-offs
   Consumer ................................            63             83             104             100              76
   Credit card .............................            60            297             208              66              31
   Residential mortgage ....................             8              7               9               9              10
   Commercial ..............................            72            122              48              52              84
   Commercial real estate
     Commercial mortgage ...................             1              6               8              10              23
     Real estate project ...................             3              2               4               8              14
   Other ...................................             9              7               4               2               2
-----------------------------------------------------------------------------------------------------------------------------
     Total charge-offs .....................           216            524             385             247             240
Recoveries
   Consumer ................................            25             34              36              34              33
   Credit card .............................             2             17              25               7               6
   Residential mortgage ....................             1              1               1               2               2
   Commercial ..............................            22             20              38              28              49
   Commercial real estate
     Commercial mortgage ...................             1              2              10               6               9
     Real estate project ...................             3              1               2               4               6
   Other ...................................             1              2               1               2               2
-----------------------------------------------------------------------------------------------------------------------------
     Total recoveries ......................            55             77             113              83             107
-----------------------------------------------------------------------------------------------------------------------------
     Net charge-offs .......................           161            447             272             164             133
Provision for credit losses ................           163            225              70                               6
(Divestitures)/acquisitions ................           (81)             3               8              71              34
-----------------------------------------------------------------------------------------------------------------------------
     Allowance at end of year ..............          $674           $753            $972          $1,166          $1,259
=============================================================================================================================
Allowance as a percent of period-end
     Loans .................................          1.35%          1.31%           1.79%           2.25%           2.59%
     Nonperforming loans ...................        225.42         255.25          351.79          334.40          351.68
As a percent of average loans
     Net charge-offs .......................           .30            .80             .51             .33             .29
     Provision for credit losses ...........           .31            .40             .13                             .01
     Allowance for credit losses ...........          1.27           1.35            1.84            2.37            2.76
Allowance as a multiple of net charge-offs .          4.19x          1.68x           3.57x           7.11x           9.47x
=============================================================================================================================


The following table presents the allocation of allowance for credit losses and the categories of loans as a percentage of total loans. For purposes of this presentation, the unallocated portion of the allowance for credit losses has been assigned to loan categories based on the relative specific and pool allocation amounts.


ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                                  1999                1998                1997                  1996                  1995
                        ------------------------------------------------------------------------------------------------------------
                                    LOANS TO             LOANS TO             LOANS TO               LOANS TO             LOANS TO
DECEMBER 31                            TOTAL                TOTAL                TOTAL                  TOTAL                TOTAL
DOLLARS IN MILLIONS      ALLOWANCE     LOANS  ALLOWANCE     LOANS  ALLOWANCE     LOANS    ALLOWANCE     LOANS  ALLOWANCE     LOANS
------------------------------------------------------------------------------------------------------------------------------------
Consumer ...............       $58     18.6%        $74      19.0%      $107      20.7%        $139      23.3%      $158      25.8%
Credit card ............                            136       5.1        258       7.0          141       5.4         45       2.1
Residential mortgage ...        11     25.7           8      21.3         42      23.6           80      24.5        112      24.0
Commercial .............       510     42.9         446      43.7        406      36.9          606      35.9        585      34.5
Commercial real estate..        63      5.5          59       6.0        141       7.3          173       7.9        332      10.1
Other ..................        32      7.3          30       4.9         18       4.5           27       3.0         27       3.5
------------------------------------------------------------------------------------------------------------------------------------
   Total ...............      $674    100.0%       $753     100.0%      $972     100.0%      $1,166     100.0%    $1,259     100.0%
====================================================================================================================================

STATISTICAL INFORMATION


AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS


                                                                             1999                                 1998
                                                              ----------------------------------     ------------------------------
                                                                                                                            AVERAGE
YEAR ENDED DECEMBER 31                                         AVERAGE                   AVERAGE      AVERAGE                YIELDS/
TAXABLE-EQUIVALENT BASIS, DOLLARS IN MILLIONS                 BALANCES   INTEREST   YIELDS/RATES     BALANCES   INTEREST      RATES
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets
    Loans held for sale.....................................    $3,986       $291           7.30%      $3,371      $233        6.91%
    Securities available for sale
       U.S. Treasury, government agencies
          and corporations..................................     4,440        229           5.16        4,910       272        5.54
        Other debt..........................................     3,441        216           6.28        1,913       122        6.38
        Other...............................................       673         42           6.24          551        36        6.53
---------------------------------------------------------------------------------                   ----------------------
          Total securities available for sale...............     8,554        487           5.70        7,374       430        5.83
    Loans, net of unearned income
        Consumer............................................    10,314        844           8.18       11,073       940        8.49
        Credit card.........................................       672        100          14.88        3,849       538       13.98
        Residential mortgage................................    12,451        871           7.00       12,496       905        7.24
        Commercial .........................................    23,084      1,792           7.76       22,773     1,794        7.88
        Commercial real estate..............................     3,362        265           7.88        3,279       277        8.45
        Other...............................................     3,096        222           7.17        2,223       157        7.06
---------------------------------------------------------------------------------                   ----------------------
          Total loans, net of unearned income...............    52,979      4,094           7.73       55,693     4,611        8.28
    Other...................................................     1,117         71           6.36        1,001        65        6.49
---------------------------------------------------------------------------------                   ----------------------
        Total interest-earning
          assets/interest income............................    66,636      4,943           7.42       67,439     5,339        7.92
Noninterest-earning assets
    Allowance for credit losses.............................      (695)                                  (863)
    Cash and due from banks.................................     2,103                                  2,227
    Other assets............................................     6,776                                  5,823
----------------------------------------------------------------------                              ------------
        Total assets........................................   $74,820                                $74,626
======================================================================                              ============
LIABILITIES, CAPITAL SECURITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
    Interest-bearing deposits
        Demand and money market.............................   $17,698        493           2.79      $14,820       439        2.96
        Savings.............................................     2,390         39           1.63        2,620        51        1.95
        Other time..........................................    15,734        793           5.04       17,206       929        5.40
        Deposits in foreign offices.........................       872         44           5.05          935        52        5.56
---------------------------------------------------------------------------------                   ----------------------
          Total interest-bearing deposits...................    36,694      1,369           3.73       35,581     1,471        4.13
    Borrowed funds
        Federal funds purchased.............................     1,662         84           5.05        2,526       139        5.50
        Repurchase agreements...............................     1,890         75           3.97        1,592        75        4.71
        Bank notes and senior debt..........................     8,517        457           5.37       10,657       605        5.68
        Other borrowed funds................................     6,474        349           5.39        5,235       310        5.92
        Subordinated debt...................................     2,051        154           7.51        1,799       140        7.78
---------------------------------------------------------------------------------                   ----------------------
          Total borrowed funds..............................    20,594      1,119           5.43       21,809     1,269        5.82
---------------------------------------------------------------------------------                   ----------------------
        Total interest-bearing
          liabilities/interest expense......................    57,288      2,488           4.34       57,390     2,740        4.77
Noninterest-bearing liabilities and shareholders' equity
    Demand and other noninterest-bearing
        deposits............................................     8,610                                  9,315
    Accrued expenses and other liabilities..................     2,204                                  1,578
    Mandatorily redeemable capital securities
        of subsidiary trusts................................       848                                    762
    Shareholders' equity....................................     5,870                                  5,581
----------------------------------------------------------------------                           ------------
        Total liabilities, capital securities and
            shareholders' equity............................   $74,820                                $74,626
====================================================================================================================================
Interest rate spread                                                                        3.08                               3.15
        Impact of noninterest-bearing sources                                                .60                                .70
------------------------------------------------------------------------------------------------------------------------------------
        Net interest income/margin..........................               $2,455           3.68%                $2,599        3.85%
====================================================================================================================================


LOAN FEES FOR EACH OF THE FIVE YEARS ENDED DECEMBER 31, 1999, 1998, 1997, 1996 AND 1995 WERE $120 MILLION, $107 MILLION, $89 MILLION, $93 MILLION AND $82 MILLION, RESPECTIVELY.

NONACCRUAL LOANS ARE INCLUDED IN LOANS, NET OF UNEARNED INCOME. THE IMPACT OF FINANCIAL DERIVATIVES USED IN INTEREST RATE RISK MANAGEMENT IS INCLUDED IN THE INTEREST INCOME/EXPENSE AND AVERAGE YIELDS/RATES OF THE RELATED ASSETS AND LIABILITIES. AVERAGE BALANCES OF SECURITIES AVAILABLE FOR SALE ARE BASED ON AMORTIZED HISTORICAL COST (EXCLUDING SFAS NO. 115 ADJUSTMENTS TO FAIR VALUE).

                    1997                                            1996                                  1995
--------------------------------------------      -------------------------------------    -------------------------------------

  AVERAGE                            AVERAGE       AVERAGE                     AVERAGE      AVERAGE                      AVERAGE
 BALANCES        INTEREST       YIELDS/RATES      BALANCES    INTEREST     YIELDS/RATES    BALANCES     INTEREST    YIELDS/RATES
--------------------------------------------------------------------------------------------------------------------------------


   $1,417            $104               7.31%       $1,095         $78             7.09%       $725          $54           7.50%


    6,101             364               5.97        10,225         635             6.21      17,706          982           5.55
    2,094             139               6.62         2,719         184             6.78       3,757          259           6.90
      579              43               7.45           606          48             7.91         677           58           8.46
-----------------------------                    ----------------------                    -------------------------
   8, 774             546               6.22        13,550         867             6.40      22,140       1,2999           5.87

   11,291             958               8.48        12,192       1,028             8.43      11,142          958           8.60
    3,558             459              12.92         1,165         163            13.94         871          120          13.76
   13,105             976               7.45        12,049         898             7.45      10,812          808           7.47
   19,014           1,494               7.86        17,727       1,388             7.83      16,562        1,347           8.13
    4,068             359               8.82         4,186         373             8.92       4,304          410           9.54
    1,871             130               6.94         1,797         119             6.63       1,933          130           8.27
-----------------------------                    ----------------------                    -------------------------
   52,907           4,376               8.27        49,116       3,969             8.08      45,624        3,773           6.64
      919              54               5.88           964          59             6.12       1,046           70
-----------------------------                    ----------------------                    -------------------------

   64,017           5,080               7.93        64,725       4,973             7.68      69,535        5,196           7.47

   (1,077)                                          (1,197)                                  (1,319)
    2,920                                            3,163                                    3,044
    4,784                                            4,116                                    3,871
 -----------                                     -------------                             -----------
  $70,644                                          $70,807                                  $75,131
 ===========                                     =============                             ===========



  $13,477             391               2.90       $12,619         332             2.63     $12,254          357           2.91
    2,852              57               1.97         3,445          69             2.02       3,732           90           2.40
   17,441             948               5.44        18,307         981             5.36      17,758          984           5.54
    1,094              61               5.58           846          46             5.44       1,974          121           6.13
-----------------------------                    ----------------------                    -------------------------
   34,864           1,457               4.18        35,217       1,428             4.06      35,718        1,552           4.34

    2,834             158               5.57         3,157         171             5.41       5,200          315           6.06
      812              43               5.36         2,030         110             5.41       6,514          398           6.11
    9,130             523               5.72         8,139         454             5.57       6,326          384           6.07
    4,304             256               5.96         3,630         223             6.14       4,138          282           6.81
    1,514             119               7.87         1,358         108             7.98         998           76           7.64
-----------------------------                    ----------------------                    -------------------------
   18,594           1,099               5.91        18,314       1,066             5.82      23,176        1,455           6.28
-----------------------------                    ----------------------                    -------------------------

   53,458           2,556               4.78        53,531       2,494             4.66      58,894        3,007           5.10


    9,670                                            9,900                                    9,112
    1,501                                            1,529                                    1,341

      537                                               19
    5,478                                            5,828                                    5,784
 -----------                                     -------------                            -----------

  $70,644                                          $70,807                                  $75,131
================================================================================================================================
                                        3.15                                       3.02                                    2.37
                                         .79                                        .81                                     .78
--------------------------------------------------------------------------------------------------------------------------------
                   $2,524               3.94%                   $2,479             3.83%                  $2,189           3.15%
================================================================================================================================




86|87

SHORT-TERM BORROWINGS

Federal funds purchased include overnight borrowings and term federal funds, which are payable on demand. Repurchase agreements generally have maturities of 18 months or less. Presented below are total bank notes of the Corporation, of which approximately 58.1% mature in 2000. Other short-term borrowings consist primarily of U.S. Treasury, tax and loan borrowings which are payable on demand and commercial paper which is issued in maturities not to exceed nine months. At December 31, 1999, 1998 and 1997, $3.1 billion, $3.4 billion and $997 million, respectively, notional value of interest rate swaps were designated to borrowed funds. The effect of these swaps is included in the rates set forth in the table.


SHORT-TERM BORROWINGS

                                              1999                        1998                     1997
                                     ----------------------      ----------------------    -------------------
DOLLARS IN MILLIONS                  AMOUNT           RATE        AMOUNT        RATE        AMOUNT      RATE
------------------------------------------------------------------------------------------------------------------
Federal funds purchased
   Year-end balance ........         $1,281           4.05%         $390        5.17%       $3,632       6.30%
   Average during year .....          1,662           5.05         2,526        5.50         2,834       5.57
   Maximum month-end
     balance during year ...          2,671                        3,139                     4,459
Repurchase agreements
   Year-end balance ........          1,122           4.77         1,669        3.47           714       6.03
   Average during year .....          1,890           3.97         1,592        4.71           812       5.36
   Maximum month-end balance
     during year ...........          2,785                        2,015                       946
Bank notes
   Year-end balance ........          6,354           6.25        10,234        5.32         9,656       5.75
   Average during year .....          8,224           5.29        10,505        5.65         9,068       5.61
   Maximum month-end balance
     during year ...........          9,775                       12,008                    10,391
Other
   Year-end balance ........            956           5.64           513        4.16           946       5.81
   Average during year .....            654           6.00         1,047        5.84         1,671       5.65
   Maximum month-end balance
     during year ...........          1,192                        2,069                     2,574
------------------------------------------------------------------------------------------------------------------


LOAN MATURITIES AND INTEREST SENSITIVITY


DECEMBER 31, 1999          1 YEAR     1 THROUGH      AFTER 5         GROSS
IN MILLIONS                OR LESS      5 YEARS        YEARS         LOANS
----------------------------------------------------------------------------
Commercial ..........       $7,937      $10,304       $3,227       $21,468
Real estate project .          889          930          150         1,969
----------------------------------------------------------------------------
   Total ............       $8,826      $11,234       $3,377       $23,437
----------------------------------------------------------------------------
Loans with
   Predetermined rate         $834       $1,453         $875        $3,162
   Floating rate ....        7,992        9,781        2,502        20,275
----------------------------------------------------------------------------
   Total ............       $8,826      $11,234       $3,377       $23,437
============================================================================

At December 31, 1999, $9.7 billion of interest rate swaps, caps and floors designated to commercial and commercial real estate loans altered the interest rate characteristics of such loans, the impact of which is not reflected in the above table.


TIME DEPOSITS OF $100,000 OR MORE

Time deposits in foreign offices totaled $3.2 billion, substantially all of which are in denominations of $100,000 or more. The following table sets forth maturities of domestic time deposits of $100,000 or more:


                                             CERTIFICATES
DECEMBER 31, 1999 - IN MILLIONS                OF DEPOSIT
----------------------------------------------------------
Three months or less .......................       $1,512
Over three through six months ..............          614
Over six through twelve months .............          497
Over twelve months .........................        1,017
----------------------------------------------------------
   Total ...................................       $3,640
==========================================================



88|89

EXECUTIVE MANAGEMENT



OFFICE OF THE CHAIRMAN

THOMAS H. O'BRIEN (1)
Chairman and
Chief Executive Officer
37 years of service


JAMES E. ROHR (1)
President and
Chief Operating Officer
27 years of service


WALTER E. GREGG, JR. (1)
Vice Chairman
25 years of service



BUSINESS CEOS

J. RICHARD CARNALL
Chairman and
Chief Executive Officer
PFPC
30 years of service

LAURENCE D. FINK
Chairman and
Chief Executive Officer
BlackRock
5 years of service

JOSEPH C. GUYAUX (1)
Chief Executive Officer
PNC Bank
Regional Community Banking
Executive Vice President*
27 years of service

RALPH S. MICHAEL, III (1)
Chief Executive Officer
PNC Bank-Corporate Banking
Executive Vice President*
20 years of service

SAIYID T. NAQVI
President and
Chief Executive Officer
PNC Mortgage
14 years of service

BRUCE E. ROBBINS (1)
Chief Executive Officer
PNC Secured Finance
Executive Vice President*
26 years of service

THOMAS K. WHITFORD (1)
Chief Executive Officer
PNC Advisors
Executive Vice President*
16 years of service



CORPORATE OFFICERS*
EVA T. BLUM
Senior Vice President
and Director
Comprehensive Risk
Management and Compliance
22 years of service

ROBERT L. HAUNSCHILD (1)
Senior Vice President and
Chief Financial Officer
9 years of service

DENISE THORNE JOHNSON
Senior Vice President and
Chief Marketing Officer
2 years of service

RANDALL C. KING
Senior Vice President and
Treasurer
17 years of service

THOMAS S. KUNZ
Senior Vice President
Director of e-Commerce
16 years of service

THOMAS E. PAISLEY, III (1)
Senior Vice President and
Chairman
Corporate Credit Policy Committee
28 years of service

SAMUEL R. PATTERSON (1)
Controller
13 years of service

HELEN P. PUDLIN (1)
Senior Vice President and
General Counsel
10 years of service

WILLIAM E. ROSNER
Senior Vice President
Corporate Human Resources
5 years of service

Timothy G. Shack
Executive Vice President and
Chief Information Officer
23 years of service



REGIONAL PRESIDENTS

DENNIS P. BRENCKLE
President
Central PA Region
PNC Bank, N.A.
30 years of service

PETER K. CLASSEN
President
Northeast PA and
New Jersey Regions
PNC Bank, N.A.
14 years of service

JOHN C. HALLER
President
Ohio/N. Kentucky Region
PNC Bank, N.A.
24 years of service


MICHAEL N. HARRELD
President
Kentucky/Indiana Region
PNC Bank, N.A.
31 years of service

SY HOLZER
President
Pittsburgh Region
PNC Bank, N.A.
29 years of service

CALVERT A. MORGAN, JR.
Chairman, President and
Chief Executive Officer
PNC Bank, Delaware
29 years of service

MARLENE D. MOSCO
President
Northwest PA Region
PNC Bank, N.A.
32 years of service

RICHARD L. SMOOT
President and
Chief Executive Officer
Philadelphia/S. Jersey Region
PNC Bank, N.A.
13 years of service

WILLIAM H. TURNER
Chairman
New Jersey Region
PNC Bank, N.A.
3 years of service


1   EXECUTIVE OFFICER

*   OF THE PNC FINANCIAL
    SERVICES GROUP, INC.

CORPORATE INFORMATION

CORPORATE HEADQUARTERS
The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

STOCK LISTING
The PNC Financial Services Group, Inc. common stock is listed on the New York Stock Exchange ("NYSE") under the symbol PNC. At the close of business on February 17, 2000, there were 60,543 common shareholders of record.

INTERNET INFORMATION
Information on The PNC Financial Services Group, Inc.'s financial results and its products and services is available on the Internet at www.pnc.com.

FINANCIAL INFORMATION
The Annual Report on Form 10-K is filed with the Securities and Exchange Commission ("SEC"). Copies of this document and other filings, including Exhibits thereto, may be obtained electronically at the SEC's home page at www.sec.gov. Copies also may be obtained without charge by writing to Lynn Fox Evans, Director of Financial Reporting, at corporate headquarters, by calling
(412) 762-1553 or via e-mail to financial.reporting@pncbank.com.

INQUIRIES
For financial services call 1-888-PNC-2265. Individual shareholders should contact Shareholder Relations at (800) 982-7652.

   Analysts and institutional investors should contact William H. Callihan, Vice President, Investor Relations, at (412) 762-8257 or investor.relations@pncbank.com.

   News media representatives and others seeking general information should contact R. Jeep Bryant, Director of Corporate Communications, at (412) 762-8221 or via e-mail at corporate.communications@pncbank.com.

TRUST PROXY VOTING
Reports of 1999 nonroutine proxy voting by the trust divisions of The PNC Financial Services Group, Inc. are available by writing to Thomas R. Moore, Corporate Secretary, at corporate headquarters.

ANNUAL SHAREHOLDERS MEETING

All shareholders are invited to attend the PNC Financial Services Group, Inc. Annual Meeting on Tuesday, April 25, 2000, at 11 a.m., eastern standard time, on the 15th floor of One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania.

COMMON STOCK PRICES/DIVIDENDS DECLARED
The table below sets forth by quarter the range of high and low sale and quarter-end closing prices for The PNC Financial Services Group, Inc. common stock and the cash dividends declared per common share.

------------------------------------------------------------------
                                                            CASH
                                                       DIVIDENDS
1999 QUARTER                  HIGH     LOW     CLOSE    DECLARED
------------------------------------------------------------------

First                      $59.750  $47.000  $55.563      $ .41
Second                      60.125   54.375   57.625        .41
Third                       58.063   49.688   52.688        .41
Fourth                      62.000   43.000   44.500        .45
------------------------------------------------------------------
   Total                                                  $1.68
------------------------------------------------------------------


                                                           CASH
                                                      DIVIDENDS
1998 QUARTER                  HIGH      LOW    CLOSE   DECLARED
------------------------------------------------------------------
First                      $61.625  $49.500  $59.938      $ .39
Second                      66.750   53.813   53.875        .39
Third                       60.000   41.625   45.000        .39
Fourth                      54.625   38.750   54.000        .41
------------------------------------------------------------------
   Total                                                  $1.58
------------------------------------------------------------------


DIVIDEND POLICY
Holders of The PNC Financial Services Group, Inc. common stock are entitled to receive dividends when declared by the Board of Directors out of funds legally available. The Board presently intends to continue the policy of paying quarterly cash dividends. However, future dividends will depend on earnings, the financial condition of The PNC Financial Services Group, Inc. and other factors including applicable government regulations and policies and contractual restrictions.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
The PNC Financial Services Group, Inc. dividend reinvestment and stock purchase plan enables holders of common and preferred stock to purchase additional shares of common stock conveniently and without paying brokerage commissions or service charges. A prospectus and enrollment card may be obtained by writing to Shareholder Relations at corporate headquarters.

REGISTRAR AND TRANSFER AGENT
The Chase Manhattan Bank
P.O. Box 590
Ridgefield Park, New Jersey 07660
(800) 982-7652