Form 10-K405, Exhibit 13
period 2000-12-31
PNC FINANCIAL SERVICES GROUP INC
filed 2001-03-12
CIK 713676

                                                                     Exhibit 13

TABLE OF CONTENTS
The PNC Financial Services Group, Inc.


FINANCIAL REVIEW

33   Selected Consolidated Financial Data

34   Overview

35   Review of Businesses

37   Community Banking

38   Corporate Banking

39   PNC Real Estate Finance

40   PNC Business Credit

41   PNC Advisors

42   BlackRock

43   PFPC

44   Consolidated Income Statement Review

46   Consolidated Balance Sheet Review

48   Risk Factors

49   Risk Management

56   1999 Versus 1998

58   Forward-Looking Statements


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

64   NOTE 1 - Accounting Policies

68   NOTE 2 - Discontinued Operations

68   NOTE 3 - Sale of Subsidiary Stock

69   NOTE 4 - Cash Flows

69   NOTE 5 - Trading Activities

69   NOTE 6 - Securities Available for Sale

70   NOTE 7 - Loans and Commitments to Extend Credit

71   NOTE 8 - Nonperforming Assets

72   NOTE 9 - Allowance for Credit Losses

72   NOTE 10 - Premises, Equipment and Leasehold Improvements

72   NOTE 11 - Goodwill and Other Amortizable Assets

72   NOTE 12 - Securitizations

73   NOTE 13 - Deposits

73   NOTE 14 - Borrowed Funds

73   NOTE 15 - Capital Securities of Subsidiary Trusts

73   NOTE 16 - Shareholders' Equity

74   NOTE 17 - Regulatory Matters

75   NOTE 18 - Financial Derivatives

76   NOTE 19 - Employee Benefit Plans

78   NOTE 20 - Stock-Based Compensation Plans

79   NOTE 21 - Income Taxes

80   NOTE 22 - Segment Reporting

82   NOTE 23 - Earnings Per Share

83   NOTE 24 - Comprehensive Income

83   NOTE 25 - Litigation

83   NOTE 26 - Fair Value of Financial Instruments

84   NOTE 27 - Unused Line of Credit

85   NOTE 28 - Parent Company


STATISTICAL INFORMATION

86   Selected Quarterly Financial Data

87   Analysis of Year-to-Year Changes in Net Interest Income

88   Average Consolidated Balance Sheet and Net Interest Analysis

90   Allowance for Credit Losses

91   Short-Term Borrowings

91   Loan Maturities and Interest Sensitivity

91   Time Deposits of $100,000 or More



| 32

FINANCIAL REVIEW
The PNC Financial Services Group, Inc.


SELECTED CONSOLIDATED FINANCIAL DATA

                                                        --------------------------------------------------------------------------
Year ended December 31
Dollars in millions, except per share data                    2000         1999            1998           1997           1996
==================================================================================================================================
SUMMARY OF OPERATIONS
Interest income .....................................      $4,732        $4,583          $5,024         $4,912          $4,812
Interest expense ....................................       2,568         2,239           2,536          2,467           2,413
----------------------------------------------------------------------------------------------------------------------------------
Net interest income .................................       2,164         2,344           2,488          2,445           2,399
Provision for credit losses .........................         136           163             225             70
Noninterest income before net securities gains ......       2,871         2,428           2,070          1,583           1,217
Net securities gains ................................          20            22              16             40              22
Noninterest expense .................................       3,071         2,843           2,698          2,403           2,112
----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
 income taxes .......................................       1,848         1,788           1,651          1,595           1,526
Income taxes ........................................         634           586             571            557             535
----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations ...................       1,214         1,202           1,080          1,038             991
Income from discontinued operations .................          65            62              35             14               1
----------------------------------------------------------------------------------------------------------------------------------
Net income ..........................................      $1,279        $1,264          $1,115         $1,052            $992
==================================================================================================================================
PER COMMON SHARE DATA
Basic earnings
   Continuing operations ............................       $4.12         $3.98           $3.53          $3.29           $2.91
   Discontinued operations ..........................         .23           .21             .11            .04
   Net income .......................................        4.35          4.19            3.64           3.33            2.91
Diluted earnings
   Continuing operations ............................        4.09          3.94            3.49           3.24            2.88
   Discontinued operations ..........................         .22           .21             .11            .04
   Net income .......................................        4.31          4.15            3.60           3.28            2.88
Diluted cash earnings (a)
   Continuing operations ............................        4.48          4.21            3.70           3.40            3.02
   Discontinued operations ..........................         .22           .21             .12            .05             .02
   Net income .......................................        4.70          4.42            3.82           3.45            3.04
Book value ..........................................       21.88         19.23           18.86          16.87           17.13
Cash dividends declared .............................        1.83          1.68            1.58           1.50            1.42
==================================================================================================================================
BALANCE SHEET HIGHLIGHTS
   (at December 31)
Assets ..............................................     $69,844       $69,286         $70,754        $71,694         $71,312
Earning assets ......................................      59,373        60,268          63,547         63,798          64,028
Loans, net of unearned income .......................      50,601        49,673          57,633         54,235          51,791
Securities available for sale .......................       5,902         5,960           4,472          8,040          11,512
Loans held for sale .................................       1,655         3,477             467             18              40
Deposits ............................................      47,664        45,802          46,150         46,956          45,043
Borrowed funds ......................................      11,718        14,229          15,939         16,958          18,345
Shareholders' equity ................................       6,656         5,946           6,043          5,384           5,869
Common shareholders' equity .........................       6,344         5,633           5,729          5,069           5,553
==================================================================================================================================
SELECTED RATIOS
FROM CONTINUING OPERATIONS
Return on
   Average common shareholders' equity ..............       20.52%        21.29%          20.14%         19.74%          17.15%
   Average assets ...................................        1.76          1.76            1.55           1.52            1.44
Net interest margin .................................        3.64          3.86            3.99           3.98            3.85
Noninterest income to total revenue .................       56.99         50.87           45.35          39.61           33.73
Efficiency (b) ......................................       56.85         55.54           54.81          55.33           55.87
FROM NET INCOME
Return on
   Average common shareholders' equity ..............       21.63         22.41           20.81          20.01           17.18
   Average assets ...................................        1.68          1.69            1.49           1.49            1.40
Net interest margin .................................        3.37          3.68            3.85           3.94            3.83
Noninterest income to total revenue .................       59.28         52.79           46.97          41.29           35.68
Efficiency (c) ......................................       55.17         54.82           54.76          56.07           56.95
Dividend payout .....................................       42.06         40.22           43.43          45.39           48.89
Leverage (d) ........................................        8.03          6.61            7.28           7.30            7.70
Common shareholders' equity to assets ...............        9.08          8.13            8.10           7.07            7.79
Average common shareholders' equity to average assets        8.44          8.13            7.56           7.57            8.32
==================================================================================================================================

(a) Excludes amortization of goodwill.
(b) Excludes amortization and distributions on capital securities.
(c) Excludes amortization, distributions on capital securities and residential mortgage banking risk management activities.
(d) Includes discontinued operations in the years 1996 through 1999.




                                                                            33 |

This Financial Review should be read in conjunction with The PNC Financial Services Group, Inc. and subsidiaries' ("Corporation" or "PNC") Consolidated Financial Statements and Statistical Information included herein. For information regarding business risks, see the Risk Management and Risk Factors sections in this Financial Review. Also, see the Forward-Looking Statements
section in this Financial Review for other factors that could cause actual results to differ materially from forward-looking statements or historical performance.


OVERVIEW

THE PNC FINANCIAL SERVICES GROUP, INC.

The Corporation is one of the largest diversified financial services companies in the United States, operating community banking, corporate banking, real estate finance, asset-based lending, wealth management, asset management and global fund services businesses. The Corporation provides certain products and services nationally and others in PNC's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky. The Corporation also provides certain products and services internationally.

     Financial services organizations today are challenged to demonstrate that they can generate sustainable and consistent earnings growth in an increasingly competitive and volatile environment. PNC has responded to these challenges by aggressively pursuing strategies designed to achieve more consistent results. These strategies include repositioning leverage-based businesses and improving the earnings stream by building a diverse group of higher-valuation businesses. Increasing contributions from growth businesses, including asset management and processing and the fee-based segments within PNC's banking franchise, have strengthened the Corporation's revenue and earnings mix. In addition, the Corporation seeks to enhance consolidated value by leveraging technology, information, branding, marketing and financial resources across all businesses.

     As a result of these strategies, PNC's financial characteristics have changed significantly over the past five years. Noninterest income grew 23% annualized during this time period while net interest income decreased by approximately $300 million and total assets declined by $3.4 billion. Noninterest income to total revenue increased from 36% in 1996 to 59% in 2000. The loan to deposit ratio improved from 113% to 106% as a result of exiting lower-return lending businesses, while growing the deposit franchise. Over this period, return on average common shareholders' equity improved from 17% to 22%.

     As part of this transition, the Corporation implemented a number of initiatives designed to improve the risk/return characteristics of its lending businesses. These included the sale of the credit card business and exiting or downsizing certain non-strategic lending businesses.

     On October 2, 2000, PNC announced that it reached a definitive agreement to sell its residential mortgage banking business. The capital made available by the sale will be redeployed in a number of ways, which may include repurchasing common stock, continuing to reduce balance sheet leverage, reducing debt and making targeted investments in higher-growth businesses. The amount of capital available for redeployment and the income statement impact of the sale will depend on fair market values and other factors, and will not be determined until final settlement. The transaction closed on January 31, 2001.

     PNC also expanded its fee-based services by acquiring Investor Services Group ("ISG") in December 1999. The combination of ISG with PFPC, the Corporation's global fund services subsidiary, created one of the nation's leading full-service processors for pooled investment products.

     Other strategic acquisitions during 2000 included Automated Business Development Corp. ("ABD"), the leading provider of blue sky compliance services to the mutual fund industry, Univest Financial Group LLC ("Univest"), a privately held provider of technology and data management services to the commercial real estate finance industry, and the origination and servicing business of U.B. Vehicle Leasing Inc.

SUMMARY FINANCIAL RESULTS

Consolidated net income for 2000 was $1.279 billion or $4.31 per diluted share, a 10% increase compared with core earnings per diluted share for 1999. Return on average common shareholders' equity was 21.63% and return on average assets was 1.68% for 2000 compared with core returns of 21.24% and 1.60%, respectively, a year ago. Cash earnings per diluted share, which exclude goodwill amortization, were $4.70 for 2000, a 12% increase compared with core cash earnings per diluted share a year ago. Core earnings for the prior year exclude one-time gains that were partially offset by the cost of certain strategic initiatives. Reported earnings for 1999 were $1.264 billion or $4.15 per diluted share.

     The residential mortgage banking business is reflected in discontinued operations throughout the Corporation's consolidated financial statements. Accordingly, the earnings and net assets of the residential mortgage banking business are shown separately on one line in the income statement and balance sheet, respectively, for all periods presented.



| 34

EFFECT OF DISCONTINUED OPERATIONS

                                               -----------------------------------
Year ended December 31                            2000         1999         1999
Dollars in millions, except per share data    Reported         Core     Reported
==================================================================================
Income from continuing
   operations ...............................   $1,214       $1,137       $1,202
Discontinued operations .....................       65           62           62
----------------------------------------------------------------------------------
   Total net income .........................   $1,279       $1,199       $1,264
==================================================================================
Diluted EPS - continuing
   operations ...............................    $4.09        $3.72        $3.94
Discontinued operations .....................      .22          .21          .21
----------------------------------------------------------------------------------
   Total diluted EPS ........................    $4.31        $3.93        $4.15
==================================================================================
Cash diluted EPS - continuing
   operations (a) ...........................    $4.48        $4.00        $4.21
Discontinued operations (a) .................      .22          .21          .21
----------------------------------------------------------------------------------
   Total cash diluted EPS (a)................    $4.70        $4.21        $4.42
==================================================================================

(a) Excludes amortization of goodwill.

The remainder of the discussion and information in this Financial Review reflects continuing operations, unless otherwise noted.

     Earnings from continuing operations for 2000 of $1.214 billion or $4.09 per diluted share increased 10% compared with core earnings per diluted share for 1999.

     Taxable-equivalent net interest income was $2.182 billion for 2000, a $184 million decrease compared with 1999. The net interest margin was 3.64% for 2000 compared with 3.86% for 1999. The decreases were primarily due to funding costs related to the ISG acquisition, changes in balance sheet composition and a higher interest rate environment in 2000.

     The provision for credit losses was $136 million for 2000 and net charge-offs were $135 million or .27% of average loans. The provision for credit losses was $163 million and net charge-offs were $161 million or .31% of average loans in 1999. The decreases were primarily due to the sale of the credit card business in the first quarter of 1999, partially offset by higher commercial net charge-offs in 2000.

     Noninterest income of $2.891 billion for 2000 increased 28% compared with 1999, excluding non-core items from the prior year, and represented 57% of total revenue. The increase was primarily driven by strong growth in certain fee-based businesses, the impact of the ISG acquisition and higher equity management income. Excluding ISG, noninterest income increased 13% compared with the prior year.

      Noninterest expense was $3.071 billion and the efficiency ratio was 57% in 2000 compared with $2.703 billion and 55%, respectively, in 1999, excluding non-core items. The increases were primarily due to the ISG acquisition. Excluding ISG, noninterest expense increased 2% compared with the prior year.

     Total assets were $69.8 billion at December 31, 2000 compared with $69.3 billion at December 31, 1999. Average earning assets were $59.9 billion for 2000 compared with $61.3 billion for 1999. Average earning assets declined primarily due to a decrease in loans that resulted from the downsizing and exiting of certain non-strategic lending businesses.

     Shareholders' equity totaled $6.7 billion at December 31, 2000. The regulatory capital ratios were 8.03% for leverage, 8.60% for tier I risk-based and 12.57% for total risk-based capital. During 2000, PNC repurchased 6.7 million shares of common stock.

     The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was .71% at December 31, 2000 compared with .61% at December 31, 1999. Nonperforming assets were $372 million at December 31, 2000 compared with $325 million at December 31, 1999. The increase was primarily due to higher commercial nonperforming loans partially offset by lower commercial real estate and residential mortgage nonperforming loans.

     The allowance for credit losses was $675 million and represented 1.33% of total loans and 209% of nonaccrual loans at December 31, 2000. The comparable ratios were 1.36% and 232%, respectively, at December 31, 1999.


REVIEW OF BUSINESSES

PNC operates seven major businesses engaged in community banking, corporate banking, real estate finance, asset-based lending, wealth management, asset management and global fund services: Community Banking, Corporate Banking, PNC Real Estate Finance, PNC Business Credit, PNC Advisors, BlackRock and PFPC.

     Business results are presented based on PNC's management accounting practices and the Corporation's management structure. There is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles; therefore, PNC's business results are not necessarily comparable with similar information for any other financial services institution. Financial results are presented, to the extent practicable, as if each business operated on a stand-alone basis.


                                                                            35 |

     The presentation of business results was changed to reflect the Corporation's operating structure during 2000. Middle market and equipment leasing activities (previously included in Community Banking) are reported in Corporate Banking. In addition, PNC Real Estate Finance and PNC Business Credit are reported separately within PNC Secured Finance. Regional real estate lending activities (previously included in Community Banking) are reported in PNC Real Estate Finance. Business financial results for 2000 and 1999 are presented consistent with this structure.

     The management accounting process uses various balance sheet and income statement assignments and transfers to measure performance of the businesses. Methodologies change from time to time as management accounting practices are enhanced and businesses change. Securities or borrowings and related net interest income are assigned based on the net asset or liability position of each business. Capital is assigned based on management's assessment of inherent risks and equity levels at independent companies providing similar products and services. The allowance for credit losses is allocated to the businesses based on management's assessment of risk inherent in the loan portfolios. Support areas not directly aligned with the businesses are allocated primarily based on the utilization of services.

     Total business financial results differ from consolidated results from continuing operations primarily due to differences between management accounting practices and generally accepted accounting principles, divested and exited businesses, equity management activities, minority interests, residual asset and liability management activities, eliminations and unassigned items, the impact of which is reflected in the "Other" category. The results of the residential mortgage banking business, previously PNC Mortgage, are included in results from discontinued operations.


RESULTS OF BUSINESSES


                                               ------------------------------------------------------------------------------------
                                                                            Revenue              Return on
                                                     Earnings      (taxable-equivalent basis) Assigned Capital    Average Assets
                                               ------------------------------------------------------------------------------------
Year ended December 31 - dollars in millions       2000      1999         2000        1999       2000    1999       2000      1999
===================================================================================================================================
PNC Bank
   Community Banking .......................       $590      $543       $2,033      $1,968       22%      21%    $38,958   $37,502
   Corporate Banking .......................        244       246          839         745       20       21      16,382    15,587
--------------------------------------------------------------------------------------------                     -----------------
     Total PNC Bank ........................        834       789        2,872       2,713       22       21      55,340    53,089
--------------------------------------------------------------------------------------------                     -----------------
PNC Secured Finance
   PNC Real Estate Finance .................         82        74          220         212       21       19       5,506     5,554
   PNC Business Credit .....................         49        29          119          82       32       25       2,271     1,759
--------------------------------------------------------------------------------------------                     -----------------
     Total PNC Secured Finance .............        131       103          339         294       24       20       7,777     7,313
--------------------------------------------------------------------------------------------                     -----------------
Asset Management
   PNC Advisors ............................        173       147          792         738       32       27       3,500     3,353
   BlackRock ...............................         87        59          477         381       27       36         537       448
   PFPC ....................................         47        45          690         264       22       40       1,578       308
--------------------------------------------------------------------------------------------                     -----------------
     Total Asset Management ................        307       251        1,959       1,383       28       30       5,615     4,109
--------------------------------------------------------------------------------------------                     -----------------
   Total businesses ........................      1,272     1,143        5,170       4,390       23       23      68,732    64,511
Other ......................................        (58)       (6)         (97)        227                          (241)    3,403
--------------------------------------------------------------------------------------------                     -----------------
Results from continuing operations - core ..      1,214     1,137        5,073       4,617       21       20      68,491    67,914
Gain on sale of credit card business .......                  125                      193
Gain on sale of equity interest in EPS .....                   63                       97
BlackRock IPO gain .........................                   59                       64
Branch gains ...............................                   17                       27
Gain on sale of Concord stock net of
   PNC Foundation contribution .............                   16                       41
Wholesale lending repositioning ............                 (126)                    (195)
Costs related to efficiency initiatives ....                  (64)
Write-down of an equity investment .........                  (18)                     (28)
Mall ATM buyout ............................                   (7)
--------------------------------------------------------------------------------------------                     -----------------
Results from continuing operations -
    reported ...............................      1,214     1,202        5,073       4,816       21       21      68,491    67,914
Results from discontinued operations .......         65        62          307         384       13       14         487       449
--------------------------------------------------------------------------------------------                     -----------------
   Total consolidated - reported ...........     $1,279    $1,264       $5,380      $5,200       22       22     $68,978   $68,363
==================================================================================================================================



| 36

COMMUNITY BANKING


Year ended December 31                      ------------------------
Dollars in millions                            2000         1999
====================================================================
INCOME STATEMENT
Net interest income ......................   $1,414       $1,418
Noninterest income .......................      619          550
--------------------------------------------------------------------
   Total revenue .........................    2,033        1,968
Provision for credit losses ..............       45           61
Noninterest expense ......................    1,071        1,057
--------------------------------------------------------------------
   Pretax earnings .......................      917          850
Income taxes .............................      327          307
--------------------------------------------------------------------
   Earnings ..............................     $590         $543
====================================================================
AVERAGE BALANCE SHEET
Loans
   Consumer
     Home equity .........................   $5,419       $5,176
     Indirect ............................    1,215        1,945
     Education ...........................      102          849
     Other consumer ......................      795          727
--------------------------------------------------------------------
       Total consumer ....................    7,531        8,697
   Commercial ............................    3,649        3,708
   Residential mortgage ..................   11,619       11,285
   Other .................................    1,466        1,254
--------------------------------------------------------------------
     Total loans .........................   24,265       24,944
Securities available for sale ............    5,539        5,735
Loans held for sale ......................    1,297          510
Assigned assets and other assets .........    7,857        6,313
--------------------------------------------------------------------
   Total assets ..........................  $38,958      $37,502
====================================================================
Deposits
   Noninterest-bearing demand ............   $4,548       $5,000
   Interest-bearing demand ...............    5,428        4,894
   Money market ..........................   10,253        8,990
   Savings ...............................    1,992        2,328
   Certificates ..........................   13,745       13,280
--------------------------------------------------------------------
     Total deposits ......................   35,966       34,492
Other liabilities ........................      363          479
Assigned capital .........................    2,629        2,531
--------------------------------------------------------------------
   Total funds ...........................  $38,958      $37,502
====================================================================
PERFORMANCE RATIOS
Return on assigned capital ...............       22%          21%
Noninterest income to total revenue ......       30           28
Efficiency ...............................       51           52
====================================================================

Community Banking provides deposit, branch-based brokerage, electronic banking and credit products and services to retail customers as well as credit, treasury management and capital markets products and services to small businesses primarily within PNC's geographic region.

     Community Banking's strategic focus is on driving sustainable revenue growth while aggressively managing the revenue/expense relationship. Community Banking utilizes knowledge-based marketing capabilities to analyze customer demographic information, transaction patterns and delivery preferences to develop customized banking packages focused on improving customer satisfaction and profitability.

     Community Banking has also invested heavily in building a sales culture and infrastructure while improving efficiency. Capital investments have been strategically directed towards the expansion of multi-channel distribution, consistent with customer preferences, as well as the delivery of relevant customer information to all distribution channels.

     Community Banking contributed 46% of total business earnings for 2000 compared with 48% for 1999. Earnings increased $47 million or 9% to $590 million for 2000 and the noninterest income to total revenue and efficiency ratios improved. Excluding the impact of downsizing the indirect automobile lending portfolio and the sale of certain branches in the third quarter of 1999, earnings increased 11% in the comparison.

     Total revenue was $2.033 billion for 2000 compared with $1.968 billion for 1999. The increase was primarily due to a $69 million or 13% increase in noninterest income that was driven by higher consumer transaction volume.

     The provision for credit losses for 2000 decreased $16 million or 26% compared with the prior year. The decrease was primarily due to lower net charge-offs related to the downsizing of the indirect automobile lending portfolio.

     Consumer loans declined in the comparison primarily due to the continued downsizing of the indirect automobile lending portfolio and the decision to sell education loans in repayment, which are included in loans held for sale. There was a shift from noninterest-bearing demand deposits to interest-bearing demand deposits due to strategies designed to increase customer satisfaction and retention. Money market deposits increased $1.3 billion or 14% primarily due to successful consumer marketing initiatives.


                                                                            37 |

Corporate Banking



Year ended December 31                       ----------------------------
Dollars in millions                              2000              1999
=========================================================================
INCOME STATEMENT
Credit-related revenue ................          $406              $372
Noncredit revenue .....................           433               373
-------------------------------------------------------------------------
   Total revenue ......................           839               745
Provision for credit losses ...........            79                16
Noninterest expense ...................           384               360
-------------------------------------------------------------------------
   Pretax earnings ....................           376               369
Income taxes ..........................           132               123
-------------------------------------------------------------------------
   Earnings ...........................          $244              $246
=========================================================================
AVERAGE BALANCE SHEET
Loans
   Middle market ......................        $5,866            $5,655
   Specialized industries .............         3,780             3,975
   Large corporate ....................         2,564             2,276
   Leasing ............................         1,844             1,340
   Other ..............................           254               454
-------------------------------------------------------------------------
     Total loans ......................        14,308            13,700
Other assets ..........................         2,074             1,887
-------------------------------------------------------------------------
   Total assets .......................       $16,382           $15,587
=========================================================================
Deposits ..............................        $4,701            $4,499
Assigned funds and other liabilities...        10,452             9,919
Assigned capital ......................         1,229             1,169
-------------------------------------------------------------------------
   Total funds ........................       $16,382           $15,587
=========================================================================
PERFORMANCE RATIOS
Return on assigned capital ............            20%               21%
Noncredit revenue to total revenue ....            52                50
Efficiency ............................            45                48
=========================================================================

Corporate Banking provides credit, equipment leasing, treasury management and capital markets products and services to large and mid-sized corporations, institutions and government entities primarily within PNC's geographic region.

     The strategic focus for Corporate Banking is to emphasize higher-margin noncredit products and services, especially treasury management and capital markets. Lending activities are focused primarily within PNC's geographic region with consideration given to risk/return characteristics and are a complement to sales of noncredit products and services. Loans are syndicated to meet the credit needs of larger borrowers and to reduce and diversify credit exposure. Approximately 40% of the total loan portfolio at December 31, 2000 was the result of syndications.

     Corporate Banking made the decision to exit certain non-strategic lending businesses during 1999. These activities are excluded from business results in both periods presented. Management continues to evaluate opportunities to reduce lending exposure and improve the risk/return characteristics of this business, including the downsizing of certain specialized industry portfolios.

      Corporate Banking contributed 19% of total business earnings for 2000 compared with 21% for 1999. Earnings of $244 million for 2000 were comparable with earnings of $246 million for 1999.

     Total revenue of $839 million for 2000 increased $94 million or 13% compared with the prior year. Average loans and credit-related revenue increased in the period-to-period comparison primarily driven by loans to middle market and large corporate customers that utilize higher-margin noncredit products and services and the expansion of equipment leasing. Noncredit revenue includes noninterest income and the benefit of compensating balances received in lieu of fees. Noncredit revenue increased $60 million or 16% compared with 1999 primarily driven by increases in treasury management and capital markets fees and income associated with equity investments. Noncredit revenue comprised 52% of total revenue for 2000 compared with 50% last year, reflecting the emphasis on sales of fee-based products.

     The provision for credit losses was $79 million for 2000 compared with $16 million for 1999. The higher provision reflected an increase in net charge-offs associated with the impact of a slowing economy primarily on the specialized industry portfolios. The provision for credit losses for 2001 could increase further if the economy continues to deteriorate or asset quality otherwise declines. See Credit Risk in the Risk Management section of this Financial Review for additional information regarding credit risk.

     The increase in noninterest expense in the period-to-period comparison was associated with growth in noncredit products and services.

     Treasury management and capital markets products offered through Corporate Banking are sold by several businesses across the Corporation and related profitability is included in the results of those businesses. Consolidated revenue from treasury management was $341 million for 2000, an 11% increase compared with 1999. Consolidated revenue from capital markets was $133 million for 2000, a 21% increase compared with 1999.



| 38

PNC REAL ESTATE FINANCE



Year ended December 31                        -----------------------------
Dollars in millions                              2000               1999
===========================================================================
INCOME STATEMENT
Net interest income ....................         $115               $112
Noninterest income
   Net commercial mortgage banking .....           68                 64
   Other ...............................           37                 36
---------------------------------------------------------------------------
     Total noninterest income ..........          105                100
---------------------------------------------------------------------------
   Total revenue .......................          220                212
Provision for credit losses ............           (7)                (5)
Noninterest expense ....................          139                126
---------------------------------------------------------------------------
   Pretax earnings .....................           88                 91
Income taxes ...........................            6                 17
---------------------------------------------------------------------------
   Earnings ............................          $82                $74
===========================================================================
AVERAGE BALANCE SHEET
Loans
   Commercial - real estate related.....       $1,970             $2,156
   Commercial real estate ..............        2,424              2,515
---------------------------------------------------------------------------
     Total loans .......................        4,394              4,671
Commercial mortgages held for sale .....          174                124
Other assets ...........................          938                759
---------------------------------------------------------------------------
   Total assets ........................       $5,506             $5,554
===========================================================================
Deposits ...............................         $288               $315
Assigned funds and other liabilities ...        4,834              4,848
Assigned capital .......................          384                391
---------------------------------------------------------------------------
   Total funds .........................       $5,506             $5,554
===========================================================================
PERFORMANCE RATIOS
Return on assigned capital .............           21%                19%
Noninterest income to total revenue ....           48                 47
Efficiency .............................           51                 47
===========================================================================

PNC Real Estate Finance provides credit, capital markets, treasury management, commercial mortgage loan servicing and other products and services to developers, owners and investors in commercial real estate. PNC's commercial real estate financial services platform includes Midland Loan Services, Inc. ("Midland"), one of the largest national servicers of commercial mortgage loans, and Columbia Housing Partners, LP, a national syndicator of affordable housing equity, among other businesses.

     On October 27, 2000, Midland acquired Univest, a privately held provider of technology and data management services to the commercial real estate finance industry. The combined company created one of the nation's leading providers of Web-enabled loan servicing and asset administration solutions for commercial real estate portfolio lenders, financial institutions and commercial mortgage-backed securities.

     Over the past three years, PNC Real Estate Finance has been strategically shifting to a more balanced and valuable revenue stream by focusing on real estate processing businesses, including commercial loan servicing. During 2000, 48% of total revenue was generated by fee-based activities.

     PNC Real Estate Finance made the decision to exit the cyclical mortgage warehouse lending business and certain non-strategic commercial real estate portfolios at the end of 1999. These activities are excluded from business results in both periods presented. Management continues to evaluate opportunities to reduce lending exposure and improve the risk/return characteristics of this business.

     PNC Real Estate Finance contributed 6% of total business earnings for both 2000 and 1999. Earnings increased $8 million or 11% in the year-to-year comparison primarily due to growth in commercial mortgage servicing and the affordable housing business. Average loans decreased 6% reflecting management's strategy to reduce balance sheet leverage.

     Total revenue was $220 million for 2000 compared with $212 million in the prior year. Increases in treasury management and commercial mortgage servicing fees were partially offset by lower commercial mortgage-backed securitization gains.

     The provision for credit losses positively impacted earnings in 2000 and 1999 due to net recoveries in both years. Management does not expect to be in a net recovery position in 2001. See Credit Risk in the Risk Management section of this Financial Review for additional information regarding credit risk.

     Noninterest expense was $139 million and the efficiency ratio was 51% for 2000 compared with $126 million and 47%, respectively, in 1999. The increases were primarily due to non-cash losses on affordable housing equity investments and investments in technology to support the loan servicing platform. The increase in non-cash losses on low income housing investments was more than offset by related income tax credits.


COMMERCIAL MORTGAGE SERVICING PORTFOLIO

                                      -----------------------
In billions                             2000         1999
=============================================================
January 1 ........................       $45          $39
Acquisitions/additions ...........        17           17
Repayments/transfers .............        (8)         (11)
-------------------------------------------------------------
   December 31 ...................       $54          $45
=============================================================



                                                                            39 |

PNC BUSINESS CREDIT



Year ended December 31                     ----------------------
Dollars in millions                          2000          1999
=================================================================
INCOME STATEMENT
Net interest income ....................      $99           $71
Noninterest income .....................       20            11
-----------------------------------------------------------------
   Total revenue .......................      119            82
Provision for credit losses ............       12            11
Noninterest expense ....................       30            25
-----------------------------------------------------------------
   Pretax earnings .....................       77            46
Income taxes ...........................       28            17
-----------------------------------------------------------------
   Earnings ............................      $49           $29
=================================================================
AVERAGE BALANCE SHEET
Loans ..................................   $2,197        $1,726
Other assets ...........................       74            33
-----------------------------------------------------------------
   Total assets ........................   $2,271        $1,759
=================================================================
Deposits ...............................      $66           $50
Assigned funds and other liabilities ...    2,053         1,591
Assigned capital .......................      152           118
-----------------------------------------------------------------
   Total funds .........................   $2,271        $1,759
=================================================================
PERFORMANCE RATIOS
Return on assigned capital .............       32%           25%
Efficiency .............................       24            28
=================================================================


PNC Business Credit provides asset-based lending, capital markets and treasury management products and services to middle market customers on a national basis. PNC Business Credit's lending services include loans secured by accounts receivable, inventory, machinery and equipment, and other collateral, and its customers include manufacturing, wholesale, distribution, retailing and service industry companies.

     PNC Business Credit's strategic focus is to build scale through the disciplined expansion of existing offices as well as the addition of new marketing locations. At December 31, 2000, PNC Business Credit operated 15 offices in 13 states. PNC Business Credit continues to emphasize risk management practices. In addition, a centralized back office is intended to provide consistency to the control environment as well as cost efficiencies.

     PNC Business Credit contributed 4% of total business earnings for 2000 compared with 3% for 1999. Earnings increased $20 million or 69% in the year-to-year comparison to $49 million for 2000.

     Revenue was $119 million for 2000, a $37 million or 45% increase compared with 1999 primarily due to the impact of higher average loans associated with business expansion.

     Noninterest expense was $30 million and the efficiency ratio improved to 24% for 2000 compared with $25 million and 28%, respectively, in 1999. The efficiency ratio improved in the comparison primarily due to economies of scale. The return on assigned capital improved to 32% for 2000 due to strong revenue growth and improved efficiency.

     Management expects the provision for credit losses to increase in 2001 commensurate with a larger loan portfolio. See Credit Risk in the Risk Management section of this Financial Review for additional information regarding credit risk.



| 40

PNC ADVISORS


Year ended December 31                    ------------------------
Dollars in millions                          2000          1999
==================================================================
INCOME STATEMENT
Net interest income ....................     $136          $130
Noninterest income
   Investment management and trust .....      421           388
   Brokerage ...........................      171           149
   Other ...............................       64            71
------------------------------------------------------------------
     Total noninterest income ..........      656           608
------------------------------------------------------------------
   Total revenue .......................      792           738
Provision for credit losses ............        5             7
Noninterest expense ....................      511           494
------------------------------------------------------------------
   Pretax earnings .....................      276           237
Income taxes ...........................      103            90
------------------------------------------------------------------
   Earnings ............................     $173          $147
==================================================================
AVERAGE BALANCE SHEET
Loans
   Residential mortgage ................     $962          $959
   Consumer ............................      965           940
   Commercial ..........................      602           631
   Other ...............................      532           389
------------------------------------------------------------------
     Total loans .......................    3,061         2,919
Other assets ...........................      439           434
------------------------------------------------------------------
   Total assets ........................   $3,500        $3,353
==================================================================
Deposits ...............................   $2,034        $2,164
Assigned funds and other liabilities ...      917           641
Assigned capital .......................      549           548
------------------------------------------------------------------
   Total funds .........................   $3,500        $3,353
==================================================================
PERFORMANCE RATIOS
Return on assigned capital .............       32%           27%
Noninterest income to total revenue ....       83            82
Efficiency .............................       64            66
==================================================================

PNC Advisors provides a full range of tailored investment products and services to affluent individuals and families including full-service brokerage through J.J.B. Hilliard, W.L. Lyons, Inc. ("Hilliard Lyons") and investment advisory services to the ultra-affluent through Hawthorn. PNC Advisors also serves as investment manager and trustee for employee benefit plans and charitable and endowment assets.

     PNC Advisors strives to be the "financial advisor of choice" in the growing high-net-worth market, providing a full range of high-quality, customized and predominantly fee-based investment products and services. PNC Advisors continues to expand Hilliard Lyons throughout the Corporation's geographic region, which includes some of the nation's wealthiest metropolitan areas.

      PNC Advisors contributed 14% of total business earnings for 2000 compared with 13% for 1999. Earnings of $173 million for 2000 increased $26 million or 18% compared with last year.

     Revenue increased $54 million or 7% in the year-to-year comparison despite the impact of weak equity market conditions. The increase was primarily driven by growth in brokerage revenue, resulting from the continued expansion of Hilliard Lyons' distribution network and strong investment management sales. Noninterest expense increased 3% in the year-to-year comparison primarily due to effective expense management initiatives that resulted in improved operating efficiency.


ASSETS UNDER MANAGEMENT (a)

                                       --------------------
December 31 - in billions                2000     1999 (b)
===========================================================
Personal investment management
   and trust ........................     $50      $52
Institutional trust .................      15       14
-----------------------------------------------------------
   Total ............................     $65      $66
===========================================================
(a) Assets under management do not include brokerage assets administered.
(b) Restated to reflect the transfer of assets under management between PNC businesses.

Personal assets under management decreased primarily due to the equity component of customers' portfolios. The weak equity market in 2000 reduced assets under management by approximately $3 billion. This decline was partially offset by new customers' assets added during the year as a result of strong investment sales activity.

     Brokerage assets administered by PNC Advisors were $28 billion at December 31, 2000 compared with $27 billion at December 31, 1999.



                                                                            41 |

BLACKROCK


Year ended December 31                   ------------------------
Dollars in millions                          2000         1999
=================================================================
INCOME STATEMENT
Investment advisory and
   administrative fees ................      $453         $362
Other income ..........................        24           19
-----------------------------------------------------------------
   Total revenue ......................       477          381
Operating expense .....................       248          181
Fund administration and servicing
   costs - affiliates .................        76           79
Amortization ..........................        10           10
-----------------------------------------------------------------
   Total expense ......................       334          270
Operating income ......................       143          111
Nonoperating income (expense) .........         7           (8)
-----------------------------------------------------------------
   Pretax earnings ....................       150          103
Income taxes ..........................        63           44
-----------------------------------------------------------------
   Earnings ...........................       $87          $59
=================================================================
PERIOD-END BALANCE SHEET
Intangible assets .....................      $192         $194
Other assets ..........................       345          254
-----------------------------------------------------------------
   Total assets .......................      $537         $448
=================================================================
Borrowings ............................                    $28
Other liabilities .....................      $169          139
Stockholders' equity ..................       368          281
---------------------------------------------------------------
   Total liabilities and
     stockholders' equity .............      $537         $448
=================================================================
PERFORMANCE DATA
Return on equity ................              27%          36%
Operating margin (a) ............              36           37
Diluted earnings per share ......           $1.35        $1.04(b)
=================================================================

(a) Excludes the impact of fund administration and servicing costs - affiliates.
(b) Proforma diluted earnings per share reflecting the impact of BlackRock's initial public offering ("IPO") were $0.99.

BlackRock is one of the largest publicly traded investment management firms in the United States with $204 billion of assets under management at December 31, 2000. BlackRock manages assets on behalf of institutions and individuals through a variety of fixed income, liquidity, equity and alternative investment separate accounts and mutual funds, including its flagship fund families, BlackRock Funds and BlackRock Provident Institutional Funds. In addition, BlackRock provides risk management and technology services to a growing number of institutional investors under the BlackRock Solutions name.

     BlackRock contributed 7% of total business earnings for 2000 compared with 5% for 1999. Earnings of $87 million for 2000 increased 47% compared with 1999. Total revenue for 2000 increased $96 million or 25% compared with 1999 primarily due to strong growth in investment advisory and administrative fees resulting from higher assets under management. Net asset growth for 2000, including new client mandates and additional funding from existing clients, was $33 billion or 85% of the $39 billion increase in assets under management. The increase in operating expense in the period-to-period comparison supported revenue growth.


ASSETS UNDER MANAGEMENT

                                             ---------------------
December 31 - in billions                       2000       1999
==================================================================
Separate accounts
   Fixed income (a) ........................    $107        $75
   Liquidity ...............................      18         21
   Equity (a) ..............................       9          3
------------------------------------------------------------------
     Total separate accounts ...............     134         99
------------------------------------------------------------------
Mutual funds
   Fixed income ............................      13         13
   Liquidity ...............................      43         37
   Equity ..................................      14         16
------------------------------------------------------------------
     Total mutual funds ....................      70         66
------------------------------------------------------------------
   Total assets under management ...........    $204       $165
==================================================================
Proprietary mutual funds
   BlackRock Funds .........................     $26        $27
   BlackRock Provident Institutional
     Funds .................................      36         26
------------------------------------------------------------------
   Total proprietary mutual funds ..........     $62        $53
==================================================================

(a) Includes alternative investment products.


BlackRock, Inc. is approximately 70% owned by PNC and is listed on the New York Stock Exchange under the symbol BLK. Additional information about BlackRock is available in its filings with the Securities and Exchange Commission ("SEC") and may be obtained electronically at the SEC's home page at www.sec.gov.



| 42

PFPC


Year ended December 31                       -------------------------
Dollars in millions                               2000        1999
=====================================================================
INCOME STATEMENT
Revenue ..................................        $690        $264
Operating expense ........................         501         181
Amortization .............................          31           4
---------------------------------------------------------------------
   Operating income ......................         158          79
Debt financing ...........................          80           7
---------------------------------------------------------------------
   Pretax earnings .......................          78          72
Income taxes .............................          31          27
---------------------------------------------------------------------
   Earnings ..............................         $47         $45
=====================================================================
AVERAGE BALANCE SHEET
Intangible assets ........................      $1,107        $103
Other assets .............................         471         205
---------------------------------------------------------------------
   Total assets ..........................      $1,578        $308
=====================================================================
Assigned funds and other liabilities .....      $1,369        $196
Assigned capital .........................         209         112
---------------------------------------------------------------------
   Total funds ...........................      $1,578        $308
=====================================================================
PERFORMANCE RATIOS
Return on assigned capital ...............          22%         40%
Operating margin .........................          23          30
=====================================================================

Providing a wide range of global fund services to the investment management industry, PFPC is the largest full-service mutual fund transfer agent and second largest provider of mutual fund accounting and administration services in the United States. As an extension of its domestic services, PFPC also provides customized processing services to the international marketplace through its Dublin, Ireland and Luxembourg operations.

     To meet the growing needs of the European marketplace, PFPC will continue its pursuit of offshore expansion. Additionally, PFPC will continue focusing technological resources on targeted Web-based initiatives and exploring strategic alliances.

     On December 1, 1999, PFPC acquired ISG, one of the nation's leading providers of back-office services to mutual funds and retirement plans. The acquisition added key related businesses, including retirement plan servicing, to PFPC's expanding operations. The integration of ISG into PFPC continues as planned and the acquisition was accretive to PNC's earnings in the fourth quarter of 2000. During 2001, PFPC will continue to execute its ISG integration strategy.

     On May 31, 2000, PFPC completed the acquisition of ABD, the leading provider of blue sky compliance services to the mutual fund industry.

     PFPC contributed 4% of total business earnings for both 2000 and 1999. Earnings increased $2 million in the year-to-year comparison primarily due to the impact of the ISG acquisition. Excluding ISG, earnings increased 21% in the period-to-period comparison. Cash earnings, which exclude goodwill amortization, increased 81% to $87 million for 2000, including ISG.

     Revenue of $690 million for 2000 increased $426 million compared with 1999. The acquisition of ISG accounted for $406 million of the increase in revenue. Excluding ISG, revenue increased 22% primarily driven by new and existing client growth. Operating expense increased in the period-to-period comparison and performance ratios were impacted as a result of the ISG acquisition. Excluding ISG, noninterest expense increased 21% commensurate with fee-based revenue growth.

SERVICING STATISTICS

                                        ------------------------
December 31                                2000         1999
================================================================
Accounting/administration
   assets ( $in billions) ..............   $463         $412
Custody assets ( $in billions) .........    437          388
Shareholder accounts (in millions) .....     43           34
================================================================




                                                                            43 |

CONSOLIDATED INCOME STATEMENT REVIEW

NET INTEREST INCOME ANALYSIS

                                              -------------------------------------------------------------------------------------
                                                       Average Balances         Interest Income/Expense      Average Yields/Rates
Taxable-equivalent basis                      -------------------------------  -------------------------  --------------------------
Year ended December 31 - dollars in millions     2000        1999     Change     2000     1999   Change      2000    1999  Change
=============================================================================  =========================  ==========================
Interest-earning assets
   Loans held for sale .....................   $2,507      $1,392     $1,115     $204     $104     $100      8.14%   7.47%     67bp
   Securities available for sale ...........    6,061       6,084        (23)     389      366       23      6.42    6.02      40
   Loans, net of unearned income
     Consumer ..............................    9,177      10,310     (1,133)     791      844      (53)     8.62    8.19      43
     Credit card ...........................                  672       (672)              100     (100)            14.88      NM
     Residential mortgage ..................   12,599      12,258        341      900      859       41      7.14    7.01      13
     Commercial ............................   21,685      23,082     (1,397)   1,839    1,792       47      8.48    7.76      72
     Commercial real estate ................    2,685       3,362       (677)     240      265      (25)     8.94    7.88     106
     Lease financing .......................    3,222       2,564        658      235      182       53      7.29    7.10      19
     Other .................................      650         532        118       55       40       15      8.46    7.52      94
----------------------------------------------------------------------------  -------------------------
       Total loans, net of
       unearned income .....................   50,018      52,780     (2,762)   4,060    4,082      (22)     8.12    7.73      39
   Other ...................................    1,289       1,045        244       97       53       44      7.53    5.07     246
----------------------------------------------------------------------------  -------------------------
     Total interest-earning assets/
       interest income .....................   59,875      61,301     (1,426)   4,750    4,605      145      7.93    7.51      42
Noninterest-earning assets .................    8,616       6,613      2,003
Investment in discontinued
   operations ..............................      487         449         38
----------------------------------------------------------------------------
   Total assets ............................  $68,978     $68,363       $615
============================================================================
Interest-bearing liabilities
   Deposits
     Demand and money market ...............  $18,735     $16,921     $1,814      658      493      165      3.51    2.91      60
     Savings ...............................    2,050       2,390       (340)      36       39       (3)     1.76    1.63      13
     Retail certificates of deposit ........   14,642      14,220        422      826      708      118      5.64    4.98      66
     Other time ............................      621       1,515       (894)      40       85      (45)     6.44    5.61      83
     Deposits in foreign offices ...........    1,473         872        601       93       44       49      6.31    5.05     126
----------------------------------------------------------------------------  -------------------------
       Total interest-bearing
          deposits .........................   37,521      35,918      1,603    1,653    1,369      284      4.41    3.81      60
   Borrowed funds ..........................   13,746      15,466     (1,720)     915      870       45      6.66    5.63     103
----------------------------------------------------------------------------  -------------------------
Total interest-bearing liabilities/
   interest expense ........................   51,267      51,384       (117)   2,568    2,239      329      5.01    4.36      65
                                                                              -------------------------    ----------------------
Noninterest-bearing liabilities,
   capital securities and
   shareholders' equity ....................   17,711      16,979        732
----------------------------------------------------------------------------
   Total liabilities, capital securities
     and shareholders' equity ..............  $68,978     $68,363       $615
============================================================================
Interest rate spread .......................                                                                 2.92    3.15     (23)
Impact of noninterest-bearing
   sources .................................                                                                  .72     .71       1
                                                                                                           ----------------------
   Net interest income/margin ..............                                   $2,182   $2,366    $(184)     3.64%   3.86%    (22)bp
====================================================================================================================================

NM - not meaningful


NET INTEREST INCOME

Changes in net interest income and margin result from the interaction between the volume and composition of earning assets, related yields and associated funding costs. Accordingly, portfolio size, composition and yields earned and funding costs can have a significant impact on net interest income and margin.

     Taxable-equivalent net interest income was $2.182 billion for 2000, a $184 million decrease compared with 1999. The net interest margin was 3.64% for 2000 compared with 3.86% for 1999. The decreases were primarily due to funding costs related to the ISG acquisition, changes in balance sheet composition and a higher interest rate environment in 2000.


| 44

     As a result of the sale of the credit card business and exiting or downsizing certain non-strategic lending businesses, average loans decreased $2.8 billion and represented 84% of average earning assets for 2000 compared with 86% for the prior year. Average loans held for sale increased $1.1 billion in the year-to-year comparison, reflecting the decisions to exit certain non-strategic lending businesses and to sell student loans in repayment.

      Funding cost is affected by the volume and composition of funding sources as well as related rates paid thereon. Average deposits comprised 66% and 65% of total sources of funds for 2000 and 1999, respectively, with the remainder primarily comprised of wholesale funding obtained at prevailing market rates.

     Average demand and money market deposits increased $1.8 billion or 11% to $18.7 billion for 2000, primarily reflecting the impact of strategic marketing initiatives to grow more valuable transaction accounts, while other time deposits decreased in the period-to-period comparison. Average borrowed funds for 2000 decreased $1.7 billion compared with 1999 as lower bank notes and Federal Home Loan Bank borrowings more than offset increases in federal funds purchased, subordinated debt and other borrowed funds. The overall decrease in average borrowed funds was primarily due to the combined impact of deposit growth and a stable level of total assets.


PROVISION FOR CREDIT LOSSES

The provision for credit losses was $136 million for 2000 compared with $163 million for 1999. Net charge-offs were $135 million or .27% of average loans for 2000 compared with $161 million or .31%, respectively, for 1999. The decreases were primarily due to the sale of the credit card business in the first quarter of 1999, partially offset by higher commercial net charge-offs in 2000. PNC's provision for credit losses fully covered net charge-offs in both years. See Credit Risk in the Risk Management section of this Financial Review for additional information regarding credit risk.


NONINTEREST INCOME

Noninterest income was $2.891 billion for 2000 and represented 57% of total revenue. On a comparable basis, noninterest income increased $640 million or 28% compared with full year 1999, excluding the non-core items that are detailed in the 1999 Versus 1998 section of this Financial Review. The increase was primarily driven by growth in certain fee-based businesses, the benefit of the ISG acquisition and higher equity management income. Excluding ISG, noninterest income increased 13% compared with the prior year.

     Asset management fees of $809 million for 2000 increased $128 million or 19% primarily driven by new business. Assets under management were $253 billion at December 31, 2000, a 19% increase compared with December 31, 1999. Fund servicing fees were $654 million for 2000, a $403 million increase compared with the prior year primarily driven by the ISG acquisition. Excluding ISG, fund servicing fees increased 22% mainly due to existing and new client growth.

      Brokerage fees of $249 million for 2000 increased $30 million or 14% reflecting the continued expansion of Hilliard Lyons' distribution network. Consumer services revenue of $209 million for 2000 increased 7% compared with the prior year, excluding credit card fees. The increase was primarily due to higher consumer transaction volume.

     Corporate services revenue of $342 million for 2000 increased 7% compared with the prior year, excluding the impact of valuation adjustments in 1999. The increase was primarily driven by higher treasury management and commercial mortgage servicing fees that were partially offset by a lower level of commercial mortgage-backed securitization gains.

     Equity management income was $133 million for 2000 compared with $100 million in the prior year. Equity investments are carried at estimated fair value and, accordingly, revenue related to these investments may be affected by market volatility. While equity management income was strong in the first half of 2000, weak capital markets caused the second half to be near break even.

     Net securities gains were $20 million for 2000 compared with $22 million for 1999. The net securities gains in 1999 included a $41 million gain from the sale of Concord EFS, Inc. ("Concord") stock that was partially offset by a $28 million write-down of an equity investment.

     Sale of subsidiary stock of $64 million in 1999 reflected the gain from the BlackRock IPO.

     Other noninterest income of $269 million for 2000 increased $24 million or 10% compared with the prior year excluding non-core items, primarily due to growth in customer derivative and foreign exchange activity.



                                                                            45 |

NONINTEREST EXPENSE

Noninterest expense was $3.071 billion for 2000 compared with $2.703 billion for 1999, excluding non-core items that are detailed in the 1999 Versus 1998 section of this Financial Review. The efficiency ratio was 57% for 2000 compared with 55% for the prior year, also excluding non-core items. The increases were primarily related to the ISG acquisition. Excluding ISG, noninterest expense increased 2% compared with the prior year. Average full-time equivalent employees totaled approximately 24,900 and 22,700 for 2000 and 1999, respectively. The increase was primarily due to the ISG acquisition, partially offset by the impact of efficiency initiatives in traditional banking businesses and the sale of the credit card business in the first quarter of 1999.


CONSOLIDATED BALANCE SHEET REVIEW

LOANS

Loans were $50.6 billion at December 31, 2000, a $928 million increase from year-end 1999 as increases in residential mortgage loans and lease financing were partially offset by lower consumer, commercial and commercial real estate loans.

DETAILS OF LOANS

                                         -----------------------
December 31 - in millions                   2000         1999
================================================================
Consumer
   Home equity ......................     $6,228       $6,059
   Automobile .......................      1,166        1,691
   Other ............................      1,739        1,598
----------------------------------------------------------------
     Total consumer .................      9,133        9,348
----------------------------------------------------------------
Residential mortgage ................     13,264       12,506
Commercial
   Manufacturing ....................      5,581        5,355
   Retail/wholesale .................      4,413        4,301
   Service providers ................      2,900        3,208
   Real estate related ..............      2,689        2,862
   Communications ...................      1,286        1,370
   Health care ......................        766          772
   Financial services ...............        823        1,300
   Other ............................      2,749        2,300
----------------------------------------------------------------
     Total commercial ...............     21,207       21,468
----------------------------------------------------------------
Commercial real estate
   Mortgage .........................        673          761
   Real estate project ..............      1,910        1,969
----------------------------------------------------------------
     Total commercial real estate ...      2,583        2,730
----------------------------------------------------------------
Lease financing .....................      4,845        3,663
Other ...............................        568          682
Unearned income .....................       (999)        (724)
----------------------------------------------------------------
   Total, net of unearned income ....    $50,601      $49,673
================================================================


LOANS HELD FOR SALE

Loans held for sale were $1.7 billion at December 31, 2000 compared with $3.5 billion at December 31, 1999. The decrease was primarily due to dispositions of loans designated for exit. Total outstandings and exposure designated for exit during 1999 totaled $3.7 billion and $10.5 billion, respectively. At December 31, 2000, total outstandings associated with this initiative were $1.0 billion of which $286 million were classified as loans held for sale, with the remainder included in loans. Total exposure relating to this initiative was $2.7 billion at December 31, 2000.


DETAILS OF LOANS HELD FOR SALE

                                         ----------------------
December 31 - in millions                    2000         1999
===============================================================
Loans designated for exit ............       $286       $1,813
Student loans in repayment ...........      1,201        1,344
Other ................................        168          320
---------------------------------------------------------------
   Total loans held for sale .........     $1,655       $3,477
===============================================================


SECURITIES AVAILABLE FOR SALE

The fair value of securities available for sale at December 31, 2000 was $5.9 billion compared with $6.0 billion at December 31, 1999. Securities represented 8% of total assets at December 31, 2000. The expected weighted-average life of securities available for sale was 4 years and 5 months at December 31, 2000 compared with 4 years and 7 months at year-end 1999.

     At December 31, 2000, the securities available for sale balance included a net unrealized loss of $54 million, which represented the difference between fair value and amortized cost. The comparable amount at December 31, 1999 was a net unrealized loss of $184 million. Net unrealized gains and losses in the securities available for sale portfolio are included in accumulated other comprehensive income or loss, net of tax.



| 46

DETAILS OF SECURITIES AVAILABLE FOR SALE

                                     ------------------------------
In millions                          Amortized Cost    Fair Value
===================================================================
December 31, 2000
Debt securities
   U.S. Treasury and government
     agencies ............................     $313         $313
   Mortgage-backed .......................    4,037        4,002
   Asset-backed ..........................      902          893
   State and municipal ...................       94           96
   Other debt ............................       73           73
Corporate stocks and other ...............      537          525
-------------------------------------------------------------------
   Total securities available for sale ...   $5,956       $5,902
===================================================================
December 31, 1999
Debt securities
   U.S. Treasury and government
     agencies ............................     $411         $400
   Mortgage-backed .......................    3,918        3,769
   Asset-backed ..........................    1,051        1,027
   State and municipal ...................      134          131
   Other debt ............................       40           39
Corporate stocks and other ...............      590          594
-------------------------------------------------------------------
   Total securities available for sale ...   $6,144       $5,960
===================================================================


FUNDING SOURCES

Total funding sources were $59.4 billion at December 31, 2000 and $60.0 billion at December 31, 1999. Increases in demand and money market deposits allowed PNC to reduce higher-cost funding sources including deposits in foreign offices, Federal Home Loan Bank borrowings and bank notes and senior debt.

DETAILS OF FUNDING SOURCES

                                       ------------------------
December 31 - in millions                  2000          1999
===============================================================
Deposits
   Demand, savings and
     money market ..................    $30,686       $27,823
   Retail certificates of deposit ..     14,175        14,153
   Other time ......................        567           633
   Deposits in foreign offices .....      2,236         3,193
---------------------------------------------------------------
     Total deposits ................     47,664        45,802
---------------------------------------------------------------
Borrowed funds
   Federal funds purchased .........      1,445         1,281
   Repurchase agreements ...........        607           402
   Bank notes and senior debt ......      6,110         6,975
   Federal Home Loan Bank
     borrowings ....................        500         2,258
   Subordinated debt ...............      2,407         2,327
   Other borrowed funds ............        649           986
---------------------------------------------------------------
     Total borrowed funds ..........     11,718        14,229
---------------------------------------------------------------
   Total ...........................    $59,382       $60,031
===============================================================


CAPITAL

The access to and cost of funding new business initiatives including acquisitions, the ability to engage in expanded business activities, the ability to pay dividends, deposit insurance costs, and the level and nature of regulatory oversight depend, in large part, on a financial institution's capital strength. At December 31, 2000, the Corporation and each bank subsidiary were considered well capitalized based on regulatory capital ratio requirements.


RISK-BASED CAPITAL

                                              ---------------------------
December 31 - dollars in millions                 2000           1999 (a)
=========================================================================
Capital components
   Shareholders' equity
     Common ..............................      $6,344         $5,633
     Preferred ...........................         312            313
   Trust preferred capital securities ....         848            848
   Goodwill and other ....................      (2,214)        (2,318)
   Net unrealized securities losses ......          77            255
-------------------------------------------------------------------------
     Tier I risk-based capital ...........       5,367          4,731
   Subordinated debt .....................       1,824          2,040
   Eligible allowance for credit losses ..         667            667
   Investment in unconsolidated
     finance subsidiary ..................         (13)
-------------------------------------------------------------------------
   Total risk-based capital ..............      $7,845         $7,438
=========================================================================
Assets
   Risk-weighted assets and
     off-balance-sheet instruments .......     $62,430          $67,118
   Average tangible assets ...............      66,809           71,617
=========================================================================
Capital ratios
   Tier I risk-based .....................        8.60%            7.05%
   Total risk-based ......................       12.57            11.08
   Leverage ..............................        8.03             6.61
=========================================================================

(a) Includes discontinued operations.

The capital position is managed through balance sheet size and composition, issuance of debt and equity instruments, treasury stock activities, dividend policies and retention of earnings.

     During 2000, PNC repurchased 6.7 million shares of common stock. On February 15, 2001, the Board of Directors authorized the Corporation to purchase up to 15 million shares of common stock through February 28, 2002. This new program replaces the prior program that was rescinded.


                                                                            47 |

RISK FACTORS

The Corporation is subject to a number of risk factors, including among others, those described below and in the Risk Management and Forward-Looking Statements sections of this Financial Review. These factors and others could impact the Corporation's business, financial condition and results of operations.


BUSINESS AND ECONOMIC CONDITIONS

The Corporation's business and results of operations are sensitive to general business and economic conditions in the United States. These conditions include the level and movement of interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy, in general, and the regional economies in which the Corporation conducts business. An economic downturn or higher interest rates could decrease the demand for loans and other products and services offered by the Corporation, increase usage of unfunded commitments or increase the number of customers and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to the Corporation. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of net charge-offs that could result in a higher provision for credit losses. Changes in interest rates could affect the value of certain on-balance-sheet and off-balance-sheet financial instruments of the Corporation. Higher interest rates would also increase the Corporation's cost to borrow funds and may increase the rate paid on deposits. Also, changes in equity markets could affect the value of equity investments and the net asset value of assets under management and administration. A decline in the equity markets could negatively affect noninterest revenues.


MONETARY AND OTHER POLICIES

The financial services industry is subject to various monetary and other policies and regulations of the United States government and its agencies, which include the Federal Reserve Board, the Office of the Comptroller of Currency, the Federal Deposit Insurance Corporation and state regulators. The Corporation is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. The Federal Reserve Board's policies influence the rates of interest that PNC charges on loans and pays on interest-bearing deposits and can also affect the value of on-balance-sheet and off-balance-sheet financial instruments. Those policies also determine, to a significant extent, the cost to the Corporation of funds.


COMPETITION

The Corporation operates in a highly competitive environment, both in terms of the products and services offered and the geographic markets in which PNC conducts business. This environment could become even more competitive in the future. The Corporation competes with local, regional and national banks, thrifts, credit unions and non-bank financial institutions, such as investment banking firms, investment advisory firms, brokerage firms, investment companies, venture capital firms, mutual fund complexes and insurance companies, as well as other entities that offer financial services, and through alternative delivery channels such as the World Wide Web. Technological advances and new legislation, among other changes, have lowered barriers to entry and have made it possible for non-bank institutions to offer products and services that traditionally have been provided by banks. Many of the Corporation's competitors benefit from fewer regulatory constraints and lower cost structures, allowing for more competitive pricing of products and services.

     The Gramm-Leach-Bliley Act ("the Act"), which was enacted on November 12, 1999, permits affiliations among banks, securities firms and insurance companies. The Act significantly changes the competitive environment in which the Corporation conducts business. This environment could result in a loss of customers and related revenue.


DISINTERMEDIATION

Disintermediation is the process of eliminating the role of the intermediary in completing a transaction. For the financial services industry, this means eliminating or significantly reducing the role of banks and other depository institutions in completing transactions that have traditionally involved banks. Disintermediation could result in, among others, the loss of customer deposits and decreases in transactions that generate fee income.



| 48

ASSET MANAGEMENT PERFORMANCE

Asset management revenue is primarily based on a percentage of the value of assets under management and performance fees expressed as a percentage of the returns realized on assets under management. A decline in the prices of debt and equity instruments, among other things, could cause asset management revenue to decline.

     Investment performance is an important factor for the level of assets under management. Poor investment performance could impair revenue and growth as existing clients might withdraw funds in favor of better performing products. Also, performance fees could be lower or nonexistent. Additionally, the ability to attract funds from existing and new clients might diminish.


FUND SERVICING

Fund servicing fees are primarily based on the market value of the assets and the number of shareholder accounts administered by the Corporation for its clients. A rise in interest rates or a decline in the debt and equity markets could influence an investor's decision whether to invest or maintain an investment in a mutual fund. As a result, fluctuations may occur in assets that the Corporation has under administration. A significant investor migration from mutual fund investments could have a negative impact on the Corporation's revenues by reducing the assets and the number of shareholder accounts it administers. There has been and continues to be merger, acquisition and consolidation activity in the financial services industry. Mergers or consolidations of financial institutions in the future could reduce the number of existing or potential fund servicing clients.


ACQUISITIONS

The Corporation expands its business from time to time by acquiring other financial services companies. Factors pertaining to acquisitions that could adversely affect the Corporation's business and earnings include, among others:

o anticipated cost savings or potential revenue enhancements that may not be fully realized or realized within the expected time frame;
o customer loss or revenue loss following an acquisition that may be greater than expected; and
o costs or difficulties related to the integration of businesses that may be greater than expected.


RISK MANAGEMENT

In the normal course of business, the Corporation assumes various types of risk, which include, among others, credit risk, interest rate risk, liquidity risk, and risk associated with trading activities and financial derivatives. PNC has risk management processes designed to provide for risk identification, measurement and monitoring.


CREDIT RISK

Credit risk represents the possibility that a borrower or counterparty may not perform in accordance with contractual terms. Credit risk is inherent in the financial services business and results from extending credit to customers, purchasing securities and entering into off-balance-sheet financial derivative transactions. The Corporation seeks to manage credit risk through, among other things, diversification, limiting exposure to any single industry or customer, requiring collateral, selling participations to third parties, and purchasing credit-related derivatives.


NONPERFORMING ASSETS

                                           ---------------------
December 31 - dollars in millions            2000        1999
================================================================
Nonaccrual loans
   Commercial ...........................    $312        $219
   Commercial real estate ...............       3          21
   Residential mortgage .................       4          48
   Consumer .............................       2           2
   Lease financing ......................       2           1
----------------------------------------------------------------
     Total nonaccrual loans .............     323         291
Foreclosed and other assets
   Commercial real estate ...............       3           5
   Residential mortgage .................       8           7
   Other ................................      38          22
----------------------------------------------------------------
     Total foreclosed and other assets ..      49          34
----------------------------------------------------------------
   Total nonperforming assets ...........    $372        $325
================================================================
Nonaccrual loans to total loans .........     .64%        .59%
Nonperforming assets to total loans,
   loans held for sale and
   foreclosed assets ....................     .71         .61
Nonperforming assets to total assets ....     .53         .47
================================================================

The above table excludes $18 million and $13 million of equity management assets at December 31, 2000 and 1999, respectively, that are carried at estimated fair value.



                                                                            49 |

     The amount of nonperforming loans that were current as to principal and interest was $67 million at December 31, 2000 and $42 million at December 31, 1999. There were no troubled debt restructured loans outstanding as of either period end.

     The increase in nonaccrual loans during 2000 was primarily in specialized industry segments. A sustained or further weakening of the economy, among other things, could result in an increase in the number of delinquencies, bankruptcies or defaults, which could result in a higher level of nonperforming assets, net charge-offs and provision for credit losses in future periods. See the Forward-Looking Statements section of this Financial Review for additional factors that could cause actual results to differ materially from forward-looking statements or historical performance.


CHANGE IN NONPERFORMING ASSETS

                                     -----------------------
In millions                             2000        1999
============================================================
January 1 .........................     $325        $319
Transferred from accrual ..........      471         394
Returned to performing ............      (13)         (8)
Principal reductions ..............     (184)       (265)
Sales .............................      (79)        (31)
Charge-offs and other .............     (148)        (84)
------------------------------------------------------------
   December 31 ....................     $372        $325
============================================================


ACCRUING LOANS PAST DUE 90 DAYS OR MORE

                                    ------------------------------------
                                        Amount         Percent of Loans
                                    ------------------------------------
December 31 - dollars in millions   2000     1999        2000    1999
========================================================================
Commercial ......................    $46      $30         .22%    .14%
Commercial real estate ..........      6        5         .23     .18
Residential mortgage ............     36       24         .27     .19
Consumer ........................     24       25         .26     .27
Lease financing .................      1        2         .03     .07
--------------------------------------------------
  Total .........................   $113      $86         .22     .17
========================================================================

Loans not included in nonaccrual or past due categories, but where information about possible credit problems causes management to be uncertain about the borrower's ability to comply with existing repayment terms over the next six months totaled $182 million at December 31, 2000.


ALLOWANCE FOR CREDIT LOSSES

In determining the adequacy of the allowance for credit losses, the Corporation makes specific allocations to impaired loans and to pools of watchlist and nonwatchlist loans for various credit risk factors. Allocations to loan pools are developed by business segment and risk rating and are based on historical loss trends and management's judgment concerning those trends and other relevant factors. Those factors may include, among other things, actual versus estimated losses, regional and national economic conditions, business segment and portfolio concentrations, industry competition and consolidation, and the impact of government regulations. Consumer and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and economic conditions.

     While PNC's pool reserve methodologies strive to reflect all risk factors, there continues to be a certain element of risk associated with, but not limited to, potential estimation or judgmental errors. Unallocated reserves are designed to provide coverage for such risks. While allocations are made to specific loans and pools of loans, the total reserve is available for all credit losses.

     Senior management's Reserve Adequacy Committee provides oversight for the allowance evaluation process, including quarterly evaluations and methodology and estimation changes. The results of the evaluations are reported to the Credit Committee of the Board of Directors.

     The provision for credit losses for 2000 and the evaluation of the allowance for credit losses as of December 31, 2000 reflected changes in loan portfolio composition and changes in asset quality. The unallocated portion of the allowance for credit losses represented 20% of the total allowance and .26% of total loans at December 31, 2000 compared with 20% and .27%, respectively, at December 31, 1999.




| 50

ROLLFORWARD OF ALLOWANCE FOR CREDIT LOSSES

                                      ---------------------
In millions                             2000        1999
===========================================================
January 1 .......................       $674        $753
Charge-offs .....................       (186)       (216)
Recoveries ......................         51          55
-----------------------------------------------------------
   Net charge-offs ..............       (135)       (161)
Provision for credit losses .....        136         163
Divestitures ....................                    (81)
-----------------------------------------------------------
   December 31 ..................       $675        $674
===========================================================

The allowance as a percent of nonaccrual loans and total loans was 209% and 1.33%, respectively, at December 31, 2000. The comparable year-end 1999 percentages were 232% and 1.36%, respectively.


CHARGE-OFFS AND RECOVERIES

                           ------------------------------------------------------
                                                                     Percent of
Year ended December 31                                         Net      Average
Dollars in millions        Charge-offs    Recoveries   Charge-offs        Loans
=================================================================================
2000
Commercial ..............         $121           $21          $100          .46%
Commercial real estate ..            3             4            (1)        (.04)
Residential mortgage ....            8             2             6          .05
Consumer ................           46            22            24          .26
Lease financing .........            8             2             6          .19
------------------------------------------------------------------
  Total .................         $186           $51          $135          .27
=================================================================================
1999
Commercial ..............          $72           $22           $50          .22%
Commercial real estate ..            4             4
Residential mortgage ....            8             1             7          .06
Consumer ................           63            25            38          .37
Credit card .............           60             2            58         8.63
Lease financing .........            9             1             8          .31
------------------------------------------------------------------
  Total .................         $216           $55          $161          .31
=================================================================================


INTEREST RATE RISK

Interest rate risk arises primarily through the Corporation's traditional business activities of extending loans and accepting deposits. Many factors, including economic and financial conditions, movements in interest rates and consumer preferences affect the spread between interest earned on assets and interest paid on liabilities. In managing interest rate risk, the Corporation seeks to minimize its reliance on a particular interest rate scenario as a source of earnings while maximizing net interest income and net interest margin. To further these objectives, the Corporation uses securities purchases and sales, short-term and long-term funding, financial derivatives and other capital markets instruments.

     Interest rate risk is centrally managed by Asset and Liability Management. The Corporation actively measures and monitors components of interest rate risk including term structure or repricing risk, yield curve or nonparallel rate shift risk, basis risk and options risk. The Corporation measures and manages both the short-term and long-term effects of changing interest rates. An income simulation model is designed to measure the sensitivity of net interest income to changing interest rates over the next twenty-four month period. An economic value of equity model is designed to measure the sensitivity of the value of existing on-balance-sheet and off-balance-sheet positions to changing interest rates.

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

     The Corporation's interest rate risk management policies provide that net interest income should not decrease by more than 3% if interest rates gradually increase or decrease from current rates by 100 basis points over a twelve-month period. At December 31, 2000, if interest rates were to gradually increase by 100 basis points over the next twelve months, the model indicated that net interest income would decrease by .3%. If interest rates were to gradually decrease by 100 basis points over the next twelve months, the model indicated that net interest income would increase by .4%.




                                                                            51 |

     The Corporation models additional interest rate scenarios covering a wider range of rate movements to identify yield curve, term structure and basis risk exposures. These scenarios are developed based on historical rate relationships or management's expectations regarding the future direction and level of interest rates. Depending on market conditions and other factors, these scenarios may be modeled more or less frequently. Such analyses are used to identify inherent risk and develop appropriate strategies.

     An economic value of equity model is used by the Corporation to value all current on-balance-sheet and off-balance-sheet positions under a range of instantaneous interest rate changes. The resulting change in the value of equity is the measure of overall long-term interest rate risk inherent in the Corporation's existing on-balance-sheet and off-balance-sheet positions. The Corporation uses the economic value of equity model to complement the net interest income simulation modeling process.

     The Corporation's risk management policies provide that the change in economic value of equity should not decline by more than 1.5% of the book value of assets for a 200 basis point instantaneous increase or decrease in interest rates. Based on the results of the economic value of equity model at December 31, 2000, if interest rates were to instantaneously increase by 200 basis points, the model indicated that the economic value of existing on-balance-sheet and off-balance-sheet positions would decline by .8% of assets. If interest rates were to instantaneously decrease by 200 basis points, the model indicated that the economic value of existing on-balance-sheet and off-balance-sheet positions would decrease by .1% of assets.


LIQUIDITY RISK

Liquidity represents the Corporation's ability to obtain cost-effective funding to meet the needs of customers as well as the Corporation's financial obligations. Liquidity is centrally managed by Asset and Liability Management, with oversight provided by the Corporate Asset and Liability Committee and the Finance Committee of the Board of Directors.

     Access to capital markets funding sources is a key factor affecting liquidity management. Access to such markets is in part based on the Corporation's credit ratings, which are influenced by a number of factors including capital ratios, credit quality and earnings. Additional factors that impact liquidity include the maturity structure of existing assets, liabilities, and off-balance-sheet positions, the level of liquid securities and loans available for sale, and the Corporation's ability to securitize and sell various types of loans.

     Liquidity can also be provided through the sale of liquid assets, which consist of short-term investments, loans held for sale and securities available for sale. At December 31, 2000, such assets totaled $8.7 billion, with $3.8 billion pledged as collateral for borrowings, trust and other commitments. Liquidity can also be obtained through secured advances from the Federal Home Loan Bank, of which PNC Bank, N.A., PNC's largest bank subsidiary, is a member. These borrowings are generally secured by residential mortgages and mortgage-backed securities. At December 31, 2000, approximately $7.3 billion of residential mortgages were available as collateral for borrowings from the Federal Home Loan Bank. Funding can also be obtained through alternative forms of borrowing, including federal funds purchased, repurchase agreements and short-term and long-term debt issuances.

     Liquidity for the parent company and subsidiaries is also generated through the issuance of securities in public or private markets and lines of credit. At December 31, 2000, the Corporation had unused capacity under effective shelf registration statements of approximately $1.4 billion of debt and equity securities and $400 million of trust preferred capital securities. In addition, the Corporation had an unused line of credit of $500 million.

     The principal source of parent company revenue and cash flow is dividends from subsidiary banks. PNC Bancorp, Inc. is a wholly-owned subsidiary of the parent company and is the holding company for all bank subsidiaries. There are legal limitations on the ability of bank subsidiaries to pay dividends and make other distributions to PNC Bancorp, Inc. and in turn to the parent company. Without regulatory approval, the amount available for dividend payments to PNC Bancorp, Inc. by all bank subsidiaries was $634 million at December 31, 2000. Dividends may also be impacted by capital needs, regulatory requirements, corporate policies, contractual restrictions and other factors.

     Management believes the Corporation has sufficient liquidity to meet current obligations to borrowers, depositors, debt holders and others. The impact of replacing maturing liabilities is reflected in the income simulation model in the overall asset and liability management process.






| 52

TRADING ACTIVITIES

Most of PNC's trading activities are designed to provide capital markets services to customers and not to position the Corporation's portfolio for gains from market movements. PNC participates in derivatives and foreign exchange trading as well as "market making" in equity securities as an accommodation to customers. PNC also engages in trading activities as part of risk management strategies.

     Risk associated with trading, capital markets and foreign exchange activities is managed using a value-at-risk approach that combines interest rate risk, foreign exchange rate risk, spread risk and volatility risk. Using this approach, exposure is measured as the potential loss due to a two standard deviation, one-day move in interest rates. The combined period-end value-at-risk of all trading operations using this measurement was estimated as less than $500 thousand at December 31, 2000.


FINANCIAL DERIVATIVES

The Corporation uses a variety of off-balance-sheet financial derivatives as part of the overall risk management process to manage the interest rate, market and credit risk inherent in the Corporation's business activities. Interest rate swaps and purchased interest rate caps and floors are the primary instruments used for interest rate risk management. Interest rate swaps are agreements to exchange fixed and floating interest rate payments calculated on a notional principal amount. The floating rate is based on a money market index, primarily short-term LIBOR. Purchased interest rate caps and floors are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate exceeds or is less than a defined rate applied to a notional amount, respectively.

     Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. Such contracts are primarily used to manage risk positions associated with certain student lending activities.

     Credit-related derivatives provide, for a fee, an assumption of a portion of the credit risk associated with the underlying financial instruments. Such contracts are primarily used to mitigate credit risk and lower the required regulatory capital associated with commercial lending activities.

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

     Not all elements of interest rate, market and credit risk are addressed through the use of financial derivatives, and such instruments may be ineffective for their intended purposes due to unanticipated market characteristics among other reasons.

     During 2000, financial derivatives used in interest rate risk management decreased net interest income by $57 million compared with a $43 million increase in the prior year.

     The following table sets forth changes in the notional value of off-balance-sheet financial derivatives used for risk management during 2000.


FINANCIAL DERIVATIVES ACTIVITY

                                                   --------------------------------------------------------------------------------
                                                                                                                       Weighted-
                                                                                                                         Average
2000 - dollars in millions                         January 1    Additions  Maturities  Terminations   December 31       Maturity
===================================================================================================================================
Interest rate risk management
   Interest rate swaps
     Receive fixed ................................   $7,413         $368     $(2,025)      $(1,000)       $4,756     2 yrs. 9 mos.
     Pay fixed ....................................        5                       (4)                          1            9 mos.
     Basis swaps ..................................    1,650          773        (193)                      2,230     3 yrs. 6 mos.
   Interest rate caps .............................      474                     (134)          (32)          308    3 yrs. 10 mos.
   Interest rate floors ...........................    3,311                      (55)          (18)        3,238      1 yr. 5 mos.
-----------------------------------------------------------------------------------------------------------------
     Total interest rate risk management ..........   12,853        1,141      (2,411)       (1,050)       10,533
-----------------------------------------------------------------------------------------------------------------
Commercial mortgage banking risk management
   Interest rate swaps ............................      643        1,617        (228)       (1,646)          386     7 yrs. 4 mos.
Student lending activities - Forward contracts ....      681          143          (3)         (474)          347     1 yr. 10 mos.
Credit-related activities - Credit default swaps ..    4,315          169         (88)           (5)        4,391            8 mos.
-----------------------------------------------------------------------------------------------------------------
   Total ..........................................  $18,492       $3,070     $(2,730)      $(3,175)      $15,657
===================================================================================================================================



                                                                            53 |

     The following table sets forth, by designated assets and liabilities, the notional value and the estimated fair value of financial derivatives used for risk management. Weighted-average interest rates presented are based on the implied forward yield curve at December 31, 2000.

FINANCIAL DERIVATIVES

                                                                          ---------------------------------------------------------
                                                                                                     Weighted-Average Interest Rates
                                                                        Notional       Estimated     -------------------------------
December 31, 2000 - dollars in millions                                    Value      Fair Value           Paid      Received
===================================================================================================================================
Interest rate risk management
   Asset rate conversion
     Interest rate swaps (1)
       Receive fixed designated to loans ............................     $3,250             $27           5.96%         5.56%
       Basis swaps designated to other earning assets ...............        226               3           5.63          5.85
     Interest rate caps designated to loans (2) .....................        308               4             NM            NM
     Interest rate floors designated to loans (3) ...................      3,238              (1)            NM            NM
--------------------------------------------------------------------------------------------------
         Total asset rate conversion ................................      7,022              33
--------------------------------------------------------------------------------------------------
   Liability rate conversion
     Interest rate swaps (1)
       Receive fixed designated to:
         Interest-bearing deposits ..................................        125               4           5.85          6.73
         Borrowed funds .............................................      1,381              57           5.96          6.60
       Pay fixed designated to borrowed funds .......................          1                           5.88          5.78
       Basis swaps designated to borrowed funds .....................      2,004              10           5.76          5.79
--------------------------------------------------------------------------------------------------
         Total liability rate conversion ............................      3,511              71
--------------------------------------------------------------------------------------------------
     Total interest rate risk management ............................     10,533             104
--------------------------------------------------------------------------------------------------
Commercial mortgage banking risk management
   Pay fixed interest rate swaps designated to securities (1) .......        135              (8)          6.94          6.04
   Pay fixed interest rate swaps designated to loans (1) ............        251              (2)          6.27          6.04
--------------------------------------------------------------------------------------------------
     Total commercial mortgage banking risk management ..............        386             (10)
--------------------------------------------------------------------------------------------------
Student lending activities - Forward contracts ......................        347                             NM            NM
Credit-related activities - Credit default swaps ....................      4,391              (2)            NM            NM
--------------------------------------------------------------------------------------------------
   Total financial derivatives ......................................    $15,657             $92
=============================================================================================================================

(1) The floating rate portion of interest rate contracts is based on money-market indices. As a percent of notional value, 62% were based on 1-month LIBOR, 36% on 3-month LIBOR and the remainder on other short-term indices.

(2) Interest rate caps with notional values of $61 million, $95 million and $150 million require the counterparty to pay the Corporation the excess, if any, of 3-month LIBOR over a weighted-average strike of 6.00%, 1-month LIBOR over a weighted-average strike of 5.68% and Prime over a weighted-average strike of 8.76%, respectively. At December 31, 2000, 3-month LIBOR was 6.40%, 1-month LIBOR was 6.56% and Prime was 9.50%.

(3) Interest rate floors with notional values of $3.0 billion, require the counterparty to pay the excess, if any, of the weighted-average strike of 4.63% over 3-month LIBOR. At December 31, 2000, 3-month LIBOR was 6.40%.

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







| 54

OTHER DERIVATIVES


                                -----------------------------------------------------------------------
                                                 At December 31, 2000
                                 ---------------------------------------------------------      2000
                                                Positive       Negative                      Average
                                  Notional          Fair           Fair       Net Asset         Fair
In millions                          Value         Value          Value     (Liability)        Value
=======================================================================================================
Customer-related
   Interest rate
     Swaps ...................     $13,567          $120         $(127)            $(7)         $(1)
     Caps/floors
       Sold ..................       5,145                         (17)            (17)         (23)
       Purchased .............       3,914            15                            15           21
   Foreign exchange ..........       6,108            79           (82)             (3)           7
   Other .....................       2,544            59           (59)                           4
-------------------------------------------------------------------------------------------------------
   Total customer-related           31,278           273          (285)            (12)           8
Other ........................       1,207            13            (1)             12            8
-------------------------------------------------------------------------------------------------------
   Total other derivatives ...     $32,485          $286         $(286)                         $16
=======================================================================================================


     The following table sets forth, by designated assets and liabilities, the notional value and the estimated fair value of financial derivatives used for risk management. Weighted-average interest rates presented are based on the implied forward yield curve at December 31, 1999.


FINANCIAL DERIVATIVES

                                                                 -------------------------------------------------------------
                                                                                              Weighted-Average Interest Rates
                                                                  Notional        Estimated   -------------------------------
December 31, 1999 - dollars in millions                              Value       Fair Value        Paid           Received
=============================================================================================================================
Interest rate risk management
   Asset rate conversion
     Interest rate swaps (1)
       Receive fixed designated to loans .......................    $5,550             $(48)       6.53%              5.49%
       Basis swaps designated to other earning assets ..........       226                3        6.44               6.72
     Interest rate caps designated to loans (2) ................       474               12          NM                 NM
     Interest rate floors designated to loans (3) ..............     3,311                           NM                 NM
---------------------------------------------------------------------------------------------
         Total asset rate conversion ...........................     9,561              (33)
---------------------------------------------------------------------------------------------
   Liability rate conversion
     Interest rate swaps (1)
       Receive fixed designated to:
         Interest-bearing deposits .............................       150               (2)       6.85               6.65
         Borrowed funds ........................................     1,713              (23)       6.75               6.24
       Pay fixed designated to borrowed funds ..................         5                1        6.09               7.04
       Basis swaps designated to borrowed funds ................     1,424                7        6.70               6.71
---------------------------------------------------------------------------------------------
         Total liability rate conversion .......................     3,292              (17)
---------------------------------------------------------------------------------------------
     Total interest rate risk management .......................    12,853              (50)
---------------------------------------------------------------------------------------------
Commercial mortgage banking risk management
   Pay fixed interest rate swaps designated to securities (1) ..       144                3        7.16               6.08
   Pay fixed interest rate swaps designated to loans (1) .......       499               48        5.49               7.05
---------------------------------------------------------------------------------------------
     Total commercial mortgage banking risk management .........       643               51
---------------------------------------------------------------------------------------------
Student lending activities - Forward contracts .................       681                           NM                 NM
Credit-related activities - Credit default swaps ...............     4,315               (4)         NM                 NM
---------------------------------------------------------------------------------------------
   Total financial derivatives .................................   $18,492              $(3)
=============================================================================================================================

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

(3) Interest rate floors with notional values of $3.0 billion require the counterparty to pay the Corporation the excess, if any, of the weighted-average strike of 4.63% over 3-month LIBOR. At December 31, 1999, 3-month LIBOR was 6.00%.

NM - Not meaningful



                                                                            55 |

1999 VERSUS 1998



CONSOLIDATED INCOME STATEMENT REVIEW


OVERVIEW

Earnings for 1999 were $1.202 billion or $3.94 per diluted share and included one-time gains that were partially offset by the cost of certain strategic initiatives. Cash earnings per diluted share were $4.21 for 1999, a 14% increase compared with 1998.

     Core earnings, which exclude one-time gains and the cost of certain strategic initiatives, were $1.137 billion or $3.72 per diluted share, a 7% increase compared with 1998. On a core basis, return on average common shareholders' equity was 20.12% and return on average assets was 1.66% compared with 20.14% and 1.55%, respectively, in the prior year. Core cash earnings per diluted share were $4.00 for 1999, an 8% increase compared with 1998.

     The following table summarizes one-time gains and the cost of certain strategic initiatives and reconciles reported to core earnings for 1999.

                                                 -----------------------------
Year ended December 31, 1999 - in millions          Pretax        After-tax
==============================================================================
Reported earnings ............................      $1,788           $1,202
   Gain on sale of credit card business ......        (193)            (125)
   Gain on sale of equity interest in EPS ....         (97)             (63)
   BlackRock IPO gain ........................         (64)             (59)
   Branch gains ..............................         (27)             (17)
   Gain on sale of Concord stock,
   net of PNC Foundation
   contribution ..............................         (11)             (16)
   Wholesale lending repositioning ...........         195              126
   Costs related to efficiency initiatives ...          98               64
   Write-down of an equity investment ........          28               18
   Mall ATM buyout ...........................          12                7
------------------------------------------------------------------------------
Core earnings ................................      $1,729           $1,137
==============================================================================


NET INTEREST INCOME

Taxable-equivalent net interest income was $2.366 billion for 1999, a $148 million decrease compared with 1998. The net interest margin was 3.86% for 1999 compared with 3.99% in the prior year. These declines were primarily due to the sale of the credit card business in the first quarter of 1999. Excluding the credit card business, net interest income for 1999 increased $107 million or 5% and the net interest margin widened nine basis points compared with the prior year. The increases were primarily due to higher commercial and other loans that resulted from strong growth in middle market lending and the strategic expansion of secured and equipment lease financing.

PROVISION FOR CREDIT LOSSES

The provision for credit losses was $163 million in 1999 compared with $225 million in 1998. Net charge-offs were $161 million or .31% of average loans for 1999 compared with $447 million or .80%, respectively, in 1998. The decreases were primarily due to the sale of the credit card business in the first quarter of 1999. Excluding credit cards, net charge-offs were .20% of average loans for 1999 compared with .32% in 1998.


NONINTEREST INCOME

Noninterest income was $2.450 billion for 1999 and represented 51% of total revenue compared with $2.086 billion and 45%, respectively, in 1998. The increases were primarily due to strong growth in fee-based businesses.

     Asset management fees of $681 million for 1999 increased $143 million or 26% compared with 1998, excluding performance fees associated with BAI, a pooled investment fund that was liquidated in 1999, and revenue from the corporate trust business that was sold in 1998. Assets under management increased to approximately $213 billion at December 31, 1999 compared with $174 billion at December 31, 1998.

     Mutual fund servicing fees of $251 million for 1999 increased $69 million or 38% compared with 1998 of which $30 million was attributable to the one-month impact of the ISG acquisition. The remaining increase was primarily due to new and existing client growth as well as market appreciation.

     Service charges on deposits of $207 million were consistent with the prior year. Brokerage income of $219 million in 1999 increased $128 million compared with 1998 primarily due to the acquisition of Hilliard Lyons. Consumer services revenue of $218 million for 1999 decreased $67 million compared with 1998 primarily due to the sale of the credit card business in the first quarter of 1999.


| 56

     The decrease in corporate services revenue primarily reflected the impact of $188 million of valuation adjustments in 1999 associated with the exit of certain non-strategic lending businesses. Excluding valuation adjustments in both years, corporate services revenue was $321 million and $275 million for 1999 and 1998, respectively, a 17% increase primarily due to growth in commercial mortgage banking, capital markets and treasury management fees.

     Equity management income was $100 million for 1999 and $96 million for 1998. Both years benefited from strong equity market conditions. Net securities gains for 1999 were $22 million and included a $41 million gain from the sale of Concord stock that was partially offset by a $28 million write-down of an equity investment. Sale of subsidiary stock of $64 million in 1999 reflected the gain from the BlackRock IPO.

     Other noninterest income included a $193 million gain from the sale of the credit card business in the first quarter of 1999. Also included in other noninterest income was a $97 million gain from the sale of an equity interest in Electronic Payment Services, Inc. ("EPS"), $27 million of gains from the sale of retail branches and $7 million of valuation adjustments. During 1998, other noninterest income included a $97 million gain from the sale of the corporate trust business, $86 million of branch gains and a $21 million loss from the sale of a credit card portfolio. Excluding these items, other noninterest income increased $65 million in the comparison primarily due to the Hilliard Lyons acquisition.

NONINTEREST EXPENSE

Noninterest expense was $2.843 billion for 1999 compared with $2.698 billion in 1998. The increase was primarily to support revenue growth in fee-based businesses. On a comparable basis, noninterest expense increased $81 million or 3% excluding $98 million of costs related to efficiency initiatives (compensation - $22 million, net occupancy - $35 million, equipment - $38 million and other - $3 million), a $30 million contribution to the PNC Foundation and $12 million of expense associated with the buyout of PNC's mall ATM marketing representative from 1999. For 1998, $55 million of costs related to consumer banking initiatives and $21 million of merger and acquisition integration costs were excluded from the comparison. The efficiency ratio was 55% for 1999 and 1998 reflecting a continued focus on improving returns in traditional businesses. Average full-time equivalent employees were relatively consistent in the year-to-year comparison and totaled approximately 22,700 and 23,000 in 1999 and 1998, respectively.

CONSOLIDATED BALANCE SHEET REVIEW

LOANS

Loans were $49.7 billion at December 31, 1999, an $8.0 billion decrease from year-end 1998 primarily due to the impact of strategies designed to reduce balance sheet leverage in lower-return businesses.

SECURITIES AVAILABLE FOR SALE

Securities available for sale increased $1.5 billion from December 31, 1998, to $6.0 billion at December 31, 1999. The expected weighted-average life of securities available for sale increased to 4 years and 7 months at December 31, 1999, compared with 2 years and 8 months at year-end 1998.

FUNDING SOURCES

Total funding sources were $60.0 billion at December 31, 1999, a decrease of $2.1 billion compared with December 31, 1998 primarily resulting from reduced wholesale funding related to the credit card business that was sold in the first quarter of 1999.

     Total demand, savings and money market deposits decreased approximately $190 million in the year-to-year comparison as increases in money market deposits were more than offset by decreases in time deposits, primarily due to decreases in higher-rate certificates of deposit.

ASSET QUALITY

The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was .61% at December 31, 1999 and .55% at December 31, 1998. Nonperforming assets were $325 million at December 31, 1999 compared with $319 million at December 31, 1998. The allowance for credit losses was $674 million and represented 232% of nonaccrual loans and 1.36% of total loans at December 31, 1999. The comparable ratios were 263% and 1.31%, respectively, at December 31, 1998.

CAPITAL

Shareholders' equity totaled $5.9 billion and $6.0 billion at December 31, 1999 and 1998, respectively, and the leverage ratio was 6.61% and 7.28% in the comparison. Tier I and total risk-based capital ratios were 7.05% and 11.08%, respectively, at December 31, 1999, compared with 7.80% and 11.16%, respectively, at December 31, 1998, computed on a basis including discontinued operations.

                                                                            57 |

FORWARD-LOOKING STATEMENTS

This report and other documents filed by the Corporation with the SEC include forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to future financial or business performance, conditions, strategies, expectations and goals. In addition, the Corporation may also include forward-looking statements in other written or oral statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "position," "target," "mission," "assume," "achievable," "potential," "strategy," "goal," "objective," "plan," "aspiration," "outlook," "outcome," "continue," "remain," "maintain," "strive," "trend" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions.

     The Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. Forward-looking statements speak only as of the date they are made and the Corporation assumes no duty to update forward-looking statements.

     In addition to these factors and those mentioned elsewhere in this report, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: decisions the Corporation makes with respect to the redeployment of available capital; changes in asset quality and credit risk; economic conditions; changes in financial and capital markets; the inability to sustain revenue and earnings growth; changes in interest rates; inflation; changes in values of assets under management and assets serviced; relative investment performance of assets under management; customer acceptance of PNC products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; valuation of debt and equity investments; the inability to successfully manage risks inherent in the Corporation's business; the introduction, withdrawal, success and timing of business initiatives and strategies; the extent and cost of any share repurchases; decisions the Corporation makes with respect to further reduction of balance sheet leverage and potential investments in PNC businesses; competitive conditions; the inability to realize cost savings or revenue enhancements, implement integration plans and other consequences associated with mergers, acquisitions, restructurings and divestitures; and the impact, extent and timing of technological changes, capital management activities, and actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Further, an increase in the number of customer or counterparty delinquencies, bankruptcies, or defaults could result in, among other things, a higher loan loss provision and reduced profitability.

     Some of the above factors are described in more detail in the Risk Factors section of this Financial Review and factors relating to credit risk, interest rate risk, liquidity risk, trading activities and financial derivatives are discussed in the Risk Management section of this Financial Review. Other factors are described elsewhere in this report.





| 58

REPORTS ON CONSOLIDATED FINANCIAL STATEMENTS
The PNC Financial Services Group, Inc.


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

     Management is responsible for establishing and maintaining effective internal control over financial reporting. The internal control system is augmented by written policies and procedures and by audits performed by an internal audit staff, which reports to the Audit Committee of the Board of Directors. The Audit Committee, composed solely of independent directors, provides oversight to management's conduct of the financial reporting process.

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

     Management assessed The PNC Financial Services Group, Inc.'s internal control over financial reporting as of December 31, 2000. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that The PNC Financial Services Group, Inc. maintained an effective internal control system over financial reporting as of December 31, 2000.

/s/ James E. Rohr                /s/ Robert L. Haunschild
---------------------------      ----------------------------
James E. Rohr                    Robert L. Haunschild
President and                    Senior Vice President and
Chief Executive Officer          Chief Financial Officer




REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Directors
The PNC Financial Services Group, Inc.

We have audited the accompanying consolidated balance sheet of The PNC Financial Services Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of The PNC Financial Services Group, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The PNC Financial Services Group, Inc. and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
-------------------------------

Pittsburgh, Pennsylvania
January 31, 2001



                                                                            59 |

CONSOLIDATED STATEMENT OF INCOME
The PNC Financial Services Group, Inc.


                                                                          Year ended December 31
                                                                   ----------------------------------------
In millions, except per share data                                   2000            1999            1998
===========================================================================================================
INTEREST INCOME
Loans and fees on loans .................................          $4,045          $4,064          $4,585
Securities available for sale ...........................             386             362             361
Loans held for sale .....................................             204             104              21
Other ...................................................              97              53              57
-----------------------------------------------------------------------------      ----------------------
     Total interest income ..............................           4,732           4,583           5,024
-----------------------------------------------------------------------------      ----------------------
INTEREST EXPENSE
Deposits ................................................           1,653           1,369           1,471
Borrowed funds ..........................................             915             870           1,065
-----------------------------------------------------------------------------      ----------------------
     Total interest expense .............................           2,568           2,239           2,536
-----------------------------------------------------------------------------      ----------------------
     Net interest income ................................           2,164           2,344           2,488
Provision for credit losses .............................             136             163             225
-----------------------------------------------------------------------------      ----------------------
     Net interest income less provision for credit losses           2,028           2,181           2,263
=============================================================================      ======================
NONINTEREST INCOME
Asset management ........................................             809             681             626
Fund servicing ..........................................             654             251             182
Service charges on deposits .............................             206             207             203
Brokerage ...............................................             249             219              91
Consumer services .......................................             209             218             285
Corporate services ......................................             342             133             245
Equity management .......................................             133             100              96
Net securities gains ....................................              20              22              16
Sale of subsidiary stock ................................                              64
Other ...................................................             269             555             342
-----------------------------------------------------------------------------      ----------------------
     Total noninterest income ...........................           2,891           2,450           2,086
=============================================================================      ======================
NONINTEREST EXPENSE
Staff expense ...........................................           1,616           1,380           1,269
Net occupancy ...........................................             203             224             189
Equipment ...............................................             224             232             192
Amortization ............................................             110              92             110
Marketing ...............................................              70              70              92
Distributions on capital securities .....................              67              65              60
Other ...................................................             781             780             786
-----------------------------------------------------------------------------      ----------------------
     Total noninterest expense ..........................           3,071           2,843           2,698
=============================================================================      ======================
Income from continuing operations before income taxes ...           1,848           1,788           1,651
Income taxes ............................................             634             586             571
-----------------------------------------------------------------------------      ----------------------
Income from continuing operations .......................           1,214           1,202           1,080
Income from discontinued operations
   (less applicable income taxes of $44, $41, and $24) ..              65              62              35
-----------------------------------------------------------------------------      ----------------------
     Net income .........................................          $1,279          $1,264          $1,115
=============================================================================      ======================
EARNINGS PER COMMON SHARE
CONTINUING OPERATIONS
Basic ...................................................           $4.12           $3.98           $3.53
Diluted .................................................            4.09            3.94            3.49
NET INCOME
Basic ...................................................            4.35            4.19            3.64
Diluted .................................................            4.31            4.15            3.60
CASH DIVIDENDS DECLARED PER COMMON SHARE ................            1.83            1.68            1.58
AVERAGE COMMON SHARES OUTSTANDING
Basic ...................................................           290.0           296.9           300.8
Diluted .................................................           292.8           300.0           305.1
=============================================================================      ======================

See accompanying Notes to Consolidated Financial Statements.


| 60

CONSOLIDATED BALANCE SHEET
The PNC Financial Services Group, Inc.


                                                                                          December 31
                                                                                 -----------------------------
In millions, except par value                                                        2000               1999
==============================================================================================================
ASSETS
Cash and due from banks ......................................................     $3,662             $3,080
Short-term investments .......................................................      1,151              1,100
Loans held for sale ..........................................................      1,655              3,477
Securities available for sale ................................................      5,902              5,960
Loans, net of unearned income of $999 and $724 ...............................     50,601             49,673
   Allowance for credit losses ...............................................       (675)              (674)
--------------------------------------------------------------------------------------------------------------
     Net loans ...............................................................     49,926             48,999
Goodwill and other amortizable assets ........................................      2,468              2,512
Investment in discontinued operations ........................................        356                263
Other ........................................................................      4,724              3,895
--------------------------------------------------------------------------------------------------------------
     Total assets ............................................................    $69,844            $69,286
==============================================================================================================
LIABILITIES
Deposits
   Noninterest-bearing .......................................................     $8,490             $8,161
   Interest-bearing ..........................................................     39,174             37,641
--------------------------------------------------------------------------------------------------------------
     Total deposits ..........................................................     47,664             45,802
Borrowed funds
   Federal funds purchased ...................................................      1,445              1,281
   Repurchase agreements .....................................................        607                402
   Bank notes and senior debt ................................................      6,110              6,975
   Federal Home Loan Bank borrowings .........................................        500              2,258
   Subordinated debt .........................................................      2,407              2,327
   Other borrowed funds ......................................................        649                986
--------------------------------------------------------------------------------------------------------------
     Total borrowed funds ....................................................     11,718             14,229
Other ........................................................................      2,958              2,461
--------------------------------------------------------------------------------------------------------------
     Total liabilities .......................................................     62,340             62,492
==============================================================================================================
Mandatorily redeemable capital securities of subsidiary trusts ...............        848                848

SHAREHOLDERS' EQUITY
Preferred stock ..............................................................          7                  7
Common stock - $5 par value
   Authorized 450 shares
   Issued 353 shares .........................................................      1,764              1,764
Capital surplus ..............................................................      1,303              1,276
Retained earnings ............................................................      6,736              6,006
Deferred benefit expense .....................................................        (25)               (17)
Accumulated other comprehensive loss from continuing operations ..............        (43)              (132)
Accumulated other comprehensive loss from discontinued operations ............        (45)              (135)
Common stock held in treasury at cost: 63 and 60 shares ......................     (3,041)            (2,823)
--------------------------------------------------------------------------------------------------------------
     Total shareholders' equity ..............................................      6,656              5,946
--------------------------------------------------------------------------------------------------------------
     Total liabilities, capital securities and shareholders' equity ..........    $69,844            $69,286
==============================================================================================================

See accompanying Notes to Consolidated Financial Statements.


                                                                            61 |

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
The PNC Financial Services Group, Inc.


                                                                                             Accumulated Other
                                                                                          Comprehensive Loss from
                                                                                          ------------------------
                                                                               Deferred
                                         Preferred   Common  Capital Retained   Benefit   Continuing  Discontinued Treasury
In millions                                  Stock    Stock  Surplus Earnings   Expense   Operations    Operations    Stock   Total
===================================================================================================================================
Balance at January 1, 1998 ................     $7   $1,742   $1,042   $4,641      $(41)       $(19)      $(4)     $(1,984)  $5,384
Net income ................................                             1,115                                                 1,115
Net unrealized securities gains (losses) ..                                                       2       (15)                  (13)
Minimum pension liability adjustment ......                                                      (7)                             (7)
------------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income ...................                                                                                   1,095
------------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared
   Common .................................                              (476)                                                 (476)
   Preferred ..............................                               (19)                                                  (19)
Common stock issued (4.4 shares) ..........              22       99                                                            121
Treasury stock activity
   (1.1 net shares purchased) .............                       90                                                  (177)     (87)
Tax benefit of ESOP and
   stock option plans .....................                       19        1                                                    20
Deferred benefit expense ..................                                           5                                           5
------------------------------------------------------------------------------------------------------------------------------------
   Balance at December 31, 1998 ...........      7    1,764    1,250    5,262       (36)        (24)      (19)      (2,161)   6,043
===================================================================================================================================
Net income ................................                             1,264                                                 1,264
Net unrealized securities losses ..........                                                    (103)     (116)                 (219)
Minimum pension liability adjustment ......                                                      (5)                             (5)
------------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income ...................                                                                                   1,040
------------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared
   Common .................................                              (501)                                                 (501)
   Preferred ..............................                               (19)                                                  (19)
Treasury stock activity
   (11.0 net shares purchased) ............                       13                                                  (662)    (649)
Tax benefit of ESOP and
   stock option plans .....................                       13                                                             13
Deferred benefit expense ..................                                          19                                          19
------------------------------------------------------------------------------------------------------------------------------------
   Balance at December 31, 1999 ...........      7    1,764    1,276    6,006       (17)       (132)     (135)      (2,823)   5,946
===================================================================================================================================
Net income ................................                             1,279                                                 1,279
Net unrealized securities gains ...........                                                      88        90                   178
Minimum pension liability adjustment ......                                                       1                               1
------------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income ...................                                                                                   1,458
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared
   Common .................................                              (530)                                                 (530)
   Preferred ..............................                               (19)                                                  (19)
Treasury stock activity
   (3.1 net shares purchased) .............                        6                                                  (218)    (212)
Tax benefit of ESOP and
   stock option plans .....................                       21                                                             21
Deferred benefit expense ..................                                          (8)                                         (8)
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE AT DECEMBER 31, 2000 ...........     $7   $1,764   $1,303   $6,736      $(25)       $(43)     $(45)     $(3,041)  $6,656
===================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.


| 62

CONSOLIDATED STATEMENT OF CASH FLOWS
The PNC Financial Services Group, Inc.


                                                                                Year ended December 31
                                                                     ---------------------------------------------
In millions                                                               2000             1999            1998
==================================================================================================================
OPERATING ACTIVITIES
Net income ...................................................          $1,279           $1,264          $1,115
Income from discontinued operations ..........................             (65)             (62)            (35)
--------------------------------------------------------------------------------      ----------------------------
   Net income from continuing operations .....................           1,214            1,202           1,080
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities
   Provision for credit losses ...............................             136              163             225
   Depreciation, amortization and accretion ..................             340              305             310
   Deferred income taxes .....................................             376               97             207
   Net securities gains ......................................             (29)             (25)            (16)
   Gain on sale of businesses ................................                             (317)           (162)
   Valuation adjustments .....................................              27              195              30
Change in
   Loans held for sale .......................................           1,652              175            (878)
   Other .....................................................            (668)             (23)            (70)
--------------------------------------------------------------------------------      ----------------------------
   Net cash provided by operating activities .................           3,048            1,772             726
================================================================================      ============================
INVESTING ACTIVITIES
Net change in loans ..........................................          (1,505)             348          (6,020)
Repayment of securities available for sale ...................             920            1,303             813
Sales
   Securities available for sale .............................           8,427            7,553           9,646
   Loans .....................................................             551              648           3,030
   Foreclosed assets .........................................              24               36              63
Purchases
   Securities available for sale .............................          (9,147)          (9,576)         (6,864)
   Loans .....................................................                             (363)           (129)
Net cash (paid) received for divestitures/acquisitions .......             (30)           1,854          (1,031)
Other ........................................................            (301)            (139)           (241)
--------------------------------------------------------------------------------      ----------------------------
   Net cash (used) provided by investing activities ..........          (1,061)           1,664            (733)
================================================================================      ============================
FINANCING ACTIVITIES
Net change in
   Noninterest-bearing deposits ..............................             329           (1,289)           (444)
   Interest-bearing deposits .................................           1,533            1,328             272
   Federal funds purchased ...................................             164              891          (3,242)
Sale/issuance
   Repurchase agreements .....................................         171,850          131,084          94,297
   Bank notes and senior debt ................................           2,849            2,416           9,229
   Federal Home Loan Bank borrowings .........................           1,781            1,696           4,326
   Subordinated debt .........................................             100              650             140
   Other borrowed funds ......................................          37,060           32,997          92,859
   Capital securities ........................................                                              198
   Common stock ..............................................             189              141             123
Repayment/maturity
   Repurchase agreements .....................................        (171,645)        (131,129)        (94,336)
   Bank notes and senior debt ................................          (3,715)          (5,827)         (8,672)
   Federal Home Loan Bank borrowings .........................          (3,539)          (1,802)         (2,253)
   Subordinated debt .........................................             (20)            (104)
   Other borrowed funds ......................................         (37,367)         (32,614)        (93,363)
Acquisition of treasury stock ................................            (428)            (803)           (342)
Cash dividends paid ..........................................            (546)            (520)           (495)
--------------------------------------------------------------------------------      ----------------------------
   Net cash used by financing activities .....................          (1,405)          (2,885)         (1,703)
================================================================================      ============================
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS ...............             582              551          (1,710)
   Cash and due from banks at beginning of year ..............           3,080            2,529           4,239
--------------------------------------------------------------------------------      ----------------------------
   Cash and due from banks at end of year ....................          $3,662           $3,080          $2,529
================================================================================      ============================
CASH PAID FOR
   Interest ..................................................          $2,598           $2,237          $2,540
   Income taxes ..............................................             289              344             362
NON-CASH ITEMS
   Transfer to (from) loans from (to) loans held for sale ....             143           (3,378)            429
   Transfer from loans to other assets .......................              23               37              40
   Conversion of debt to equity ..............................                                               55
================================================================================      ============================

See accompanying Notes to Consolidated Financial Statements.





                                                                            63 |

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The PNC Financial Services Group, Inc.


BUSINESS

The PNC Financial Services Group, Inc. ("Corporation" or "PNC") is one of the largest diversified financial services companies in the United States, operating community banking, corporate banking, real estate finance, asset-based lending, wealth management, asset management and global fund services businesses. The Corporation provides certain products and services nationally and others in PNC's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky. The Corporation also provides certain products and services internationally. PNC is subject to intense competition from other financial services companies and is subject to regulation by certain federal and state agencies and undergoes periodic examinations by those authorities.


NOTE 1 ACCOUNTING POLICIES
BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of PNC and its subsidiaries, most of which are wholly owned. Such statements have been prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated. Certain prior-period amounts have been reclassified to conform with the current period presentation. These classifications did not impact the Corporation's financial condition or results of operations.

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported. Actual results will differ from such estimates and the differences may be material to the consolidated financial statements.

     The Consolidated Financial Statements and Notes to Consolidated Financial Statements reflect the residential mortgage banking business, which was sold on January 31, 2001, as discontinued operations, unless otherwise noted.


LOANS HELD FOR SALE

Loans are designated as held for sale when the Corporation has a positive intent to sell them. Loans are transferred at the lower of cost or market to the loans held for sale category. Upon the transfer, related write-downs on loans classified as nonaccrual are charged against the allowance for credit losses and for all other loans write-downs are charged to noninterest income. Such loans are carried at the lower of cost or aggregate market value and related valuation adjustments subsequent to transfer are included in noninterest income.


SECURITIES

Securities purchased with the intention of recognizing short-term profits are placed in the trading account, carried at market value and classified as short-term investments. Gains and losses on trading securities are included in noninterest income. Securities not classified as trading are designated as securities available for sale and carried at fair value with unrealized gains and losses, net of income taxes, reflected in accumulated other comprehensive income or loss. Gains and losses realized on the sale of securities available for sale are computed on a specific security basis and included in noninterest income.


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


LOAN SECURITIZATIONS AND RETAINED INTERESTS

The Corporation sells mortgage and other loans through secondary market securitizations. In certain cases, the Corporation will retain interest-only strips, servicing rights and cash reserve accounts, all of which are associated with the securitized asset. Any gain or loss recognized on the sale of the loans depends in part on the previous carrying amount, allocated between the loans sold and the retained interests, based on their relative fair market values at the date of transfer. The Corporation generally estimates fair value based on the present value of future expected cash flows using assumptions as to discount rates, prepayment speeds, credit losses and servicing costs, if applicable.

| 64

     Servicing rights are maintained at the lower of carrying value or fair market value and are amortized in proportion to estimated net servicing income. Retained interests in loan securitizations are carried at fair market value and, if included in securities available for sale, adjusted to fair market value through accumulated other comprehensive income or loss. Fair market value adjustments for all other retained interests are recorded in noninterest income. For servicing rights retained, the Corporation generally receives a fee for servicing the securitized loans.


NONPERFORMING ASSETS

Nonperforming assets are comprised of nonaccrual loans, troubled debt restructurings, nonaccrual loans held for sale and foreclosed assets. Generally, loans other than consumer are classified as nonaccrual when it is determined that the collection of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loans are well secured and in the process of collection. When interest accrual is discontinued, accrued but uncollected interest credited to income in the current year is reversed and unpaid interest accrued in the prior year, if any, is charged against the allowance for credit losses. Consumer loans are generally charged off when payments are past due 120 days.

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

     Loans held for sale, which are carried at lower of cost or aggregate market value, are considered nonaccrual when it is determined that the collection of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loans are well secured and in the process of collection. Nonaccrual loans held for sale are reported as other nonperforming assets.

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

     In determining the adequacy of the allowance for credit losses, the Corporation makes specific allocations to impaired loans and to pools of watchlist and nonwatchlist loans for various credit risk factors. Allocations to loan pools are developed by business segment and risk rating and are based on historical loss trends and management's judgment concerning those trends and other relevant factors. These factors may include, among others, actual versus estimated losses, regional and national economic conditions, business segment portfolio concentrations, industry competition and consolidation, and the impact of government regulations. Consumer and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and economic conditions.

     While PNC's pool reserve methodologies strive to reflect all risk factors, there continues to be a certain element of risk associated with, but not limited to, potential estimation or judgmental errors. Unallocated reserves are designed to provide coverage for such risks. While allocations are made to specific loans and pools of loans, the total reserve is available for all credit losses.

                                                                            65 |

EQUITY MANAGEMENT ASSETS

Equity management assets are included in other assets. These investments are carried at estimated fair value with changes in fair value recognized in noninterest income.


GOODWILL AND OTHER AMORTIZABLE ASSETS

Goodwill is amortized to expense on a straight-line basis over periods ranging from 15 to 25 years. Other amortizable assets are amortized to expense using accelerated or straight-line methods over their respective estimated useful lives. On a periodic basis, management reviews goodwill and other amortizable assets and evaluates events or changes in circumstances that may indicate impairment in the carrying amount of such assets. In such instances, impairment, if any, is measured on a discounted future cash flow basis.


DEPRECIATION AND AMORTIZATION

For financial reporting purposes, premises and equipment are depreciated principally using the straight-line method over the estimated useful lives ranging from one to 39 years. Accelerated methods are used for federal income tax purposes. Leasehold improvements are amortized over their estimated useful lives or the respective lease terms, whichever is shorter.


REPURCHASE AND RESALE AGREEMENTS

Repurchase and resale agreements are treated as collateralized financing transactions and are carried at the amounts that the securities will be subsequently reacquired or resold, including accrued interest, as specified in the respective agreements. The Corporation's policy is to take possession of securities purchased under agreements to resell. The market value of securities to be repurchased and resold is monitored, and additional collateral may be obtained where considered appropriate to protect against credit exposure.


TREASURY STOCK

The Corporation records common stock purchased for treasury at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.


FINANCIAL DERIVATIVES

The Corporation uses off-balance-sheet financial derivatives as part of the overall asset and liability management process, for commercial mortgage banking risk management and to manage credit risk. Substantially all such instruments are used to manage risk related to changes in interest rates. Financial derivatives primarily consist of interest rate swaps, purchased interest rate caps and floors, forward contracts and credit default swaps.

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

     Changes in the fair value of financial derivatives accounted for under the accrual method are not reflected in results of operations. Realized gains and losses, except losses on terminated interest rate caps and floors, are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the shorter of the remaining original life of the agreements or the designated instruments. Losses on terminated interest rate caps and floors are recognized immediately in results of operations. If the designated instruments are disposed, the fair value of the associated derivative contracts and any unamortized deferred gains or losses are included in the determination of gain or loss on the disposition of such instruments. Contracts not qualifying for accrual accounting are marked to market with gains or losses included in noninterest income.

     Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The Corporation uses forward contracts primarily to manage risk associated with its student lending activities. Realized gains and losses on mandatory and optional delivery forward commitments are recorded in noninterest income in the period settlement occurs. Unrealized gains or losses are considered in the lower of cost or market valuation of loans held for sale.


| 66

     Credit-related derivatives are entered into to mitigate credit risk and lower the required regulatory capital associated with commercial lending activities. If the credit-related derivative qualifies for hedge accounting treatment, the premium paid to enter the credit-related derivative is recorded in other assets and is deferred and amortized to noninterest expense over the life of the agreement. Changes in the fair value of credit-related derivatives qualifying for hedge accounting treatment are not reflected in the Corporation's financial position and have no impact on results of operations.

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

     Diluted earnings per common share is based on net income adjusted for dividends declared on nonconvertible preferred stock. The weighted-average number of shares of common stock outstanding is increased by the assumed conversion of outstanding convertible preferred stock and debentures from the beginning of the year or date of issuance, if later, and the number of shares of common stock that would be issued assuming the exercise of stock options and the issuance of incentive shares. Such adjustments to net income and the weighted-average number of shares of common stock outstanding are made only when such adjustments are expected to dilute earnings per common share.


RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138, which is required to be adopted effective January 1, 2001. The statement will require the Corporation to recognize all derivatives on the balance sheet at fair value. Derivatives that are not designated as hedges must be adjusted to their fair value through earnings. If the derivative is designated as a hedge, depending on the nature of the hedge, changes in its fair value either will be offset against the changes in fair value or expected future cash flows of the hedged assets, liabilities or firm commitments through earnings or recognized in accumulated other comprehensive income until the hedged items are recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

     The Corporation adopted the new statement effective January 1, 2001. As a result, the Corporation recognized an after-tax loss from the cumulative effect of a change in accounting principle of $5 million, to be reported in the consolidated statement of income for the quarter ended March 31, 2001, and an after-tax increase in accumulated other comprehensive loss of $4 million. The impact of the adoption of this standard related to the residential mortgage banking business that was sold will be reflected in the results of discontinued operations in the first quarter of 2001.


                                                                            67 |

     SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (a replacement of SFAS No. 125) was issued in September 2000 and replaces SFAS No. 125. Although SFAS No. 140 has changed many of the rules regarding securitizations, it continues to require an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the standard. As required, the Corporation will apply the new rules prospectively to transactions beginning in the second quarter of 2001. Based on current circumstances, management believes that the application of the new rules will not have a material impact on the Corporation's financial position or results of operations. SFAS No. 140 requires certain disclosures pertaining to securitization transactions effective for fiscal years ending after December 15, 2000. These disclosures are included in Note 12.


NOTE 2 DISCONTINUED OPERATIONS

On October 2, 2000, PNC announced that it reached a definitive agreement to sell its residential mortgage banking business. The capital made available by the sale will be redeployed in a number of ways, which may include repurchasing common stock, continuing to reduce balance sheet leverage, reducing debt and making targeted investments in higher-growth businesses. The amount of capital available for redeployment and the income statement impact of the sale will depend on fair market values and other factors, and will not be determined until final settlement. The transaction closed on January 31, 2001.

     Earnings for the residential mortgage banking business for the years ended December 31, 2000, 1999 and 1998 were $65 million, $62 million and $35 million, respectively, and are reflected in discontinued operations throughout the Corporation's financial statements. Earnings and net assets of the residential mortgage banking business are shown separately on one line in the income statement and balance sheet, respectively, for all periods presented.


INVESTMENT IN DISCONTINUED OPERATIONS

                                                 -----------------------
December 31 - in millions                          2000         1999
========================================================================
Loans held for sale ......................       $3,003       $2,321
Securities available for sale ............        3,016        1,651
Loans, net of unrealized income ..........          739          373
Goodwill and other
   amortizable assets ....................        1,925        1,611
All other assets .........................        1,168          434
------------------------------------------------------------------------
   Total assets ..........................        9,851        6,390
========================================================================
Deposits .................................        1,150          866
Borrowed funds ...........................        7,601        5,118
Other liabilities ........................          744          143
------------------------------------------------------------------------
   Total liabilities .....................        9,495        6,127
========================================================================
   Net assets ............................         $356         $263
========================================================================

The notional and fair value of financial derivatives used for residential mortgage banking risk management were $15.2 billion and $124 million, respectively, at December 31, 2000. The comparable amounts at December 31, 1999 were $9.3 billion and $28 million, respectively. The weighted-average maturity of financial derivatives used for residential mortgage banking risk management was 2 years and 2 months at December 31, 2000.


NOTE 3 SALE OF SUBSIDIARY STOCK

PNC recognizes as income the gain from the sale of stock by its subsidiaries. The gain is the difference between PNC's basis in the stock and the proceeds per share received. PNC provides applicable taxes on the gain.

     In October 1999, BlackRock, Inc. ("BlackRock"), a majority-owned investment management subsidiary of the Corporation, issued nine million shares of class A common stock at $14.00 per share in an initial public offering ("IPO"). Prior to the IPO, PNC and BlackRock's management owned approximately 82% and 18%, respectively, of BlackRock's outstanding common stock. Proceeds from the sale were approximately $115 million and resulted in PNC recording a pretax gain in the amount of $64 million or $59 million after tax. As of December 31, 2000, PNC owned approximately 70% of BlackRock.



| 68

NOTE 4 CASH FLOWS

For the statement of cash flows, cash and cash equivalents are defined as cash and due from banks.

     The following table sets forth information pertaining to acquisitions and divestitures that affect cash flows:


Year ended December 31                ------------------------------
In millions                            2000       1999        1998
====================================================================
Assets acquired (divested) .........     $4    $(2,062)     $1,007
Liabilities acquired (divested) ....      4       (208)       (322)
Cash paid ..........................     31      1,407       1,184
Cash and due from
   banks received ..................      1      3,261         153
====================================================================


NOTE 5 TRADING ACTIVITIES

Most of PNC's trading activities are designed to provide capital markets services to customers and not to position the Corporation's portfolio for gains from market movements. PNC participates in derivatives and foreign exchange trading as well as "market making" in equity securities as an accommodation to customers. PNC also engages in trading activities as part of risk management strategies.

     Net trading income in 2000, 1999 and 1998 totaled $91 million, $73 million and $26 million, respectively, and was included in noninterest income as follows:

Year ended December 31              -----------------------------
In millions                           2000     1999      1998
=================================================================
Corporate services .................    $7
Other income
   Market making ...................    42      $48        $3
   Derivatives trading .............    20        8        11
   Foreign exchange ................    22       17        12
-----------------------------------------------------------------
   Net trading income ..............   $91      $73       $26
=================================================================


NOTE 6 SECURITIES AVAILABLE FOR SALE


                                                               --------------------------------------------------------------
                                                                                       Unrealized
                                                               Amortized      -----------------------------          Fair
In millions                                                         Cost         Gains            Losses            Value
=============================================================================================================================
DECEMBER 31, 2000
Debt securities
   U.S. Treasury and government agencies ....................       $313            $1               $(1)            $313
   Mortgage-backed ..........................................      4,037            13               (48)           4,002
   Asset-backed .............................................        902             1               (10)             893
   State and municipal ......................................         94             2                                 96
   Other debt ...............................................         73             1                (1)              73
-----------------------------------------------------------------------------------------------------------------------------
     Total debt securities ..................................      5,419            18               (60)           5,377
Corporate stocks and other ..................................        537             2               (14)             525
-----------------------------------------------------------------------------------------------------------------------------
   Total securities available for sale ......................     $5,956           $20              $(74)          $5,902
=============================================================================================================================
December 31, 1999
Debt securities
   U.S. Treasury and government agencies ....................       $411                            $(11)            $400
   Mortgage-backed ..........................................      3,918            $2              (151)           3,769
   Asset-backed .............................................      1,051                             (24)           1,027
   State and municipal ......................................        134             2                (5)             131
   Other debt ...............................................         40                              (1)              39
-----------------------------------------------------------------------------------------------------------------------------
     Total debt securities ..................................      5,554             4              (192)           5,366
Corporate stocks and other ..................................        590             9                (5)             594
-----------------------------------------------------------------------------------------------------------------------------
   Total securities available for sale ......................     $6,144           $13             $(197)          $5,960
=============================================================================================================================
December 31, 1998
Debt securities
   U.S. Treasury and government agencies ....................       $152            $2               $(2)            $152
   Mortgage-backed ..........................................      2,942             5               (11)           2,936
   Asset-backed .............................................        709             1                (2)             708
   State and municipal ......................................        122             6                                128
   Other debt ...............................................         33                              (2)              31
-----------------------------------------------------------------------------------------------------------------------------
     Total debt securities ..................................      3,958            14               (17)           3,955
Corporate stocks and other ..................................        542            10               (35)             517
-----------------------------------------------------------------------------------------------------------------------------
   Total securities available for sale ......................     $4,500           $24              $(52)          $4,472
=============================================================================================================================




                                                                            69 |

The expected weighted-average life of securities available for sale was 4 years and 5 months at December 31, 2000 compared with 4 years and 7 months at year-end 1999 and 2 years and 8 months at year-end 1998.

     At December 31, 2000, the securities available for sale balance included a net unrealized loss of $54 million that represented the difference between fair value and amortized cost. The comparable amounts at December 31, 1999 and 1998 were net unrealized losses of $184 million and $28 million, respectively. Net unrealized gains and losses in the securities available for sale portfolio are included in accumulated other comprehensive income or loss, net of tax.

     Net securities gains, associated with the disposition of securities available for sale, were $20 million in 2000, $22 million in 1999 and $16 million in 1998. Reflected in the 1999 net securities gains was a $41 million gain from the sale of Concord EFS, Inc. ("Concord") stock that was partially offset by a $28 million write-down of an equity investment. Net securities gains of $9 million in 2000 and $3 million in 1999 related to commercial mortgage banking activities were included in corporate services revenue.

      Information relating to security sales is set forth in the following table:

                         -----------------------------------------
Year ended December 31             Gross    Gross    Net
In millions              Proceeds  Gains   Losses  Gains   Taxes
==================================================================

2000 ...................   $8,427    $37       $8    $29     $10
1999 ...................    7,573     69       44     25       9
1998 ...................    9,646     20        4     16       6
==================================================================

The carrying value of securities pledged to secure public and trust deposits, repurchase agreements and for other purposes was $3.8 billion at December 31, 2000.


The following table presents the amortized cost, fair value and weighted-average yield of debt securities at December 31, 2000, by remaining contractual maturity.


CONTRACTUAL MATURITY OF DEBT SECURITIES

December 31, 2000         Within        1 to        5 to      After 10
In millions               1 Year     5 Years    10 Years         Years         Total
=======================================================================================
U.S. Treasury and
  government agencies ...    $87        $101        $115           $10          $313
Mortgage-backed .........      3           2         241         3,791         4,037
Asset-backed ............                  7         135           760           902
State and
  municipal .............      3          14          42            35            94
Other debt ..............      3          35          18            17            73
---------------------------------------------------------------------------------------
  Total .................    $96        $159        $551        $4,613        $5,419
=======================================================================================
Fair value ..............   $106        $156        $544        $4,571        $5,377
Weighted-average
  yield .................   5.88%       5.54%       6.41%         6.26%         6.25%
=======================================================================================

Based on current interest rates and expected prepayment speeds, the total weighted-average expected maturity of mortgage-backed and asset-backed securities was 4 years and 5 months and 3 years and 9 months, respectively, at December 31, 2000. Weighted-average yields are based on historical cost with effective yields weighted for the contractual maturity of each security.


NOTE 7 LOANS AND COMMITMENTS TO EXTEND CREDIT

Loans outstanding were as follows:


                                                        ----------------------------------------------------------------
December 31 - in millions                                  2000         1999          1998         1997         1996
========================================================================================================================
Consumer .........................................       $9,133       $9,348       $10,980      $11,205      $12,092
Credit card ......................................                                   2,958        3,830        2,776
Residential mortgage .............................       13,264       12,506        12,253       12,776       12,696
Commercial .......................................       21,207       21,468        25,177       19,988       18,588
Commercial real estate ...........................        2,583        2,730         3,449        3,974        4,098
Lease financing ..................................        4,845        3,663         2,978        2,224        1,641
Other ............................................          568          682           392          650          285
------------------------------------------------------------------------------------------------------------------------
   Total loans ...................................       51,600       50,397        58,187       54,647       52,176
   Unearned income ...............................         (999)        (724)         (554)        (412)        (385)
------------------------------------------------------------------------------------------------------------------------
   Total loans, net of unearned income ...........      $50,601      $49,673       $57,633      $54,235      $51,791
========================================================================================================================



| 70

Loan outstandings and related unfunded commitments are concentrated in PNC's primary geographic markets. At December 31, 2000, no specific industry concentration exceeded 6.5% of total outstandings and unfunded commitments.


NET UNFUNDED COMMITMENTS (a)


                                        --------------------
December 31 - in millions                  2000      1999
============================================================
Consumer .......................         $4,414    $4,603
Commercial .....................         24,253    23,251
Commercial real estate .........          1,039       740
Lease financing ................            123       136
Other ..........................            173     1,513
------------------------------------------------------------
   Total .......................        $30,002   $30,243
============================================================

(a) Excludes unfunded commitments related to loans designated for exit.

Commitments to extend credit represent arrangements to lend funds subject to specified contractual conditions. Commercial commitments are reported net of participations, assignments and syndications, primarily to financial institutions, totaling $7.2 billion at December 31, 2000 and 1999. Commitments generally have fixed expiration dates, may require payment of a fee, and contain termination clauses in the event the customer's credit quality deteriorates. Based on the Corporation's historical experience, most commitments expire unfunded, and therefore cash requirements are substantially less than the total commitment.

     Net outstanding letters of credit totaled $4.0 billion and $4.6 billion at December 31, 2000 and 1999, respectively, and consisted primarily of standby letters of credit that commit the Corporation to make payments on behalf of customers if certain specified future events occur. Such instruments are typically issued to support industrial revenue bonds, commercial paper, and bid-or-performance related contracts. At year-end 2000, the largest industry concentration within standby letters of credit was for educational services, which accounted for approximately 8% of the total. Maturities for standby letters of credit ranged from 2001 to 2011.

     Unfunded commitments and letters of credit related to loans designated for exit in 1999 were $1.7 billion at December 31, 2000 and $4.8 billion at December 31, 1999.

     At December 31, 2000, $8.0 billion of loans were pledged to secure borrowings and for other purposes.

     Certain directors and executive officers of the Corporation and its subsidiaries, as well as certain affiliated companies of these directors and officers, were customers of and had loans with subsidiary banks in the ordinary course of business. All such loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility. The aggregate dollar amounts of these loans were $29 million and $27 million at December 31, 2000 and 1999, respectively. During 2000, new loans of $16 million were funded and repayments totaled $14 million.

NOTE 8 NONPERFORMING ASSETS

The following table sets forth nonperforming assets and related information:

                                                    ---------------------------------------------------------
December 31 - dollars in millions                     2000        1999        1998        1997        1996
=============================================================================================================
Nonaccrual loans ..............................       $323        $291        $286        $270        $343
Troubled debt restructured loans ..............                                                          2
-------------------------------------------------------------------------------------------------------------
   Total nonperforming loans ..................        323         291         286         270         345
-------------------------------------------------------------------------------------------------------------
Foreclosed and other assets ...................         49          34          33          52         106
-------------------------------------------------------------------------------------------------------------
   Total nonperforming assets (a) .............       $372        $325        $319        $322        $451
=============================================================================================================
Nonperforming loans to total loans ............        .64%        .59%        .50%        .50%        .67%
Nonperforming assets to total loans, loans
   held for sale and foreclosed assets ........        .71         .61         .55         .59         .87
Nonperforming assets to total assets ..........        .53         .47         .45         .45         .63
=============================================================================================================
Interest on nonperforming loans
   Computed on original terms .................        $42         $28         $25         $31         $34
   Recognized .................................         10          11           6           6          10
=============================================================================================================
Past due loans
   Accruing loans past due 90 days or more ....       $113         $86        $263        $287        $242
   As a percentage of total loans .............        .22%        .17%        .46%        .53%        .47%
=============================================================================================================

(a) The above table excludes $18 million and $13 million of equity management assets at December 31, 2000 and 1999, respectively, that are carried at estimated fair value.


                                                                            71 |

NOTE 9 ALLOWANCE FOR CREDIT LOSSES

Changes in the allowance for credit losses were as follows:

                                   -------------------------
In millions                          2000     1999      1998
============================================================
January 1 .....................      $674     $753      $972
Charge-offs ...................      (186)    (216)     (524)
Recoveries ....................        51       55        77
------------------------------------------------------------
   Net charge-offs ............      (135)    (161)     (447)
Provision for credit losses ...       136      163       225
Sale of credit card business ..                (81)
Acquisitions ..................                            3
------------------------------------------------------------
   December 31 ................      $675     $674      $753
============================================================

Impaired loans totaling $316 million and $241 million at December 31, 2000 and 1999, respectively, had a corresponding specific allowance for credit losses of $76 million and $60 million. The average balance of impaired loans was $277 million in 2000, $243 million in 1999, and $223 million in 1998. There was no interest income recognized on impaired loans in 2000 and 1999. Interest income recognized on impaired loans in 1998 was $1 million.


NOTE 10 PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Premises, equipment and leasehold improvements, stated at cost less accumulated depreciation and amortization, were as follows:

                                      ----------------------
December 31 - in millions               2000         1999
============================================================
Land .............................       $86          $83
Buildings ........................       456          427
Equipment ........................     1,373        1,338
Leasehold improvements ...........       190          208
------------------------------------------------------------
   Total .........................     2,105        2,056
Accumulated depreciation and
   amortization ..................    (1,069)      (1,154)
------------------------------------------------------------
   Net book value ................    $1,036         $902
============================================================

Depreciation and amortization expense on premises, equipment and leasehold improvements totaled $149 million in 2000, $204 million in 1999 and $149 million in 1998.

     Certain facilities and equipment are leased under agreements expiring at various dates through the year 2071. Substantially all such leases are accounted for as operating leases. Rental expense on such leases amounted to $148 million in 2000, $132 million in 1999 and $101 million in 1998.

     At December 31, 2000 and 1999, required minimum annual rentals due on noncancelable leases having terms in excess of one year aggregated $684 million and $749 million, respectively. Minimum annual rentals for each of the years 2001 through 2005 are $106 million, $97 million, $89 million, $77 million and $66 million, respectively.

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

NOTE 11 GOODWILL AND OTHER AMORTIZABLE ASSETS

Goodwill and other amortizable assets, net of amortization, consisted of the following:

                                     -----------------------
December 31 - in millions               2000         1999
============================================================
Goodwill ........................     $2,155       $2,222
Customer-related intangibles ....        157          165
Commercial mortgage
   servicing rights .............        156          125
------------------------------------------------------------
   Total ........................     $2,468       $2,512
============================================================

Amortization of goodwill and other amortizable assets was as follows:

                                       ----------------------------
Year ended December 31 - in millions      2000      1999      1998
===================================================================
Goodwill ..........................       $116       $80       $67
Purchased credit cards ............                    6        36
Commercial mortgage
   servicing rights ...............         18        20        12
Other .............................         (6)        6         7
-------------------------------------------------------------------
   Total ..........................       $128      $112      $122
===================================================================


NOTE 12 SECURITIZATIONS

During 2000, the Corporation securitized commercial mortgage loans totaling $865 million and recorded a pretax gain of $13 million. The Corporation retained servicing rights in the securitized loans, all of which were sold and removed from the balance sheet as a part of the securitization, and recorded servicing rights of $7 million. The servicing rights were valued based on expected future cash flows considering a 10% discount rate and an 8% prepayment rate on mortgages with a weighted-average life of 10 years. Cash received from securitization trusts totaled $877 million.



| 72

     The Corporation also retained interest-only strips related to residential mortgage loans and student loans totaling $16 million and $46 million, respectively, at December 31, 2000. The loans associated with these retained interests were sold and removed from the Corporation's balance sheet at securitization.


NOTE 13 DEPOSITS

The aggregate amount of time deposits with a denomination greater than $100,000 was $5.8 billion and $6.8 billion at December 31, 2000 and 1999, respectively. Remaining contractual maturities of time deposits for the years 2001 through 2005 and thereafter are $14.5 billion, $1.1 billion, $270 million, $261 million and $849 million, respectively.


NOTE 14 BORROWED FUNDS

Bank notes have interest rates ranging from 5.93% to 6.97% with approximately one-third maturing in 2001. Senior and subordinated notes consisted of the following:


December 31, 2000      -----------------------------------------------
Dollars in millions     Outstanding     Stated Rate        Maturity
======================================================================
Senior ................        $597    6.95% - 7.00%      2002-2004
Subordinated
   Nonconvertible .....       2,407    6.13  - 9.88       2001-2009
                             ------
   Total ..............      $3,004
======================================================================

Borrowed funds have scheduled repayments for the years 2001 through 2005 and thereafter of $5.3 billion, $1.8 billion, $1.8 billion, $0.5 billion and $2.3 billion, respectively.

     Excluded from continuing operations are Federal Home Loan Bank obligations of $4.4 billion at December 31, 2000. These obligations have maturities ranging from 2001 to 2018 and interest rates ranging from 1.00% to 7.91%.


NOTE 15 CAPITAL SECURITIES OF SUBSIDIARY TRUSTS

Mandatorily Redeemable Capital Securities of Subsidiary Trusts ("Capital Securities") include nonvoting preferred beneficial interests in the assets of PNC Institutional Capital Trust A, Trust B and Trust C. Trust A, formed in December 1996, holds $350 million of 7.95% junior subordinated debentures, due December 15, 2026, and redeemable after December 15, 2006, at a declining redemption price ranging from 103.975% to par on or after December 15, 2016.

     Trust B, formed in May 1997, holds $300 million of 8.315% junior subordinated debentures due May 15, 2027, and redeemable after May 15, 2007, at a declining redemption price ranging from 104.1575% to par on or after May 15, 2017. Trust C, formed in June 1998, holds $200 million of junior subordinated debentures due June 1, 2028, bearing interest at a floating rate per annum equal to 3-month LIBOR plus 57 basis points. The rate in effect at December 31, 2000 was 7.31%. Trust C Capital Securities are redeemable on or after June 1, 2008 at par. Cash distributions on the Capital Securities are made to the extent interest on the debentures is received by the Trusts. In the event of certain changes or amendments to regulatory requirements or federal tax rules, the Capital Securities are redeemable in whole.

     Trust A is a wholly-owned finance subsidiary of PNC Bank, N.A. and Trust B and Trust C are wholly-owned finance subsidiaries of the Corporation. Distributions on the preferred beneficial interests in the assets of Trust A, Trust B and Trust C are fully and unconditionally guaranteed by their respective parent companies.


NOTE 16 SHAREHOLDERS' EQUITY

Information related to preferred stock is as follows:

                       ------------------------------------------
                             Liquidation     Preferred Shares
December 31              Value per Share     --------------------
Shares in thousands                            2000      1999
=================================================================
Authorized
   $1 par value .........                    17,224    17,300
Issued and outstanding
   Series A .............            $40         11        12
   Series B .............             40          3         3
   Series C .............             20        229       255
   Series D .............             20        318       367
   Series F .............             50      6,000     6,000
-----------------------------------------------------------------
   Total ................                     6,561     6,637
=================================================================

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


                                                                            73 |

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

     During 2000, the Board of Directors adopted a shareholders rights plan providing for issuance of share purchase rights. If a person or group becomes beneficial owner of 10% or more of PNC's common stock, all holders of the rights, other than such person or group, may purchase PNC common stock or equivalent preferred stock at half of market value.

     The Corporation has a dividend reinvestment and stock purchase plan. Holders of preferred stock and common stock may participate in the plan, which provides that additional shares of common stock may be purchased at market value with reinvested dividends and voluntary cash payments. Common shares purchased pursuant to this plan were: 649,334 shares in 2000, 567,266 shares in 1999 and 596,179 shares in 1998.

     At December 31, 2000, the Corporation had reserved approximately 10.9 million common shares to be issued in connection with certain stock plans and the conversion of certain debt and equity securities.


NOTE 17 REGULATORY MATTERS

The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by such regulatory authorities. Neither the Corporation nor any of its subsidiaries is subject to written regulatory agreements.

     Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on PNC's financial condition and results of operations. The Corporation's capital amounts and classification are also subject to qualitative judgments by regulatory agencies about components, risk weightings and other factors.

     The following table sets forth regulatory capital ratios for PNC and its only significant bank subsidiary, PNC Bank, N.A.:


REGULATORY CAPITAL

                         ---------------------------------------------
                                Amount                  Ratios
December 31              ---------------------------------------------
Dollars in millions         2000       1999 (a)    2000       1999 (a)
======================================================================
Risk-based capital
   Tier I
     PNC ..............   $5,367     $4,731        8.60%      7.05%
     PNC Bank, N.A.        5,055      4,746        8.74       7.69
   Total
     PNC ..............    7,845      7,438       12.57      11.08
     PNC Bank, N.A.        7,012      6,815       12.12      11.04
Leverage
     PNC ..............    5,367      4,731        8.03       6.61
     PNC Bank, N.A.        5,055      4,746        8.20       7.13
===================================================================
(a) Includes discontinued operations

The access to and cost of funding new business initiatives including acquisitions, the ability to pay dividends, deposit insurance costs, and the level and nature of regulatory oversight depend, in large part, on a financial institution's capital strength. The minimum regulatory capital ratios are 4% for Tier I risk-based, 8% for total risk-based and 3% for leverage. However, regulators may require higher capital levels when particular circumstances warrant. To qualify as well capitalized, regulators require banks to maintain capital ratios of at least 6% for Tier I risk-based, 10% for total risk-based and 5% for leverage. At December 31, 2000, the Corporation and each bank subsidiary met the well capitalized capital ratio requirements.

     Dividends that may be paid by subsidiary banks to the parent company are subject to certain legal limitations and also may be impacted by capital needs, regulatory requirements, corporate policies, contractual restrictions and other factors. Without regulatory approval, the amount available for payment of dividends by all subsidiary banks was $634 million at December 31, 2000.

     Under federal law, bank subsidiaries generally may not extend credit to the parent company or its nonbank subsidiaries on terms and under circumstances that are not substantially the same as comparable extensions of credit to nonaffiliates. No extension of credit may be made to the parent company or a nonbank subsidiary which is in excess of 10% of the capital stock and surplus of such bank subsidiary or in excess of 20% of the capital and surplus of such bank subsidiary as to aggregate extensions of credit to the parent company and its subsidiaries. In certain circumstances, federal regulatory authorities may impose more



| 74
restrictive limitations. Such extensions of credit, with limited exceptions, must be fully collateralized. The maximum amount available under statutory limitations for transfer from subsidiary banks to the parent company in the form of loans and dividends approximated 18% of consolidated net assets at December 31, 2000.

     Federal Reserve Board regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. During 2000, subsidiary banks maintained reserves which averaged $113 million.


NOTE 18 FINANCIAL DERIVATIVES

                           -------------------------------------------------
                                         Positive               Negative
                             Notional        Fair     Notional      Fair
In millions                     Value       Value        Value     Value
============================================================================
December 31, 2000
Interest rate
   Swaps .................     $5,173        $113       $1,814      $(12)
   Caps ..................        308           4
   Floors ................      3,000           1          238        (2)
----------------------------------------------------------------------------
   Total interest rate
     risk management .....      8,481         118        2,052       (14)
Commercial mortgage
   banking risk
   management ............        121           4          265       (14)
Forward contracts ........        347
Credit default swaps .....                               4,391        (2)
----------------------------------------------------------------------------
   Total .................     $8,949        $122       $6,708      $(30)
============================================================================
December 31, 1999
Interest rate
   Swaps .................     $3,666         $46       $5,402     $(108)
   Caps ..................        474          12
   Floors ................      3,000           1          311        (1)
----------------------------------------------------------------------------
   Total interest rate
     risk management .....      7,140          59        5,713      (109)
Commercial mortgage
   banking risk
   management ............        643          51
Forward contracts ........        681
Credit default swaps .....         60                    4,255        (4)
----------------------------------------------------------------------------
   Total .................     $8,524        $110       $9,968     $(113)
============================================================================

The Corporation uses a variety of off-balance-sheet financial derivatives as part of the overall risk management process and to manage interest rate, market and credit risk inherent in the Corporation's business activities. Financial derivatives involve, to varying degrees, interest rate and credit risk in excess of the amount recognized on the balance sheet but less than the notional amount of the contract. For interest rate swaps and purchased interest rate caps and floors, only periodic cash payments and, with respect to such caps and floors, premiums are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional value. The Corporation manages these risks as part of its asset and liability management process and through credit policies and procedures. The Corporation seeks to minimize the credit risk by entering into transactions with only a select number of high-quality institutions, establishing credit limits, requiring bilateral-netting agreements, and, in certain instances, segregated collateral.

      The Corporation uses interest rate swaps and purchased caps and floors to modify the interest rate characteristics of designated interest-bearing assets or liabilities from fixed to variable, variable to fixed, or one variable index to another. At December 31, 2000, $7.0 billion of interest rate swaps, caps and floors were designated to loans. At December 31, 2000, $135 million of financial derivatives were designated to securities available for sale. During 2000, derivative contracts modified the average effective yield on interest-earning assets from 7.93% to 7.85%. At December 31, 2000, $3.5 billion of interest rate swaps were designated to interest-bearing liabilities. During 2000, derivative contracts had no impact on the average rate on interest-bearing liabilities of 5.01%.

     PNC also uses interest rate swaps to manage interest rate risk associated with its commercial mortgage banking activities.

     Forward contracts are used to manage risk positions associated with student lending activities. Substantially all forward contracts mature within 90 days of origination. Forward contracts are traded in over-the-counter markets and do not have standardized terms. In the event the counterparty is unable to meet its contractual obligations, the Corporation may be exposed to selling or purchasing student loans at prevailing market prices. Unrealized gains or losses are considered in the lower of cost or market valuation of loans held for sale.

     Credit default swaps are used to mitigate credit risk and lower the required regulatory capital associated with commercial lending activities.

     At December 31, 2000 and 1999, the Corporation's exposure to credit losses with respect to financial derivatives was not material.


                                                                            75 |

OTHER DERIVATIVES

The following schedule sets forth information relating to positions with customer-related and other derivatives:


                             ----------------------------------------------------------------------------------------------------
                                    AT December 31, 2000              2000          At December 31, 1999                1999
                             --------------------------------------          -----------------------------------------
                                      Positive Negative         Net Average           Positive Negative           Net   Average
                             Notional     Fair     Fair       Asset    Fair  Notional     Fair     Fair         Asset      Fair
In millions                     Value    Value    Value (Liability)   Value     Value    Value    Value   (Liability)     Value
=================================================================================================================================
Customer-related
   Interest rate
     Swaps .................  $13,567     $120    $(127)        $(7)    $(1)  $17,103     $110    $(116)          $(6)     $(13)
     Caps/floors
       Sold ................    5,145               (17)        (17)    (23)    3,440               (25)          (25)      (20)
       Purchased ...........    3,914       15                   15      21     3,337       22                     22        18
   Foreign exchange ........    6,108       79      (82)         (3)      7     3,310       47      (36)           11         7
   Other ...................    2,544       59      (59)                  4     2,161       22       (9)           13         3
---------------------------------------------------------------------------------------------------------------------------------
   Total customer-related ..   31,278      273     (285)        (12)      8    29,351      201     (186)           15        (5)
Other ......................    1,207       13       (1)         12       8     1,238        6                      6         4
---------------------------------------------------------------------------------------------------------------------------------
   Total other derivatives    $32,485     $286    $(286)                $16   $30,589     $207    $(186)          $21       $(1)
=================================================================================================================================


NOTE 19 EMPLOYEE BENEFIT PLANS

PENSION AND POSTRETIREMENT PLANS

The Corporation has a noncontributory, qualified defined benefit pension plan covering most employees. Retirement benefits are derived from a cash balance formula based upon compensation levels, age and length of service. Pension contributions are based on an actuarially determined amount necessary to fund total benefits payable to plan participants.

     The Corporation also maintains nonqualified supplemental retirement plans for certain employees. All retirement benefits provided under these plans are unfunded and any payments to plan participants are made by the Corporation. The Corporation also provides certain health care and life insurance benefits for retired employees ("postretirement benefits") through various plans.

     A reconciliation of the changes in the benefit obligation for qualified and nonqualified pension plans and postretirement benefit plans as well as the change in plan assets for the qualified pension plan is as follows:


                                                                 -------------------------------------------------------
                                                                       Qualified and                Postretirement
                                                                   Nonqualified Pensions                Benefits
                                                                 -------------------------------------------------------
December 31 - in millions                                            2000           1999           2000           1999
========================================================================================================================
Benefit obligation at beginning of year .......................      $840           $866           $198           $187
Service cost ..................................................        32             24              2              2
Interest cost .................................................        65             60             14             12
Actuarial loss (gain) .........................................         7            (39)             7             13
Settlements ...................................................       (20)
Participant contributions .....................................                                       4              3
Benefits paid .................................................       (68)           (71)           (22)           (19)
------------------------------------------------------------------------------------------------------------------------
   Benefit obligation at end of year ..........................      $856           $840           $203           $198
========================================================================================================================
Fair value of plan assets at beginning of year ................      $939           $758
Actual (loss) return on plan assets ...........................       (29)           147
Employer contribution .........................................       130            105
Settlements ...................................................       (20)
Benefits paid .................................................       (68)           (71)
--------------------------------------------------------------------------------------------
   Fair value of plan assets at end of year ...................      $952           $939
============================================================================================
Funded status .................................................       $96            $99          $(203)         $(198)
Unrecognized net actuarial loss (gain) ........................        65            (60)            38             30
Unrecognized prior service credit .............................        (5)            (6)           (63)           (69)
Unrecognized net transition asset .............................                       (4)
------------------------------------------------------------------------------------------------------------------------
   Net amount recognized on the balance sheet .................      $156            $29          $(228)         $(237)
========================================================================================================================
Prepaid pension cost ..........................................      $156            $29
Additional minimum liability ..................................       (18)           (22)
Intangible asset ..............................................         2              3
Accumulated other comprehensive loss ..........................        16             19
-------------------------------------------------------------------------------------------
   Net amount recognized on the balance sheet .................      $156            $29
===========================================================================================


| 76

The accrued pension benefit liability above includes $34 million and $46 million for the nonqualified plans at December 31, 2000 and 1999, respectively. The accumulated benefit obligation for these plans was $53 million and $68 million at December 31, 2000 and 1999, respectively.

     Plan assets primarily consist of listed common stocks, U.S. government and agency securities and collective funds. Plan assets are managed by BlackRock and do not include common stock of the Corporation.

     The health care cost trend rate declines until it stabilizes at 5.00% beginning in 2005. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                             ---------------------------
Year ended December 31, 2000 - in millions     Increase       Decrease
========================================================================
Effect on total service
   and interest cost ................                $1            $(1)
Effect on postretirement
   benefit obligation ...............                10             (9)
========================================================================

The components of net periodic pension and postretirement benefit cost were as follows:

                                               -------------------------------------------------------------------
                                                 Qualified and Nonqualified Pensions    Postretirement Benefits
                                               -------------------------------------------------------------------
Year ended December 31 - in millions                 2000       1999      1998          2000      1999       1998
==================================================================================================================
Service cost .................................        $32        $24       $28            $2        $2         $2
Interest cost ................................         65         58        58            14        12         14
Expected return on plan assets ...............        (93)       (75)      (71)
Transition amount amortization ...............         (4)        (5)       (5)
Special termination benefits .................                              10
Amortization of prior service cost ...........         (1)        (1)        1            (6)       (6)        (6)
Recognized net actuarial loss ................                     2         1
Losses due to settlements ....................          7
------------------------------------------------------------------------------------------------------------------
   Net periodic cost                                   $6         $3       $22           $10        $8        $10
==================================================================================================================

Weighted-average assumptions were as follows:

                                               -------------------------------------------------------------------
                                                 Qualified and Nonqualified Pensions    Postretirement Benefits
                                               -------------------------------------------------------------------
Year ended December 31                               2000       1999      1998          2000      1999       1998
==================================================================================================================
Discount rate ................................       7.50%      7.75%     6.75%         7.50%     7.75%      6.75%
Rate of compensation increase ................       4.50       4.50      4.50
Expected return on plan assets ...............       9.50       9.50      9.50
Expected health care cost trend rate
   Medical pre-65 ............................                                          7.00      7.00       5.45
   Medical post-65 ...........................                                          8.00      8.00       5.45
   Dental ....................................                                          7.00      7.00       5.25
==================================================================================================================

INCENTIVE SAVINGS PLAN

The Corporation sponsors an incentive savings plan that covers substantially all employees. Under this plan, employee contributions up to 6% of biweekly compensation, as defined by the plan are matched, subject to Internal Revenue Code limitations. Contributions to the plan are matched primarily by shares of PNC common stock held by the Corporation's employee stock ownership plan ("ESOP").

     The Corporation makes annual contributions to the ESOP that are at least equal to the debt service requirements on the ESOP's borrowings less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. Dividends used for debt service totaled $9 million in 2000, 1999 and 1998. To satisfy additional debt service requirements, PNC contributed $9 million in 1999 and $7 million in 1998.

     As the ESOP's borrowings are repaid, shares are allocated to employees who made contributions during the year based on the proportion of annual debt service to total debt service. The Corporation includes all ESOP shares as common shares outstanding in the earnings per share computation. Components of ESOP shares are:


As of or for the year ended         ------------------------
December 31 - in thousands             2000          1999
============================================================
Shares
Unallocated ......................      364           712
Allocated ........................    4,316         4,251
Released for allocation ..........      348           652
Retired ..........................     (530)         (587)
------------------------------------------------------------
   Total .........................    4,498         5,028
============================================================

                                                                            77 |

Compensation expense related to the portion of contributions matched with ESOP shares is determined based on the number of ESOP shares allocated. Compensation expense related to these plans was $30 million, $17 million and $4 million for 2000, 1999 and 1998, respectively.


NOTE 20 STOCK-BASED COMPENSATION PLANS

The Corporation has a senior executive long-term incentive award plan ("Incentive Plan") that provides for the granting of incentive stock options, nonqualified options, stock appreciation rights, performance units and incentive shares. In any given year, the number of shares of common stock available for grant under the Incentive Plan may range from 1.5% to 3% of total issued shares of common stock determined at the end of the preceding calendar year.

STOCK OPTIONS

Options are granted at exercise prices not less than the market value of common stock on the date of grant. Options granted in 2000 and 1999 become exercisable in installments after the grant date. Options granted prior to 1999 are mainly exercisable twelve months after the grant date. Payment of the option price may be in cash or shares of common stock at market value on the exercise date. A summary of stock option activity follows:

                         -----------------------------------------------
                                     Per Option
                         ---------------------------------
                                                 Weighted-
                                                   Average
Shares in thousands        Exercise Price   Exercise Price     Shares
========================================================================
January 1, 1998 .......   $11.38 - $43.75           $32.25      8,791
   Granted ............    43.66 -  66.00            55.17      3,449
   Exercised ..........    11.38 -  43.75            31.26     (2,449)
   Terminated .........    43.75 -  54.72            52.35       (225)
                                                              ----------
December 31, 1998 .....    11.38 -  66.00            40.30      9,566
   Granted ............    50.47 -  76.00            51.68      3,612
   Exercised ..........    11.38 -  54.72            33.89     (1,856)
   Terminated .........    21.75 -  59.31            51.68       (247)
                                                              ----------
December 31, 1999 .....    11.38 -  76.00            44.83     11,075
   Granted ............    42.19 -  66.22            44.20      4,171
   Exercised ..........    11.38 -  59.31            37.77     (2,952)
   Terminated .........    31.13 -  61.75            48.10       (464)
                                                              ----------
December 31, 2000 .....    21.63 -  76.00            46.24     11,830
========================================================================

At December 31, 2000, the weighted-average remaining contractual life of outstanding options was 7 years and 7 months and options for 5,834,898 shares of common stock were exercisable at a weighted-average price of $45.96 per share. The grant-date fair value of options granted in 2000 was $9.86 per option. Options for 82,000 shares of common stock were granted in 1999 with an exercise price in excess of the market value on the date of grant. There were no options granted in excess of market value in 2000. Shares of common stock available for the granting of options under the Incentive Plan and the predecessor plans were 10,584,683 at December 31, 2000, 1999 and 1998.


INCENTIVE SHARE AWARDS

In 1998, incentive share awards potentially representing 362,250 shares of common stock were granted to certain senior executives pursuant to the Incentive Plan. Issuance of restricted shares pursuant to these incentive awards is subject to the market price of PNC's common stock equaling or exceeding specified levels for defined periods. The restricted period ends two years after the issue date. During the restricted period, the recipient receives dividends and can vote the shares. If the recipient leaves the Corporation before the end of the restricted period, the shares will be forfeited. At December 31, 2000, the incentive share awards granted in 1998 had not met the specified levels required for issuance of restricted stock. In 2000, incentive share awards potentially representing 606,000 shares of common stock were granted to certain senior executives pursuant to the Incentive Plan. Of this amount, the grant of 105,000 shares is subject to shareholder approval. One-half of any shares of restricted stock issued pursuant to these awards will vest after 3 years and one-half vest after year 4. Shares awarded, if any, under this grant will be offset on a share-for-share basis by any shares received by the executive from the 1998 grant. There were 66,000 incentive shares forfeited in 2000, no forfeitures in 1999 and 12,000 incentive shares forfeited in 1998. In addition, 245,000 shares of restricted stock were granted to senior executives with a 3-year vesting period of which the grant of 60,000 shares is subject to shareholder approval. Compensation expense recognized for incentive share awards was $8 million, $12 million and $15 million in 2000, 1999 and 1998, respectively.


EMPLOYEE STOCK PURCHASE PLAN

The Corporation's employee stock purchase plan ("ESPP") has approximately 3.0 million shares available for issuance. Persons who have been continuously employed for at least one year are eligible to participate. Participants purchase the Corporation's common stock at 85% of the lesser of fair market value on the first or last day of each offering period. No charge to earnings is recorded with respect to the ESPP. Shares issued pursuant to the ESPP were as follows:

                         ------------------------------------
Year ended December 31      Shares         Price Per Share
=============================================================
2000 ..................    504,988       $42.82 and $45.53
1999 ..................    406,740        43.99 and  47.39
1998 ..................    315,097        43.83 and  48.34
=============================================================


| 78

The following table sets forth pro forma income from continuing operations and diluted earnings per share as if compensation expense was recognized for stock options and the ESPP.

PRO FORMA NET INCOME AND EPS

                            -----------------------
Year ended December 31       Reported    Pro forma
===================================================
Net income (in millions)
   2000 ...................    $1,214       $1,196
   1999 ...................     1,202        1,194
   1998 ...................     1,080        1,064
===================================================
Diluted earnings per share
   2000 ...................     $4.09        $4.02
   1999 ...................      3.94         3.92
   1998 ...................      3.49         3.43
===================================================

For purposes of computing pro forma results, PNC estimated the fair value of stock options and ESPP shares using the Black-Scholes option pricing model.

     The model requires the use of numerous assumptions, many of which are highly subjective in nature. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods. The following assumptions were used in the option pricing model for purposes of estimating pro forma results. The dividend yield represents average yields over the previous three-year period. Volatility is measured using the fluctuation in quarter-end closing stock prices over a five-year period.

                                 ----------------------------------
Year ended December 31                2000        1999      1998
===================================================================
Risk-free interest rate ......         6.6%        5.2%      5.5%
Dividend yield ...............         3.1         3.6       4.4
Volatility ...................        21.8        22.1      19.9
Expected life ................      5 yrs.      6 yrs.    6 yrs.
===================================================================


NOTE 21 INCOME TAXES

The components of income taxes were as follows:

Year ended December 31         -----------------------------
In millions                       2000     1999      1998
============================================================
Current
   Federal ..................     $226     $454      $307
   State ....................       32       35        57
------------------------------------------------------------
     Total current ..........      258      489       364
============================================================
Deferred
   Federal ..................      363      102       204
   State ....................       13       (5)        3
------------------------------------------------------------
     Total deferred .........      376       97       207
============================================================
   Total ....................     $634     $586      $571
============================================================

Significant components of deferred tax assets and liabilities are as follows:

                                      ----------------------
December 31 - in millions                 2000       1999
============================================================
Deferred tax assets
   Allowance for credit losses .......    $250       $247
   Compensation and benefits .........      85        128
   Net unrealized securities losses ..      19         58
   Other .............................     104        158
------------------------------------------------------------
     Total deferred tax assets .......     458        591
============================================================
Deferred tax liabilities
   Leasing ...........................     824        548
   Depreciation ......................      37         29
   Other .............................     102         90
------------------------------------------------------------
     Total deferred tax liabilities ..     963        667
============================================================
   Net deferred tax liability ........    $505        $76
============================================================

A reconciliation between the statutory and effective tax rates follows:

                                  --------------------------
Year ended December 31              2000     1999     1998
============================================================
Statutory tax rate ..........       35.0%    35.0%    35.0%
Increases (decreases)
   resulting from
   State taxes ..............        1.6      1.1      2.3
   Tax-exempt interest ......        (.6)     (.7)    (1.0)
   Goodwill .................         .9       .9       .9
   Other ....................       (2.6)    (3.5)    (2.6)
------------------------------------------------------------
   Effective tax rate .......       34.3%    32.8%    34.6%
============================================================


                                                                            79 |

NOTE 22 SEGMENT REPORTING

PNC operates seven major businesses engaged in community banking, corporate banking, real estate finance, asset-based lending, wealth management, asset management and global fund services: Community Banking, Corporate Banking, PNC Real Estate Finance, PNC Business Credit, PNC Advisors, BlackRock and PFPC.

     Business results are presented based on PNC's management accounting practices and the Corporation's management structure. There is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles; therefore, PNC's business results are not necessarily comparable with similar information for any other financial services institution. Financial results are presented, to the extent practicable, as if each business operated on a stand-alone basis.

     The presentation of business results was changed to reflect the Corporation's operating structure during 2000. Middle market and equipment leasing activities (previously included in Community Banking) are reported in Corporate Banking. In addition, PNC Real Estate Finance and PNC Business Credit are reported separately within PNC Secured Finance. Regional real estate lending activities (previously included in Community Banking) are reported in PNC Real Estate Finance. Business financial results for 2000, 1999 and 1998 are presented consistent with this structure.

     The management accounting process uses various balance sheet and income statement assignments and transfers to measure performance of the businesses. Methodologies change from time to time as management accounting practices are enhanced and businesses change. Securities or borrowings and related net interest income are assigned based on the net asset or liability position of each business. Capital is assigned based on management's assessment of inherent risks and equity levels at independent companies providing similar products and services. The allowance for credit losses is allocated to the businesses based on management's assessment of risk inherent in the loan portfolios. Support areas not directly aligned with the businesses are allocated primarily based on the utilization of services.

     Total business financial results differ from consolidated results from continuing operations primarily due to differences between management accounting practices and generally accepted accounting principles, divested and exited businesses, equity management activities, minority interests, residual asset and liability management activities, eliminations and unassigned items, the impact of which is reflected in the "Other" category.


BUSINESS SEGMENT PRODUCTS AND SERVICES

Community Banking provides deposit, branch-based brokerage, electronic banking and credit products and services to retail customers as well as credit, treasury management and capital markets products and services to small businesses primarily within PNC's geographic region.

     Corporate Banking provides credit, equipment leasing, treasury management and capital markets products and services to large and mid-sized corporations, institutions and government entities primarily within PNC's geographic region.

     PNC Real Estate Finance provides credit, capital markets, treasury management, commercial mortgage loan servicing and other products and services to developers, owners and investors in commercial real estate.

     PNC Business Credit provides asset-based lending, capital markets and treasury management products and services to middle market customers on a national basis. PNC Business Credit's lending services include loans secured by accounts receivable, inventory, machinery and equipment, and other collateral, and its customers include manufacturing, wholesale, distribution, retailing and service industry companies.

     PNC Advisors provides a full range of tailored investment products and services to affluent individuals and families including full-service brokerage through J.J.B. Hilliard, W.L. Lyons, Inc. and investment advisory services to the ultra-affluent through Hawthorn. PNC Advisors also serves as investment manager and trustee for employee benefit plans and charitable and endowment assets.

     BlackRock is one of the largest publicly traded investment management firms in the United States with $204 billion of assets under management at December 31, 2000. BlackRock manages assets on behalf of institutions and individuals through a variety of fixed income, liquidity, equity and alternative investment separate accounts and mutual funds, including its flagship fund families, BlackRock Funds and BlackRock Provident Institutional Funds. In addition, BlackRock provides risk management and technology services to a growing number of institutional investors under the BlackRock Solutions name.

     Providing a wide range of global fund services to the investment management industry, PFPC is the largest full-service mutual fund transfer agent and second largest provider of mutual fund accounting and administration services in the United States. As an extension of its domestic services, PFPC also provides customized processing services to the international marketplace through its Dublin, Ireland and Luxembourg operations.


| 80

RESULTS OF BUSINESSES

                                  -------------------------------------------------------------------------------------------------
                                                               PNC
                                                              Real        PNC
Year ended December 31            Community    Corporate    Estate   Business        PNC   Black-                             Con-
In millions                         Banking      Banking   Finance     Credit   Advisors     Rock       PFPC     Other   solidated
===================================================================================================================================
2000
INCOME STATEMENT
Net interest income (a) ........     $1,414         $562      $115        $99       $136       $7       $(46)    $(105)    $2,182
Noninterest income .............        619          277       105         20        656      477        656        81      2,891
-----------------------------------------------------------------------------------------------------------------------------------
   Total revenue ...............      2,033          839       220        119        792      484        610       (24)     5,073
Provision for credit losses ....         45           79        (7)        12          5                             2        136
Depreciation and amortization ..         85           13        20          2         14       20         49        56        259
Other noninterest expense ......        986          371       119         28        497      314        483        14      2,812
-----------------------------------------------------------------------------------------------------------------------------------
   Pretax earnings .............        917          376        88         77        276      150         78       (96)     1,866
Income taxes ...................        327          132         6         28        103       63         31       (38)       652
-----------------------------------------------------------------------------------------------------------------------------------
   Earnings ....................       $590         $244       $82        $49       $173      $87        $47      $(58)    $1,214
===================================================================================================================================
Inter-segment revenue ..........         $3           $5                             $13      $84                $(105)
===================================================================================================================================
AVERAGE ASSETS .................    $38,958      $16,382    $5,506     $2,271     $3,500     $537     $1,578     $(241)   $68,491
===================================================================================================================================
1999
INCOME STATEMENT
Net interest income (a) ........     $1,418         $481      $112        $71       $130      $(8)        $6      $156     $2,366
Noninterest income .............        550          264       100         11        608      381        251       285      2,450
-----------------------------------------------------------------------------------------------------------------------------------
   Total revenue ...............      1,968          745       212         82        738      373        257       441      4,816
Provision for credit losses ....         61           16        (5)        11          7                            73        163
Depreciation and amortization ..         88           14        20          2         14       18         10       130        296
Other noninterest expense ......        969          346       106         23        480      252        175       196      2,547
-----------------------------------------------------------------------------------------------------------------------------------
   Pretax earnings .............        850          369        91         46        237      103         72        42      1,810
Income taxes ...................        307          123        17         17         90       44         27       (17)       608
-----------------------------------------------------------------------------------------------------------------------------------
   Earnings ....................       $543         $246       $74        $29       $147      $59        $45       $59     $1,202
===================================================================================================================================
Inter-segment revenue ..........         $5           $2                  $(1)        $8      $84                 $(98)
===================================================================================================================================
AVERAGE ASSETS .................    $37,502      $15,587    $5,554     $1,759     $3,353     $448       $308    $3,403    $67,914
===================================================================================================================================
1998
INCOME STATEMENT
Net interest income (a) ........     $1,391         $416      $114        $55       $121     $(11)        $8      $420     $2,514
Noninterest income .............        605          211        47          7        368      339        183       326      2,086
-----------------------------------------------------------------------------------------------------------------------------------
   Total revenue ...............      1,996          627       161         62        489      328        191       746      4,600
Provision for credit losses ....         81           84        (5)         3          1                            61        225
Depreciation and amortization ..         98           13        15          2          6       13          6       106        259
Other noninterest expense ......      1,036          306        84         17        290      247        125       334      2,439
-----------------------------------------------------------------------------------------------------------------------------------
   Pretax earnings .............        781          224        67         40        192       68         60       245      1,677
Income taxes ...................        293           81        15         15         73       32         22        66        597
-----------------------------------------------------------------------------------------------------------------------------------
   Earnings ....................       $488         $143       $52        $25       $119      $36        $38      $179     $1,080
===================================================================================================================================
Inter-segment revenue ..........         $6           $1                              $1       $6                 $(14)
===================================================================================================================================
AVERAGE ASSETS .................    $36,942      $14,329    $5,306     $1,380     $2,731     $441       $229    $7,918    $69,276
===================================================================================================================================

(a) Taxable-equivalent basis

Gains in 1999 from the sales of the credit card business, an equity interest in Electronic Payment Services, Inc., the BlackRock IPO, Concord stock and branches totaling $422 million are included in the "Other" category. Also in 1999, valuation adjustments associated with exiting certain non-strategic lending businesses totaling $195 million, costs related to efficiency initiatives of $98 million, a contribution to the PNC Foundation of $30 million, the write-down of an equity investment of $28 million and expense associated with the buyout of PNC's mall ATM representative of $12 million are included in the "Other" category.

      The results of the credit card business through the first quarter of 1999, the corporate trust and escrow business in 1998, differences between management accounting practices and generally accepted accounting principles, divested and exited businesses, equity management activities, minority interests, residual asset and liability management activities, eliminations and unassigned items comprise the remainder of the "Other" category.


                                                                            81 |

NOTE 23 EARNINGS PER SHARE

The following table sets forth basic and diluted earnings per share calculations.


                                                                            ------------------------------------------
Year ended December 31 - in millions, except share and per share data           2000             1999             1998
=======================================================================================================================
CALCULATION OF BASIC EARNINGS PER COMMON SHARE
Income from continuing operations .....................................       $1,214           $1,202           $1,080
Less: Preferred dividends declared ....................................           19               19               19
-----------------------------------------------------------------------------------------------------------------------
   Income from continuing operations applicable to basic earnings
     per common share .................................................       $1,195           $1,183           $1,061
-----------------------------------------------------------------------------------------------------------------------
Basic weighted-average common shares outstanding (in thousands) .......      289,958          296,886          300,761
-----------------------------------------------------------------------------------------------------------------------
   Basic Earnings Per Common Share from Continuing Operations .........        $4.12            $3.98            $3.53
=======================================================================================================================

Income from discontinued operations applicable to basic earnings
   per common share ...................................................          $65              $62              $35
-----------------------------------------------------------------------------------------------------------------------
Basic weighted-average common shares outstanding (in thousands) .......      289,958          296,886          300,761
-----------------------------------------------------------------------------------------------------------------------
   Basic Earnings Per Common Share from Discontinued Operations .......         $.23             $.21             $.11
=======================================================================================================================

Net income ............................................................       $1,279           $1,264           $1,115
Less: Preferred dividends declared ....................................           19               19               19
-----------------------------------------------------------------------------------------------------------------------
   Net income applicable to basic earnings per common share ...........       $1,260           $1,245           $1,096
-----------------------------------------------------------------------------------------------------------------------
Basic weighted-average common shares outstanding (in thousands) .......      289,958          296,886          300,761
-----------------------------------------------------------------------------------------------------------------------
   Basic Earnings Per Common Share ....................................        $4.35            $4.19            $3.64
=======================================================================================================================

CALCULATION OF DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations .....................................       $1,214           $1,202           $1,080
Less: Dividends declared on nonconvertible preferred stock Series F ...           18               18               17
-----------------------------------------------------------------------------------------------------------------------
   Income from continuing operations applicable to diluted earnings
     per common share .................................................       $1,196           $1,184           $1,063
-----------------------------------------------------------------------------------------------------------------------

Basic weighted-average common shares outstanding (in thousands) .......      289,958          296,886          300,761
Weighted-average common shares to be issued using
   average market price and assuming:
   Conversion of preferred stock Series A and B .......................          118              131              148
   Conversion of preferred stock Series C and D .......................          986            1,072            1,145
   Conversion of debentures ...........................................           20               24              761
   Exercise of stock options ..........................................        1,531            1,529            1,846
   Incentive share awards .............................................          173              383              486
-----------------------------------------------------------------------------------------------------------------------
Diluted weighted-average common shares outstanding (in thousands) .....      292,786          300,025          305,147
-----------------------------------------------------------------------------------------------------------------------
   Diluted Earnings Per Common Share from Continuing Operations .......        $4.09            $3.94            $3.49
=======================================================================================================================

Income from discontinued operations applicable to diluted earnings
   per common share ...................................................          $65              $62              $35
-----------------------------------------------------------------------------------------------------------------------
Diluted weighted-average common shares outstanding (in thousands) .....      292,786          300,025          305,147
-----------------------------------------------------------------------------------------------------------------------
   Diluted Earnings Per Common Share from Discontinued Operations .....         $.22             $.21             $.11
=======================================================================================================================

Net income ............................................................       $1,279           $1,264           $1,115
Less: Dividends declared on nonconvertible preferred stock Series F ...           18               18               17
-----------------------------------------------------------------------------------------------------------------------
   Net income applicable to diluted earnings per common share .........       $1,261           $1,246           $1,098
-----------------------------------------------------------------------------------------------------------------------
Diluted weighted-average common shares outstanding (in thousands) .....      292,786          300,025          305,147
-----------------------------------------------------------------------------------------------------------------------
   Diluted Earnings Per Common Share ..................................        $4.31            $4.15            $3.60
=======================================================================================================================


82 |

NOTE 24 COMPREHENSIVE INCOME

The Corporation's other comprehensive income consists of unrealized gains or losses on securities available for sale and minimum pension liability adjustments. The income effects allocated to each component of other comprehensive income (loss) are as follows:

                                    -----------------------------------------
Year ended December 31               Pretax     Tax Benefit      After-tax
In millions                          Amount       (Expense)         Amount
=============================================================================
2000
Unrealized securities gains .....      $127            $(41)           $86
Less: Reclassification
   adjustment for losses
   realized in net income .......        (3)              1             (2)
-----------------------------------------------------------------------------
   Net unrealized
     securities gains ...........       130             (42)            88
Minimum pension
   liability adjustment .........         2              (1)             1
-----------------------------------------------------------------------------
   Other comprehensive
     income from
     continuing operations ......      $132            $(43)           $89
=============================================================================
1999
Unrealized securities losses ....     $(184)            $63          $(121)
Less: Reclassification
   adjustment for losses
   realized in net income .......       (28)             10            (18)
-----------------------------------------------------------------------------
   Net unrealized
     securities losses ..........      (156)             53           (103)
Minimum pension
   liability adjustment .........        (8)              3             (5)
-----------------------------------------------------------------------------
   Other comprehensive
     loss from
     continuing operations ......     $(164)            $56          $(108)
=============================================================================
1998
Unrealized securities losses ....      $(12)             $4            $(8)
Less: Reclassification
   adjustment for losses
   realized in net income .......       (15)              5            (10)
-----------------------------------------------------------------------------
   Net unrealized
     securities gains ...........         3              (1)             2
Minimum pension
   liability adjustment .........       (11)              4             (7)
-----------------------------------------------------------------------------
   Other comprehensive
     loss from continuing
     operations .................       $(8)             $3            $(5)
=============================================================================

The accumulated balances related to each component of other comprehensive loss are as follows:

                                           ------------------
December 31 - in millions                    2000      1999
=============================================================
Net unrealized securities losses .........   $(32)    $(120)
Minimum pension liability adjustment .....    (11)      (12)
-------------------------------------------------------------
   Accumulated other comprehensive
     loss from continuing operations .....   $(43)    $(132)
=============================================================

NOTE 25 LITIGATION

The Corporation and persons to whom the Corporation may have indemnification obligations, in the normal course of business, are subject to various pending and threatened lawsuits in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not at the present time anticipate the ultimate aggregate liability, if any, arising out of such lawsuits will have a material adverse effect on the Corporation's financial condition. At the present time, management is not in a position to determine whether any such pending or threatened litigation will have a material adverse effect on the Corporation's results of operations in any future reporting period.


NOTE 26 FAIR VALUE OF FINANCIAL INSTRUMENTS

                              ----------------------------------------------------
                                         2000                     1999
                              ----------------------------------------------------
                                Carrying        Fair      Carrying         Fair
December 31 - in millions         Amount       Value        Amount        Value
==================================================================================
ASSETS
Cash and
   short-term assets .....        $5,041      $5,041        $4,465       $4,465
Securities available
   for sale ..............         5,902       5,902         5,960        5,960
Loans held for sale ......         1,655       1,655         3,477        3,477
Net loans
   (excludes leases) .....        46,066      46,872        46,041       46,398
Commercial mortgage
   servicing rights ......           156         267           125          171

LIABILITIES
Demand, savings
   and money
   market deposits .......        30,686      30,686        27,823       27,823
Time deposits ............        16,978      17,101        17,979       17,890
Borrowed funds ...........        11,822      12,043        14,389       14,442

OFF-BALANCE-SHEET
Unfunded loan
   commitments ...........           (11)        (11)           (5)          (5)
Letters of credit ........           (10)        (10)           (9)          (9)
Financial derivatives
   Interest rate risk
     management ..........            63         104            75          (50)
   Commercial mortgage
     banking risk
     management ..........            (2)        (10)                        51
   Credit-related
     activities ..........                        (2)                        (4)
   Customer/other
     derivatives .........                                      21           21
==================================================================================


                                                                            83 |

Real and personal property, lease financing, loan customer relationships, deposit customer intangibles, retail branch networks, fee-based businesses, such as asset management and brokerage, trademarks and brand names are excluded from the amounts set forth in the previous table. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

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


CASH AND SHORT-TERM ASSETS

The carrying amounts reported in the consolidated balance sheet for cash and short-term investments approximate fair values primarily due to their short-term nature. For purposes of this disclosure only, short-term assets include due from banks, interest-earning deposits with banks, federal funds sold and resale agreements, trading securities, customer's acceptance liability and accrued interest receivable.


SECURITIES AVAILABLE FOR SALE

The fair value of securities available for sale is based on quoted market prices, where available. If quoted market prices are not available, fair value is estimated using the quoted market prices of comparable instruments.


NET LOANS AND LOANS HELD FOR SALE

Fair values are estimated based on the discounted value of expected net cash flows incorporating assumptions about prepayment rates, credit losses and servicing fees and costs. For revolving home equity loans, this fair value does not include any amount for new loans or the related fees that will be generated from the existing customer relationships. In the case of nonaccrual loans, scheduled cash flows exclude interest payments. The carrying value of loans held for sale approximates fair value.


COMMERCIAL MORTGAGE SERVICING RIGHTS

The fair value of commercial mortgage servicing rights is estimated based on the present value of future cash flows.


DEPOSITS

The carrying amounts of noninterest-bearing demand and interest-bearing money market and savings deposits approximate fair values. For time deposits, which include foreign deposits, fair values are estimated based on the discounted value of expected net cash flows taking into account current interest rates.


BORROWED FUNDS

The carrying amounts of federal funds purchased, commercial paper, acceptances outstanding and accrued interest payable are considered to be their fair value because of their short-term nature. For all other borrowed funds, fair values are estimated based on the discounted value of expected net cash flows taking into account current interest rates.


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


NOTE 27 UNUSED LINE OF CREDIT

At December 31, 2000, the Corporation maintained a line of credit in the amount of $500 million, none of which was drawn. This line is available for general corporate purposes and expires in 2003.

| 84

NOTE 28 PARENT COMPANY

Summarized financial information of the parent company is as follows:

STATEMENT OF INCOME

                                          ------------------------------
Year ended December 31 - in millions       2000       1999      1998
========================================================================

OPERATING REVENUE
Dividends from:
   Bank subsidiaries ..............        $690     $1,139      $774
   Nonbank subsidiaries ...........          55         80        21
Interest income ...................           9          9         5
Noninterest income ................           1          4         1
------------------------------------------------------------------------
   Total operating revenue ........         755      1,232       801
========================================================================

OPERATING EXPENSE
Interest expense ..................          54         86        92
Other expense .....................          (6)        52         7
------------------------------------------------------------------------
   Total operating expense ........          48        138        99
========================================================================
Income before income
   taxes and equity in
   undistributed net
   income of subsidiaries .........         707      1,094       702
Income tax benefits ...............         (21)       (47)      (35)
------------------------------------------------------------------------
   Income before equity in
     undistributed net
     income of subsidiaries .......         728      1,141       737
   Bank subsidiaries ..............         386         (7)      312
   Nonbank subsidiaries ...........         165        130        66
------------------------------------------------------------------------
   Net income .....................      $1,279     $1,264    $1,115
========================================================================


BALANCE SHEET

                                        --------------------
December 31 - in millions                  2000      1999
============================================================
ASSETS
Cash and due from banks ...........          $1
Short-term investments
   with subsidiary bank ...........                   $16
Securities available for sale .....          53
Investments in:
   Bank subsidiaries ..............       5,640     6,016
   Nonbank subsidiaries ...........       1,656       734
Other assets ......................         160       154
------------------------------------------------------------
   Total assets ...................      $7,510    $6,920
============================================================

LIABILITIES
Borrowed funds ....................        $100      $100
Nonbank affiliate borrowings ......         522       613
Accrued expenses and
   other liabilities ..............         232       261
------------------------------------------------------------
   Total liabilities ..............         854       974
============================================================
SHAREHOLDERS' EQUITY ..............       6,656     5,946
------------------------------------------------------------
   Total liabilities and
     shareholders' equity .........      $7,510    $6,920
============================================================

Borrowed funds are scheduled for repayment in 2001. Commercial paper and all other debt issued by PNC Funding Corp., a wholly-owned finance subsidiary, is fully and unconditionally guaranteed by the parent company. In addition, in connection with certain affiliates' mortgage servicing operations, the parent company has committed to maintain such affiliates' net worth above minimum requirements.

     During 2000, 1999 and 1998, the parent company received net income tax refunds of $36 million, $44 million and $42 million, respectively. Such refunds represent the parent company's portion of consolidated income taxes. During 2000, 1999 and 1998, the parent company paid interest of $56 million, $96 million and $95 million, respectively.

STATEMENT OF CASH FLOWS

                                             -----------------------------------
Year ended December 31 - in millions          2000          1999          1998
================================================================================

OPERATING ACTIVITIES
Net income ..........................       $1,279        $1,264        $1,115
Adjustments to reconcile net
   income to net cash
   provided by operating
   activities:
      Equity in undistributed
         net earnings of
         subsidiaries ...............         (551)         (123)         (378)
      Other .........................          (24)          (14)           19
--------------------------------------------------------------------------------
   Net cash provided by
      operating activities ..........          704         1,127           756
================================================================================
INVESTING ACTIVITIES
Net change in short-term
   investments with
   subsidiary bank ..................           16            (7)
Net capital returned
   from (contributed to)
   subsidiaries .....................          258           631          (261)
Securities available for sale
   Sales and maturities .............          372         1,592         1,170
   Purchases ........................         (425)       (1,565)       (1,129)
Cash paid in acquisitions ...........                         (2)          (83)
Other ...............................          (13)          (17)          (22)
--------------------------------------------------------------------------------
   Net cash provided (used)
      by investing activities .......          208           632          (325)
================================================================================
FINANCING ACTIVITIES
Borrowings from nonbank
   subsidiary .......................          314           687           297
Repayments on borrowings
   from nonbank subsidiary ..........         (440)       (1,080)          (14)
Acquisition of
   treasury stock ...................         (428)         (803)         (342)
Cash dividends paid
   to shareholders ..................         (546)         (520)         (495)
Issuance of stock ...................          189           141           123
Repayments on borrowings ............                       (200)
Other ...............................                         15
--------------------------------------------------------------------------------
   Net cash used by
      financing activities ..........         (911)       (1,760)         (431)
================================================================================
Increase (decrease) in cash
   and due from banks ...............            1            (1)
   Cash and due from banks
      at beginning of year ..........                         $1             1
--------------------------------------------------------------------------------
   Cash and due from banks
      at end of year ................           $1                          $1
================================================================================


                                                                            85 |

STATISTICAL INFORMATION

The PNC Financial Services Group, Inc.

SELECTED QUARTERLY FINANCIAL DATA

                                       ------------------------------------------------------------------------------------
                                                         2000                                     1999
Quarter ended - dollars in millions,   ------------------------------------------------------------------------------------
except per share data                   Fourth     Third    Second      First    Fourth     Third    Second      First
===========================================================================================================================
SUMMARY OF OPERATIONS
Interest income ..................      $1,190    $1,201    $1,180     $1,161    $1,137    $1,125    $1,116     $1,205
Interest expense .................         657       670       635        606       575       552       540        572
---------------------------------------------------------------------------------------------------------------------------
Net interest income ..............         533       531       545        555       562       573       576        633
Provision for credit losses ......          40        30        35         31        30        30        25         78
Noninterest income before net
   securities gains (losses) .....         719       693       728        731       647       569       547        665
Net securities gains (losses) ....          16         7                   (3)      (22)        2        42
Noninterest expense ..............         752       747       780        792       753       656       684        750
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
   before income taxes ...........         476       454       458        460       404       458       456        470
Income taxes .....................         162       155       159        158       117       159       154        156
---------------------------------------------------------------------------------------------------------------------------
Income from continuing
   operations ....................         314       299       299        302       287       299       302        314
---------------------------------------------------------------------------------------------------------------------------
Income from discontinued
   operations ....................          20        23        16          6        17        21        13         11
---------------------------------------------------------------------------------------------------------------------------
Net income .......................        $334      $322      $315       $308      $304      $320      $315       $325
===========================================================================================================================

PER COMMON SHARE DATA
Book value .......................      $21.88    $21.01    $20.22     $19.68    $19.23    $18.90    $18.40     $18.78
Basic earnings
   Continuing operations .........        1.07      1.02      1.01       1.02       .96      1.00      1.00       1.02
   Discontinued operations .......         .07       .08       .06        .02       .06       .07       .04        .04
   Net income ....................        1.14      1.10      1.07       1.04      1.02      1.07      1.04       1.06
Diluted earnings
   Continuing operations .........        1.06      1.01      1.01       1.01       .95       .99       .99       1.01
   Discontinued operations .......         .07       .08       .05        .02       .06       .07       .04        .04
   Net income ....................        1.13      1.09      1.06       1.03      1.01      1.06      1.03       1.05
Diluted cash earnings (a)
   Continuing operations .........        1.16      1.11      1.10       1.11      1.03      1.05      1.06       1.07
   Discontinued operations .......         .06       .08       .06        .02       .06       .07       .04        .04
   Net income ....................        1.22      1.19      1.16       1.13      1.09      1.12      1.10       1.11
===========================================================================================================================

AVERAGE BALANCE SHEET
Assets ...........................     $68,953   $69,098   $69,105    $68,756   $67,609   $67,054   $68,499    $70,334
Securities available for sale ....       5,928     6,179     6,009      6,128     6,351     6,386     6,495      5,086
Loans, net of unearned income ....      49,928    49,951    50,229     49,966    50,716    51,445    52,439     56,596
Deposits .........................      38,660    37,671    37,183     36,555    35,363    35,820    35,530     36,161
Borrowed funds ...................      11,738    13,518    14,422     15,333    15,341    14,903    15,343     16,294
Shareholders' equity .............       6,425     6,185     6,005      5,927     5,904     5,732     5,873      5,975
===========================================================================================================================

(a)   Excluding amortization of goodwill


| 86

ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME

                                                 ---------------------------------------------------------------------------------
                                                                2000/1999                                 1999/1998
                                                 ---------------------------------------------------------------------------------
                                                  Increase/(Decrease) in Income/Expense      Increase/(Decrease) in Income/Expense
                                                            Due to Changes in:                        Due to Changes in:
Taxable-equivalent basis - in millions             Volume          Rate          Total        Volume         Rate          Total
==================================================================================================================================
INTEREST-EARNING ASSETS
Loans held for sale ..........................        $90           $10           $100           $71           $2            $73
Securities available for sale
   U.S. Treasury, government agencies
     and corporations ........................        (12)            8             (4)          (93)          (7)          (100)
   Other debt ................................         19            10             29            96           (2)            94
   Other .....................................         (7)            5             (2)            8           (2)             6
                                                                              --------                                   ---------
     Total securities available for sale .....         (1)           24             23            (3)           3
Loans, net of unearned income
   Consumer ..................................        (96)           43            (53)          (64)         (32)           (96)
   Credit card ...............................       (100)                        (100)         (471)          33           (438)
   Residential mortgage ......................         25            16             41           (12)         (29)           (41)
   Commercial ................................       (112)          159             47            25          (27)            (2)
   Commercial real estate ....................        (58)           33            (25)            7          (19)           (12)
   Lease financing ...........................         48             5             53            38            1             39
   Other .....................................         10             5             15            25            1             26
                                                                              --------                                   ---------
     Total loans, net of unearned income .....       (221)          199            (22)         (228)        (296)          (524)
Other ........................................         14            30             44             7           (1)             6
                                                                              --------                                   ---------
   Total interest-earning assets .............       (108)          253           $145          (138)        (307)         $(445)
==================================================================================================================================

INTEREST-BEARING LIABILITIES
Interest-bearing deposits
   Demand and money market ...................         56           109           $165            78          (24)           $54
   Savings ...................................         (6)            3             (3)           (4)          (8)           (12)
   Retail certificates of deposit ............         22            96            118           (61)         (57)          (118)
   Other time ................................        (56)           11            (45)          (15)          (3)           (18)
   Deposits in foreign offices ...............         36            13             49            (4)          (4)            (8)
                                                                              --------                                   ---------
     Total interest-bearing deposits .........         63           221            284            37         (139)          (102)
Borrowed funds
   Federal funds purchased ...................         27            24             51           (45)         (10)           (55)
   Repurchase agreements .....................          8             6             14            (8)          (3)           (11)
   Bank notes and senior debt ................       (119)           93            (26)         (116)         (32)          (148)
   Federal Home Loan Bank borrowings .........        (49)           12            (37)           49           (4)            45
   Other borrowed funds ......................          7            11             18           (26)         (14)           (40)
   Subordinated debt .........................         26            (1)            25            19           (5)            14
                                                                              --------                                   ---------
     Total borrowed funds ....................       (103)          148             45          (140)         (55)          (195)
                                                                              --------                                   ---------
   Total interest-bearing liabilities ........         (5)          334           $329           (74)        (223)         $(297)
                                                                              --------                                   ---------
   Change in net interest income .............        (53)         (131)         $(184)          (69)         (79)         $(148)
==================================================================================================================================

Changes attributable to rate/volume are prorated into rate and volume components.

                                                                            87 |

AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS

                                                                  ---------------------------------------
                                                                                   2000
                                                                  ---------------------------------------
                                                                                                 Average
Dollars in millions                                                Average                       Yields/
Taxable-equivalent basis                                          Balances       Interest          Rates
----------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets
    Loans held for sale........................................     $2,507           $204           8.14%
    Securities available for sale
        U.S. Treasury and government agencies
          and corporations.....................................      1,760            104           5.91
        Other debt.............................................      3,723            245           6.58
        Other..................................................        578             40           6.92
-----------------------------------------------------------------------------------------
          Total securities available for sale..................      6,061            389           6.42
    Loans, net of unearned income
        Consumer...............................................      9,177            791           8.62
        Credit card............................................
        Residential mortgage...................................     12,599            900           7.14
        Commercial ............................................     21,685          1,839           8.48
        Commercial real estate.................................      2,685            240           8.94
        Lease financing........................................      3,222            235           7.29
        Other..................................................        650             55           8.46
-----------------------------------------------------------------------------------------
          Total loans, net of unearned income..................     50,018          4,060           8.12
    Other......................................................      1,289             97           7.53
-----------------------------------------------------------------------------------------
    Total interest-earning
        assets/interest income.................................     59,875          4,750           7.93
Noninterest-earning assets
    Investment in discontinued operations......................        487
    Allowance for credit losses................................       (683)
    Cash and due from banks....................................      2,718
    Other assets...............................................      6,581
--------------------------------------------------------------------------
    Total assets...............................................    $68,978
==========================================================================
LIABILITIES, CAPITAL SECURITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
    Interest-bearing deposits
        Demand and money market................................    $18,735            658           3.51
        Savings................................................      2,050             36           1.76
        Retail certificates of deposit.........................     14,642            826           5.64
        Other time.............................................        621             40           6.44
        Deposits in foreign offices............................      1,473             93           6.31
-----------------------------------------------------------------------------------------
          Total interest-bearing deposits......................     37,521          1,653           4.41
    Borrowed funds
        Federal funds purchased................................      2,139            135           6.31
        Repurchase agreements..................................        754             45           5.97
        Bank notes and senior debt.............................      6,532            431           6.60
        Federal Home Loan Bank borrowings......................      1,113             68           6.11
        Subordinated debt......................................      2,406            179           7.44
        Other borrowed funds...................................        802             57           7.11
-----------------------------------------------------------------------------------------
          Total borrowed funds.................................     13,746            915           6.66
-----------------------------------------------------------------------------------------
    Total interest-bearing
        liabilities/interest expense...........................     51,267          2,568           5.01
Noninterest-bearing liabilities and shareholders' equity
    Demand and other noninterest-bearing deposits..............      8,151
    Accrued expenses and other liabilities.....................      2,575
    Mandatorily redeemable capital securities
        of subsidiary trusts...................................        848
    Shareholders' equity.......................................      6,137
--------------------------------------------------------------------------
    Total liabilities, capital securities and
        shareholders' equity...................................    $68,978
========================================================================================================
Interest rate spread...........................................                                     2.92
    Impact of noninterest-bearing sources .....................                                      .72
--------------------------------------------------------------------------------------------------------
    Net interest income/margin.................................                    $2,182           3.64%
========================================================================================================

Nonaccrual loans are included in loans, net of unearned income. The impact of financial derivatives used in interest rate risk management is included in the interest income/expense and average yields/rates of the related assets and liabilities. Average balances of securities available for sale are based on amortized historical cost (excluding SFAS No. 115 Adjustments to Fair Value).

Loan fees for each of the years ended December 31, 2000, 1999, 1998, 1997 and 1996 were $115 million, $120 million, $107 million, $89 million and $93 million, respectively.


|  88

-----------------------------     -----------------------------    -----------------------------    -------------------------------
             1999                              1998                             1997                             1996
-----------------------------     -----------------------------    -----------------------------    -------------------------------
                      Average                           Average                          Average                          Average
 Average              Yields/      Average              Yields/     Average              Yields/     Average              Yields/
Balances   Interest     Rates     Balances   Interest     Rates    Balances   Interest     Rates    Balances   Interest     Rates
-----------------------------------------------------------------------------------------------------------------------------------


  $1,392       $104      7.47%        $436        $31      7.11%        $24         $2      8.33%       $163        $10      6.13%


   1,970        108      5.48        3,665        208      5.68       5,643        336      5.95      10,059        611      6.07
   3,441        216      6.28        1,913        122      6.38       2,094        139      6.62       2,719        184      6.78
     673         42      6.24          551         36      6.53         579         43      7.45         606         48      7.91
-------------------               -------------------              -------------------              -------------------
   6,084        366      6.02        6,129        366      5.97       8,316        518      6.23      13,384        843      6.30

  10,310        844      8.19       11,073        940      8.49      11,291        958      8.48      12,192      1,028      8.43
     672        100     14.88        3,849        538     13.98       3,558        459     12.92       1,165        163     13.94
  12,258        859      7.01       12,421        900      7.25      13,097        976      7.45      11,690        873      7.47
  23,082      1,792      7.76       22,768      1,794      7.88      19,014      1,494      7.86      17,727      1,388      7.83
   3,362        265      7.88        3,279        277      8.45       4,068        359      8.82       4,186        373      8.92
   2,564        182      7.10        2,028        143      7.05       1,587        112      7.06       1,116         75      6.72
     532         40      7.52          195         14      7.18         284         18      6.34         681         44      6.46
-------------------               -------------------              -------------------              -------------------
  52,780      4,082      7.73       55,613      4,606      8.28      52,899      4,376      8.27      48,757      3,944      8.09
   1,045         53      5.07          899         47      5.23         843         45      5.34         865         50      5.78
-------------------               -------------------              -------------------              -------------------

  61,301      4,605      7.51       63,077      5,050      8.01      62,082      4,941      7.96      63,169      4,847      7.67

     449                               348                              168                               99
    (695)                             (863)                          (1,077)                          (1,197)
   2,082                             2,211                            2,935                            3,154
   5,226                             4,851                            4,127                            3,763
--------                          --------                         --------                         --------
 $68,363                           $69,624                          $68,235                          $68,988
========                          ========                         ========                         ========



 $16,921        493      2.91      $14,285        439      3.07     $13,079        391      2.99     $12,254        332      2.71
   2,390         39      1.63        2,620         51      1.95       2,852         57      1.97       3,445         69      2.02
  14,220        708      4.98       15,420        826      5.36      15,959        859      5.38      16,636        884      5.31
   1,515         85      5.61        1,786        103      5.77       1,482         89      6.01       1,671         97      5.80
     872         44      5.05          935         52      5.56       1,094         61      5.58         846         46      5.44
-------------------               -------------------              -------------------              -------------------
  35,918      1,369      3.81       35,046      1,471      4.20      34,466      1,457      4.23      34,852      1,428      4.10

   1,662         84      5.05        2,526        139      5.50       2,834        159      5.61       3,157        171      5.41
     621         31      4.99          791         42      5.31         587         32      5.45       1,893        104      5.49
   8,517        457      5.37       10,657        605      5.68       9,130        523      5.72       8,139        454      5.57
   1,929        105      5.44        1,026         60      5.85       1,051         67      6.37       1,062         42      3.95
   2,051        154      7.51        1,799        140      7.78       1,514        119      7.87       1,358        108      7.98
     686         39      5.69        1,109         79      7.12       1,759        110      6.25       1,573        106      6.74
-------------------               -------------------              -------------------              -------------------
  15,466        870      5.63       17,908      1,065      5.95      16,875      1,010      5.99      17,182        985      5.73
-------------------               -------------------              -------------------              -------------------

  51,384      2,239      4.36       52,954      2,536      4.79      51,341      2,467      4.81      52,034      2,413      4.64

   8,234                             8,848                            9,465                            9,647
   2,027                             1,479                            1,414                            1,460

     848                               762                              537                               19
   5,870                             5,581                            5,478                            5,828
--------                          --------                         --------                         --------

 $68,363                           $69,624                          $68,235                          $68,988
==================================================================================================================================
                         3.15                              3.22                             3.15                             3.03
 .                         .71                               .77                              .83                              .82
----------------------------------------------------------------------------------------------------------------------------------
             $2,366      3.86%                 $2,514      3.99%                $2,474      3.98%                $2,434      3.85%
==================================================================================================================================












                                                                          89  |

ALLOWANCE FOR CREDIT LOSSES

SUMMARY OF LOAN LOSS EXPERIENCE

                                                                 ----------------------------------------------------------
Year ended December 31 - dollars in millions                       2000       1999        1998        1997        1996
===========================================================================================================================

Allowance at beginning of year ..........................          $674       $753        $972      $1,166      $1,259
Charge-offs
   Consumer .............................................            46         63          83         104         100
   Credit card ..........................................                       60         297         208          66
   Residential mortgage .................................             8          8           7           9           9
   Commercial ...........................................           121         72         122          48          52
   Commercial real estate
      Commercial mortgage ...............................             2          1           6           8          10
      Real estate project ...............................             1          3           2           4           8
   Lease financing ......................................             8          9           7           4           2
---------------------------------------------------------------------------------------------------------------------------
      Total charge-offs .................................           186        216         524         385         247
===========================================================================================================================
Recoveries
   Consumer .............................................            22         25          34          36          34
   Credit card ..........................................                        2          17          25           7
   Residential mortgage .................................             2          1           1           1           2
   Commercial ...........................................            21         22          20          38          28
   Commercial real estate
      Commercial mortgage ...............................             3          1           2          10           6
      Real estate project ...............................             1          3           1           2           4
   Lease financing ......................................             2          1           2                       1
   Other ................................................                                                1           1
---------------------------------------------------------------------------------------------------------------------------
      Total recoveries ..................................            51         55          77         113          83
===========================================================================================================================
         Net charge-offs ................................           135        161         447         272         164
Provision for credit losses .............................           136        163         225          70
(Divestitures)/acquisitions .............................                      (81)          3           8          71
---------------------------------------------------------------------------------------------------------------------------
   Allowance at end of year .............................          $675       $674        $753        $972      $1,166
===========================================================================================================================
Allowance as a percent of period-end
   Loans ................................................          1.33%      1.36%       1.31%       1.79%       2.25%
   Nonperforming loans ..................................        208.98     231.62      263.29      360.00      337.97
As a percent of average loans
   Net charge-offs ......................................           .27        .31         .80         .51         .34
   Provision for credit losses ..........................           .27        .31         .40         .13
   Allowance for credit losses ..........................          1.35       1.28        1.35        1.84        2.39
Allowance as a multiple of net charge-offs ..............          5.00x      4.19x       1.68x       3.57x       7.11x
===========================================================================================================================

The following table presents the allocation of allowance for credit losses and the categories of loans as a percentage of total loans. For purposes of this presentation, the unallocated portion of the allowance for credit losses has been assigned to loan categories based on the relative specific and pool allocation amounts.

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                      --------------------------------------------------------------------------------------------------------------
                              2000                  1999                 1998                  1997                  1996
                      --------------------------------------------------------------------------------------------------------------
December 31                        Loans to              Loans to              Loans to              Loans to              Loans to
Dollars in millions   Allowance Total Loans Allowance Total Loans Allowance Total Loans Allowance Total Loans Allowance Total Loans
====================================================================================================================================
Consumer .............      $51       18.0%       $58       18.8%       $74       19.0%      $107       20.7%      $139       23.3%
Credit card ..........                                                  136        5.1        258        7.0        141        5.4
Residential mortgage .       10       26.2         10       25.2          8       21.3         42       23.6         80       24.5
Commercial ...........      536       41.9        510       43.2        446       43.7        406       36.9        606       35.9
Commercial real estate       53        5.1         64        5.5         59        6.0        141        7.3        173        7.9
Other ................       25        8.8         32        7.3         30        4.9         18        4.5         27        3.0
------------------------------------------------------------------------------------------------------------------------------------
   Total .............     $675      100.0%      $674      100.0%      $753      100.0%      $972      100.0%    $1,166      100.0%
====================================================================================================================================


| 90

SHORT-TERM BORROWINGS

Federal funds purchased include overnight borrowings and term federal funds, which are payable on demand. Repurchase agreements generally have maturities of 18 months or less. Presented below are total bank notes of the Corporation, of which approximately one-third mature in 2001. Other short-term borrowings primarily consist of U.S. Treasury, tax and loan borrowings, which are payable on demand and commercial paper, which is issued in maturities not to exceed nine months. At December 31, 2000, 1999 and 1998, $3.4 billion, $3.1 billion and $3.4 billion, respectively, notional value of interest rate swaps were designated to borrowed funds. The effect of these swaps is included in the rates set forth in the table.

SHORT-TERM BORROWINGS

                                                           ------------------------------------------------------------
                                                                   2000                 1999                1998
                                                           ------------------------------------------------------------
Dollars in millions                                         Amount      Rate     Amount      Rate    Amount       Rate
=======================================================================================================================
Federal funds purchased
   Year-end balance ...............................         $1,445      4.89%    $1,281      4.05%     $390       5.17%
   Average during year ............................          2,139      6.31      1,662      5.05     2,526       5.50
   Maximum month-end balance during year ..........          2,778                2,671               3,139
Repurchase agreements
   Year-end balance ...............................            607      5.77        402      4.77       477       3.47
   Average during year ............................            754      5.97        621      4.99       791       5.31
   Maximum month-end balance during year ..........            864                  725               1,682
Bank notes
   Year-end balance ...............................          5,512      6.74      6,354      6.25    10,234       5.32
   Average during year ............................          5,934      6.55      8,224      5.29    10,505       5.65
   Maximum month-end balance during year ..........          6,527                9,775              12,008
Other
   Year-end balance ...............................            632      6.31        956      5.64       513       4.16
   Average during year ............................            784      6.87        654      6.00     1,047       5.84
   Maximum month-end balance during year ..........          1,368                1,192               2,069
=======================================================================================================================


LOAN MATURITIES AND INTEREST SENSITIVITY

                          -----------------------------------------------
December 31, 2000          1 Year     1 Through      After 5       Gross
In millions               or Less       5 Years        Years       Loans
=========================================================================
Commercial ............    $8,271       $10,397       $2,539     $21,207
Real estate project ...       957           826          127       1,910
-------------------------------------------------------------------------
  Total ...............    $9,228       $11,223       $2,666     $23,117
-------------------------------------------------------------------------
Loans with
  Predetermined rate ..    $1,021        $1,354         $736      $3,111
  Floating rate .......     8,207         9,869        1,930      20,006
-------------------------------------------------------------------------
  Total ...............    $9,228       $11,223       $2,666     $23,117
=========================================================================

At December 31, 2000, $7.0 billion notional value of interest rate swaps, caps and floors designated to commercial and commercial real estate loans altered the interest rate characteristics of such loans, the impact of which is not reflected in the above table.

TIME DEPOSITS OF $100,000 OR MORE

Time deposits in foreign offices totaled $2.2 billion at December 31, 2000, substantially all of which are in denominations of $100,000 or more. The following table sets forth maturities of domestic time deposits of $100,000 or more:

                                            ---------------
                                              Certificates
December 31, 2000 - in millions                 of Deposit
===========================================================
Three months or less ....................           $1,202
Over three through six months ...........              783
Over six through twelve months ..........              785
Over twelve months ......................              786
-----------------------------------------------------------
  Total .................................           $3,556
===========================================================


                                                                            91 |

CORPORATE INFORMATION
The PNC Financial Services Group, Inc.

CORPORATE HEADQUARTERS
The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(412) 762-2000

STOCK LISTING

The PNC Financial Services Group, Inc. common stock is listed on the New York Stock Exchange under the symbol PNC. At the close of business on February 9, 2001, there were 57,065 common shareholders of record.

INTERNET INFORMATION

The PNC Financial Services Group, Inc.'s financial reports and information about its products and services are available on the Internet at www.pnc.com.

FINANCIAL INFORMATION

The Annual Report on Form 10-K is filed with the Securities and Exchange Commission ("SEC"). Copies of this document and other filings, including Exhibits thereto, may be obtained electronically at the SEC's home page at www.sec.gov. Copies may also be obtained without charge by writing to Lynn Fox Evans, Director of Financial Reporting, at corporate headquarters, by calling
(412) 762-1553 or via e-mail at financial.reporting@pnc.com.

INQUIRIES

For financial services call 1-888-PNC-2265. Individual shareholders should contact Shareholder Relations at (800) 982-7652.

     Analysts and institutional investors should contact William H. Callihan, Vice President, Investor Relations, at (412) 762-8257 or via e-mail at investor.relations@pnc.com.

     News media representatives and others seeking general information should contact R. Jeep Bryant, Director of Corporate Communications, at (412) 762-8221 or via e-mail at corporate.communications@pnc.com.

TRUST PROXY VOTING

Reports of 2000 nonroutine proxy voting by the trust divisions of The PNC Financial Services Group, Inc. are available by writing to Thomas R. Moore, Vice President and Corporate Secretary, at corporate headquarters.

ANNUAL SHAREHOLDERS MEETING

All shareholders are invited to attend The PNC Financial Services Group, Inc. annual meeting on Tuesday, April 24, 2001, at 11 a.m., Eastern Daylight Time, at PNC Firstside Center, 500 First Avenue, Pittsburgh, Pennsylvania.

COMMON STOCK PRICES/DIVIDENDS DECLARED

The table below sets forth by quarter the range of high and low sale and quarter-end closing prices for The PNC Financial Services Group, Inc. common stock and the cash dividends declared per common share.

                         ------------------------------------------
                                                              Cash
                                                         Dividends
                          High        Low      Close      Declared
===================================================================
2000 Quarter
-------------------------------------------------------------------
First ...........      $48.500    $36.000    $45.063          $.45
Second ..........       57.500     41.000     46.875           .45
Third ...........       66.375     47.625     65.000           .45
Fourth ..........       75.000     56.375     73.063           .48
-------------------------------------------------------------------
   Total ........                                            $1.83
===================================================================

1999 Quarter
-------------------------------------------------------------------
First ...........      $59.750    $47.000    $55.563          $.41
Second ..........       60.125     54.375     57.625           .41
Third ...........       58.063     49.688     52.688           .41
Fourth ..........       62.000     43.000     44.500           .45
-------------------------------------------------------------------
   Total ........                                            $1.68
===================================================================


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

REGISTRAR AND TRANSFER AGENT
The Chase Manhattan Bank
85 Challenger Road
Ridgefield Park, New Jersey 07660
(800) 982-7652