Form 10-K405, Exhibit 13
period 2001-12-31
PNC FINANCIAL SERVICES GROUP INC
filed 2002-03-29
CIK 713676

                                                                      Exhibit 13

FINANCIALS
THE PNC FINANCIAL SERVICES GROUP, INC.


FINANCIAL REVIEW

26   Selected Consolidated Financial Data

28   Overview

31   Review Of Businesses

32   Regional Community Banking

33   Corporate Banking

34   PNC Real Estate Finance

35   PNC Business Credit

36   PNC Advisors

37   BlackRock

38   PFPC

39   Consolidated Statement Of Income Review

41   Consolidated Balance Sheet Review

43   Risk Factors

47   Risk Management

58   2000 Versus 1999

60   Forward-Looking Statements



REPORTS ON CONSOLIDATED FINANCIAL STATEMENTS

61   Management's Responsibility For Financial Reporting

61   Report Of Ernst & Young LLP, Independent Auditors



CONSOLIDATED FINANCIAL STATEMENTS

62   Consolidated Statement Of Income

63   Consolidated Balance Sheet

64   Consolidated Statement Of Shareholders' Equity

65   Consolidated Statement Of Cash Flows



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

66   NOTE 1 - Accounting Policies

72   NOTE 2 - Discontinued Operations

72   NOTE 3 - Restatements

73   NOTE 4 - Fourth Quarter Actions

73   NOTE 5 - Sale Of Subsidiary Stock

73   NOTE 6 - Cash Flows

73   NOTE 7 - Trading Activities

74   NOTE 8 - Securities

75   NOTE 9 - Loans And Commitments To Extend Credit

76   NOTE 10 - Nonperforming Assets

77   NOTE 11 - Allowance For Credit Losses

77   NOTE 12 - Premises, Equipment And Leasehold Improvements

77   NOTE 13 - Goodwill And Other Amortizable Assets

78   NOTE 14 - Securitizations

79   NOTE 15 - Deposits

79   NOTE 16 - Borrowed Funds

79   NOTE 17 - Capital Securities Of Subsidiary Trusts

80   NOTE 18 - Shareholders' Equity

80   NOTE 19 - Regulatory Matters

81   NOTE 20 - Financial Derivatives

82   NOTE 21 - Employee Benefit Plans

84   NOTE 22 - Stock-Based Compensation Plans

86   NOTE 23 - Income Taxes

86   NOTE 24 - Legal Proceedings

87   NOTE 25 - Earnings Per Share

88   NOTE 26 - Segment Reporting

90   NOTE 27 - Comprehensive Income

91   NOTE 28 - Fair Value Of Financial Instruments

92   NOTE 29 - Unused Line Of Credit

92   NOTE 30 - Subsequent Events

93   NOTE 31 - Parent Company



STATISTICAL INFORMATION

94   Selected Quarterly Financial Data

95   Analysis Of Year-To-Year Changes In Net Interest Income

96   Average Consolidated Balance Sheet And Net Interest Analysis

98   Summary Of Loan Loss Experience

98   Allocation Of Allowance For Credit Losses

99   Short-Term Borrowings

99   Loan Maturities And Interest Sensitivity

99   Time Deposits Of $100,000 Or More

FINANCIAL REVIEW
THE PNC FINANCIAL SERVICES GROUP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA


                                                          --------------------------------------------------------------------
                                                                                Year ended December 31
                                                          --------------------------------------------------------------------
Dollars in millions,  except per share data                       2001              2000        1999        1998         1997
========================================================================     =================================================
SUMMARY OF OPERATIONS
Interest income                                                 $4,137            $4,732      $4,583      $5,024       $4,912
Interest expense                                                 1,875             2,568       2,239       2,536        2,467
------------------------------------------------------------------------     -------------------------------------------------
Net interest income                                              2,262             2,164       2,344       2,488        2,445
Provision for credit losses                                        903               136         163         225           70
Noninterest income before net securities gains                   2,412             2,871       2,428       2,070        1,583
Net securities gains                                               131                20          22          16           40
Noninterest expense                                              3,338             3,071       2,843       2,698        2,403
------------------------------------------------------------------------     -------------------------------------------------
Income from continuing operations before income taxes              564             1,848       1,788       1,651        1,595
Income taxes                                                       187               634         586         571          557
------------------------------------------------------------------------     -------------------------------------------------
Income from continuing operations                                  377             1,214       1,202       1,080        1,038
Income from discontinued operations, net of tax                      5                65          62          35           14
------------------------------------------------------------------------     -------------------------------------------------
Net income before cumulative effect of accounting change           382             1,279       1,264       1,115        1,052
Cumulative effect of accounting change, net of tax                  (5)
------------------------------------------------------------------------     -------------------------------------------------
Net income                                                        $377            $1,279      $1,264      $1,115       $1,052
========================================================================     =================================================

PER COMMON SHARE
Basic earnings
  Continuing operations                                          $1.27             $4.12       $3.98       $3.53        $3.29
  Discontinued operations                                          .02               .23         .21         .11          .04
------------------------------------------------------------------------     -------------------------------------------------
  Before cumulative effect of accounting change                   1.29              4.35        4.19        3.64         3.33
  Cumulative effect of accounting change                          (.02)
------------------------------------------------------------------------     -------------------------------------------------
  Net income                                                     $1.27             $4.35       $4.19       $3.64        $3.33
========================================================================     =================================================
Diluted earnings
  Continuing operations                                          $1.26             $4.09       $3.94       $3.49        $3.24
  Discontinued operations                                          .02               .22         .21         .11          .04
------------------------------------------------------------------------     -------------------------------------------------
  Before cumulative effect of accounting change                   1.28              4.31        4.15        3.60         3.28
  Cumulative effect of accounting change                          (.02)
------------------------------------------------------------------------     -------------------------------------------------
  Net income                                                     $1.26             $4.31       $4.15       $3.60        $3.28
========================================================================     =================================================
Book value (At December 31)                                     $20.54            $21.88      $19.23      $18.86       $16.87
Cash dividends declared                                          $1.92             $1.83       $1.68       $1.58        $1.50
========================================================================     =================================================


This Financial Review should be read in conjunction with The PNC Financial Services Group, Inc. and subsidiaries ("Corporation" or "PNC") Consolidated Financial Statements and Statistical Information included herein. Certain prior-period amounts have been reclassified to conform with the current year presentation. For information regarding certain business risks, see the Risk Factors and Risk Management sections in this Financial Review. Also, see the Forward-Looking Statements section in this Financial Review for certain other factors that could cause actual results to differ materially from forward-looking statements or historical performance.


                                                          ----------------------------------------------------------------------
                                                                              At or Year ended December 31
                                                          ----------------------------------------------------------------------
Dollars in millions                                            2001               2000         1999        1998          1997
========================================================================     ===================================================
BALANCE SHEET HIGHLIGHTS
Assets                                                      $69,568            $69,844      $69,286     $70,754       $71,694
Earning assets                                               57,875             59,373       60,268      63,547        63,798
Loans, net of unearned income                                37,974             50,601       49,673      57,633        54,235
Securities                                                   13,908              5,902        5,960       4,472         8,040
Loans held for sale                                           4,189              1,655        3,477         467            18
Deposits                                                     47,304             47,664       45,802      46,150        46,956
Borrowed funds                                               12,090             11,718       14,229      15,939        16,958
Shareholders' equity                                          5,823              6,656        5,946       6,043         5,384
Common shareholders' equity                                   5,813              6,344        5,633       5,729         5,069
------------------------------------------------------------------------     ---------------------------------------------------

SELECTED RATIOS
FROM CONTINUING OPERATIONS
Return on
  Average common shareholders' equity                          5.65%             20.52%       21.29%      20.14%        19.74%
  Average assets                                                .54               1.76         1.76        1.55          1.52
Net interest margin                                            3.84               3.64         3.86        3.99          3.98
Noninterest income to total revenue                            52.7               57.0         50.9        45.4          39.6
Efficiency (a)                                                65.39              56.85        55.54       54.81         55.33
FROM NET INCOME
Return on
  Average common shareholders' equity                          5.65              21.63        22.41       20.81         20.01
  Average assets                                                .53               1.68         1.69        1.49          1.49
Net interest margin                                            3.81               3.37         3.68        3.85          3.94
Noninterest income to total revenue                            52.8               59.3         52.8        47.0          41.3
Efficiency (a)                                                65.27              55.17        54.82       54.76         56.07

Loans to deposits                                                80                106          108          125          116
Dividend payout                                              151.65              42.06        40.22       43.43         45.39
Leverage (b)                                                    6.8                8.0          6.6         7.3           7.3
Common shareholders' equity to assets                          8.36               9.08         8.13        8.10          7.07
Average common shareholders' equity to average
  assets                                                       9.15               8.44         8.13        7.56          7.57
========================================================================     ===================================================

(a) The efficiency ratio is noninterest expense divided by the sum of taxable-equivalent net interest income and noninterest income. Amortization, distributions on capital securities and mortgage banking risk management activities are excluded for purposes of computing this ratio. Excluding the impact of charges in 2001 related to strategic initiatives and additions to reserves related to insured residual value exposures, the efficiency ratios from continuing operations and from net income were 58.14% and 58.07%, respectively.
(b)  Includes discontinued operations in the years 1997 through 1999.

OVERVIEW

THE PNC FINANCIAL SERVICES GROUP, INC.
The Corporation is one of the largest diversified financial services companies in the United States, operating businesses engaged in regional community banking, corporate banking, real estate finance, asset-based lending, wealth management, asset management and global fund services. The Corporation provides certain products and services nationally and others in PNC's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky. The Corporation also provides certain banking, asset management and global fund services internationally.

    The most significant events affecting PNC's financial results in 2001 were the actions PNC took to reposition its banking businesses. The impact of these and other actions resulted in charges totaling $1.181 billion or $768 million after tax.

    PNC continues to pursue strategies to build a more diverse and valuable business mix designed to create shareholder value over time. PNC's focus is on increasing the contribution from more highly-valued businesses such as asset management and processing while reducing lending leverage and improving the risk/return characteristics of traditional banking businesses. BlackRock and PFPC continued to grow revenues at attractive rates and contributed an increasing proportion of the Corporation's earnings. While PNC Advisors was adversely impacted by weak equity market conditions in 2001, customer growth continued with further investment in the sales and brokerage force.

    PNC's goal is to derive a greater proportion of its revenue from less volatile, fee-based products and services. Over the past three years, PNC has reduced loans by $20 billion and unfunded loan commitments by $25 billion and the loans to deposits ratio has improved from 121% at December 31, 1998 to 80% at December 31, 2001. The term "loans" in this report excludes loans held for sale and securities that represent interests in pools of loans.

STRATEGIC REPOSITIONING
PNC took several actions in 2001 to accelerate the strategic repositioning of its lending businesses that began in 1998. Loans were reduced $12.6 billion from year end 2000 primarily due to residential mortgage securitizations and runoff, transfers to held for sale and the managed reduction of institutional loans. A total of $12.0 billion of credit exposure (comprised of loans outstanding, unfunded commitments and letters of credit) including $6.2 billion of outstandings were designated for exit or sale during the year, of which $10.1 billion and $4.3 billion, respectively, related to the institutional lending portfolio. The remaining credit exposure and outstandings related to PNC's vehicle leasing business that it decided to discontinue.

     Historically, vehicle leasing had provided appropriate returns at reasonable risk with returns primarily dependent upon residual value insurance protection. Recently, circumstances in the vehicle leasing industry have changed as depressed market conditions combined with manufacturers' pricing incentives have significantly dampened revenues and weakened the used car market. In addition, residual value protection has become more difficult and significantly more costly to obtain. Also, in the fourth quarter of 2001 one of the companies that issued residual value insurance policies to PNC was placed in liquidation. PNC's vehicle leasing business had $1.9 billion in assets at December 31, 2001 that have been designated for exit and are expected to mature over a period of approximately five years. Costs incurred in 2001 to exit this business and additions to reserves related to insured residual value exposures totaled $135 million.

     In connection with these repositioning actions and other strategic initiatives, $1.2 billion of pretax charges were taken in 2001 as detailed in the tables below. The charges related to institutional lending repositioning reflect adjustments to market value that include the impact of deterioration in asset quality and market liquidity conditions, among other factors.

DETAILS OF STRATEGIC REPOSITIONING CHARGES

Year ended December 31, 2001 - in millions        Pretax charges
================================================================
Institutional lending repositioning                         $973
Vehicle leasing                                              135
Asset impairment and severance costs                          37
Facilities consolidation and other charges                    36
----------------------------------------------------------------
  Total charges                                           $1,181
================================================================


STRATEGIC REPOSITIONING CHARGES BY BUSINESS

Year ended December 31, 2001 - in millions        Pretax charges
================================================================
Corporate Banking                                           $907
Regional Community Banking                                   148
PNC Business Credit                                           48
PFPC                                                          36
PNC Real Estate Finance                                       35
Other                                                          7
----------------------------------------------------------------
  Total                                                   $1,181
================================================================

STRATEGIC REPOSITIONING CHARGES
BY INCOME STATEMENT CAPTION

Year ended December 31, 2001 - in millions        Pretax charges
================================================================================
Provision for credit losses                                 $714
Noninterest income
  Corporate services                                         259
  Net securities gains                                         5
  Other                                                       12
Noninterest expense
  Staff expense                                               21
  Equipment                                                    1
  Other                                                      169
--------------------------------------------------------------------------------
    Total                                                 $1,181
================================================================================

At December 31, 2001, the institutional lending held for sale and exit portfolios had a total of $7.7 billion of credit exposure including $2.8 billion of outstandings. At year end, $5.0 billion of credit exposure including $2.6 billion of outstandings was classified as held for sale, net of total charges of $855 million that represented the excess of principal balances over the lower of cost or market values. Details of the credit exposure and outstandings by business are as follows:

INSTITUTIONAL LENDING HELD FOR SALE AND EXIT PORTFOLIOS

                                           Credit
December 31, 2001 - in billions           Exposure      Outstandings
================================================================================
LOANS HELD FOR SALE
  Corporate Banking                           $4.6             $2.3
  PNC Real Estate Finance                       .3               .2
  PNC Business Credit                           .1               .1
--------------------------------------------------------------------------------
    Total loans held for sale                  5.0              2.6
EXIT
  Corporate Banking                            2.6               .2
  PNC Real Estate Finance                       .1
--------------------------------------------------------------------------------
    Total exit                                 2.7               .2
--------------------------------------------------------------------------------
  Total                                       $7.7             $2.8
================================================================================

In the first quarter of 2001, PNC closed the sale of its residential mortgage banking business. Certain closing date adjustments are currently in dispute between PNC and the buyer, Washington Mutual Bank, FA. The ultimate financial impact of the sale cannot be determined until the disputes are resolved. See
Note 24 Legal Proceedings for additional information.

     See Strategic Repositioning in the Risk Factors section of this Financial Review for additional information regarding certain risks associated with executing these strategies.

RESTATEMENTS
Subsequent to year end, PNC announced two changes that affected 2001 results. During 2001, the Corporation entered into transactions with subsidiaries of a third party financial institution (American International Group, Inc.) involving the sale of loans and venture capital investments and the receipt of preferred interests in the subsidiaries.

    At the time of the transactions, the loans and venture capital investments were removed from PNC's balance sheet and the preferred interests in the entities were recorded as securities available for sale in conformity with accounting guidance received from PNC's independent auditors. In January 2002, the Federal Reserve Board staff advised PNC that under generally accepted accounting principles the subsidiaries of the third party financial institution should be consolidated into the financial statements of PNC in preparing bank holding company reports. After considering all the circumstances, PNC restated its consolidated financial statements for the second and third quarters of 2001 to conform financial reporting with regulatory reporting requirements. All amounts appearing in this report reflect the consolidation of these entities.

     Loans in these entities are included in the consolidated balance sheet as loans held for sale and are carried at the lower of cost or market value. Charges recorded at the dates the assets were sold into the entities were reflected as charge-offs on those loans in portfolio and as valuation adjustments in noninterest income on loans previously classified as held for sale. Subsequent charges to adjust the carrying value of the loans held for sale were also reflected as valuation adjustments.

     The amounts contained in this report also include the restatement of the results for the first quarter of 2001 to reflect the correction of an error related to the accounting for the sale of the residential mortgage banking business. This restatement reduced income from discontinued operations and net income for 2001 by $35 million.

     See Note 3 Restatements for additional information.

SUMMARY FINANCIAL RESULTS
Consolidated net income for 2001 was $377 million or $1.26 per diluted share. Excluding the effect of adopting the new accounting standard for financial derivatives, net income was $382 million or $1.28 per diluted share compared with $1.279 billion or $4.31 per diluted share for 2000. Income from continuing operations in 2001 was $377 million or $1.26 per diluted share compared with $1.214 billion or $4.09 per diluted share in 2000. Income from discontinued operations was $5 million or $.02 per diluted share in 2001 compared with $65 million or $.22 per diluted share in 2000. Results for 2001 reflect the actions taken during the year to accelerate the repositioning of PNC's lending businesses and other strategic initiatives. These charges, totaling $1.2 billion pretax, reduced 2001 net income by $768 million or $2.65 per diluted share.

     Return on average common shareholders' equity was 5.65% and return on average assets was .53% for 2001 compared with 21.63% and 1.68%, respectively, for 2000.

     The residential mortgage banking business is reflected in discontinued operations throughout the Corporation's consolidated financial statements. Accordingly, the earnings and net assets of the residential mortgage banking business are shown separately on one line in the income statement and balance sheet, respectively, for all periods presented. The remainder of the presentation in this Financial Review reflects continuing operations, unless otherwise noted.

     Taxable-equivalent net interest income of $2.278 billion for 2001 increased 4% compared with 2000. The increase was primarily due to the impact of transaction deposit growth and a lower rate environment that was partially offset by the impact of continued downsizing of the loan portfolio. The net interest margin widened 20 basis points to 3.84% for 2001 compared with 3.64% for 2000. The increase was primarily due to the impact of the lower rate environment, the benefit of growth in transaction deposits and the downsizing of higher-cost, less valuable retail certificates and wholesale deposits.

     The provision for credit losses was $903 million for 2001, which included expense of $714 million associated with the institutional lending repositioning initiatives described above. The provision was $136 million in 2000.

     Noninterest income was $2.543 billion for 2001 compared with $2.891 billion in 2000. Noninterest income in 2001 included charges of $259 million for valuation adjustments on loans held for sale related to the institutional lending repositioning and $17 million of charges for asset impairments associated with other strategic initiatives. A $111 million increase in net securities gains and growth in asset management, fund servicing, consumer services and other revenue was more than offset by net losses of $179 million resulting from lower valuations of equity management investments as well as reduced brokerage and corporate services revenue as a result of lower capital markets activity.

     Noninterest expense was $3.338 billion for 2001 compared with $3.071 billion for 2000. Excluding charges in 2001 of $135 million related to PNC's vehicle leasing business and $56 million of integration and severance costs related to downsizing and other strategic initiatives, noninterest expense increased 2% compared with 2000.

     Total assets were $69.6 billion at December 31, 2001 compared with $69.8 billion at December 31, 2000. At December 31, 2001, loans were $38 billion and loans held for sale were $4.2 billion, including $2.6 billion of institutional loans held for sale. At December 31, 2000, loans were $50.6 billion and loans held for sale were $1.7 billion, consisting primarily of student loans. Average interest-earning assets were $59.3 billion for 2001 compared with $59.9 billion for 2000. A decline in average loans and average loans held for sale was largely offset by an increase in average securities available for sale.

     Shareholders' equity totaled $5.8 billion at December 31, 2001 compared with $6.7 billion at December 31, 2000. The payment of dividends, the impact of share buybacks, the retirement of preferred stock and lower earnings in 2001 accounted for the decline. During 2001, PNC repurchased 9.5 million shares of common stock and purchased and retired preferred stock for $301 million. The regulatory capital ratios were 6.8% for leverage, 7.8% for tier I risk-based and 11.8% for total risk-based capital at December 31, 2001 compared with 8.0% for leverage, 8.6% for tier I risk-based and 12.6% for total risk-based capital at December 31, 2000.

     Nonperforming assets were $391 million at December 31, 2001 compared with $372 million at December 31, 2000. The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was .93% at December 31, 2001 compared with .71% at December 31, 2000.

     The allowance for credit losses was $630 million and represented 1.66% of total loans and 299% of nonaccrual loans at December 31, 2001. The comparable amounts were $675 million, 1.33% and 209%, respectively, at December 31, 2000. See Note 11 Allowance For Credit Losses, Critical Accounting Policies and Judgments in the Risk Factors section and Credit Risk in the Risk Management section of this Financial Review.

2002 OPERATING ENVIRONMENT
Management expects 2002 will be another challenging year with a weak economy and moderate capital markets recovery, if any. The following challenges, and the Corporation's success in addressing them, will be among the factors that influence PNC's 2002 operating results and its ability to redeploy capital, mitigate or avoid additional valuation charges to earnings, and meet revenue and earnings targets for 2002:

- Expeditious disposition of loans held for sale without significant valuation losses;
-    Maintaining stable asset quality in all loan portfolios;
- Successfully integrating the National Bank of Canada ("NBOC") asset-based lending acquisition and managing the related serviced portfolio as described on page 35;
- Continuing to invest in and sustain revenue growth of fee-based businesses such as asset management and processing notwithstanding market volatility and intense competition; and
- Continuing to improve the risk/return dynamics of traditional banking businesses by building value-added customer relationships, leveraging technology and managing the revenue/expense relationship.

See the Risk Factors, Risk Management and Forward-Looking Statements sections of this Financial Review for additional information.

REVIEW OF BUSINESSES

PNC operates seven major businesses engaged in regional community banking, corporate banking, real estate finance, asset-based lending, wealth management, asset management and global fund services.

     Results of individual businesses are presented based on PNC's management accounting practices and the Corporation's management structure. There is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles; therefore, the financial results of individual businesses are not necessarily comparable with similar information for any other financial services institution. Financial results are presented, to the extent practicable, as if each business operated on a stand-alone basis.

     The management accounting process uses various balance sheet and income statement assignments and transfers to measure performance of the businesses. Methodologies change from time to time as management accounting practices are enhanced and businesses change. Securities available for sale or borrowings and related net interest income are assigned based on the net asset or liability position of each business. Capital is assigned based on management's assessment of inherent risks and equity levels at independent companies providing similar products and services. The allowance for credit losses is allocated based on management's assessment of risk inherent in the loan portfolios. Support areas not directly aligned with the businesses are allocated primarily based on the utilization of services.

     Total business financial results differ from consolidated results from continuing operations primarily due to differences between management accounting practices and generally accepted accounting principles, equity management activities, minority interest in income of consolidated entities, residual asset and liability management activities, unallocated reserves, eliminations and unassigned items, the impact of which is reflected in the "Other" category. Details of inter-segment revenues are included in Note 26 Segment Reporting. The operating results and financial impact of the disposition of the residential mortgage banking business, previously PNC Mortgage, are included in discontinued operations.

     The impact of the institutional lending repositioning and other strategic actions that occurred during 2001 is reflected in the business results presented in the table below. The charges are separately identified in the business income statements. Performance ratios in the results of individual businesses reflect the impact of the charges.


RESULTS OF BUSINESSES


                                         ----------------------------------------------------------------------------------
                                                                                          Return on
                                         Earnings (Net Loss)        Revenue (a)       Assigned Capital     Average Assets
                                         ----------------------------------------------------------------------------------
Year ended December 31 - dollars in
millions                                     2001      2000       2001       2000      2001       2000       2001      2000
===========================================================================================================================
Banking Businesses
  Regional Community Banking                 $596      $590     $2,231     $2,033        22%        22%   $40,285   $38,958
  Corporate Banking                          (375)      241        764        844       (30)        18     16,685    17,746
  PNC Real Estate Finance                      38        84        213        229        10         21      5,290     5,889
  PNC Business Credit                          22        49        134        119        13         32      2,463     2,271
------------------------------------------------------------------------------------                      ------------------
     Total banking businesses                 281       964      3,342      3,225         6         21     64,723    64,864
Asset Management and Processing
  PNC Advisors                                143       173        735        792        26         32      3,330     3,500
  BlackRock                                   107        87        533        477        25         27        684       537
  PFPC                                         36        47        738        674        17         22      1,771     1,578
------------------------------------------------------------------------------------                      ------------------
     Total asset management and
       processing                             286       307      2,006      1,943        24         28      5,785     5,615
------------------------------------------------------------------------------------                      ------------------
       Total business results                 567     1,271      5,348      5,168        10         23     70,508    70,479
Other                                        (190)      (57)      (527)       (95)                           (153)   (1,988)
------------------------------------------------------------------------------------                      ------------------
Results from continuing operations            377     1,214      4,821      5,073         6         21     70,355    68,491
Discontinued operations                         5        65                                                    51       487
------------------------------------------------------------------------------------                      ------------------
Results before cumulative effect of
 accounting change                            382     1,279      4,821      5,073         6         22     70,406    68,978
Cumulative effect of accounting change         (5)
----------------------------------------------------------------------------------------------------------------------------
   Total consolidated - as reported          $377    $1,279     $4,821     $5,073         6         22    $70,406   $68,978
============================================================================================================================

(a) Business revenues are presented on a taxable-equivalent basis except for BlackRock and PFPC.

REGIONAL COMMUNITY BANKING


Year ended December 31
Taxable-equivalent basis
Dollars in millions                    2001        2000
================================= =========== ===========
INCOME STATEMENT
Net interest income                  $1,466      $1,414
Other noninterest income                679         608
Net securities gains                     86          11
--------------------------------- ----------- -----------
   Total revenue                      2,231       2,033
Provision for credit losses              50          45
Noninterest expense                   1,099       1,071
Vehicle leasing                         135
Asset impairment and severance costs     13
------------------------------------- ------- -----------
   Pretax earnings                      934         917
Income taxes                            338         327
--------------------------------- ----------- -----------
  Earnings                             $596        $590
--------------------------------- ----------- -----------
AVERAGE BALANCE SHEET
Loans
   Consumer
    Home equity                      $6,293      $5,419
    Indirect automobile                 814       1,215
    Other consumer                      835         897
--------------------------------- ----------- -----------
     Total consumer                   7,942       7,531
   Residential mortgage               7,912      11,619
   Commercial                         3,557       3,649
   Vehicle leasing                    1,901       1,322
   Other                                133         144
--------------------------------- ----------- -----------
      Total loans                    21,445      24,265
Securities available for sale        10,241       5,539
Loans held for sale                   1,293       1,297
Assigned assets and other assets      7,306       7,857
--------------------------------- ----------- -----------
   Total assets                     $40,285     $38,958
--------------------------------- ----------- -----------
Deposits
   Noninterest-bearing demand        $4,571      $4,548
   Interest-bearing demand            5,713       5,428
   Money market                      12,162      10,253
--------------------------------- ----------- -----------
    Total transaction deposits       22,446      20,229
   Savings                            1,870       1,992
   Certificates                      11,906      13,745
--------------------------------- ----------- -----------
     Total deposits                  36,222      35,966
Other liabilities                     1,345         363
Assigned capital                      2,718       2,629
--------------------------------- ----------- -----------
   Total funds                      $40,285     $38,958
--------------------------------- ----------- -----------
PERFORMANCE RATIOS
Return on assigned capital               22%         22%
Noninterest income to total revenue      34          30
Efficiency                               54          51
================================= =========== ===========


Regional Community Banking provides deposit, branch-based brokerage, electronic banking and credit products and services to retail customers as well as deposit, credit, treasury management and capital markets products and services to small businesses primarily within PNC's geographic region.

     Regional Community Banking's strategic focus is on driving sustainable revenue growth, aggressively managing the revenue/expense relationship and improving the risk/return dynamic of this business. Regional Community Banking utilizes knowledge-based marketing capabilities to analyze customer demographic information, transaction patterns and delivery preferences to develop customized banking packages focused on improving customer satisfaction and profitability.

     Regional Community Banking has also invested heavily in building a sales culture and infrastructure while improving efficiency. Capital investments have been strategically directed towards the expansion of multi-channel distribution, consistent with customer preferences, as well as the delivery of relevant customer information to all distribution channels.

     In the fourth quarter of 2001, the Corporation made the decision to discontinue its vehicle leasing business. This portfolio is expected to mature over a period of approximately five years. Costs incurred in 2001 to exit this business and additions to reserves related to insured residual value exposures totaled $135 million. See Strategic Repositioning and Critical Accounting Policies and Judgments in the Risk Factors section of this Financial Review for additional information. Also, pretax charges of $13 million were incurred for asset impairment and severance costs related to other strategic initiatives.

     Regional Community Banking earnings were $596 million in 2001 compared with $590 million in 2000.

     Total revenue increased 10% to $2.231 billion for 2001. Excluding net securities gains from both periods, revenue increased 6% in the period-to-period comparison primarily due to higher consumer transaction deposit activity in 2001, gains on sales of residential mortgage loans and sales of student loans in repayment.

     The provision for credit losses for 2001 was $50 million compared with $45 million for 2000. See Critical Accounting Policies and Judgments in the Risk Factors section and Credit Risk in the Risk Management section of this Financial Review for additional information.

     Total loans decreased in the comparison primarily due to the reduction of residential mortgage loans resulting from sales and securitizations and the continued downsizing of the indirect automobile lending portfolio. Securities available for sale increased in the year-to-year comparison due to the retention of interests from the securitization of residential mortgage loans combined with net securities purchases for balance sheet and interest rate risk management activities.

     Transaction deposits grew 11% on average in the comparison primarily driven by an increase in money market deposits that resulted from targeted consumer marketing initiatives to add new accounts and retain existing customers as higher cost certificates of deposit were de-emphasized.

CORPORATE BANKING

Year ended December 31
Taxable-equivalent basis          ------------------------
Dollars in millions                   2001         2000
==========================================================
INCOME STATEMENT
Credit-related revenue                $408         $411
Noncredit revenue                      356          433
----------------------------------------------------------
   Total revenue                       764          844
Provision for credit losses             57           79
Noninterest expense                    381          394
Institutional lending
   repositioning                       891
Asset impairment and severance
   costs                                16
----------------------------------------------------------
   Pretax (loss) earnings             (581)         371
Income tax (benefit) expense          (206)         130
----------------------------------------------------------
   (Net loss) earnings               $(375)        $241
==========================================================
AVERAGE BALANCE SHEET
Loans
   Middle market                    $5,811       $6,553
   Large corporate                   3,103        3,193
   Energy, metals and mining         1,233        1,507
   Communications                    1,110        1,501
   Leasing                           2,322        1,844
   Other                               328          357
----------------------------------------------------------
     Total loans                    13,907       14,955
Loans held for sale                    367          800
Other assets                         2,411        1,991
----------------------------------------------------------
   Total assets                    $16,685      $17,746
==========================================================
Deposits                            $4,729       $4,701
Assigned funds and other
   liabilities                      10,705       11,714
Assigned capital                     1,251        1,331
----------------------------------------------------------
   Total funds                     $16,685      $17,746
==========================================================
PERFORMANCE RATIOS
Return on assigned capital             (30)%         18%
Noncredit revenue to total
   revenue                              64           51
Efficiency                              71           46
==========================================================

Corporate Banking provides credit, equipment leasing, treasury management and capital markets products and services primarily to mid-sized corporations and government entities within PNC's geographic region. The strategic focus for Corporate Banking is to adapt its institutional expertise to the middle market with an emphasis on higher-margin noncredit products and services, especially treasury management and capital markets, and to improve the risk/return characteristics of its institutional lending business.

     During 2001, Corporate Banking took actions to accelerate the repositioning of its institutional lending business. A total of $9.7 billion of credit exposure including $4.0 billion of outstandings were designated for exit or sale. Charges related to these actions were $891 million, including $41 million of charge-offs on loans designated for exit in the first quarter of 2001. Institutional lending credits designated for exit or sale were primarily in the communications portfolio, certain portions of the energy, metals and mining and large corporate portfolios, and relationships where the potential for future returns was considered unacceptable in relation to risk. At December 31, 2001, the exit and held for sale portfolios had total credit exposure of $7.2 billion including outstandings of $2.5 billion. Of these amounts, $4.6 billion and $2.3 billion, respectively, were classified as held for sale, net of charges of $850 million that represented the excess of principal balances outstanding over the lower of cost or market values. The Corporation is pursuing opportunities to liquidate the held for sale portfolio expeditiously. Gains and losses may result from the liquidation of loans held for sale to the extent actual performance differs from estimates inherent in the recorded amounts or market valuations change. See Strategic Repositioning and Critical Accounting Policies and Judgments in the Risk Factors section of this Financial Review for additional information. Additionally, a pretax charge of $16 million was incurred in 2001 for asset impairment and severance costs.

     Corporate Banking incurred a net loss of $375 million in 2001 compared with earnings of $241 million in 2000.

     Total revenue of $764 million for 2001 decreased $80 million compared with 2000. Credit-related revenue decreased 1% compared with 2000 as the impact of a wider net interest margin was more than offset by a decrease in average loans. The decrease in average loans in 2001 was primarily due to downsizing partially offset by the expansion of equipment leasing. Noncredit revenue includes noninterest income and the benefit of compensating balances received in lieu of fees. Noncredit revenue decreased $77 million compared with 2000 primarily due to the impact of weak capital market conditions that resulted in lower capital markets fees and losses resulting from lower valuations of equity investments.

     Total credit costs in the 2001 consolidated provision for credit losses were $733 million, including $57 million reflected in the Corporate Banking provision for credit losses and $676 million reflected in the institutional lending repositioning charge that represented net charge-offs. Additionally, $76 million was charged against the allowance for credit losses. The institutional lending repositioning charge also included $215 million of valuation adjustments related to loans held for sale. The provision for credit losses was $79 million in 2000. See Strategic Repositioning and Critical Accounting Policies and Judgments in the Risk Factors section and Credit Risk in the Risk Management section of this Financial Review for additional information.

     Treasury management and capital markets products offered through Corporate Banking are sold by several businesses across the Corporation and related profitability is included in the results of those businesses. Consolidated revenue from treasury management was $331 million for 2001 compared with $341 million for 2000. Increases in fee revenue were more than offset by lower income earned on customers' deposit balances resulting from the lower interest rate environment in 2001 and the impact of downsizing institutional lending. Consolidated revenue from capital markets was $123 million for 2001, a $10 million decrease compared with 2000 due to weak capital market conditions and the impact of changing customer relationships due to downsizing certain lending portfolios.

PNC REAL ESTATE FINANCE

Year ended December 31
Taxable-equivalent basis          ------------------------
Dollars in millions                   2001        2000
==========================================================
INCOME STATEMENT
Net interest income                   $118        $121
Noninterest income
   Commercial mortgage banking          58          68
   Other                                37          40
----------------------------------------------------------
     Total noninterest income           95         108
----------------------------------------------------------
   Total revenue                       213         229
Provision for credit losses             16          (7)
Noninterest expense                    157         145
Institutional lending
   repositioning                        34
Severance costs                          1
----------------------------------------------------------
   Pretax earnings                       5          91
Income tax (benefit) expense           (33)          7
----------------------------------------------------------
   Earnings                            $38         $84
==========================================================
AVERAGE BALANCE SHEET
Loans
   Commercial real estate           $2,337      $2,427
   Commercial - real estate
     related                         1,751       2,118
----------------------------------------------------------
     Total loans                     4,088       4,545
Commercial mortgages held for sale     279         396
Other assets                           923         948
----------------------------------------------------------
   Total assets                     $5,290      $5,889
==========================================================
Deposits                              $518        $697
Assigned funds and other
   liabilities                       4,375       4,784
Assigned capital                       397         408
----------------------------------------------------------
   Total funds                      $5,290      $5,889
==========================================================
PERFORMANCE RATIOS
Return on assigned capital              10%         21%
Noninterest income to total
   revenue                              43          47
Efficiency                              60          51
==========================================================

PNC Real Estate Finance provides credit, capital markets, treasury management, commercial mortgage loan servicing and other financial products and services to developers, owners and investors in commercial real estate. PNC's commercial real estate financial services platform provides processing services through Midland Loan Services, Inc., a leading third-party provider of loan servicing and technology to the commercial real estate finance industry, and national syndication of affordable housing equity through Columbia Housing Partners, LP ("Columbia").

     On October 17, 2001, PNC completed the acquisition of certain lending and servicing-related business from TRI Acceptance Corporation. The acquisition expands PNC Real Estate Finance's reach in multi-family finance, combining permanent loan capacity with PNC's traditional interim lending activities and Columbia's tax credit syndication capabilities.

     Over the past three years, PNC Real Estate Finance has been strategically shifting to a more balanced and valuable revenue stream by focusing on real estate processing businesses and increasing the value of its lending business by seeking to sell more fee-based products.

     During 2001, PNC Real Estate Finance took actions to accelerate the downsizing of its institutional lending business. A total of $400 million of credit exposure including $250 million of outstandings were designated for exit or held for sale. Charges related to these actions were $34 million. At December 31, 2001, $324 million of credit exposure including $244 million of outstandings were classified as held for sale, net of charges of $34 million that represented the excess of principal balances outstanding over the lower of cost or market values. See Strategic Repositioning and Critical Accounting Policies and Judgments in the Risk Factors section of this Financial Review for additional information. A $1 million pretax charge for severance costs was incurred in 2001.

     PNC Real Estate Finance earned $38 million in 2001 compared with $84 million in 2000.

     Total revenue was $213 million for 2001 compared with $229 million for 2000. The decrease was primarily due to higher amortization of servicing intangibles caused by lower interest rates and lower commercial mortgage-backed securitization gains. The commercial mortgage servicing portfolio increased 26% to $68 billion at December 31, 2001 as shown below:

COMMERCIAL MORTGAGE SERVICING PORTFOLIO

In billions                             2001        2000
================================ ============= ============
January 1                                $54         $45
Acquisitions/additions                    25          17
Repayments/transfers                     (11)         (8)
-------------------------------- ------------- ------------
   December 31                           $68         $54
================================ ============= ============

Total credit costs in the 2001 consolidated provision for credit losses were $44 million, including $16 million reflected in the PNC Real Estate Finance provision for credit losses and $28 million reflected in the institutional lending repositioning charge that represented net charge-offs. Additionally, $14 million was charged against the allowance for credit losses. The institutional lending repositioning charge also included $6 million of valuation adjustments related to loans held for sale. The provision for 2000 reflected a net recovery of $7 million. See Critical Accounting Policies and Judgments in the Risk Factors section and Credit Risk in the Risk Management section of this Financial Review for additional information.

     Noninterest expense was $157 million for 2001 compared with $145 million in the prior year. The increase was primarily due to non-cash (passive) losses on affordable housing investments that were more than offset by related income tax credits.

PNC BUSINESS CREDIT

Year ended December 31
Taxable-equivalent basis          ------------------------
Dollars in millions                   2001        2000
==========================================================
INCOME STATEMENT
Net interest income                   $104         $99
Noninterest income                      30          20
----------------------------------------------------------
   Total revenue                       134         119
Provision for credit losses             19          12
Noninterest expense                     31          30
Institutional lending
   repositioning                        48
----------------------------------------------------------
   Pretax earnings                      36          77
Income taxes                            14          28
----------------------------------------------------------
   Earnings                            $22         $49
==========================================================
AVERAGE BALANCE SHEET
Loans                               $2,331      $2,197
Loans held for sale                     72          24
Other assets                            60          50
----------------------------------------------------------
   Total assets                     $2,463      $2,271
==========================================================
Deposits                               $77         $66
Assigned funds and other
   liabilities                       2,223       2,053
Assigned capital                       163         152
----------------------------------------------------------
   Total funds                      $2,463      $2,271
==========================================================
PERFORMANCE RATIOS
Return on assigned capital              13%         32%
Efficiency                              30          24
==========================================================

PNC Business Credit provides asset-based lending, capital markets and treasury management products and services to middle market customers nationally. PNC Business Credit's lending services include loans secured by accounts receivable, inventory, machinery and equipment, and other collateral, and its customers include manufacturing, wholesale, distribution, retailing and service industry companies.

     In January 2002, PNC Business Credit acquired a portion of the U.S. asset-based lending business of NBOC. As a result of this acquisition, PNC Business Credit established six new marketing offices and enhanced its presence as one of the premier asset-based lenders for the middle market customer segment. At the acquisition date, credit exposure acquired was approximately $2.6 billion including $1.5 billion of loan outstandings. None of the loans were nonperforming at acquisition.

     Additionally, PNC Business Credit agreed to service a portion of NBOC's remaining U.S. asset-based loan portfolio ("serviced portfolio") for a period of eighteen months. The serviced portfolio consisted of approximately $670 million of credit exposure including $463 million of outstandings as of the acquisition date. At closing, $138 million of these outstandings were classified as nonperforming. The serviced portfolio's credit exposure and outstandings are expected to be reduced through managed liquidation and runoff during the eighteen-month servicing period. At the end of the servicing term, NBOC has the right to transfer the then remaining serviced portfolio to PNC Business Credit. PNC Business Credit established a liability of $112 million in 2002 as part of the allocation of the purchase price to reflect this obligation. The amount of this liability will be assessed quarterly with any changes recognized in earnings. During the servicing term, NBOC will be responsible for realized credit losses with respect to the serviced portfolio to a maximum of $50 million. If the right to transfer is exercised, the Corporation is responsible for realized credit losses on the serviced portfolio that may occur during the eighteen-month period in excess of certain NBOC specific reserves related to those assets, when applicable (available only on specified credits), and the $50 million first loss position. PNC Business Credit management currently expects the amounts indicated above to be adequate to cover potential losses in connection with the serviced portfolio.

     During 2001, as part of the overall lending repositioning, a total of $88 million of credit exposure including $78 million of outstandings was designated for sale. At December 31, 2001, $40 million of credit exposure including $30 million of outstandings was classified as held for sale, net of charges of $48 million that represented the excess of principal balances outstanding over the lower of cost or market values. See Strategic Repositioning and Critical Accounting Policies and Judgments in the Risk Factors section of this Financial Review for additional information.

     PNC Business Credit earnings were $22 million in 2001 compared with $49 million in 2000.

     Revenue was $134 million for 2001, a $15 million or 13% increase compared with 2000 primarily due to higher net interest income, as a result of loan growth, and higher noninterest income. The increase in noninterest income primarily resulted from gains on sales of equity interests received as compensation in conjunction with lending relationships. Such gains, if any, are recognized infrequently and may produce variability in revenues from period to period.

     Total credit costs in the 2001 consolidated provision for credit losses were $29 million, including $19 million reflected in the PNC Business Credit provision for credit losses and $10 million reflected in the institutional lending repositioning charge that represented net charge-offs. The institutional lending repositioning charge also included $38 million of valuation adjustments related to loans held for sale. The provision for credit losses was $12 million in 2000. PNC Business Credit loans are secured loans to borrowers, many with a weaker credit risk rating. As a result, these loans exhibit a higher risk of default. PNC Business Credit attempts to mitigate this risk through higher interest rates, direct control of cash flows, and collateral. The impact of these loans on the provision for credit losses and the level of nonperforming assets may be even more pronounced during periods of economic downturn. See Critical Accounting Policies and Judgments in the Risk Factors section and Credit Risk in the Risk Management section of this Financial Review for additional information.

PNC ADVISORS

Year ended December 31
Taxable-equivalent basis          ------------------------
Dollars in millions                    2001        2000
==========================================================
INCOME STATEMENT
Net interest income                    $128        $136
Noninterest income
   Investment management and trust      393         421
   Brokerage                            130         171
   Other                                 84          64
----------------------------------------------------------
     Total noninterest income           607         656
----------------------------------------------------------
   Total revenue                        735         792
Provision for credit losses               2           5
Noninterest expense                     504         511
----------------------------------------------------------
   Pretax earnings                      229         276
Income taxes                             86         103
----------------------------------------------------------
   Earnings                            $143        $173
==========================================================
AVERAGE BALANCE SHEET
Loans
   Consumer                          $1,103        $965
   Residential mortgage                 848         962
   Commercial                           528         602
   Other                                384         532
----------------------------------------------------------
     Total loans                      2,863       3,061
Other assets                            467         439
----------------------------------------------------------
   Total assets                      $3,330      $3,500
==========================================================
Deposits                             $2,058      $2,034
Assigned funds and other
  liabilities                           730         917
Assigned capital                        542         549
----------------------------------------------------------
   Total funds                       $3,330      $3,500
==========================================================
PERFORMANCE RATIOS
Return on assigned capital               26%         32%
Noninterest income to total
  revenue                                83          83
Efficiency                               68          64
==========================================================

PNC Advisors provides a full range of tailored investment products and services to affluent individuals and families, including full-service brokerage through J.J.B. Hilliard, W.L. Lyons, Inc. ("Hilliard Lyons") and investment advisory services to the ultra-affluent through Hawthorn. PNC Advisors also serves as investment manager and trustee for employee benefit plans and charitable and endowment assets. PNC Advisors is focused on selectively expanding Hilliard Lyons and Hawthorn, increasing market share in PNC's primary geographic region and leveraging its expansive distribution platform.

     PNC Advisors earned $143 million in 2001 compared with $173 million in 2000. Earnings for 2001 decreased 17% compared with the prior year primarily due to a $57 million decrease in total revenue resulting from the impact of weak equity market conditions on brokerage activity and asset management fees. Investment management and trust revenue benefited from accrual adjustments of $15 million in 2001 and $11 million in 2000. Management expects that revenue and earnings in this business will continue to be challenged at least until equity market conditions improve.

     Noninterest expense decreased $7 million in the year-to-year comparison primarily due to lower production-based compensation and expense management initiatives.

ASSETS UNDER MANAGEMENT (a)
                                         ------------------
December 31 - in billions                    2001     2000
===========================================================
Personal investment management and
  trust                                       $47      $50
Institutional trust                            13       15
-----------------------------------------------------------
   Total                                      $60      $65
===========================================================
(a)  Excludes brokerage assets administered.

Assets under management decreased $5 billion as net new asset inflows of $1 billion from new and existing customers during 2001 were more than offset by a decline in the value of the equity component of customers' portfolios. See Business and Economic Conditions and Asset Management Performance in the Risk Factors section of this Financial Review for additional information regarding matters that could impact PNC Advisors' revenue.

     Brokerage assets administered by PNC Advisors were $28 billion at December 31, 2001 and 2000 and were also impacted by weak equity market conditions.

     PNC Advisors expects to continue to focus on acquiring new customers and growing and expanding existing customer relationships while aggressively managing its revenue/expense relationship.

BLACKROCK


Year ended December 31            ------------------------
Dollars in millions                    2001        2000
==========================================================
INCOME STATEMENT
Investment advisory and
  administrative fees                  $495        $453
Other income                             38          24
----------------------------------------------------------
   Total revenue                        533         477
Operating expense                       292         248
Fund administration
  and servicing costs -
  affiliates                             61          76
Amortization of intangible
   assets                                10          10
----------------------------------------------------------
   Total expense                        363         334
----------------------------------------------------------
      Operating income                  170         143
Nonoperating income                      11           7
----------------------------------------------------------
   Pretax earnings                      181         150
Income taxes                             74          63
----------------------------------------------------------
   Earnings                            $107         $87
==========================================================
PERIOD-END BALANCE SHEET
Intangible assets                      $182        $192
Other assets                            502         345
----------------------------------------------------------
   Total assets                        $684        $537
==========================================================
Liabilities                            $198        $169
Stockholders' equity                    486         368
----------------------------------------------------------
   Total liabilities and
     stockholders' equity              $684        $537
==========================================================
PERFORMANCE DATA
Return on equity                         25%         27%
Operating margin (a)                     36          36
Diluted earnings per share            $1.65       $1.35
==========================================================
(a) Excludes the impact of fund administration and servicing costs - affiliates.

BlackRock is one of the largest publicly traded investment management firms in the United States with approximately $239 billion of assets under management at December 31, 2001. BlackRock manages assets on behalf of institutions and individuals worldwide through a variety of fixed income, liquidity and equity mutual funds, separate accounts and alternative investment products. Mutual funds include the flagship fund families, BlackRock Funds and BlackRock Provident Institutional Funds. In addition, BlackRock provides risk management and investment system services to institutional investors under the BlackRock Solutions name.

     BlackRock continues to focus on delivering superior investment performance to clients while pursuing strategies to build on core strengths and to selectively expand the firm's expertise and breadth of distribution.

     Earnings increased 23% in the year-to-year comparison primarily due to a $35 billion or 17% increase in assets under management. New client mandates and additional funding from existing clients resulted in $31 billion or 90% of the increase in assets under management.

     Total revenue for 2001 increased $56 million or 12% compared with 2000 primarily due to new institutional liquidity and fixed-income business and strong sales of BlackRock Solutions products. The increase in operating expense in the year-to-year comparison supported revenue growth and business expansion.

     See Business and Economic Conditions and Asset Management Performance in the Risk Factors section of this Financial Review for additional information regarding matters that could impact asset management revenue.

ASSETS UNDER MANAGEMENT
                                     ----------------------
December 31 - in billions                  2001       2000
===========================================================
Separate accounts
   Fixed income                            $119       $104
   Liquidity                                  7          6
   Liquidity - securities lending            11         12
   Equity                                    10          9
   Alternative investment products            5          3
-----------------------------------------------------------
     Total separate accounts                152        134
-----------------------------------------------------------
Mutual funds (a)
   Fixed income                              16         13
   Liquidity                                 62         43
   Equity                                     9         14
-----------------------------------------------------------
     Total mutual funds                      87         70
-----------------------------------------------------------
   Total assets under management           $239       $204
===========================================================
(a) Includes BlackRock Funds, BlackRock Provident Institutional Funds, BlackRock Closed End Funds, Short Term Investment Funds and BlackRock Global Series Funds.

BlackRock, Inc. is approximately 70% owned by PNC and is listed on the New York Stock Exchange under the symbol BLK. Additional information about BlackRock is available in its filings with the Securities and Exchange Commission ("SEC") and may be obtained electronically at the SEC's home page at www.sec.gov.

PFPC


Year ended December 31            ------------------------
Dollars in millions                    2001        2000
==========================================================
INCOME STATEMENT
Fund servicing revenue                 $738        $674
Operating expense                       536         501
Amortization                             25          31
----------------------------------------------------------
   Operating income                     177         142
Nonoperating income (a)                  14          31
Debt financing                           94          95
Facilities consolidation
 and other charges                       36
----------------------------------------------------------
   Pretax earnings                       61          78
Income taxes                             25          31
----------------------------------------------------------
   Earnings                             $36         $47
==========================================================
AVERAGE BALANCE SHEET
Intangible assets                    $1,065      $1,107
Other assets                            706         471
----------------------------------------------------------
   Total assets                      $1,771      $1,578
==========================================================
Assigned funds and other
 liabilities                         $1,563      $1,369
Assigned capital                        208         209
----------------------------------------------------------
   Total funds                       $1,771      $1,578
==========================================================
PERFORMANCE RATIOS
Return on assigned capital               17%         22%
Operating margin                         19          21
==========================================================
(a)  Net of nonoperating expense

PFPC is the largest full-service mutual fund transfer agent and second largest provider of mutual fund accounting and administration services in the United States, providing a wide range of fund services to the investment management industry. PFPC also provides processing solutions to the international marketplace through its Ireland and Luxembourg operations.

     To meet the growing needs of the European marketplace, PFPC continues its pursuit of offshore expansion. PFPC is also focusing technological resources on targeted Web-based initiatives and exploring strategic alliances.

     In the fourth quarter of 2001, PFPC incurred $36 million of pretax charges largely related to a plan to consolidate certain facilities as a follow-up to the integration of the Investor Services Group ("ISG") acquisition. The charges primarily reflect termination costs related to exiting certain lease agreements and the abandonment of related leasehold improvements.

     PFPC earned $36 million in 2001 compared with $47 million in 2000. Excluding facilities consolidation and other charges in 2001, earnings increased $12 million or 26% in the year-to-year comparison and the return on assigned capital and operating margin improved to 28% and 24%, respectively. The increase was primarily due to growth in transfer agency and subaccounting revenue that resulted from an increase in shareholder accounts serviced, and $9 million of nonrecurring fee adjustments.

     Revenue of $738 million for 2001 increased $64 million compared with 2000. An increase in shareholder accounts serviced drove strong performance in transfer agency and subaccounting revenues. The benefit of growth in accounting/administration assets and shareholder accounts more than offset the impact on revenue of lower custody assets serviced. Revenue growth rates in this business may be pressured by lower equity valuations, pricing and other competitive factors. See Business and Economic Conditions and Fund Servicing in the Risk Factors section of this Financial Review for additional information regarding matters that could impact fund servicing revenue.

     Operating expense increased 7% in the year-to-year comparison as the impact of business expansion was partially mitigated by expense management initiatives and the comparative impact of ISG integration costs that were incurred in the prior year.

SERVICING STATISTICS
                                 -----------------------
December 31                            2001        2000
========================================================
Accounting/administration assets ($ in billions)

 Domestic                              $514        $454
 Foreign                                 21           9
--------------------------------------------------------
    Total                              $535        $463
Custody assets ($ in billions)          357         437
Shareholder accounts (in millions)       49          43
========================================================

CONSOLIDATED STATEMENT OF INCOME REVIEW

NET INTEREST INCOME
Changes in net interest income and margin result from the interaction between the volume and composition of earning assets, related yields and associated funding costs. Accordingly, portfolio size, composition and yields earned and funding costs can have a significant impact on net interest income and margin.

     Taxable-equivalent net interest income of $2.278 billion for 2001 increased 4% compared with 2000. The increase was primarily due to the impact of transaction deposit growth and a lower rate environment that was partially offset by the impact of continued downsizing of the loan portfolio. The net interest margin widened 20 basis points to 3.84% for 2001 compared with 3.64% for 2000. The increase was primarily due to the impact of the lower rate environment, the benefit of growth in transaction deposits and downsizing of higher-cost, less valuable retail certificates and wholesale deposits. See Interest Rate Risk in the Risk Management section of this Financial Review for additional information regarding interest rate risk.

     Loans represented 76% of average interest-earning assets for 2001 compared with 84% for 2000. The decrease was primarily due to the continued downsizing of certain institutional lending portfolios and the securitization of residential mortgage loans during 2001.

NET INTEREST INCOME ANALYSIS


                                  ------------------------------------------------------------------------------------------
                                        Average Balances              Interest Income/Expense      Average Yields/Rates
                                  --------------------------------  --------------------------  ----------------------------
Taxable-equivalent basis
Year ended December 31
Dollars in millions                     2001       2000    Change       2001    2000   Change      2001      2000    Change
==================================================================  ==========================  ============================
Interest-earning assets
   Loans held for sale                $2,021     $2,507    $(486)       $119    $204    $(85)      5.89%     8.14%   (225)bp
   Securities                         10,867      6,061    4,806         627     389     238       5.77      6.42     (65)
   Loans, net of unearned income
     Commercial                       19,658     21,685   (2,027)      1,418   1,839    (421)      7.21      8.48    (127)
     Commercial real estate            2,580      2,685     (105)        184     240     (56)      7.13      8.94    (181)
     Consumer                          9,099      9,177      (78)        732     791     (59)      8.04      8.62     (58)
     Residential mortgage              8,801     12,599   (3,798)        635     900    (265)      7.22      7.14       8
     Lease financing                   4,223      3,222    1,001         293     235      58       6.94      7.29     (35)
     Other                               460        650     (190)         30      55     (25)      6.52      8.46    (194)
------------------------------------------------------------------  --------------------------
       Total loans, net of
         unearned income              44,821     50,018   (5,197)      3,292   4,060    (768)      7.34      8.12     (78)
   Other                               1,632      1,289      343         115      97      18       7.05      7.53     (48)
------------------------------------------------------------------  --------------------------
     Total interest-earning
       assets/ interest income        59,341     59,875     (534)      4,153   4,750    (597)      7.00      7.93     (93)
Noninterest-earning assets            11,014      8,616    2,398
   Investment in discontinued
      operations                          51        487     (436)
------------------------------------------------------------------
   Total assets                      $70,406    $68,978   $1,428
==================================================================
Interest-bearing liabilities
   Deposits
     Demand and money market         $21,322    $18,735   $2,587         506     658    (152)      2.37      3.51    (114)
     Savings                           1,928      2,050     (122)         18      36     (18)       .93      1.76     (83)
     Retail certificates of
        deposit                       12,313     14,642   (2,329)        634     826    (192)      5.15      5.64     (49)
     Other time                          522        621      (99)         34      40      (6)      6.51      6.44       7
     Deposits in foreign offices         829      1,473     (644)         37      93     (56)      4.46      6.31    (185)
------------------------------------------------------------------  --------------------------
       Total interest-bearing
        deposits                      36,914     37,521     (607)      1,229   1,653    (424)      3.33      4.41    (108)
   Borrowed funds                     13,482     13,746     (264)        646     915    (269)      4.79      6.66    (187)
------------------------------------------------------------------  --------------------------
Total interest-bearing
  liabilities/ interest expense       50,396     51,267     (871)      1,875   2,568    (693)      3.72      5.01    (129)
                                                                    --------------------------  ----------------------------
Noninterest-bearing liabilities,
  minority interest, capital
  securities and shareholders'
  equity                              20,010     17,711    2,299
------------------------------------------------------------------
   Total liabilities, minority
     interest, capital
     securities and
     shareholders' equity            $70,406    $68,978   $1,428
==================================================================
Interest rate spread                                                                               3.28      2.92      36
Impact of noninterest-bearing
  sources                                                                                           .56       .72     (16)
                                                                                                ----------------------------
   Net interest income/margin                                         $2,278  $2,182   $  96       3.84%     3.64%     20bp
============================================================================================================================

Securities represented 18% of average interest-earning assets for 2001 compared with 10% for 2000. The increase was primarily due to the retention of interests from the securitization of residential mortgage loans and net securities purchases upon redeployment of funds resulting from loan downsizing and interest rate risk management activities.

     Funding cost is affected by the volume and composition of funding sources as well as related rates paid thereon. Average deposits comprised 64% and 66% of total sources of funds for 2001 and 2000, respectively, with the remainder primarily comprised of wholesale funding obtained at prevailing market rates.

     Average interest-bearing demand and money market deposits increased $2.6 billion or 14% compared with 2000, primarily reflecting the impact of strategic marketing initiatives to grow more valuable transaction accounts, while all other interest-bearing deposit categories decreased in the year-to-year comparison as management de-emphasized these more costly sources of funds. Average borrowed funds for 2001 were essentially flat compared with 2000.

PROVISION FOR CREDIT LOSSES
The provision for credit losses was $903 million for 2001 compared with $136 million for 2000. The increase was primarily related to provision expense of $714 million to provide for net charge-offs associated with institutional lending repositioning initiatives in 2001. As a result of these charge-offs and other reserve activity in 2001, the allowance for credit losses was $630 million at December 31, 2001 compared with $675 million at December 31, 2000. See Credit Risk in the Risk Management section and Critical Accounting Policies and Judgments in the Risk Factors section of this Financial Review for additional information regarding credit risk.

NONINTEREST INCOME
Noninterest income was $2.543 billion for 2001 compared with $2.891 billion in 2000.

     Asset management fees of $848 million for 2001 increased $39 million or 5% primarily driven by new institutional business and strong fixed-income performance at BlackRock which more than offset decreases at PNC Advisors primarily due to the impact of declining equity markets. Consolidated assets under management were $284 billion at December 31, 2001, a 12% increase compared with December 31, 2000. Fund servicing fees were $724 million for 2001, a $70 million increase compared with 2000 primarily driven by new client growth.

     Service charges on deposits increased 6% to $218 million for 2001 mainly due to an increase in transaction deposit accounts. Brokerage fees were $206 million for 2001 compared with $249 million for 2000 as increased fees from sales of insurance products were more than offset by declines in other brokerage revenue due to weak equity markets.

     Consumer services revenue of $229 million for 2001 increased $20 million or 10% compared with 2000 mainly due to the expansion of PNC's ATM network and the increase in transaction deposit accounts.

     Corporate services revenue was $60 million for 2001 compared with $342 million for 2000. Revenue in 2001 was adversely impacted by valuation adjustments on loans held for sale of $259 million. In addition, increases in treasury management and CMBS servicing revenue were more than offset by the comparative impact of losses resulting from lower valuations of equity investments and lower capital markets fees in 2001.

     Equity management, which is comprised of venture capital activities, reflected net losses of $179 million for 2001 compared with net gains of $133 million in 2000. The decrease primarily resulted from a decline in the estimated fair value of both limited partnership and direct investments. At December 31, 2001, equity management investments held by PNC and consolidated subsidiaries totaled approximately $574 million. Approximately 53% of that amount is invested directly in a variety of companies and 47% is invested in various limited partnerships. The valuation of equity management assets is subject to the performance of the underlying companies as well as market conditions and may be volatile. The Corporation's strategy in equity management is to attract funding from investors and generate a greater proportion of revenues from fees earned by managing investments for others. See Business and Economic Conditions and Critical Accounting Policies and Judgments in the Risk Factors section of this Financial Review for additional information regarding equity management assets.

     Net securities gains were $131 million for 2001 compared with $20 million in 2000.

     Other noninterest income was $306 million for 2001 compared with $269 million for 2000. Excluding $12 million of asset write-downs in the fourth quarter of 2001, other noninterest income increased 18% primarily due to higher revenue from trading activities and gains on the sale of residential mortgage loans. Net trading income included in other noninterest income was $142 million in 2001 compared with $84 million in 2000. See details in Note 7 Trading Activities.

NONINTEREST EXPENSE
Noninterest expense was $3.338 billion for 2001 compared with $3.071 billion for 2000. Costs to exit the vehicle leasing business, including the impairment of goodwill associated with a prior acquisition and employee severance costs, and additions to reserves related to insured residual value exposures totaled $135 million and are included in 2001 noninterest expense. In addition, $56 million of integration and severance costs related to other strategic initiatives were incurred in 2001. Excluding these items, noninterest expense increased 2% compared with 2000. The increase was primarily in businesses that have shown higher revenue growth including Regional Community Banking, BlackRock and PFPC. Average full-time equivalent employees totaled approximately 24,500 and 24,100 for 2001 and 2000, respectively. The increase was mainly in asset management and processing businesses.

CONSOLIDATED BALANCE SHEET REVIEW

LOANS
Loans were $38.0 billion at December 31, 2001, a decrease of $12.6 billion from year end 2000 primarily due to residential mortgage securitizations and runoff, transfers to held for sale and the managed reduction of institutional loans.

DETAILS OF LOANS
                                -----------------------
December 31 - in millions             2001        2000
=======================================================
Commercial
   Manufacturing                    $3,352      $5,581
   Retail/wholesale                  3,856       4,413
   Service providers                 2,136       2,944
   Real estate related               1,720       1,783
   Financial services                1,362       1,726
   Communications                      139       1,296
   Health care                         517         722
   Other                             2,123       2,742
-------------------------------------------------------
     Total commercial               15,205      21,207
-------------------------------------------------------
Commercial real estate
   Mortgage                            592         673
   Real estate project               1,780       1,910
-------------------------------------------------------
     Total commercial real
       estate                        2,372       2,583
-------------------------------------------------------
Consumer
   Home equity                       7,016       6,228
   Automobile                          773       1,166
   Other                             1,375       1,739
-------------------------------------------------------
     Total consumer                  9,164       9,133
-------------------------------------------------------
Residential mortgage                 6,395      13,264
Lease financing                      5,557       4,845
Other                                  445         568
Unearned income                     (1,164)       (999)
-------------------------------------------------------
   Total, net of unearned
     income                        $37,974     $50,601
=======================================================

At December 31, 2001, loans of $38.0 billion included $1.9 billion of vehicle leases and $200 million of commercial loans that have been designated for exit.

LOANS HELD FOR SALE
Loans held for sale were $4.2 billion at December 31, 2001 compared with $1.7 billion at December 31, 2000. In the fourth quarter of 2001, PNC designated for exit $3.1 billion of loans and $7.9 billion of institutional credit exposure. Of these amounts, $2.3 billion, net of $.6 billion of related charges, with total credit exposure of $4.6 billion were transferred to loans held for sale. Approximately $276 million of loans held at December 31, 2001 by subsidiaries of a third-party financial institution are classified in the consolidated financial statements as loans held for sale. Substantially all student loans are classified as loans held for sale. See Note 14 Securitizations for information as to any interests retained in these loans.

DETAILS OF LOANS HELD FOR SALE
                                  ----------------------
December 31 - in millions               2001       2000
========================================================
Institutional lending
  repositioning                       $2,568       $286
Student loans                          1,340      1,201
Other                                    281        168
--------------------------------------------------------
 Total loans held for sale            $4,189     $1,655
========================================================

See Strategic Repositioning and Critical Accounting Policies and Judgments in the Risk Factors section of this Financial Review for additional information regarding loans held for sale.

SECURITIES
Total securities at December 31, 2001 were $13.9 billion compared with $5.9 billion at December 31, 2000. Total securities represented 20% of total assets at December 31, 2001 compared with 8% at December 31, 2000. The increase was primarily due to purchases of mortgage-backed and asset-backed securities during 2001 and the retention of interests from the securitization of residential mortgage loans as loans declined and were replaced with securities.

     At December 31, 2001, the securities available for sale balance included a net unrealized loss of $132 million, which represented the difference between fair value and amortized cost. The comparable amount at December 31, 2000 was a net unrealized loss of $54 million. Net unrealized gains and losses in the securities available for sale portfolio are included in accumulated other comprehensive income or loss, net of tax or, for the portion attributable to a hedged risk as part of a fair value hedge strategy, in net income. The expected weighted-average life of securities available for sale was 4 years at

December 31, 2001 compared with 4 years and 5 months at December 31, 2000.

     Securities designated as held to maturity are carried at amortized cost and are assets of subsidiaries of a third party financial institution, which are consolidated in PNC's financial statements. The expected weighted-average life of securities held to maturity was 18 years and 11 months at December 31, 2001. PNC had no securities held to maturity at December 31, 2000.

DETAILS OF SECURITIES
                                    ---------------------
                                    Amortized       Fair
In millions                              Cost      Value
=========================================================
DECEMBER 31, 2001
SECURITIES AVAILABLE FOR SALE
Debt securities
   U.S. Treasury and government
    agencies                             $808       $807
   Mortgage-backed                      7,302      7,261
   Asset-backed                         5,166      5,093
   State and municipal                     62         64
   Other debt                              75         75
Corporate stocks and other                264        245
---------------------------------------------------------
   Total securities available for
    sale                              $13,677    $13,545
---------------------------------------------------------
SECURITIES HELD TO MATURITY
Debt securities
   U.S. Treasury and government
     agencies                            $260       $257
   Asset-backed                             8          8
   Other debt                              95         95
---------------------------------------------------------
   Total securities held to maturity     $363       $360
=========================================================
December 31, 2000
SECURITIES AVAILABLE FOR SALE
Debt securities
   U.S. Treasury and government
    agencies                             $313       $313
   Mortgage-backed                      4,037      4,002
   Asset-backed                           902        893
   State and municipal                     94         96
   Other debt                              73         73
Corporate stocks and other                537        525
---------------------------------------------------------
   Total securities available for
    sale                               $5,956     $5,902
=========================================================

See Securitizations in the Risk Management section of this Financial Review and
Note 14 Securitizations for additional information regarding the change in securities available for sale.


FUNDING SOURCES
Total funding sources were $59.4 billion at December 31, 2001 and 2000. Demand and money market deposits increased due to ongoing strategic marketing efforts to retain customers, as higher-cost, less valuable retail certificates of deposit were de-emphasized. The change in the composition of borrowed funds reflected a shift within categories to manage overall funding costs. See Liquidity Risk under Risk Management in the Financial Review section for additional information.

DETAILS OF FUNDING SOURCES
                                -------------------------
December 31 - in millions             2001          2000
=========================================================
Deposits
   Demand and money market         $32,589       $28,771
   Savings                           1,942         1,915
   Retail certificates of
     deposit                        10,727        14,175
   Other time                          472           567
   Deposits in foreign offices       1,574         2,236
---------------------------------------------------------
     Total deposits                 47,304        47,664
---------------------------------------------------------
Borrowed funds
   Federal funds purchased             167         1,445
   Repurchase agreements               954           607
   Bank notes and senior debt        6,362         6,110
   Federal Home Loan Bank
     borrowings                      2,047           500
   Subordinated debt                 2,298         2,407
   Other borrowed funds                262           649
---------------------------------------------------------
     Total borrowed funds           12,090        11,718
---------------------------------------------------------
   Total                           $59,394       $59,382
=========================================================

CAPITAL
The access to and cost of funding new business initiatives including acquisitions, the ability to engage in expanded business activities, the ability to pay dividends, the level of deposit insurance costs, and the level and nature of regulatory oversight depend, in large part, on a financial institution's capital strength. At December 31, 2001, the Corporation and each bank subsidiary were considered "well-capitalized" based on regulatory capital ratio requirements. See Note 19 Regulatory Matters and Supervision and Regulation in the Risk Factors section of this Financial Review for additional information.

RISK-BASED CAPITAL
                                       ------------------
December 31 - dollars in millions          2001     2000
=========================================================
Capital components
   Shareholders' equity
     Common                              $5,813   $6,344
     Preferred                               10      312
   Trust preferred capital securities       848      848
   Minority interest                        134      109
   Goodwill and other intangibles        (2,174)  (2,312)
   Net unrealized securities losses
     Continuing operations                   86       35
     Discontinued operations                          45
   Net unrealized gains on cash flow
     hedge derivatives                      (98)
   Other, net                               (20)     (14)
---------------------------------------------------------
     Tier I risk-based capital            4,599    5,367
   Subordinated debt                      1,616    1,811
   Minority interest                         36
   Eligible allowance for credit
     losses                                 707      667
---------------------------------------------------------
   Total risk-based capital              $6,958   $7,845
=========================================================
Assets
   Risk-weighted assets and
     off-balance-sheet instruments,
     and market risk equivalent
     assets                             $58,958  $62,430
   Average tangible assets               67,604   66,809
=========================================================
Capital ratios
   Tier I risk-based                        7.8%     8.6%
   Total risk-based                        11.8     12.6
   Leverage                                 6.8      8.0
=========================================================

The capital position is managed through balance sheet size and composition, issuance of debt and equity instruments, treasury stock activities, dividend policies and retention of earnings.

     During 2001, PNC purchased a portion and redeemed the balance of the outstanding shares of Fixed/Adjustable Rate Noncumulative Preferred Stock Series F for approximately $301 million.

     During 2001, PNC repurchased 9.5 million shares of its common stock. On January 3, 2002, the Board of Directors authorized the Corporation to purchase up to 35 million shares of its common stock through February 29, 2004. These shares may be purchased in the open market or privately negotiated transactions. This authorization terminated any prior authorization. The extent and timing of any share repurchases will depend on a number of factors including, among others, progress in disposing of loans held for sale, regulatory capital considerations, alternative uses of capital and receipt of regulatory approvals if then required.


RISK FACTORS

The Corporation is subject to a number of risks including, among others, those described below and in the Risk Management and Forward-Looking Statements sections of this Financial Review. These factors and others could impact the Corporation's business, financial condition and results of operations.

BUSINESS AND ECONOMIC CONDITIONS
The Corporation's business and results of operations are sensitive to general business and economic conditions in the United States. These conditions include the level and movement of interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy, in general, and the regional economies in which the Corporation conducts business. A sustained weakness or further weakening of the economy could decrease the value of loans held for sale, decrease the demand for loans and other products and services offered by the Corporation, increase usage of unfunded commitments or increase the number of customers and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to the Corporation. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs, provision for credit losses, and valuation adjustments on loans held for sale. Changes in interest rates could affect the value of certain on-balance-sheet and off-balance-sheet financial instruments of the Corporation. Higher interest rates would also increase the Corporation's cost to borrow funds and may increase the rate paid on deposits. Changes in interest rates could also affect the value of assets under management. In a period of rapidly rising interest rates, certain assets under management would likely be negatively impacted by reduced asset values and increased redemptions. Also, changes in equity markets could affect the value of equity investments and the value of net assets under management and administration. A decline in the equity markets adversely affected results in 2001 and could continue to negatively affect noninterest revenues in future periods.

STRATEGIC REPOSITIONING
The Corporation took several actions in 2001 to accelerate the strategic repositioning of its lending business that began in 1998. These actions entail a degree of risk pending completion.

     At December 31, 2001, $5.0 billion of institutional lending credit exposure including $2.6 billion of outstandings were classified as held for sale. A total of $169 million of these loans was included in nonperforming assets at that date. The loans are carried at the lower of cost or estimated fair market value. The estimation of fair market values involves a number of judgments, and is inherently uncertain. In addition, the value of loan assets is affected by a variety of company, industry, economic and other factors, and can be volatile. If the value of loans held for sale deteriorates prior to disposition, valuation adjustments will be made through charges to earnings. Moreover, deterioration in the condition of the borrowers could lead to additional loans being placed on nonperforming status. See Critical Accounting Policies and Judgments for additional information.

     During the fourth quarter of 2001, the Corporation decided to discontinue its vehicle leasing business and recorded charges of $135 million related to exit costs and additions to reserves related to insured residual value exposures. At December 31, 2001, approximately $1.9 billion of vehicle leases remained on the Corporation's books. These leases are expected to mature over a period of approximately five years. During this period, the Corporation will continue to be subject to risks inherent in the vehicle leasing business, including credit risk and the risk that vehicles returned during or at the conclusion of the lease term cannot be disposed of at a price at least as great as the Corporation's remaining investment in the vehicles after application of any available residual value insurance or related reserves.

     In January 2001, PNC sold its residential mortgage banking business. Certain closing date purchase price adjustments aggregating approximately $300 million pretax are currently in dispute between the parties. The Corporation has established a receivable of approximately $140 million to reflect additional purchase price it believes is due from the buyer. The buyer has taken the position that the purchase price it has already paid should be reduced by approximately $160 million. The Corporation has established specific reserves related to a portion of its recorded receivable. The purchase agreement requires that an independent public accounting firm determine the final adjustments. The buyer also has filed a lawsuit against the Corporation seeking compensatory damages with respect to certain of the disputed matters that the Corporation believes are covered by the process provided in the purchase agreement, unquantified punitive damages and declaratory and other relief. Management intends to assert the Corporation's positions vigorously. Management believes that, net of available reserves, an adverse outcome, expected to be recorded in discontinued operations, could be material to net income in the period in which recorded, but that the final disposition of this matter will not be material to the Corporation's financial position.

CRITICAL ACCOUNTING POLICIES AND JUDGMENTS
The Corporation's consolidated financial statements are prepared based on the application of certain accounting policies, the most significant of which are described in Note 1 Accounting Policies. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variations and may significantly affect PNC's reported results and financial position for the period or in future periods. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on PNC's future financial condition and results of operations.

ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb estimated probable credit losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the credit portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires material estimates, including, among others, expected default probabilities, loss given default, expected commitment usage, the amounts and timing of expected future cash flows on impaired loans, value of collateral, estimated losses on consumer loans and residential mortgages, and general amounts for historical loss experience. The process also considers economic conditions, uncertainties in estimating losses and inherent risks in the various credit portfolios. All of these factors may be susceptible to significant change. Also, the allocation of the allowance to specific loan pools is based on historical loss trends and management's judgment concerning those trends. Commercial loans are the largest category of credits and are the most sensitive to changes in assumptions and judgments underlying the determination of the allowance. As such, approximately $467 million or 74% of the total allowance at December 31, 2001 has been allocated to the commercial loan category. This allocation also considers other relevant factors such as actual versus estimated losses, regional and national economic conditions, business segment and portfolio concentrations, industry competition and consolidation, the impact of government regulations, and risk of potential estimation or judgmental errors. To the extent actual outcomes differ from management estimates, additional provision for credit losses may be required that would adversely impact earnings in future periods.

LOANS HELD FOR SALE
Loans are classified as held for sale based on management's intent to sell them. At the initial transfer date of a loan from portfolio to held for sale, any lower of cost or market ("LOCOM") adjustment is recorded as a charge-off. This results in a new cost basis. Any subsequent adjustment as a result of the LOCOM analysis is recognized as a valuation adjustment with changes included in noninterest income. Although the market value for certain held for sale assets may be readily obtainable, other assets require significant judgments by management as to the value that could be realized at the balance sheet date. These assumptions include but are not limited to the cash flows generated from the asset, the timing of a sale, the value of any collateral, the market conditions for the particular credit, overall investor demand for these assets and the determination of a proper discount rate. Changes in market conditions and actual liquidation experience may result in additional valuation adjustments that could adversely impact earnings in future periods.

EQUITY MANAGEMENT ASSET VALUATION
Equity management assets are valued at each balance sheet date based primarily on either, in the case of limited partnership investments, the financial statements received from the limited partnership or, with respect to direct investments, the estimated fair value. Changes in the market value of these investments are reflected in the Corporation's results of operations as equity management income. The value of limited partnership investments is based on the financial statements received from the general partners. Due to the nature of the direct investments, management must make assumptions as to future performance, financial condition, liquidity, availability of capital, and market conditions, among others, to determine the estimated fair value of the investments. Market conditions and actual performance of the companies invested in could differ from these assumptions resulting in lower valuations that could adversely impact earnings in future periods.

LEASE RESIDUALS
Leases are carried at the aggregate of lease payments and the estimated residual value of the leased property, less unearned income. The Corporation provides financing for various types of equipment, aircraft, energy and power systems and rolling stock through a variety of lease arrangements. A significant portion of the residual value is guaranteed by governmental entities or covered by residual value insurance. Residual values are subject to judgments as to the value of the underlying equipment that can be affected by changes in economic and market conditions and the financial viability of the residual guarantors and insurers. To the extent not guaranteed or assumed by a third party, or otherwise insured against, the Corporation bears the risk of ownership of the leased assets including the risk that the actual value of the leased assets at the end of the lease term will be less than the residual value which could result in a charge and adversely impact earnings in future periods.

GOODWILL AND OTHER AMORTIZABLE ASSETS
Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. The majority of the Corporation's goodwill relates to value inherent in fund servicing and banking businesses. The value of this goodwill is dependent upon the Corporation's ability to provide quality, cost effective services in the face of competition from other market leaders on a national and global basis. This ability in turn relies upon continuing investments in processing systems, the development of value-added service features, and the ease of use of the Corporation's services.

     As such, goodwill value is supported ultimately by revenue which is driven by the volume of business transacted and the market value of the assets under administration. A decline in earnings as a result of a lack of growth or the Corporation's inability to deliver cost effective services over sustained periods can lead to impairment of goodwill which could result in a charge and adversely impact earnings in future periods.

     Total goodwill and other amortizable assets were $2.4 billion at December 31, 2001.

SUPERVISION AND REGULATION
The Corporation operates in highly regulated industries. Applicable laws and regulations, among other things, restrict permissible activities and investments and require compliance with consumer-related protections for loan, deposit, fiduciary, mutual fund and other customers. The consequences of noncompliance can include substantial monetary and nonmonetary sanctions. In addition, the Corporation is subject to comprehensive examination and supervision by, among other regulatory bodies, the Federal Reserve Board and the Office of the Comptroller of the Currency. These regulatory agencies generally have broad discretion to impose restrictions and limitations on the operations of a regulated entity where the agencies determine, among other things, that such operations are unsafe or unsound, fail to comply with applicable law or are otherwise inconsistent with laws and regulations or with the supervisory policies of these agencies. The examination process and the regulators' associated supervisory tools could materially impact the conduct, growth and profitability of the

Corporation's operations. Additional information is included in Note 19 Regulatory Matters and Item 1 of the Corporation's Annual Report on Form 10-K.

RESTATEMENTS
Early in 2002, the Corporation announced two restatements affecting previously reported financial results. See Note 3 Restatements. The Corporation is a defendant in several lawsuits filed after announcement of the restatement related to consolidation of subsidiaries of a third party financial institution. The staffs of the Securities and Exchange Commission and the Federal Reserve Board have informed the Corporation that they are conducting inquiries into the transactions that are the subject of such restatement. In addition, the reputational risk created by the restatements may have consequences to the Corporation in such areas as business generation and retention, funding and liquidity that cannot be predicted at this time.

MONETARY AND OTHER POLICIES
The financial services industry is subject to various monetary and other policies and regulations of the United States government and its agencies, which include the Federal Reserve Board, the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation as well as state regulators. The Corporation is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. The Federal Reserve Board's policies influence the rates of interest that PNC charges on loans and pays on interest-bearing deposits and can also affect the value of on-balance-sheet and off-balance-sheet financial instruments. Those policies also influence, to a significant extent, the cost of funding for the Corporation.

COMPETITION
PNC operates in a highly competitive environment, both in terms of the products and services offered and the geographic markets in which PNC conducts business. This environment could become even more competitive in the future. The Corporation competes with local, regional and national banks, thrifts, credit unions and non-bank financial institutions, such as investment banking firms, investment advisory firms, brokerage firms, investment companies, venture capital firms, mutual fund complexes and insurance companies, as well as other entities that offer financial and processing services, and through alternative delivery channels such as the World Wide Web. Technological advances and legislation, among other changes, have lowered barriers to entry, have made it possible for non-bank institutions to offer products and services that traditionally have been provided by banks, and have increased the level of competition faced by the Corporation. Many of the Corporation's competitors benefit from fewer regulatory constraints and lower cost structures, allowing for more competitive pricing of products and services.

DISINTERMEDIATION
Disintermediation is the process of eliminating the role of the intermediary in completing a transaction. For the financial services industry, this means eliminating or significantly reducing the role of banks and other depository institutions in completing transactions that have traditionally involved banks. Disintermediation could result in, among other things, the loss of customer deposits and decreases in transactions that generate fee income.

ASSET MANAGEMENT PERFORMANCE
Asset management revenue is primarily based on a percentage of the value of assets under management and performance fees expressed as a percentage of the returns realized on assets under management. A decline in the value of debt and equity instruments, among other things, could cause asset management revenue to decline.

     Investment performance is an important factor for the level of assets under management. Poor investment performance could impair revenue and growth as existing clients might withdraw funds in favor of better performing products. Also, performance fees could be lower or nonexistent. Additionally, the ability to attract funds from existing and new clients might diminish.

FUND SERVICING
Fund servicing fees are primarily based on the market value of the assets and the number of shareholder accounts administered by the Corporation for its clients. A rise in interest rates or a sustained weakness or further weakening or volatility in the debt and equity markets could influence an investor's decision to invest or maintain an investment in a mutual fund. As a result, fluctuations may occur in the level or value of assets that the Corporation has under administration. A significant investor migration from mutual fund investments could have a negative impact on the Corporation's revenues by reducing the assets and the number of shareholder accounts it administers. There has been and continues to be merger, acquisition and consolidation activity in the financial services industry. Mergers or consolidations of financial institutions in the future could reduce the number of existing or potential fund servicing clients.

ACQUISITIONS
The Corporation expands its business from time to time by acquiring other financial services companies. Factors pertaining to acquisitions that could adversely affect the Corporation's business and earnings include, among others: anticipated cost savings or potential revenue enhancements that may not be fully realized or realized within the expected time frame; key employee, customer or revenue loss following an acquisition that may be greater than expected; and costs or difficulties related to the integration of businesses that may be greater than expected.

TERRORIST ACTIVITIES
The impact of the September 11th terrorist attacks or any future terrorist activities and responses to such activities cannot be predicted at this time with respect to severity or duration. The impact could adversely affect the Corporation in a number of ways including, among others, an increase in delinquencies, bankruptcies or defaults that could result in a higher level of nonperforming assets, net charge-offs and provision for credit losses.

RISK MANAGEMENT

In the normal course of business, the Corporation assumes various types of risk, which include, among other things, credit risk, interest rate risk, liquidity risk, and risk associated with trading activities, financial derivatives and "off-balance sheet" activities. PNC has risk management processes designed to provide for risk identification, measurement and monitoring.

CREDIT RISK
Credit risk represents the possibility that a borrower, counterparty or insurer may not perform in accordance with contractual terms. Credit risk is inherent in the financial services business and results from extending credit to customers, purchasing securities and entering into financial derivative transactions. The Corporation seeks to manage credit risk through, among other things, diversification, limiting credit exposure to any single industry or customer, requiring collateral, selling participations to third parties, and purchasing credit-related derivatives.

ALLOWANCE FOR CREDIT LOSSES
The Corporation maintains an allowance for credit losses to absorb losses inherent in the loan portfolio. The allowance is determined based on regular quarterly assessments of the probable estimated losses inherent in the loan portfolio and is in compliance with applicable regulatory standards and generally accepted accounting principles. The methodology for measuring the appropriate level of the allowance consists of several elements, including specific allocations to impaired loans, allocations to pools of non-impaired loans and unallocated reserves. While allocations are made to specific loans and pools of loans, the total reserve is available for all credit losses.

     Specific allowances are established for all loans considered impaired by a method prescribed by Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan." Specific allowances are determined by PNC's Special Asset Committee based on an analysis of the present value of the loan's expected future cash flows, the loan's observable market price or the fair value of the loan's collateral.

     Allocations to non-impaired commercial loans (pool reserve allocations) are assigned to pools of loans as defined by PNC's internal risk rating categories. The pool reserve methodology's key elements include expected default probabilities (EDP), loss given default (LGD) and expected commitment usage. EDPs are derived from historical default analyses and are a function of the borrower's risk rating grade and loan tenor. LGDs are derived from historical loss data and are a function of the loan's collateral value and other structural factors that may affect the ultimate ability to collect the loan. The final non-impaired loan reserve allocations are based on this methodology and management's judgment of other relevant factors which may include, among others, regional and national economic conditions, business segment and portfolio concentrations, historical actual versus estimated losses and the volatility of PNC's historic loss trends.

     This methodology is sensitive to changes in key risk parameters such as EDPs and LGDs. In general, a given change in any of the major risk parameters will have a commensurate change in the pool reserve allocations to non-impaired commercial loans. Additionally, other factors such as the rate of migration in the severity of problem loans or changes in the distribution of loan tenor will contribute to the final pool reserve allocations.

     Consumer and residential mortgage loan allocations are made at a total portfolio level by consumer product line based on actual historical loss experience adjusted for volatility, current economic conditions and other relevant factors.

     While PNC's specific and pool reserve methodologies strive to reflect all risk factors, there continues to be certain elements of risk associated with, but not limited to, potential estimation and judgmental errors. Furthermore, events may have occurred as of the reserve evaluation date that are not yet reflected in the risk measures or characteristics of the portfolio due to inherent lags in information. Unallocated reserves are established to provide coverage for such risks.

     Senior management's Reserve Adequacy Committee provides oversight for the allowance evaluation process, including quarterly evaluations and methodology and estimation changes. The results of the evaluations are reported to the Credit Committee of the Board of Directors.

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                  --------------------------------------------------
                             2001                    2000
                  --------------------------------------------------
December 31
Dollars in                      Loans to                  Loans to
millions          Allowance    Total Loans   Allowance   Total Loans
====================================================================
Commercial            $467         40.0%          $536       41.9%
Commercial
  real estate           67          6.3             53        5.1
Consumer                49         24.1             51       18.0
Residential
  mortgage               8         16.8             10       26.2
Other                   39         12.8             25        8.8
--------------------------------------------------------------------
Total                 $630        100.0%          $675      100.0%
====================================================================

For purposes of this presentation, the unallocated portion of the allowance for credit losses of $143 million has been assigned to loan categories based on the relative specific and pool allocation amounts.

     The provision for credit losses for 2001 and the evaluation of the allowance for credit losses as of December 31, 2001 reflected changes in loan portfolio composition, the net impact of downsizing credit exposure and changes in asset quality. The unallocated portion of the allowance for credit losses represents 23% of the total allowance and .38% of total loans at December 31, 2001, compared with 20% and .26%, respectively, at December 31, 2000.

ROLLFORWARD OF ALLOWANCE FOR CREDIT LOSSES

In millions                           2001         2000
===========================================================
January 1                             $675         $674
Charge-offs                           (985)        (186)
Recoveries                              37           51
-----------------------------------------------------------
   Net charge-offs                    (948)        (135)
Provision for credit losses            903          136
-----------------------------------------------------------
   December 31                        $630         $675
===========================================================

The allowance as a percent of nonaccrual loans and total loans was 299% and 1.66%, respectively, at December 31, 2001. The comparable year end 2000 percentages were 209% and 1.33%, respectively. During 2001, the Corporation took several actions to accelerate the strategic repositioning of the institutional lending business. These repositioning initiatives resulted in a decrease in commercial loan portfolio credit exposure and a decrease in both specific and pooled allowances at December 31, 2001.

CHARGE-OFFS AND RECOVERIES
                       --------------------------------------------------
                                                              Percent of
Year ended December 31                              Net          Average
Dollars in millions    Charge-offs  Recoveries   Charge-offs       Loans
=========================================================================
2001
Commercial               $876         $17          $859             4.37%
Commercial real
 estate                    37           1            36             1.40
Consumer                   42          16            26              .29
Residential mortgage        2           1             1              .01
Lease financing            28           2            26              .62
-----------------------------------------------------------
   Total                 $985         $37          $948             2.12
=========================================================================
2000
Commercial               $121         $21          $100              .46%
Commercial real
  estate                    3           4            (1)            (.04)
Consumer                   46          22            24              .26
Residential mortgage        8           2             6              .05
Lease financing             8           2             6              .19
-----------------------------------------------------------
   Total                 $186         $51          $135              .27
=========================================================================

Net charge-offs were $948 million for 2001 compared with $135 million for the same period in 2000 and included $804 million of net charge-offs in 2001 related to institutional lending repositioning initiatives, of which $673 million related to charges on loans transferred to held for sale.

NONPERFORMING, PAST DUE AND POTENTIAL PROBLEM ASSETS
Nonperforming assets include nonaccrual loans, troubled debt restructurings, nonaccrual loans held for sale and foreclosed assets. In addition, certain performing assets have interest payments that are past due or have the potential for future repayment problems.

NONPERFORMING ASSETS BY TYPE
                                        -----------------
December 31 - dollars in millions          2001     2000
=========================================================
Nonaccrual loans
   Commercial                              $188     $312
   Commercial real estate                     4        3
   Consumer                                   3        2
   Residential mortgage                       5        4
   Lease financing                           11        2
---------------------------------------------------------
     Total nonaccrual loans                 211      323
Nonperforming loans held for sale (a)       169       33
Foreclosed assets
   Commercial real estate                     1        3
   Residential mortgage                       3        8
   Other                                      7        5
---------------------------------------------------------
     Total foreclosed assets                 11       16
---------------------------------------------------------
   Total nonperforming assets              $391     $372
=========================================================

Nonaccrual loans to total loans             .56%     .64%
Nonperforming assets to total loans,
  loans held for sale and foreclosed
  assets                                    .93      .71
Nonperforming assets to total assets        .56      .53
=========================================================
(a) Includes $6 million of a troubled debt restructured loan held for sale in 2001.

Of the total nonaccrual loans at December 31, 2001, approximately 47% are related to PNC Business Credit. These loans are to borrowers many of which have weaker credit risk ratings. As a result, a greater proportion of such loans may be classified as nonperforming. Such loans are secured by accounts receivable, inventory, machinery and equipment, and other collateral. This secured position helps to mitigate risk of loss on these loans by reducing the reliance on cash flows for repayment. The above table excludes $18 million of equity management assets carried at estimated fair value at December 31, 2001 and 2000. The amount of nonaccrual loans that were current as to principal and interest was $93 million at December 31, 2001 and $67 million at December 31, 2000. The amount of nonperforming loans held for sale that were current as to principal and interest was $8 million at December 31, 2001. There were no nonperforming loans held for sale that were current as to principal and interest at December 31, 2000.

NONPERFORMING ASSETS BY BUSINESS
                                   ----------------------
December 31 - in millions                2001       2000
=========================================================
Regional Community Banking                $52        $47
Corporate Banking                         220        252
PNC Real Estate Finance                     6         35
PNC Business Credit                       109         36
PNC Advisors                                4          2
---------------------------------------------------------
  Total nonperforming assets             $391       $372
=========================================================

At December 31, 2001, Corporate Banking, PNC Business Credit and PNC Real Estate Finance had nonperforming loans held for sale of $161 million, $7 million and $1 million, respectively.

    Credit quality was adversely impacted in 2001 and a sustained weakness or further weakening of the economy, or other factors that affect asset quality, could result in an increase in the number of delinquencies, bankruptcies or defaults, and a higher level of nonperforming assets, net charge-offs and provision for credit losses in future periods. With the current weak economy and growth in PNC Business Credit, nonperforming assets will likely increase from year end amounts. See the Forward-Looking Statements section of this Financial Review for additional factors that could cause actual results to differ materially from forward-looking statements or historical performance.

CHANGE IN NONPERFORMING ASSETS
                                     --------------------
In millions                               2001      2000
=========================================================
January 1                                 $372      $325
Transferred from accrual                   852       471
Returned to performing                     (28)      (13)
Principal reductions                      (278)     (184)
Asset sales                                (27)      (79)
Charge-offs and other                     (500)     (148)
---------------------------------------------------------
   December 31                            $391      $372
=========================================================

ACCRUING LOANS AND LOANS HELD FOR SALE PAST DUE 90 DAYS OR MORE

                     ------------------------------------
                                            Percent of
                                              Total
                             Amount        Outstandings
                     ------------------------------------
December 31
Dollars in millions      2001      2000     2001    2000
=========================================================
Commercial                $54      $46      .36%     .22%
Commercial real
  estate                   11        6      .46      .23
Consumer                   36       24      .39      .26
Residential
  mortgage                 56       36      .88      .27
Lease financing             2        1      .05      .03
---------------------------------------
 Total loans              159      113      .42      .22
Loans held for sale        33       16      .79      .97
---------------------------------------
  Total loans and
     loans held for
     sale                $192     $129      .46      .25
=========================================================

Loans and loans held for sale not included in nonperforming or past due categories, but where information about possible credit problems causes management to be uncertain about the borrower's ability to comply with existing repayment terms over the next six months, totaled $87 million and $213 million, respectively, at December 31, 2001, compared with $182 million and $11 million, respectively, at December 31, 2000.

CREDIT-RELATED INSTRUMENTS
Credit default swaps provide, for a fee, an assumption of a portion of the credit risk associated with the underlying financial instruments. The Corporation primarily uses such contracts to mitigate credit risk associated with commercial lending activities. At December 31, 2001, credit default swaps of $198 million in notional value were used by the Corporation to hedge credit risk associated with commercial lending activities.

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

     The Corporation models additional interest rate scenarios covering a wider range of rate movements to identify yield curve, term structure and basis risk exposures. These scenarios are developed based on historical rate relationships or management's expectations regarding the future direction and level of interest rates. Depending on market conditions and other factors, these scenarios may be modeled more or less frequently. Such analyses are used to identify risk and develop strategies.

     An economic value of equity model is used by the Corporation to value all current on-balance-sheet and off-balance-sheet positions under a range of instantaneous interest rate changes. The resulting change in the value of equity is a measure of overall long-term interest rate risk inherent in the Corporation's existing on-balance-sheet and off-balance-sheet positions. The Corporation uses the economic value of equity model to complement the net interest income simulation modeling process.

     The Corporation's interest rate risk management policies provide that net interest income should not decrease by more than 3% if interest rates gradually increase or decrease from current rates by 100 basis points over a twelve-month period and that the economic value of equity should not decline by more than 1.5% of the book value of assets for a 200 basis point instantaneous increase or decrease in interest rates. Policy exceptions, if any, are reported to the Finance Committee of the Board of Directors.

     The following table sets forth the sensitivity results for the last two years.

INTEREST SENSITIVITY ANALYSIS

December 31                               2001       2000
============================================ === ==========
NET INTEREST INCOME SENSITIVITY SIMULATION
   Effect on net interest income from
     gradual interest rate change over
     following 12 months of:
     100 basis point increase              (.3)%      (.3)%
     100 basis point decrease             (2.8)%       .4%

ECONOMIC VALUE OF EQUITY SENSITIVITY MODEL
   Effect on value of on- and
     off-balance-sheet positions as a
     percentage of assets from
     instantaneous change in interest
     rates of:
     200 basis point increase             (1.4)%      (.8)%
     200 basis point decrease               .5%       (.1)%

KEY PERIOD-END INTEREST RATES
   One month LIBOR                        1.87%      6.56%
   Three-year swap                        4.33%      5.89%
==================================== =========== ==========

Current market interest rates, which are used as base rates in the Corporation's net interest income simulation and economic value of equity models, have declined significantly from year-end 2000 to year-end 2001.

    The major sources of the change in net interest income sensitivities from 2000 to 2001 are the effects of this decline in rates on two of the key drivers of the simulation results. First, the decline in market rates and the lowering of the rates paid by PNC on transaction deposits have reduced the expected impact that further rate declines could have on the rate paid on transaction deposits. Second, the lower rate environment has increased the effect that a further rate decline could have on the anticipated prepayment rates of mortgage-related assets.

    Over the course of 2001, management has taken actions to mitigate the adverse effects of significantly declining interest rates on the Corporation's net interest income. Without these actions, the Corporation's reported sensitivity to a 100 basis point decline in interest rates at year end 2001 would have been significantly higher. These actions included purchasing fixed-rate securities and financial derivatives. The effects of these actions have contributed to the year-over-year change in the Corporation's economic value of equity sensitivities. Thus far in 2002, management's actions have focused on reducing the effects of significantly higher interest rates on the Corporation's net interest income and economic value of equity.


LIQUIDITY RISK
Liquidity represents the Corporation's ability to obtain cost-effective funding to meet the needs of customers as well as the Corporation's financial obligations. Liquidity is centrally managed by Asset and Liability Management, with oversight provided by the Corporate Asset and Liability Committee and the Finance Committee of the Board of Directors.

    The Corporation's main sources of funds to meet its liquidity requirements are access to the capital markets, sale of liquid assets, secured advances from the Federal Home Loan Bank, its core deposit base and the capability to securitize assets for sale.

    Access to capital markets is a key factor affecting liquidity management. Access to such markets is in part based on the Corporation's credit ratings, which are influenced by a number of factors including capital ratios, asset quality and earnings. Additional factors that impact liquidity include the maturity structure of existing assets, liabilities, and off-balance-sheet positions, the level of liquid securities and loans available for sale, regulatory capital classification, and the Corporation's ability to securitize and sell various types of loans.

    Liquid assets consist of short-term investments and securities available for sale. At December 31, 2001, such assets totaled $14.9 billion, with $6.2 billion pledged as collateral for borrowings, trust and other commitments. Secured advances from the Federal Home Loan Bank, of which PNC Bank, N.A. ("PNC Bank"), PNC's principal bank subsidiary, is a member, are generally secured by residential mortgages, other real-estate related loans and mortgage-backed securities. At December 31, 2001, approximately $10.6 billion of residential mortgages and other real-estate related loans were available as collateral for borrowings from the Federal Home Loan Bank. Funding can also be obtained through alternative forms of borrowing, including federal funds purchased, repurchase agreements and short-term and long-term debt issuances.

    Liquidity for the parent company and subsidiaries is also generated through the issuance of securities in public or private markets and lines of credit. At December 31, 2001, the Corporation had unused capacity under effective shelf registration statements of approximately $3.3 billion of debt or equity securities and $400 million of trust preferred capital securities. The Corporation had an unused line of credit of $500 million at December 31, 2001.

    The principal source of parent company revenue and cash flow is the dividends it receives from PNC Bank. The bank's dividend level may be impacted by its capital needs, supervisory policies, corporate policies, contractual restrictions and other factors. Also, there are legal limitations on the ability of national banks to pay dividends or make other capital distributions. PNC Bank was not permitted to pay dividends to the parent company as of December 31, 2001 without prior approval from banking regulators as a result of the repositioning charges taken in 2001 and prior dividends. Under these limitations, PNC Bank's capacity to pay dividends without prior regulatory approval can be restored through retention of earnings. Management expects PNC Bank's dividend capacity relative to such legal limitations to be restored during 2002 from retained earnings.

    In addition to dividends from PNC Bank, other sources of parent company liquidity include cash and short-term investments, as well as dividends and loan repayments from other subsidiaries. As of December 31, 2001, the parent company had approximately $800 million in funds available from its cash and short-term investments or other funds available from unrestricted subsidiaries. Management believes the parent company has sufficient liquidity available from sources other than dividends from PNC Bank to meet current obligations to its debt holders, vendors, and others and to pay dividends at current rates through 2002.

    The following tables set forth contractual obligations and various commitments representing required and potential cash outflows as of December 31, 2001.


                                                    -----------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS                                                            Payment Due By Period
                                                    -----------------------------------------------------------------------
December 31, 2001 - in millions                           Total      Less than        One to   Four to five   After five
                                                                      one year   three years          years        years
===========================================================================================================================
Minimum annual rentals on noncancellable leases            $908           $125          $220           $181         $382
Remaining contractual maturities of time deposits        12,773          8,718         2,456          1,110          489
Borrowed funds                                           12,090          3,382         4,482          2,742        1,484
Capital securities of subsidiary trusts (a)                 848                                                      848
                                                    -----------------------------------------------------------------------
     Total contractual cash obligations                 $26,619        $12,225        $7,158         $4,033       $3,203
===========================================================================================================================

(a) Reflects the maturity of junior subordinated debentures held by subsidiary trusts.

                                                    -----------------------------------------------------------------------

OTHER COMMITMENTS (a)                                     Total          Amount Of Commitment Expiration By Period
                                                    -----------------------------------------------------------------------
December 31, 2001  - in millions                        Amounts      Less than        One to   Four to five   After five
                                                      Committed       one year   three years          years        years
===========================================================================================================================
Standby letters of credit                                $3,998         $2,102        $1,727           $156          $13
Loan commitments                                         25,279         15,507         6,632          2,808          332
Asset-backed commercial paper conduit                     5,764          5,713            51
Other commitments (b)                                       247              9           211             27
                                                    -----------------------------------------------------------------------
     Total commitments                                  $35,288        $23,331        $8,621         $2,991         $345
===========================================================================================================================

(a) Commitments are funding commitments that could potentially require performance in the event of demands by third parties or contingent events. Loan commitments are reported net of participations, assignments and syndications.
(b)  Equity Management funding commitments.


TRADING ACTIVITIES
Most of PNC's trading activities are designed to provide capital markets services to customers and not to position the Corporation's portfolio for gains from market movements. Trading activities are confined to financial instruments and financial derivatives. PNC participates in derivatives and foreign exchange trading as well as underwriting and "market making" in equity securities as an accommodation to customers. PNC also engages in trading activities as part of risk management strategies. Net trading income was $147 million in 2001 compared with $91 million in 2000. See Note 7 Trading Activities for additional information.

    Risk associated with trading, capital markets and foreign exchange activities is managed using a value-at-risk approach that combines interest rate risk, foreign exchange rate risk, spread risk and volatility risk. Using this approach, exposure is measured as the potential loss due to a two standard deviation, one-day move in interest rates. The estimated average combined value-at-risk of all trading operations using this measurement was $.7 million for both 2001 and 2000. The estimated combined period-end value-at-risk was $.9 million at December 31, 2001 and $.5 million at December 31, 2000.

FINANCIAL DERIVATIVES
As required, effective January 1, 2001, the Corporation implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138. The statement requires the Corporation to recognize all derivative instruments at fair value as either assets or liabilities. Financial derivatives are reported at fair value in other assets or other liabilities. The cumulative effect of the change in accounting principle resulting from the adoption of SFAS No. 133 was an after-tax charge of $5 million reported in the consolidated income statement and an after-tax accumulated other comprehensive loss of $4 million in the consolidated balance sheet. See Note 20 Financial Derivatives for additional information.

     The Corporation uses a variety of financial derivatives as part of the overall asset and liability risk management process to manage interest rate, market and credit risk inherent in the Corporation's business activities. Substantially all such instruments are used to manage risk related to changes in interest rates. Interest rate and total rate of return swaps, purchased interest rate caps and floors and futures contracts are the primary instruments used by the Corporation for interest rate risk management.

     Interest rate swaps are agreements with a counterparty to exchange periodic fixed and floating interest payments calculated on a notional amount. The floating rate is based on a money market index, primarily short-term LIBOR. Total rate of return swaps are agreements with a counterparty to exchange an interest rate payment for the total rate of return on a specified reference index calculated on a notional amount. Purchased interest rate caps and floors are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate exceeds or is less than a defined rate applied to a notional amount, respectively. Interest rate futures contracts are exchange-traded agreements to make or take delivery of a financial instrument at an agreed upon price and are settled in cash daily.

     Financial derivatives involve, to varying degrees, interest rate, market and credit risk. For interest rate and total rate of return swaps, caps and floors and futures contracts, only periodic cash payments and, with respect to caps and floors, premiums, are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional value.

     Not all elements of interest rate, market and credit risk are addressed through the use of financial or other derivatives, and such instruments may be ineffective for their intended purposes due to unanticipated market characteristics among other reasons.

     The following table sets forth changes, during 2001, in the notional value of financial derivatives used for risk management and designated as accounting hedges under SFAS No. 133.

FINANCIAL DERIVATIVES ACTIVITY


                                                                                                                        Weighted-
                                 December 21  Adjustments  January 1                                     December 31     Average
Dollars in millions                    2000   (a)               2001  Additions Maturities Terminations      2001       Maturity
================================ =========== ============ ==========  ========= ========== ============  ==========     =========
Interest rate risk management
   Interest rate swaps
     Receive fixed                   $4,756       $180       $4,936    $6,300   $(2,118)    $(2,370)     $6,748   3 YRS. 2 MOS.
     Pay fixed                            1        248          249       248                 (390)        107    4 YRS. 1 MO.
     Basis swaps                      2,230     (1,773)         457       235        (5)       (600)         87   6 YRS. 10 MOS.
   Interest rate caps                   308       (243)          65        44                   (84)         25   4 YRS. 4 MOS.
   Interest rate floors               3,238       (238)       3,000        60                (3,053)          7   3 YRS. 4 MOS.
   Futures contracts                                                      642                  (244)        398          7 MOS.
-------------------------------- ----------- ------------ ---------- ---------  --------- ----------- ----------
     Total interest rate risk
       management                    10,533     (1,826)       8,707     7,529    (2,123)     (6,741)      7,372
-------------------------------- ----------- ------------ ---------- ---------  --------- ----------- ----------
Commercial mortgage banking
 risk management
   Interest rate swaps                  311                     311       965                (1,171)        105   9 YRS. 9 MOS.
   Total rate of return swaps            75                      75       250      (175)                    150          2 MOS.
-------------------------------- ----------- ------------ ---------- ---------  --------- ----------- ----------
     Total commercial mortgage
       banking risk management          386                     386     1,215      (175)     (1,171)        255
Student lending activities
  Forward contracts                     347       (347)
Credit-related activities
  Credit default swaps                4,391     (4,391)
-------------------------------- ----------- ------------ ---------- ---------  --------  ----------- ----------
     Total                          $15,657    $(6,564)      $9,093    $8,744   $(2,298)    $(7,912)     $7,627
================================ =========== ============ ========== =========  ========  =========== ==========

(a) Primarily consists of derivatives that are not designated as accounting hedges under SFAS No. 133 and instruments no longer considered financial derivatives under SFAS No. 133.

The following table sets forth the notional value and the fair value of financial derivatives used for risk management and designated as accounting hedges under SFAS No. 133 at December 31, 2001. Weighted-average interest rates presented are based on the implied forward yield curve at December 31, 2001.


FINANCIAL DERIVATIVES - 2001


                                                                                               Weighted-Average Interest
                                                                                                           Rates
                                                                Notional                       -----------------------------
December 31, 2001 - dollars in millions                            Value       Fair Value          Paid         Received
=========================================================== ================= =============== ================ =============
Interest rate risk management
 Asset rate conversion
    Interest rate swaps (a)
      Receive fixed designated to loans                           $4,335            $132            3.35%            5.23%
      Pay fixed designated to loans                                  107              (5)           5.88             4.66
      Basis swaps designated to loans                                 87                            5.49             5.42
    Interest rate caps designated to loans (b)                        25                              NM               NM
    Interest rate floors designated to loans (c)                       7                              NM               NM
    Future contracts designated to loans                             398                              NM               NM
----------------------------------------------------------- ----------------- ---------------
        Total asset rate conversion                                4,959             127
----------------------------------------------------------- ----------------- ---------------
 Liability rate conversion
    Interest rate swaps (a)
      Receive fixed designated to borrowed funds                   2,413             135            5.20             5.94
----------------------------------------------------------- ----------------- ---------------
        Total liability rate conversion                            2,413             135
----------------------------------------------------------- ----------------- ---------------
    Total interest rate risk management                            7,372             262
----------------------------------------------------------- -- --------------- ---------------
Commercial mortgage banking risk management
 Pay fixed interest rate swaps
   designated to loans held for
   sale (a)                                                          105               1            5.52             5.82
 Pay total rate of return swaps designated to loans held
   for sale (a)                                                      150                            5.89             1.39
----------------------------------------------------------- ----------------- ---------------
    Total commercial mortgage banking risk management                255               1
----------------------------------------------------------- ----------------- ---------------
 Total financial derivatives designated for risk
   management                                                     $7,627            $263
=========================================================== ================= ===============

(a) The floating rate portion of interest rate contracts is based on money-market indices. As a percent of notional value, 65% were based on 1-month LIBOR, 34% on 3-month LIBOR and the remainder on other short-term indices.
(b) Interest rate caps with notional values of $15 million require the counterparty to pay the Corporation the excess, if any, of 3-month LIBOR over a weighted-average strike of 6.40%. In addition, interest rate caps with notional values of $6 million require the counterparty to pay the excess, if any, of 1-month LIBOR over a weighted-average strike of 6.00%. The remainder is based on other short-term indices. At December 31, 2001, 3-month LIBOR was 1.88% and 1-month LIBOR was 1.87%.
(c) Interest rate floors with notional values of $5 million require the counterparty to pay the excess, if any, of the weighted-average strike of 4.50% over 3-month LIBOR. The remainder is based on other short-term indices. At December 31, 2001, 3-month LIBOR was 1.88%.
NM-Not meaningful

The following table sets forth the notional value and the estimated fair value of financial derivatives used for risk management at December 31, 2000. Weighted-average interest rates presented are based on the implied forward yield curve at December 31, 2000.

FINANCIAL DERIVATIVES - 2000


                                                                                               Weighted-Average Interest
                                                                  Notional     Estimated                  Rates
                                                                                               -------------------------------
  December 31, 2000 - dollars in millions                            Value     Fair Value          Paid         Received
========================================================= ==== ============= =============== ================ ==============
  Interest rate risk management
   Asset rate conversion
      Interest rate swaps (a)
        Receive fixed designated to loans                           $3,250           $27            5.96%            5.56%
        Basis swaps designated to other earning assets                 226             3            5.63             5.85
      Interest rate caps designated to loans (b)                       308             4              NM               NM
      Interest rate floors designated to loans (c)                   3,238            (1)             NM               NM
--------------------------------------------------------- ----------------- ---------------
          Total asset rate conversion                                7,022            33
--------------------------------------------------------- ----------------- ---------------
   Liability rate conversion
      Interest rate swaps (a)
        Receive fixed designated to:
          Interest-bearing deposits                                    125             4            5.85             6.73
          Borrowed funds                                             1,381            57            5.96             6.60
        Pay fixed designated to borrowed funds                           1                          5.88             5.78
        Basis swaps designated to borrowed funds                     2,004            10            5.76             5.79
--------------------------------------------------------- ----------------- ---------------
          Total liability rate conversion                            3,511            71
--------------------------------------------------------- ----------------- ---------------
      Total interest rate risk management                           10,533           104
--------------------------------------------------------- ----------------- ---------------
  Commercial mortgage banking risk management
   Pay fixed interest rate swaps
      designated to securities held
      for sale (a)                                                     135            (8)           6.94             6.04
   Pay fixed interest rate swaps designated to loans held for
      sale (a)                                                         176             3            5.76             5.99
   Pay total rate of return swaps designated to loans held for
      sale (a)                                                          75            (5)           5.76             6.15
--------------------------------------------------------- ----------------- ---------------
      Total commercial mortgage banking risk management                386           (10)
--------------------------------------------------------- ----------------- ---------------
  Student lending activities - Forward contracts (d)                   347                            NM               NM
  Credit-related activities - Credit default swaps (d)               4,391            (2)             NM               NM
--------------------------------------------------------- ----------------- ---------------
   Total financial derivatives designated for risk                 $15,657           $92
   management
========================================================= ================= ===============

(a) The floating rate portion of interest rate contracts is based on money-market indices. As a percent of notional value, 62% were based on 1-month LIBOR, 36% on 3-month LIBOR and the remainder on other short-term indices.
(b) Interest rate caps with notional values of $61 million, $95 million and $150 million require the counterparty to pay the Corporation the excess, if any, of 3-month LIBOR over a weighted-average strike of 6.00%, 1-month LIBOR over a weighted-average strike of 5.68% and Prime over a weighted-average strike of 8.76%, respectively. At December 31, 2000, 3-month LIBOR was 6.40%, 1-month LIBOR was 6.56% and Prime was 9.50%.
(c) Interest rate floors with notional values of $3.0 billion require the counterparty to pay the excess, if any, of the weighted-average strike of 4.63% over 3-month LIBOR. At December 31, 2000, 3-month LIBOR was 6.40%.
(d) Due to the structure of these contracts, they are no longer considered financial derivatives under SFAS No. 133.
NM-Not meaningful

OTHER DERIVATIVES
To accommodate customer needs, PNC enters into customer-related financial derivative transactions primarily consisting of interest rate swaps, caps, floors and foreign exchange contracts. Risk exposure from customer positions is managed through transactions with other dealers.

     Additionally, the Corporation enters into other derivative transactions for risk management purposes that are not designated as accounting hedges, primarily consisting of interest rate floors and caps and basis swaps. Other noninterest income for 2001 included $31 million of net gains related to the derivatives held for risk management purposes not designated as accounting hedges. Prior to 2001, changes in the fair value of these derivatives that were previously accounted for under the accrual method were not reflected in operating results.


OTHER DERIVATIVES


                                                                At December 31, 2001
                                         -----------------------------------------------------------------
                                                                                                                     2001
                                                                  Positive          Negative                       Average
                                                  Notional            Fair              Fair    Net Asset             Fair
In millions                                          Value           Value             Value   (Liability)           Value
======================================== ================== =============== ================= =============== =============
Customer-related
Interest rate
  Swaps                                            $20,317            $336            $(335)              $1          $(6)
  Caps/floors
    Sold                                             3,493                              (34)             (34)         (25)
    Purchased                                        2,791              27                                27           21
Foreign exchange                                     4,429              43              (39)               4           11
Other                                                2,957              65              (55)              10            4
---------------------------------------- ------------------ --------------- ----------------- --------------- -------------
 Total customer-related                             33,987             471             (463)               8            5
---------------------------------------- ------------------ --------------- ----------------- --------------- -------------
Other risk management and proprietary
Interest rate
  Basis swaps                                        2,408               8                                 8           10
  Caps/floors
    Sold                                               250                               (2)              (2)          (1)
    Purchased                                        4,650               2                                 2            1
Other                                                  547               8               (3)               5            7
---------------------------------------- ------------------ --------------- ----------------- --------------- -------------
 Total other risk management and                     7,855              18               (5)              13           17
  proprietary
---------------------------------------- ------------------ --------------- ----------------- --------------- -------------
    Total other derivatives                        $41,842            $489            $(468)             $21          $22
======================================== ================== =============== ================= =============== =============

"OFF-BALANCE-SHEET" ACTIVITIES
PNC has reputation, legal, operational and fiduciary risks in virtually every area of its business, many of which are not reflected in assets and liabilities recorded on the balance sheet, and some of which are conducted through limited purpose entities known as "special purpose entities." These activities are part of the banking business and would be found in most larger financial institutions with the size and activities of PNC. Most of these involve financial products distributed to customers, trust and custody services, and processing and funds transfer services, and the amounts involved can be quite large in relation to the Corporation's assets, equity and earnings. The primary accounting for these activities on PNC's records is to reflect the earned income, operating expenses and any receivables or liabilities for transaction settlements. For example: PNC Bank provides credit and liquidity to customers through loan commitments and letters of credit (see the Other Commitments table in the Liquidity Risk section of Risk Management in this Financial Review); BlackRock provides investment advisory and administration services for others through registered investment companies, separate accounts, and other legal entities - additional information about BlackRock is available in its filings with the SEC and may be obtained electronically at the SEC's home page at www.sec.gov; PFPC processes mutual fund transactions, provides securities lending services and maintains custody of certain fund assets; PNC Advisors provides trust services and holds assets for personal and institutional customers; Hilliard Lyons maintains brokerage assets of customers; and Columbia Housing administers and manages funds that invest in affordable housing projects that generate tax credits to investors; among others. In addition to these activities, PNC has other activities or financial interests that involve credit risk and market risk (including interest rate risk) that are not fully reflected on the balance sheet. The most significant of these activities include the following:

- PNC sponsors Market Street Funding Corporation ("Market Street"), a multi-seller asset-backed commercial paper conduit -- see discussion that follows and the Other Commitments table under Liquidity Risk in the Risk Management section of this Financial Review.

- Loan commitments and letters of credit -- see the Other Commitments table under Liquidity Risk and Credit Risk in the Risk Management section of this Financial Review, and Note 9 Loans and Commitments to Extend Credit.

- Financial derivatives -- see Financial Derivatives in the Risk Management section of this Financial Review and Note 20 Financial Derivatives.

- Loan securitization and servicing activities - see Securitizations in the Risk Management section of this Financial Review and Note 14
     Securitizations. See also the discussion of the National Bank of Canada servicing arrangement in Note 30 Subsequent Events.

Except to the extent inherent in customary activities such as those described above, PNC does not use off-balance-sheet entities to fund its business operations. The Corporation does not capitalize any off-balance-sheet entity with PNC stock and has no commitments to provide financial backing to any such entity by issuing PNC stock.

    The accounting for special purpose entities is currently under review by the Financial Accounting Standards Board and the conditions for consolidation or non-consolidation of such entities could change.

    See the Risk Factors section in this Financial Review for a discussion of key risks associated with these and other off-balance-sheet activities.

MARKET STREET FUNDING CORPORATION
The most significant portion of commercial loan facilities provided by PNC Bank is to Market Street, an asset-backed commercial paper conduit that is 100% independently owned and managed. PNC Bank provides credit enhancement, liquidity facilities and certain administrative services to Market Street. Market Street had total assets of $5.2 billion and $4.0 billion at December 31, 2001 and 2000, respectively. The activities of Market Street are limited to the purchase of undivided interests in pools of receivables from U.S. corporations ("sellers") that desire access to the commercial paper market. Market Street funds the purchases by issuing commercial paper ("CP"). The CP has been rated A1/P1 by Standard & Poor's and Moody's. Credit enhancement provided by PNC is in the form of a revolving credit facility with a five year term expiring December 31, 2004. At December 31, 2001 and 2000, $166.1 million and $115.7 million, respectively, was outstanding. Also at December 31, 2001 and 2000, Market Street had liquidity facilities totaling $5.8 billion and $4.5 billion, respectively, provided by PNC Bank. The maximum total amount of such facilities and the amount of such total provided by PNC Bank during the years ended December 31, 2001 and 2000, was $7.0 billion and $5.8 billion, and $5.2 billion and $4.5 billion, respectively. PNC Bank received related loan commitment fees of $7.8 million and $6.5 million for the years ended December 31, 2001 and 2000, respectively.

    PNC Bank serves as Market Street's program administrator for which it received related fees of $11.7 million and $10.7 million for the years ended December 31, 2001 and 2000, respectively.

SECURITIZATIONS
From time to time the Corporation has sold loans in secondary market securitization transactions. The Corporation uses securitizations to manage various balance sheet risks. Also, in such securitization transactions, the Corporation may retain certain interest-only strips and servicing rights that were created in the sale of the loans. The Corporation's liquidity is not dependent on securitizations.

    During 2001 and 2000, the Corporation sold loans totaling $1.5 billion and $865 million, respectively, in secondary market securitization transactions, resulting in pre-tax gains of $13 million in each year.

    In addition to these transactions, in March 2001 PNC securitized $3.8 billion of residential mortgage loans by selling the loans into a trust with PNC retaining 99% or $3.7 billion of the certificates. PNC also securitized $175 million of commercial mortgage loans by selling the loans into a trust with PNC retaining 99% or $173 million of the certificates. In each case, the 1% interest in the trust was purchased by a publicly-traded entity managed by a subsidiary of PNC. A substantial portion of the entity's purchase price was financed by PNC. The reclassification of these loans to securities increased the liquidity of the assets and was consistent with PNC's on-going balance sheet restructuring. At the time of the residential mortgage securitization, gains of $25.9 million were deferred and are being recognized when principal payments are received or the securities are sold to third parties. At December 31, 2001, these securities had been reduced to $1.3 billion through sales and principal payments and the remaining deferred gains were $7.8 million. No gain was recognized at the time of the commercial mortgage loan securitization and none of the securities retained at the time of the securitization remained on the balance sheet at December 31, 2001.

2000 VERSUS 1999

CONSOLIDATED INCOME STATEMENT REVIEW

SUMMARY RESULTS
Income from continuing operations for 2000 was $1.214 billion or $4.09 per diluted share compared with $1.202 billion or $3.94 per diluted share, respectively, for 1999. Return on average common shareholders' equity was 20.52% and return on average assets was 1.76% for 2000 compared with 21.29% and 1.76%, respectively, for 1999.

NET INTEREST INCOME
Taxable-equivalent net interest income of $2.182 billion for 2000 decreased $184 million or 8% compared with 1999. The net interest margin of 3.64% for 2000 narrowed 22 basis points from 3.86% in the prior year. These decreases were primarily due to funding costs related to the ISG acquisition, changes in balance sheet composition and a higher interest rate environment in 2000.

PROVISION FOR CREDIT LOSSES
The provision for credit losses was $136 million for 2000 compared with $163 million for 1999. Net charge-offs were $135 million or .27% of average loans for 2000 compared with $161 million or .31%, respectively, for 1999. The decrease in the provision was primarily due to the sale of the credit card business in the first quarter of 1999, partially offset by higher commercial loan net charge-offs in 2000.

NONINTEREST INCOME
Noninterest income was $2.891 billion for 2000 and represented 57% of total revenue compared with $2.450 billion and 51%, respectively, for 1999. The increase was primarily driven by growth in certain fee-based businesses, the benefit of the ISG acquisition and higher equity management income.

    Asset management fees of $809 million for 2000 increased $128 million or 19% primarily driven by new business. Assets under management were $253 billion at December 31, 2000, a 19% increase compared with December 31, 1999. Fund servicing fees of $654 million for 2000 increased $403 million compared with 1999 primarily due to the ISG acquisition. Excluding ISG, fund servicing fees increased 22% mainly due to existing and new client growth.

    Service charges on deposits of $206 million for 2000 were consistent with the prior year. Brokerage fees of $249 million for 2000 increased $30 million or 14% compared with 1999 reflecting expansion of Hilliard Lyons' distribution network. Consumer services revenue of $209 million for 2000 increased 7% compared with the prior year, excluding credit card fees, primarily due to higher consumer transaction volume.

    Corporate services revenue was $342 million for 2000 compared with $133 million for 1999. The increase in corporate services revenue was primarily driven by the comparative impact of valuation adjustments in the prior year and higher treasury management and commercial mortgage servicing fees that were partially offset by a lower level of commercial mortgage-backed securitization gains due to the impact of weaker capital market conditions.

    Equity management income was $133 million for 2000 compared to $100 million in the prior year.

    Net securities gains were $20 million for 2000 compared with $22 million for 1999. The net securities gains in 1999 included a $41 million gain from the sale of Concord EFS, Inc. stock that was partially offset by a $28 million write-down of an equity investment.

    Sale of subsidiary stock of $64 million in 1999 reflected the gain from the BlackRock initial public offering.

    Other noninterest income was $269 million for 2000 compared with $555 million for 1999. The decrease resulted primarily from the comparative impact of gains in 1999 from the sale of the credit card business of $193 million and from the sale of an equity interest in Electronic Payment Services, Inc. of $97 million.

NONINTEREST EXPENSE
Noninterest expense was $3.071 billion and the efficiency ratio was 56.85% for 2000 compared with $2.843 billion and 55.54%, respectively, for 1999. The increases were primarily related to the ISG acquisition. Average full-time equivalent employees totaled approximately 24,100 and 22,700 for 2000 and 1999, respectively. The increase was primarily due to the ISG acquisition, partially offset by the impact of efficiency initiatives in traditional banking businesses and the sale of the credit card business in 1999.

CONSOLIDATED BALANCE SHEET REVIEW

LOANS
Loans were $50.6 billion at December 31, 2000, a $928 million increase from year-end 1999 as increases in residential mortgage loans and lease financing more than offset lower consumer, commercial and commercial real estate loans.

LOANS HELD FOR SALE
Loans held for sale were $1.7 billion at December 31, 2000 compared with $3.5 billion at December 31, 1999. The decrease was primarily due to dispositions of loans designated for exit.

SECURITIES AVAILABLE FOR SALE
The fair value of securities available for sale at December 31, 2000 was $5.9 billion compared with $6.0 billion as of December 31, 1999. Securities represented 8% of total assets at December 31, 2000 and 9% at December 31, 1999. The expected weighted-average life of securities available for sale was 4 years and 5 months at December 31, 2000 and 4 years and 7 months at year-end 1999.

FUNDING SOURCES
Total funding sources were $59.4 billion at December 31, 2000 and $60.0 billion at December 31, 1999. Increases in demand and money market deposits allowed PNC to reduce higher-costing funding sources including deposits in foreign offices, Federal Home Loan Bank borrowings and bank notes and senior debt.

    Total deposits were $47.7 billion at December 31, 2000 compared to $45.8 billion at December 31, 1999. Increases in demand and money market deposits, as a result of strategic marketing initiatives to grow more valuable transaction accounts, were partially offset by a decrease in deposits in foreign offices.

ASSET QUALITY
The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was .71% at December 31, 2000 and .61% at December 31, 1999. Nonperforming assets were $372 million at December 31, 2000 compared with $325 million at December 31, 1999. The allowance for credit losses was $675 million and represented 209% of nonaccrual loans and 1.33% of total loans at December 31, 2000. The comparable amounts were $674 million, 232% and 1.36%, respectively, at December 31, 1999.

CAPITAL
Shareholders' equity totaled $6.7 billion and $5.9 billion at December 31, 2000 and 1999, respectively, and the leverage ratio was 8.0% and 6.6%, respectively, in the comparison. Tier I and total risk-based capital ratios were 8.6% and 12.6%, respectively, at December 31, 2000, compared with 7.1% and 11.1%, respectively, at December 31, 1999, computed on a basis including discontinued operations.

FORWARD-LOOKING STATEMENTS

This report contains, and other statements made by the Corporation may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook or expectations for earnings, revenues, asset quality, share repurchases, and other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "feel," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "position," "poised," "target," "mission," "assume," "achievable," "potential," "strategy," "goal," "objective," "plan," "aspiration," "outcome," "continue," "remain," "maintain," "seek," "strive," "trend" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions.

    The Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. Forward-looking statements speak only as of the date they are made, and the Corporation assumes no duty to update forward-looking statements.

    In addition to factors mentioned elsewhere in this report or previously disclosed in the Corporation's SEC reports (accessible on the SEC's website at www.sec.gov), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

(1) adjustments to recorded results of the sale of the residential mortgage banking business after disputes over certain closing date adjustments have been resolved;

(2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in: a deterioration in credit quality and increased credit losses; an adverse effect on the allowance for credit losses; a reduction in demand for credit or fee-based products and services, net interest income, value of assets under management and assets serviced, value of venture capital investments and of other debt and equity investments, value of loans held for sale or value of other on-balance-sheet and off-balance-sheet assets; or changes in the availability and terms of funding necessary to meet PNC's liquidity needs;

(3)  relative investment performance of assets under management;

(4) the introduction, withdrawal, success and timing of business initiatives and strategies, decisions regarding further reductions in balance sheet leverage, the timing and pricing of any sales of loans held for sale, and PNC's inability to realize cost savings or revenue enhancements, implement integration plans and other consequences of mergers, acquisitions, restructurings and divestitures;

(5) customer borrowing, repayment, investment and deposit practices and their acceptance of PNC's products and services;

(6)  the impact of increased competition;

(7) the means PNC chooses to redeploy available capital, including the extent and timing of any share repurchases and investments in PNC businesses;

(8)  the inability to manage risks inherent in PNC's business;

(9)  the unfavorable resolution of legal proceedings or government inquiries;

(10) the denial of insurance coverage for claims made by PNC;

(11) an increase in the number of customer or counterparty delinquencies, bankruptcies or defaults that could result in, among other things, increased credit and asset quality risk, a higher loan loss provision and reduced profitability;

(12) the impact, extent and timing of technological changes, the adequacy of intellectual property protection and costs associated with obtaining rights in intellectual property claimed by others;

(13) actions of the Federal Reserve Board, legislative and regulatory reforms, and regulatory, supervisory or enforcement actions of government agencies; and

(14) terrorist activities, including the September 11th terrorist attacks, which may adversely affect the general economy, financial and capital markets, specific industries, and PNC. The Corporation cannot predict the severity or duration of effects stemming from such activities or any actions taken in connection with them.

    Some of the above factors are described in more detail in the 2002 Operating Environment and Risk Factors sections of this Financial Review and factors relating to credit risk, interest rate risk, liquidity risk, trading activities, financial and other derivatives and "off-balance-sheet" activities are discussed in the Risk Management section of this Financial Review. Other factors are described elsewhere in this report.

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

    Management assessed The PNC Financial Services Group, Inc.'s internal control over financial reporting as of December 31, 2001. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission and considered the matters that gave rise to the restatements announced in early 2002. Based on this assessment, management believes that The PNC Financial Services Group, Inc. maintained an effective internal control system over financial reporting as of December 31, 2001.



/s/ JAMES E. ROHR                      /s/ ROBERT L. HAUNSCHILD
James E. Rohr                          Robert L. Haunschild
Chairman, President                    Chief Financial Officer
and Chief Executive Officer

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

Shareholders and Board of Directors
The PNC Financial Services Group, Inc.

We have audited the accompanying consolidated balance sheet of The PNC Financial Services Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of The PNC Financial Services Group, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The PNC Financial Services Group, Inc. and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 1, 2002

CONSOLIDATED STATEMENT OF INCOME
THE PNC FINANCIAL SERVICES GROUP, INC.

                                                                                      Year ended December 31
                                                                        ---------------------------------------------------
In millions, except per share data                                                2001               2000           1999
========================================================================================   ================================
INTEREST INCOME
Loans and fees on loans                                                         $3,279             $4,045         $4,064
Securities                                                                         625                386            362
Loans held for sale                                                                119                204            104
Other                                                                              114                 97             53
----------------------------------------------------------------------------------------   --------------------------------
   Total interest income                                                         4,137              4,732          4,583
Interest Expense
Deposits                                                                         1,229              1,653          1,369
Borrowed funds                                                                     646                915            870
----------------------------------------------------------------------------------------   --------------------------------
   Total interest expense                                                        1,875              2,568          2,239
----------------------------------------------------------------------------------------   --------------------------------
   Net interest income                                                           2,262              2,164          2,344
Provision for credit losses                                                        903                136            163
----------------------------------------------------------------------------------------   --------------------------------
   Net interest income less provision for credit losses                          1,359              2,028          2,181
----------------------------------------------------------------------------------------   --------------------------------
NONINTEREST INCOME
Asset management                                                                   848                809            681
Fund servicing                                                                     724                654            251
Service charges on deposits                                                        218                206            207
Brokerage                                                                          206                249            219
Consumer services                                                                  229                209            218
Corporate services                                                                  60                342            133
Equity management                                                                 (179)               133            100
Net securities gains                                                               131                 20             22
Sale of subsidiary stock                                                                                              64
Other                                                                              306                269            555
----------------------------------------------------------------------------------------   --------------------------------
   Total noninterest income                                                      2,543              2,891          2,450
----------------------------------------------------------------------------------------   --------------------------------
Noninterest Expense
Staff expense                                                                    1,667              1,616          1,380
Net occupancy                                                                      220                203            224
Equipment                                                                          255                224            232
Amortization                                                                       105                110             92
Marketing                                                                           57                 70             70
Distributions on capital securities                                                 63                 67             65
Minority interest in income of consolidated entities                                33                 27             15
Other                                                                              938                754            765
----------------------------------------------------------------------------------------   --------------------------------
   Total noninterest expense                                                     3,338              3,071          2,843
----------------------------------------------------------------------------------------   --------------------------------
Income from continuing operations before income taxes                              564              1,848          1,788
Income taxes                                                                       187                634            586
----------------------------------------------------------------------------------------   --------------------------------
Income from continuing operations                                                  377              1,214          1,202
Income from discontinued operations
   (less applicable income taxes of $0, $44 and $41)                                 5                 65             62
----------------------------------------------------------------------------------------   --------------------------------
Net income before cumulative effect of accounting change                           382              1,279          1,264
Cumulative effect of accounting change (less applicable income
   tax benefit of $2)                                                               (5)
----------------------------------------------------------------------------------------   --------------------------------
   Net income                                                                     $377             $1,279         $1,264
========================================================================================   ================================
EARNINGS PER COMMON SHARE
FROM CONTINUING OPERATIONS
Basic                                                                            $1.27              $4.12          $3.98
Diluted                                                                           1.26               4.09           3.94
FROM NET INCOME
Basic                                                                             1.27               4.35           4.19
Diluted                                                                           1.26               4.31           4.15

CASH DIVIDENDS DECLARED PER COMMON SHARE                                          1.92               1.83           1.68

AVERAGE COMMON SHARES OUTSTANDING
Basic                                                                              287                290            297
Diluted                                                                            290                293            300
========================================================================================   ================================


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET
THE PNC FINANCIAL SERVICES GROUP, INC.

                                                                                                     December 31
                                                                                         ----------------------------------
In millions, except par value                                                                    2001               2000
========================================================================================================     ==============
ASSETS
Cash and due from banks                                                                         $4,327             $3,662
Short-term investments                                                                           1,335              1,151
Loans held for sale                                                                              4,189              1,655
Securities                                                                                      13,908              5,902
Loans, net of unearned income of $1,164 and $999                                                37,974             50,601
   Allowance for credit losses                                                                    (630)              (675)
--------------------------------------------------------------------------------------------------------     --------------
   Net loans                                                                                    37,344             49,926
Goodwill and other amortizable assets                                                            2,373              2,468
Investment in discontinued operations                                                                                 356
Other                                                                                            6,092              4,724
--------------------------------------------------------------------------------------------------------     --------------
   Total assets                                                                                $69,568            $69,844
--------------------------------------------------------------------------------------------------------     --------------
LIABILITIES
Deposits
   Noninterest-bearing                                                                         $10,124             $8,490
   Interest-bearing                                                                             37,180             39,174
--------------------------------------------------------------------------------------------------------     --------------
     Total deposits                                                                             47,304             47,664
Borrowed funds
   Federal funds purchased                                                                         167              1,445
   Repurchase agreements                                                                           954                607
   Bank notes and senior debt                                                                    6,362              6,110
   Federal Home Loan Bank borrowings                                                             2,047                500
   Subordinated debt                                                                             2,298              2,407
   Other borrowed funds                                                                            262                649
--------------------------------------------------------------------------------------------------------     --------------
     Total borrowed funds                                                                       12,090             11,718
Other                                                                                            3,333              2,849
--------------------------------------------------------------------------------------------------------     --------------
   Total liabilities                                                                            62,727             62,231
--------------------------------------------------------------------------------------------------------     --------------

Minority interest                                                                                  170                109

Mandatorily redeemable capital securities of subsidiary trusts                                     848                848

SHAREHOLDERS' EQUITY
Preferred stock                                                                                      1                  7
Common stock - $5 par value
   Authorized 800 and 450 shares
   Issued 353 shares                                                                             1,764              1,764
Capital surplus                                                                                  1,077              1,303
Retained earnings                                                                                6,549              6,736
Deferred benefit expense                                                                           (16)               (25)
Accumulated other comprehensive income (loss) from continuing operations                             5                (43)
Accumulated other comprehensive loss from discontinued operations                                                     (45)
Common stock held in treasury at cost: 70 and 63 shares                                         (3,557)            (3,041)
--------------------------------------------------------------------------------------------------------     --------------
   Total shareholders' equity                                                                    5,823              6,656
--------------------------------------------------------------------------------------------------------     --------------
   Total liabilities, minority interest, capital securities and shareholders' equity           $69,568            $69,844
========================================================================================================     ==============


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
THE PNC FINANCIAL SERVICES GROUP, INC.

                                     -------------------------------------------------------------------------------------------
                                                                                        Accumulated Other
                                                                                      Comprehensive Income
                                                                                           (Loss) from
                                                                                     ------------ ----------
                                                                            Deferred
                                     Preferred  Common  Capital    Retained  Benefit  Continuing  Discontinued Treasury
In millions                           Stock      Stock  Surplus    Earnings  Expense  Operations   Operations   Stock     Total
================================================================================================================================
Balance at January 1, 1999                $7   $1,764    $1,250     $5,262     $(36)       $(24)      $(19)  $(2,161)    $6,043
Net income                                                           1,264                                                1,264
Net unrealized securities losses                                                           (104)      (116)                (220)
Minimum pension liability adjustment                                                         (5)                             (5)
Other                                                                                         1                               1
--------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                      1,040
--------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared
  Common                                                              (501)                                                (501)
  Preferred                                                            (19)                                                 (19)
Treasury stock activity
   (11.0 net shares purchased)                               13                                                 (662)      (649)
Tax benefit of ESOP and stock
   option plans                                              13                                                              13
Deferred benefit expense                                                         19                                          19
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999               7    1,764     1,276      6,006      (17)       (132)      (135)   (2,823)     5,946
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                           1,279                                                1,279
Net unrealized securities gains                                                              86         90                  176
Minimum pension liability adjustment                                                          1                               1
Other                                                                                         2                               2
--------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                      1,458
--------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared
  Common                                                              (530)                                                (530)
  Preferred                                                            (19)                                                 (19)
Treasury stock activity
   (3.1 net shares purchased)                                 6                                                 (218)      (212)
Tax benefit of ESOP and stock
   option plans                                              21                                                              21
Deferred benefit expense                                                         (8)                                         (8)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000               7    1,764     1,303      6,736      (25)        (43)       (45)   (3,041)     6,656
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                             377                                                  377
Net unrealized securities (losses)
   gains                                                                                    (51)        45                   (6)
Net unrealized gains on cash flow
   hedge derivatives                                                                         98                              98
Minimum pension liability adjustment                                                         (1)                             (1)
Other                                                                                         2                               2
--------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                        470
--------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared
  Common                                                              (552)                                                (552)
  Preferred                                                            (12)                                                 (12)
Treasury stock activity
   (6.4 net shares purchased)                                26                                                 (516)      (490)
Tax benefit of ESOP and stock
   option plans                                              43                                                              43
Series F preferred stock tender
   offer/redemption (6.0 shares
   purchased/redeemed)                    (6)              (295)                                                           (301)
Deferred benefit expense                                                          9                                           9
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001              $1   $1,764    $1,077     $6,549     $(16)         $5              $(3,557)    $5,823
================================================================================================================================


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
THE PNC FINANCIAL SERVICES GROUP, INC.

                                                                                        Year ended December 31
                                                                        -------------------------------------------------------
In millions                                                                      2001                 2000             1999
===============================================================================================================================
OPERATING ACTIVITIES
Net income                                                                       $377               $1,279           $1,264
Income from discontinued operations                                                (5)                 (65)             (62)
Cumulative effect of accounting change                                              5
-------------------------------------------------------------------------------------------------------------------------------
   Income from continuing operations                                              377                1,214            1,202
Adjustments to reconcile income from continuing operations
  to net cash provided by operating activities
   Provision for credit losses                                                    903                  136              163
   Depreciation, amortization and accretion                                       260                  340              305
   Deferred income taxes                                                          (48)                 376               97
   Securities transactions                                                       (128)                 (29)             (25)
   Gain on sale of businesses                                                                                          (317)
   Valuation adjustments                                                          265                   27              195
Change in
   Loans held for sale                                                            (92)               1,652              175
   Other                                                                         (271)                (668)             (23)
-------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                    1,266                3,048            1,772
-------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net change in loans                                                             4,099               (2,215)             348
Repayment of securities                                                         2,445                  920            1,303
Sales
   Securities                                                                  22,144                8,427            7,553
   Loans                                                                        1,155                  551              648
   Foreclosed assets                                                               15                   24               36
Purchases
   Securities                                                                 (28,598)              (8,437)          (9,576)
   Loans                                                                         (758)                                 (363)
Net cash received (paid) for divestitures/acquisitions                            485                  (30)           1,854
Other                                                                            (131)                (301)            (139)
-------------------------------------------------------------------------------------------------------------------------------
   Net cash provided (used) by investing activities                               856               (1,061)           1,664
-------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net change in
   Noninterest-bearing deposits                                                 1,634                  329           (1,289)
   Interest-bearing deposits                                                   (1,994)               1,533            1,328
   Federal funds purchased                                                     (1,260)                 164              891
   Repurchase agreements                                                          347                  205              (45)
Sale/issuance
   Bank notes and senior debt                                                   2,157                2,849            2,416
   Federal Home Loan Bank borrowings                                            3,123                1,781            1,696
   Subordinated debt                                                                                   100              650
   Other borrowed funds                                                        35,346               37,060           32,997
   Common stock                                                                   184                  189              141
Repayment/maturity
   Bank notes and senior debt                                                  (1,915)              (3,715)          (5,827)
   Federal Home Loan Bank borrowings                                           (1,576)              (3,539)          (1,802)
   Subordinated debt                                                             (200)                 (20)            (104)
   Other borrowed funds                                                       (35,752)             (37,367)         (32,614)
Acquisition of treasury stock                                                    (681)                (428)            (803)
Series F preferred stock tender offer/redemption                                 (301)
Cash dividends paid                                                              (569)                (546)            (520)
-------------------------------------------------------------------------------------------------------------------------------
   Net cash used by financing activities                                       (1,457)              (1,405)          (2,885)
-------------------------------------------------------------------------------------------------------------------------------
INCREASE IN CASH AND DUE FROM BANKS                                               665                  582              551
   Cash and due from banks at beginning of year                                 3,662                3,080            2,529
-------------------------------------------------------------------------------------------------------------------------------
   Cash and due from banks at end of year                                      $4,327               $3,662           $3,080
-------------------------------------------------------------------------------------------------------------------------------
CASH PAID FOR
   Interest                                                                    $1,813               $2,598           $2,237
   Income taxes                                                                   215                  289              344
NON-CASH ITEMS
   Transfer of mortgage loans to securities                                     4,341                  710
   Transfer to (from) loans from (to) loans held for sale                      (2,707)                 143           (3,378)
   Transfer from loans to other assets                                             11                   23               37
===============================================================================================================================


See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE PNC FINANCIAL SERVICES GROUP, INC.

BUSINESS
The PNC Financial Services Group, Inc. ("Corporation" or "PNC") is one of the largest diversified financial services companies in the United States, operating businesses engaged in regional community banking, corporate banking, real estate finance, asset-based lending, wealth management, asset management and global fund services. The Corporation provides certain products and services nationally and others in PNC's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky. The Corporation also provides certain banking, asset management and global fund services internationally. PNC is subject to intense competition from other financial services companies and is subject to regulation by various domestic and international authorities.

NOTE 1 ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION
The consolidated financial statements include the accounts of PNC, its subsidiaries, most of which are wholly owned, and other consolidated entities. Such statements have been prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated. Certain prior-period amounts have been reclassified to conform with the current period presentation. These reclassifications did not impact the Corporation's financial condition or results of operations.

    In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported. Actual results will differ from such estimates and the differences may be material to the consolidated financial statements.

    The consolidated financial statements, notes to consolidated financial statements and statistical information reflect the residential mortgage banking business, which was sold on January 31, 2001, in discontinued operations, unless otherwise noted. Certain quarterly amounts for 2001 contained in this report have been restated to reflect accounting adjustments that reduced income from discontinued operations for the year and to reflect the consolidation of the subsidiaries of a third party financial institution.

BUSINESS COMBINATIONS
In business combinations accounted for using the purchase method of accounting, the net assets of the companies acquired are recorded at their estimated fair value at the date of acquisition and include the results of operations of the acquired business from the date of acquisition.

    In business combinations accounted for as poolings-of-interests, the financial position and results of operations and cash flows of the respective companies are restated as though the companies were combined for all historical periods. Effective July 1, 2001, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which prohibits the use of the pooling-of-interests method of accounting for business combinations. On January 1, 2002, the Corporation adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Under this standard, goodwill is no longer amortized but rather must be tested for impairment periodically. Refer to "Recent Accounting Pronouncements" herein for further discussion of the impact of these new standards.

LOANS HELD FOR SALE
Loans are designated as held for sale when the Corporation has a positive intent to sell them. Loans are transferred at the lower of cost or market to the loans held for sale category. At the time of transfer, related write-downs on the loans are recorded as charge-offs. A new cost basis of the loan is established and any subsequent adjustment as a result of lower of cost or market analysis is recognized as a valuation allowance with changes included in noninterest income.

    The lower of cost or market analysis on pools of homogeneous loans is applied on a net aggregate basis. Such analysis on non-homogeneous loans is applied on an individual loan basis.

    Interest income with respect to loans held for sale is accrued on the principal amount outstanding.

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

    Interest and dividends on securities, including amortization of premiums and accretion of discounts using the effective-interest method, are included in interest income. Gains and losses realized on the sale of securities available for sale are computed on a specific security basis and included in noninterest income.


LOANS AND LEASES
Loans are stated at the principal amounts outstanding, net of unearned income. Interest income with respect to loans other than nonaccrual loans is accrued on the principal amount outstanding. Significant loan fees are deferred and accreted to interest income over the respective lives of the loans.

    The Corporation also provides financing for various types of equipment, aircraft, energy and power systems and rolling stock through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments plus estimated residual value of the leased property, less unearned income. Lease financing income is recognized over the term of the lease using methods that approximate the level yield method. Gains or losses on the sale of leased assets or valuation adjustments on lease residuals are included in noninterest income.

LOAN SECURITIZATIONS AND RETAINED INTERESTS
The Corporation sells mortgage and other loans through secondary market securitizations. In certain cases, the Corporation will retain a portion of the securities issued, interest-only strips, one or more subordinated tranches, servicing rights and/or cash reserve accounts, all of which are associated with the securitized asset. Any gain or loss recognized on the sale of the loans depends on the allocation between the loans sold and the retained interests, based on their relative fair market values at the date of transfer. The Corporation generally estimates fair value based on the present value of future expected cash flows using assumptions as to discount rates, prepayment speeds, credit losses and servicing costs, if applicable.

    Servicing rights are maintained at the lower of carrying value or fair market value and are amortized in proportion to estimated net servicing income. Retained interests in loan securitizations are carried at fair market value and included in other assets. For retained interests classified as securities available for sale, adjustments to fair market value are recognized through accumulated other comprehensive income or loss. Fair market value adjustments for all other retained interests are recorded in noninterest income. For servicing rights retained, the Corporation generally receives a fee for servicing the securitized loans.

    For purposes of measuring impairment, the Corporation stratifies the pools of assets underlying servicing rights by product type and geographic region of the borrower. A valuation allowance is recorded when the carrying amount of specific asset strata exceeds its fair value.

NONPERFORMING ASSETS
Nonperforming assets include nonaccrual loans, troubled debt restructurings, nonaccrual loans held for sale and foreclosed assets. Generally, loans other than consumer are classified as nonaccrual when it is determined that the collection of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loans are well secured and in the process of collection. When interest accrual is discontinued, accrued but uncollected interest credited to income in the current year is reversed and unpaid interest accrued in the prior year, if any, is charged against the allowance for credit losses. Consumer loans are generally charged off when payments are past due 120 days.

    A loan is categorized as a troubled debt restructuring in the year of restructuring if a significant concession is granted to the borrower due to deterioration in the financial condition of the borrower.

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

    Loans held for sale, which are carried at lower of cost or market value, are considered nonaccrual when it is determined that the collection of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loans are well secured and in the process of collection. Nonaccrual loans held for sale are reported as other nonperforming assets.

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

    The allowance is maintained at a level believed by management to be sufficient to absorb estimated probable credit losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the credit portfolio and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including, among others, expected default probabilities, loss given default, expected commitment usage, the amounts and timing of expected future cash flows on impaired loans, estimated losses on consumer loans and residential mortgages, and general amounts for historical loss experience, economic conditions, uncertainties in estimating losses and inherent risks in the various credit portfolios, all of which may be susceptible to significant change.

    In determining the adequacy of the allowance for credit losses, the Corporation makes specific allocations to impaired loans and to pools of watchlist and nonwatchlist loans for various credit risk factors. Allocations to loan pools are developed by business segment and risk rating and are based on historical loss trends and management's judgment concerning those trends and other relevant factors. These factors may include, among others, actual versus estimated losses, regional and national economic conditions, business segment and portfolio concentrations, industry competition and consolidation, and the impact of government regulations. Consumer and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and economic conditions.

    While PNC's pool reserve methodologies strive to reflect all risk factors, there continues to be a certain element of risk associated with, but not limited to, potential estimation or judgmental errors. Unallocated reserves are designed to provide coverage for such risks. While allocations are made to specific loans and pools of loans, the total reserve is available for all credit losses.

EQUITY MANAGEMENT ASSETS
Equity management assets are included in other assets and are comprised of limited partnerships and direct investments. Investments in limited partnerships are valued based on the financial statements received from the general partner. Direct investments are carried at estimated fair value. Changes in the value of these assets are recognized in noninterest income.

GOODWILL AND OTHER AMORTIZABLE ASSETS
Goodwill is amortized to expense on a straight-line basis over periods ranging from 15 to 25 years. Other amortizable assets are amortized to expense using accelerated or straight-line methods over their respective estimated useful lives. On a periodic basis, management reviews goodwill and other amortizable assets and evaluates events or changes in circumstances that may indicate impairment in the carrying amount of such assets. If the sum of the expected undiscounted future cash flows, excluding interest charges, is less than the carrying amount of the asset, an impairment loss is recognized. Impairment, if any, is measured on a discounted future cash flow basis.

    Effective January 1, 2002, the Corporation adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which changes the method of recognition and accounting for goodwill and certain other intangible assets, and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," which addresses implementation issues regarding the impairment of long-lived assets. Refer to "Recent Accounting Pronouncements" herein for further discussion of the impact of these new standards.

DEPRECIATION AND AMORTIZATION
For financial reporting purposes, premises and equipment are depreciated principally using the straight-line method over their estimated useful lives ranging from one to 39 years. Accelerated methods are used for federal income tax purposes. Leasehold improvements are amortized over their estimated useful lives or the respective lease terms, whichever is shorter.

REPURCHASE AND RESALE AGREEMENTS
Repurchase and resale agreements are treated as collateralized financing transactions and are carried at the amounts at which the securities will be subsequently reacquired or resold, including accrued interest, as specified in the respective agreements. The Corporation's policy is to take possession of securities purchased under agreements to resell. The market value of securities to be repurchased and resold is monitored, and additional collateral may be obtained where considered appropriate to protect against credit exposure.

TREASURY STOCK
The Corporation records common stock purchased for treasury at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
The Corporation uses a variety of financial derivatives as part of the overall asset and liability risk management process to manage interest rate, market and credit risk inherent in the Corporation's business activities. Substantially all such instruments are used to manage risk related to changes in interest rates. Interest rate and total rate of return swaps, purchased interest rate caps and floors and futures contracts are the primary instruments used by the Corporation for interest rate risk management.

    Interest rate swaps are agreements with a counterparty to exchange periodic fixed and floating interest payments calculated on a notional amount. The floating rate is based on a money market index, primarily short-term LIBOR. Total rate of return swaps are agreements with a counterparty to exchange an interest rate payment for the total rate of return on a specified reference index calculated on a notional amount. Purchased interest rate caps and floors are agreements where, for a fee, the counterparty agrees to pay the Corporation the amount, if any, by which a specified market interest rate exceeds or is less than a defined rate applied to a notional amount, respectively. Interest rate futures contracts are exchange-traded agreements to make or take delivery of a financial instrument at an agreed upon price and are settled in cash daily.

    Financial derivatives involve, to varying degrees, interest rate, market and credit risk. The Corporation manages these risks as part of its asset and liability management process and through credit policies and procedures. The Corporation seeks to minimize the credit risk by entering into transactions with only a select number of high-quality institutions, establishing credit limits, and generally requiring bilateral netting and collateral agreements.

    As required, effective January 1, 2001, the Corporation implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138. The statement requires the Corporation to recognize all derivative instruments at fair value as either assets or liabilities. Financial derivatives are reported at fair value in other assets or other liabilities. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. For derivatives not designated as hedges, the gain or loss is recognized in current earnings.

    For those derivative instruments that are designated and qualify as hedging instruments, the Corporation must designate the hedging instrument, based on the exposure being hedged, as either a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. The Corporation has no derivatives that hedge the net investment in a foreign operation.

    For derivatives that are designated as fair value hedges (i.e., hedging the exposure to changes in the fair value of an asset or a liability attributable to a particular risk), the gain or loss on derivatives as well as the loss or gain on the hedged items are recognized in current earnings. An adjustment to the hedged item for the change in its fair value pertaining to the hedged risk is included in its carrying value. For derivatives designated as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows), the effective portions of the gain or loss on derivatives are reported as a component of accumulated other comprehensive income and recognized in earnings in the same period or periods during which the hedged transaction affects earnings. Any remaining gain or loss on these derivatives is recognized in current earnings.

Fair Value Hedging Strategies
The Corporation enters into interest rate and total rate of return swaps, caps, floors and interest rate futures derivative contracts to hedge designated commercial mortgage loans held for sale, securities available for sale, commercial loans, bank notes, senior debt and subordinated debt for changes in fair value primarily due to changes in interest rates. Adjustments related to the ineffective portion of fair value hedging instruments are recorded in interest income, interest expense or noninterest income depending on the hedged item.

Cash Flow Hedging Strategy
The Corporation enters into interest rate swap contracts to modify the interest rate characteristics of designated commercial loans from variable to fixed in order to reduce the impact of interest rate changes on future interest income. The fair value of these derivatives is reported in other assets or other liabilities and offset in accumulated other comprehensive income for the effective portion of the derivatives. Amounts reclassed into earnings, when the hedged transaction culminates, are included in interest income. Ineffectiveness of the strategy, as defined under SFAS No. 133, if any, is reported in interest income.

Customer And Other Derivatives
To accommodate customer needs, PNC also enters into financial derivative transactions primarily consisting of interest rate swaps, caps, floors and foreign exchange contracts. Market risk exposure from customer positions are managed through transactions with other dealers. The credit risk associated with derivatives executed with customers is essentially the same as that involved in extending loans and is subject to normal credit policies. Collateral may be obtained based on management's assessment of the customer. Additionally, the Corporation enters into other derivative transactions for risk management purposes that are not designated as accounting hedges. The positions of customer and other derivatives are recorded at fair value and changes in value are included in noninterest income.

Derivative Instruments And Hedging Activities - Pre-Sfas No. 133
Prior to January 1, 2001, interest rate swaps, caps and floors that modified the interest rate characteristics (such as from fixed to variable, variable to fixed, or one variable index to another) of designated interest-bearing assets or liabilities were accounted for under the accrual method. The net amount payable or receivable from the derivative contract was accrued as an adjustment to interest income or interest expense of the designated instrument. Premiums on contracts were deferred and amortized over the life of the agreement as an adjustment to interest income or interest expense of the designated instruments. Unamortized premiums were included in other assets.

    Changes in the fair value of financial derivatives accounted for under the accrual method were not reflected in results of operations. Realized gains and losses, except losses on terminated interest rate caps and floors, were deferred as an adjustment to the carrying amount of the designated instruments and amortized over the shorter of the remaining original life of the agreements or the designated instruments. Losses on terminated interest rate caps and floors were recognized immediately in results of operations. If the designated instruments were disposed of, the fair value of the associated derivative contracts and any unamortized deferred gains or losses were included in the determination of gain or loss on the disposition of such instruments. Contracts not qualifying for accrual accounting were marked to market with gains or losses included in noninterest income.

    Credit default swaps were entered into to mitigate credit risk and lower the required regulatory capital associated with commercial lending activities. If the credit default swaps qualified for hedge accounting treatment, the premium paid to enter into the credit default swaps was recorded in other assets and deferred and amortized to noninterest expense over the life of the agreement. Changes in the fair value of credit default swaps qualifying for hedge accounting treatment were not reflected in the Corporation's financial position and had no impact on results of operations.

    If the credit default swap did not qualify for hedge accounting treatment or if the Corporation was the seller of credit protection, the credit default swap was marked to market with gains or losses included in noninterest income.

    Due to the particular structure of the Corporation's credit default swaps discussed in the preceding paragraphs, these instruments are not considered financial derivatives under the provisions of SFAS No. 133. Commencing January 1, 2001, the premiums paid to enter credit default swaps not considered to be derivatives are recorded in other assets and amortized to noninterest expense over the life of the agreement.

ASSET MANAGEMENT AND FUND SERVICING FEES
Asset management and fund servicing fees are recognized primarily as the services are performed. Asset management fees are primarily based on a percentage of the fair value of the assets under management and performance fees based on a percentage of the returns on such assets. Fund servicing fees are primarily based on a percentage of the fair value of the assets, and the number of shareholder accounts, administered by the Corporation.

INCOME TAXES
Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

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

STOCK OPTIONS
Stock options are granted at exercise prices not less than the fair market value of common stock on the date of grant. No compensation expense is recognized on such stock options.

RECENT ACCOUNTING PRONOUNCEMENTS
As stated previously, the Corporation adopted SFAS No. 133 effective January 1, 2001. As a result, the Corporation recognized an after-tax loss from the cumulative effect of a change in accounting principle of $5 million, which is reported in the consolidated statement of income for the year ended December 31, 2001, and an after-tax accumulated other comprehensive loss of $4 million. Refer to "Derivative Instruments and Hedging Activities" herein and to Note 20 Financial Derivatives for additional detail on the accounting for derivative instruments held by the Corporation.

    SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in September 2000 and replaced SFAS No. 125. Although SFAS No. 140 has changed many of the rules regarding securitizations, it continues to require an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the standard. As required, the Corporation applied the new rules prospectively to transactions consummated beginning in the second quarter of 2001. SFAS No. 140 requires certain disclosures pertaining to securitization transactions effective for fiscal years ending after December 15, 2000. These disclosures are included in Note 14 Securitizations.

    In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001 and eliminates the pooling-of-interests method of accounting. The statement also addresses disclosure requirements for business combinations and initial recognition and measurement criteria for goodwill and other intangible assets as a result of purchase business combinations.

    While SFAS No. 141 will affect how future business combinations, if undertaken, are accounted for and disclosed in the financial statements, the issuance of the new standard had no effect on the Corporation's results of operations, financial position, or liquidity during 2001.

    Also in July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which changes the accounting from amortizing goodwill to an impairment-only approach. The amortization of goodwill, including goodwill recognized relating to past business combinations, will cease upon adoption of the new standard. Impairment testing for goodwill at a reporting unit level will be required on at least an annual basis. The new standard also addresses other accounting matters, disclosure requirements and financial statement presentation issues relating to goodwill and other intangible assets.

    The Corporation adopted SFAS No. 142 effective January 1, 2002. Assuming no impairment adjustments are necessary, no future business combinations and no other changes to goodwill, the Corporation expects net income to increase by approximately $93 million in 2002 resulting from the cessation of goodwill amortization. The Corporation currently does not have any other indefinite-lived assets on its balance sheet, nor does it anticipate any material reclassifications or adjustments to the useful lives of finite-lived intangible assets as a result of adopting the new standard.

    In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the related asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material impact on the Corporation's consolidated financial statements.

    In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS No. 121. This statement primarily defines one accounting model for long-lived assets to be disposed of by sale, including discontinued operations, and addresses implementation issues regarding the impairment of long-lived assets. PNC adopted this standard effective January 1, 2002. The standard is not expected to have a material impact on the Corporation's consolidated financial statements.

NOTE 2 DISCONTINUED OPERATIONS
In the first quarter of 2001, PNC closed the sale of its residential mortgage banking business. Certain closing date adjustments are currently in dispute between PNC and the buyer, Washington Mutual Bank, FA. The ultimate financial impact of the sale will not be determined until the disputed matters are finally resolved. See Note 24 Legal Proceedings. The income and net assets of the residential mortgage banking business, which are presented on one line in the income statement and balance sheet, respectively, are as follows:

Income From Discontinued Operations
                                      ----------------------
Year ended December 31 - in millions    2001    2000    1999
============================================================
Income from operations, after tax        $15     $65     $62
Net loss on sale of business, after
  tax (a)                                (10)
------------------------------------------------------------
 Total income from discontinued
    operations                            $5     $65     $62
===================================== ====== ======= =======
(a) Includes recognition of $35 million of previously unrealized securities losses in accumulated other comprehensive income.

Investment In Discontinued Operations
                                            ----------------
December 31 - in millions                              2000
============================================================
Loans held for sale                                  $3,003
Securities available for sale                         3,016
Loans, net of unearned income                           739
Goodwill and other amortizable assets                 1,925
All other assets                                      1,168
------------------------------------------------------------
 Total assets                                         9,851
------------------------------------------------------------
Deposits                                              1,150
Borrowed funds                                        7,601
Other liabilities                                       744
------------------------------------------------------------
 Total liabilities                                    9,495
------------------------------------------------------------
    Net assets                                         $356
============================================================

The notional and fair value of financial derivatives used for residential mortgage banking risk management were $15.2 billion and $124 million, respectively, at December 31, 2000.

NOTE 3 RESTATEMENTS
In connection with the repositioning of its institutional lending and venture capital businesses, PNC completed three transactions during 2001, one each in June, September, and November. In each of these transactions, assets were sold or transferred to a subsidiary of a third party financial institution and PNC received preferred interests in the subsidiaries.

    The transactions in the aggregate involved the sale of loan assets of $592 million and venture capital assets of $170 million. Of the loan assets sold, $132 million were classified as nonperforming assets at the date of sale. Loan assets sold included loans previously held for sale and other loans that were reclassified from loans to loans held for sale and marked to the lower of cost or market prior to the sale. This resulted in charge-offs at the date transferred of $24 million on loans and valuation adjustments of $4 million for those loans that previously had been classified as held for sale. Including previous charge-offs and valuation adjustments, loans transferred had been charged down by approximately $108 million prior to sale. In addition to the loan and venture capital assets, PNC also transferred cash amounting to $403 million. In return, PNC received one hundred percent of the Class A convertible preferred shares in each subsidiary. The Class A convertible preferred shares owned by PNC have no voting rights. PNC, as holder of the Class A convertible preferred shares, may convert such preferred shares to Class A common shares and cause the liquidation of the subsidiary. A noncumulative annual dividend may be paid on the preferred stock.

    The third party financial institution formed each of the entities, contributed three percent equity in the form of cash and received one hundred percent of the Class B preferred shares and one hundred percent of the Class B common shares of each entity. The proceeds received by the applicable entity from the issuance of the Class A preferred and all of the Class B shares were used by each entity to fund certain operating expenses, future commitments under the loan and venture capital agreements, investment in a managed asset account and to purchase U. S. Treasury zero coupon securities. The third party financial institution is the managing member of each of the entities and holds one hundred percent of the voting power. All management and operating decisions regarding the assets are at the discretion of the managing member. The managing member is paid an annual fee for its services. PNC is the servicer of the loans and venture capital assets and is paid a servicing fee.

    At the time of the transactions, the loans and venture capital investments were removed from PNC's balance sheet and the preferred interests in the entities were recorded as securities available for sale in conformity with accounting guidance received from PNC's independent auditors. In January 2002, the Federal Reserve Board staff advised PNC that under generally accepted accounting principles the subsidiaries of the third party financial institution should be consolidated into the financial statements of PNC in preparing bank holding company reports. After considering all the circumstances, PNC restated its consolidated financial statements for the second and third quarters of 2001 to conform financial reporting with regulatory reporting requirements.

    The amounts contained in this report also include the restatement of the results for the first quarter of 2001 to reflect the correction of an error related to the accounting for the sale of the residential mortgage banking business. This restatement reduced income from discontinued operations and net income for 2001 by $35 million.

NOTE 4 FOURTH QUARTER ACTIONS

In the fourth quarter of 2001, PNC took several actions to accelerate the strategic repositioning of its lending businesses that began in 1998. The Corporation decided to exit approximately $7.9 billion of credit exposure including $3.1 billion of loan outstandings in the institutional lending portfolios. Of these amounts, approximately $5.2 billion of credit exposure and $2.9 billion of loans, respectively, have been transferred to loans held for sale. The remaining amounts have been designated for exit and are expected to run off over the next several years. In connection with the transfer to held for sale, $653 million of charge-offs and valuation adjustments were recognized in the fourth quarter. Additionally, $90 million in charge-offs were taken against the allowance for credit losses specifically allocated to these loans.

    PNC also made the decision to discontinue its vehicle leasing business due to continued depressed market conditions and the increased difficulty and cost of obtaining residual value insurance protection. The vehicle leasing business had $1.9 billion in assets at December 31, 2001 that have been designated for exit and will mature over a period of approximately five years. Costs incurred in 2001 to exit this business, including the impairment of goodwill associated with a prior acquisition and employee severance costs, and additions to reserves related to insured residual value exposures totaled $135 million and were charged to noninterest expense.

    The Corporation also recorded charges of $65 million in the fourth quarter for certain integration, severance and other costs related to other strategic initiatives.

NOTE 5 SALE OF SUBSIDIARY STOCK

PNC recognizes as income the gain from the sale of stock by its subsidiaries. The gain is the difference between PNC's basis in the stock and the proceeds per share received. PNC provides applicable taxes on the gain.

    In October 1999, BlackRock, Inc. ("BlackRock"), a majority-owned investment management subsidiary of the Corporation, issued nine million shares of class A common stock at $14.00 per share in an initial public offering ("IPO"). Prior to the IPO, PNC and BlackRock's management owned approximately 82% and 18%, respectively, of BlackRock's outstanding common stock. Proceeds from the sale were approximately $115 million and resulted in PNC recording a pretax gain in the amount of $64 million or $59 million after tax. As of December 31, 2001, PNC owned approximately 70% of BlackRock.

NOTE 6 CASH FLOWS

For the consolidated statement of cash flows, cash and cash equivalents are defined as cash and due from banks.

    The following table sets forth information pertaining to acquisitions and divestitures that affected cash flows:

Cash Flows
                                           ----------------------------
Year ended December 31 - in millions         2001      2000      1999
=======================================================================
Assets divested (acquired)                 $7,252       $(4)   $2,062
Liabilities divested (acquired)             6,852        (4)      208
Cash paid                                      18        31     1,407
Cash and due from banks received              503         1     3,261
========================================================================

NOTE 7 TRADING ACTIVITIES

Most of PNC's trading activities are designed to provide capital markets services to customers and not to position the Corporation's portfolio for gains from market movements. PNC participates in derivatives and foreign exchange trading as well as underwriting and "market making" in equity securities as an accommodation to customers. PNC also engages in trading activities as part of risk management strategies.

    Net trading income in 2001, 2000 and 1999 included in noninterest income was as follows:

Details Of Trading Activities
                                           --------   --------   -------
Year ended December 31 - in millions         2001       2000       1999
======================================     ========   ========   =======
Corporate services                           $5          $7
Other noninterest income
  Securities underwriting and
     trading                                 55          42         $48
   Derivatives trading                       61          20           8
   Foreign exchange                          26          22          17
------------------------------------------------------------------------
   Net trading income                      $147         $91         $73
========================================================================

NOTE 8 SECURITIES

                                                     --------------------------------------------------------------------
                                                                                    Unrealized
                                                       Amortized      ------------------------------------         Fair
In millions                                                 Cost              Gains             Losses             Value
=========================================================================================================================
December 31, 2001
SECURITIES AVAILABLE FOR SALE
Debt securities
 U.S. Treasury and government agencies                     $   808           $     3            $    (4)           $   807
 Mortgage-backed                                             7,302                35                (76)             7,261
 Asset-backed                                                5,166                10                (83)             5,093
 State and municipal                                            62                 2                                    64
 Other debt                                                     75                 1                 (1)                75
--------------------------------------------------------------------------------------------------------------------------
    Total debt securities                                   13,413                51               (164)            13,300
Corporate stocks and other                                     264                                  (19)               245
--------------------------------------------------------------------------------------------------------------------------
 Total securities available for sale                       $13,677           $    51            $  (183)           $13,545
--------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
Debt securities

 U.S. Treasury and government agencies                     $   260                              $    (3)           $   257
 Asset-backed                                                    8                                                       8
 Other debt                                                     95                                                      95
--------------------------------------------------------------------------------------------------------------------------
    Total debt securities                                      363                                   (3)               360
--------------------------------------------------------------------------------------------------------------------------
 Total securities held to maturity                         $   363                              $    (3)           $   360
--------------------------------------------------------------------------------------------------------------------------
December 31, 2000
SECURITIES AVAILABLE FOR SALE
Debt securities

 U.S. Treasury and government agencies                     $   313           $     1            $    (1)           $   313
 Mortgage-backed                                             4,037                13                (48)             4,002
 Asset-backed                                                  902                 1                (10)               893
 State and municipal                                            94                 2                                    96
 Other debt                                                     73                 1                 (1)                73
--------------------------------------------------------------------------------------------------------------------------
    Total debt securities                                    5,419                18                (60)             5,377
Corporate stocks and other                                     537                 2                (14)               525
--------------------------------------------------------------------------------------------------------------------------
 Total securities available for sale                       $ 5,956           $    20            $   (74)           $ 5,902
--------------------------------------------------------------------------------------------------------------------------
December 31, 1999
SECURITIES AVAILABLE FOR SALE
Debt securities

 U.S. Treasury and government agencies                     $   411                              $   (11)           $   400
 Mortgage-backed                                             3,918           $     2               (151)             3,769
 Asset-backed                                                1,051                                  (24)             1,027
 State and municipal                                           134                 2                 (5)               131
 Other debt                                                     40                                   (1)                39
--------------------------------------------------------------------------------------------------------------------------
    Total debt securities                                    5,554                 4               (192)             5,366
Corporate stocks and other                                     590                 9                 (5)               594
--------------------------------------------------------------------------------------------------------------------------
 Total securities available for sale                       $ 6,144           $    13            $  (197)           $ 5,960
==========================================================================================================================

The expected weighted-average life of securities available for sale was 4 years at December 31, 2001 compared with 4 years and 5 months at year-end 2000 and 4 years and 7 months at year-end 1999.

    The securities classified as held to maturity are owned by the subsidiaries of a third party financial institution described in Note 3 Restatements. The expected weighted-average life of securities held to maturity was 18 years and 11 months at December 31, 2001. PNC had no securities held to maturity at December 31, 2000.

    Net securities gains associated with the disposition of securities available for sale were $131 million in 2001, $20 million in 2000 and $22 million in 1999. Reflected in the 1999 net securities gains was a $41 million gain from the sale of Concord EFS, Inc. ("Concord") stock that was partially offset by a $28 million write-down of an equity investment. Net securities losses of $3 million in 2001 and net securities gains of $9 million and $3 million in 2000 and 1999, respectively, related to commercial mortgage banking activities were included in corporate services revenue.

    Information relating to securities sold is set forth in the following table:

Securities Sold

                 -----------------------------------------
Year ended
December 31                Gross   Gross    Net
In millions      Proceeds  Gains   Losses   Gains   Taxes
==========================================================
2001              $22,144   $144      $16    $128     $45
2000                8,427     37        8      29      10
1999                7,573     69       44      25       9
==========================================================

The carrying value of securities pledged to secure public and trust deposits and repurchase agreements and for other purposes was $6.2 billion and $3.8 billion at December 31, 2001 and December 31, 2000, respectively. The fair value of securities accepted as collateral that the Corporation is permitted by contract or custom to sell or repledge was $260 million at December 31, 2001, of which $160 million was repledged to others.

    The following table presents the amortized cost, fair value and weighted-average yield of debt securities at December 31, 2001, by remaining contractual maturity.

Contractual Maturity Of Debt Securities

                                       ---------------------------------------------------------------------------------
December 31, 2001                            Within             1 to             5 to         After 10
Dollars in millions                          1 Year          5 Years         10 Years            Years           Total
========================================================================================================================
SECURITIES AVAILABLE FOR SALE
U.S. Treasury and government agencies           $    95         $   591         $   116         $     6         $   808
Mortgage-backed                                                      29              11           7,262           7,302
Asset-backed                                                      2,309           1,010           1,847           5,166
State and municipal                                   2              15              38               7              62
Other debt                                            3              30              27              15              75
-----------------------------------------------------------------------------------------------------------------------
 Total securities available for sale            $   100         $ 2,974         $ 1,202         $ 9,137         $13,413
-----------------------------------------------------------------------------------------------------------------------
Fair value                                      $   100         $ 2,958         $ 1,183         $ 9,059         $13,300
Weighted-average yield                             1.93%           3.65%           5.35%           5.80%           5.26%
-----------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY

U.S. Treasury and government agencies                                                           $   260         $   260
Asset-backed                                                    $     8                                               8
Other debt                                      $    66              23         $     6                              95
-----------------------------------------------------------------------------------------------------------------------
 Total securities held to maturity              $    66         $    31         $     6         $   260         $   363
-----------------------------------------------------------------------------------------------------------------------
Fair value                                      $    66         $    31         $     6         $   257         $   360
Weighted-average yield                             2.04%           2.30%           5.88%           5.80%           4.82%
========================================================================================================================

Based on current interest rates and expected prepayment speeds, the total weighted-average expected maturity of mortgage-backed securities was 4 years and asset-backed securities was 4 years and 2 months at December 31, 2001. Weighted-average yields are based on historical cost with effective yields weighted for the contractual maturity of each security.


NOTE 9 LOANS AND COMMITMENTS TO EXTEND CREDIT
Loans outstanding were as follows:

                                       ----------------------------------------------------------------------------------
December 31 - in millions                       2001             2000            1999             1998              1997
=========================================================================================================================
Commercial                                  $ 15,205         $ 21,207         $ 21,468         $ 25,177         $ 19,988
Commercial real estate                         2,372            2,583            2,730            3,449            3,974
Consumer                                       9,164            9,133            9,348           10,980           11,205
Residential mortgage                           6,395           13,264           12,506           12,253           12,776
Lease financing                                5,557            4,845            3,663            2,978            2,224
Credit card                                                                                       2,958            3,830
Other                                            445              568              682              392              650
-------------------------------------------------------------------------------------------------------------------------
 Total loans                                  39,138           51,600           50,397           58,187           54,647
Unearned income                               (1,164)            (999)            (724)            (554)            (412)
-------------------------------------------------------------------------------------------------------------------------
 Total loans, net of unearned income        $ 37,974         $ 50,601         $ 49,673         $ 57,633         $ 54,235
=========================================================================================================================


Loans outstanding and related unfunded commitments are concentrated in PNC's primary geographic markets. At December 31, 2001, no specific industry concentration exceeded 8.3% of total commercial loans outstanding and unfunded commitments.

Net Unfunded Commitments

                                  ------------     ------------
December 31 - in millions               2001             2000
===============================================================
Commercial                            $20,233           $24,253
Commercial real estate                    711             1,039
Consumer                                4,977             4,414
Lease financing                           146               123
Other                                     139               173
Institutional lending
 repositioning                          4,837             1,700
----------------------------------------------------------------
 Total                                $31,043           $31,702
================================================================

Commitments to extend credit represent arrangements to lend funds subject to specified contractual conditions. At December 31, 2001, commercial commitments are reported net of $7.1 billion of participations, assignments and syndications, primarily to financial institutions. The comparable amount was $7.2 billion at December 31, 2000. Commitments generally have fixed expiration dates, may require payment of a fee, and contain termination clauses in the event the customer's credit quality deteriorates. Based on the Corporation's historical experience, most commitments expire unfunded, and therefore cash requirements are substantially less than the total commitment.

    Net outstanding letters of credit totaled $4.0 billion at December 31, 2001 and 2000 and consisted primarily of standby letters of credit that commit the Corporation to make payments on behalf of customers if certain specified future events occur. Such instruments are typically issued to support industrial revenue bonds, commercial paper, and bid-or-performance related contracts. At year-end 2001, the largest industry concentration within standby letters of credit was for educational services, which accounted for approximately 9% of the total. Maturities for standby letters of credit ranged from 2002 to 2011.

    At December 31, 2001, $14.7 billion of loans were pledged to secure borrowings and for other purposes.

    Certain directors and executive officers of the Corporation and its subsidiaries, as well as certain affiliated companies of these directors and officers, were customers of and had loans with subsidiary banks in the ordinary course of business. All such loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility. The aggregate principal amounts of these loans were $24 million and $29 million at December 31, 2001 and 2000, respectively. During 2001, new loans of $47 million were funded and repayments totaled $52 million.


NOTE 10 NONPERFORMING ASSETS

The following table sets forth nonperforming assets and related information:

                                                     ----------------------------------------------------------------
December 31 - dollars in millions                           2001         2000         1999         1998         1997
=====================================================================================================================
Nonaccrual loans                                            $211         $323         $291         $286         $270
Nonperforming loans held for sale (a)                        169           33           17
Foreclosed assets                                             11           16           17           33           52
---------------------------------------------------------------------------------------------------------------------
 Total nonperforming assets (b)                             $391         $372         $325         $319         $322
---------------------------------------------------------------------------------------------------------------------
Nonaccrual loans to total loans                              .56%         .64%         .59%         .50%         .50%
Nonperforming assets to total loans, loans held for
 sale and foreclosed assets                                  .93          .71          .61          .55          .59
Nonperforming assets to total assets                         .56          .53          .47          .45          .45
---------------------------------------------------------------------------------------------------------------------
Interest on nonperforming loans
 Computed on original terms                                 $ 27         $ 42         $ 28         $ 25         $ 31
 Recognized                                                   10           10           11            6            6
---------------------------------------------------------------------------------------------------------------------
Past due loans
 Accruing loans past due 90 days or more                    $159         $113         $ 86         $263         $287
 As a percentage of total loans                              .42%         .22%         .17%         .46%         .53%
Past due loans held for sale
 Accruing loans held for sale past due 90 days or
 more                                                       $ 33         $ 16         $ 24
 As a percentage of total loans held for sale                .79%         .97%         .69%
=====================================================================================================================

(a) Includes $6 million of a troubled debt restructured loan held for sale in 2001.
(b) The above table excludes $18 million, $18 million and $13 million of equity management assets at December 31, 2001, 2000 and 1999, respectively, that are carried at estimated fair value.

NOTE 11 ALLOWANCE FOR CREDIT LOSSES

Changes in the allowance for credit losses were as follows:

                            ---------------------------
In millions                    2001      2000     1999
=======================================================
January 1                      $675      $674     $753
Charge-offs                    (985)     (186)    (216)
Recoveries                       37        51       55
-------------------------------------------------------
 Net charge-offs               (948)     (135)    (161)
Provision for credit
losses                          903       136      163
Sale of credit card
business                                           (81)
-------------------------------------------------------
 December 31                   $630      $675     $674
=======================================================

Impaired loans totaling $192 million and $316 million at December 31, 2001 and 2000, respectively, had a corresponding specific allowance for credit losses of $28 million and $76 million. The average balance of impaired loans was $319 million in 2001, $277 million in 2000 and $243 million in 1999. There was no interest income recognized on impaired loans in 2001, 2000 or 1999.

NOTE 12 PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Premises, equipment and leasehold improvements, stated at cost less accumulated depreciation and amortization, were as follows:

                                      -----------------
December 31 - in millions                2001     2000
=======================================================
Land                                      $87      $86
Buildings                                 448      456
Equipment                               1,413    1,373
Leasehold improvements                    321      190
-------------------------------------------------------
 Total                                  2,269    2,105
Accumulated depreciation and
 amortization                          (1,141)  (1,069)
-------------------------------------------------------
 Net book value                        $1,128   $1,036
=======================================================

Depreciation and amortization expense on premises, equipment and leasehold improvements totaled $168 million in 2001, $149 million in 2000 and $204 million in 1999.

    Certain facilities and equipment are leased under agreements expiring at various dates through the year 2071. Substantially all such leases are accounted for as operating leases. Rental expense on such leases amounted to $165 million in 2001, $148 million in 2000 and $132 million in 1999.

    At December 31, 2001 and 2000, required minimum annual rentals due on noncancelable leases having terms in excess of one year aggregated $908 million and $684 million, respectively. Minimum annual rentals for each of the years 2002 through 2006 are $125 million, $115 million, $104 million, $96 million and $85 million, respectively.

    In the fourth quarter of 2001, management of PFPC Worldwide Inc., a majority-owned subsidiary of the Corporation, initiated a plan to consolidate certain facilities as a follow-up to the integration of the Investor Services Group acquisition. In connection with this initiative and other strategic actions in the fourth quarter 2001, pretax charges to noninterest expense of $36 million were recognized in the fourth quarter. The charges primarily reflect termination costs related to exiting certain lease agreements and the abandonment of related leasehold improvements.

    During 1999, PNC made the decision to sell various branches and office buildings. Initial write-downs were recorded in noninterest expense and generally reflected the difference between book value and appraised value less selling costs. Write-downs totaled $35 million and subsequent net gains from disposals totaled $8 million in 1999.

NOTE 13 GOODWILL AND OTHER AMORTIZABLE ASSETS

Goodwill and other amortizable assets, net of amortization, consisted of the following:

                                      --------------------
December 31 - in millions                 2001       2000
==========================================================
Goodwill                                $2,043     $2,155
Customer-related intangibles               131        157
Commercial mortgage
 servicing rights                          199        156
----------------------------------------------------------
 Total                                  $2,373     $2,468
==========================================================

Amortization of goodwill and other amortizable assets was as follows:

                               ---------------------------
Year ended December 31
In millions                        2001     2000     1999
==========================================================
Goodwill                           $117     $116      $80
Purchased credit cards                                  6
Commercial mortgage
 servicing rights                   27        18       20
Other                              (12)       (6)       6
----------------------------------------------------------
 Total                             $132     $128     $112
==========================================================

In addition, write-downs of $11 million related to impairment of goodwill for the year ended December 31, 2001 resulted from PNC's decision to discontinue its vehicle leasing business.

NOTE 14 SECURITIZATIONS

During 2001, the Corporation sold residential mortgage loans, commercial mortgage loans and other loans totaling $1.0 billion, $374 million, and $82 million, respectively, in secondary market securitization transactions. These securitization transactions resulted in pretax gains of $9.6 million, $1 million, and $2 million, respectively, for the year ended December 31, 2001.

    In addition to the sale of loans discussed above, in March 2001 PNC securitized $3.8 billion of residential mortgage loans by selling the loans into a trust with PNC retaining 99% or $3.7 billion of the certificates. PNC also securitized $175 million of commercial mortgage loans by selling the loans into a trust with PNC retaining 99% or $173 million of the certificates. In each case, the 1% interest in the trust was purchased by a publicly-traded entity managed by a subsidiary of PNC. A substantial portion of the entity's purchase price was financed by PNC. The reclassification of these loans to securities increased the liquidity of the assets and was consistent with PNC's on-going balance sheet restructuring. At the time of the residential mortgage securitization, gains of $25.9 million were deferred and are being recognized when principal payments are received or the securities are sold to third parties. At December 31, 2001, these securities had been reduced to $1.3 billion through sales and principal payments and the remaining deferred gains were $7.8 million. No gain was recognized at the time of the commercial mortgage loan securitization and none of the securities retained at the time of the securitization remained on the balance sheet at December 31, 2001.

    In addition to the securities discussed above, the Corporation retained certain interest-only strips and servicing rights that were created in the sale of certain loans. Additional information on these items is contained below.

    Key economic assumptions used in measuring the fair value of the interest-only strips and servicing rights at the date of the securitization resulting from securitizations completed during the year and related information were as follows:

KEY ECONOMIC ASSUMPTIONS

                -------------------------------------------
                        Weighted-
                          average   Prepayment
Dollars in      Fair         Life        Speed    Discount
millions        Value     (Years)      (CPR)(a)       Rate
===========================================================
During 2001
Residential
 mortgage        $38     1.2 - 1.7       36.0%      10.00%
Commercial
 mortgage          5           9.4       10.0       10.00
Other              2           1.9                   4.14
----------------------------------------------------------
During 2000
Commercial
 mortgage        $ 7           9.6       10.0%      10.00%
===========================================================
(a) Constant Prepayment Rate ("CPR").

Quantitative information about managed securitized loan portfolios in which the Corporation had interest-only strips outstanding at December 31, 2001 and related delinquencies follows:

INTEREST-ONLY STRIPS

                             ----------------------------------------------
                                     Managed                Delinquencies
                             ----------------------------------------------
December 31 - in millions       2001         2000         2001        2000
===========================================================================
Residential loans             $1,058       $  178       $   24       $    2
Student loans                    453          573           49           66
---------------------------------------------------------------------------
Total managed loans           $1,511       $  751       $   73       $   68
===========================================================================

Certain cash flows received from and paid to securitization trusts in which the Corporation had interest-only strips outstanding during the period follows:

SECURITIZATION CASH FLOWS

                                                        ---------------------
Year ended December 31 - in millions                      2001          2000
=============================================================================
Proceeds from new securitizations                       $1,040        $  877
Servicing revenue                                            8             7
Other cash flows received on retained
 interests                                                  16            22
=============================================================================

Proceeds from new securitizations are limited to cash proceeds received from third parties. It excludes the value of securities generated as a result of the recharacterization of loans to securities. During 2001 and 2000, there were no purchases of delinquent or foreclosed assets, and servicing advances and repayments of servicing advances were not significant.

    Changes in the Corporation's commercial mortgage servicing assets are as follows:

COMMERCIAL MORTGAGE SERVICING ACTIVITY

                                                    --------------------------
In millions                                              2001            2000
==============================================================================
Balance at January 1                                    $ 156            $ 125
Additions                                                  70               49
Amortization                                              (27)             (18)
------------------------------------------------------------------------------
Balance at December 31                                  $ 199            $ 156
==============================================================================

Assuming a prepayment speed of 10% and weighted average life of 10.8 years discounted at 10%, the estimated fair value of commercial mortgage servicing rights was $240 million at December 31, 2001. A 10% and 20% adverse change in all assumptions used to determine fair value at December 31, 2001, results in a $22 million and $44 million decrease in fair value, respectively. No valuation allowance was necessary for the years ended December 31, 2001 and December 31, 2000.

    At December 31, 2001, key economic assumptions and the sensitivity of the current fair value of residual cash flows to an immediate 10% or 20% adverse change in those assumptions are as follows:

FAIR VALUE ASSUMPTIONS

                                      ------------------------------------
December 31, 2001                       Residential    Student
Dollars in millions                        Mortgage      Loans     Other
==========================================================================
Fair value of retained interest
 (carrying value)                           $   29      $   52      $   2
Weighted-average life (in years)                .8         2.0        1.8
Residual cash flows discount
 rate                                         7.50%       4.40%      4.14%
Impact on fair value of 10%
 adverse change                               $(.2)      $(2.2)
Impact on fair value of 20%
 adverse change                                (.3)       (3.3)
Prepayment speed assumption
 (CPR)                                        50.0%       13.7%       (a)
Impact on fair value of 10%
 adverse change                             $ (1.9)     $  (.8)       (a)
Impact on fair value of 20%
 adverse change                               (3.5)       (1.3)       (a)
==========================================================================
(a) Historically, there have been no prepayments on these loans, which are guaranteed by an agency of the U. S. Government.

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on fair value is calculated independently of variations in other assumptions, whereas a change in one factor may realistically have an impact on another, which might magnify or counteract the sensitivities.

    During 2000, the Corporation sold commercial mortgage loans of $865 million in secondary market securitization transactions and recognized a pretax gain of $13 million. Additionally, the Corporation sold $737 million of commercial mortgage loans into a trust. The Corporation retained servicing rights in the loans and 99% or $730 million of the mortgage-backed securities. The 1% interest in the trust was purchased by a publicly-traded entity managed by a subsidiary of PNC. A substantial portion of the entity's purchase price was financed by PNC. The Corporation had securities of $155 million related to the trust in its portfolio at December 31, 2000. No gain related to the portion of securities retained was recognized by the Corporation as of December 31, 2000. The securities were subsequently sold to third parties in the first quarter of 2001.

NOTE 15 DEPOSITS

The aggregate amount of time deposits with a denomination greater than $100,000 was $4.0 billion and $5.8 billion at December 31, 2001 and 2000, respectively. Remaining contractual maturities of time deposits for the years 2002 through 2006 and thereafter are $8.7 billion, $1.3 billion, $1.2 billion, $681 million and $917 million, respectively.

NOTE 16 BORROWED FUNDS

Bank notes have interest rates ranging from 1.95% to 6.50% with approximately 40% maturing in 2002. Senior and subordinated notes consisted of the following:

                  ------------------------------------------
December 31, 2001
Dollars in
millions          Outstanding   Stated Rate        Maturity
============================================================
Senior                 $2,762    2.45% - 7.00%     2002-2006
Subordinated
 Nonconvertible         2,298     6.13 - 8.25      2003-2009
                     ---------
 Total                 $5,060
=============================================================

Borrowed funds have scheduled repayments for the years 2002 through 2006 and thereafter of $3.4 billion, $2.4 billion, $2.1 billion, $1.6 billion and $2.6 billion, respectively.

    Included in outstandings for the senior and subordinated notes in the table above are basis adjustments of $8 million and $89 million, respectively, related to SFAS No. 133.

NOTE 17 CAPITAL SECURITIES OF SUBSIDIARY TRUSTS

Mandatorily Redeemable Capital Securities of Subsidiary Trusts ("Capital Securities") include nonvoting preferred beneficial interests in the assets of PNC Institutional Capital Trust A, Trust B and Trust C. Trust A, formed in December 1996, holds $350 million of 7.95% junior subordinated debentures, due December 15, 2026, and redeemable after December 15, 2006, at a premium that declines from 103.975% to par on or after December 15, 2016. Trust B, formed in May 1997, holds $300 million of 8.315% junior subordinated debentures due May 15, 2027, and redeemable after May 15, 2007, at a premium that declines from 104.1575% to par on or after May 15, 2017. Trust C, formed in June 1998, holds $200 million of junior subordinated debentures due June 1, 2028, bearing interest at a floating rate per annum equal to 3-month LIBOR plus 57 basis points. The rate in effect at December 31, 2001 was 2.65%. Trust C Capital Securities are redeemable on or after June 1, 2008 at par.

    Cash distributions on the Capital Securities are made to the extent interest on the debentures is received by the Trusts. In the event of certain changes or amendments to regulatory requirements or federal tax rules, the Capital Securities are redeemable in whole.

    Trust A is a wholly owned finance subsidiary of PNC Bank, N.A., PNC's principal bank subsidiary, and Trusts B and C are wholly owned finance subsidiaries of the Corporation.

    The respective parents of the Trusts have, through the agreements governing the Capital Securities, taken together, fully, irrevocably and unconditionally guaranteed all of the obligations of the Trusts under the Capital Securities. For a discussion of certain dividend restrictions, see Note 19 Regulatory Matters.

NOTE 18 SHAREHOLDERS' EQUITY

Information related to preferred stock is as follows:

                     ----------------------------------------
                                           Preferred Shares
                        Liquidation  ------------------------
December 31               Value per
Shares in thousands           Share        2001          2000
==============================================================
Authorized
 $1 par value                             17,172        17,224
Issued and outstanding
 Series A                  $    40            10            11
 Series B                       40             3             3
 Series C                       20           204           229
 Series D                       20           293           318
 Series F                       50                       6,000
--------------------------------------------------------------
 Total                                       510         6,561
==============================================================

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

    The Series F preferred stock was nonconvertible and nonvoting, except in limited circumstances. On March 6, 2001, the Corporation commenced a cash tender offer for its nonconvertible Series F preferred stock. Approximately 1.9 million shares were purchased by the Corporation at a price of $50.35 per share plus accrued and unpaid dividends on April 5, 2001. The remainder of the outstanding shares of Series F preferred stock was redeemed on October 4, 2001 for approximately $205 million.

    During 2000, the Board of Directors adopted a shareholder rights plan providing for issuance of share purchase rights. Except as provided in the plan, if a person or group becomes beneficial owner of 10% or more of PNC's outstanding common stock, all holders of the rights, other than such person or group, may purchase PNC common stock or equivalent preferred stock at half of market value.

    The Corporation has a dividend reinvestment and stock purchase plan. Holders of preferred stock and common stock may participate in the plan, which provides that additional shares of common stock may be purchased at market value with reinvested dividends and voluntary cash payments. Common shares purchased pursuant to this plan were: 472,015 shares in 2001, 649,334 shares in 2000 and 567,266 shares in 1999.

    At December 31, 2001, the Corporation had reserved approximately 33.8 million common shares to be issued in connection with certain stock plans and the conversion of certain debt and equity securities.

NOTE 19 REGULATORY MATTERS

The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by such regulatory authorities. Neither the Corporation nor any of its subsidiaries is subject to written agreements entered into with any of the agencies.

    Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on PNC's financial condition and results of operations. The Corporation's capital amounts and classification are also subject to qualitative judgments by regulatory agencies about components, risk weightings and other factors.

    The following table sets forth regulatory capital ratios for PNC and its only significant bank subsidiary, PNC Bank, N.A.:

REGULATORY CAPITAL

                        -----------------------------------------------
                                   Amount                  Ratios
                        -----------------------------------------------
December 31
Dollars in millions           2001        2000        2001        2000
=======================================================================
Risk-based capital
 Tier I
    PNC                     $4,599       $5,367        7.8%        8.6%
    PNC Bank, N.A.           4,704        5,055        8.7         8.7
 Total
    PNC                      6,958        7,845       11.8        12.6
    PNC Bank, N.A.           6,581        7,012       12.1        12.1
Leverage
    PNC                      4,599        5,367        6.8         8.0
    PNC Bank, N.A.           4,704        5,055        7.6         8.2
=======================================================================

The access to and cost of funding new business initiatives including acquisitions, the ability to pay dividends, deposit insurance costs, and the level and nature of regulatory oversight depend, in large part, on a financial institution's capital strength. The minimum regulatory capital ratios are 4% for Tier I risk-based, 8% for total risk-based and 3% for leverage. However, regulators may require higher capital levels when particular circumstances warrant. To qualify as "well capitalized," regulators require banks to maintain capital ratios of at least 6% for Tier I risk-based, 10% for total risk-based and 5% for leverage. At December 31, 2001, the Corporation and each bank subsidiary met the "well capitalized" capital ratio requirements.

    The principal source of parent company revenue and cash flow is the dividends it receives from PNC Bank. The bank's dividend level may be impacted by its capital needs, supervisory policies, corporate policies, contractual restrictions and other factors. Also, there are legal limitations on the ability of national banks to pay dividends or make other capital distributions. PNC Bank was not permitted to pay dividends to the parent company as of December 31, 2001 without prior approval from banking regulators as a result of the repositioning charges taken in 2001 and prior dividends. Under these limitations, PNC Bank's capacity to pay dividends without prior regulatory approval can be restored through retention of earnings. Management expects PNC Bank's dividend capacity relative to such legal limitations to be restored during 2002 from retained earnings. The parent company currently has available funds to pay dividends at current rates through 2002.

    Under federal law, bank subsidiaries generally may not extend credit to the parent company or its nonbank subsidiaries on terms and under circumstances that are not substantially the same as comparable extensions of credit to nonaffiliates. No extension of credit may be made to the parent company or a nonbank subsidiary which is in excess of 10% of the capital stock and surplus of such bank subsidiary or in excess of 20% of the capital and surplus of such bank subsidiary as to aggregate extensions of credit to the parent company and its subsidiaries. Such extensions of credit, with limited exceptions, must be fully collateralized by certain specified assets. In certain circumstances, federal regulatory authorities may impose more restrictive limitations.

    Federal Reserve Board regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. During 2001, subsidiary banks maintained reserves which averaged $127 million.

NOTE 20 FINANCIAL DERIVATIVES

Effective January 1, 2001, the Corporation implemented SFAS No. 133. As a result of the adoption of this statement, the Corporation recognized, in the first quarter of 2001, an after-tax loss from the cumulative effect of a change in accounting principle of $5 million reported in the consolidated income statement and an after-tax accumulated other comprehensive loss of $4 million. The impact of the adoption of this standard related to the residential mortgage banking business is reflected in the results of discontinued operations.

    Earnings adjustments resulting from cash flow and fair value hedge ineffectiveness were not significant to the results of operations of the Corporation during 2001.

    During the next twelve months, the Corporation expects to reclassify to earnings $118 million of pretax net gains, or $77 million after tax, on cash flow hedge derivatives currently reported in accumulated other comprehensive income. These net gains are anticipated to result from net cash flows on receive fixed interest rate swaps and would mitigate reductions in interest income recognized on the related floating rate commercial loans.

    The Corporation generally has established agreements with its major derivative dealer counterparties that provide for exchanges of marketable securities or cash to collateralize either party's positions. At December 31, 2001 the Corporation held cash and U.S. government securities with a fair value of $190 million to collateralize net gains with counterparties.

    At December 31, 2000, the Corporation had financial derivatives used for risk management with notional amounts totaling $15.7 billion. These derivatives had a net positive fair value of $92 million at December 31, 2000. Included in these amounts were credit default swaps, with notional amounts of $4.4 billion and negative fair value of $2 million, no longer considered to be derivatives under SFAS No. 133, due to their particular structure.

    In addition, at December 31, 2000 the Corporation had financial derivatives for customer-related and other purposes with notional amounts totaling $31.3 billion and $1.2 billion, respectively. These derivatives had net fair values of negative $12 million and positive $12 million, respectively. Total positive and negative fair value positions within the customer-related derivatives were $273 million and $285 million, respectively. Total positive and negative fair value positions for derivatives held for other purposes were $13 million and $1 million, respectively.

NOTE 21 EMPLOYEE BENEFIT PLANS
PENSION AND POSTRETIREMENT PLANS

The Corporation has a noncontributory, qualified defined benefit pension plan covering most employees. Retirement benefits are derived from a cash balance formula based on compensation levels, age and length of service. Pension contributions are based on an actuarially determined amount necessary to fund total benefits payable to plan participants.

    The Corporation also maintains nonqualified supplemental retirement plans for certain employees. All retirement benefits provided under these plans are unfunded and any payments to plan participants are made by the Corporation. The Corporation also provides certain health care and life insurance benefits for retired employees ("post-retirement benefits") through various plans.

    A reconciliation of the changes in the benefit obligation for qualified and nonqualified pension plans and post-retirement benefit plans as well as the change in plan assets for the qualified pension plan is as follows:

                                                                ------------------------------------------------------------
                                                                        Qualified and                    Post-retirement
                                                                    Nonqualified Pensions                   Benefits
                                                                ------------------------------    --------------------------
December 31 - in millions                                           2001            2000              2001            2000
============================================================================================================================
Benefit obligation at beginning of year                            $ 856            $ 840            $ 203            $ 198
Service cost                                                          32               32                2                2
Interest cost                                                         66               65               14               14
Actuarial loss                                                        41                7               12                7
Settlements                                                                           (20)
Participant contributions                                                                                4                4
Benefits paid                                                        (75)             (68)             (24)             (22)
----------------------------------------------------------------------------------------------------------------------------
 Benefit obligation at end of year                                 $ 920            $ 856            $ 211            $ 203
----------------------------------------------------------------------------------------------------------------------------

Fair value of plan assets at beginning of year                     $ 952            $ 939
Actual loss on plan assets                                           (89)             (29)
Employer contribution                                                140              130
Settlements                                                                           (20)
Benefits paid                                                        (75)             (68)
--------------------------------------------------------------------------------------------
 Fair value of plan assets at end of year                          $ 928            $ 952
--------------------------------------------------------------------------------------------

Funded status                                                      $   8            $  96            $(211)           $(203)
Unrecognized net actuarial loss (gain)                               289               65              (58)              38
Unrecognized prior service credit                                     (3)              (5)              54              (63)
----------------------------------------------------------------------------------------------------------------------------
 Net amount recognized on the balance sheet                        $ 294            $ 156            $(215)           $(228)
----------------------------------------------------------------------------------------------------------------------------

Prepaid pension cost                                               $ 294            $ 156
Additional minimum liability                                         (21)             (18)
Intangible asset                                                       3                2
Accumulated other comprehensive loss                                  18               16
--------------------------------------------------------------------------------------------
 Net amount recognized on the balance sheet                        $ 294            $ 156
============================================================================================================================


The accrued pension benefit liability above includes $39 million and $34 million for the nonqualified plans at December 31, 2001 and 2000, respectively. The accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets (the nonqualified plans) were $60 million and $53 million as of December 31, 2001 and December 31, 2000, respectively. The nonqualified plans had no plan assets at either date.

    Plan assets primarily consist of listed common stocks, U.S. government and agency securities and various mutual funds managed by BlackRock from which BlackRock and PFPC receive compensation for providing investment advisory, custodial and transfer agency services. Plan assets are managed by BlackRock and do not include common or preferred stock of the Corporation.

The components of net periodic pension and post-retirement benefit cost were as follows:

                                             ---------------------------------------   ------------------------------------
                                                Qualified and Nonqualified Pensions          Post-retirement Benefits
                                             ---------------------------------------   ------------------------------------
Year ended December 31 - in millions              2001         2000          1999          2001          2000         1999
============================================================================================================================
Service cost                                     $ 32          $ 32          $ 24          $  2          $  2          $  2
Interest cost                                      66            65            58            14            14            12
Expected return on plan assets                    (97)          (93)          (75)
Transition amount amortization                                   (4)           (5)
Curtailment gain                                                                             (3)
Amortization of prior service cost                 (1)           (1)           (1)           (6)           (6)           (6)
Recognized net actuarial loss                       2                           2
Losses due to settlements                                         7
----------------------------------------------------------------------------------------------------------------------------
 Net periodic cost                               $  2          $  6          $  3          $  7          $ 10          $  8
============================================================================================================================



Weighted-average assumptions were as follows:

                             -------------------------------------
                              Qualified and Nonqualified Pensions
                             -------------------------------------
Year ended December 31         2001          2000          1999
==================================================================
Discount rate                  7.25%         7.50%         7.75%
Rate of compensation
  increase                     4.50          4.50          4.50
Expected return on plan
  assets                       9.50          9.50          9.50
==================================================================

                           ---------------------------------------
                                    Post-retirement Benefits
                           ---------------------------------------
Year ended December 31        2001           2000          1999
==================================================================
Discount rate                  7.25%         7.50%         7.75%
Expected health care
cost trend rate
 Medical pre-65                7.00          7.00          7.00
 Medical post-65               8.00          8.00          8.00
 Dental                        7.00          7.00          7.00
==================================================================

The health care cost trend rate declines until it stabilizes at 5.50% beginning in 2005. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                               --------------------
Year ended December 31, 2001 - in millions     Increase    Decrease
===================================================================
Effect on total service and interest cost          $ 1        $(1)
Effect on post-retirement benefit
  obligation                                         9         (9)
===================================================================


INCENTIVE SAVINGS PLAN

The Corporation sponsors an incentive savings plan that covers substantially all employees. Under this plan, employee contributions up to 6% of biweekly compensation as defined by the plan are matched, subject to Internal Revenue Code limitations. Contributions to the plan are matched primarily by shares of PNC common stock held in treasury or by the Corporation's employee stock ownership plan ("ESOP"). The Corporation also maintains a nonqualified supplemental savings plan for certain employees.

    The Corporation makes annual contributions to the ESOP that are at least equal to the debt service requirements on the ESOP's borrowings less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. Dividends used for debt service totaled $8 million in 2001 and $9 million in 2000 and 1999. To satisfy additional debt service requirements, PNC contributed $1 million in 2001 and $9 million in 1999. No contributions were made in 2000. As of December 31, 2001 the ESOP's borrowings have been paid off or fully extinguished.

    As the ESOP's borrowings were repaid, shares were allocated to employees who made contributions during the year based on the proportion of annual debt service to total debt service. The Corporation includes all ESOP shares as common shares outstanding in the earnings per share computation.

COMPONENTS OF ESOP SHARES

                                              -----------------------
As of or for the year ended December 31
In thousands                                     2001         2000
=====================================================================
Unallocated                                                    364
Allocated                                       4,134        4,316
Released for allocation                           364          348
Retired                                          (490)        (530)
---------------------------------------------------------------------
 Total                                          4,008        4,498
=====================================================================

Compensation expense related to the portion of contributions matched with ESOP shares is determined based on the number of ESOP shares allocated. Compensation expense related to these plans was $28 million, $30 million and $17 million for 2001, 2000 and 1999, respectively.

NOTE 22 STOCK-BASED COMPENSATION PLANS

The Corporation has a long-term incentive award plan ("Incentive Plan") that provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, performance units, restricted stock and other incentive shares to executives and directors. In any given year, the number of shares of common stock available for grant under the Incentive Plan may range from 1.5% to 3% of total issued shares of common stock determined at the end of the preceding calendar year. Of this amount, no more than 20% is available for restricted stock and other incentive share awards.

    As of December 31, 2001 no incentive stock options, stock appreciation rights or performance unit awards were outstanding.

NONQUALIFIED STOCK OPTIONS

Options are granted at exercise prices not less than the market value of common stock on the date of grant. Generally, options granted in 2001, 2000 and 1999 become exercisable in installments after the grant date. Options granted prior to 1999 are mainly exercisable twelve months after the grant date. Payment of the option price may be in cash or previously owned shares of common stock at market value on the exercise date.

A summary of stock option activity follows:

                         --------------------------------------------
                                  Per Option
                         -----------------------------
                                             Weighted-
                                               Average
                                              Exercise
Shares in thousands        Exercise Price        Price       Shares
=====================================================================
January 1, 1999           $11.38 - $66.00       $40.30         9,566
  Granted                   50.47 - 76.00        51.68         3,612
  Exercised                 11.38 - 54.72        33.89        (1,856)
  Terminated                21.75 - 59.31        51.68          (247)
                                                             -------
December 31, 1999           11.38 - 76.00        44.83        11,075
  Granted                   42.19 - 66.22        44.20         4,171
  Exercised                 11.38 - 59.31        37.77        (2,952)
  Terminated                31.13 - 61.75        48.10          (496)
                                                             -------
December 31, 2000           21.63 - 76.00        46.25        11,798
  Granted                   53.74 - 74.70        73.14         3,996
  Exercised                 21.63 - 59.31        43.46        (2,737)
  Terminated                42.19 - 74.59        53.22          (580)
                                                             -------
DECEMBER 31, 2001           21.75 - 76.00        55.15        12,477
=====================================================================


Information about stock options outstanding at December 31, 2001 follows:

                            --------------------------------------------------------------   --------------------------------
                                             Options Outstanding                                 Options Exercisable
                            --------------------------------------------------------------   --------------------------------
December 31, 2001
Shares in thousands              Shares    Weighted-average    Weighted-average remaining       Shares    Weighted-average
Range of exercise prices                     exercise price   contractual life (in years)                   exercise price
===========================================================================================================================
 $21.75 - $32.99                    829             $28.96                  3.2                     829              $28.96
  33.00 -  49.99                  3,478              42.69                  7.5                   1,211               43.04
  50.00 -  76.00                  8,170              63.12                  7.8                   3,239               54.73
                            -------------                                                     ----------
 Total                           12,477             $55.15                  7.4                   5,279              $48.01
===========================================================================================================================


Options granted in 2001 include options for 52,000 shares granted to non-employee directors.

    The weighted-average grant-date fair value of options granted in 2001, 2000 and 1999 was $15.87, $9.86 and $10.15 per option, respectively. At December 31, 2000 and 1999 options for 5,834,898 and 7,682,745 shares of common stock, respectively, were exercisable at a weighted-average price of $45.96 and $42.05, respectively.

    There were no options granted in excess of market value in 2001 or 2000. Options for 82,000 shares of common stock were granted in 1999 with an exercise price in excess of the market value on the date of grant. Shares of common stock available for the granting of options and other awards under the Incentive Plan and the predecessor plans were 10,584,683 at December 31, 2001, 2000 and 1999.

INCENTIVE SHARE AND RESTRICTED STOCK AWARDS

In 1998, incentive share awards potentially representing 362,250 shares of common stock were granted to certain senior executives pursuant to the Incentive Plan. Issuance of restricted shares pursuant to these incentive awards was subject to the market price of PNC's common stock equaling or exceeding specified levels for defined periods. In 2001, 104,250 of these shares were issued. The remaining shares expired and will not be issued under this award. The restricted period ends July 1, 2003. During the restricted period, the recipient receives dividends and can vote the shares. Generally, if the recipient leaves the Corporation before the end of the restricted period, the shares will be forfeited.

    In 2000, 606,000 incentive shares of common stock were granted to certain senior executives pursuant to the Incentive Plan. One-half of any shares of restricted stock issued pursuant to these awards will vest after three years and the remainder after four years. Shares awarded under this grant will be offset on a share-for-share basis by shares received, if any, by the executive from the 1998 grant.

    There were 39,000 and 66,000 incentive shares forfeited during 2001 and 2000, respectively. No shares were forfeited in 1999.

    In addition, 33,600, 53,100 and 37,500 shares of restricted stock were granted to certain key employees in 2001, 2000 and 1999, respectively. These shares vest 25% after three years, 25% after four years and 50% after five years. There were 13,000 shares of restricted stock granted to non-employee directors in 2001. One half of these shares vest after one year and the remainder after two years. In 2000, 245,000 shares of restricted stock were granted to senior executives with a three-year vesting period.

    Compensation expense recognized for incentive share and restricted stock awards totaled $10 million, $8 million and $12 million in 2001, 2000 and 1999, respectively.

EMPLOYEE STOCK PURCHASE PLAN

The Corporation's employee stock purchase plan ("ESPP") has approximately 2.6 million shares available for issuance. Persons who have been continuously employed for at least one year are eligible to participate. Participants purchase the Corporation's common stock at 85% of the lesser of fair market value on the first or last day of each offering period. No charge to earnings is recorded with respect to the ESPP.

Shares issued pursuant to the ESPP were as follows:

                          --------------------------------
Year ended December 31         Shares     Price Per Share
==========================================================
2001                          395,217    $55.57 and $49.26
2000                          504,988      42.82 and 45.53
1999                          406,740      43.99 and 47.39
==========================================================

PRO FORMA EFFECTS

The following table sets forth pro forma income from continuing operations and diluted earnings per share as if compensation expense was recognized for stock options and the ESPP.

PRO FORMA INCOME FROM CONTINUING OPERATIONS AND EPS
                                  -------------------------
Year ended December 31              Reported     Pro forma
===========================================================
Income from continuing
 operations (in millions)
 2001                                   $377          $344
 2000                                  1,214         1,196
 1999                                  1,202         1,194
-----------------------------------------------------------
Diluted earnings per share
 2001                                  $1.26         $1.14
 2000                                   4.09          4.02
 1999                                   3.94          3.92
===========================================================

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

OPTION PRICING ASSUMPTIONS

                           ---------------------------------
Year ended December 31         2001        2000       1999
============================================================
Risk-free interest rate        4.9%         6.6%      5.2%
Dividend yield                 3.2          3.1       3.6
Volatility                    25.7         21.8      22.1
Expected life                  5 yrs.       5 yrs.    6 yrs.
============================================================

NOTE 23 INCOME TAXES

The components of income taxes were as follows:

                                      -----------------------------------
Year ended December 31
In millions                             2001          2000          1999
=========================================================================
Current
  Federal                               $ 195         $ 226         $ 454
  State                                    40            32            35
-------------------------------------------------------------------------
  Total current                           235           258           489
Deferred
  Federal                                 (51)          363           102
  State                                     3            13            (5)
-------------------------------------------------------------------------
    Total deferred                        (48)          376            97
-------------------------------------------------------------------------
  Total                                 $ 187         $ 634         $ 586
=========================================================================

Significant components of deferred tax assets and liabilities are as follows:

                                                      ---------------------
December 31 - in millions                               2001         2000
===========================================================================
Deferred tax assets
  Allowance for credit losses                         $  225        $  250
  Compensation and benefits                               31            85
  Net unrealized securities losses                        75            19
  Loan valuations related to
    institutional lending
     repositioning                                       330
  Other                                                  163           104
---------------------------------------------------------------------------
  Total deferred tax assets                              824           458
---------------------------------------------------------------------------
Deferred tax liabilities

  Leasing                                              1,182           824
  Depreciation                                            53            37
  Other                                                   89           102
---------------------------------------------------------------------------
    Total deferred tax liabilities                     1,324           963
---------------------------------------------------------------------------
  Net deferred tax liability                          $  500        $  505
===========================================================================

A reconciliation between the statutory and effective tax rates follows:

                                    --------------------------------------
Year ended December 31                  2001          2000           1999
==========================================================================
Statutory tax rate                      35.0%         35.0%         35.0%
Increases (decreases) resulting
from
  State taxes                            4.9           1.6           1.1
  Tax-exempt interest                   (1.8)          (.6)          (.7)
  Goodwill                               3.0            .9            .9
  Life insurance                        (3.5)         (1.0)         (1.0)
  Tax credits                           (7.6)         (1.8)         (1.4)
  Other                                  3.2            .2          (1.1)
--------------------------------------------------------------------------
  Effective tax rate                    33.2%         34.3%         32.8%
==========================================================================

NOTE 24 LEGAL PROCEEDINGS

Several putative class action complaints have been filed against the Corporation, certain present and former officers or directors and its independent auditors for 2001 alleging violations of federal securities laws relating to disclosures and seeking unquantified damages on behalf of purchasers of the Corporation's common stock during specified periods. Management believes there are substantial defenses to the lawsuits and intends to defend them vigorously. The impact of the final disposition of these lawsuits cannot be assessed at this time.

    In January 2001, PNC sold its residential mortgage banking business. Certain closing date purchase price adjustments aggregating approximately $300 million pretax are currently in dispute between the parties. The Corporation has established a receivable of approximately $140 million to reflect additional purchase price it believes is due from the buyer. The buyer has taken the position that the purchase price it has already paid should be reduced by approximately $160 million. The Corporation has established specific reserves related to a portion of its recorded receivable. The purchase agreement requires that an independent public accounting firm determine the final adjustments. The buyer also has filed a lawsuit against the Corporation seeking compensatory damages with respect to certain of the disputed matters that the Corporation believes are covered by the process provided in the purchase agreement, unquantified punitive damages and declaratory and other relief. Management intends to assert the Corporation's positions vigorously. Management believes that, net of available reserves, an adverse outcome, expected to be recorded in discontinued operations, could be material to net income in the period in which recorded, but that the final disposition of this matter will not be material to the Corporation's financial position.

    The Corporation, in the normal course of business, is subject to various other pending and threatened lawsuits in which claims for monetary damages are asserted. Management does not anticipate that the ultimate aggregate liability, if any, arising out of such other lawsuits will have a material adverse effect on the Corporation's financial position.

    At the present time, management is not in a position to determine whether any pending or threatened litigation will have a material adverse effect on the Corporation's results of operations in any future reporting period.

    The staffs of the Securities and Exchange Commission and the Federal Reserve Board have informed PNC that they are conducting inquiries with respect to the transactions with subsidiaries of a third party financial institution described in Note 3 Restatements. PNC is cooperating with these inquiries.

NOTE 25 EARNINGS PER SHARE

The following table sets forth basic and diluted earnings per share calculations.

                                                                                  ---------------------------------------------
Year ended December 31 - in millions, except share and per share data                     2001            2000          1999
===============================================================================================================================
CALCULATION OF BASIC EARNINGS PER COMMON SHARE
Income from continuing operations                                                         $377          $1,214         $1,202
Less: Preferred dividends declared (a)                                                      13              19             19
-------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations applicable to basic earnings per common share            364           1,195          1,183
Income from discontinued operations applicable to basic earnings per common
  share                                                                                      5              65             62
Cumulative effect of accounting change applicable to basic earnings per common
  share                                                                                     (5)
-------------------------------------------------------------------------------------------------------------------------------
  Net income applicable to basic earnings per common share                                $364          $1,260         $1,245

Basic weighted-average common shares outstanding (in thousands)                        286,726         289,958        296,886

Basic earnings per common share from continuing operations                               $1.27           $4.12          $3.98
Basic earnings per common share from discontinued operations                               .02             .23            .21
Basic earnings per common share from cumulative effect of accounting change               (.02)
-------------------------------------------------------------------------------------------------------------------------------
   Basic earnings per common share                                                       $1.27           $4.35          $4.19
-------------------------------------------------------------------------------------------------------------------------------

CALCULATION OF DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations                                                         $377          $1,214         $1,202
Less: Dividends declared on nonconvertible Series F preferred stock (a)                     13              18             18
-------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations applicable to diluted earnings per common
  share                                                                                    364           1,196          1,184
Income from discontinued operations applicable to diluted earnings per common
  share                                                                                      5              65             62
Cumulative effect of accounting change applicable to diluted earnings per
common share                                                                                (5)
-------------------------------------------------------------------------------------------------------------------------------
   Net income applicable to diluted earnings per common share                             $364          $1,261         $1,246

Basic weighted-average common shares outstanding (in thousands)                        286,726         289,958        296,886
Weighted-average common shares to be issued using average market price and assuming:
  Conversion of preferred stock Series A and B                                             106             118            131
  Conversion of preferred stock Series C and D                                             870             986          1,072
  Conversion of debentures                                                                  17              20             24
  Exercise of stock options                                                              1,661           1,531          1,529
  Incentive share awards                                                                   368             173            383
-------------------------------------------------------------------------------------------------------------------------------
Diluted weighted-average common shares outstanding (in thousands)                      289,748         292,786        300,025

Diluted earnings per common share from continuing operations                             $1.26           $4.09          $3.94
Diluted earnings per common share from discontinued operations                             .02             .22            .21
Diluted earnings per common share from cumulative effect of accounting change             (.02)
-------------------------------------------------------------------------------------------------------------------------------
   Diluted earnings per common share                                                     $1.26           $4.31          $4.15
===============================================================================================================================

(a) Adjustment for year ended December 31, 2001 includes $1 million of cost incurred due to tender offer of Series F preferred stock.

NOTE 26 SEGMENT REPORTING

PNC operates seven major businesses engaged in regional community banking, corporate banking, real estate finance, asset-based lending, wealth management, asset management and global fund services.

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

    The management accounting process uses various balance sheet and income statement assignments and transfers to measure performance of the businesses. Methodologies change from time to time as management accounting practices are enhanced and businesses change. Securities available for sale or borrowings and related net interest income are assigned based on the net asset or liability position of each business. Capital is assigned based on management's assessment of inherent risks and equity levels at independent companies providing similar products and services. The allowance for credit losses is allocated based on management's assessment of risk inherent in the loan portfolios. Support areas not directly aligned with the businesses are allocated primarily based on the utilization of services.

    Total business financial results differ from consolidated results from continuing operations primarily due to differences between management accounting practices and generally accepted accounting principles, equity management activities, minority interest in income of consolidated entities, residual asset and liability management activities, unallocated reserves, eliminations and unassigned items, the impact of which is reflected in the "Other" category.

    The impact of the institutional lending repositioning and other strategic actions that occurred during 2001, 2000 and 1999 is reflected in the business results.

BUSINESS SEGMENT PRODUCTS AND SERVICES

Regional Community Banking provides deposit, branch-based brokerage, electronic banking and credit products and services to retail customers as well as deposit, credit, treasury management and capital markets products and services to small businesses primarily within PNC's geographic region.

    Corporate Banking provides credit, equipment leasing, treasury management and capital markets products and services primarily to mid-sized corporations and government entities within PNC's geographic region.

    PNC Real Estate Finance provides credit, capital markets, treasury management, commercial mortgage loan servicing and other financial products and services to developers, owners and investors in commercial real estate. PNC's commercial real estate financial services platform provides processing services through Midland Loan Services, Inc., a leading third party provider of loan servicing and technology to the commercial real estate finance industry, and national syndication of affordable housing equity through Columbia Housing Partners, LP.

    PNC Business Credit provides asset-based lending, capital markets and treasury management products and services to middle market customers nationally. PNC Business Credit's lending services include loans secured by accounts receivable, inventory, machinery and equipment, and other collateral, and its customers include manufacturing, wholesale, distribution, retailing and service industry companies.

    PNC Advisors provides a full range of tailored investment products and services to affluent individuals and families, including full-service brokerage through J.J.B. Hilliard, W.L. Lyons, Inc. and investment advisory services to the ultra-affluent through Hawthorn. PNC Advisors also serves as investment manager and trustee for employee benefit plans and charitable and endowment assets.

    BlackRock is one of the largest publicly traded investment management firms in the United States with approximately $239 billion of assets under management at December 31, 2001. BlackRock manages assets on behalf of institutions and individuals worldwide through a variety of fixed income, liquidity and equity mutual funds, separate accounts and alternative investment products. Mutual funds include the flagship fund families, BlackRock Funds and BlackRock Provident Institutional Funds. In addition, BlackRock provides risk management and investment system services to institutional investors under the BlackRock Solutions name.

    PFPC is the largest full-service mutual fund transfer agent and second largest provider of mutual fund accounting and administration services in the United States, providing a wide range of fund services to the investment management industry. PFPC also provides processing solutions to the international marketplace through its Ireland and Luxembourg operations.

RESULTS OF BUSINESSES

                                ---------------------------------------------------------------------------------------------------
                                 Regional              PNC Real        PNC
Year ended December 31          Community Corporate      Estate   Business        PNC
In millions                       Banking   Banking     Finance     Credit   Advisors  BlackRock        PFPC    Other  Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
2001
INCOME STATEMENT

Net interest income               $1,460       $501        $116       $104       $128        $11        $(66)        $8      $2,262
Noninterest income                   758         32          89         (8)       607        533         726       (194)      2,543
-----------------------------------------------------------------------------------------------------------------------------------
 Total revenue                     2,218        533         205         96        735        544         660       (186)      4,805
Provision for credit losses           50        733          44         29          2                                45         903
Depreciation and amortization         71         13          22          2         17         26          45         77         273
Other noninterest expense          1,169        374         136         29        487        337         554        (21)      3,065
-----------------------------------------------------------------------------------------------------------------------------------
 Pretax earnings                     928       (587)          3         36        229        181          61       (287)        564
Income taxes                         332       (212)        (35)        14         86         74          25        (97)        187
-----------------------------------------------------------------------------------------------------------------------------------
 Earnings                           $596      $(375)        $38        $22       $143       $107         $36      $(190)       $377
-----------------------------------------------------------------------------------------------------------------------------------
Inter-segment revenue                $11         $4                               $61        $16          $6       $(98)
-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE ASSETS                   $40,285    $16,685      $5,290     $2,463     $3,330       $684      $1,771      $(153)    $70,355
-----------------------------------------------------------------------------------------------------------------------------------
2000
INCOME STATEMENT

Net interest income               $1,408       $582        $118        $99       $136         $7        $(46)     $(140)     $2,164
Noninterest income                   619        254         108         20        656        477         656        101       2,891
-----------------------------------------------------------------------------------------------------------------------------------
 Total revenue                     2,027        836         226        119        792        484         610        (39)      5,055
Provision for credit losses           45         79          (7)        12          5                                 2         136
Depreciation and amortization         71         13          20          2         14         20          49         70         259
Other noninterest expense          1,000        381         125         28        497        314         483        (16)      2,812
-----------------------------------------------------------------------------------------------------------------------------------
 Pretax earnings                     911        363          88         77        276        150          78        (95)      1,848
Income taxes                         321        122           4         28        103         63          31        (38)        634
-----------------------------------------------------------------------------------------------------------------------------------
 Earnings                           $590       $241         $84        $49       $173        $87         $47       $(57)     $1,214
-----------------------------------------------------------------------------------------------------------------------------------
Inter-segment revenue                 $3         $5                               $79        $13          $5      $(105)
-----------------------------------------------------------------------------------------------------------------------------------
Average Assets                   $38,958    $17,746      $5,889     $2,271     $3,500       $537      $1,578    $(1,988)    $68,491
-----------------------------------------------------------------------------------------------------------------------------------
1999
INCOME STATEMENT

Net interest income               $1,411       $534        $132        $71       $130        $(8)         $6        $68      $2,344
Noninterest income                   667         85          67         11        608        381         251        380       2,450
-----------------------------------------------------------------------------------------------------------------------------------
 Total revenue                     2,078        619         199         82        738        373         257        448       4,794
Provision for credit losses           61         16           9         11          7                                59         163
Depreciation and amortization         96         18          22          2         18         18          12        110         296
Other noninterest expense          1,002        381         118         23        483        252         175        113       2,547
-----------------------------------------------------------------------------------------------------------------------------------
 Pretax earnings                     919        204          50         46        230        103          70        166       1,788
Income taxes                         326         59                     17         88         44          26         26         586
-----------------------------------------------------------------------------------------------------------------------------------
 Earnings                           $593       $145         $50        $29       $142        $59         $44       $140      $1,202
-----------------------------------------------------------------------------------------------------------------------------------
Inter-segment revenue                 $6         $2                    $(1)       $81        $10          $3      $(101)
-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE ASSETS                   $37,502    $18,041      $7,133     $1,759     $3,353       $448        $308      $(630)    $67,914
===================================================================================================================================


Gains on the sales of the credit card business, the BlackRock IPO and Concord stock totaling $298 million in 1999 are included in the "Other" category. Also in 1999, costs related to efficiency initiatives of $48 million and a contribution to the PNC Foundation of $30 million are included in the "Other" category.

    Differences between management accounting practices and generally accepted accounting principles, divested and exited businesses, equity management activities, minority interest in income of consolidated entities, residual asset and liability management activities, eliminations and unassigned items comprise the remainder of the "Other" category.

NOTE 27 COMPREHENSIVE INCOME

The Corporation's other comprehensive income primarily consists of unrealized gains or losses on securities available for sale and cash flow hedge derivatives and minimum pension liability adjustments. The income effects allocated to each component of other comprehensive income (loss) are as follows:

                                      -------------------------------------
                                                        Tax
Year ended December 31                   Pretax      Benefit      After-tax
In millions                              Amount     (Expense)        Amount
===========================================================================
2001
Unrealized securities
 losses                                  $ (86)        $  30         $ (56)
Less: Reclassification
 adjustment for losses
 realized in net income                     (8)            3            (5)
---------------------------------------------------------------------------
 Net unrealized
    securities losses                      (78)           27           (51)
---------------------------------------------------------------------------
SFAS No. 133 transition
 adjustment                                 (6)            2            (4)
Unrealized gains on cash
 flow hedge derivatives                    102           (36)           66
Less: Reclassification
 adjustment for losses
 realized in net income                    (55)           19           (36)
---------------------------------------------------------------------------
 Net unrealized gains on
    cash flow hedge
    derivatives                            151           (53)           98
Minimum pension
 liability adjustment                       (2)            1            (1)
Other                                        3            (1)            2
---------------------------------------------------------------------------
 Other comprehensive
    income from
    continuing operations                $  74         $ (26)        $  48
---------------------------------------------------------------------------
2000
Unrealized securities
   gains                                 $ 124         $ (40)        $  84
Less: Reclassification
 adjustment for losses
 realized in net income                     (3)            1            (2)
---------------------------------------------------------------------------
 Net unrealized
    securities gains                       127           (41)           86
Minimum pension
 liability adjustment                        2            (1)            1
Other                                        3            (1)            2
---------------------------------------------------------------------------
Other comprehensive
 income from continuing
 operations                              $ 132         $ (43)        $  89
---------------------------------------------------------------------------
1999
Unrealized securities
 losses                                  $(186)        $  64         $(122)
Less: Reclassification
 adjustment for losses
 realized in net income                    (28)           10           (18)
---------------------------------------------------------------------------
 Net unrealized
    securities losses                     (158)           54          (104)
Minimum pension
 liability adjustment                       (8)            3            (5)
Other                                        2            (1)            1
---------------------------------------------------------------------------
 Other comprehensive
    loss from continuing
    operations                           $(164)        $  56         $(108)
===========================================================================


The accumulated balances related to each component of other comprehensive income
(loss) are as follows:

                                         -------------------
 December 31 - in millions                 2001        2000
 ===========================================================
 Net unrealized securities losses          $(86)       $(35)
 Net unrealized gains on cash flow
  hedge derivatives                          98
 Minimum pension liability adjustment       (12)        (11)
 Other                                        5           3
 -----------------------------------------------------------
    Accumulated other comprehensive
      income (loss) from continuing
      operations                             $5        $(43)
 ===========================================================

NOTE 28 FAIR VALUE OF FINANCIAL INSTRUMENTS


                                                   ----------------------------------- -----------------------------------
                                                                    2001                                2000
                                                   ----------------------------------- -----------------------------------
                                                          CARRYING              FAIR          Carrying             Fair
December 31 - in millions                                   AMOUNT             VALUE            Amount            Value
==========================================================================================================================
ASSETS
Cash and short-term assets                                $  6,200          $  6,200          $  5,041          $  5,041
Securities                                                  13,908            13,905             5,902             5,902
Loans held for sale                                          4,189             4,189             1,655             1,655
Net loans (excludes leases)                                 32,941            33,588            46,066            46,872
Commercial mortgage servicing rights                           199               240               156               267
Financial derivatives (a)
 Interest rate risk management                                 278               278
 Commercial mortgage banking risk management                     5                 5
 Customer/other derivatives                                    497               497

LIABILITIES
Demand, savings and money market deposits                   34,531            34,531            30,686            30,686
Time deposits                                               12,773            12,942            16,978            17,101
Borrowed funds                                              12,390            12,677            11,822            12,043
Financial derivatives (a)
 Interest rate risk management                                  16                16
 Commercial mortgage banking risk management                     4                 4
 Customer/other derivatives                                    476               476

OFF-BALANCE-SHEET
Unfunded loan commitments                                      (12)              (12)              (11)              (11)
Letters of credit                                              (10)              (10)              (10)              (10)
Financial derivatives (a)
 Interest rate risk management                                                                      63               104
 Commercial mortgage banking risk management                                                        (2)              (10)
 Credit-related activities (b)                                                                                        (2)
==========================================================================================================================

(a) Effective January 1, 2001, the Corporation implemented SFAS No. 133. The statement requires the Corporation to recognize all derivative instruments as either assets or liabilities on the balance sheet at fair value. Financial derivatives are reported at fair value in other assets or other liabilities.

(b) Due to the structure of these contracts, they are no longer considered financial derivatives under SFAS No. 133.


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

SECURITIES

The fair value of securities is based on quoted market prices, where available. If quoted market prices are not available, fair value is estimated using the quoted market prices of comparable instruments.

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

COMMERCIAL MORTGAGE SERVICING RIGHTS

The fair value of commercial mortgage servicing rights is estimated based on the present value of future cash flows. These fair values are based on assumptions as to prepayment speeds, discount rate and the weighted-average life of the related commercial loans.

DEPOSITS

The carrying amounts of noninterest-bearing demand and interest-bearing money market and savings deposits approximate fair values. For time deposits, which include foreign deposits, fair values are estimated based on the discounted value of expected net cash flows assuming current interest rates.

BORROWED FUNDS

The carrying amounts of federal funds purchased, commercial paper, acceptances outstanding and accrued interest payable are considered to be their fair value because of their short-term nature. For all other borrowed funds, fair values are estimated based on the discounted value of expected net cash flows assuming current interest rates.

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT

Fair values for commitments to extend credit and letters of credit are estimated based on the amount of deferred fees and the creditworthiness of the counterparties.

FINANCIAL AND OTHER DERIVATIVES

The fair value of derivatives is based on the discounted value of the expected net cash flows. These fair values represent the amounts the Corporation would receive or pay to terminate the contracts, assuming current interest rates.

NOTE 29 UNUSED LINE OF CREDIT

At December 31, 2001, the Corporation maintained a line of credit in the amount of $500 million, none of which was drawn. This line is available for general corporate purposes and expires in 2003.

NOTE 30 SUBSEQUENT EVENTS

In January 2002, PNC Business Credit acquired a portion of the U.S. asset-based lending business of NBOC. As a result of this acquisition, PNC Business Credit established six new marketing offices and enhanced its presence as one of the premier asset-based lenders for the middle market customer segment. At the acquisition date, credit exposure acquired was approximately $2.6 billion including $1.5 billion of loan outstandings. None of the loans were nonperforming at acquisition.

    Additionally, PNC Business Credit agreed to service a portion of NBOC's remaining U.S. asset-based loan portfolio ("serviced portfolio") for a period of eighteen months. The serviced portfolio consisted of approximately $670 million of credit exposure including $463 million of outstandings as of the acquisition date. At closing, $138 million of these outstandings were classified as nonperforming. The serviced portfolio's credit exposure and outstandings are expected to be reduced through managed liquidation and runoff during the eighteen-month servicing period. At the end of the servicing term, NBOC has the right to transfer the then remaining serviced portfolio to PNC Business Credit. PNC Business Credit established a liability of $112 million in 2002 as part of the allocation of the purchase price to reflect this obligation. The amount of this liability will be assessed quarterly with any changes recognized in earnings. During the servicing term, NBOC will be responsible for realized credit losses with respect to the serviced portfolio to a maximum of $50 million. If the right to transfer is exercised, the Corporation is responsible for realized credit losses on the serviced portfolio that may occur during the eighteen-month period in excess of certain NBOC specific reserves related to those assets, when applicable (available only on specified credits), and the $50 million first loss position. PNC Business Credit management currently expects the amounts indicated above to be adequate to cover potential losses in connection with the serviced portfolio.

    On January 3, 2002, the Board of Directors authorized the Corporation to purchase up to 35 million shares of its common stock through February 29, 2004. These shares may be purchased in the open market or privately negotiated transactions. This authorization terminated any prior authorization. The extent and timing of any share repurchases will depend on a number of factors including, among others, progress in disposing of loans held for sale, regulatory capital considerations, alternative uses of capital and receipt of regulatory approvals if then required.

NOTE 31 PARENT COMPANY

Summarized financial information of the parent company is as follows:

STATEMENT OF INCOME

                                       -----------------------------------
Year ended December 31 - in millions      2001         2000          1999
==========================================================================
OPERATING REVENUE
Dividends from:
 Bank subsidiaries                      $1,116        $  690        $1,139
 Nonbank subsidiaries                       60            55            80
Interest income                              6             9             9
Noninterest income                           2             1             4
--------------------------------------------------------------------------
 Total operating revenue                 1,184           755         1,232
--------------------------------------------------------------------------
OPERATING EXPENSE

Interest expense                            50            54            86
Other expense                                6            (6)           52
--------------------------------------------------------------------------
 Total operating expense                    56            48           138
--------------------------------------------------------------------------
Income before income taxes and
 equity in undistributed net
 income of subsidiaries                  1,128           707         1,094
Income tax benefits                        (17)          (21)          (47)
--------------------------------------------------------------------------
 Income before equity in
    undistributed net income of
    subsidiaries                         1,145           728         1,141
 Bank subsidiaries                        (531)          386            (7)
 Nonbank subsidiaries                     (237)          165           130
--------------------------------------------------------------------------
Net income                              $  377        $1,279        $1,264
==========================================================================

BALANCE SHEET

                                                    -----------------------
December 31 - in millions                              2001          2000
===========================================================================
ASSETS

Cash and due from banks                               $    1        $    1
Securities available for sale                             94            53
Investments in:
 Bank subsidiaries                                     5,324         5,640
 Nonbank subsidiaries                                  1,555         1,656
Other assets                                             152           160
--------------------------------------------------------------------------
 Total assets                                         $7,126        $7,510
--------------------------------------------------------------------------
LIABILITIES

Borrowed funds                                                      $  100
Nonbank affiliate borrowings                          $1,086           522
Accrued expenses and other liabilities                   217           232
---------------------------------------------------------------------------
 Total liabilities                                     1,303           854
---------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                   5,823         6,656
---------------------------------------------------------------------------
 Total liabilities and shareholders' equity           $7,126        $7,510
===========================================================================

Borrowed funds at December 31, 2000 were repaid in 2001. Commercial paper and all other debt issued by PNC Funding Corp., a wholly owned finance subsidiary, is fully and unconditionally guaranteed by the parent company. In addition, in connection with certain affiliates' commercial mortgage servicing operations, the parent company has committed to maintain such affiliates' net worth above minimum requirements.

    During 2001, 2000 and 1999, the parent company received net income tax refunds of $37 million, $36 million and $44 million, respectively. Such refunds represent the parent company's portion of consolidated income taxes. During 2001, 2000 and 1999, the parent company paid interest of $49 million, $56 million and $96 million, respectively.

STATEMENT OF CASH FLOWS

                                           ----------------------------------
Year ended December 31 - in millions         2001         2000         1999
=============================================================================
OPERATING ACTIVITIES

Net income                                $  377        $1,279        $1,264
Adjustments to reconcile net
 income to net cash provided
 (used) by operating
 activities:
    Equity in undistributed
      net earnings of
      subsidiaries                           768          (551)         (123)
    Other                                     44           (24)          (14)
----------------------------------------------------------------------------
 Net cash provided by
    operating activities                   1,189           704         1,127
----------------------------------------------------------------------------
INVESTING ACTIVITIES

Net change in short-term
 investments with subsidiary
 bank                                                       16            (7)
Net capital (contributed to)
 returned from subsidiaries                 (237)          258           631
Securities available for sale
 Sales and maturities                      1,206           372         1,592
 Purchases                                (1,247)         (425)       (1,565)
Cash paid in acquisitions                                                 (2)
Other                                        (14)          (13)          (17)
----------------------------------------------------------------------------
 Net cash (used) provided by
    investing activities                    (292)          208           632
----------------------------------------------------------------------------
FINANCING ACTIVITIES

Borrowings from nonbank
 subsidiary                                  763           314           687
Repayments on borrowings from
 nonbank subsidiary                         (190)         (440)       (1,080)
Acquisition of treasury stock               (681)         (428)         (803)
Cash dividends paid to
 shareholders                               (569)         (546)         (520)
Issuance of stock                            181           189           141
Series F preferred stock
 tender offer/maturity                      (301)
Repayments on borrowings                    (100)                       (200)
Other                                                                     15
----------------------------------------------------------------------------
 Net cash used by financing
    activities                              (897)         (911)       (1,760)
----------------------------------------------------------------------------
Increase (decrease) in cash
 and due from banks                                          1            (1)
 Cash and due from banks at
    beginning of year                          1                      $    1
 Cash and due from banks at
    end of year                           $    1        $    1
============================================================================

STATISTICAL INFORMATION

THE PNC FINANCIAL SERVICES GROUP, INC.

PNC restated its consolidated financial statements for the first, second and third quarters of 2001 and revised previously announced results for the fourth quarter of 2001. These restatements were made to reflect the correction of an error related to the accounting for the sale of the residential mortgage banking business in the first quarter and to consolidate certain subsidiaries of a third party financial institution in the second, third and fourth quarters. See Note 3 Restatements for additional information.

    The error correction reduced income from discontinued operations and net income by $35 million for the first quarter of 2001. Diluted earnings per share was reduced by $.12.

    The consolidation of the third party subsidiaries reduced third quarter net income by $51 million and diluted earnings per share by $.18 and fourth quarter results by $104 million and $.37, respectively.

    In consolidation, all loan assets of the third party subsidiaries are included in loans held for sale. At the date of sale, the difference between the sale price and carrying value was recorded as charge-offs for portfolio loans and as valuation adjustments in noninterest income for loans previously held for sale. Subsequent to the date of sale, lower of cost or market adjustments have been recorded through charges to noninterest income.

    The following table summarizes the charges related to the assets in these entities for 2001.

CHARGES RELATED TO THIRD PARTY SUBSIDIARIES

                             -----------------------------------------
Year ended
December 31, 2001               Fourth     Third     Second
In millions                    Quarter   Quarter    Quarter      Total
=======================================================================
At time of sale:
  Charge-offs                               $  9       $ 15       $ 24
  Valuation adjustments                        3          1          4
----------------------------------------------------------------------
                                              12         16         28
Valuation adjustments
  subsequent to sale             $158         82                   240
----------------------------------------------------------------------
    Total                        $158       $ 94       $ 16       $268
=======================================================================

Venture capital assets in one of the third party subsidiaries were carried at estimated fair value and additional valuation adjustments of $7 million were recorded in the fourth quarter of 2001.


SELECTED QUARTERLY FINANCIAL DATA


Dollars in millions,                 --------------------------------------------------------------------------------------------
except per share data                                           2001                                        2000
                                     -------------------------------------------------  -----------------------------------------
                                               Fourth      Third     Second      First    Fourth      Third    Second      First
=================================================================================================================================
SUMMARY OF OPERATIONS
Interest income                              $   902     $   984    $ 1,079    $ 1,172    $ 1,190    $ 1,201   $ 1,180    $ 1,161
Interest expense                                 324         419        514        618        657        670       635        606
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                              578         565        565        554        533        531       545        555
Provision for credit losses                      668         110         45         80         40         30        35         31
Noninterest income before net
 securities (losses) gains                       418         619        703        672        719        693       728        731
Net securities (losses) gains                     (3)         88         17         29         16          7                   (3)
Noninterest expense                              987         787        789        775        752        747       780        792
---------------------------------------------------------------------------------------------------------------------------------
(Loss) income from continuing
 operations before income taxes                 (662)        375        451        400        476        454       458        460
Income taxes                                    (232)        128        156        135        162        155       159        158
---------------------------------------------------------------------------------------------------------------------------------
(Loss) income from continuing
 operations                                     (430)        247        295        265        314        299       299        302
Income from discontinued
 operations                                                                          5         20         23        16          6
---------------------------------------------------------------------------------------------------------------------------------
 Net (loss) income before
  cumulative effect of
  accounting change                             (430)        247        295        270        334        322       315        308
Cumulative effect of accounting change                                              (5)
---------------------------------------------------------------------------------------------------------------------------------
 Net (loss) income                           $  (430)    $   247    $   295    $   265    $   334    $   322   $   315    $   308
---------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA

Book value                                   $ 20.54     $ 23.09    $ 22.60    $ 22.39    $ 21.88    $ 21.01   $ 20.22    $ 19.68
Basic earnings (a)
 Continuing operations                         (1.52)        .85       1.01        .90       1.07       1.02      1.01       1.02
 Discontinued operations                                                           .02        .07        .08       .06        .02
---------------------------------------------------------------------------------------------------------------------------------
 Before cumulative effect of
    accounting change                          (1.52)        .85       1.01        .92       1.14       1.10      1.07       1.04
 Cumulative effect of accounting
    change                                                                        (.02)
---------------------------------------------------------------------------------------------------------------------------------
 Net income                                    (1.52)        .85       1.01        .90       1.14       1.10      1.07       1.04
---------------------------------------------------------------------------------------------------------------------------------
Diluted earnings (a) (b)
 Continuing operations                         (1.52)        .84       1.00        .89       1.06       1.01      1.01       1.01
 Discontinued operations                                                           .02        .07        .08       .05        .02
---------------------------------------------------------------------------------------------------------------------------------
 Before cumulative effect of
    accounting change                          (1.52)        .84       1.00        .91       1.13       1.09      1.06       1.03
 Cumulative effect of accounting
    change                                                                        (.02)
---------------------------------------------------------------------------------------------------------------------------------
 Net income                                    (1.52)        .84       1.00        .89       1.13       1.09      1.06       1.03
=================================================================================================================================

(a) The sum of the quarterly amounts in 2001 does not equal the year's amount because the quarterly calculations are based on a changing number of average shares.

(b) Additional shares were excluded from fourth quarter 2001 EPS calculations since they were antidilutive.

ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME

                                              ---------------------------------------- --------------------------------------
                                                              2001/2000                               2000/1999
                                              ---------------------------------------- --------------------------------------
                                                INCREASE/(DECREASE) IN INCOME/EXPENSE   Increase/(Decrease) in Income/Expense
                                                            DUE TO CHANGES IN:                   Due to Changes in:
Taxable-equivalent basis - in millions               VOLUME        RATE         TOTAL      Volume        Rate         Total
==============================================================================================================================
INTEREST-EARNING ASSETS
Loans held for sale                                  $ (35)       $ (50)       $ (85)       $  90        $  10        $ 100
Securities
 Securities available for sale
    U.S. Treasury, government agencies and
      corporations                                     117           (5)         112          (12)           8           (4)
    Other debt                                         184          (32)         152           19           10           29
    Other                                              (37)           5          (32)          (7)           5           (2)
                                                                           ---------                              ---------
      Total securities available for sale              276          (44)         232           (1)          24           23
 Securities held to maturity                             6                         6
                                                                           ---------                              ---------
    Total securities                                   281          (43)         238           (1)          24           23
Loans, net of unearned income
 Commercial                                           (162)        (259)        (421)        (112)         159           47
 Commercial real estate                                 (9)         (47)         (56)         (58)          33          (25)
 Consumer                                               (7)         (52)         (59)         (96)          43          (53)
 Residential mortgage                                 (275)          10         (265)          25           16           41
 Lease financing                                        70          (12)          58           48            5           53
 Credit card                                                                                 (100)                     (100)
 Other                                                 (14)         (11)         (25)          10            5           15
                                                                           ---------                              ---------
    Total loans, net of unearned income               (399)        (369)        (768)        (221)         199          (22)
Other                                                   24           (6)          18           14           30           44
                                                                           ---------                              ---------
 Total interest-earning assets                         (42)        (555)        (597)        (108)         253          145
----------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Interest-bearing deposits
 Demand and money market                                82         (234)        (152)          56          109          165
 Savings                                                (2)         (16)         (18)          (6)           3           (3)
 Retail certificates of deposit                       (124)         (68)        (192)          22           96          118
 Other time                                             (6)                       (6)         (56)          11          (45)
 Deposits in foreign offices                           (34)         (22)         (56)          36           13           49
                                                                           ---------                              ---------
    Total interest-bearing deposits                    (27)        (397)        (424)          63          221          284
Borrowed funds
 Federal funds purchased                                (5)         (39)         (44)          27           24           51
 Repurchase agreements                                  11          (23)         (12)           8            6           14
 Bank notes and senior debt                            (60)        (106)        (166)        (119)          93          (26)
 Federal Home Loan Bank borrowings                      48          (33)          15          (49)          12          (37)
 Subordinated debt                                      (3)         (38)         (41)          26           (1)          25
 Other borrowed funds                                  (36)          15          (21)           7           11           18
                                                                           ---------                              ---------
    Total borrowed funds                               (18)        (251)        (269)        (103)         148           45
                                                                           ---------                              ---------
 Total interest-bearing liabilities                    (43)        (650)        (693)          (5)         334          329
                                                                           ---------                              ---------
 Change in net interest income                       $ (20)       $ 116        $  96        $ (53)       $(131)       $(184)
==============================================================================================================================

Changes attributable to rate/volume are prorated into rate and volume components.

AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS

                                                   ------------------------------------ ------------------------------------
                                                                    2001                                2000
                                                   ------------------------------------ ------------------------------------
Dollars in millions                                   AVERAGE                  AVERAGE      Average                Average
Taxable-equivalent basis                             BALANCES   INTEREST  YIELDS/RATES     Balances  Interest   Yields/Rates
======================================================================================= ====================================
ASSETS
Interest-earning assets
 Loans held for sale                                   $2,021      $119          5.89%      $2,507      $204          8.14%
 Securities
    Securities available for sale
      U.S. Treasury and government agencies and
        corporations                                    3,833       216          5.64        1,760       104          5.91
      Other debt                                        6,841       397          5.80        3,723       245          6.58
      Other                                               101         8          7.92          578        40          6.92
-----------------------------------------------------------------------                 ---------------------
        Total securities available for sale            10,775       621          5.76        6,061       389          6.42
    Securities held to maturity                            92         6          6.52
-----------------------------------------------------------------------                 ---------------------
    Total securities                                   10,867       627          5.77        6,061       389          6.42
 Loans, net of unearned income
   Commercial                                          19,658     1,418          7.21       21,685     1,839          8.48
   Commercial real estate                               2,580       184          7.13        2,685       240          8.94
   Consumer                                             9,099       732          8.04        9,177       791          8.62
   Residential mortgage                                 8,801       635          7.22       12,599       900          7.14
   Lease financing                                      4,223       293          6.94        3,222       235          7.29
   Credit card
   Other                                                  460        30          6.52          650        55          8.46
-----------------------------------------------------------------------                 ---------------------
      Total loans, net of unearned income              44,821     3,292          7.34       50,018     4,060          8.12
 Other                                                  1,632       115          7.05        1,289        97          7.53
-----------------------------------------------------------------------                 ---------------------
 Total interest-earning assets/interest income         59,341     4,153          7.00       59,875     4,750          7.93
Noninterest-earning assets
 Investment in discontinued operations                     51                                  487
 Allowance for credit losses                             (693)                                (683)
 Cash and due from banks                                2,939                                2,718
 Other assets                                           8,768                                6,581
--------------------------------------------------------------                          -----------
  Total assets                                        $70,406                              $68,978
==============================================================                          ===========
LIABILITIES, MINORITY INTEREST, CAPITAL
 SECURITIES AND SHAREHOLDERS' EQUITY

Interest-bearing liabilities
 Interest-bearing deposits
    Demand and money market                           $21,322       506          2.37      $18,735       658          3.51
    Savings                                             1,928        18           .93        2,050        36          1.76
    Retail certificates of deposit                     12,313       634          5.15       14,642       826          5.64
    Other time                                            522        34          6.51          621        40          6.44
    Deposits in foreign offices                           829        37          4.46        1,473        93          6.31
-----------------------------------------------------------------------                 ---------------------
      Total interest-bearing deposits                  36,914     1,229          3.33       37,521     1,653          4.41
 Borrowed funds
    Federal funds purchased                             2,057        91          4.42        2,139       135          6.31
    Repurchase agreements                                 980        33          3.37          754        45          5.97
    Bank notes and senior debt                          5,521       265          4.80        6,532       431          6.60
    Federal Home Loan Bank borrowings                   2,178        83          3.81        1,113        68          6.11
    Subordinated debt                                   2,362       138          5.84        2,406       179          7.44
    Other borrowed funds                                  384        36          9.38          802        57          7.11
-----------------------------------------------------------------------                 ---------------------
      Total borrowed funds                             13,482       646          4.79       13,746       915          6.66
-----------------------------------------------------------------------                 ---------------------
  Total interest-bearing liabilities/interest          50,396     1,875          3.72       51,267     2,568          5.01
  expense

Noninterest-bearing liabilities, minority
  interest, capital securities and shareholders'
  equity
  Demand and other noninterest-bearing deposits         8,297                                8,151
  Accrued expenses and other liabilities                4,096                                2,479
  Minority interest                                       136                                   96
  Mandatorily redeemable capital securities of
     subsidiary trusts                                    848                                  848
  Shareholders' equity                                  6,633                                6,137
--------------------------------------------------------------                          -----------
  Total liabilities, minority interest, capital
     securities and shareholders' equity              $70,406                              $68,978
---------------------------------------------------------------------------------------- ----------------------------------
Interest rate spread                                                             3.28                                 2.92
 Impact of noninterest-bearing sources                                            .56                                  .72
---------------------------------------------------------------------------------------- ----------------------------------
 Net interest income/margin                                      $2,278          3.84%                $2,182          3.64%
======================================================================================== ==================================

Nonaccrual loans are included in loans, net of unearned income. The impact of financial derivatives used in interest rate risk management is included in the interest and average yields/rates of the related assets and liabilities. Average balances of securities available for sale are based on amortized historical cost (excluding SFAS No. 115 adjustments to fair value). Loan fees for each of the years ended December 31, 2001, 2000, 1999, 1998 and 1997 were $119 million, $115 million, $120 million, $107 million and $89 million, respectively.


-------------------------------------  --------------------------------------- -------------------------------------------
                 1999                                     1998                                      1997
-------------------------------------  --------------------------------------- -------------------------------------------
  Average                    Average      Average                    Average       Average                       Average
 Balances     Interest  Yields/Rates     Balances     Interest  Yields/Rates      Balances      Interest    Yields/Rates
====================================  ======================================  ===========================================


   $1,392         $104         7.47%           $436         $31        7.11%            $24            $2          8.33%



    1,970          108         5.48           3,665         208        5.68           5,643           336          5.95
    3,441          216         6.28           1,913         122        6.38           2,094           139          6.62
      673           42         6.24             551          36        6.53             579            43          7.45
-------------------------             ---------------------------             -----------------------------
    6,084          366         6.02           6,129         366        5.97           8,316           518          6.23

-------------------------             ---------------------------             -----------------------------
    6,084          366         6.02           6,129         366        5.97           8,316           518          6.23

   23,082        1,792         7.76          22,768       1,794        7.88          19,014         1,494          7.86
    3,362          265         7.88           3,279         277        8.45           4,068           359          8.82
   10,310          844         8.19          11,073         940        8.49          11,291           958          8.48
   12,258          859         7.01          12,421         900        7.25          13,097           976          7.45
    2,564          182         7.10           2,028         143        7.05           1,587           112          7.06
      672          100        14.88           3,849         538       13.98           3,558           459         12.92
      532           40         7.52             195          14        7.18             284            18          6.34
-------------------------             ---------------------------             -----------------------------
   52,780        4,082         7.73          55,613       4,606        8.28          52,899         4,376          8.27
    1,045           53         5.07             899          47        5.23             843            45          5.34
-------------------------             ---------------------------             -----------------------------
   61,301        4,605         7.51          63,077       5,050        8.01          62,082         4,941          7.96

      449                                       348                                     168
     (695)                                     (863)                                 (1,077)
    2,082                                     2,211                                   2,935
    5,226                                     4,851                                   4,127
--------------                        --------------                          ---------------
  $68,363                                   $69,624                                 $68,235
==============                        ==============                          ===============




  $16,921          493         2.91         $14,285         439        3.07         $13,079           391          2.99
    2,390           39         1.63           2,620          51        1.95           2,852            57          1.97
   14,220          708         4.98          15,420         826        5.36          15,959           859          5.38
    1,515           85         5.61           1,786         103        5.77           1,482            89          6.01
      872           44         5.05             935          52        5.56           1,094            61          5.58
-------------------------             ---------------------------             -----------------------------
   35,918        1,369         3.81          35,046       1,471        4.20          34,466         1,457          4.23

    1,662           84         5.05           2,526         139        5.50           2,834           159          5.61
      621           31         4.99             791          42        5.31             587            32          5.45
    8,517          457         5.37          10,657         605        5.68           9,130           523          5.72
    1,929          105         5.44           1,026          60        5.85           1,051            67          6.37
    2,051          154         7.51           1,799         140        7.78           1,514           119          7.87
      686           39         5.69           1,109          79        7.12           1,759           110          6.25
-------------------------             ---------------------------             -----------------------------
   15,466          870         5.63          17,908       1,065        5.95          16,875         1,010          5.99
-------------------------             ---------------------------             -----------------------------
   51,384        2,239         4.36          52,954       2,536        4.79          51,341         2,467          4.81






    8,234                                     8,848                                   9,465
    1,995                                     1,465                                   1,414
       32                                        14

      848                                       762                                     537
    5,870                                     5,581                                   5,478
--------------                        --------------                          ---------------

  $68,363                                   $69,624                                 $68,235
------------------------------------  --------------------------------------  -------------------------------------------
                               3.15                                    3.22                                        3.15
                                .71                                     .77                                         .83
------------------------------------  --------------------------------------  -------------------------------------------
                $2,366         3.86%                     $2,514        3.99%                       $2,474          3.98%
====================================  ======================================  ===========================================


SUMMARY OF LOAN LOSS EXPERIENCE

                                                    -------------------------------------------------------------------------
Year ended December 31 - dollars in millions                  2001           2000          1999          1998          1997
=============================================================================================================================
Allowance at beginning of year                              $  675         $  674        $  753        $  972        $1,166
Charge-offs
 Commercial                                                    876            121            72           122            48
 Commercial real estate
    Commercial mortgage                                                         2             1             6             8
    Real estate project                                         37              1             3             2             4
 Consumer                                                       42             46            63            83           104
 Residential mortgage                                            2              8             8             7             9
 Lease financing                                                28              8             9             7             4
 Credit card                                                                                 60           297           208
-----------------------------------------------------------------------------------------------------------------------------
    Total charge-offs                                          985            186           216           524           385
-----------------------------------------------------------------------------------------------------------------------------
Recoveries
 Commercial                                                     17             21            22            20            38
 Commercial real estate
    Commercial mortgage                                                         3             1             2            10
    Real estate project                                          1              1             3             1             2
 Consumer                                                       16             22            25            34            36
 Residential mortgage                                            1              2             1             1             1
 Lease financing                                                 2              2             1             2
 Credit card                                                                                  2            17            25
 Other                                                                                                                    1
-----------------------------------------------------------------------------------------------------------------------------
    Total recoveries                                            37             51            55            77           113
-----------------------------------------------------------------------------------------------------------------------------
     Net charge-offs                                           948            135           161           447           272
Provision for credit losses                                    903            136           163           225            70
(Divestitures)/acquisitions                                                                 (81)            3             8
-----------------------------------------------------------------------------------------------------------------------------
 Allowance at end of year                                   $  630         $  675        $  674        $  753        $  972
=============================================================================================================================
Allowance as a percent of period-end
 Loans                                                        1.66%          1.33%         1.36%         1.31%         1.79%
 Nonaccrual loans                                           298.58         208.98        231.62        263.29        360.00
As a percent of average loans
 Net charge-offs (a)                                          2.12            .27           .31           .80           .51
 Provision for credit losses (b)                              2.01            .27           .31           .40           .13
 Allowance for credit losses                                  1.41           1.35          1.28          1.35          1.84
Allowance as a multiple of net charge-offs (a)                 .66x          5.00x         4.19x         1.68x         3.57x
-----------------------------------------------------------------------------------------------------------------------------

(a) Excluding $804 million of net charge-offs in 2001 related to the institutional lending repositioning initiative, net charge-offs would be .32% of average loans and the allowance as a multiple of net charge-offs would be 4.38x.

(b) Excluding $714 million of provision in 2001 related to the institutional lending repositioning initiative, provision for credit losses would be .42% of average loans.

The following table presents the allocation of allowance for credit losses and the categories of loans as a percentage of total loans. For purposes of this presentation, the unallocated portion of the allowance for credit losses has been assigned to loan categories based on the relative specific and pool allocation amounts. At December 31, 2001, the unallocated portion was $143 million.

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                   ----------------------- ------------------- -------------------- -------------------- ------------------
                            2001                  2000                1999                 1998                1997
                   ----------------------- ------------------- -------------------- -------------------- ------------------
December 31                       Loans                 Loans                Loans               Loans               Loans
                                   to                    to                   to                  to                   to
Dollars in                        Total                 Total                Total               Total                Total
millions           Allowance      Loans     Allowance   Loans  Allowance     Loans  Allowance    Loans    Allowance   Loans
========================================== =================== ==================== ==================== ==================
Commercial             $467        40.0%       $536     41.9%      $510      43.2%      $446     43.7%       $406     36.9%
Commercial real
 estate                  67         6.3          53      5.1         64       5.5         59      6.0         141      7.3
Consumer                 49        24.1          51     18.0         58      18.8         74     19.0         107     20.7
Residential
 mortgage                 8        16.8          10     26.2         10      25.2          8     21.3          42     23.6
Credit card                                                                              136      5.1         258      7.0
Other                    39        12.8          25      8.8         32       7.3         30      4.9          18      4.5
------------------------------------------ ------------------- -------------------- -------------------- ------------------
 Total                 $630       100.0%       $675    100.0%      $674     100.0%      $753    100.0%       $972    100.0%
========================================== =================== ==================== ==================== ==================

SHORT-TERM BORROWINGS

Federal funds purchased include overnight borrowings and term federal funds, which are payable on demand. Repurchase agreements generally have maturities of 18 months or less. Approximately 40% of the total bank notes of the Corporation mature in 2002. Other short-term borrowings primarily consist of U.S. Treasury, tax and loan borrowings, which are payable on demand and commercial paper, which is issued in maturities not to exceed nine months. At December 31, 2001, 2000 and 1999, $2.4 billion, $3.4 billion and $3.1 billion, respectively, notional value of interest rate swaps were designated to borrowed funds. The effect of these swaps is included in the rates set forth in the following table.

SHORT-TERM BORROWINGS

                                                    -----------------------------------------------------------------------
                                                            2001                     2000                    1999
                                                    -----------------------------------------------------------------------
Dollars in millions                                   AMOUNT      RATE        Amount       Rate        Amount         Rate
===========================================================================================================================
Federal funds purchased
   Year-end balance                                   $  240       1.52%      $1,445        4.89%      $1,281          4.05%
   Average during year                                 2,094       4.44        2,139        6.31        1,662          5.05
   Maximum month-end balance during year               2,824                   2,778                    2,671
Repurchase agreements
   Year-end balance                                      954       1.56          607        5.77          402          4.77
   Average during year                                   980       3.37          754        5.97          621          4.99
   Maximum month-end balance during year               1,247                     864                      725
Bank notes
   Year-end balance                                    3,600       2.68        5,512        6.74        6,354          6.25
   Average during year                                 4,273       4.70        5,934        6.55        8,224          5.29
   Maximum month-end balance during year               5,513                   6,527                    9,775
Other
   Year-end balance                                      171       2.83          632        6.31          956          5.64
   Average during year                                   325       4.32          784        6.87          654          6.00
   Maximum month-end balance during year               1,115                   1,368                    1,192
===========================================================================================================================



LOAN MATURITIES AND INTEREST SENSITIVITY

                         -----------------------------------------------
December 31, 2001           1 Year    1 Through       After 5      Gross
In millions                or Less      5 Years        Years       Loans
=========================================================================
Commercial                 $ 6,764      $ 7,168      $ 1,273      $15,205
Real estate project            801          887           92        1,780
-------------------------------------------------------------------------
   Total                   $ 7,565      $ 8,055      $ 1,365      $16,985
-------------------------------------------------------------------------
Loans with
 Predetermined rate        $   838      $ 1,209      $   579      $ 2,626
 Floating rate               6,727        6,846          786       14,359
-------------------------------------------------------------------------
   Total                   $ 7,565      $ 8,055      $ 1,365      $16,985
=========================================================================

At December 31, 2001, $4.6 billion notional value of interest rate swaps, caps and floors designated to commercial loans altered the interest rate characteristics of such loans. The basis adjustment related to fair value hedges for commercial loans is included in the above table.

TIME DEPOSITS OF $100,000 OR MORE

Time deposits in foreign offices totaled $1.6 billion at December 31, 2001, substantially all of which are in denominations of $100,000 or more. The following table sets forth maturities of domestic time deposits of $100,000 or more:

                                             --------------
                                              Certificates
December 31, 2001 - in millions                 of Deposit
===========================================================
Three months or less                                  $650
Over three through six months                          591
Over six through twelve months                         289
Over twelve months                                     904
-----------------------------------------------------------
   Total                                            $2,434
===========================================================

EXECUTIVE MANAGEMENT
THE PNC FINANCIAL SERVICES GROUP, INC.

JAMES E. ROHR (1)                  WALTER E. GREGG, JR. (1)
Chairman, President and            Vice Chairman
Chief Executive Officer            27 years of service
29 years of service


BUSINESS EXECUTIVES                CORPORATE OFFICERS
=============================      ===========================
LAURENCE D. FINK                   EVA T. BLUM
Chairman and                       Senior Vice President
Chief Executive Officer            Comprehensive Risk
BlackRock                          Management and Compliance
7 years of service                 24 years of service

JOSEPH C. GUYAUX (1)               MICHAEL J. HANNON (1)
Group Executive                    Chief Credit Policy Officer
Regional Community Banking         20 years of service
29 years of service
                                   ROBERT L. HAUNSCHILD (1)
RALPH S. MICHAEL, III (1)          Chief Financial Officer
Group Executive                    11 years of service
PNC Advisors and
PNC Capital Markets                RANDALL C. KING
22 years of service                Treasurer
                                   19 years of service
TIMOTHY G. SHACK (1)
Group Executive and                EUGENE P. LUPIA
Chief Information Officer          Chief Technology Officer
25 years of service                22 years of service

THOMAS K. WHITFORD (1)             SAMUEL R. PATTERSON (1)
Group Executive                    Controller
Strategic Planning                 15 years of service
18 years of service
                                   HELEN P. PUDLIN (1)
PETER K. CLASSEN                   General Counsel
Chief Executive Officer            12 years of service
Corporate Banking
and President, Northern            WILLIAM E. ROSNER
New Jersey Region                  Chief Human Resources Officer
PNC Bank, N.A.                     7 years of service
16 years of service

JOAN L. GULLEY
Chief Executive Officer
Business Banking
16 years of service

WILLIAM A. KOSIS
Chief Executive Officer
PNC Business Credit
5 years of service


REGIONAL PRESIDENTS
========================================================================

DENNIS P. BRENCKLE              J. WILLIAM MILLS, III
President                       President
Central PA Region               Philadelphia/Southern New Jersey Region
PNC Bank, N.A.                  PNC Bank, N.A.
32 years of service             12 years of service

PETER J. DANCHAK                CALVERT A. MORGAN, JR.
President                       Chairman, President and
Northeast PA Region             Chief Executive Officer
PNC Bank, N.A.                  PNC Bank, Delaware
17 years of service             31 years of service

MICHAEL N. HARRELD              MARLENE D. MOSCO
President                       President
Kentucky/Indiana Region         Northwest PA Region
PNC Bank, N.A.                  PNC Bank, N.A.
33 years of service             34 years of service

SY HOLZER                       JOHN T. TAYLOR
President                       President
Pittsburgh Region               Ohio/Northern Kentucky Region
PNC Bank, N.A.                  PNC Bank, N.A.
31 years of service             16 years of service



                                                           (1) Executive Officer

CORPORATE INFORMATION
THE PNC FINANCIAL SERVICES GROUP, INC.

CORPORATE HEADQUARTERS
The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(412) 762-2000

STOCK LISTING

The PNC Financial Services Group, Inc. common stock is listed on the New York Stock Exchange under the symbol PNC. At the close of business on February 28, 2002, there were 54,385 common shareholders of record.

INTERNET INFORMATION

The PNC Financial Services Group, Inc.'s financial reports and information about its products and services are available on the Internet at www.pnc.com.

FINANCIAL INFORMATION

The Annual Report on Form 10-K is filed with the Securities and Exchange Commission ("SEC"). Copies of this document and other filings, including exhibits thereto, may be obtained electronically at the SEC's home page at www.sec.gov. Copies may also be obtained without charge by writing to Thomas F. Garbe, Director of Financial Accounting, at corporate headquarters, by calling
(412) 762-1553 or via e-mail at financial.reporting@pnc.com.

INQUIRIES

For financial services call 1-888-PNC-2265. Individual shareholders should contact Shareholder Relations at (800) 982-7652.

    Analysts and institutional investors should contact William H. Callihan, Vice President, Investor Relations, at (412) 762-8257 or via e-mail at investor.relations@pnc.com.

    News media representatives and others seeking general information should contact R. Jeep Bryant, Senior Vice President, Corporate Communications, at
(412) 762-8221 or via e-mail at corporate.communications@pnc.com.

TRUST PROXY VOTING

Reports of 2001 nonroutine proxy voting by the trust divisions of The PNC Financial Services Group, Inc. are available by writing to Thomas R. Moore, Corporate Secretary, at corporate headquarters.

ANNUAL SHAREHOLDERS MEETING

All shareholders are invited to attend The PNC Financial Services Group, Inc. annual meeting on Tuesday, April 23, 2002, at 11 a.m., Eastern Daylight Time, at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222.

COMMON STOCK PRICES/DIVIDENDS DECLARED

The table below sets forth by quarter the range of high and low sale and quarter-end closing prices for The PNC Financial Services Group, Inc. common stock and the cash dividends declared per common share.

               -------------------------------------------
                                                     Cash
                                                Dividends
                  High      Low       Close      Declared
==========================================================
2001 QUARTER

 FIRST          $75.813   $56.000    $67.750        $.48
 SECOND          71.110    62.400     65.790         .48
 THIRD           70.390    51.140     57.250         .48
 FOURTH          60.110    52.300     56.200         .48
----------------------------------------------------------
  TOTAL                                            $1.92
----------------------------------------------------------

2000 Quarter

 First          $48.500   $36.000    $45.063        $.45
 Second          57.500    41.000     46.875         .45
 Third           66.375    47.625     65.000         .45
 Fourth          75.000    56.375     73.063         .48
----------------------------------------------------------
  Total                                            $1.83
==========================================================

DIVIDEND POLICY

Holders of The PNC Financial Services Group, Inc. common stock are entitled to receive dividends when declared by the Board of Directors out of funds legally available. The Board presently intends to continue the policy of paying quarterly cash dividends. However, future dividends will depend on earnings, the financial condition of The PNC Financial Services Group, Inc. and other factors, including applicable government regulations and policies and contractual restrictions.

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